Form 10-K, Exhibit 13
period 1999-12-31
PEOPLES BANCORP OF NORTH CAROLINA INC
filed 2000-03-30
CIK 1093672

                       ________________________________

                                PEOPLES BANCORP
                            OF NORTH CAROLINA, INC.

                       ________________________________



                         Notice of 2000 Annual Meeting





                            _______________________

                                Proxy Statement

                            _______________________




                          Annual Financial Statements
                           and Review of Operations

                    PEOPLES BANCORP OF NORTH CAROLINA, INC.


General Description of Business

     Peoples Bancorp of North Carolina, Inc. (the "Company" or "Peoples Bancorp"), was formed in 1999 to serve as the holding company for Peoples Bank (the "Bank"). The Company is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the
Bank Holding Company Act of 1956, as amended (the "BHCA"). The Company's sole activity consists of owning the Bank. The Company's principal source of income is any dividends which are declared and paid by the Bank on its capital stock.

     The Bank, founded in 1912, is a state-chartered commercial bank serving the citizens and business interests of the Catawba Valley and surrounding communities. The Bank's deposits are insured by the Bank Insurance Fund (the "BIF") of the Federal Deposit Insurance Corporation (the "FDIC") to the maximum amount permitted by law. It is also a member of the Federal Home Loan Bank system. The Bank conducts its business from its corporate headquarters located at 218 South Main Avenue, Newton, North Carolina and ten additional offices in Newton, Denver, Triangle, Catawba, Conover, Maiden, Claremont, Hiddenite, and Hickory, North Carolina. Ten branch offices provide automated teller machine
(ATM) access to Bank customers. The Bank also has a stand alone ATM located in a retail establishment in Sherrills Ford. The Bank's training, mortgage loan administration, bank card, finance department, and network systems operations are operated in leased office space in Newton and Hickory. At December 31, 1999, the Company had total assets of $432.4 million, net loans of $335.3 million, deposits of $376.6 million, investment securities of $63.8 million, and shareholders' equity of $38.0 million.

     The Bank is engaged primarily in the business of attracting retail and commercial deposits from the general public and using those deposits to make secured and unsecured loans. The Bank offers a full range of loan and deposit products as well as non-deposit investment products. The Bank makes automobile, credit card, mobile home, securities, first and second mortgage, boat and recreational vehicle and deposit secured, as well as unsecured, consumer loans. The Bank also offers a broad range of secured and unsecured commercial loan products, including commercial construction/permanent loans, Small Business Administration loans, Rural Economic and Community Development guaranteed loans, commercial and standby letters of credit, equipment leasing for businesses and municipalities, special community development loans, and agricultural loans.

     The Bank has a diversified loan portfolio, with no foreign loans and few agricultural loans. Real estate loans are predominately variable rate commercial property loans. Commercial loans are spread throughout a variety of industries with no one particular industry or group of related industries accounting for a significant portion of the commercial loan portfolio. At December 31, 1999, approximately 9% of the Bank's portfolio was unsecured. Unsecured loans generally involve higher credit risk than secured loans, and in the event of customer default, the Bank has a higher exposure to potential loan losses. The Bank has sold, servicing retained, approximately 31% of its loan portfolio.

     The majority of the Bank's deposit and loan customers are individuals and small to medium-sized businesses located in the Bank's market area. Management does not believe the Bank is dependent on a single customer or group of customers concentrated in a particular industry whose loss or insolvency would have a material adverse impact on operations.

     The Bank's primary source of revenue is interest income from its lending activities. The Bank's other major sources of revenue are interest and dividend income from investments, interest-earning deposits in other depository institutions, and transaction and fee income from lending, deposit and subsidiary activities. The major expenses of the Bank are interest on deposits and general and administrative expenses such as employee compensation and benefits, and occupancy expenses.

     The operations of the Bank and depository institutions in general are significantly influenced by general economic conditions and by related monetary and fiscal policies of depository institution regulatory agencies, including the Federal Reserve, the FDIC and the North Carolina Commissioner of Banks (the "Commissioner"). Deposit flows and cost of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing, which in turn are affected by the interest rates at which financing may be offered and other factors affecting local demand and availability of funds.

     At December 31, 1999, the Bank employed 196 full-time equivalent employees.

     The Company has no operations and conducts no business of its own other than owning the Bank. Accordingly, the discussion of the business which follows concerns the business conducted by the Bank, unless otherwise indicated.

Subsidiaries

     The Bank is the Company's only subsidiary. The Bank has two subsidiaries, Peoples Investment Services, Inc. and Peoples Real Estate and Appraisal Services, Inc. Through a relationship with Raymond James Financial Services, Inc, Peoples Investment Services, Inc. provides the Bank's customers access to investment counseling and non-deposit investment products such as stocks, bonds, mutual funds, tax deferred annuities, and related brokerage services. Peoples Real Estate and Appraisal Services, Inc. provides real estate appraisal services to customers of the Bank.

Market Area

     The Bank's primary market consists of the communities in an approximately 25-mile radius around its headquarters office in Newton, North Carolina. This area includes Catawba County, Alexander County, the western portion of Iredell County, the northern portion of Lincoln County, and portions of northeast Gaston County. The Bank is located only 40 miles north of Charlotte, North Carolina and the Bank's primary market area is and will continue to be significantly affected by its close proximity to this major metropolitan area.

     Employment in the Bank's primary market area is diversified among manufacturing, agricultural, retail and wholesale trade, technology, services and utilities. Siecor (manufacturer of fiber optic cable and accessories) is the largest employer in Catawba County. Other major employers include CommScope, Inc. (manufacturer of fiber optic cable and accessories), Catawba County Schools, and Frye Regional Medical Center, Inc. Employment in the Bank's primary market area as of January 2000 was strong, with an unemployment rate below that of North Carolina and national averages.

Competition

     The Bank has operated in the Catawba Valley region for more than 85 years and is the only financial institution headquartered in Newton. However, the Bank faces strong competition both in attracting deposits and making loans. Its most direct competition for deposits has historically come from other commercial banks, credit unions and brokerage firms located in its primary market area, including large financial institutions. Two national money center commercial banks are headquartered in Charlotte, North Carolina, only 40 miles from the Bank's primary market area. Based upon June 30, 1999 comparative data, the Bank had 17.49% of the deposits in Catawba County, placing it second in deposit size among a total of eleven banks with branch offices in Catawba County.

     The Bank has also faced additional significant competition for investors' funds from short-term money market securities and other corporate and government securities. The Bank's deposit base has grown principally due to economic growth in the Bank's market area coupled with the implementation of new and competitive deposit products. The ability of the Bank to attract and retain deposits depends on its ability to generally provide a rate of return, liquidity and risk comparable to that offered by competing investment opportunities.

     The Bank experiences strong competition for loans from commercial banks and mortgage banking companies. The Bank competes for loans primarily through the interest rates and loan fees it charges and the efficiency and quality of services it provides borrowers. Competition may increase as a result of the continuing reduction of restrictions on the interstate operations of financial institutions.


  This Annual Report contains forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, changes in the interest rate environment, management's business strategy, national, regional and local market conditions and legislative and regulatory conditions.

  Readers should not place undue reliance on forward-looking statements, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. Readers should also carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission

                                                            SELECTED
                                                         FINANCIAL DATA

                                          Dollars in Thousands Except Per Share Amounts


                                                                  1999           1998          1997          1996           1995
----------------------------------------------------------------------------------------------------------------------------------
Summary of Operations
Interest income                                                  32,302         29,215        23,783        18,956         16,407
Interest expense                                                 14,790         14,540        11,179         8,586          7,027
----------------------------------------------------------------------------------------------------------------------------------

Net interest income                                              17,512         14,675        12,604        10,370          9,380
Provision for loan losses                                           425            445           696           980            700
----------------------------------------------------------------------------------------------------------------------------------

Net interest income after provision for loan losses              17,087         14,230        11,908         9,390          8,680
Non-interest income                                               3,380          3,646         2,060         1,475          1,111
Non-interest expense                                             13,832         12,020        10,413         8,118          7,404
----------------------------------------------------------------------------------------------------------------------------------

Income before taxes                                               6,635          5,856         3,555         2,747          2,387
Income taxes                                                      2,093          1,847         1,149           722            653
----------------------------------------------------------------------------------------------------------------------------------
Net income                                                        4,542          4,009         2,406         2,025          1,734
----------------------------------------------------------------------------------------------------------------------------------

Selected Year-End Balances
Assets                                                          432,435        402,273       326,853       257,467        222,096
Available-for-sale securities                                    62,498         63,228        53,307        56,995         57,125
Loans                                                           336,959        306,748       238,449       179,304        143,777
Interest-earning assets                                         411,734        383,270       308,852       244,038        208,702
Deposits                                                        376,634        350,067       275,393       231,346        198,283
Interest-bearing liabilities                                    339,243        315,387       258,685       197,255        166,684
Shareholders' equity                                             37,998         35,924        24,930        22,911         22,120
Shares outstanding*                                           2,926,318      2,926,500     2,553,000     2,321,225      2,321,225
----------------------------------------------------------------------------------------------------------------------------------

Selected Average Balances
Assets                                                          417,387        369,864       295,879       243,094        204,352
Available-for-sale securities                                    60,642         59,824        57,508        53,294         50,302
Loans                                                           324,651        271,819       215,789       164,865        133,960
Interest-earning assets                                         396,606        351,730       281,215       229,631        192,144
Deposits                                                        363,692        321,371       252,998       216,052        180,914
Interest-bearing liabilities                                    326,164        293,631       233,901       186,101        152,690
Shareholders' equity                                             39,348         33,303        24,117        22,478         21,348
Shares outstanding*                                           2,926,318      2,780,145     2,553,000     2,553,000      2,553,000
----------------------------------------------------------------------------------------------------------------------------------

Profitability Ratios
Return on average total assets                                    1.09%          1.08%         0.81%         0.83%          0.85%
Return on average shareholders' equity                           11.54%         12.04%         9.98%         9.01%          8.12%
Dividend payout ratio                                            23.84%         22.61%        33.18%        36.67%         38.65%
----------------------------------------------------------------------------------------------------------------------------------

Liquidity and Capital Ratios (averages)
Loans to deposit                                                 89.27%         84.58%        85.29%        76.31%         74.05%
Shareholders' equity to total assets                              9.43%          9.00%         8.15%         9.25%         10.45%
----------------------------------------------------------------------------------------------------------------------------------

Per share of common stock*
Net income                                                         1.55           1.44          0.94          0.79           0.68
Cash dividends                                                     0.37           0.32          0.31          0.29           0.26
Book value                                                        12.99          12.28          9.77          9.87           9.53
----------------------------------------------------------------------------------------------------------------------------------

* Shares outstanding and per share computations have been restated to reflect a 3 for 2 stock split during first quarter 1999, the 10% stock dividend distributed during second quarter 1997 and the 15% stock dividend in fourth quarter 1995. Prior to 1999 represents Bank only.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


Introduction

     Management's discussion and analysis of earnings and related data are presented to assist in understanding the consolidated financial condition and results of operations of Peoples Bancorp of North Carolina, Inc. (the "Company"), for the years ended December 31, 1999, 1998 and 1997. The Company is a registered bank holding company operating under the supervision of the Federal Reserve Board and the parent company of Peoples Bank (the "Bank"). The Bank is a North Carolina-chartered bank, with offices in Catawba, Lincoln and Alexander Counties, operating under the banking laws of North Carolina and the Rules and Regulations of the Federal Deposit Insurance Corporation (the "FDIC").

     This discussion and related financial data should be read in conjunction with the audited consolidated financial statements and related footnotes.


Results of Operations

Summary

     The Company reported earnings of $4.5 million in 1999, or $1.55 basic income per share, a 13% increase as compared to $4.0 million, or $1.44 basic income per share, for 1998. Net income for 1998 represented an increase of 22% as compared to 1997 net income of $2.4 million before recurring charges for $855,000 associated with the Bank's profit sharing plan. Net income for 1998 increased 67% over 1997 after giving effect to the one-time charge to earnings in 1997. The growth in net income in 1999 was due to effective management of the Bank's net interest margin combined with an improvement in the Bank's loan portfolio, resulting in increased net interest income. This increase was partially offset by growth in non-interest expense during 1999. The increase in net income in 1998 compared to 1997 resulted from increased net interest income and non-interest income, partially offset by non-interest expense.

     Return on average assets in 1999 was 1.09%, compared to 1.08% in 1998 and 0.81% in 1997. Return on average shareholders' equity was 11.54% in 1999 compared to 12.04% in 1998 and 9.98% in 1997, including recurring charges.


Net Interest Income

     Net interest income, the largest component of the Company's income, is the amount by which interest and fees generated by earning assets exceed the total cost of funds used to carry them. Net interest income is affected by changes in the volume and mix of earning assets and interest bearing liabilities, as well as changes in the yields earned and rates paid. Net interest margin is calculated by dividing tax-equivalent net interest income by average earning assets, and represents the Company's net yield on its earning assets.

     Net interest income on a tax-equivalent basis totaled $18.0 million in 1999, an increase of 19% or $2.8 million over the comparable figure in 1998. The increase in net interest income on a tax equivalent basis in 1998 over 1997 was $2.0 million or 16%. The interest rate spread, which represents the rate earned on interest earning assets less the rate paid on interest bearing liabilities increased to 3.74% during 1999 compared to 3.49% during 1998, slightly lower than the 3.85% achieved in 1997. The net interest margin on earning assets increased to 4.54% in 1999 from 4.30% in 1998, following a decrease from the 1997 net interest margin of 4.65%.

     Table 1 sets forth for each category of earning assets and interest-bearing liabilities, the average amounts outstanding, the interest incurred on such amounts and the average rate earned or incurred for the years ended December 31, 1999, 1998 and 1997. The table also sets forth the average rate earned on total earning assets, the average rate paid on total interest-bearing liabilities, and the net interest margin on average total earning assets for the same periods. Nonaccrual loans and the interest income that was recorded on these loans, if any, are included in the yield calculations for loans in all periods reported.


                                                        December 31, 1999           December 31, 1998          December 31, 1997
                                               -------------------------------------------------------------------------------------
                                                   Average            Yield /  Average             Yield /  Average           Yield/
                                                   Balance  Interest   Rate    Balance    Interest  Rate    Balance  Interest  Rate
                                               -------------------------------------------------------------------------------------
Earning Assets:
Loans: Net of unearned income                      324,651    28,375    8.74%  $271,819   $24,885   9.16%  $215,789  $19,991   9.27%

Investments - taxable                               39,122     2,348    6.00%    40,434     2,322   5.74%    37,448    2,390   6.38%
Investments - nontaxable                            21,520     1,475    6.86%    19,390     1,335   6.88%    20,060    1,420   7.08%
Federal funds sold                                   6,780       339    5.00%     5,950       323   5.43%     2,603      144   5.55%
Other                                                4,533       266    5.87%    14,137       804   5.69%     5,315      320   6.03%
------------------------------------------------------------------------------------------------------------------------------------

Total earning assets                               396,606    32,803    8.27%   351,730    29,669   8.44%   281,215   24,265   8.63%

Cash and due from banks                             10,667                        9,677                       8,448
Other assets                                        14,192                       13,053                      10,311
Allowance for loan losses                           (4,079)                      (4,596)                     (4,095)
------------------------------------------------------------------------------------------------------------------------------------

Total assets                                      $417,387                     $369,864                    $295,879
====================================================================================================================================


Interest bearing liabilities:

  Deposits:
   NOW accounts                                    $31,003      $429    1.38%   $27,642      $547   1.98%   $23,820     $585   2.45%
   Regular savings accounts                         26,258       490    1.87%    26,302       625   2.37%    29,031      698   2.40%
   Insured money market accounts                    54,757     2,435    4.45%    37,264     1,848   4.96%    12,426      388   3.12%
   Certificates of deposit $100,000 or more         83,845     4,475    5.34%    72,628     2,993   4.12%    55,037    3,228   5.87%
   Other time deposits                             115,786     6,178    5.34%   113,597     7,603   6.69%    95,132    5,254   5.52%
FHLB borrowings                                     13,532       736    5.44%    15,277       875   5.73%    16,749      966   5.78%
Demand notes payable to U.S. Treasury                  899        41    4.56%       898        47   5.23%     1,125       24   2.13%
Other                                                   83         5    5.95%        23         2   8.70%       581       35   6.02%
------------------------------------------------------------------------------------------------------------------------------------

Total interest bearing liabilities                 326,163    14,789    4.53%   293,631    14,540   4.95%   233,901   11,177   4.78%

Demand deposits                                     51,988                       43,938                      37,552
Other liabilities                                    2,166                        1,088                         309
Shareholder's equity                                39,348                       33,303                      24,117
------------------------------------------------------------------------------------------------------------------------------------

Total liabilities and shareholder's equity        $419,665                     $371,960                    $295,879
====================================================================================================================================

Net interest spread                                           18,014    3.74%              15,129   3.49%             13,088   3.85%
====================================================================================================================================

Net yield on earning assets                                             4.54%                       4.30%                      4.65%
====================================================================================================================================

Taxable equivalent adjustment
        Investment securities                                    454                          454                        483
------------------------------------------------------------------------------------------------------------------------------------

Net interest income                                           17,560                       14,675                     12,605
====================================================================================================================================

     Changes in interest income and interest expense can result from variances in both volume and rates. Table 2 describes the impact on the Company's tax equivalent net interest income resulting from changes in average balances and average rates for the periods indicated. The changes in interest due to both volume and rate have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the changes in each.

Table 2 - Rate/Volume Variance Analysis
      Tax Equivalent Basis

                                                              December 31, 1999                        December 31, 1998
                                                  ---------------------------------------   ----------------------------------------
                                                    Changes in    Changes in     Total       Changes in     Changes in       Total
                                                     average       average      Increase      average         average       Increase
                                                      volume       rates       (Decrease)     volume          rates       (Decrease)
                                                  ---------------------------------------   ----------------------------------------
Interest Income:

Loans: Net of unearned income                        $4,724       ($1,234)        $3,490      $5,169         (275)          $4,894

Investments - taxable                                   (77)          103             26         181         (249)             (68)
Investments - nontaxable                                146            (6)           140         (47)         (38)             (85)
Federal funds sold                                       43           (27)            16         184           (5)             179
Other                                                  (512)          (26)          (538)        449           35              484
                                                  ---------------------------------------   ---------------------------------------

Total interest income                                $4,324        (1,190)        $3,134      $5,936         (532)          $5,404

Interest bearing liabilities:

  Deposits:
   NOW accounts                                          57          (174)          (117)         85         (123)             (38)
   Regular savings accounts                              (1)         (134)          (135)        (65)          (8)             (73)
   Insured money market accounts                        823          (236)           587       1,003          457            1,460
   Certificates of deposit $100,000 or more             530           952          1,482         878       (1,113)            (235)
   Other time deposits                                  132        (1,557)        (1,425)      1,128        1,221            2,349
FHLB Borrowings                                         (95)          (44)          (139)        (84)          (7)             (91)
Demand notes payable to U.S. Treasury                     0            (6)            (6)         (8)          31               23
Other                                                     3            (0)             3        (269)         236              (33)
                                                  ---------------------------------------   ---------------------------------------

Total interest expense                               $1,449        (1,199)          $250      $2,668          694           $3,362
                                                  ---------------------------------------   ---------------------------------------

Net interest income                                  $2,875             9         $2,884      $3,268       (1,226)          $2,042


     The increase in net interest income in 1999 was primarily attributable to an increase in the volume of loans. The yield on earning assets decreased to 8.27% in 1999 from 8.44% in 1998. This decrease reflects a decrease in the Company's average prime commercial lending rate in 1999, when compared to 1998. The average balance of earning assets increased by $44.9 million, to $396.6 million in 1999 from $351.7 million in 1998. The increase in average loans comprised $52.8 million of this amount. Interest-bearing liabilities increased by $32.5 million, to $326.2 million in 1999 from $293.6 million in 1998. This growth in interest-bearing liabilities is a direct result of the increase in interest bearing deposits, which increased by $34.3 million, to $311.7 million in 1999 from $277.4 million in 1998. The increase in interest bearing deposits was primarily attributable to the growth in insured money market accounts which increased $17.5 million to $54.8 million in 1999 from $37.3 million in 1998, as well as the growth in certificates of deposit over $100,000 and other time deposits which increased $13.4 million to $199.6 million in 1999 from $186.2 million in 1998. The cost of funds decreased from 4.95% in 1998 to 4.53% in 1999, mainly as a result of the decrease in the cost of deposits. The increase in net interest margin in 1999 is primarily attributable to the increase in volume of average interest earning assets, combined with a decrease in the average rate paid on interest bearing liabilities.

     Tax-equivalent interest income on loans in 1999 increased $3.5 million or 14% from the $24.9 million recorded for 1998, following an increase of $4.9 million or 25% in 1998 over 1997. This increase was due to a $52.8 million increase in average loans outstanding in 1999 compared to 1998, slightly offset by a lower tax-equivalent yield on loans of 8.74% in 1999 compared to 9.16% in 1998. The increase in the net interest spread to 3.74% in 1999 from 3.49% in 1998 resulted from the decrease in the yield on earning assets to 8.27% in 1999 from 8.44% in 1998, while the cost of funds decreased to 4.53% in 1999 from 4.95% in 1998.

     Interest expense on FHLB borrowings totaled $736,000 during 1999 at an average rate of 5.44% compared to $875,000 in 1998 at an average rate of 5.73%, and $967,000 in 1997 at an average rate of 5.78%. Interest expense on federal funds purchased, promissory notes and demand notes payable to the U.S. Treasury totaled $46,000, $49,000 and $59,000 for 1999, 1998 and 1997, respectively.

Provision for Loan Losses

     Provisions for loan losses are charged to income in order to bring the total allowance for loan losses to a level deemed appropriate by management of the Company based on such factors as management's judgment as to losses within the Company's loan portfolio, loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies and management's assessment of the quality of the loan portfolio and general economic climate.


     The provision for loan losses was $425,000, $445,000, and $696,500 for the years ended December 31, 1999, 1998 and 1997, respectively. The ratio of net charge-offs to total loans was 0.20% in 1999, 0.25% in 1998 and 0.03% in 1997. Net charge-offs for 1999 were $638,000. Included in this amount is approximately $476,000, which represents a charge-off related to one borrower. The ratio of non-performing loans to total loans was 1.03% at December 31, 1999, as compared to 1.20% and 1.52% at December 31, 1998 and 1997, respectively.
on-interest Income

     Non-interest income for 1999 totaled $3.4 million, a decrease of $265,000 or 6% from non-interest income of $3.7 million for 1998. The decrease in non-interest income for 1999 resulted from a reduction in mortgage banking income of $309,000 from 1998 due to an increase on mortgage loan rates during third quarter of 1999 which resulted in a decrease in mortgage loan applications as well as a loss on mortgage loans sold in the secondary market. The Company also recognized a loss on sale on securities of approximately $35,000 during 1999 compared to a gain on sale of securities of approximately $168,000 during 1998. During 1997 a loss of sale of securities of approximately $8,000 was recognized. Non-interest income for 1998 increased $1.6 million or 76% over non-interest income of $2.1 million for 1997. Service charge income increased $140,000, or 12% from 1998 to 1999, as a result of an increase in deposit volume and associated charges.

     Increases in non-interest income for 1998 were attributable to an increase in service charge income and mortgage banking income. Service charge income increased $275,000, or 30% in 1998 compared to 1997. Mortgage banking income increased $659,000 or 169% over 1997 levels, due to the growth of the Company's mortgage operations during 1998.


Non-interest Expense

     Total non-interest expense for 1999 amounted to $13.8 million. This was a 15% increase over the $12.0 million reported in 1998, and followed a 15% increase in 1998 over the $10.4 million reported in 1997.

     Salary and employee benefit expense was $7.7 million in 1999, compared to $6.4 million during 1998, an increase of $1.3 million or 20%, following a $1.7 million or 36% increase in salary and employee benefit expense in 1998 over 1997. The increase during 1999 resulted from merit increases, additional participation in management and employee incentive plans, and increased staffing levels to support overall Company growth. Increases during 1998 reflect merit increases and the cost of additional personnel to staff two new branches.

     The Company recorded occupancy expense of $2.2 million in 1999, compared to $2.0 million during 1998, an increase of $275,000 or 14%, following a $392,000 or 25% increase in occupancy expenses in 1998 over 1997. The increase in 1999 reflects additional leased properties due to Company growth, an increase in property tax rates during 1999 and a full year of depreciation expense on a teller platform and wide area network implemented in 1998. The increase during 1998 represents depreciation expense associated with new branches opened in 1997 and 1998 and implementation of a new teller platform system and wide area network in 1998.

     The total of all other operating expenses increased $153,000 or 4% during 1999. This increase is primarily attributable to expenses associated with Year 2000 preparation incurred in 1999. Other operating expense decreased $407,000 or 10% in 1998 over 1997. Included in the 1997 amount is approximately $855,000 in nonrecurring charges associated with the Bank's profit sharing plan.

Income Taxes

     Total income tax expense was $2.1 million in 1999 compared with $1.8 million in 1998 and $1.1 million in 1997. The primary reason for the increase in taxes was the increase in pretax income. The Company's effective tax rates were 31.55%, 31.53% and 32.32% in 1999, 1998 and 1997, respectively.

Liquidity

     The Company's liquidity position is generally determined by the need to respond to short term demand for funds created by deposit withdrawals and the need to provide resources to fund assets, typically in the form of loans. How the Company responds to these needs is affected by the Company's ability to attract deposits, the maturity of the loans and securities, the flexibility of assets within the securities portfolio, the current earnings of the Company, and the ability to borrow funds from other sources. The Company's primary sources of liquidity are cash and cash equivalents, available-for-sale securities, deposit growth, and the cash flows from principal and interest payments on loans and other earning assets. In addition, the Company is able, on a short-term basis, to borrow funds from the Federal Reserve System, the Federal Home Loan Bank of Atlanta (the "FHLB") and The Banker's Bank, and is also able to purchase federal funds from other financial institutions. The liquidity ratio for the Company, which is defined as net cash, interest bearing deposits with banks, Federal Funds sold, certain investment securities and certain FHLB advances, as a percentage of net deposits and short-term liabilities was 20.41% at December 31, 1999, 26.49% at December 31, 1998, and 21.23% at December 31, 1997.

     As disclosed in the Company's Consolidated Statements of Cash Flows included elsewhere herein, net cash provided by operating activities was approximately $13.6 million during 1999. Net cash used in investing activities of $42.1 million consisted primarily of a net change in loans of $38.3 million and securities purchased of $23.7 million funded largely by sales, maturities and paydowns of investment securities of $15.1 million. These changes resulted from management's continued efforts to reinvest new funds in higher-yielding loans rather than investment securities. Net cash provided by financing activities consisted primarily of a $26.6 million net increase in deposits.

Asset Liability Management

     The Company's asset liability management strategies are designed to minimize interest rate risk between interest-earning assets and interest-bearing liabilities at various maturities, while maintaining the objective of assuring adequate liquidity and maximizing net interest income. Table 3 presents an interest rate sensitivity analysis for the interest earning assets and interest-bearing liabilities for the year ended December 31, 1999.


Table 3 - Interest Sensitivity Analysis

                                                                                                           Over 5 years
(Dollars in Thousands)                              Immediate   1-3 months   4-12 months  1 - 5 years   & non-sensitive      Total
------------------------------------------------------------------------------------------------------------------------------------
Earning Assets:
Loans                                                $223,376       $9,599       $19,668      $42,711         $43,844      $339,198
Mortgage loans available for sale                       1,685            0             0            0               0         1,685
Investment securities                                       0          596         1,831       24,528          35,543        62,498
Federal funds sold                                      2,930            0             0            0               0         2,930
Interest bearing deposit account -FHLB                  3,383            0             0            0               0         3,383
Other earning assets                                        0            0             0            0           1,345         1,345
------------------------------------------------------------------------------------------------------------------------------------

Total earning assets                                 $231,374      $10,195       $21,499      $67,239         $80,732      $411,039
------------------------------------------------------------------------------------------------------------------------------------
Interest bearing liabilities:
NOW, savings, and money market deposits              $109,309           $0            $0           $0              $0      $109,309
Certificates of deposit of $100,000 or more             7,816       14,068        56,498       10,924               0        89,306
Other time deposits                                     7,725       16,117        80,068       20,602               0       124,512
Other short term borrowings                             1,616            0             0            0               0         1,616
Other borrowed money                                        0       10,000             0        1,500           3,000        14,500
------------------------------------------------------------------------------------------------------------------------------------

Total interest-bearing liabilities                   $126,466      $40,185      $136,566      $33,026          $3,000      $339,243
------------------------------------------------------------------------------------------------------------------------------------

Interest-sensitive gap                                104,908      (29,990)     (115,067)      34,213          77,732        71,796

Cumulative interest-sensitive gap                     104,908       74,918       (40,149)      (5,936)         71,796
------------------------------------------------------------------------------------------------------------------------------------

Cumulative interest-sensitive gap
to total earning assets                                25.52%       18.23%        -9.83%       -1.44%          17.47%


     Management tries to minimize interest rate risk between interest earning assets and interest bearing liabilities by attempting to minimize wide fluctuations in net interest income due to interest rate movements. The ability to control these fluctuations has a direct impact on the profitability of the Company. Management monitors this activity on a regular basis through analysis of its portfolios to determine the difference between rate sensitive assets and rate sensitive liabilities.

     In addition, the Company performs analysis on a monthly basis to determine the approximate change in net interest income based upon a presumed positive and negative shift in interest rates of 100 basis points. This analysis model is based on an immediate change in interest rate levels of rate sensitive assets and liabilities, with the change in rate levels sustained for a period of one year. Management uses the rate sensitive gap (interest-earning assets less interest-bearing liabilities) as a percentage of total assets to measure the rate sensitivity of the Company's assets and liabilities. Management believes that if this ratio is within a range of positive 15% to negative 15%, the rise or fall in interest rates should not have a material impact on the Company's net income. However, if the rate sensitive gap is greater than positive 15%, the Company's net income will have a direct relationship with the rise or fall in interest rates. If the rate sensitive gap is less than negative 15%, the Company's net income will have an indirect relationship with the rise or fall in interest rates.

     To determine the impact of interest rate changes to net interest income, each category of interest-earning assets and interest-bearing liabilities is weight adjusted by an earnings change ratio, which represents the approximate rate sensitivity of that asset or liability type in the banking industry. Due to their diversity and composition, the pricing indexes of the different types of interest-earning assets and interest-bearing liabilities do not respond to a change in interest rates in the same manner. The impact of changes in interest rates for each type may also be different in a rising interest rate environment than in a declining interest rate environment. The Company therefore utilizes earnings change ratios to appropriately account for these varying rate sensitivities. Management relies on information provided by several banking industry publications to determine the earnings change ratios for its gap analysis model.

     At December 31, 1999, the Company's gap analysis indicated that an immediate downward shift of 100 basis points in the Company's prime rate of interest would result in a decrease in net interest income of $352,000 over the next twelve months. An immediate upward shift of 100 basis points in the prime rate of interest would subsequently result in an increase in net interest income of $308,000 over the next twelve months. On December 31, 1999, the one year cumulative interest sensitivity gap was a negative $53.4 million, for a ratio of interest sensitive assets to interest sensitive liabilities of 82.45%. At December 31, 1999, the Company's adjusted rate sensitive gap in a declining rate environment was positive 8.13%, while the adjusted rate sensitive gap in a rising rate environment was positive 7.12%.

     Peoples Bancorp's rate sensitive assets are those earning interest at variable rates and those maturing within one year. Rate sensitive assets therefore include both loans and available-for-sale securities. Rate sensitive liabilities include interest-bearing checking accounts, money market deposit accounts, savings accounts, certificates of deposit and borrowed funds. At December 31, 1999, 64% of the Company's interest earning assets, excluding non-accrual loans could be repriced within one year, compared to 89% of interest-bearing liabilities. Rate sensitive assets at December 31, 1999 totaled $411.7 million, exceeding rate sensitive liabilities of approximately $339.2 million by $72.5 million.

     Based upon the Company's asset liability management strategies, sensitivity comparisons, and rate shift analysis, management does not anticipate the Company's net interest margins to be materially affected by inflation and changing prices.

     An analysis of the Company's financial condition and growth can be made by examining the changes and trends in interest-earning assets and interest-bearing liabilities, and a discussion of these changes and trends follows.


Analysis of Financial Condition

Investment Securities

     All of the Company's investment securities are held in the available-for-sale ("AFS") category. At December 31, 1999 the market value of AFS securities totaled $62.5 million, compared to $63.2 million and $53.3 million at December 31, 1998 and 1997, respectively. Table 4 presents the market value of the presently held AFS securities for the years ended December 31, 1999, 1998 and 1997.

Table 4 - Summary of Investment Portfolio

                                                                         Year ended         Year ended          Year ended
                                                                         December 31,       December 31,       December 31,
(Dollars in Thousands)                                                      1999               1998                1997
--------------------------------------------------------------------------------------------------------------------------
United States government securities:
Market Value                                                                   900                912              2,118

Obligations of United States government
  agencies and corporations:
Market Value                                                                23,374             20,169             10,983

Obligations of states and political subdivisions:
Market Value                                                                22,012             22,192             20,141

Mortgage backed securities:
Market Value                                                                16,212             19,955             20,065

Total securities:
Market Value                                                                62,498             63,228             53,307

     The composition of the investment securities portfolio reflects the Company's investment strategy of maintaining an appropriate level of liquidity while providing a relatively stable source of income. The investment portfolio also provides a balance to interest rate risk and credit risk in other categories of the balance sheet while providing a vehicle for the investment of available funds, furnishing liquidity, and supplying securities to pledge as required collateral for certain deposits.



     The Company's investment portfolio consists of U.S. government agency securities, municipal securities, U.S. government agency sponsored mortgage-backed securities, and U.S. Treasury securities. At December 31, 1999 and 1998, U.S. government agency securities and municipal securities represented substantially all of the Company's investment portfolio, with U.S. Treasury securities representing approximately 1.4% of the portfolio at December 31, 1999 and 1998. AFS securities averaged $60.6 million in 1999, $59.8 million in 1998 and $53.3 million in 1997. Table 5 presents the AFS securities held by the Company by maturity category at December 31, 1999.

Table 5 - Maturity Distribution and Weighted Average Yield on Investments

                                           One Year or Less    After One Year     After 5 Years     After 10 Years      Totals
                                                              Through 5 Years    Through 10 Years
(Dollars in Thousands)                      Amount   Yield    Amount    Yield    Amount   Yield     Amount   Yield   Amount   Yield
------------------------------------------------------------------------------------------------------------------------------------
Book Value:

United States Government securities         $  900   5.60%   $    -       -      $   -      -       $   -      -      $900   5.60%

United States Government agencies                -      -    14,487    6.09%     9,344   7.08%          -      -    23,831   6.48%

States and political subdivisions            1,522   7.44%   10,340    6.96%     7,197   6.66%      3,329   6.96%   22,388   6.90%

Mortgage backed securities                       -      -         -       -          -      -      16,887   6.22%   16,887   6.21%

====================================================================================================================================
Total securities                            $2,422   6.76%  $24,827    6.45%   $16,541   6.90%    $20,216   6.34%  $64,006   6.54%


Loans

     The loan portfolio is the largest category of the Company's earnings assets and is comprised of commercial loans, real estate mortgage loans, real estate construction loans and consumer loans. The Company restricts its primary lending market to within the Catawba Valley region of North Carolina, which encompasses Catawba and Alexander counties and portions of Iredell and Lincoln counties. The mix of the loan portfolio consists primarily of loans secured by real estate and commercial loans. In management's opinion, there are no significant concentrations of credit with particular borrowers engaged in similar activities.

     In the normal course of business, there are various commitments outstanding to extend credit that are not reflected in the financial statements. At December 31, 1999, outstanding loan commitments totaled $68.3 million. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in a contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

The composition of the Company's loan portfolio is presented in Table 6.

Table 6 - Loan Portfolio

                                        Year ended            Year ended          Year ended      Year ended          Year ended
                                     December 31, 1999   December 31, 1998   December 31, 1997  December 31, 1996  December 31, 1995
(Dollars in Thousands)               Amount  % of Loans  Amount  % of Loans  Amount % of Loans  Amount % of Loans  Amount % of Loans
------------------------------------------------------------------------------------------------------------------------------------
Breakdown of loan receivables:
Commercial, financial &
 agricultural                        $83,644    24.66%   $89,536   29.68%   $80,230   33.42%   $59,624   32.57%   $55,241   37.41%
Real Estate - Mortgage               190,921    56.29%   157,167   52.11%   115,768   48.22%    90,156   49.25%    64,266   43.52%
Real Estate - Construction            39,340    11.60%    29,927    9.92%    24,291   10.12%    14,875    8.13%     9,198    6.23%
Consumer                              25,293     7.46%    24,995    8.29%    19,793    8.24%    18,394   10.05%    18,952   12.84%
                                    -----------------------------------------------------------------------------------------------


Total loans                         $339,198   100.00%  $301,625  100.00%  $240,082  100.00%  $183,049  100.00%  $147,657  100.00%

Less: Allowance for Loan Losses        3,924               4,137              4,375              3,745              3,880
                                    ---------          ---------          ----------         ----------         ---------

Net Loans                           $335,274            $297,488           $235,707           $179,304           $143,777
                                    =========          =========          ==========         ==========         =========



     As of December 31, 1999, gross loans outstanding were $339.2 million, an increase of $37.6 million or 12% over the December 31, 1998 balance of $301.6 million. Most of this growth was attributable to growth in real estate loans. Real estate mortgage loans grew $33.8 million in 1999, while real estate construction loans grew $9.4 million in 1999. The Company experienced a slight decrease of $5.9 million in the commercial loan portfolio arising from management's efforts to securitize various relationships in its loan portfolio. This decrease was primarily attributable to the pay down of one significant relationship due to industry consolidation activities. As a percentage of the Company's total loan portfolio, real estate mortgage loans represented 56.29% in 1999, 52.11% in 1998 and 48.22% in 1997. Over the same period commercial loans represented 24.66%, 29.68% and 33.42% of the Company's total loan portfolio, respectively. Real estate construction loans made up 11.60%, 9.92% and 10.12% of the Company's total loan portfolio at December 31, 1999, 1998 and 1997, respectively. Consumer loans represented 7.46%, 8.29% and 8.24% of the Company's total loan portfolio at December 31, 1999, 1998 and 1997, respectively.

     Mortgage loans held for sale were $1.7 million at December 31, 1999, a decrease of $7.6 million over the December 31, 1998 balance of $9.3 million which represented an increase of $6.6 million over the December 31, 1997 balance of $2.7 million.


Table 7 identifies the maturities of all loans as of December 31, 1999 and addresses the sensitivity of these loans to changes in interest rates.

Table 7 - Maturity and Repricing Data for Loans

                                                                 After one year
                                                Within one        through five     After five
     (Dollars in Thousands)                    year or less          years           years      Total Loans
-----------------------------------------------------------------------------------------------------------
Commercial, financial & agricultural               $69,920           $8,530          $5,194        $83,644
Real Estate - Mortgage                             131,694           12,835          46,392        190,921
Real Estate - Construction                          33,671            1,801           3,868         39,340
Consumer                                            10,108           11,707           3,478         25,293
-----------------------------------------------------------------------------------------------------------

Total Loans                                       $245,393          $34,873         $58,932       $339,198
===========================================================================================================
Total fixed rate loans                              10,433           34,873          58,932        104,238
Total floating rate loans                          234,960                0               0        234,960
-----------------------------------------------------------------------------------------------------------

Total loans                                       $245,393          $34,873         $58,932       $339,198
===========================================================================================================


Asset Quality

     At December 31, 1999, approximately 9% of the Company's portfolio was not secured by any type of collateral. Unsecured loans generally involve higher credit risk than secured loans and, in the event of customer default, the Company has a higher exposure to potential loan losses. Additionally, the real estate loan portfolio can be affected by the condition of the local real estate markets. Non-real estate commercial loans also can be affected by local economic conditions.

     The allowance for loan losses is established through charges to expense in the form of a provision for loan losses. Loan losses and recoveries are charged and credited directly to the allowance. The amount of the provision and level of the allowance is based on management's judgment of potential losses within the Company's loan portfolio, loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies, management's assessment of the quality of the loan portfolio and general economic climate.


Non-performing Assets

    Nonperforming assets, comprised of nonaccrual loans, other real estate owned and loans for which payments are more than 90 days past due totaled $3.6 million at December 31, 1999 compared to $4.2 million at December 31, 1998.

     It is the general policy of the Company to stop accruing interest income and place the recognition of interest on a cash basis when a loan is placed on nonaccrual status and any interest previously accrued but not collected is reversed against current income.


A summary of non-performing assets at December 31 for each of the years presented is shown in table 8.


Table 8 - Non-performing Assets

(Dollars in Thousands)
------------------------------------------------------------------------------------------------------------------
Year                                                      1999         1998        1997        1996         1995
------------------------------------------------------------------------------------------------------------------
Nonaccrual loans                                         $2,866       $3,292      $3,075      $3,961       $4,389
Loans 90 days or more past due and still accruing           645          328         586       1,143          261
     Total non-performing loans                           3,511        3,620       3,661       5,094        4,650
 All other real estate owned                                 44          545           -         333           67
     Total non-performing assets                          3,555        4,165      $3,661      $5,427       $4,717

As a percent of total loans at year end
Non-accrual loans                                         0.84%        1.09%       1.28%       2.16%        2.97%
Loans 90 days or more past due and still accruing         0.19%        0.11%       0.24%       0.62%        0.18%
Total non-performing assets                               1.05%        1.38%       1.52%       2.96%        3.20%


     At December 31, 1999 the Company had non-performing loans, defined as non-accrual and accruing loans past due more than ninety days, of $3.5 million or 1.03% of total loans. Non-performing loans for 1998 and 1997 were $3.6 million, or 1.20% of total loans and $3.7 million, or 1.52% of total loans, respectively. Interest that would have been recorded on non-accrual loans for the years ended December 31, 1999, 1998 and 1997, had they performed in accordance with their original terms, amounted to approximately $333,000, $398,000 and $326,000 respectively. Interest income on non-accrual loans included in the results of operations for 1999, 1998, and 1997 amounted to approximately $61,000, $305,000 and $64,000, respectively. The interest income collected on non-accrual loans in 1998 consists primarily of income collected through the restructuring of one large commercial relationship in December 1998.

     Management continually monitors the loan portfolio to ensure that all loans potentially having a material adverse impact on future operating results, liquidity or capital resources have been classified as non-performing. Should economic conditions deteriorate, the inability of distressed customers to service their existing debt could cause higher levels of non-performing loans.

Allowance for Loan Losses

     The allowance for loan losses totaled $3.9 million, representing 1.16% of total loans outstanding at December 31, 1999. For December 31, 1998 and 1997, the allowance for loan losses amounted to $4.1 million, or 1.37% of total loans outstanding and $4.4 million, or 1.82% of total loans outstanding, respectively. To determine the allowance needed, management evaluates the risk characteristics of the loan portfolio under current economic conditions and considers such factors as the financial condition of the borrower, fair market value of collateral and other items that, in management's opinion, deserve current recognition in estimating possible credit losses.

     Whenever a loan, or portion thereof, is considered by management to be uncollectible, it is charged against the allowance for loan losses. Management considers the established allowance for loan losses adequate to absorb inherent losses that relate to loans outstanding at December 31, 1999, although future additions to the reserve may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company's to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

     The Company does not currently allocate the allowance for loan losses to the various loan categories. There were no significant changes in the methods and assumptions used to determine the adequacy of the allowance during 1999. Management does not expect the level of net loan charge-offs as a percentage of total loans for 2000 to be significantly different from the amount recorded in 1999.

     The reduction in the allowance for loan losses during 1999 reflects management's belief in the improved quality of the loan portfolio, changes in underwriting policies, and the belief that the allowance for loan losses adequately covers anticipated losses. The Company has experienced a declining trend of non-performing assets as a percentage of total loans. Management has also increased staffing at the executive level to provide additional credit administration oversight. Total non-performing assets were $3.6 million in 1999, $4.2 million in 1998 and $3.7 million in 1997. The ratio of net charge-offs to average total loans was 0.20% in 1999, 0.25% in 1998 and 0.03% in 1997. The ratio of non-performing assets to total loans was 1.05% at December 31, 1999, as compared to 1.38% and 1.52% at December 31, 1998 and 1997, respectively.

   Table 9 presents an analysis of the allowance for loan losses, including charge-off activity.


Table 9 - Analysis of Allowance for Loan Losses

                                                     Year ended       Year ended       Year ended       Year ended       Year ended
                                                    December 31,     December 31,     December 31,     December 31,     December 31,
(Dollars in Thousands)                                 1999             1998             1997             1996             1995
====================================================================================================================================
Reserve for loan losses at beginning                  $4,137           $4,375           $3,745           $3,880           $3,360

Loans charged off:
Commercial, financial, and agriculture                   485              608                8            1,012              133
Real estate - mortgage                                    25                -                -                -               38
Real estate - construction                                 -                -                -                -                -
Consumer                                                 195              138              131              129               98
------------------------------------------------------------------------------------------------------------------------------------

Total loans charged off                               $  705           $  746           $  139           $1,141           $  269
------------------------------------------------------------------------------------------------------------------------------------

Recoveries of losses previously charged off:

Commercial, financial, and agriculture                    24               39               60                -               23
Real estate - mortgage                                     -                -                -                -               38
Real estate - construction                                 -                -                -                -                -
Consumer                                                  43               24               12               26               28
------------------------------------------------------------------------------------------------------------------------------------

Total recoveries                                      $   67           $   63           $   72           $   26           $   89
------------------------------------------------------------------------------------------------------------------------------------

Net loans charged off                                    638           $  683           $   67           $1,115           $  180

Provision for loan losses                                425              445              697              980              700
------------------------------------------------------------------------------------------------------------------------------------

Reserve for loan losses at end of year                $3,924           $4,137           $4,375           $3,745           $3,880
------------------------------------------------------------------------------------------------------------------------------------


Loans charged off net of recoveries, as
a percent of average loans outstanding                  0.20%            0.25%            0.03%            0.68%            0.13%


Deposits

     The Company primarily uses deposits to fund its loans and investment portfolio. The Company offers a variety of deposit accounts to individuals and businesses. Deposit accounts include checking, savings, money market and certificates of deposit. Certificates of deposit in amounts of $100,000 or more totaled $89.3 million at December 31, 1999, $75.1 million and $65.2 million at December 31, 1998 and 1997, respectively. Many of these deposits are from long-standing customers and, therefore, are believed by the bank to be as stable as, and for all practical purposes, no more rate sensitive than core deposits.

     As of December 31, 1999, total deposits were $376.6 million, an increase of $26.5 million or 8% increase over the December 31, 1998 balance of $350.1 million. The increase in deposits in 1999 was a result of a deposit growth campaign implemented in the fourth quarter of 1999.

Table 10 is a summary of the maturity distribution of certificates of deposit in amounts of $100,000 or more as of December 31, 1999.


Table 10 - Maturities of Time Deposits over $100,000

(Dollars in Thousands)
-------------------------------------------------------------------------------

Maturity Period                                                         Amount
-------------------------------------------------------------------------------

Three months or less                                                   $21,884
Over three months through six months                                    23,286
Over six months through twelve months                                   33,212
Over twelve months                                                      10,924
                                                               ----------------
     Total                                                             $89,306
                                                                       =======


Borrowed Funds

     The Company has access to various short-term borrowings, including the purchase of Federal Funds and borrowing arrangements from the FHLB and other financial institutions. At December 31, 1999, FHLB borrowings totaled $14.5 million compared to $13.6 million at December 31, 1998 and $21.8 million at December 31, 1997. Average FHLB borrowings for 1999 were $13.5 million, compared to average balances of $15.3 million for 1998 and $16.7 million for 1997. The maximum amount of outstanding FHLB borrowings was $14.5 million in 1999, and $21.8 in 1998 and 1997. The FHLB advances outstanding at December 31, 1999 had both fixed and adjustable interest rates ranging from 4.55% to 5.86%. Approximately $11 million of the FHLB advances outstanding mature prior to December 31, 2000. Additional information regarding FHLB advances is provided in note 7 to the consolidated financial statements.

     Demand notes payable to the U. S. Treasury amounted to approximately $1.6 million, $139,000, and $1.8 million at December 31, 1999, 1998 and 1997 respectively.


Capital Resources

     Shareholders' equity at December 31, 1999 was $38.0 million compared to $35.9 million and $24.9 million at December 31, 1998 and 1997, respectively. At December 31, 1999, unrealized gains and losses in the available-for-sale securities portfolio amounted to a loss of $920,000. For the years ended December 31, 1998 and 1997, unrealized gains and losses in the available-for-sale securities portfolio amounted to gains of $459,000 and $355,000, respectively. Average shareholders' equity as a percentage of total average assets is one measure used to determine capital strength. The return on average shareholders' equity to average assets was 11.54% at December 31, 1999 as compared to 12.04% and 9.98% as of December 31, 1998 and December 31, 1997, respectively.

     Under the regulatory capital guidelines of the FDIC, financial institutions are currently required to maintain a total risk-based capital ratio of 8.0% or greater, with a Tier 1 risk-based capital ratio of 4.0% or greater. Tier 1 capital is generally defined as shareholders' equity less all intangible assets and goodwill. The Company's Tier I capital ratio was 10.99%, 11.04% and 9.41% at December 31, 1999, 1998 and 1997, respectively. Total risk based capital is defined as Tier 1 capital plus supplementary capital. Supplementary capital, or Tier 2 capital, consists of the Company's allowance for loan losses, not exceeding 1.25% of the Company's risk-weighted assets. Total risk-based capital ratio is therefore defined as the ratio of total capital (Tier 1 capital and Tier 2 capital) to risk-weighted assets. The Company's total risk based capital ratio was 12.11%, 12.29% and 10.67% at December 31, 1999, 1998 and 1997,
respectively. In addition to the Tier I and total risk-based capital requirements, financial institutions are also required by the FDIC to maintain a leverage ratio of Tier 1 capital to total average assets of 4.0% or greater. The Company's Tier I leverage capital ratio was 9.21%, 9.41% and 7.40% at December 31, 1999, 1998 and 1997, respectively.

     A Bank is considered to be "well capitalized" if it has a total risk-based capital ratio of 10.0 % or greater, a Tier I risk-based capital ratio of 6.0% or greater, and has a leverage ratio of 5.0% or greater. Based upon these guidelines, the Bank was considered to be "well capitalized" at December 31, 1999, 1998 and 1997, respectively.

The Company's key equity ratios as of December 31, 1999, 1998 and 1997 are presented in Table 11:


Table 11 - Equity Ratios

                                               Years Ended December 31,
                                             1999         1998        1997
----------------------------------------------------------------------------
Return on average assets                     1.09%        1.08%       0.81%
Return on average equity                    11.54%       12.04%       9.98%
Dividend payout ratio                       23.84%       22.61%      33.18%
Average equity to average assets             9.43%        9.00%       8.15%


Company Reorganization

     Effective August 31, 1999, the Bank completed the process of converting to the holding company form of organization. The Bank is now a subsidiary of the Company, a one-bank holding company, headquartered in Newton, North Carolina.

     As a result of the reorganization, each share of the Bank's common stock was automatically converted into one share of the Company's common stock. The Company is now the sole shareholder of the Bank. The corporate reorganization was accounted for in a manner similar to a pooling of interests.

     The Company's Board of Directors is composed of the same persons who are directors of the Bank. Robert C. Abernethy, Chairman of the Board of the Bank, is also Chairman of the Company's Board of Directors. The Bank's President and Chief Executive Officer, Tony W. Wolfe, is also President and Chief Executive Officer of the Company. Joseph F. Beaman, Jr., who serves as Executive Vice President and Corporate Secretary of the Bank will also serve as Executive Vice President, Corporate Secretary and Treasurer of the Company.

Change in Accountants

     On October 21, 1998, the Board of Directors approved the dismissal of the KPMG LLP, accounting firm ("KPMG"). On the same date, the Board engaged Porter Keadle Moore, LLP ("PKM"). During the two years ended December 31, 1997 and 1996, and the subsequent interim period ended October 31, 1998, the Bank had not consulted PKM with regard to either: (i) application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Bank's financial statements, or (ii) any matter that was either the subject of a disagreement or a reportable event.

     KPMG's report on the financial statements for either of the two years ended December 31, 1997 and 1996, contained neither an adverse opinion nor a disclaimer of opinion, nor was it qualified as to uncertainty, audit scope, or accounting principles. Furthermore, there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure during the Bank's two most recent fiscal years and any subsequent interim period through October 21, 1998.

          QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Market risk reflects the risk of economic loss resulting from adverse changes in market prices and interest rates. This risk of loss can be reflected in either diminished current market values or reduced potential net interest income in future periods.

     The Company's market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. The structure of the Company's loan and deposit portfolios is such that a significant decline (increase) in interest rates may adversely impact net market values and interest income. Management seeks to manage the risk through the utilization of its investment securities and off balance sheet derivative instruments. During the years ended December 31, 1999, 1998 and 1997, the Company has used interest rate contracts to manage market risk. Interest rate floors are used to protect certain designated variable rate financial instruments from the downward effects of their repricing in the event of a decreasing rate environment. The Company is using this financial instrument as a hedge against variable rate commercial loans. In 1998, the Company entered into an interest rate cap to protect certain designated deposit accounts from the upward effects of repricing in the event of an increasing rate environment. The total cost of the interest rate floor and cap arrangements was $92,000 and $21,600, respectively, which will be expensed on a straight-line basis for the life of the instrument. For the years ended December 31, 1999, 1998 and 1997, the Company expensed $22,944, $31,747 and $30,667, respectively, related to these financial instruments.

     Table 12 presents in tabular form the contractual balances and the estimated fair value of the Company's on-balance sheet financial instruments and the notional amount and estimated fair value of the Company's off-balance sheet derivative instruments at their expected maturity dates for the period ended December 31, 1999. The expected maturity categories take into consideration historical prepayment experience as well as management's expectations based on the interest rate environment at December 31, 1999. For core deposits without contractual maturity (i.e. interest bearing checking, savings, and money market accounts), the table presents principal cash flows based on management's judgment concerning their most likely runoff or repricing behaviors.


Table 12- Market Risk Table

(In Thousands)                                               Principal/Notional Amount Maturing in:

                                                                                                        Year Ended
                                           Year Ended           Year Ended         Year Ended       December 31, 2003 &
Loans Receivable                        December 31, 2000   December 31, 2001   December 31, 2002           2004
=========================================================================================================================
Fixed rate                                   $  22,678         $   9,672            $   8,081            $  20,268
     Average interest rate                        9.43%             9.01%                8.99%                8.75%
Variable rate                                $ 233,294         $     436            $     608            $   2,333
     Average interest rate                        8.08%             9.21%                8.10%                7.81%

Investment Securities
=========================================================================================================================
Interest bearing cash                        $   3,383         $      -                     -            $       -
     Average interest rate                        4.97%               -                     -                    -
Federal funds sold                           $   2,930         $      -             $       -            $       -
     Average interest rate                        5.10%               -                     -                    -
Securities available for sale                $   2,427         $   2,017            $   4,026            $  18,485
     Average interest rate                        6.76%             5.08%                6.45%                6.45%
Nonmarketable equity securities              $       -         $       -            $       -            $       -
     Average interest rate                           -                 -                    -                    -

Debt Obligations
=========================================================================================================================
Deposits                                     $ 216,575         $  58,548            $  36,186            $  32,761
     Average interest rate                        5.41%             5.67%                5.33%                5.45%
Advances from FHLB                           $  11,000         $       -            $       -            $     500
     Average interest rate                        4.93%                -                    -                 5.86%

Derivative Financial Instruments
=========================================================================================================================
Interest rate cap                            $       -         $       -            $       -           $   4,000
     Average interest rate                           -                 -                    -                 n/a
Interest rate floor                          $       -         $       -            $       -           $       -
     Average interest rate                           -                 -                    -                   -

                                             Thereafter          Total             Fair Value
===============================================================================================
Loans Receivable

Fixed rate                                   $  38,370         $  99,068            $  96,904
     Average interest rate                        8.44%
Variable rate                                $   3,460         $ 240,130            $ 239,996
     Average interest rate                       8.16%

Investment Securities
===============================================================================================
Interest bearing cash                        $       -         $   3,383            $   3,383
     Average interest rate                           -
Federal funds sold                           $       -         $   2,930            $   2,930
     Average interest rate                           -
Securities available for sale                $  35,543         $  62,498            $  62,498
     Average interest rate                        6.60%
Nonmarketable equity securities              $   1,345         $   1,345            $   1,345
     Average interest rate

Debt Obligations
===============================================================================================
Deposits                                     $  32,564         $ 376,634            $ 384,430
     Average interest rate                        5.00%
Advances from FHLB                           $   3,000         $  14,500            $  14,195
     Average interest rate                        5.07%

Derivative Financial Instruments
===============================================================================================
Interest rate cap                            $       -         $   4,000            $      28
     Average interest rate                           -
Interest rate floor                          $       -         $       -            $       -
     Average interest rate                           -

                    MARKET FOR THE COMPANY'S COMMON EQUITY
                        AND RELATED SHAREHOLDER MATTERS


     Peoples Bancorp common stock is traded on the over-the counter (OTC) market and quoted on the Nasdaq National Market, under the symbol "PEBK". Peoples Bancorp stock is marketed by IJL/Wachovia and Scott & Stringfellow, Inc.

     Although the payment of dividends by the Company is subject to certain requirements and limitations of North Carolina corporate law, except as set forth in this paragraph, neither the Commissioner nor the FDIC have promulgated any regulations specifically limiting the right of the Company to pay dividends and repurchase shares. However, the ability of the Company to pay dividends and repurchase shares may be dependent upon the Company's receipt of dividends from the Bank. The Bank's ability to pay dividends is limited.

     As of March 1, 2000, the Company had 623 shareholders of record, not including the number of persons or entries whose stock is held in nominee or street name through various brokerage firms or banks. The market price for the Company's common stock was $13.88 on March 16, 2000.

     Following is certain market and dividend information for the last two fiscal years. Information for quarters prior to the third quarter of 1999 relates to the Bank's common stock. Over-the-counter quotations reflect inter-dealer prices, without retail mark-up, mark down or commission and may not necessarily represent actual transactions.

                            MARKET AND DIVIDEND DATA

                                                                          Cash Dividend
                                Low Bid               High Bid             Per Share *
1999

   First Quarter             $      16.833          $     21.50           $       0.09

   Second Quarter                    19.00                21.50                   0.09

   Third Quarter                     17.50                20.00                   0.09

   Fourth Quarter                    14.50                18.00                   0.10


1998

   First Quarter             $       21.17          $     22.93           $       0.07

   Second Quarter                    21.17                24.25                   0.08

   Third Quarter                     17.33                22.50                   0.08

   Fourth Quarter                    16.67                18.92                   0.08

* Shares outstanding and per share computations have been restated to reflect a 3 for 2 stock split during first quarter 1999.

                     DIRECTORS AND OFFICERS OF THE COMPANY

DIRECTORS
---------

Robert C. Abernethy - Chairman
------------------------------
Chairman of the Board, Peoples Bancorp of North Carolina, Inc. and Peoples Bank; President, Secretary and Treasurer, Carolina Glove Company, Inc. (glove manufacturer)

James S. Abernethy
------------------
President and Assistant Secretary, Midstate Contractors, Inc. (paving company)

Bruce R. Eckard
---------------
President, Eckard Vending Company, Inc. (vending machine servicer)

John H. Elmore, Jr.
-------------------
Chairman of the Board, Chief Executive Officer and Treasurer; Elmore Construction Co., Inc.

B. E. Matthews
--------------
President and Director, Matthews Construction Company of Conover, Inc.

Charles F. Murray
-----------------
President, Murray's Hatchery, Inc.

Larry E. Robinson
-----------------
President and Chief Executive Officer, Blue Ridge Distributing Co., Inc. (beer and wine distributor) & President and Chief Executive Officer, Associated Brands, Inc. (beer and wine distributor)

Fred L. Sherrill, Jr.
---------------------
President and Chief Executive Officer, Conover Chair Company, Inc.

Dan Ray Timmerman, Sr.
----------------------
President, Timmerman Manufacturing, Inc. (wrought iron furniture manufacturer)

Benjamin I. Zachary
-------------------
General Manager, Treasurer, Secretary and Member of the Board of Directors, Alexander Railroad Company

OFFICERS
--------

Tony W. Wolfe
-------------
President and Chief Executive Officer

Joseph F. Beaman, Jr.
---------------------
Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer

George S. Earp
--------------
Vice President - Finance and Assistant Treasurer

N. Michael Hamra
----------------
Vice President - Risk Management Services and Assistant Corporate Secretary

Krissy O. Price
---------------
Assistant Vice President and Assistant Corporate Secretary

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and Shareholders
Peoples Bancorp of North Carolina, Inc.
Newton, North Carolina:


We have audited the accompanying consolidated balance sheets of Peoples Bancorp of North Carolina, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of earnings, changes in shareholders' equity, comprehensive income and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements for 1997 were audited by other auditors whose report dated January 30, 1998 expressed an unqualified opinion on those statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 1999 and 1998 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Bancorp of North Carolina, Inc. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.



/s/ Porter Keadle Moore, LLP

Atlanta, Georgia
January 14, 2000

                          [LEFT INTENTIONALLY BLANK]

                    PEOPLES BANCORP OF NORTH CAROLINA, INC.

                          Consolidated Balance Sheets

                          December 31, 1999 and 1998

                                    Assets
                                    ------

                                                                           1999          1998
                                                                           ----          ----
Cash and due from banks, including reserve requirements
   of $4,009,000 and $3,907,000                                        $ 14,067,311    11,844,077
Federal funds sold                                                        2,930,000     5,910,000
                                                                       ------------   -----------

     Cash and cash equivalents                                           16,997,311    17,754,077

Investment securities available for sale                                 62,498,359    63,227,690
Other investments                                                         1,345,100     1,495,300
Mortgage loans held for sale                                              1,685,472     9,259,817
Loans, net                                                              335,273,577   297,488,443
Premises and equipment, net                                               9,342,582     7,806,827
Accrued interest receivable and other assets                              5,292,453     5,240,878
                                                                       ------------   -----------

                                                                       $432,434,854   402,273,032
                                                                       ============   ===========

                      Liabilities and Shareholders' Equity
                      ------------------------------------

Deposits:
   Demand                                                              $ 53,506,430    48,474,480
   Interest-bearing demand                                               31,752,477    31,034,112
   Savings                                                               77,556,576    78,686,479
   Time, $100,000 or more                                                89,306,653    75,099,131
   Other time                                                           124,512,233   116,773,176
                                                                       ------------  ------------

     Total deposits                                                     376,634,369   350,067,378

Demand notes payable to U. S. Treasury                                    1,600,000       139,235
FHLB borrowings                                                          14,500,000    13,642,857
Accrued interest payable and other liabilities                            1,702,006     2,499,427
                                                                       ------------   -----------

     Total liabilities                                                  394,436,375   366,348,897
                                                                       ------------   -----------

Commitments

Shareholders' equity:
   Preferred stock, no par value; authorized 5,000,000 shares;
     no shares issued and outstanding                                             -             -
   Common stock, no par value; authorized 20,000,000 shares;
     issued and outstanding 2,926,318 in 1999 and 2,926,500 in 1998      31,729,462    31,730,372
   Retained earnings                                                      7,189,417     3,735,171
   Accumulated other comprehensive income                                  (920,400)      458,592
                                                                       ------------   -----------

     Total shareholders' equity                                          37,998,479    35,924,135
                                                                       ------------   -----------

                                                                       $432,434,854   402,273,032
                                                                       ============   ===========

See accompanying notes to consolidated financial statements.

                    PEOPLES BANCORP OF NORTH CAROLINA, INC.

                      Consolidated Statements of Earnings

             For the Years Ended December 31, 1999, 1998 and 1997

                                                              1999         1998        1997
                                                              ----         ----        ----
Interest income:
   Interest and fees on loans                             $28,375,391   24,885,434  19,991,450
   Interest on federal funds sold                             338,941      323,149     144,483
   Interest on investment securities:
     U. S. Treasuries                                          50,221       85,079     346,660
     U. S. Government agencies                              2,297,645    2,236,446   2,043,005
     State and political subdivisions                         973,744      881,058     937,123
     Other                                                    266,097      803,939     320,190
                                                          -----------   ----------  ----------

     Total interest income                                 32,302,039   29,215,105  23,782,911
                                                          -----------   ----------  ----------

Interest expense:
   Interest-bearing demand deposits                           430,253      547,343     584,578
   Savings deposits                                         2,925,123    2,472,910   1,085,808
   Time deposits                                           10,653,642   10,596,180   8,482,758
   FHLB borrowings                                            735,752      874,896     966,437
   Other                                                       45,501       48,639      59,132
                                                          -----------   ----------  ----------

     Total interest expense                                14,790,271   14,539,968  11,178,713
                                                          -----------   ----------  ----------

     Net interest income                                   17,511,768   14,675,137  12,604,198

Provision for loan losses                                     425,000      445,000     696,500
                                                          -----------   ----------  ----------

   Net interest income after provision for loan losses     17,086,768   14,230,137  11,907,698
                                                          -----------   ----------  ----------

Other income:
   Service charges                                          1,326,810    1,186,600     911,102
   Other service charges and fees                             298,454      281,542     205,581
   Gain (loss) on sale of securities                          (34,824)     168,448      (8,438)
   Mortgage banking income                                    740,031    1,049,402     389,917
   Insurance and brokerage commissions                        129,786      152,630     135,711
   Miscellaneous                                              919,804      807,331     426,571
                                                          -----------   ----------  ----------

     Total other income                                     3,380,061    3,645,953   2,060,444
                                                          -----------   ----------  ----------

Other expenses:
   Salaries and employee benefits                           7,737,404    6,353,745   4,731,154
   Occupancy                                                2,230,448    1,955,803   1,563,902
   Other operating                                          3,863,652    3,710,861   4,117,785
                                                          -----------   ----------  ----------

     Total other expenses                                  13,831,504   12,020,409  10,412,841
                                                          -----------   ----------  ----------

     Earnings before income taxes                           6,635,325    5,855,681   3,555,301

Income tax expense                                          2,093,380    1,846,483   1,148,904
                                                          -----------   ----------  ----------

     Net earnings                                         $ 4,541,945    4,009,198   2,406,397
                                                          ===========   ==========  ==========

Net earnings per share                                    $      1.55         1.44        0.94
                                                          ===========   ==========  ==========

See accompanying notes to consolidated financial statements.

                    PEOPLES BANCORP OF NORTH CAROLINA, INC.

          Consolidated Statements of Changes in Shareholders' Equity

             For the Years Ended December 31, 1999, 1998 and 1997

                                                                           Accumulated
                                                                              Other
                                         Common Stock         Retained    Comprehensive
                                         ------------
                                     Shares       Amount      Earnings        Income         Total
                                     ------       ------      --------        ------         -----

Balance, December 31, 1996         2,321,225   $20,389,014    2,583,806       (62,266)    22,910,554

Cash dividends declared
  ($.31 per share)                         -             -     (798,419)            -       (798,419)

10% stock dividend                   231,775     3,553,891   (3,553,891)            -              -

Cash paid in lieu of
  fractional shares                        -             -       (5,320)            -         (5,320)

Net earnings                               -             -    2,406,397             -      2,406,397

Change in net unrealized
  gain (loss) on investment
  securities available for
  sale, net of tax                         -             -            -       417,277        417,277
                                   ---------   -----------   ----------   -----------     ----------

Balance, December 31, 1997         2,553,000    23,942,905      632,573       355,011     24,930,489

Issuance of common stock             373,500     7,787,467            -             -      7,787,467

Cash dividends declared
  ($.32 per share)                         -             -     (906,600)            -       (906,600)

Net earnings                               -             -    4,009,198             -      4,009,198

Change in net unrealized
  gain (loss) on investment
  securities available for
  sale, net of tax                         -             -            -       103,581        103,581
                                   ---------   -----------   ----------   -----------     ----------

Balance, December 31, 1998         2,926,500    31,730,372    3,735,171       458,592     35,924,135

Redemption of fractional shares
   associated with stock split          (182)         (910)      (4,961)            -         (5,871)

Cash dividends declared
  ($0.37 per share)                        -             -   (1,082,738)            -     (1,082,738)

Net earnings                               -             -    4,541,945             -      4,541,945

Change in net unrealized
  gain (loss) on investment
  securities available for
  sale, net of tax                         -             -            -    (1,378,992)    (1,378,992)
                                   ---------   -----------   ----------   -----------     ----------

Balance, December 31, 1999         2,926,318   $31,729,462    7,189,417      (920,400)    37,998,479
                                   =========   ===========   ==========   ===========     ==========

See accompanying notes to consolidated financial statements.

                    PEOPLES BANCORP OF NORTH CAROLINA, INC.

                Consolidated Statements of Comprehensive Income

             For the Years Ended December 31, 1999, 1998 and 1997

                                                                1999        1998        1997
                                                                ----        ----        ----
Net earnings                                                $ 4,541,945   4,009,198  2,406,397
                                                            -----------   ---------  ---------
Other comprehensive income, net of tax:
  Unrealized gains (losses) on investment
   securities available for sale:                            (2,293,615)    338,115    672,238
  Less reclassification adjustment for gains (losses) on
   sales of investment securities available for sale            (34,824)    168,448     (8,438)
                                                            -----------   ---------  ---------

     Total other comprehensive income (loss),
       before income taxes                                   (2,258,791)    169,667    680,676
                                                            -----------   ---------  ---------

Income tax expense (benefit) related to other comprehensive income:

  Unrealized holding gains (losses) on investment
   securities available for sale                               (893,363)    131,696    260,112
  Less reclassification adjustment for gains (losses) on
   sales of investment securities available for sale            (13,564)     65,610     (3,287)
                                                            -----------   ---------  ---------

     Total income tax expense (benefit) related to
       other comprehensive income                              (879,799)     66,086    263,399
                                                            -----------   ---------  ---------

     Total other comprehensive income (loss),
       net of tax                                            (1,378,992)    103,581    417,277
                                                            -----------   ---------  ---------

     Total comprehensive income                             $ 3,162,953   4,112,779  2,823,674
                                                            ===========   =========  =========

See accompanying notes to consolidated financial statements.

                    PEOPLES BANCORP OF NORTH CAROLINA, INC.

                     Consolidated Statements of Cash Flows
             For the Years Ended December 31, 1999, 1998 and 1997

                                                                       1999           1998          1997
                                                                       ----           ----          ----
Cash flows from operating activities:
  Net earnings                                                     $  4,541,945     4,009,198     2,406,397
  Adjustments to reconcile net earnings to net
   cash provided (used) by operating activities:
    Depreciation, amortization and accretion                          1,794,646     1,642,559     1,268,566
    Provision for loan losses                                           425,000       445,000       696,500
    Provision for deferred taxes                                        915,285       359,486      (382,654)
    Loss (gain) on sale of loans                                              -             -         3,495
    Loss (gain) on sale of investment securities                         34,824      (168,448)        8,438
    Loss (gain) on sale of premises and equipment                        12,925        (1,503)          (90)
    Loss (gain) on sale of mortgage loans                               369,583        44,659        (8,421)
    Loss (gain) on sale of other real estate                             64,943       (30,009)            -
    Change in:
     Other assets                                                    (1,006,947)     (763,080)     (317,361)
     Other liabilities                                                 (797,420)     (427,536)    1,155,805
     Mortgage loans held for sale                                     7,204,762    (6,562,004)   (2,734,051)
                                                                   ------------   -----------   -----------

       Net cash provided (used) by operating activities              13,559,546    (1,451,678)    2,096,624
                                                                   ------------   -----------   -----------

Cash flows from investing activities:
  Purchase of investment securities available for sale              (23,737,969)  (43,374,408)  (11,617,463)
  Proceeds from calls and maturities of investment securities
   available for sale                                                15,076,886    25,818,882    12,841,737
  Proceeds from sales of investment securities available
   for sale                                                           6,896,296     7,616,174     2,991,562
  Change in other investments                                           150,200     1,524,300    (2,293,600)
  Net change in loans                                               (38,273,585)  (62,974,283)  (58,306,616)
  Purchases of premises and equipment                                (1,857,657)   (2,109,610)   (2,429,224)
  Proceeds from sale of premises and equipment                            4,500         4,900       419,633
  Construction in progress                                             (870,284)            -             -
  Proceeds from sale of loans                                                 -             -     1,135,071
  Improvements to other real estate                                    (241,951)     (167,445)            -
  Proceeds from sale of other real estate                               740,962       400,138             -
                                                                   ------------   -----------   -----------

       Net cash used by investing activities                        (42,112,602)  (73,261,352)  (57,258,900)
                                                                   ------------   -----------   -----------

Cash flows from financing activities:
  Net change in deposits                                             26,566,991    74,674,475    44,132,391
  Net change in demand notes payable to U. S. Treasury                1,460,765    (1,677,366)      885,225
  Net change in FHLB borrowings                                         857,143    (8,142,823)   20,857,108
  Cash dividends                                                     (1,082,738)     (906,600)     (798,419)
  Proceeds from issuance of common stock, net of offering costs               -     7,787,467             -
  Cash paid in lieu of fractional shares                                 (5,871)            -        (5,320)
                                                                   ------------   -----------   -----------

       Net cash provided by financing activities                     27,796,290    71,735,153    65,070,985
                                                                   ------------   -----------   -----------

Net change in cash and cash equivalents                                (756,766)   (2,977,877)    9,908,709

Cash and cash equivalents at beginning of year                       17,754,077    20,731,954    10,823,245
                                                                   ------------   -----------   -----------

Cash and cash equivalents at end of year                           $ 16,997,311    17,754,077    20,731,954
                                                                   ============   ===========   ===========

                    PEOPLES BANCORP OF NORTH CAROLINA, INC.

             For the Years Ended December 31, 1999, 1998 and 1997

                                                            1999         1998        1997
                                                        ------------  ----------  ----------
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
   Interest                                             $14,812,486   14,563,557  11,152,480
   Income taxes                                         $ 1,000,000    2,029,431   1,154,147

Noncash investing and financing activities:
  Change in net unrealized gain (loss) on investment
   securities available for sale, net of tax            $(1,378,992)     103,581     417,277
  Transfer of loans to other real estate                $   123,451      747,538           -
  Financed sales of other real estate                   $    60,000            -           -

See accompanying notes to consolidated financial statements.

                    PEOPLES BANCORP OF NORTH CAROLINA, INC.

                  Notes to Consolidated Financial Statements


(1)  Summary of Significant Accounting Policies

     Organization
     ------------

     Peoples Bancorp of North Carolina, Inc. (Bancorp) received regulatory approval to operate as a bank holding company on July 22, 1999, and became effective August 31, 1999. Bancorp is primarily regulated by the Federal Reserve Bank, and serves as the one bank holding company for Peoples Bank.

     Peoples Bank (the "Bank") commenced business in 1912 upon receipt of its banking charter from the North Carolina State Banking Commission (the "SBC"). The Bank is primarily regulated by the SBC and the Federal Deposit Insurance Corporation and undergoes periodic examinations by these regulatory agencies. The Bank, whose main office is in Newton, North Carolina, provides a full range of commercial and consumer banking services primarily in Catawba, Alexander and Lincoln counties in North Carolina.

     Peoples Investment Services, Inc. is a wholly owned subsidiary of the Bank which began operations in 1996 to provide investment and trust services through agreements with an outside party.

     Peoples Real Estate and Appraisal Services, Inc. is a wholly owned subsidiary of the Bank which began operations in 1997 to provide real estate appraisal and property management services to individuals and commercial customers of the Bank.

     Principles of Consolidation
     ---------------------------

     The consolidated financial statements include the financial statements of Peoples Bancorp of North Carolina, Inc. and its wholly owned subsidiary, Peoples Bank, along with its wholly owned subsidiaries, Peoples Investment Services, Inc. and Peoples Real Estate and Appraisal Services, Inc. (collectively called the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation.

     Basis of Presentation
     ---------------------

     The accounting principles followed by the Company, and the methods of applying these principles, conform with generally accepted accounting principles ("GAAP") and with general practices in the banking industry. In preparing the financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from these estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses and valuation of real estate acquired in connection with or in lieu of foreclosure on loans.

     Investment Securities
     ---------------------

     The Company classifies its securities in one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for sale in the near term. Held to maturity securities are those securities for which the Company has the ability and intent to hold the security until maturity. All other securities not included in trading or held to maturity are classified as available for sale. At December 31, 1999 and 1998, the Company had classified all of its investment securities as available for sale.

     Available for sale securities are recorded at fair value. Held to maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on securities available for sale are excluded from earnings and are reported as a separate component of shareholders' equity until realized.

     A decline in the market value of any available for sale investment below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

     Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield. Realized gains and losses for securities classified as available for sale are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

     Other Investments
     -----------------

     Other investments include equity securities with no readily determinable fair value. These investments are carried at cost.

                    PEOPLES BANCORP OF NORTH CAROLINA, INC.

(1)  Summary of Significant Accounting Policies, continued

     Mortgage Loans Held for Sale
     ----------------------------

     Mortgage loans held for sale are carried at the lower of aggregate cost or market value. At December 31, 1999 and 1998, the cost of mortgage loans held for sale approximates the market value.

     Loans and Allowance for Loan Losses
     -----------------------------------

     Loans are stated at principal amount outstanding, net of the allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

     Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan will not be collected.

     Accrual of interest is discontinued on a loan when management believes, after considering economic conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. Interest previously accrued but not collected is reversed against current period earnings when such loans are placed on nonaccrual status.

     The allowance for loan losses is established through a provision for loan losses charged to earnings. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance represents an amount which, in management's judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible.

     Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality, and review of specific problem loans.

     While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different than those of management.

     Mortgage Banking Activities
     ---------------------------

     Mortgage banking income represents net gains from the sale of mortgage loans and fees received from borrowers and loan investors related to the Company's origination of single-family residential mortgage loans.

     As of December 31, 1999 and 1998, $970,318 and $574,027, respectively, were capitalized in connection with originating and acquiring the right to service mortgage loans.

     Mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of mortgage loans serviced for others was $91,194,374 and $49,724,063 at December 31, 1999 and 1998,
     respectively.

                    PEOPLES BANCORP OF NORTH CAROLINA, INC.

(1)  Summary of Significant Accounting Policies, continued

     Premises and Equipment
     ----------------------

     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily using the straight-line method over the estimated useful lives of the assets. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss is reflected in earnings for the period. The cost of maintenance and repairs which do not improve or extend the useful life of the respective asset is charged to income as incurred, whereas significant renewals and improvements are capitalized. The range of estimated useful lives for premises and equipment are generally as follows:


          Buildings and improvements                  10 - 50 years
          Furniture and equipment                     3 - 10 years

     Income Taxes
     ------------

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Additionally, the recognition of future tax benefits, such as net operating loss carryforwards, is required to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

     In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Company's assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

     Intangible Assets
     -----------------

     Deposit base premiums, representing the cost of acquiring deposits from other financial institutions, are being amortized by charges to earnings over seven years using the straight-line method. Amortization of deposit base premiums was approximately $174,000 for 1999, 1998 and 1997.

     Derivative Financial Instruments
     --------------------------------

     All derivative financial instruments held by the Company are held for purposes other than trading. The Company uses interest rate floors and caps for interest rate risk management. The net interest payable or receivable on floors and caps is accrued and recognized as an adjustment to interest income or interest expense of the related asset or liability. Premiums paid for purchased floors and caps are amortized over the shorter of the term of the instrument or the related asset or liability. Upon early termination, the net proceeds received or paid, including premiums, are deferred and included in other assets or liabilities and amortized over the shorter of the remaining contract life or the maturity of the related asset or liability. Upon disposition or settlement of the asset or liability being hedged, deferral accounting is discontinued and any other related premium is recognized in earnings.

                    PEOPLES BANCORP OF NORTH CAROLINA, INC.

(1)  Summary of Significant Accounting Policies, continued

     Net Earnings Per Common Share
     -----------------------------

     The Company is required to report earnings per common share on the face of the statements of earnings with and without the dilutive effects of potential common stock issuances from instruments such as options, convertible securities and warrants. Earnings per common share is based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per share. Additionally, the Company must reconcile the amounts used in the computation of both "basic earnings per share" and "diluted earnings per share."

     Stock options granted in 1999 have not been included in the computation of "diluted earnings per share" as the effect of inclusion would be antidilutive. Additionally, the Company had no potential common stock issuances outstanding for the years ended December 31, 1998 and 1997.

     Therefore, since "basic earnings per share" and "diluted earnings per share" are the same for the years ended December 31, 1999, 1998 and 1997, the Company has chosen to present the calculation of basic earnings per share as follows:

                                                  Net Earnings   Common Share   Per Share
                                                   (Numerator)   (Denominator)   Amount
                                                  -------------  -------------  ---------
          For the Year Ended December 31, 1999      $4,541,945     2,926,318      $1.55
          For the Year Ended December 31, 1998      $4,009,198     2,780,145      $1.44
          For the Year Ended December 31, 1997      $2,406,397     2,553,000      $0.94

     During 1997, the Company declared and distributed a 10% stock dividend to its shareholders. Additionally, the Company declared a 3 for 2 stock split in February, 1999. All previously reported per share amounts have been restated to reflect the stock dividend and stock split.

     Recent Accounting Pronouncements
     --------------------------------

     In 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards for hedging derivatives and for derivative instruments including derivative instruments embedded in other contracts. It requires the fair value recognition of derivatives as assets or liabilities in the financial statements. The accounting for the changes in the fair value of a derivative depends on the intended use of the derivative instruments at inception. Fair value changes on instruments used as fair value hedges are recorded in the earnings of the period simultaneous with accounting for the fair value change of the item being hedged. Fair value changes on cash flow hedges are recorded in comprehensive income rather than earnings. Fair value changes on derivative instruments that are not intended as a hedge are recorded in the earnings of the period of the change. In 1999, the FASB issued SFAS No. 137 which deferred implementation of SFAS No. 133 to become effective for all fiscal quarters beginning after June 15, 2000, but initial application of the Statement must be made as of the beginning of the quarter. At the date of initial application, an entity may transfer any held to maturity security into the available for sale or trading categories without calling into question the entity's intent to hold other securities to maturity in the future. The Company believes the adoption of these standards will not have a material impact on its financial position, results of operations or liquidity.

                    PEOPLES BANCORP OF NORTH CAROLINA, INC.

(2)  Corporate Reorganization

     Effective August 31, 1999, Peoples Bank completed the process of converting to a holding company form of operation. Peoples Bancorp of North Carolina, Inc. has become the parent of Peoples Bank. Bancorp is a North Carolina, one-bank holding company, headquartered in Newton, North Carolina.

     Peoples Bank's shareholders approved the holding company reorganization at the Bank's annual meeting held in May, 1999. Regulatory approval was received on July 22, 1999. The holding company conversion was completed successfully on August 31, 1999. As a result of the conversion, each share of Bank $5 par value common stock was converted into one share of Bancorp no par value stock, and the Bank's common stock and additional paid-in capital accounts were combined into Bancorp's common stock account. Certain shareholders representing 182 shares were paid cash of $5,871 in lieu of the issuance of fractional shares. Bancorp is now the sole shareholder of the Bank.

(3)  Investment Securities

     Investment securities available for sale at December 31, 1999 and 1998 are as follows:

                                                        December 31, 1999
                                        -----------------------------------------------
                                                       Gross       Gross     Estimated
                                         Amortized   Unrealized  Unrealized     Fair
                                           Cost        Gains       Losses      Value
                                        -----------  ----------  ----------  ----------
  U.S. Treasuries                       $   900,117           -         398     899,719
  U.S. Government agencies               23,830,736           -     456,322  23,374,414
  Mortgage-backed securities             16,886,862      22,058     696,722  16,212,198
  States and political subdivisions      22,388,260      96,955     473,187  22,012,028
                                        -----------     -------   ---------  ----------

     Total                              $64,005,975     119,013   1,626,629  62,498,359
                                        ===========     =======   =========  ==========

                                                        December 31, 1999
                                        -----------------------------------------------
                                                       Gross       Gross     Estimated
                                         Amortized   Unrealized  Unrealized     Fair
                                           Cost        Gains       Losses      Value
                                        -----------  ----------  ----------  ----------
  U.S. Treasuries                       $   900,473      11,902           -     912,375
  U.S. Government agencies               20,032,421     136,137           -  20,168,558
  Mortgage-backed securities             19,894,887      82,923      23,309  19,954,501
  States and political subdivisions      21,648,735     572,049      28,528  22,192,256
                                        -----------     -------      ------  ----------

     Total                              $62,476,516     803,011      51,837  63,227,690
                                        ===========     =======      ======  ==========

     The amortized cost and fair value of investment securities available for sale at December 31, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                                                    Amortized     Estimated
                                                      Cost        Fair Value
                                                   -----------    ----------
     Due within one year                           $ 2,422,170     2,427,262
     Due from one to five years                     24,826,931    24,527,774
     Due from five to ten years                     16,541,074    16,274,569
     Due after ten years                             3,328,938     3,056,556
     Mortgage-backed securities                     16,886,862    16,212,198
                                                   -----------    ----------

                                                   $64,005,975    62,498,359
                                                   ===========    ==========

     Proceeds from sales of securities available for sale during 1999, 1998 and 1997 were $6,896,296, $7,616,174 and $2,991,562, respectively. Gross gains of $39,788 and $168,448 for 1999 and 1998, respectively, along with gross losses of $74,612 and $8,438 for 1999 and 1997, respectively, were realized on those sales.

     Securities with a carrying value of approximately $20,113,000 and $14,787,000 at December 31, 1999 and 1998, respectively, were pledged to secure public deposits and for other purposes as required by law.

                    PEOPLES BANCORP OF NORTH CAROLINA, INC.

(4)  Loans

     Major classifications of loans at December 31, 1999 and 1998 are summarized as follows:

                                                         1999           1998
                                                         ----           ----

     Commercial                                      $ 83,644,317     89,535,616
     Real estate - mortgage                           190,920,815    157,167,284
     Real estate - construction                        39,339,857     29,927,275
     Consumer                                          25,292,936     24,994,958
                                                     ------------    -----------

       Total loans                                    339,197,925    301,625,133
     Less allowance for loan losses                     3,924,348      4,136,690
                                                     ------------    -----------

       Total net loans                               $335,273,577    297,488,443
                                                     ============    ===========

     The Company grants loans and extensions of credit primarily within the Catawba Valley region of North Carolina which encompasses Catawba and Alexander counties and portions of Iredell and Lincoln counties.

     At December 31, 1999 and 1998, the Company had nonaccrual loans approximating $2,866,000 and $3,292,000, respectively. In addition, the Company had approximately $645,000 and $328,000 in loans past due more than ninety days and still accruing interest at December 31, 1999 and 1998, respectively. Interest income that would have been recorded on nonaccrual loans for the years ended December 31, 1999, 1998 and 1997, had they performed in accordance with their original terms, amounted to approximately $333,000, $398,000 and $326,000, respectively. Interest income on nonaccrual loans included in the results of operations for 1999, 1998 and 1997 amounted to approximately $61,000, $305,000 and $64,000, respectively.

     At December 31, 1999 and 1998, the recorded investment in loans that were considered to be impaired under SFAS No. 114 was approximately $3,718,000 and $3,670,000, respectively, of which approximately $2,866,000 at December 31, 1999 and $3,292,000 at December 31, 1998 was on nonaccrual. The related allowance for loan losses on these loans was approximately $711,000 and $866,000 at December 31, 1999 and 1998, respectively. The average recorded investment in impaired loans for the twelve months ended December 31, 1999 and 1998 was approximately $4,000,000 and $5,097,000, respectively. For the years ended December 31, 1999, 1998 and 1997, the Company recognized approximately $61,000, $264,000 and $82,000, respectively, of interest income on impaired loans.

     Changes in the allowance for loan losses were as follows:

                                                          1999         1998        1997
                                                          ----         ----        ----
     Balance at beginning of year                      $4,136,690   4,374,641   3,745,211
     Amounts charged off                                 (705,277)   (746,280)   (139,415)
     Recoveries on amounts previously charged off          67,935      63,329      72,345
     Provision for loan losses                            425,000     445,000     696,500
                                                       ----------   ---------   ---------

     Balance at end of year                            $3,924,348   4,136,690   4,374,641
                                                       ==========   =========   =========

                    PEOPLES BANCORP OF NORTH CAROLINA, INC.

(5)  Premises and Equipment

     Major classifications of premises and equipment are summarized as follows:

                                                      1999          1998
                                                      ----          ----
       Land                                       $ 2,655,024     1,964,996
       Buildings and improvements                   5,744,736     5,438,922
       Furniture and equipment                      7,751,921     6,954,135
                                                  -----------    ----------

                                                   16,151,681    14,358,053
       Less accumulated depreciation                7,679,383     6,551,226
                                                  -----------    ----------

                                                    8,472,298     7,806,827
       Construction in progress                       870,284             -
                                                  -----------    ----------

                                                  $ 9,342,582     7,806,827
                                                  ===========    ==========

     Depreciation expense was $1,174,761, $988,988 and $947,603 for the years ended December 31, 1999, 1998 and 1997, respectively.

(6)  Deposits

     At December 31, 1999, the scheduled maturities of certificates of deposit are as follows:

       2000                                            $182,291,995
       2001                                              27,701,335
       2002                                               3,623,378
       2003                                                  53,618
       2004 and thereafter                                  148,560
                                                       ------------

                                                       $213,818,886
                                                       ============

(7)  FHLB Borrowings

     FHLB borrowings at December 31, 1999 and 1998 consist of the following:

                                               Interest       Rate
   Maturity Date                                 Rate         Type             1999        1998
   ------------------------------------------------------------------------------------------------
   March 27, 2000                                5.31%      Adjustable     $10,000,000  10,000,000
   December 20, 2000                             4.55%   Adjustable Daily    1,000,000           -
   September 24, 2002                            5.66%        Fixed                  -   3,000,000
   February 3, 2003 (with semi-annual
   principal payments of $71,429)                5.86%        Fixed            500,000     642,857
   September 30, 2009                            5.07%        Fixed          3,000,000           -
                                                                           -----------  ----------

                                                                           $14,500,000  13,642,857
                                                                           ===========  ==========

     These borrowings are extended to the Bank under a $30,000,000 extension of credit. The Bank is required to purchase and hold certain amounts of FHLB stock in order to obtain FHLB borrowings. No ready market exists for the FHLB stock, and it has no quoted market value. The stock is redeemable at $100 per share subject to certain limitations set by the FHLB. At December 31, 1999 and 1998 the Bank owned FHLB stock amounting to approximately $1,206,900 and $1,436,000, respectively.

     At December 31, 1999 and 1998, a blanket assignment on all residential first mortgage loans that the Bank owns was pledged as collateral for these borrowings.

     Additionally, the Company has $11,000,000 available for the purchase of overnight federal funds from two correspondent financial institutions.

                    PEOPLES BANCORP OF NORTH CAROLINA, INC.

(8)  Income Taxes

     The provision for income taxes is summarized as follows:

                                                1999       1998        1997
                                                ----       ----        ----
     Current:

     Federal                                 $1,134,834  1,368,106  1,344,907
     State                                       43,261    118,891    186,651
                                             ----------  ---------  ---------

                                              1,178,095  1,486,997  1,531,558
                                             ----------  ---------  ---------
     Deferred:
     Federal                                    814,506    290,996   (210,105)
     State                                      100,779     68,490   (172,549)
                                             ----------  ---------  ---------

                                                915,285    359,486   (382,654)
                                             ----------  ---------  ---------

     Total                                   $2,093,380  1,846,483  1,148,904
                                             ==========  =========  =========

     The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to earnings before income taxes are as follows:

                                                             1999         1998        1997
                                                             ----         ----        ----
   Pre-tax income at statutory rates (34%)                $2,256,010   1,990,932   1,208,802
   Differences:
   Tax exempt interest income                               (343,143)   (299,560)   (319,570)
   Nondeductible interest and other expense                   54,805      32,789     295,475
   Other, net                                                 30,642      (1,349)      4,763
   State taxes, net of federal benefit                        95,066     123,671     106,122
   Change in the beginning of year valuation allowance
     for deferred tax assets                                       -           -    (146,688)
                                                          ----------   ---------   ---------

   Total                                                  $2,093,380   1,846,483   1,148,904
                                                          ==========   =========   =========

     The following summarizes the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities. The net deferred tax asset is included as a component of other assets at December 31, 1999 and 1998.

                                                                 1999          1998
                                                                 ----          ----
   Deferred tax assets:
   Allowance for loan losses                                  $1,124,657     1,258,707
   Amortizable intangible assets                                 199,584       139,169
   Accrued retirement expense                                    245,784       279,340
   Accrued contingent liabilities                                 85,098       104,254
   Foreclosed real estate                                         25,098        36,656
   Income from non-accrual loans                                 155,826        88,242
   Unrealized loss on available for sale securities              587,216             -
   Other                                                          41,308        11,273
                                                              ----------     ---------

   Total gross deferred tax assets                             2,464,571     1,917,641
                                                              ----------     ---------

   Deferred tax liabilities:
   Unrealized gain on available for sale securities                    -       292,583
   Prepaid FDIC premiums                                               -         9,466
   Deferred loan fees                                          1,200,305       522,167
   Fixed assets                                                  219,430       164,256
   Deferred income from servicing rights                         374,737       223,584
                                                              ----------     ---------

   Total gross deferred tax liabilities                        1,794,472     1,212,056
                                                              ----------     ---------

   Net deferred tax asset                                     $  670,099       705,585
                                                              ==========     =========

                    PEOPLES BANCORP OF NORTH CAROLINA, INC.

(9)  Related Party Transactions

     The Company conducts transactions with directors and executive officers, including companies in which they have beneficial interests, in the normal course of business. It is the policy of the Company that loan transactions with directors and officers be made on substantially the same terms as those prevailing at the time made for comparable loans to other persons. The following is a summary of activity for related party loans for 1999:

     Beginning balance                            $ 12,235,842
     New loans                                      15,664,125
     Repayments                                    (15,391,497)
                                                  ------------

     Ending balance                               $ 12,508,470
                                                  ============

     At December 31, 1999 and 1998, the Company had deposit relationships with related parties of $7,949,415 and $8,186,192, respectively.

(10) Commitments

     The Company leases various office space for banking and operational facilities under operating lease arrangements. Future minimum lease payments required for all operating leases having a remaining term in excess of one year at December 31, 1999 are as follows:

          Year                                Amount
          ----                                ------
          2000                              $  253,216
          2001                                 210,428
          2002                                 222,428
          2003                                 222,428
          2004                                 222,428
          Thereafter                         1,337,750
                                            ----------

          Total minimum obligation          $2,468,678
                                            ==========

     The total rent expense was approximately $262,000, $249,000 and $38,000 for 1999, 1998 and 1997, respectively.

     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

     The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

     In most cases, the Company does require collateral or other security to support financial instruments with credit risk.

                                                    Contractual Amount
                                                    ------------------

                                                      1999       1998
                                                      ----       ----
     Financial instruments whose contract
       amounts represent credit risk:
     Commitments to extend credit                 $68,330,000  66,828,000
     Standby letters of credit                    $ 4,006,000   3,456,000

                    PEOPLES BANCORP OF NORTH CAROLINA, INC.

(10) Commitments, continued

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit is based on management's credit evaluation. Collateral held varies but may include unimproved and improved real estate, certificates of deposit, or personal property.

     Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to businesses in the Company's delineated trade area. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds real estate, equipment, automobiles and customer deposits as collateral supporting those commitments for which collateral is deemed necessary.

(11) Employee and Director Benefit Programs

     The Company has a 401(k) plan for the use of employees. Under this plan, the Company matches employee contributions to a maximum of five percent of annual compensation. The Company's contribution pursuant to this formula was approximately $163,000, $138,000 and $130,000 for the years of 1999, 1998 and 1997, respectively. Investments of the plan are determined by the compensation committee consisting of selected outside directors and senior executive officers. No investments in Company stock have been made by the plan.

     The Company also has a profit sharing plan covering substantially all employees who have at least one year of continuous service. The Board of Directors elected not to make a discretionary contribution in 1999, 1998 or 1997. Investments of the plan are determined by the compensation committee consisting of selected outside directors and senior executive officers. No investments in Company stock have been made by the plan.

     Both the 401(k) and the profit sharing plans for the Company require that the employee be employed for one full year in order to meet eligibility/participation requirements. The vesting schedule for both plans begins at 20 percent after three years of employment and graduates 20 percent each year until reaching 100 percent after seven years of employment.

     The Company is currently paying medical benefits for certain retired employees. Postretirement benefits, including amortization of the transition obligation, were approximately $28,830, $25,253 and $23,010 for the years ended December 31, 1999, 1998 and 1997, respectively. The following table sets forth the accumulated postretirement benefit obligation as of December 31, 1999 and 1998, which represents the liability for accrued postretirement benefit costs:

                                                          1999       1998
                                                          ----       ----
       Accumulated postretirement benefit obligation    $179,815   175,637
       Unrecognized transition obligation                (52,231)  (69,643)
       Unrecognized gain                                   2,029     9,306
                                                        --------   -------

       Net liability recognized at
         December 31, 1999 and 1998                     $129,613   115,300
                                                        ========   =======

     Effective May 13, 1999, the Company adopted an Omnibus Stock Ownership and Long Term Incentive Plan (the "Plan") whereby certain stock-based rights, such as stock options, restricted stock, performance units, stock appreciation rights, or book value shares, may be granted to eligible directors and employees. A total of 292,600 shares were reserved for possible issuance under this Plan. All rights must be granted or awarded within ten years from the effective date.

     Under the Plan, the Company awarded 4,877 book value shares to each of its ten directors with vesting for nine of the directors over a five year period, effective September 28, 1999, and immediate vesting for one director. Any recipient of book value shares shall have no rights as a shareholder with respect to such book value shares. The initial value of the book value shares awarded during 1999 was determined to be $12.60 per share. The Company recorded an expense of $3,414 associated with the benefits of this plan in the year ended December 31, 1999.

                    PEOPLES BANCORP OF NORTH CAROLINA, INC.

(11) Employee and Director Benefit Programs, continued

     Also under the Plan, the Company granted incentive stock options to certain eligible employees in order that they may purchase Company stock at a price equal to the fair market value on the date of the grant. The options vest over a five year period and expire after ten years.

     A total of 25,136 incentive stock options were granted to certain eligible employees in 1999 at an option price of $18.00 per share. The weighted average grant-date fair value of options granted in 1999 was $6.48. The total number of employee incentive stock options outstanding at December 31, 1999 was 25,136, none of which are currently exercisable. The options have a weighted average remaining contractual life of approximately 10 years.

     The Plan is accounted for under Accounting Principles Board Opinion No. 25 and related interpretations. No compensation expense has been recognized related to the grant of the incentive stock options. Had compensation cost been determined based upon the fair value of the options at the grant dates, the Company's net earnings and net earnings per share would have been reduced to the proforma amounts indicated below.

                                                                 1999
                                                                 ----
       Net earnings                     As reported           $4,541,945
                                        Proforma              $4,440,959

       Basic earnings per share         As reported           $     1.55
                                        Proforma              $     1.52

       Diluted earnings per share       As reported           $     1.55
                                        Proforma              $     1.52

     The fair value of each option is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted average assumptions used for grants in 1999 - dividend yield of 2.5%, risk free interest rate of 7%, and an expected life of 10 years. For disclosure purposes, the Company immediately recognized the expense associated with the option grants assuming that all awards will vest.



(12) Derivative Financial Instruments

     Off-balance-sheet derivative financial instruments, such as interest rate swaps, interest rate floor and cap arrangements and interest rate futures and option contracts are available to the Company to assist in managing interest rate risks. In 1998, the Company entered into an interest rate cap to protect certain designated deposit accounts from the upward effects of repricing in the event of an increasing rate environment. The total cost of the interest rate cap arrangement was $21,600, which is expensed on a straight-line basis for the life of the instrument. For the years ended December 31, 1999, 1998 and 1997, the Company expensed $22,944, $31,747 and $30,667, respectively, related to derivative financial instruments. The table below summarizes the Company's off-balance-sheet derivative financial instruments at December 31, 1999.

                                                              Remaining
                                   Notional    Floor/Cap     Contractual
                                    Amount       Rate       Term (Years)
                                    ------       ----       ------------

          Interest rate cap      $4,000,000      7.10%          3.75

                    PEOPLES BANCORP OF NORTH CAROLINA, INC.

(13) Regulatory Matters

     The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 1999, that Bancorp and the Bank meet all capital adequacy requirements to which they are subject.

     As of December 31, 1999 the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

     The Bank's actual capital amounts and ratios are presented in the following table as the consolidated ratios are not materially different than the Bank's ratios:

                                                                           To Be Well
                                                                       Capitalized Under
                                                      For Capital      Prompt Corrective
                                     Actual       Adequacy Purposes:   Action Provisions
                                 ---------------  -------------------  ------------------
                                 Amount   Ratio    Amount     Ratio     Amount    Ratio
                                 -------  ------  ---------  --------  --------  --------
                                                  (dollars in thousands)
   As of December 31, 1999:
   Total Capital
    (to Risk Weighted Assets)    $42,319  12.11%     27,949      8.0%    34,937     10.0%
   Tier 1 Capital
    (to Risk Weighted Assets)     38,395  10.99%     13,975      4.0%    20,962      6.0%
   Tier 1 Capital
    (to Average Assets)           38,395   9.21%     16,675      4.0%    20,843      5.0%
   As of December 31, 1998:
   Total Capital
    (to Risk Weighted Assets)     38,741  12.29%     25,228      8.0%    31,534     10.0%
   Tier 1 Capital
    (to Risk Weighted Assets)     34,800  11.04%     12,614      4.0%    18,921      6.0%
   Tier 1 Capital
    (to Average Assets)           34,800   9.41%     14,795      4.0%    18,493      5.0%

                    PEOPLES BANCORP OF NORTH CAROLINA, INC.

(14) Shareholders' Equity

     On June 12, 1998, the Company completed a public offering of 373,500 shares of common stock at a price of $23.00 per share. The net proceeds of this offering of $7,787,467 (after deducting issuance costs of $803,033) were used to increase the Bank's regulatory capital ratios and for general corporate purposes.

     On February 11, 1999, the Board of Directors of the Company declared a 3 for 2 stock split to be effected in the form of a 50% stock dividend. On the date of distribution, 182 shares, representing all fractional shares, were paid cash of $5,871 representing the February 22, 1999 market price. In 1997, the Company declared and distributed a 10% stock dividend to its shareholders. All share and per share amounts have been changed to reflect the stock split and stock dividend as if it had occurred on December 31, 1996.

     The Board of Directors, at its discretion, can issue shares of preferred stock up to a maximum of 5,000,000 shares. The Board is authorized to determine the number of shares, voting powers, designations, preferences, limitations and relative rights.

     The Board of Directors of the Bank may declare a dividend of all of its retained earnings as it may deem appropriate, subject to the requirements of the General Statutes of North Carolina, without prior approval from the requisite regulatory authorities. As of December 31, 1999, this amount was approximately $ 7,338,000.

(15) Other Operating Expense

     Other operating expense for the years ended December 31 included the following items that exceeded one percent of total revenues:

                                               1999        1998      1997
                                               ----        ----      ----
         Advertising                         $207,425    272,924    269,682
         Office supplies                      317,670    300,117    263,365
         Telephone                            353,536    358,506    256,511
         Education and Consulting             366,488    214,918    211,989

     During 1997, other operating expense also included nonrecurring charges of approximately $855,000 associated with the Company's profit sharing plan.

(16) Fair Value of Financial Instruments

     The Company is required to disclose fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of the Company's financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather a good faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination, or issuance.

     Cash and Cash Equivalents
     -------------------------

     For cash, due from banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

     Investment Securities
     ---------------------

     Fair values for investment securities are based on quoted market prices.

     Other Investments
     -----------------

     The carrying amount of other investments approximates fair value.

     Loans and Mortgage Loans Held for Sale
     --------------------------------------

     The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value. Mortgage loans held for sale are valued based on the current price at which these loans could be sold into the secondary market.

                    PEOPLES BANCORP OF NORTH CAROLINA, INC.

(16) Fair Value of Financial Instruments, continued

     Interest Rate Contracts
     -----------------------

     The fair value of the interest rate contracts is obtained from dealer quotes. This value represents the estimated amount the Company would receive to terminate the agreement, taking into account current interest rates and, when appropriate, the current credit worthiness of the counterparty.

     Mortgage Servicing Rights
     -------------------------

     Fair value of mortgage servicing rights is determined by estimating the present value of the future net servicing income, on a disaggregated basis, using anticipated prepayment assumptions.

     Deposits and Demand Notes Payable
     ---------------------------------

     The fair value of demand deposits, interest-bearing demand deposits, savings, and demand notes payable to U.S. Treasury is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

     FHLB Borrowings
     ---------------

     The fair value of FHLB borrowings is estimated based upon discounted future cash flows using a discount rate comparable to the current market rate for such borrowings.

     Commitments to Extend Credit and Standby Letters of Credit
     ----------------------------------------------------------

     Because commitments to extend credit and standby letters of credit are made using variable rates, the contract value is a reasonable estimate of fair value.

     Limitations
     -----------

     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include the deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

                    PEOPLES BANCORP OF NORTH CAROLINA, INC.

(16) Fair Value of Financial Instruments, continued

     The carrying amount and estimated fair values of the Company's financial instruments at December 31, 1999 and 1998 are as follows:

                                                          1999                       1998
                                                          ----                       ----
                                                 Carrying     Estimated     Carrying     Estimated
                                                  Amount      Fair Value     Amount      Fair Value
                                                  ------      ----------     ------      ----------
                                                       (In thousands)            (In thousands)
     Assets:
     Cash and cash equivalents                     $ 16,997       16,997        17,754       17,754
     Investment securities available for sale        62,498       62,498        63,228       63,228
     Other investments                                1,345        1,345         1,495        1,495
     Loans                                          335,274      332,975       297,488      297,154
     Mortgage loans held for sale                     1,685        1,685         9,260        9,260
     Mortgage servicing rights                          970          970           574          574
     Interest rate contracts                             16           28            49           50

     Liabilities:
     Deposits and demand notes payable              378,234      386,030       350,207      351,217
     FHLB borrowings                                 14,500       14,195        13,643       13,593

     Unrecognized financial instruments:
     Commitments to extend credit                    68,330       68,330        66,828       66,828
     Standby letters of credit                        4,006        4,006         3,456        3,456

(17) Quarterly Operating Results (unaudited)

                                            1999                            1998
                                            ----                            ----
                                             (in thousands, except per share amounts)
                                   First  Second  Third  Fourth  First  Second  Third  Fourth
                                   -----  ------  -----  ------  -----  ------  -----  ------
Total interest income             $7,551   7,851  8,187   8,713  6,769   7,319  7,651   7,476
Total interest expense             3,653   3,600  3,656   3,881  3,318   3,670  3,803   3,749
                                  ------   -----  -----   -----  -----   -----  -----   -----

Net interest income                3,898   4,251  4,531   4,832  3,451   3,649  3,848   3,727

Provision for loan losses              -       -     25     400    175     165     80      25
Other income                         902     868    866     744    667     754    920   1,305
Other expense                      3,218   3,434  3,719   3,461  2,596   2,753  3,183   3,488
                                  ------   -----  -----   -----  -----   -----  -----   -----

Income before income taxes         1,582   1,685  1,653   1,715  1,347   1,485  1,505   1,519
Income taxes                         507     542    526     518    480     451    513     403
                                  ------   -----  -----   -----  -----   -----  -----   -----

Net income                        $1,075   1,143  1,127   1,197    867   1,034    992   1,116
                                  ======   =====  =====   =====  =====   =====  =====   =====

Net income per share              $ 0.37    0.39   0.38    0.41   0.34    0.38   0.34    0.38
                                  ======   =====  =====   =====  =====   =====  =====   =====

                    PEOPLES BANCORP OF NORTH CAROLINA, INC.

(18) Peoples Bancorp of North Carolina, Inc. (Parent Company Only) Condensed Financial Statements

                                 Balance Sheet

                               December 31, 1999

                                    Assets
                                    ------

     Investment in Bank                                           $37,998,479
                                                                  ===========

                     Liabilities and Stockholders' Equity
                     ------------------------------------

     Stockholders' equity                                         $37,998,479
                                                                  ===========

                             Statement of Earnings

                     For the Year Ended December 31, 1999


     Dividends from Bank                                          $ 1,082,738
                                                                  -----------

     Income before equity in undistributed income of Bank           1,082,738

     Equity in undistributed income of Bank                         3,459,207
                                                                  -----------
            Net earnings                                          $ 4,541,945
                                                                  ===========


                            Statement of Cash Flows

                      For the Year Ended December 31, 1999


     Cash flows from operating activities:
       Net earnings                                               $ 4,541,945
       Adjustments to reconcile net earnings to net cash
         provided by operating activities:
           Equity in undistributed income of the Bank              (3,459,207)
       Change in other                                                  5,871
                                                                  -----------

           Net cash provided by operating activities              $ 1,088,609
                                                                  -----------

     Cash flows from financing activities:
       Cash paid in lieu of fractional shares                          (5,871)
       Dividends paid                                              (1,082,738)
                                                                  -----------

           Net cash used in financing activities                  $(1,088,609)
                                                                  -----------
           Net change in cash                                             -

     Cash at beginning of year                                            -
                                                                  -----------

     Cash at end of year                                          $       -
                                                                  ===========