Form 10-K, Exhibit 13
period 2001-12-31
PEOPLES BANCORP OF NORTH CAROLINA INC
filed 2002-03-28
CIK 1093672

EXHIBIT (13)

                    PEOPLES BANCORP OF NORTH CAROLINA, INC.

General Description of Business

     Peoples Bancorp of North Carolina, Inc. (the "Company"), was formed in 1999 to serve as the holding company for Peoples Bank (the "Bank"). The Company is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Bank Holding Company Act of 1956, as amended (the "BHCA"). The Company's sole activity consists of owning the Bank. The Company's principal source of income is any dividends which are declared and paid by the Bank on its capital stock. The Company has no operations and conducts no business of its own other than owning the Bank. Accordingly, the discussion of the business which follows concerns the business conducted by the Bank, unless otherwise indicated.

     The Bank, founded in 1912, is a state-chartered commercial bank serving the citizens and business interests of the Catawba Valley and surrounding communities through 13 offices located in Lincolnton, Newton, Denver, Triangle, Catawba, Conover, Maiden, Claremont, Hiddenite, and Hickory, North Carolina. At December 31, 2001, the Company had total assets of $619.5 million, net loans of $484.5 million, deposits of $490.2 million, investment securities of $84.3 million, and shareholders' equity of $45.4 million.

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

     The operations of the Bank and depository institutions in general are significantly influenced by general economic conditions and by related monetary and fiscal policies of depository institution regulatory agencies, including the Federal Reserve, the Federal Deposit Insurance Corporation (the "FDIC") and the North Carolina Commissioner of Banks (the "Commissioner").

     The Bank is a subsidiary of the Company. The Bank has two subsidiaries, Peoples Investment Services, Inc. and Real Estate Advisory Services, Inc.
Through a relationship with Raymond James Financial Services, Inc., Peoples Investment Services, Inc. provides the Bank's customers access to investment counseling and non-deposit investment products such as stocks, bonds, mutual funds, tax deferred annuities, and related brokerage services. Real Estate Advisory Services, Inc., provides real estate appraisal and real estate brokerage services.

     In December, 2001 the Company formed a wholly owned Delaware statutory trust, PEBK Capital Trust I ("PEBK Trust"), which issued $14 million of guaranteed preferred beneficial interests in the Company's junior subordinated deferrable interest debentures that qualify as Tier I capital under Federal Reserve Board guidelines. All of the common securities of PEBK Trust are owned by the Company.


This Annual Report contains forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, changes in interest rate environment, management's business strategy, national, regional, and local market conditions and legislative and regulatory conditions.

Readers should not place undue reliance on forward-looking statements, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. Readers should also carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission.

                                                       SELECTED
                                                    FINANCIAL DATA

                                    Dollars in Thousands Except Per Share Amounts


                                                           2001           2000        1999        1998        1997
----------------------------------------------------  ---------------  ----------  ----------  ----------  ----------
SUMMARY OF OPERATIONS
Interest income                                       $       41,898      40,859      32,302      29,215      23,783
Interest expense                                              23,027      19,432      14,790      14,540      11,179
----------------------------------------------------  ---------------  ----------  ----------  ----------  ----------

Net interest income                                           18,871      21,427      17,512      14,675      12,604
Provision for loan losses                                      3,545       1,879         425         445         696
----------------------------------------------------  ---------------  ----------  ----------  ----------  ----------

Net interest income after provision for loan losses           15,326      19,548      17,087      14,230      11,908
Non-interest income                                            8,263       3,915       3,380       3,646       2,060
Non-interest expense                                          16,752      15,509      13,832      12,020      10,413
----------------------------------------------------  ---------------  ----------  ----------  ----------  ----------

Income before taxes                                            6,837       7,954       6,635       5,856       3,555
Income taxes                                                   2,262       2,576       2,093       1,847       1,149
----------------------------------------------------  ---------------  ----------  ----------  ----------  ----------
Net income                                            $        4,575       5,378       4,542       4,009       2,406
----------------------------------------------------  ---------------  ----------  ----------  ----------  ----------

SELECTED YEAR-END BALANCES
Assets                                                $      619,505     519,002     432,435     402,273     326,853
Available for sale securities                                 84,286      71,565      62,498      63,228      53,307
Loans                                                        489,856     407,790     336,959     306,748     238,449
Interest-earning assets                                      586,496     490,449     411,734     383,270     308,852
Deposits                                                     490,223     450,073     376,634     350,067     275,393
Interest-bearing liabilities                                 515,989     420,594     339,243     315,387     258,685
Shareholders' equity                                  $       45,401      43,039      37,998      35,924      24,930
Shares outstanding*                                        3,218,714   3,218,714   3,218,950   3,219,150   2,808,300
----------------------------------------------------  ---------------  ----------  ----------  ----------  ----------

SELECTED AVERAGE BALANCES
Assets                                                $      575,142     469,536     417,387     369,864     295,879
Available for sale securities                                 84,549      66,218      60,642      59,824      57,508
Loans                                                        454,371     374,226     324,651     271,819     215,789
Interest-earning assets                                      545,945     447,645     396,606     351,730     281,215
Deposits                                                     481,289     408,210     363,637     321,371     252,998
Interest-bearing liabilities                                 472,435     373,167     326,164     293,631     233,901
Shareholders' equity                                  $       47,432      42,852      39,348      33,303      24,117
Shares outstanding*                                        3,218,714   3,218,714   3,218,950   3,058,160   2,808,300
----------------------------------------------------  ---------------  ----------  ----------  ----------  ----------

PROFITABILITY RATIOS
Return on average total assets                                  0.80%       1.15%       1.09%       1.08%       0.81%
Return on average shareholders' equity                          9.65%      12.55%      11.54%      12.04%       9.98%
Dividend payout ratio                                          28.14%      23.39%      23.84%      22.61%      33.18%
----------------------------------------------------  ---------------  ----------  ----------  ----------  ----------

LIQUIDITY AND CAPITAL RATIOS (AVERAGES)
Loan to deposit                                                94.41%      91.67%      89.28%      84.58%      85.29%
Shareholders' equity to total assets                            8.25%       9.13%       9.43%       9.00%       8.15%
----------------------------------------------------  ---------------  ----------  ----------  ----------  ----------

PER SHARE OF COMMON STOCK*
Net income                                            $         1.42        1.67        1.41        1.31        0.86
Cash dividends                                        $         0.40        0.39        0.34        0.28        0.28
Book value                                            $        14.11       13.37       11.81       11.16        8.88
----------------------------------------------------  ---------------  ----------  ----------  ----------  ----------

* Shares outstanding and per share computations have been restated to reflect a 10% stock dividend during second quarter 2000, the 3 for 2 stock split during first quarter 1999 and the 10% stock dividend during second quarter 1997.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS



INTRODUCTION

     Management's discussion and analysis of earnings and related data are presented to assist in understanding the consolidated financial condition and results of operations of Peoples Bancorp of North Carolina, Inc. (the "Company"), for the years ended December 31, 2001, 2000 and 1999. The Company is a registered bank holding company operating under the supervision of the Federal Reserve Board and the parent company of Peoples Bank (the "Bank"). The Bank is a North Carolina-chartered bank, with offices in Catawba, Lincoln and Alexander Counties, operating under the banking laws of North Carolina and the Rules and Regulations of the Federal Deposit Insurance Corporation (the "FDIC").

     This discussion and related financial data should be read in conjunction with the audited consolidated financial statements and related footnotes.


RESULTS  OF  OPERATIONS

SUMMARY
     The Company reported earnings of $4.6 million in 2001, or $1.42 basic and diluted net income per share, a 15% decrease as compared to $5.4 million, or $1.67 basic and diluted net income per share, for 2000. Net income for 2000 represented an increase of 18% as compared to 1999 net income of $4.5 million. The decline in net income in 2001 is attributable to a decrease in net interest income, coupled with charge-offs of certain non-performing loans. The increase in net income in 2000 compared to 1999 resulted from increased net interest income combined with an increase in non-interest income and partially offset by growth in non-interest expense.

     Return on average assets in 2001 was 0.80%, compared to 1.15% in 2000 and 1.09% in 1999. Return on average shareholders' equity was 9.65% in 2001 compared to 12.55% in 2000 and 11.54% in 1999.


NET  INTEREST  INCOME
     Net interest income, the largest component of the Company's income, is the amount by which interest and fees generated by earning assets exceed the total cost of funds used to carry them. Net interest income is affected by changes in the volume and mix of earning assets and interest-bearing liabilities, as well as changes in the yields earned and rates paid. Net interest margin is calculated by dividing tax-equivalent net interest income by average earning assets, and represents the Company's net yield on its earning assets.

     Net interest income on a tax-equivalent basis totaled $19.3 million in 2001, a decrease of 12% or $2.6 million from the comparable figure in 2000. The increase in net interest income on a tax equivalent basis in 2000 over 1999 was $3.9 million or 22%. The interest rate spread, which represents the rate earned on interest earning assets less the rate paid on interest-bearing liabilities, decreased to 2.89% in 2001 from 4.03% in 2000, following an increase from the 1999 net interest spread of 3.74%. The net yield on earning assets decreased to 3.54% in 2001 from 4.90% in 2000, following an increase from the 1999 net interest margin of 4.54%.

     Table 1 sets forth for each category of earning assets and interest-bearing liabilities, the average amounts outstanding, the interest incurred on such amounts and the average rate earned or incurred for the years ended December 31, 2001, 2000 and 1999. The table also sets forth the average rate earned on total earning assets, the average rate paid on total interest-bearing liabilities, and the net yield on average total earning assets for the same periods. Yield information does not give effect to changes in fair value that are reflected as a component of shareholders' equity. Nonaccrual loans and the interest income that was recorded on these loans, if any, are included in the yield calculations for loans in all periods reported.

TABLE  1-  AVERAGE  BALANCE  TABLE

                                                  DECEMBER 31, 2001           DECEMBER 31, 2000             DECEMBER 31, 1999
                                             -------------------------------------------------------------------------------------
(Dollars in Thousands)                        BALANCE   INTEREST   RATE    BALANCE   INTEREST   RATE    BALANCE   INTEREST   RATE
----------------------------------------------------------------------------------------------------------------------------------
Earning Assets:

Loans: Net of unearned income                $454,371   $  36,512  8.04%  $374,226   $  36,424  9.73%  $324,651   $  28,375  8.74%

Investments - taxable                          61,050       3,919  6.42%    44,320       2,994  6.76%    39,122       2,348  6.00%
Investments - nontaxable                       20,080       1,381  6.88%    21,898       1,497  6.84%    21,520       1,475  6.86%
Federal funds sold                              3,776         127  3.36%     4,593         282  6.14%     6,780         339  5.00%
Other                                           6,668         428  6.42%     2,608         171  6.56%     4,533         266  5.87%
----------------------------------------------------------------------------------------------------------------------------------

Total earning assets                          545,945      42,367  7.76%   447,645      41,368  9.24%   396,606      32,803  8.27%

Cash and due from banks                        12,273                       11,538                       10,667
Other assets                                   21,703                       14,199                       14,192
Allowance for loan losses                      (5,598)                      (4,281)                      (4,079)
----------------------------------------------------------------------------------------------------------------------------------

Total assets                                 $574,323                     $469,101                     $417,386
==================================================================================================================================

Interest bearing liabilities:

  Deposits:
   NOW accounts                              $ 38,584   $     413  1.07%  $ 32,866   $     456  1.39%  $ 31,003   $     429  1.38%
   Regular savings accounts                    22,670         178  0.78%    24,982         472  1.89%    26,258         490  1.87%
   Insured money market accounts               65,846       2,373  3.60%    55,982       2,832  5.06%    54,757       2,435  4.45%
   Certificates of deposit $100,000 or more   156,034       9,669  6.20%   108,130       6,729  6.22%    83,845       4,475  5.34%
   Other time deposits                        143,781       8,158  5.67%   133,419       7,838  5.87%   115,786       6,178  5.34%
FHLB borrowings                                42,533       2,118  4.98%    15,806         974  6.16%    13,532         736  5.44%
Demand notes payable to U.S. Treasury             897          33  3.64%       852          55  6.46%       899          41  4.56%
Other                                           2,090          84  4.02%     1,130          76  6.73%        83           5  5.95%
----------------------------------------------------------------------------------------------------------------------------------

Total interest bearing liabilities            472,435      23,026  4.87%   373,167      19,432  5.21%   326,163      14,789  4.53%

Demand deposits                                54,374                       52,831                       51,988
Other liabilities                               3,486                        3,268                        2,166
Shareholders' equity                           46,093                       42,208                       39,348
----------------------------------------------------------------------------------------------------------------------------------

Total liabilities and shareholder's equity   $576,388                     $471,474                     $419,665
==================================================================================================================================

Net interest spread                                     $  19,341  2.89%             $  21,936  4.03%             $  18,014  3.74%
==================================================================================================================================

Net yield on earning assets                                        3.54%                        4.90%                        4.54%
==================================================================================================================================

Taxable equivalent adjustment
        Investment securities                                 470                          509                          502
----------------------------------------------------------------------------------------------------------------------------------

Net interest income                                     $  18,871                    $  21,427                    $  17,512
==================================================================================================================================

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

TABLE  2  -  RATE/VOLUME  VARIANCE  ANALYSIS

      TAX  EQUIVALENT  BASIS

                                                    DECEMBER 31, 2001                           DECEMBER 31, 2000
                                         -------------------------------------------  -----------------------------------------
                                          CHANGES IN    CHANGES IN        TOTAL       CHANGES IN    CHANGES IN        TOTAL
                                          IN AVERAGE     AVERAGE        INCREASE      IN AVERAGE     AVERAGE        INCREASE
(Dollars in Thousands)                      VOLUME        RATES        (DECREASE)       VOLUME        RATES        (DECREASE)
------------------------------------------------------------------------------------  -----------------------------------------
Interest Income:

Loans: Net of unearned income            $    7,120        ($7,032)  $           88   $    4,579   $       3,470   $     8,049

Investments - taxable                         1,103           (178)             925          331             315           646
Investments - nontaxable                       (125)             9             (116)          26              (4)           22
Federal funds sold                              (39)          (116)            (155)        (122)             65           (57)
Other                                           277            (20)             257         (108)             13           (95)
                                         -----------  -------------  ---------------  -----------  --------------  ------------

Total interest income                    $    8,336        ($7,337)  $          999   $    4,706   $       3,859   $     8,565

Interest bearing liabilities:

  Deposits:
   NOW accounts                                  70           (113)             (43)          26               1            27
   Regular savings accounts                     (31)          (263)            (294)         (24)              6           (18)
   Insured money market accounts                427           (886)            (459)          58             338           396
   Certificates of deposit $100,000 or more   2,975            (35)           2,940        1,404             850         2,254
   Other time deposits                          598           (278)             320          988             672         1,660
FHLB Borrowings                               1,489           (345)           1,144          132             106           238
Demand notes payable to U.S. Treasury             2            (25)             (23)          (3)             17            14
Other                                            54            (45)               9           66               6            72
                                         -----------  -------------  ---------------  -----------  --------------  ------------

Total interest expense                   $    5,584        ($1,990)  $        3,594   $    2,647   $       1,996   $     4,642
                                         -----------  -------------  ---------------  -----------  --------------  ------------

Net interest income                      $    2,752        ($5,347)         ($2,595)  $    2,059   $       1,863   $     3,923

     The decrease in net interest income in 2001 was primarily attributable to declining interest rates during 2001. The yield on earning assets decreased to 7.76% in 2001 from 9.24% in 2000. This decrease reflects a decrease in the Company's average prime commercial lending rate in 2001, when compared to 2000. The average balance of earning assets increased by $98.3 million, to $546.0 million in 2001 from $447.6 million in 2000. The increase in average loans comprised $80.1 million of this increase. Average investments increased $14.9 million or 23% to $81.1 million in 2001 as compared to $66.2 million in 2000. Average interest-bearing liabilities increased by $99.2 million, to $472.4 million in 2001 from $373.2 million in 2000. This growth in average interest-bearing liabilities is a direct result of the increase in average interest-bearing deposits, which increased by $71.5 million, to $426.9 million in 2001 from $355.4 million in 2000 and an increase in Federal Home Loan Bank
(FHLB) borrowings of $26.7 million to $42.5 million in 2001 from $15.8 million in 2000. The increase in average interest-bearing deposits was primarily attributable to the growth in average time deposits, which increased $58.3 million to $299.8 million in 2001 from $241.5 million in 2000. The cost of funds decreased to 4.87% in 2001 from 5.21% in 2000, mainly as a result of the decrease in the cost of deposits. The decrease in net interest margin in 2001 is primarily attributable to a large percentage of the Bank's loan portfolio being tied to the prime commercial lending rate, which results in loans repricing more quickly than fixed rate deposits in a falling interest rate environment.

     Tax-equivalent interest income on loans in 2001 increased $88,000 from the $36.4 million recorded for 2000, following an increase of $8.0 million or 28% in 2000 over 1999. The decrease in the net interest spread to 2.89% in 2001 from 4.03% in 2000 resulted from the decrease in the yield on earning assets to 7.76% in 2001 from 9.24% in 2000, partially offset by a decrease in the cost of funds to 4.87% in 2001 from 5.21% in 2000.

      Interest expense on FHLB borrowings totaled $2.1 million during 2001 at an average rate of 4.98% compared to $974,000 in 2000 at an average rate of 6.16%, and $736,000 in 1999 at an average rate of 5.44%. Interest expense on federal funds purchased, promissory notes and demand notes payable to the U.S. Treasury totaled $117,000, $131,000 and $46,000 for 2001, 2000 and 1999, respectively.

PROVISION  FOR  LOAN  LOSSES
     Provisions for loan losses are charged to income in order to bring the total allowance for loan losses to a level deemed appropriate by management of the Company based on such factors as management's judgment as to losses within the Company's loan portfolio, including the valuation of impaired loans in accordance with Statement of Financial Accounting Standards (SFAS) no. 114 and 118, loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies and management's assessment of the quality of the loan portfolio and general economic climate.

     The provision for loan losses was $3.5 million, $1.9 million, and $425,000 for the years ended December 31, 2001, 2000 and 1999, respectively. The increase in the provision for loan losses reflects management's decision to accelerate the Bank's contribution to the allowance for loan losses due to declining economic conditions, nationally and locally. Please see the section below entitled "Allowance for Loan Losses." The ratio of net charge-offs to average loans was 0.48% in 2001, 0.29% in 2000 and 0.20% in 1999. Net charge-offs for 2001 were $2.2 million. The ratio of non-performing loans to total loans was 0.90% at December 31, 2001, as compared to 1.45% and 1.03% at December 31, 2000 and 1999, respectively.

NON-INTEREST  INCOME
     Non-interest income for 2001 totaled $8.3 million, an increase of $4.4 million or 113% from non-interest income of $3.9 million for 2000. The increase in non-interest income for 2001 resulted from fees arising from a new service provided to retail checking customers, gains recorded on the sale of available for sale securities, and a strong demand of mortgage loan services. Non-interest income for 2000 increased $536,000 or 16% over non-interest income of $3.4 million for 1999 primarily due to an increase in service charges, fees and miscellaneous other income.

      Service charge income increased $1.2 million, or 77% from 2000 to 2001, as a result of growth in the deposit base coupled with fees arising from a new product designed to automatically advance funds to assist in the event of checking account overdrafts as well as an increase in account maintenance fees. Increases in non-interest income for 2000 were attributable to an increase in deposit volume and associated charges. Service charge income increased $262,000, or 20% in 2000 compared to 1999.

      The Company reported a net gain on sale of securities of $1.6 million in 2001, compared to a net loss on sale of securities of $483,000 during 2000 as the Company sold $83.0 million of available for sale securities. During 1999 a loss on sale of securities of approximately $35,000 was recognized.

      Mortgage banking income increased to $1.0 million in 2001 from $241,000 in 2000 due to a strong demand for mortgage loan services. Mortgage banking income decreased $499,000, or 67% in 2000 from the $740,000 reported in 1999. The reduction in mortgage banking income for 2000 included a loss of $284,000 associated with the sale of jumbo mortgage loans.

NON-INTEREST  EXPENSE
     Total non-interest expense for 2001 amounted to $16.8 million. This was an 8% increase over the $15.5 million reported in 2000, and followed a 12% increase in 2000 over the $13.8 million reported in 1999.

     Salary and employee benefit expense was $9.1 million in 2001, compared to $8.9 million during 2000, an increase of $216,000 or 2%, following a $1.2 million or 15% increase in salary and employee benefit expense in 2000 over 1999. The increase during 2001 resulted from merit increases. Increases during 2000 reflect merit increases, additional participation in management and employee incentive plans, and increased staffing levels to support overall Company growth.

     The Company recorded occupancy expense of $3.0 million in 2001, compared to $2.5 million during 2000, an increase of $474,000 or 20%, following an increase of $279,000 or 13% in occupancy expenses in 2000 over 1999. The increase in 2001 reflects increased overhead expenses associated with new branches, existing branch renovations and the Company's new corporate headquarters. Increases in occupancy expense in 2000 over 1999 were due to the construction of two full service branches and renovations associated with the Company's new corporate headquarters.

     The total of all other operating expenses increased $552,000 or 13% during 2001. Other operating expense increased $236,000 or 6% in 2000 over 1999.

INCOME  TAXES
     Total income tax expense was $2.3 million in 2001 compared with $2.6 million in 2000 and $2.1 million in 1999. The primary reason for the decrease in taxes was the decrease in pretax income during 2001, following an increase in taxes related to an increase in pretax income in 2000 over 1999. The Company's effective tax rates were 33.08%, 32.39% and 31.55% in 2001, 2000 and 1999, respectively.

LIQUIDITY
     The Bank's liquidity position is generally determined by the need to respond to short term demand for funds created by deposit withdrawals and the need to provide resources to fund assets, typically in the form of loans. How the Bank responds to these needs is affected by the Bank's ability to attract deposits, the maturity of the loans and securities, the flexibility of assets within the securities portfolio, the current earnings of the Bank, and the ability to borrow funds from other sources. The Bank's primary sources of liquidity are cash and cash equivalents, available-for-sale securities, deposit growth, and the cash flows from principal and interest payments on loans and other earning assets. In addition, the Bank is able, on a short-term basis, to borrow funds from the Federal Reserve System, the Federal Home Loan Bank of Atlanta and The Banker's Bank, and is also able to purchase federal funds from other financial institutions. At December 31, 2001 the Bank had a line of credit with the FHLB equal to 20% of the Bank's total assets, with an outstanding balance of $68.2 million. The Bank also had the ability to borrow up to $10 million through The Bankers Bank as of December 31, 2001. The liquidity ratio for the Bank, which is defined as net cash, interest bearing deposits with banks, Federal Funds sold, certain investment securities and certain FHLB advances, as a percentage of net deposits (adjusted for deposit runoff projections) and short-term liabilities was 20.62% at December 31, 2001, 27.03% at December 31, 2000, and 30.26% at December 31, 1999. The December 31, 1999 ratio has been restated to reflect increased borrowing capacity at the FHLB, which the Bank recognizes as a factor of its liquidity.

     As disclosed in the Company's Consolidated Statements of Cash Flows included elsewhere herein, net cash provided by operating activities was approximately $3.5 million during 2001. Net cash used in investing activities of $104.6 million consisted primarily of a net change in loans of $82.1 million and securities purchased of $118.4 million funded largely by sales, maturities and paydowns of investment securities of $105.7 million. Net cash provided by financing activities consisted of a $40.1 million net increase in deposits and a $51.0 million net increase in FHLB borrowings. Additionally, the Company issued $14.0 million in trust preferred securities in December 2001.

ASSET  LIABILITY  MANAGEMENT
     The Company's asset liability management strategies are designed to minimize interest rate risk between interest-earning assets and interest-bearing liabilities at various maturities, while maintaining the objective of assuring adequate liquidity and maximizing net interest income. Table 3 presents an interest rate sensitivity analysis for the interest earning assets and interest-bearing liabilities for the year ended December 31, 2001.

TABLE 3 - INTEREST SENSITIVITY ANALYSIS
                                                                                                         OVER 5 YEARS
(DOLLARS IN THOUSANDS)                         IMMEDIATE    1-3 MONTHS    4-12 MONTHS    1 - 5 YEARS    & NON-SENSITIVE    TOTAL
----------------------------------------------------------------------------------------------------------------------------------
INTEREST EARNING ASSETS:
Loans                                         $  358,729   $     7,726   $     18,557   $     68,372   $         37,224   $490,608
Mortgage loans available for sale                  5,339             0              0              0                  0      5,339
Investment securities                              4,000         1,638          2,357          4,776             71,515     84,286
Federal funds sold                                 2,261             0              0              0                  0      2,261
Interest bearing deposit account-FHLB                214             0              0              0                  0        214
Other earning assets                                   0             0              0              0              3,788      3,788
----------------------------------------------------------------------------------------------------------------------------------

Total interest earning assets                 $  370,543   $     9,364   $     20,914   $     73,148   $        112,527   $586,496
----------------------------------------------------------------------------------------------------------------------------------
INTEREST BEARING LIABILITIES:
NOW, savings, and money market deposits       $  145,592   $         0   $          0   $          0   $              0   $145,592
Certificates of deposit of $100,000 or more       12,087        27,769        106,126         10,052                  0    156,034
Other time deposits                               18,231        27,913         67,355         18,271                  1    131,771
Other short term borrowings                          378             0              0              0                  0        378
FHLB borrowings                                        0         5,000         11,000          5,214             47,000     68,214
Trust preferred securities                             0        14,000              0              0                  0     14,000
----------------------------------------------------------------------------------------------------------------------------------

Total interest bearing liabilities            $  176,288   $    74,682   $    184,481   $     33,537   $         47,001   $515,989
----------------------------------------------------------------------------------------------------------------------------------

Interest-sensitive gap                           194,255       (65,318)      (163,567)        39,611             65,526     70,507

Cumulative interest-sensitive gap                194,255       128,937        (34,630)         4,981             70,507
------------------------------------------------------------------------------------------------------------------------

Cumulative interest-sensitive gap
to total earning assets                            33.12%        21.98%         -5.90%          0.85%             12.02%

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

     The Company's rate sensitive assets are those earning interest at variable rates and those maturing within one year. Rate sensitive assets therefore include both loans and available-for-sale securities. Rate sensitive liabilities include interest-bearing checking accounts, money market deposit accounts, savings accounts, certificates of deposit and borrowed funds. At December 31, 2001, 68% of the Company's interest earning assets, excluding non-accrual  loans  could  be  repriced  within  one  year,  compared  to 84% of interest-bearing liabilities. Rate sensitive assets at December 31, 2001 totaled $586.5 million , exceeding rate sensitive liabilities of approximately $516.0 million by $70.5 million.

     An analysis of the Company's financial condition and growth can be made by examining the changes and trends in interest-earning assets and interest-bearing liabilities, and a discussion of these changes and trends follows.

ANALYSIS  OF  FINANCIAL  CONDITION

INVESTMENT  SECURITIES
        All of the Company's investment securities are held in the available-for-sale ("AFS") category. At December 31, 2001 the market value of AFS securities totaled $84.3 million, compared to $71.6 million and $62.5 million at December 31, 2000 and 1999, respectively. Table 4 presents the market value of the presently held AFS securities for the years ended December 31, 2001, 2000 and 1999.

TABLE 4 - SUMMARY  OF  INVESTMENT  PORTFOLIO

                                                        YEAR ENDED          YEAR ENDED         YEAR ENDED
(DOLLARS IN THOUSANDS)                                 DEC 31, 2001        DEC 31, 2000       DEC 31, 1999
-------------------------------------------------------------------------------------------------------------
UNITED STATES TREASURY SECURITIES:                  $                -  $                -  $             900

OBLIGATIONS OF UNITED STATES GOVERNMENT
  AGENCIES AND CORPORATIONS:                        $                -  $           25,119  $          23,374

OBLIGATIONS OF STATES AND POLITICAL SUBDIVISIONS:   $           16,404  $           22,228  $          22,012

MORTGAGE BACKED SECURITIES:                         $           63,382  $           24,218  $          16,212

TRUST PREFERRED SECURITIES:                         $            4,500  $                -  $               -

TOTAL SECURITIES:                                   $           84,286  $           71,565  $          62,498

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

     The Company's investment portfolio consists of U.S. government agency securities, municipal securities and U.S. government agency sponsored mortgage-backed securities. AFS securities averaged $81.1 million in 2001, $66.2 million in 2000 and $60.6 million in 1999. Table 5 presents the AFS securities held by the Company by maturity category at December 31, 2001. Yield information does not give effect to changes in fair value that are reflected as a component of shareholders' equity and yields are calculated on a tax equivalent basis.

TABLE 5 - MATURITY  DISTRIBUTION  AND  WEIGHTED  AVERAGE YIELD ON INVESTMENTS


                                   ONE YEAR OR LESS  AFTER ONE YEAR   AFTER 5 YEARS    AFTER 10 YEARS      TOTALS
                                                    THROUGH 5 YEARS  THROUGH 10 YEARS
(DOLLARS IN THOUSANDS)              AMOUNT   YIELD   AMOUNT   YIELD   AMOUNT   YIELD   AMOUNT   YIELD   AMOUNT   YIELD
-----------------------------------------------------------------------------------------------------------------------
BOOK VALUE:

States and political subdivisions   $ 3,961   7.27%  $ 4,624   7.01%  $ 3,513   6.37%  $ 4,336   7.11%  $16,434   6.96%

Mortgage backed securities                -      -         -      -         -      -    64,862   6.35%   64,862   6.35%

Trust Preferred securities                -      -         -      -         -      -     4,500   7.07%    4,500   7.07%

=======================================================================================================================
Total securities                    $ 3,961   7.27%  $ 4,624   7.01%  $ 3,513   6.37%  $73,698   6.44%  $85,796   6.50%

LOANS
     The loan portfolio is the largest category of the Company's earnings assets and is comprised of commercial loans, real estate mortgage loans, real estate construction loans and consumer loans. The Company restricts its primary lending market to within the Catawba Valley region of North Carolina, which encompasses Catawba, Alexander and Lincoln counties and portions of Iredell and Gaston counties. The mix of the loan portfolio consists primarily of loans secured by real estate and commercial loans. In management's opinion, there are no significant concentrations of credit with particular borrowers engaged in similar activities.

     In the normal course of business, there are various commitments outstanding to extend credit that are not reflected in the financial statements. At December 31, 2001, outstanding loan commitments totaled $91.8 million. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

The  composition  of  the  Company's  loan  portfolio  is  presented in Table 6.

TABLE 6 - LOAN  PORTFOLIO

                                             YEAR ENDED             YEAR ENDED             YEAR ENDED              YEAR ENDED
                                         DECEMBER 31, 2001      DECEMBER 31, 2000      DECEMBER 31, 1999      DECEMBER 31, 1998
(DOLLARS IN THOUSANDS)                  AMOUNT   % OF LOANS    AMOUNT   % OF LOANS    AMOUNT   % OF LOANS    AMOUNT   % OF LOANS
---------------------------------------------------------------------------------------------------------------------------------
BREAKDOWN OF LOAN RECEIVABLES:
Commercial, financial & agricultural   $102,409       20.87%  $ 96,882       23.58%  $ 83,644       24.66%  $ 89,536       29.68%
Real Estate - Mortgage                  277,737       56.61%   229,260       55.79%   190,921       56.29%   157,167       52.11%
Real Estate - Construction               82,791       16.88%    58,939       14.34%    39,340       11.60%    29,927        9.92%
Consumer                                 27,671        5.64%    25,858        6.29%    25,293        7.46%    24,995        8.29%
                                       ------------------------------------------------------------------------------------------


Total loans                            $490,608      100.00%  $410,939      100.00%  $339,198      100.00%  $301,625      100.00%

Less: Allowance for Loan Losses           6,091                  4,713                  3,924                  4,137
                                       --------               --------               --------               --------

Net Loans                              $484,517               $406,226               $335,274               $297,488
                                       ========               ========               ========               ========

                                             YEAR ENDED
                                         DECEMBER 31, 1997
(DOLLARS IN THOUSANDS)                  AMOUNT   % OF LOANS
------------------------------------------------------------
BREAKDOWN OF LOAN RECEIVABLES:
Commercial, financial & agricultural   $ 80,230       33.42%
Real Estate - Mortgage                  115,768       48.22%
Real Estate - Construction               24,291       10.12%
Consumer                                 19,793        8.24%
                                       ---------------------


Total loans                            $240,082      100.00%

Less: Allowance for Loan Losses           4,375
                                       --------

Net Loans                              $235,707
                                       ========

      As of December 31, 2001, gross loans outstanding were $490.6 million, an increase of $79.7 million or 19% over the December 31, 2000 balance of $410.9 million. Most of this growth was attributable to growth in real estate loans. Real estate mortgage loans grew $48.5 million in 2001, while real estate construction loans grew $23.9 million in 2001. The Company experienced an increase of $5.5 million in the commercial loan portfolio. As a percentage of the Company's total loan portfolio, real estate mortgage loans represented 56.61% in 2001, 55.79% in 2000 and 56.29% in 1999. Over the same period commercial loans represented 20.87%, 23.58% and 24.66% of the Company's total loan portfolio, respectively. Real estate construction loans made up 16.88%, 14.34% and 11.60% of the Company's total loan portfolio at December 31, 2001, 2000 and 1999, respectively. Consumer loans represented 5.64%, 6.29% and 7.46% of the Company's total loan portfolio at December 31, 2001, 2000 and 1999, respectively.

      Mortgage loans held for sale were $5.3 million at December 31, 2001, an increase of $3.8 million over the December 31, 2000 balance of $1.6 million which represented a decrease of $122,000 over the December 31, 1999 balance of $1.7 million.

Table 7 identifies the maturities of all loans as of December 31, 2001 and addresses the sensitivity of these loans to changes in interest rates.

TABLE 7 - MATURITY  AND  REPRICING  DATA  FOR  LOANS

                                                       AFTER ONE
                                        WITHIN ONE    YEAR THROUGH   AFTER FIVE
(DOLLARS IN THOUSANDS)                 YEAR OR LESS    FIVE YEARS       YEARS     TOTAL LOANS
----------------------------------------------------------------------------------------------
Commercial, financial & agricultural   $      88,336  $      11,244  $     2,829  $    102,409
Real Estate - Mortgage                       201,461         35,520       40,756       277,737
Real Estate - Commercial                      74,155          4,151        4,485        82,791
Consumer                                      10,032         14,024        3,615        27,671
----------------------------------------------------------------------------------------------

Total Loans                            $     373,984  $      64,939  $    51,685  $    490,608
==============================================================================================
Total fixed rate loans                        12,745         64,301       51,685       128,731
Total floating rate loans                    361,239            638            0       361,877
----------------------------------------------------------------------------------------------

Total loans                            $     373,984  $      64,939  $    51,685  $    490,608
==============================================================================================

ALLOWANCE  FOR  LOAN  LOSSES
     The allowance for loan losses reflects management's assessment and estimate of the risks associated with extending credit and its evaluation of the quality of the loan portfolio. The Bank periodically analyzes the loan portfolio in an effort to review asset quality and to establish an allowance for loan losses that management believes will be adequate in light of anticipated risks and loan losses. In assessing the adequacy of the allowance, size, quality and risk of loans in the portfolio are reviewed. Other factors considered are:

     -    the  Bank's  loan  loss  experience;
     -    the  amount  of  past  due  and  nonperforming  loans;
     -    specific  known  risks;
     -    the  status  and  amount  of  past  due  and  nonperforming  assets;
     -    underlying  estimated  values  of  collateral  securing  loans;
     -    current  and  anticipated  economic  conditions;  and
     - other factors which management believes affect the allowance for potential credit losses.

     An analysis of the credit quality of the loan portfolio and the adequacy of the allowance for loan losses is prepared by the Bank's credit administration area and presented to the Bank's Executive and Loan Committee on a regular basis. In addition, the Bank has engaged an outside loan review consultant to perform, and report on an annual basis, an independent review of the quality of the loan portfolio relative to the accurateness of the Bank's loan grading system. The allowance for loan losses is established through charges to expense in the form of a provision for loan losses. Loan losses and recoveries are charged and credited directly to the allowance.

     An allowance for loan losses is also established, as necessary, for individual loans considered to be impaired in accordance with SFAS No. 114. A loan is considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan will not be collected. Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or at the loan's observable market price, or the fair value of collateral if the loan is collateral dependent. At December 31, 2001 and 2000, the recorded investment in loans that were considered to be impaired under SFAS No. 114 was approximately $4.4 million and $6.0 million, respectively, with related allowance for loan losses of approximately $699,000 and $925,000, respectively.

     The Bank's allowance for loan losses is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance for loan losses and the size of the allowance for loan losses compared to a group of peer banks identified by the regulators. During their routine examinations of banks, the FDIC and the North Carolina Commissioner of Banks may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

     While it is the Bank's policy to charge off in the current period loans for which a loss is considered probable, there are additional risks of future losses which cannot be quantified precisely or attributed to particular loans or classes of loans. Because these risks include the state of the economy, management's judgment as to the adequacy of the allowance is necessarily approximate and imprecise.

     The Company grants loans and extensions of credit primarily within the Catawba Valley region of North Carolina, which encompasses Catawba, Alexander, Iredell and Lincoln counties. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by real estate, which is dependent upon the real estate market. Non-real estate commercial loans also can be affected by local economic conditions. At December 31, 2001, approximately 8% of the Company's portfolio was not secured by any type of collateral. Unsecured loans generally involve higher credit risk than secured loans and, in the event of customer default, the Company has a higher exposure to potential loan losses.

     Total non-performing loans were $4.4 million in 2001, $6.0 million in 2000 and $3.5 million in 1999. The ratio of net charge-offs to average total loans was 0.48% in 2001, 0.29% in 2000 and 0.20% in 1999. The ratio of non-performing loans to total loans was 0.90% at December 31, 2001, as compared to 1.45% and 1.04% at December 31, 2000 and 1999, respectively. The allowance for loan losses totaled $6.1 million, representing 1.24% of total loans outstanding at December 31, 2001. For December 31, 2000 and 1999, the allowance for loan losses amounted to $4.7 million, or 1.15% of total loans outstanding and $3.9 million, or 1.16% of total loans outstanding, respectively.

Table 8 presents an analysis of the allowance for loan losses, including charge-off activity.

TABLE 8 - ANALYSIS  OF  ALLOWANCE  FOR  LOAN  LOSSES

                                                 YEAR ENDED      YEAR ENDED      YEAR ENDED      YEAR ENDED      YEAR ENDED
                                                DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
(DOLLARS IN THOUSANDS)                              2001            2000            1999            1998            1997
============================================================================================================================
RESERVE FOR LOAN LOSSES AT BEGINNING           $       4,713   $       3,924   $       4,137   $       4,375   $      3,745

LOANS CHARGED OFF:
Commercial, financial, and agriculture                   842             857             485             608              8
Real estate - mortgage                                   790              10              25               -              -
Real estate - construction                                51              36               -               -              -
Consumer                                                 675             255             195             138            131
----------------------------------------------------------------------------------------------------------------------------

Total loans charged off                        $       2,358   $       1,158   $         705   $         746   $        139
----------------------------------------------------------------------------------------------------------------------------

RECOVERIES OF LOSSES PREVIOUSLY CHARGED OFF:

Commercial, financial, and agriculture                    84              20              24              39             60
Real estate - mortgage                                     -               -               -               -              -
Real estate - construction                                 6               -               -               -              -
Consumer                                                 101              48              43              24             12
----------------------------------------------------------------------------------------------------------------------------

Total recoveries                               $         191   $          68   $          67   $          63   $         72
----------------------------------------------------------------------------------------------------------------------------

Net loans charged off                          $       2,167   $       1,090   $         638   $         683   $         67

Provision for loan losses                              3,545           1,879             425             445            697
----------------------------------------------------------------------------------------------------------------------------

Reserve for loan losses at end of year         $       6,091   $       4,713   $       3,924   $       4,137   $      4,375
============================================================================================================================

Loans charged off net of recoveries, as
a percent of average loans outstanding                  0.48%           0.29%           0.20%           0.25%          0.03%

NON-PERFORMING  ASSETS
     Non-performing assets, comprised of non-accrual loans, other real estate owned and loans for which payments are more than 90 days past due totaled $4.7 million at December 31, 2001 compared to $6.1 million at December 31, 2000. This decrease is a result of the resolution of two large problem credits included in non-performing assets at December 31, 2000, which resulted in charge-offs of $746,000 in 2001.

     It is the general policy of the Company to stop accruing interest income and place the recognition of interest on a cash basis when a loan is placed on non-accrual status and any interest previously accrued but not collected is reversed against current income.

A summary of non-performing assets at December 31 for each of the years presented is shown in table 9.

TABLE  9  -  NON-PERFORMING  ASSETS

(DOLLARS IN THOUSANDS)
-----------------------------------------------------------------------------------------------
YEAR                                                 2001     2000     1999     1998     1997
-----------------------------------------------------------------------------------------------
Nonaccrual loans                                    $3,756   $5,421   $2,866   $3,292   $3,075
Loans 90 days or more past due and still accruing      655      545      645      328      586
     Total non-performing loans                      4,411    5,966    3,511    3,620    3,661
 All other real estate owned                           256      112       44      545        -
     Total non-performing assets                    $4,667   $6,078   $3,555   $4,165   $3,661

AS A PERCENT OF TOTAL LOANS AT YEAR END
Non-accrual loans                                     0.77%    1.32%    0.84%    1.09%    1.28%
Loans 90 days or more past due and still accruing     0.13%    0.13%    0.19%    0.11%    0.24%
Total non-performing assets                           0.95%    1.48%    1.05%    1.38%    1.52%

      At December 31, 2001 the Company had non-performing loans, defined as non-accrual and accruing loans past due more than 90 days, of $4.4 million or 0.90% of total loans. Non-performing loans for 2000 were $6.0 million, or 1.45% of total loans and $3.5 million, or 1.03% of total loans for 1999. Interest that would have been recorded on non-accrual loans for the years ended December 31, 2001, 2000 and 1999, had they performed in accordance with their original terms, amounted to approximately $695,000, $508,000 and $333,000 respectively. Interest income on non-accrual loans included in the results of operations for 2001, 2000, and 1999 amounted to approximately $22,000, $94,000 and $61,000, respectively.

     Management continually monitors the loan portfolio to ensure that all loans potentially having a material adverse impact on future operating results, liquidity or capital resources have been classified as non-performing. Should economic conditions deteriorate, the inability of distressed customers to service their existing debt could cause higher levels of non-performing loans.


DEPOSITS
     The Company primarily uses deposits to fund its loan and investment portfolios. The Company offers a variety of deposit accounts to individuals and businesses. Deposit accounts include checking, savings, money market and certificates of deposit. Certificates of deposit in amounts of $100,000 or more totaled $156.0 million at December 31, 2001, $129.1 million and $89.3 million at December 31, 2000 and 1999, respectively. The majority of these deposits are from customers who reside or own businesses in the Bank's primary service area, and therefore, are believed by the Bank to be stable, and for all practicable purposes, no more rate sensitive than core deposits.

     As of December 31, 2001, total deposits were $490.2 million, an increase of $40.1 million or 9% increase over the December 31, 2000 balance of $450.1 million. The increase in deposits is primarily attributable to growth in time deposits which resulted from deposit campaigns throughout 2001.


Table 10 is a summary of the maturity distribution of certificates of deposit in amounts of $100,000 or more as of December 31, 2001.

TABLE  10  -  MATURITIES  OF  TIME  DEPOSITS  OVER  $100,000

(DOLLARS IN THOUSANDS)
================================================

MATURITY PERIOD                          AMOUNT
================================================
Three months or less                    $ 39,855
Over three months through six months      59,869
Over six months through twelve months     46,257
Over twelve months                        10,053
                                        --------
    Total                               $156,034
                                        ========

BORROWED  FUNDS
     The Company has access to various short-term borrowings, including the purchase of Federal Funds and borrowing arrangements from the FHLB and other financial institutions. At December 31, 2001, FHLB borrowings totaled $68.2 million compared to $21.4 million at December 31, 2000 and $14.5 million at December 31, 1999. Average FHLB borrowings for 2001 were $42.5 million, compared to average balances of $15.8 million for 2000 and $13.5 million for 1999. The maximum amount of outstanding FHLB borrowings was $68.2 million in 2001, and $21.4 in 2000 and $14.5 in 1999. The FHLB advances outstanding at December 31, 2001 had both fixed and adjustable interest rates ranging from 1.83% to 6.16%. Approximately $16.0 million of the FHLB advances outstanding mature prior to December 31, 2002. Additional information regarding FHLB advances is provided in note 7 to the consolidated financial statements.

     Demand notes payable to the U. S. Treasury amounted to approximately $118,000 at December 31, 2001 and $1.6 million at December 31, 2000 and 1999, respectively.


TRUST  PREFERRED  SECURITIES
     In December, 2001 the Company formed a wholly owned Delaware statutory trust, PEBK Capital Trust I ("PEBK Trust"), which issued $14 million of guaranteed preferred beneficial interests in the Company's junior subordinated deferrable interest debentures that qualify as Tier I capital under Federal Reserve Board guidelines. All of the common securities of PEBK Trust are owned by the Company. The proceeds from the issuance of the common securities and the trust preferred securities were used by PEBK Trust to purchase $14.4 million of junior subordinated debentures of the Company, which pay interest at a floating rate equal to prime plus 50 basis points. The proceeds received by the Company from the sale of the junior subordinated debentures were used for general purposes, primarily to provide capital to the Bank. The debentures represent the sole asset of PEBK Trust. The debentures and related earnings statement effects are eliminated in the Company's financial statements.

     The Trust Preferred Securities accrue and pay quarterly distributions based on the liquidation value of $50,000 per capital security at a floating rate of prime plus 50 basis points. The Company has guaranteed distributions and other payments due on the Trust Preferred Securities to the extent PEBK Trust has funds with which to make the distributions and other payments. The net combined effect of all the documents entered into in connection with the Trust Preferred Securities is that the Company is liable to make the distributions and other payments required on the Trust Preferred Securities.

     The Trust Preferred Securities are mandatorily redeemable upon maturity of the debentures on December 31, 2031, or upon earlier redemption as provided in the indenture. The Company has the right to redeem the debentures purchased by PEBK Trust, in whole or in part, on or after December 31, 2006. As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount and any accrued but unpaid interest.

CAPITAL  RESOURCES
     Shareholders' equity at December 31, 2001 was $45.4 million compared to $43.0 million and $38.0 million at December 31, 2000 and 1999, respectively. At December 31, 2001, unrealized gains and losses net of tax in the available-for-sale securities portfolio amounted to a loss of approximately $922,000. For the years ended December 31, 2000 and 1999, unrealized gains and losses net of tax in the available-for-sale securities portfolio amounted to a gain of approximately $4,000 and a loss of approximately $920,000, respectively. Average shareholders' equity as a percentage of total average assets is one measure used to determine capital strength. Average shareholders' equity as a percentage of total average assets was 8.25%, 9.13% and 9.43% for 2001, 2000 and 1999. The return on average shareholders' equity was 9.65% at December 31, 2001 as compared to 12.55% and 11.54% as of December 31, 2000 and December 31, 1999, respectively.

     Under regulatory capital guidelines, financial institutions are currently required to maintain a total risk-based capital ratio of 8.0% or greater, with a Tier 1 risk-based capital ratio of 4.0% or greater. Tier 1 capital is generally defined as shareholders' equity less all intangible assets and goodwill. Tier 1 capital at December 31, 2001 includes $14.0 million in trust preferred securities. The Company's Tier I capital ratio was 11.14%, 10.11% and 10.99% at December 31, 2001, 2000 and 1999, respectively. Total risk based capital is defined as Tier 1 capital plus supplementary capital. Supplementary capital, or Tier 2 capital, consists of the Company's allowance for loan losses, not exceeding 1.25% of the Company's risk-weighted assets. Total risk-based capital ratio is therefore defined as the ratio of total capital (Tier 1 capital and Tier 2 capital) to risk-weighted assets. The Company's total risk based capital ratio was 12.27%, 11.22% and 12.11% at December 31, 2001, 2000 and 1999,
respectively. In addition to the Tier I and total risk-based capital requirements, financial institutions are also required by the FDIC to maintain a leverage ratio of Tier 1 capital to total average assets of 4.0% or greater. The Company's Tier I leverage capital ratio was 10.46%, 9.10% and 9.21% at December 31, 2001, 2000 and 1999, respectively.

     A Bank is considered to be "well capitalized" if it has a total risk-based capital ratio of 10.0 % or greater, a Tier I risk-based capital ratio of 6.0% or greater, and has a leverage ratio of 5.0% or greater. Based upon these guidelines, the Bank was considered to be "well capitalized" at December 31, 2001, 2000 and 1999, respectively.

The Company's key equity ratios as of December 31, 2001, 2000 and 1999 are presented in Table 11:

TABLE  11  -  EQUITY  RATIOS

                                 YEARS ENDED DECEMBER 31,
                                   2001    2000    1999
========================================================
Return on average assets           0.80%   1.15%   1.09%
Return on average equity           9.65%  12.55%  11.54%
Dividend payout ratio             28.14%  23.39%  23.84%
Average equity to average assets   8.25%   9.13%   9.43%

COMPANY  REORGANIZATION
     Effective August 31, 1999, the Bank completed the process of converting to the holding company form of organization. The Bank is now a subsidiary of the Company, a one-bank holding company, headquartered in Newton, North Carolina.

     As a result of the reorganization, each share of the Bank's common stock was automatically converted into one share of the Company's common stock. The Company is now the sole shareholder of the Bank. The corporate reorganization was accounted for in a manner similar to a pooling of interest.

QUARTERLY  FINANCIAL  DATA
     The Company's consolidated quarterly operating results for the years ended December 31, 2001 and 2000 are presented in table 12. The increase in provision for loan losses in fourth quarter 2001 reflects the charge off of two large loans during fourth quarter.

TABLE  12  -  QUARTERLY  FINANCIAL  DATA

                                             2001                               2000
                            ----------------------------------  ----------------------------------
                                           (in thousands, except per share amounts)
                              First     Second  Third   Fourth    First     Second  Third   Fourth
                            ----------  ------  ------  ------  ----------  ------  ------  ------
Total interest income       $   10,935  10,849  10,568   9,546  $    9,077   9,838  10,754  11,190
Total interest expense           5,905   5,998   5,952   5,172       4,015   4,428   5,176   5,814
                            ----------------------------------  ----------------------------------

Net interest income              5,030   4,851   4,616   4,374       5,062   5,410   5,578   5,376

Provision for loan losses          429     453     760   1,903         256     523     640     460
Other income                     1,602   1,990   2,110   2,561         863   1,141     868   1,044
Other expense                    4,160   4,370   3,864   4,358       3,793   4,040   3,731   3,945
                            ----------------------------------  ----------------------------------

Income before income taxes       2,043   2,018   2,102     674       1,876   1,988   2,075   2,015
Income taxes                       672     668     716     206         606     646     689     635
                            ----------------------------------  ----------------------------------

Net earnings                $    1,371   1,350   1,386     468  $    1,270   1,342   1,386   1,380
                            ==================================  ==================================

Net earnings per share      $     0.42    0.42    0.43    0.15  $     0.39    0.42    0.43    0.43
                            ==================================  ==================================

            QUANTATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Market risk reflects the risk of economic loss resulting from adverse changes in market prices and interest rates. This risk of loss can be reflected in either diminished current market values or reduced potential net interest income in future periods.

     The Company's market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. The structure of the Company's loan and deposit portfolios is such that a significant decline (increase) in interest rates may adversely impact net market values and interest income. Management seeks to manage the risk through the utilization of its investment securities and off balance sheet derivative instruments. During the years ended December 31, 2001, 2000 and 1999, the Company has used interest rate contracts to manage market risk. During first quarter 2001, the Company entered into an interest rate floor contract as a means of managing its interest rate risk.
Interest rate floors are used to protect certain designated variable rate financial instruments from the downward effects of their repricing in the event of a decreasing rate environment. The total cost of the interest rate floor was $417,500 and it was not management's intention to use the floor as a fair value or cash flow hedge, as defined in SFAS No. 133. The Company sold the interest rate floor contract during the quarter ended June 30, 2001. For the years ended December 31, 2001 the Company recognized no interest expense related to derivative financial instruments. The Company expensed $3,200 and $22,944 for the years ended December 31, 2000 and 1999, respectively, related to derivative financial instruments. The Company had no off-balance sheet derivative financial instruments at December 31, 2001.

      Table 13 presents in tabular form the contractual balances and the estimated fair value of the Company's on-balance sheet financial instruments and the notional amount and estimated fair value of the Company's off-balance sheet derivative instruments at their expected maturity dates for the period ended December 31, 2001. The expected maturity categories take into consideration historical prepayment experience as well as management's expectations based on the interest rate environment at December 31, 2001. For core deposits without contractual maturity (i.e. interest bearing checking, savings, and money market accounts), the table presents principal cash flows based on management's judgment concerning their most likely runoff or repricing behaviors.

TABLE  13-  MARKET  RISK  TABLE

(IN THOUSANDS)                              PRINCIPAL/NOTIONAL AMOUNT MATURING IN:


                                        YEAR ENDED DECEMBER    YEAR ENDED DECEMBER    YEAR ENDED DECEMBER
LOANS RECEIVABLE                             31, 2002               31, 2003               31, 2004
==========================================================================================================
Fixed rate                             $             17,544   $             18,126   $             18,736
  Average interest rate                               11.58%                  8.48%                  7.96%
Variable rate                          $            129,765   $             48,511   $             35,072
  Average interest rate                                5.94%                  5.35%                  5.37%

INVESTMENT SECURITIES
==========================================================================================================
Interest bearing cash                  $                214   $                  -   $                  -
  Average interest rate                                1.83%                     -                      -
Federal funds sold                     $              2,261   $                  -   $                  -
  Average interest rate                                2.18%                     -                      -
Securities available for sale          $              3,070   $              1,808   $              4,307
  Average interest rate                                7.91%                  4.89%                  6.42%
Nonmarketable equity securities        $                  -   $                  -   $                  -
  Average interest rate                                   -                      -                      -

DEBT OBLIGATIONS
==========================================================================================================
Deposits                               $            273,321   $             24,328   $              4,491
  Average interest rate                                4.77%                  3.74%                  3.83%
Advances from FHLB                     $             16,000   $                214   $                  -
  Average interest rate                                1.88%                  5.86%                  0.00%
Demand Notes payable to U.S. Treasury  $                118   $                  -   $                  -
  Average interest rate                                1.43%                     -                      -


                                              YEARS ENDED
LOANS RECEIVABLE                        DECEMBER 31, 2005 & 2006    THEREAFTER    TOTAL    FAIR VALUE
======================================================================================================
Fixed rate                             $                  32,021   $    45,417   $131,844  $   135,532
  Average interest rate                                     8.01%         8.65%
Variable rate                          $                  50,728   $    94,688   $358,764  $   364,170
  Average interest rate                                     5.47%         5.54%

INVESTMENT SECURITIES
======================================================================================================
Interest bearing cash                  $                       -   $         -   $    214  $       214
  Average interest rate                                        -             -
Federal funds sold                     $                       -   $         -   $  2,261  $     2,261
  Average interest rate                                        -             -
Securities available for sale          $                   2,934   $    72,166   $ 84,286  $    84,286
  Average interest rate                                     6.02%         5.97%
Nonmarketable equity securities        $                       -   $     4,603   $  4,603  $     4,603
  Average interest rate                                        -             -

DEBT OBLIGATIONS
======================================================================================================
Deposits                               $                     779   $   187,305   $490,223  $   493,303
  Average interest rate                                     5.84%         0.76%
Advances from FHLB                     $                   5,000   $    47,000   $ 68,214  $    68,497
  Average interest rate                                     0.00%         4.58%
Demand Notes payable to U.S. Treasury  $                       -   $         -   $    118  $       118
  Average interest rate                                        -             -

                     MARKET FOR THE COMPANY'S COMMON EQUITY
                         AND RELATED SHAREHOLDER MATTERS

     Peoples Bancorp common stock is traded on the over-the-counter (OTC) market and quoted on the Nasdaq National Market, under the symbol "PEBK". Scott and Stringfellow, Inc., Ryan, Beck & Co., and Trident Securities, Inc. are market makers for the Company's shares.

     Although the payment of dividends by the Company is subject to certain requirements and limitations of North Carolina corporate law, neither the Commissioner nor the FDIC have promulgated any regulations specifically limiting the right of the Company to pay dividends and repurchase shares. However, the ability of the Company to pay dividends and repurchase shares may be dependent upon the Company's receipt of dividends from the Bank. The Bank's ability to pay dividends is limited. North Carolina commercial banks, such as the Bank, are subject to legal limitations on the amounts of dividends they are permitted to pay. Dividends may be paid by the Bank from undivided profits, which are determined by deducting and charging certain items against actual profits, including any contributions to surplus required by North Carolina law. Also, an insured depository institution, such as the Bank, is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become "undercapitalized" (as such term is defined in the applicable law and regulations). Based on its current financial condition, the Bank does not expect that this provision will have any impact on the Bank's ability to pay dividends.

     As of March 1, 2002, the Company had 670 shareholders of record, not including the number of persons or entities whose stock is held in nominee or street name through various brokerage firms or banks. The market price for the Company's common stock was $15.85 on March 1, 2002.

     Following  is  certain  market  and  dividend  information for the last two fiscal years. Information for quarters prior to the third quarter of 2000 relates to the Bank's common stock. Over-the-counter quotations reflect inter-dealer prices, without retail mark-up, mark down or commission and may not necessarily represent actual transactions.


                 MARKET  AND  DIVIDEND  DATA

                                        CASH DIVIDEND
2001               LOW BID   HIGH BID   PER SHARE
   First Quarter   $ 13.000  $  16.000  $         0.10
   Second Quarter  $ 16.050  $  13.500  $         0.10

   Third Quarter   $ 16.000  $  20.000  $         0.10

   Fourth Quarter  $ 14.100  $  17.000  $         0.10

                                        CASH DIVIDEND
2000               LOW BID   HIGH BID   PER SHARE

   First Quarter   $ 11.591  $  13.636  $         0.09

   Second Quarter  $ 12.159  $  16.250  $         0.10

   Third Quarter   $ 12.000  $  13.625  $         0.10

   Fourth Quarter  $ 11.625  $  13.500  $         0.10

                      DIRECTORS AND OFFICERS OF THE COMPANY

DIRECTORS
---------

ROBERT  C.  ABERNETHY  -  CHAIRMAN
----------------------------------
Chairman of the Board, Peoples Bancorp of North Carolina, Inc. and Peoples Bank; President, Secretary and Treasurer, Carolina Glove Company, Inc. (glove manufacturer)

JAMES  S.  ABERNETHY
--------------------
President  and  Assistant Secretary, Midstate Contractors, Inc. (paving company)

BRUCE  R.  ECKARD
-----------------
President,  Eckard  Vending  Company,  Inc.  (vending  machine  servicer)

JOHN  H.  ELMORE,  JR.
----------------------
Chairman of the Board, Chief Executive Officer and Treasurer; Elmore Construction Company, Inc.

GARY  E.  MATTHEWS
------------------
President  and  Director,  Matthews  Construction  Company,  Inc.

CHARLES  F.  MURRAY
-------------------
President,  Murray's  Hatchery,  Inc.

LARRY  E.  ROBINSON
-------------------
President and Chief Executive Officer, Blue Ridge Distributing Co., Inc. (beer and wine distributor) & President and Chief Executive Officer, Associated Brands, Inc. (beer and wine distributor)

FRED  L.  SHERRILL,  JR.
------------------------
Retired  (furniture  manufacturing  executive)

DAN  RAY  TIMMERMAN,  SR.
-------------------------
President,  Timmerman  Manufacturing, Inc. (wrought iron furniture manufacturer)

BENJAMIN  I.  ZACHARY
---------------------
General Manager, Treasurer, Secretary and Member of the Board of Directors, Alexander Railroad Company

OFFICERS
--------

TONY  W.  WOLFE
---------------
President  and  Chief  Executive  Officer

JOSEPH  F.  BEAMAN,  JR.
------------------------
Executive  Vice  President  and  Corporate  Secretary

LANCE  A.  SELLERS
------------------
Executive  Vice  President  and  Assistant  Corporate  Secretary

WILLIAM  D.  CABLE
------------------
Executive  Vice  President  and  Assistant  Corporate  Treasurer

A.  JOSEPH  LAMPRON
-------------------
Executive Vice President, Chief Financial Officer and Corporate Treasurer

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




To the Board of Directors and Shareholders
Peoples Bancorp of North Carolina, Inc.
Newton, North Carolina:


We have audited the accompanying consolidated balance sheets of Peoples Bancorp of North Carolina, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of earnings, comprehensive income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Bancorp of North Carolina, Inc. as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.



/s/ Porter Keadle Moore, LLP
Atlanta, Georgia
January 18, 2002

                          PEOPLES BANCORP OF NORTH CAROLINA, INC.

                                CONSOLIDATED BALANCE SHEETS

                                 DECEMBER 31, 2001 AND 2000


                                                                     2001          2000
                                                                 -------------  -----------
                        Assets
                        ------

Cash and due from banks, including reserve requirements
   of $2,246,000 and $4,739,000                                  $ 13,042,320    13,619,197
Federal funds sold                                                  2,261,000     5,020,000
                                                                 -------------  -----------

      Cash and cash equivalents                                    15,303,320    18,639,197

Investment securities available for sale                           84,286,037    71,564,844
Other investments                                                   4,602,773     2,398,873
Mortgage loans held for sale                                        5,338,931     1,563,700
Loans, net                                                        484,517,151   406,226,100
Premises and equipment, net                                        14,679,191    12,907,968
Cash surrender value of life insurance                              4,583,000             -
Accrued interest receivable and other assets                        6,194,301     5,701,105
                                                                 -------------  -----------

                                                                 $619,504,704   519,001,787
                                                                 =============  ===========

        Liabilities and Shareholders' Equity
        ------------------------------------

Deposits:
   Noninterest-bearing                                           $ 56,826,130    52,793,390
   Interest-bearing                                               433,397,059   397,279,952
                                                                 -------------  -----------

      Total deposits                                              490,223,189   450,073,342

Demand notes payable to U. S. Treasury                                117,987     1,600,000
Accrued interest payable and other liabilities                      1,548,139     2,932,284
Federal Home Loan Bank advances                                    68,214,286    21,357,142
Guaranteed preferred beneficial interests in Company's junior
   subordinated debentures (Trust Preferred Securities)            14,000,000             -
                                                                 -------------  -----------


      Total liabilities                                           574,103,601   475,962,768
                                                                 -------------  -----------

Commitments

Shareholders' equity:
   Preferred stock, no par value; authorized 5,000,000 shares;
      no shares issued and outstanding                                      -             -
   Common stock, no par value; authorized 20,000,000 shares;
      3,218,714 shares issued and outstanding                      36,407,798    36,407,798
   Retained earnings                                                9,915,399     6,627,533
   Accumulated other comprehensive income (loss)                     (922,094)        3,688
                                                                 -------------  -----------

      Total shareholders' equity                                   45,401,103    43,039,019
                                                                 -------------  -----------

                                                                 $619,504,704   519,001,787
                                                                 =============  ===========


See accompanying notes to consolidated financial statements.

                              PEOPLES BANCORP OF NORTH CAROLINA, INC.

                                CONSOLIDATED STATEMENTS OF EARNINGS

                       FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999


                                                              2001           2000         1999
                                                        ----------------  -----------  -----------
Interest income:
   Interest and fees on loans                           $     36,512,395  36,423,973   28,375,391
   Interest on federal funds sold                                126,791     281,659      338,941
   Interest and dividends on securities:
      U. S. Treasuries                                                 -      16,572       50,221
      U. S. Government agencies                                3,918,551   2,977,459    2,297,645
      State and political subdivisions                           911,707     988,020      973,744
      Other                                                      428,157     171,600      266,097
                                                        ----------------  -----------  -----------

      Total interest income                                   41,897,601  40,859,283   32,302,039
                                                        ----------------  -----------  -----------

Interest expense:
   Deposits                                                   20,790,136  18,326,359   14,009,018
   Federal Home Loan Bank advances                             2,118,511     974,036      735,752
   Other                                                         117,849     131,705       45,501
                                                        ----------------  -----------  -----------

      Total interest expense                                  23,026,496  19,432,100   14,790,271
                                                        ----------------  -----------  -----------

      Net interest income                                     18,871,105  21,427,183   17,511,768

Provision for loan losses                                      3,545,322   1,879,100      425,000
                                                        ----------------  -----------  -----------

   Net interest income after provision for loan losses        15,325,783  19,548,083   17,086,768
                                                        ----------------  -----------  -----------

Other income:
   Service charges on deposit accounts                         2,805,492   1,588,390    1,326,810
   Other service charges and fees                                471,998     367,352      298,454
   Gain (loss) on sale of securities                           1,613,992    (483,472)     (34,824)
   Mortgage banking income                                     1,014,043     241,007      740,031
   Insurance and brokerage commissions                           348,582     168,557      129,786
   Miscellaneous                                               2,008,797   2,033,930      919,804
                                                        ----------------  -----------  -----------

      Total other income                                       8,262,904   3,915,764    3,380,061
                                                        ----------------  -----------  -----------

Other expenses:
   Salaries and employee benefits                              9,115,496   8,899,285    7,737,404
   Occupancy                                                   2,984,100   2,509,720    2,230,448
   Other operating                                             4,652,197   4,099,972    3,863,652
                                                        ----------------  -----------  -----------

      Total other expenses                                    16,751,793  15,508,977   13,831,504
                                                        ----------------  -----------  -----------

      Earnings before income taxes                             6,836,894   7,954,870    6,635,325

Income tax expense                                             2,261,542   2,576,400    2,093,380
                                                        ----------------  -----------  -----------

      Net earnings                                      $      4,575,352   5,378,470    4,541,945
                                                        ================  ===========  ===========

      Net earnings per share                            $           1.42        1.67         1.41
                                                        ================  ===========  ===========


See accompanying notes to consolidated financial statements.

                                   PEOPLES BANCORP OF NORTH CAROLINA, INC.

                          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                             FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999


                                                                                   Accumulated
                                                Common Stock                          Other
                                           ------------------------   Retained    Comprehensive
                                             Shares       Amount      Earnings    Income (Loss)      Total
                                           ----------  ------------  -----------  --------------  -----------
Balance, December 31, 1998                 2,926,500   $31,730,372    3,735,171         458,592   35,924,135

Cash paid in lieu of fractional shares          (182)         (910)      (4,961)              -       (5,871)

Cash dividends declared ($0.34 per share)          -             -   (1,082,738)              -   (1,082,738)

Net earnings                                       -             -    4,541,945               -    4,541,945

Change in net unrealized gain (loss) on
   investment securities available for
   sale, net of tax                                -             -            -      (1,378,992)  (1,378,992)
                                           ----------  ------------  -----------  --------------  -----------

Balance, December 31, 1999                 2,926,318    31,729,462    7,189,417        (920,400)  37,998,479

10% stock dividend                           292,396     4,678,336   (4,678,336)              -            -

Cash paid in lieu of fractional shares             -             -       (3,775)              -       (3,775)

Cash dividends declared ($0.39 per share)          -             -   (1,258,243)              -   (1,258,243)

Net earnings                                       -             -    5,378,470               -    5,378,470

Change in net unrealized gain (loss) on
   investment securities available for
   sale, net of tax                                -             -            -         924,088      924,088
                                           ----------  ------------  -----------  --------------  -----------

Balance, December 31, 2000                 3,218,714    36,407,798    6,627,533           3,688   43,039,019

Cash dividends declared ($0.40 per share)          -             -   (1,287,486)              -   (1,287,486)

Net earnings                                       -             -    4,575,352               -    4,575,352

Change in net unrealized gain (loss) on
   investment securities available for
   sale, net of tax                                -             -            -        (925,782)    (925,782)
                                           ----------  ------------  -----------  --------------  -----------

Balance, December 31, 2001                 3,218,714   $36,407,798    9,915,399        (922,094)  45,401,103
                                           ==========  ============  ===========  ==============  ===========


See accompanying notes to consolidated financial statements.

                                 PEOPLES BANCORP OF NORTH CAROLINA, INC.

                             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                           FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999


                                                                         2001        2000        1999
                                                                     ------------  ---------  -----------
Net earnings                                                         $ 4,575,352   5,378,470   4,541,945
                                                                     ------------  ---------  -----------
Other comprehensive income, net of tax:
   Unrealized gains (losses) on investment
      securities available for sale                                       97,560   1,030,186  (2,293,615)
   Reclassification adjustment for (gains) losses on
      sales of investment securities available for sale               (1,613,992)    483,472      34,824
                                                                     ------------  ---------  -----------

   Total other comprehensive income (loss),
      before income taxes                                             (1,516,432)  1,513,658  (2,258,791)
                                                                     ------------  ---------  -----------

Income tax expense (benefit) related to other comprehensive income:
   Unrealized holding gains (losses) on investment
      securities available for sale                                       38,000     401,258    (893,363)
   Reclassification adjustment for (gains) losses on
      sales of investment securities available for sale                 (628,650)    188,312      13,564
                                                                     ------------  ---------  -----------

   Total income tax expense (benefit) related to
      other comprehensive income                                        (590,650)    589,570    (879,799)
                                                                     ------------  ---------  -----------

   Total other comprehensive income (loss),
      net of tax                                                        (925,782)    924,088  (1,378,992)
                                                                     ------------  ---------  -----------

Total comprehensive income                                           $ 3,649,570   6,302,558   3,162,953
                                                                     ============  =========  ===========


See accompanying notes to consolidated financial statements.

                                  PEOPLES BANCORP OF NORTH CAROLINA, INC.

                                   CONSOLIDATED STATEMENTS OF CASH FLOWS

                           FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999


                                                                     2001           2000          1999
                                                                --------------  ------------  ------------
Cash flows from operating activities:
  Net earnings                                                  $   4,575,352     5,378,470     4,541,945
  Adjustments to reconcile net earnings to net
    cash provided by operating activities:
      Depreciation, amortization and accretion                      1,584,437     1,531,860     1,794,646
      Provision for loan losses                                     3,545,322     1,879,100       425,000
      Provision for deferred taxes                                   (532,329)     (246,511)      915,285
      Loss (gain) on sale of investment securities                 (1,613,992)      483,472        34,824
      Loss (gain) on sale of premises and equipment                         -      (598,308)       12,925
      Loss (gain) on sale of mortgage loans                           (37,152)      292,796       369,583
      Loss (gain) on sale of other real estate                         51,840        (9,226)       64,943
      Change in:
        Other assets                                                1,017,755    (1,090,782)   (1,006,947)
        Other liabilities                                          (1,384,145)    1,230,278      (797,420)
        Mortgage loans held for sale                               (3,738,079)     (171,024)    7,204,762
                                                                --------------  ------------  ------------

              Net cash provided by operating activities             3,469,009     8,680,125    13,559,546
                                                                --------------  ------------  ------------

Cash flows from investing activities:
  Purchase of investment securities available for sale           (118,372,897)  (33,291,361)  (23,737,969)
  Proceeds from calls and maturities of investment securities
    available for sale                                             22,714,408     7,139,920    15,076,886
  Proceeds from sales of investment securities available
    for sale                                                       82,969,419    18,129,483     6,896,296
  Change in other investments                                      (2,203,900)   (1,053,773)      150,200
  Purchase of cash value life insurance                            (4,583,000)            -             -
  Net change in loans                                             (82,092,812)  (72,926,623)  (38,273,585)
  Purchases of premises and equipment                              (3,652,961)   (2,243,860)   (1,857,657)
  Proceeds from sale of premises and equipment                        645,429     1,916,505         4,500
  Construction in progress                                           (100,633)   (3,779,053)     (870,284)
  Improvements to other real estate                                         -             -      (241,951)
  Proceeds from sale of other real estate                              60,310        36,426       740,962
                                                                --------------  ------------  ------------

              Net cash used by investing activities              (104,616,637)  (86,072,336)  (42,112,602)
                                                                --------------  ------------  ------------

Cash flows from financing activities:
  Net change in deposits                                           40,149,847    73,438,973    26,566,991
  Net change in demand notes payable to U. S. Treasury             (1,482,013)            -     1,460,765
  Proceeds from FHLB borrowings                                    51,000,000    18,000,000     1,000,000
  Payments of FHLB advances                                        (4,142,856)  (11,142,858)     (142,857)
  Proceeds from issuance of trust preferred securities             14,000,000             -             -
  Transaction costs associated with trust preferred securities       (425,741)            -             -
  Cash dividends                                                   (1,287,486)   (1,258,243)   (1,082,738)
  Cash paid in lieu of fractional shares                                    -        (3,775)       (5,871)
                                                                --------------  ------------  ------------

              Net cash provided by financing activities            97,811,751    79,034,097    27,796,290
                                                                --------------  ------------  ------------

Net change in cash and cash equivalents                            (3,335,877)    1,641,886      (756,766)

Cash and cash equivalents at beginning of year                     18,639,197    16,997,311    17,754,077
                                                                --------------  ------------  ------------

Cash and cash equivalents at end of year                        $  15,303,320    18,639,197    16,997,311
                                                                ==============  ============  ============


See accompanying notes to consolidated financial statements.

                          PEOPLES BANCORP OF NORTH CAROLINA, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED

                   FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999


                                                         2001         2000        1999
                                                     ------------  ----------  -----------
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest                                         $23,068,630   18,952,793  14,812,486
    Income taxes                                     $ 3,209,000    2,663,000   1,000,000

Noncash investing and financing activities:
  Change in net unrealized gain(loss) on investment
    securities available for sale, net of tax        $  (925,782)     924,088  (1,378,992)
  Transfer of loans to other real estate             $   256,439       95,000     123,451
  Financed sales of other real estate                $         -            -      60,000



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

     Peoples Bank (the "Bank") commenced business in 1912 upon receipt of its banking charter from the North Carolina State Banking Commission (the "SBC"). The Bank is primarily regulated by the SBC and the Federal Deposit Insurance Corporation and undergoes periodic examinations by these regulatory agencies. The Bank, whose main office is in Newton, North Carolina, provides a full range of commercial and consumer banking services primarily in Catawba, Alexander, Lincoln and Iredell counties in North Carolina.

     Peoples Investment Services, Inc. is a wholly owned subsidiary of the Bank, which began operations in 1996 to provide investment and trust services through agreements with an outside party.

     Real Estate Advisory Services, Inc. is a wholly owned subsidiary of the Bank which began operations in 1997 to provide real estate appraisal and property management services to individuals and commercial customers of the Bank.

     Principles  of  Consolidation
     -----------------------------
     The consolidated financial statements include the financial statements of Peoples Bancorp of North Carolina, Inc. and its wholly owned subsidiaries, PEBK Capital Trust I and Peoples Bank, along with its wholly owned subsidiaries, Peoples Investment Services, Inc. and Real Estate Advisory Services, Inc. (collectively called the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation.

     Basis  of  Presentation
     -----------------------
     The accounting principles followed by the Company, and the methods of applying these principles, conform with accounting principles generally accepted in the United States of America ("GAAP") and with general practices in the banking industry. In preparing the financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from these estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses and valuation of real estate acquired in connection with or in lieu of foreclosure on loans.

     Certain amounts in the 2000 and 1999 financial statements have been reclassified to conform to the 2001 presentation. Such reclassifications had no effect on net earnings or total assets.

     Investment  Securities
     ----------------------
     The Company classifies its securities in one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for sale in the near term. Held to maturity securities are those securities for which the Company has the ability and intent to hold the security until maturity. All other securities not included in trading or held to maturity are classified as available for sale. At December 31, 2001 and 2000, the Company had classified all of its investment securities as available for sale.

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

                     PEOPLES BANCORP OF NORTH CAROLINA, INC.

(1)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES,  CONTINUED

     Other  Investments
     ------------------
     Other investments include equity securities with no readily determinable fair value. These investments are carried at cost.

     Mortgage  Loans  Held  for  Sale
     --------------------------------
     Mortgage loans held for sale are carried at the lower of aggregate cost or market value. At December 31, 2001 and 2000, the cost of mortgage loans held for sale approximates the market value.

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

     The allowance for loan losses is established through a provision for loan losses charged to earnings. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance represents an amount, which, in management's judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible.

     Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality, and review of specific problem loans. In determining the adequacy of the allowance for loan losses, management uses a loan grading system that rates individual loans into nine risk classifications. These risk categories are assigned allocations of loss based on management's estimate of potential loss which is generally based on an analysis of historical loss experience, current economic conditions, performance trends, and discounted collateral deficiencies. The combination of these results is compared monthly to the recorded allowance for loan losses and material differences are adjusted by increasing or decreasing the provision for loan losses. Management uses an independent external loan reviewer to challenge and corroborate the loan grading system and provide additional analysis in determining the adequacy of the allowance for loan losses and the future provisions for estimated losses.

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

     Mortgage  Banking  Activities
     -----------------------------
     Mortgage banking income represents net gains from the sale of mortgage loans and fees received from borrowers and loan investors related to the Company's origination of single-family residential mortgage loans.

                     PEOPLES BANCORP OF NORTH CAROLINA, INC.

(1)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES,  CONTINUED

     Mortgage  Banking  Activities,  continued
     -----------------------------
     Mortgage servicing rights represent the unamortized cost of purchased and originated contractual rights to service mortgages for others in exchange for a servicing fee. Mortgage servicing rights are amortized over the period of estimated net servicing income and are periodically adjusted for actual prepayments of the underlying mortgage loans. The Company recognized servicing assets of approximately $61,000, $172,000 and $610,000 during 2001, 2000 and 1999, respectively, and amortized approximately $196,000, $220,000 and $212,000 during 2001, 2000 and 1999, respectively.

     Mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of mortgage loans serviced for others was approximately $79,128,000 and $97,899,000 at December 31, 2001 and 2000, respectively.

     Premises  and  Equipment
     ------------------------
     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily using the straight-line method over the estimated useful lives of the assets. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss is reflected in earnings for the period. The cost of maintenance and repairs which do not improve or extend the useful life of the respective asset is charged to income as incurred, whereas significant renewals and improvements are capitalized. The range of estimated useful lives for premises and equipment are generally as follows:

          Buildings and improvements                10 - 50  years
          Furniture and equipment                    3 - 10  years

     Income  Taxes
     -------------
     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Additionally, the recognition of future tax benefits, such as net operating loss carryforwards, is required to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

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

     Intangible  Assets
     ------------------
     Deposit base premiums, representing the cost of acquiring deposits from other financial institutions, are being amortized by charges to earnings over seven years using the straight-line method. Amortization of deposit base premiums was approximately $174,000 for 2001, 2000, and 1999.

     Derivative  Financial  Instruments
     ----------------------------------
     To manage interest rate risk, the Company uses purchased interest rate floors and caps. Interest rate floors and caps are agreements whereby the Bank obtains the right receive interest payments when an interest rate moves above or below a specified floor or cap rate. The net interest payable or receivable on floors and caps is accrued and recognized as an adjustment to interest income or interest expense of the related asset or liability. The derivative instrument is recorded at fair value and the accounting for the changes in the fair value of the instrument depends upon its intended use at inception. The change in fair value of instruments used as fair value hedges is accounted for in the earnings of the period simultaneous with accounting for the fair value change of the item being hedged. The change in fair value of the effective portion of cash flow hedges is accounted for as a component of comprehensive income rather than earnings. The change in fair value of derivative instruments that are not intended as a hedge is accounted for in the earnings of the period of the change.

                     PEOPLES BANCORP OF NORTH CAROLINA, INC.

(1)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES,  CONTINUED

     Net  Earnings  Per  Share
     -------------------------
     Net earnings per share is based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per share. The average market price during the year is used to compute equivalent shares. For the years ended December 31, 2001, 2000 and 1999, net earnings per share equaled diluted earnings per share, as the potential common shares outstanding during the period had no effect on the computation. Net earnings per share for the years ended December 31, 2001, 2000 and 1999 are computed based on weighted average shares outstanding of 3,218,714.

     During 1999, the Company declared a 3 for 2 stock split. Additionally, the Company declared and distributed a 10% stock dividend to its shareholders in April, 2000. All previously reported per share amounts have been restated to reflect the stock split and stock dividend.

     Recent Accounting Pronouncements
     --------------------------------
     Statement of Financial Accounting Standards ("SFAS") No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - a replacement of SFAS No. 125", was effective for transfers and servicing of financial assets occurring after March 31, 2001 and was effective for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The implementation of SFAS No. 140 did not have a material impact on the Company's financial position, results of operations or liquidity.

     On July 20, 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 is effective for business combinations initiated after June 30, 2001 and requires all business combinations completed after its adoption to be accounted for under the purchase method of accounting and establishes specific criteria for the recognition of intangible assets separately from goodwill. SFAS No. 142 will be effective for the Company on January 1, 2002 and addresses the accounting for goodwill and intangible assets subsequent to their initial recognition. Upon adoption of SFAS No. 142, goodwill and some intangible assets will no longer be amortized and will be tested for impairment at least annually. The Company believes the adoption of SFAS No. 142 will not have a material impact on its financial position, results of operations or liquidity.

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

(3)  INVESTMENT  SECURITIES
     Investment securities available for sale at December 31, 2001 and 2000 are as follows:

                                                 December 31, 2001
                                  -----------------------------------------------
                                                 Gross       Gross     Estimated
                                   Amortized   Unrealized  Unrealized     Fair
                                     Cost        Gains       Losses      Value
                                  -----------  ----------  ----------  ----------
Mortgage-backed securities        $64,862,499      99,308   1,579,620  63,382,187
State and political subdivisions   16,433,929     242,972     273,051  16,403,850
Trust preferred securities          4,500,000           -           -   4,500,000
                                  -----------  ----------  ----------  ----------

Total                             $85,796,428     342,280   1,852,671  84,286,037
                                  ===========  ==========  ==========  ==========

                     PEOPLES BANCORP OF NORTH CAROLINA, INC.

(3)  INVESTMENT SECURITIES, CONTINUED

                                                 December 31, 2000
                                  -----------------------------------------------
                                                 Gross       Gross     Estimated
                                   Amortized   Unrealized  Unrealized     Fair
                                     Cost        Gains       Losses      Value
                                  -----------  ----------  ----------  ----------
U.S. Government agencies          $24,997,100     185,280      63,334  25,119,046
Mortgage-backed securities         24,396,834     141,760     320,829  24,217,765
State and political subdivisions   22,164,868     190,651     127,486  22,228,033
                                  -----------  ----------  ----------  ----------

Total                             $71,558,802     517,691     511,649  71,564,844
                                  ===========  ==========  ==========  ==========

     The amortized cost and fair value of investment securities available for sale at December 31, 2001, by contractual maturity, are shown below.
     Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                                        Amortized   Estimated
                                           Cost     Fair Value
                                       -----------  ----------
Due within one year                    $ 3,960,963   3,995,251
Due from one to five years               4,624,279   4,775,590
Due from five to ten years               3,512,815   3,539,473
Due after ten years                      8,835,872   8,593,536
Mortgage-backed securities              64,862,499  63,382,187
                                       -----------  ----------

                                       $85,796,428  84,286,037
                                       ===========  ==========

     Proceeds from sales of securities available for sale during 2001, 2000, and 1999 were $82,969,419, $18,129,483 and $6,896,296, respectively. Gross gains of $1,626,583 and $39,788 for 2001 and 1999, respectively, along with gross losses of $12,591, $483,472 and $74,612 for 2001, 2000 and 1999,
     respectively,  were  realized  on  those  sales.

     Securities with a carrying value of approximately $27,210,000 and $26,022,000 at December 31, 2001 and 2000, respectively, were pledged to secure public deposits and for other purposes as required by law.

(4)  LOANS
     Major classifications of loans at December 31, 2001 and 2000 are summarized as follows:

                                    2001         2000
                                ------------  -----------
Commercial                      $102,409,403   96,881,936
Real estate - mortgage           277,737,352  229,260,731
Real estate - construction        82,790,441   58,938,765
Consumer                          27,670,525   25,857,895
                                ------------  -----------
      Total loans                490,607,721  410,939,327
Less allowance for loan losses     6,090,570    4,713,227
                                ------------  -----------

Total net loans                 $484,517,151  406,226,100
                                ============  ===========

     The Company grants loans and extensions of credit primarily within the Catawba Valley region of North Carolina which encompasses Catawba and Alexander counties and portions of Iredell and Lincoln counties.

                     PEOPLES BANCORP OF NORTH CAROLINA, INC.

(4)  LOANS,  CONTINUED

     At December 31, 2001 and 2000, the Company had nonaccrual loans approximating $3,756,000 and $5,421,000, respectively. In addition, the Company had approximately $655,000 and $545,000 in loans past due more than ninety days and still accruing interest at December 31, 2001 and 2000, respectively. Interest income that would have been recorded on nonaccrual loans for the years ended December 31, 2001, 2000, and 1999, had they performed in accordance with their original terms, amounted to approximately $695,000, $508,000 and $333,000, respectively. Interest income on nonaccrual loans included in the results of operations for 2001, 2000 and 1999 amounted to approximately $22,000, $94,000 and $61,000, respectively.

     At December 31, 2001 and 2000, the recorded investment in loans that were considered to be impaired under SFAS No. 114 was approximately $4,408,909 and $5,966,000, respectively, of which approximately $3,756,000 at December 31, 2001 and $5,421,000 at December 31, 2000 was on nonaccrual. The related allowance for loan losses on these loans was approximately $699,000 and $925,000 at December 31, 2001 and 2000, respectively. The average recorded investment in impaired loans for the twelve months ended December 31, 2001 and 2000 was approximately $5,743,000 and $3,673,000, respectively. For the years ended December 31, 2001, 2000, and 1999, the Company recognized approximately $38,000, $94,000 and $61,000, respectively, of interest income on impaired loans.

     Changes  in  the  allowance  for  loan  losses  were  as  follows:

                                                        2001         2000         1999
                                                   -------------  -----------  ----------
Balance at beginning of year                        $ 4,713,227    3,924,348   4,136,690
Amounts charged off                                  (2,358,320)  (1,158,381)   (705,277)
Recoveries on amounts previously charged off            190,341       68,160      67,935
Provision for loan losses                             3,545,322    1,879,100     425,000
                                                    ------------  -----------  ----------

Balance at end of year                              $ 6,090,570    4,713,227   3,924,348
                                                    ============  ===========  ==========

(5)  PREMISES  AND  EQUIPMENT
     Major classifications of premises and equipment are summarized as follows:

                                        2001         2000
                                    ------------  ----------

Land                                 $ 2,844,746   3,300,561
Buildings and improvements             9,847,402   3,990,234
Furniture and equipment                9,427,871   7,278,731
                                     -----------  ----------

                                      22,120,019  14,569,526
Less accumulated depreciation          7,541,460   6,310,895
                                     -----------  ----------

                                      14,578,559   8,258,631
Construction in progress                 100,632   4,649,337
                                     -----------  ----------

                                     $14,679,191  12,907,968
                                     ===========  ==========

     Depreciation expense was approximately $1,337,000, $1,139,000 and $1,175,000, for the years ended December 31, 2001, 2000, and 1999, respectively.

                     PEOPLES BANCORP OF NORTH CAROLINA, INC.

(6)  TIME  DEPOSITS

     The aggregate amount of time deposit accounts with a minimum denomination of $100,000 was $156,034,091 and $129,111,812 at December 31, 2001 and
     2000,  respectively.

     At December 31, 2001, the scheduled maturities of time deposits are as follows:

          2002                               $259,481,261
          2003                                 23,053,831
          2004                                  4,490,824
          2005                                    554,826
          2006 and thereafter                     224,449
                                             ------------

                                             $287,805,191
                                             ============

(7)  FEDERAL  HOME  LOAN  BANK  ADVANCES

     The Bank has advances from the Federal Home Loan Bank ("FHLB") with monthly interest payments at various maturity dates and interest rates ranging from 1.83% to 6.16% at December 31, 2001. The FHLB advances are collateralized by a blanket assignment on all residential first mortgage loans and commercial real estate loans that the Bank owns.

     Advances  from the FHLB outstanding at December 31, 2001 mature as follows:

          Year
          ----
          2002                      $16,000,000
          2003                          214,286
          2005                        5,000,000
          2010                       12,000,000
          2011                       35,000,000
                                    -----------

                                    $68,214,286
                                    ===========

     These borrowings are extended to the Bank under an extension of credit equal to 20% of the Bank's total assets. The Bank is required to purchase and hold certain amounts of FHLB stock in order to obtain FHLB borrowings. No ready market exists for the FHLB stock, and it has no quoted market value. The stock is redeemable at $100 per share subject to certain limitations set by the FHLB. At December 31, 2001 and 2000 the Bank owned FHLB stock amounting to $3,410,800 and $1,206,900, respectively.

(8)  TRUST  PREFERRED  SECURITIES
     In December, 2001 the Company formed a wholly owned Delaware statutory trust, PEBK Capital Trust I ("PEBK Trust"), which issued $14 million of guaranteed preferred beneficial interests in the Company's junior subordinated deferrable interest debentures that qualify as Tier I capital under Federal Reserve Board guidelines. All of the common securities of PEBK Trust are owned by the Company. The proceeds from the issuance of the common securities and the trust preferred securities were used by PEBK Trust to purchase $14.4 million of junior subordinated debentures of the Company, which pay interest at a floating rate equal to prime plus 50 basis points. The proceeds received by the Company from the sale of the junior subordinated debentures were used for general purposes, primarily to provide capital to the Bank. The debentures represent the sole asset of PEBK Trust. The debentures and related earnings statement effects are eliminated in the Company's financial statements.

     The Trust Preferred Securities accrue and pay quarterly distributions based on the liquidation value of $50,000 per capital security at a floating rate of prime plus 50 basis points. The Company has guaranteed distributions and other payments due on the Trust Preferred Securities to the extent PEBK Trust has funds with which to make the distributions and other payments. The net combined effect of all the documents entered into in connection with the Trust Preferred Securities is that the Company is liable to make the distributions and other payments required on the Trust Preferred Securities.

                     PEOPLES BANCORP OF NORTH CAROLINA, INC.

(8)  TRUST  PREFERRED  SECURITIES,  CONTINUED
     The Trust Preferred Securities are mandatorily redeemable upon maturity of the debentures on December 31, 2031, or upon earlier redemption as provided in the indenture. The Company has the right to redeem the debentures purchased by PEBK Trust, in whole or in part, on or after December 31, 2006. As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount and any accrued but unpaid interest.

(9)  INCOME  TAXES
     The provision for income taxes is summarized as follows:

                                           2001         2000       1999
                                        -----------  ----------  ---------
Current                                 $2,793,871   2,822,911   1,178,095
Deferred                                  (532,329)   (246,511)    915,285
                                        -----------  ----------  ---------

                                        $2,261,542   2,576,400   2,093,380
                                        ===========  ==========  =========

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to earnings before income taxes are as follows:

                                              2001         2000        1999
                                           -----------  ----------  ----------
Pre-tax income at statutory rates (34%)    $2,324,544   2,704,656   2,256,010
Differences:
Tax exempt interest income                   (331,035)   (354,948)   (343,143)
Nondeductible interest and other expense       56,330      64,717      54,805
Other, net                                    (16,444)    (22,229)     30,642
State taxes, net of federal benefit           228,147     184,204      95,066
                                           -----------  ----------  ----------

                                           $2,261,542   2,576,400   2,093,380
                                           ===========  ==========  ==========

The following summarizes the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities. The net deferred tax asset is included as a component of other assets at December 31, 2001 and 2000.

                                                         2001       2000
                                                      ----------  ---------
Deferred tax assets:
Allowance for loan losses                             $1,938,983  1,341,505
Amortizable intangible assets                            262,652    228,305
Accrued retirement expense                                92,520    103,599
Accrued contingent liabilities                             9,639     83,644
Foreclosed real estate                                    16,193     24,669
Income from non-accrual loans                            254,247    250,330
Unrealized loss on available for sale securities         588,296          -
Other                                                     24,520      9,076
                                                      ----------  ---------
    Total gross deferred tax assets                    3,187,050  2,041,128
                                                      ----------  ---------
Deferred tax liabilities:
Unrealized gain on available for sale securities               -      2,354
Deferred loan fees                                     1,225,178  1,187,215
Premises and equipment                                   133,467    150,744
Deferred income from servicing rights                    378,386    349,278
Other                                                          -     24,497
                                                      ----------  ---------
    Total gross deferred tax liabilities               1,737,031  1,714,088
                                                      ----------  ---------
    Net deferred tax asset                            $1,450,019    327,040
                                                      ==========  =========

                     PEOPLES BANCORP OF NORTH CAROLINA, INC.

(10) RELATED  PARTY  TRANSACTIONS
     The Company conducts transactions with its directors and executive officers, including companies in which they have beneficial interests, in the normal course of business. It is the policy of the Company that loan transactions with directors and officers be made on substantially the same terms as those prevailing at the time made for comparable loans to other persons. The following is a summary of activity for related party loans for 2001:

     Beginning balance     $     13,088,000
     New loans                    4,375,000
     Repayments                  (3,681,000)
                                 -----------

     Ending balance       $      13,782,000
                                 ===========

     At December 31, 2001 and 2000, the Company had deposit relationships with related parties of approximately $11,955,000 and $8,800,000, respectively.

     The Company also enters into contracts from time to time with certain directors for the construction of bank facilities. At December 31, 2001, the Company had outstanding construction contracts with these directors amounting to approximately $1,100,000. During the year ended December 31, 2001, 2000 and 1999, total construction costs for bank facilities paid to directors was approximately $1,435,000, $2,915,000 and $374,000, respectively.

(11) COMMITMENTS
     The Company leases various office space for banking and operational facilities under operating lease arrangements. Future minimum lease payments required for all operating leases having a remaining term in excess of one year at December 31, 2001 are as follows:

     Year                        Amount
     ----                        ------

     2002                      $  328,908
     2003                         330,908
     2004                         340,908
     2005                         340,908
     2006                         191,873
     Thereafter                 1,155,750
                               ----------

     Total minimum obligation  $2,689,255
                               ==========

     Total rent expense was approximately $351,000, $361,000 and $262,000, for 2001, 2000, and 1999, respectively.

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

                     PEOPLES BANCORP OF NORTH CAROLINA, INC.

(11) COMMITMENTS,  CONTINUED
     In most cases, the Company does require collateral or other security to support financial instruments with credit risk

                                         Contractual Amount
                                      ------------------------
                                          2001         2000
                                      ------------  ----------
Financial instruments whose contract
    amounts represent credit risk:
Commitments to extend credit          $ 91,822,000  89,407,000
Standby letters of credit             $  1,667,000   2,208,000

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

     In the normal course of business, the Company is a party (both as plaintiff and defendant) to a number of lawsuits. In the opinion of management and counsel, none of these cases should have a material adverse effect on the financial position of the Bank or the Company.

     The Company has $16,500,000 available for the purchase of overnight federal funds from three correspondent financial institutions.

(12) EMPLOYEE  AND  DIRECTOR  BENEFIT  PROGRAMS
     The Company has a profit sharing and 401(k) plan for the benefit of substantially all employees subject to certain minimum age and service requirements. Under this plan, the Company matches employee contributions to a maximum of five percent of annual compensation. The Company's contribution pursuant to this formula was approximately $318,000, $249,000 and $163,000, for the years of 2001, 2000, and 1999, respectively. The Board of Directors elected not to make a discretionary contribution in 2001, 2000, or 1999. Investments of the plan are determined by the compensation committee consisting of selected outside directors and senior executive officers. No investments in Company stock have been made by the plan. The vesting schedule for the plan begins at 20 percent after three years of employment and graduates 20 percent each year until reaching 100 percent after seven years of employment.

     During December, 2001, the Company initiated a postretirement benefit plan to provide retirement benefits to key officers and its Board of Directors and to provide death benefits for their designated beneficiaries. Under the plan, the Company purchased life insurance contracts on the lives of the key officers and each director. The increase in cash surrender value of the contracts, less the Company's cost of funds, constitutes the Company's contribution to the plan each year. Plan participants are to be paid annual benefits for a specified number of years commencing upon retirement. At December 31, 2001, the cash surrender value of the insurance contracts was approximately $4,583,000. The Company incurred no expense for benefits relating to this plan during 2001.

                     PEOPLES BANCORP OF NORTH CAROLINA, INC.

(12) EMPLOYEE  AND  DIRECTOR  BENEFIT  PROGRAMS,  CONTINUED
     The Company is currently paying medical benefits for certain retired employees. Postretirement benefits, including amortization of the transition obligation, were approximately $33,484, $30,680 and $28,830, for the years ended December 31, 2001, 2000, and 1999, respectively. The following table sets forth the accumulated postretirement benefit obligation as of December 31, 2001 and 2000, which represents the liability for accrued postretirement benefit costs:

                                                  2001       2000
                                                ---------  --------
Accumulated postretirement benefit obligation   $213,536   194,598
Unrecognized transition obligation               (17,407)  (34,819)
Unrecognized gain (loss)                         (38,048)  (16,024)
                                                ---------  --------

Net liability recognized                        $158,081   143,755
                                                =========  ========

     Effective May 13, 1999, the Company adopted an Omnibus Stock Ownership and Long Term Incentive Plan (the "Plan") whereby certain stock-based rights, such as stock options, restricted stock, performance units, stock appreciation rights, or book value shares, may be granted to eligible directors and employees. A total of 321,860 shares were reserved for possible issuance under this Plan. All rights must be granted or awarded within ten years from the effective date.

     Under the Plan, the Company awarded 5,365 book value shares to each of its ten directors with vesting for nine of the directors over a five year period, effective September 28, 1999, and immediate vesting for one director. Any recipient of book value shares has no rights as a shareholder with respect to the book value shares. The intitial value of the book value shares awarded during 1999 was determined to be $11.45 per share. The Company recorded an expense of approximately $43,000, $33,000 and $3,000 associated with the benefits of this plan in the years ended December 31, 2001, 2000 and 1999, respectively.

     Also under the Plan, the Company granted incentive stock options to certain eligible employees in order that they may purchase Company stock at a price equal to the fair market value on the date of the grant. The options granted in 1999 vest over a five year period. Options granted in 2001 and 2000 vest over a three year period. All options expire after ten years. A summary of the activity in the Plan is presented below:

                                         2001                   2000                    1999
                                ----------------------  ---------------------  ---------------------
                                            Weighted               Weighted               Weighted
                                             Average                Average                Average
                                          Option Price           Option Price           Option Price
                                Shares     Per Share    Shares    Per Share    Shares    Per Share
                                -------  -------------  ------  -------------  ------  -------------
Outstanding, beginning of year   77,598  $       14.00  27,657  $       16.36       -  $           -
Granted during the year          62,105  $       15.86  49,941  $       12.69  27,657  $       16.36
                                -------  -------------  ------  -------------  ------  -------------

Outstanding, end of year        139,703  $       14.82  77,598  $       14.00  27,657  $       16.36
                                =======  =============  ======  =============  ======  =============

Number of shares exercisable     27,709                  5,530                      -
                                =======                 ======                 ======

     The weighted average grant-date fair value of options granted in 2001, 2000 and 1999 was $10.40, $6.24, and $6.48, respectively. Options outstanding at December 31, 2001 are exercisable at option prices ranging from $12.69 to $16.36, as presented in the table above. Such options have a weighted average remaining contractual life of approximately 9 years.

                     PEOPLES BANCORP OF NORTH CAROLINA, INC.

(12) EMPLOYEE  AND  DIRECTOR  BENEFIT  PROGRAMS,  CONTINUED
     The Plan is accounted for under Accounting Principles Board Opinion No. 25 and related interpretations. No compensation expense has been recognized related to the grant of the incentive stock options. Had compensation cost been determined based upon the fair value of the options at the grant dates, the Company's net earnings and net earnings per share would have been reduced to the proforma amounts indicated below.

                                            2001         2000       1999
                                         -----------  ----------  ---------
Net earnings            As reported       $4,575,352  5,378,470  4,541,945
                        Proforma          $4,174,899  5,185,258  4,440,959

Net earnings per share  As reported       $     1.42       1.67       1.55
                        Proforma          $     1.30       1.61       1.52

     The fair value of each option is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted average assumptions used for grants in 2001, 2000 and 1999, respectively - dividend yield of 2.8%, 2.9% and 2.5%, respectively; risk free interest rate of 5%, 5% and 7%, respectively; and an expected life of 10 years. For disclosure purposes, the Company immediately recognized the expense associated with the option grants assuming that all awards vest upon grant.

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

     Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2001, that Bancorp and the Bank meet all capital adequacy requirements to which they are subject.

     As of December 31, 2001 the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                     PEOPLES BANCORP OF NORTH CAROLINA, INC.

(13) REGULATORY  MATTERS,  CONTINUED
     The Company's and the Bank's actual capital amounts and ratios are presented below.

                                                                                  To Be Well
                                                                               Capitalized Under
                                                               For Capital     Prompt Corrective
                                               Actual       Adequacy Purposes  Action Provision
                                          -----------------  ----------------  ----------------
                                          Amount    Ratio    Amount    Ratio   Amount    Ratio
                                          -------  --------  -------  -------  -------  -------

AS OF DECEMBER 31, 2001:
Total Capital (to Risk Weighted Assets)
  Consolidated                            $66,254    12.27%  43,208     8.00%     N/A      N/A
  Bank                                    $64,841    12.03%  43,105     8.00%  53,881    10.00%
Tier 1 Capital (to Risk Weighted Assets)
  Consolidated                            $60,163    11.14%  21,604     4.00%     N/A      N/A
  Bank                                    $58,750    10.90%  21,552     4.00%  32,328     6.00%
Tier 1 Capital (to Average Assets)
  Consolidated                            $60,163    10.46%  22,999     4.00%     N/A      N/A
  Bank                                    $58,750    10.24%  22,959     4.00%  28,699     5.00%

AS OF DECEMBER 31, 2000:
Total Capital (to Risk Weighted Assets)
  Consolidated                            $47,412    11.22%  33,803     8.00%     N/A      N/A
  Bank                                    $46,464    11.02%  33,738     8.00%  42,172   10.00%
Tier 1 Capital (to Risk Weighted Assets)
  Consolidated                            $42,699    10.11%  16,901     4.00%     N/A      N/A
  Bank                                    $41,751     9.90%  16,869     4.00%  25,303     6.00%
Tier 1 Capital (to Average Assets)
  Consolidated                            $42,699     9.10%  18,768     4.00%     N/A      N/A
  Bank                                    $41,751     8.91%  18,751     4.00%  23,439     5.00%

(14) SHAREHOLDERS'  EQUITY
     In April, 2000, the Company declared and distributed a 10% stock dividend to its shareholders. On the date of distribution, certain shareholders, representing 236 shares, were paid cash of $3,775 in lieu of fractional shares. On February 11, 1999, the Board of Directors of the Company declared a 3 for 2 stock split to be effected in the form of a 50% stock dividend. On the date of distribution, 182 shares, representing all fractional shares, were paid cash of $5,871 representing the February 22, 1999 market price. All share and per share amounts have been changed to reflect the stock split and stock dividend as if it had occurred on December 31, 1998.

     On June 27, 2000, the Board of Directors of the Company approved the Peoples Bancorp of North Carolina, Inc. Dividend Reinvestment and Stock Purchase Plan. The Plan provides for the full or partial reinvestment of cash dividends and optional cash purchases of the Company's stock. A total of 200,000 shares were reserved for possible issuance and sale under this Plan.

     The Board of Directors, at its discretion, can issue shares of preferred stock up to a maximum of 5,000,000 shares. The Board is authorized to determine the number of shares, voting powers, designations, preferences, limitations and relative rights.

     The Board of Directors of the Bank may declare a dividend of all of its retained earnings as it may deem appropriate, subject to the requirements of the General Statutes of North Carolina, without prior approval from the requisite regulatory authorities. As of December 31, 2001, this amount was approximately $13,710,000.

                     PEOPLES BANCORP OF NORTH CAROLINA, INC.

(15) OTHER  OPERATING  EXPENSE
     Other operating expense for the years ended December 31 included the following items that exceeded one percent of total revenues:

                                      2001     2000     1999
                                    --------  -------  -------

          Telephone                 $332,569  379,801  353,536
          Education and Consulting  $159,720  164,750  366,488
          Merchant Processing       $551,513  502,085  459,682

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

          Cash  and  Cash  Equivalents
          ----------------------------
          For cash, due from banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

          Investment  Securities  Available  for  Sale
          --------------------------------------------
          Fair values for investment securities are based on quoted market prices.

          Other  Investments
          ------------------
          The  carrying  amount  of  other  investments approximates fair value.

          Loans  and  Mortgage  Loans  Held  for  Sale
          --------------------------------------------
          The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value. Mortgage loans held for sale are valued based on the current price at which these loans could be sold into the secondary market.

          Cash  Surrender  Value  of  Life  Insurance
          -------------------------------------------
          Cash values of life insurance policies are carried at the value for which such policies may be redeemed for cash.

          Mortgage  Servicing  Rights
          ---------------------------
          Fair value of mortgage servicing rights is determined by estimating the present value of the future net servicing income, on a disaggregated basis, using anticipated prepayment assumptions.

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

          FHLB  Borrowings
          ----------------
          The fair value of FHLB borrowings is estimated based upon discounted future cash flows using a discount rate comparable to the current market rate for such borrowings.

          Trust Preferred Securities
          ----------------------------
          Because the Company's trust preferred securities were issued at a floating rate, the carrying amount is a reasonable estimate of fair value.

                     PEOPLES BANCORP OF NORTH CAROLINA, INC.

(16) FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS,  CONTINUED
          Commitments to Extend Credit and Standby Letters of Credit
          ----------------------------------------------------------
          Because commitments to extend credit and standby letters of credit are made using variable rates, the contract value is a reasonable estimate of fair value.

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

          The carrying amount and estimated fair values of the Company's financial instruments at December 31, 2001 and 2000 are as follows:

                                                  2001                  2000
                                          ---------------------  --------------------
                                          Carrying   Estimated   Carrying  Estimated
                                           Amount    Fair Value   Amount   Fair Value
                                          ---------  ----------  --------  ----------
                                             (In thousands)         (In thousands)
Assets:
Cash and cash equivalents                 $  15,303      15,303    18,639      18,639
Investment securities available for sale  $  84,286      84,286    71,565      71,565
Other investments                         $   4,603       4,603     2,399       2,399
Loans                                     $ 484,517     493,611   406,226     402,239
Mortgage loans held for sale              $   5,339       5,339     1,564       1,564
Cash surrender value of life insurance    $   4,583       4,583         -           -
Mortgage servicing rights                 $     981         981       920         920

Liabilities:
Deposits and demand notes payable         $ 490,341     493,421   451,673     467,512
FHLB advances                             $  68,214      68,497    21,357      22,217
Trust preferred securities                $  14,000      14,000         -           -

Unrecognized financial instruments:
Commitments to extend credit              $  91,822      91,822    89,407      89,407
Standby letters of credit                 $   1,667       1,667     2,208       2,208

                     PEOPLES BANCORP OF NORTH CAROLINA, INC.

(17) PEOPLES BANCORP OF NORTH CAROLINA, INC. (PARENT COMPANY ONLY) CONDENSED FINANCIAL STATEMENTS

                                 BALANCE SHEETS

                           DECEMBER 31, 2001 AND 2000

                                     Assets
                                     ------
                                                            2001         2000
                                                         -----------  ----------
Cash                                                     $   228,202     152,939
Investment in subsidiaries                                58,421,072  42,091,437
Other investments                                            815,000     815,000
Other  assets                                                472,872      19,056
                                                         -----------  ----------

                                                         $59,937,146  43,078,432
                                                         ===========  ==========

                      Liabilities and Shareholders' Equity
                      ------------------------------------

Accrued expenses                                         $   103,043      39,413
Junior subordinated debentures                            14,433,000           -
Shareholders' equity                                      45,401,103  43,039,019
                                                         -----------  ----------

                                                         $59,937,146  43,078,432
                                                         ===========  ==========

                             Statements of Earnings

              For the Years Ended December 31, 2001, 2000 and 1999


                                                     2001        2000       1999
                                                  ----------  ---------  ---------
Dividends from Bank                               $1,462,486  2,327,019  1,082,738

Expenses:
  Interest                                          30,333        -          -
  Other operating expenses                         311,117     191,519       -
                                                  ----------  ---------  ---------

     Total expenses                                341,450     191,519       -
                                                  ----------  ---------  ---------

Earnings before income tax benefit and equity in
  undistributed earnings of subsidiaries          1,121,036   2,135,500  1,082,738

Income tax benefit                                 131,900     74,100        -
                                                  ----------  ---------  ---------

Earnings before equity in undistributed
  earnings of subsidiaries                        1,252,936   2,209,600  1,082,738

Equity in undistributed earnings of subsidiaries  3,322,416   3,168,870  3,459,207
                                                  ----------  ---------  ---------

Net earnings                                      $4,575,352  5,378,470  4,541,945
                                                  ==========  =========  =========

                    PEOPLES BANCORP OF NORTH CAROLINA, INC.

(17) Peoples Bancorp of North Carolina, Inc. (Parent Company Only) Condensed Financial Statements, continued

                            Statements of Cash Flows

              For the Years Ended December 31, 2001, 2000 and 1999

                                                                      2001          2000         1999
                                                                  -------------  -----------  -----------
Cash flows from operating activities:
    Net earnings                                                  $  4,575,352    5,378,470    4,541,945
    Adjustments to reconcile net earnings to net
      cash provided by operating activities:
         Equity in undistributed earnings of subsidiaries           (3,322,416)  (3,168,870)  (3,459,207)
         Provision for deferred taxes                                  (28,076)     (19,056)           -
         Change in:
             Accrued expenses                                           63,630       39,413        5,871
                                                                  -------------  -----------  -----------

               Net cash provided by operating activities             1,288,490    2,229,957    1,088,609
                                                                  -------------  -----------  -----------

Cash flows from investing activities:
    Capital contributions to subsidiaries                          (13,933,000)           -            -
    Purchase of other investments                                            -     (815,000)           -
                                                                  -------------  -----------  -----------

               Net cash used by investing activities               (13,933,000)    (815,000)           -
                                                                  -------------  -----------  -----------

Cash flows from financing activities:
    Proceeds from junior subordinated debentures                    14,433,000            -            -
    Cash paid in lieu of fractional shares                                   -       (3,775)      (5,871)
    Dividends paid                                                  (1,287,486)  (1,258,243)  (1,082,738)
    Transaction costs associated with trust preferred securities      (425,741)           -            -
                                                                  -------------  -----------  -----------

               Net cash provided (used) by financing activities     12,719,773   (1,262,018)  (1,088,609)
                                                                  -------------  -----------  -----------

                 Net change in cash                                     75,263      152,939            -

Cash at beginning of year                                              152,939            -            -
                                                                  -------------  -----------  -----------

Cash at end of year                                               $    228,202      152,939            -
                                                                  =============  ===========  ===========