Form 10-K, Exhibit 13
period 2002-12-31
PEOPLES BANCORP OF NORTH CAROLINA INC
filed 2003-03-27
CIK 1093672

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

     The Bank, founded in 1912, is a state-chartered commercial bank serving the citizens and business interests of the Catawba Valley and surrounding communities through 15 offices located in Lincolnton, Newton, Denver, Catawba, Conover, Maiden, Claremont, Hiddenite, and Hickory, North Carolina. At December 31, 2002, the Company had total assets of $644.7 million, net loans of $519.1 million, deposits of $515.7 million, investment securities of $71.7 million, and shareholders' equity of $48.6 million.

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

     At December 31, 2002, the Bank employed 201 full-time equivalent employees.

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

                                                        SELECTED
                                                     FINANCIAL DATA

                                     Dollars in Thousands Except Per Share Amounts


                                                            2002            2001        2000        1999        1998
                                                      -----------------  ----------  ----------  ----------  ----------
SUMMARY OF OPERATIONS
Interest income                                       $         36,624      41,898      40,859      32,302      29,215
Interest expense                                                15,777      23,027      19,432      14,790      14,540
                                                      -----------------  ----------  ----------  ----------  ----------

Net interest income                                             20,847      18,871      21,427      17,512      14,675
Provision for loan losses                                        5,432       3,545       1,879         425         445
                                                      -----------------  ----------  ----------  ----------  ----------

Net interest income after provision for loan losses             15,415      15,326      19,548      17,087      14,230
Non-interest income                                              6,491       8,263       3,915       3,380       3,646
Non-interest expense                                            16,758      16,752      15,509      13,832      12,020
                                                      -----------------  ----------  ----------  ----------  ----------

Income before taxes                                              5,148       6,837       7,954       6,635       5,856
Income taxes                                                     1,712       2,262       2,576       2,093       1,847
                                                      -----------------  ----------  ----------  ----------  ----------
Net income                                            $          3,436       4,575       5,378       4,542       4,009
                                                      -----------------  ----------  ----------  ----------  ----------

SELECTED YEAR-END BALANCES
Assets                                                $        644,742     619,505     519,002     432,435     402,273
Available for sale securities                                   71,736      84,286      71,565      62,498      63,228
Loans, net                                                     519,122     484,517     406,226     335,274     297,488
Mortgage loans held for sale                                     5,065       5,339       1,564       1,685       9,260
Interest-earning assets                                        608,619     586,496     490,449     411,734     383,270
Deposits                                                       515,739     490,223     450,073     376,634     350,067
Interest-bearing liabilities                                   527,192     515,989     420,594     339,243     315,387
Shareholders' equity                                  $         48,605      45,401      43,039      37,998      35,924
Shares outstanding*                                          3,133,547   3,218,714   3,218,714   3,218,950   3,219,150
                                                      -----------------  ----------  ----------  ----------  ----------

SELECTED AVERAGE BALANCES
Assets                                                $        624,796     575,142     469,536     417,387     369,864
Available for sale securities                                   77,414      84,549      66,218      60,642      59,824
Loans                                                          507,879     454,371     374,226     324,651     271,819
Interest-earning assets                                        592,947     545,945     447,645     396,606     351,730
Deposits                                                       499,224     481,289     408,210     363,637     321,371
Interest-bearing liabilities                                   516,314     472,435     373,167     326,164     293,631
Shareholders' equity                                  $         48,257      47,432      42,852      39,348      33,303
Shares outstanding*                                          3,151,975   3,218,714   3,218,714   3,218,950   3,058,160
                                                      -----------------  ----------  ----------  ----------  ----------

PROFITABILITY RATIOS
Return on average total assets                                    0.55%       0.80%       1.15%       1.09%       1.08%
Return on average shareholders' equity                            7.12%       9.65%      12.55%      11.54%      12.04%
Dividend payout ratio                                            36.58%      28.14%      23.39%      23.84%      22.61%
                                                      -----------------  ----------  ----------  ----------  ----------

LIQUIDITY AND CAPITAL RATIOS (AVERAGES)
Loan to deposit                                                 101.73%      94.41%      91.67%      89.28%      84.58%
Shareholders' equity to total assets                              7.72%       8.25%       9.13%       9.43%       9.00%
                                                      -----------------  ----------  ----------  ----------  ----------

PER SHARE OF COMMON STOCK*
Net income                                            $           1.09        1.42        1.67        1.41        1.31
Cash dividends                                        $           0.40        0.40        0.39        0.34        0.28
Book value                                            $          15.51       14.11       13.37       11.81       11.16
                                                      -----------------  ----------  ----------  ----------  ----------

* Shares outstanding and per share computations have been restated to reflect a 10% stock dividend during second quarter
  2000 and  the  3  for  2  stock  split  during  first  quarter  1999.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS



INTRODUCTION
     Management's discussion and analysis of earnings and related data are presented to assist in understanding the consolidated financial condition and results of operations of Peoples Bancorp of North Carolina, Inc. (the "Company"), for the years ended December 31, 2002, 2001 and 2000. The Company is a registered bank holding company operating under the supervision of the Federal Reserve Board and the parent company of Peoples Bank (the "Bank"). The Bank is a North Carolina-chartered bank, with offices in Catawba, Lincoln and Alexander Counties, operating under the banking laws of North Carolina and the Rules and Regulations of the Federal Deposit Insurance Corporation (the "FDIC").

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

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

     The Company's accounting policies are fundamental to understanding management's discussion and analysis of results of operations and financial condition. Many of the Company's accounting policies require significant judgment regarding valuation of assets and liabilities and/or significant interpretation of specific accounting guidance. A description of the Company's significant accounting policies can be found in Note 1 of the Notes to Consolidated Financial Statements in the Company's 2003 Annual Report to
Shareholders which is Appendix A to the Proxy Statement for the May 1, 2003 Annual Meeting of Shareholders. The following is a summary of the more judgmental and complex accounting policies of the Company.

     Many of the Company's assets and liabilities are recorded using various techniques that require significant judgment as to recoverability. The collectability of loans is reflected through the Company's estimate of the allowance for loan losses. The Company performs periodic and systematic detailed reviews of its lending portfolio to assess overall collectability. In addition, certain assets and liabilities are reflected at their estimated fair value in the consolidated financial statements. Such amounts are based on either quoted market prices or estimated values derived by the Company utilizing dealer quotes, market comparisons or internally generated modeling techniques. The Company's internal models generally involve present value of cash flow techniques. The various techniques are discussed in greater detail elsewhere in management's discussion and analysis and the Notes to the Consolidated Financial Statements.

     There are other complex accounting standards that require the Company to employ significant judgment in interpreting and applying certain of the principles prescribed by those standards. These judgments include, but are not limited to, the determination of whether a financial instrument or other contract meets the definition of a derivative in accordance with Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133), and the applicable hedge deferral criteria, the accounting for the transfer of financial assets and extinguishments of liabilities in accordance with Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS 140). For a more complete discussion of these policies, see the Notes to the Consolidated Financial Statements.

     Management of the Company has made a number of estimates and assumptions relating to reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

     The remainder of management's discussion and analysis of the Company's results of operations and financial position should be read in conjunction with the Consolidated Financial Statements and related notes presented on pages A-20 through A-44.


RESULTS  OF  OPERATIONS

SUMMARY
     The Company reported earnings of $3.4 million in 2002, or $1.09 basic and diluted net earnings per share, a 25% decrease as compared to $4.6 million, or $1.42 basic and diluted net earnings per share, for 2001. Net earnings for 2001 represented a decrease of 15% as compared to 2000 net earnings of $5.4 million. The decline in net earnings in 2002 was primarily attributable to an increase in the provision for loan losses and decreased non-interest income. Increased net interest income partially offset the decline in net earnings. The decrease in net income in 2001 compared to 2000 resulted from decreased net interest income combined with charge-offs of certain non-performing loans.

     Return on average assets in 2002 was 0.55%, compared to 0.80% in 2001 and 1.15% in 2000. Return on average shareholders' equity was 7.12% in 2002 compared to 9.65% in 2001 and 12.55% in 2000.


NET  INTEREST  INCOME
     Net interest income, the largest component of the Company's income, is the amount by which interest and fees generated by interest-earning assets exceed the total cost of funds used to carry them. Net interest income is affected by changes in the volume and mix of interest-earning assets and interest-bearing liabilities, as well as changes in the yields earned and rates paid. Net interest margin is calculated by dividing tax-equivalent net interest income by average interest-earning assets, and represents the Company's net yield on its interest-earning assets.

     Table 1 sets forth for each category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding, the interest incurred on such amounts and the average rate earned or incurred for the years ended December 31, 2002, 2001 and 2000. The table also sets forth the average rate earned on total interest-earning assets, the average rate paid on total interest-bearing liabilities, and the net yield on average total interest-earning assets for the same periods. Yield information does not give effect to changes in fair value that are reflected as a component of shareholders' equity. Nonaccrual loans and the interest income that was recorded on these loans, if any, are included in the yield calculations for loans in all periods reported.

TABLE  1-  AVERAGE  BALANCE  TABLE

                                            DECEMBER 31, 2002                DECEMBER 31, 2001              DECEMBER 31, 2000
                                       AVERAGE               YIELD/    AVERAGE              YIELD/    AVERAGE              YIELD/
(DOLLARS IN THOUSANDS)                 BALANCE   INTEREST     RATE     BALANCE   INTEREST    RATE     BALANCE   INTEREST    RATE
----------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:

Loans                                 $507,879      30,256     5.96%  $454,371     35,210     7.75%  $374,226     35,271     9.43%
Interest rate swap agreements                -         509     1.16%         -          -        -          -          -        -
Loan fees                                    -       1,274     0.29%         -      1,302     0.33%         -      1,153     0.31%
                                      --------------------------------------------------------------------------------------------
TOTAL LOANS                            507,879      32,039     6.31%   454,371     36,512     8.04%   374,226     36,424     9.73%

Investments - taxable                   63,792       3,726     5.84%    64,469      4,160     6.45%    44,320      2,994     6.76%
Investments - nontaxable                13,622         929     6.82%    20,080      1,381     6.88%    21,898      1,497     6.84%
Federal funds sold                       3,356          45     1.34%     3,776        127     3.36%     4,593        282     6.14%
Other                                    4,298         201     4.68%     3,249        187     5.74%     2,608        171     6.56%
                                      --------------------------------------------------------------------------------------------

TOTAL INTEREST-EARNING ASSETS          592,947      36,940     6.23%   545,945     42,367     7.76%   447,645     41,368     9.24%

Cash and due from banks                 11,351                          12,273                         11,538
Other assets                            27,103                          22,266                         14,634
Allowance for loan losses               (6,607)                         (5,342)                        (4,281)
                                      --------------------------------------------------------------------------------------------

TOTAL ASSETS                          $624,795                         575,142                        469,536
                                      ============================================================================================

INTEREST-BEARING LIABILITIES:

NOW accounts                          $ 60,757         628     1.03%    38,584        413     1.07%    32,866        456     1.39%
Regular savings accounts                21,908          95     0.44%    22,670        178     0.78%    24,982        472     1.89%
Money market accounts                   72,170       1,282     1.78%    65,846      2,373     3.60%    55,982      2,832     5.06%
Time deposits                          285,133      10,358     3.63%   299,815     17,827     5.95%   241,549     14,567     6.03%
FHLB borrowings                         60,956       2,659     4.36%    42,533      2,118     4.98%    15,806        974     6.16%
Demand notes payable to U.S.
  Treasury                                 811          12     1.46%       897         33     3.64%       852         55     6.46%
Trust preferred securities              14,000         735     5.25%       499         30     6.08%         -          -     0.00%
Other                                      579           8     1.38%     1,592         54     3.39%     1,130         76     6.73%
                                      --------------------------------------------------------------------------------------------

TOTAL INTEREST-BEARING LIABILITIES     516,314      15,777     3.06%   472,435     23,026     4.87%   373,167     19,432     5.21%

Demand deposits                         59,256                          54,374                         52,831
Other liabilities                        2,326                           3,486                          3,268
Shareholders' equity                    48,257                          47,432                         42,852
                                      --------------------------------------------------------------------------------------------

TOTAL LIABILITIES AND SHAREHOLDER'S
EQUITY                                 $626,153                         577,727                        472,118
                                      ============================================================================================

NET INTEREST SPREAD                              $  21,163     3.17%               19,341     2.89%               21,936     4.03%
                                      ============================================================================================

NET YIELD ON INTEREST-EARNING ASSETS                           3.57%                          3.54%                          4.90%
                                      ============================================================================================
TAXABLE EQUIVALENT ADJUSTMENT
  INVESTMENT SECURITIES                          $     316                            470                            509
                                      --------------------------------------------------------------------------------------------

NET INTEREST INCOME                              $  20,847                         18,871                         21,427
                                      ============================================================================================

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

TABLE  2  -  RATE/VOLUME  VARIANCE  ANALYSIS-TAX  EQUIVALENT  BASIS

                                                DECEMBER 31, 2002                             DECEMBER 31, 2001
                                                                    TOTAL                                        TOTAL
                                   CHANGES IN       CHANGES IN     INCREASE     CHANGES IN       CHANGES IN     INCREASE
(DOLLARS IN THOUSANDS)           AVERAGE VOLUME   AVERAGE RATES   (DECREASE)  AVERAGE VOLUME   AVERAGE RATES   (DECREASE)
==========================================================================================================================
INTEREST INCOME:

Loans: Net of unearned income   $         3,838          (8,312)     (4,474)           7,120          (7,032)         88

Investments - taxable                       (42)           (393)       (435)           1,332            (165)      1,167
Investments - nontaxable                   (442)            (10)       (452)            (125)              9        (116)
Federal funds sold                          (10)            (72)        (82)             (39)           (116)       (155)
Other                                        67             (52)         15               48             (33)         15
                                -----------------------------------------------------------------------------------------
TOTAL INTEREST INCOME           $         3,411          (8,839)     (5,428)           8,336          (7,337)        999

INTEREST EXPENSE:

NOW accounts                    $           233             (17)        216               70            (113)        (43)
Regular savings accounts                     (5)            (78)        (83)             (31)           (263)       (294)
Money market accounts                       170          (1,261)     (1,091)             427            (886)       (459)
Time deposits                              (703)         (6,766)     (7,469)           3,489            (229)      3,260
FHLB borrowings                             861            (320)        541            1,489            (345)      1,144
Demand notes payable to U.S.
  Treasury                                   (2)            (19)        (21)               2             (25)        (23)
Trust preferred securities                  765             (60)        705               30              (0)         30
Other                                       (24)            (23)        (47)              24             (45)        (21)
                                -----------------------------------------------------------------------------------------

TOTAL INTEREST EXPENSE          $         1,295          (8,544)     (7,249)           5,500          (1,905)      3,594
                                -----------------------------------------------------------------------------------------

NET INTEREST INCOME             $         2,116            (295)      1,821            2,836          (5,431)     (2,595)
                                =========================================================================================

     Net interest income on a tax equivalent basis totaled $21.2 million in 2002, increasing 9% or $1.8 million from 2001. This increase was primarily attributable to a decrease in the cost of funds to 3.06% in 2002 from 4.87% in 2001.

     Interest income decreased $5.4 million or 13% in 2002 primarily due to a decrease in the Bank's prime lending rate from an average rate of 6.91% in 2001 to 4.67% in 2002. The decrease in rates resulted in a decrease in the yield on interest-earning assets to 6.23% in 2002 as compared to 7.76% in 2001, but was partially offset by an increase in average interest-earning assets of $47.0 million. The $47.0 million increase in average interest-earning assets was attributable primarily to a $53.5 million increase in loans offset by a $7.1 million decrease in investments.

     Interest expense decreased $7.2 million or 31% in 2002 as the Bank was able to reprice or replace maturing deposits at lower rates. The decrease in the cost of funds was primarily attributable to a decrease in the average rate paid on time deposits, which fell to 3.63% in 2002 from 5.95% in 2001. This decrease in cost was offset by growth in average interest-bearing liabilities, which increased by $43.9 million to $516.3 million in 2002 from $472.4 million in 2001. This growth in average interest-bearing liabilities was attributable to an increase in Federal Home Loan Bank ("FHLB") borrowings of $18.4 million to $61.0 million in 2002 from $42.5 million in 2001, an increase in trust preferred securities of $13.5 million to $14.0 million in 2002 from $499,000 in 2001, and an increase in average interest-bearing deposits, which increased by $13.1 million, to $440.0 million in 2002 from $426.9 million in 2001.

     Net interest income on a tax-equivalent basis decreased $2.6 million or 12% to $19.3 million in 2001 from $21.9 million in 2000. The interest rate spread, which represents the rate earned on interest-earning assets less the rate paid on interest-bearing liabilities, was 3.54% in 2001, a decrease from the 2000 net interest spread of 4.03%. The net yield on interest-earning assets in 2001 decreased to 3.54% from the 2000 net interest margin of 4.90%.

PROVISION  FOR  LOAN  LOSSES
     Provisions for loan losses are charged to income in order to bring the total allowance for loan losses to a level deemed appropriate by management of the Company based on factors such as management's judgment as to losses within the Company's loan portfolio, including the valuation of impaired loans in accordance with Statement of Financial Accounting Standards ("SFAS") No. 114 and No. 118, loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies and management's assessment of the quality of the loan portfolio and general economic climate.

     The provision for loan losses was $5.4 million, $3.5 million, and $1.9 million for the years ended December 31, 2002, 2001 and 2000, respectively. The increase in the provision for loan losses reflects an increase in non-performing assets resulting from the continuing slowdown in the local economy, including several large companies that have dramatically reduced their activities. The slowdown in activity from the large companies adversely impacted ancillary businesses that include our customers. Please see the section below entitled "Allowance for Loan Losses" for a more complete discussion of the Bank's policy for addressing possible loan losses.

NON-INTEREST  INCOME
     Non-interest income for 2002 totaled $6.5 million, a decrease of $1.8 million or 22% from non-interest income of $8.3 million for 2001. The decrease in non-interest income for 2002 reflected reductions in gains on sales of securities, miscellaneous income and mortgage banking income. These decreases were partially offset by an increase in service charges and commissions for insurance and brokerage services. Non-interest income for 2001 increased $4.4 million or 113% over non-interest income of $3.9 million for 2000. The increase in non-interest income for 2001 resulted from fees arising from a new service provided to retail checking customers, gains recorded on the sale of available for sale securities, and a strong demand of mortgage loan services.

     Miscellaneous income for 2002 totaled $1.1 million, a decrease of 44% from $2.0 million for 2001. The decrease in miscellaneous income was partially attributable to a reduction in merchant processing income, resulting from the sale of merchant credit card processing services during first quarter 2002. During 2001, miscellaneous income included an increase in the value of an interest rate floor contract of $158,000. The Company had no realized gains or losses associated with derivative financial instruments during 2002.

     The Company reported a net gain on sale of securities of $626,000 in 2002, compared to a net gain on sale of securities of $1.6 million during 2001. During 2000 a net loss on sale of securities of approximately $483,000 was recognized.

     Mortgage banking income decreased to $702,000 in 2002 from $1.0 million in 2001, primarily due to an increase in the amortization of mortgage servicing rights to $310,000 in 2002 from $196,000 in 2001, resulting from an increase in refinancing during 2002. Mortgage banking income increased $773,000 in 2001 from the $241,000 reported in 2000. The increase in mortgage banking income for 2001 reflected a strong demand for mortgage loan services during 2001.

     Service charges on deposit accounts totaled $3.1 million during 2002, an increase of $255,000, or 9% over 2001. This increase is primarily attributable to growth in the deposit base coupled with normal pricing changes, which resulted in an increase in account maintenance fees. Service charge income increased $1.2 million, or 77% in 2001 compared to 2000. Increases in service charges on deposit accounts for 2001 were a result of growth in the deposit base coupled with fees arising from a new product designed to automatically advance funds to assist in the event of checking account overdrafts as well as an increase in account maintenance fees.

     Insurance and brokerage commissions increased to $478,000 in 2002 from $349,000 in 2001. This increase is primarily attributable to increased activity associated with the Bank's investment subsidiary, Peoples Investment Services, Inc.

     Table  3  presents  a  summary  of  non-interest income for the years ended
December  31,  2002,  2001  and  2000.

TABLE  3  -  NON-INTEREST  INCOME

(DOLLARS IN THOUSANDS)                 2002   2001    2000
==========================================================
Service charges                       $3,061  2,805  1,588
Other service charges and fees           503    472    367
Gain (loss) on sale of securities        626  1,614   (483)
Mortgage banking income                  702  1,014    241
Insurance and brokerage commissions      478    349    169
Miscellaneous                          1,121  2,009  2,034
                                      ---------------------
TOTAL NON-INTEREST INCOME             $6,491  8,263  3,916
                                      =====================

NON-INTEREST  EXPENSE
     Total non-interest expense amounted to $16.8 million for 2002 and 2001. Non-interest expense for 2001 increased 8% over the $15.5 million reported in 2000.

     Salary and employee benefit expense was $9.6 million in 2002, compared to $9.1 million during 2001, an increase of $454,000 or 5%, following a $216,000 or 2% increase in salary and employee benefit expense in 2001 over 2000. The increase during 2002 is attributable to an increase in salary expenses of $146,000 for merit increases coupled with expense associated with the supplemental retirement plan offered to key employees totaling $156,000. The increase during 2001 resulted from merit increases.

     The Company recorded occupancy expense of $3.1 million in 2002, compared to $3.0 million during 2001, an increase of $159,000 or 5%, following an increase of $474,000 or 19% in occupancy expenses in 2001 over 2000. Increases in 2002 and 2001 are primarily attributable to an increase in overhead expenses associated with the Bank's growth and expansion of its branch network.

     The total of all other operating expenses decreased $606,000 or 13% during 2002. The decrease in other expense is primarily attributable to a reduction in merchant processing expense resulting from the sale of the merchant credit card processing service during first quarter. Other operating expense increased $552,000 or 13% in 2001 over 2000.

     Table  4  presents  a  summary  of non-interest expense for the years ended
December  31,  2002,  2001  and  2000.

TABLE  4  -  NON-INTEREST  EXPENSE

(DOLLARS IN THOUSANDS)            2002     2001    2000
========================================================
Salaries and wages               $ 7,376   7,230   6,576
Employee benefits                  2,193   1,885   2,323
                                 -----------------------
   TOTAL PERSONNEL EXPENSE         9,569   9,115   8,899
Occupancy expense                  3,143   2,984   2,510
Office supplies                      283     362     330
FDIC deposit insurance               157      85      77
Professional services                264     314     270
Postage                              221     231     205
Telephone                            315     333     380
Director fees and expense            352     219     177
Marketing and public relations       219     243     221
Merchant processing expense           78     552     502
Other operating expense            2,157   2,314   1,938
                                 -----------------------
TOTAL NON-INTEREST EXPENSE       $16,758  16,752  15,509
                                 =======================

INCOME  TAXES
     Total income tax expense was $1.7 million in 2002 compared with $2.3 million in 2001 and $2.6 million in 2000. The primary reason for the decrease in taxes was the decrease in pretax income during 2002 and 2001. The Company's effective tax rates were 33.26%, 33.08% and 32.39% in 2002, 2001 and 2000, respectively.

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

     The Bank's primary sources of liquidity are cash and cash equivalents, available-for-sale securities, deposit growth, FHLB advances and the cash flows from principal and interest payments on loans and other interest-earning assets. In addition, the Bank is able, on a short-term basis, to borrow funds from the Federal Reserve System, the Federal Home Loan Bank of Atlanta and The Banker's Bank, and is also able to purchase federal funds from other financial institutions.

     At December 31, 2002, the Bank had a significant amount of deposits in amounts greater than $100,000, including brokered deposits of $39.9 million, which mature over the next two years. The balance and cost of these deposits may be more susceptible to changes in the interest rate environment than other deposits. For additional information, please see the section below entitled "Deposits".

The Bank had a line of credit with the FHLB equal to 20% of the Bank's total assets, with an outstanding balance of $63.1 million at December 31, 2002. The Bank also had the ability to borrow up to $26.5 million for the purchase of overnight federal funds from three correspondent financial institutions as of December 31, 2002.

     The liquidity ratio for the Bank, which is defined as net cash, interest bearing deposits with banks, Federal Funds sold, certain investment securities and certain FHLB advances available under the line of credit, as a percentage of net deposits (adjusted for deposit runoff projections) and short-term liabilities was 22.83% at December 31, 2002, 25.82% at December 31, 2001, and 26.53% at December 31, 2000. The December 31, 2001 and 2000 ratios have been restated to reflect changes in the FHLB borrowing availability calculation, which the Bank recognizes as a factor of its liquidity. The liquidity ratios for all periods reported was greater than the minimum required liquidity ratio of 20% as defined in the Bank's Asset/Liability and Interest Rate Risk Management Policy.

     As disclosed in the Company's Consolidated Statements of Cash Flows included elsewhere herein, net cash provided by operating activities was approximately $9.2 million during 2002. Net cash used in investing activities of $28.1 million consisted primarily of a net change in loans of $42.1 million and securities purchased of $48.3 million funded by sales, maturities and paydowns of investment securities of $63.8 million. Net cash provided by financing activities amounted to $19.2 million, consisting of a $25.5 million net increase in deposits and a $5.1 million net decrease in FHLB borrowings.

ASSET  LIABILITY  MANAGEMENT
     The Company's asset liability management strategies are designed to minimize interest rate risk between interest-earning assets and interest-bearing liabilities at various maturities, while maintaining the objective of assuring adequate liquidity and maximizing net interest income. Table 5 presents an interest rate sensitivity analysis for the interest-earning assets and interest-bearing liabilities for the year ended December 31, 2002.

TABLE  5  -  INTEREST  SENSITIVITY  ANALYSIS

                                                                                                  OVER 5 YEARS
(DOLLARS IN THOUSANDS)                     IMMEDIATE   1-3 MONTHS   4-12 MONTHS   1 - 5 YEARS   & NON-SENSITIVE    TOTAL
==========================================================================================================================
INTEREST-EARNING ASSETS:
Loans                                     $  397,850        5,732        10,577        76,819            35,392   $526,370
Mortgage loans available for sale              5,065            -             -             -                 -      5,065
Investment securities                          3,000        1,945         1,194         3,874            61,723     71,736
Federal funds sold                             1,774            -             -             -                 -      1,774
Interest-bearing deposit account -FHLB           143            -             -             -                 -        143
Other interest-earning assets                      -            -             -             -             3,531      3,531
                                          --------------------------------------------------------------------------------

TOTAL INTEREST-EARNING ASSETS             $  407,832        7,677        11,771        80,693           100,646   $608,619
                                          --------------------------------------------------------------------------------

INTEREST-BEARING LIABILITIES:
NOW, savings, and money market deposits   $  156,554            -             -             -                 -   $156,554
Time deposits                                 20,061       73,162       121,775        76,788                 -    291,786
Other short term borrowings                    1,780            -             -             -                 -      1,780
FHLB borrowings                                    -           71         5,000         5,000            53,000     63,071
Trust preferred securities                         -       14,000             -             -                 -     14,000
                                          --------------------------------------------------------------------------------

TOTAL INTEREST-BEARING LIABILITIES        $  178,395       87,233       126,775        81,788            53,000   $527,191
                                          --------------------------------------------------------------------------------

INTEREST-SENSITIVE GAP                    $  229,437      (79,556)     (115,004)       (1,095)           47,646   $ 81,428

CUMULATIVE INTEREST-SENSITIVE GAP         $  229,437      149,881        34,877        33,782            81,428
                                          --------------------------------------------------------------------------------

CUMULATIVE INTEREST-SENSITIVE GAP
  TO TOTAL INTEREST-EARNING ASSETS             37.70%       24.63%         5.73%         5.55%            13.38%

     Management tries to minimize interest rate risk between interest-earning assets and interest bearing liabilities by attempting to minimize wide fluctuations in net interest income due to interest rate movements. The ability to control these fluctuations has a direct impact on the profitability of the Company. Management monitors this activity on a regular basis through analysis of its portfolios to determine the difference between rate sensitive assets and rate sensitive liabilities.

     The Company's rate sensitive assets are those earning interest at variable rates and those with contractual maturities within one year. Rate sensitive assets therefore include both loans and available-for-sale securities. Rate sensitive liabilities include interest-bearing checking accounts, money market deposit accounts, savings accounts, time deposits and borrowed funds. At December 31, 2002, 73% of the Company's interest-earning assets could be repriced within one year, compared to 74% of interest-bearing liabilities. Rate sensitive assets at December 31, 2002 totaled $608.6 million, exceeding rate sensitive liabilities of approximately $527.2 million by $81.4 million.

INTEREST  RATE  MANAGEMENT
     The objective of the Company's interest rate risk management strategies is to identify and manage the sensitivity of net interest income to changing interest rates, in order to achieve the Company's overall financial goals.

     The Company manages its exposure to fluctuations in interest rates through policies established by the Asset/Liability Committee ("ALCO") of the Bank. The ALCO meets monthly and has the responsibility for approving asset/liability management policies, formulating and implementing strategies to improve balance sheet positioning and/or earnings and reviewing the interest rate sensitivity of the Company.

     In order to assist in achieving a desired level of interest rate sensitivity, the Company entered into off-balance sheet contracts during 2002 that are considered derivative financial instruments. These contracts consist of interest rate swap agreements under which the Company pays a variable rate and receives a fixed rate. At December 31, 2002, the Company had two interest rate swap contracts outstanding, accounted for as cash flow hedges. Under the first swap agreement, the Company received 6.33% and paid 4.25% (based on the prime rate at December 31, 2002) on a notional amount of $40.0 million. The swap agreement matures in June 2004. Under the second swap agreement, the Company received 6.05% and paid 4.25% (based on the prime rate at December 31, 2002) on a notional amount of $20.0 million. The swap agreement matures in July 2004. Management believes that the risk associated with using this type of derivative financial instrument to mitigate interest rate risk should not have any material unintended impact on the Company's financial condition or results of operations.

     An analysis of the Company's financial condition and growth can be made by examining the changes and trends in interest-earning assets and interest-bearing liabilities, and a discussion of these changes and trends follows.

ANALYSIS  OF  FINANCIAL  CONDITION

INVESTMENT  SECURITIES
     All of the Company's investment securities are held in the available-for-sale ("AFS") category. At December 31, 2002 the market value of AFS securities totaled $71.7 million, compared to $84.3 million and $71.6 million at December 31, 2001 and 2000, respectively. Table 6 presents the market value of the presently held AFS securities for the years ended December 31, 2002, 2001 and 2000.

TABLE 6 - SUMMARY OF INVESTMENT PORTFOLIO

(DOLLARS IN THOUSANDS)                              2002     2001    2000
==========================================================================
Obligations of United States government
  agencies and corporations                        $     -       -  25,119

Obligations of states and political subdivisions   $14,350  16,404  22,228

Mortgage backed securities                         $52,386  63,382  24,218

Trust preferred securities                         $ 5,000   4,500       -
                                                   -----------------------

TOTAL SECURITIES                                   $71,736  84,286  71,565
                                                   =======================

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

     The Company's investment portfolio consists of U.S. government agency securities, municipal securities, U.S. government agency sponsored mortgage-backed securities and trust preferred securities. AFS securities averaged $77.4 million in 2002, $84.5 million in 2001 and $66.2 million in 2000. Table 7 presents the AFS securities held by the Company by maturity category at December 31, 2002. Yield information does not give effect to changes in fair value that are reflected as a component of shareholders' equity and yields are calculated on a tax equivalent basis.

TABLE 7 - MATURITY DISTRIBUTION AND WEIGHTED AVERAGE YIELD ON INVESTMENTS

                                                        AFTER ONE YEAR     AFTER 5 YEARS
                                    ONE YEAR OR LESS   THROUGH 5 YEARS    THROUGH 10 YEARS   AFTER 10 YEARS          TOTALS
(DOLLARS IN THOUSANDS)              AMOUNT    YIELD    AMOUNT    YIELD    AMOUNT    YIELD    AMOUNT    YIELD     AMOUNT    YIELD
==================================================================================================================================
BOOK VALUE:

States and political subdivisions   $ 2,117     6.92%    3,628     6.95%    3,802     5.79%    4,340     7.11%  $ 13,887     6.68%

Mortgage backed securities          $     -        -         -        -     1,009     4.42%   51,024     5.48%  $ 52,033     5.46%

Trust preferred securities          $     -        -         -        -         -        -     5,000     5.81%  $  5,000     5.81%
                                    -------            -------            -------            -------            --------

TOTAL SECURITIES                    $ 2,117     6.92%    3,628     6.95%    4,811     5.50%   60,364     5.14%  $ 70,920     5.31%
                                    =======            =======            =======            =======            ========


LOANS
     The loan portfolio is the largest category of the Company's earning assets and is comprised of commercial loans, real estate mortgage loans, real estate construction loans and consumer loans. The Company restricts its primary lending market to within the Catawba Valley region of North Carolina, which encompasses Catawba, Alexander and Lincoln counties and portions of Iredell and Gaston counties. The mix of the loan portfolio consists primarily of loans secured by real estate and commercial loans. In management's opinion, there are no significant concentrations of credit with particular borrowers engaged in similar activities.

     The composition of the Company's loan portfolio is presented in Table 8.

TABLE  8  -  LOAN  PORTFOLIO

                                    DECEMBER 31, 2002     DECEMBER 31, 2001     DECEMBER 31, 2000     DECEMBER 31, 1999
(DOLLARS IN THOUSANDS)             AMOUNT   % OF LOANS   AMOUNT   % OF LOANS   AMOUNT   % OF LOANS   AMOUNT   % OF LOANS
--------------------------------  --------  -----------  -------  -----------  -------  -----------  -------  -----------
BREAKDOWN OF LOAN RECEIVABLES:
Commercial                        $ 92,141       17.51%  102,409       20.87%   96,882       23.58%   83,644       24.66%
Real estate - mortgage             322,987       61.36%  277,737       56.61%  229,260       55.79%  190,921       56.29%
Real estate - construction          80,552       15.30%   82,791       16.88%   58,939       14.34%   39,340       11.60%
Consumer                            30,690        5.83%   27,671        5.64%   25,858        6.29%   25,293        7.46%
                                  --------  -----------  -------  -----------  -------  -----------  -------  -----------

TOTAL LOANS                       $526,370      100.00%  490,608      100.00%  410,939      100.00%  339,198      100.00%

Less: Allowance for loan losses   $  7,248                 6,091                 4,713                 3,924
                                  --------               -------               -------               -------

NET LOANS                         $519,122               484,517               406,226               335,274
                                  ========               =======               =======               =======

                                   DECEMBER 31, 1998
(DOLLARS IN THOUSANDS)            AMOUNT   % OF LOANS
--------------------------------  -------  -----------
BREAKDOWN OF LOAN RECEIVABLES:
Commercial                         89,536       29.68%
Real estate - mortgage            157,167       52.11%
Real estate - construction         29,927        9.92%
Consumer                           24,995        8.29%
                                  -------  -----------

TOTAL LOANS                       301,625      100.00%

Less: Allowance for loan losses     4,137
                                  -------

NET LOANS                         297,488
                                  =======

     As of December 31, 2002, gross loans outstanding were $526.4 million, an increase of $35.8 million or 7% over the December 31, 2001 balance of $490.6 million. Most of this growth was attributable to growth in real estate mortgage loans. Real estate mortgage loans grew $45.3 million in 2002, while real estate construction loans decreased $2.2 million in 2002. The Company experienced a decrease of $10.3 million in the commercial loan portfolio. As a percentage of the Company's total loan portfolio, real estate mortgage loans represented 61.36% in 2002, 56.61% in 2001 and 55.79% in 2000. Over the same period commercial loans represented 17.51%, 20.87% and 23.58% of the Company's total loan portfolio, respectively. Real estate construction loans made up 15.30%, 16.88% and 14.34% of the Company's total loan portfolio at December 31, 2002, 2001 and 2000, respectively. Consumer loans represented 5.83%, 5.64% and 6.29% of the Company's total loan portfolio at December 31, 2002, 2001 and 2000, respectively.

     Mortgage loans held for sale were $5.1 million at December 31, 2002, a decrease of $274,000 from the December 31, 2001 balance of $5.3 million which represented an increase of $3.8 million over the December 31, 2000 balance of $1.6 million.

     Table 9 identifies the maturities of all loans as of December 31, 2002 and addresses the sensitivity of these loans to changes in interest rates.

TABLE 9 - MATURITY AND REPRICING DATA FOR LOANS

                                             AFTER ONE
                              WITHIN ONE    YEAR THROUGH  AFTER FIVE
(DOLLARS IN THOUSANDS)       YEAR OR LESS    FIVE YEARS     YEARS     TOTAL LOANS
==================================================================================
Commercial                   $      81,783         8,949       1,409  $     92,141
Real estate - mortgage             241,983        50,514      30,490       322,987
Real estate - construction          75,355         5,017         180        80,552
Consumer                            15,038        12,339       3,313        30,690
                             -----------------------------------------------------

TOTAL LOANS                  $     414,159        76,819      35,392  $    526,370
                             =====================================================

Total fixed rate loans       $      18,510        76,503      35,392  $    130,405
Total floating rate loans          395,649           316           -       395,965
                             -----------------------------------------------------

TOTAL LOANS                  $     414,159        76,819      35,392  $    526,370
                             =====================================================


     In the normal course of business, there are various commitments outstanding to extend credit that are not reflected in the financial statements. At December 31, 2002, outstanding loan commitments totaled $101.4 million. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Additional information regarding commitments is provided in note 10 to the consolidated financial statements.

     Table 10 identifies the Company's commitments as of December 31, 2002 and 2001.

TABLE  10  -  COMMITMENTS

                                       CONTRACTUAL AMOUNT
(DOLLARS IN THOUSANDS)                   2002     2001
=========================================================
FINANCIAL INSTRUMENTS WHOSE CONTRACT
AMOUNTS REPRESENT CREDIT RISK:
Commitments to extend credit           $101,401   91,822
Standby letters of credit and
financial guarantees written           $  2,061    1,667

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

     -    specific known risks;
     -    the status and amount of other past due and nonperforming assets;
     -    underlying estimated values of collateral securing loans;
     -    current and anticipated economic conditions; and
     - other factors which management believes affect the allowance for potential credit losses.

     An analysis of the credit quality of the loan portfolio and the adequacy of the allowance for loan losses is prepared by the Bank's credit administration personnel and presented to the Bank's Executive and Loan Committee on a regular basis. The allowance is the total of specific reserves allocated to significant individual credits plus a general reserve. After individual loans with specific allocations have been deducted, the general reserve is calculated by applying general reserve percentages to the nine risk grades within the portfolio. Loans are categorized as one of nine risk grades based on management's assessment of the overall credit quality of the loan, including payment history, financial position of the borrower, underlying collateral and internal credit review. The general reserve percentages are determined by management based on its evaluation of losses inherent in the various risk grades of loans. The allowance for loan losses is established through charges to expense in the form of a provision for loan losses. Loan losses and recoveries are charged and credited directly to the allowance.

     Specific reserves are established, as necessary, for individual loans considered to be impaired in accordance with SFAS No. 114. A loan is considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan will not be collected. Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or at the loan's observable market price, or the fair value of collateral if the loan is collateral dependent. At December 31, 2002 and 2001, the recorded investment in loans that were considered to be impaired under SFAS No. 114 was approximately $4.8 million and $4.4 million, respectively, with related allowance for loan losses of approximately $676,000 and $699,000, respectively.

     The Bank's allowance for loan losses is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance for loan losses and the size of the allowance for loan losses compared to a group of peer banks identified by the regulators. During their routine examinations of banks, the FDIC and the North Carolina Commissioner of Banks may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination. In addition, the Bank has engaged an outside loan review consultant to perform, and report on an annual basis, an independent review of the quality of the loan portfolio relative to the results of the Bank's loan grading system.

     While it is the Bank's policy to charge off in the current period loans for which a loss is considered probable, there are additional risks of future losses which cannot be quantified precisely or attributed to particular loans or classes of loans. Because these risks include the state of the economy, management's judgment as to the adequacy of the allowance is necessarily approximate and imprecise. After review of all relevant matters affecting loan collectability, management believes that the allowance for loan losses is appropriate given their analysis of incurred loan losses.

     The Company grants loans and extensions of credit primarily within the Catawba Valley region of North Carolina, which encompasses Catawba, Alexander, and Lincoln counties and portions of Iredell and Gaston counties. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by real estate, which is dependent upon the real estate market. Non-real estate commercial loans also can be affected by local economic conditions. At December 31, 2002, approximately 7% of the Company's portfolio was not secured by any type of collateral. Unsecured loans generally involve higher credit risk than secured loans and, in the event of customer default, the Company has a higher exposure to potential loan losses.

     Net charge-offs for 2002 were $4.3 million. The ratio of net charge-offs to average total loans was 0.84% in 2002, 0.48% in 2001 and 0.29% in 2000. Charge-offs in 2002 included $2.8 million due to losses on two large commercial relationships. One business was an air charter, which was effected by the attacks on September 11, 2001 and the second was a textile manufacturer whose competition moved off-shore, which caused a significant reduction in revenues for their products. The allowance for loan losses increased to $7.2 million or 1.38% of total loans outstanding at December 31, 2002. For December 31, 2001 and 2000, the allowance for loan losses amounted to $6.1 million, or 1.24% of total loans outstanding and $4.7 million, or 1.15% of total loans outstanding, respectively. This increase in the allowance for loan losses is attributable to higher levels of loans included in the risk grades Watch, Substandard, Low Substandard, Doubtful and Loss, which are the risk grades given to loans with a greater risk of loss. The increase in Watch and Substandard is due to the adverse impact of the slow economy.

     Table 11 presents the percentage of loans assigned to each risk grade along with the general reserve percentage applied to loans in each risk grade at December 31, 2002 and 2001:


TABLE  11  -  LOAN  RISK  GRADE  ANALYSIS

                               PERCENTAGE OF LOANS     GENERAL RESERVE
                                  BY RISK GRADE          PERCENTAGE
RISK GRADE                       2002       2001       2002       2001
=========================================================================
Risk 1 (Excellent Quality)         8.92%      8.63%      0.15%      0.15%
Risk 2 (High Quality)             33.19%     41.14%      0.50%      0.50%
Risk 3 (Good Quality)             46.28%     43.05%      1.00%      1.00%
Risk 4 (Management Attention)      5.33%      3.93%      2.50%      2.50%
Risk 5 (Watch)                     3.32%      1.10%      7.00%      7.00%
Risk 6 (Substandard)               2.04%      1.35%     12.00%     12.00%
Risk 7 (Low Substandard)           0.03%      0.02%     25.00%     25.00%
Risk 8 (Doubtful)                  0.00%      0.00%     50.00%     50.00%
Risk 9 (Loss)                      0.01%      0.00%    100.00%    100.00%


At December 31, 2002, there were three relationships totaling $10.9 million in the Watch risk grade and four relationships totaling $8.9 million in the Substandard risk grade that exceeded $1 million.


     Table 12 presents an analysis of the allowance for loan losses, including charge-off activity.

TABLE 12 - ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

(DOLLARS IN THOUSANDS)                          DECEMBER 31, 2002   DECEMBER 31, 2001   DECEMBER 31, 2000   DECEMBER 31, 1999
==============================================================================================================================
Reserve for loan losses at beginning           $            6,091               4,713               3,924               4,137

Loans charged off:
Commercial                                                  3,737                 842                 857                 485
Real estate - mortgage                                        158                 790                  10                  25
Real estate - construction                                      -                  51                  36                   -
Consumer                                                      546                 675                 255                 195
                                               -------------------------------------------------------------------------------

TOTAL LOANS CHARGED OFF                        $            4,441               2,358               1,158                 705
                                               -------------------------------------------------------------------------------

Recoveries of losses previously charged off:

Commercial                                                     40                  84                  20                  24
Real estate - mortgage                                          -                   -                   -                   -
Real estate - construction                                      4                   6                   -                   -
Consumer                                                      122                 101                  48                  43
                                               -------------------------------------------------------------------------------

TOTAL RECOVERIES                               $              166                 191                  68                  67
                                               -------------------------------------------------------------------------------

NET LOANS CHARGED OFF                          $            4,275               2,167               1,090                 638

Provision for loan losses                                   5,432               3,545               1,879                 425
                                               -------------------------------------------------------------------------------

RESERVE FOR LOAN LOSSES AT END OF YEAR         $            7,248               6,091               4,713               3,924
                                               ===============================================================================


Loans charged off net of recoveries, as
a percent of average loans outstanding                       0.84%               0.48%               0.29%               0.20%


(DOLLARS IN THOUSANDS)                         DECEMBER 31, 1998
=================================================================
Reserve for loan losses at beginning                       4,375

Loans charged off:
Commercial                                                   608
Real estate - mortgage                                         -
Real estate - construction                                     -
Consumer                                                     138
                                               ------------------

TOTAL LOANS CHARGED OFF                                      746
                                               ------------------

Recoveries of losses previously charged off:

Commercial                                                    39
Real estate - mortgage                                         -
Real estate - construction                                     -
Consumer                                                      24
                                               ------------------

TOTAL RECOVERIES                                              63
                                               ------------------

NET LOANS CHARGED OFF                                        683

Provision for loan losses                                    445
                                               ------------------

RESERVE FOR LOAN LOSSES AT END OF YEAR                     4,137
                                               ==================


Loans charged off net of recoveries, as
a percent of average loans outstanding                      0.25%

NON-PERFORMING  ASSETS
     Non-performing assets, comprised of non-accrual loans, other real estate owned, other repossessed assets and loans for which payments are more than 90 days past due totaled $6.6 million at December 31, 2002 compared to $4.7 million at December 31, 2001. This increase is attributable to customers that were adversely impacted by the slowdown in area businesses. Repossessed assets as of December 31, 2002 consisted of three aircraft taken in collection of loans.

     At December 31, 2002 the Company had non-performing loans, defined as non-accrual and accruing loans past due more than 90 days, of $4.8 million or 0.92% of total loans. Non-performing loans for 2001 were $4.4 million, or 0.90% of total loans and $6.0 million, or 1.45% of total loans for 2000. Interest that would have been recorded on non-accrual loans for the years ended December 31, 2002, 2001 and 2000, had they performed in accordance with their original terms, amounted to approximately $484,000, $695,000 and $508,000 respectively. Interest income on impaired loans included in the results of operations for 2002, 2001, and 2000 amounted to approximately $22,000, $38,000 and $94,000, respectively.

     Management continually monitors the loan portfolio to ensure that all loans potentially having a material adverse impact on future operating results, liquidity or capital resources have been classified as non-performing. Should economic conditions deteriorate, the inability of distressed customers to service their existing debt could cause higher levels of non-performing loans.

     It is the general policy of the Company to stop accruing interest income and place the recognition of interest on a cash basis when a loan is placed on non-accrual status and any interest previously accrued but not collected is reversed against current income. Generally a loan is placed on non-accrual status when it is over 90 days past due and there is reasonable doubt that all principal will be collected.

     A summary of non-performing assets at December 31 for each of the years presented is shown in table 13.

TABLE  13  -  NON-PERFORMING  ASSETS


(DOLLARS IN THOUSANDS)                               2002     2001    2000    1999    1998
===========================================================================================
Nonaccrual loans                                    $4,602   3,756   5,421   2,866   3,292
Loans 90 days or more past due and still accruing      238     655     545     645     328
                                                    ---------------------------------------
     TOTAL NON-PERFORMING LOANS                      4,840   4,411   5,966   3,511   3,620
All other real estate owned                            240     256     112      44     545
All other repossessed assets                         1,538       4       3       -       -
                                                    ---------------------------------------
TOTAL NON-PERFORMING ASSETS                         $6,618   4,671   6,081   3,555   4,165
                                                    =======================================

AS A PERCENT OF TOTAL LOANS AT YEAR END
Non-accrual loans                                     0.87%   0.77%   1.32%   0.84%   1.09%
Loans 90 days or more past due and still accruing     0.05%   0.13%   0.13%   0.19%   0.11%
Total non-performing assets                           1.26%   0.95%   1.48%   1.05%   1.38%


DEPOSITS
     The Company primarily uses deposits to fund its loan and investment portfolios. The Company offers a variety of deposit accounts to individuals and businesses. Deposit accounts include checking, savings, money market and time deposits. As of December 31, 2002, total deposits were $515.7 million, an increase of $25.5 million or 5% increase over the December 31, 2001 balance of $490.2 million. The increase in deposits is primarily attributable to growth in core deposits to $354.9 million at December 31, 2002 from $334.1 million at December 31, 2001, which resulted from deposit campaigns throughout 2002.


     Time deposits in amounts of $100,000 or more totaled $160.8 million at December 31, 2002, $156.0 million and $129.1 million at December 31, 2001 and 2000, respectively. At December 31, 2002, brokered deposits amounted to $39.9 million as compared to $0 at December 31, 2001. This reflects management's efforts to manage the cost of funds by replacing high cost local deposits with lower cost brokered deposits to fund loan growth. Brokered deposits are generally considered to be more susceptible to withdrawal as a result of interest rate changes and to be a less stable source of funds, as compared to deposits from the local market.

     Table 14 is a summary of the maturity distribution of time deposits in amounts of $100,000 or more as of December 31, 2002.


TABLE 14 - MATURITIES OF TIME DEPOSITS OVER $100,000

(DOLLARS IN THOUSANDS)                    2002
================================================
Three months or less                    $ 35,591
Over three months through six months      35,822
Over six months through twelve months     44,413
Over twelve months                        45,011
                                        --------
TOTAL                                   $160,837
                                        ========

BORROWED  FUNDS
     The Company has access to various short-term borrowings, including the purchase of Federal Funds and borrowing arrangements from the FHLB and other financial institutions. At December 31, 2002, FHLB borrowings totaled $63.1 million compared to $68.2 million at December 31, 2001 and $21.4 million at December 31, 2000. Average FHLB borrowings for 2002 were $61.0 million, compared to average balances of $42.5 million for 2001 and $15.8 million for 2000. The maximum amount of outstanding FHLB borrowings was $74.2 million in 2002, and $68.2 in 2001 and $21.4 in 2000. The FHLB advances outstanding at December 31, 2002 had both fixed and adjustable interest rates ranging from 1.30% to 6.49%. Approximately $5.1 million of the FHLB advances outstanding have contractual maturities prior to December 31, 2003. As of December 31, 2002, the Company had $52.0 million in convertible FHLB advances. Additional information regarding
FHLB  advances  is  provided in note 6 to the consolidated financial statements.

     Demand notes payable to the U. S. Treasury, which represent treasury tax and loan payments received from customers, amounted to approximately $1.6 million, $118,000 and $1.6 million at December 31, 2002, 2001 and 2000, respectively.

     The Company had no federal funds purchased as of December 31, 2002, 2001 or 2000.

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

CAPITAL  RESOURCES
     Shareholders' equity at December 31, 2002 was $48.6 million compared to $45.4 million and $43.0 million at December 31, 2001 and 2000, respectively. At December 31, 2002, unrealized gains and losses, net of taxes, amounted to a gain of approximately $1.4 million. For the years ended December 31, 2001 and 2000, unrealized gains and losses, net of taxes, amounted to a loss of approximately $922,000 and a gain of approximately $4,000, respectively. Average shareholders' equity as a percentage of total average assets is one measure used to determine capital strength. Average shareholders' equity as a percentage of total average assets was 7.72%, 8.25% and 9.13% for 2002, 2001 and 2000. The return on average shareholders' equity was 7.12% at December 31, 2002 as compared to 9.65% and 12.55% as of December 31, 2001 and December 31, 2000, respectively. Total cash dividends paid during 2002 amounted to $1.3 million, a decrease of 2% from 2001. This decrease is attributable to a reduction in shares outstanding due to stock repurchase activity. The

Company repurchased $1.3 million, or 85,500 shares of its common stock during 2002 as part of the stock repurchase plan implemented in February 2002. The Company's Board of Directors has authorized aggregate repurchases of up to $3.0 million through February 3, 2003.

     Under regulatory capital guidelines, financial institutions are currently required to maintain a total risk-based capital ratio of 8.0% or greater, with a Tier 1 risk-based capital ratio of 4.0% or greater. Tier 1 capital is generally defined as shareholders' equity and trust preferred securities less all intangible assets and goodwill. Tier 1 capital at December 31, 2002 includes $14.0 million in trust preferred securities. The Company's Tier I capital ratio was 10.76%, 11.14% and 10.11% at December 31, 2002, 2001 and 2000, respectively.
Total risk-based capital is defined as Tier 1 capital plus supplementary capital. Supplementary capital, or Tier 2 capital, consists of the Company's allowance for loan losses, not exceeding 1.25% of the Company's risk-weighted assets. Total risk-based capital ratio is therefore defined as the ratio of total capital (Tier 1 capital and Tier 2 capital) to risk-weighted assets. The Company's total risk-based capital ratio was 12.01%, 12.27% and 11.22% at December 31, 2002, 2001 and 2000, respectively. In addition to the Tier I and total risk-based capital requirements, financial institutions are also required to maintain a leverage ratio of Tier 1 capital to total average assets of 4.0% or greater. The Company's Tier I leverage capital ratio was 9.78%, 10.46% and 9.10% at December 31, 2002, 2001 and 2000, respectively.

     A bank is considered to be "well capitalized" if it has a total risk-based capital ratio of 10.0 % or greater, a Tier I risk-based capital ratio of 6.0% or greater, and has a leverage ratio of 5.0% or greater. Based upon these guidelines, the Bank was considered to be "well capitalized" at December 31, 2002, 2001 and 2000.

     The Company's key equity ratios as of December 31, 2002, 2001 and 2000 are presented in Table 15.

TABLE  15  -  EQUITY  RATIOS

                                 YEARS ENDED DECEMBER 31,
                                   2002    2001    2000
========================================================
Return on average assets           0.55%   0.80%   1.15%
Return on average equity           7.12%   9.65%  12.55%
Dividend payout ratio             36.58%  28.14%  23.39%
Average equity to average assets   7.72%   8.25%   9.13%


QUARTERLY  FINANCIAL  DATA
     The Company's consolidated quarterly operating results for the years ended December 31, 2002 and 2001 are presented in table 16. The increase in provision for loan losses in fourth quarter 2002 and 2001 reflects the charge off of large commercial loans during fourth quarter.

TABLE  16  -  QUARTERLY  FINANCIAL  DATA

(DOLLARS IN THOUSANDS,                    2002                         2001
EXCEPT PER SHARE AMOUNTS)   FIRST   SECOND  THIRD  FOURTH  FIRST   SECOND  THIRD   FOURTH
=========================================================================================
Total interest income       $9,089   9,138  9,345   9,052  10,935  10,849  10,568   9,546
Total interest expense       4,607   4,127  3,639   3,404   5,905   5,998   5,952   5,172
                            -----------------------------  ------------------------------

NET INTEREST INCOME          4,482   5,011  5,706   5,648   5,030   4,851   4,616   4,374

Provision for loan losses      500   1,266  1,578   2,088     429     453     760   1,903
Other income                 1,524   1,406  2,070   1,491   1,602   1,990   2,110   2,561
Other expense                4,215   4,193  4,194   4,156   4,160   4,370   3,864   4,358
                            -----------------------------  ------------------------------

INCOME BEFORE INCOME TAXES   1,291     958  2,004     895   2,043   2,018   2,102     674
Income taxes                   405     312    710     285     672     668     716     206
                            -----------------------------  ------------------------------

NET EARNINGS                $  886     646  1,294     610   1,371   1,350   1,386     468
                            =============================  ==============================

BASIC EARNINGS PER SHARE    $ 0.28    0.21   0.41    0.19    0.42    0.42    0.43    0.15
                            =============================  ==============================
DILUTED EARNINGS PER SHARE  $ 0.28    0.20   0.41    0.19    0.42    0.42    0.43    0.14
                            =============================  ==============================

            QUANTATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Market risk reflects the risk of economic loss resulting from adverse changes in market prices and interest rates. This risk of loss can be reflected in either diminished current market values or reduced potential net interest income in future periods.

     The Company's market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. The structure of the Company's loan and deposit portfolios is such that a significant decline (increase) in interest rates may adversely impact net market values and interest income. Management seeks to manage the risk through the utilization of its investment securities and off balance sheet derivative instruments. During the years ended December 31, 2002, 2001 and 2000, the Company used interest rate contracts to manage market risk. During 2002, the Company entered into interest rate swap agreements under which the Company pays a variable rate and receives a fixed rate. At December 31, 2002, the Company had two interest rate contracts outstanding, accounted for as cash flow hedges. Under the first swap agreement, the Company received 6.33% and paid 4.25% (based on the prime rate at December 31, 2002) on a notional amount of $40.0 million. The swap agreement matures in June 2004. Under the second swap agreement, the Company received 6.05% and paid 4.25% (based on the prime rate at December 31, 2002) on a notional amount of $20.0 million. The swap agreement matures in July 2004. For the year ended December 31, 2002, the Company recognized approximately $508,000 in interest income related to the two interest rate swap agreements. During first quarter 2001, the Company entered into an interest rate floor contract as a means of managing its interest rate risk. Interest rate floors are used to protect certain designated variable rate financial instruments from the downward effects of their repricing in the event of a decreasing rate environment. The total cost of the interest rate floor was $417,500 and it was not management's intention to use the floor as a fair value or cash flow hedge, as defined in SFAS No. 133. The Company sold the interest rate floor contract during the quarter ended June 30, 2001. For the year ended December 31, 2001 the Company recognized no interest expense related to derivative financial instruments. The Company expensed $3,200 for the year ended December 31, 2000 related to derivative financial instruments.

     Table 17 presents in tabular form the contractual balances and the estimated fair value of the Company's on-balance sheet financial instruments and the notional amount and estimated fair value of the Company's off-balance sheet derivative instruments at their expected maturity dates for the period ended December 31, 2002. The expected maturity categories take into consideration historical prepayment experience as well as management's expectations based on the interest rate environment at December 31, 2002. As of December 31, 2002, all fixed rate advances are callable at the option of FHLB. In the current rate environment management does not anticipate these to be called. For core deposits without contractual maturity (i.e. interest bearing checking, savings, and money market accounts), the table presents principal cash flows based on management's judgment concerning their most likely runoff or repricing behaviors.

TABLE  17-  MARKET  RISK  TABLE

(DOLLARS IN THOUSANDS)                          PRINCIPAL/NOTIONAL AMOUNT MATURING IN YEAR ENDED DECEMBER 31,

LOANS RECEIVABLE                         2003      2004     2005    2006 & 2007   THEREAFTER    TOTAL    FAIR VALUE
====================================================================================================================
Fixed rate                             $ 21,453   20,858   21,239        25,093       35,123   $123,766  $   120,159
     Average interest rate                 9.21%    8.49%    7.91%         7.48%        8.40%
Variable rate                          $174,339   46,009   39,679        61,393       81,184   $402,604  $   407,690
     Average interest rate                 4.99%    5.08%    5.24%         5.14%        5.12%

INVESTMENT SECURITIES                         .
====================================================================================================================
Interest bearing cash                  $      -        -        -             -          143   $    143  $       143
     Average interest rate                    -        -        -             -         1.19%
Federal funds sold                     $  1,774        -        -             -            -   $  1,774  $     1,774
     Average interest rate                 1.27%       -        -             -            -
Securities available for sale          $  2,933    4,304      988         3,575       59,936   $ 71,736  $    71,736
     Average interest rate                 4.91%    5.17%    4.94%         6.04%        5.35%
Nonmarketable equity securities        $      -        -        -             -        4,346   $  4,346  $     4,346
     Average interest rate                    -        -        -             -         4.01%

DEBT OBLIGATIONS
====================================================================================================================
Deposits                               $241,773   57,912    7,047         6,550      202,457   $515,739  $   517,298
     Average interest rate                 2.46%    3.13%    3.92%         4.79%        0.59%
Advances from FHLB                     $  5,071    6,000   35,000             -       17,000   $ 63,071  $    63,359
     Average interest rate                1.364%   1.860%   4.076%            -        6.075%
Demand notes payable to U.S. Treasury  $  1,600        -        -             -            -   $  1,600  $     1,600
     Average interest rate                 1.05%       -        -             -            -
Trust preferred securities             $      -        -        -             -       14,000   $ 14,000  $    14,000
     Average interest rate                    -        -        -             -         5.25%

                     MARKET FOR THE COMPANY'S COMMON EQUITY
                         AND RELATED SHAREHOLDER MATTERS

     Peoples Bancorp common stock is traded on the over-the-counter (OTC) market and quoted on the Nasdaq National Market, under the symbol "PEBK". Scott and Stringfellow, Inc., Ryan, Beck & Co., Sterne Agee & Leach, Inc. and Trident Securities, Inc. are market makers for the Company's shares.

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

     As of February 28, 2003, the Company had 676 shareholders of record, not including the number of persons or entities whose stock is held in nominee or street name through various brokerage firms or banks. The market price for the Company's common stock was $14.40 on February 28, 2003.

     Following is certain market and dividend information for the last two fiscal years. Over-the-counter quotations reflect inter-dealer prices, without retail mark-up, mark down or commission and may not necessarily represent actual transactions.

               MARKET AND DIVIDEND DATA

                                        CASH DIVIDEND
2002               LOW BID   HIGH BID   PER SHARE

   First Quarter   $ 14.450  $  16.250  $     0.10

   Second Quarter  $ 16.050  $  17.720  $     0.10

   Third Quarter   $ 12.860  $  16.450  $     0.10

   Fourth Quarter  $ 13.170  $  14.800  $     0.10


                                        CASH DIVIDEND
2001               LOW BID   HIGH BID   PER SHARE

   First Quarter   $ 13.000  $  16.000  $     0.10

   Second Quarter  $ 16.050  $  13.500  $     0.10

   Third Quarter   $ 16.000  $  20.000  $     0.10

   Fourth Quarter  $ 14.100  $  17.000  $     0.10

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

WILLIAM  D.  CABLE
------------------
Executive Vice President and Assistant Corporate Treasurer

A.  JOSEPH  LAMPRON
-------------------
Executive Vice President, Chief Financial Officer and Corporate Treasurer

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Board of Directors and Shareholders
Peoples Bancorp of North Carolina, Inc.
Newton, North Carolina:


We have audited the accompanying consolidated balance sheets of Peoples Bancorp of North Carolina, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of earnings, changes in shareholders' equity, comprehensive income and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Bancorp of North Carolina, Inc. as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.


/s/  Porter Keadle Moore, LLP
Atlanta, Georgia
January 17, 2003

                           PEOPLES BANCORP OF NORTH CAROLINA, INC.

                                 CONSOLIDATED BALANCE SHEETS

                                  DECEMBER 31, 2002 AND 2001


                                                                       2002          2001
                                                                   ------------  ------------
                                     Assets
                                     ------
Cash and due from banks, including reserve requirements
     of $2,633,000 and $2,246,000                                  $ 13,803,665   13,042,320
Federal funds sold                                                    1,774,000    2,261,000
                                                                   ------------  ------------

          Cash and cash equivalents                                  15,577,665   15,303,320

Investment securities available for sale                             71,735,705   84,286,037
Other investments                                                     4,345,573    4,602,773
Mortgage loans held for sale                                          5,064,635    5,338,931
Loans, net                                                          519,121,840  484,517,151
Premises and equipment, net                                          15,620,977   14,679,191
Cash surrender value of life insurance                                4,828,708    4,583,000
Accrued interest receivable and other assets                          8,446,435    6,194,301
                                                                   ------------  ------------

                                                                   $644,741,538  619,504,704
                                                                   ============  ============

                      Liabilities and Shareholders' Equity
                      ------------------------------------

Deposits:
     Noninterest-bearing                                           $ 67,398,458   56,826,130
     Interest-bearing                                               448,340,497  433,397,059
                                                                   ------------  ------------

          Total deposits                                            515,738,955  490,223,189

Demand notes payable to U. S. Treasury                                1,600,000      117,987
Accrued interest payable and other liabilities                        1,726,421    1,548,139
Federal Home Loan Bank advances                                      63,071,429   68,214,286
Guaranteed preferred beneficial interests in Company's junior
     subordinated debentures (Trust Preferred Securities)            14,000,000   14,000,000
                                                                   ------------  ------------

     Total liabilities                                              596,136,805  574,103,601
                                                                   ------------  ------------

Commitments

Shareholders' equity:
     Preferred stock, no par value; authorized 5,000,000 shares;
          no shares issued and outstanding                                    -            -
     Common stock, no par value; authorized 20,000,000 shares;
          3,133,547 and 3,218,714 shares issued and outstanding      35,097,773   36,407,798
     Retained earnings                                               12,094,363    9,915,399
     Accumulated other comprehensive income (loss)                    1,412,597     (922,094)
                                                                   ------------  ------------

     Total shareholders' equity                                      48,604,733   45,401,103
                                                                   ------------  ------------

                                                                   $644,741,538  619,504,704
                                                                   ============  ============

See accompanying notes to consolidated financial statements.

                               PEOPLES BANCORP OF NORTH CAROLINA, INC.

                                 CONSOLIDATED STATEMENTS OF EARNINGS

                        FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000


                                                                   2002         2001        2000
                                                               ------------  ----------  -----------
Interest income:
     Interest and fees on loans                                $ 32,038,359  36,512,395  36,423,973
     Interest on federal funds sold                                  45,271     126,791     281,659
     Interest and dividends on securities:
          U. S. Treasuries                                                -           -      16,572
          U. S. Government agencies                               3,439,814   3,918,551   2,977,459
          State and political subdivisions                          613,219     911,707     988,020
          Other                                                     487,284     428,157     171,600
                                                               ------------  ----------  -----------

          Total interest income                                  36,623,947  41,897,601  40,859,283
                                                               ------------  ----------  -----------

Interest expense:
     Deposits                                                    12,364,245  20,790,136  18,326,359
     Federal Home Loan Bank advances                              2,658,742   2,118,511     974,036
     Other                                                          754,344     117,849     131,705
                                                               ------------  ----------  -----------

          Total interest expense                                 15,777,331  23,026,496  19,432,100
                                                               ------------  ----------  -----------

          Net interest income                                    20,846,616  18,871,105  21,427,183

Provision for loan losses                                         5,431,600   3,545,322   1,879,100
                                                               ------------  ----------  -----------

          Net interest income after provision for loan losses    15,415,016  15,325,783  19,548,083
                                                               ------------  ----------  -----------

Other income:
     Service charges on deposit accounts                          3,060,581   2,805,492   1,588,390
     Other service charges and fees                                 503,165     471,998     367,352
     Gain (loss) on sale of securities                              625,616   1,613,992    (483,472)
     Mortgage banking income                                        702,290   1,014,043     241,007
     Insurance and brokerage commissions                            477,765     348,582     168,557
     Miscellaneous                                                1,121,198   2,008,797   2,033,930
                                                               ------------  ----------  -----------

          Total other income                                      6,490,615   8,262,904   3,915,764
                                                               ------------  ----------  -----------

Other expenses:
     Salaries and employee benefits                               9,569,016   9,115,496   8,899,285
     Occupancy                                                    3,142,712   2,984,100   2,509,720
     Other operating                                              4,046,347   4,652,197   4,099,972
                                                               ------------  ----------  -----------

          Total other expenses                                   16,758,075  16,751,793  15,508,977
                                                               ------------  ----------  -----------

          Earnings before income taxes                            5,147,556   6,836,894   7,954,870

Income tax expense                                                1,712,000   2,261,542   2,576,400
                                                               ------------  ----------  -----------

          Net earnings                                         $  3,435,556   4,575,352   5,378,470
                                                               ============  ==========  ===========

          Basic and diluted earnings per share                 $       1.09        1.42        1.67
                                                               ============  ==========  ===========

See accompanying notes to consolidated financial statements.

                                   PEOPLES BANCORP OF NORTH CAROLINA, INC.

                         CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                            FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                                                  Accumulated
                                                 Common Stock                        Other
                                           ------------------------   Retained   Comprehensive
                                             Shares       Amount      Earnings    Income (Loss)     Total
                                           ----------  ------------  -----------  -------------  -----------
Balance, December 31, 1999                 2,926,318   $31,729,462    7,189,417       (920,400)  37,998,479

10% stock dividend                           292,396     4,678,336   (4,678,336)             -            -

Cash paid in lieu of fractional shares             -             -       (3,775)             -       (3,775)

Cash dividends declared ($0.39 per share)          -             -   (1,258,243)             -   (1,258,243)

Net earnings                                       -             -    5,378,470              -    5,378,470

Change in accumulated other
  comprehensive income (loss), net of tax          -             -            -        924,088      924,088
                                           ----------  ------------  -----------  -------------  -----------

Balance, December 31, 2000                 3,218,714    36,407,798    6,627,533          3,688   43,039,019

Cash dividends declared ($0.40 per share)          -             -   (1,287,486)             -   (1,287,486)

Net earnings                                       -             -    4,575,352              -    4,575,352

Change in accumulated other
  comprehensive income (loss), net of tax          -             -            -       (925,782)    (925,782)
                                           ----------  ------------  -----------  -------------  -----------

Balance, December 31, 2001                 3,218,714    36,407,798    9,915,399       (922,094)  45,401,103

Cash dividends declared ($0.40 per share)          -             -   (1,256,592)             -   (1,256,592)

Repurchase and retirement of common
  stock                                      (85,500)   (1,314,250)           -              -   (1,314,250)

Exercise of stock options                        333         4,225            -              -        4,225

Net earnings                                       -             -    3,435,556              -    3,435,556

Change in accumulated other
  comprehensive income (loss), net of tax          -             -            -      2,334,691    2,334,691
                                           ----------  ------------  -----------  -------------  -----------

Balance, December 31, 2002                 3,133,547   $35,097,773   12,094,363      1,412,597   48,604,733
                                           ==========  ============  ===========  =============  ===========

See accompanying notes to consolidated financial statements.

                                 PEOPLES BANCORP OF NORTH CAROLINA, INC.

                             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                          FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000


                                                                        2002         2001        2000
                                                                     -----------  -----------  ---------
Net earnings                                                         $3,435,556    4,575,352   5,378,470
                                                                     -----------  -----------  ---------
Other comprehensive income:
  Unrealized holding gains on securities available for sale           2,951,843       97,560   1,030,186
  Reclassification adjustment for (gains) losses on
    sales of securities available for sale                             (625,616)  (1,613,992)    483,472
  Unrealized holding gains on derivative financial instruments
    qualifying as cash flow hedges                                    1,498,000            -           -
                                                                     -----------  -----------  ---------

        Total other comprehensive income (loss),
          before income taxes                                         3,824,227   (1,516,432)  1,513,658
                                                                     -----------  -----------  ---------

Income tax expense (benefit) related to other comprehensive income:
  Unrealized holding gains on securities available for sale           1,149,742       38,000     401,258
  Reclassification adjustment for (gains) losses on
    sales of securities available for sale                             (243,677)    (628,650)    188,312
  Unrealized holding gains on derivative financial instruments
    qualifying as cash flow hedges                                      583,471            -           -
                                                                     -----------  -----------  ---------

        Total income tax expense (benefit) related to
          other comprehensive income                                  1,489,536     (590,650)    589,570
                                                                     -----------  -----------  ---------

        Total other comprehensive income (loss),
           net of tax                                                 2,334,691     (925,782)    924,088
                                                                     -----------  -----------  ---------

        Total comprehensive income                                   $5,770,247    3,649,570   6,302,558
                                                                     ===========  ===========  =========

See accompanying notes to consolidated financial statements.

                                   PEOPLES BANCORP OF NORTH CAROLINA, INC.

                                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                             FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000


                                                                       2002           2001           2000
                                                                   -------------  -------------  ------------
Cash flows from operating activities:
  Net earnings                                                     $  3,435,556      4,575,352     5,378,470
  Adjustments to reconcile net earnings to net
    cash provided by operating activities:
      Depreciation, amortization and accretion                        1,685,715      1,584,437     1,531,860
      Provision for loan losses                                       5,431,600      3,545,322     1,879,100
      Deferred income tax benefit                                      (318,921)      (532,329)     (246,511)
      Loss (gain) on sale of investment securities                     (625,616)    (1,613,992)      483,472
      Gain on sale of premises and equipment                                  -              -      (598,308)
      Loss (gain) on sale of mortgage loans                             (28,835)       (37,152)      292,796
      Loss (gain) on sale of other real estate                          (19,981)        51,840        (9,226)
      Change in:
        Cash surrender value of life insurance                         (245,708)             -             -
        Other assets                                                   (595,240)     1,017,755    (1,090,782)
        Other liabilities                                               178,282     (1,384,145)    1,230,278
        Mortgage loans held for sale                                    303,131     (3,738,079)     (171,024)
                                                                   -------------  -------------  ------------
              Net cash provided by operating activities               9,199,983      3,469,009     8,680,125
                                                                   -------------  -------------  ------------
Cash flows from investing activities:
  Purchase of investment securities available for sale              (48,339,951)  (118,372,897)  (33,291,361)
  Proceeds from calls and maturities of investment securities
    available for sale                                               28,609,785     22,714,408     7,139,920
  Proceeds from sales of investment securities available for sale    35,191,263     82,969,419    18,129,483
  Change in other investments                                           257,200     (2,203,900)   (1,053,773)
  Purchase of cash surrender value of life insurance                          -     (4,583,000)            -
  Net change in loans                                               (42,113,346)   (82,092,812)  (72,926,623)
  Purchases of premises and equipment                                (2,614,380)    (3,652,961)   (2,243,860)
  Proceeds from sale of premises and equipment                          412,289        645,429     1,916,505
  Construction in progress                                                    -       (100,633)   (3,779,053)
  Proceeds from sale of other real estate                               488,647         60,310        36,426
                                                                   -------------  -------------  ------------
              Net cash used by investing activities                 (28,108,493)  (104,616,637)  (86,072,336)
                                                                   -------------  -------------  ------------
Cash flows from financing activities:
  Net change in deposits                                             25,515,766     40,149,847    73,438,973
  Net change in demand notes payable to U. S. Treasury                1,482,013     (1,482,013)            -
  Proceeds from FHLB borrowings                                      68,100,000     51,000,000    18,000,000
  Repayments of FHLB advances                                       (73,242,857)    (4,142,856)  (11,142,858)
  Proceeds from issuance of trust preferred securities                        -     14,000,000             -
  Transaction costs associated with trust preferred securities         (105,450)      (425,741)            -
  Cash dividends                                                     (1,256,592)    (1,287,486)   (1,258,243)
  Cash paid in lieu of fractional shares                                      -              -        (3,775)
  Proceeds from exercise of stock options                                 4,225              -             -
  Common stock repurchased                                           (1,314,250)             -             -
                                                                   -------------  -------------  ------------
              Net cash provided by financing activities              19,182,855     97,811,751    79,034,097
                                                                   -------------  -------------  ------------
Net change in cash and cash equivalents                                 274,345     (3,335,877)    1,641,886
Cash and cash equivalents at beginning of year                       15,303,320     18,639,197    16,997,311
                                                                   -------------  -------------  ------------
Cash and cash equivalents at end of year                           $ 15,577,665     15,303,320    18,639,197
                                                                   =============  =============  ============

                            PEOPLES BANCORP OF NORTH CAROLINA, INC.

                        CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED

                      FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                              2002         2001         2000
                                                           -----------  -----------  ----------
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest                                               $16,006,155  23,068,630   18,952,793
    Income taxes                                           $ 2,235,500   3,209,000    2,663,000

Noncash investing and financing activities:
  Change in other comprehensive income, net of tax         $ 2,334,691    (925,782)     924,088
  Transfer of loans to other real estate and repossessions $ 2,077,057     256,439       95,000


See accompanying notes to consolidated financial statements.

                     PEOPLES BANCORP OF NORTH CAROLINA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
     Organization
     ------------
     Peoples Bancorp of North Carolina, Inc. ("Bancorp") received regulatory approval to operate as a bank holding company on July 22, 1999, and became effective August 31, 1999. Bancorp is primarily regulated by the Federal Reserve Bank, and serves as the one-bank holding company for Peoples Bank.

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

     Peoples Investment Services, Inc. is a wholly owned subsidiary of the Bank and began operations in 1996 to provide investment and trust services through agreements with an outside party.

     Real Estate Advisory Services, Inc. is a wholly owned subsidiary of the Bank and began operations in 1997 to provide real estate appraisal and property management services to individuals and commercial customers of the Bank.

     Principles  of  Consolidation
     -----------------------------
     The consolidated financial statements include the financial statements of Bancorp and its wholly owned subsidiaries, PEBK Capital Trust I and the Bank, along with its wholly owned subsidiaries, Peoples Investment Services, Inc. and Real Estate Advisory Services, Inc. (collectively called the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation.

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

     Cash  and  Cash  Equivalents
     ----------------------------
     Cash and due from banks and federal funds sold are considered cash and cash equivalents for cash flow reporting purposes. Generally, federal funds are sold for one-day periods.

     Investment  Securities
     ----------------------
     The Company classifies its securities in one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for sale in the near term. Held to maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All other securities not included in trading or held to maturity are classified as available for sale. At December 31, 2002 and 2001, the Company had classified all of its investment securities as available for sale.

     Available for sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and are reported as a separate component of shareholders' equity until realized.

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

     Mortgage  Loans  Held  for  Sale
     --------------------------------
     Mortgage loans held for sale are carried at the lower of aggregate cost or market value. At December 31, 2002 and 2001, the cost of mortgage loans held for sale approximates the market value.

     Loans  and  Allowance  for  Loan  Losses
     ----------------------------------------
     Loans are stated at principal amount outstanding, net of the allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

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

     Accrual of interest is discontinued on a loan when management believes, after considering economic conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. Interest previously accrued but not collected is reversed against current period earnings and interest is recognized on a cash basis when such loans are placed on nonaccrual status.

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

     Mortgage servicing rights represent the unamortized cost of purchased and originated contractual rights to service mortgages for others in exchange for a servicing fee. Mortgage servicing rights are amortized over the period of estimated net servicing income and are periodically adjusted for actual prepayments of the underlying mortgage loans. The Company recognized new servicing assets of approximately $37,600, $61,000 and $172,000 during 2002, 2001 and 2000, respectively, and amortized approximately $310,000, $196,000 and $220,000 during 2002, 2001 and 2000, respectively.

                     PEOPLES BANCORP OF NORTH CAROLINA, INC.

(1)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES,  CONTINUED
     Mortgage  Banking  Activities,  continued
     -----------------------------
     Mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of mortgage loans serviced for others was approximately $56,702,000 and $79,128,000 at December 31, 2002 and 2001, respectively.

     Premises  and  Equipment
     ------------------------
     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily using the straight-line method over the estimated useful lives of the assets. When assets are retired or otherwise disposed, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss is reflected in earnings for the period. The cost of maintenance and repairs which do not improve or extend the useful life of the respective asset is charged to earnings as incurred, whereas significant renewals and improvements are capitalized. The range of estimated useful lives for premises and equipment are generally as follows:

     Buildings and improvements                        10 - 50 years
     Furniture and equipment                            3 - 10 years

     Foreclosed  Assets
     ------------------
     Foreclosed assets include all assets received in full or partial satisfaction of a loan and include real and personal property. Foreclosed assets are reported at the lower of carrying amount or net realizable value, and are included in other assets on the balance sheet.

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

     Intangible  Assets
     ------------------
     Deposit base premiums, representing the cost of acquiring deposits from other financial institutions, are being amortized by charges to earnings over seven years using the straight-line method. Amortization of deposit base premiums was approximately $58,000, $174,000 and $174,000 for 2002, 2001 and 2000, respectively.

     Derivative  Financial  Instruments  and  Hedging  Activities
     ------------------------------------------------------------
     In the normal course of business, the Company enters into derivative contracts to manage interest rate risk by modifying the characteristics of the related balance sheet instruments in order to reduce the adverse effect of changes in interest rates. All derivative financial instruments are recorded at fair value in the financial statements.

     On the date a derivative contract is entered into, the Company designates the derivative as a fair value hedge, a cash flow hedge, or a trading instrument. Changes in the fair value of instruments used as fair value hedges are accounted for in the earnings of the period simultaneous with accounting for the fair value change of the item being hedged. Changes in the fair value of the effective portion of cash flow hedges are accounted for in other comprehensive income rather than earnings. Changes in fair value of instruments that are not intended as a hedge are accounted for in the earnings of the period of the change.

                     PEOPLES BANCORP OF NORTH CAROLINA, INC.

(1)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES,  CONTINUED
     Derivative Financial Instruments and Hedging Activities, continued
     -------------------------------------------------------
     The Company formally documents all hedging relationships, including an assessment that the derivative instruments are expected to be highly effective in offsetting the changes in fair values or cash flows of the hedged items.

     Accumulated Other Comprehensive Income (Loss)
     ---------------------------------------------
     At December 31, 2002, accumulated other comprehensive income (loss) consisted of net unrealized gains on securities available for sale of $498,068 and net gains on derivatives of $914,529. At December 31, 2001, accumulated other comprehensive income (loss) consisted of net unrealized losses on securities available for sale of $922,094.

     Stock-Based  Compensation
     -------------------------
     The Company has an Omnibus Stock Ownership and Long Term Incentive Plan (the "Plan") whereby certain stock-based rights, such as stock options, restricted stock, performance units, stock appreciation rights, or book value shares, may be granted to eligible directors and employees. A total of 321,860 shares were reserved for possible issuance under this Plan. All rights must be granted or awarded within ten years from the effective date.

     Under the Plan, the Company granted incentive stock options to certain eligible employees in order that they may purchase Company stock at a price equal to the fair market value on the date of the grant. The options granted in 1999 vest over a five-year period. Options granted subsequent to 1999 vest over a three-year period. All options expire after ten years. A summary of the activity in the Plan is presented below:

                                               2002                   2001                   2000
                                     -----------------------  ----------------------  ---------------------
                                                 Weighted                Weighted               Weighted
                                                  Average                 Average                Average
                                               Option Price            Option Price           Option Price
                                      Shares     Per Share    Shares     Per Share    Shares    Per Share
                                     --------  -------------  -------  -------------  ------  -------------
     Outstanding, beginning of year  139,703   $       14.82   77,598  $       14.00  27,657  $       16.36
     Granted during the year          67,550   $       14.10   62,105  $       15.86  49,941  $       12.69
     Forfeited during the year        (8,241)  $       14.78        -              -       -              -
     Exercised during the year          (333)  $       12.69        -              -       -              -
                                     --------  -------------  -------  -------------  ------  -------------

     Outstanding, end of year        198,679   $       14.58  139,703  $       14.82  77,598  $       14.00
                                     ========  =============  =======  =============  ======  =============

     Number of shares exercisable     66,292   $       14.49   27,709  $       14.15   5,530  $       16.36
                                     ========  =============  =======  =============  ======  =============

     The weighted average grant-date fair value of options granted in 2002, 2001 and 2000 was $6.60, $10.40, and $6.24, respectively. Options outstanding at December 31, 2002 are exercisable at option prices ranging from $12.69 to $16.36, as presented in the table above. Such options have a weighted average remaining contractual life of approximately nine years.

                     PEOPLES BANCORP OF NORTH CAROLINA, INC.

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
     Stock-Based Compensation, continued
     -------------------------
     The Plan is accounted for under Accounting Principles Board Opinion No. 25 and related interpretations. No compensation expense has been recognized related to the grant of the incentive stock options. Had compensation cost been determined based upon the fair value of the options at the grant dates, the Company's net earnings and net earnings per share would have been reduced to the proforma amounts indicated below. For disclosure purposes, the Company immediately recognized the expense associated with the option grants assuming that all awards vest upon grant.

                                                                       2002        2001         2000
                                                                    -----------  ----------  ----------
     Net earnings              As reported                          $3,435,556   4,575,352   5,378,470
                                 Effect of grants, net of tax         (276,415)   (400,453)   (193,212)
                                 Effect of forfeitures, net of tax      42,982           -           -
                                                                    -----------  ----------  ----------

                                 Proforma                           $3,202,123   4,174,899   5,185,258

     Basic earnings per share    As reported                        $     1.09        1.42        1.67
                                 Proforma                           $     1.02        1.30        1.61

     Diluted earnings per share  As reported                        $     1.09        1.42        1.67
                                 Proforma                           $     1.01        1.29        1.61

     The fair value of each option is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted average assumptions used for grants in 2002, 2001 and 2000, respectively - dividend yield of 2.8%, 2.8% and 2.9%, respectively; risk free interest rate of 4%, 5% and 7%, respectively; expected volatility of 0.53, 0.90 and 0.55, respectively; and an expected life of 10 years.

     Net  Earnings  Per  Share
      ------------------------
     Net earnings per share is based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per share. The average market price during the year is used to compute equivalent shares. For the years ended December 31, 2002, 2001 and 2000, net earnings per share equaled diluted earnings per share, as the potential common shares outstanding during the period had no effect on the computation.

     The reconciliations of the amounts used in the computation of both "basic earnings per share" and "diluted earnings per share" for the years ended
     December  31,  2002,  2001  and  2000  are  as  follows:

                                              Net       Common    Per Share
                                            Earnings    Shares      Amount
                                           ----------  ---------  ----------
     FOR THE YEAR ENDED DECEMBER 31, 2002

     Basic earnings per share              $3,435,556  3,151,975  $     1.09
     Effect of dilutive securities:
       Stock options                                -      7,292           -
                                           ----------  ---------  ----------

     Diluted earnings per share            $3,435,556  3,159,267  $     1.09
                                           ==========  =========  ==========

     FOR THE YEAR ENDED DECEMBER 31, 2001

     Basic earnings per share              $4,575,352  3,218,714  $     1.42
     Effect of dilutive securities:
       Stock options                                -     10,215           -
                                           ----------  ---------  ----------

     Diluted earnings per share            $4,575,352  3,228,929  $     1.42
                                           ==========  =========  ==========

                     PEOPLES BANCORP OF NORTH CAROLINA, INC.

(1)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES,  CONTINUED
     Net  Earnings  Per  Share,  continued
     -------------------------

                                              Net       Common    Per Share
                                            Earnings    Shares      Amount
                                           ----------  ---------  ----------
     FOR THE YEAR ENDED DECEMBER 31, 2000

     Basic earnings per share              $5,378,470  3,218,714  $     1.67
     Effect of dilutive securities:
       Stock options                                -      5,074           -
                                           ----------  ---------  ----------

     Diluted earnings per share            $5,378,470  3,223,788  $     1.67
                                           ==========  =========  ==========

     At  December 31, 2002, 2001 and 2000, a total of 84,578, 85,614 and 27,657, potential common shares related to stock options were not included in the computation of diluted earnings per share because they would have been antidulutive.

     In April 2000 the Company declared and distributed a 10% stock dividend to its shareholders. All previously reported per share amounts have been restated to reflect the stock dividend.

(2)  INVESTMENT  SECURITIES
     Investment securities available for sale at December 31, 2002 and 2001 are as follows:

                                                      December 31, 2002
                                       -----------------------------------------------
                                                      Gross       Gross     Estimated
                                        Amortized   Unrealized  Unrealized     Fair
                                          Cost        Gains       Losses      Value
                                       -----------  ----------  ----------  ----------
     Mortgage-backed securities        $52,033,373     352,915           -  52,386,288
     State and political subdivisions   13,886,496     468,367       5,446  14,349,417
     Trust preferred securities          5,000,000           -           -   5,000,000
                                       -----------  ----------  ----------  ----------

     Total                             $70,919,869     821,282       5,446  71,735,705
                                       ===========  ==========  ==========  ==========

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
                                       ===========  ==========  ==========  ==========

                     PEOPLES BANCORP OF NORTH CAROLINA, INC.

(2)  INVESTMENT  SECURITIES,  CONTINUED
     The amortized cost and estimated fair value of investment securities available for sale at December 31, 2002, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                                       Amortized   Estimated
                                         Cost      Fair Value
                                      -----------  ----------
          Due within one year         $ 2,116,827   2,139,517
          Due from one to five years    3,627,961   3,873,251
          Due from five to ten years    3,802,255   3,916,833
          Due after ten years           9,339,453   9,419,816
          Mortgage-backed securities   52,033,373  52,386,288
                                      -----------  ----------

                                      $70,919,869  71,735,705
                                      ===========  ==========

     Proceeds from sales of securities available for sale during 2002, 2001 and 2000 were $35,191,263, $82,969,419 and $18,129,483, respectively. Gross gains of $625,616 and $1,626,583 for 2002 and 2001, respectively, along with gross losses of $12,591 and $483,472 for 2001 and 2000, respectively, were realized on those sales.

     Securities with a carrying value of approximately $30,195,000 and $27,210,000 at December 31, 2002 and 2001, respectively, were pledged to secure public deposits and for other purposes as required by law.

(3)  LOANS
     Major classifications of loans at December 31, 2002 and 2001 are summarized as follows:

                                              2002         2001
                                          ------------  -----------
          Commercial                      $ 92,141,135  102,409,403
          Real estate - mortgage           322,986,811  277,737,352
          Real estate - construction        80,552,263   82,790,441
          Consumer                          30,689,537   27,670,525
                                          ------------  -----------
            Total loans                    526,369,746  490,607,721
          Less allowance for loan losses     7,247,906    6,090,570
                                          ------------  -----------

          Total net loans                 $519,121,840  484,517,151
                                          ============  ===========

     The Company grants loans and extensions of credit primarily within the Catawba Valley region of North Carolina which encompasses Catawba and Alexander counties and portions of Iredell and Lincoln counties.

     At December 31, 2002 and 2001, the recorded investment in loans that were considered to be impaired was approximately $4,840,000 and $4,409,000, respectively, of which approximately $4,602,000 at December 31, 2002 and $3,756,000 at December 31, 2001 was on nonaccrual. In addition, the Company had approximately $238,000 and $655,000 in loans past due more than ninety days and still accruing interest at December 31, 2002 and 2001, respectively. The related allowance for loan losses on impaired loans was approximately $676,000 and $699,000 at December 31, 2002 and 2001, respectively. The average recorded investment in impaired loans for the twelve months ended December 31, 2002 and 2001 was approximately $7,220,000 and $5,743,000, respectively. For the years ended December 31, 2002, 2001 and 2000, the Company recognized approximately $22,000, $38,000 and $94,000, respectively, of interest income on impaired loans.

                     PEOPLES BANCORP OF NORTH CAROLINA, INC.

(3)  LOANS,  CONTINUED
     Changes in the allowance for loan losses were as follows:

                                                            2002         2001         2000
                                                        ------------  -----------  -----------
          Balance at beginning of year                  $ 6,090,570    4,713,227    3,924,348
          Amounts charged off                            (4,441,007)  (2,358,320)  (1,158,381)
          Recoveries on amounts previously charged off      166,743      190,341       68,160
          Provision for loan losses                       5,431,600    3,545,322    1,879,100
                                                        ------------  -----------  -----------
          Balance at end of year                        $ 7,247,906    6,090,570    4,713,227
                                                        ============  ===========  ===========

(4)  PREMISES  AND  EQUIPMENT
     Major classifications of premises and equipment are summarized as follows:

                                            2002         2001
                                         -----------  ----------
          Land                           $ 2,474,452   2,844,746
          Buildings and improvements      11,892,203   9,847,402
          Furniture and equipment          9,966,950   9,427,871
                                         -----------  ----------
                                          24,333,605  22,120,019
          Less accumulated depreciation    8,712,628   7,541,460
                                         -----------  ----------
                                          15,620,977  14,578,559
          Construction in progress                 -     100,632
                                         -----------  ----------
                                         $15,620,977  14,679,191
                                         ===========  ==========

     Depreciation expense was approximately $1,260,000, $1,337,000 and $1,139,000, for the years ended December 31, 2002, 2001 and 2000, respectively.

(5)  TIME  DEPOSITS
     The aggregate amount of time deposit accounts with a minimum denomination of $100,000 was $160,836,596 and $156,034,091 at December 31, 2002 and
     2001,  respectively.

     At December 31, 2002, the scheduled maturities of time deposits are as follows:

          2003                                           $214,997,611
          2004                                             55,497,758
          2005                                              7,204,994
          2006                                                681,976
          2007                                             13,403,969
                                                         ------------

                                                         $291,786,308
                                                         ============

     At December 31, 2002, the Company had approximately $39,873,000 in time deposits purchased through third party brokers.

                     PEOPLES BANCORP OF NORTH CAROLINA, INC.

(6)  FEDERAL HOME LOAN BANK ADVANCES
     The Bank has advances from the Federal Home Loan Bank ("FHLB") with monthly interest payments at various maturity dates and interest rates ranging from 1.30% to 6.49% at December 31, 2002. The FHLB advances are collateralized by a blanket assignment on all residential first mortgage loans and commercial real estate loans that the Bank owns.

     Advances from the FHLB outstanding at December 31, 2002 consist of the following:

     Maturity Date                  Call Date                Rate      Rate Type        Amount
----------------------  ----------------------------------          ----------------  -----------
     December 31, 2003  N/A                                  1.30%  Adjustable Daily  $ 5,000,000
     February 3, 2003   N/A                                  5.86%  Fixed                  71,429
     July 5, 2005       October 5, 2000 and every three
                          months thereafter                  6.16%  Convertible         5,000,000
     March 30, 2010     March 30, 2001 and every three
                          months thereafter                  6.02%  Convertible         5,000,000
     March 30, 2010     September 30, 2000 and every three
                          months thereafter                  5.88%  Convertible         5,000,000
     May 24, 2010       May 24, 2001 and every three
                          months thereafter                  6.49%  Convertible         2,000,000
     January 10, 2011   January 10, 2002 and every three
                          months thereafter                  4.20%  Convertible         5,000,000
     May 2, 2011        May 2, 2002 and every three
                          months thereafter                 4.055%  Convertible        30,000,000
     January 26, 2004   N/A                                  1.86%  Adjustable          6,000,000
                                                                                      -----------

                                                                                      $63,071,429
                                                                                      ===========

     The FHLB has the option to convert $52,000,000 of the total advances outstanding into three month LIBOR-based floating rate advances. If the FHLB elects to convert the advances, the Bank may terminate the transaction without payment of a prepayment fee.

     These borrowings are extended to the Bank under an extension of credit equal to 20% of the Bank's total assets. The Bank is required to purchase and hold certain amounts of FHLB stock in order to obtain FHLB borrowings. No ready market exists for the FHLB stock, and it has no quoted market value. The stock is redeemable at $100 per share subject to certain limitations set by the FHLB. At December 31, 2002 and 2001 the Bank owned FHLB stock amounting to $3,153,600 and $3,410,800, respectively.

(7)  TRUST  PREFERRED  SECURITIES
     In December 2001 the Company formed a wholly owned Delaware statutory trust, PEBK Capital Trust I ("PEBK Trust"), which issued $14 million of guaranteed preferred beneficial interests in the Company's junior subordinated deferrable interest debentures that qualify as Tier I capital under Federal Reserve Board guidelines. All of the common securities of PEBK Trust are owned by the Company. The proceeds from the issuance of the common securities and the trust preferred securities were used by PEBK Trust to purchase $14.4 million of junior subordinated debentures of the Company, which pay interest at a floating rate equal to prime plus 50 basis points. The proceeds received by the Company from the sale of the junior subordinated debentures were used for general purposes, primarily to provide capital to the Bank. The debentures represent the sole asset of PEBK Trust. The debentures and related earnings statement effects are eliminated in the Company's financial statements.

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

                     PEOPLES BANCORP OF NORTH CAROLINA, INC.

(7)  TRUST  PREFERRED  SECURITIES,  CONTINUED
     The trust preferred securities are mandatorily redeemable upon maturity of the debentures on December 31, 2031, or upon earlier redemption as provided in the indenture. The Company has the right to redeem the debentures purchased by PEBK Trust, in whole or in part, on or after December 31, 2006. As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount and any accrued but unpaid interest.

(8)  INCOME  TAXES
     The provision for income taxes is summarized as follows:

                       2002         2001        2000
                    -----------  ----------  ----------
       Current      $2,030,921   2,793,871   2,822,911
       Deferred       (318,921)   (532,329)   (246,511)
                    -----------  ----------  ----------

                    $1,712,000   2,261,542   2,576,400
                    ===========  ==========  ==========

     The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to earnings before income taxes are as follows:

                                                          2002         2001        2000
                                                       -----------  ----------  ----------
          Pre-tax income at statutory rates (34%)      $1,750,169   2,324,544   2,704,656
          Differences:
            Tax exempt interest income                   (231,395)   (331,035)   (354,948)
            Nondeductible interest and other expense       24,088      56,330      64,717
            Cash surrender value of life insurance        (83,541)          -           -
            State taxes, net of federal benefit           230,088     228,147     184,204
            Other, net                                     22,591     (16,444)    (22,229)
                                                       -----------  ----------  ----------

                                                       $1,712,000   2,261,542   2,576,400
                                                       ===========  ==========  ==========

     The following summarizes the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities. The net deferred tax asset is included as a component of other assets at December 31, 2002 and 2001.

                                                                  2002        2001
                                                               -----------  ---------
          Deferred tax assets:
            Allowance for loan losses                          $ 2,468,399  1,938,983
            Amortizable intangible assets                          247,405    262,652
            Accrued retirement expense                             214,038     92,520
            Accrued contingent liabilities                               -      9,639
            Foreclosed real estate                                       -     16,193
            Income from non-accrual loans                            4,880    254,247
            Unrealized loss on available for sale securities             -    588,296
            Other                                                   19,040     24,520
                                                               -----------  ---------
               Total gross deferred tax assets                   2,953,762  3,187,050
                                                               -----------  ---------
          Deferred tax liabilities:
            Unrealized gains on available for sale securities      317,769          -
            Unrealized gains on cash flow hedges                   583,471          -
            Deferred loan fees                                   1,178,321  1,225,178
            Premises and equipment                                 321,637    133,467
            Deferred income from servicing rights                  273,160    378,386
                                                               -----------  ---------
               Total gross deferred tax liabilities              2,674,358  1,737,031
                                                               -----------  ---------
               Net deferred tax asset                          $   279,404  1,450,019
                                                               ===========  =========

                     PEOPLES BANCORP OF NORTH CAROLINA, INC.

(9)  RELATED  PARTY  TRANSACTIONS
     The Company conducts transactions with its directors and executive officers, including companies in which they have beneficial interests, in the normal course of business. It is the policy of the Company that loan transactions with directors and officers be made on substantially the same terms as those prevailing at the time made for comparable loans to other persons. The following is a summary of activity for related party loans for 2002:

          Beginning balance                               $ 13,782,000
          New loans                                          9,302,000
          Repayments                                       (10,672,000)
                                                          -------------

          Ending balance                                  $ 12,412,000
                                                          =============

     At December 31, 2002, the Company had approximately $2,289,000 in potential problem loans to related parties, with an allowance for loan losses of approximately $275,000.

     At December 31, 2002 and 2001, the Company had deposit relationships with related parties of approximately $10,041,000 and $11,955,000, respectively.

     The Company also enters into contracts from time to time with certain directors for the construction of bank facilities. At December 31, 2002 and 2001, the Company had outstanding construction contracts with these directors amounting to approximately $289,000 and $1,100,000, respectively. During the year ended December 31, 2002, 2001 and 2000, total construction costs for bank facilities paid to directors were approximately $1,545,000, $1,435,000 and $2,915,000, respectively.

(10) COMMITMENTS
     The Company leases various office space for banking and operational facilities under operating lease arrangements. Future minimum lease payments required for all operating leases having a remaining term in excess of one year at December 31, 2002 are as follows:

          Year
          ----

          2003                                $  451,981
          2004                                   455,159
          2005                                   443,005
          2006                                   357,258
          2007                                   228,488
          Thereafter                             791,750
                                              ----------

          Total minimum obligation            $2,727,641
                                              ==========

     Total rent expense was approximately $326,000, $351,000 and $361,000, for 2002, 2001 and 2000, respectively.

                     PEOPLES BANCORP OF NORTH CAROLINA, INC.

(10) COMMITMENTS,  CONTINUED
     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

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

     In most cases, the Company requires collateral or other security to support financial instruments with credit risk.

                                                       Contractual  Amount
                                                   --------------------------
                                                       2002         2001
                                                   ------------  ------------
     Financial instruments whose contract
        amounts represent credit risk:
          Commitments to extend credit             $101,401,000  91,822,000
          Standby letters of credit and
               financial guarantees written        $  2,061,000   1,667,000

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

     The Company has employment agreements with certain key employees. The agreements, among other things, include salary, bonus, incentive stock option, and change in control provisions.

     The Company has $26,500,000 available for the purchase of overnight federal funds from three correspondent financial institutions.

(11) DERIVATIVES  AND  HEDGING  TRANSACTIONS
     The Company has an overall interest rate risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility. By using derivative instruments, the Company is exposed to credit and market risk. If the counterparty fails to perform, credit risk is equal to the extent of the fair-value gain in the derivative. The Company minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed periodically by the Company.

                     PEOPLES BANCORP OF NORTH CAROLINA, INC.

(11) DERIVATIVES  AND  HEDGING  TRANSACTIONS,  CONTINUED
     At December 31, 2002, the Company had cash flow hedges with a notional amount of $60 million. These derivative instruments consist of two interest rate swap agreements that were used to convert $60 million of floating rate loans with rates based on prime that reprice daily to a fixed rate for a period of two years ending in June 2004 and July 2004. Interest rate swap agreements generally involve the exchange of fixed and variable rate interest payments between two parties, based on a common notional principal amount and maturity date. The terms of the swaps are determined based on management's assessment of future interest rates and other factors. The company recorded an asset, included as a component of other assets, of $1,498,000 for the fair value of these cash flow hedges resulting in an after tax increase in other comprehensive income of $914,529. As of December 31, 2002, no ineffectiveness was recorded in earnings. All components of each derivative's gain or loss are included in the assessment of hedge effectiveness.

(12) EMPLOYEE  AND  DIRECTOR  BENEFIT  PROGRAMS
     The Company has a profit sharing and 401(k) plan for the benefit of substantially all employees subject to certain minimum age and service requirements. Under this plan, the Company matches employee contributions to a maximum of five percent of annual compensation. The Company's contribution pursuant to this formula was approximately $339,000, $318,000 and $249,000 for the years of 2002, 2001 and 2000, respectively. Investments of the plan are determined by the compensation committee consisting of selected outside directors and senior executive officers. No investments in Company stock have been made by the plan. The vesting schedule for the plan begins at 20 percent after two years of employment and graduates 20 percent each year until reaching 100 percent after six years of employment.

     In December, 2001, the Company initiated a postretirement benefit plan to provide retirement benefits to key officers and its Board of Directors and to provide death benefits for their designated beneficiaries. Under the plan, the Company purchased life insurance contracts on the lives of the key officers and each director. The increase in cash surrender value of the contracts, less the Company's cost of funds, constitutes the Company's contribution to the plan each year. Plan participants are to be paid annual benefits for a specified number of years commencing upon retirement. Expenses incurred for benefits relating to this plan were approximately $249,000 during 2002. The Company incurred no expense for benefits relating to this plan during 2001.

     The Company is currently paying medical benefits for certain retired employees. Postretirement benefits expense, including amortization of the transition obligation, as applicable, was approximately $32,842, $33,484 and $30,680, for the years ended December 31, 2002, 2001 and 2000, respectively. The following table sets forth the accumulated postretirement benefit obligation as of December 31, 2002 and 2001, which represents the liability for accrued postretirement benefit costs:

                                                             2002       2001
                                                          ---------  ---------
          Accumulated postretirement benefit obligation   $209,706    213,536
          Unrecognized transition obligation                    -     (17,407)
          Unrecognized gain (loss)                         (37,956)   (38,048)
                                                          ---------  ---------

          Net liability recognized                        $171,750    158,081
                                                          =========  =========

     Under the Omnibus Stock Ownership and Long Term Incentive Plan, the Company awarded 5,365 book value shares to each of its ten directors with vesting for nine of the directors over a five year period, effective September 28, 1999, and immediate vesting for one director. Any recipient of book value shares has no rights as a shareholder with respect to the book value shares. The initial value of the book value shares awarded during 1999 was determined to be $11.45 per share. The Company recorded an expense of approximately $83,000, $43,000 and $33,000 associated with the benefits of this plan in the years ended December 31, 2002, 2001 and 2000, respectively.

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

     Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2002, that Bancorp and the Bank meet all capital adequacy requirements to which they are subject.

     As of December 31, 2002 the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

     The Company's and the Bank's actual capital amounts and ratios are presented below.

                                                                                      To Be Well
                                                                                   Capitalized Under
                                                                   For Capital     Prompt Corrective
                                                    Actual      Adequacy Purposes  Action Provisions
                                               ---------------  -----------------  -----------------
                                               Amount   Ratio   Amount    Ratio    Amount    Ratio
                                               -------  ------  -------  --------  -------  --------
                                                              (dollars in thousands)
     AS OF DECEMBER 31, 2002:
     Total Capital (to Risk-Weighted Assets)
       Consolidated                            $68,208  12.01%   45,449     8.00%      N/A      N/A
       Bank                                    $66,479  11.73%   45,337     8.00%   56,671    10.00%
     Tier 1 Capital (to Risk-Weighted Assets)
       Consolidated                            $61,122  10.76%   22,725     4.00%      N/A      N/A
       Bank                                    $59,393  10.48%   22,668     4.00%   34,003     6.00%
     Tier 1 Capital (to Average Assets)
       Consolidated                            $61,122   9.78%   24,989     4.00%      N/A      N/A
       Bank                                    $59,393   9.52%   24,943     4.00%   31,179     5.00%
     AS OF DECEMBER 31, 2001:
     Total Capital (to Risk-Weighted Assets)
       Consolidated                            $66,254  12.27%   43,208     8.00%      N/A      N/A
       Bank                                    $64,841  12.03%   43,105     8.00%   53,881    10.00%
     Tier 1 Capital (to Risk-Weighted Assets)
       Consolidated                            $60,163  11.14%   21,604     4.00%      N/A      N/A
       Bank                                    $58,750  10.90%   21,552     4.00%   32,328     6.00%
     Tier 1 Capital (to Average Assets)
       Consolidated                            $60,163  10.46%   22,999     4.00%      N/A      N/A
       Bank                                    $58,750  10.24%   22,959     4.00%   28,699     5.00%

(14) SHAREHOLDERS'  EQUITY
     In February 2002 the Company's Board of Directors authorized the repurchase of up to $3,000,000 in common shares of the Company's outstanding common stock effective through the end of February 2003. During 2002, the Company repurchased a total of 85,500 shares at a total price of $1,314,250.

     The Board of Directors, at its discretion, can issue shares of preferred stock up to a maximum of 5,000,000 shares. The Board is authorized to determine the number of shares, voting powers, designations, preferences, limitations and relative rights.

     The Board of Directors of the Bank may declare a dividend of all of its retained earnings as it may deem appropriate, subject to the requirements of the General Statutes of North Carolina, without prior approval from the requisite regulatory authorities. As of December 31, 2002, this amount was approximately $14,235,000.

                     PEOPLES BANCORP OF NORTH CAROLINA, INC.

(15) OTHER  OPERATING  EXPENSE
     Other operating expense for the years ended December 31 included the following items that exceeded one percent of total revenues:

                                       2002     2001    2000
                                     -------  -------  -------
          Merchant processing        $77,828  551,513  502,085

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

          Cash  Surrender  Value  of  Life  Insurance
          -------------------------------------------
          For cash surrender value of life insurance, the carrying value is a reasonable estimate of fair value.

          Mortgage  Servicing  Rights
          ---------------------------
          Fair value of mortgage servicing rights is determined by estimating the present value of the future net servicing income, on a disaggregated basis, using anticipated prepayment assumptions.

          Derivative  Instruments
          -----------------------
          For derivative instruments, fair value is estimated as the amount that the Company would receive or pay to terminate the contracts at the reporting date, taking into account the current unrealized gains or losses on open contracts.

          Deposits  and  Demand  Notes  Payable
          -------------------------------------
          The fair value of demand deposits, interest-bearing demand deposits, savings, and demand notes payable to U.S. Treasury is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

          FHLB  Advances
          --------------
          The fair value of FHLB advances is estimated based upon discounted future cash flows using a discount rate comparable to the current market rate for such borrowings.

          Trust  Preferred  Securities
          ----------------------------
          Because the Company's trust preferred securities were issued at a floating rate, the carrying amount is a reasonable estimate of fair value.

                     PEOPLES BANCORP OF NORTH CAROLINA, INC.

(16) FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS,  CONTINUED
          Commitments to Extend Credit and Standby Letters of Credit
          ----------------------------------------------------------
          Commitments to extend credit and standby letters of credit are generally short-term and at variable interest rates. Therefore, both the carrying value and estimated fair value associated with these instruments are immaterial.

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

     The carrying amount and estimated fair values of the Company's financial instruments at December 31, 2002 and 2001 are as follows:

                                                         2002                 2001
                                                ---------------------  --------------------
                                                Carrying   Estimated   Carrying  Estimated
                                                 Amount    Fair Value   Amount   Fair Value
                                                ---------  ----------  --------  ----------
                                                             (In thousands)
     Assets:
     Cash and cash equivalents                  $  15,578      15,578    15,303      15,303
     Investment securities available for sale      71,736      71,736    84,286      84,286
     Other investments                              4,346       4,346     4,603       4,603
     Mortgage loans held for sale                   5,065       5,065     5,339       5,339
     Loans                                        519,122     520,601   484,517     493,611
     Cash surrender value of life insurance         4,829       4,829     4,583       4,583
     Mortgage servicing rights                        709         709       981         981
     Derivative instruments                         1,498       1,498         -           -

     Liabilities:
     Deposits and demand notes payable            517,339     518,898   490,341     493,421
     FHLB advances                                 63,071      63,359    68,214      68,497
     Trust preferred securities                    14,000      14,000    14,000      14,000

                     PEOPLES BANCORP OF NORTH CAROLINA, INC.

(17) PEOPLES BANCORP OF NORTH CAROLINA, INC. (PARENT COMPANY ONLY) CONDENSED FINANCIAL STATEMENTS

                                 BALANCE SHEETS

                           DECEMBER 31, 2002 AND 2001

                                              2002         2001
                                           -----------  ----------
                                 Assets
                                 ------
     Cash                                  $   475,820     228,202
     Investment in subsidiaries             61,310,019  58,421,072
     Other investments                         815,000     815,000
     Other  assets                             589,645     472,872
                                           -----------  ----------

                                           $63,190,484  59,937,146
                                           ===========  ==========

                 Liabilities and Shareholders' Equity
                 ------------------------------------

     Accrued expenses                      $   152,751     103,043
     Junior subordinated debentures         14,433,000  14,433,000
     Shareholders' equity                   48,604,733  45,401,103
                                           -----------  ----------
                                           $63,190,484  59,937,146
                                           ===========  ==========

                              STATEMENTS OF EARNINGS

               FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000


                                                          2002       2001       2000
                                                       ----------  ---------  ---------
     Dividends from Bank                               $3,526,824  1,462,486  2,327,019

     Expenses:
       Interest                                           757,733     30,333          -
       Other operating expenses                           208,591    311,117    191,519
                                                       ----------  ---------  ---------

           Total expenses                                 966,324    341,450    191,519
                                                       ----------  ---------  ---------

     Earnings before income tax benefit and equity in
         undistributed earnings of subsidiaries         2,560,500  1,121,036  2,135,500

     Income tax benefit                                   320,800    131,900     74,100
                                                       ----------  ---------  ---------

     Earnings before equity in undistributed
         earnings of subsidiaries                       2,881,300  1,252,936  2,209,600

     Equity in undistributed earnings of subsidiaries     554,256  3,322,416  3,168,870
                                                       ----------  ---------  ---------

     Net earnings                                      $3,435,556  4,575,352  5,378,470
                                                       ==========  =========  =========

                     PEOPLES BANCORP OF NORTH CAROLINA, INC.

(17) PEOPLES BANCORP OF NORTH CAROLINA, INC. (PARENT COMPANY ONLY) CONDENSED FINANCIAL STATEMENTS, CONTINUED

                                        STATEMENTS OF CASH FLOWS

                          FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000


                                                                         2002          2001         2000
                                                                     ------------  ------------  -----------
     Cash flows from operating activities:
       Net earnings                                                  $ 3,435,556     4,575,352    5,378,470
       Adjustments to reconcile net earnings to net
         cash provided by operating activities:
           Amortization                                                   16,668             -            -
           Equity in undistributed earnings of subsidiaries             (554,256)   (3,322,416)  (3,168,870)
           Deferred income tax benefit                                   (27,991)      (28,076)     (19,056)
           Change in:
             Accrued expenses                                             49,708        63,630       39,413
                                                                     ------------  ------------  -----------

                   Net cash provided by operating activities           2,919,685     1,288,490    2,229,957
                                                                     ------------  ------------  -----------

     Cash flows from investing activities:
       Capital contributions to subsidiaries                                   -   (13,933,000)           -
       Purchase of other investments                                           -             -     (815,000)
                                                                     ------------  ------------  -----------

                   Net cash used by investing activities                       -   (13,933,000)    (815,000)
                                                                     ------------  ------------  -----------

     Cash flows from financing activities:
       Proceeds from junior subordinated debentures                            -    14,433,000            -
       Cash paid in lieu of fractional shares                                  -             -       (3,775)
       Dividends paid                                                 (1,256,592)   (1,287,486)  (1,258,243)
       Transaction costs associated with trust preferred securities     (105,450)     (425,741)           -
       Repurchase of common stock                                     (1,314,250)            -            -
       Proceeds from exercise of stock options                             4,225             -            -
                                                                     ------------  ------------  -----------

                   Net cash provided (used) by financing activities   (2,672,067)   12,719,773   (1,262,018)
                                                                     ------------  ------------  -----------

     Net change in cash                                                  247,618        75,263      152,939

     Cash at beginning of year                                           228,202       152,939            -
                                                                     ------------  ------------  -----------

     Cash at end of year                                             $   475,820       228,202      152,939
                                                                     ============  ============  ===========