Form 10-K, Exhibit 13
period 2003-12-31
PEOPLES BANCORP OF NORTH CAROLINA INC
filed 2004-03-26
CIK 1093672

APPENDIX A

PEOPLES BANCORP OF NORTH CAROLINA, INC.

General Description of Business

Peoples Bancorp of North Carolina, Inc. (the “Company”), was formed in 1999 to serve as the holding company for Peoples Bank (the “Bank”). The Company is a bank holding company registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the Bank Holding Company Act of 1956, as amended (the “BHCA”). The Company’s sole activity consists of owning the Bank. The Company’s principal source of income is any dividends which are declared and paid by the Bank on its capital stock. The Company has no operations and conducts no business of its own other than owning the Bank. Accordingly, the discussion of the business which follows concerns the business conducted by the Bank, unless otherwise indicated.

The Bank, founded in 1912, is a state-chartered commercial bank serving the citizens and business interests of the Catawba Valley and surrounding communities through 15 offices located in Lincolnton, Newton, Denver, Catawba, Conover, Maiden, Claremont, Hiddenite, and Hickory, North Carolina. At December 31, 2003, the Company had total assets of $674.0 million, net loans of $542.4 million, deposits of $549.8 million, investment securities of $79.5 million, and shareholders’ equity of $48.6 million.

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

The operations of the Bank and depository institutions in general are significantly influenced by general economic conditions and by related monetary and fiscal policies of depository institution regulatory agencies, including the Federal Reserve, the Federal Deposit Insurance Corporation (the “FDIC”) and the North Carolina Commissioner of Banks (the "Commissioner").

At December 31, 2003, the Bank employed 203 full-time equivalent employees.

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

In December 2001 the Company formed a wholly owned Delaware statutory trust, PEBK Capital Trust I (“PEBK Trust”), which issued $14.0 million of guaranteed preferred beneficial interests in the Company’s junior subordinated deferrable interest debentures that qualify as Tier I capital under Federal Reserve Board guidelines. All of the common securities of PEBK Trust are owned by the Company. The proceeds from the issuance of the common securities and the trust preferred securities were used by PEBK Trust to purchase $14.4 million of junior subordinated debentures of the Company, which pay interest at a floating rate equal to prime plus 50 basis points. The proceeds received by the Company from the sale of the junior subordinated debentures were used for general purposes, primarily to provide capital to the Bank. The debentures represent the sole asset of PEBK Trust. As discussed under the heading entitled “Recent Accounting Pronouncements” in note 1 to the consolidated financial statements, PEBK Trust was deconsolidated by the Company under FIN 46 as of December 31, 2003.

This report contains certain forward-looking statements with respect to the financial condition, results of operations and business of Peoples Bancorp of North Carolina, Inc. (the “Company”). These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, (1) competition in the markets served by Peoples Bank (the “Bank”), (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company’s other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements.

SELECTED FINANCIAL DATA

Dollars in Thousands Except Per Share Amounts

	2003	2002	2001	2000	1999

Summary of Operations
Interest income	$34,854	36,624	41,898	40,859	32,302
Interest expense	12,749	15,777	23,027	19,432	14,790

Provision for loan losses	6,744	5,432	3,545	1,879	425

Net interest income after provision for loan losses	15,361	15,415	15,326	19,548	17,087
Non-interest income	5,926	6,491	8,263	3,915	3,380
Non-interest expense	18,228	16,758	16,752	15,509	13,832

Income before taxes	3,059	5,148	6,837	7,954	6,635
Income taxes	1,055	1,712	2,262	2,576	2,093

Net income	$2,004	3,436	4,575	5,378	4,542

Selected Year-End Balances
Assets	$674,032	645,638	619,505	519,002	432,435
Available for sale securities	79,460	71,736	84,286	71,565	62,498
Loans, net	542,404	519,122	484,517	406,226	335,274
Mortgage loans held for sale	587	5,065	5,339	1,564	1,685
Interest-earning assets	639,501	608,619	586,496	490,449	411,734
Deposits	549,802	515,739	490,223	450,073	376,634
Interest-bearing liabilities	550,357	527,192	515,989	420,594	339,243
Shareholders' equity	$48,554	48,605	45,401	43,039	37,998
Shares outstanding*	3,135,202	3,133,547	3,218,714	3,218,714	3,218,950

Selected Average Balances
Assets	$660,644	624,796	575,142	469,536	417,387
Available for sale securities	72,072	77,414	84,549	66,218	60,642
Loans	539,559	507,879	454,371	374,226	324,651
Interest-earning assets	625,764	592,947	545,945	447,645	396,606
Deposits	533,704	499,224	481,289	408,210	363,637
Interest-bearing liabilities	540,243	516,314	472,435	373,167	326,164
Shareholders' equity	$49,914	48,257	47,432	42,852	39,348
Shares outstanding*	3,133,687	3,151,975	3,218,714	3,218,714	3,218,950

Profitability Ratios
Return on average total assets	0.30%	0.55%	0.80%	1.15%	1.09%
Return on average shareholders' equity	4.01%	7.12%	9.65%	12.55%	11.54%
Dividend payout ratio	62.56%	36.58%	28.14%	23.39%	23.84%

Liquidity and Capital Ratios (averages)
Loan to deposit	101.10%	101.73%	94.41%	91.67%	89.28%
Shareholders' equity to total assets	7.56%	7.72%	8.25%	9.13%	9.43%

Per share of common stock*
Basic net income	$0.64	1.09	1.42	1.67	1.41
Diluted net income	$0.63	1.09	1.42	1.67	1.41
Cash dividends	$0.40	0.40	0.40	0.39	0.34
Book value	$15.49	15.51	14.11	13.37	11.81

*Shares outstanding and per share computations have been restated to reflect a 10% stock dividend during second quarter
2000 and the 3 for 2 stock split during first quarter 1999.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Introduction
Management's discussion and analysis of earnings and related data are presented to assist in understanding the consolidated financial condition and results of operations of Peoples Bancorp of North Carolina, Inc. (the "Company"), for the years ended December 31, 2003, 2002 and 2001. The Company is a registered bank holding company operating under the supervision of the Federal Reserve Board and the parent company of Peoples Bank (the "Bank"). The Bank is a North Carolina-chartered bank, with offices in Catawba, Lincoln and Alexander Counties, operating under the banking laws of North Carolina and the Rules and Regulations of the Federal Deposit Insurance Corporation (the "FDIC").

Overview
Our business consists principally of attracting deposits from the general public and investing these funds in loans secured by commercial real estate, secured and unsecured commercial loans and consumer loans. Our profitability depends primarily on our net interest income, which is the difference between the income we receive on our loan and investment securities portfolios and our cost of funds, which consists of interest paid on deposits and borrowed funds. Net interest income also is affected by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. Our profitability is also affected by the level of other income and operating expenses. Other income consists of miscellaneous fees related to our loans and deposits, mortgage banking income and commissions from sales of annuities and mutual funds. Operating expenses consist of compensation and benefits, occupancy related expenses, federal deposit and other insurance premiums, data processing, advertising and other expenses.

Our operations are influenced significantly by local economic conditions and by policies of financial institution regulatory authorities. The earnings on our assets are influenced by the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rates, market and monetary fluctuations. Lending activities are affected by the demand for financing of commercial and other types of loans, which in turn is affected by the interest rates at which such financing may be offered. Our cost of funds is influenced by interest rates on competing investments and by rates offered on similar investments by competing financial institutions in our market area, as well as general market interest rates. These factors can cause fluctuations in our net interest income and other income. In addition, local economic conditions can impact the credit risk of our loan portfolio, in that local employers may be required to eliminate employment positions of many of our borrowers, and small businesses and other commercial borrowers may experience a downturn in their operating performance and become unable to make timely payments on their loans. Management evaluates these factors in estimating its allowance for loan losses, and changes in these economic conditions could result in increases or decreases to the provision for loan losses.

Our business emphasis has been to operate as a well-capitalized, profitable and independent community-oriented financial institution dedicated to providing quality customer service. We are committed to meeting the financial needs of the communities in which we operate. We believe that we can be more effective in servicing our customers than many of our non-local competitors because of our ability to quickly and effectively provide senior management responses to customer needs and inquiries. Our ability to provide these services is enhanced by the stability of our senior management team.

Due to a general slowdown in the economy beginning in 2000, the Federal Reserve acted to provide a stimulus through a series of interest rate reductions that lowered the prime rate from 9.50% in January 2001 to 4.00% in June 2003. These reductions in prime rate have negatively impacted the Company's net interest margin and net interest spread which has resulted in lower net interest income for the Company. The Company's asset growth has been slower as a result of heavy refinancing as customers have taken advantage of these attractive interest rates. The fee income associated with the heavy refinancing volume has replaced some of the lost net interest income. The Company has also utilized interest rate swaps to convert some variable rate loans to fixed rate in order to offset some of the reduced earnings because of the decreases in the prime rate.

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

The Company’s accounting policies are fundamental to understanding management’s discussion and analysis of results of operations and financial condition. Many of the Company’s accounting policies require significant judgment regarding valuation of assets and liabilities and/or significant interpretation of specific accounting guidance. A description of the Company’s significant accounting policies can be found in Note 1 of the Notes to Consolidated Financial Statements in the Company’s 2004 Annual Report to Shareholders which is Appendix A to the Proxy Statement for the May 6, 2004 Annual Meeting of Shareholders. The following is a summary of the more subjective and complex accounting policies of the Company.

Many of the Company’s assets and liabilities are recorded using various techniques that require significant judgment as to recoverability. The collectability of loans is reflected through the Company’s estimate of the allowance for loan losses. The Company performs periodic and systematic detailed reviews of its lending portfolio to assess overall collectability. In addition, certain assets and liabilities are reflected at their estimated fair value in the consolidated financial statements. Such amounts are based on either quoted market prices or estimated values derived by the Company utilizing dealer quotes, market comparisons or internally generated modeling techniques. The Company’s internal models generally involve present value of cash flow techniques. The various techniques are discussed in greater detail elsewhere in management’s discussion and analysis and the Notes to the Consolidated Financial Statements.

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

In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities – An Interpretation of ARB No. 51" ("FIN 46"). In December 2003, the FASB issued a revised version of FIN 46 to resolve certain questions and confusion related to the application of the original FIN 46. The Company adopted FIN 46 (Revised) as of December 31, 2003, and as a result, the Company’s wholly owned subsidiary, PEBK Capital Trust I, is no longer included in these consolidated financial statements. The consolidated financial statements have been restated for all periods presented to reflect this change in accounting, and the adoption of FIN 46 (Revised) had no impact on the Company’s reported results of operations or shareholders’ equity.

In January 2004, the FASB issued as tentative guidance, Derivatives Implementation Group ("DIG") Issue G25, "Cash Flow Hedges: Hedging the Variable Interest Payments on a Group of Prime-Rate-Based Interest-Bearing Loans." This issue provides guidance for entities wishing to hedge the variability in loan interest receipts that are tied to the prime rate and other issues associated with cash flow hedges. Comments on this proposed DIG Issue were due February 25, 2004. This guidance, which is subject to revision, is intended to become effective on the first day of the first quarter after final issuance of the guidance. The Company cannot estimate when that date may occur. However, if the guidance is ultimately adopted in a manner similar to its current drafting, the Company will have to "de-designate" the interest rate swaps hedging certain prime-rate-based loans discussed in note 11 to the consolidated financial statements. If this were to happen, management has not concluded whether they will leave the swaps in place and record changes in value as a component of current earnings, terminate the swaps, or take some other action in response. Accordingly, management cannot determine the effect, if any, of this tentative guidance on its future results of operations.

Management of the Company has made a number of estimates and assumptions relating to reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

The remainder of management’s discussion and analysis of the Company’s results of operations and financial position should be read in conjunction with the Consolidated Financial Statements and related notes presented on pages  A-20 through A-50.

Results of Operations

Summary
The Company reported earnings of $2.0 million in 2003, or $0.64 basic net earnings per share and $0.63 diluted net earnings per share, a 42% decrease as compared to $3.4 million, or $1.09 basic and diluted net earnings per share, for 2002. Net earnings from recurring operations for 2003 were $2.2 million, or $0.71 basic and diluted net earnings per share, representing a 26% decrease from net earnings from recurring operations of $3.0 million, or $0.96 basic net earnings per share and $0.95 diluted net earnings per share in 2002. Net non-recurring losses on disposition of assets in 2003 amounted to $355,000. Net losses on disposition of assets included a $747,000 net loss on repossessed assets, which was partially offset by a $479,000 gain associated with the sale of the Bank’s $3.7 million credit card portfolio during 2003. In 2002, the Company had non-recurring gains on the sale of securities of $626,000. The decline in 2003 year-to-date recurring earnings was primarily attributable to an increase in the provision for loan losses and an increase in non-interest expense.

Net earnings for 2002 represented a decrease of 25% as compared to 2001 net earnings of $4.6 million. Net earnings from recurring operations for 2002 decreased 15% when compared to $3.5 million, or $1.10 basic and diluted net earnings per share for 2001. Net non-recurring gains on disposition of assets in 2001 amounted to $1.6 million. Net gains on disposition of assets in 2001 included a $1.6 million gain on the sale of securities partially offset by a $66,000 net loss on repossessed assets. The decline in recurring earnings in 2002 was primarily attributable to an increase in the provision for loan losses and decreased non-interest income.

The annualized return on average assets in 2003 was 0.30%, compared to 0.55% in 2002 and 0.80% in 2001. Excluding non-recurring gains and losses on disposition of assets, the annualized return on average assets was 0.34%, 0.48% and 0.62% in 2003, 2002 and 2001, respectively. Annualized return on average shareholders’ equity was 4.01% in 2003 compared to 7.12% in 2002 and 9.65% in 2001. Excluding non-recurring gains and losses on disposition of assets, the annualized return on average shareholders’ equity was 4.46%, 6.30% and 7.62% in 2003, 2002 and 2001, respectively.

Net Interest Income
Net interest income, a major component of the Company’s income, is the amount by which interest and fees generated by interest-earning assets exceed the total cost of funds used to carry them. Net interest income is affected by changes in the volume and mix of interest-earning assets and interest-bearing liabilities, as well as changes in the yields earned and rates paid. Net interest margin is calculated by dividing tax-equivalent net interest income by average interest-earning assets, and represents the Company’s net yield on its interest-earning assets.

Net interest income was $22.1 million for 2003, or 6% over net interest income of $20.8 million in 2002. The increase was primarily attributable to a decrease in interest expense resulting from a reduction in the cost of funds, which was partially offset by a decrease in interest income resulting from a reduction in the Bank’s prime commercial lending rate in 2003 combined with a decrease in the yield in investments. Net interest income increased 10% in 2002 from $18.9 million in 2001.

Table 1 sets forth for each category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding, the interest incurred on such amounts and the average rate earned or incurred for the years ended December 31, 2003, 2002 and 2001. The table also sets forth the average rate earned on total interest-earning assets, the average rate paid on total interest-bearing liabilities, and the net yield on average total interest-earning assets for the same periods. Yield information does not give effect to changes in fair value that are reflected as a component of shareholders’ equity. Yields and interest income on tax-exempt investments have been adjusted to tax equivalent basis using an effective tax rate 34% for securities that are both federal and state tax exempt and an effective tax rate of 6.90% for state tax exempt securities. Non-accrual loans and the interest income that was recorded on these loans, if any, are included in the yield calculations for loans in all periods reported.

Table 1- Average Balance Table
	December 31, 2003			December 31, 2002			December 31, 2001

(Dollars in Thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate

Interest-earning Assets:

Loans	$539,559	28,700	5.32%	$507,879	30,256	5.96%	$454,371	35,210	7.75%
Interest rate swap agreements	-	1,522	3.22%	-	509	1.16%	-	-	-
Loan fees	-	1,310	0.28%	-	1,274	0.29%	-	1,302	0.33%

Total Loans	539,559	31,532	5.84%	507,879	32,039	6.31%	454,371	36,512	8.04%

Investments - taxable	49,082	2,186	4.45%	63,792	3,726	5.84%	64,469	4,160	6.45%
Investments - nontaxable*	22,990	1,228	5.34%	13,622	929	6.82%	20,080	1,381	6.88%
Federal funds sold	5,981	58	0.98%	3,356	45	1.34%	3,776	127	3.36%
Other	8,152	174	2.14%	4,298	201	4.68%	3,249	187	5.74%

Total interest-earning assets	625,764	35,178	5.62%	592,947	36,940	6.23%	545,945	42,367	7.76%

Cash and due from banks	12,587			11,351			12,273
Other assets	30,575			27,103			22,266
Allowance for loan losses	(8,282)			(6,607)			(5,342)

Total assets	$660,644			624,795			575,142

Interest-bearing liabilities:

NOW accounts	$75,757	688	0.91%	60,757	628	1.03%	38,584	413	1.07%
Regular savings accounts	21,131	75	0.35%	21,908	95	0.44%	22,670	178	0.78%
Money market accounts	58,134	556	0.96%	72,170	1,282	1.78%	65,846	2,373	3.60%
Time deposits	310,991	8,157	2.62%	285,133	10,358	3.63%	299,815	17,827	5.95%
FHLB borrowings	59,305	2,597	4.38%	60,956	2,659	4.36%	42,533	2,118	4.98%
Demand notes payable to U.S. Treasury	710	7	0.99%	811	12	1.46%	897	33	3.64%
Trust preferred securities	14,000	668	4.77%	14,000	735	5.25%	499	30	6.08%
Other	215	1	0.47%	579	8	1.38%	1,592	54	3.39%

Total interest-bearing liabilities	540,243	12,749	2.36%	516,314	15,777	3.06%	472,435	23,026	4.87%

Demand deposits	67,690			59,256			54,374
Other liabilities	2,800			2,326			3,486
Shareholders' equity	49,971			48,257			47,432

Total liabilities and shareholder's equity	$660,704			626,153			577,727

Net interest spread		$22,429	3.26%		21,163	3.17%		19,341	2.89%

Net yield on interest-earning assets			3.58%			3.57%			3.54%

Taxable equivalent adjustment
Investment securities		$324			316			470

Net interest income		$22,105			20,847			18,871

*Includes $9.4 million of U.S. government agency securities that are non-taxable for state income tax purposes. An effective tax rate of 6.90% was used to calculate the tax equivalent yield on these securities.

Changes in interest income and interest expense can result from variances in both volume and rates. Table 2 describes the impact on the Company’s tax equivalent net interest income resulting from changes in average balances and average rates for the periods indicated. The changes in interest due to both volume and rate have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the changes in each.

Table 2 - Rate/Volume Variance Analysis-Tax Equivalent Basis

	December 31, 2003			December 31, 2002

(Dollars in Thousands)	Changes in average volume	Changes in average rates	Total Increase (Decrease)	Changes in average volume	Changes in average rates	Total Increase (Decrease)

Interest Income:

Loans: Net of unearned income	$1,925	(2,432)	(507)	3,838	(8,312)	(4,474)

Investments - taxable	(271)	(916)	(1,187)	(42)	(393)	(435)
Investments - nontaxable	(1)	(53)	(54)	(442)	(10)	(452)
Federal funds sold	30	(17)	13	(10)	(72)	(82)
Other	34	(61)	(27)	67	(52)	15

Total interest income	$1,717	(3,479)	(1,762)	3,411	(8,839)	(5,428)

Interest expense:

NOW accounts	$146	(86)	60	233	(17)	216
Regular savings accounts	(3)	(17)	(20)	(5)	(78)	(83)
Money market accounts	(192)	(534)	(726)	170	(1,261)	(1,091)
Time deposits	809	(3,010)	(2,201)	(703)	(6,766)	(7,469)
FHLB Borrowings	(72)	10	(62)	861	(320)	541
Demand notes payable to U.S. Treasury	(1)	(4)	(5)	(2)	(19)	(21)
Junior subordinated debentures	0	(67)	(67)	765	(60)	705
Other	(3)	(4)	(7)	(24)	(23)	(47)

Total interest expense	$684	(3,712)	(3,028)	1,295	(8,544)	(7,249)

Net interest income	$1,034	233	1,266	2,116	(295)	1,821

Net interest income on a tax equivalent basis totaled $22.4 million in 2003, increasing 6% or $1.3 million from 2002. This increase was primarily attributable to a decrease in the cost of funds to 2.36% in 2003 from 3.06% in 2002. The interest rate spread, which represents the rate earned on interest-earning assets less the rate paid on interest-bearing liabilities, was 3.26% in 2003, an increase from the 2002 net interest spread of 3.17%. The net yield on interest-earning assets in 2003 increased to 3.58% from the 2002 net interest margin of 3.57%.

Tax equivalent interest income decreased $1.8 million or 5% in 2003 primarily due to a decrease in the Bank’s prime lending rate from an average rate of 4.67% in 2002 to 4.12% in 2003. The decrease in rates resulted in a decrease in the yield on interest-earning assets to 5.62% in 2003 as compared to 6.23% in 2002, but was partially offset by an increase in average interest-earning assets of $32.9 million. The $32.9 million increase in average interest-earning assets was attributable primarily to a $31.7 million increase in average loans. Average investment securities in 2003 decreased 7% to $72.1 million when compared to 2002. All other interest-earning assets including federal funds sold increased to $14.1 million in 2003 from $7.7 million in 2002.

Interest expense decreased $3.0 million or 19% in 2003 as the Bank was able to reprice or replace maturing deposits at lower rates. The decrease in the cost of funds was primarily attributable to a decrease in the average rate paid on time deposits, which fell to 2.62% in 2003 from 3.63% in 2002. This decrease in cost was offset by growth in average interest-bearing liabilities, which increased by $23.9 million to $540.2 million in 2003 from $516.3 million in 2002. This growth in average interest-bearing liabilities was attributable to an increase in average interest-bearing deposits, which increased by $26.0 million, to $466.0 million in 2003 from $440.0 million in 2002.

Net interest income on a tax equivalent basis increased $1.9 million or 9% to $21.2 million in 2002 from $19.3 million in 2001. The interest rate spread was 3.17% in 2002, an increase from the 2001 net interest spread of 2.89%. The net yield on interest-earning assets in 2002 increased to 3.57% from the 2001 net interest margin of 3.54%.

Provision for Loan Losses
Provisions for loan losses are charged to income in order to bring the total allowance for loan losses to a level deemed appropriate by management of the Company based on factors such as management’s judgment as to losses within the Company’s loan portfolio, including the valuation of impaired loans in accordance with Statement of Financial Accounting Standards ("SFAS") No. 114 and No. 118, loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies and management’s assessment of the quality of the loan portfolio and general economic climate.

The provision for loan losses was $6.7 million, $5.4 million, and $3.5 million for the years ended December 31, 2003, 2002 and 2001, respectively. The provision for loan losses remains at historically high levels due to the weak economic conditions in the Bank’s local market, which continues to have a negative impact on the performance of customers of the Bank. Please see the section below entitled "Allowance for Loan Losses" for a more complete discussion of the Bank’s policy for addressing possible loan losses.

Non-Interest Income
Non-interest income for 2003 totaled $5.9 million, a decrease of $565,000 or 9% from non-interest income of $6.5 million for 2002. The decrease in non-interest income for 2003 reflected reductions in gains on sales of securities and increased losses on repossessed assets. These decreases were partially offset by an increase in service charges. Non-interest income for 2002 decreased $1.8 million or 21% from non-interest income of $8.3 million for 2001. The decrease in non-interest income for 2002 resulted from reductions in gains on sales of securities, miscellaneous income and mortgage banking income. Excluding non-recurring gains or losses on the disposition of assets, non-interest income for 2003 increased 7% as compared to 2002. Non-interest income, excluding non-recurring gains or losses on the disposition of assets, decreased 13% for 2002 when compared to 2001.

Service charges on deposit accounts totaled $3.3 million during 2003, an increase of $206,000, or 7% over 2002. Service charge income increased $255,000, or 9% in 2002 compared to 2001. These increases are primarily attributable to growth in the deposit base coupled with normal pricing changes, which resulted in an increase in account maintenance fees.

The Company reported a net loss on sale of securities of $53,000 in 2003, compared to a net gain on sale of securities of $626,000 during 2002. During 2001 a net gain on sale of securities of approximately $1.6 million was recognized.

Mortgage banking income decreased to $685,000 in 2003 from $702,000 in 2002. The reduction in mortgage banking income was primarily attributable a reduction in net gains recognized on the sale of mortgage loans. In 2003 the Company recognized no gains on sale of mortgage loans as compared to a $29,000 gain on sale of mortgage loans recognized during 2002. During 2002 mortgage banking income decreased $312,000 from the $1.0 million reported in 2001. The decrease in mortgage banking income for 2002 was primarily due to an increase in the amortization of mortgage servicing rights, resulting from an increase in refinancing during 2002 and related payoffs of mortgage loans serviced.

Net losses on repossessed assets were $747,000 for 2003 compared to net losses on repossessed assets of $600 for 2002. During 2001 a net loss on repossessed assets of $66,000 was recognized.

The Company recognized a $479,000 gain on the sale of loans during 2003 as a result of the sale of the Bank’s $3.7 million credit card portfolio in 2003. There were no gains on the sale of loans recognized in 2002 and 2001.

Miscellaneous income for 2003 totaled $1.3 million, an increase of 13% from $1.1 million for 2002. The increase in miscellaneous income was primarily attributable to an increase in vendor commissions. During 2002, miscellaneous income decreased 46% due to a reduction in merchant processing income, resulting from the sale of merchant credit card processing services during first quarter 2002. Miscellaneous income in 2001 included an increase in the value of an interest rate floor contract of $158,000.

Table 3 presents a summary of non-interest income for the years ended December 31, 2003, 2002 and 2001.

Table 3 - Non-Interest Income

(Dollars in Thousands)	2003	2002	2001

Service charges	$3,267	3,061	2,805
Other service charges and fees	611	503	472
Gain (loss) on sale of securities	(53)	626	1,614
Mortgage banking income	685	702	1,014
Insurance and brokerage commissions	421	478	349
Loss on foreclosed and repossessed assets	(747)	(1)	(66)
Gain on sale of loans	479	-	-
Miscellaneous	1,263	1,122	2,075

Total non-interest income	$5,926	6,491	8,263

Non-Interest Expense
Total non-interest expense amounted to $18.2 million for 2003, an increase of 9% from 2002. Non-interest expense for 2002 and 2001 totaled $16.8 million.

Salary and employee benefit expense was $10.1 million in 2003, compared to $9.6 million during 2002, an increase of $531,000 or 6%, following a $454,000 or 5% increase in salary and employee benefit expense in 2002 over 2001. The 2003 increase in salary and employee benefits is due to normal salary increases and increased employee insurance costs. The increase during 2002 is attributable to normal salary increases coupled with expense associated with the supplemental retirement plan offered to key employees.

The Company recorded occupancy expenses of $3.4 million in 2003, compared to $3.1 million during 2002, an increase of $247,000 or 8%, following an increase of $159,000 or 5% in occupancy expenses in 2002 over 2001. Increases in 2003 and 2002 are primarily attributable to an increase in overhead expenses associated with the Bank’s growth and expansion of its branch network. During 2003, the Company sold two branch locations with net book values of approximately $3.1 million and is currently leasing the facilities from the buyer. As a result of the sales, the Company deferred a gain of approximately $633,000 and is recognizing the gain over the lease term. During 2003, the Company recognized approximately $18,000 of the deferred gain.   Annual rent expense related to these two locations is $237,000.

The total of all other operating expenses increased $692,000 or 17% during 2003. The increase in other expense for 2003 included an increase of $440,000 in consulting and advertising expense due to an aggressive marketing campaign started by the Bank in 2003 and an increase of $403,000 in non-income taxes primarily due to state franchise taxes. Other operating expense decreased $606,000 or 13% in 2002 from 2001. The decrease in other expense for 2002 is primarily attributable to a reduction in merchant processing expense resulting from the sale of the merchant credit card processing service during first quarter 2002.

Table 4 presents a summary of non-interest expense for the years ended December 31, 2003, 2002 and 2001.

Table 4 - Non-Interest Expense

(Dollars in Thousands)	2003	2002	2001

Salaries and wages	$7,733	7,376	7,230
Employee benefits	2,367	2,193	1,885

Total personnel expense	10,100	9,569	9,115

Occupancy expense	3,390	3,143	2,984
Office supplies	270	283	362
FDIC deposit insurance	82	157	85
Professional services	333	264	314
Postage	217	221	231
Telephone	333	315	333
Director fees and expense	234	352	219
Marketing and public relations	541	219	243
Merchant processing expense	-	78	552
Consulting fees	280	160	143
Taxes and licenses	443	40	100
Other operating expense	2,005	1,957	2,071

Total non-interest expense	$18,228	16,758	16,752

Income Taxes
Total income tax expense was $1.1 million in 2003 compared with $1.7 million in 2002 and $2.3 million in 2001. The primary reason for the decrease in taxes was the decrease in pretax income during 2003 and 2002. The Company’s effective tax rates were 34.50%, 33.26% and 33.08% in 2003, 2002 and 2001, respectively.

Liquidity
The objectives of the Company’s liquidity policy are to provide for the availability of adequate funds to meet the needs of loan demand, deposit withdrawals, maturing liabilities and to satisfy regulatory requirements. Both deposit and loan customer cash needs can fluctuate significantly depending upon business cycles, economic conditions and yields and returns available from alternative investment opportunities. In addition, the Company’s liquidity is affected by off-balance sheet commitments to lend in the form of unfunded commitments to extend credit and standby letters of credit. As of December 31, 2003 such unfunded commitments to extend credit were $104.7 million, while commitments in the form of standby letters of credit totaled $3.9 million.

The Company uses several sources to meet its liquidity requirements. The primary source is core deposits, which includes demand deposits, savings accounts and certificates of deposits of denominations less than $100,000. The Company considers these to be a stable portion of the Company’s liability mix and the result of on-going consumer and commercial banking relationships. As of December 31, 2003, the Company’s core deposits totaled $378.2 million, or 69% of total deposits.

The other sources of funding for the Company are through large denomination certificates of deposit, including brokered deposits, federal funds purchased and Federal Home Loan Bank advances. The Bank is also able to borrow from the Federal Reserve System on a short-term basis.

At December 31, 2003, the Bank had a significant amount of deposits in amounts greater than $100,000, including brokered deposits of $55.5 million, which mature over the next two years. The balance and cost of these deposits may be more susceptible to changes in the interest rate environment than other deposits. For additional information, please see the section below entitled "Deposits".

The Bank has a line of credit with the FHLB for up to 20% of the Bank’s total assets, with an outstanding balance of $58.0 million at December 31, 2003. The remaining availability at the FHLB was $22.0 million at December 31, 2003. The Bank also had the ability to borrow up to $26.5 million for the purchase of overnight federal funds from three correspondent financial institutions as of December 31, 2003.

The liquidity ratio for the Bank, which is defined as net cash, interest bearing deposits with banks, Federal Funds sold, certain investment securities and certain FHLB advances available under the line of credit, as a percentage of net deposits (adjusted for deposit runoff projections) and short-term liabilities was 26.83% at December 31, 2003, 17.85% at December 31, 2002, and 25.82% at December 31, 2001. The December 31, 2002 and 2001 ratios have been restated to reflect changes in the FHLB borrowing availability calculation, which the Bank recognizes as a factor of its liquidity. The minimum required liquidity ratio as defined in the Bank’s Asset/Liability and Interest Rate Risk Management Policy is 20%.

As disclosed in the Company’s Consolidated Statements of Cash Flows included elsewhere herein, net cash provided by operating activities was approximately $13.4 million during 2003. Net cash used in investing activities of $34.8 million consisted primarily of a net change in loans of $31.5 million and securities purchased of $55.4 million funded by sales, maturities and paydowns of investment securities of $47.1 million. Net cash provided by financing activities amounted to $26.6 million, consisting of a $34.1 million net increase in deposits and a $5.1 million net decrease in FHLB borrowings.

Asset Liability and Interest Rate Risk Management
The objective of the Company’s Asset Liability and Interest Rate Risk strategies is to identify and manage the sensitivity of net interest income to changing interest rates and to minimize the interest rate risk between interest-earning assets and interest-bearing liabilities at various maturities. This is to be done in conjunction with the need to maintain adequate liquidity and the overall goal of maximizing net interest income. Table 5 presents an interest rate sensitivity analysis for the interest-earning assets and interest-bearing liabilities for the year ended December 31, 2003.

Table 5 - Interest Sensitivity Analysis
				Total Within	Over One year
(Dollars in Thousands)	Immediate	1-3 months	4-12 months	One year	& non-sensitive	Total

Interest-earning assets:
Loans	$443,885	3,006	12,164	459,055	93,071	$552,126
Mortgage loans available for sale	587	-	-	587	-	587
Investment securities	3,000	1,267	1,069	5,336	74,124	79,460
Federal funds sold	2,369	-	-	2,369	-	2,369
Interest-bearing deposit account -FHLB	1,457	-	-	1,457	-	1,457
Other interest-earning assets	-	-	-	-	3,502	3,502

Total interest-earning assets	$451,298	4,273	13,233	468,804	170,697	$639,501

Interest-bearing liabilities:
NOW, savings, and money market deposits	$158,677	-	-	158,677	-	$158,677
Time deposits	28,714	62,314	156,154	247,182	71,522	318,704
Other short term borrowings	543	-	-	543	-	543
FHLB borrowings	-	6,000	-	6,000	52,000	58,000
Junior subordinated debentures	-	14,433	-	14,433	-	14,433

Total interest-bearing liabilities	$187,934	82,747	156,154	426,835	123,522	$550,357

Interest-sensitive gap	$263,364	(78,474)	(142,921)	41,969	47,175	$89,144

Cumulative interest-sensitive gap	$263,364	184,890	41,969	41,969	89,144

Interest-earning assets as a percentage of interest-bearing liabilities	240.14%	5.16%	8.47%	109.83%

The Company manages its exposure to fluctuations in interest rates through policies established by the Asset/Liability Committee ("ALCO") of the Bank. The ALCO meets monthly and has the responsibility for approving asset/liability management policies, formulating and implementing strategies to improve balance sheet positioning and/or earnings and reviewing the interest rate sensitivity of the Company. ALCO tries to minimize interest rate risk between interest-earning assets and interest bearing liabilities by attempting to minimize wide fluctuations in net interest income due to interest rate movements. The ability to control these fluctuations has a direct impact on the profitability of the Company. Management monitors this activity on a regular basis through analysis of its portfolios to determine the difference between rate sensitive assets and rate sensitive liabilities.

The Company’s rate sensitive assets are those earning interest at variable rates and those with contractual maturities within one year. Rate sensitive assets therefore include both loans and available-for-sale securities. Rate sensitive liabilities include interest-bearing checking accounts, money market deposit accounts, savings accounts, time deposits and borrowed funds. As shown in Table 5, the Company’s balance sheet is asset-sensitive, meaning that in a given period there will be more assets than liabilities subject to immediate repricing as interest rates change in the market. Because most of the Company’s loans are tied to the prime rate, they reprice more rapidly than rate sensitive interest-bearing deposits. During periods of rising rates, this results in increased net interest income. The opposite occurs during periods of declining rates. Rate sensitive assets at December 31, 2003 totaled $639.5 million , exceeding rate sensitive liabilities of $550.4 million by $89.1 million.

In order to assist in achieving a desired level of interest rate sensitivity, the Company entered into off-balance sheet contracts that are considered derivative financial instruments. These contracts consist of interest rate swap agreements under which the Company converted $55.0 million of variable rate loans to a fixed rate. At December 31, 2003, the Company had two interest rate swap contracts outstanding, which are accounted for as cash flow hedges. Under the first swap agreement, the Company receives a fixed rate of 5.22% and pays a variable rate based on the current prime rate (4.00% at December 31, 2003) on a notional amount of $25.0 million. The swap agreement matures in April 2006. Under the second swap agreement, the Company receives a fixed rate of 5.41% and pays a variable rate based on the current prime rate (4.00% at December 31, 2003) on a notional amount of $30.0 million. The swap agreement matures in September 2006. Management believes that the risk associated with using this type of derivative financial instrument to mitigate interest rate risk should not have any material unintended impact on the Company’s financial condition or results of operations.

During 2003, the Company settled two previously outstanding interest rate swap agreements. The first swap, with a notional amount of $40.0 million and scheduled to mature in June 2004 was sold for a gain of $860,000. The second swap with a notional amount of $20.0 million and scheduled to mature in July 2004 was sold for a gain of $394,000. The gains realized upon settlement are being recognized over the original term of the agreements and during the year ended December 31, 2003, net gains of approximately $428,000 had been realized. The remaining net gain of approximately $338,000 is carried as a component of other comprehensive income.

During first quarter 2001, the Company entered into an interest rate floor contract as a means of managing its interest rate risk. Interest rate floors are used to protect certain designated variable rate financial instruments from the downward effects of their repricing in the event of a decreasing rate environment. The total cost of the interest rate floor was $417,500 and it was not management’s intention to use the floor as a fair value or cash flow hedge, as defined in SFAS No. 133. The Company sold the interest rate floor contract during the quarter ended June 30, 2001. For the year ended December 31, 2001 the Company recognized no interest expense related to derivative financial instruments.

The Bank also utilized interest rate floors on certain variable rate loans to protect against further downward movements in the prime rate. At December 31, 2003, there were $111.2 million in loans that are tied to the prime rate and had interest rate floors in effect pursuant to the terms of the promissory notes on these loans. These loans have a weighted average difference of 0.48% between the floor rate and the contract rate without the interest rate floor.

An analysis of the Company’s financial condition and growth can be made by examining the changes and trends in interest-earning assets and interest-bearing liabilities, and a discussion of these changes and trends follows.

Analysis of Financial Condition

Investment Securities
All of the Company’s investment securities are held in the available-for-sale ("AFS") category . At December 31, 2003 the market value of AFS securities totaled $79.5 million, compared to $71.7 million and $84.3 million at December 31, 2002 and 2001, respectively. The increase in 2003 investment securities is attributable to additional securities purchases, which were partially offset by paydowns on mortgage-backed securities and maturities during 2003. Table 6 presents the market value of the presently held AFS securities for the years ended December 31, 2003, 2002 and 2001.

Table 6 - Summary of Investment Portfolio

(Dollars in Thousands)	2003	2002	2001

Obligations of United States government
agencies and corporations	$34,517	-	-

Obligations of states and political subdivisions	14,950	14,350	16,404

Mortgage backed securities	24,920	52,386	63,382

Junior subordinated debentures	5,000	5,000	4,500

Equity securities	73	-	-

Total securities	$79,460	71,736	84,286

              The composition of the investment securities portfolio reflects the Company’s investment strategy of maintaining an appropriate level of liquidity while providing a relatively stable source of income. The investment portfolio also provides a balance to interest rate risk and credit risk in other categories of the balance sheet while providing a vehicle for the investment of available funds, furnishing liquidity, and supplying securities to pledge as required collateral for certain deposits.

The Company’s investment portfolio consists of U.S. government agency securities, municipal securities, U.S. government agency sponsored mortgage-backed securities, trust preferred securities and equity securities. AFS securities averaged $72.1 million in 2003, $77.4 million in 2002 and $84.5 million in 2001. Table 7 presents the amortized cost of AFS securities held by the Company by maturity category at December 31, 2003. Yield information does not give effect to changes in fair value that are reflected as a component of shareholders’ equity and yields are calculated on a tax equivalent basis . Yields and interest income on tax-exempt investments have been adjusted to tax equivalent basis using an effective tax rate 34% for securities that are both federal and state tax exempt and an effective tax rate of 6.90% for state tax exempt securities.

Table 7 - Maturity Distribution and Weighted Average Yield on Investments

			After One Year		After 5 Years
	One Year or Less		Through 5 Years		Through 10 Years		After 10 Years		Totals
(Dollars in Thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

Book value:

United States Government agencies	$-	-	9,993	3.10%	24,553	4.42%	-	-	$34,546	4.04%

States and political subdivisions	1,301	7.29%	4,646	6.32%	4,367	4.76%	4,140	7.13%	14,454	6.17%

Mortgage backed securities	-	-	-	-	7,231	3.54%	17,680	4.28%	24,911	4.07%

Junior subordinated debentures	-	-	-	-	-	-	5,000	5.40%	5,000	5.40%

Equity securities	-	-	-	-	-	-	100	0.37%	100	0.37%

Total securities	$1,301	7.29%	14,639	4.12%	36,151	4.29%	26,920	4.91%	$79,011	4.52%

Loans
The loan portfolio is the largest category of the Company’s earning assets and is comprised of commercial loans, real estate mortgage loans, real estate construction loans and consumer loans. The Company restricts its primary lending market to within the Catawba Valley region of North Carolina, which encompasses Catawba, Alexander, Iredell and Lincoln counties. The mix of the loan portfolio consists primarily of loans secured by real estate and commercial loans. In management’s opinion, there are no significant concentrations of credit with particular borrowers engaged in similar activities.

The composition of the Company’s loan portfolio is presented in Table 8.

Table 8 - Loan Portfolio

	2003		2002		2001		2000		1999
(Dollars in Thousands)	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans

Breakdown of loan receivables:
Commercial	$90,558	16.41%	92,141	17.51%	102,409	20.87%	96,882	23.58%	83,644	24.66%
Real estate - mortgage	332,730	60.26%	322,987	61.36%	277,737	56.61%	229,260	55.79%	190,921	56.29%
Real estate - construction	110,392	19.99%	80,552	15.30%	82,791	16.88%	58,939	14.34%	39,340	11.60%
Consumer	18,446	3.34%	30,690	5.83%	27,671	5.64%	25,858	6.29%	25,293	7.46%

Total loans	$552,126	100.00%	526,370	100.00%	490,608	100.00%	410,939	100.00%	339,198	100.00%

Less: Allowance for loan losses	$9,722		7,248		6,091		4,713		3,924

Net loans	$542,404		519,122		484,517		406,226		335,274

As of December 31, 2003, gross loans outstanding were $552.1 million, an increase of $25.7 million or 5% over the December 31, 2002 balance of $526.4 million. Most of this growth was attributable to an increase of $29.8 million in real estate construction loans in 2003, the result of an increase in real estate development loans. Real estate mortgage loans grew $9.7 million in 2003 due to increases in home equity and conforming fixed rate mortgage loans. Consumer loans decreased $12.2 million in 2003 partially due to the sale of the Bank’s credit card portfolio, which had outstanding balances of $4.4 million at December 31, 2002. The Company experienced a minimal decrease in the commercial loan portfolio. As a percentage of the Company’s total loan portfolio, real estate mortgage loans represented 60.26% in 2003, 61.36% in 2002 and 56.61% in 2001. Over the same period commercial loans represented 16.41%, 17.51% and 20.87% of the Company’s total loan portfolio, respectively. Real estate construction loans made up 19.99%, 15.30% and 16.88% of the Company’s total loan portfolio at December 31, 2003, 2002 and 2001, respectively. Consumer loans represented 3.34%, 5.83% and 5.64% of the Company’s total loan portfolio at December 31, 2003, 2002 and 2001, respectively.

Mortgage loans held for sale were $587,000 at December 31, 2003, a decrease of $4.5 million from the December 31, 2002 balance of $5.1 million which represented a decrease of $274,000 from the December 31, 2001 balance of $5.3 million.

Table 9 identifies the maturities of all loans as of December 31, 2003 and addresses the sensitivity of these loans to changes in interest rates.

Table 9 - Maturity and Repricing Data for Loans

(Dollars in Thousands)	Within one year or less	After one year through five years	After five years	Total Loans

Commercial	$84,013	5,758	787	$90,558
Real estate - mortgage	261,849	39,983	30,898	332,730
Real estate - construction	106,447	3,693	252	110,392
Consumer	6,746	9,790	1,910	18,446

Total loans	$459,055	59,224	33,847	$552,126

Total fixed rate loans	$14,071	58,887	33,847	$106,805
Total floating rate loans	444,984	337	-	445,321

Total loans	$459,055	59,224	33,847	$552,126

In the normal course of business, there are various commitments outstanding to extend credit that are not reflected in the financial statements. At December 31, 2003, outstanding loan commitments totaled $104.7 million. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Additional information regarding commitments is provided below in the section entitled "Contractual Obligations" and in note 10 to the consolidated financial statements.

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

  the Bank’s loan loss experience;
  the amount of past due and non-performing loans;
  specific known risks;

  the status and amount of other past due and non-performing assets;
  underlying estimated values of collateral securing loans;
  current and anticipated economic conditions; and
  other factors which management believes affect the allowance for potential credit losses.
An analysis of the credit quality of the loan portfolio and the adequacy of the allowance for loan losses is prepared by the Bank’s credit administration personnel and presented to the Bank’s Board of Directors on a regular basis. The allowance is the total of specific reserves allocated to significant individual credits plus a general reserve. After individual loans with specific allocations have been deducted, the general reserve is calculated by applying general reserve percentages to the nine risk grades within the portfolio. Loans are categorized as one of nine risk grades based on management’s assessment of the overall credit quality of the loan, including payment history, financial position of the borrower, underlying collateral and internal credit review. The general reserve percentages are determined by management based on its evaluation of losses inherent in the various risk grades of loans. The allowance for loan losses is established through charges to expense in the form of a provision for loan losses. Loan losses and recoveries are charged and credited directly to the allowance.

An allowance for loan losses is also established, as necessary, for individual loans considered to be impaired in accordance with SFAS No. 114. A loan is considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan will not be collected. Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, or at the loan’s observable market price, or the fair value of collateral if the loan is collateral dependent. At December 31, 2003 and 2002, the recorded investment in loans that were considered to be impaired under SFAS No. 114 was approximately $4.6 million and $4.8 million, respectively, with related allowance for loan losses of approximately $1.5 million and $676,000, respectively.

The Bank’s allowance for loan losses is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance for loan losses and the size of the allowance for loan losses compared to a group of peer banks identified by the regulators. During their routine examinations of banks, the FDIC and the North Carolina Commissioner of Banks may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

While it is the Bank's policy to charge off in the current period loans for which a loss is considered probable, there are additional risks of future losses which cannot be quantified precisely or attributed to particular loans or classes of loans. Because these risks include the state of the economy, management’s judgment as to the adequacy of the allowance is necessarily approximate and imprecise. After review of all relevant matters affecting loan collectability, management believes that the allowance for loan losses is appropriate given their analysis.

The Company grants loans and extensions of credit primarily within the Catawba Valley region of North Carolina, which encompasses Catawba, Alexander, Iredell and Lincoln counties. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by real estate, which is dependent upon the real estate market. Non-real estate loans also can be affected by local economic conditions. At December 31, 2003, approximately 6% of the Company’s portfolio was not secured by any type of collateral. Unsecured loans generally involve higher credit risk than secured loans and, in the event of customer default, the Company has a higher exposure to potential loan losses.

Net charge-offs for 2003 were $4.3 million. The ratio of net charge-offs to average total loans was 0.79% in 2003, 0.84% in 2002 and 0.48% in 2001. Charge-offs in 2003 included $1.4 million due to losses on a large commercial relationship, a local business which was effected by terrorist activities in 2001 and the Washington, DC sniper attacks in 2002. The allowance for loan losses increased to $9.7 million or 1.76% of total loans outstanding at December 31, 2003. For December 31, 2002 and 2001, the allowance for loan losses amounted to $7.2 million, or 1.38% of total loans outstanding and $6.1 million, or 1.24% of total loans outstanding, respectively. This increase in the allowance for loan losses is attributable to higher levels of loans included in the risk grades Substandard and Low Substandard, which are risk grades given to loans with a greater risk of loss. The increase in Substandard and Low Substandard is due to the adverse impact of the slow economy in the Company’s market.

Table 10 presents the percentage of loans assigned to each risk grade along with the general reserve percentage applied to loans in each risk grade at December 31, 2003 and 2002.

Table 10 - Loan Risk Grade Analysis

	Percentage of Loans		General Reserve
	By Risk Grade		Percentage
Risk Grade	2003	2002	2003	2002

Risk 1 (Excellent Quality)	11.36%	8.92%	0.15%	0.15%
Risk 2 (High Quality)	24.03%	33.22%	0.50%	0.50%
Risk 3 (Good Quality)	53.80%	46.33%	1.00%	1.00%
Risk 4 (Management Attention)	5.11%	5.33%	2.50%	2.50%
Risk 5 (Watch)	1.15%	3.32%	7.00%	7.00%
Risk 6 (Substandard)	2.43%	1.98%	12.00%	12.00%
Risk 7 (Low Substandard)	1.33%	0.00%	25.00%	25.00%
Risk 8 (Doubtful)	0.00%	0.00%	50.00%	50.00%
Risk 9 (Loss)	0.00%	0.00%	100.00%	100.00%

At December 31, 2003, there was one relationship which exceeded $1.0 million in the Watch risk grade, three relationships that exceeded $1.0 million each totaling $9.4 million in the Substandard risk grade and two relationships which exceed $1.0 million each totaling $6.6 million in the Low Substandard risk grade. One relationship in the Low Substandard was to a customer whose principal was also a director of the Company at December 31, 2003, with loans totaling $3.7 million. Balances of individual relationships exceeding $1.0 million in these risk grades ranged from $1.5 million to $3.9 million. These customers continue to meet payment requirements and these relationships would not become non-performing assets unless they are unable to meet those requirements.

Table 11 presents an analysis of the allowance for loan losses, including charge-off activity .

Table 11 - Analysis of Allowance for Loan Losses

(Dollars in Thousands)	2003	2002	2001	2000	1999

Reserve for loan losses at beginning	$7,248	6,091	4,713	3,924	4,137

Loans charged off:
Commercial	1,179	3,737	842	857	485
Real estate - mortgage	2,422	158	790	10	25
Real estate - construction	251	-	51	36	-
Consumer	630	546	675	255	195

Total loans charged off	$4,482	4,441	2,358	1,158	705

Recoveries of losses previously charged off:

Commercial	36	40	84	20	24
Real estate - mortgage	18	-	-	-	-
Real estate - construction	1	4	6	-	-
Consumer	157	122	101	48	43

Total recoveries	$212	166	191	68	67

Net loans charged off	$4,270	4,275	2,167	1,090	638

Provision for loan losses	6,744	5,432	3,545	1,879	425

Reserve for loan losses at end of year	$9,722	7,248	6,091	4,713	3,924

Loans charged off net of recoveries, as
a percent of average loans outstanding	0.79%	0.84%	0.48%	0.29%	0.20%

 Non-performing Assets
Non-performing assets, comprised of non-accrual loans, other real estate owned, other repossessed assets and loans for which payments are more than 90 days past due totaled $6.3 million at December 31, 2003 compared to $6.6 million at December 31, 2002. Non-accrual loans were $4.3 million at December 31, 2003, a decrease of $259,000 from non-accruals of $4.6 million at December 31, 2002. As a percentage of loans outstanding, non-accrual loans were 0.79% and 0.87% at December 31, 2003 and 2002, respectively. The Bank had loans ninety days past due and still accruing at December 31, 2003 of $271,000 as compared to $239,000 for the same period in 2002. Other real estate owned totaled $1.4 million and $240,000 as of December 31, 2003 and 2002, respectively. This increase is primarily attributable to the acquisition of properties through foreclosure from a real estate development customer that was adversely impacted by the slowdown in area businesses. Repossessed assets, primarily consisting of aircraft taken in collection of loans, totaled $206,000 and $1.5 million as of December 31, 2003 and 2002, respectively. The Bank is actively marketing other real estate owned and repossessed assets in an effort to dispose of these assets as quickly and efficiently as possible.

At December 31, 2003 the Company had non-performing loans, defined as non-accrual and accruing loans past due more than 90 days, of $4.6 million or 0.84% of total loans. Non-performing loans for 2002 were $4.8 million, or 0.92% of total loans and $4.4 million, or 0.90% of total loans for 2001. Interest that would have been recorded on non-accrual loans for the years ended December 31, 2003, 2002 and 2001, had they performed in accordance with their original terms, amounted to approximately $400,000, $484,000 and $695,000 respectively. Interest income on impaired loans included in the results of operations for 2003, 2002, and 2001 amounted to approximately $82,000, $22,000 and $38,000, respectively.

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

A summary of non-performing assets at December 31 for each of the years presented is shown in table 12.

Table 12 - Non-performing Assets

(Dollars in Thousands)	2003	2002	2001	2000	1999

Nonaccrual loans	$4,343	4,602	3,756	5,421	2,866
Loans 90 days or more past due and still accruing	271	239	655	545	645

Total non-performing loans	4,614	4,841	4,411	5,966	3,511
All other real estate owned	1,447	240	256	112	44
All other repossessed assets	206	1,538	4	3	-

Total non-performing assets	$6,267	6,619	4,671	6,081	3,555

As a percent of total loans at year end
Non-accrual loans	0.79%	0.87%	0.77%	1.32%	0.84%
Loans 90 days or more past due and still accruing	0.05%	0.05%	0.13%	0.13%	0.19%
Total non-performing assets	1.14%	1.26%	0.95%	1.48%	1.05%

Deposits
The Company primarily uses deposits to fund its loan and investment portfolios. The Company offers a variety of deposit accounts to individuals and businesses. Deposit accounts include checking, savings, money market and time deposits. As of December 31, 2003, total deposits were $549.8 million, an increase of $34.1 million or 7% increase over the December 31, 2002 balance of $515.7 million. The increase in deposits is primarily attributable to growth in core deposits to $378.2 million at December 31, 2003 from $354.9 million at December 31, 2002, which resulted from retail and commercial deposit campaigns implemented in 2003.

Time deposits in amounts of $100,000 or more totaled $171.6 million at December 31, 2003, $160.8 million and $156.0 million at December 31, 2002 and 2001, respectively. At December 31, 2003, brokered deposits amounted to $55.5 million as compared to $39.9 million at December 31, 2002. This reflects management’s efforts to manage the cost of funds by replacing high cost local deposits with lower cost brokered deposits to fund loan growth. Brokered deposits are generally considered to be more susceptible to withdrawal as a result of interest rate changes and to be a less stable source of funds, as compared to deposits from the local market. Brokered deposits outstanding as of December 31, 2003 have a weighted average rate of 2.54% with a weighted average original term of 22 months.

Table 13 is a summary of the maturity distribution of time deposits in amounts of $100,000 or more as of December 31, 2003.

Table 13 - Maturities of Time Deposits over $100,000

(Dollars in Thousands)	2003

Three months or less	$39,345
Over three months through six months	34,582
Over six months through twelve months	50,623
Over twelve months	47,047

Total	$171,597

Borrowed Funds
The Company has access to various short-term borrowings, including the purchase of Federal Funds and borrowing arrangements from the FHLB and other financial institutions. At December 31, 2003, FHLB borrowings totaled $58.0 million compared to $63.1 million at December 31, 2002 and $68.2 million at December 31, 2001. Average FHLB borrowings for 2003 were $59.3 million, compared to average balances of $61.0 million for 2002 and $42.5 million for 2001. The maximum amount of outstanding FHLB borrowings was $75.1 million in 2003, and $74.2 in 2002 and $68.2 in 2001. The FHLB advances outstanding at December 31, 2003 had both fixed and adjustable interest rates ranging from 1.14% to 6.49%. Currently $6.0 million of the FHLB advances outstanding have contractual maturities prior to December 31, 2004. As of December 31, 2003, the Company had $52.0 million in convertible FHLB advances. Additional information regarding FHLB advances is provided in note 6 to the consolidated financial statements.

Demand notes payable to the U. S. Treasury, which represent treasury tax and loan payments received from customers, amounted to approximately $443,000, $1.6 million and $118,000 at December 31, 2003, 2002 and 2001, respectively.

The Company had no federal funds purchased as of December 31, 2003, 2002 or 2001.

Junior Subordinated Debentures (related to Trust Preferred Securities)
In December 2001 the Company formed a wholly owned Delaware statutory trust, PEBK Capital Trust I ("PEBK Trust"), which issued $14.0 million of guaranteed preferred beneficial interests in the Company’s junior subordinated deferrable interest debentures that qualify as Tier I capital under Federal Reserve Board guidelines. All of the common securities of PEBK Trust are owned by the Company. The proceeds from the issuance of the common securities and the trust preferred securities were used by PEBK Trust to purchase $14.4 million of junior subordinated debentures of the Company, which pay interest at a floating rate equal to prime plus 50 basis points. The proceeds received by the Company from the sale of the junior subordinated debentures were used for general purposes, primarily to provide capital to the Bank. The debentures represent the sole asset of PEBK Trust. PEBK Trust is not included in the consolidated financial statements at December 31, 2003, 2002 or 2001.

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

Contractual Obligations and Off-Balance Sheet Arrangements
The Company's contractual obligations and other commitments as of December 31,2003 are summarized in table 14 below. The Company's contractual obligations include the repayment of principal and interest related to FHLB advances and junior subordinated debentures, as well as payments under current lease agreements.   Other commitments include commitments to extend credit. Because not all of these commitments to extend credit will be drawn upon, the actual cash requirements are likely to be significantly less than the amounts reported for other commitments below.

Table 14 - Contractual Obligations and Other Commitments

(Dollars in Thousands)	Within one year	One to Three Years	Three to Five Years	Five Years or More	Total

Contractual Cash Obligations
Long-term borrowings*	$-	5,000	-	47,000	$52,000
Junior subordinated debentures	-	-	-	14,433	14,433
Operating lease obligations	672	1,244	737	1,953	4,606

Total	$672	6,244	737	63,386	$71,039

Other Commitments
Commitments to extend credit	$36,939	$13,498	$14,169	$40,124	$104,730
Standby letters of credit
and financial guarantees written	3,520	356	-	-	3,876

Total	$40,459	13,854	14,169	40,124	$108,606

*Excludes $6.0 million adjustable rate credit due to the FHLB, which matured in January 2004.

Off-Balance Sheet Arrangements
The Company enters into derivative contracts to manage various financial risks. A derivative is a financial instrument that derives its cash flows, and therefore its value, by reference to an underlying instrument, index or referenced interest rate. Derivative contracts are carried at fair value on the consolidated balance sheet with the fair value representing the net present value of expected future cash receipts or payments based on market interest rates as of the balance sheet date. Derivative contracts are written in amounts referred to as notional amounts, which only provide the basis for calculating payments between counterparties and are not a measure of financial risk. Therefore, the derivative liabilities recorded on the balance sheet as of December 31, 2003 do not represent the amounts that may ultimately be paid under these contracts. Further discussions of derivative instruments are included under “Asset Liability and Interest Rate Risk Management” beginning on page A-8 and in notes 1, 10, 11 and 16 to the consolidated financial statements.

Capital Resources
Shareholders’ equity at December 31, 2003 and 2002 was $48.6 million compared to $45.4 million at December 31, 2001. At December 31, 2003, unrealized gains and losses, net of taxes, amounted to a gain of approximately $588,000. For the years ended December 31, 2002 and 2001, unrealized gains and losses, net of taxes, amounted to a gain of approximately $1.4 million and a loss of approximately $922,000, respectively. Average shareholders’ equity as a percentage of total average assets is one measure used to determine capital strength. Average shareholders’ equity as a percentage of total average assets was 7.56%, 7.72% and 8.25% for 2003, 2002 and 2001. The return on average shareholders’ equity was 4.01% at December 31, 2003 as compared to 7.12% and 9.65% as of December 31, 2002 and December 31, 2001, respectively. Total cash dividends paid during 2003 and 2002 amounted to $1.3 million. In 2002, the Company repurchased $1.3 million, or 85,500 shares of its common stock as part of the stock repurchase plan implemented in February 2002, which expired in February 2003.

Under regulatory capital guidelines, financial institutions are currently required to maintain a total risk-based capital ratio of 8.0% or greater, with a Tier 1 risk-based capital ratio of 4.0% or greater. Tier 1 capital is generally defined as shareholders' equity and trust preferred securities less all intangible assets and goodwill. Tier 1 capital at December 31, 2003, 2002 and 2001 includes $14.0 million in trust preferred securities. The Company’s Tier I capital ratio was 10.50%, 10.76% and 11.14% at December 31, 2003, 2002 and 2001, respectively. Total risk-based capital is defined as Tier 1 capital plus supplementary capital. Supplementary capital, or Tier 2 capital, consists of the Company's allowance for loan losses, not exceeding 1.25% of the Company's risk-weighted assets. Total risk-based capital ratio is therefore defined as the ratio of total capital (Tier 1 capital and Tier 2 capital) to risk-weighted assets. The Company’s total risk-based capital ratio was 11.75%,

12.01% and 12.27% at December 31, 2003, 2002 and 2001, respectively. In addition to the Tier I and total risk-based capital requirements, financial institutions are also required to maintain a leverage ratio of Tier 1 capital to total average assets of 4.0% or greater. The Company’s Tier I leverage capital ratio was 9.37%, 9.78% and 10.46% at December 31, 2003, 2002 and 2001, respectively.

The Capital treatment of trust preferred securities is currently under review by the Federal Reserve Bank due to PEBK Trust being deconsolidated under FIN 46. Depending on capital treatment resolution, trust preferred securities may no longer qualify as Tier 1 Capital. In July 2003, the Federal Reserve Bank issued a Supervision and Regulation letter requiring bank holding companies to continue to follow current instructions for reporting trust preferred securities in regulatory reports. Accordingly, the Company will continue to report trust preferred securities as Tier 1 Capital until further notice from the Federal Reserve Bank. Further discussions of FIN 46 are included under “Recent Accounting Pronouncements” in note 1 to the consolidated financial statements.

A bank is considered to be "well capitalized" if it has a total risk-based capital ratio of 10.0 % or greater, a Tier I risk-based capital ratio of 6.0% or greater, and has a leverage ratio of 5.0% or greater. Based upon these guidelines, the Bank was considered to be "well capitalized" at December 31, 2003, 2002 and 2001.

The Company’s key equity ratios as of December 31, 2003, 2002 and 2001 are presented in Table 15.

Table 15 - Equity Ratios

	2003	2002	2001

Return on average assets	0.30%	0.55%	0.80%
Return on average equity	4.01%	7.12%	9.65%
Dividend payout ratio	62.56%	36.58%	28.14%
Average equity to average assets	7.56%	7.72%	8.25%

Quarterly Financial Data
The Company’s consolidated quarterly operating results for the years ended December 31, 2003 and 2002 are presented in table 16.

Table 16 - Quarterly Financial Data

	2003				2002
(Dollars in thousands, except per share amounts)	First	Second	Third	Fourth	First	Second	Third	Fourth

Total interest income	$8,694	8,651	8,610	8,899	$9,089	9,138	9,345	9,052
Total interest expense	3,238	3,216	3,193	3,101	4,607	4,127	3,639	3,404

Net interest income	5,456	5,435	5,417	5,798	4,482	5,011	5,706	5,648

Provision for loan losses	793	2,277	1,560	2,114	500	1,266	1,578	2,088
Other income	1,984	1,056	1,590	1,295	1,524	1,406	2,070	1,491
Other expense	4,447	4,175	4,821	4,785	4,215	4,193	4,194	4,156

Income before income taxes	2,200	39	626	194	1,291	958	2,004	895
Income taxes	782	(52)	307	18	405	312	710	285

Net earnings	$1,418	91	319	176	$886	646	1,294	610

Basic earnings per share	$0.45	0.03	0.10	0.06	$0.28	0.21	0.41	0.19

Diluted earnings per share	$0.45	0.03	0.10	0.06	$0.28	0.20	0.41	0.19

QUANTATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk reflects the risk of economic loss resulting from adverse changes in market prices and interest rates. This risk of loss can be reflected in either diminished current market values or reduced potential net interest income in future periods.

The Company’s market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. The structure of the Company’s loan and deposit portfolios is such that a significant decline (increase) in interest rates may adversely impact net market values and interest income. Management seeks to manage the risk through the utilization of its investment securities and off balance sheet derivative instruments. During the years ended December 31, 2003, 2002 and 2001, the Company used interest rate contracts to manage market risk as discussed above in the section entitled "Asset Liability and Interest Rate Risk Management".

Table 17 presents in tabular form the contractual balances and the estimated fair value of the Company’s on-balance sheet financial instruments and the notional amount and estimated fair value of the Company’s off-balance sheet derivative instruments at their expected maturity dates for the period ended December 31, 2003. The expected maturity categories take into consideration historical prepayment experience as well as management’s expectations based on the interest rate environment at December 31, 2003. As of December 31, 2003, all fixed rate advances are callable at the option of FHLB. In the current rate environment management does not anticipate these to be called. For core deposits without contractual maturity (i.e. interest bearing checking, savings, and money market accounts), the table presents principal cash flows based on management’s judgment concerning their most likely runoff or repricing behaviors.

Table 17 - Market Risk Table

(Dollars In Thousands)	Principal/Notional Amount Maturing in Year Ended December 31,

Loans Receivable	2004	2005	2006	2007 & 2008	Thereafter	Total	Fair Value

Fixed rate	$21,215	19,986	14,178	22,270	29,156	$106,805	$106,172
Average interest rate	7.23%	8.11%	7.73%	7.56%	7.52%

Variable rate	$196,574	55,321	38,759	73,755	80,912	$445,321	$445,321
Average interest rate	4.93%	5.00%	4.99%	5.15%	4.90%

Investment Securities

Interest bearing cash	$-	-	-	-	1,457	$1,457	$1,457
Average interest rate	-	-	-	-	1.21%

Federal funds sold	$2,369	-	-	-	-	$2,369	$2,369
Average interest rate	1.28%	-	-	-	-

Securities available for sale	$15,898	22,489	2,933	6,870	31,270	$79,460	$79,460
Average interest rate	3.70%	4.66%	4.37%	4.42%	4.64%

Nonmarketable equity securities	-	-	-	-	4,217	$4,217	$4,217
Average interest rate	-	-	-	-	3.62%

Debt Obligations

Deposits	$242,739	48,672	7,860	21,769	228,762	$549,802	$551,115
Average interest rate	2.29%	2.20%	2.56%	4.14%	0.61%

Advances from FHLB	$6,000	-	35,000	-	17,000	$58,000	$65,062
Average interest rate	1.14%	-	4.08%	-	6.08%

Demand notes payable to U.S. Treasury	$443	-	-	-	-	$443	$443
Average interest rate	0.74%	-	-	-	-

Junior subordinated debentures	$-	-	-	-	14,433	$14,433	$14,433
Average interest rate	-	-	-	-	4.42%

Table 18 presents the simulated impact to net interest income under varying interest rate scenarios and the theoretical impact of rate changes over a twelve-month period referred to as "rate ramps". The table shows the estimated theoretical impact on the Company’s tax equivalent net interest income from hypothetical rate changes of plus and minus 1% and 2% as compared to the estimated theoretical impact of rates remaining unchanged. The table also shows the simulated impact to market value of equity under varying interest rate scenarios and the theoretical impact of immediate and sustained rate changes referred to as "rate shocks" of plus and minus 1% and 2% compared to the theoretical impact of rates remaining unchanged. The prospective effects of the hypothetical interest rate changes is based upon various assumptions, including relative and estimated levels of key interest rates. This type of modeling has limited usefulness because it does not allow for the strategies management would utilize in response to sudden and sustained rate changes. Also, management does not believe that rate changes of the magnitude presented are likely in the forecast period presented.

Table 18 - Interest Rate Risk

(Dollars in thousands)
	Estimated Resulting Theoretical Net Interest Income

Hypothetical rate change (ramp over 12 months)	Amount	% Change

+2%	$ 24,665	7.71%
+1%	$ 23,662	3.33%
0%	$ 22,899	0.00%
-1%	$ 22,258	-2.80%
-2%	$ 21,560	-5.85%

	Estimated Resulting Theoretical Market Value of Equity

Hypothetical rate change (immediate shock)	Amount	% Change

+2%	$ 43,210	11.02%
+1%	$ 40,934	5.17%
0%	$ 38,921	0.00%
-1%	$ 36,271	-6.81%
-2%	$ 36,733	-5.62%

MARKET FOR THE COMPANY’S COMMON EQUITY
AND RELATED SHAREHOLDER MATTERS

Peoples Bancorp common stock is traded on the over-the-counter (OTC) market and quoted on the Nasdaq National Market, under the symbol "PEBK". Scott and Stringfellow, Inc., Ryan, Beck & Co., Sterne Agee & Leach, Inc. and Trident Securities, Inc. are market makers for the Company’s shares.

Although the payment of dividends by the Company is subject to certain requirements and limitations of North Carolina corporate law, neither the Commissioner nor the FDIC have promulgated any regulations specifically limiting the right of the Company to pay dividends and repurchase shares. However, the ability of the Company to pay dividends and repurchase shares may be dependent upon the Company’s receipt of dividends from the Bank. The Bank’s ability to pay dividends is limited. North Carolina commercial banks, such as the Bank, are subject to legal limitations on the amounts of dividends they are permitted to pay. Dividends may be paid by the Bank from undivided profits, which are determined by deducting and charging certain items against actual profits, including any contributions to surplus required by North Carolina law. Also, an insured depository institution, such as the Bank, is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become "undercapitalized" (as such term is defined in the applicable law and regulations). Based on its current financial condition, the Bank does not expect that this provision will have any impact on the Bank’s ability to pay dividends.

As of March 12, 2004, the Company had 701 shareholders of record, not including the number of persons or entities whose stock is held in nominee or street name through various brokerage firms or banks. The market price for the Company’s common stock was $18.58 on March 12, 2004.

Table 19 presents certain market and dividend information for the last two fiscal years. Over-the-counter quotations reflect inter-dealer prices, without retail mark-up, mark down or commission and may not necessarily represent actual transactions.

Table 19 - Market and Dividend Data

			Cash Dividend
2003	Low Bid	High Bid	Per Share

First Quarter	$13.910	$15.100	$0.10

Second Quarter	$14.750	$18.250	$0.10

Third Quarter	$16.380	$19.000	$0.10

Fourth Quarter	$16.910	$20.820	$0.10

			Cash Dividend
2002	Low Bid	High Bid	Per Share

First Quarter	$14.450	$16.250	$0.10

Second Quarter	$16.050	$17.720	$0.10

Third Quarter	$12.860	$16.450	$0.10

Fourth Quarter	$13.170	$14.800	$0.10

DIRECTORS AND OFFICERS OF THE COMPANY

DIRECTORS

Robert C. Abernethy – Chairman
Chairman of the Board, Peoples Bancorp of North Carolina, Inc. and Peoples Bank;
President, Secretary and Treasurer, Carolina Glove Company, Inc. (glove manufacturer)

James S. Abernethy
President and Assistant Secretary, Midstate Contractors, Inc. (paving company)

Douglas S. Howard
Vice President, Howard Ventures, Inc.

John W. Lineberger, Jr.
President, Lincoln Bonded Warehouse Company (commercial warehousing and distribution facility)

Gary E. Matthews
President and Director, Matthews Construction Company, Inc.

Charles F. Murray
President, Murray’s Hatchery, Inc.

Billy L. Price, Jr. MD
Practicing Internist and Partner, Catawba Valley Internal Medicine, P.A.

Larry E. Robinson
President and Chief Executive Officer, Blue Ridge Distributing Co., Inc. (beer and wine distributor)
& President and Chief Executive Officer, Associated Brands, Inc. (beer and wine distributor)

Fred L. Sherrill, Jr.
Retired (furniture manufacturing executive)

William Gregory (Greg) Terry
Executive Vice President, Drum & Willis Funeral Homes and Crematory

Dan Ray Timmerman, Sr.
President, Timmerman Manufacturing, Inc. (wrought iron furniture manufacturer)

Benjamin I. Zachary
General Manager, Treasurer, Secretary and Member of the Board of Directors,
Alexander Railroad Company

OFFICERS

Tony W. Wolfe
President and Chief Executive Officer

Joseph F. Beaman, Jr.
Executive Vice President and Corporate Secretary

Lance A. Sellers
Executive Vice President and Assistant Corporate Secretary

William D. Cable
Executive Vice President and Assistant Corporate Treasurer

A. Joseph Lampron
Executive Vice President, Chief Financial Officer and Corporate Treasurer

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders
Peoples Bancorp of North Carolina, Inc.
Newton, North Carolina:

We have audited the accompanying consolidated balance sheets of Peoples Bancorp of North Carolina, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of earnings, changes in shareholders’ equity, comprehensive income and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Bancorp of North Carolina, Inc. as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

                                                                                                                                                                                  /s/ PORTER KEADLE MOORE, LLP
Atlanta, Georgia
January 16, 2004

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Balance Sheets

December 31, 2003 and 2002

	2003	2002

Assets

Cash and due from banks, including reserve requirements
of $3,262,000 and $2,633,000	$18,413,786	13,803,665
Federal funds sold	2,369,000	1,774,000

Cash and cash equivalents	20,782,786	15,577,665

Investment securities available for sale	79,460,452	71,735,705
Other investments	4,216,973	4,345,573
Mortgage loans held for sale	587,495	5,064,635
Loans, net	542,403,922	519,121,840
Premises and equipment, net	12,537,230	15,620,977
Cash surrender value of life insurance	5,045,449	4,828,708
Accrued interest receivable and other assets	8,998,137	9,342,835

	$674,032,444	645,637,938

Liabilities and Shareholders’ Equity

Deposits:
Noninterest-bearing	$72,420,923	67,398,458
Interest-bearing	477,381,309	448,340,497

Total deposits	549,802,232	515,738,955

Demand notes payable to U. S. Treasury	443,384	1,600,000
Accrued interest payable and other liabilities	2,799,932	2,189,821
Federal Home Loan Bank advances	58,000,000	63,071,429
Junior subordinated debentures	14,433,000	14,433,000

Total liabilities	625,478,548	597,033,205

Commitments

Shareholders’ equity:
Preferred stock, no par value; authorized 5,000,000 shares;
no shares issued and outstanding	-	-
Common stock, no par value; authorized 20,000,000 shares;
3,135,202 and 3,133,547 shares issued and outstanding	35,121,510	35,097,773
Retained earnings	12,844,524	12,094,363
Accumulated other comprehensive income	587,862	1,412,597

Total shareholders’ equity	48,553,896	48,604,733

	$674,032,444	645,637,938

See accompanying notes to consolidated financial statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Earnings

For the Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001

Interest income:
Interest and fees on loans	$31,531,673	32,038,359	36,512,395
Interest on federal funds sold	58,384	45,271	126,791
Interest and dividends on securities:
U. S. Government agencies	2,244,375	3,439,814	3,918,551
State and political subdivisions	577,339	613,219	911,707
Other	441,958	487,284	428,157

Total interest income	34,853,729	36,623,947	41,897,601

Interest expense:
Deposits	9,476,208	12,364,245	20,790,136
Federal Home Loan Bank advances	2,597,043	2,658,742	2,118,511
Other	675,417	754,344	117,849

Total interest expense	12,748,668	15,777,331	23,026,496

Net interest income	22,105,061	20,846,616	18,871,105

Provision for loan losses	6,743,900	5,431,600	3,545,322

Net interest income after provision for loan losses	15,361,161	15,415,016	15,325,783

Other income:
Service charges on deposit accounts	3,266,949	3,060,581	2,805,492
Other service charges and fees	610,591	503,165	471,998
Gain (loss) on sale of securities	(52,855)	625,616	1,613,992
Mortgage banking income	685,343	702,290	1,014,043
Insurance and brokerage commissions	420,762	477,765	348,582
Loss on foreclosed and repossessed assets	(746,543)	(564)	(65,630)
Gain on sale of loans	478,759	-	-
Miscellaneous	1,262,883	1,121,762	2,074,427

Total other income	5,925,889	6,490,615	8,262,904

Other expenses:
Salaries and employee benefits	10,099,811	9,569,016	9,115,496
Occupancy	3,389,857	3,142,712	2,984,100
Other operating	4,738,253	4,046,347	4,652,197

Total other expenses	18,227,921	16,758,075	16,751,793

Earnings before income taxes	3,059,129	5,147,556	6,836,894

Income tax expense	1,055,538	1,712,000	2,261,542

Net earnings	$2,003,591	3,435,556	4,575,352

Basic earnings per share	$0.64	1.09	1.42

Diluted earnings per share	$0.63	1.09	1.42

See accompanying notes to consolidated financial statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Changes in Shareholders’ Equity

For the Years Ended December 31, 2003, 2002 and 2001

				Accumulated
				Other
	Common Stock		Retained	Comprehensive

	Shares	Amount	Earnings	Income (Loss )	Total

Balance, December 31, 2000	3,218,714	$36,407,798	6,627,533	3,688	43,039,019

Cash dividends declared ($0.40 per share)	-	-	(1,287,486)	-	(1,287,486)

Net earnings	-	-	4,575,352	-	4,575,352

Change in accumulated other
comprehensive income (loss), net of tax	-	-	-	(925,782)	(925,782)

Balance, December 31, 2001	3,218,714	36,407,798	9,915,399	(922,094)	45,401,103

Cash dividends declared ($0.40 per share)	-	-	(1,256,592)	-	(1,256,592)

Repurchase and retirement of common
stock	(85,500)	(1,314,250)	-	-	(1,314,250)

Exercise of stock options	333	4,225	-	-	4,225

Net earnings	-	-	3,435,556	-	3,435,556

Change in accumulated other
comprehensive income (loss), net of tax	-	-	-	2,334,691	2,334,691

Balance, December 31, 2002	3,133,547	35,097,773	12,094,363	1,412,597	48,604,733

Cash dividends declared ($0.40 per share)	-	-	(1,253,430)	-	(1,253,430)

Exercise of stock options	1,655	23,737	-	-	23,737

Net earnings	-	-	2,003,591	-	2,003,591

Change in accumulated other
comprehensive income (loss), net of tax	-	-	-	(824,735)	(824,735)

Balance, December 31, 2003	3,135,202	$35,121,510	12,844,524	587,862	48,553,896

See accompanying notes to consolidated financial statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Comprehensive Income

For the Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001

Net earnings	$ 2,003,591	3,435,556	4,575,352

Other comprehensive income:
Unrealized holding gains (losses) on securities available for sale	(419,147)	2,951,843	97,560
Reclassification adjustment for (gains) losses on
sales of securities available for sale included in net earnings	52,855	(625,616)	(1,613,992)
Unrealized holding gains (losses) on derivative financial
instruments qualifying as cash flow hedges	(284,000)	1,498,000	-
Reclassification adjustment for gains on derivative financial
instruments qualifying as cash flow hedges included in net earnings	(700,626)	-	-

Total other comprehensive income (loss),
before income taxes	(1,350,918)	3,824,227	(1,516,432)

Income tax expense (benefit) related to other comprehensive income:
Unrealized holding gains (losses) on securities available for sale	(163,258)	1,149,742	38,000
Reclassification adjustment for (gains) losses on
sales of securities available for sale included in net earnings	20,587	(243,677)	(628,650)
Unrealized holding gains (losses) on derivative financial instruments
qualifying as cash flow hedges	(110,618)	583,471	-
Reclassification adjustment for gains on derivative financial
instruments qualifying as cash flow hedges included in net earnings	(272,894)	-	-

Total income tax expense (benefit) related to
other comprehensive income	(526,183)	1,489,536	(590,650)

Total other comprehensive income (loss),
net of tax	(824,735)	2,334,691	(925,782)

Total comprehensive income	$ 1,178,856	5,770,247	3,649,570

See accompanying notes to consolidated financial statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Cash Flows
For the Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001

Cash flows from operating activities:
Net earnings	$ 2,003,591	3,435,556	4,575,352
Adjustments to reconcile net earnings to net
cash provided by operating activities:
Depreciation, amortization and accretion	1,963,995	1,685,715	1,584,437
Provision for loan losses	6,743,900	5,431,600	3,545,322
Deferred income tax benefit	(1,526,062)	(318,921)	(532,329)
Loss (gain) on sale of investment securities	52,855	(625,616)	(1,613,992)
Recognition of deferred gain on sale of derivative instruments	(700,626)	-	-
Gain on sale of loans	(478,759)	-	-
Loss (gain) on sale of other real estate and repossessions	262,840	(19,981)	51,840
Writedown of other real estate and repossessions	483,703	-	-
Change in:
Cash surrender value of life insurance	(216,741)	(245,708)	-
Other assets	377,900	(595,240)	1,017,755
Other liabilities	(4,582)	178,282	(1,384,145)
Mortgage loans held for sale	4,477,140	274,296	(3,775,231)

Net cash provided by operating activities	13,439,154	9,199,983	3,469,009

Cash flows from investing activities:
Purchase of investment securities available for sale	(55,439,455)	(48,339,951)	(118,372,897)
Proceeds from calls and maturities of investment securities
available for sale	27,158,675	28,609,785	22,714,408
Proceeds from sales of investment securities available for sale	19,896,324	35,191,263	82,969,419
Investment in unconsolidated subsidiary	-	-	(433,000)
Change in other investments	28,600	257,200	(2,203,900)
Purchase of cash surrender value of life insurance	-	-	(4,583,000)
Net change in loans	(31,533,937)	(42,113,346)	(82,092,812)
Proceeds from sale of loans	4,207,206	-	-
Purchases of premises and equipment	(1,913,876)	(2,614,380)	(3,652,961)
Proceeds from sale of premises and equipment	-	412,289	645,429
Proceeds from sale of derivative financial instruments	1,254,000	-	-
Construction in progress	-	-	(100,633)
Proceeds from sale of other real estate and repossessions	1,502,891	488,647	60,310

Net cash used by investing activities	(34,839,572)	(28,108,493)	(105,049,637)

Cash flows from financing activities:
Net change in deposits	34,063,277	25,515,766	40,149,847
Net change in demand notes payable to U. S. Treasury	(1,156,616)	1,482,013	(1,482,013)
Proceeds from FHLB borrowings	46,650,000	68,100,000	51,000,000
Repayments of FHLB advances	(51,721,429)	(73,242,857)	(4,142,856)
Proceeds from issuance of junior subordinated debentures	-	-	14,433,000
Transaction costs associated with junior subordinated debentures	-	(105,450)	(425,741)
Cash dividends	(1,253,430)	(1,256,592)	(1,287,486)
Proceeds from exercise of stock options	23,737	4,225	-
Common stock repurchased	-	(1,314,250)	-

Net cash provided by financing activities	26,605,539	19,182,855	98,244,751

Net change in cash and cash equivalents	5,205,121	274,345	(3,335,877)
Cash and cash equivalents at beginning of year	15,577,665	15,303,320	18,639,197

Cash and cash equivalents at end of year	$ 20,782,786	15,577,665	15,303,320

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Cash Flows, continued

For the Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$12,975,587	16,006,155	23,068,630
Income taxes	$2,093,000	2,235,500	3,209,000

Noncash investing and financing activities:
Change in unrealized gain/loss on securities available for sale, net	$(223,621)	2,334,691	(925,782)
Change in unrealized gain/loss on derivative financial instruments, net	$(173,382)		-
Transfer of loans to other real estate and repossessions	$3,382,633	2,077,057	256,439
Financed sales of other real estate	$1,258,500	-	-
Financed sales of premises and equipment	$3,729,932	-

See accompanying notes to consolidated financial statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Notes to Consolidated Financial Statements

(1)  Summary of Significant Accounting Policies
         Organization
Peoples Bancorp of North Carolina, Inc. (“Bancorp”) received regulatory approval to operate as a bank holding company on July 22, 1999, and became effective August 31, 1999. Bancorp is primarily regulated by the Federal Reserve Bank, and serves as the one-bank holding company for Peoples Bank.

Peoples Bank (the “Bank”) commenced business in 1912 upon receipt of its banking charter from the North Carolina State Banking Commission (the “SBC”). The Bank is primarily regulated by the SBC and the Federal Deposit Insurance Corporation and undergoes periodic examinations by these regulatory agencies. The Bank, whose main office is in Newton, North Carolina, provides a full range of commercial and consumer banking services primarily in Catawba, Alexander, Lincoln and Iredell counties in North Carolina.

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

Principles of Consolidation
The consolidated financial statements include the financial statements of Bancorp and its wholly owned subsidiary, the Bank, along with its wholly owned subsidiaries, Peoples Investment Services, Inc. and Real Estate Advisory Services, Inc. (collectively called the “Company”). All significant intercompany balances and transactions have been eliminated in consolidation.

Basis of Presentation
The accounting principles followed by the Company, and the methods of applying these principles, conform with accounting principles generally accepted in the United States of America (“GAAP”) and with general practices in the banking industry. In preparing the financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from these estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses and valuation of real estate acquired in connection with or in lieu of foreclosure on loans.

Reclassifications
Reclassifications of certain amounts in the 2002 and 2001 consolidated financial statements have been made to conform with the financial statement presentation for 2003.

Cash and Cash Equivalents
Cash and due from banks and federal funds sold are considered cash and cash equivalents for cash flow reporting purposes. Generally, federal funds are sold for one-day periods.

Investment Securities
The Company classifies its securities in one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for sale in the near term. Held to maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All other securities not included in trading or held to maturity are classified as available for sale. At December 31, 2003 and 2002, the Company had classified all of its investment securities as available for sale.

Available for sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and are reported as a separate component of shareholders’ equity until realized.

A decline in the market value of any available for sale investment below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Notes to Consolidated Financial Statements, continued

(1)  Summary of Significant Accounting Policies, continued
Investment Securities, continued
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

Mortgage Loans Held for Sale
Mortgage loans held for sale are carried at the lower of aggregate cost or market value. At December 31, 2003 and 2002, the cost of mortgage loans held for sale approximates the market value.

Loans
Loans that management has the intent and ability to hold for the foreseeable future or until maturity are reported at the principal amount outstanding, net of the allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, or at the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan will not be collected.

Accrual of interest is discontinued on a loan when management believes, after considering economic conditions and collection efforts, that the borrower’s financial condition is such that collection of interest is doubtful. Interest previously accrued but not collected is reversed against current period earnings and interest is recognized on a cash basis when such loans are placed on nonaccrual status.

Allowance for Loan Losses
The allowance for loan losses is established through a provision for loan losses charged to earnings. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance represents an amount, which, in management’s judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible.

Management’s judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower’s ability to pay, overall portfolio quality, and review of specific problem loans. In determining the adequacy of the allowance for loan losses, management uses a loan grading system that rates individual loans into nine risk classifications. These risk categories are assigned allocations of loss based on management’s estimate of potential loss which is generally based on an analysis of historical loss experience, current economic conditions, performance trends, and discounted collateral deficiencies. The combination of these results is compared monthly to the recorded allowance for loan losses and material differences are adjusted by increasing or decreasing the provision for loan losses. Management uses an independent external loan reviewer to challenge and corroborate the loan grading system and provide additional analysis in determining the adequacy of the allowance for loan losses and the future provisions for estimated losses.

While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different than those of management.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Notes to Consolidated Financial Statements, continued

(1)  Summary of Significant Accounting Policies, continued
Mortgage Banking Activities
Mortgage banking income represents net gains from the sale of mortgage loans and fees received from borrowers and loan investors related to the Company’s origination of single-family residential mortgage loans.

Mortgage servicing rights represent the unamortized cost of purchased and originated contractual rights to service mortgages for others in exchange for a servicing fee. Mortgage servicing rights are amortized over the period of estimated net servicing income and are periodically adjusted for actual prepayments of the underlying mortgage loans. The Company recognized new servicing assets of approximately $37,600 and $61,000 during 2002 and 2001, respectively, and amortized approximately $338,000, $310,000 and $196,000 during 2003, 2002 and 2001, respectively. No new servicing assets were recognized during 2003.

        Mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of mortgage loans serviced for others was approximately $29,714,000, $56,702,000 and $79,128,000 at December 31, 2003, 2002 and 2001, respectively.

Premises and Equipment
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

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Company’s assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Notes to Consolidated Financial Statements, continued

(1)  Summary of Significant Accounting Policies, continued
Derivative Financial Instruments and Hedging Activities
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

If a derivative instrument designated as a fair value hedge is terminated or the hedge designation removed, the difference between a hedged item’s then carrying amount and its face amount is recognized into income over the original hedge period. Likewise, if a derivative instrument designated as a cashflow hedge is terminated or the hedge designation removed, related amounts accumulated in other accumulated comprehensive income are reclassified into earnings over the original hedge period during which the hedged item affects income.

The Company formally documents all hedging relationships, including an assessment that the derivative instruments are expected to be highly effective in offsetting the changes in fair values or cash flows of the hedged items.

Advertising Costs
The costs of advertising are expensed as incurred.

Accumulated Other Comprehensive Income
At December 31, 2003, accumulated other comprehensive income consisted of net unrealized gains on securities available for sale of $274,447, net unrealized losses on derivatives of $24,420 and net deferred gains on the sale of derivative financial instruments of $337,835. At December 31, 2002, accumulated other comprehensive income (loss) consisted of net unrealized gains on securities available for sale of $498,068 and net gains on derivatives of $914,529.

Stock-Based Compensation
The Company’s stock-based compensation plan is accounted for under Accounting Principles Board Opinion No. 25 and related interpretations. No compensation expense has been recognized related to the grant of the incentive stock options. Had compensation cost been determined based upon the fair value of the options at the grant dates, the Company’s net earnings and net earnings per share would have been reduced to the proforma amounts indicated below. For disclosure purposes, the Company immediately recognized the expense associated with the option grants assuming that all awards vest upon grant. No stock options were granted or forfeited during 2003.

		2002	2001

Net earnings	As reported	$3,435,556	4,575,352
	Effect of grants, net of tax	(276,415)	(400,453)
	Effect of forfeitures, net of tax	42,982	-

	Proforma	$3,202,123	4,174,899

Basic earnings per share	As reported	$1.09	1.42
	Proforma	$1.02	1.30

Diluted earnings per share	As reported	$1.09	1.42
	Proforma	$1.01	1.29

The weighted average fair value of options at grant date in 2002 and 2001 was $6.60 and $10.40, respectively. The fair value of each option is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted average assumptions used for grants in 2002 and 2001, respectively - dividend yield of 2.8% and 2.8%, respectively; risk free interest rate of 4% and 5%, respectively; expected volatility of 0.53 and 0.90, respectively; and an expected life of 10 years.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Notes to Consolidated Financial Statements, continued

(1)  Summary of Significant Accounting Policies, continued
Net Earnings Per Share
Net earnings per share is based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per share. The average market price during the year is used to compute equivalent shares. For the years ended December 31, 2002 and 2001, net earnings per share equaled diluted earnings per share, as the potential common shares outstanding during the period had no effect on the computation.

The reconciliations of the amounts used in the computation of both “basic earnings per share” and “diluted earnings per share” for the years ended December 31, 2003, 2002 and 2001 are as follows:

	Net	Common	Per Share
	Earnings	Shares	Amount

For the year ended December 31, 2003

Basic earnings per share	$2,003,591	3,133,687	$0.64
Effect of dilutive securities:
Stock options	-	27,099	-

Diluted earnings per share	$2,003,591	3,160,786	$0.63

For the year ended December 31, 2002

Basic earnings per share	$3,435,556	3,151,975	$1.09
Effect of dilutive securities:
Stock options	-	7,292	-

Diluted earnings per share	$3,435,556	3,159,267	$1.09

For the year ended December 31, 2001

Basic earnings per share	$4,575,352	3,218,714	$1.42
Effect of dilutive securities:
Stock options	-	10,215	-

Diluted earnings per share	$4,575,352	3,228,929	$1.42

At December 31, 2002 and 2001, a total of 84,578 and 85,614, potential common shares related to stock options were not included in the computation of diluted earnings per share because they would have been antidulutive.

Recent Accounting Pronouncements
In January 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities – An Interpretation of ARB No. 51” (“FIN 46”). In December 2003, the FASB issued a revised version of FIN 46 to resolve certain questions and confusion related to the application of the original FIN 46. The Company adopted FIN 46 (Revised) as of December 31, 2003, and as a result, the Company’s wholly owned subsidiary, PEBK Capital Trust I, is no longer included in these consolidated financial statements. The consolidated financial statements have been restated for all periods presented to reflect this change in accounting, and the adoption of FIN 46 (Revised) had no impact on the Company’s reported results of operations or stockholders’ equity.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Notes to Consolidated Financial Statements, continued

(1)  Summary of Significant Accounting Policies, continued
            Recent Accounting Pronouncements, continued
In January 2004, the FASB issued as tentative guidance, Derivatives Implementation Group (“DIG”) Issue G25, “Cash Flow Hedges: Hedging the Variable Interest Payments on a Group of Prime-Rate-Based Interest-Bearing Loans.” This issue provides guidance for entities wishing to hedge the variability in loan interest receipts that are tied to the prime rate and other issues associated with cash flow hedges. Comments on this proposed DIG Issue are due February 25, 2004. This guidance, which is subject to revision, is intended to become effective on the first day of the first quarter after final issuance of the guidance. The Company cannot estimate when that date may occur. However, if the guidance is ultimately adopted in a manner similar to its current drafting, the Company will have to “de-designate” the interest rate swaps hedging certain prime-rate-based loans discussed in note 11 to the consolidated financial statements. If this were to happen, management has not concluded whether they will leave the swaps in place and record changes in value as a component of current earnings, terminate the swaps, or take some other action in response. Accordingly, management cannot determine the effect, if any, of this tentative guidance on its future results of operations or stockholders’ equity.

(2)      Investment Securities
Investment securities available for sale at December 31, 2003 and 2002 are as follows:

	December 31, 2003

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Mortgage-backed securities	$24,911,000	96,142	87,282	24,919,860
U.S. government agencies	34,545,774	107,847	136,375	34,517,246
State and political subdivisions	14,454,137	559,907	64,137	14,949,907
Trust preferred securities	5,000,000	-	-	5,000,000
Equity securities	99,995	-	26,556	73,439

Total	$79,010,906	763,896	314,350	79,460,452

	December 31, 2002

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Mortgage-backed securities	$52,033,373	352,915	-	52,386,288
State and political subdivisions	13,886,496	468,367	5,446	14,349,417
Trust preferred securities	5,000,000	-	-	5,000,000

Total	$70,919,869	821,282	5,446	71,735,705

The current fair value and associated unrealized losses on investments in debt securities with unrealized losses at December 31, 2003 are summarized in the table below, with the length of time the individual securities have been in a continuous loss position. Unrealized losses on equity securities at December 31, 2003 are not considered material.

	Less than 12 Months		12 Months or More		Total

	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

Mortgage-backed securities	$11,510,389	87,282	-	-	11,510,389	87,282
U. S. government agencies	7,911,840	136,375	-	-	7,911,840	136,375
State and political subdivisions	2,267,965	64,137	-	-	2,267,965	64,137

	$21,690,194	287,794	-	-	21,690,194	287,794

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Notes to Consolidated Financial Statements, continued

(2)  Investment Securities, continued
At December 31, 2003, unrealized losses in the investment securities portfolio related to debt securities totaled $287,794. The unrealized losses on these debt securities arose due to changing interest rates and are considered to be temporary. From the December 31, 2003 tables above, 5 out of 54 securities issued by state and political subdivisions contained unrealized losses and 17 out of 33 securities issued by U.S. government agencies and government sponsored corporations, including mortgage-backed securities, contained unrealized losses. These unrealized losses are considered temporary because of acceptable investment grades on each security and the repayment sources of principal and interest are government backed.

The amortized cost and estimated fair value of investment securities available for sale at December 31, 2003, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Estimated
	Cost	Fair Value

Due within one year	$1,300,970	1,320,167
Due from one to five years	14,639,241	14,925,512
Due from five to ten years	28,920,000	28,895,514
Due after ten years	9,139,700	9,325,960
Mortgage-backed securities	24,911,000	24,919,860
Equity securities	99,995	73,439

	$79,010,906	79,460,452

Proceeds from sales of securities available for sale during 2003, 2002 and 2001 were $19,896,324, $35,191,263 and $82,969,419, respectively. Gross gains of $625,616 and $1,626,583 for 2002 and 2001, respectively, along with gross losses of $52,855 and $12,591 for 2003 and 2001, respectively, were realized on those sales.

Securities with a carrying value of approximately $20,140,000 and $30,195,000 at December 31, 2003 and 2002, respectively, were pledged to secure public deposits and for other purposes as required by law.

(3)  Loans
Major classifications of loans at December 31, 2003 and 2002 are summarized as follows:

	2003	2002

Commercial	$90,557,643	92,141,135
Real estate - mortgage	332,729,979	322,986,811
Real estate - construction	110,392,005	80,552,263
Consumer	18,446,562	30,689,537

Total loans	552,126,189	526,369,746
Less allowance for loan losses	9,722,267	7,247,906

Total net loans	$542,403,922	519,121,840

The Company grants loans and extensions of credit primarily within the Catawba Valley region of North Carolina which encompasses Catawba, Lincoln and Alexander Counties and portions of Iredell County. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate which is dependent upon the real estate market.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Notes to Consolidated Financial Statements, continued
(3)  Loans, continued
At December 31, 2003 and 2002, the recorded investment in loans that were considered to be impaired was approximately $4,614,000 and $4,840,000, respectively, of which approximately $4,343,000 at December 31, 2003 and $4,602,000 at December 31, 2002 was on nonaccrual. In addition, the Company had approximately $271,000 and $239,000 in loans past due more than ninety days and still accruing interest at December 31, 2003 and 2002, respectively. The related allowance for loan losses on impaired loans was approximately $1,488,000 and $676,000 at December 31, 2003 and 2002, respectively. The average recorded investment in impaired loans for the twelve months ended December 31, 2003 and 2002 was approximately $7,746,000 and $7,220,000, respectively. For the years ended December 31, 2003, 2002 and 2001, the Company recognized approximately $82,000, $22,000 and $38,000, respectively, of interest income on impaired loans.

Changes in the allowance for loan losses were as follows:

	2003	2002	2001

Balance at beginning of year	$7,247,906	6,090,570	4,713,227
Amounts charged off	(4,481,548)	(4,441,007)	(2,358,320)
Recoveries on amounts previously charged off	212,009	166,743	190,341
Provision for loan losses	6,743,900	5,431,600	3,545,322

Balance at end of year	$9,722,267	7,247,906	6,090,570

(4)  Premises and Equipment
Major classifications of premises and equipment are summarized as follows:

	2003	2002

Land	$1,915,954	2,474,452
Buildings and improvements	9,982,688	11,892,203
Furniture and equipment	10,618,908	9,966,950

	22,517,550	24,333,605
Less accumulated depreciation	9,980,320	8,712,628

	$12,537,230	15,620,977

Depreciation expense was approximately $1,268,000, $1,260,000 and $1,337,000, for the years ended December 31, 2003, 2002 and 2001, respectively.

During 2003, the Company sold two branch locations with net book values of approximately $3,115,000 and is currently leasing the facilities from the buyer. As a result of the sales, the Company deferred a gain of approximately $633,000 and is recognizing the gain over the lease term. During 2003, the Company recognized approximately $18,000 of the deferred gain.

(5)      Time Deposits
The aggregate amount of time deposit accounts with a minimum denomination of $100,000 was $171,596,789 and $160,836,596 at December 31, 2003 and 2002, respectively.

At December 31, 2003, the scheduled maturities of time deposits are as follows:

2004	$247,181,867
2005	47,558,684
2006	2,138,185
2007	14,123,076
2008	7,702,051

$318,703,863

At December 31, 2003 and 2002, the Company had approximately $55,483,000 and $39,873,000,respectively, in time deposits purchased through third party brokers.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Notes to Consolidated Financial Statements, continued

(6)  Federal Home Loan Bank Advances
The Bank has advances from the Federal Home Loan Bank (“FHLB”) with monthly interest payments at various maturity dates and interest rates ranging from 1.14% to 6.49% at December 31, 2003. The FHLB advances are collateralized by a blanket assignment on all residential first mortgage loans, commercial real estate loans, home equity lines of credit and loans secured by multi-family real estate that the Bank owns. At December 31, 2003, the carrying value of loans pledged as collateral totaled approximately $163,000,000.

Advances from the FHLB outstanding at December 31, 2003 consist of the following:

Maturity Date	Call Date	Rate	Rate Type	Amount

July 5, 2005	October 5, 2000 and every three
	months thereafter	6.16%	Convertible	$5,000,000
March 30, 2010	March 30, 2001 and every three
	months thereafter	6.02%	Convertible	5,000,000
March 30, 2010	September 30, 2000 and every three
	months thereafter	5.88%	Convertible	5,000,000
May 24, 2010	May 24, 2001 and every three
	months thereafter	6.49%	Convertible	2,000,000
January 10, 2011	January 10, 2002 and every three
	months thereafter	4.20%	Convertible	5,000,000
May 2, 2011	May 2, 2002 and every three
	months thereafter	4.055%	Convertible	30,000,000
January 26, 2004	N/A	1.14%	Adjustable	6,000,000

				$58,000,000

The FHLB has the option to convert $52,000,000 of the total advances outstanding into three month LIBOR-based floating rate advances. If the FHLB elects to convert the advances, the Bank may terminate the transaction without payment of a prepayment fee.

The Bank is required to purchase and hold certain amounts of FHLB stock in order to obtain FHLB borrowings. No ready market exists for the FHLB stock, and it has no quoted market value. The stock is redeemable at $100 per share subject to certain limitations set by the FHLB. At December 31, 2003 and 2002 the Bank owned FHLB stock amounting to $3,125,000 and $3,153,600, respectively.

(7)  Junior Subordinated Debentures
In December 2001 the Company formed a wholly owned Delaware statutory trust, PEBK Capital Trust I (“PEBK Trust”), which issued $14 million of guaranteed preferred beneficial interests in the Company’s junior subordinated deferrable interest debentures that qualify as Tier I capital under Federal Reserve Board guidelines. All of the common securities of PEBK Trust are owned by the Company. The proceeds from the issuance of the common securities and the trust preferred securities were used by PEBK Trust to purchase $14.4 million of junior subordinated debentures of the Company, which pay interest at a floating rate equal to prime plus 50 basis points. The proceeds received by the Company from the sale of the junior subordinated debentures were used for general purposes, primarily to provide capital to the Bank. The debentures represent the sole asset of PEBK Trust. As discussed in note 1, PEBK Trust was deconsolidated by the Company under FIN 46.

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

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Notes to Consolidated Financial Statements, continued

(7)      Junior Subordinated Debentures, continued
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
(8)  Income Taxes
The provision for income taxes is summarized as follows:
	2003	2002	2001

Current	$2,581,600	2,030,921	2,793,871
Deferred	(1,526,062)	(318,921)	(532,329)

	$1,055,538	1,712,000	2,261,542

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to earnings before income taxes are as follows:

	2003	2002	2001

Pre-tax income at statutory rates (34%)	$1,040,104	1,750,169	2,324,544
Differences:
Tax exempt interest income	(216,431)	(231,395)	(331,035)
Nondeductible interest and other expense	18,668	24,088	56,330
Cash surrender value of life insurance	(73,692)	(83,541)	-
State taxes, net of federal benefit	270,493	230,088	228,147
Other, net	16,396	22,591	(16,444)

	$1,055,538	1,712,000	2,261,542

The following summarizes the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities. The net deferred tax asset is included as a component of other assets at December 31, 2003 and 2002.

	2003	2002

Deferred tax assets:
Allowance for loan losses	$3,566,467	2,468,399
Amortizable intangible assets	209,849	247,405
Accrued retirement expense	332,575	214,038
Income from non-accrual loans	23,309	4,880
Deferred gain on sale of cash flow hedges	217,284	-
Unrealized loss on cash flow hedges	15,580	-
Other	25,047	19,040

Total gross deferred tax assets	4,390,111	2,953,762

Deferred tax liabilities:
Unrealized gains on available for sale securities	175,098	317,769
Unrealized gains on sale of cash flow hedges	215,540	583,471
Deferred loan fees	1,103,661	1,178,321
Premises and equipment	421,316	321,637
Deferred income from servicing rights	142,848	273,160

Total gross deferred tax liabilities	2,058,463	2,674,358

Net deferred tax asset	$2,331,648	279,404

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Notes to Consolidated Financial Statements, continued

(9)  Related Party Transactions
The Company conducts transactions with its directors and executive officers, including companies in which they have beneficial interests, in the normal course of business. It is the policy of the Company that loan transactions with directors and officers be made on substantially the same terms as those prevailing at the time made for comparable loans to other persons. The following is a summary of activity for related party loans for 2003:

Beginning balance	$9,272,000
New loans	2,418,000
Repayments	(4,268,000)

Ending balance	$7,422,000

At December 31, 2003, the Company had approximately $3,672,000 in potential problem loans to related parties, with an allowance for loan losses of approximately $918,000.

During 2003, an individual formerly considered a related party resigned as a director of the Company and as a result approximately $3,140,000 in loans to this individual and his affiliates have been removed from the beginning balance of the summary of related party loan activity. At December 31, 2003 and 2002, approximately $1,561,000 and $2,289,000 in loans to this individual were considered to be potential problem loans.

At December 31, 2003 and 2002, the Company had deposit relationships with related parties of approximately $10,170,000 and $10,041,000, respectively.

The Company also enters into contracts from time to time with certain directors for the construction of bank facilities. At December 31, 2003 and 2002, the Company had outstanding construction contracts with these directors amounting to approximately $30,850 and $289,000, respectively. During the year ended December 31, 2003, 2002 and 2001, total construction costs for bank facilities paid to directors were approximately $531,000, $1,545,000 and $1,435,000, respectively.

(10)     Commitments
The Company leases various office space for banking and operational facilities under operating lease arrangements. Future minimum lease payments required for all operating leases having a remaining term in excess of one year at December 31, 2003 are as follows:

Year

2004	$671,915
2005	663,180
2006	580,746
2007	467,144
2008	269,879
Thereafter	1,953,603

Total minimum obligation	$4,606,467

Total rent expense was approximately $481,000, $326,000 and $351,000, for 2003, 2002 and 2001, respectively.

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

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Notes to Consolidated Financial Statements, continued

(10)  Commitments, continued
  In most cases, the Company requires collateral or other security to support financial instruments with credit risk.

   Contractual Amount
   2003    2002
Financial instruments whose contract
  amounts represent credit risk:
 Commitments to extend credit                $104,730,000   101,401,000
 Standby letters of credit and
   financial guarantees written                $3,876,000    2,061,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit is based on management’s credit evaluation. Collateral held varies but may include unimproved and improved real estate, certificates of deposit, or personal property.

Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to businesses in the Company’s delineated trade area. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds real estate, equipment, automobiles and customer deposits as collateral supporting those commitments for which collateral is deemed necessary.

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

At December 31, 2003, the Company had cash flow hedges with a notional amount of $55 million. These derivative instruments consist of two interest rate swap agreements that were used to convert $55 million of floating rate loans with rates based on prime that reprice daily to a fixed rate for a period of three years ending in April 2006 and September 2006. Interest rate swap agreements generally involve the exchange of fixed and variable rate interest payments between two parties, based on a common notional principal amount and maturity date. The terms of the swaps are determined based on management’s assessment of future interest rates and other factors. The company recorded an asset, included as a component of other assets, of $(40,000) for the fair value of these cash flow hedges resulting in an after tax decrease in other comprehensive income of $24,420. As of December 31, 2003, no ineffectiveness was recorded in earnings. All components of each derivative’s gain or loss are included in the assessment of hedge effectiveness. Gains and losses on derivative instruments reclassified from accumulated other comprehensive income to current period earnings are included in interest and fees on loans on the consolidated statement of earnings.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Notes to Consolidated Financial Statements, continued

(11)         Derivatives and Hedging Transactions, continued
At December 31, 2002, the Company had cash flow hedges with a notional amount of $60 million. These derivative instruments consisted of two interest rate swap agreements that were used to convert $60 million of floating rate loans with rates based on prime that reprice daily to a fixed rate for a period of two years ending in June 2004 and July 2004. The Company recorded an asset, included as a component of other assets, of $1,498,000 for the fair value of these cash flow hedges as of December 31, 2002, resulting in an after tax increase in other comprehensive income of $914,529. As of December 31, 2002, no ineffectiveness was recorded in earnings.

During 2003, the Company settled two previously outstanding interest rate swap agreements. The first swap, with a notional amount of $40 million and scheduled to mature in June 2004 was sold for a gain of $860,000. The second swap with a notional amount of $20 million and scheduled to mature in July 2004 was sold for a gain of $394,000. The gains realized upon settlement are being recognized over the original term of the agreements and during the year ended December 31, 2003, net gains of approximately $428,000 had been realized. The remaining net gain of approximately $338,000 is carried as a component of other comprehensive income.

(12)        Employee and Director Benefit Programs
The Company has a profit sharing and 401(k) plan for the benefit of substantially all employees subject to certain minimum age and service requirements. Under this plan, the Company matches employee contributions to a maximum of five percent of annual compensation. The Company’s contribution pursuant to this formula was approximately $306,000, $339,000 and $318,000 for the years of 2003, 2002 and 2001, respectively. Investments of the plan are determined by the compensation committee consisting of selected outside directors and senior executive officers. No investments in Company stock have been made by the plan. The vesting schedule for the plan begins at 20 percent after two years of employment and graduates 20 percent each year until reaching 100 percent after six years of employment.

In December 2002, the Company initiated a postretirement benefit plan to provide retirement benefits to key officers and its Board of Directors and to provide death benefits for their designated beneficiaries. Under the plan, the Company purchased life insurance contracts on the lives of the key officers and each director. The increase in cash surrender value of the contracts, less the Company’s cost of funds, constitutes the Company’s contribution to the plan each year. Plan participants are to be paid annual benefits for a specified number of years commencing upon retirement. Expenses incurred for benefits relating to this plan were approximately $264,000 and 249,000 during 2003 and 2002, respectively. The Company incurred no expense for benefits relating to this plan during 2001.

The Company is currently paying medical benefits for certain retired employees. Postretirement benefits expense, including amortization of the transition obligation, as applicable, was approximately $16,305, $32,842 and $33,484, for the years ended December 31, 2003, 2002 and 2001, respectively. The following table sets forth the accumulated postretirement benefit obligation as of December 31, 2003 and 2002, which represents the liability for accrued postretirement benefit costs:

	2003	2002

Accumulated postretirement benefit obligation	$222,541	209,706
Unrecognized transition obligation	-
Unrecognized gain (loss)	(52,203)	(37,956)

Net liability recognized	$170,338	171,750

The Company has an Omnibus Stock Ownership and Long Term Incentive Plan (the “Plan”) whereby certain stock-based rights, such as stock options, restricted stock, performance units, stock appreciation rights, or book value shares, may be granted to eligible directors and employees. A total of 321,860 shares were reserved for possible issuance under this Plan. All rights must be granted or awarded within ten years from the effective date.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Notes to Consolidated Financial Statements, continued

(12)  Employee and Director Benefit Programs, continued
Under the Plan, the Company granted incentive stock options to certain eligible employees in order that they may purchase Company stock at a price equal to the fair market value on the date of the grant. The options granted in 1999 vest over a five-year period. Options granted subsequent to 1999 vest over a three-year period. All options expire after ten years. A summary of the activity in the Plan is presented below:

	2003		2002		2001

	Shares	Weighted Average Option Price Per Share	Shares	Weighted Average Option Price Per Share	Shares	Weighted Average Option Price Per Share

Outstanding, beginning of year	198,679	$14.58	139,703	$14.82	77,598	$14.00
Granted during the year	-	-	67,550	$14.10	62,105	$15.86
Forfeited during the year	-	-	(8,241)	$14.78	-	-
Exercised during the year	(1,655)	$14.34	(333)	$12.69	-	-

Outstanding, end of year	197,024	$14.59	198,679	$14.58	139,703	$14.82

Number of shares exercisable	128,983	$14.52	66,292	$14.49	27,709	$14.15

Options outstanding at December 31, 2003 are exercisable at option prices ranging from $12.69 to $16.36, as presented in the table above. Such options have a weighted average remaining contractual life of approximately eight years.

Under the Omnibus Stock Ownership and Long Term Incentive Plan, the Company awarded 5,365 book value shares to each of its ten directors with vesting for nine of the directors over a five year period, effective September 28, 1999, and immediate vesting for one director. Any recipient of book value shares has no rights as a shareholder with respect to the book value shares. The initial value of the book value shares awarded during 1999 was determined to be $11.45 per share. Book value shares awarded in 2001 have an initial value of $13.95. The Company recorded an expense of approximately $47,000, $83,000 and $43,000 associated with the benefits of this plan in the years ended December 31, 2003, 2002 and 2001, respectively.

(13)      Regulatory Matters
The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of capital in relation to both on- and off-balance sheet items at various risk weights. Total capital consists of two tiers of capital. Tier 1 Capital includes common shareholders’ equity and trust preferred securities less adjustments for intangible assets. Tier 2 Capital consists of the allowance for loan losses up to 1.25% of risk-weighted assets and other adjustments. Management believes, as of December 31, 2003, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

The capital treatment of trust preferred securities is currently under review by the Federal Reserve Bank due to PEBK Trust being deconsolidated under FIN 46. Depending on the capital treatment resolution, trust preferred securities may no longer qualify as Tier 1 Capital. In July 2003, the Federal Reserve Bank issued a Supervision and Regulation letter requiring bank holding companies to continue to follow current instructions for reporting trust preferred securities in regulatory reports. Accordingly, the Company will continue to report trust preferred securities as Tier 1 Capital until further notice from the Federal Reserve Bank.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Notes to Consolidated Financial Statements, continued

(13)  Regulatory Matters, continued
 As of December 31, 2003 the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory    framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

 The Company’s and the Bank’s actual capital amounts and ratios are presented below.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

		(dollars in thousands)
As of December 31, 2003:
Total Capital (to Risk-Weighted Assets)
Consolidated	$69,294	11.75%	47,187	8.00%	N/A	N/A
Bank	$65,421	11.13%	47,042	8.00%	58,802	10.00%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$61,914	10.50%	23,594	4.00%	N/A	N/A
Bank	$58,041	9.87%	23,521	4.00%	35,282	6.00%
Tier 1 Capital (to Average Assets)
Consolidated	$61,914	9.37%	26,424	4.00%	N/A	N/A
Bank	$58,041	8.80%	26,382	4.00%	32,977	5.00%
As of December 31, 2002:
Total Capital (to Risk-Weighted Assets)
Consolidated	$68,208	12.01%	45,449	8.00%	N/A	N/A
Bank	$66,479	11.73%	45,337	8.00%	56,671	10.00%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$61,122	10.76%	22,725	4.00%	N/A	N/A
Bank	$59,393	10.48%	22,668	4.00%	34,003	6.00%
Tier 1 Capital (to Average Assets)
Consolidated	$61,122	9.78%	24,989	4.00%	N/A	N/A
Bank	$59,393	9.52%	24,943	4.00%	31,179	5.00%

(14)  Shareholders’ Equity
 In February 2002 the Company’s Board of Directors authorized the repurchase of up to $3,000,000 in common shares of the Company’s outstanding common stock effective through the end of February 2003. During 2002, the Company repurchased a total of 85,500 shares at a total price of $1,314,250.

The Board of Directors, at its discretion, can issue shares of preferred stock up to a maximum of 5,000,000 shares. The Board is authorized to determine the number of shares, voting powers, designations, preferences, limitations and relative rights.

The Board of Directors of the Bank may declare a dividend of all of its retained earnings as it may deem appropriate, subject to the requirements of the General Statutes of North Carolina, without prior approval from the requisite regulatory authorities. As of December 31, 2003, this amount was approximately $12,849,000.

(15)  Other Operating Expense
   Other operating expense for the years ended December 31 included the following items that exceeded one percent of total revenues:

	2003	2002	2001
Advertising	$538,048	218,022	236,590
Merchant Processing	$-	77,828	551,513

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Notes to Consolidated Financial Statements, continued

(16)    Fair Value of Financial Instruments
The Company is required to disclose fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of the Company’s financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather a good faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination, or issuance.

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

Junior Subordinated Debentures
Because the Company’s junior subordinated debentures were issued at a floating rate, the carrying amount is a reasonable estimate of fair value.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Notes to Consolidated Financial Statements, continued

(16)  Fair Value of Financial Instruments, continued
  Commitments to Extend Credit and Standby Letters of Credit
  Commitments to extend credit and standby letters of credit are generally short-term and at variable interest rates. Therefore, both the carrying value and estimated fair value associated with these instruments are immaterial.

  Limitations
  Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the
  Company’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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

 The carrying amount and estimated fair values of the Company’s financial instruments at December 31, 2003 and 2002 are as follows:
	2003		2002

	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

	(In thousands)
Assets:
Cash and cash equivalents	$20,783	20,783	15,578	15,578
Investment securities available for sale	79,460	79,460	71,736	71,736
Other investments	4,217	4,217	4,346	4,346
Mortgage loans held for sale	588	588	5,065	5,065
Loans, net	542,403	541,770	519,122	520,601
Cash surrender value of life insurance	5,045	5,045	4,829	4,829
Mortgage servicing rights	371	371	709	709
Derivative instruments	(40)	(40)	1,498	1,498

Liabilities:
Deposits and demand notes payable	550,245	551,558	517,339	518,898
FHLB advances	58,000	65,062	63,071	63,359
Junior subordinated debentures	14,433	14,433	14,433	14,433

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Notes to Consolidated Financial Statements, continued

(17)  Peoples Bancorp of North Carolina, Inc. (Parent Company Only) Condensed Financial Statements

 Balance Sheets
December 31, 2003 and 2002

	2003	2002

Assets
Cash	$689,613	475,820
Interest bearing time deposit	2,000,000	-
Investment in subsidiaries	59,115,062	61,310,019
Other investments	788,439	815,000
Other assets	601,425	589,645

	$63,194,539	63,190,484

Liabilities and Shareholders’ Equity

Accrued expenses	$207,643	152,751
Junior subordinated debentures	14,433,000	14,433,000
Shareholders’ equity	48,553,896	48,604,733

	$63,194,539	63,190,484

Statements of Earnings

For the Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001

Revenues:
Dividends from subsidiaries	$3,948,455	3,526,824	1,462,486
Interest and dividend income	43,684	-	-

Total revenues	3,992,139	3,526,824	1,462,486

Expenses:
Interest	667,526	757,733	30,333
Other operating expenses	211,788	208,591	311,117

Total expenses	879,314	966,324	341,450

Earnings before income tax benefit and equity in
undistributed earnings of subsidiaries	3,112,825	2,560,500	1,121,036

Income tax benefit	277,200	320,800	131,900

Earnings before equity in undistributed
earnings of subsidiaries	3,390,025	2,881,300	1,252,936

Equity in undistributed earnings of subsidiaries	-	554,256	3,322,416

Dividends paid in excess in earnings	(1,386,434)	-	-

Net earnings	$2,003,591	3,435,556	4,575,352

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Notes to Consolidated Financial Statements, continued

(17)  Peoples Bancorp of North Carolina, Inc. (Parent Company Only) Condensed Financial Statements, continued

Statements of Cash Flows

For the Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001

Cash flows from operating activities:
Net earnings	$2,003,591	3,435,556	4,575,352
Adjustments to reconcile net earnings to net
cash provided by operating activities:
Amortization	17,742	16,668	-
Equity in undistributed earnings of subsidiaries	1,386,434	(554,256)	(3,322,416)
Deferred income tax benefit	(19,173)	(27,991)	(28,076)
Change in:
Accrued expenses	54,892	49,708	63,630

Net cash provided by operating activities	3,443,486	2,919,685	1,288,490

Cash flows from investing activities:
Net change in interest bearing time deposit	(2,000,000)	-	-
Capital contributions to subsidiaries	-	-	(13,933,000)

Net cash used by investing activities	(2,000,000)	-	(13,933,000)

Cash flows from financing activities:
Proceeds from junior subordinated debentures	-	-	14,433,000
Transaction costs associated with trust preferred securities	-	(105,450)	(425,741)
Dividends paid	(1,253,430)	(1,256,592)	(1,287,486)
Repurchase of common stock	-	(1,314,250)	-
Proceeds from exercise of stock options	23,737	4,225	-

Net cash provided (used) by financing activities	(1,229,693)	(2,672,067)	12,719,773

Net change in cash	213,793	247,618	75,263

Cash at beginning of year	475,820	228,202	152,939

Cash at end of year	$689,613	475,820	228,202

