Form 10-K, Exhibit 13
period 2004-12-31
PEOPLES BANCORP OF NORTH CAROLINA INC
filed 2005-03-25
CIK 1093672

EXHIBIT (13)

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

The Bank, founded in 1912, is a state-chartered commercial bank serving the citizens and business interests of the Catawba Valley and surrounding communities through 16 offices located in Lincolnton, Newton, Denver, Catawba, Conover, Maiden, Claremont, Hiddenite, Hickory and Charlotte, North Carolina. At December 31, 2004, the Company had total assets of $686.3 million, net loans of $527.4 million, deposits of $556.5 million, investment securities of $105.6 million, and shareholders’ equity of $50.9 million.

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

At December 31, 2004, the Bank employed 209 full-time equivalent employees.

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

In December 2001 the Company formed a wholly owned Delaware statutory trust, PEBK Capital Trust I (“PEBK Trust”), which issued $14.0 million of guaranteed preferred beneficial interests in the Company’s junior subordinated deferrable interest debentures that qualify as Tier I capital under Federal Reserve Board guidelines. All of the common securities of PEBK Trust are owned by the Company. The proceeds from the issuance of the common securities and the trust preferred securities were used by PEBK Trust to purchase $14.4 million of junior subordinated debentures of the Company, which pay interest at a floating rate equal to the prime rate plus 50 basis points. The proceeds received by the Company from the sale of the junior subordinated debentures were used for general purposes, primarily to provide capital to the Bank. The debentures represent the sole asset of PEBK Trust. As discussed under the heading entitled “Recent Accounting Pronouncements” in note 1 to the consolidated financial statements included in the 2004 Annual Report of Peoples Bancorp, Inc., attached hereto as Exhibit 13, PEBK Trust was deconsolidated by the Company under FIN 46 as of December 31, 2003.

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

SELECTED FINANCIAL DATA

Dollars in Thousands Except Per Share Amounts

	2004	2003	2002	2001	2000
Summary of Operations
Interest income	$36,255	34,854	36,624	41,898	40,859
Interest expense	12,335	12,749	15,777	23,027	19,432

Net interest income	23,920	22,105	20,847	18,871	21,427
Provision for loan losses	3,256	6,744	5,432	3,545	1,879

Net interest income after provision for loan losses	20,664	15,361	15,415	15,326	19,548
Non-interest income	6,057	5,926	6,491	8,263	3,915
Non-interest expense	20,057	18,228	16,758	16,752	15,509

Income before taxes	6,664	3,059	5,148	6,837	7,954
Income taxes	2,233	1,055	1,712	2,262	2,576
Net income	$4,431	2,004	3,436	4,575	5,378

Selected Year-End Balances
Assets	$686,348	674,032	645,638	619,505	519,002
Available for sale securities	105,598	79,460	71,736	84,286	71,565
Loans, net	527,419	542,404	519,122	484,517	406,226
Mortgage loans held for sale	3,783	587	5,065	5,339	1,564
Interest-earning assets	652,678	639,501	608,619	586,496	490,449
Deposits	556,522	549,802	515,739	490,223	450,073
Interest-bearing liabilities	553,135	550,357	527,525	516,422	420,594
Shareholders' equity	$50,938	48,554	48,605	45,401	43,039
Shares outstanding*	3,448,581	3,448,722	3,446,902	3,540,585	3,540,585

Selected Average Balances
Assets	$684,384	660,644	624,796	575,142	469,536
Available for sale securities	93,770	72,072	77,414	84,549	66,218
Loans	547,753	539,559	507,879	454,371	374,226
Interest-earning assets	650,095	625,764	592,947	545,945	447,645
Deposits	558,141	533,704	499,224	481,289	408,210
Interest-bearing liabilities	553,880	540,676	516,747	472,868	373,167
Shareholders' equity	$51,978	49,914	48,257	47,432	42,852
Shares outstanding*	3,459,379	3,447,056	3,467,173	3,540,585	3,540,585

Profitability Ratios
Return on average total assets	0.65%	0.30%	0.55%	0.80%	1.15%
Return on average shareholders' equity	8.52%	4.01%	7.12%	9.65%	12.55%
Dividend payout ratio	28.37%	62.56%	36.58%	28.14%	23.39%

Liquidity and Capital Ratios (averages)
Loan to deposit	98.14%	101.10%	101.73%	94.41%	91.67%
Shareholders' equity to total assets	7.59%	7.56%	7.72%	8.25%	9.13%

Per share of common stock*
Basic net income	$1.28	0.58	0.99	1.29	1.52
Diluted net income	$1.26	0.58	0.99	1.29	1.52
Cash dividends	$0.36	0.36	0.36	0.36	0.32
Book value	$14.77	14.08	14.10	12.83	11.05

*Shares outstanding and per share computations have been retroactively restated to reflect a 10% stock dividend during first quarter 2005 and a 10% stock dividend during second quarter 2000.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Introduction
Management's discussion and analysis of earnings and related data are presented to assist in understanding the consolidated financial condition and results of operations of Peoples Bancorp of North Carolina, Inc. (the “Company”), for the years ended December 31, 2004, 2003 and 2002. The Company is a registered bank holding company operating under the supervision of the Federal Reserve Board and the parent company of Peoples Bank (the “Bank”). The Bank is a North Carolina-chartered bank, with offices in Catawba, Lincoln, Alexander and Mecklenburg Counties, operating under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation (the “FDIC”).

Overview
Our business consists principally of attracting deposits from the general public and investing these funds in loans secured by commercial real estate, secured and unsecured commercial loans and consumer loans. Our profitability depends primarily on our net interest income, which is the difference between the income we receive on our loan and investment securities portfolios and our cost of funds, which consists of interest paid on deposits and borrowed funds. Net interest income also is affected by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. Our profitability is also affected by the level of other income and operating expenses. Other income consists primarily of miscellaneous fees related to our loans and deposits, mortgage banking income and commissions from sales of annuities and mutual funds. Operating expenses consist of compensation and benefits, occupancy related expenses, federal deposit and other insurance premiums, data processing, advertising and other expenses.

Our operations are influenced significantly by local economic conditions and by policies of financial institution regulatory authorities. The earnings on our assets are influenced by the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rates, market and monetary fluctuations. Lending activities are affected by the demand for commercial and other types of loans, which in turn is affected by the interest rates at which such financing may be offered. Our cost of funds is influenced by interest rates on competing investments and by rates offered on similar investments by competing financial institutions in our market area, as well as general market interest rates. These factors can cause fluctuations in our net interest income and other income. In addition, local economic conditions can impact the credit risk of our loan portfolio, in that local employers may be required to eliminate employment positions of borrowers, and small businesses and other commercial borrowers may experience a downturn in their operating performance and become unable to make timely payments on their loans. Management evaluates these factors in estimating its allowance for loan losses, and changes in these economic conditions could result in increases or decreases to the provision for loan losses.

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

With the general slowdown in the economy that began in 2000, the Federal Reserve provided a stimulus through a series of interest rate reductions that lowered the prime rate from 9.50% in January 2001 to 4.00% in June 2003. These reductions in prime rate negatively impacted the Company's net interest margin and net interest spread in 2002 and 2003, which resulted in lower net interest income for the Company. The Company's asset growth has been slower as a result of heavy refinancing as customers have taken advantage of these attractive interest rates. The fee income associated with the heavy refinancing volume replaced some of the lost net interest income. The Company utilized interest rate swaps to convert some variable rate loans to fixed rate in order to offset some of the reduced earnings because of the decreases in the prime rate.

Between June and December 31, 2004, the Federal Reserve increased the federal funds rate a total of 1.25%, with the rate set at 2.25% as of December 31, 2004. These increases had a positive impact on 2004 earnings and should continue to have a positive impact on the Bank’s net interest income in the future periods.

Summary of Significant Accounting Policies
The consolidated financial statements include the financial statements of Peoples Bancorp of North Carolina, Inc. and its wholly owned subsidiary, Peoples Bank, along with its wholly owned subsidiaries, Peoples Investment Services, Inc. and Real Estate Advisory Services, Inc (collectively called the “Company”). All significant intercompany balances and transactions have been eliminated in consolidation.

The Company’s accounting policies are fundamental to understanding management’s discussion and analysis of results of operations and financial condition. Many of the Company’s accounting policies require significant judgment regarding valuation of assets and liabilities and/or significant interpretation of specific accounting guidance. The following is a summary of some of the more subjective and complex accounting policies of the Company. A more complete description of the Company’s significant accounting policies can be found in Note 1 of the Notes to Consolidated Financial Statements in the Company’s 2005 Annual Report to Shareholders which is Appendix A to the Proxy Statement for the May 5, 2005 Annual Meeting of Shareholders. The following is a summary of the more subjective and complex accounting policies of the Company.

Many of the Company’s assets and liabilities are recorded using various techniques that require significant judgment as to recoverability. The collectability of loans is reflected through the Company’s estimate of the allowance for loan losses. The Company performs periodic and systematic detailed reviews of its lending portfolio to assess overall collectability. In addition, certain assets and liabilities are reflected at their estimated fair value in the consolidated financial statements. Such amounts are based on either quoted market prices or estimated values derived from dealer quotes used by the Company, market comparisons or internally generated modeling techniques. The Company’s internal models generally involve present value of cash flow techniques. The various techniques are discussed in greater detail elsewhere in management’s discussion and analysis and the notes to consolidated financial statements.

There are other complex accounting standards that require the Company to employ significant judgment in interpreting and applying certain of the principles prescribed by those standards. These judgments include, but are not limited to, the determination of whether a financial instrument or other contract meets the definition of a derivative in accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133). For a more complete discussion of policies, see the notes to consolidated financial statements.

In January 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities - An Interpretation of Accounting Research Bulletin No. 51” (“FIN 46”). In December 2003, the FASB issued a revised version of FIN 46 to resolve certain questions and confusion related to the application of the original FIN 46. The Company adopted FIN 46 (Revised) as of December 31, 2003, and as a result, the Company’s wholly owned subsidiary, PEBK Capital Trust I, is no longer included in these consolidated financial statements. The consolidated financial statements have been restated for all periods presented to reflect this change in accounting, and the adoption of FIN 46 (Revised) had no impact on the Company’s reported results of operations or shareholders’ equity.

In January 2004, the FASB issued as tentative guidance, Derivatives Implementation Group Issue G25, “Cash Flow Hedges: Hedging the Variable Interest Payments on a Group of Prime-Rate-Based Interest-Bearing Loans.” Issue G25 provides guidance for entities wishing to hedge the variability in loan interest receipts that are tied to the prime rate and other issues associated with cash flow hedges. Issue G25 was revised and was cleared by the FASB in July 2004. The revised guidance does allow for hedging a pool of non-benchmark-rate assets or liabilities by entering into an interest rate swap whose floating leg is also based on the prime rate or another non-benchmark-rate. Therefore, management expects that the interest rate swaps hedging prime-rate based loans discussed in the section below entitled “Asset Liability and Interest Rate Risk Management” will continue to be treated as cash flow hedges and that the Company will not have to record changes in value as a component of current earnings nor terminate the swaps as long as the hedge is effective.

In November 2003, the Emerging Issues Task Force (“EITF”) of the Financial Accounting Standards Board (“FASB”) reached a consensus on EITF Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” EITF 03-1 provides guidance on determining other-than-temporary impairments and its application to marketable equity securities and debt securities accounted for under SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” In September 2004, the FASB issued FASB Staff Position (“FSP”) EITF Issue 03-1-1, which delayed the effective date for the measurement and recognition guidance contained in the EITF 03-1 pending finalization of the draft FSP EITF Issue 03-1-a, “Implementation Guidance for the Application of Paragraph 16 of EITF 03-1.” The disclosure requirements of EITF 03-1 remain in effect. The Company adopted the disclosure requirements of EITF 03-1 as of September 30, 2004. The adoption of the recognition and measurement provisions of EITF 03-1 are not expected to have a material impact on the Company’s results of operations, financial position or cash flows.

In December 2004, the FASB revised SFAS No. 123 (“SFAS No. 123 (R)”). SFAS No. 123 (R), “Share-Based Payment”, requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Pro forma disclosure is no longer an alternative to financial statement recognition. SFAS No. 123 (R) is effective for periods beginning after June 15, 2005. The Company is still evaluating the transition provisions allowed by SFAS No. 123 (R) and expects to adopt in the third quarter of 2005. The financial statement impact is not expected to be materially different from that shown in the existing pro forma disclosure required under the original SFAS No. 123.

Management of the Company has made a number of estimates and assumptions relating to reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare the accompanying consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

The remainder of management’s discussion and analysis of the Company’s results of operations and financial position should be read in conjunction with the consolidated financial statements and related notes presented on pages A-25 through A-49.

Results of Operations
Summary. The Company reported earnings of $4.4 million in 2004, or $1.41 basic net earnings per share and $1.39 diluted net earnings per share, a 121% increase as compared to $2.0 million, or $0.64 basic net earnings per share and $0.63 diluted net earnings per share, for 2003. Net earnings from recurring operations for 2004 were $4.6 million, or $1.46 basic net earnings per share and $1.44 diluted net earnings per share, representing a 106% increase over net earnings from recurring operations of $2.2 million, or $0.71 basic and diluted net earnings per share in 2003. Net non-recurring losses on disposition of assets in 2004 amounted to $248,000. This is a reduction from net non-recurring losses on disposition of assets for the year ended December 31, 2003, which amounted to $355,000 and were comprised of a $747,000 net loss on repossessed assets and a $53,000 loss on sale of securities, which was partially offset by a $479,000 gain associated with the sale of the Bank’s $3.7 million credit card portfolio during 2003. The Company’s increase in recurring earnings for 2004 is primarily attributable to a decrease in the provision for loan losses and an increase in net interest income, which were partially offset by an increase in non-interest expense.

Net earnings for 2003 represented a decrease of 42% as compared to 2002 net earnings of $3.4 million. Net earnings from recurring operations for 2003 decreased 26% when compared to $3.0 million, or $0.96 basic net earnings per share and $0.95 diluted net earnings per share for 2002. Net earnings for 2002 included non-recurring gains on the sale of securities of $626,000. The decline in 2003 year-to-date recurring earnings was primarily attributable to an increase in the provision for loan losses and an increase in non-interest expense.

The annualized return on average assets in 2004 was 0.65%, compared to 0.30% in 2003 and 0.55% in 2002. Excluding non-recurring gains and losses on disposition of assets, the annualized return on average assets was 0.67%, 0.34% and 0.48% in 2004, 2003 and 2002, respectively. Annualized return on average shareholders’ equity was 8.52% in 2004 compared to 4.01% in 2003 and 7.12% in 2002. Excluding non-recurring gains and losses on disposition of assets, the annualized return on average shareholders’ equity was 8.81%, 4.46% and 6.30% in 2004, 2003 and 2002, respectively.

Net Interest Income. Net interest income, the major component of the Company's net income, is the amount by which interest and fees are generated by interest-earning assets exceed the total cost of funds used to carry them. Net interest income is affected by changes in the volume and mix of interest-earning assets and interest-bearing liabilities, as well as changes in the yields earned and rates paid. Net interest margin is calculated by dividing tax-equivalent net interest income by average interest-earning assets, and represents the Company’s net yield on its interest-earning assets.

Net interest income was $23.9 million for 2004, or 8% over net interest income of $22.1 million in 2003. The increase was attributable to an increase in interest income due to an increase in the prime rate, as well as an increase in the average outstanding balance of available for sale securities and loans combined with a reduction in interest expense resulting from a decrease in the cost of funds. Net interest income increased 6% in 2003 from $20.8 million in 2002.

Table 1 sets forth for each category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding, the interest incurred on such amounts and the average rate earned or incurred for the years ended December 31, 2004, 2003 and 2002. The table also sets forth the average rate earned on total interest-earning assets, the average rate paid on total interest-bearing liabilities, and the net yield on average total interest-earning assets for the same periods. Yield information does not give effect to changes in fair value that are reflected as a component of shareholders’ equity. Yields and interest income on tax-exempt investments have been adjusted to tax equivalent basis using an effective tax rate 34% for securities that are both federal and state tax exempt and an effective tax rate of 6.90% for state tax exempt securities. Non-accrual loans and the interest income that was recorded on these loans, if any, are included in the yield calculations for loans in all periods reported.

Table 1- Average Balance Table

	December 31, 2004			December 31, 2003			December 31, 2002
(Dollars in Thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate
Interest-earning assets:

Loans	$547,753	29,826	5.45%	539,559	28,700	5.32%	507,879	30,256	5.96%
Interest rate swap agreements	-	1,056	2.21%	-	1,522	3.22%	-	509	1.16%
Loan fees	-	1,371	0.29%	-	1,310	0.28%	-	1,274	0.29%
Total loans	547,753	32,252	5.89%	539,559	31,532	5.84%	507,879	32,039	6.31%

Investments - taxable	35,920	1,545	4.30%	49,082	2,186	4.45%	63,792	3,726	5.84%
Investments - nontaxable*	57,850	2,741	4.74%	22,990	1,228	5.34%	13,622	929	6.82%
Federal funds sold	3,363	35	1.05%	5,981	58	0.98%	3,356	45	1.34%
Other	5,209	141	2.70%	8,152	174	2.14%	4,298	201	4.68%

Total interest-earning assets	650,095	36,714	5.65%	625,764	35,178	5.62%	592,947	36,940	6.23%

Cash and due from banks	13,058			12,587			11,351
Other assets	30,601			31,008			27,536
Allowance for loan losses	(9,369)			(8,282)			(6,607)

Total assets	$684,384			661,077			625,227

Interest-bearing liabilities:

NOW accounts	$106,832	1,292	1.21%	75,757	688	0.91%	60,757	628	1.03%
Regular savings accounts	21,845	72	0.33%	21,131	75	0.35%	21,908	95	0.44%
Money market accounts	51,069	535	1.05%	58,134	556	0.96%	72,170	1,282	1.78%
Time deposits	300,175	7,145	2.38%	310,991	8,157	2.62%	285,133	10,358	3.63%
FHLB borrowings	58,656	2,603	4.44%	59,305	2,597	4.38%	60,956	2,659	4.36%
Demand notes payable to U.S. Treasury	678	8	1.14%	710	7	0.99%	811	12	1.46%
Trust preferred securities	14,433	677	4.69%	14,433	668	4.62%	14,433	735	5.09%
Other	192	3	1.46%	215	1	0.47%	579	8	1.38%

Total interest-bearing liabilities	553,880	12,335	2.23%	540,676	12,749	2.36%	516,747	15,777	3.05%

Demand deposits	78,221			67,690			59,256
Other liabilities	2,137			2,800			2,326
Shareholders' equity	51,978			49,971			48,257

Total liabilities and shareholder's equity	$686,216			661,137			626,586

Net interest spread		$24,379	3.42%		22,430	3.26%		21,163	3.18%

Net yield on interest-earning assets			3.75%			3.58%			3.57%

Taxable equivalent adjustment
Investment securities		$459			324			316

Net interest income		$23,920			22,106			20,847

*Includes $40.4 million of U.S. government agency securities that are non-taxable for state income tax purposes. An effective tax rate of 6.90% was used to calculate the tax equivalent yield on these securities.

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

Table 2 - Rate/Volume Variance Analysis-Tax Equivalent Basis

	December 31, 2004			December 31, 2003
(Dollars in Thousands)	Changes in average volume	Changes in average rates	Total Increase (Decrease)	Changes in average volume	Changes in average rates	Total Increase (Decrease)
Interest Income:

Loans, net of unearned income	$480	241	721	1,925	(2,432)	(507)

Investments - taxable	(575)	(66)	(641)	(757)	(783)	(1,540)
Investments - nontaxable	1,756	(243)	1,513	570	(271)	299
Federal funds sold	(26)	3	(23)	30	(17)	13
Other	(73)	40	(33)	34	(61)	(27)

Total interest income	$1,562	(25)	1,537	1,802	(3,564)	(1,762)

Interest expense:

NOW accounts	$329	275	604	146	(86)	60
Regular savings accounts	2	(5)	(3)	(3)	(17)	(20)
Money market accounts	(71)	50	(21)	(192)	(534)	(726)
Time deposits	(271)	(741)	(1,012)	809	(3,010)	(2,201)
FHLB borrowings	(28)	34	6	(72)	10	(62)
Demand notes payable to U.S. Treasury	-	1	1	(1)	(4)	(5)
Junior subordinated debentures	-	9	9	-	(67)	(67)
Other	-	2	2	(3)	(4)	(7)

Total interest expense	$(39)	(375)	(414)	684	(3,712)	(3,028)

Net interest income	$1,601	350	1,951	1,118	147	1,266

Net interest income on a tax equivalent basis totaled $24.4 million in 2004, increasing 9% or $2.0 million from 2003. This increase was primarily attributable to an increase in the yield on interest-earning assets combined with a decrease in the cost of funds. The interest rate spread, which represents the rate earned on interest-earning assets less the rate paid on interest-bearing liabilities, was 3.42% in 2004, an increase from the 2003 net interest spread of 3.26%. The net yield on interest-earning assets in 2004 increased to 3.75% from the 2003 net interest margin of 3.58%.

Tax equivalent interest income increased $1.5 million or 4% in 2004 primarily due to an increase in the Bank’s prime lending rate from an average rate of 4.12% in 2003 to 4.34% in 2004. The increase in rates combined with a $24.3 million increase in average interest-earning assets resulted in an increase in the yield on interest-earning assets to 5.65% in 2004 as compared to 5.62% in 2003. The $24.3 million increase in average interest-earning assets was attributable primarily to a $21.7 million increase in average investment securities. Average loans in 2004 increased 2% to $547.8 million when compared to 2003. All other interest-earning assets including federal funds sold decreased to $8.6 million in 2004 from $14.1 million in 2003.

Interest expense decreased $414,000 or 3% in 2004 due to a decrease in the average rate paid on interest-bearing liabilities, partially offset by an increase in volume of interest-bearing liabilities. The cost of funds decreased to 2.23% in 2004 from 2.36% in 2003. This decrease in the cost of funds was primarily attributable to a decrease in the average rate paid on certificates of deposit to 2.38% in 2004 from 2.62% in 2003. This decrease in cost was offset by growth in average interest-bearing liabilities, which increased by $13.2 million to $553.9 million in 2004 from $540.7 million in 2003. This growth in average interest-bearing liabilities was attributable to an increase in average interest-bearing deposits, which increased by $13.9 million, to $479.9 million in 2004 from $466.0 million in 2003.

In 2003 net interest income on a tax equivalent basis increased $1.3 million or 6% to $22.4 million in 2003 from $21.2 million in 2002. The interest rate spread was 3.26% in 2003, an increase from the 2002 net interest spread of 3.18%. The net yield on interest-earning assets in 2003 increased to 3.58% from the 2002 net interest margin of 3.57%.

Provision for Loan Losses. Provision for loan losses are charged to income in order to bring the total allowance for loan losses to a level deemed appropriate by management of the Company based on factors such as management’s judgment as to losses within the Company’s loan portfolio, including the valuation of impaired loans in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 114 and No. 118, loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies and management’s assessment of the quality of the loan portfolio and general economic climate.

The provision for loan losses was $3.3 million, $6.7 million, and $5.4 million for the years ended December 31, 2004, 2003 and 2002, respectively. The decrease in the provision for loan losses for 2004 reflects a decrease in classified loans of $10.0 million. Please see the section below entitled “Allowance for Loan Losses” for a more complete discussion of the Bank’s policy for addressing possible loan losses

Non-Interest Income. Non-interest income for 2004 totaled $6.1 million, an increase of $132,000 or 2% from non-interest income of $5.9 million for 2003. The increases in non-interest income for 2004 are primarily due to an increase in service charge fee income associated with deposit growth. These increases were partially offset by a decrease in mortgage banking income. Non-interest income for 2003 decreased $565,000 or 9% from non-interest income of $6.5 million for 2002. The decrease in non-interest income for 2003 reflected reductions in gains on sales of securities and increased losses on repossessed assets. These decreases were partially offset by an increase in service charges. Excluding non-recurring gains or losses on the disposition of assets, non-interest income for 2004 and 2003 totaled $6.3 million. Non-interest income, excluding non-recurring gains or losses on the disposition of assets, increased 7% for 2003 when compared to 2002.

Service charges on deposit accounts totaled $3.4 million during 2004, an increase of $168,000, or 5% over 2003. Service charge income increased $206,000, or 7% in 2003 compared to 2002. These increases are primarily attributable to growth in the deposit base coupled with normal pricing changes, which resulted in an increase in account maintenance fees.

The Company reported a net loss on sale of securities of $64,000 in 2004, compared to a net loss on sale of securities of $53,000 during 2003. During 2002 a net gain on sale of securities of approximately $626,000 was recognized.

Mortgage banking income decreased to $394,000 in 2004 from $685,000 in 2003. Management expects that mortgage banking income will continue to be less than prior periods due to a reduction in refinancing activity and expected interest rate increases. In 2004 and 2003 the Company recognized no gains on sale of mortgage loans as compared to a $29,000 gain on sale of mortgage loans recognized during 2002. During 2003 mortgage banking income decreased $17,000 from the $702,000 reported in 2002. The decrease in mortgage banking income for 2003 was primarily attributable to a reduction in net gains recognized on the sale of mortgage loans.

Net losses on repossessed assets were $180,000 for 2004 compared to net losses on repossessed assets of $747,000 for 2003. During 2002 a net loss on repossessed assets of $600 was recognized.

The Company recognized a $479,000 gain on the sale of loans during 2003 as a result of the sale of the Bank’s $3.7 million credit card portfolio in 2003. There were no gains on the sale of loans recognized in 2004 and 2002.

Miscellaneous income for 2004 totaled $1.4 million, an increase of 8% from $1.3 million for 2003. The increase in miscellaneous income was primarily attributable to an increase in debit card fee income. During 2003, miscellaneous income increased 13% primarily due to an increase in vendor commissions.

Table 3 presents a summary of non-interest income for the years ended December 31, 2004, 2003 and 2002.

Table 3 - Non-Interest Income

(Dollars in Thousands)	2004	2003	2002
Service charges	$ 3,435	3,267	3,061
Other service charges and fees	677	611	503
Gain (loss) on sale of securities	(64)	(53)	626
Mortgage banking income	394	685	702
Insurance and brokerage commissions	430	421	478
Loss on foreclosed and repossessed assets	(179)	(747)	(1)
Gain on sale of loans	-	479	-
Miscellaneous	1,365	1,263	1,122
Total non-interest income	$ 6,058	5,926	6,491

Non-Interest Expense. Total non-interest expense amounted to $20.1 million for 2004, an increase of 10% from 2003. Non-interest expense for 2003 increased 9% to $18.2 million from non-interest expense of $16.8 million for 2002.

Salary and employee benefit expense was $11.5 million in 2004, compared to $10.1 million during 2003, an increase of $1.4 million or 14%, following a $531,000 or 6% increase in salary and employee benefit expense in 2003 over 2002. The 2004 increase in salary and employee benefits is due to normal salary increases, increased incentive expense and increased employee insurance costs. The increase during 2003 is attributable to normal salary increases and increased employee insurance costs.

The Company recorded occupancy expenses of $3.7 million in 2004, compared to $3.4 million during 2003, an increase of $282,000 or 8%, following an increase of $247,000 or 8% in occupancy expenses in 2003 over 2002. The increase in 2004 is primarily due to an increase in repairs and maintenance expense and an increase in lease expense resulting from lease agreements for branch facilities entered into during 2003 and 2004. Increases in 2003 are attributable to an increase in overhead expense associated with the Bank’s growth and expansion of its branch network. During 2003, the Company sold two branch locations with net book values of approximately $3.1 million and is currently leasing the facilities from the buyer. As a result of the sales, the Company deferred a gain of approximately $633,000 and is recognizing the gain over the lease term. Approximately $22,000 and $18,000 of the deferred gain was recognized for the years ended December 31, 2004 and 2003, respectively. Annual rent expense related to these two locations is $237,000.

The total of all other operating expenses increased $170,000 or 4% during 2004. Other operating expense increased $692,000 or 17% in 2003 over 2002. The increase in other expense for 2003 is primarily attributable an increase of $440,000 in consulting and advertising expense due to an aggressive marketing campaign started by the Bank in 2003 and an increase of $403,000 in non-income taxes primarily due to state franchise taxes.

Table 4 presents a summary of non-interest expense for the years ended December 31, 2004, 2003 and 2002.

Table 4 - Non-Interest Expense

(Dollars in Thousands)	2004	2003	2002
Salaries and wages	$8,240	7,733	7,376
Employee benefits	3,237	2,367	2,193
Total personnel expense	11,477	10,100	9,569
Occupancy expense	3,672	3,390	3,143
Office supplies	314	270	283
FDIC deposit insurance	81	82	157
Professional services	290	333	264
Postage	211	217	221
Telephone	337	333	315
Director fees and expense	351	234	352
Marketing and public relations	620	541	219
Merchant processing expense	-	-	78
Consulting fees	306	280	160
Taxes and licenses	200	443	40
Other operating expense	2,198	2,005	1,957
Total non-interest expense	$20,057	18,228	16,758

Income Taxes. Total income tax expense was $2.2 million in 2004 compared with $1.1 million in 2003 and $1.7 million in 2002. The primary reason for the increase in taxes for 2004 as compared to 2003 and 2002 was the increase in pretax income. The Company’s effective tax rates were 33.51%, 34.50% and 33.26% in 2004, 2003 and 2002, respectively.

Liquidity. The objectives of the Company’s liquidity policy are to provide for the availability of adequate funds to meet the needs of loan demand, deposit withdrawals, maturing liabilities and to satisfy regulatory requirements. Both deposit and loan customer cash needs can fluctuate significantly depending upon business cycles, economic conditions and yields and returns available from alternative investment opportunities. In addition, the Company’s liquidity is affected by off-balance sheet commitments to lend in the form of unfunded commitments to extend credit and standby letters of credit. As of December 31, 2004 such unfunded commitments to extend credit were $123.1 million, while commitments in the form of standby letters of credit totaled $3.3 million.

The Company uses several sources to meet its liquidity requirements. The primary source is core deposits, which includes demand deposits, savings accounts and certificates of deposits of denominations less than $100,000. The Company considers these to be a stable portion of the Company’s liability mix and the result of on-going consumer and commercial banking relationships. As of December 31, 2004, the Company’s core deposits totaled $402.2 million, or 72% of total deposits.

The other sources of funding for the Company are through large denomination certificates of deposit, including brokered deposits, federal funds purchased and FHLB advances. The Bank is also able to borrow from the Federal Reserve System on a short-term basis.

At December 31, 2004, the Bank had a significant amount of deposits in amounts greater than $100,000, including brokered deposits of $39.4 million, which mature over the next two years. The balance and cost of these deposits are more susceptible to changes in the interest rate environment than other deposits. For additional information, please see the section below entitled “Deposits”.

The Bank has a line of credit with the FHLB equal to 20% of the Bank’s total assets, with an outstanding balance of $59.0 million at December 31, 2004. The remaining availability at FHLB was $41.7 million at December 31, 2004. The Bank also had the ability to borrow up to $26.5 million for the purchase of overnight federal funds from three correspondent financial institutions as of December 31, 2004.

The liquidity ratio for the Bank, which is defined as net cash, interest bearing deposits with banks, federal funds sold, certain investment securities and certain FHLB advances available under the line of credit, as a percentage of net deposits (adjusted for deposit runoff projections) and short-term liabilities was 34.82% at December 31, 2004, 26.83% at December 31, 2003 and 17.85% at December 31, 2002. The minimum required liquidity ratio as defined in the Bank’s Asset/Liability and Interest Rate Risk Management Policy is 20%.

As disclosed in the Company’s Consolidated Statements of Cash Flows included elsewhere herein, net cash provided by operating activities was approximately $3.1 million during 2004. Net cash used in investing activities of $14.2 million consisted primarily of securities purchased of $48.7 million funded by sales, maturities and paydowns of investment securities of $22.4 million. Net cash provided by financing activities amounted to $7.1 million, consisting of a $6.7 million net increase in deposits.

Asset Liability and Interest Rate Risk Management. The objective of the Company’s Asset Liability and Interest Rate Risk strategies is to identify and manage the sensitivity of net interest income to changing interest rates and to minimize the interest rate risk between interest-earning assets and interest-bearing liabilities at various maturities. This is to be done in conjunction with the need to maintain adequate liquidity and the overall goal of maximizing net interest income. Table 5 presents an interest rate sensitivity analysis for the interest-earning assets and interest-bearing liabilities for the year ended December 31, 2004.

Table 5 - Interest Sensitivity Analysis
				Total Within	Over One year
(Dollars in Thousands)	Immediate	1-3 months	4-12 months	One year	& non-sensitive	Total
Interest-earning assets:
Loans	$422,746	14,944	9,009	446,699	88,769	$535,468
Mortgage loans available for sale	3,783	-	-	3,783	-	3,783
Investment securities	-	2,076	-	2,076	103,522	105,598
Federal funds sold	1,723	-	-	1,723	-	1,723
Interest-bearing deposit accounts	1,729	-	-	1,729	-	1,729
Other interest-earning assets	-	-	-	-	4,377	4,377

Total interest-earning assets	$429,981	17,020	9,009	456,010	196,668	$652,678

Interest-bearing liabilities:
NOW, savings, and money market deposits	$193,918	-	-	193,918	-	$193,918
Time deposits	59,182	57,023	105,738	221,943	62,637	284,580
Other short term borrowings	1,204	-	-	1,204	-	1,204
FHLB borrowings	7,000	-	5,000	12,000	47,000	59,000
Trust preferred securities	-	14,433	-	14,433	-	14,433

Total interest-bearing liabilities	$261,304	71,456	110,738	443,498	109,637	$553,135

Interest-sensitive gap	$168,677	(54,436)	(101,729)	12,512	87,031	$99,543

Cumulative interest-sensitive gap	$168,677	114,241	12,512	12,512	99,543

Interest-earning assets as a percentage of interest-bearing liabilities	164.55%	23.82%	8.14%	102.82%

The Company manages its exposure to fluctuations in interest rates through policies established by the Asset/Liability Committee (“ALCO”) of the Bank. The ALCO meets monthly and has the responsibility for approving asset/liability management policies, formulating and implementing strategies to improve balance sheet positioning and/or earnings and reviewing the interest rate sensitivity of the Company. ALCO tries to minimize interest rate risk between interest-earning assets and interest-bearing liabilities by attempting to minimize wide fluctuations in net interest income due to interest rate movements. The ability to control these fluctuations has a direct impact on the profitability of the Company. Management monitors this activity on a regular basis through analysis of its portfolios to determine the difference between rate sensitive assets and rate sensitive liabilities.

The Company’s rate sensitive assets are those earning interest at variable rates and those with contractual maturities within one year. Rate sensitive assets therefore include both loans and available for sale securities. Rate sensitive liabilities include interest-bearing checking accounts, money market deposit accounts, savings accounts, time deposits and borrowed funds. As shown in table 5, the Company’s balance sheet is asset-sensitive, meaning that in a given period there will be more assets than liabilities subject to immediate repricing as interest rates change in the market. Because most of the Company’s loans are tied to the prime rate, they reprice more rapidly than rate sensitive interest-bearing deposits. During periods of rising rates, this results in increased net interest income. The opposite occurs during periods of declining rates. Average rate sensitive assets at December 31, 2004 totaled $652.7 million, exceeding average rate sensitive liabilities of $553.1 million by $99.6 million.

In order to assist in achieving a desired level of interest rate sensitivity, the Company entered into off-balance sheet contracts that are considered derivative financial instruments. These contracts consist of interest rate swap agreements under which the Company converted $55.0 million of variable rate loans to a fixed rate. At December 31, 2004, the Company had two interest rate swap contracts outstanding. These swaps are accounted for as cash flow hedges. Under the first swap agreement, the Company receives a fixed rate of 5.22% and pays a variable rate based on the current prime rate (5.25% at December 31, 2004) on a notional amount of $25.0 million. The swap agreement matures in April 2006. Under the second swap agreement, the Company receives a rate of 5.41% and pays a variable rate based on the current prime rate (5.25% at December 31, 2004) on a notional amount of $30.0 million. The swap agreement matures in September 2006. Management believes that the risk associated with using this type of derivative financial instrument to mitigate interest rate risk should not have any material unintended impact on the Company’s financial condition or results of operations.

During 2003, the Company settled two previously outstanding interest rate swap agreements. The first swap, with a notional amount of $40.0 million and scheduled to mature in June 2004 was sold for a gain of $860,000. The second swap with a notional amount of $20.0 million and scheduled to mature in July 2004 was sold for a gain of $394,000. The gains realized upon settlement are being recognized over the original term of the agreements and during the year ended December 31, 2004, gains of approximately $553,000 were realized. For the year ended December 31, 2003, gains of approximately $701,000 were realized.

The Bank also utilizes interest rate floors on certain variable rate loans to protect against further downward movements in the prime rate. At December 31, 2004, there were $3.6 million in loans that are tied to the prime rate and had interest rate floors in effect pursuant to the terms of the promissory notes on these loans. The weighted average rate on these loans is 0.43% higher than the indexed rate on the promissory notes without the interest rate floors.

An analysis of the Company’s financial condition and growth can be made be examining the changes and trends in interest-earning assets and interest-bearing liabilities, and a discussion of these changes and trends follows.

Analysis of Financial Condition
Investment Securities. All of the Company’s investment securities are held in the available-for-sale (“AFS”) category. At December 31, 2004 the market value of AFS securities totaled $105.6 million, compared to $79.5 million and $71.7 million at December 31, 2003 and 2002, respectively. The increase in 2004 investment securities is attributable to additional securities purchases, which were partially offset by paydowns on mortgage-backed securities and maturities during 2004. This increase in AFS securities reflects management’s directed effort to increase investment securities as a percentage of total assets in an effort to reduce the credit risk in the balance sheet. Table 6 presents the market value of the AFS securities held at December 31, 2004, 2003 and 2002.

Table 6 - Summary of Investment Portfolio

(Dollars in Thousands)	2004	2003	2002
Obligations of United States government
agencies and corporations	$46,570	34,517	-

Obligations of states and political subdivisions	20,649	14,950	14,350

Mortgage backed securities	36,543	24,920	52,386

Trust preferred securities	1,750	5,000	5,000

Equity securities	86	73	-

Total securities	$105,598	79,460	71,736

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

The Company’s investment portfolio consists of U.S. government agency securities, municipal securities, U.S. government agency sponsored mortgage-backed securities, trust preferred securities and equity securities. AFS securities averaged $93.8 million in 2004, $72.1 million in 2003 and $77.4 million in 2002. Table 7 presents the amortized cost of AFS securities held by the Company by maturity category at December 31, 2004. Yield information does not give effect to changes in fair value that are reflected as a component of shareholders’ equity and yields are calculated on a tax equivalent basis. Yields and interest income on tax-exempt investments have been adjusted to tax equivalent basis using an effective tax rate 34% for securities that are both federal and state tax exempt and an effective tax rate of 6.90% for state tax exempt securities.

Table 7 - Maturity Distribution and Weighted Average Yield on Investments

	One Year or Less		After One Year Through 5 Years		After 5 Years Through 10 Years		After 10 Years		Totals
(Dollars in Thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Book value:

United States Government agencies	$-	-	21,500	3.48%	24,999	4.47%	-	-	$46,499	4.01%

States and political subdivisions	981	7.07%	4,687	6.06%	10,620	4.46%	3,924	7.08%	20,212	5.47%

Mortgage backed securities	-	-	-	-	14,998	3.93%	21,495	4.37%	36,493	4.19%

Trust preferred securities	-	-	-	-	-	-	1,750	5.50%	1,750	5.50%

Equity securities	-	-	-	-	-	-	100	1.58%	100	1.58%

Total securities	$981	7.07%	26,187	3.94%	50,617	4.31%	27,269	4.82%	$105,054	4.38%

Loans The loan portfolio is the largest category of the Company’s earning assets and is comprised of commercial loans, real estate mortgage loans, real estate construction loans and consumer loans. The Company grants loans and extensions of credit primarily within the Catawba Valley region of North Carolina, which encompasses Catawba, Alexander, Iredell and Lincoln counties and also in Mecklenburg County. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by real estate, which is dependent upon the real estate market. Non-real estate loans also can be affected by local economic conditions. In management’s opinion, there are no significant concentrations of credit with particular borrowers engaged in similar activities.

The composition of the Company’s loan portfolio is presented in table 8.

Table 8 - Loan Portfolio

	2004		2003		2002		2001		2000
(Dollars in Thousands)	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans
Breakdown of loan receivables:
Commercial	$79,189	14.79%	90,558	16.41%	92,141	17.51%	102,409	20.87%	96,882	23.58%
Real estate - mortgage	312,988	58.45%	332,730	60.26%	322,987	61.36%	277,737	56.61%	229,260	55.79%
Real estate - construction	127,042	23.73%	110,392	19.99%	80,552	15.30%	82,791	16.88%	58,939	14.34%
Consumer	16,249	3.03%	18,446	3.34%	30,690	5.83%	27,671	5.64%	25,858	6.29%

Total loans	$535,468	100.00%	552,126	100.00%	526,370	100.00%	490,608	100.00%	410,939	100.00%

Less: Allowance for loan losses	$8,049		9,722		7,248		6,091		4,713

Net loans	$527,419		542,404		519,122		484,517		406,226

As of December 31, 2004, gross loans outstanding were $535.5 million, a decrease of $16.7 million or 3% from the December 31, 2003 balance of $552.1 million. Commercial loans declined $11.3 million in 2004 primarily due to payoffs of several large commercial loans. Real estate mortgage loans decreased $19.7 million when compared to 2003 due to a decrease in commercial real estate loans. Real estate construction loans grew $16.7 million in 2004 as a result of an increase in real estate development loans. Consumer loans decreased $2.2 million in 2004.

Mortgage loans held for sale were $3.8 million at December 31, 2004, an increase of $3.2 million from the December 31, 2003 balance of $587,000 which represented a decrease of $4.5 million from the December 31, 2002 balance of $5.1 million.

Table 9 identifies the maturities of all loans as of December 31, 2004 and addresses the sensitivity of these loans to changes in interest rates.

Table 9 - Maturity and Repricing Data for Loans

(Dollars in Thousands)	Within one year or less	After one year through five years	After five years	Total Loans
Commercial	$73,727	4,249	1,213	$79,189
Real estate - mortgage	246,341	34,265	32,382	312,988
Real estate - construction	119,732	6,962	348	127,042
Consumer	6,899	8,351	999	16,249

Total loans	$446,699	53,827	34,942	$535,468

Total fixed rate loans	$13,514	53,040	34,942	$101,496
Total floating rate loans	433,185	787	-	433,972

Total loans	$446,699	53,827	34,942	$535,468

In the normal course of business, there are various commitments outstanding to extend credit that are not reflected in the financial statements. At December 31, 2004, outstanding loan commitments totaled $123.1 million. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Additional information regarding commitments is provided below in the section entitled “Contractual Obligations” and in Note 10 to the Consolidated Financial Statements.

Allowance for Loan Losses. The allowance for loan losses reflects management's assessment and estimate of the risks associated with extending credit and its evaluation of the quality of the loan portfolio. The Bank periodically analyzes the loan portfolio in an effort to review asset quality and to establish an allowance for loan losses that management believes will be adequate in light of anticipated risks and loan losses. In assessing the adequacy of the allowance, size, quality and risk of loans in the portfolio are reviewed. Other factors considered are:

•	the Bank’s loan loss experience;
•	the amount of past due and non-performing loans;
•	specific known risks;
•	the status and amount of other past due and non-performing assets;
•	underlying estimated values of collateral securing loans;
•	current and anticipated economic conditions; and
•	other factors which management believes affect the allowance for potential credit losses.

An analysis of the credit quality of the loan portfolio and the adequacy of the allowance for loan losses is prepared by the Bank’s credit administration personnel and presented to the Bank’s Board of Directors on a monthly basis. The allowance is the total of specific reserves allocated to significant individual loans plus a general reserve. After individual loans with specific allocations have been deducted, the general reserve is calculated by applying general reserve percentages to the nine risk grades within the portfolio. Loans are categorized as one of nine risk grades based on management’s assessment of the overall credit quality of the loan, including payment history, financial position of the borrower, underlying collateral and internal credit review. The general reserve percentages are determined by management based on its evaluation of losses inherent in the various risk grades of loans. The allowance for loan losses is established through charges to expense in the form of a provision for loan losses. Loan losses and recoveries are charged and credited directly to the allowance

An allowance for loan losses is also established, as necessary, for individual loans considered to be impaired in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 114. A loan is considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan will not be collected. Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, or at the loan’s observable market price, or the fair value of collateral if the loan is collateral dependent. At December 31, 2004 and 2003, the recorded investment in loans that were considered to be impaired under SFAS No. 114 was approximately $5.3 million and $4.6 million, respectively, with related allowance for loan losses of $787,000 and $1.5 million, respectively.

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

While it is the Bank's policy to charge off in the current period loans for which a loss is considered probable, there are additional risks of future losses which cannot be quantified precisely or attributed to particular loans or classes of loans. Because these risks include the state of the economy, management’s judgment as to the adequacy of the allowance is necessarily approximate and imprecise. After review of all relevant matters affecting loan collectability, management believes that the allowance for loan losses is appropriate.

The Company grants loans and extensions of credit primarily within the Catawba Valley region of North Carolina, which encompasses Catawba, Alexander, Iredell and Lincoln counties and also in Mecklenburg County. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by real estate, which is dependent upon the real estate market. Non-real estate loans also can be affected by local economic conditions. At December 31, 2004, approximately 6% of the Company’s portfolio was not secured by any type of collateral. Unsecured loans generally involve higher credit risk than secured loans, and in the event of customer default, the Company has a higher exposure to potential loan losses.

Net charge-offs for 2004 were $4.9 million. The ratio of net charge-offs to average total loans was 0.90% in 2004, 0.79% in 2003 and 0.84% in 2002. Charge-offs in 2004 included charges of $1.0 million and $550,000 related to loans to customers that were formerly directors of the Company. The allowance for loan losses decreased to $8.0 million or 1.50% of total loans outstanding at December 31, 2004. This decrease in the allowance for loan losses was the result of a reduction in classified loans. For December 31, 2003 and 2002, the allowance for loan losses amounted to $9.7 million, or 1.76% of total loans outstanding and $7.2 million, or 1.38% of total loans outstanding, respectively.

Table 10 presents the percentage of loans assigned to each risk grade along with the general reserve percentage applied to loans in each risk grade at December 31, 2004 and 2003.

Table 10 - Loan Risk Grade Analysis

	Percentage of Loans		General Reserve
	By Risk Grade		Percentage
Risk Grade	2004	2003	2004	2003

Risk 1 (Excellent Quality)	13.44%	11.36%	0.15%	0.15%
Risk 2 (High Quality)	23.03%	24.03%	0.50%	0.50%
Risk 3 (Good Quality)	53.89%	53.80%	1.00%	1.00%
Risk 4 (Management Attention)	5.67%	5.11%	2.50%	2.50%
Risk 5 (Watch)	0.95%	1.15%	7.00%	7.00%
Risk 6 (Substandard)	0.61%	2.43%	12.00%	12.00%
Risk 7 (Low Substandard)	1.46%	1.33%	25.00%	25.00%
Risk 8 (Doubtful)	0.00%	0.00%	50.00%	50.00%
Risk 9 (Loss)	0.00%	0.00%	100.00%	100.00%

At December 31, 2004, there was one relationship which exceeded $1.0 million totaling $1.2 million in the Watch risk grade, three relationships that exceeded $1.0 million each totaling $4.1 million in the Substandard risk grade and three relationships which exceed $1.0 million each totaling $8.7 million in the Low Substandard risk grade. Balances of individual relationships exceeding $1.0 million in these risk grades ranged from $1.2 million to $3.9 million. These customers continue to meet payment requirements and these relationships would not become non-performing assets unless they are unable to meet those requirements.

Table 11 presents an analysis of the allowance for loan losses, including charge-off activity.

Table 11 - Analysis of Allowance for Loan Losses

(Dollars in Thousands)	2004	2003	2002	2001	2000
Reserve for loan losses at beginning	$ 9,722	7,248	6,091	4,713	3,924

Loans charged off:
Commercial	1,004	1,179	3,737	842	857
Real estate - mortgage	3,842	2,422	158	790	10
Real estate - construction	4	251	-	51	36
Consumer	535	630	546	675	255

Total loans charged off	5,385	4,482	4,441	2,358	1,158

Recoveries of losses previously charged off:

Commercial	162	36	40	84	20
Real estate - mortgage	144	18	-	-	-
Real estate - construction	-	1	4	6	-
Consumer	150	157	122	101	48

Total recoveries	456	212	166	191	68

Net loans charged off	4,929	4,270	4,275	2,167	1,090

Provision for loan losses	3,256	6,744	5,432	3,545	1,879

Reserve for loan losses at end of year	$ 8,049	9,722	7,248	6,091	4,713

Loans charged off net of recoveries, as
a percent of average loans outstanding	0.90%	0.79%	0.84%	0.48%	0.29%

Non-performing Assets. Non-performing assets, comprised of non-accrual loans, other real estate owned, other repossessed assets and loans for which payments are more than 90 days past due totaled $6.0 million at December 31, 2004 compared to $6.3 million at December 31, 2003. Non-accrual loans were $5.1 million at December 31, 2004, an increase of $755,000 from non-accruals of $4.3 million at December 31, 2003. As a percentage of loans outstanding, non-accrual loans were 0.95% and 0.79% at December 31, 2004 and 2003, respectively. The Bank had loans ninety days past due and still accruing at December 31, 2004 of $245,000 as compared to $271,000 for the same period in 2003. Other real estate owned totaled $682,000 and $1.4 million as of December 31, 2004 and 2003, respectively. Repossessed assets, primarily consisting of aircraft taken in collection of loans, totaled $206,000 as of December 31, 2003. The Bank had no repossessed assets as of December 31, 2004.

At December 31, 2004 the Company had non-performing loans, defined as non-accrual and accruing loans past due more than 90 days, of $5.3 million or 1.00% of total loans. Non-performing loans for 2003 were $4.6 million, or 0.84% of total loans and $4.8 million, or 0.92% of total loans for 2002. Interest that would have been recorded on non-accrual loans for the years ended December 31, 2004, 2003 and 2002, had they performed in accordance with their original terms, amounted to approximately $264,000, $400,000 and $484,000 respectively. Interest income on impaired loans included in the results of operations for 2004, 2003, and 2002 amounted to approximately $130,000, $82,000 and $22,000, respectively.

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

A summary of non-performing assets at December 31 for each of the years presented is shown in Table 12.

Table 12 - Non-performing Assets

(Dollars in Thousands)	2004	2003	2002	2001	2000
Non-accrual loans	$5,097	4,343	4,602	3,756	5,421
Loans 90 days or more past due and still accruing	245	271	239	655	545
Total non-performing loans	5,342	4,614	4,841	4,411	5,966
All other real estate owned	682	1,447	240	256	112
All other repossessed assets	-	206	1,538	4	3
Total non-performing assets	$6,024	6,267	6,619	4,671	6,081

As a percent of total loans at year end
Non-accrual loans	0.95%	0.79%	0.87%	0.77%	1.32%
Loans 90 days or more past due and still accruing	0.05%	0.05%	0.05%	0.13%	0.13%
Total non-performing assets	1.12%	1.14%	1.26%	0.95%	1.48%

Deposits. The Company primarily uses deposits to fund its loan and investment portfolios. The Company offers a variety of deposit accounts to individuals and businesses. Deposit accounts include checking, savings, money market and time deposits. As of December 31, 2004, total deposits were $556.5 million, an increase of $6.7 million or 1% increase over the December 31, 2003 balance of $549.8 million.  The increase in deposits is primarily attributable to growth in core deposits, which include demand deposits, savings accounts and certificates of deposits of denominations less than $100,000, to $402.2 million at December 31, 2004 from $378.2 million at December 31, 2003. The increase in core deposits resulted primarily from an increase in the Bank’s Investment Checking product. The Company chose to price the Investment Checking product at a level which attracted new deposits but was more cost effective than brokered deposits.

Time deposits in amounts of $100,000 or more totaled $154.3 million at December 31, 2004, $171.6 million and $160.8 million at December 31, 2003 and 2002, respectively. This decrease is due to a reduction in brokered deposits that were replaced with core deposits. At December 31, 2004, brokered deposits amounted to $39.4 million as compared to $55.5 million at December 31, 2003. Brokered deposits are generally considered to be more susceptible to withdrawal as a result of interest rate changes and to be a less stable source of funds, as compared to deposits from the local market. Brokered deposits outstanding as of December 31, 2004 have a weighted average rate of 2.38% with a weighted average original term of 23 months.

Table 13 is a summary of the maturity distribution of time deposits in amounts of $100,000 or more as of December 31, 2004.

Table 13 - Maturities of Time Deposits over $100,000

(Dollars in Thousands)	2004
Three months or less	$52,243
Over three months through six months	19,933
Over six months through twelve months	31,784
Over twelve months	50,341
Total	$154,301

Borrowed Funds. The Company has access to various short-term borrowings, including the purchase of federal funds and borrowing arrangements from the FHLB and other financial institutions. At December 31, 2004, FHLB borrowings totaled $59.0 million compared to $58.0 million at December 31, 2003 and $63.1 million at December 31, 2002. Average FHLB borrowings for 2004 were $58.7 million, compared to average balances of $59.3 million for 2003 and $61.0 million for 2002. The maximum amount of outstanding FHLB borrowings was $70.7 million in 2004, and $75.1 in 2003 and $74.2 in 2002. The FHLB advances outstanding at December 31, 2004 had both fixed and adjustable interest rates ranging from 2.19% to 6.49%. Currently $12.0 million of the FHLB advances outstanding have contractual maturities prior to December 31, 2005. As of December 31, 2004, the Company had $52.0 million in convertible FHLB advances. Additional information regarding FHLB advances is provided in note 6 to the consolidated financial statements.

Demand notes payable to the U. S. Treasury, which represent treasury tax and loan payments received from customers, amounted to approximately $1.2 million, $443,000 and $1.6 million at December 31, 2004, 2003 and 2002, respectively.

The Company had no federal funds purchased as of December 31, 2004, 2003 or 2002.

Junior Subordinated Debentures (related to Trust Preferred Securities). In December 2001 the Company formed a wholly owned Delaware statutory trust, PEBK Capital Trust I (“PEBK Trust”), which issued $14.0 million of guaranteed preferred beneficial interests in the Company’s junior subordinated deferrable interest debentures that qualify as Tier 1 capital under Federal Reserve Board guidelines. All of the common securities of PEBK Trust are owned by the Company. The proceeds from the issuance of the common securities and the trust preferred securities were used by PEBK Trust to purchase $14.4 million of junior subordinated debentures of the Company, which pay a floating rate equal to prime plus 50 basis points. The proceeds received by the Company from the sale of the junior subordinated debentures were used for general purposes, primarily to provide capital to the Bank. The debentures represent the sole asset of PEBK Trust. PEBK Trust is not included in the consolidated financial statements at December 31, 2004, 2003 or 2002.

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

Contractual Obligations and Off-Balance Sheet Arrangements. The Company’s contractual obligations and other commitments as of December 31, 2004 are summarized in Table 14 below. The Company’s contractual obligations include the repayment of principal and interest related to FHLB advances and junior subordinated debentures, as well as certain payments under current lease agreements. Other commitments include commitments to extend credit. Because not all of these commitments to extend credit will be drawn upon, the actual cash requirements are likely to be significantly less than the amounts reported for other commitments below.

Table 14 - Contractual Obligations and Other Commitments

(Dollars in Thousands)	Within one year	One to Three Years	Three to Five Years	Five Years or More	Total
Contractual Cash Obligations
Long-term borrowings*	$10,000	-	-	47,000	$57,000
Junior subordinated debentures	-	-	-	14,433	14,433
Operating lease obligations	811,653	1,324,960	1,316,550	4,826,917	8,280,080

Total	$821,653	1,324,960	1,316,550	4,888,350	$8,351,513

Other Commitments
Commitments to extend credit	$48,441	12,070	15,354	47,229	$123,094
Standby letters of credit
and financial guarantees written	3,144	134	-	-	3,278

Total	$51,585	12,204	15,354	47,229	$126,372

*Excludes $2.0 million adjustable rate credit due to the FHLB, which matured in February 2005.

The Company enters into derivative contracts to manage various financial risks. A derivative is a financial instrument that derives its cash flows, and therefore its value, by reference to an underlying instrument, index or referenced interest rate. Derivative contracts are carried at fair value on the consolidated balance sheet with the fair value representing the net present value of expected future cash receipts or payments based on market interest rates as of the balance sheet date. Derivative contracts are written in amounts referred to as notional amounts, which only provide the basis for calculating payments between counterparties and are not a measure of financial risk. Therefore, the derivative liabilities recorded on the balance sheet under “Accrued interest payable and other liabilities” as of December 31, 2004 do not represent the amounts that may ultimately be paid under these contracts. Further discussions of derivative instruments are included above in the section entitled “Asset Liability and Interest Rate Risk Management” beginning on page A-10 and in Notes 1, 10, 11 and 16 to the Consolidated Financial Statements.

Capital Resources. Shareholders’ equity at December 31, 2004 was $50.9 million compared to $48.6 million at December 31, 2003 and 2002. At December 31, 2004, unrealized gains and losses, net of taxes, amounted to a loss of $121,000. For the years ended December 31, 2003 and 2002, unrealized gains and losses, net of taxes, amounted to gains of $588,000 and $1.4 million, respectively. Average shareholders’ equity as a percentage of total average assets is one measure used to determine capital strength. Average shareholders’ equity as a percentage of total average assets was 7.59%, 7.56% and 7.72% for 2004, 2003 and 2002. The return on average shareholders’ equity was 8.52% at December 31, 2004 as compared to 4.01% and 7.12% as of December 31, 2003 and December 31, 2002, respectively. Total cash dividends paid during 2004, 2003 and 2002 amounted to $1.3 million.

In 2004, the Company repurchased $291,000, or 15,100 shares of its common stock as part of the stock repurchase plan implemented in November 2004, which expires in November 2005. The Company repurchased $1.3 million, or 85,500 shares of its common stock in 2002 as part of the stock repurchase plan implemented in February 2002, which expired in February 2003.

Under regulatory capital guidelines, financial institutions are currently required to maintain a total risk-based capital ratio of 8.0% or greater, with a Tier 1 risk-based capital ratio of 4.0% or greater. Tier 1 capital is generally defined as shareholders' equity and trust preferred securities less all intangible assets and goodwill. Tier 1 capital at December 31, 2004, 2003 and 2002 includes $14.0 million in trust preferred securities. The Company’s Tier I capital ratio was 10.97%, 10.50% and 10.76% at December 31, 2004, 2003 and 2002, respectively. Total risk-based capital is defined as Tier 1 capital plus supplementary capital. Supplementary capital, or Tier 2 capital, consists of the Company's allowance for loan losses, not exceeding 1.25% of the Company's risk-weighted assets. Total risk-based capital ratio is therefore defined as the ratio of total capital (Tier 1 capital and Tier 2 capital) to risk-weighted assets. The Company’s total risk-based capital ratio was 12.22%, 11.75% and 12.01% at December 31, 2004, 2003 and 2002, respectively. In addition to the Tier I and total risk-based capital requirements, financial institutions are also required to maintain a leverage ratio of Tier 1 capital to total average assets of 4.0% or greater. The Company’s Tier I leverage capital ratio was 9.50%, 9.37% and 9.78% at December 31, 2004, 2003 and 2002, respectively.

The Bank’s Tier 1 risk-based capital ratio was 10.35%, 9.87% and 10.48% at December 31, 2004, 2003 and 2002, respectively. The total risk-based capital ratio for the Bank was 11.60%, 11.13% and 11.73% at December 31, 2004, 2003 and December 31, 2002, respectively. The Bank’s Tier 1 leverage capital ratio was 8.95%, 8.80% and 9.52% at December 31, 2004, 2003 and 2002 respectively.

A bank is considered to be "well capitalized" if it has a total risk-based capital ratio of 10.0 % or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, and has a leverage ratio of 5.0% or greater. Based upon these guidelines, the Bank was considered to be "well capitalized" at December 31, 2004, 2003 and 2002.

The capital treatment of trust preferred securities has been reviewed recently by the Federal Reserve Bank. The Federal Reserve Bank’s proposal for capital treatment of trust preferred securities, released May 4, 2004, would continue to permit the inclusion of trust preferred securities in Tier 1 capital of bank holding companies. Further discussions of FIN 46 are included under “Recent Accounting Pronouncements” in Note 1 of the Notes to Consolidated Financial Statements.

The Company’s key equity ratios as of December 31, 2004, 2003 and 2002 are presented in Table 15.

Table 15 - Equity Ratios

	2004	2003	2002
Return on average assets	0.65%	0.30%	0.55%
Return on average equity	8.52%	4.01%	7.12%
Dividend payout ratio	28.37%	62.56%	36.58%
Average equity to average assets	7.59%	7.56%	7.72%

               Quarterly Financial Data. The Company’s consolidated quarterly operating results for the years ended December 31, 2004 and 2003 are presented in table 16.

Table 16 - Quarterly Financial Data

	2004				2003
(Dollars in thousands, except per share amounts)	First	Second	Third	Fourth	First	Second	Third	Fourth

Total interest income	$8,928	8,841	9,125	9,361	$8,694	8,651	8,610	8,899
Total interest expense	3,066	3,002	3,103	3,164	3,238	3,216	3,193	3,101

Net interest income	5,862	5,839	6,022	6,197	5,456	5,435	5,417	5,798

Provision for loan losses	859	868	931	598	793	2,277	1,560	2,114
Other income	1,508	1,536	1,559	1,455	1,984	1,056	1,590	1,295
Other expense	4,720	4,873	4,990	5,474	4,447	4,175	4,821	4,785

Income before income taxes	1,791	1,634	1,660	1,580	2,200	39	626	194
Income taxes	613	547	552	522	782	(52)	307	18

Net earnings	$1,178	1,087	1,108	1,058	$1,418	91	319	176

Basic earnings per share	$0.38	0.35	0.35	0.34	$0.45	0.03	0.10	0.06
Diluted earnings per share	$0.37	0.34	0.35	0.33	$0.45	0.03	0.10	0.06

QUANTATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk reflects the risk of economic loss resulting from adverse changes in market prices and interest rates. This risk of loss can be reflected in either diminished current market values or reduced potential net interest income in future periods.

The Company’s market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. The structure of the Company’s loan and deposit portfolios is such that a significant decline (increase) in interest rates may adversely impact net market values and interest income. Management seeks to manage the risk through the utilization of its investment securities and off balance sheet derivative instruments. During the years ended December 31, 2004, 2003 and 2002, the Company used interest rate contracts to manage market risk as discussed above in the section entitled “Asset Liability and Interest Rate Risk Management”.

Table 17 presents in tabular form the contractual balances and the estimated fair value of the Company’s on-balance sheet financial instruments and the notional amount and estimated fair value of the Company’s off-balance sheet derivative instruments at their expected maturity dates for the period ended December 31, 2004. The expected maturity categories take into consideration historical prepayment experience as well as management’s expectations based on the interest rate environment at December 31, 2004. As of December 31, 2004, all fixed rate advances are callable at the option of FHLB. For core deposits without contractual maturity (i.e. interest bearing checking, savings, and money market accounts), the table presents principal cash flows based on management’s judgment concerning their most likely runoff or repricing behaviors.

Table 17 - Market Risk Table

(Dollars In Thousands)	Principal/Notional Amount Maturing in Year Ended December 31,
Loans Receivable	2005	2006	2007	2008 & 2009	Thereafter	Total	Fair Value
Fixed rate	$21,608	14,883	13,375	24,393	27,237	$101,496	$99,895
Average interest rate	6.78%	7.09%	7.08%	6.51%	6.44%
Variable rate	$164,485	58,032	47,387	69,035	95,033	$433,972	$433,972
Average interest rate	6.04%	5.97%	6.03%	6.11%	5.89%
						$535,468	$533,867
Investment Securities
Interest-bearing cash	$-	-	-	-	1,729	$1,729	$1,729
Average interest rate	-	-	-	-	2.13%
Federal funds sold	$1,723	-	-	-	-	$1,723	$1,723
Average interest rate	2.09%	-	-	-	-
Securities available for sale	$23,132	2,433	1,633	28,948	49,452	$105,598	$105,598
Average interest rate	4.64%	3.40%	6.15%	3.18%	4.48%
Nonmarketable equity securities	$-	-	-	-	4,377	$4,377	$4,377
Average interest rate	-	-	-	-	3.42%

Debt Obligations
Deposits	$192,910	37,496	43,025	13,782	269,309	$556,522	$555,808
Average interest rate	2.04%	2.73%	3.58%	3.57%	0.90%
Advances from FHLB	$12,000	35,000	-	12,000	-	$59,000	$61,637
Average interest rate	4.22%	4.08%	-	6.04%	-
Demand notes payable to U.S. Treasury	$1,184	-	-	-	-	$1,184	$1,184
Average interest rate	2.19%	-	-	-	-
Junior subordinated debentures	$-	-	-	-	14,433	$14,433	$14,433
Average interest rate	-	-	-	-	5.47%

Table 18 presents the simulated impact to net interest income under varying interest rate scenarios and the theoretical impact of rate changes over a twelve-month period referred to as “rate ramps”. The table shows the estimated theoretical impact on the Company’s tax equivalent net interest income from hypothetical rate changes of plus and minus 1% and 2% as compared to the estimated theoretical impact of rates remaining unchanged. The table also shows the simulated impact to market value of equity under varying interest rate scenarios and the theoretical impact of immediate and sustained rate changes referred to as “rate shocks” of plus and minus 1% and 2% compared to the theoretical impact of rates remaining unchanged. The prospective effects of the hypothetical interest rate changes are based upon various assumptions, including relative and estimated levels of key interest rates. This type of modeling has limited usefulness because it does not allow for the strategies management would utilize in response to sudden and sustained rate changes. Also, management does not believe that rate changes of the magnitude presented are likely in the forecast period presented.

Table 18 - Interest Rate Risk
(Dollars in thousands)
	Estimated Resulting Theoretical Net Interest Income
Hypothetical rate change (ramp over 12 months)	Amount	% Change
+2%	$28,572	7.66%
+1%	$27,591	3.96%
0%	$26,540	0.00%
-1%	$25,501	-3.91%
-2%	$24,619	-7.24%

	Estimated Resulting Theoretical Market Value of Equity
Hypothetical rate change (immediate shock)	Amount	% Change
+2%	$48,415	-8.31%
+1%	$51,097	-3.23%
0%	$52,801	0.00%
-1%	$52,629	-0.33%
-2%	$51,181	-3.07%

MARKET FOR THE COMPANY’S COMMON EQUITY
AND RELATED SHAREHOLDER MATTERS

Peoples Bancorp common stock is traded on the over-the-counter (OTC) market and quoted on the Nasdaq National Market, under the symbol “PEBK”. Scott and Stringfellow, Inc., Ryan, Beck & Co., Sterne Agee & Leach, Inc. and Trident Securities, Inc. are market makers for the Company’s shares.

Although the payment of dividends by the Company is subject to certain requirements and limitations of North Carolina corporate law, neither the Commissioner nor the FDIC have promulgated any regulations specifically limiting the right of the Company to pay dividends and repurchase shares. However, the ability of the Company to pay dividends and repurchase shares may be dependent upon the Company’s receipt of dividends from the Bank. The Bank’s ability to pay dividends is limited. North Carolina commercial banks, such as the Bank, are subject to legal limitations on the amounts of dividends they are permitted to pay. Dividends may be paid by the Bank from undivided profits, which are determined by deducting and charging certain items against actual profits, including any contributions to surplus required by North Carolina law. Also, an insured depository institution, such as the Bank, is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized” (as such term is defined in the applicable law and regulations). Based on its current financial condition, the Bank does not expect that this provision will have any impact on the Bank’s ability to pay dividends.

As of March 11, 2005, the Company had 704 shareholders of record, not including the number of persons or entities whose stock is held in nominee or street name through various brokerage firms or banks. The market price for the Company’s common stock was $18.69 on March 11, 2005.

Table 19 presents certain market and dividend information for the last two fiscal years. Over-the-counter quotations reflect inter-dealer prices, without retail mark-up, mark down or commission and may not necessarily represent actual transactions.

Table 19 - Market and Dividend Data

			Cash Dividend
2004	Low Bid	High Bid	Per Share
First Quarter	$17.42	$20.07	$0.10

Second Quarter	$17.70	$19.74	$0.10

Third Quarter	$18.19	$19.90	$0.10

Fourth Quarter	$18.03	$20.00	$0.10

			Cash Dividend
2003	Low Bid	High Bid	Per Share
First Quarter	$13.91	$15.10	$0.10

Second Quarter	$14.75	$18.25	$0.10

Third Quarter	$16.38	$19.00	$0.10

Fourth Quarter	$16.91	$20.82	$0.10

DIRECTORS AND OFFICERS OF THE COMPANY

DIRECTORS

Robert C. Abernethy - Chairman
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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Peoples Bancorp of North Carolina, Inc.
Newton, North Carolina

We have audited the consolidated balance sheets of Peoples Bancorp of North Carolina, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of earnings, changes in shareholders’ equity, comprehensive income and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provided a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Bancorp of North Carolina, Inc. as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Porter Keadle Moore, LLP

Atlanta, Georgia
January 13, 2005

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Balance Sheets

December 31, 2004 and 2003

Assets	2004	2003

Cash and due from banks, including reserve requirements
of $4,643,000 and $3,262,000	$15,067,871	18,413,786
Federal funds sold	1,723,000	2,369,000
Cash and cash equivalents	16,790,871	20,782,786

Investment securities available for sale	105,598,106	79,460,452
Other investments	5,396,959	4,216,973
Total securities	110,995,065	83,677,425

Mortgage loans held for sale	3,783,175	587,495

Loans	535,467,733	552,126,189
Less allowance for loan losses	(8,048,627)	(9,722,267)
Net loans	527,419,106	542,403,922

Premises and equipment, net	12,742,730	12,537,230
Cash surrender value of life insurance	6,034,188	5,045,449
Accrued interest receivable and other assets	8,582,937	8,998,137
Total assets	$686,348,072	674,032,444

Liabilities and Shareholders' Equity

Deposits:
Non interest-bearing demand	$78,024,194	72,420,923
NOW, MMDA and savings	193,917,507	158,677,445
Time, $100,000 or more	154,300,926	171,596,789
Other time	130,279,446	147,107,075
Total deposits	556,522,073	549,802,232

Demand notes payable to U.S. Treasury	1,184,392	443,384
FHLB borrowings	59,000,000	58,000,000
Junior subordinated debentures	14,433,000	14,433,000
Accrued interest payable and other liabilities	4,270,755	2,799,932
Total liabilities	635,410,220	625,478,548

Shareholders' equity:

Preferred stock, no par value; authorized
5,000,000 shares; no shares issued
and outstanding	-	-
Common stock, no par value; authorized
20,000,000 shares; issued and
outstanding 3,135,074 shares in 2004
and 3,135,202 shares in 2003	35,040,390	35,121,510
Retained earnings	16,018,206	12,844,524
Accumulated other comprehensive income	(120,744)	587,862
Total shareholders' equity	50,937,852	48,553,896

Total liabilities and shareholders' equity	$686,348,072	674,032,444

See accompanying notes to consolidated financial statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Earnings

For the Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002

Interest income:
Interest and fees on loans	$32,253,161	31,531,673	32,038,359
Interest on federal funds sold	35,236	58,384	45,271
Interest on investment securities:
U.S. Government agencies	2,903,865	2,244,375	3,439,814
States and political subdivisions	660,227	577,339	613,219
Other	402,080	441,958	487,284
Total interest income	36,254,569	34,853,729	36,623,947

Interest expense:
NOW, MMDA and savings deposits	1,899,249	1,318,820	2,006,077
Time deposits	7,145,486	8,157,388	10,358,168
FHLB borrowings	2,602,866	2,597,043	2,658,742
Junior subordinated debentures	676,547	667,526	735,000
Other	10,518	7,891	19,344
Total interest expense	12,334,666	12,748,668	15,777,331

Net interest income	23,919,903	22,105,061	20,846,616

Provision for loans losses	3,256,000	6,743,900	5,431,600

Net interest income after provision for loan losses	20,663,903	15,361,161	15,415,016

Other income:
Service charges	3,434,544	3,266,949	3,060,581
Other service charges and fees	677,191	610,591	503,165
Gain (loss) on sale of securities	(63,688)	(52,855)	625,616
Mortgage banking income	394,456	685,343	702,290
Insurance and brokerage commissions	429,788	420,762	477,765
Gain (loss) on sale of repossessed assets	(179,886)	(746,543)	(564)
Gain on sale of loans	-	478,759	-
Miscellaneous	1,365,397	1,262,883	1,121,762
Total other income	6,057,802	5,925,889	6,490,615

Other expense:
Salaries and employee benefits	11,477,495	10,099,811	9,569,016
Occupancy	3,672,051	3,389,857	3,142,712
Other	4,907,923	4,738,253	4,046,347
Total other expenses	20,057,469	18,227,921	16,758,075

Earnings before income taxes	6,664,236	3,059,129	5,147,556

Income taxes	2,233,300	1,055,538	1,712,000

Net earnings	$4,430,936	2,003,591	3,435,556

Basic earnings per share	$1.28	0.58	0.99
Diluted earnings per share	$1.26	0.58	0.99
Cash dividends per share	$0.36	0.36	0.36

See accompanying notes to consolidated financial statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Changes in Shareholders' Equity

For the Years Ended December 31, 2004, 2003 and 2002

				Accumulated
				Other
	Common Stock		Retained	Comprehensive
	Shares	Amount	Earnings	Income (Loss)	Total

Balance, December 31, 2001	3,218,714	$36,407,798	9,915,399	(922,094)	45,401,103

Cash dividends declared	-	-	(1,256,592)	-	(1,256,592)

Repurchase and retirement of common
stock	(85,500)	(1,314,250)	-	-	(1,314,250)

Exercise of stock options	333	4,225	-	-	4,225

Net earnings	-	-	3,435,556	-	3,435,556

Change in accumulated other
comprehensive income (loss), net of tax	-	-	-	2,334,691	2,334,691

Balance, December 31, 2002	3,133,547	35,097,773	12,094,363	1,412,597	48,604,733

Cash dividends declared	-	-	(1,253,430)	-	(1,253,430)

Exercise of stock options	1,655	23,737	-	-	23,737

Net earnings	-	-	2,003,591	-	2,003,591

Change in accumulated other
comprehensive income (loss), net of tax	-	-	-	(824,735)	(824,735)

Balance, December 31, 2003	3,135,202	35,121,510	12,844,524	587,862	48,553,896

Cash dividends declared	-	-	(1,257,254)	-	(1,257,254)

Repurchase and retirement of common
stock	(15,100)	(290,826)	-	-	(290,826)

Exercise of stock options	14,972	209,706	-	-	209,706

Net earnings	-	-	4,430,936	-	4,430,936

Change in accumulated other
comprehensive income (loss), net of tax	-	-	-	(708,606)	(708,606)

Balance, December 31, 2004	3,135,074	$35,040,390	16,018,206	(120,744)	50,937,852

See accompanying notes to consolidated financial statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Comprehensive Income

For the Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002

Net earnings	$4,430,936	2,003,591	3,435,556

Other comprehensive income (loss):
Unrealized holding gains (losses) on securities
available for sale arising during the year	30,988	(419,147)	2,951,843
Reclassification adjustment for gains (losses) on
sales of securities available for sale included
in net earnings	63,688	52,855	(625,616)
Unrealized holding gains (losses) on derivative
financial instruments qualifying as cash flow
hedges arising during the year	(702,000)	(284,000)	1,498,000
Reclassification adjustment for gains on derivative
financial instruments qualifying as cash flow
hedges included in net earnings	(553,375)	(700,626)	-

Total other comprehensive income (loss),
before income taxes	(1,160,699)	(1,350,918)	3,824,227

Income tax expense (benefit) related to other
comprehensive income:

Unrealized holding gains (losses) on securities
available for sale arising during the year	12,070	(163,258)	1,149,742
Reclassification adjustment for gains (losses) on
sales of securities available for sale included
in net earnings	24,806	20,587	(243,677)
Unrealized holding gains (losses) on derivative
financial instruments qualifying as cash flow
hedges arising during the year	(273,429)	(110,618)	583,471
Reclassification adjustment for gains on derivative
financial instruments qualifying as cash flow
hedges included in net earnings	(215,540)	(272,894)	-

Total income tax expense (benefit) related to
other comprehensive income	(452,093)	(526,183)	1,489,536

Total other comprehensive income (loss),
net of tax	(708,606)	(824,735)	2,334,691

Total comprehensive income	$3,722,330	1,178,856	5,770,247

See accompanying notes to consolidate financial statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002

Cash flows from operating activities:	$4,430,936	2,003,591	3,435,556
Net earnings
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation, amortization and accretion	1,563,245	1,963,995	1,685,715
Provision for loan losses	3,256,000	6,743,900	5,431,600
Deferred income taxes	341,441	(1,526,062)	(318,921)
Loss (gain) on sale of investment securities	63,688	52,855	(625,616)
Recognition of gain on sale of derivative instruments	(553,375)	(700,626)	-
Gain on sale of loans	-	(478,759)	-
Amortization of deferred gain on sale of premises	(22,412)	-	-
Loss (gain) on sale of repossessed assets	15,412	262,840	(19,981)
Writedown of other real estate and repossessions	164,474	483,703	-
Change in:
Mortgage loans held for sale	(3,195,680)	4,477,140	274,296
Cash surrender value of life insurance	(988,739)	(216,741)	(245,708)
Other assets	(3,442,472)	377,900	(595,240)
Other liabilities	1,470,823	(4,582)	178,282

Net cash provided by operating activities	3,103,341	13,439,154	9,199,983

Cash flows from investing activities:
Purchases of investment securities available for sale	(48,667,610)	(55,439,455)	(48,339,951)
Proceeds from calls and maturities of investment securities
available for sale	19,413,975	27,158,675	28,609,785
Proceeds from sales of investment securities available
for sale	2,986,313	19,896,324	35,191,263
Purchases of other investments	(4,822,500)	(925,000)	(300,000)
Proceeds from sale of other investments	3,642,514	953,600	557,200
Net change in loans	12,578,820	(31,533,937)	(42,113,346)
Proceeds from sale of loans	-	4,207,206	-
Purchases of premises and equipment	(1,502,346)	(1,913,876)	(2,614,380)
Proceeds from sale of premises and equipment	-	-	412,289
Proceeds from sale of repossessed assets	2,153,103	1,502,891	488,647
Proceeds from sale of derivative financial instruments	-	1,254,000	-

Net cash used by investing activities	(14,217,731)	(34,839,572)	(28,108,493)

Cash flows from financing activities:
Net change in deposits	6,719,841	34,063,277	25,515,766
Net change in demand notes payable to U.S. Treasury	741,008	(1,156,616)	1,482,013
Proceeds from FHLB borrowings	95,850,000	46,650,000	68,100,000
Repayments of FHLB borrowings	(94,850,000)	(51,721,429)	(73,242,857)
Transaction costs associated with junior
subordinated debentures	-	-	(105,450)
Proceeds from exercise of stock options	209,706	23,737	4,225
Common stock repurchased	(290,826)	-	(1,314,250)
Cash dividends paid	(1,257,254)	(1,253,430)	(1,256,592)

Net cash provided by financing activities	7,122,475	26,605,539	19,182,855

Net change in cash and cash equivalent	(3,991,915)	5,205,121	274,345

Cash and cash equivalents at beginning of period	20,782,786	15,577,665	15,303,320

Cash and cash equivalents at end of period	$16,790,871	20,782,786	15,577,665

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Cash Flows, continued

For the Years ended December 31, 2004, 2003 and 2002

	2004	2003	2002

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$11,833,234	12,975,587	16,006,155
Income taxes	$2,483,394	2,093,000	2,235,500

Noncash investing and financing activities:
Change in unrealized gain (loss) on investment securities
available for sale, net	$57,800	(223,621)	2,334,691
Change in unrealized gain (loss) on derivative financial
instruments, net	$(766,406)	(173,382)	-
Transfer of loans to other real estate and repossessions	$1,362,138	3,382,633	2,077,057
Financed portion of sale of other real estate	$2,212,142	1,258,500	-
Financed portion of sale of premises and equipment	$-	3,729,932	-

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

Peoples Bank (the “Bank”) commenced business in 1912 upon receipt of its banking charter from the North Carolina State Banking Commission (the “SBC”). The Bank is primarily regulated by the SBC and the Federal Deposit Insurance Corporation and undergoes periodic examinations by these regulatory agencies. The Bank, whose main office is in Newton, North Carolina, provides a full range of commercial and consumer banking services primarily in Catawba, Alexander, Lincoln, Mecklenburg and Iredell counties in North Carolina.

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

Principles of Consolidation
The consolidated financial statements include the financial statements of Peoples Bancorp of North Carolina, Inc. and its wholly owned subsidiary the Bank, along with the Bank’s wholly owned subsidiaries, Peoples Investment Services, Inc. and Real Estate Advisory Services, Inc. (collectively called the “Company”). All significant intercompany balances and transactions have been eliminated in consolidation.

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

Investment Securities
The Company classifies its securities in one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for sale in the near term. Held to maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All other securities not included in trading or held to maturity are classified as available for sale. At December 31, 2004 and 2003, the Company had classified all of its investment securities as available for sale.

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

Premiums and discounts are amortized or accreted over the life of the related security as an adjustment t to the yield. Realized gains and losses for securities classified as available for sale are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

Other Investments
Other investments include equity securities with no readily determinable fair value. These investments are carried at cost.

Mortgage Loan Held for Sale
Mortgage loans held for sale are carried at the lower of aggregate cost or market value. At December 31, 2004 and 2003, the cost of mortgage loans held for sale approximates the market value.

Loans
Loans that management has the intent and ability to hold for the foreseeable future or until maturity are reported at the principal amount outstanding, net of the allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. Loan origination fees and direct origination costs of loans are recognized at the time the loan is recorded on the books. Because the loan origination fee approximates the cost of most loans, the effect on net income is immaterial.

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

Allowance for Loan Losses
The allowance for loan losses is established through a provision for loan losses charged to earnings. Loans are charged against the allowance for loan losses when management believes the collectability of the principal is unlikely. The allowance represents an amount, which, in management’s judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible.

Management’s judgment in determining the adequacy of the allowance is based on evaluations of the collectability of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower’s ability to pay, overall portfolio quality, and review of specific problem loans. In determining the adequacy of the allowance for loan losses, management uses a loan grading system that rates individual loans into nine risk classifications. These risk categories are assigned allocations of loss based on management’s estimate of potential loss which is generally based on an analysis of historical loss experience, current economic conditions, performance trends, and discounted collateral deficiencies. The combination of these results is compared monthly to the recorded allowance for loan losses and material differences are adjusted by increasing or decreasing the provision for loan losses. Management uses an independent external loan reviewer to challenge and corroborate the loan grading system and provide additional analysis in determining the adequacy of the allowance for loan losses and the future provisions for estimated losses.

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

Mortgage servicing rights represent the unamortized cost of purchased and originated contractual rights to service mortgages for others in exchange for a servicing fee. Mortgage servicing rights are amortized over the period of estimated net servicing income and are periodically adjusted for actual prepayments of the underlying mortgage loans. The Company recognized new servicing assets of approximately $37,600 during 2002 and amortized approximately $88,000, $338,000 and $310,000 during 2004, 2003 and 2002, respectively. No new servicing assets were recognized during 2004 and 2003.

Mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of mortgage loans serviced for others was approximately $22.6 million, $29.7 million and $56.7 million at December 31, 2004, 2003 and 2002, respectively.

The Company originates certain fixed rate mortgage loans and commits these loans for sale. The commitments to originate fixed rate mortgage loans and the commitments to sell these loans to a third party are both derivative contracts. These derivative contracts, which exactly and equally offset each other, are entered into simultaneously and therefore have no effect on the recorded amounts in the financial statements.

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

If a derivative instrument designated as a fair value hedge is terminated or the hedge designation removed, the difference between a hedged item’s then carrying amount and its face amount is recognized into income over the original hedge period. Likewise, if a derivative instrument designated as a cash flow hedge is terminated or the hedge designation removed, related amounts accumulated in other accumulated comprehensive income are reclassified into earnings over the original hedge period during which the hedged item affects income.

The Company formally documents all hedging relationships, including an assessment that the derivative instruments are expected to be highly effective in offsetting the changes in fair values or cash flows of the hedged items.

Advertising Costs
The costs of advertising costs are expensed as incurred.

Accumulated Other Comprehensive Income
At December 31, 2004, accumulated other comprehensive income consisted of net unrealized gains on securities available for sale of $332,000 and net unrealized losses on derivatives of $453,000. At December 31, 2003, accumulated other comprehensive income (loss) consisted of net unrealized gains on securities available for sale of $274,000, net unrealized losses on derivatives of $24,000 and net deferred gains on the sale of derivative financial instruments of $338,000.

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

		2004	2003	2002

Net earnings	As reported	$4,430,936	2,003,591	3,435,556
	Effect of grants, net of tax	(190,747)	-	(276,415)
	Effect of forfeitures, net of tax	8,603	-	42,982

	Proforma	$4,248,792	2,003,591	3,202,123

Basic earnings per share	As reported	$1.28	0.58	0.99
	Proforma	$1.23	0.58	0.92

Diluted earnings per share	As reported	$1.26	0.58	0.99
	Proforma	$1.21	0.58	0.92

The weighted average fair value of options at grant date in 2004 and 2002 was $4.27 and $6.60, respectively. The fair value of each option is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted average assumptions used for grants in 2004 and 2002, respectively - dividend yield of 2.14% and 2.8%, respectively; risk free interest rate of 4.22% and 4.00%, respectively; expected volatility of 0.153 and 0.53, respectively; and an expected life of 10 years.

Net Earnings Per Share
Net earnings per share is based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per share. The average market price during the year is used to compute equivalent shares. For the year ended December 31, 2002 net earnings per share equaled diluted earnings per share, as the potential common shares outstanding during the period had no effect on the computation.

The reconciliations of the amounts used in the computation of both “basic earnings per share” and “diluted earnings per share” for the years ended December 31, 2004, 2003 and 2002 are as follows:

For the year ended December 31, 2004:	Net Earnings	Common Shares	Per Share Amount
Basic earnings per share	$4,430,936	3,459,379	$1.28
Effect of dilutive securities:
Stock options	-	47,604
Diluted earnings per share	$4,430,936	3,506,983	$1.26

For the year ended December 31, 2003:	Net Earnings	Common Shares	Per Share Amount

Basic earnings per share	$2,003,591	3,447,056	$0.58
Effect of dilutive securities:
Stock options	-	29,703
Diluted earnings per share	$2,003,591	3,476,759	$0.58

For the year ended December 31, 2002:	Net Earnings	Common Shares	Per Share Amount
Basic earnings per share	$3,435,556	3,467,173	$0.99
Effect of dilutive securities:
Stock options	-	8,023
Diluted earnings per share	$3,435,556	3,475,196	$0.99

At December 31, 2002 a total of 93,023 potential common shares related to stock options were not included in the computation of diluted earnings per share because they would have been antidulutive.

During first quarter 2005, the Company declared and distributed a 10% stock dividend to its shareholders. All previously reported per share amounts have been restated to reflect the stock dividend.

Recent Accounting Pronouncements
In January 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities - An Interpretation of ARB No. 51” (“FIN 46”). In December 2003, the FASB issued a revised version of FIN 46 to resolve certain questions and confusion related to the application of the original FIN 46. The Company adopted FIN 46 (Revised) as of December 31, 2003, and as a result, the Company’s wholly owned subsidiary, PEBK Capital Trust I, is no longer included in these consolidated financial statements. The consolidated financial statements have been restated for all periods presented to reflect this change in accounting, and the adoption of FIN 46 (Revised) had no impact on the Company’s reported results of operations or stockholders’ equity.

In January 2004, the FASB issued as tentative guidance, Derivatives Implementation Group Issue G25, “Cash Flow Hedges: Hedging the Variable Interest Payments on a Group of Prime-Rate-Based Interest-Bearing Loans.” Issue G25 provides guidance for entities wishing to hedge the variability in loan interest receipts that are tied to the prime rate and other issues associated with cash flow hedges. Issue G25 was revised and was cleared by the FASB in July 2004. The revised guidance does allow for hedging a pool of non-benchmark-rate assets or liabilities by entering into an interest rate swap whose floating leg is also based on the prime rate or another non-benchmark-rate. Therefore, management expects that the interest rate swaps hedging prime-rate based loans discussed in note 11 to the consolidated financial statements will continue to be treated as cash flow hedges and that the Company will not have to record changes in value as a component of current earnings nor terminate the swaps as long as the hedge is effective

In November 2003, the Emerging Issues Task Force (“EITF”) of the Financial Accounting Standards Board (“FASB”) reached a consensus on EITF Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” EITF 03-1 provides guidance on determining other-than-temporary impairments and its application to marketable equity securities and debt securities accounted for under SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” In September 2004, the FASB issued FASB Staff Position (“FSP”) EITF Issue 03-1-1 which delayed the effective date for the measurement and recognition guidance contained in the EITF 03-1 pending finalization of the draft FSP EITF Issue 03-1-a, “Implementation Guidance for the Application of Paragraph 16 of EITF 03-1.” The disclosure requirements of EITF 03-1 remain in effect. The Company adopted the disclosure requirements of EITF 03-1 as of December 31, 2003. The adoption of the recognition and measurement provisions of EITF 03-1 are not expected to have a material impact on the Company’s results of operations, financial position or cash flows.

In December 2004, the FASB revised SFAS No. 123 (“SFAS No. 123 (R)”). SFAS No. 123 (R), “Share-Based Payment”, requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Pro forma disclosure is no longer an alternative to financial statement recognition. SFAS No. 123 (R) is effective for periods beginning after June 15, 2005. The Company is still evaluating the transition provisions allowed by SFAS No. 123 (R) and expects to adopt in the third quarter of 2005. The financial statement impact is not expected to be materially different from that shown in the existing pro forma disclosure required under the original SFAS No. 123.

(2)       Investment Securities

Investment securities available for sale at December 31, 2004 and 2003 are as follows:

	December 31, 2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Mortgage-backed securities	$36,492,826	188,816	138,443	36,543,199
U.S. government agencies	46,498,958	170,574	99,195	46,570,337
State and political subdivisions	20,212,105	546,905	110,189	20,648,821
Trust preferred securities	1,750,000	-	-	1,750,000
Equity securities	99,995	-	14,246	85,749

Total	$105,053,884	906,295	362,073	105,598,106

	December 31, 2003
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Mortgage-backed securities	$24,911,000	96,142	87,282	24,919,860
U.S. government agencies	34,545,774	107,847	136,375	34,517,246
State and political subdivisions	14,454,137	559,907	64,137	14,949,907
Trust preferred securities	5,000,000	-	-	5,000,000
Equity securities	99,995	-	26,556	73,439

Total	$79,010,906	763,896	314,350	79,460,452

The current fair value and associated unrealized losses on investments in debt securities with unrealized losses at December 31, 2004 are summarized in the table below, with the length of time the individual securities have been in a continuous loss position.

	December 31, 2004
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Mortgage-backed securities	$9,706,756	100,854	2,625,755	37,589	12,332,511	138,443
U.S. government agencies	14,910,156	85,488	2,986,293	13,707	17,896,449	99,195
State and political subdivisions	7,118,463	110,189	-	-	7,118,463	110,189
Equity securities	-	-	85,749	14,246	85,749	14,246

Total	$31,735,375	296,531	5,697,797	65,542	37,433,172	362,073

	December 31, 2003
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Mortgage-backed securities	$11,510,389	87,282	-	-	11,510,389	87,282
U.S. government agencies	7,911,840	136,375	-	-	7,911,840	136,375
State and political subdivisions	2,267,965	64,137	-	-	2,267,965	64,137
Equity securities	73,439	26,556	-	-	73,439	26,556

Total	$21,763,633	314,350	-	-	21,763,633	314,350

At December 31, 2004, unrealized losses in the investment securities portfolio related to debt securities totaled $347,827. The unrealized losses on these debt securities arose due to changing interest rates and are considered to be temporary. From the December 31, 2004 tables above, 19 out of 67 securities issued by state and political subdivisions contained unrealized losses and 25 out of 51 securities issued by U.S. government agencies and government sponsored corporations, including mortgage-backed securities, contained unrealized losses. These unrealized losses are considered temporary because of acceptable investment grades on each security and the repayment sources of principal and interest are government backed.

The amortized cost and estimated fair value of investment securities available for sale at December 31, 2004, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Estimated Fair Value

Due within one year	$981,041	990,079
Due from one to five years	26,186,619	26,351,012
Due from five to ten years	35,619,670	35,725,854
Due after ten years	5,673,733	5,902,213
Mortgage-backed securities	36,492,826	36,543,199
Equity securities	99,995	85,749

Total	$105,053,884	105,598,106

Proceeds from sales of securities available for sale during 2004, 2003 and 2002 were $3.0 million, $19.9 million and $35.2 million, respectively. Gross gains of $626,000 for 2002, along with gross losses of $64,000 and $53,000 for 2004 and 2003, respectively, were realized on those sales.

Securities with a carrying value of approximately $23.7 million and $20.1 million at December 31, 2004 and 2003, respectively, were pledged to secure public deposits and for other purposes as required by law.

(3)       Loans

Major classifications of loans at December 31, 2004 and 2003 are summarized as follows:

	2004	2003

Commercial	$79,189,073	90,557,643
Real estate - mortgage	312,988,293	332,729,979
Real estate - construction	127,041,980	110,392,005
Consumer	16,248,387	18,446,562

Total loans	535,467,733	552,126,189

Less allowance for loan losses	8,048,627	9,722,267

Total net loans	$527,419,106	542,403,922

The Company grants loans and extensions of credit primarily within the Catawba Valley region of North Carolina, which encompasses Catawba, Alexander, Iredell and Lincoln counties and also in Mecklenburg County. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate which is dependent upon the real estate market.

At December 31, 2004 and 2003, the recorded investment in loans that were considered to be impaired was approximately $5.3 million and $4.6 million, respectively, of which approximately $5.1 million at December 31, 2004 and $4.3 million at December 31, 2003 was on nonaccrual. In addition, the Company had approximately $245,000 and $271,000 in loans past due more than ninety days and still accruing interest at December 31, 2004 and 2003, respectively. The related allowance for loan losses on impaired loans was approximately $787,000 and $1.5 million at December 31, 2004 and 2003, respectively. The average recorded investment in impaired loans for the twelve months ended December 31, 2004 and 2003 was approximately $5.3 million and $7.7 million, respectively. For the years ended December 31, 2004, 2003 and 2002, the Company recognized approximately $130,000, $82,000 and $22,000, respectively, of interest income on impaired loans.

Changes in the allowance for loan losses were as follows:

	2004	2003	2002

Balance at beginning of year	$9,722,267	7,247,906	6,090,570
Amounts charged off	(5,385,199)	(4,481,548)	(4,441,007)
Recoveries on amounts previously charged off	455,559	212,009	166,743
Provision for loan losses	3,256,000	6,743,900	5,431,600

Balance at end of year	$8,048,627	9,722,267	7,247,906

(4)       Premises and Equipment

Major classifications of premises and equipment are summarized as follows:

	2004	2003

Land	$2,170,514	1,915,954
Buildings and improvements	10,138,526	9,982,688
Furniture and equipment	11,679,698	10,618,908

Total premises and equipment	23,988,738	22,517,550

Less accumulated depreciation	11,246,008	9,980,320

Total net premises and equipment	$12,742,730	12,537,230

Depreciation expense was approximately $1.3 million for the years ended December 31, 2004, 2003 and 2002.

During 2003, the Company sold two branch locations with net book values of approximately $3,115,000 and is currently leasing the facilities from the buyer. As a result of the sales, the Company deferred a gain of approximately $633,000 and is recognizing the gain over the lease term. For the periods ended December 31, 2004 and 2003, the Company recognized approximately $22,000 and $18,000 of the deferred gain, respectively.

(5)       Time Deposits

At December 31, 2004, the scheduled maturities of time deposits are as follows:

2005	$221,940,040
2006	30,697,184
2007	18,161,287
2008	6,660,115
2009 and thereafter	7,121,746

Total	$284,580,372

At December 31, 2004 and 2003, the Company has approximately $39.4 million and $55.5 million, respectively, in time deposits purchased through third party brokers. The weighted average rate of brokered deposits as of December 31, 2004 was 2.38%.

(6)       Federal Home Loan Bank Advances

The Bank has advances from the Federal Home Loan Bank (“FHLB”) with monthly interest payments at various maturity dates and interest rates ranging from 2.19% to 6.49% at December 31, 2004. The FHLB advances are collateralized by a blanket assignment on all residential first mortgage loans, commercial real estate loans, home equity lines of credit and loans secured by multi-family real estate that the Bank owns. At December 31, 2004, the carrying value of loans pledged as collateral totaled approximately $169.9 million.

Advances from the FHLB outstanding at December 31, 2004 consist of the following:

Maturity Date	Call Date	Rate	Rate Type	Amount

February 5, 2005	N/A	2.440%	Daily Rate	$2,000,000

July 5, 2005	October 5, 2000 and every three
	months thereafter	6.160%	Convertible	5,000,000

March 30, 2010	March 30, 2001 and every three
	months thereafter	6.020%	Convertible	5,000,000

March 30, 2010	September 30, 2000 and every three
	months thereafter	5.880%	Convertible	5,000,000

May 24, 2010	May 24, 2001 and every three
	months thereafter	6.490%	Convertible	2,000,000

January 10, 2011	January 10, 2002 and every three
	months thereafter	4.200%	Convertible	5,000,000

May 2, 2011	May 2, 2002 and every three
	months thereafter	4.055%	Convertible	30,000,000

January 26, 2005	N/A	2.190%	Adjustable	5,000,000

				$59,000,000

The FHLB has the option to convert $52.0 million of the total advances outstanding into three month LIBOR-based floating rate advances. If the FHLB elects to convert the advances, the Bank may terminate the transaction without payment of a prepayment fee.

The Bank is required to purchase and hold certain amounts of FHLB stock in order to obtain FHLB borrowings. No ready market exists for the FHLB stock, and it has no quoted market value. The stock is redeemable at $100 per share subject to certain limitations set by the FHLB. At December 31, 2004 and 2003, the Bank owned FHLB stock amounting to $4.0 million and $3.1 million, respectively.

(7)       Junior Subordinated Debentures

In December 2001, the Company formed a wholly owned Delaware statutory trust, PEBK Capital Trust I (“PEBK Trust”), which issued $14 million of guaranteed preferred beneficial interests in the Company’s junior subordinated deferrable interest debentures that qualify as Tier I capital under Federal Reserve Board guidelines. All of the common securities of PEBK Trust are owned by the Company. The proceeds from the issuance of the common securities and the trust preferred securities were used by PEBK Trust to purchase $14.4 million of junior subordinated debentures of the Company, which pay interest at a floating rate equal to prime plus 50 basis points. The proceeds received by the Company from the sale of the junior subordinated debentures were used for general purposes, primarily to provide capital to the Bank. The debentures represent the sole asset of PEBK Trust. As discussed in note 1, PEBK Trust was deconsolidated by the Company under FIN 46 (Revised).

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

(8)       Income Taxes

The provision for income taxes in summarized as follows:

	2004	2003	2002

Current	$1,891,859	2,581,600	2,030,921
Deferred	341,441	(1,526,062)	(318,921)

Total	$2,233,300	1,055,538	1,712,000

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to earnings before income taxes are as follows:

	2004	2003	2002

Pre-tax income at statutory rates (34%)	$2,265,840	1,040,104	1,750,169
Differences:
Tax exempt interest income	(243,346)	(216,431)	(231,395)
Nondeductible interest and other expense	21,588	18,668	24,088
Cash surrender value of life insurance	(65,871)	(73,692)	(83,541)
State taxes, net of federal benefits	236,544	270,493	230,088
Other, net	18,545	16,396	22,591

Total	$2,233,300	1,055,538	1,712,000

The following summarized the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities. The net deferred tax asset is included as a component of other assets at December 31, 2004 and 2003.

	2004	2003

Deferred tax assets:
Allowance for loan losses	$3,103,068	3,566,467
Amortizable intangible assets	173,548	209,849
Accrued retirement expense	454,446	332,575
Income from non-accrual loans	23,309	23,309
Deferred gain on sale of premises	228,932	-
Deferred gain on sale of cash flow hedges	-	217,284
Unrealized loss on cash flow hedges	289,009	15,580
Other	28,965	25,047

Total gross deferred tax assets	4,301,277	4,390,111

Deferred tax liabilities:
Unrealized gains on available for sale securities	211,974	175,098
Unrealized gains on sale of cash flow hedges	-	215,540
Deferred loan fees	1,060,798	1,103,661
Premises and equipment	477,285	421,316
Deferred income from servicing rights	108,920	142,848

Total gross deferred tax liabilities	1,858,977	2,058,463

Net deferred tax asset	$2,442,300	2,331,648

(9)       Related Party Transactions

The Company conducts transactions with its directors and executive officers, including companies in which they have beneficial interests, in the normal course of business. It is the policy of the Company that loan transactions with directors and officers be made on substantially the same terms as those prevailing at the time made for comparable loans to other persons. The following is a summary of activity for related party loans for 2004:

Beginning balance	$9,945,349
New loans	3,734,875
Repayments	5,115,079

Ending balance	$8,565,145

At December 31, 2003, the Company had approximately $3.7 million in potential problem loans to related parties, with an allowance for loan losses of approximately $918,000. There were no potential problem loans to related parties at December 31, 2004.

During 2004, an individual formerly considered a related party resigned as a director of the Company and as a result approximately $3.8 million in loans to this individual and his affiliates have been removed from the beginning balance of the summary of related party loan activity. At December 31, 2003, approximately $3.7 million in loans to this individual were considered to be potential problem loans.

The Company elected four new directors in 2004. Approximately $5.7 million in loans to these directors and their affiliates have been added to the beginning balance of the summary of related party loan activity.

At December 31, 2004 and 2003, the Company had deposit relationships with related parties of approximately $13.1 million and $10.2 million, respectively.

The Company also enters into contracts from time to time with certain directors for the construction of bank facilities. At December 31, 2004, the Company had no outstanding construction contracts with these directors as compared to approximately $31,000 in construction contracts at December 31, 2003.. During the year ended December 31, 2004, 2003 and 2002, total costs for construction, remodeling and repair for bank facilities paid to directors were approximately $44,000, $531,000 and $1.5 million, respectively.

(10)     Commitments and Contingencies

The Company leases various office spaces for banking and operational facilities under operating lease arrangements. Future minimum lease payments required for all operating leases having a remaining term in excess of one year at December 31, 2004 are as follows:

Year
2005	$811,653
2006	650,845
2007	674,115
2008	685,603
2009	630,947
Thereafter	4,826,917

Total minimum obligation	$8,280,080

Total rent expense was approximately $577,000, $481,000 and $326,000 for 2004, 2003 and 2002, respectively.

The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

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

In most cases, the Company requires collateral or other security to support financial instruments with credit risk.

	Contractual Amount
	2004	2003
Financial instruments whose contract amount represent credit risk:

Commitments to extend credit	$124,674,707	104,729,455

Standby letters of credit and financial guarantees written	$3,278,326	3,876,430

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates and because they may expire without being drawn upon, the total commitment amount of $128.0 million does not necessarily represent future cash requirements. Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party.

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

The Company has an overall interest rate-risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility. By using derivative instruments, the Company is exposed to credit and market risk. If the counterparty fails to perform, credit risk is equal to the extent of the fair-value gain in the derivative. The Company attempts to minimize the credit risk in derivative instruments by entering into transactions with counterparties that are reviewed periodically by the Company and are believed to be of high quality.

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

The Company has $26.5 million available for the purchase of overnight federal funds from three correspondent financial institutions.

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

As of December 31, 2004 and 2003, the Company had cash flow hedges with a notional amount of $55.0 million. These derivative instruments consist of two interest rate swap agreements that were used to convert floating rate loans to fixed rate for a period of three years ending in April 2006 and September 2006. Interest rate swap agreements generally involve the exchange of fixed and variable rate interest payments between two parties, based on a common notional principal amount and maturity date. The terms of the swaps are determined based on management’s assessment of future interest rates and other factors. Accrued expenses and other liabilities includes $742,000 and $40,000, which represent the adjusted fair value of these cash flow hedges resulting in an after-tax decrease in accumulated other comprehensive income of $453,000 and $24,000 as of December 31, 2004 and 2003, respectively. As of December 31, 2004, no ineffectiveness was recorded in earnings.

The Company settled two previously outstanding interest rate swap agreements during 2003. The first swap with a notional amount of $40.0 million and scheduled to mature in June 2004 was sold for a gain of $860,000. The second swap with a notional amount of $20.0 million and scheduled to mature in July 2004 was sold for a gain of $394,000. The gains realized upon settlement were recognized over the original terms of the agreements, and during the year ended December 31, 2003, net gains of approximately $428,000 had been realized. The remaining net gain of approximately $338,000 was recognized during the year ended December 31, 2004.

(12)     Employer and Director Benefit Programs

The Company has a profit sharing and 401(k) plan for the benefit of substantially all employees subject to certain minimum age and service requirements. Under this plan, the Company matches employee contributions to a maximum of five percent of annual compensation. The Company’s contribution pursuant to this formula was approximately $363,000, $306,000 and $339,000 for the years of 2004, 2003 and 2002, respectively. Investments of the plan are determined by the compensation committee consisting of selected outside directors and senior executive officers. No investments in Company stock have been made by the plan. The vesting schedule for the plan begins at 20 percent after two years of employment and graduates 20 percent each year until reaching 100 percent after six years of employment.

In December 2002, the Company initiated a postretirement benefit plan to provide retirement benefits to key officers and its Board of Directors and to provide death benefits for their designated beneficiaries. Under the plan, the Company purchased life insurance contracts on the lives of the key officers and each director. The increase in cash surrender value of the contracts, less the Company’s cost of funds, constitutes the Company’s contribution to the plan each year. Plan participants are to be paid annual benefits for a specified number of years commencing upon retirement. Expenses incurred for benefits relating to this plan were approximately $223,000 and $264,000 during 2004 and 2003, respectively.

The Company is currently paying medical benefits for certain retired employees. Postretirement benefits expense, including amortization of the transition obligation, as applicable, was approximately $47,000, $16,000 and $33,000, for the years ended December 31, 2004, 2003 and 2002, respectively. The following table sets forth the accumulated postretirement benefit obligation as of December 31, 2004 and 2003, which represents the liability for accrued postretirement benefit costs:

	2004	2003

Accumulated postretirement benefit obligation	$215,985	222,541
Unrecognized gain (loss)	(49,038)	(52,203)

Net liability recognized	$166,947	170,338

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

Under the Plan, the Company has granted incentive stock options to certain eligible employees in order that they may purchase Company stock at a price equal to the fair market value on the date of the grant. The options granted in 1999 vest over a five-year period. Options granted subsequent to 1999 vest over a three-year period. All options expire after ten years. A summary of the activity in the Plan is presented below:

	2004		2003		2002
		Weighted		Weighted		Weighted
		Average		Average		Average
		Option Price		Option Price		Option Price
	Shares	Per Share	Shares	Per Share	Shares	Per Share
Outstanding, beginning of period	197,024	$ 14.59	198,679	$ 14.58	139,703	$ 14.82
Granted during the period	4,000	$ 18.95	-	-	67,550	$ 14.10
Forfeited during the period	(2,055)	$ 14.51	-	-	(8,241)	$ 14.78
Exercised during the period	(14,972)	$ 14.01	(1,655)	$ 14.34	(333)	$ 12.69

Outstanding, end of period	183,997	$ 14.73	197,024	$ 14.59	198,679	$ 14.58

Number of shares exercisable	157,845	$ 14.71	128,983	$ 14.52	66,292	$ 14.29

Options outstanding at December 31, 2004 are exercisable at option prices ranging from $12.69 to $19.18, as presented in the table above. Such options have a weighted average remaining contractual life of approximately seven years.

Members of the Board of Directors are eligible to participate in the Company’s Omnibus Stock Ownership and Long Term Incentive Plan (the “Stock Benefits Plan”). Each director has been awarded 5,365 book value shares under the Stock Benefits Plan. Nine directors were awarded book value shares on September 28, 1999. The book value of the common stock on September 28, 1999 was $11.45 (adjusted to reflect a 10% stock dividend on April 24, 2000). The book value shares awarded vest 20% annually, with the first 20% vesting on September 28, 2000 and the final 20% vesting on September 28, 2004. One director was awarded 5,365 book value shares upon his election to the Board of Directors on May 3, 2001. The book value of the common stock on May 3, 2002 was $13.95. These book value shares vest at a rate of 25% annually with the first 25% having vested on May 3, 2002, and the final 25% vesting on May 3, 2005. Four directors were awarded 5,365 book value shares on May 6, 2004. The book value of the common stock on May 6, 2004 was $15.68. Their shares vest at a rate of 20% annually, with the first 20% vesting on May 6, 2005, and the final 20% vesting on May 6, 2009. The Company recorded expenses of approximately $92,000, $47,000 and $83,000 associated with the benefits of this plan in the years ended December 31, 2004, 2003 and 2002, respectively.

A summary of book value shares activity under the Stock Benefits Plan for the years ended December 31, 2004, 2003 and 2002 is presented below.

	2004		2003		2002
		Weighted		Weighted		Weighted
		Average		Average		Average
		Price of		Price of		Price of
		Book Value		Book Value		Book Value
	Shares	Shares	Shares	Shares	Shares	Shares
Outstanding, beginning of period	48,285	$ 11.73	53,650	$ 11.70	53,650	$ 11.70
Granted during the period	21,460	$ 15.68	-	-	-	-
Forfeited during the period	(1,073)	$ 11.45	(5,365)	$ 11.45	-	-
Exercised during the period	(4,292)	$ 11.45	-	-	-	-

Outstanding, end of period	64,380	$ 13.07	48,285	$ 11.73	53,650	$ 11.70

Number of shares exercisable	41,577	$ 11.70	37,017	$ 11.64	30,311	$ 11.56

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

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of capital in relation to both on- and off-balance sheet items at various risk weights. Total capital consists of two tiers of capital. Tier 1 Capital includes common shareholders’ equity and trust preferred securities less adjustments for intangible assets. Tier 2 Capital consists of the allowance for loan losses up to 1.25% of risk-weighted assets and other adjustments. Management believes, as of December 31, 2004, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

The capital treatment of trust preferred securities has been reviewed recently by the Federal Reserve Bank. The Federal Reserve Bank’s proposal for capital treatment of trust preferred securities, released May 4, 2004, would continue to permit the inclusion of trust preferred securities in Tier 1 capital of bank holding companies.

As of December 31, 2004, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Company’s and the Bank’s actual capital amounts and ratios are presented below:

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)

As of December 31, 2004:

Total Capital (to Risk-Weighted Assets)
Consolidated	$ 72,410	12.22%	47,407	8.00%	N/A	N/A
Bank	$ 68,503	11.60%	47,240	8.00%	59,050	10.00%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$ 65,021	10.97%	23,704	4.00%	N/A	N/A
Bank	$ 61,114	10.35%	23,620	4.00%	35,430	6.00%
Tier 1 Capital (to Average Assets)
Consolidated	$ 65,021	9.50%	27,374	4.00%	N/A	N/A
Bank	$ 61,114	8.95%	27,328	4.00%	34,161	5.00%

As of December 31, 2003:

Total Capital (to Risk-Weighted Assets)
Consolidated	$ 69,294	11.75%	47,187	8.00%	N/A	N/A
Bank	$ 65,421	11.13%	47,042	8.00%	58,802	10.00%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$ 61,914	10.50%	23,594	4.00%	N/A	N/A
Bank	$ 58,041	9.87%	23,521	4.00%	35,282	6.00%
Tier 1 Capital (to Average Assets)
Consolidated	$ 61,914	9.37%	26,424	4.00%	N/A	N/A
Bank	$ 58,041	8.80%	26,382	4.00%	32,977	5.00%

(14)    Shareholders’ Equity

In November 2004, the Company’s Board of Directors authorized the repurchase of up to $3,000,000 in common shares of the Company’s outstanding common stock effective through the end of November 2005. During 2004, the Company repurchased a total of 15,100 shares at a total price of $290,826.

The Board of Directors, at its discretion, can issue shares of preferred stock up to a maximum of 5,000,000 shares. The Board is authorized to determine the number of shares, voting powers, designations, preferences, limitations and relative rights.

The Board of Directors of the Bank may declare a dividend of all of its retained earnings as it may deem appropriate, subject to the requirements of the General Statutes of North Carolina, without prior approval from the requisite regulatory authorities. As of December 31, 2004, this amount was approximately $16.0 million.

(15)    Other Operating Expense

Other operating expense for the years ended December 31 included the following items that exceeded one percent of total revenues:

	2004	2003	2002

Advertising	$619,731	540,970	218,726

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

Other Investments
For other investments, the carrying value is a reasonable estimate of fair value.

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

Deposits and Demand Notes Payable
The fair value of demand deposits, interest-bearing demand deposits, savings, and demand notes payable to U.S. Treasury is the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

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

The carrying amount and estimated fair value of the Company’s financial instruments at December 31, 2004 and 2003 are as follows:

	2004		2003
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(dollars in thousands)

Assets:
Cash and cash equivalents	$16,791	16,791	20,783	20,783
Investment securities available for sale	105,598	105,598	79,460	79,460
Other investments	5,397	5,397	4,217	4,217
Mortgage loans held for sale	3,783	3,783	588	588
Loans, net	527,419	525,818	542,404	541,770
Cash surrender value of life insurance	6,034	6,034	5,045	5,045
Mortgage servicing rights	283	283	371	371

Liabilities:
Deposits and demand notes payable	557,706	556,993	550,246	551,558
FHLB advances	59,000	61,637	58,000	62,175
Junior subordinated debentures	14,433	14,433	14,433	14,433
Derivative instruments	742	742	40	40

(17)	Peoples Bancorp of North Carolina, Inc. (Parent Company Only) Condensed Financial Statements

Balance Sheets

December 31, 2004 and 2003

Assets	2004	2003

Cash	$517,652	689,613
Interest-bearing time deposit	2,000,000	2,000,000
Investment in subsidiaries	61,463,299	59,115,062
Other investments	1,050,749	788,439
Other assets	613,727	601,425

Total assets	$65,645,427	63,194,539

Liabilities and Shareholders' Equity

Accrued expenses	$274,575	207,643
Junior subordinated debentures	14,433,000	14,433,000
Shareholders' equity	50,937,852	48,553,896

Total liabilities and shareholders' equity	$65,645,427	63,194,539

Statements of Earnings

For the Years Ended December 31, 2004, 2003 and 2002

Revenues:	2004	2003	2002

Dividends from subsidiaries	$1,962,551	3,948,455	3,526,824
Interest and dividend income	63,875	43,684	-

Total revenues	2,026,426	3,992,139	3,526,824

Expenses:

Interest	676,547	667,526	757,733
Other operating expenses	280,002	211,788	208,591

Total expenses	956,549	879,314	966,324

Earnings before income tax benefit and equity in
undistributed earnings of subsidiaries	1,069,877	3,112,825	2,560,500

Income tax benefit	296,700	277,200	320,800

Earnings before undistributed earnings in subsidiaries	1,366,577	3,390,025	2,881,300

Equity in undistributed earnings in subsidiaries	3,064,359	-	554,256

Dividends paid in excess in earnings	-	(1,386,434)	-

Net earnings	$4,430,936	2,003,591	3,435,556

Statements of Cash Flows

For the Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Cash flows from operating activities:

Net earnings	$4,430,936	2,003,591	3,435,556
Adjustments to reconcile net earnings to net
cash provided by operating activities:
Amortization	17,742	17,742	16,668
Book value shares accrual	66,933	47,078	82,800
Equity in undistributed earnings of subsidiaries	(3,064,359)	1,386,434	(554,256)
Deferred income tax benefit	(25,806)	(19,173)	(27,991)
Change in:
Accrued income	(9,033)	-	-
Other	-	7,814	(33,092)

Net cash provided by operating activities	1,416,413	3,443,486	2,919,685

Cash flows from investing activities:

Net change in interest-bearing time deposit	-	(2,000,000)	-
Purchases of investment securities available for sale	(250,000)	-	-

Net cash used by investing activities	(250,000)	(2,000,000)	-

Cash flows from financing activities:

Transaction costs associated with junior
subordinated debentures	-	-	(105,450)
Cash dividends paid	(1,257,254)	(1,253,430)	(1,256,592)
Common stock repurchased	(290,826)	-	(1,314,250)
Proceeds from exercise of stock options	209,706	23,737	4,225

Net cash provided (used) by financing activities	(1,338,374)	(1,229,693)	(2,672,067)

Net change in cash	(171,961)	213,793	247,618

Cash at beginning of year	689,613	475,820	228,202

Cash at end of year	$517,652	689,613	475,820