Form 10-K, Exhibit 13
period 2005-12-31
PEOPLES BANCORP OF NORTH CAROLINA INC
filed 2006-03-24
CIK 1093672

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

The Bank, founded in 1912, is a state-chartered commercial bank serving the citizens and business interests of the Catawba Valley and surrounding communities through 17 banking offices located in Lincolnton, Newton, Denver, Catawba, Conover, Maiden, Claremont, Hiddenite, Hickory and Charlotte, North Carolina. The Bank also operates a Loan Production Office in Davidson, North Carolina. At December 31, 2005, the Company had total assets of $730.3 million, net loans of $559.2 million, deposits of $582.9 million, investment securities of $115.2 million, and shareholders’ equity of $54.4 million.

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

At December 31, 2005, the Bank employed 222 full-time equivalent employees.

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

In December 2001 the Company formed a wholly owned Delaware statutory trust, PEBK Capital Trust I (“PEBK Trust”), which issued $14.0 million of guaranteed preferred beneficial interests in the Company’s junior subordinated deferrable interest debentures that qualify as Tier I capital under Federal Reserve Board guidelines. All of the common securities of PEBK Trust are owned by the Company. The proceeds from the issuance of the common securities and the trust preferred securities were used by PEBK Trust to purchase $14.4 million of junior subordinated debentures of the Company, which pay interest at a floating rate equal to the prime rate plus 50 basis points. The proceeds received by the Company from the sale of the junior subordinated debentures were used for general purposes, primarily to provide capital to the Bank. The debentures represent the sole asset of PEBK Trust. As discussed under the heading entitled “Recent Accounting Pronouncements” in note 1 to the consolidated financial statements included in the 2005 Annual Report of Peoples Bancorp, Inc., attached hereto as Exhibit 13, PEBK Trust was deconsolidated by the Company under FIN 46 as of December 31, 2003.

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

SELECTED FINANCIAL DATA

Dollars in Thousands Except Per Share Amounts

	2005	2004	2003	2002	2001
Summary of Operations
Interest income	$43,371	36,292	34,935	36,649	41,932
Interest expense	15,429	12,335	12,749	15,777	23,027

Net interest income	27,942	23,957	22,186	20,872	18,905
Provision for loan losses	3,110	3,256	6,744	5,432	3,545

Net interest income after provision for loan losses	24,832	20,701	15,442	15,440	15,360
Non-interest income	6,696	6,020	5,845	6,466	8,229
Non-interest expense	21,816	20,057	18,228	16,758	16,752

Income before taxes	9,712	6,664	3,059	5,148	6,837
Income taxes	3,381	2,233	1,055	1,712	2,262
Net income	$6,331	4,431	2,004	3,436	4,575

Selected Year-End Balances
Assets	$730,280	686,348	674,032	645,638	619,505
Available for sale securities	115,158	105,598	79,460	71,736	84,286
Loans, net	559,239	527,419	542,404	519,122	484,517
Mortgage loans held for sale	2,248	3,783	587	5,065	5,339
Interest-earning assets	692,402	652,678	639,501	608,619	586,496
Deposits	582,854	556,522	549,802	515,739	490,223
Interest-bearing liabilities	576,681	553,135	550,357	527,525	516,422
Shareholders' equity	$54,353	50,938	48,554	48,605	45,401
Shares outstanding*	3,440,805	3,448,341	3,448,722	3,446,902	3,540,585

Selected Average Balances
Assets	$706,843	684,385	661,077	625,227	575,142
Available for sale securities	108,690	93,770	72,072	77,414	84,549
Loans	550,545	547,753	539,559	507,879	454,371
Interest-earning assets	668,181	650,095	625,764	592,947	545,945
Deposits	570,997	558,142	533,703	499,224	481,289
Interest-bearing liabilities	563,210	553,880	540,676	516,747	472,435
Shareholders' equity	$55,989	51,978	49,971	48,257	47,432
Shares outstanding*	3,449,873	3,459,379	3,447,056	3,467,173	3,540,585

Profitability Ratios
Return on average total assets	0.90%	0.65%	0.30%	0.55%	0.80%
Return on average shareholders' equity	11.31%	8.52%	4.01%	7.12%	9.65%
Dividend payout ratio	22.34%	28.37%	62.56%	36.58%	28.14%

Liquidity and Capital Ratios (averages)
Loan to deposit	96.42%	98.14%	101.10%	101.73%	94.41%
Shareholders' equity to total assets	7.92%	7.59%	7.56%	7.72%	8.25%

Per share of common stock*
Basic net income	$1.84	1.28	0.58	0.99	1.29
Diluted net income	$1.80	1.26	0.58	0.99	1.29
Cash dividends	$0.41	0.36	0.36	0.36	0.36
Book value	$15.80	14.77	14.08	14.10	12.83

*Shares outstanding and per share computations have been retroactively restated to reflect a 10% stock dividend during first quarter 2005.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Introduction
Management's discussion and analysis of earnings and related data are presented to assist in understanding the consolidated financial condition and results of operations of Peoples Bancorp of North Carolina, Inc. (the “Company”), for the years ended December 31, 2005, 2004 and 2003. The Company is a registered bank holding company operating under the supervision of the Federal Reserve Board and the parent company of Peoples Bank (the “Bank”). The Bank is a North Carolina-chartered bank, with offices in Catawba, Lincoln, Alexander, Mecklenburg and Iredell Counties, operating under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation (the “FDIC”).

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

Our business emphasis has been to operate as a well-capitalized, profitable and independent community-oriented financial institution dedicated to providing quality customer service. We are committed to meeting the financial needs of the communities in which we operate. We believe that we can be more effective in serving our customers than many of our non-local competitors because of our ability to quickly and effectively provide senior management responses to customer needs and inquiries. Our ability to provide these services is enhanced by the stability of our senior management team.

During 2005 the Federal Reserve has increased the Federal Funds Rate a total of 2.00%, with the rate set at 4.25% as of December 31, 2005. These increases had a positive impact on 2005 earnings and should continue to have a positive impact on the Bank’s net interest income in future periods. The positive impact from the increase in the Federal Funds Rate has been partially offset by the decrease in earnings realized on interest rate swaps utilized by the Company to convert some variable rate loans to fixed rate. These swaps were put in place during the time that the Federal Funds Rate approached 1.00% and helped to offset the decline in income experienced in 2003 and 2004 because of the reductions in the Federal Funds Rate that the Federal Reserve implemented from January 2001 to June 2003.

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

The Company’s accounting policies are fundamental to understanding management’s discussion and analysis of results of operations and financial condition. Many of the Company’s accounting policies require significant judgment regarding valuation of assets and liabilities and/or significant interpretation of specific accounting guidance. The following is a summary of some of the more subjective and complex accounting policies of the Company. A more complete description of the Company’s significant accounting policies can be found in Note 1 of the Notes to Consolidated Financial Statements in the Company’s 2006 Annual Report to Shareholders which is Appendix A to the Proxy Statement for the May 4, 2006 Annual Meeting of Shareholders.

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

In December 2004, the FASB revised SFAS No. 123 (“SFAS No. 123 (R)”). SFAS No. 123 (R), “Share-Based Payment,” requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Pro forma disclosure is no longer an alternative to financial statement recognition. SFAS No. 123 (R) is effective for periods beginning after December 31, 2005. The Company will adopt in the first quarter of 2006. The financial statement impact of adopting this change in accounting principle is not expected to be material due to the small number of unvested shares at December 31, 2005.

Management of the Company has made a number of estimates and assumptions relating to reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare the accompanying consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

The remainder of management’s discussion and analysis of the Company’s results of operations and financial position should be read in conjunction with the consolidated financial statements and related notes presented on pages A-25 through A-48.

Results of Operations
Summary. The Company reported earnings of $6.3 million in 2005, or $1.84 basic net earnings per share and $1.80 diluted net earnings per share, a 43% increase as compared to $4.4 million, or $1.28 basic net earnings per share and $1.26 diluted net earnings per share, for 2004. Net earnings from recurring operations for 2005 were $6.8 million, or $1.98 basic net earnings per share and $1.94 diluted net earnings per share, representing a 48% increase over net earnings from recurring operations of $4.6 million, or $1.33 basic net earnings per share and $1.31 diluted net earnings per share in 2004. Net non-recurring losses on disposition of assets in 2005 amounted to $746,000, primarily due to a $730,000 loss on sale of securities. This is an increase over net non-recurring losses on disposition of assets for the year ended December 31, 2004, which amounted to $248,000. The Company’s increase in recurring earnings for 2005 is primarily attributable to an increase in net interest income, an increase in non-interest income and a decrease in the provision for loan losses, which were partially offset by an increase in non-interest expense.

Net earnings for 2004 represented an increase of 121% as compared to 2003 net earnings of $2.0 million. Net earnings from recurring operations for 2004 increased 106% when compared to $2.2 million, or $0.65 basic net earnings per share and $0.64 diluted net earnings per share for 2003. Net earnings for 2003 included non-recurring losses on the sale of securities of $53,000. The increase in 2004 recurring earnings was primarily attributable to a decrease in the provision for loan losses and an increase in net interest income, which were partially offset by an increase in non-interest expense.

The annualized return on average assets in 2005 was 0.90%, compared to 0.65% in 2004 and 0.30% in 2003. Excluding non-recurring gains and losses on disposition of assets, the annualized return on average assets was 0.96%, 0.67% and 0.34% in 2005, 2004 and 2003, respectively. Annualized return on average shareholders’ equity was 11.31% in 2005 compared to 8.52% in 2004 and 4.01% in 2003. Excluding non-recurring gains and losses on disposition of assets, the annualized return on average shareholders’ equity was 12.07%, 8.81% and 4.46% in 2005, 2004 and 2003, respectively.

Net Interest Income. Net interest income, the major component of the Company's net income, is the amount by which interest and fees generated by interest-earning assets exceed the total cost of funds used to carry them. Net interest income is affected by changes in the volume and mix of interest-earning assets and interest-bearing liabilities, as well as changes in the yields earned and rates paid. Net interest margin is calculated by dividing tax-equivalent net interest income by average interest-earning assets, and represents the Company’s net yield on its interest-earning assets.

Net interest income was $27.9 million for 2005, or 17% over net interest income of $24.0 million in 2004. The increase was attributable to an increase in interest income due to an increase in the prime rate resulting from Federal Reserve interest rate increases combined with an increase in the average outstanding balance of available for sale securities. Net interest income increased 8% in 2004 from $22.2 million in 2003.

Table 1 sets forth for each category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding, the interest incurred on such amounts and the average rate earned or incurred for the years ended December 31, 2005, 2004 and 2003. The table also sets forth the average rate earned on total interest-earning assets, the average rate paid on total interest-bearing liabilities, and the net yield on average total interest-earning assets for the same periods. Yield information does not give effect to changes in fair value that are reflected as a component of shareholders’ equity. Yields and interest income on tax-exempt investments have been adjusted to tax equivalent basis using an effective tax rate 34% for securities that are both federal and state tax exempt and an effective tax rate of 6.90% for state tax exempt securities. Non-accrual loans and the interest income that was recorded on these loans, if any, are included in the yield calculations for loans in all periods reported.

Table 1- Average Balance Table
	December 31, 2005			December 31, 2004			December 31, 2003
(Dollars in Thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate
Interest-earning assets:
Loans	$550,545	37,234	6.76%	547,753	29,826	5.45%	539,559	28,700	5.32%
Interest rate swap agreements	-	(575)	-0.14%	-	1,056	2.21%	-	1,522	3.22%
Loan fees	-	1,951	0.29%	-	1,409	0.26%	-	1,390	0.26%
Total loans	550,545	38,610	7.01%	547,753	32,291	5.90%	539,559	31,612	5.86%

Investments - taxable	37,487	1,597	4.26%	35,920	1,545	4.30%	49,082	2,186	4.45%
Investments - nontaxable*	71,203	3,389	4.76%	57,850	2,741	4.74%	22,990	1,228	5.34%
Federal funds sold	2,272	73	3.21%	3,363	35	1.05%	5,981	58	0.98%
Other	6,674	238	3.57%	5,209	141	2.70%	8,152	174	2.14%

Total interest-earning assets	668,181	43,907	6.57%	650,095	36,753	5.65%	625,764	35,258	5.63%

Cash and due from banks	15,149			13,058			12,587
Other assets	31,324			30,601			31,008
Allowance for loan losses	(7,811)			(9,369)			(8,282)

Total assets	$706,843			684,385			661,077

Interest-bearing liabilities:
NOW accounts	$110,852	1,468	1.32%	106,832	1,292	1.21%	75,757	688	0.91%
Regular savings accounts	21,205	65	0.31%	21,845	72	0.33%	21,131	75	0.35%
Money market accounts	56,858	1,112	1.96%	51,069	535	1.05%	58,134	556	0.96%
Time deposits	292,807	8,923	3.05%	300,175	7,145	2.38%	310,991	8,157	2.62%
FHLB borrowings	65,934	2,889	4.38%	58,656	2,603	4.44%	59,305	2,597	4.38%
Demand notes payable to U.S. Treasury	702	21	3.02%	678	8	1.14%	710	7	0.99%
Trust preferred securities	14,433	938	6.50%	14,433	677	4.69%	14,433	668	4.62%
Other	419	13	3.00%	192	3	1.46%	215	1	0.47%

Total interest-bearing liabilities	563,210	15,429	2.74%	553,880	12,335	2.23%	540,676	12,749	2.36%

Demand deposits	89,275			78,221			67,690
Other liabilities	1,275			2,137			2,800
Shareholders' equity	55,989			51,978			49,971

Total liabilities and shareholder's equity	$709,749			686,216			661,137

Net interest spread		$28,478	3.83%		24,418	3.43%		22,509	3.27%

Net yield on interest-earning assets			4.26%			3.76%			3.60%

Taxable equivalent adjustment
Investment securities		$536			460			323

Net interest income		$27,942			23,958			22,186

*Includes U.S. government agency securities that are non-taxable for state income tax purposes of $50.7 million in 2005, $40.4 million in 2004 and $9.4 million in 2003. An effective tax rate of 6.90% was used to calculate the tax equivalent yield on these securities.

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

Table 2 - Rate/Volume Analysis-Tax Equivalent Basis

	December 31, 2005			December 31, 2004
(Dollars in Thousands)	Changes in average volume	Changes in average rates	Total Increase (Decrease)	Changes in average volume	Changes in average rates	Total Increase (Decrease)
Interest Income:

Loans: Net of unearned income	$180	6,139	6,319	481	198	679

Investments - taxable	67	(15)	52	(603)	(38)	(641)
Investments - nontaxable	634	14	648	1,756	(243)	1,513
Federal funds sold	(23)	61	38	(26)	3	(23)
Other	45	52	97	(73)	40	(33)

Total interest income	903	6,251	7,154	1,535	(40)	1,495

Interest expense:

NOW accounts	51	125	176	329	275	604
Regular savings accounts	(2)	(5)	(7)	2	(5)	(3)
Money market accounts	87	490	577	(71)	50	(21)
Time deposits	(200)	1,978	1,778	(271)	(741)	(1,012)
FHLB Borrowings	321	(35)	286	(28)	34	6
Demand notes payable to
U.S. Treasury	-	13	13	-	1	1
Trust Preferred Securities	24	237	261	-	9	9
Other	5	5	10	-	2	2

Total interest expense	286	2,808	3,094	(39)	(375)	(414)

Net interest income	$617	3,443	4,060	1,574	335	1,909

Net interest income on a tax equivalent basis totaled $28.5 million in 2005, increasing 17% or $4.1 million from 2004. This increase was primarily attributable to an increase in the yield on interest-earning assets partially offset by an increase in the cost of funds. The interest rate spread, which represents the rate earned on interest-earning assets less the rate paid on interest-bearing liabilities, was 3.83% in 2005, an increase from the 2004 net interest spread of 3.43%. The net yield on interest-earning assets in 2005 increased to 4.26% from the 2004 net interest margin of 3.76%.

Tax equivalent interest income increased $7.2 million or 19% in 2005 primarily due to an increase in the Bank’s prime lending rate from an average rate of 4.34% in 2004 to 6.19% in 2005. The increase in rates combined with a $17.4 million increase in average interest-earning assets resulted in an increase in the yield on interest-earning assets to 6.57% in 2005 as compared to 5.65% in 2004. The $18.1 million increase in average interest-earning assets was attributable primarily to a $14.9 million increase in average investment securities. Average loans in 2005 increased 1% to $550.5 million when compared to 2004. All other interest-earning assets including federal funds sold increased to $8.9 million in 2005 from $8.6 million in 2004.

Interest expense increased $3.1 million or 25% in 2005 due to an increase in the average rate paid on interest-bearing liabilities combined with a $9.3 million increase in volume of interest-bearing liabilities. The cost of funds increased to 2.74% in 2005 from 2.23% in 2004. This increase in the cost of funds was primarily attributable to increases in the average rate paid on interest-bearing checking and savings accounts and certificates of deposit. The $9.3 million growth in average interest-bearing liabilities was primarily attributable to an increase in FHLB borrowings of $7.2 million to $65.9 million in 2005 from $58.7 million in 2004.

In 2004 net interest income on a tax equivalent basis increased $1.9 million or 8% to $24.4 million in 2004 from $22.5 million in 2003. The interest rate spread was 3.43% in 2004, an increase from the 2003 net interest spread of 3.27%. The net yield on interest-earning assets in 2004 increased to 3.76% from the 2003 net interest margin of 3.60%.

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

The provision for loan losses was $3.1 million, $3.3 million, and $6.7 million for the years ended December 31, 2005, 2004 and 2003, respectively. The decrease in the provision for loan losses for 2005 reflects a decrease in classified loans of $5.3 million as of December 31, 2005 when compared to December 31, 2004, netted against the effect of a 6% growth in gross loans during 2005. Please see the section below entitled “Allowance for Loan Losses” for a more complete discussion of the Bank’s policy for addressing possible loan losses

Non-Interest Income. Non-interest income for 2005 totaled $6.7 million, an increase of $676,000 or 11% from non-interest income of $6.0 million for 2004. The increases in non-interest income for 2005 are primarily due to an increase in fee income from the Bank’s Banco de la Gente branches, which were in operation for the first full year in 2005, increases in debit card fee income and an increase in mortgage banking income. Non-interest income for 2004 increased $175,000 or 3% from non-interest income of $5.8 million for 2003. The increase in non-interest income for 2004 is primarily due to an increase in service charge fee income associated with deposit growth, which were partially offset by a decrease in mortgage banking income. Excluding non-recurring gains or losses on the disposition of assets, non-interest income for 2005 increased 19% to $7.4 million as compared to $6.2 million in 2004. Non-interest income, excluding non-recurring gains or losses on the disposition of assets, totaled $6.2 million for 2003.

Service charges on deposit accounts totaled $3.8 million during 2005, an increase of $345,000, or 10% over 2004. Service charge income increased $168,000, or 5% in 2004 compared to 2003. These increases are primarily attributable to growth in the deposit base coupled with normal pricing changes, which resulted in an increase in account maintenance fees.

Other service charges and fees increased 69% to $1.1 million for the year ended December 31, 2005 as compared to $677,000 for the same period one year ago. This increase is primarily attributable to fee income from the Bank’s Banco de la Gente branches, which were in operation for the first full year in 2005.

The Company reported net losses on sale of securities of $730,000, $64,000 and $53,000 in 2005, 2004 and 2003, respectively. Losses on the sale of securities were primarily due to the sale of $20 million in callable U.S. Government Agency securities, which were reinvested in fixed term U.S. Government Agency securities in order to reduce the exposure to a decrease in interest rates in the Bank’s investment portfolio.

Mortgage banking income increased to $469,000 in 2005 from $357,000 in 2004. During 2004 mortgage banking income decreased $248,000 from the $605,000 reported in 2003. The decrease in mortgage banking income for 2004 was primarily attributable to an increase in mortgage interest rates during 2004.

Net losses on repossessed assets were $38,000 for 2005 compared to net losses on repossessed assets of $180,000 for 2004. During 2003 a net loss on repossessed assets of $747,000 was recognized.

The Company recognized a $479,000 gain on the sale of loans during 2003 as a result of the sale of the Bank’s $3.7 million credit card portfolio in 2003. There were no gains on the sale of loans recognized in 2005 and 2004.

Miscellaneous income for 2005 totaled $1.7 million, an increase of 24% from $1.4 million for 2004. The increase in miscellaneous income was primarily attributable to an increase in debit card fee income primarily associated with increased card usage due to an increased number of demand accounts. During 2003, miscellaneous income increased 18% primarily due to an increase in debit card fee income.

Table 3 presents a summary of non-interest income for the years ended December 31, 2005, 2004 and 2003.

Table 3 - Non-Interest Income

(Dollars in Thousands)	2005	2004	2003
Service charges	$3,780	3,435	3,267
Other service charges and fees	1,142	677	611
Gain (loss) on sale of securities	(730)	(64)	(53)
Mortgage banking income	469	356	604
Insurance and brokerage commissions	387	430	421
Loss on foreclosed and repossessed assets	(38)	(179)	(747)
Gain on sale of loans	-	-	479
Miscellaneous	1,686	1,365	1,263
Total non-interest income	$6,696	6,020	5,845

Non-Interest Expense. Total non-interest expense amounted to $21.8 million for 2005, an increase of 9% from 2004. Non-interest expense for 2004 increased 10% to $20.1 million from non-interest expense of $18.2 million for 2003.

Salary and employee benefit expense was $12.4 million in 2005, compared to $11.5 million during 2004, an increase of $873,000 or 8%, following a $1.4 million or 14% increase in salary and employee benefit expense in 2004 over 2003. The 2005 increase in salary and employee benefits is primarily due to normal salary increases and increased incentive expense. The increase during 2004 is attributable to normal salary increases, increased incentive expense and increased employee insurance costs.

The Company recorded occupancy expenses of $3.9 million in 2005, compared to $3.7 million during 2004, an increase of $277,000 or 8%, following an increase of $282,000 or 8% in occupancy expenses in 2004 over 2003. The increase in 2005 is primarily due to an increase in furniture and equipment expense and lease expense. Increases in 2004 are attributable to an increase in repairs and maintenance expense and an increase in lease expense resulting from lease agreements for branch facilities entered into during 2003 and 2004. During 2003, the Company sold two branch locations with net book values of approximately $3.1 million and is currently leasing the facilities from the buyers. As a result of the sales, the Company deferred a gain of approximately $633,000 and is recognizing the gain over the lease term. Approximately $22,000 of the deferred gain was recognized for the years ended December 31, 2005 and 2004. During 2003 approximately $18,000 of the deferred gain was recognized. Annual rent expense related to these two locations is $237,000.

The total of all other operating expenses increased $610,000 or 12% during 2005. Other operating expense increased $170,000 or 4% in 2004 over 2003. The increase in other expense for 2005 is primarily attributable to increases of $219,000 in fraud and forgery and processing adjustments on transactional accounts, $99,000 in professional fees, $74,000 in deposit program expense and $73,000 in debit card expense.

Table 4 presents a summary of non-interest expense for the years ended December 31, 2005, 2004 and 2003.

Table 4 - Non-Interest Expense

(Dollars in Thousands)	2005	2004	2003
Salaries and wages	$8,648	8,240	7,733
Employee benefits	3,702	3,237	2,367
Total personnel expense	12,350	11,477	10,100
Occupancy expense	3,949	3,672	3,390
Office supplies	314	314	270
FDIC deposit insurance	76	81	82
Professional services	389	290	333
Postage	264	211	217
Telephone	403	337	333
Director fees and expense	334	351	234
Marketing and public relations	656	620	541
Consulting fees	233	306	280
Taxes and licenses	218	200	443
Other operating expense	2,631	2,198	2,005
Total non-interest expense	$21,817	20,057	18,228

Income Taxes. Total income tax expense was $3.4 million in 2005 compared with $2.2 million in 2004 and $1.1 million in 2003. The primary reason for the increase in taxes for 2005 as compared to 2004 and 2003 was the increase in pretax income. The Company’s effective tax rates were 34.81%, 33.51% and 34.50% in 2005, 2004 and 2003, respectively.

Liquidity. The objectives of the Company’s liquidity policy are to provide for the availability of adequate funds to meet the needs of loan demand, deposit withdrawals, maturing liabilities and to satisfy regulatory requirements. Both deposit and loan customer cash needs can fluctuate significantly depending upon business cycles, economic conditions and yields and returns available from alternative investment opportunities. In addition, the Company’s liquidity is affected by off-balance sheet commitments to lend in the form of unfunded commitments to extend credit and standby letters of credit. As of December 31, 2005 such unfunded commitments to extend credit were $133.4 million, while commitments in the form of standby letters of credit totaled $2.7 million.

The Company uses several sources to meet its liquidity requirements. The primary source is core deposits, which includes demand deposits, savings accounts and certificates of deposits of denominations less than $100,000. The Company considers these to be a stable portion of the Company’s liability mix and the result of on-going consumer and commercial banking relationships. As of December 31, 2005, the Company’s core deposits totaled $430.4 million, or 74% of total deposits.

The other sources of funding for the Company are through large denomination certificates of deposit, including brokered deposits, federal funds purchased and FHLB advances. The Bank is also able to borrow from the Federal Reserve System on a short-term basis.

At December 31, 2005, the Bank had a significant amount of deposits in amounts greater than $100,000, including brokered deposits of $40.3 million, which mature over the next two years. The balance and cost of these deposits are more susceptible to changes in the interest rate environment than other deposits. For additional information, please see the section below entitled “Deposits”.

The Bank has a line of credit with the FHLB equal to 20% of the Bank’s total assets, with an outstanding balance of $71.6 million at December 31, 2005. The remaining availability at FHLB was $49.3 million at December 31, 2005. The Bank also had the ability to borrow up to $26.5 million for the purchase of overnight federal funds from three correspondent financial institutions as of December 31, 2005.

The liquidity ratio for the Bank, which is defined as net cash, interest bearing deposits with banks, federal funds sold, certain investment securities and certain FHLB advances available under the line of credit, as a percentage of net deposits (adjusted for deposit runoff projections) and short-term liabilities was 36.81% at December 31, 2005, 34.82% at December 31, 2004 and 26.83% at December 31, 2003. The minimum required liquidity ratio as defined in the Bank’s Asset/Liability and Interest Rate Risk Management Policy is 20%.

As disclosed in the Company’s Consolidated Statements of Cash Flows included elsewhere herein, net cash provided by operating activities was approximately $14.3 million during 2005. Net cash used in investing activities of $49.8 million consisted primarily of a net increase in loans of $35.1 million. Net cash provided by financing activities amounted to $38.6 million, primarily from $26.3 million net increase in deposits.

Asset Liability and Interest Rate Risk Management. The objective of the Company’s Asset Liability and Interest Rate Risk strategies is to identify and manage the sensitivity of net interest income to changing interest rates and to minimize the interest rate risk between interest-earning assets and interest-bearing liabilities at various maturities. This is to be done in conjunction with the need to maintain adequate liquidity and the overall goal of maximizing net interest income. Table 5 presents an interest rate sensitivity analysis for the interest-earning assets and interest-bearing liabilities for the year ended December 31, 2005.

Table 5 - Interest Sensitivity Analysis

(Dollars in Thousands)	Immediate	1-3 Months	4-12 Months	Total Within One year	Over One year & Non-sensitive	Total
Interest-earning assets:
Loans	$427,716	17,536	8,697	453,949	112,714	$566,663
Mortgage loans available for sale	2,248	-	-	2,248	-	2,248
Investment securities	-	1,753	-	1,753	113,405	115,158
Federal funds sold	1,347	-	-	1,347	-	1,347
Interest-bearing deposit accounts	1,480	-	-	1,480	-	1,480
Other interest-earning assets	-	-	-	-	5,506	5,506

Total interest-earning assets	432,791	19,289	8,697	460,777	231,625	$692,402

Interest-bearing liabilities:
NOW, savings, and money market deposits	183,249	-	-	183,249	-	$183,249
Time deposits	69,697	42,161	130,078	241,936	63,008	304,944
Other short term borrowings	1,474	-	-	1,474	-	1,474
FHLB borrowings	4,600	2,500	-	7,100	64,500	71,600
Securities sold under agreement to repurchase	981	-	-	981	-	981
Trust preferred securities	-	14,433	-	14,433	-	14,433

Total interest-bearing liabilities	260,001	59,094	130,078	449,173	127,508	$576,681

Interest-sensitive gap	$172,790	(39,805)	(121,381)	11,604	104,117	$115,721

Cumulative interest-sensitive gap	$172,790	132,985	11,604	11,604	115,721

Interest-earning assets as a percentage of interest-bearing liabilities	166.46%	32.64%	6.69%	102.58%

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

The Company’s rate sensitive assets are those earning interest at variable rates and those with contractual maturities within one year. Rate sensitive assets therefore include both loans and available for sale securities. Rate sensitive liabilities include interest-bearing checking accounts, money market deposit accounts, savings accounts, time deposits and borrowed funds. As shown in table 5, the Company’s balance sheet is asset-sensitive, meaning that in a given period there will be more assets than liabilities subject to immediate repricing as interest rates change in the market. Because most of the Company’s loans are tied to the prime rate, they reprice more rapidly than rate sensitive interest-bearing deposits. During periods of rising rates, this results in increased net interest income. The opposite occurs during periods of declining rates. Rate sensitive assets at December 31, 2005 totaled $692.4 million, exceeding rate sensitive liabilities of $576.7 million by $115.7 million.

In order to assist in achieving a desired level of interest rate sensitivity, the Company entered into off-balance sheet contracts that are considered derivative financial instruments. As of December 31, 2005, the Company had cash flow hedges with a notional amount of $70.0 million. These derivative instruments consist of two interest rate floor contracts that are used to hedge future cash flows of the first $70.0 million of certain variable rate commercial loans against the downward effects of their repricing in the event of a decreasing rate environment for a period of three years ending in July 2008 and November 2008. If the prime rate falls below 6.25% during the term of the contract on the first floor, the Company will receive payments based on the $35.0 million notional amount times the difference between 6.25% and the weighted average prime rate for the quarter. No payments will be received by the Company if the weighted average prime rate is 6.25% or higher. The Company paid a premium of $161,000 on this contact. On the second floor if the prime rate falls below 7.00% during the term of the contract, the Company will receive payments based on the $35.0 million notional amount times the difference between 7.00% and the weighted average prime rate for the quarter. No payments will be received by the Company if the weighted average prime rate is 7.00% or higher. The Company paid a premium of $203,000 on this contract.

The Company settled two previously outstanding interest rate swap agreements during 2005. The first swap with a notional amount of $25.0 million and scheduled to mature in April 2006 was sold for a loss of $318,000. The second swap with a notional amount of $30.0 million and scheduled to mature in September 2006 was sold for a loss of $552,000. The losses realized upon settlement are being recognized over the original term of the agreements, and during the year ended December 31, 2005, losses of approximately $484,000 were recognized.

The Bank also utilizes interest rate floors on certain variable rate loans to protect against further downward movements in the prime rate. At December 31, 2005, the Bank had $90.5 million in loans with interest rate floors; however, none of the floors were in effect pursuant to the terms of the promissory notes on these loans.

An analysis of the Company’s financial condition and growth can be made be examining the changes and trends in interest-earning assets and interest-bearing liabilities, and a discussion of these changes and trends follows.

Analysis of Financial Condition
Investment Securities. All of the Company’s investment securities are held in the available-for-sale (“AFS”) category. At December 31, 2005 the market value of AFS securities totaled $115.2 million, compared to $105.6 million and $79.5 million at December 31, 2004 and 2003, respectively. The increase in 2005 investment securities is attributable to additional securities purchases, which were partially offset by paydowns on mortgage-backed securities and maturities during 2005. This increase in AFS securities reflects management’s directed effort to increase investment securities as a percentage of total assets in an effort to reduce the credit risk in the balance sheet. Table 6 presents the market value of the AFS securities held at December 31, 2005, 2004 and 2003.

Table 6 - Summary of Investment Portfolio

(Dollars in Thousands)	2005	2004	2003
Obligations of United States government
agencies and corporations	$60,243	46,570	34,517

Obligations of states and political subdivisions	21,609	20,649	14,950

Mortgage backed securities	31,004	36,543	24,920

Trust preferred securities	1,750	1,750	5,000

Equity securities	552	86	73

Total securities	$115,158	105,598	79,460

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

The Company’s investment portfolio consists of U.S. government agency securities, municipal securities, U.S. government agency sponsored mortgage-backed securities, trust preferred securities and equity securities. AFS securities averaged $108.7 million in 2005, $93.8 million in 2004 and $72.1 million in 2003. Table 7 presents the amortized cost of AFS securities held by the Company by maturity category at December 31, 2005. Yield information does not give effect to changes in fair value that are reflected as a component of shareholders’ equity and yields are calculated on a tax equivalent basis. Yields and interest income on tax-exempt investments have been adjusted to tax equivalent basis using an effective tax rate 34% for securities that are both federal and state tax exempt and an effective tax rate of 6.90% for state tax exempt securities.

Table 7 - Maturity Distribution and Weighted Average Yield on Investments
	One Year or Less		After One Year Through 5 Years		After 5 Years Through 10 Years		After 10 Years		Totals
(Dollars in Thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Book value:

United States Government agencies	$-	-	36,433	4.27%	24,318	4.80%	-	-	$60,751	4.48%

States and political subdivisions	200	7.21%	8,341	5.08%	9,329	4.88%	3,878	7.04%	21,748	5.36%

Mortgage backed securities	-	-	432	3.74%	12,371	3.99%	19,063	4.53%	31,866	4.31%

Trust preferred securities	-	-	-	-	-	-	1,750	7.16%	1,750	7.16%

Equity securities	-	-	-	-	-	-	815	0.21%	815	0.21%

Total securities	$200	7.21%	45,206	4.42%	46,018	4.60%	25,506	4.95%	$116,930	4.61%

Loans. The loan portfolio is the largest category of the Company’s earning assets and is comprised of commercial loans, real estate mortgage loans, real estate construction loans and consumer loans. The Company grants loans and extensions of credit primarily within the Catawba Valley region of North Carolina, which encompasses Catawba, Alexander, Iredell and Lincoln counties and also in Mecklenburg County. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by real estate, which is dependent upon the real estate market. Non-real estate loans also can be affected by local economic conditions. In management’s opinion, there are no significant concentrations of credit with particular borrowers engaged in similar activities.

The composition of the Company’s loan portfolio is presented in table 8.

Table 8 - Loan Portfolio

	2005		2004		2003		2002		2001
(Dollars in Thousands)	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans
Breakdown of loan receivables:
Commercial	$79,902	14.10%	79,189	14.79%	90,558	16.41%	92,141	17.51%	102,409	20.87%
Real estate - mortgage	330,227	58.28%	312,988	58.45%	332,730	60.26%	322,987	61.36%	277,737	56.61%
Real estate - construction	141,420	24.96%	127,042	23.73%	110,392	19.99%	80,552	15.30%	82,791	16.88%
Consumer	15,115	2.66%	16,249	3.03%	18,446	3.34%	30,690	5.83%	27,671	5.64%

Total loans	$566,664	100.00%	535,468	100.00%	552,126	100.00%	526,370	100.00%	490,608	100.00%

Less: Allowance for loan losses	7,425		8,049		9,722		7,248		6,091

Net loans	$559,239		527,419		542,404		519,122		484,517

    As of December 31, 2005, gross loans outstanding were $566.7 million, an increase of $31.2 million or 6% from the December 31, 2004 balance of $535.5 million. Commercial loans increased $713,000 in 2005. Real estate mortgage loans grew $17.2 million when compared to 2004 due to an increase in commercial real estate loans. Real estate construction loans increased $14.4 million in 2005 as a result of an increase in real estate development loans. Consumer loans decreased $1.1 million in 2005.

    Mortgage loans held for sale were $2.2 million at December 31, 2005, a decrease of $1.5 million from the December 31, 2004 balance of $3.8 million which represented an increase of $3.2 million from the December 31, 2003 balance of $587,000

Table 9 identifies the maturities of all loans as of December 31, 2005 and addresses the sensitivity of these loans to changes in interest rates.

Table 9 - Maturity and Repricing Data for Loans

(Dollars in Thousands)	Within One Year or Less	After One Year Through Five Years	After Five Years	Total Loans
Commercial	$70,761	8,572	569	$79,902
Real estate - mortgage	245,454	51,624	33,149	330,227
Real estate - construction	131,110	9,373	937	141,420
Consumer	6,624	7,215	1,275	15,114

Total loans	$453,949	76,784	35,930	$566,663

Total fixed rate loans	$11,316	63,882	35,930	$111,128
Total floating rate loans	442,633	12,902	-	455,535

Total loans	$453,949	76,784	35,930	$566,663

In the normal course of business, there are various commitments outstanding to extend credit that are not reflected in the financial statements. At December 31, 2005, outstanding loan commitments totaled $133.4 million. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Additional information regarding commitments is provided below in the section entitled “Contractual Obligations” and in Note 10 to the Consolidated Financial Statements.

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

An allowance for loan losses is also established, as necessary, for individual loans considered to be impaired in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 114. A loan is considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan will not be collected. Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, or at the loan’s observable market price, or the fair value of collateral if the loan is collateral dependent. At December 31, 2005 and 2004, the recorded investment in loans that were considered to be impaired under SFAS No. 114 was approximately $3.5 million and $5.1 million, respectively, with related allowance for loan losses of approximately $478,000 and $773,000, respectively.

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

As described above, the Company grants loans and extensions of credit primarily within the Catawba Valley region of North Carolina, which encompasses Catawba, Alexander, Iredell and Lincoln counties and also in Mecklenburg County. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by real estate, which is dependent upon the real estate market. Non-real estate loans also can be affected by local economic conditions. At December 31, 2005, approximately 5% of the Company’s portfolio was not secured by any type of collateral. Unsecured loans generally involve higher credit risk than secured loans, and in the event of customer default, the Company has a higher exposure to potential loan losses.

Net charge-offs for 2005 were $3.7 million. The ratio of net charge-offs to average total loans was 0.68% in 2005, 0.90% in 2004 and 0.79% in 2003. Charge-offs in 2004 included charges of $1.0 million and $550,000 related to loans to customers that were formerly directors of the Company. The allowance for loan losses decreased to $7.4 million or 1.31% of total loans outstanding at December 31, 2005. This decrease in the allowance for loan losses was the result of a reduction in classified loans. For December 31, 2004 and 2003, the allowance for loan losses amounted to $8.0 million, or 1.50% of total loans outstanding and $9.7 million, or 1.76% of total loans outstanding, respectively.

Table 10 presents the percentage of loans assigned to each risk grade along with the general reserve percentage applied to loans in each risk grade at December 31, 2005 and 2004.

Table 10 - Loan Risk Grade Analysis

	Percentage of Loans		General Reserve
	By Risk Grade		Percentage
Risk Grade	2005	2004	2005	2004

Risk 1 (Excellent Quality)	14.28%	13.44%	0.15%	0.15%
Risk 2 (High Quality)	18.16%	23.03%	0.50%	0.50%
Risk 3 (Good Quality)	56.40%	53.89%	1.00%	1.00%
Risk 4 (Management Attention)	8.38%	5.67%	2.50%	2.50%
Risk 5 (Watch)	0.88%	0.95%	7.00%	7.00%
Risk 6 (Substandard)	0.42%	0.61%	12.00%	12.00%
Risk 7 (Low Substandard)	0.86%	1.46%	25.00%	25.00%
Risk 8 (Doubtful)	0.00%	0.00%	50.00%	50.00%
Risk 9 (Loss)	0.00%	0.00%	100.00%	100.00%

At December 31, 2005, there were two relationships which exceeded $1.0 million (totaling $2.7 million) in the Watch risk grade, no relationships that exceeded $1.0 million in the Substandard risk grade and two relationships which exceed $1.0 million (totaling $4.5 million) in the Low Substandard risk grade. Balances of individual relationships exceeding $1.0 million in these risk grades ranged from $1.1 million to $3.2 million. These customers continue to meet payment requirements and these relationships would not become non-performing assets unless they are unable to meet those requirements.

Table 11 presents an analysis of the allowance for loan losses, including charge-off activity.

Table 11 - Analysis of Allowance for Loan Losses

(Dollars in Thousands)	2005	2004	2003	2002	2001
Reserve for loan losses at beginning	$8,049	9,722	7,248	6,091	4,713

Loans charged off:
Commercial	293	1,004	1,179	3,737	842
Real estate - mortgage	2,141	3,842	2,422	158	790
Real estate - construction	1,250	4	251	-	51
Consumer	516	535	630	546	675

Total loans charged off	4,200	5,385	4,482	4,441	2,358

Recoveries of losses previously charged off:

Commercial	144	162	36	40	84
Real estate - mortgage	162	144	18	-	-
Real estate - construction	-	-	1	4	6
Consumer	160	150	157	122	101

Total recoveries	466	456	212	166	191

Net loans charged off	3,734	4,929	4,270	4,275	2,167

Provision for loan losses	3,110	3,256	6,744	5,432	3,545

Reserve for loan losses at end of year	$7,425	8,049	9,722	7,248	6,091

Loans charged off net of recoveries, as
a percent of average loans outstanding	0.68%	0.90%	0.79%	0.84%	0.48%

Non-performing Assets. Non-performing assets, comprised of non-accrual loans, other real estate owned, other repossessed assets and loans for which payments are more than 90 days past due totaled $5.0 million at December 31, 2005 compared to $6.0 million at December 31, 2004. Non-accrual loans were $3.5 million at December 31, 2005, a decrease of $1.6 million from non-accruals of $5.1 million at December 31, 2004. As a percentage of loans outstanding, non-accrual loans were 0.62% and 0.95% at December 31, 2005 and 2004, respectively. The Bank had loans ninety days past due and still accruing at December 31, 2005 of $946,000 as compared to $245,000 for the same period in 2004. Other real estate owned totaled $531,000 and $682,000 as of December 31, 2005 and 2004, respectively. The Bank had no repossessed assets as of December 31, 2005 and 2004.

At December 31, 2005 the Company had non-performing loans, defined as non-accrual and accruing loans past due more than 90 days, of $4.4 million or 0.79% of total loans. Non-performing loans for 2004 were $5.3 million, or 1.00% of total loans and $4.6 million, or 0.84% of total loans for 2003. Interest that would have been recorded on non-accrual loans for the years ended December 31, 2005, 2004 and 2003, had they performed in accordance with their original terms, amounted to approximately $507,000, $264,000 and $400,000 respectively. Interest income on impaired loans included in the results of operations for 2005, 2004, and 2003 amounted to approximately $77,000, $123,000 and $67,000, respectively.

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

A summary of non-performing assets at December 31 for each of the years presented is shown in Table 12.

Table 12 - Non-performing Assets

(Dollars in Thousands)	2005	2004	2003	2002	2001
Non-accrual loans	$3,492	5,097	4,343	4,602	3,756
Loans 90 days or more past due and still accruing	946	245	271	239	655
Total non-performing loans	4,438	5,342	4,614	4,841	4,411
All other real estate owned	531	682	1,447	240	256
All other repossessed assets	-	-	206	1,538	4
Total non-performing assets	$4,969	6,024	6,267	6,619	4,671

As a percent of total loans at year end
Non-accrual loans	0.62%	0.95%	0.79%	0.87%	0.77%
Loans 90 days or more past due and still accruing	0.17%	0.05%	0.05%	0.05%	0.13%
Total non-performing assets	0.88%	1.12%	1.14%	1.26%	0.95%

      Deposits. The Company primarily uses deposits to fund its loan and investment portfolios. The Company offers a variety of deposit accounts to individuals and businesses. Deposit accounts include checking, savings, money market and time deposits. As of December 31, 2005, total deposits were $582.9 million, an increase of $26.4 million or 5% increase over the December 31, 2004 balance of $556.5 million.  The increase in deposits is primarily attributable to growth in core deposits, which include demand deposits, savings accounts and certificates of deposits of denominations less than $100,000, to $430.4 million at December 31, 2005 from $402.2 million at December 31, 2004. The increase in core deposits resulted primarily from an increase in the Bank’s certificates of deposits of denominations less than $100,000, due to a change in certificate of deposit pricing strategies implemented in 2005.

Time deposits in amounts of $100,000 or more totaled $152.4 million at December 31, 2005, $154.3 million and $171.6 million at December 31, 2004 and 2003, respectively. The decrease in 2005 is due to a reduction in brokered deposits that were replaced with core deposits. At December 31, 2005, brokered deposits amounted to $40.3 million as compared to $39.4 million at December 31, 2004. Brokered deposits are generally considered to be more susceptible to withdrawal as a result of interest rate changes and to be a less stable source of funds, as compared to deposits from the local market. Brokered deposits outstanding as of December 31, 2005 have a weighted average rate of 3.64% with a weighted average original term of 18 months.

Table 13 is a summary of the maturity distribution of time deposits in amounts of $100,000 or more as of December 31, 2005.

Table 13 - Maturities of Time Deposits over $100,000

(Dollars in Thousands)	2005
Three months or less	$33,040
Over three months through six months	28,730
Over six months through twelve months	38,760
Over twelve months	51,881
Total	$152,411

Borrowed Funds. The Company has access to various short-term borrowings, including the purchase of federal funds and borrowing arrangements from the FHLB and other financial institutions. At December 31, 2005, FHLB borrowings totaled $71.6 million compared to $59.0 million at December 31, 2004 and $58.0 million at December 31, 2003. Average FHLB borrowings for 2005 were $65.9 million, compared to average balances of $58.7 million for 2004 and $59.3 million for 2003. The maximum amount of outstanding FHLB borrowings was $77.6 million in 2005, and $70.7 in 2004 and $75.1 in 2003. The FHLB advances outstanding at December 31, 2005 had both fixed and adjustable interest rates ranging from 3.28% to 6.49%. Currently $7.1 million of the FHLB advances outstanding have contractual maturities prior to December 31, 2006. The FHLB has the option to convert $52.0 million of the total advances to a floating rate and, if converted, the Bank may repay advances without prepayment of a prepayment fee. The Company also has an additional $10.0 million in variable rate convertible advances, which may be repaid without a prepayment fee if converted by the FHLB. Additional information regarding FHLB advances is provided in Note 6 to the Consolidated Financial Statements.

       Demand notes payable to the U. S. Treasury, which represent treasury tax and loan payments received from customers, amounted to approximately $1.5 million, $1.2 million and $443,000 at December 31, 2005, 2004 and 2003, respectively.

Securities sold under agreements to repurchase amounted to $981,000 as of December 31, 2005. The Company had no securities sold under agreements to repurchase as of December 21, 2004 and 2003.

The Company had no federal funds purchased as of December 31, 2005, 2004 or 2003.

Junior Subordinated Debentures (related to Trust Preferred Securities). In December 2001 the Company formed a wholly owned Delaware statutory trust, PEBK Capital Trust I (“PEBK Trust”), which issued $14.0 million of guaranteed preferred beneficial interests in the Company’s junior subordinated deferrable interest debentures that qualify as Tier 1 capital under Federal Reserve Board guidelines. All of the common securities of PEBK Trust are owned by the Company. The proceeds from the issuance of the common securities and the trust preferred securities were used by PEBK Trust to purchase $14.4 million of junior subordinated debentures of the Company, which pay a floating rate equal to prime plus 50 basis points. The proceeds received by the Company from the sale of the junior subordinated debentures were used for general purposes, primarily to provide capital to the Bank. The debentures represent the sole asset of PEBK Trust. PEBK Trust is not included in the consolidated financial statements at December 31, 2005, 2004 or 2003.

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

Contractual Obligations and Off-Balance Sheet Arrangements. The Company’s contractual obligations and other commitments as of December 31, 2005 are summarized in Table 14 below. The Company’s contractual obligations include the repayment of principal and interest related to FHLB advances and junior subordinated debentures, as well as certain payments under current lease agreements. Other commitments include commitments to extend credit. Because not all of these commitments to extend credit will be drawn upon, the actual cash requirements are likely to be significantly less than the amounts reported for other commitments below.

Table 14 - Contractual Obligations and Other Commitments

(Dollars in Thousands)	Within One year	One to Three Years	Three to Five Years	Five Years or More	Total
Contractual Cash Obligations
Long-term borrowings*	$2,500	2,500	17,000	45,000	$67,000
Junior subordinated debentures	-	-	-	14,433	14,433
Operating lease obligations	985	1,935	1,447	4,232	8,599

Total	$3,485	4,435	18,447	63,665	$90,032

Other Commitments
Commitments to extend credit	$46,450	23,217	9,472	54,270	$133,409
Standby letters of credit
and financial guarantees written	2,607	85	-	-	2,692

Total	$49,057	23,302	9,472	54,270	$136,101

*Excludes $4.6 million adjustable rate credit due to the FHLB, which matured in February 2006.

The Company enters into derivative contracts to manage various financial risks. A derivative is a financial instrument that derives its cash flows, and therefore its value, by reference to an underlying instrument, index or referenced interest rate. Derivative contracts are carried at fair value on the consolidated balance sheet with the fair value representing the net present value of expected future cash receipts or payments based on market interest rates as of the balance sheet date. Derivative contracts are written in amounts referred to as notional amounts, which only provide the basis for calculating payments between counterparties and are not a measure of financial risk. Therefore, the derivative amounts recorded on the balance sheet do not represent the amounts that may ultimately be paid under these contracts. Further discussions of derivative instruments are included above in the section entitled “Asset Liability and Interest Rate Risk Management” beginning on page A-10 and in Notes 1, 10, 11 and 16 to the Consolidated Financial Statements.

Capital Resources. Shareholders’ equity at December 31, 2005 was $54.4 million compared to $50.9 million at December 31, 2004 and $48.6 million at December 31, 2003. At December 31, 2005 and 2004, unrealized gains and losses, net of taxes, amounted to losses of $1.4 million and $121,000, respectively. For the year ended December 31, 2003, unrealized gains and losses, net of taxes, amounted to a gain of $588,000. Average shareholders’ equity as a percentage of total average assets is one measure used to determine capital strength. Average shareholders’ equity as a percentage of total average assets was 7.92%, 7.59% and 7.56% for 2005, 2004 and 2003. The return on average shareholders’ equity was 11.31% at December 31, 2005 as compared to 8.52% and 4.01% as of December 31, 2004 and December 31, 2003, respectively. Total cash dividends paid during 2005 amounted to $1.4 million. Cash dividends totaling $1.3 million were paid during 2004 and 2003.

In November 2004, the Company’s Board of Directors authorized the repurchase of up to $3.0 million in common shares of the Company’s outstanding common stock effective through the end of November 2005. During 2005, the Company repurchased a total of 15,000 shares at a total price of $315,000. During 2004, the Company repurchased a total of 15,100 shares at a total price of $291,000.

In November 2005, the Company’s Board of Directors authorized the repurchase of up to $2.0 million in common shares of the Company’s outstanding common stock effective through the end of November 2006. No shares have been repurchased under the current plan.

Under regulatory capital guidelines, financial institutions are currently required to maintain a total risk-based capital ratio of 8.0% or greater, with a Tier 1 risk-based capital ratio of 4.0% or greater. Tier 1 capital is generally defined as shareholders' equity and trust preferred securities less all intangible assets and goodwill. Tier 1 capital at December 31, 2005, 2004 and 2003 includes $14.0 million in trust preferred securities. The Company’s Tier 1 capital ratio was 11.02%, 10.97% and 10.50% at December 31, 2005, 2004 and 2003, respectively. Total risk-based capital is defined as Tier 1 capital plus supplementary capital. Supplementary capital, or Tier 2 capital, consists of the Company's allowance for loan losses, not exceeding 1.25% of the Company's risk-weighted assets. Total risk-based capital ratio is therefore defined as the ratio of total capital (Tier 1 capital and Tier 2 capital) to risk-weighted assets. The Company’s total risk-based capital ratio was 12.19%, 12.22% and 11.75% at December 31, 2005, 2004 and 2003, respectively. In addition to the Tier 1 and total risk-based capital requirements, financial institutions are also required to maintain a leverage ratio of Tier 1 capital to total average assets of 4.0% or greater. The Company’s Tier 1 leverage capital ratio was 9.84%, 9.50% and 9.37% at December 31, 2005, 2004 and 2003, respectively.

The Bank’s Tier 1 risk-based capital ratio was 10.46%, 10.35% and 9.87% at December 31, 2005, 2004 and 2003, respectively. The total risk-based capital ratio for the Bank was 11.64%, 11.60% and 11.13% at December 31, 2005, 2004 and December 31, 2003, respectively. The Bank’s Tier 1 leverage capital ratio was 9.33%, 8.95% and 8.80% at December 31, 2005, 2004 and 2003 respectively.

A bank is considered to be "well capitalized" if it has a total risk-based capital ratio of 10.0 % or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, and has a leverage ratio of 5.0% or greater. Based upon these guidelines, the Bank was considered to be "well capitalized" at December 31, 2005, 2004 and 2003.

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

The Company’s key equity ratios as of December 31, 2005, 2004 and 2003 are presented in Table 15.

Table 15 - Equity Ratios

	2005	2004	2003
Return on average assets	0.90%	0.65%	0.30%
Return on average equity	11.31%	8.52%	4.01%
Dividend payout ratio	22.34%	28.37%	62.56%
Average equity to average assets	7.92%	7.59%	7.56%

Quarterly Financial Data. The Company’s consolidated quarterly operating results for the years ended December 31, 2005 and 2004 are presented in table 16.

Table 16 - Quarterly Financial Data

	2005				2004
(Dollars in thousands, except per share amounts)	First	Second	Third	Fourth	First	Second	Third	Fourth

Total interest income	$9,581	10,349	11,352	12,089	8,936	8,847	9,135	9,374
Total interest expense	3,346	3,686	3,978	4,418	3,066	3,002	3,103	3,164

Net interest income	6,235	6,663	7,374	7,671	5,870	5,845	6,032	6,210

Provision for loan losses	690	723	930	767	859	868	931	598
Other income	1,638	1,842	1,795	1,421	1,500	1,531	1,549	1,440
Other expense	5,259	5,301	5,388	5,869	4,720	4,873	4,990	5,474

Income before income taxes	1,924	2,481	2,851	2,456	1,791	1,635	1,660	1,578
Income taxes	647	873	1,010	851	613	547	552	521

Net earnings	$1,277	1,608	1,841	1,605	1,178	1,088	1,108	1,057

Basic earnings per share	$0.37	0.47	0.53	0.47	0.34	0.31	0.32	0.31
Diluted earnings per share	$0.36	0.46	0.52	0.46	0.34	0.31	0.32	0.30

QUANTATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk reflects the risk of economic loss resulting from adverse changes in market prices and interest rates. This risk of loss can be reflected in either diminished current market values or reduced potential net interest income in future periods.

The Company’s market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. The structure of the Company’s loan and deposit portfolios is such that a significant decline (increase) in interest rates may adversely impact net market values and interest income. Management seeks to manage the risk through the utilization of its investment securities and off-balance sheet derivative instruments. During the years ended December 31, 2005, 2004 and 2003, the Company used interest rate contracts to manage market risk as discussed above in the section entitled “Asset Liability and Interest Rate Risk Management.”

Table 17 presents in tabular form the contractual balances and the estimated fair value of the Company’s on-balance sheet financial instruments and the notional amount and estimated fair value of the Company’s off-balance sheet derivative instruments at their expected maturity dates for the period ended December 31, 2005. The expected maturity categories take into consideration historical prepayment experience as well as management’s expectations based on the interest rate environment at December 31, 2005. As of December 31, 2005, all fixed rate advances are callable at the option of FHLB. For core deposits without contractual maturity (i.e. interest bearing checking, savings, and money market accounts), the table presents principal cash flows based on management’s judgment concerning their most likely runoff or repricing behaviors.

Table 17 - Market Risk Table

(Dollars In Thousands)	Principal/Notional Amount Maturing in Year Ended December 31,
Loans Receivable	2006	2007	2008	2009 & 2010	Thereafter	Total	Fair Value
Fixed rate	$19,131	16,117	14,695	31,070	30,114	$111,128	$111,049
Average interest rate	7.93%	7.28%	6.80%	6.83%	6.92%
Variable rate	$169,488	66,448	38,876	74,198	106,526	$455,535	$455,498
Average interest rate	7.82%	7.97%	8.05%	7.89%	7.65%
						$566,663	$566,547
Investment Securities	.
Interest bearing cash	$-	-	-	-	1,480	$1,480	$1,480
Average interest rate	-	-	-	-	3.64%
Federal funds sold	$1,347	-	-	-	-	$1,347	$1,347
Average interest rate	3.80%	-	-	-	-
Securities available for sale	$1,535	5,485	16,725	25,708	65,705	$115,158	$115,158
Average interest rate	4.41%	4.57%	4.29%	4.18%	3.88%
Nonmarketable equity securities	$-	-	-	-	3,735	$3,735	$5,506
Average interest rate	-	-	-	-	3.97%

Debt Obligations
Deposits	$230,683	101,307	46,232	37,888	166,744	$582,854	$583,312
Average interest rate	3.36%	4.10%	4.05%	3.77%	1.05%
Advances from FHLB	$47,100	7,500	-	17,000	-	$71,600	$71,843
Average interest rate	3.62%	3.99%	-	5.35%	-
Demand notes payable to U.S. Treasury	$1,474	-	-	-	-	$1,474	$1,474
Average interest rate	3.79%	-	-	-	-
Securities sold under agreement to repurchase	$981	-	-	-	-	$981	$981
Average interest rate	3.14%	-	-	-	-
Junior subordinated debentures	$-	-	-	-	14,433	$14,433	$14,433
Average interest rate	-	-	-	-	7.11%

Derivative Instruments (notional amount)
Interest rate floor contracts	$-	-	70,000	-	-	$70,000	$176
Average interest rate	-	-	6.63%	-	-

Table 18 presents the simulated impact to net interest income under varying interest rate scenarios and the theoretical impact of rate changes over a twelve-month period referred to as “rate ramps.” The table shows the estimated theoretical impact on the Company’s tax equivalent net interest income from hypothetical rate changes of plus and minus 1% and 2% as compared to the estimated theoretical impact of rates remaining unchanged. The table also shows the simulated impact to market value of equity under varying interest rate scenarios and the theoretical impact of immediate and sustained rate changes referred to as “rate shocks” of plus and minus 1% and 2% compared to the theoretical impact of rates remaining unchanged. The prospective effects of the hypothetical interest rate changes are based upon various assumptions, including relative and estimated levels of key interest rates. This type of modeling has limited usefulness because it does not allow for the strategies management would utilize in response to sudden and sustained rate changes. Also, management does not believe that rate changes of the magnitude presented are likely in the forecast period presented.

Table 18 - Interest Rate Risk
(Dollars in thousands)
	Estimated Resulting Theoretical Net Interest Income
Hypothetical rate change (ramp over 12 months)	Amount	% Change
+2%	$33,409	7.68%
+1%	$32,216	3.83%
0%	$31,028	0.00%
-1%	$29,952	-3.47%
-2%	$29,052	-6.37%

	Estimated Resulting Theoretical Market Value of Equity
Hypothetical rate change (immediate shock)	Amount	% Change
+2%	$48,424	-8.63%
+1%	$50,588	-4.54%
0%	$52,995	0.00%
-1%	$55,686	5.08%
-2%	$58,725	10.81%

MARKET FOR THE COMPANY’S COMMON EQUITY
AND RELATED SHAREHOLDER MATTERS

Peoples Bancorp common stock is traded on the over-the-counter (OTC) market and quoted on the Nasdaq National Market, under the symbol “PEBK.” Scott and Stringfellow, Inc., Ryan, Beck & Co. and Sterne Agee & Leach, Inc. are market makers for the Company’s shares.

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

As of March 6, 2006, the Company had 702 shareholders of record, not including the number of persons or entities whose stock is held in nominee or street name through various brokerage firms or banks. The market price for the Company’s common stock was $23.82 on March 6, 2006.

Table 19 presents certain market and dividend information for the last two fiscal years. Over-the-counter quotations reflect inter-dealer prices, without retail mark-up, mark down or commission and may not necessarily represent actual transactions.

Table 19 - Market and Dividend Data
2005	Low Bid	High Bid	Cash Dividend Per Share
First Quarter	$17.75	22.27	0.10

Second Quarter	$17.25	22.00	0.10

Third Quarter	$18.16	22.27	0.10

Fourth Quarter	$19.47	24.00	0.11

2004	Low Bid	High Bid	Cash Dividend Per Share
First Quarter	$15.84	18.25	0.09

Second Quarter	$16.09	17.95	0.09

Third Quarter	$16.54	18.09	0.09

Fourth Quarter	$16.39	18.18	0.09

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

Gary E. Matthews
President and Director, Matthews Construction Company, Inc.

Billy L. Price, Jr. MD
Practicing Internist and Partner, Catawba Valley Internal Medicine, P.A.

Larry E. Robinson
President and Chief Executive Officer, The Blue Ridge Distributing Co., Inc. (beer and wine distributor)

William Gregory (Greg) Terry
Executive Vice President, Drum & Willis-Reynolds Funeral Homes and Crematory

Dan Ray Timmerman, Sr.
President, Timmerman Manufacturing, Inc. (wrought iron furniture manufacturer)

Benjamin I. Zachary
President, Treasurer and Member of the Board of Directors,
Alexander Railroad Company

OFFICERS

Tony W. Wolfe
President and Chief Executive Officer

Joseph F. Beaman, Jr.
Executive Vice President and Corporate Secretary

Lance A. Sellers
Executive Vice President and Assistant Corporate Secretary

William D. Cable
Executive Vice President and Assistant Corporate Treasurer

A. Joseph Lampron
Executive Vice President, Chief Financial Officer and Corporate Treasurer

Porter Keadle Moore, LLP

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Peoples Bancorp of North Carolina, Inc.
Newton, North Carolina

We have audited the consolidated balance sheets of Peoples Bancorp of North Carolina, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of earnings, changes in shareholders’ equity, comprehensive income and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Bancorp of North Carolina, Inc. as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Porter Keadle Moore, LLP

Atlanta, Georgia
March 4, 2006

Certified Public Accountants
Suite 1800 * 235 Peachtree Street NE * Atlanta, Georgia 30303 * Phone 404-588-4200 * Fax 404-588-4222 * www.pkm.com

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2005 and 2004

Assets	2005	2004

Cash and due from banks, including reserve requirements	$18,468,999	15,067,871
of $5,229,000 and $4,643,000
Federal funds sold	1,347,000	1,723,000
Cash and cash equivalents	19,815,999	16,790,871

Investment securities available for sale	115,158,184	105,598,106
Other investments	5,810,749	5,396,959
Total securities	120,968,933	110,995,065

Mortgage loans held for sale	2,247,900	3,783,175

Loans	566,663,416	535,467,733
Less allowance for loan losses	(7,424,782)	(8,048,627)
Net loans	559,238,634	527,419,106

Premises and equipment, net	12,662,153	12,742,730
Cash surrender value of life insurance	6,311,757	6,034,188
Accrued interest receivable and other assets	9,034,239	8,582,937
Total assets	$730,279,615	686,348,072

Liabilities and Shareholders' Equity

Deposits:
Non-interest bearing demand	$94,660,721	78,024,194
NOW, MMDA & savings	183,248,699	193,917,507
Time, $100,000 or more	152,410,976	154,300,926
Other time	152,533,265	130,279,446
Total deposits	582,853,661	556,522,073

Demand notes payable to U.S. Treasury	1,473,693	1,184,392
Securities sold under agreement to repurchase	981,050	-
FHLB borrowings	71,600,000	59,000,000
Junior subordinated debentures	14,433,000	14,433,000
Accrued interest payable and other liabilities	4,585,217	4,270,755
Total liabilities	675,926,621	635,410,220

Shareholders' equity:

Preferred stock, no par value; authorized
5,000,000 shares; no shares issued
and outstanding	-	-
Common stock, no par value; authorized
20,000,000 shares; issued and
outstanding 3,440,805 shares in 2005
and 3,135,074 shares in 2004	41,096,500	35,040,390
Retained earnings	14,656,160	16,018,206
Accumulated other comprehensive income (loss)	(1,399,666)	(120,744)
Total shareholders' equity	54,352,994	50,937,852

Total liabilities and shareholders' equity	$730,279,615	686,348,072

See accompanying notes to consolidated financial statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

For the Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003

Interest income:
Interest and fees on loans	$38,609,667	32,290,835	31,612,448
Interest on federal funds sold	72,578	35,236	58,384
Interest on investment securities:
U.S. Government agencies	3,584,755	2,903,865	2,244,375
States and political subdivisions	735,892	660,227	577,339
Other	367,875	402,080	441,958
Total interest income	43,370,767	36,292,243	34,934,504

Interest expense:
NOW, MMDA & savings deposits	2,644,413	1,899,249	1,318,820
Time deposits	8,923,488	7,145,486	8,157,388
FHLB borrowings	2,888,785	2,602,866	2,597,043
Junior subordinated debentures	938,145	676,547	667,526
Other	33,790	10,518	7,891
Total interest expense	15,428,621	12,334,666	12,748,668

Net interest income	27,942,146	23,957,577	22,185,836

Provision for loans losses	3,110,000	3,256,000	6,743,900

Net interest income after provision for loan losses	24,832,146	20,701,577	15,441,936

Other income:
Service charges	3,779,933	3,434,544	3,266,949
Other service charges and fees	1,141,879	677,191	610,591
Loss on sale of securities	(729,727)	(63,688)	(52,855)
Mortgage banking income	469,109	356,782	604,568
Insurance and brokerage commissions	386,662	429,788	420,762
Loss on sale of repossessed assets	(37,811)	(179,886)	(746,543)
Gain on sale of loans	-	-	478,759
Miscellaneous	1,686,334	1,365,397	1,262,883
Total other income	6,696,379	6,020,128	5,845,114

Other expense:
Salaries and employee benefits	12,350,119	11,477,495	10,099,811
Occupancy	3,948,694	3,672,051	3,389,857
Other	5,517,832	4,907,923	4,738,253
Total other expenses	21,816,645	20,057,469	18,227,921

Earnings before income taxes	9,711,880	6,664,236	3,059,129

Income taxes	3,380,900	2,233,300	1,055,538

Net earnings	$6,330,980	4,430,936	2,003,591

Basic earnings per share	$1.84	1.28	0.58
Diluted earnings per share	$1.80	1.26	0.58
Cash dividends declared per share	$0.41	0.36	0.36

See accompanying notes to consolidated financial statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Changes in Shareholders' Equity

For the Years Ended December 31, 2005, 2004 and 2003

				Accumulated
				Other
	Common Stock		Retained	Comprehensive
	Shares	Amount	Earnings	Income (Loss)	Total

Balance, December 31, 2002	3,133,547	$35,097,773	12,094,363	1,412,597	48,604,733

Cash dividends declared	-	-	(1,253,430)	-	(1,253,430)

Exercise of stock options	1,655	23,737	-	-	23,737

Net earnings	-	-	2,003,591	-	2,003,591

Change in accumulated other
comprehensive income (loss), net of tax	-	-	-	(824,735)	(824,735)

Balance, December 31, 2003	3,135,202	35,121,510	12,844,524	587,862	48,553,896

Cash dividends declared	-	-	(1,257,254)	-	(1,257,254)

Repurchase and retirement of common
stock	(15,100)	(290,826)	-	-	(290,826)

Exercise of stock options	14,972	209,706	-	-	209,706

Net earnings	-	-	4,430,936	-	4,430,936

Change in accumulated other
comprehensive income (loss), net of tax	-	-	-	(708,606)	(708,606)

Balance, December 31, 2004	3,135,074	35,040,390	16,018,206	(120,744)	50,937,852

10% stock dividend	313,546	6,274,087	(6,274,087)	-	-

Cash paid in lieu of fractional shares	-	-	(4,700)	-	(4,700)

Cash dividends declared	-	-	(1,414,239)	-	(1,414,239)

Repurchase and retirement of common
stock	(15,000)	(314,750)	-	-	(314,750)

Exercise of stock options	7,185	96,773	-	-	96,773

Net earnings	-	-	6,330,980	-	6,330,980

Change in accumulated other
comprehensive income (loss), net of tax	-	-	-	(1,278,922)	(1,278,922)

Balance, December 31, 2005	3,440,805	$41,096,500	14,656,160	(1,399,666)	54,352,994

See accompanying notes to consolidated financial statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

For the Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003

Net earnings	$6,330,980	4,430,936	2,003,591

Other comprehensive income (loss):
Unrealized holding gains (losses) on securities
available for sale	(3,045,565)	30,988	(419,147)
Reclassification adjustment for losses on
sales of securities available for sale included
in net earnings	729,727	63,688	52,855
Unrealized holding losses on derivative
financial instruments qualifying as cash flow
hedges	(283,493)	(702,000)	(284,000)
Reclassification adjustment for losses (gains) on
derivative financial instruments qualifying as
cash flow hedges included in net earnings	483,715	(553,375)	(700,626)

Total other comprehensive income (loss),
before income taxes	(2,115,616)	(1,160,699)	(1,350,918)

Income tax expense (benefit) related to other
comprehensive income:

Unrealized holding gains (losses) on securities
available for sale	(1,186,248)	12,070	(163,258)
Reclassification adjustment for losses on
sales of securities available for sale included
in net earnings	284,229	24,806	20,587
Unrealized holding losses on derivative
financial instruments qualifying as cash flow
hedges	(123,082)	(273,429)	(110,618)
Reclassification adjustment for losses (gains) on
derivative financial instruments qualifying as
cash flow hedges included in net earnings	188,407	(215,540)	(272,894)

Total income tax expense (benefit) related to
other comprehensive income	(836,694)	(452,093)	(526,183)

Total other comprehensive income (loss),
net of tax	(1,278,922)	(708,606)	(824,735)

Total comprehensive income	$5,052,058	3,722,330	1,178,856

See accompanying notes to consolidated financial statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003

Cash flows from operating activities:
Net earnings	$6,330,980	4,430,936	2,003,591
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation, amortization and accretion	1,643,459	1,563,245	1,963,995
Provision for loan losses	3,110,000	3,256,000	6,743,900
Deferred income taxes	332,806	341,441	(1,526,062)
Loss on sale of investment securities	729,727	63,688	52,855
Recognition of gain (loss) on sale of
derivative instruments	483,715	(553,375)	(700,626)
Gain on sale of loans	-	-	(478,759)
Amortization of deferred gain on sale of premises	(21,984)	(22,412)	-
Loss (gain) on sale of repossessed assets	(2,189)	15,412	262,840
Writedown of other real estate and repossessions	40,000	164,474	483,703
Change in:
Mortgage loans held for sale	1,535,275	(3,195,680)	4,477,140
Cash surrender value of life insurance	(277,569)	(988,739)	(216,741)
Other assets	462,686	(3,442,472)	377,900
Other liabilities	651,204	1,470,823	(4,582)

Net cash provided by operating activities	15,018,110	3,103,341	13,439,154

Cash flows from investing activities:
Purchases of investment securities available for sale	(49,431,813)	(48,667,610)	(55,439,455)
Proceeds from calls and maturities of investment securities
available for sale	9,655,995	19,413,975	27,158,675
Proceeds from sales of investment securities available
for sale	27,768,392	2,986,313	19,896,324
Purchases of other investments	(5,367,790)	(4,822,500)	(925,000)
Proceeds from sale of other investments	4,239,000	3,642,514	953,600
Net change in loans	(35,062,738)	12,578,820	(31,533,937)
Proceeds from sale of loans	-	-	4,207,206
Purchases of premises and equipment	(1,373,019)	(1,502,346)	(1,913,876)
Proceeds from sale of premises and equipment	1,750	-	-
Proceeds from sale of repossessed assets	246,218	2,153,103	1,502,891
Purchases of derivative financial instruments	(364,000)	-	-
Proceeds from (payment on) settlement of
derivative financial instruments	(870,000)	-	1,254,000

Net cash used by investing activities	(50,558,005)	(14,217,731)	(34,839,572)

Cash flows from financing activities:
Net change in deposits	26,331,588	6,719,841	34,063,277
Net change in demand notes payable to U.S. Treasury	289,301	741,008	(1,156,616)
Net change in securities sold under agreement to repurchase	981,050	-	-
Proceeds from FHLB borrowings	162,300,000	95,850,000	46,650,000
Repayments of FHLB borrowings	(149,700,000)	(94,850,000)	(51,721,429)
Proceeds from exercise of stock options	96,773	209,706	23,737
Common stock repurchased	(314,750)	(290,826)	-
Cash paid in lieu of fractional shares	(4,700)	-	-
Cash dividends paid	(1,414,239)	(1,257,254)	(1,253,430)

Net cash provided by financing activities	38,565,023	7,122,475	26,605,539

Net change in cash and cash equivalent	3,025,128	(3,991,915)	5,205,121

Cash and cash equivalents at beginning of period	16,790,871	20,782,786	15,577,665

Cash and cash equivalents at end of period	$19,815,999	16,790,871	20,782,786

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Cash Flows, continued

For the Years ended December 31, 2005, 2004 and 2003

	2005	2004	2003

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$15,189,559	11,833,234	12,975,587
Income taxes	$2,245,000	2,483,394	2,093,000

Noncash investing and financing activities:
Change in unrealized gain (loss) on investment securities
available for sale, net	$(1,413,819)	57,800	(223,621)
Change in unrealized gain (loss) on derivative financial
instruments, net	$134,897	(766,406)	(601,114)
Transfer of loans to other real estate and repossessions	$133,210	1,362,138	3,382,633
Financed portion of sale of other real estate	$-	2,212,142	1,258,500
Financed portion of sale of premises and equipment	$-	-	3,729,932
Reclassification of a security from other investments
to securities available for sale	$715,000	-	-

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

Investment Securities
The Company classifies its securities in one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for sale in the near term. Held to maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All other securities not included in trading or held to maturity are classified as available for sale. At December 31, 2005 and 2004, the Company had classified all of its investment securities as available for sale.

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

Mortgage Loan Held for Sale
Mortgage loans held for sale are carried at the lower of aggregate cost or market value. At December 31, 2005 and 2004, the cost of mortgage loans held for sale approximates the market value.

Loans
Loans that management has the intent and ability to hold for the foreseeable future or until maturity are reported at the principal amount outstanding, net of the allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. Loan origination fees and direct origination costs of loans are recognized at the time the loan is recorded on the books. Because the loan origination fee approximates the cost to originate most loans, the effect on net income is immaterial.

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

Accrual of interest is discontinued on a loan when management believes, after considering economic conditions and collection efforts that the borrower’s financial condition is such that collection of interest is doubtful. Interest previously accrued but not collected is reversed against current period earnings and interest is recognized on a cash basis when such loans are placed on non-accrual status.

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

Management’s judgment in determining the adequacy of the allowance is based on evaluations of the collectability of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower’s ability to pay, overall portfolio quality, and review of specific problem loans. In determining the adequacy of the allowance for loan losses, management uses a loan grading system that rates individual loans into nine risk classifications. These risk categories are assigned allocations of loss based on management’s estimate of potential loss, which is generally based on an analysis of historical loss experience, current economic conditions, performance trends, and discounted collateral deficiencies. The combination of these results is compared monthly to the recorded allowance for loan losses and material differences are adjusted by increasing or decreasing the provision for loan losses. Management uses an independent external loan reviewer to challenge and corroborate the loan grading system and provide additional analysis in determining the adequacy of the allowance for loan losses and the future provisions for estimated losses.

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

Mortgage servicing rights represent the unamortized cost of purchased and originated contractual rights to service mortgages for others in exchange for a servicing fee. Mortgage servicing rights are amortized over the period of estimated net servicing income and are periodically adjusted for actual prepayments of the underlying mortgage loans. The Company amortized approximately $56,000, $88,000, and $338,000 during 2005, 2004 and 2003, respectively. No new servicing assets were recognized during 2005, 2004 and 2003.

Mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of mortgage loans serviced for others was approximately $18.1 million, $22.6 million and $29.7 million at December 31, 2005, 2004 and 2003, respectively.

The Company originates certain fixed rate mortgage loans and commits these loans for sale. The commitments to originate fixed rate mortgage loans and the commitments to sell these loans to a third party are both derivative contracts. The fair value of these derivative contracts is immaterial and have no effect on the recorded amounts in the financial statements.

Premises and Equipment
Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily using the straight-line method over the estimated useful lives of the assets. When assets are retired or otherwise disposed, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss is reflected in earnings for the period. The cost of maintenance and repairs that do not improve or extend the useful life of the respective asset is charged to earnings as incurred, whereas significant renewals and improvements are capitalized. The range of estimated useful lives for premises and equipment are generally as follows:

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

Accumulated Other Comprehensive Income
At December 31, 2005, accumulated other comprehensive income consisted of net unrealized losses on securities available for sale of $1.1 million and net unrealized losses on derivatives of $318,000. At December 31, 2004, accumulated other comprehensive income (loss) consisted of net unrealized gains on securities available for sale of $332,000 and net unrealized losses on derivatives of $453,000.

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

		2005	2004	2003

Net earnings	As reported	$6,330,980	4,430,936	2,003,591
	Effect of grants	(143,747)	(312,444)	-
	Effect of forfeitures	5,253	14,092	-

	Proforma	$6,192,486	4,132,584	2,003,591

Basic earnings per share	As reported	$1.84	1.28	0.58
	Proforma	$1.79	1.19	0.58

Diluted earnings per share	As reported	$1.80	1.26	0.58
	Proforma	$1.76	1.18	0.58

The weighted average fair value of options at grant date in 2004 was $4.27. The fair value of each option is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted average assumptions used for grants in 2004 - dividend yield of 2.14%; risk free interest rate of 4.22%; expected volatility of 0.153; and an expected life of 10 years.

Net Earnings Per Share
Net earnings per share is based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per share. The average market price during the year is used to compute equivalent shares. For the year ended December 31, 2003 net earnings per share equaled diluted earnings per share, as the potential common shares outstanding during the period had no effect on the computation.

The reconciliations of the amounts used in the computation of both “basic earnings per share” and “diluted earnings per share” for the years ended December 31, 2005, 2004 and 2003 are as follows:

For the year ended December 31, 2005:	Net Earnings	Common Shares	Per Share Amount
Basic earnings per share	$6,330,980	3,449,873	$1.84
Effect of dilutive securities:
Stock options	-	60,655
Diluted earnings per share	$6,330,980	3,510,528	$1.80

For the year ended December 31, 2004:	Net Earnings	Common Shares	Per Share Amount

Basic earnings per share	$4,430,936	3,459,379	$1.28
Effect of dilutive securities:
Stock options	-	47,604
Diluted earnings per share	$4,430,936	3,506,983	$1.26

For the year ended December 31, 2003:	Net Earnings	Common Shares	Per Share Amount
Basic earnings per share	$2,003,591	3,447,056	$0.58
Effect of dilutive securities:
Stock options	-	29,703
Diluted earnings per share	$2,003,591	3,476,759	$0.58

On February 17, 2005, the Board of Directors of the Company authorized a 10% stock dividend and a $0.10 per share cash divided. As a result of the stock divided, each shareholder received one new share of stock for every ten shares of stock they held as of the record date. Shareholders received a cash payment in lieu of any fractional shares resulting from the stock divided. The cash dividend was paid based on the number of shares held by shareholders as adjusted by the stock dividend. The stock and cash dividends were paid on March 16, 2005 to shareholders of record on March 3, 2005. All previously reported per share amounts have been restated to reflect this stock dividend.

Recent Accounting Pronouncements

In December 2004, the FASB revised SFAS No. 123 (“SFAS No. 123 (R)”). SFAS No. 123 (R), “Share-Based Payment,” requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Pro forma disclosure is no longer an alternative to financial statement recognition. SFAS No. 123 (R) is effective as of the beginning of fiscal years beginning after June 15, 2005. The Company will adopt in the first quarter of 2006. The financial statement impact of adopting this change in accounting principle is not expected to be material due to the small number of unvested shares at December 31, 2005.

(2)        Investment Securities

Investment securities available for sale at December 31, 2005 and 2004 are as follows:

	December 31, 2005
		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated Fair
	Cost	Gains	Losses	Value
Mortgage-backed securities	$31,865,547	-	861,583	31,003,964
U.S. government agencies	60,751,179	83,410	591,506	60,243,083
State and political subdivisions	21,748,079	268,720	407,307	21,609,492
Trust preferred securities	1,750,000	-	-	1,750,000
Equity securities	814,995	-	263,350	551,645

Total	$116,929,800	352,130	2,123,746	115,158,184

	December 31, 2004
		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated Fair
	Cost	Gains	Losses	Value

Mortgage-backed securities	$36,492,826	188,816	138,443	36,543,199
U.S. government agencies	46,498,958	170,574	99,195	46,570,337
State and political subdivisions	20,212,105	546,905	110,189	20,648,821
Trust preferred securities	1,750,000	-	-	1,750,000
Equity securities	99,995	-	14,246	85,749

Total	$105,053,884	906,295	362,073	105,598,106

The current fair value and associated unrealized losses on investments in debt securities with unrealized losses at December 31, 2005 are summarized in the table below, with the length of time the individual securities have been in a continuous loss position.

	December 31, 2005
	Less than 12 Months		12 Months or More		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

Mortgage-backed securities	$19,267,931	436,110	11,725,154	425,473	30,993,085	861,583
U.S. government agencies	27,541,468	313,598	11,221,262	277,908	38,762,730	591,506
State and political subdivisions	5,986,444	106,833	6,546,483	300,474	12,532,927	407,307
Equity securities	479,050	235,950	72,595	27,400	551,645	263,350

Total	$53,274,893	1,092,491	29,565,494	1,031,255	82,840,387	2,123,746

	December 31, 2004
	Less than 12 Months		12 Months or More		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

Mortgage-backed securities	$9,706,756	100,854	2,625,755	37,589	12,332,511	138,443
U.S. government agencies	14,910,156	85,488	2,986,293	13,707	17,896,449	99,195
State and political subdivisions	7,118,463	110,189	-	-	7,118,463	110,189
Equity securities	-	-	85,749	14,246	85,749	14,246

Total	$31,735,375	296,531	5,697,797	65,542	37,433,172	362,073

At December 31, 2005, unrealized losses in the investment securities portfolio related to debt securities totaled $1.9 million. The unrealized losses on these debt securities arose due to changing interest rates and are considered to be temporary. From the December 31, 2005 tables above, 34 out of 66 securities issued by state and political subdivisions contained unrealized losses and 67 out of 70 securities issued by U.S. government agencies and government sponsored corporations, including mortgage-backed securities, contained unrealized losses. These unrealized losses are considered temporary because of acceptable investment grades on each security and the repayment sources of principal and interest are government backed.

The amortized cost and estimated fair value of investment securities available for sale at December 31, 2005, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Estimated Fair Value

Due within one year	$200,172	201,026
Due from one to five years	44,773,905	44,213,108
Due from five to ten years	33,646,742	33,398,366
Due after ten years	5,628,439	5,790,075
Mortgage-backed securities	31,865,547	31,003,964
Equity securities	814,995	551,645

Total	$116,929,800	115,158,184

Proceeds from sales of securities available for sale during 2005, 2004 and 2003 were $27.8 million, $3.0 million and $19.9 million, respectively. Gross losses of $730,000, $64,000 and $53,000 for 2005, 2004 and 2003, respectively, were realized on those sales.

Securities with a carrying value of approximately $25.7 million and $23.7 million at December 31, 2005 and 2004, respectively, were pledged to secure public deposits and for other purposes as required by law.

(3)        Loans

Major classifications of loans at December 31, 2005 and 2004 are summarized as follows:

	2005	2004

Commercial	$79,902,157	79,189,073
Real estate - mortgage	330,226,315	312,988,293
Real estate - construction	141,420,338	127,041,980
Consumer	15,114,606	16,248,387

Total loans	566,663,416	535,467,733

Less allowance for loan losses	7,424,782	8,048,627

Total net loans	$559,238,634	527,419,106

The Company grants loans and extensions of credit primarily within the Catawba Valley region of North Carolina, which encompasses Catawba, Alexander, Iredell and Lincoln counties and also in Mecklenburg County. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate, the value of which is dependent upon the real estate market.

At December 31, 2005 and 2004, the recorded investment in loans that were considered to be impaired was approximately $3.5 million and $5.1 million, respectively. In addition, the Company had approximately $946,000 and $245,000 in loans past due more than ninety days and still accruing interest at December 31, 2005 and 2004, respectively. The related allowance for loan losses on impaired loans was approximately $478,000 and $773,000 at December 31, 2005 and 2004, respectively. The average recorded investment in impaired loans for the twelve months ended December 31, 2005 and 2004 was approximately $6.2 million and $5.3 million, respectively. For the years ended December 31, 2005, 2004 and 2003, the Company recognized approximately $77,000, $123,000 and $67,000, respectively, of interest income on impaired loans.

Changes in the allowance for loan losses were as follows:

	2005	2004	2003

Balance at beginning of year	$8,048,627	9,722,267	7,247,906
Amounts charged off	(4,199,650)	(5,385,199)	(4,481,548)
Recoveries on amounts previously charged off	465,805	455,559	212,009
Provision for loan losses	3,110,000	3,256,000	6,743,900

Balance at end of year	$7,424,782	8,048,627	9,722,267

(4)        Premises and Equipment

Major classifications of premises and equipment are summarized as follows:

	2005	2004

Land	$2,187,254	2,170,514
Buildings and improvements	10,405,684	10,138,526
Furniture and equipment	12,743,224	11,679,698

Total premises and equipment	25,336,162	23,988,738

Less accumulated depreciation	12,674,009	11,246,008

Total net premises and equipment	$12,662,153	12,742,730

Depreciation expense was approximately $1.5 million for the year ended December 31, 2005 and $1.3 million for the years ended December 31, 2004 and 2003.

During 2003, the Company sold two branch locations with net book values of approximately $3,115,000 and is currently leasing the facilities from the buyer. As a result of the sales, the Company deferred a gain of approximately $633,000 and is recognizing the gain over the lease term. For the periods ended December 31, 2005 and 2004, the Company recognized approximately $22,000 of the deferred gain and for the period ended December 31, 2003 approximately $18,000 of the deferred gain was recognized.

(5)        Time Deposits

At December 31, 2005, the scheduled maturities of time deposits are as follows:

2006	$241,930,881
2007	46,248,980
2008	6,666,780
2009	7,034,324
2010 and thereafter	3,063,276

Total	$304,944,241

At December 31, 2005 and 2004, the Company has approximately $40.3 million and $39.4 million, respectively, in time deposits purchased through third party brokers. The weighted average rate of brokered deposits as of December 31, 2005 and 2004 was 3.64% and 2.38%, respectively.

(6)        Federal Home Loan Bank Advances

The Bank has advances from the Federal Home Loan Bank of Atlanta (“FHLB”) with monthly interest payments at various maturity dates and interest rates ranging from 3.28% to 6.49% at December 31, 2005. The FHLB advances are collateralized by a blanket assignment on all residential first mortgage loans, commercial real estate loans, home equity lines of credit and loans secured by multi-family real estate that the Bank owns. At December 31, 2005, the carrying value of loans pledged as collateral totaled approximately $200.9 million.

Advances from the FHLB outstanding at December 31, 2005 consist of the following:

Maturity Date	Call Date	Rate	Rate Type	Amount

February 5, 2006	N/A	4.440%	Daily Rate	$4,600,000

March 30, 2010	March 30, 2001 and every three
	months thereafter	6.020%	Convertible	5,000,000

March 30, 2010	September 30, 2000 and every three
	months thereafter	5.880%	Convertible	5,000,000

May 24, 2010	May 24, 2001 and every three
	months thereafter	6.490%	Convertible	2,000,000

January 10, 2011	January 10, 2002 and every three
	months thereafter	4.200%	Convertible	5,000,000

May 2, 2011	May 2, 2002 and every three
	months thereafter	4.055%	Convertible	30,000,000

January 26, 2006	N/A	3.280%	Adjustable	2,500,000

January 25, 2007	N/A	4.220%	Adjustable	2,500,000

June 24, 2015	June 24, 2010	3.710%	Convertible	5,000,000

June 24, 2010	June 24, 2006	3.879%	Convertible	5,000,000

July 23, 2012	July 23, 2007	3.870%	Convertible	5,000,000

				$71,600,000

The FHLB has the option to convert $52.0 million of the total advances to a floating rate and, if converted, the Bank may repay advances without payment of a prepayment fee. The Company also has an additional $10.0 million in variable rate convertible advances, which may be repaid without a prepayment fee if converted by the FHLB.

The Bank is required to purchase and hold certain amounts of FHLB stock in order to obtain FHLB borrowings. No ready market exists for the FHLB stock, and it has no quoted market value. The stock is redeemable at $100 per share subject to certain limitations set by the FHLB. At December 31, 2005 and 2004, the Bank owned FHLB stock amounting to $4.6 million and $4.0 million, respectively.

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

(8)        Income Taxes

The provision for income taxes in summarized as follows:

	2005	2004	2003
Current	$3,048,094	1,891,859	2,581,600
Deferred	332,806	341,441	(1,526,062)
Total	$3,380,900	2,233,300	1,055,538

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to earnings before income taxes are as follows:

	2005	2004	2003
Pre-tax income at statutory rates (34%)	$3,302,039	2,265,840	1,040,104
Differences:
Tax exempt interest income	(263,555)	(243,346)	(216,431)
Nondeductible interest and other expense	30,511	21,588	18,668
Cash surrender value of life insurance	(73,973)	(65,871)	(73,692)
State taxes, net of federal benefits	363,264	236,544	270,493
Other, net	22,614	18,545	16,396
Total	$3,380,900	2,233,300	1,055,538

The following summarized the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities. The net deferred tax asset is included as a component of other assets at December 31, 2005 and 2004.

	2005	2004
Deferred tax assets:
Allowance for loan losses	$2,862,550	3,103,068
Amortizable intangible assets	141,010	173,548
Accrued retirement expense	533,155	454,446
Income from non-accrual loans	9,639	23,309
Deferred gain on sale of premises	220,876	228,932
Unrealized loss on cash flow hedges	223,684	289,009
Unrealized loss on available for sale securities	690,044	-
Other	33,578	28,965
Total gross deferred tax assets	4,714,536	4,301,277

Deferred tax liabilities:
Unrealized gains on available for sale securities	-	211,974
Deferred loan fees	1,135,448	1,060,798
Premises and equipment	545,570	477,285
Deferred income from servicing rights	87,330	108,920
Total gross deferred tax liabilities	1,768,348	1,858,977
Net deferred tax asset	$2,946,188	2,442,300

(9)        Related Party Transactions

The Company conducts transactions with its directors and executive officers, including companies in which they have beneficial interests, in the normal course of business. It is the policy of the Company that loan transactions with directors and officers be made on substantially the same terms as those prevailing at the time made for comparable loans to other persons. The following is a summary of activity for related party loans for 2005:

Beginning balance	$8,404,828
New loans	2,229,878
Repayments	3,413,977

Ending balance	$7,220,729

During 2005, an individual formerly considered a related party resigned as a director of the Company and as a result approximately $160,000 in loans to this individual and his affiliates have been removed from the beginning balance of the summary of related party loan activity.

At December 31, 2005 and 2004, the Company had deposit relationships with related parties of approximately $8.9 million and $13.1 million, respectively.

The Company also enters into contracts from time to time with certain directors for the construction of bank facilities. At December 31, 2005 and 2004, the Company had no outstanding construction contracts with these directors. During the year ended December 31, 2005, 2004 and 2003, total costs for construction, remodeling and repair for bank facilities paid to directors were approximately $0, $44,000 and $531,000, respectively.

(10)      Commitments and Contingencies

The Company leases various office spaces for banking and operational facilities and equipment under operating lease arrangements. Future minimum lease payments required for all operating leases having a remaining term in excess of one year at December 31, 2005 are as follows:

Year
2006	$984,858
2007	983,386
2008	952,257
2009	793,700
2010	652,643
Thereafter	4,232,256

Total minimum obligation	$8,599,100

Total rent expense was approximately $956,000, $873,000 and $789,000 for 2005, 2004 and 2003, respectively.

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

In most cases, the Company requires collateral or other security to support financial instruments with credit risk.

	Contractual Amount
	2005	2004
Financial instruments whose contract amount represent credit risk:

Commitments to extend credit	$133,409,227	123,093,680

Standby letters of credit and financial guarantees written	$2,692,192	3,278,326

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates and because they may expire without being drawn upon, the total commitment amount of $136.1 million does not necessarily represent future cash requirements. Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party.

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

(11)      Derivative Financial Instruments and Hedging Transactions

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

As of December 31, 2005, the Company had cash flow hedges with a notional amount of $70.0 million. These derivative instruments consist of two interest rate floor contracts that are used to hedge future cash flows of the first $70.0 million of certain variable rate loans against the downward effects of their repricing in the event of a decreasing rate environment for a period of three years ending in July 2008 and November 2008. If the prime rate falls below 6.25% during the term of the contract on the first floor, the Company will receive payments based on the $35.0 million notional amount times the difference between 6.25% and the weighted average prime rate for the quarter. No payments will be received by the Company if the weighted average prime rate is 6.25% or higher. The Company paid a premium of $161,000 on this contact. On the second floor, if the prime rate falls below 7.00% during the term of the contract, the Company will receive payments based on the $35.0 million notional amount times the difference between 7.00% and the weighted average prime rate for the quarter. No payments will be received by the Company if the weighted average prime rate is 7.00% or higher. The Company paid a premium of $203,000 on this contract.

The Company settled two previously outstanding interest rate swap agreements during 2005. The first swap with a notional amount of $25.0 million and scheduled to mature in April 2006 was sold for a loss of $318,000. The second swap with a notional amount of $30.0 million and scheduled to mature in September 2006 was sold for a loss of $552,000. The losses realized upon settlement are being recognized over the original term of the agreements, and during the year ended December 31, 2005, losses of approximately $484,000 were recognized.

(12)    Employer and Director Benefit Programs

The Company has a profit sharing and 401(k) plan for the benefit of substantially all employees subject to certain minimum age and service requirements. Under this plan, the Company matches employee contributions to a maximum of five percent of annual compensation. The Company’s contribution pursuant to this formula was approximately $360,000, $363,000 and $306,000 for the years of 2005, 2004 and 2003, respectively. Investments of the plan are determined by the compensation committee consisting of selected outside directors and senior executive officers. No investments in Company stock have been made by the plan. The vesting schedule for the plan begins at 20 percent after two years of employment and graduates 20 percent each year until reaching 100 percent after six years of employment.

In December 2002, the Company initiated a postretirement benefit plan to provide retirement benefits to key officers and its Board of Directors and to provide death benefits for their designated beneficiaries. Under the plan, the Company purchased life insurance contracts on the lives of the key officers and each director. The increase in cash surrender value of the contracts, less the Company’s cost of funds, constitutes the Company’s contribution to the plan each year. Plan participants are to be paid annual benefits for a specified number of years commencing upon retirement. Expenses incurred for benefits relating to this plan were approximately $245,000, $223,000 and $264,000 during 2005, 2004 and 2003, respectively.

The Company is currently paying medical benefits for certain retired employees. Postretirement benefits expense, including amortization of the transition obligation, as applicable, was approximately $23,000, $47,000 and $16,000, for the years ended December 31, 2005, 2004 and 2003, respectively. The following table sets forth the accumulated postretirement benefit obligation as of December 31, 2005 and 2004, which represents the liability for accrued postretirement benefit costs:

	2005	2004

Accumulated postretirement benefit obligation	$244,304	215,985
Unrecognized gain (loss)	(80,495)	(49,038)

Net liability recognized	$163,809	166,947

The Company has an Omnibus Stock Ownership and Long Term Incentive Plan (the “Plan”) whereby certain stock-based rights, such as stock options, restricted stock, performance units, stock appreciation rights, or book value shares, may be granted to eligible directors and employees. A total of 354,046 shares were reserved for possible issuance under this Plan. All rights must be granted or awarded within ten years from the effective date.

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

	2005		2004		2003

		Weighted		Weighted		Weighted
		Average		Average		Average
		Option Price		Option Price		Option Price
	Shares	Per Share	Shares	Per Share	Shares	Per Share
Outstanding, beginning of period	202,401	$13.39	216,726	13.26	218,545	13.25
Granted during the period	-	$-	4,400	17.22	-	-
Forfeited during the period	(1,194)	$12.82	(2,260)	13.19	-	-
Exercised during the period	(7,464)	$12.97	(16,465)	12.73	(1,819)	13.04

Outstanding, end of period	193,743	$13.41	202,401	13.39	216,726	13.26

Number of shares exercisable	190,809	$13.35	173,609	13.37	140,035	13.17

Options outstanding at December 31, 2005 are exercisable at option prices ranging from $11.53 to $17.44, as presented in the table above. Such options have a weighted average remaining contractual life of approximately seven years.

Members of the Board of Directors are eligible to participate in the Company’s Omnibus Stock Ownership and Long Term Incentive Plan (the “Stock Benefits Plan”). Each director has been awarded 5,365 book value shares under the Stock Benefits Plan. Nine directors were awarded book value shares on September 28, 1999. The book value of the common stock on September 28, 1999 was $11.45 and has been adjusted to reflect a 10% stock dividend on April 24, 2000 and a 10% stock dividend on March 16, 2005. The book value shares awarded vest 20% annually, with the first 20% vesting on September 28, 2000 and the final 20% vesting on September 28, 2004. One director was awarded 5,365 book value shares upon his election to the Board of Directors on May 3, 2001. The book value of the common stock on May 3, 2002 was $13.95. These book value shares vest at a rate of 25% annually with the first 25% having vested on May 3, 2002, and the final 25% vesting on May 3, 2005. Four directors were awarded 5,365 book value shares on May 6, 2004. The book value of the common stock on May 6, 2004 was $15.68. Their shares vest at a rate of 20% annually, with the first 20% vesting on May 6, 2005, and the final 20% vesting on May 6, 2009. The Company recorded expenses of approximately $102,000, $92,000 and $47,000 associated with the benefits of this plan in the years ended December 31, 2005, 2004 and 2003, respectively.

A summary of book value shares activity under the Stock Benefits Plan for the years ended December 31, 2005, 2004 and 2003 is presented below.

	2005		2004		2003

		Weighted		Weighted		Weighted
		Average		Average		Average
		Price of		Price of		Price of
		Book Value		Book Value		Book Value
	Shares	Shares	Shares	Shares	Shares	Shares
Outstanding, beginning of period	70,819	$11.88	53,114	10.67	59,015	10.64
Granted during the period	-	$-	23,606	14.25	-	-
Forfeited during the period	-	$-	(1,180)	10.41	(5,902)	10.41
Exercised during the period	(11,802)	$10.41	(4,721)	10.41	-	-

Outstanding, end of period	59,017	$12.18	70,819	11.88	53,114	10.67

Number of shares exercisable	40,127	$11.20	45,733	10.63	40,717	10.58

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

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of capital in relation to both on- and off-balance sheet items at various risk weights. Total capital consists of two tiers of capital. Tier 1 Capital includes common shareholders’ equity and trust preferred securities less adjustments for intangible assets. Tier 2 Capital consists of the allowance for loan losses up to 1.25% of risk-weighted assets and other adjustments. Management believes, as of December 31, 2005, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

The capital treatment of trust preferred securities has been reviewed recently by the Federal Reserve Bank. The Federal Reserve Bank’s proposal for capital treatment of trust preferred securities, released May 4, 2004, would continue to permit the inclusion of trust preferred securities in Tier 1 capital of bank holding companies.

As of December 31, 2005, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.
The Company’s and the Bank’s actual capital amounts and ratios are presented below:

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)

As of December 31, 2005:

Total Capital (to Risk-Weighted Assets)
Consolidated	$ 76,993	12.19%	50,514	8.00%	N/A	N/A
Bank	$ 73,265	11.64%	50,360	8.00%	62,951	10.00%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$ 69,568	11.02%	25,257	4.00%	N/A	N/A
Bank	$ 65,840	10.46%	25,180	4.00%	37,770	6.00%
Tier 1 Capital (to Average Assets)
Consolidated	$ 69,568	9.84%	28,273	4.00%	N/A	N/A
Bank	$ 65,840	9.33%	28,217	4.00%	35,272	5.00%

As of December 31, 2004:

Total Capital (to Risk-Weighted Assets)
Consolidated	$ 72,410	12.22%	47,407	8.00%	N/A	N/A
Bank	$ 68,503	11.60%	47,240	8.00%	59,050	10.00%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$ 65,021	10.97%	23,704	4.00%	N/A	N/A
Bank	$ 61,114	10.35%	23,620	4.00%	35,430	6.00%
Tier 1 Capital (to Average Assets)
Consolidated	$ 65,021	9.50%	27,374	4.00%	N/A	N/A
Bank	$ 61,114	8.95%	27,328	4.00%	34,161	5.00%

(14)      Shareholders’ Equity

In November 2004, the Company’s Board of Directors authorized the repurchase of up to $3.0 million in common shares of the Company’s outstanding common stock effective through the end of November 2005. During 2005, the Company repurchased a total of 15,000 shares at a total price of $315,000. During 2004, the Company repurchased a total of 15,100 shares at a total price of $291,000.

In November 2005, the Company’s Board of Directors authorized the repurchase of up to $2.0 million in common shares of the Company’s outstanding common stock effective through the end of November 2006. No shares have been repurchased under the current plan.

The Board of Directors, at its discretion, can issue shares of preferred stock up to a maximum of 5,000,000 shares. The Board is authorized to determine the number of shares, voting powers, designations, preferences, limitations and relative rights.

The Board of Directors of the Bank may declare a dividend of all of its retained earnings as it may deem appropriate, subject to the requirements of the General Statutes of North Carolina, without prior approval from the requisite regulatory authorities. As of December 31, 2005, this amount was approximately $14.7 million.

(15)      Other Operating Expense

Other operating expense for the years ended December 31 included the following items that exceeded one percent of total revenues:

	2005	2004	2003

Advertising	$656,184	619,731	540,970

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

The carrying amount and estimated fair value of the Company’s financial instruments at December 31, 2005 and 2004 are as follows:

	2005		2004
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(dollars in thousands)

Assets:
Cash and cash equivalents	$19,816	19,816	16,791	16,791
Investment securities available for sale	$115,158	115,158	105,598	105,598
Other investments	$5,811	5,811	5,397	5,397
Mortgage loans held for sale	$2,248	2,248	3,783	3,783
Loans, net	$559,239	559,122	527,419	525,818
Cash surrender value of life insurance	$6,312	6,312	6,034	6,034
Mortgage servicing rights	$227	227	283	283
Derivative instruments	$176	176	-	-

Liabilities:
Deposits and demand notes payable	$584,327	584,786	557,706	556,993
FHLB advances	$71,600	71,804	59,000	61,637
Junior subordinated debentures	$14,433	14,433	14,433	14,433
Derivative instruments	$-	-	742	742

(17)      Peoples Bancorp of North Carolina, Inc. (Parent Company Only) Condensed Financial Statements

Balance Sheets

December 31, 2005 and 2004

Assets		2005	2004

Cash		$519,089	517,652
Interest-bearing time deposit		2,000,000	2,000,000
Investment in subsidiaries		65,057,096	61,463,299
Investment securities available for sale		451,651	-
Other investments		349,994	1,050,749
Other assets		683,493	613,727

Total assets		$69,061,323	65,645,427

Liabilities and Shareholders' Equity

Accrued expenses		$275,329	274,575
Junior subordinated debentures		14,433,000	14,433,000
Shareholders' equity		54,352,994	50,937,852

Total liabilities and shareholders' equity		$69,061,323	65,645,427

Statements of Earnings

For the Years Ended December 31, 2005, 2004 and 2003

Revenues:	2005	2004	2003

Dividends from subsidiaries	$2,375,042	1,962,551	3,948,455
Interest and dividend income	83,632	63,875	43,684

Total revenues	2,458,674	2,026,426	3,992,139

Expenses:

Interest	938,145	676,547	667,526
Other operating expenses	289,691	280,002	211,788

Total expenses	1,227,836	956,549	879,314

Earnings before income tax benefit and equity in
undistributed earnings of subsidiaries	1,230,838	1,069,877	3,112,825

Income tax benefit	379,500	296,700	277,200

Earnings before undistributed earnings in subsidiaries	1,610,338	1,366,577	3,390,025

Equity in undistributed earnings in subsidiaries	4,720,642	3,064,359	-

Dividends paid in excess in earnings	-	-	(1,386,434)

Net earnings	$6,330,980	4,430,936	2,003,591

Statements of Cash Flows

For the Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
Cash flows from operating activities:

Net earnings	$6,330,980	4,430,936	2,003,591
Adjustments to reconcile net earnings to net
cash provided by operating activities:
Amortization	17,742	17,742	17,742
Book value shares accrual	21,818	66,933	47,078
Equity in undistributed earnings of subsidiaries	(4,720,642)	(3,064,359)	1,386,434
Deferred income tax benefit	(8,412)	(25,806)	(19,173)
Change in:
Accrued income	17,930	(9,033)	-
Accrued expense	(21,063)	-	7,814

Net cash provided by operating activities	1,638,353	1,416,413	3,443,486

Cash flows from investing activities:

Net change in interest-bearing time deposit	-	-	(2,000,000)
Purchases of investment securities available for sale	-	(250,000)	-

Net cash used by investing activities	-	(250,000)	(2,000,000)

Cash flows from financing activities:

Cash dividends paid	(1,414,239)	(1,257,254)	(1,253,430)
Cash paid in lieu of fractional shares	(4,700)	-	-
Common stock repurchased	(314,750)	(290,826)	-
Proceeds from exercise of stock options	96,773	209,706	23,737

Net cash provided (used) by financing activities	(1,636,916)	(1,338,374)	(1,229,693)

Net change in cash	1,437	(171,961)	213,793

Cash at beginning of year	517,652	689,613	475,820

Cash at end of year	$519,089	517,652	689,613