Form 10-K, Exhibit 13
period 2006-12-31
PEOPLES BANCORP OF NORTH CAROLINA INC
filed 2007-03-15
CIK 1093672

EXHIBIT (13)

PEOPLES BANCORP OF NORTH CAROLINA, INC.

General Description of Business
Peoples Bancorp of North Carolina, Inc. (the “Company”), was formed in 1999 to serve as the holding company for Peoples Bank (the “Bank”). The Company is a bank holding company registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the Bank Holding Company Act of 1956, as amended (the “BHCA”). The Company’s principal source of income is any dividends, which are declared and paid by the Bank on its capital stock. The Company has no operations and conducts no business of its own other than owning the Bank. Accordingly, the discussion of the business which follows concerns the business conducted by the Bank, unless otherwise indicated.

The Bank, founded in 1912, is a state-chartered commercial bank serving the citizens and business interests of the Catawba Valley and surrounding communities through 18 banking offices located in Lincolnton, Newton, Denver, Catawba, Conover, Maiden, Claremont, Hiddenite, Hickory, Charlotte and Monroe, North Carolina. The Bank also operates loan production offices in Davidson and Denver, North Carolina. At December 31, 2006, the Company had total assets of $818.9 million, net loans of $643.1 million, deposits of $633.8 million, investment securities of $117.6 million, and shareholders’ equity of $62.8 million.

The Bank has a diversified loan portfolio, with no foreign loans and few agricultural loans. Real estate loans are predominately variable rate commercial property loans, which include residential development loans to commercial customers. Commercial loans are spread throughout a variety of industries with no one particular industry or group of related industries accounting for a significant portion of the commercial loan portfolio. The majority of the Bank's deposit and loan customers are individuals and small to medium-sized businesses located in the Bank's market area. The Bank’s loan portfolio also includes Individual Taxpayer Identification Number (ITIN) mortgage loans generated thorough the Bank’s Banco de le Gente offices.   Additional discussion of the Bank's loan portfolio and sources of funds for loans can be found in "Management's Discussion and Analysis of Financial Condition and Results of Operations" on pages A-4 through A-26 of the Annual Report.

The operations of the Bank and depository institutions in general are significantly influenced by general economic conditions and by related monetary and fiscal policies of depository institution regulatory agencies, including the Federal Reserve, the Federal Deposit Insurance Corporation (the “FDIC”) and the North Carolina Commissioner of Banks (the "Commissioner").

At December 31, 2006, the Bank employed 239 full-time equivalent employees.

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

In June 2006, the Company formed a second wholly-owned Delaware statutory trust, PEBK Capital Trust II (“PEBK Trust II”), which issued $20.0 million of guaranteed preferred beneficial interests in the Company’s junior subordinated deferrable interest debentures. All of the common securities of PEBK Trust II are owned by the Company. The proceeds from the issuance of the common securities and the trust preferred securities were used by PEBK Trust II to purchase $20.6 million of junior subordinated debentures of the Company, which pay a floating rate equal to three month LIBOR plus 163 basis points. The proceeds received by the Company from the sale of the junior subordinated debentures were used in December 2006 to repay the trust preferred securities issued by PEBK Trust in December 2001 and for general purposes. The debentures represent the sole asset of PEBK Trust II. PEBK Trust II is not included in the consolidated financial statements.

The trust preferred securities issued by PEBK Trust II accrue and pay quarterly at a floating rate of three-month LIBOR plus 163 basis points. The Company has guaranteed distributions and other payments due on the trust preferred securities to the extent PEBK Trust II has funds with which to make the distributions and other payments. The net combined effect of the trust preferred securities transaction is that the Company is obligated to make the distributions and other payments required on the trust preferred securities.

These trust preferred securities are mandatorily redeemable upon maturity of the debentures on June 28, 2036, or upon earlier redemption as provided in the indenture. The Company has the right to redeem the debentures purchased by PEBK Trust II, in whole or in part, on or after June 28, 2011. As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount and any accrued but unpaid interest.

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

SELECTED FINANCIAL DATA

Dollars in Thousands Except Per Share Amounts

	2006	2005	2004	2003	2002
Summary of Operations
Interest income	$55,393	41,913	35,095	33,799	35,550
Interest expense	23,110	15,429	12,335	12,749	15,777

Net interest income	32,283	26,484	22,760	21,050	19,773
Provision for loan losses	2,513	3,110	3,256	6,744	5,432

Net interest income after provision for loan losses	29,770	23,374	19,504	14,306	14,341
Non-interest income	7,554	6,668	6,000	5,825	6,443
Non-interest expense	22,983	20,330	18,840	17,072	15,636

Income before taxes	14,341	9,712	6,664	3,059	5,148
Income taxes	5,170	3,381	2,233	1,055	1,712
Net income	$9,171	6,331	4,431	2,004	3,436

Selected Year-End Balances
Assets	$818,948	730,280	686,348	674,032	645,638
Available for sale securities	117,581	115,158	105,598	79,460	71,736
Loans, net	643,078	559,239	527,419	542,404	519,122
Mortgage loans held for sale	-	2,248	3,783	587	5,065
Interest-earning assets	780,082	692,835	653,111	639,934	609,052
Deposits	633,820	582,854	556,522	549,802	515,739
Interest-bearing liabilities	650,364	576,681	553,135	550,357	527,525
Shareholders' equity	$62,835	54,353	50,938	48,554	48,605
Shares outstanding*	3,830,634	3,784,886	3,793,175	3,793,594	3,791,592

Selected Average Balances
Assets	$772,585	706,843	684,385	661,077	625,227
Available for sale securities	118,137	108,690	93,770	72,072	77,414
Loans	604,427	550,545	547,753	539,559	507,879
Interest-earning assets	732,244	668,614	650,528	626,197	593,380
Deposits	605,407	570,997	558,142	533,703	499,224
Interest-bearing liabilities	613,686	563,210	553,880	540,676	516,747
Shareholders' equity	$62,465	55,989	51,978	49,971	48,257
Shares outstanding*	3,801,219	3,794,860	3,805,317	3,791,761	3,813,890

Profitability Ratios
Return on average total assets	1.19%	0.90%	0.65%	0.30%	0.55%
Return on average shareholders' equity	14.68%	11.31%	8.52%	4.01%	7.12%
Dividend payout ratio	20.78%	22.34%	28.37%	62.56%	36.58%

Liquidity and Capital Ratios (averages)
Loan to deposit	99.84%	96.42%	98.14%	101.10%	101.73%
Shareholders' equity to total assets	8.09%	7.92%	7.59%	7.56%	7.72%

Per share of common stock*
Basic net income	$2.41	1.67	1.16	0.53	0.90
Diluted net income	$2.36	1.64	1.15	0.53	0.90
Cash dividends	$0.50	0.37	0.33	0.33	0.33
Book value	$16.40	14.36	13.43	12.80	12.82

*Shares outstanding and per share computations have been retroactively restated to reflect 10% stock dividends during first quarter 2005 and second quarter 2006.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The following is a discussion of our financial position and results of operations and should be read in conjunction with the information set forth under Item 1A Risk Factors and the Company’s consolidated financial statements and notes thereto on pages A-26 through A-56.

Introduction
Management's discussion and analysis of earnings and related data are presented to assist in understanding the consolidated financial condition and results of operations of the Company, for the years ended December 31, 2006, 2005 and 2004. The Company is a registered bank holding company operating under the supervision of the Federal Reserve Board and the parent company of Peoples Bank (the “Bank”). The Bank is a North Carolina-chartered bank, with offices in Catawba, Lincoln, Alexander, Mecklenburg, Iredell and Union Counties, operating under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation (the “FDIC”).

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

Our operations are influenced significantly by local economic conditions and by policies of financial institution regulatory authorities. The earnings on our assets are influenced by the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), inflation, interest rates, market and monetary fluctuations. Lending activities are affected by the demand for commercial and other types of loans, which in turn is affected by the interest rates at which such financing may be offered. Our cost of funds is influenced by interest rates on competing investments and by rates offered on similar investments by competing financial institutions in our market area, as well as general market interest rates. These factors can cause fluctuations in our net interest income and other income. In addition, local economic conditions can impact the credit risk of our loan portfolio, in that (1) local employers may be required to eliminate employment positions of individual borrowers, and small businesses and (2) commercial borrowers may experience a downturn in their operating performance and become unable to make timely payments on their loans. Management evaluates these factors in estimating its allowance for loan losses, and changes in these economic conditions could result in increases or decreases to the provision for loan losses.

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

The Federal Reserve has increased the Federal Funds Rate a total of 3.00% since December 31, 2004 with the rate set at 5.25% as of December 31, 2006. These increases had a positive impact on 2006 earnings and should continue to have a positive impact on the Bank’s net interest income in the future periods. The positive impact from the increase in the Federal Funds Rate has been partially offset by the decrease in earnings realized on interest rate contracts, including both interest rate swaps and interest rate floors, utilized by the Company. The swaps were put in place during the time that the Federal Funds Rate approached 1.00% and helped to offset the decline in income experienced in 2003 and 2004 because of the reductions in the Federal Funds Rate that the Federal Reserve implemented from January 2001 to June 2003. Additional information regarding the Company’s interest rate contacts is provided below in the section entitled “Asset Liability and Interest Rate Risk Management.”

The Company qualified as an accelerated filer in accordance with Rule 12b-2 of the Securities Exchange Act of 1934, effective December 31, 2006. Therefore, the Company is now subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX 404”). The Company incurred additional consulting and audit expenses in becoming

compliant with SOX 404, and will continue to incur additional audit expenses to comply with SOX 404 going forward.   Management does not expect expenses related to SOX 404 to have a material impact on the Company’s financial statements.

The Bank opened a new Banco de la Gente office in Union County, in Monroe, North Carolina in June 2006 in a continuing effort to serve the Latino community. The Bank also plans to open new traditional banking offices in Mecklenburg and Iredell counties, North Carolina in Cornelius and Mooresville, respectively during 2007. Management expects to continue to open at least one new traditional office in Mecklenburg or Iredell counties in each of the next two to three years and additional Banco de la Gente offices in other metropolitan areas in North Carolina.

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

The Company’s accounting policies are fundamental to understanding management’s discussion and analysis of results of operations and financial condition. Many of the Company’s accounting policies require significant judgment regarding valuation of assets and liabilities and/or significant interpretation of specific accounting guidance. The following is a summary of some of the more subjective and complex accounting policies of the Company. A more complete description of the Company’s significant accounting policies can be found in Note 1 of the Notes to Consolidated Financial Statements in the Company’s 2006 Annual Report to Shareholders which is Appendix A to the Proxy Statement for the May 3, 2007 Annual Meeting of Shareholders.

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

There are other complex accounting standards that require the Company to employ significant judgment in interpreting and applying certain of the principles prescribed by those standards. These judgments include, but are not limited to, the determination of whether a financial instrument or other contract meets the definition of a derivative in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133). For a more complete discussion of policies, see the notes to consolidated financial statements.

In February 2006, the Financial Accounting Standard Board (“FASB”) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” (SFAS 155) - an amendment of FASB Statements No. 133 and 140. SFAS 155 permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation and requires that entities evaluate interests in securitized financial assets to distinguish whether the interests are freestanding derivatives or hybrid financial instruments containing an embedded derivative requiring bifurcation.  The Statement also clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS 133, and also clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives.  The Statement also amends SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.  This standard is not expected to have a material effect on the Company's financial position, results of operations or disclosures.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets” (SFAS 156) - an amendment of SFAS 140.  SFAS 156 requires the recognition of a servicing asset or servicing liability each time an entity assumes an obligation to service a financial asset, that the servicing asset or servicing liability be initially measured at fair value, outlines the subsequent measurement methodologies permitted and the presentation and disclosure of servicing assets and servicing liabilities in financial statements.  This standard is not expected to have a material effect on the Company's financial position, results of operations or disclosures.

In June 2006, FASB issued Financial Interpretation No. 48 (“FIN 48”) “Accounting for Uncertainty in Income Taxes” - an interpretation of SFAS No. 109. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements and prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. This interpretation will be effective for the Company beginning in January of 2007. The Company has assessed the impact of FIN 48 and has determined that there are no significant positions taken in the preparation of its tax return and therefore FIN 48 will not have a material impact on its financial position or its results of operations.

In September 2006, the FASB ratified the conclusions reached by the Emerging Issues Task Force (EITF) on EITF 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements.” This issue will require companies to recognize an obligation for either the present value of the entire promised death benefit or the annual “cost of insurance” required to keep the policy in force during the post-retirement years. This will be effective for fiscal years beginning after December 15, 2007. Management is currently evaluating the effect of the proposal on the Company’s results of operations and financial condition, as the Bank has split-dollar policies in place in its BOLI.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157).  SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements.  SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements.  This standard is not expected to have a material effect on the Company's financial position, results of operations or disclosures.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting  for Defined Benefit Pension and Other Postretirement Plans” (SFAS 158) - an amendment of FASB Statements No. 87, 88, 106 and 132(R).  SFAS 158 requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income.  SFAS 158 requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions.  This standard is not expected to have a material effect on the Company's financial position, results of operations or disclosures.

Management of the Company has made a number of estimates and assumptions relating to reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare the accompanying consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

The remainder of management’s discussion and analysis of the Company’s results of operations and financial position should be read in conjunction with the consolidated financial statements and related notes presented on pages A-26 through A-56.

Results of Operations
Summary. The Company reported earnings of $9.2 million in 2006, or $2.41 basic net earnings per share and $2.36 diluted net earnings per share, a 45% increase as compared to $6.3 million, or $1.67 basic net earnings per share and $1.64 diluted net earnings per share, for 2005. Net earnings from recurring operations for 2006 were $9.8 million, or $2.59 basic net earnings per share and $2.53 diluted net earnings per share, representing a 44% increase over net earnings from recurring operations of $6.8 million, or $1.80 basic net earnings per share and $1.77 diluted net earnings per share in 2005. Net non-recurring losses on disposition of assets in 2006 amounted to $863,000, which included a $592,000 loss on sale of securities and a $271,000 net loss on the disposition of assets, which included a $185,000 write-down on the Bank’s mortgage servicing asset and an $110,000 write-down on foreclosed property partially offset by a gain on the disposition of assets. This is an increase over net non-recurring losses on disposition of assets for the year ended December 31, 2005, which amounted to $746,000. The Company’s increase in recurring earnings for 2006 is primarily attributable to an increase in net interest income, an increase in non-interest income and a decrease in the provision for loan losses, which were partially offset by an increase in non-interest expense.

Net earnings for 2005 represented an increase of 43% as compared to 2004 net earnings of $4.4 million. Net earnings from recurring operations for 2005 increased 48% when compared to $4.6 million, or $1.21 basic net earnings per share and $1.19 diluted net earnings per share for 2004. Net earnings for 2004 included non-recurring losses on the sale of securities of $64,000. The increase in 2005 recurring earnings was primarily attributable to a decrease in the provision for loan losses, an increase in net interest income and an increase in non-interest income, which were partially offset by an increase in non-interest expense.

The return on average assets in 2006 was 1.19%, compared to 0.90% in 2005 and 0.65% in 2004. Excluding non-recurring gains and losses on disposition of assets, the return on average assets was 1.27%, 0.96% and 0.67% in 2006, 2005 and 2004, respectively. The return on average shareholders’ equity was 14.68% in 2006 compared to 11.31% in 2005 and 8.52% in 2004. Excluding non-recurring gains and losses on disposition of assets, the return on average shareholders’ equity was 15.58%, 12.07% and 8.81% in 2006, 2005 and 2004, respectively.

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

Net interest income was $32.3 million for 2006, or 22% over net interest income of $26.5 million in 2005. The increase was attributable to an increase in interest income due to an increase in the prime rate resulting from Federal Reserve interest rate increases combined with an increase in the average outstanding balance of loans and available for sale securities. Net interest income increased 16% in 2005 from $22.8 million in 2004.

Table 1 sets forth for each category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding, the interest incurred on such amounts and the average rate earned or incurred for the years ended December 31, 2006, 2005 and 2004. The table also sets forth the average rate earned on total interest-earning assets, the average rate paid on total interest-bearing liabilities, and the net yield on average total interest-earning assets for the same periods. Yield information does not give effect to changes in fair value that are reflected as a component of shareholders’ equity. Yields and interest income on tax-exempt investments have been adjusted to tax equivalent basis using an effective tax rate 38.55% for securities that are both federal and state tax exempt and an effective tax rate of 6.90% for state tax exempt securities. Non-accrual loans and the interest income that was recorded on these loans, if any, are included in the yield calculations for loans in all periods reported.

Table 1- Average Balance Table

	December 31, 2006			December 31, 2005			December 31, 2004
(Dollars in Thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate
Interest-earning assets:

Loans	$604,427	49,665	8.22%	550,545	37,234	6.76%	547,753	29,826	5.45%
Interest rate swap agreements	-	(698)	-0.12%	-	(575)	-0.14%	-	1,056	2.21%
Loan fees	-	701	0.12%	-	464	0.80%	-	191	0.03%
Total loans	604,427	49,668	8.22%	550,545	37,123	6.74%	547,753	31,073	5.67%

Investments - taxable	29,784	1,306	4.38%	37,487	1,595	4.25%	35,920	1,545	4.30%
Investments - nontaxable*	88,353	4,642	5.25%	71,202	3,472	4.88%	57,850	2,741	4.74%
Federal funds sold	1,766	85	4.81%	2,272	73	3.21%	3,363	35	1.05%
Other	7,914	424	5.36%	7,108	269	3.61%	5,642	161	2.70%

Total interest-earning assets	732,244	56,125	7.66%	668,614	42,532	6.36%	650,528	35,555	5.47%

Cash and due from banks	17,022			15,149			13,058
Other assets	31,218			30,891			30,185
Allowance for loan losses	(7,899)			(7,811)			(9,386)

Total assets	$772,585			706,843			684,385

Interest-bearing liabilities:

NOW accounts	$87,329	1,214	1.39%	110,852	1,468	1.32%	106,832	1,292	1.21%
Regular savings accounts	19,768	57	0.29%	21,205	65	0.31%	21,845	72	0.33%
Money market accounts	66,035	1,789	2.71%	56,858	1,112	1.96%	51,069	535	1.05%
Time deposits	335,092	14,189	4.23%	292,807	8,923	3.05%	300,175	7,145	2.38%
FHLB borrowings	74,082	3,588	4.84%	65,934	2,889	4.38%	58,656	2,603	4.44%
Demand notes payable to U.S. Treasury	722	34	4.71%	702	21	3.02%	678	8	1.14%
Trust preferred securities	24,878	1,963	7.89%	14,433	938	6.50%	14,433	677	4.69%
Other	5,780	276	4.78%	419	13	3.00%	192	3	1.46%

Total interest-bearing liabilities	613,686	23,110	3.77%	563,210	15,429	2.74%	553,880	12,335	2.23%

Demand deposits	97,183			89,275			78,221
Other liabilities	3,044			1,275			2,137
Shareholders' equity	62,465			55,989			51,978

Total liabilities and shareholder's equity	$776,378			709,749			686,216

Net interest spread		$33,015	3.89%		27,103	3.62%		23,220	3.24%

Net yield on interest-earning assets			4.51%			4.05%			3.57%

Taxable equivalent adjustment
Investment securities		$731			619			460

Net interest income		$32,284			26,484			22,760

*Includes U.S. government agency securities that are non-taxable for state income tax purposes of $65.9 million in 2006, $50.7 million in 2005 and $40.4 million in 2004. An effective tax rate of 6.90% was used to calculate the tax equivalent yield on these securities.

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

Table 2 - Rate/Volume Analysis-Tax Equivalent Basis

	December 31, 2006			December 31, 2005
(Dollars in Thousands)	Changes in average volume	Changes in average rates	Total Increase (Decrease)	Changes in average volume	Changes in average rates	Total Increase (Decrease)
Interest Income:

Loans: Net of unearned income	$4,030	8,515	12,545	173	5,877	6,050

Investments - taxable	(333)	44	(289)	67	(17)	50
Investments - nontaxable	869	301	1,170	642	89	731
Federal funds sold	(20)	32	12	(23)	61	38
Other	37	118	155	49	59	108

Total interest income	4,583	9,010	13,593	908	6,069	6,977

Interest expense:

NOW accounts	(320)	66	(254)	51	125	176
Regular savings accounts	(4)	(4)	(8)	(2)	(5)	(7)
Money market accounts	214	463	677	87	490	577
Time deposits	1,540	3,726	5,266	(200)	1,978	1,778
FHLB Borrowings	375	324	699	321	(35)	286
Demand notes payable to
U.S. Treasury	1	12	13	-	13	13
Trust Preferred Securities	752	273	1,025	24	237	261
Other	208	55	263	5	5	10

Total interest expense	2,766	4,915	7,681	286	2,808	3,094

Net interest income	$1,817	4,095	5,912	622	3,261	3,883

Net interest income on a tax equivalent basis totaled $33.0 million in 2006, increasing 22% or $5.9 million from 2005. This increase was primarily attributable to an increase in the yield on interest-earning assets partially offset by an increase in the cost of funds. The interest rate spread, which represents the rate earned on interest-earning assets less the rate paid on interest-bearing liabilities, was 3.89% in 2006, an increase from the 2005 net interest spread of 3.62%. The net yield on interest-earning assets in 2006 increased to 4.51% from the 2005 net interest margin of 4.05%.

Tax equivalent interest income increased $13.6 million or 32% in 2006 primarily due to an increase in the Bank’s prime lending rate from an average rate of 6.19% in 2005 to 7.96% in 2006. The increase in rates combined with a $63.6 million increase in average interest-earning assets resulted in an increase in the yield on interest-earning assets to 7.66% in 2006 as compared to 6.36% in 2005. The $63.6 million increase in average interest-earning assets was attributable primarily to a $53.9 million increase in average loans. Average investment securities in 2006 increased 9% to $118.1 million when compared to 2005. All other interest-earning assets including federal funds sold were $7.9 million in 2006 and $7.1 million in 2005.

Interest expense increased $7.7 million or 50% in 2006 due to an increase in the average rate paid on interest-bearing liabilities combined with a $50.5 million increase in volume of interest-bearing liabilities. The cost of funds increased to 3.77% in 2006 from 2.74% in 2005. This increase in the cost of funds was primarily attributable to increases in the average rate paid on interest-bearing checking and savings accounts and certificates of deposit. The $50.5 million growth in average interest-bearing liabilities was primarily attributable to an increase in time deposits of $42.3 million to $335.1 million in 2006 from $292.8 million in 2005.

In 2005 net interest income on a tax equivalent basis increased $3.9 million or 17% to $27.1 million in 2005 from $23.2 million in 2004. The interest rate spread was 3.62% in 2005, an increase from the 2004 net interest spread of 3.24%. The net yield on interest-earning assets in 2005 increased to 4.05% from the 2004 net interest margin of 3.57%.

Provision for Loan Losses. Provision for loan losses are charged to income in order to bring the total allowance for loan losses to a level deemed appropriate by management of the Company based on factors such as management’s judgment as to losses within the Company’s loan portfolio, including the valuation of impaired loans in accordance with SFAS No. 114 and No. 118, loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies and management’s assessment of the quality of the loan portfolio and general economic climate.

The provision for loan losses was $2.5 million, $3.1 million, and $3.3 million for the years ended December 31, 2006, 2005 and 2004, respectively. The decrease in the provision for loan losses for 2006 is primarily attributable to a decrease in net charge-offs of $2.1 million for the year ended December 31, 2006 when compared to the year ended December 31, 2005, offset by the effect of loan growth. Please see the section below entitled “Allowance for Loan Losses” for a more complete discussion of the Bank’s policy for addressing potential loan losses.

Non-Interest Income. Non-interest income for 2006 totaled $7.6 million, an increase of $886,000 or 13% from non-interest income of $6.7 million for 2005. The increases in non-interest income for 2006 are primarily due to an increase in service charges and fees resulting from activity in new branches opened in 2004, 2005 and 2006 and an increase in miscellaneous other income. Non-interest income for 2005 increased $668,000 or 11% from non-interest income of $6.0 million for 2004. The increase in non-interest income for 2005 is primarily due to an increase in fee income from new branches, increases in debit card fee income and an increase in mortgage banking income. Excluding non-recurring gains or losses on the disposition of assets, non-interest income for 2006 increased 14% to $8.4 million as compared to $7.4 million in 2005. Non-interest income, excluding non-recurring gains or losses on the disposition of assets, totaled $6.2 million for 2004.

Service charges on deposit accounts totaled $3.9 million during 2006, an increase of $150,000, or 4% over 2005. Service charge income increased $345,000, or 10% in 2005 compared to 2004. These increases are primarily attributable to growth in the deposit base coupled with normal pricing changes, which resulted in an increase in account maintenance fees.

Other service charges and fees increased 35% to $1.5 million for the year ended December 31, 2006 as compared to $1.1 million for the same period one year ago. This increase is primarily attributable to fee income from new branches.

The Company reported net losses on sale of securities of $592,000, $730,000 and $64,000 in 2006, 2005 and 2004, respectively. Losses on the sale of securities were primarily due to restructuring of the Bank’s investment portfolio to reduce exposure to a decrease in interest rates.

Mortgage banking income decreased to $289,000 in 2006 from $469,000 in 2005. During 2005 mortgage banking income increased $112,000 from the $357,000 reported in 2004. The decrease in mortgage banking income for 2006 was primarily attributable to the $185,000 write-down of the Bank’s mortgage servicing asset due to Management’s assessment that there was minimal fair value in the mortgage servicing rights due to the small remaining balance in the loans serviced for others.

Net losses on repossessed assets were $108,000 for 2006 compared to net losses on repossessed assets of $38,000 for 2005. The increase in net losses on repossessed assets during 2006 was primarily attributable to a $110,000 write-down on foreclosed property partially offset by a gain on the disposition of assets. Management determined that the market value of these assets had decreased significantly and charges were appropriate during fourth quarter 2006. During 2004 a net loss on repossessed assets of $180,000 was recognized.

Miscellaneous income for 2006 totaled $2.1 million, an increase of 27% from $1.7 million for 2005. The increase in miscellaneous income was primarily attributable to an increase in debit card fee income primarily associated with increased card usage due to an increased number of demand accounts and income amounting to $118,000 distributed by a SBIC investment owned by the Bank. During 2005, miscellaneous income increased 23% primarily due to an increase in debit card fee income.

Table 3 presents a summary of non-interest income for the years ended December 31, 2006, 2005 and 2004.

Table 3 - Non-Interest Income

(Dollars in Thousands)	2006	2005	2004
Service charges	$3,930	3,780	3,435
Other service charges and fees	1,540	1,142	677
Gain (loss) on sale of securities	(592)	(730)	(64)
Mortgage banking income	289	469	356
Insurance and brokerage commissions	389	387	430
Loss on foreclosed and repossessed assets	(108)	(38)	(179)
Miscellaneous	2,106	1,658	1,345
Total non-interest income	$7,554	6,668	6,000

Non-Interest Expense. Total non-interest expense amounted to $23.0 million for 2006, an increase of 13% from 2005. Non-interest expense for 2005 increased 8% to $20.3 million from non-interest expense of $18.8 million for 2004.

Salary and employee benefit expense was $11.8 million in 2006, compared to $10.9 million during 2005, an increase of $921,000 or 8%, following a $604,000 or 6% increase in salary and employee benefit expense in 2005 over 2004. The increase in salary and employee benefits in 2006 and 2005 is primarily due to normal salary increases and increased incentive expense combined with the additional expense associated with the new branches added in 2005 and 2006.

The Company recorded occupancy expenses of $4.2 million in 2006, compared to $3.9 million during 2005, an increase of $231,000 or 6%, following an increase of $277,000 or 8% in occupancy expenses in 2005 over 2004. The increase in 2006 is primarily due to an increase in furniture and equipment expense and lease expense. Increases in 2005 are attributable to an increase in repairs and maintenance expense and an increase in lease expense. During 2003, the Company sold two branch locations with net book values of approximately $3.1 million and is currently leasing the facilities from the buyers. As a result of the sales, the Company deferred a gain of approximately $633,000 and is recognizing the gain over the lease term. Approximately $22,000 of the deferred gain was recognized for the years ended December 31, 2006, 2005 and 2004. Annual rent expense related to these two locations is $243,000.

The total of all other operating expenses increased $1.5 million or 27% during 2006. Other operating expense increased $610,000 or 12% in 2005 over 2004. The increase in other expense for 2006 is primarily attributable to increases of $342,000 in consulting expenses due to Sarbanes-Oxley related expenses and disaster recovery planning expenses, and increase of $444,000 in amortization of the issuance costs of the trust preferred securities issued in 2001 that were called on December 31, 2006, an increase in $206,000 in debit card expense and an increase of $117,000 in advertising expense.

Table 4 presents a summary of non-interest expense for the years ended December 31, 2006, 2005 and 2004.

Table 4 - Non-Interest Expense

(Dollars in Thousands)	2006	2005	2004
Salaries and wages	$9,368	7,162	7,023
Employee benefits	2,417	3,702	3,237
Total personnel expense	11,785	10,864	10,260
Occupancy expense	4,180	3,949	3,672
Office supplies	436	314	314
FDIC deposit insurance	75	76	81
Professional services	239	389	290
Postage	307	264	211
Telephone	338	403	337
Director fees and expense	423	334	351
Marketing and public relations	772	656	620
Consulting fees	575	233	306
Taxes and licenses	293	218	200
Other operating expense	3,560	2,630	2,198
Total non-interest expense	$22,983	20,330	18,840

Income Taxes. Total income tax expense was $5.2 million in 2006 compared with $3.4 million in 2005 and $2.2 million in 2004. The primary reason for the increase in taxes for 2006 as compared to 2005 and 2004 was the increase in pretax income, which reduced the impact of non-taxable income. The Company’s effective tax rates were 36.05%, 34.81% and 33.51% in 2006, 2005 and 2004, respectively.

Liquidity. The objectives of the Company’s liquidity policy are to provide for the availability of adequate funds to meet the needs of loan demand, deposit withdrawals, maturing liabilities and to satisfy regulatory requirements. Both deposit and loan customer cash needs can fluctuate significantly depending upon business cycles, economic conditions and yields and returns available from alternative investment opportunities. In addition, the Company’s liquidity is affected by off-balance sheet commitments to lend in the form of unfunded commitments to extend credit and standby letters of credit. As of December 31, 2006 such unfunded commitments to extend credit were $151.7 million, while commitments in the form of standby letters of credit totaled $4.6 million.

The Company uses several sources to meet its liquidity requirements. The primary source is core deposits, which includes demand deposits, savings accounts and certificates of deposits of denominations less than $100,000. The Company considers these to be a stable portion of the Company’s liability mix and the result of on-going consumer and commercial banking relationships. As of December 31, 2006, the Company’s core deposits totaled $439.6 million, or 69% of total deposits.

The other sources of funding for the Company are through large denomination certificates of deposit, including brokered deposits, federal funds purchased and FHLB advances. The Bank is also able to borrow from the Federal Reserve on a short-term basis.

At December 31, 2006, the Bank had a significant amount of deposits in amounts greater than $100,000, including brokered deposits of $60.0 million, which mature over the next two years. The balance and cost of these deposits are more susceptible to changes in the interest rate environment than other deposits. For additional information, please see the section below entitled “Deposits”.

The Bank has a line of credit with the FHLB equal to 20% of the Bank’s total assets, with an outstanding balance of $89.3 million at December 31, 2006. The remaining availability at FHLB was $44.5 million at December 31, 2006. The Bank also had the ability to borrow up to $35.0 million for the purchase of overnight federal funds from three correspondent financial institutions as of December 31, 2006.

The liquidity ratio for the Bank, which is defined as net cash, interest bearing deposits with banks, federal funds sold, certain investment securities and certain FHLB advances available under the line of credit, as a percentage of net deposits (adjusted for deposit runoff projections) and short-term liabilities was 31.15% at December 31, 2006, 36.81% at December 31, 2005 and 34.82% at December 31, 2005. The minimum required liquidity ratio as defined in the Bank’s Asset/Liability and Interest Rate Risk Management Policy is 20%.

As disclosed in the Company’s Consolidated Statements of Cash Flows included elsewhere herein, net cash provided by operating activities was approximately $14.8 million during 2006. Net cash used in investing activities of $92.2 million consisted primarily of a net increase in loans of $86.8 million. Net cash provided by financing activities amounted to $79.1 million, primarily from $51.0 million net increase in deposits.

Asset Liability and Interest Rate Risk Management. The objective of the Company’s Asset Liability and Interest Rate Risk strategies is to identify and manage the sensitivity of net interest income to changing interest rates and to minimize the interest rate risk between interest-earning assets and interest-bearing liabilities at various maturities. This is done in conjunction with the need to maintain adequate liquidity and the overall goal of maximizing net interest income. Table 5 presents an interest rate sensitivity analysis for the interest-earning assets and interest-bearing liabilities for the year ended December 31, 2006.

Table 5 - Interest Sensitivity Analysis

(Dollars in Thousands)	Immediate	1-3 months	4-12 months	Total Within One Year	Over One Year & Non-sensitive	Total
Interest-earning assets:
Loans	$465,884	19,944	10,724	496,552	154,829	$651,381
Mortgage loans available for sale	-	-	-	-	-	-
Investment securities	-	1,415	-	1,415	116,166	117,581
Federal funds sold	2,640	-	-	2,640	-	2,640
Interest-bearing deposit accounts	1,471	-	-	1,471	-	1,471
Other interest-earning assets	-	-	-	-	7,009	7,009

Total interest-earning assets	469,995	21,359	10,724	502,078	278,004	$780,082

Interest-bearing liabilities:
NOW, savings, and money market deposits	174,578	-	-	174,578	-	$174,578
Time deposits	86,059	119,909	127,463	333,431	24,418	357,849
Other short term borrowings	1,600	-	-	1,600	-	1,600
FHLB borrowings	19,800	42,500	-	62,300	27,000	89,300
Securities sold under agreement to repurchase	6,418	-	-	6,418	-	6,418
Trust preferred securities	-	20,619	-	20,619	-	20,619

Total interest-bearing liabilities	288,455	183,028	127,463	598,946	51,418	$650,364

Interest-sensitive gap	$181,540	(161,669)	(116,739)	(96,868)	226,586	$129,718

Cumulative interest-sensitive gap	$181,540	19,871	(96,868)	(96,868)	129,718

Interest-earning assets as a percentage of interest-bearing liabilities	162.94%	11.67%	8.41%	83.83%	540.67%

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

The Company’s rate sensitive assets are those earning interest at variable rates and those with contractual maturities within one year. Rate sensitive assets therefore include both loans and available for sale securities. Rate sensitive liabilities include interest-bearing checking accounts, money market deposit accounts, savings accounts, time deposits and borrowed funds. As shown in Table 5, the Company’s balance sheet is asset-sensitive, meaning that in a given period there will be more assets than liabilities subject to immediate repricing as interest rates change in the market. Because most of the Company’s loans are tied to the prime rate, they reprice more rapidly than rate sensitive interest-bearing deposits. During periods of rising rates, this results in increased net interest income. The opposite occurs during periods of declining rates. Rate sensitive assets at December 31, 2006 totaled $780.1 million, exceeding rate sensitive liabilities of $650.4 million by $129.7 million.

In order to assist in achieving a desired level of interest rate sensitivity, the Company entered into off-balance sheet contracts that are considered derivative financial instruments. As of December 31, 2006, the Company had cash flow hedges with a notional amount of $150.0 million. These derivative instruments consist of four interest rate floor contracts that are used to hedge future cash flows from payments on the first $150.0 million of certain variable rate commercial, construction and home equity loans against the downward effects of their repricing in the event of a decreasing rate environment for a period of three years ending in July 2008, November 2008, January 2009 and June 2009. If the prime rate falls below 6.25% during the term of the contract on the first floor, the Company will receive payments based on the $35.0 million notional amount times the difference between 6.25% and the weighted average prime rate for the quarter. No payments will be received by the Company if the weighted average prime rate is 6.25% or higher. The Company paid a premium of $161,000 on this contact. On the second floor if the prime rate falls below 7.00% during the term of the contract, the Company will receive payments based on the $35.0 million notional amount times the difference between 7.00% and the weighted average prime rate for the quarter. No payments will be received by the Company if the weighted average prime rate is 7.00% or higher. The Company paid a premium of $203,000 on this contract. On the third floor if the prime rate falls below 7.50% during the term of the contract, the Company will receive payments based on the $45.0 million notional amount times the difference between 7.50% and the weighted average prime rate for the quarter. No payments will be received by the Company if the weighted average prime rate is 7.50% or higher.  The Company paid a premium of $562,500 on this contract. On the fourth floor if the prime rate falls below 8.00% during the term of the contract, the Company will receive payments based on the $35.0 million notional amount times the difference between 8.00% and the weighted average prime rate for the quarter. No payments will be received by the Company if the weighted average prime rate is 8.00% or higher. The Company paid a premium of $399,000 on this contract.

The Company settled two previously outstanding interest rate swap agreements during 2005. The first swap, with a notional amount of $25.0 million and maturing in April 2006 was sold for a loss of $318,000. The second swap with a notional amount of $30.0 million and maturing in September 2006 was sold for a loss of $552,000. The losses realized upon settlement were recognized over the original term of the agreements and during the year ended December 31, 2006, losses of approximately $386,000 were recognized.

The Bank also utilizes interest rate floors on certain variable rate loans to protect against further downward movements in the prime rate. At December 31, 2006, the Bank had $67.5 million in loans with interest rate floors; however, none of the floors were in effect pursuant to the terms of the promissory notes on these loans.

The Bank also had $19.4 million in loans that are tied to the prime rate and had interest rate caps in effect pursuant to the terms of the promissory notes on these loans. The weighted average rate on these loans is 2.22% lower than the indexed rate on the promissory notes without the interest rate caps.

An analysis of the Company’s financial condition and growth can be made by examining the changes and trends in interest-earning assets and interest-bearing liabilities. A discussion of these changes and trends follows.

Analysis of Financial Condition
Investment Securities. All of the Company’s investment securities are held in the available-for-sale (“AFS”) category. At December 31, 2006 the market value of AFS securities totaled $117.6 million, compared to $115.2 million and $105.6 million at December 31, 2005 and 2004, respectively. The increase in 2006 investment securities is the result of net securities purchases that are part of management’s objective to grow the investment portfolio in an effort to manage the credit risk in the balance sheet. This increase in AFS securities was partially offset by paydowns on mortgage-backed securities, calls and maturities. Table 6 presents the market value of the AFS securities held at December 31, 2006, 2005 and 2004.

Table 6 - Summary of Investment Portfolio

(Dollars in Thousands)	2006	2005	2004
Obligations of United States government
agencies and corporations	$72,744	60,243	46,570

Obligations of states and political subdivisions	24,366	21,609	20,649

Mortgage backed securities	19,220	31,004	36,543

Trust preferred securities	750	1,750	1,750

Equity securities	501	552	86

Total securities	$117,581	115,158	105,598

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

The Company’s investment portfolio consists of U.S. government agency securities, municipal securities, U.S. government agency sponsored mortgage-backed securities, trust preferred securities and equity securities. AFS securities averaged $118.1 million in 2006, $108.7 million in 2005 and $93.8 million in 2004. Table 7 presents the amortized cost of AFS securities held by the Company by maturity category at December 31, 2006. Yield information does not give effect to changes in fair value that are reflected as a component of shareholders’ equity. Yields are calculated on a tax equivalent basis. Yields and interest income on tax-exempt investments have been adjusted to tax equivalent basis using an effective tax rate 38.55% for securities that are both federal and state tax exempt and an effective tax rate of 6.90% for state tax exempt securities.

Table 7 - Maturity Distribution and Weighted Average Yield on Investments

			After One Year		After 5 Years
	One Year or Less		Through 5 Years		Through 10 Years		After 10 Years		Totals
(Dollars in Thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Book value:

United States Government agencies	$-	-	49,535	4.74%	23,303	5.31%	-	-	$72,838	4.92%

States and political subdivisions	910	7.19%	9,598	4.98%	10,261	5.74%	3,725	7.03%	24,494	5.69%

Mortgage backed securities	17	4.95%	580	4.63%	4,008	4.38%	15,061	4.50%	19,666	4.31%

Trust preferred securities	-	-	-	-	-	-	750	8.70%	750	8.70%

Equity securities	-	-	-	-	-	-	815	0.22%	815	0.22%

Total securities	$927	7.15%	59,713	4.78%	37,572	5.33%	20,351	4.94%	$118,563	4.97%

Loans. The loan portfolio is the largest category of the Company’s earning assets and is comprised of commercial loans, real estate mortgage loans, real estate construction loans and consumer loans. The Company grants loans and extensions of credit primarily within the Catawba Valley region of North Carolina, which encompasses Catawba, Alexander, Iredell and Lincoln counties and also in Mecklenburg and Union counties. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by real estate, which is dependent upon the real estate market. Non-real estate loans also can be affected by local economic conditions. In management’s opinion, there are no significant concentrations of credit with particular borrowers engaged in similar activities.

The composition of the Company’s loan portfolio is presented in Table 8.

Table 8 - Loan Portfolio

	2006		2005		2004		2003		2002
(Dollars in Thousands)	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans
Breakdown of loan receivables:
Commercial	$85,064	13.06%	79,902	14.10%	79,189	14.79%	90,558	16.41%	92,141	17.51%
Real estate - mortgage	364,595	55.97%	330,227	58.28%	312,988	58.45%	332,730	60.26%	322,987	61.36%
Real estate - construction	187,960	28.86%	141,420	24.96%	127,042	23.73%	110,392	19.99%	80,552	15.30%
Consumer	13,762	2.11%	15,115	2.66%	16,249	3.03%	18,446	3.34%	30,690	5.83%

Total loans	$651,381	100.00%	566,664	100.00%	535,468	100.00%	552,126	100.00%	526,370	100.00%

Less: Allowance for loan losses	8,303		7,425		8,049		9,722		7,248

Net loans	$643,078		559,239		527,419		542,404		519,122

As of December 31, 2006, gross loans outstanding were $651.4 million, an increase of $84.7 million or 15% from the December 31, 2005 balance of $566.7 million. Commercial loans increased $5.2 million in 2006. Real estate mortgage loans grew $34.4 million when compared to 2005 due to an increase in non-conforming mortgage loans and commercial real estate loans. Real estate construction loans increased $46.5 million in 2006 as a result of an increase in real estate development loans. Consumer loans decreased $1.4 million in 2006.

The Company had no mortgage loans held for sale at December 31, 2006. Mortgage loans held for sale were $2.2 million at December 31, 2005.

Table 9 identifies the maturities of all loans as of December 31, 2006 and addresses the sensitivity of these loans to changes in interest rates.

Table 9 - Maturity and Repricing Data for Loans

(Dollars in Thousands)	Within one year or less	After one year through five years	After five years	Total Loans
Commercial	$71,767	12,258	1,039	$85,064
Real estate - mortgage	243,720	82,895	37,980	364,595
Real estate - construction	175,369	10,177	2,414	187,960
Consumer	5,696	7,002	1,064	13,762

Total loans	$496,552	112,332	42,497	$651,381

Total fixed rate loans	$15,852	74,376	42,497	$132,725
Total floating rate loans	480,700	37,956	-	518,656

Total loans	$496,552	112,332	42,497	$651,381

In the normal course of business, there are various commitments outstanding to extend credit that are not reflected in the financial statements. At December 31, 2006, outstanding loan commitments totaled $151.7 million. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Additional information regarding commitments is provided below in the section entitled “Contractual Obligations” and in Note 10 to the Consolidated Financial Statements.

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

Management uses several measures to assess and monitor the credit risks in the loan portfolio, including a loan grading system that begins upon loan origination and continues until the loan is collected or collectibility becomes doubtful. Upon loan origination, the Bank’s originating loan officer evaluates the quality of the loan and assigns one of nine risk grades, each grade indicating a different level of loss reserves. The loan officer monitors the loan’s performance and credit quality and makes changes to the credit grade as conditions warrant. When originated or renewed, all loans over a certain dollar amount receive in-depth reviews and risk assessments by the Bank’s Credit Administration. Before making any changes in these risk grades, management considers assessments as determined by the third party credit review firm (as described below), regulatory examiners and the Bank’s Credit Administration. Any issues regarding the risk assessments are addressed by the Bank’s senior credit administrators and factored into management’s decision to originate or renew the loan as well as the level of reserves deemed appropriate for the loan. The Bank’s Board of Directors reviews, on a monthly basis, an analysis of the Bank’s reserves relative to the range of reserves estimated by the Bank’s Credit Administration.

As an additional measure, the Bank engages an independent third party to review the underwriting, documentation, risk grading analyses and the methodology of determining the adequacy of the allowance for losses. This independent third party reviews and evaluates all loans greater than $1,000,000. The third party’s evaluation and report is shared with management and the Bank’s Board of Directors.

Management considers certain commercial loans with weak credit risk grades to be individually impaired and measures such impairment based upon available cash flows and the value of the collateral. Allowance or reserve levels are estimated for all other graded loans in the portfolio based on their assigned credit risk grade, type of loan and other matters related to credit risk.

Management uses the information developed from the procedures described above in evaluating and grading the loan portfolio. This continual grading process is used to monitor the credit quality of the loan portfolio and to assist management in determining the appropriate levels of the allowance for loan losses.

The allowance for loan losses is comprised of three components: specific reserves, general reserves and unallocated reserves. After a loan has been identified as impaired, management measures impairment in accordance with SFAS No. 114, “Accounting By Creditors for Impairment of a Loan.” When the measure of the impaired loan is less than the recorded investment in the loan, the amount of the impairment is recorded as a specific reserve. These specific reserves are determined on an individual loan basis based on management’s current evaluation of the Company’s loss exposure for each credit, given the payment status, financial condition of the borrower, and value of any underlying collateral. Loans for which specific reserves are provided are excluded from the general allowance calculations as described below. At December 31, 2006 and 2005, the recorded investment in loans that were considered to be impaired under SFAS No. 114 was approximately $7.6 million and $3.5 million, respectively, with related allowance for loan losses of approximately $1.2 million and $478,000, respectively.

The general allowance reflects reserves established under the provisions of SFAS No. 5, “Accounting for Contingencies” for collective loan impairment. These reserves are based upon historical net charge-offs using the last three years’ experience. This charge-off experience may be adjusted to reflect the effects of current conditions. The Bank considers information derived from its loan risk ratings and external data related to industry and general economic trends.

The unallocated allowance is determined through management’s assessment of probable losses that are in the portfolio but are not adequately captured by the other two components of the allowance, including consideration of current economic and business conditions and regulatory requirements. The unallocated allowance also reflects management’s acknowledgement of the imprecision and subjectivity that underlie the modeling of credit risk. Due to the subjectivity involved in determining the overall allowance, including the unallocated portion, this unallocated portion may fluctuate from period to period based on management’s evaluation of the factors affecting the assumptions used in calculating the allowance.

Management considers the allowance for loan losses adequate to cover the estimated losses inherent in the Company’s loan portfolio as of the date of the financial statements. Management believes it has established the allowance in accordance with accounting principles generally accepted in the United States of America and in consideration of the current economic environment. Although management uses the best information available to make evaluations, significant future additions to the allowance may be necessary based on changes in economic and other conditions, thus adversely affecting the operating results of the Company.

There were no significant changes in the estimation methods or fundamental assumptions used in the evaluation of the allowance for loan losses for the year ended December 31,2006 as compared to the year ended December 31, 2005. Such revisions, estimates and assumptions are made in any period in which the supporting factors indicate that loss levels may vary from the previous estimates.

Additionally, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowances for loan losses. Such agencies may require adjustments to the allowances based on their judgments of information available to them at the time of their examinations.

Net charge-offs for 2006 were $1.6 million. The ratio of net charge-offs to average total loans was 0.27% in 2006, 0.68% in 2005 and 0.90% in 2004. Charge-offs in 2004 included charges of $1.0 million and $550,000 related to loans to customers that were formerly directors of the Company. The allowance for loan losses increased to $8.3 million or 1.27% of total loans outstanding at December 31, 2006. This increase in the allowance for loan losses was the result of a reduction in net charge-offs of $2.1 million for the year ended December 31, 2006. For December 31, 2005 and 2004, the allowance for loan losses amounted to $7.4 million or 1.31% of total loans outstanding and $8.0 million, or 1.50% of total loans outstanding, respectively.

Table 10 presents an analysis of the allowance for loan losses, including charge-off activity.

Table 10 - Analysis of Allowance for Loan Losses

(Dollars in Thousands)	2006	2005	2004	2003	2002
Reserve for loan losses at beginning	$7,425	8,049	9,722	7,248	6,091

Loans charged off:
Commercial	505	293	1,004	1,179	3,737
Real estate - mortgage	568	2,141	3,842	2,422	158
Real estate - construction	250	1,250	4	251	-
Consumer	636	516	535	630	546

Total loans charged off	1,959	4,200	5,385	4,482	4,441

Recoveries of losses previously charged off:

Commercial	64	144	162	36	40
Real estate - mortgage	108	162	144	18	-
Real estate - construction	2	-	-	1	4
Consumer	150	160	150	157	122

Total recoveries	324	466	456	212	166

Net loans charged off	1,635	3,734	4,929	4,270	4,275

Provision for loan losses	2,513	3,110	3,256	6,744	5,432

Reserve for loan losses at end of year	$8,303	7,425	8,049	9,722	7,248

Loans charged off net of recoveries, as
a percent of average loans outstanding	0.27%	0.68%	0.90%	0.79%	0.84%

Non-performing Assets. Non-performing assets, comprised of non-accrual loans, other real estate owned, other repossessed assets and loans for which payments are more than 90 days past due totaled $8.0 million at December 31, 2006 compared to $5.0 million at December 31, 2005. Non-accrual loans were $7.6 million at December 31, 2006, an increase of $4.1 million from non-accruals of $3.5 million at December 31, 2005. As a percentage of loans outstanding, non-accrual loans were 1.16% and 0.62% at December 31, 2006 and 2005, respectively. The Bank had loans ninety days past due and still accruing at December 31, 2006 of $78,000 as compared to $946,000 for the same period in 2005. Other real estate owned totaled $344,000 and $531,000 as of December 31, 2006 and 2005, respectively. The Bank had no repossessed assets as of December 31, 2006 and 2005.

At December 31, 2006 the Company had non-performing loans, defined as non-accrual and accruing loans past due more than 90 days, of $7.6 million or 1.17% of total loans. Non-performing loans for 2005 were $4.4 million, or 0.79% of total loans and $5.3 million, or 1.00% of total loans for 2004. Interest that would have been recorded on non-accrual loans for the years ended December 31, 2006, 2005 and 2004, had they performed in accordance with their original terms, amounted to approximately $429,000, $507,000 and $264,000 respectively. Interest income on impaired loans included in the results of operations for 2006, 2005, and 2004 amounted to approximately $144,000, $77,000 and $123,000, respectively.

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

A summary of non-performing assets at December 31 for each of the years presented is shown in Table 11.

Table 11 - Non-performing Assets

(Dollars in Thousands)	2006	2005	2004	2003	2002
Non-accrual loans	$7,560	3,492	5,097	4,343	4,602
Loans 90 days or more past due and still accruing	78	946	245	271	239
Total non-performing loans	7,638	4,438	5,342	4,614	4,841
All other real estate owned	344	531	682	1,447	240
All other repossessed assets	-	-	-	206	1,538
Total non-performing assets	$7,982	4,969	6,024	6,267	6,619

As a percent of total loans at year end
Non-accrual loans	1.16%	0.62%	0.95%	0.79%	0.87%
Loans 90 days or more past due and still accruing	0.01%	0.17%	0.05%	0.05%	0.05%
Total non-performing assets	1.23%	0.88%	1.12%	1.14%	1.26%

               Deposits. The Company primarily uses deposits to fund its loan and investment portfolios. The Company offers a variety of deposit accounts to individuals and businesses. Deposit accounts include checking, savings, money market and time deposits. As of December 31, 2006, total deposits were $633.8 million, an increase of $50.9 million or 9% increase over the December 31, 2005 balance of $582.9 million.  Core deposits, which include demand deposits, savings accounts and certificates of deposits of denominations less than $100,000, to $439.6 million at December 31, 2006 from $430.4 million at December 31, 2005.

Time deposits in amounts of $100,000 or more totaled $194.2 million at December 31, 2006, $152.4 million and $154.3 million at December 31, 2005 and 2004, respectively. The increase in brokered deposits provided funding for increased loan demand. At December 31, 2006, brokered deposits amounted to $60.0 million as compared to $40.3 million at December 31, 2005. Brokered deposits are generally considered to be more susceptible to withdrawal as a result of interest rate changes and to be a less stable source of funds, as compared to deposits from the local market. Brokered deposits outstanding as of December 31, 2006 have a weighted average rate of 5.11% with a weighted average original term of 11 months.

Table 12 is a summary of the maturity distribution of time deposits in amounts of $100,000 or more as of December 31, 2006.

Table 12 - Maturities of Time Deposits over $100,000

(Dollars in Thousands)	2006
Three months or less	$70,290
Over three months through six months	63,214
Over six months through twelve months	41,234
Over twelve months	19,438
Total	$194,176

Borrowed Funds. The Company has access to various short-term borrowings, including the purchase of federal funds and borrowing arrangements from the FHLB and other financial institutions. At December 31, 2006, FHLB borrowings totaled $89.3 million compared to $71.6 million at December 31, 2005 and $59.0 million at December 31, 2004. Average FHLB borrowings for 2006 were $74.1 million, compared to average balances of $65.9 million for 2005 and $58.7 million for 2004. The maximum amount of outstanding FHLB borrowings was $99.5 million in 2006, and $77.6 in 2005 and $70.7 in 2004. The FHLB advances outstanding at December 31, 2006 had both fixed and adjustable interest rates ranging from 3.71% to 6.49%. Currently $22.3 million of the FHLB advances outstanding have contractual maturities prior to December 31, 2007. The FHLB has the option to convert $27.0 million of the total advances to a floating rate and, if converted, the Bank may repay advances without a prepayment fee. The Company also has an additional $40.0 million in variable rate convertible advances, which may be repaid without a prepayment fee if converted by the FHLB. Additional information regarding FHLB advances is provided in Note 6 to the Consolidated Financial Statements.

Demand notes payable to the U. S. Treasury, which represent treasury tax and loan payments received from customers, amounted to approximately $1.6 million, $1.5 million and $1.2 million at December 31, 2006, 2005 and 2004, respectively.

Securities sold under agreements to repurchase amounted to $6.4 million and $981,000 as of December 31, 2006 and 2005, respectively. The Company had no securities sold under agreements to repurchase as of December 31, 2004.

The Company had no federal funds purchased as of December 31, 2006, 2005 or 2004.

Junior Subordinated Debentures (related to Trust Preferred Securities). In June 2006 the Company formed a second wholly owned Delaware statutory trust, PEBK Capital Trust II (“PEBK Trust II”), which issued $20.0 million of guaranteed preferred beneficial interests in the Company’s junior subordinated deferrable interest debentures. All of the common securities of PEBK Trust II are owned by the Company. The proceeds from the issuance of the common securities and the trust preferred securities were used by PEBK Trust II to purchase $20.6 million of junior subordinated debentures of the Company, which pay a floating rate equal to three month LIBOR plus 163 basis points. The proceeds received by the Company from the sale of the junior subordinated debentures were used to repay in December 2006 the trust preferred securities issued by PEBK Trust in December 2001 and for general purposes. The debentures represent the sole asset of PEBK Trust II. PEBK Trust II is not included in the consolidated financial statements.

The trust preferred securities issued by PEBK Trust II accrue and pay quarterly at a floating rate of three-month LIBOR plus 163 basis points. The Company has guaranteed distributions and other payments due on the trust preferred securities to the extent PEBK Trust II has funds with which to make the distributions and other payments. The net combined effect of the trust preferred securities transaction is that the Company is obligated to make the distributions and other payments required on the trust preferred securities.

These trust preferred securities are mandatorily redeemable upon maturity of the debentures on June 28, 2036, or upon earlier redemption as provided in the indenture. The Company has the right to redeem the debentures purchased by PEBK Trust II, in whole or in part, on or after June 28, 2011. As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount and any accrued but unpaid interest.

Contractual Obligations and Off-Balance Sheet Arrangements. The Company’s contractual obligations and other commitments as of December 31, 2006 are summarized in Table 13 below. The Company’s contractual obligations include the repayment of principal and interest related to FHLB advances and junior subordinated debentures, as well as certain payments under current lease agreements. Other commitments include commitments to extend credit. Because not all of these commitments to extend credit will be drawn upon, the actual cash requirements are likely to be significantly less than the amounts reported for other commitments below.

Table 13 - Contractual Obligations and Other Commitments

(Dollars in Thousands)	Within one year	One to Three Years	Three to Five Years	Five Years or More	Total
Contractual Cash Obligations
Long-term borrowings*	$2,500	-	42,000	25,000	$69,500
Junior subordinated debentures	-	-	-	20,619	20,619
Operating lease obligations	1,067	1,907	1,385	3,650	8,009

Total	$3,567	1,907	43,385	49,269	$98,128

Other Commitments
Commitments to extend credit	$3,547	72,373	8,027	67,750	$151,697
Standby letters of credit
and financial guarantees written	4,570	4	-	-	4,574

Total	$8,117	72,377	8,027	67,750	$156,271

*Excludes $19.8 million adjustable rate credit due to the FHLB, which matured in February 2007.

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

Capital Resources. Shareholders’ equity at December 31, 2006 was $62.8 million compared to $54.4 million at December 31, 2005 and $50.9 million at December 31, 2004. At December 31, 2006, 2005 and 2004, unrealized gains and losses, net of taxes, amounted to losses of $771,000, $1.4 million and $121,000, respectively. Average shareholders’ equity as a percentage of total average assets is one measure used to determine capital strength. Average shareholders’ equity as a percentage of total average assets was 8.09%, 7.92% and 7.59% for 2006, 2005 and 2004. The return on average shareholders’ equity was 14.68% at December 31, 2006 as compared to 11.31% and 8.52% as of December 31, 2005 and December 31, 2004, respectively. Total cash dividends paid during 2006 amounted to $1.9 million. Cash dividends totaling $1.4 million and $1.3 million were paid during 2005 and 2004, respectively.

In November 2005, the Company’s Board of Directors authorized the repurchase of up to $2.0 million in common shares of the Company’s outstanding common stock effective through the end of November 2006. During 2006, the Company repurchased a total of 19,250 shares at a total price of $425,000.

In November 2006, the Company’s Board of Directors authorized the repurchase of up to $2.0 million in common shares of the Company’s outstanding common stock effective through the end of November 2007. No shares have been repurchased under the current plan.

Under regulatory capital guidelines, financial institutions are currently required to maintain a total risk-based capital ratio of 8.0% or greater, with a Tier 1 risk-based capital ratio of 4.0% or greater. Tier 1 capital is generally defined as shareholders' equity and trust preferred securities less all intangible assets and goodwill. Tier 1 capital at December 31, 2006 includes $20.0 million in trust preferred securities. At December 31, 2005 and 2004, Tier 1 capital includes $14.0 million in trust preferred securities. The Company’s Tier 1 capital ratio was 11.70%, 11.02% and 10.97% at December 31, 2006, 2005 and 2004, respectively. Total risk-based capital is defined as Tier 1 capital plus supplementary capital. Supplementary capital, or Tier 2 capital, consists of the Company's allowance for loan losses, not exceeding 1.25% of the Company's risk-weighted assets. Total risk-based capital ratio is therefore defined as the ratio of total capital (Tier 1 capital and Tier 2 capital) to risk-weighted assets. The Company’s total risk-based capital ratio was 12.86%, 12.19% and 12.22% at December 31, 2006, 2005 and 2004, respectively. In addition to the Tier 1 and total risk-based capital requirements, financial institutions are also required to maintain a leverage ratio of Tier 1 capital to total average assets of 4.0% or greater. The Company’s Tier 1 leverage capital ratio was 10.80%, 9.84% and 9.50% at December 31, 2006, 2005 and 2004, respectively.

The Bank’s Tier 1 risk-based capital ratio was 10.21%, 10.46% and 10.35% at December 31, 2006, 2005 and 2004, respectively. The total risk-based capital ratio for the Bank was 11.37%, 11.64% and 11.60% at December 31, 2006, 2005 and 2004, respectively. The Bank’s Tier 1 leverage capital ratio was 9.41%, 9.33% and 8.95% at December 31, 2006, 2005 and 2004 respectively.

A bank is considered to be "well capitalized" if it has a total risk-based capital ratio of 10.0 % or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, and has a leverage ratio of 5.0% or greater. Based upon these guidelines, the Bank was considered to be "well capitalized" at December 31, 2006, 2005 and 2004.

The Company’s key equity ratios as of December 31, 2006, 2005 and 2004 are presented in Table 14.

Table 14 - Equity Ratios

	2006	2005	2004
Return on average assets	1.19%	0.90%	0.65%
Return on average equity	14.68%	11.31%	8.52%
Dividend payout ratio	20.78%	22.34%	28.37%
Average equity to average assets	8.09%	7.92%	7.59%

Quarterly Financial Data. The Company’s consolidated quarterly operating results for the years ended December 31, 2006 and 2005 are presented in table 15.

Table 15 - Quarterly Financial Data

	2006				2005
(Dollars in thousands, except per share amounts)	First	Second	Third	Fourth	First	Second	Third	Fourth

Total interest income	$12,484	13,559	14,390	14,961	9,216	9,984	10,987	11,726
Total interest expense	4,863	5,429	6,243	6,575	3,346	3,686	3,978	4,418

Net interest income	7,621	8,130	8,147	8,386	5,870	6,298	7,009	7,308

Provision for loan losses	759	413	686	655	690	723	930	767
Other income	1,929	2,017	2,043	1,564	1,632	1,835	1,788	1,413
Other expense	5,307	5,548	5,787	6,341	4,888	4,929	5,016	5,498

Income before income taxes	3,484	4,186	3,717	2,954	1,924	2,481	2,851	2,456
Income taxes	1,249	1,525	1,344	1,052	647	873	1,010	851

Net earnings	$2,235	2,661	2,373	1,902	1,277	1,608	1,841	1,605

Basic earnings per share	$0.59	0.70	0.62	0.50	0.35	0.42	0.48	0.42
Diluted earnings per share	$0.58	0.68	0.61	0.49	0.32	0.42	0.48	0.42

QUANTATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk reflects the risk of economic loss resulting from adverse changes in market prices and interest rates. This risk of loss can be reflected in either diminished current market values or reduced potential net interest income in future periods.

The Company’s market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. The structure of the Company’s loan and deposit portfolios is such that a significant decline (increase) in interest rates may adversely (positively) impact net market values and interest income. Management seeks to manage the risk through the utilization of its investment securities and off-balance sheet derivative instruments. During the years ended December 31, 2006, 2005 and 2004, the Company used interest rate contracts to manage market risk as discussed above in the section entitled “Asset Liability and Interest Rate Risk Management.”

Table 16 presents in tabular form the contractual balances and the estimated fair value of the Company’s on-balance sheet financial instruments and the notional amount and estimated fair value of the Company’s off-balance sheet derivative instruments at their expected maturity dates for the period ended December 31, 2006. The expected maturity categories take into consideration historical prepayment experience as well as management’s expectations based on the interest rate environment at December 31, 2006. As of December 31, 2006, all fixed rate advances are callable at the option of FHLB. For core deposits without contractual maturity (i.e. interest bearing checking, savings, and money market accounts), the table presents principal cash flows based on management’s judgment concerning their most likely runoff or repricing behaviors.

Table 16 - Market Risk Table

(Dollars In Thousands)	Principal/Notional Amount Maturing in Year Ended December 31,
Loans Receivable	2007	2008	2009	2010 & 2011	Thereafter	Total	Fair Value
Fixed rate	$25,067	18,783	17,991	34,946	35,937	$132,725	$131,681
Average interest rate	7.59%	7.25%	7.35%	7.38%	7.23%
Variable rate	$198,692	69,214	50,713	73,559	126,478	$518,656	$518,036
Average interest rate	8.76%	8.63%	8.49%	8.49%	8.46%
						$651,381	$649,717
Investment Securities
Interest bearing cash	$-	-	-	-	1,471	$1,471	$1,471
Average interest rate	-	-	-	-	5.26%
Federal funds sold	$2,640	-	-	-	-	$2,640	$2,640
Average interest rate	5.13%	-	-	-	-
Securities available for sale	$14,719	23,292	25,077	43,336	11,156	$117,581	$117,581
Average interest rate	4.77%	4.74%	4.77%	4.32%	3.57%
Nonmarketable equity securities	$-	-	-	-	7,295	$7,295	$7,295
Average interest rate	-	-	-	-	5.48%

Debt Obligations
Deposits	$339,620	30,295	13,080	2,682	248,143	$633,820	$633,771
Average interest rate	4.28%	4.47%	4.60%	3.95%	1.65%
Advances from FHLB	$62,300	-	15,000	12,000	-	$89,300	$88,819
Average interest rate	4.78%	-	4.65%	5.08%	-
Demand notes payable to U.S. Treasury	$1,600	-	-	-	-	$1,600	$1,600
Average interest rate	4.95%	-	-	-	-
Securities sold under agreement to repurchase	$6,418	-	-	-	-	$6,418	$6,418
Average interest rate	5.25%	-	-	-	-
Junior subordinated debentures	$-	-	-	-	20,619	$20,619	$20,619
Average interest rate	-	-	-	-	6.99%

Derivative Instruments (notional amount)
Interest rate floor contracts	$-	70,000	80,000	-	-	$150,000	$481
Average interest rate	-	6.63%	7.72%	-	-

Table 17 presents the simulated impact to net interest income under varying interest rate scenarios and the theoretical impact of rate changes over a twelve-month period referred to as “rate ramps.” The table shows the estimated theoretical impact on the Company’s tax equivalent net interest income from hypothetical rate changes of plus and minus 1% and 2% as compared to the estimated theoretical impact of rates remaining unchanged. The table also shows the simulated impact to market value of equity under varying interest rate scenarios and the theoretical impact of immediate and sustained rate changes referred to as “rate shocks” of plus and minus 1% and 2% compared to the theoretical impact of rates remaining unchanged. The prospective effects of the hypothetical interest rate changes are based upon various assumptions, including relative and estimated levels of key interest rates. This type of modeling has limited usefulness because it does not allow for the strategies management would utilize in response to sudden and sustained rate changes. Also, management does not believe that rate changes of the magnitude presented are likely in the forecast period presented.

Table 17 - Interest Rate Risk
(Dollars in thousands)
	Estimated Resulting Theoretical Net Interest Income
Hypothetical rate change (ramp over 12 months)	Amount	% Change
+2%	$38,283	7.46%
+1%	$36,968	3.77%
0%	$35,627	0.00%
-1%	$34,382	-3.49%
-2%	$33,375	-6.32%

	Estimated Resulting Theoretical Market Value of Equity
Hypothetical rate change (immediate shock)	Amount	% Change
+2%	$57,371	-7.03%
+1%	$59,416	-3.71%
0%	$61,708	0.00%
-1%	$64,568	4.63%
-2%	$67,893	10.02%

MARKET FOR THE COMPANY’S COMMON EQUITY
AND RELATED SHAREHOLDER MATTERS

Peoples Bancorp common stock is traded on the over-the-counter (OTC) market and quoted on the Nasdaq Global Market, under the symbol “PEBK.” Scott and Stringfellow, Inc., Ryan, Beck & Co. and Sterne Agee & Leach, Inc. are market makers for the Company’s shares.

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

As of March 9, 2007, the Company had 689 shareholders of record, not including the number of persons or entities whose stock is held in nominee or street name through various brokerage firms or banks. The market price for the Company’s common stock was $27.50 on March 9, 2007.

Table 18 presents certain market and dividend information for the last two fiscal years. Over-the-counter quotations reflect inter-dealer prices, without retail mark-up, mark down or commission and may not necessarily represent actual transactions.

Table 18 - Market and Dividend Data

			Cash Dividend
2006	Low Bid	High Bid	Per Share
First Quarter	$20.06	24.55	0.10

Second Quarter	$23.66	29.21	0.11

Third Quarter	$24.27	29.20	0.11

Fourth Quarter	$26.95	30.13	0.18

			Cash Dividend
2005	Low Bid	High Bid	Per Share
First Quarter	$16.14	20.25	0.09

Second Quarter	$15.68	20.00	0.09

Third Quarter	$16.51	20.25	0.09

Fourth Quarter	$17.70	21.82	0.10

STOCK PERFORMANCE GRAPH

The following graph compares the Company’s cumulative shareholder return on its Common Stock with a NASDAQ index and with a southeastern bank index. The graph was prepared by SNL Securities, L.C., Charlottesville, Virginia, using data as of December 31, 2006.

COMPARISON OF SIX-YEAR CUMULATIVE TOTAL RETURNS
Performance Report for
Peoples Bancorp of North Carolina, Inc.

Total Return Performance
Peoples Bancorp of North Carolina, Inc.
NASDAQ Composite
SNL Southeast Bank Index
Index Value
300
250
200
150
100
50
12/31/01
12/31/02
12/31/03
12/31/04
12/31/05
12/31/06

	Period Ending
Index	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06
Peoples Bancorp of North Carolina, Inc.	100.00	101.19	138.16	144.23	188.93	263.12
NASDAQ Composite	100.00	68.76	103.67	113.16	115.57	127.58
SNL Southeast Bank Index	100.00	110.46	138.72	164.50	168.39	197.45

Source : SNL Financial LC, Charlottesville, VA					(434) 977-1600
© 2007					www.snl.com

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES
Consolidated Financial Statements
December 31, 2006, 2005 and 2004

INDEX

PAGE(S)

Management's Report on Internal Control Over Financial Reporting	A-27

Report of Independent Registered Public Accounting Firm on Internal Control Over Financial
Reporting	A-28 - A-29

Report of Independent Registered Public Accounting Firm on the Consolidated Financial Statements	A-30

Financial Statements
Consolidated Balance Sheets at December 31, 2006 and December 31, 2005	A-31

Consolidated Statements of Earnings for the years ended December 31, 2006, 2005 and 2004	A-32

Consolidated Statements of Changes in Shareholders' Equity for the years ended December 31,
2006, 2005 and 2004	A-33

Consolidated Statements of Comprehensive Income for the years ended December 31, 2006, 2005
and 2004	A-34

Consolidated Statements of Cash Flows for the years ended December 31, 2006, 2005 and 2004	A-35 - A-36

Notes to Consolidated Financial Statements	A-37 - A-56

MANAGEMENT’S REPORT ON INTERNAL CONTROLS OVER FINANCIAL REPORTING

The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is defined in Rule 13a-15(f) promulgated under the Securities Exchange Act of 1934. The Company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. Internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and depositions of the assets of the company, (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of the internal control over financial reporting as of December 31, 2006. In making this assessment, management used the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on our assessment and those criteria, management believes that the Company maintained effective internal control over financial reporting as of December 31, 2006.

The Company’s independent registered public accountants have issued an audit report on our assessment of the company’s internal control over financial reporting. Their report is included herein.

/s/ Tony W. Wolfe	/s/ A. Joseph Lampron
Tony W. Wolfe	A. Joseph Lampron
Chief Executive Officer	Chief Financial Officer
March 15, 2007	March 15, 2007

Porter Keadle Moore, LLP

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Peoples Bancorp of North Carolina, Inc.
Newton, North Carolina

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Controls Over Financial Reporting, that Peoples Bancorp of North Carolina, Inc. maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Peoples Bancorp of North Carolina, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide a reasonable assurance regarding the reliability of financial reporting and the preparations of financial statements for external purposes in accordance with the accounting principles generally accepted in the United States of America. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that degree of compliance with the policies or procedures may deteriorate.

Certified Public Accountants
Suite 1800 • 235 Peachtree Street NE • Atlanta, Georgia 30303 • Phone 404-588-4200 • Fax 404-588-4222 •
www.pkm.com

In our opinion, management’s assessment that Peoples Bancorp of North Carolina, Inc. maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also in our opinion, Peoples Bancorp of North Carolina, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statement of Peoples Bancorp of North Carolina, Inc., and our report dated February 27, 2007 expressed an unqualified opinion.

/s/ Porter Keadle Moore, LLP

Atlanta, Georgia
February 27, 2007

Porter Keadle Moore, LLP

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Peoples Bancorp of North Carolina, Inc.
Newton, North Carolina

We have audited the consolidated balance sheets of Peoples Bancorp of North Carolina, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of earnings, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Bancorp of North Carolina, Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Peoples Bancorp of North Carolina, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated February 27, 2007 expressed an unqualified opinion on management’s assessment of the effectiveness of Peoples Bancorp of North Carolina, Inc.’s internal control over financial reporting and an unqualified opinion on the effectiveness of Peoples Bancorp of North Carolina, Inc.’s internal control over financial reporting.

/s/ Porter Keadle Moore, LLP

Atlanta, Georgia
February 27, 2007

Certified Public Accountants
Suite 1800 • 235 Peachtree Street NE • Atlanta, Georgia 30303 • Phone 404-588-4200 • Fax 404-588-4222 •
www.pkm.com

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2006 and 2005

Assets	2006	2005

Cash and due from banks, including reserve requirements	$18,860,318	18,468,999
of $6,243,000 and $5,229,000
Federal funds sold	2,640,000	1,347,000
Cash and cash equivalents	21,500,318	19,815,999

Investment securities available for sale	117,581,000	115,158,184
Other investments	7,295,449	5,810,749
Total securities	124,876,449	120,968,933

Mortgage loans held for sale	-	2,247,900

Loans	651,381,129	566,663,416
Less allowance for loan losses	(8,303,432)	(7,424,782)
Net loans	643,077,697	559,238,634

Premises and equipment, net	12,816,385	12,662,153
Cash surrender value of life insurance	6,532,406	6,311,757
Accrued interest receivable and other assets	10,144,283	9,034,239
Total assets	$818,947,538	730,279,615

Liabilities and Shareholders' Equity

Deposits:
Non-interest bearing demand	$101,393,142	94,660,721
NOW, MMDA & savings	174,577,641	183,248,699
Time, $100,000 or more	194,176,291	152,410,976
Other time	163,673,215	152,533,265
Total deposits	633,820,289	582,853,661

Demand notes payable to U.S. Treasury	1,600,000	1,473,693
Securities sold under agreement to repurchase	6,417,803	981,050
FHLB borrowings	89,300,000	71,600,000
Junior subordinated debentures	20,619,000	14,433,000
Accrued interest payable and other liabilities	4,355,073	4,585,217
Total liabilities	756,112,165	675,926,621

Shareholders' equity:

Preferred stock, no par value; authorized
5,000,000 shares; no shares issued
and outstanding	-	-
Common stock, no par value; authorized
20,000,000 shares; issued and
outstanding 3,830,634 shares in 2006
and 3,440,805 shares in 2005	51,122,147	41,096,500
Retained earnings	12,484,463	14,656,160
Accumulated other comprehensive income (loss)	(771,237)	(1,399,666)
Total shareholders' equity	62,835,373	54,352,994

Total liabilities and shareholders' equity	$818,947,538	730,279,615

See accompanying notes to consolidated financial statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

For the Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004

Interest income:
Interest and fees on loans	$49,667,700	37,123,327	31,073,135
Interest on federal funds sold	85,307	72,578	35,236
Interest on investment securities:
U.S. Government agencies	4,321,346	3,584,755	2,903,865
States and political subdivisions	798,185	735,892	660,227
Other	521,077	396,020	422,377
Total interest income	55,393,615	41,912,572	35,094,840

Interest expense:
NOW, MMDA & savings deposits	3,060,201	2,644,413	1,899,249
Time deposits	14,188,623	8,923,488	7,145,486
FHLB borrowings	3,588,169	2,888,785	2,602,866
Junior subordinated debentures	1,962,692	938,145	676,547
Other	310,188	33,790	10,518
Total interest expense	23,109,873	15,428,621	12,334,666

Net interest income	32,283,742	26,483,951	22,760,174

Provision for loan losses	2,513,282	3,110,000	3,256,000

Net interest income after provision for loan losses	29,770,460	23,373,951	19,504,174

Other income:
Service charges	3,929,956	3,779,933	3,434,544
Other service charges and fees	1,539,367	1,141,879	677,191
Loss on sale of securities	(591,856)	(729,727)	(63,688)
Mortgage banking income	289,293	469,109	356,782
Insurance and brokerage commissions	388,559	386,662	429,788
Loss on sale of repossessed assets	(107,712)	(37,811)	(179,886)
Miscellaneous	2,106,188	1,658,189	1,345,100
Total other income	7,553,795	6,668,234	5,999,831

Other expense:
Salaries and employee benefits	11,785,094	10,863,779	10,259,795
Occupancy	4,180,058	3,948,694	3,672,051
Other	7,017,986	5,517,832	4,907,923
Total other expenses	22,983,138	20,330,305	18,839,769

Earnings before income taxes	14,341,117	9,711,880	6,664,236

Income taxes	5,170,300	3,380,900	2,233,300

Net earnings	$9,170,817	6,330,980	4,430,936

Basic earnings per share	$2.41	1.67	1.16
Diluted earnings per share	$2.36	1.64	1.15
Cash dividends declared per share	$0.50	0.37	0.33

See accompanying notes to consolidated financial statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Changes in Shareholders' Equity

For the Years Ended December 31, 2006, 2005 and 2004

				Accumulated
				Other
	Common Stock		Retained	Comprehensive
	Shares	Amount	Earnings	Income (Loss)	Total

Balance, December 31, 2003	3,135,202	$35,121,510	12,844,524	587,862	48,553,896

Cash dividends declared	-	-	(1,257,254)	-	(1,257,254)

Repurchase and retirement of common
stock	(15,100)	(290,826)	-	-	(290,826)

Exercise of stock options	14,972	209,706	-	-	209,706

Net earnings	-	-	4,430,936	-	4,430,936

Change in accumulated other
comprehensive income (loss), net of tax	-	-	-	(708,606)	(708,606)

Balance, December 31, 2004	3,135,074	35,040,390	16,018,206	(120,744)	50,937,852

10% stock dividend	313,546	6,274,087	(6,274,087)	-	-

Cash paid in lieu of fractional shares	-	-	(4,700)	-	(4,700)

Cash dividends declared	-	-	(1,414,239)	-	(1,414,239)

Repurchase and retirement of common
stock	(15,000)	(314,750)	-	-	(314,750)

Exercise of stock options	7,185	96,773	-	-	96,773

Net earnings	-	-	6,330,980	-	6,330,980

Change in accumulated other
comprehensive income (loss), net of tax	-	-	-	(1,278,922)	(1,278,922)

Balance, December 31, 2005	3,440,805	41,096,500	14,656,160	(1,399,666)	54,352,994

10% stock dividend	343,850	9,430,532	(9,430,532)	-	-

Cash paid in lieu of fractional shares	-	-	(6,426)	-	(6,426)

Cash dividends declared	-	-	(1,905,556)	-	(1,905,556)

Repurchase and retirement of common
stock	(19,250)	(425,000)	-	-	(425,000)

Exercise of stock options	65,229	771,325	-	-	771,325

Stock option tax benefit	-	243,100	-	-	243,100

Stock option compensation expense	-	5,690	-	-	5,690

Net earnings	-	-	9,170,817	-	9,170,817

Change in accumulated other
comprehensive income (loss), net of tax	-	-	-	628,429	628,429

Balance, December 31, 2006	3,830,634	$51,122,147	12,484,463	(771,237)	62,835,373

See accompanying notes to consolidated financial statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

For the Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004

Net earnings	$9,170,817	6,330,980	4,430,936

Other comprehensive income (loss):
Unrealized holding gains (losses) on securities
available for sale	197,569	(3,045,565)	30,988
Reclassification adjustment for losses on
sales of securities available for sale included
in net earnings	591,856	729,727	63,688
Unrealized holding losses on derivative
financial instruments qualifying as cash flow
hedges	(345,049)	(283,493)	(702,000)
Reclassification adjustment for losses (gains) on
derivative financial instruments qualifying as
cash flow hedges included in net earnings	386,285	483,715	(553,375)

Total other comprehensive income (loss),
before income taxes	830,661	(2,115,616)	(1,160,699)

Income tax expense (benefit) related to other
comprehensive income:

Unrealized holding gains (losses) on securities
available for sale	76,953	(1,186,248)	12,070
Reclassification adjustment for losses on
sales of securities available for sale included
in net earnings	230,528	284,229	24,806
Unrealized holding losses on derivative
financial instruments qualifying as cash flow
hedges	(255,707)	(123,082)	(273,429)
Reclassification adjustment for losses (gains) on
derivative financial instruments qualifying as
cash flow hedges included in net earnings	150,458	188,407	(215,540)

Total income tax expense (benefit) related to
other comprehensive income	202,232	(836,694)	(452,093)

Total other comprehensive income (loss),
net of tax	628,429	(1,278,922)	(708,606)

Total comprehensive income	$9,799,246	5,052,058	3,722,330

See accompanying notes to consolidated financial statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004

Cash flows from operating activities:
Net earnings	$9,170,817	6,330,980	4,430,936
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation, amortization and accretion	1,616,558	1,643,459	1,563,245
Provision for loan losses	2,513,282	3,110,000	3,256,000
Deferred income taxes	(615,626)	332,806	341,441
Loss on sale of investment securities	591,856	729,727	63,688
Recognition of gain (loss) on sale of
derivative instruments	386,285	483,715	(553,375)
Amortization of deferred gain on sale of premises	(20,896)	(21,984)	(22,412)
Loss (gain) on sale of repossessed assets	(2,288)	(2,189)	15,412
Writedown of other real estate and repossessions	110,000	40,000	164,474
Amortization of deferred issuance costs on
trust preferred securities	461,298	17,742	17,742
Stock option compensation expense	5,690	-	-
Change in:
Mortgage loans held for sale	2,247,900	1,535,275	(3,195,680)
Cash surrender value of life insurance	(220,649)	(277,569)	(988,739)
Other assets	(1,206,937)	444,944	(3,460,214)
Other liabilities	(230,144)	651,204	1,470,823

Net cash provided by operating activities	14,807,146	15,018,110	3,103,341

Cash flows from investing activities:
Purchases of investment securities available for sale	(30,579,262)	(49,431,813)	(48,667,610)
Proceeds from calls and maturities of investment securities
available for sale	8,562,058	9,655,995	19,413,975
Proceeds from sales of investment securities available
for sale	19,871,979	27,768,392	2,986,313
Purchases of other investments	(12,748,200)	(5,367,790)	(4,822,500)
Proceeds from sale of other investments	11,263,500	4,239,000	3,642,514
Net change in loans	(86,825,349)	(35,062,738)	12,578,820
Purchases of premises and equipment	(1,624,299)	(1,373,019)	(1,502,346)
Proceeds from sale of premises and equipment	-	1,750	-
Proceeds from sale of repossessed assets	825,115	246,218	2,153,103
Purchases of derivative financial instruments	(961,500)	(364,000)	-
Proceeds from (payment on) settlement of
derivative financial instruments	-	(870,000)	-

Net cash used by investing activities	(92,215,958)	(50,558,005)	(14,217,731)

Cash flows from financing activities:
Net change in deposits	50,966,628	26,331,588	6,719,841
Net change in demand notes payable to U.S. Treasury	126,307	289,301	741,008
Net change in securities sold under agreement to repurchase	5,436,753	981,050	-
Proceeds from FHLB borrowings	700,800,000	162,300,000	95,850,000
Repayments of FHLB borrowings	(683,100,000)	(149,700,000)	(94,850,000)
Proceeds from issuance of trust preferred securities	20,619,000	-	-
Repayments of trust preferred securities	(14,433,000)	-	-
Proceeds from exercise of stock options	1,014,425	96,773	209,706
Common stock repurchased	(425,000)	(314,750)	(290,826)
Cash paid in lieu of fractional shares	(6,426)	(4,700)	-
Cash dividends paid	(1,905,556)	(1,414,239)	(1,257,254)

Net cash provided by financing activities	79,093,131	38,565,023	7,122,475

Net change in cash and cash equivalent	1,684,319	3,025,128	(3,991,915)

Cash and cash equivalents at beginning of period	19,815,999	16,790,871	20,782,786

Cash and cash equivalents at end of period	$21,500,318	19,815,999	16,790,871

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Cash Flows, continued

For the Years ended December 31, 2006, 2005 and 2004

	2006	2005	2004

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$23,171,572	15,189,559	11,833,234
Income taxes	$6,398,100	2,245,000	2,483,394

Noncash investing and financing activities:
Change in unrealized gain (loss) on investment securities
available for sale, net	$481,944	(1,413,819)	57,800
Change in unrealized gain (loss) on derivative financial
instruments, net	$146,485	134,897	(766,406)
Transfer of loans to other real estate and repossessions	$746,004	133,210	1,362,138
Financed portion of sale of other real estate	$273,000	-	2,212,142
Transfer of retained earnings to common stock for
issuance of stock dividend	$9,430,532	6,274,087	-
Reclassification of a security from other investments
to securities available for sale	$-	715,000	-

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

Peoples Bank (the “Bank”) commenced business in 1912 upon receipt of its banking charter from the North Carolina State Banking Commission (the “SBC”). The Bank is primarily regulated by the SBC and the Federal Deposit Insurance Corporation and undergoes periodic examinations by these regulatory agencies. The Bank, whose main office is in Newton, North Carolina, provides a full range of commercial and consumer banking services primarily in Catawba, Alexander, Lincoln, Mecklenburg, Iredell and Union counties in North Carolina.

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

Investment Securities
The Company classifies its securities in one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for sale in the near term. Held to maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All other securities not included in trading or held to maturity are classified as available for sale. At December 31, 2006 and 2005, the Company had classified all of its investment securities as available for sale.

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

Mortgage Loan Held for Sale
Mortgage loans held for sale are carried at the lower of aggregate cost or market value. The Company did not have any mortgage loans held for sale at December 31, 2006. At December 31, 2005, the cost of mortgage loans held for sale approximates the market value.

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

Mortgage servicing rights (“MSR's”) represent the unamortized cost of purchased and originated contractual rights to service mortgages for others in exchange for a servicing fee. MSRs are amortized over the period of estimated net servicing income and are periodically adjusted for actual prepayments of the underlying mortgage loans. The Company amortized approximately $227,000, $56,000, and $88,000 during 2006, 2005 and 2004, respectively. During the year ended December 31, 2006, the Company fully amortized the remaining balance of the Bank’s MSRs. Management determined there was minimal fair value in the MSRs due to the small remaining balance in the loans serviced for others. No new servicing assets were recognized during 2006, 2005 and 2004.

Mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of mortgage loans serviced for others was approximately $14.8 million, $18.1 million and $22.6 million at December 31, 2006, 2005 and 2004, respectively.

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

Accumulated Other Comprehensive Income
At December 31, 2006, accumulated other comprehensive income (loss) consisted of net unrealized losses on securities available for sale of $600,000 and net unrealized losses on derivatives of $171,000. At December 31, 2005, accumulated other comprehensive income (loss) consisted of net unrealized losses on securities available for sale of $1.1 million and net unrealized losses on derivatives of $318,000.

Stock-Based Compensation
The Company has an Omnibus Stock Ownership and Long Term Incentive Plan (the “Plan”) whereby certain stock-based rights, such as stock options, restricted stock, performance units, stock appreciation rights, or book value shares, may be granted to eligible directors and employees. A total of 389,450 shares were reserved for possible issuance under this Plan. All rights must be granted or awarded within ten years from the effective date.

Under the Plan, the Company has granted incentive stock options to certain eligible employees in order that they may purchase Company stock at a price equal to the fair market value on the date of the grant. The options granted in 1999 vested over a five-year period. Options granted subsequent to 1999 vest over a three-year period. All options expire after ten years. A summary of the activity in the Plan is presented below:

Stock Option Activity
For the years ended December 31, 2006, 2005 and 2004

	Shares	Weighted Average Option Price Per Share	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding, December 31, 2003	238,409	$12.91

Granted during the period	4,840	15.66
Forfeited during the period	(2,486)	11.99
Exercised during the period	(18,112)	11.57

Outstanding, December 31, 2004	222,652	12.17

Granted during the period	-	-
Forfeited during the period	(1,313)	11.65
Exercised during the period	(8,210)	11.79

Outstanding, December 31, 2005	213,128	12.19

Granted during the period	-	-
Forfeited during the period	(110)	11.07
Exercised during the period	(65,229)	11.81

Outstanding, December 31, 2006	147,789	$12.36	4.94	$2,314,401

Exercisable, December 31, 2006	146,175	$12.32	4.91	$2,294,448

Options outstanding at December 31, 2006 are exercisable at option prices ranging from $10.49 to $15.85, as presented in the table above. Such options have a weighted average remaining contractual life of approximately seven years.

The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment” (SFAS 123(R)), on January 1, 2006 using the “modified prospective” method. Under this method, awards that are granted, modified, or settled after December 31, 2005, are measured and accounted for in accordance with SFAS 123(R). Also under this method, expense is recognized for unvested awards that were granted prior to January 1, 2006, based upon the fair value determined at the grant date under SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS 123). The Company recognized compensation expense for employee stock options of $6,000 for the year ended December 31, 2006. As of December 31, 2006, there was $5,000 of total unrecognized compensation cost related to nonvested employee stock options, which is expected to be recognized over a period of two years. The Company did not recognize any compensation expense for employee stock options for the year ended December 31, 2005.

Prior to the adoption of SFAS 123(R), the Company accounted for stock compensation under Accounting Principles Board Opinion No. 25 and related interpretations. Accordingly, the Company previously recognized no compensation cost for employee stock options. The following table illustrates the effect on net earnings and earnings per share if the Company had applied the fair value recognition provisions of SFAS 123 as of December 31, 2005 and 2004.

		2005	2004

Net earnings	As reported	$6,330,980	4,430,936
	Effect of grants	(143,747)	(312,444)
	Effect of forfeitures	5,253	14,092

	Proforma	$6,192,486	4,132,584

Basic earnings per share	As reported	$1.67	1.16
	Proforma	$1.63	1.09

Diluted earnings per share	As reported	$1.64	1.15
	Proforma	$1.61	1.07

The weighted average fair value of options at grant date in 2004 was $4.27. The fair value of each option is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted average assumptions used for grants in 2004 - dividend yield of 2.14%; risk free interest rate of 4.22%; expected volatility of 0.153; and an expected life of 10 years.

No options were granted during the years ended December 31, 2006 and 2005. The total intrinsic value (amount by which the fair market value of the underlying stock exceeds the exercise price of an option on exercise date) of options exercised during the years ended December 31, 2006 and 2005 was $923,000 and $44,000, respectively. There were 1,614 options vested during the year ended December 31, 2006 and 1,612 options vested during the year ended December 31, 2005. Cash received from option exercises for the years ended December 31, 2006 and 2005 was $771,000 and $97,000, respectively. The tax benefit for the tax deductions from option exercises totaled $243,000 and $11,000, respectively for the years ended December 31, 2006 and 2005.

Net Earnings Per Share
Net earnings per share is based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per share. The average market price during the year is used to compute equivalent shares.

The reconciliations of the amounts used in the computation of both “basic earnings per share” and “diluted earnings per share” for the years ended December 31, 2006, 2005 and 2004 are as follows:

For the year ended December 31, 2006:	Net Earnings	Common Shares	Per Share Amount
Basic earnings per share	$9,170,817	3,801,219	$2.41
Effect of dilutive securities:
Stock options	-	89,943
Diluted earnings per share	$9,170,817	3,891,162	$2.36

For the year ended December 31, 2005:	Net Earnings	Common Shares	Per Share Amount
Basic earnings per share	$6,330,980	3,794,860	$1.67
Effect of dilutive securities:
Stock options	-	59,825
Diluted earnings per share	$6,330,980	3,854,685	$1.64

For the year ended December 31, 2004:	Net Earnings	Common Shares	Per Share Amount
Basic earnings per share	$4,430,936	3,805,317	$1.16
Effect of dilutive securities:
Stock options	-	47,396
Diluted earnings per share	$4,430,936	3,852,713	$1.15

On April 20, 2006, the Board of Directors of the Company authorized a 10% stock dividend and a $0.11 per share cash dividend. As a result of the stock dividend, each shareholder received one new share of stock for every ten shares of stock they held as of the record date. Shareholders received a cash payment in lieu of any fractional shares resulting from the stock dividend. The cash dividend was paid based on the number of shares held by shareholders as adjusted by the stock dividend. The stock and cash dividends were paid on June 16, 2006 to shareholders of record on June 5, 2006. All previously reported per share amounts have been restated to reflect this stock dividend.

Recent Accounting Pronouncements

In February 2006, the Financial Accounting Standard Board (“FASB”) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” (SFAS 155) - an amendment of FASB Statements No. 133 and 140. SFAS 155 permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation and requires that entities evaluate interests in securitized financial assets to distinguish whether the interests are freestanding derivatives or hybrid financial instruments containing an embedded derivative requiring bifurcation.  The Statement also clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS 133, and also clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives.  The Statement also amends SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.  This standard is not expected to have a material effect on the Company's financial position, results of operations or disclosures.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets” (SFAS 156) - an amendment of SFAS 140.  SFAS 156 requires the recognition of a servicing asset or servicing liability each time an entity assumes an obligation to service a financial asset, that the servicing asset or servicing liability be initially measured at fair value, outlines the subsequent measurement methodologies permitted and the presentation and disclosure of servicing assets and servicing liabilities in financial statements.  This standard is not expected to have a material effect on the Company's financial position, results of operations or disclosures.

In June 2006, FASB issued Financial Interpretation No. 48 (“FIN 48”) “Accounting for Uncertainty in Income Taxes” - an interpretation of SFAS No. 109. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements and prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. This interpretation will be effective for the Company beginning in January of 2007. The Company has assessed the impact of FIN 48 and has determined that there are no significant positions taken in the preparation of its tax return and therefore FIN 48 will not have a material impact on its financial position or its results of operations.

In September 2006, the FASB ratified the conclusions reached by the Emerging Issues Task Force (EITF) on EITF 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements.” This issue will require companies to recognize an obligation for either the present value of the entire promised death benefit or the annual “cost of insurance” required to keep the policy in force during the post-retirement years. This will be effective for fiscal years beginning after December 15, 2007. Management is currently evaluating the effect of the proposal on the Company’s results of operations and financial condition, as the Bank has split-dollar policies in place in its BOLI.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157).  SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements.  SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements.  This standard is not expected to have a material effect on the Company's financial position, results of operations or disclosures.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting  for Defined Benefit Pension and

Other Postretirement Plans” (SFAS 158) - an amendment of FASB Statements No. 87, 88, 106 and 132(R).  SFAS 158 requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income.  SFAS 158 requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions.  This standard is not expected to have a material effect on the Company's financial position, results of operations or disclosures.

Reclassification

Certain amounts in the 2005 and 2004 consolidated financial statements have been reclassified to conform to the 2006 presentation.

(2)	Investment Securities

                Investment securities available for sale at December 31, 2006 and 2005 are as follows:

	December 31, 2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Mortgage-backed securities	$19,666,345	-	446,751	19,219,594
U.S. government agencies	72,838,407	171,828	265,821	72,744,414
State and political subdivisions	24,493,444	242,204	369,178	24,366,470
Trust preferred securities	750,000	-	-	750,000
Equity securities	814,995	-	314,473	500,522

Total	$118,563,191	414,032	1,396,223	117,581,000

	December 31, 2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Mortgage-backed securities	$31,865,547	-	861,583	31,003,964
U.S. government agencies	60,751,179	83,410	591,506	60,243,083
State and political subdivisions	21,748,079	268,720	407,307	21,609,492
Trust preferred securities	1,750,000	-	-	1,750,000
Equity securities	814,995	-	263,350	551,645

Total	$116,929,800	352,130	2,123,746	115,158,184

The current fair value and associated unrealized losses on investments in debt securities with unrealized losses at December 31, 2006 and 2005 are summarized in the table below, with the length of time the individual securities have been in a continuous loss position.

	December 31, 2006
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Mortgage-backed securities	$-	-	19,202,188	446,751	19,202,188	446,751
U.S. government agencies	23,069,770	13,361	21,510,425	252,460	44,580,195	265,821
State and political subdivisions	1,445,462	35,988	11,589,682	333,190	13,035,144	369,178
Equity securities	-	-	500,522	314,473	500,522	314,473

Total	$24,515,232	49,349	52,802,817	1,346,874	77,318,049	1,396,223

	December 31, 2005
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Mortgage-backed securities	$19,267,931	436,110	11,725,154	425,473	30,993,085	861,583
U.S. government agencies	27,541,468	313,598	11,221,262	277,908	38,762,730	591,506
State and political subdivisions	5,986,444	106,833	6,546,483	300,474	12,532,927	407,307
Equity securities	479,050	235,950	72,595	27,400	551,645	263,350

Total	$53,274,893	1,092,491	29,565,494	1,031,255	82,840,387	2,123,746

At December 31, 2006, unrealized losses in the investment securities portfolio related to debt securities totaled $1.1 million. The unrealized losses on these debt securities arose due to changing interest rates and are considered to be temporary. From the December 31, 2006 tables above, 35 out of 71 securities issued by state and political subdivisions contained unrealized losses and 43 out of 57 securities issued by U.S. government agencies and government sponsored corporations, including mortgage-backed securities, contained unrealized losses. These unrealized losses are considered temporary because of acceptable investment grades on each security and the repayment sources of principal and interest are government backed.

The amortized cost and estimated fair value of investment securities available for sale at December 31, 2006, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Estimated Fair Value

Due within one year	$910,301	914,199
Due from one to five years	59,133,199	58,715,846
Due from five to ten years	33,563,846	33,669,408
Due after ten years	4,474,505	4,561,431
Mortgage-backed securities	19,666,345	19,219,594
Equity securities	814,995	500,522

Total	$118,563,191	117,581,000

Proceeds from sales of securities available for sale during 2006, 2005 and 2004 were $19.9 million, $27.8 million and $3.0 million, respectively. Gross losses of $592,000, $730,000 and $64,000 for 2006, 2005 and 2004, respectively, were realized on those sales.

Securities with a carrying value of approximately $25.5 million and $25.7 million at December 31, 2006 and 2005, respectively, were pledged to secure public deposits and for other purposes as required by law.

(3)        Loans

Major classifications of loans at December 31, 2006 and 2005 are summarized as follows:

	2006	2005

Commercial	$85,064,322	79,902,157
Real estate - mortgage	364,595,188	330,226,315
Real estate - construction	187,959,880	141,420,338
Consumer	13,761,739	15,114,606

Total loans	651,381,129	566,663,416

Less allowance for loan losses	8,303,432	7,424,782

Total net loans	$643,077,697	559,238,634

The Company grants loans and extensions of credit primarily within the Catawba Valley region of North Carolina, which encompasses Catawba, Alexander, Iredell and Lincoln counties and also in Mecklenburg and Union Counties. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate, the value of which is dependent upon the real estate market.

At December 31, 2006 and 2005, the recorded investment in loans that were considered to be impaired was approximately $7.6 million and $3.5 million, respectively. In addition, the Company had approximately $78,000 and $946,000 in loans past due more than ninety days and still accruing interest at December 31, 2006 and 2005, respectively. The related allowance for loan losses on impaired loans was approximately $1.2 million and $478,000 at December 31, 2006 and 2005, respectively. The average recorded investment in impaired loans for the twelve months ended December 31, 2006, 2005 and 2004 was approximately $4.7 million, $6.2 million and $5.3 million, respectively. For the years ended December 31, 2006, 2005 and 2004, the Company recognized approximately $144,000, $77,000 and $123,000, respectively, of interest income on impaired loans.

Changes in the allowance for loan losses were as follows:

	2006	2005	2004

Balance at beginning of year	$7,424,782	8,048,627	9,722,267
Amounts charged off	(1,958,551)	(4,199,650)	(5,385,199)
Recoveries on amounts previously charged off	323,919	465,805	455,559
Provision for loan losses	2,513,282	3,110,000	3,256,000

Balance at end of year	$8,303,432	7,424,782	8,048,627

(4)        Premises and Equipment

                Major classifications of premises and equipment are summarized as follows:

	2006	2005

Land	$2,349,041	2,187,254
Buildings and improvements	10,618,896	10,405,684
Furniture and equipment	13,992,524	12,743,224

Total premises and equipment	26,960,461	25,336,162

Less accumulated depreciation	14,144,076	12,674,009

Total net premises and equipment	$12,816,385	12,662,153

Depreciation expense was approximately $1.5 million for the year ended December 31, 2006 and 2005 and $1.3 million for the year ended December 31, 2004.

During 2003, the Company sold two branch locations with net book values of approximately $3,115,000 and is currently leasing the facilities from the buyer. As a result of the sales, the Company deferred a gain of approximately $633,000 and is recognizing the gain over the lease term. For the period ended December 31, 2006 the Company recognized approximately $21,000 of the deferred gain and for the periods ended December 31 2005 and 2004, approximately $22,000 of the deferred gain was recognized.

(5)        Time Deposits

At December 31, 2006, the scheduled maturities of time deposits are as follows:

2007	$333,430,893
2008	17,734,675
2009	4,001,857
2010	2,478,971
2011 and thereafter	203,110

Total	$357,849,506

At December 31, 2006 and 2005, the Company has approximately $60.0 million and $40.3 million, respectively, in time deposits purchased through third party brokers. The weighted average rate of brokered deposits as of December 31, 2006 and 2005 was 5.11% and 3.64%, respectively.

(6)        Federal Home Loan Bank Advances

The Bank has advances from the Federal Home Loan Bank of Atlanta (“FHLB”) with monthly or quarterly interest payments at various maturity dates and interest rates ranging from 3.71% to 6.49% at December 31, 2006. The FHLB advances are collateralized by a blanket assignment on all residential first mortgage loans, commercial real estate loans, home equity lines of credit and loans secured by multi-family real estate that the Bank owns. At December 31, 2006, the carrying value of loans pledged as collateral totaled approximately $215.2 million.

Advances from the FHLB outstanding at December 31, 2006 consist of the following:

Maturity Date	Call Date	Rate	Rate Type	Amount

February 2, 2007	N/A	5.490%	Daily Rate	$19,800,000

March 30, 2010	September 30, 2000 and every
	three months thereafter	5.880%	Convertible	5,000,000

May 24, 2010	May 24, 2001 and every three
	months thereafter	6.490%	Convertible	2,000,000

January 25, 2007	N/A	5.397%	Adjustable	2,500,000

June 24, 2015	June 24, 2010	3.710%	Convertible	5,000,000

July 23, 2012	July 23, 2007	4.850%	Convertible	5,000,000

March 25, 2019	March 25, 2009	4.865%	Convertible	5,000,000

March 31, 2016	March 31, 2009 and every
	three months thereafter	4.620%	Convertible	5,000,000

October 5, 2016	October 5, 2009	4.450%	Convertible	5,000,000

October 5, 2011	April 5, 2007 and every
	month thereafter	4.350%	Convertible	30,000,000

December 12, 2011	December 12, 2007 and every	4.210%	Convertible	5,000,000
	three months thereafter

				$89,300,000

The FHLB has the option to convert $27.0 million of the total advances to a floating rate and, if converted, the Bank may repay advances without payment of a prepayment fee. The Company also has an additional $40.0 million in variable rate convertible advances, which may be repaid without a prepayment fee if converted by the FHLB.

The Bank is required to purchase and hold certain amounts of FHLB stock in order to obtain FHLB borrowings. No ready market exists for the FHLB stock, and it has no quoted market value. The stock is redeemable at $100 per share subject to certain limitations set by the FHLB. At December 31, 2006 and 2005, the Bank owned FHLB stock amounting to $5.5 million and $4.6 million, respectively.

(7)        Junior Subordinated Debentures

In June 2006 the Company formed a second wholly owned Delaware statutory trust, PEBK Capital Trust II (“PEBK Trust II”), which issued $20.0 million of guaranteed preferred beneficial interests in the Company’s junior subordinated deferrable interest debentures. All of the common securities of PEBK Trust II are owned by the Company. The proceeds from the issuance of the common securities and the trust preferred securities were used by PEBK Trust II to purchase $20.6 million of junior subordinated debentures of the Company, which pay a floating rate equal to three month LIBOR plus 163 basis points. The proceeds received by the Company from the sale of the junior subordinated debentures were used to repay in December 2006 the trust preferred securities issued by PEBK Trust in December 2001 and for general purposes. The debentures represent the sole asset of PEBK Trust II. PEBK Trust II is not included in the consolidated financial statements.

The trust preferred securities issued by PEBK Trust II accrue and pay quarterly at a floating rate of three-month LIBOR plus 163 basis points. The Company has guaranteed distributions and other payments due on the trust preferred securities to the extent PEBK Trust II has funds with which to make the distributions and other payments. The net combined effect of all the documents entered into in connection with the trust preferred securities is that the Company is liable to make the distributions and other payments required on the trust preferred securities.

These trust preferred securities are mandatorily redeemable upon maturity of the debentures on June 28, 2036, or upon earlier redemption as provided in the indenture. The Company has the right to redeem the debentures purchased by PEBK Trust II, in whole or in part, on or after June 28, 2011. As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount and any accrued but unpaid interest.

(8)        Income Taxes

The provision for income taxes in summarized as follows:

	2006	2005	2004
Current	$5,785,926	3,048,094	1,891,859
Deferred	(615,626)	332,806	341,441
Total	$5,170,300	3,380,900	2,233,300

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to earnings before income taxes are as follows:

	2006	2005	2004
Pre-tax income at statutory rates (34%)	$4,875,980	3,302,039	2,265,840
Differences:
Tax exempt interest income	(280,826)	(263,555)	(243,346)
Nondeductible interest and other expense	45,872	30,511	21,588
Cash surrender value of life insurance	(75,021)	(73,973)	(65,871)
State taxes, net of federal benefits	576,444	363,264	236,544
Other, net	27,851	22,614	18,545
Total	$5,170,300	3,380,900	2,233,300

The following summarized the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities. The net deferred tax asset is included as a component of other assets at December 31, 2006 and 2005.

	2006	2005
Deferred tax assets:
Allowance for loan losses	$3,201,305	2,862,550
Amortizable intangible assets	108,472	141,010
Accrued retirement expense	664,581	533,155
Income from non-accrual loans	72,475	9,639
Deferred gain on sale of premises	212,820	220,876
Unrealized loss on cash flow hedges	328,933	223,684
Unrealized loss on available for sale securities	382,564	690,044
Other	-	33,578
Total gross deferred tax assets	4,971,150	4,714,536

Deferred tax liabilities:
Deferred loan fees	1,310,178	1,135,448
Premises and equipment	291,107	545,570
Deferred income from servicing rights	-	87,330
Other	10,283	-
Total gross deferred tax liabilities	1,611,568	1,768,348
Net deferred tax asset	$3,359,582	2,946,188

(9)         Related Party Transactions

The Company conducts transactions with its directors and executive officers, including companies in which they have beneficial interests, in the normal course of business. It is the policy of the Company that loan transactions with directors and officers be made on substantially the same terms as those prevailing at the time made for comparable loans to other persons. The following is a summary of activity for related party loans for 2006:

Beginning balance	$ 7,220,72
New loans	1,882,173
Repayments	1,828,124

Ending balance	$7,274,778

At December 31, 2006 and 2005, the Company had deposit relationships with related parties of approximately $9.1 million and $8.9 million, respectively.

The Company also enters into contracts from time to time with certain directors for the construction of bank facilities. At December 31, 2006 and 2005, the Company had no outstanding construction contracts with these directors. During the year ended December 31, 2006, 2005 and 2004, total costs for construction, remodeling and repair for bank facilities paid to directors were approximately $0, $0 and $44,000, respectively.

(10)      Commitments and Contingencies

The Company leases various office spaces for banking and operational facilities and equipment under operating lease arrangements. Future minimum lease payments required for all operating leases having a remaining term in excess of one year at December 31, 2006 are as follows:

Year
2007	$ 1,067,414
2008	1,035,118
2009	871,441
2010	725,288
2011	659,848
Thereafter	3,649,845

Total minimum obligation	$8,008,954

Total rent expense was approximately $959,000, $956,000 and $873,000 for 2006, 2005 and 2004, respectively.

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

In most cases, the Company requires collateral or other security to support financial instruments with credit risk.

	Contractual Amount
	2006	2005
Financial instruments whose contract amount represent credit risk:

Commitments to extend credit	$151,696,931	133,409,227

Standby letters of credit and financial guarantees written	$4,573,544	2,692,192

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates and because they may expire without being drawn upon, the total commitment amount of $156.3 million does not necessarily represent future cash requirements. Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party.

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

The Company has $35.0 million available for the purchase of overnight federal funds from three correspondent financial institutions.

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

As of December 31, 2006, the Company had cash flow hedges with a notional amount of $150.0 million. These derivative instruments consist of four interest rate floor contracts that are used to hedge future cash flows from payments on the first $150.0 million of certain variable rate commercial, construction and home equity loans against the downward effects of their repricing in the event of a decreasing rate environment for a period of three years ending in July 2008, November 2008, January 2009 and June 2009. If the prime rate falls below 6.25% during the term of the contract on the first floor, the Company will receive payments based on the $35.0 million notional amount times the difference between 6.25% and the weighted average prime rate for the quarter. No payments will be received by the Company if the weighted average prime rate is 6.25% or higher. The Company paid a premium of $161,000 on this contact. On the second floor if the prime rate falls below 7.00% during the term of the contract, the Company will receive payments based on the $35.0 million notional amount times the difference between 7.00% and the weighted average prime rate for the quarter. No payments will be received by the Company if the weighted average prime rate is 7.00% or higher. The Company paid a premium of $203,000 on this contract. On the third floor if the prime rate falls below 7.50% during the term of the contract, the Company will receive payments based on the $45.0 million notional amount times the difference between 7.50% and the weighted average prime rate for the quarter. No payments will be received by the Company if the weighted average prime rate is 7.50% or higher. The Company paid a premium of $562,500 on this contract. On the fourth floor if the prime rate falls below 8.00% during the term of the contract, the Company will receive payments based on the $35.0 million notional amount times the difference between 8.00% and the weighted average prime rate for the quarter. No payments will be received by the Company if the weighted average prime rate is 8.00% or higher. The Company paid a premium of $399,000 on this contract.

The Company settled two previously outstanding interest rate swap agreements during 2005. The first swap, with a notional amount of $25.0 million and maturing in April 2006 was sold for a loss of $318,000. The second swap with a notional amount of $30.0 million and maturing in September 2006 was sold for a loss of $552,000. The losses realized upon settlement were recognized over the original term of the agreements and during the year ended December 31, 2006, losses of approximately $386,000 were recognized.

(12)       Employer and Director Benefit Programs

The Company has a profit sharing and 401(k) plan for the benefit of substantially all employees subject to certain minimum age and service requirements. Under this plan, the Company matches employee contributions to a maximum of five percent of annual compensation. The Company’s contribution pursuant to this formula was approximately $405,000, $360,000 and $363,000 for the years of 2006, 2005 and 2004, respectively. Investments of the plan are determined by the compensation committee consisting of selected outside directors and senior executive officers. No investments in Company stock have been made by the plan. The vesting schedule for the plan begins at 20 percent after two years of employment and graduates 20 percent each year until reaching 100 percent after six years of employment.

In December 2001, the Company initiated a postretirement benefit plan to provide retirement benefits to key officers and its Board of Directors and to provide death benefits for their designated beneficiaries. Under the plan, the Company purchased life insurance contracts on the lives of the key officers and each director. The increase in cash surrender value of the contracts constitutes the Company’s contribution to the plan each year. Plan participants are to be paid annual benefits for a specified number of years commencing upon retirement. Expenses incurred for benefits relating to this plan were approximately $240,000, $245,000 and $223,000 during 2006, 2005 and 2004, respectively.

The Company is currently paying medical benefits for certain retired employees. Postretirement benefits expense, including amortization of the transition obligation, as applicable, was approximately $23,000 for the years ended December 31, 2006 and 2005, and $16,000, for the year ended December 31, 2004. The following table sets forth the accumulated postretirement benefit obligation as of December 31, 2006 and 2005, which represents the liability for accrued postretirement benefit costs:

	2006	2005

Accumulated postretirement benefit obligation	$196,002	244,304
Unrecognized gain (loss)	(38,327)	(80,495)

Net liability recognized	$157,675	163,809

In September 2006, the FASB released SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” which requires employers to recognize the overfunded or underfunded status of defined benefit postretirement plans. The effective date for public companies is for years ending after December 15, 2006. Management has compared the accrued postretirement benefit expense, as calculated in accordance with SFAS 106 and 132 to the requirement under SFAS 158 and determined that the difference is immaterial.

Members of the Board of Directors are eligible to participate in the Company’s Omnibus Stock Ownership and Long Term Incentive Plan (the “Stock Benefits Plan”). Each director has been awarded 5,365 book value shares under the Stock Benefits Plan. Nine directors were awarded book value shares on September 28, 1999. The book value of the common stock on September 28, 1999 was $11.45 and has been adjusted to reflect a 10% stock dividend on April 24, 2000, a 10% stock dividend on March 16, 2005 and a 10% stock divided on June 16, 2006. The book value shares awarded vest 20% annually, with the first 20% vesting on September 28, 2000 and the final 20% vesting on September 28, 2005. One director was awarded 5,365 book value shares upon his election to the Board of Directors on May 3, 2001. The book value of the common stock on May 3, 2002 was $13.95. These book value shares vest at a rate of 25% annually with the first 25% having vested on May 3, 2002, and the final 25% vesting on May 3, 2006. Four directors were awarded 5,365 book value shares on May 6, 2005. The book value of the common stock on May 6, 2005 was $15.68. Their shares vest at a rate of 20% annually, with the first 20% vesting on May 6, 2006, and the final 20% vesting on May 6, 2009. The Company recorded expenses of approximately $128,000, $102,000 and $92,000 associated with the benefits of this plan in the years ended December 31, 2006, 2005 and 2004, respectively.

A summary of book value shares activity under the Stock Benefits Plan for the years ended December 31, 2006, 2005 and 2004 is presented below.

	2006		2005		2004

	Shares	Weighted Average Price of Book Value Shares	Shares	Weighted Average Price of Book Value Shares	Shares	Weighted Average Price of Book Value Shares

Outstanding, beginning of period	64,918	$11.07	77,900	$10.80	58,425	$9.70
Granted during the period	-	$-	-	$-	25,966	$12.95
Forfeited during the period	-	$-	-	$-	(1,298)	$9.46
Exercised during the period	-	$-	(12,982)	$9.46	(5,193)	$9.46

Outstanding, end of period	64,918	$-	64,918	$11.07	77,900	$10.80

Number of shares exercisable	49,332	$10.47	44,139	$10.18	50,305	$9.66

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

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of capital in relation to both on- and off-balance sheet items at various risk weights. Total capital consists of two tiers of capital. Tier 1 Capital includes common shareholders’ equity and trust preferred securities less adjustments for intangible assets. Tier 2 Capital consists of the allowance for loan losses up to 1.25% of risk-weighted assets and other adjustments. Management believes, as of December 31, 2006, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2006, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.
The Company’s and the Bank’s actual capital amounts and ratios are presented below:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)

As of December 31, 2006:

Total Capital (to Risk-Weighted Assets)
Consolidated	$91,718	12.86%	57,056	8.00%	N/A	N/A
Bank	$80,857	11.37%	56,875	8.00%	71,094	10.00%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$83,415	11.70%	28,528	4.00%	N/A	N/A
Bank	$72,554	10.21%	28,438	4.00%	42,656	6.00%
Tier 1 Capital (to Average Assets)
Consolidated	$83,415	10.80%	30,903	4.00%	N/A	N/A
Bank	$72,554	9.41%	30,857	4.00%	38,571	5.00%

As of December 31, 2005:

Total Capital (to Risk-Weighted Assets)
Consolidated	$76,993	12.19%	50,514	8.00%	N/A	N/A
Bank	$73,265	11.64%	50,360	8.00%	62,951	10.00%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$69,568	11.02%	25,257	4.00%	N/A	N/A
Bank	$65,840	10.46%	25,180	4.00%	37,770	6.00%
Tier 1 Capital (to Average Assets)
Consolidated	$69,568	9.84%	28,273	4.00%	N/A	N/A
Bank	$65,840	9.33%	28,217	4.00%	35,272	5.00%

(14)        Shareholders’ Equity

In November 2005, the Company’s Board of Directors authorized the repurchase of up to $2.0 million in common shares of the Company’s outstanding common stock effective through the end of November 2006. During 2006, the Company repurchased a total of 19,250 shares at a total price of $425,000.

In November 2006, the Company’s Board of Directors authorized the repurchase of up to $2.0 million in common shares of the Company’s outstanding common stock effective through the end of November 2007. No shares have been repurchased under the current plan.

The Board of Directors, at its discretion, can issue shares of preferred stock up to a maximum of 5,000,000 shares. The Board is authorized to determine the number of shares, voting powers, designations, preferences, limitations and relative rights.

The Board of Directors of the Bank may declare a dividend of all of its retained earnings as it may deem appropriate, subject to the requirements of the General Statutes of North Carolina, without prior approval from the requisite regulatory authorities. As of December 31, 2006, this amount was approximately $12.5 million.

(15)      Other Operating Expense

                Other operating expense for the years ended December 31 included the following items that exceeded one percent of total revenues:

	2006	2005	2004
Advertising	$772,917	656,184	619,731

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

The carrying amount and estimated fair value of the Company’s financial instruments at December 31, 2006 and 2005 are as follows:

	2006		2005
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(dollars in thousands)

Assets:
Cash and cash equivalents	$21,500	21,500	19,816	19,816
Investment securities available for sale	$117,581	117,581	115,158	115,158
Other investments	$7,295	7,295	5,811	5,811
Mortgage loans held for sale	$-	-	2,248	2,248
Loans, net	$643,078	641,414	559,239	559,122
Cash surrender value of life insurance	$6,532	6,532	6,312	6,312
Mortgage servicing rights	$-	-	227	227
Derivative instruments	$481	481	176	176

Liabilities:
Deposits and demand notes payable	$635,420	635,371	584,327	584,786
FHLB advances	$89,300	88,819	71,600	71,804
Junior subordinated debentures	$20,619	20,619	14,433	14,433

(17)         Peoples Bancorp of North Carolina, Inc. (Parent Company Only) Condensed Financial Statements

Balance Sheets

December 31, 2006 and 2005

Assets		2006	2005

Cash		$1,646,880	519,089
Interest-bearing time deposit		8,000,000	2,000,000
Investment in subsidiaries		72,593,671	65,057,096
Investment securities available for sale		750,521	801,645
Other investments		600,000	-
Other assets		293,049	683,493

Total assets		$83,884,121	69,061,323

Liabilities and Shareholders' Equity

Accrued expenses		$429,748	275,329
Junior subordinated debentures		20,619,000	14,433,000
Shareholders' equity		62,835,373	54,352,994

Total liabilities and shareholders' equity		$83,884,121	69,061,323

Statements of Earnings

For the Years Ended December 31, 2006, 2005 and 2004

Revenues:	2006	2005	2004

Dividends from subsidiaries	$3,855,556	2,346,897	1,942,254
Interest and dividend income	672,922	111,777	84,172

Total revenues	4,528,478	2,458,674	2,026,426

Expenses:

Interest	1,962,692	938,145	676,547
Other operating expenses	786,014	289,691	280,002

Total expenses	2,748,706	1,227,836	956,549

Earnings before income tax benefit and equity in
undistributed earnings of subsidiaries	1,779,772	1,230,838	1,069,877

Income tax benefit	705,800	379,500	296,700

Earnings before undistributed earnings in subsidiaries	2,485,572	1,610,338	1,366,577

Equity in undistributed earnings in subsidiaries	6,685,245	4,720,642	3,064,359

Net earnings	$9,170,817	6,330,980	4,430,936

Statements of Cash Flows

For the Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Cash flows from operating activities:

Net earnings	$9,170,817	6,330,980	4,430,936
Adjustments to reconcile net earnings to net
cash provided by operating activities:
Amortization	461,298	17,742	17,742
Book value shares accrual	128,444	21,818	66,933
Equity in undistributed earnings of subsidiaries	(6,685,245)	(4,720,642)	(3,064,359)
Deferred income tax benefit	(49,520)	(8,412)	(25,806)
Change in:
Accrued income	(1,421)	17,930	(9,033)
Accrued expense	25,975	(21,063)	-

Net cash provided by operating activities	3,050,348	1,638,353	1,416,413

Cash flows from investing activities:

Net change in interest-bearing time deposit	(6,000,000)	-	-
Purchases of other investments	(600,000)	-	(250,000)
Purchase of equity in PEBK Capital Trust II	(619,000)	-	-
Proceeds from liquidation of PEBK Capital Trust I	433,000	-	-

Net cash used by investing activities	(6,786,000)	-	(250,000)

Cash flows from financing activities:

Proceeds from issuance of trust preferred securities	20,619,000	-	-
Repayments of trust preferred securities	(14,433,000)	-	-
Cash dividends paid	(1,905,556)	(1,414,239)	(1,257,254)
Cash paid in lieu of fractional shares	(6,426)	(4,700)	-
Common stock repurchased	(425,000)	(314,750)	(290,826)
Proceeds from exercise of stock options	1,014,425	96,773	209,706

Net cash provided (used) by financing activities	4,863,443	(1,636,916)	(1,338,374)

Net change in cash	1,127,791	1,437	(171,961)

Cash at beginning of year	519,089	517,652	689,613

Cash at end of year	$1,646,880	519,089	517,652

DIRECTORS AND OFFICERS OF THE COMPANY

DIRECTORS

Robert C. Abernethy - Chairman
Chairman of the Board, Peoples Bancorp of North Carolina, Inc. and Peoples Bank;
President, Secretary and Treasurer, Carolina Glove Company, Inc. (glove manufacturer)

James S. Abernethy
President and Assistant Secretary, Midstate Contractors, Inc. (paving company)

Douglas S. Howard
Vice President, Howard Ventures, Inc. (private equity firm)

John W. Lineberger, Jr.
President, Lincoln Bonded Warehouse Company (commercial warehousing and distribution facility)

Gary E. Matthews
President and Director, Matthews Construction Company, Inc. (general contractor)

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