Form 10-K, Exhibit 13
period 2007-12-31
PEOPLES BANCORP OF NORTH CAROLINA INC
filed 2008-03-12
CIK 1093672

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

The Bank, founded in 1912, is a state-chartered commercial bank serving the citizens and business interests of the Catawba Valley and surrounding communities through 19 banking offices located in Lincolnton, Newton, Denver, Catawba, Conover, Maiden, Claremont, Hiddenite, Hickory, Charlotte, Monroe and Cornelius, North Carolina.  The Bank also operates a loan production office in Denver, North Carolina.  In January 2008, the Bank opened a traditional banking office in Iredell County, in Mooresville, North Carolina and a Banco de la Gente office in Wake County, in Raleigh, North Carolina.  At December 31, 2007, the Company had total assets of $907.3 million, net loans of $713.2 million, deposits of $693.7 million, total securities of $127.4 million, and shareholders’ equity of $70.1 million.

The Bank has a diversified loan portfolio, with no foreign loans and few agricultural loans.  Real estate loans are predominately variable rate commercial property loans, which include residential development loans to commercial customers.  Commercial loans are spread throughout a variety of industries with no one particular industry or group of related industries accounting for a significant portion of the commercial loan portfolio.  The majority of the Bank's deposit and loan customers are individuals and small to medium-sized businesses located in the Bank's market area.  The Bank’s loan portfolio also includes Individual Taxpayer Identification Number (ITIN) mortgage loans generated thorough the Bank’s Banco de le Gente offices.  Additional discussion of the Bank’s loan portfolio and sources of funds for loans can be found in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on pages A-4 through A-25 of the Annual Report, which is included in this Form 10-K as Exhibit 13.

The operations of the Bank and depository institutions in general are significantly influenced by general economic conditions and by related monetary and fiscal policies of depository institution regulatory agencies, including the Federal Reserve, the Federal Deposit Insurance Corporation (the “FDIC”) and the North Carolina Commissioner of Banks (the "Commissioner").

At December 31, 2007, the Bank employed 264 full-time equivalent employees.

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

In June 2006, the Company formed a wholly owned Delaware statutory trust, PEBK Capital Trust II (“PEBK Trust II”), which issued $20.0 million of guaranteed preferred beneficial interests in the Company’s junior subordinated deferrable interest debentures.  All of the common securities of PEBK Trust II are owned by the Company.  The proceeds from the issuance of the common securities and the trust preferred securities were used by PEBK Trust II to purchase $20.6 million of junior subordinated debentures of the Company, which pay a floating rate equal to three month LIBOR plus 163 basis points.  The proceeds received by the Company from the sale of the junior subordinated debentures were used in December 2006 to repay the trust preferred securities issued by PEBK Trust in December 2001 and for general purposes.  The debentures represent the sole asset of PEBK Trust II.  PEBK Trust II is not included in the consolidated financial statements.

The trust preferred securities issued by PEBK Trust II accrue and pay quarterly at a floating rate of three-month LIBOR plus 163 basis points.  The Company has guaranteed distributions and other payments due on the trust preferred securities to the extent PEBK Trust II does not have funds with which to make the distributions and other payments.  The net combined effect of the trust preferred securities transaction is that the Company is obligated to make the distributions and other payments required on the trust preferred securities.

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

SELECTED FINANCIAL DATA

Dollars in Thousands Except Per Share Amounts

	2007	2006	2005	2004	2003
Summary of Operations
Interest income	$61,732	55,393	41,913	35,095	33,799
Interest expense	27,585	23,110	15,429	12,335	12,749

Net interest income	34,147	32,283	26,484	22,760	21,050
Provision for loan losses	2,038	2,513	3,110	3,256	6,744

Net interest income after provision for loan losses	32,109	29,770	23,374	19,504	14,306
Non-interest income	8,816	7,554	6,668	6,000	5,825
Non-interest expense	25,993	22,983	20,330	18,840	17,072

Income before taxes	14,932	14,341	9,712	6,664	3,059
Income taxes	5,340	5,170	3,381	2,233	1,055
Net income	$9,592	9,171	6,331	4,431	2,004

Selected Year-End Balances
Assets	$907,262	818,948	730,280	686,348	674,032
Available for sale securities	120,968	117,581	115,158	105,598	79,460
Loans, net	713,174	643,078	559,239	527,419	542,404
Mortgage loans held for sale	-	-	2,248	3,783	587
Interest-earning assets	853,878	780,082	692,835	653,111	639,934
Deposits	693,639	633,820	582,854	556,522	549,802
Interest-bearing liabilities	718,870	650,364	576,681	553,135	550,357
Shareholders' equity	$70,102	62,835	54,353	50,938	48,554
Shares outstanding*	5,624,234	5,745,951	5,677,328	5,689,763	5,690,392

Selected Average Balances
Assets	$846,836	772,585	706,843	684,385	661,077
Available for sale securities	120,296	118,137	108,690	93,770	72,072
Loans	665,379	604,427	550,545	547,753	539,559
Interest-earning assets	801,094	732,244	668,614	650,528	626,197
Deposits	659,174	605,407	570,997	558,142	533,703
Interest-bearing liabilities	665,727	613,686	563,210	553,880	540,676
Shareholders' equity	$70,586	62,465	55,989	51,978	49,971
Shares outstanding*	5,700,860	5,701,829	5,692,290	5,707,975	5,687,642

Profitability Ratios
Return on average total assets	1.13%	1.19%	0.90%	0.65%	0.30%
Return on average shareholders' equity	13.59%	14.68%	11.31%	8.52%	4.01%
Dividend payout ratio	24.30%	20.78%	22.34%	28.37%	62.56%

Liquidity and Capital Ratios (averages)
Loan to deposit	100.94%	99.84%	96.42%	98.14%	101.10%
Shareholders' equity to total assets	8.34%	8.09%	7.92%	7.59%	7.56%

Per share of common stock*
Basic net income	$1.68	1.61	1.11	0.77	0.35
Diluted net income	$1.65	1.58	1.09	0.77	0.35
Cash dividends	$0.41	0.33	0.25	0.22	0.22
Book value	$12.46	10.94	9.57	8.95	8.53

*Shares outstanding and per share computations have been retroactively restated to reflect a 10% stock dividend during first quarter 2005, a 10% stock dividend during second quarter 2006 and a 3-for-2 stock split during second quarter 2007.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following is a discussion of our financial position and results of operations and should be read in conjunction with the information set forth under Item 1A Risk Factors and the Company’s consolidated financial statements and notes thereto on pages A-27  through A-56.

Introduction
Management's discussion and analysis of earnings and related data are presented to assist in understanding the consolidated financial condition and results of operations of the Company, for the years ended December 31, 2007, 2006 and 2005.  The Company is a registered bank holding company operating under the supervision of the Federal Reserve Board and the parent company of Peoples Bank (the “Bank”). The Bank is a North Carolina-chartered bank, with offices in Catawba, Lincoln, Alexander, Mecklenburg, Iredell and Union Counties, operating under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation (the “FDIC”).

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

Our operations are influenced significantly by local economic conditions and by policies of financial institution regulatory authorities. The earnings on our assets are influenced by the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), inflation, interest rates, market and monetary fluctuations.  Lending activities are affected by the demand for commercial and other types of loans, which in turn is affected by the interest rates at which such financing may be offered.  Our cost of funds is influenced by interest rates on competing investments and by rates offered on similar investments by competing financial institutions in our market area, as well as general market interest rates. These factors can cause fluctuations in our net interest income and other income. In addition, local economic conditions can impact the credit risk of our loan portfolio, in that (1) local employers may be required to eliminate employment positions of individual borrowers, and small businesses and (2) commercial borrowers may experience a downturn in their operating performance and become unable to make timely payments on their loans. Management evaluates these factors in estimating its allowance for loan losses and changes in these economic factors could result in increases or decreases to the provision for loan losses.

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

The Company qualified as an accelerated filer in accordance with Rule 12b-2 of the Securities Exchange Act of 1934, effective December 31, 2006.  Therefore, the Company is subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX 404”).  The Company incurred additional consulting and audit expenses in becoming compliant with SOX 404, and will continue to incur additional audit expenses to comply with SOX 404 going forward.  Management does not expect expenses related to SOX 404 to have a material impact on the Company’s financial statements.

The Bank opened a new office in Mecklenburg County, in Cornelius, North Carolina in June 2007and a new office in Iredell County, in Mooresville, North Carolina in January 2008.  Also in January 2008, the Bank opened a new Banco de la Gente office in Wake County, in Raleigh, North Carolina in a continuing effort to serve the Latino community.  While there are no additional traditional offices planned in 2008, management will consider opening at least one new traditional office in Mecklenburg or Iredell counties in the next two to three years and additional Banco de la Gente offices in other metropolitan areas in North Carolina.

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

The Company’s accounting policies are fundamental to understanding management’s discussion and analysis of results of operations and financial condition.  Many of the Company’s accounting policies require significant judgment regarding valuation of assets and liabilities and/or significant interpretation of specific accounting guidance.  The following is a summary of some of the more subjective and complex accounting policies of the Company.  A more complete description of the Company’s significant accounting policies can be found in Note 1 of the Notes to Consolidated Financial Statements in the Company’s 2007 Annual Report to Shareholders which is Appendix A to the Proxy Statement for the May 1, 2008 Annual Meeting of Shareholders.

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

In June 2006, FASB issued Financial Interpretation No. 48 (“FIN 48”) “Accounting for Uncertainty in Income Taxes – an interpretation of SFAS No. 109.” FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements and prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return.  This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  This interpretation was effective for the Company beginning in January of 2007.  The Company assessed the impact of FIN 48 and determined that there are no significant positions taken in the preparation of its tax return, and therefore FIN 48 did not have a material impact on its financial position or its results of operations.

In September 2006, the FASB ratified the conclusions reached by the Emerging Issues Task Force (EITF) on EITF 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements.”  This issue will require companies to recognize an obligation for either the present value of the entire promised death benefit or the annual “cost of insurance” required to keep the policy in force during the post-retirement years.  EITF 06-4 is effective for the Company as of January 1, 2008.  This standard is not expected to have a material effect on the Company's financial position, results of operations or disclosures.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157).  SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements.  SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements.  SFAS 157 is effective for the Company as of January 1, 2008.  This standard is not expected to have a material effect on the Company's financial position or results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (SFAS 158) – an amendment of FASB Statements No. 87, 88, 106 and 132(R).  SFAS 158 requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income.  SFAS 158 requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions and includes expanded disclosures.   SFAS 158 was effective for the Company as of January 1, 2007.  This standard did not have a material effect on the Company's financial position, results of operations or disclosures.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159), which permits entities to choose to measure financial instruments and certain other instruments at fair value.  SFAS 159 is effective for the Company as of January 1, 2008.  The Company does not expect to choose this option for any asset or liability and therefore does not expect SFAS 159 to have a material effect on the Company's financial position, results of operations or disclosures.

Management of the Company has made a number of estimates and assumptions relating to reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare the accompanying consolidated financial statements in conformity with GAAP.  Actual results could differ from those estimates.

The remainder of management’s discussion and analysis of the Company’s results of operations and financial position should be read in conjunction with the consolidated financial statements and related notes presented on pages A-27 through A-56.

Results of Operations
Summary.  The Company reported earnings of $9.6 million in 2007, or $1.68 basic net earnings per share and $1.65 diluted net earnings per share, a 5% increase as compared to $9.2 million, or $1.61 basic net earnings per share and $1.58 diluted net earnings per share, for 2006. The Company’s increase in net earnings for 2007 is primarily attributable to growth in interest-earning assets, which contributed to increases in net interest income and an increase in non-interest income.  In addition, the Company had a decrease in the provision for loan losses for the year ended December 31, 2007 as compared to the same period one year ago.  The increases in net interest income and non-interest income and the decrease in the provision for loan losses were partially offset by an increase in non-interest expense.

Net earnings for 2006 represented an increase of 45% as compared to 2005 net earnings of $6.3 million or $1.11 basic net earnings per share and $1.09 diluted net earnings per share.  The increase in 2006 net earnings was primarily attributable to an increase in net interest income, an increase in non-interest income and a decrease in the provision for loan losses, which were partially offset by an increase in non-interest expense.

The return on average assets in 2007 was 1.13%, compared to 1.19% in 2006 and 0.90% in 2005. The return on average shareholders’ equity was 13.59% in 2007 compared to 14.68% in 2006 and 11.31% in 2005.

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

Net interest income was $34.1 million for 2007, or 6% over net interest income of $32.3 million in 2006.  The increase was attributable to an increase in interest income due to an increase in the average outstanding balance of loans.  Net interest income increased 22% in 2006 from $26.5 million in 2005.

Table 1 sets forth for each category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding, the interest incurred on such amounts and the average rate earned or incurred for the years ended December 31, 2007, 2006 and 2005. The table also sets forth the average rate earned on total interest-earning assets, the average rate paid on total interest-bearing liabilities, and the net yield on average total interest-earning assets for the same periods.  Yield information does not give effect to changes in fair value that are reflected as a component of shareholders’ equity.  Yields and interest income on tax-exempt investments have been adjusted to tax equivalent basis using an effective tax rate 38.55% for securities that are both federal and state tax exempt and an effective tax rate of 6.90% for state tax exempt securities.  Non-accrual loans and the interest income that was recorded on these loans, if any, are included in the yield calculations for loans in all periods reported.

Table 1- Average Balance Table
	December 31, 2007			December 31, 2006			December 31, 2005
(Dollars in Thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate
Interest-earning assets:
Loans	$665,379	55,109	8.28%	604,427	49,665	8.22%	550,545	37,234	6.76%
Interest rate swap agreements	-	(406)	-0.06%	-	(698)	-0.12%	-	(575)	-0.14%
Loan fees	-	698	0.10%	-	701	0.12%	-	464	0.80%
Total loans	665,379	55,401	8.33%	604,427	49,668	8.22%	550,545	37,123	6.74%

Investments - taxable	20,305	868	4.27%	29,784	1,306	4.38%	37,487	1,595	4.25%
Investments - nontaxable*	99,991	5,470	5.47%	88,353	4,642	5.25%	71,202	3,472	4.88%
Federal funds sold	7,378	383	5.19%	1,766	85	4.81%	2,272	73	3.21%
Other	8,041	444	5.52%	7,914	424	5.36%	7,108	269	3.61%
Total interest-earning assets	801,094	62,566	7.81%	732,244	56,125	7.66%	668,614	42,532	6.36%

Cash and due from banks	20,081			17,022			15,149
Other assets	34,287			31,218			30,891
Allowance for loan losses	(8,626)			(7,899)			(7,811)
Total assets	$846,836			772,585			706,843

Interest-bearing liabilities:
NOW accounts	$79,550	1,127	1.42%	87,329	1,214	1.39%	110,852	1,468	1.32%
Regular savings accounts	18,685	54	0.29%	19,768	57	0.29%	21,205	65	0.31%
Money market accounts	87,916	2,918	3.32%	66,035	1,789	2.71%	56,858	1,112	1.96%
Time deposits	361,859	17,430	4.82%	335,092	14,189	4.23%	292,807	8,923	3.05%
FHLB borrowings	80,058	3,759	4.70%	74,082	3,588	4.84%	65,934	2,889	4.38%
Demand notes payable to U.S. Treasury	814	39	4.79%	722	34	4.71%	702	21	3.02%
Trust preferred securities	20,619	1,476	7.16%	24,878	1,963	7.89%	14,433	938	6.50%
Other	16,226	782	4.82%	5,780	276	4.78%	419	13	3.00%
Total interest-bearing liabilities	665,727	27,585	4.14%	613,686	23,110	3.77%	563,210	15,429	2.74%

Demand deposits	111,164			97,183			89,275
Other liabilities	3,022			3,044			1,275
Shareholders' equity	70,586			62,465			55,989
Total liabilities and shareholder's equity	$850,499			776,378			709,749
Net interest spread		$34,981	3.67%		33,015	3.89%		27,103	3.62%
Net yield on interest-earning assets			4.37%			4.51%			4.05%
Taxable equivalent adjustment
Investment securities		$834			731			619
Net interest income		$34,147			32,284			26,484
*Includes U.S. government agency securities that are non-taxable for state income tax purposes of $74.9 million in 2007, $65.9 million in 2006 and $50.7 million in 2005. An effective tax rate of 6.90% was used to calculate the tax equivalent yield on these securities.

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

Table 2 - Rate/Volume Analysis-Tax Equivalent Basis

	December 31, 2007			December 31, 2006
(Dollars in Thousands)	Changes in average volume	Changes in average rates	Total increase (decrease)	Changes in average volume	Changes in average rates	Total increase (decrease)
Interest income:

Loans: net of unearned income	$5,042	691	5,733	$4,030	8,515	12,545

Investments - taxable	(411)	(27)	(438)	(333)	44	(289)
Investments - nontaxable	624	204	828	869	301	1,170
Federal funds sold	281	17	298	(20)	32	12
Other	7	13	20	37	118	155

Total interest income	5,543	898	6,441	4,583	9,010	13,593

Interest expense:

NOW accounts	(109)	22	(87)	(320)	66	(254)
Regular savings accounts	(3)	0	(3)	(4)	(4)	(8)
Money market accounts	660	469	1,129	214	463	677
Time deposits	1,211	2,030	3,241	1,540	3,726	5,266
FHLB borrowings	285	(114)	171	375	324	699
Demand notes payable to
U.S. Treasury	4	1	5	1	12	13
Trust Preferred Securities	(320)	(167)	(487)	752	273	1,025
Other	501	5	506	208	55	263

Total interest expense	2,229	2,246	4,475	2,766	4,915	7,681

Net interest income	$3,314	(1,348)	1,966	$1,817	4,095	5,912

Net interest income on a tax equivalent basis totaled $35.0 million in 2007, increasing 6% or $2.0 million from 2006.  The increase was attributable to an increase interest income due to increases in the average outstanding balance of loans.  The interest rate spread, which represents the rate earned on interest-earning assets less the rate paid on interest-bearing liabilities, was 3.67% in 2007, a decrease from the 2006 net interest spread of 3.89%.  The net yield on interest-earning assets in 2007 decreased to 4.37% from the 2006 net interest margin of 4.51%.

Tax equivalent interest income increased $6.4 million or 11% in 2007 primarily due to an increase in the Bank’s average outstanding balance of loans combined with an increase in the yield of interest-earning assets.  The yield on interest-earning assets increased to 7.81% in 2007 from 7.66% in 2006 as a result of a higher Prime Rate in effect for the first six months of 2007 being earned on higher loan balances plus an increase in the balance outstanding of higher yielding adjustable rate mortgage loans.  Average interest-earning assets increased $68.9 million primarily as the result of a $61.0 million increase in average loans. Average investment securities in 2007 increased 2% to $120.3 million when compared to 2006.  All other interest-earning assets including federal funds sold were $15.4 million in 2007 and $9.7 million in 2006.

Interest expense increased $4.5 million or 19% in 2007 due to an increase in the average rate paid on interest-bearing liabilities combined with a $52.0 million increase in volume of interest-bearing liabilities.   The cost of funds increased to 4.14% in 2007 from 3.77% in 2006.  This increase in the cost of funds was primarily attributable to increases in the average rate paid on interest-bearing checking and savings accounts and certificates of deposit.  The $52.0 million growth in average interest-bearing liabilities was primarily attributable to an increase in time deposits of $26.8 million to $361.9 million in 2007 from $335.1 million in 2006 and an increase in interest-bearing checking and savings accounts of $13.1 million to $186.2 million in 2007 from $173.1 million in 2006.

In 2006 net interest income on a tax equivalent basis increased $5.9 million or 22% to $33.0 million in 2006 from $27.1 million in 2005.  The interest rate spread was 3.89% in 2006, an increase from the 2005 net interest spread of 3.62%.  The net yield on interest-earning assets in 2006 increased to 4.51% from the 2005 net interest margin of 4.05%.

Provision for Loan Losses.  Provisions for loan losses are charged to income in order to bring the total allowance for loan losses to a level deemed appropriate by management of the Company based on factors such as management’s judgment as to losses within the Company’s loan portfolio, including the valuation of impaired loans in accordance with SFAS No. 114 and No. 118, loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies and management’s assessment of the quality of the loan portfolio and general economic climate.

The provision for loan losses was $2.0 million, $2.5 million, and $3.1 million for the years ended December 31, 2007, 2006 and 2005, respectively.  The decrease in the provision for loan losses for 2007 is primarily attributable to a decrease in net charge-offs of $396,000 for the year ended December 31, 2007 when compared to the year ended December 31, 2006, offset by the effect of loan growth.  Please see the section below entitled “Allowance for Loan Losses” for a more complete discussion of the Bank’s policy for addressing potential loan losses.

Non-Interest Income.  Non-interest income for 2007 totaled $8.8 million, an increase of $1.2 million or 17% from non-interest income of $7.6 million for 2006.  The increases in non-interest income for 2007 are primarily due to an increase in service charges and fees resulting from growth in deposit base coupled with normal pricing changes, an increase in insurance and brokerage commissions, an increase in mortgage banking income and an increase in miscellaneous income.  Non-interest income for 2006 increased $886,000 or 13% from non-interest income of $6.7 million for 2005.  The increase in non-interest income for 2006 is primarily due to an increase in service charges and fees resulting from activity in new branches and an increase in miscellaneous income.

Service charges on deposit accounts totaled $4.3 million during 2007, an increase of $349,000, or 9% over 2006.  Service charge income increased $150,000, or 4% in 2006 compared to 2005.  These increases are primarily attributable to growth in the deposit base coupled with normal pricing changes, which resulted in an increase in account maintenance fees.

Other service charges and fees increased 26% to $1.9 million for the year ended December 31, 2007 as compared to $1.5 million for the same period one year ago.  This increase is primarily attributable to fee income from new branches.

The Company reported net losses on sale and writedown of securities of $562,000, $592,000 and $730,000 in 2007, 2006 and 2005, respectively.  The Company periodically evaluates its investments for any impairment which would be deemed other than temporary.   As part of its evaluation in 2007, the Company determined that the fair value of two investments was less than the original cost of the investments and that the decline in fair value was not temporary in nature.  As a result, the Company wrote down its original investment by $430,000.  The remaining value of the investments at December 31, 2007 is $348,000.  Losses on the sale of securities in 2006 and 2005 were primarily due to restructuring of the Bank’s investment portfolio to reduce exposure to a decrease in interest rates.

Mortgage banking income increased to $118,000 in 2007 from $108,000 in 2006 primarily due to an increase in brokered loan activity.  During 2006 mortgage banking income decreased $180,000 from the $469,000 reported in 2005.  The decrease in mortgage banking income for 2006 was primarily attributable to the $185,000 write-down of the Bank’s mortgage servicing asset due to Management’s assessment that there was minimal fair value in the mortgage servicing rights due to the small remaining balance in the loans serviced for others.

Net losses on repossessed assets were $118,000 for 2007 compared to net losses on repossessed assets of $108,000 for 2006.  During 2005 a net loss on repossessed assets of $38,000 was recognized.  The increase in net losses on repossessed assets during 2006 was primarily attributable to a $110,000 write-down on foreclosed property partially offset by a gain on the disposition of assets.  Management determined that the market value of these assets had decreased significantly and charges were appropriate during fourth quarter 2006.

Miscellaneous income for 2007 totaled $2.2 million, an increase of 4% from $2.1 million for 2006.  During 2006, miscellaneous income increased 27% primarily due to an increase in debit card fee income.  The 2006 increase in miscellaneous income was primarily attributable to an increase in debit card fee income primarily associated with increased card usage due to an increased number of demand accounts and income amounting to $118,000 distributed by a SBIC investment owned by the Bank.

Table 3 presents a summary of non-interest income for the years ended December 31, 2007, 2006 and 2005.

Table 3 - Non-Interest Income

(Dollars in Thousands)	2007	2006	2005
Service charges	$4,279	3,930	3,780
Other service charges and fees	1,938	1,540	1,142
Gain (loss) on sale of securities	(562)	(592)	(730)
Mortgage banking income	560	289	469
Insurance and brokerage commissions	521	389	387
Loss on foreclosed and repossessed assets	(118)	(108)	(38)
Miscellaneous	2,198	2,106	1,658
Total non-interest income	$8,816	7,554	6,668

Non-Interest Expense.  Total non-interest expense amounted to $26.0 million for 2007, an increase of 13% from 2006.  Non-interest expense for 2006 increased 13% to $23.0 million from non-interest expense of $20.3 million for 2005.

Salary and employee benefit expense was $13.9 million in 2007, compared to $11.8 million during 2006, an increase of $2.1 million or 18%, following a $921,000 or 8% increase in salary and employee benefit expense in 2006 over 2005.  The increase in salary and employee benefits in 2007 and 2006 is primarily due to normal salary increases and expense associated with additional staff for new branches.

The Company recorded occupancy expenses of $4.8 million in 2007, compared to $4.2 million during 2006, an increase of $571,000 or 14%, following an increase of $231,000 or 6% in occupancy expenses in 2006 over 2005.  The increases in 2007 and 2006 are primarily due to an increase in furniture and equipment expense and lease expense associated with new branches.  During 2003, the Company sold a branch location with net book value of approximately $2.4 million and was leasing the facility from the buyer.  As a result of the sale, the Company deferred a gain of approximately $633,000 and was recognizing the gain over the lease term.  For the period ended December 31, 2007 the Company recognized approximately $10,000 of the deferred gain and for the periods ended December 31, 2006 and 2005, respectively, approximately $21,000 and $22,000 of the deferred gain was recognized.  In 2007, the Company repurchased the branch location for $3.0 million, which was $588,000 greater than the original cost of the building.  The remaining deferred gain was netted against the purchase price resulting in a net cost of $2.5 million. This cost is being depreciated over 39 years.

The total of all other operating expenses increased $336,000 or 5% during 2007.  The increase in other expense for 2007 is primarily attributable to an increase of $215,000 in advertising expense.  Other operating expense increased $1.5 million or 27% in 2006 over 2005.  The increase in other expense for 2006 is primarily attributable to increases of $342,000 in consulting expenses due to Sarbanes-Oxley 404 compliance related expenses and disaster recovery planning expenses, and increase of $444,000 in amortization of the issuance costs of the trust preferred securities issued in 2001 that were called on December 31, 2006, an increase in $206,000 in debit card expense and an increase of $117,000 in advertising expense.

Table 4 presents a summary of non-interest expense for the years ended December 31, 2007, 2006 and 2005.

Table 4 - Non-Interest Expense

(Dollars in Thousands)	2007	2006	2005
Salaries and wages	$10,276	9,368	7,162
Employee benefits	3,612	2,417	3,702
Total personnel expense	13,888	11,785	10,864
Occupancy expense	4,751	4,180	3,949
Office supplies	554	436	314
FDIC deposit insurance	140	75	76
Professional services	400	239	389
Postage	320	307	264
Telephone	405	338	403
Director fees and expense	499	423	334
Advertising	988	772	656
Consulting fees	460	575	233
Taxes and licenses	272	293	218
Other operating expense	3,316	3,560	2,630
Total non-interest expense	$25,993	22,983	20,330

Income Taxes.  Total income tax expense was $5.3 million in 2007 compared with $5.2 million in 2006 and $3.4 million in 2005.   The primary reason for the increase in taxes for 2007 and 2006 as compared to 2005 was the increase in pretax income, which reduced the impact of non-taxable income. The Company’s effective tax rates were 35.76%, 36.05% and 34.81% in 2007, 2006 and 2005, respectively.

Liquidity. The objectives of the Company’s liquidity policy are to provide for the availability of adequate funds to meet the needs of loan demand, deposit withdrawals, maturing liabilities and to satisfy regulatory requirements.  Both deposit and loan customer cash needs can fluctuate significantly depending upon business cycles, economic conditions and yields and returns available from alternative investment opportunities.  In addition, the Company’s liquidity is affected by off-balance sheet commitments to lend in the form of unfunded commitments to extend credit and standby letters of credit.  As of December 31, 2007 such unfunded commitments to extend credit were $190.7 million, while commitments in the form of standby letters of credit totaled $3.9 million.

The Company uses several sources to meet its liquidity requirements.  The primary source is core deposits, which includes demand deposits, savings accounts and certificates of deposits of denominations less than $100,000.  The Company considers these to be a stable portion of the Company’s liability mix and the result of on-going consumer and commercial banking relationships.  As of December 31, 2007, the Company’s core deposits totaled $490.1 million, or 71% of total deposits.

The other sources of funding for the Company are through large denomination certificates of deposit, including brokered deposits, federal funds purchased and FHLB advances.  The Bank is also able to borrow from the Federal Reserve on a short-term basis.

At December 31, 2007, the Bank had a significant amount of deposits in amounts greater than $100,000, including brokered deposits of $53.9 million, which mature over the next two years.  The balance and cost of these deposits are more susceptible to changes in the interest rate environment than other deposits.   For additional information, please see the section below entitled “Deposits.”

The Bank has a line of credit with the FHLB equal to 20% of the Bank’s total assets, with an outstanding balance of $87.5 million at December 31, 2007.  The remaining availability at FHLB was $63.9 million at December 31, 2007.  The Bank also had the ability to borrow up to $35.0 million for the purchase of overnight federal funds from three correspondent financial institutions as of December 31, 2007.

The liquidity ratio for the Bank, which is defined as net cash, interest-bearing deposits with banks, federal funds sold, certain investment securities and certain FHLB advances available under the line of credit, as a percentage of net deposits (adjusted for deposit runoff projections) and short-term liabilities was 28.04% at December 31, 2007, 31.15% at December 31, 2006 and 36.81% at December 31, 2006.  The minimum required liquidity ratio as defined in the Bank’s Asset/Liability and Interest Rate Risk Management Policy is 20%.

As disclosed in the Company’s Consolidated Statements of Cash Flows included elsewhere herein, net cash provided by operating activities was approximately $14.5 million during 2007.  Net cash used in investing activities of $80.6 million consisted primarily of a net increase in loans of $72.8 million.  Net cash provided by financing activities amounted to $74.4 million, primarily from $59.8 million net increase in deposits.

Asset Liability and Interest Rate Risk Management.  The objective of the Company’s Asset Liability and Interest Rate Risk strategies is to identify and manage the sensitivity of net interest income to changing interest rates and to minimize the interest rate risk between interest-earning assets and interest-bearing liabilities at various maturities.  This is done in conjunction with the need to maintain adequate liquidity and the overall goal of maximizing net interest income. Table 5 presents an interest rate sensitivity analysis for the interest-earning assets and interest-bearing liabilities for the year ended December 31, 2007.

Table 5 - Interest Sensitivity Analysis

(Dollars in Thousands)	Immediate	1-3 months	4-12 months	Total Within One Year	Over One Year & Non-sensitive	Total
Interest-earning assets:
Loans	$481,495	4,941	13,170	499,606	222,671	722,277
Mortgage loans available for sale	-	-	-	-	-	-
Investment securities	-	8,881	-	8,881	112,087	120,968
Federal funds sold	2,152	-	-	2,152	-	2,152
Interest-bearing deposit accounts	1,539	-	-	1,539	-	1,539
Other interest-earning assets	-	-	-	-	6,942	6,942

Total interest-earning assets	485,186	13,822	13,170	512,178	341,700	853,878

Interest-bearing liabilities:
NOW, savings, and money market deposits	196,960	-	-	196,960	-	196,960
Time deposits	69,515	101,204	192,517	363,236	21,372	384,608
Other short term borrowings	1,600	-	-	1,600	-	1,600
FHLB borrowings	10,500	5,000	-	15,500	72,000	87,500
Securities sold under agreement to repurchase	27,583	-	-	27,583	-	27,583
Trust preferred securities	-	20,619	-	20,619	-	20,619

Total interest-bearing liabilities	306,158	126,823	192,517	625,498	93,372	718,870

Interest-sensitive gap	$179,028	(113,001)	(179,347)	(113,320)	248,328	135,008

Cumulative interest-sensitive gap	$179,028	66,027	(113,320)	(113,320)	135,008

Interest-earning assets as a percentage of
interest-bearing liabilities	158.48%	10.90%	6.84%	81.88%	365.96%

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

The Company’s rate sensitive assets are those earning interest at variable rates and those with contractual maturities within one year.  Rate sensitive assets therefore include both loans and available for sale securities.  Rate sensitive liabilities include interest-bearing checking accounts, money market deposit accounts, savings accounts, time deposits and borrowed funds.  As shown in Table 5, the Company’s balance sheet is asset-sensitive, meaning that in a given period there will be more assets than liabilities subject to immediate repricing as interest rates change in the market. Because most of the Company’s loans are tied to the prime rate, they reprice more rapidly than rate sensitive interest-bearing deposits.  During periods of rising rates, this results in increased net interest income.  The opposite occurs during periods of declining rates.  Rate sensitive assets at December 31, 2007 totaled $853.9 million, exceeding rate sensitive liabilities of $718.9 million by $135.0 million.

In order to assist in achieving a desired level of interest rate sensitivity, the Company entered into off-balance sheet contracts that are considered derivative financial instruments.  As of December 31, 2007, the Company had cash flow hedges with a notional amount of $185.0 million.  These derivative instruments consist of five interest rate floor contracts that are used to hedge future cash flows from payments on the first $185.0 million of certain variable rate loans against the downward effects of their repricing in the event of a decreasing rate environment for periods ending in July 2008, November 2008, January 2009, June 2009 and December 2009.  If the prime rate falls below 6.25% during the term of the contract on the first floor, the Company will receive payments based on the $35.0 million notional amount times the difference between 6.25% and the weighted average prime rate for the quarter.  No payments will be received by the Company if the weighted average prime rate is 6.25% or higher.  The Company paid a premium of $161,000 on this contact.  On the second floor if the prime rate falls below 7.00% during the term of the contract, the Company will receive payments based on the $35.0 million notional amount times the difference between 7.00% and the weighted average prime rate for the quarter.  No payments will be received by the Company if the weighted average prime rate is 7.00% or higher.  The Company paid a premium of $203,000 on this contract. On the third floor if the prime rate falls below 7.50% during the term of the contract, the Company will receive payments based on the $45.0 million notional amount times the difference between 7.50% and the weighted average prime rate for the quarter.  No payments will be received by the Company if the weighted average prime rate is 7.50% or higher.  The Company paid a premium of $562,500 on this contract.  On the fourth floor if the prime rate falls below 8.00% during the term of the contract, the Company will receive payments based on the $35.0 million notional amount times the difference between 8.00% and the weighted average prime rate for the quarter.  No payments will be received by the Company if the weighted average prime rate is 8.00% or higher.  The Company paid a premium of $399,000 on this contract.  On the fifth floor if the prime rate falls below 7.25% during the term of the contract, the Company will receive payments based on the $35.0 million notional amount times the difference between 7.25% and the weighted average prime rate for the quarter.  No payments will be received by the Company if the weighted average prime rate is 7.25% or higher. The Company paid a premium of $634,000 on this contract.

           The Company recognized $47,000 in interest income from payments on interest rate floor contracts in 2007.   Based on the current interest rate environment, it is expected the Company will continue to receive income on these interest rate contracts in 2008.

Included in the rate sensitive assets are $471.6 million in variable rate loans indexed to prime rate subject to immediate repricing upon changes by the FOMC.  The Bank utilizes interest rate floors on certain variable rate loans to protect against further downward movements in the prime rate.  At December 31, 2007, the Bank had $75.6 million in loans with interest rate floors.  The floors were in effect on $27.7 million of these loans pursuant to the terms of the promissory notes on these loans.   The weighted average rate on these loans is 0.25% higher than the indexed rate on the promissory notes without interest rate floors.

The Bank also had $1.6 million in loans that are tied to the prime rate and had interest rate caps in effect pursuant to the terms of the promissory notes on these loans.  The weighted average rate on these loans is 0.47% lower than the indexed rate on the promissory notes without the interest rate caps.

An analysis of the Company’s financial condition and growth can be made by examining the changes and trends in interest-earning assets and interest-bearing liabilities.  A discussion of these changes and trends follows.

Analysis of Financial Condition
Investment Securities.  All of the Company’s investment securities are held in the available-for-sale (“AFS”) category. At December 31, 2007 the market value of AFS securities totaled $121.0 million, compared to $117.6 million and $115.2 million at December 31, 2006 and 2005, respectively.  The increase in 2007 investment securities is the result of net securities purchases that are part of management’s objective to grow the investment portfolio in an effort to manage the credit risk in the balance sheet.  This increase in AFS securities was partially offset by paydowns on mortgage-backed securities, calls and maturities.  Table 6 presents the market value of the AFS securities held at December 31, 2007, 2006 and 2005.

Table 6 - Summary of Investment Portfolio

(Dollars in Thousands)	2007	2006	2005
Obligations of United States government
agencies and corporations	$76,992	72,744	60,243

Obligations of states and political subdivisions	25,905	24,366	21,609

Mortgage-backed securities	16,271	19,220	31,004

Trust preferred securities	250	750	1,750

Equity securities	1,550	501	552

Total securities	$120,968	117,581	115,158

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

The Company’s investment portfolio consists of U.S. government agency securities, municipal securities, U.S. government agency sponsored mortgage-backed securities, trust preferred securities and equity securities.  AFS securities averaged $120.3 million in 2007, $118.1 million in 2006 and $108.7 million in 2005.  Table 7 presents the amortized cost of AFS securities held by the Company by maturity category at December 31, 2007.   Yield information does not give effect to changes in fair value that are reflected as a component of shareholders’ equity.  Yields are calculated on a tax equivalent basis.  Yields and interest income on tax-exempt investments have been adjusted to tax equivalent basis using an effective tax rate 38.55% for securities that are both federal and state tax exempt and an effective tax rate of 6.90% for state tax exempt securities.

Table 7 - Maturity Distribution and Weighted Average Yield on Investments

			After One Year		After 5 Years
	One Year or Less		Through 5 Years		Through 10 Years		After 10 Years		Totals
(Dollars in Thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Book value:

United States Government agencies	$4,999	4.52%	45,249	4.93%	22,228	5.47%	2,679	6.08%	75,155	5.11%

States and political subdivisions	2,320	6.23%	11,173	4.76%	7,052	6.13%	5,311	6.58%	25,856	5.64%

Mortgage backed securities	-	-	673	4.55%	3,591	4.46%	12,206	4.71%	16,470	4.65%

Trust preferred securities	-	-	-	-	-	-	250	8.11%	250	8.11%

Equity securities	-	-	-	-	-	-	1,693	0.92%	1,693	0.92%

Total securities	$7,319	5.06%	57,095	4.90%	32,871	5.50%	22,139	5.07%	119,424	5.10%

Loans.  The loan portfolio is the largest category of the Company’s earning assets and is comprised of commercial loans, real estate mortgage loans, real estate construction loans and consumer loans. The Company grants loans and extensions of credit primarily within the Catawba Valley region of North Carolina, which encompasses Catawba, Alexander, Iredell and Lincoln counties and also in Mecklenburg and Union counties.  Although the Company  has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by real estate, which is dependent upon the real estate market.  Non-real estate loans also can be affected by local economic conditions.

In management’s opinion, there are no significant concentrations of credit with particular borrowers engaged in similar activities.

Real estate mortgage loans include both commercial and residential mortgage loans.  At December 31, 2007, the Company had $94.8 million in residential mortgage loans, $79.3 million in home equity loans and $243.6 million in commercial mortgage loans, which include $195.1 million using commercial property as collateral and $48.5 million using residential property as collateral.

Residential mortgage loans include $36.9 million made to customers in the Company’s traditional banking offices and $57.9 million in mortgage loans originated in the Company’s Latino banking operations.  All residential mortgage loans are originated as fully amortizing loans, with no negative amortization.   Also, the Company does not  have credit exposure for residential mortgage loans originated that are  not reflected in the Company’s assets and does not have any residential mortgage loans with a loan-to-value ratio in excess of 100%.

The mortgage loans originated in the traditional banking offices are generally 15 to 30 year fixed rate loans with attributes that cause the loans to not be sellable in the secondary market.  These factors may include higher loan-to-value ratio, limited documentation on income, non-conforming appraisal or non-conforming property type and are generally made to existing Bank customers.  These loans have been originated throughout the Company’s five county service area, with no geographic concentration.  At December 31, 2007 there were 14 loans with an outstanding balance of $2.0 million more than 30 days past due and no loans more than 90 days past due.

The mortgage loans originated in the Company’s Latino operations are primarily adjustable rate mortgage loans that adjust annually after the end of the first five years of the loan.  The loans are tied to the one-year T-Bill index and, if they were to adjust at 12/31/07, would have a reduction in the interest rate on the loan.  The underwriting on these loans includes both full income verification and no income verification, with loan-to-value ratios of up to 95% without private mortgage insurance.  A majority of these loans would be considered subprime loans, as they were underwritten using stated income rather than fully documented income verification.  No other loans in the Company’s portfolio would be considered subprime.  The majority of these loans have been originated within the Charlotte, NC metro area.  At this time, Charlotte has not experienced a decline in values within the residential real estate market.  At December 31, 2007 there were 46 loans with an outstanding balance of $4.9 million more than 30 days past due and no loans more than 90 days past due.  Total losses on this portfolio, since the first loans were originated in 2004 have amounted to approximately $15,000 through December 31, 2007.

The composition of the Company’s loan portfolio is presented in Table 8.

Table 8 - Loan Portfolio

	2007		2006		2005		2004		2003
(Dollars in Thousands)	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans
Breakdown of loan receivables:
Commercial	$82,190	11.38%	85,064	13.06%	79,902	14.10%	79,189	14.79%	90,558	16.41%
Real estate - mortgage	417,709	57.83%	364,595	55.97%	330,227	58.28%	312,988	58.45%	332,730	60.26%
Real estate - construction	209,644	29.03%	187,960	28.86%	141,420	24.96%	127,042	23.73%	110,392	19.99%
Consumer	12,734	1.76%	13,762	2.11%	15,115	2.66%	16,249	3.03%	18,446	3.34%

Total loans	$722,277	100.00%	651,381	100.00%	566,664	100.00%	535,468	100.00%	552,126	100.00%

Less: Allowance for loan losses	9,103		8,303		7,425		8,049		9,722

Net loans	$713,174		643,078		559,239		527,419		542,404

As of December 31, 2007, gross loans outstanding were $722.3 million, an increase of $70.9 million or 11% from the December 31, 2006 balance of $651.4 million.  Commercial loans decreased $2.9 million in 2007.  Real estate mortgage loans grew $53.1 million when compared to 2006 due to an increase in non-conforming mortgage loans and commercial real estate loans. Real estate construction loans increased $21.7 million in 2007 as a result of an increase in real estate development loans.  Consumer loans decreased $1.0 million in 2007.

Table 9 identifies the maturities of all loans as of December 31, 2007 and addresses the sensitivity of these loans to changes in interest rates.

Table 9 - Maturity and Repricing Data for Loans

(Dollars in Thousands)	Within one year or less	After one year through five years	After five years	Total loans
Commercial	$65,308	14,835	2,047	82,190
Real estate - mortgage	233,365	138,492	45,852	417,709
Real estate - construction	195,626	12,402	1,616	209,644
Consumer	5,307	6,544	883	12,734

Total loans	$499,606	172,273	50,398	722,277

Total fixed rate loans	$18,484	113,733	50,398	182,615
Total floating rate loans	481,122	58,540	-	539,662

Total loans	$499,606	172,273	50,398	722,277

In the normal course of business, there are various commitments outstanding to extend credit that are not reflected in the financial statements. At December 31, 2007, outstanding loan commitments totaled $190.7 million.  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  Additional information regarding commitments is provided below in the section entitled “Contractual Obligations” and in Note 10 to the Consolidated Financial Statements.

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

As an additional measure, the Bank engages an independent third party to review the underwriting, documentation, risk grading analyses and the methodology of determining the adequacy of the allowance for losses. This independent third party reviews and evaluates all loan relationships greater than $1.0 million.  The third party’s evaluation and report is shared with management and the Bank’s Board of Directors.

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

The allowance for loan losses is comprised of three components: specific reserves, general reserves and unallocated reserves.  After a loan has been identified as impaired, management measures impairment in accordance with SFAS No. 114, “Accounting By Creditors for Impairment of a Loan.” When the measure of the impaired loan is less than the recorded investment in the loan, the amount of the impairment is recorded as a specific reserve. These specific reserves are determined on an individual loan basis based on management’s current evaluation of the Company’s loss exposure for each credit, given the payment status, financial condition of the borrower, and value of any underlying collateral. Loans for which specific reserves are provided are excluded from the general allowance calculations as described below.  At December 31, 2007 and 2006, the recorded investment in loans that were considered to be impaired under SFAS No. 114 was approximately $8.0 million and $7.6 million, respectively, with related allowance for loan losses of approximately $1.2 million for December 31, 2007 and 2006.

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

Management considers the allowance for loan losses adequate to cover the estimated losses inherent in the Company’s loan portfolio as of the date of the financial statements. Management believes it has established the allowance in accordance with accounting principles generally accepted in the United States of America and in consideration of the current economic environment. Although management uses the best information available to make evaluations, significant future additions to the allowance may be necessary based on changes in economic and other conditions that adversely affect the operating results of the Company.

There were no significant changes in the estimation methods or fundamental assumptions used in the evaluation of the allowance for loan losses for the year ended December 31, 2007 as compared to the year ended December 31, 2006. Such revisions, estimates and assumptions are made in any period in which the supporting factors indicate that loss levels may vary from the previous estimates.

Additionally, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowances for loan losses. Such agencies may require adjustments to the allowances based on their judgments of information available to them at the time of their examinations.

Net charge-offs for 2007 were $1.2 million.  The ratio of net charge-offs to average total loans was 0.19% in 2007, 0.27% in 2006 and 0.68% in 2005.  Management expects the ratio of net charge-offs to average total loans in 2008 to be in a range similar to the ratios for 2007 and 2006.  The allowance for loan losses increased to $9.1 million or 1.26% of total loans outstanding at December 31, 2007.  For December 31, 2006 and 2005, the allowance for loan losses amounted to $8.3 million or 1.27% of total loans outstanding and $7.4 million, or 1.31% of total loans outstanding, respectively.

Table 10 presents the percentage of loans assigned to each risk grade along with the general reserve percentage applied to loans in each risk grade at December 31, 2007 and 2006.

Table 10 - Loan Risk Grade Analysis
	Percentage of Loans
	By Risk Grade*
Risk Grade	2007	2006
Risk 1 (Excellent Quality)	11.06%	12.03%
Risk 2 (High Quality)	14.06%	14.89%
Risk 3 (Good Quality)	62.53%	60.31%
Risk 4 (Management Attention)	9.51%	10.46%
Risk 5 (Watch)	1.57%	0.41%
Risk 6 (Substandard)	0.13%	0.70%
Risk 7 (Low Substandard)	0.03%	0.02%
Risk 8 (Doubtful)	0.00%	0.00%
Risk 9 (Loss)	0.00%	0.00%

* Excludes non-accrual loans

Table 11 presents an analysis of the allowance for loan losses, including charge-off activity.

Table 11 - Analysis of Allowance for Loan Losses

(Dollars in Thousands)	2007	2006	2005	2004	2003
Reserve for loan losses at beginning	$8,303	7,425	8,049	9,722	7,248

Loans charged off:
Commercial	414	505	293	1,004	1,179
Real estate - mortgage	471	568	2,141	3,842	2,422
Real estate - construction	252	250	1,250	4	251
Consumer	489	636	516	535	630

Total loans charged off	1,626	1,959	4,200	5,385	4,482

Recoveries of losses previously charged off:
Commercial	86	64	144	162	36
Real estate - mortgage	21	108	162	144	18
Real estate - construction	102	2	-	-	1
Consumer	179	150	160	150	157

Total recoveries	388	324	466	456	212

Net loans charged off	1,238	1,635	3,734	4,929	4,270

Provision for loan losses	2,038	2,513	3,110	3,256	6,744

Reserve for loan losses at end of year	$9,103	8,303	7,425	8,049	9,722

Loans charged off net of recoveries, as
a percent of average loans outstanding	0.19%	0.27%	0.68%	0.90%	0.79%

Non-performing Assets.  Non-performing assets, comprised of non-accrual loans, other real estate owned, other repossessed assets and loans for which payments are more than 90 days past due totaled $8.5 million at December 31, 2007 compared to $8.0 million at December 31, 2006.   Non-accrual loans were $8.0 million at December 31, 2007, an increase of $427,000 from non-accruals of $7.6 million at December 31, 2006.  As a percentage of loans outstanding, non-accrual loans were 1.11% and 1.16% at December 31, 2007 and 2006, respectively. The Bank had no loans 90 days past due and still accruing at December 31, 2007 as compared to $78,000 for the same period in 2006.  Other real estate owned totaled $483,000 and $344,000 as of December 31, 2007 and 2006, respectively.  The Bank had no repossessed assets as of December 31, 2007 and 2006.

At December 31, 2007 the Company had non-performing loans, defined as non-accrual and accruing loans past due more than 90 days, of $8.0 million or 1.11% of total loans.  Non-performing loans for 2006 were $7.6 million, or 1.17% of total loans and $4.4 million, or 0.79% of total loans for 2005. Interest that would have been recorded on non-accrual loans for the years ended December 31, 2007, 2006 and 2005, had they performed in accordance with their original terms, amounted to approximately $693,000, $429,000 and $507,000, respectively. Interest income on impaired loans included in the results of operations for 2007, 2006, and 2005 amounted to approximately $29,000, $144,000 and $77,000, respectively.

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

A summary of non-performing assets at December 31 for each of the years presented is shown in Table 12.

Table 12 - Non-performing Assets

(Dollars in Thousands)	2007	2006	2005	2004	2003
Non-accrual loans	$7,987	7,560	3,492	5,097	4,343
Loans 90 days or more past due and still accruing	-	78	946	245	271
Total non-performing loans	7,987	7,638	4,438	5,342	4,614
All other real estate owned	483	344	531	682	1,447
All other repossessed assets	-	-	-	-	206
Total non-performing assets	$8,470	7,982	4,969	6,024	6,267

As a percent of total loans at year end
Non-accrual loans	1.11%	1.16%	0.62%	0.95%	0.79%
Loans 90 days or more past due and still accruing	0.00%	0.01%	0.17%	0.05%	0.05%
Total non-performing assets	1.17%	1.23%	0.88%	1.12%	1.14%

               Deposits.  The Company primarily uses deposits to fund its loan and investment portfolios. The Company offers a variety of deposit accounts to individuals and businesses. Deposit accounts include checking, savings, money market and time deposits. As of December 31, 2007, total deposits were $693.6 million, an increase of $59.8 million or 9% increase over the December 31, 2006 balance of $633.8 million.  Core deposits, which include demand deposits, savings accounts and certificates of deposits of denominations less than $100,000, increased to $490.1 million at December 31, 2007 from $439.6 million at December 31, 2006.

Time deposits in amounts of $100,000 or more totaled $203.5 million at December 31, 2007, $194.2 million and $152.4 million at December 31, 2006 and 2005, respectively.  At December 31, 2007, brokered deposits amounted to $53.9 million as compared to $60.0 million at December 31, 2006.  Brokered deposits are generally considered to be more susceptible to withdrawal as a result of interest rate changes and to be a less stable source of funds, as compared to deposits from the local market.  Brokered deposits outstanding as of December 31, 2007 have a weighted average rate of 5.06% with a weighted average original term of 7 months.

Table 13 is a summary of the maturity distribution of time deposits in amounts of $100,000 or more as of December 31, 2007.

Table 13 - Maturities of Time Deposits over $100,000

(Dollars in Thousands)	2007
Three months or less	$84,001
Over three months through six months	70,734
Over six months through twelve months	35,917
Over twelve months	12,848
Total	$203,500

Borrowed Funds. The Company has access to various short-term borrowings, including the purchase of federal funds and borrowing arrangements from the FHLB and other financial institutions.  At December 31, 2007, FHLB borrowings totaled $87.5 million compared to $89.3 million at December 31, 2006 and $71.6 million at December 31, 2005. Average FHLB borrowings for 2007 were $80.1 million, compared to average balances of $74.1 million for 2006 and $65.9 million for 2005. The maximum amount of outstanding FHLB borrowings was $95.0 million in 2007, and $99.5 in 2006 and $77.6 in 2005. The FHLB advances outstanding at December 31, 2007 had both fixed and adjustable interest rates ranging from 3.71% to 6.49%.  Currently $10.5 million of the FHLB advances outstanding have contractual maturities prior to December 31, 2008.  The FHLB has the option to convert $72.0 million of the total advances to a floating rate and, if converted, the Bank may repay advances without a prepayment fee.  The Company also has an additional $5.0 million in variable rate convertible advances, which may be repaid without a prepayment fee if converted by the FHLB.  Additional information regarding FHLB advances is provided in Note 6 to the Consolidated Financial Statements.

Demand notes payable to the U. S. Treasury, which represent treasury tax and loan payments received from customers, amounted to approximately $1.6 million at December 31, 2007 and 2006 and $1.5 million at December 31, 2005.

Securities sold under agreements to repurchase amounted to $27.6 million, $6.4 million and $981,000 as of December 31, 2007, 2006 and 2005, respectively.

Junior Subordinated Debentures (related to Trust Preferred Securities).  In June 2007 the Company formed a wholly owned Delaware statutory trust, PEBK Capital Trust II (“PEBK Trust II”), which issued $20.0 million of guaranteed preferred beneficial interests in the Company’s junior subordinated deferrable interest debentures.  All of the common securities of PEBK Trust II are owned by the Company.  The proceeds from the issuance of the common securities and the trust preferred securities were used by PEBK Trust II to purchase $20.6 million of junior subordinated debentures of the Company, which pay a floating rate equal to three-month LIBOR plus 163 basis points.  The proceeds received by the Company from the sale of the junior subordinated debentures were used to repay in December 2007 the trust preferred securities issued by PEBK Trust in December 2001 and for general purposes.  The debentures represent the sole asset of PEBK Trust II.  PEBK Trust II is not included in the consolidated financial statements.

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

Contractual Obligations and Off-Balance Sheet Arrangements.  The Company’s contractual obligations and other commitments as of December 31, 2007 are summarized in Table 14 below.  The Company’s contractual obligations include the repayment of principal and interest related to FHLB advances and junior subordinated debentures, as well as certain payments under current lease agreements.  Other commitments include commitments to extend credit.  Because not all of these commitments to extend credit will be drawn upon, the actual cash requirements are likely to be significantly less than the amounts reported for other commitments below.

Table 14 - Contractual Obligations and Other Commitments

(Dollars in Thousands)	Within One Year	One to Three Years	Three to Five Years	Five Years or More	Total
Contractual Cash Obligations
Long-term borrowings*	$-	7,000	5,000	65,000	77,000
Junior subordinated debentures	-	-	-	20,619	20,619
Operating lease obligations	897	1,381	863	2,149	5,290

Total	$897	8,381	5,863	87,768	102,909

Other Commitments
Commitments to extend credit	$62,838	40,706	5,160	81,950	190,654
Standby letters of credit
and financial guarantees written	3,792	102	-	-	3,894

Total	$66,630	40,808	5,160	81,950	194,548

*Excludes $10.5 million adjustable rate credit due to the FHLB, which matured in February 2008.

The Company enters into derivative contracts to manage various financial risks.  A derivative is a financial instrument that derives its cash flows, and therefore its value, by reference to an underlying instrument, index or referenced interest rate.  Derivative contracts are carried at fair value on the consolidated balance sheet with the fair value representing the net present value of expected future cash receipts or payments based on market interest rates as of the balance sheet date.  Derivative contracts are written in amounts referred to as notional amounts, which only provide the basis for calculating payments between counterparties and are not a measure of financial risk.  Therefore, the derivative amounts recorded on the balance sheet do not represent the amounts that may ultimately be paid under these contracts.  Further discussions of derivative instruments are included above in the section entitled “Asset Liability and Interest Rate Risk Management” beginning on page A-12 and in Notes 1, 10, 11 and 16 to the Consolidated Financial Statements.

Capital Resources.  Shareholders’ equity at December 31, 2007 was $70.1 million compared to $62.8 million at December 31, 2006 and $54.4 million at December 31, 2005.  Unrealized gains and losses, net of taxes, at December 31, 2007 amounted to a gain of $1.7 million.  At December 31, 2006 and 2005, unrealized gains and losses, net of taxes, amounted to losses of $771,000 and $1.4 million, respectively.  Average shareholders’ equity as a percentage of total average assets is one measure used to determine capital strength.   Average shareholders’ equity as a percentage of total average assets was 8.34%, 8.09% and 7.92% for 2007, 2006 and 2005.   The return on average shareholders’ equity was 13.59% at December 31, 2007 as compared to 14.68% and 11.31% as of December 31, 2006 and December 31, 2005, respectively.  Total cash dividends paid during 2007 amounted to $2.3 million.  Cash dividends totaling $1.9 million and $1.4 million were paid during 2006 and 2005, respectively.

In November 2006, the Company’s Board of Directors authorized the repurchase of up to $2.0 million in common shares of the Company’s outstanding common stock through its existing Stock Repurchase Plan effective through the end of November 2007.  During 2007 the Company repurchased $1.9 million, or 100,000 shares, of its common stock under this plan.

In August 2007, the Company’s Board of Directors authorized the repurchase of up to 75,000 common shares of the Company’s outstanding common stock through its existing Stock Repurchase Plan effective through the end of August 2008.  The Company has repurchased 50,497 shares, or $873,000, of its common stock under this plan as of December 31, 2007.

Under regulatory capital guidelines, financial institutions are currently required to maintain a total risk-based capital ratio of 8.0% or greater, with a Tier 1 risk-based capital ratio of 4.0% or greater.  Tier 1 capital is generally defined as shareholders' equity and trust preferred securities less all intangible assets and goodwill.  Tier 1 capital at December 31, 2007 and 2006 includes $20.0 million in trust preferred securities.  At December 31, 2005, Tier 1 capital includes $14.0 million in trust preferred securities.  The Company’s Tier 1 capital ratio was 11.03%, 11.70% and 11.02% at December 31, 2007, 2006 and 2005, respectively.  Total risk-based capital is defined as Tier 1 capital plus supplementary capital.  Supplementary capital, or Tier 2 capital, consists of the Company's allowance for loan losses, not exceeding 1.25% of the Company's risk-weighted assets. Total risk-based capital ratio is therefore defined as the ratio of total capital (Tier 1 capital and Tier 2 capital) to risk-weighted assets.  The Company’s total risk-based capital ratio was 12.16%, 12.86% and 12.19% at December 31, 2007, 2006 and 2005, respectively.  In addition to the Tier 1 and total risk-based capital requirements, financial institutions are also required to maintain a leverage ratio of Tier 1 capital to total average assets of 4.0% or greater.  The Company’s Tier 1 leverage capital ratio was 10.43%, 10.80% and 9.84% at December 31, 2007, 2006 and 2005, respectively.

The Bank’s Tier 1 risk-based capital ratio was 9.80%, 10.21% and 10.46% at December 31, 2007, 2006 and 2005, respectively.  The total risk-based capital ratio for the Bank was 10.93%, 11.37% and 11.64% at December 31, 2007, 2006 and 2005, respectively.   The Bank’s Tier 1 leverage capital ratio was 9.26%, 9.41% and 9.33% at December 31, 2007, 2006 and 2005 respectively.

A bank is considered to be "well capitalized" if it has a total risk-based capital ratio of 10.0 % or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, and has a leverage ratio of 5.0% or greater.  Based upon these guidelines, the Bank was considered to be "well capitalized" at December 31, 2007, 2006 and 2005.

The Company’s key equity ratios as of December 31, 2007, 2006 and 2005 are presented in Table 15.

Table 15 - Equity Ratios

	2007	2006	2005
Return on average assets	1.13%	1.19%	0.90%
Return on average equity	13.59%	14.68%	11.31%
Dividend payout ratio	24.30%	20.78%	22.34%
Average equity to average assets	8.34%	8.09%	7.92%

                Quarterly Financial Data.  The Company’s consolidated quarterly operating results for the years ended December 31, 2007 and 2006 are presented in Table 16.

Table 16 - Quarterly Financial Data

	2007				2006
(Dollars in thousands, except per share amounts)	First	Second	Third	Fourth	First	Second	Third	Fourth

Total interest income	$15,200	15,446	15,625	15,461	12,484	13,559	14,390	14,961
Total interest expense	6,607	6,735	7,038	7,205	4,863	5,429	6,243	6,575

Net interest income	8,593	8,711	8,587	8,256	7,621	8,130	8,147	8,386

Provision for loan losses	323	634	296	785	759	413	686	655
Other income	2,122	2,139	2,007	2,548	1,929	2,017	2,043	1,564
Other expense	6,021	6,180	6,214	7,578	5,307	5,548	5,787	6,341

Income before income taxes	4,371	4,036	4,084	2,441	3,484	4,186	3,717	2,954
Income taxes	1,584	1,446	1,471	839	1,249	1,525	1,344	1,052

Net earnings	$2,787	2,590	2,613	1,602	2,235	2,661	2,373	1,902

Basic earnings per share	$0.49	0.45	0.46	0.28	0.39	0.47	0.42	0.33
Diluted earnings per share	$0.48	0.44	0.45	0.28	0.38	0.46	0.41	0.33

QUANTATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk reflects the risk of economic loss resulting from adverse changes in market prices and interest rates.  This risk of loss can be reflected in either diminished current market values or reduced potential net interest income in future periods.

The Company’s market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. The structure of the Company’s loan and deposit portfolios is such that a significant decline (increase) in interest rates may adversely (positively) impact net market values and interest income. Management seeks to manage the risk through the utilization of its investment securities and off-balance sheet derivative instruments. During the years ended December 31, 2007, 2006 and 2005, the Company used interest rate contracts to manage market risk as discussed above in the section entitled “Asset Liability and Interest Rate Risk Management.”

Table 17 presents in tabular form the contractual balances and the estimated fair value of the Company’s on-balance sheet financial instruments and the notional amount and estimated fair value of the Company’s off-balance sheet derivative instruments at their expected maturity dates for the period ended December 31, 2007. The expected maturity categories take into consideration historical prepayment experience as well as management’s expectations based on the interest rate environment at December 31, 2007.  As of December 31, 2007, all fixed rate advances are callable at the option of FHLB.  For core deposits without contractual maturity (i.e. interest bearing checking, savings, and money market accounts), the table presents principal cash flows based on management’s judgment concerning their most likely runoff or repricing behaviors.

Table 17 - Market Risk Table

(Dollars In Thousands)	Principal/Notional Amount Maturing in Year Ended December 31,
Loans Receivable	2008	2009	2010	2011 & 2012	Thereafter	Total	Fair Value
Fixed rate	$34,493	26,881	27,894	54,865	38,483	182,615	183,130
Average interest rate	7.41%	7.53%	7.39%	7.65%	7.64%
Variable rate	$206,001	75,033	51,738	54,833	152,058	539,662	539,662
Average interest rate	7.70%	7.64%	7.67%	7.77%	7.94%
		-				722,277	722,792
Investment Securities	.
Interest bearing cash	$-	-	-	-	1,539	1,539	1,539
Average interest rate	-	-	-	-	4.60%
Federal funds sold	$2,152	-	-	-	-	2,152	2,152
Average interest rate	4.10%	-	-	-	-
Securities available for sale	$24,240	28,056	17,799	38,646	12,226	120,968	120,968
Average interest rate	4.91%	4.96%	4.61%	4.27%	3.64%
Nonmarketable equity securities	$-	-	-	-	6,434	6,434	6,434
Average interest rate	-	-	-	-	5.74%

Debt Obligations
Deposits	$372,596	27,540	11,245	1,130	281,128	693,639	694,059
Average interest rate	4.02%	4.12%	4.20%	3.88%	1.58%
Advances from FHLB	$10,500	20,000	52,000	5,000	-	87,500	90,233
Average interest rate	4.40%	4.41%	4.71%	4.21%	-
Demand notes payable to U.S. Treasury	$1,600	-	-	-	-	1,600	1,600
Average interest rate	3.27%	-	-	-	-
Securities sold under agreement to repurchase	$27,583	-	-	-	-	27,583	27,583
Average interest rate	4.15%	-	-	-	-
Junior subordinated debentures	$-	-	-	-	20,619	20,619	20,619
Average interest rate	-	-	-	-	6.62%

Derivative Instruments (notional amount)
Interest rate floor contracts	$70,000	115,000	-	-	-	185,000	1,907
Average interest rate	6.63%	7.58%	-	-	-

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

Table 18 - Interest Rate Risk

(Dollars in thousands)
	Estimated Resulting Theoretical Net Interest Income

Hypothetical rate change (ramp over 12 months)	Amount	% Change
+2%	$39,311	6.29%
+1%	$38,037	2.85%
0%	$36,983	0.00%
-1%	$36,349	-1.72%
-2%	$35,711	-3.44%

	Estimated Resulting Theoretical Market Value of Equity

Hypothetical rate change (immediate shock)	Amount	% Change
+2%	$68,006	-7.82%
+1%	$70,737	-4.11%
0%	$73,772	0.00%
-1%	$77,197	4.64%
-2%	$81,030	9.84%

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

As of March 10, 2008, the Company had 700 shareholders of record, not including the number of persons or entities whose stock is held in nominee or street name through various brokerage firms or banks.   The market price for the Company’s common stock was $13.34 on March 10, 2008.

Table 19 presents certain market and dividend information for the last two fiscal years.  Over-the-counter quotations reflect inter-dealer prices, without retail mark-up, mark down or commission and may not necessarily represent actual transactions.

Table 19 - Market and Dividend Data

			Cash Dividend
2007	Low Bid	High Bid	Per Share
First Quarter	$17.37	19.26	0.08

Second Quarter	$17.89	21.15	0.09

Third Quarter	$17.13	20.03	0.12

Fourth Quarter	$14.75	18.00	0.12

			Cash Dividend
2006	Low Bid	High Bid	Per Share
First Quarter	$13.37	16.37	0.07

Second Quarter	$15.77	19.47	0.07

Third Quarter	$16.18	19.47	0.07

Fourth Quarter	$17.97	20.09	0.12

STOCK PERFORMANCE GRAPH

The following graph compares the Company’s cumulative shareholder return on its Common Stock with a NASDAQ index and with a southeastern bank index.  The graph was prepared by SNL Securities, L.C., Charlottesville, Virginia, using data as of December 31, 2007.

COMPARISON OF SIX-YEAR CUMULATIVE TOTAL RETURNS
Performance Report for
Peoples Bancorp of North Carolina, Inc.

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES
Consolidated Financial Statements
December 31, 2007, 2006 and 2005

INDEX

PAGE(S)

Management's Report on Internal Control Over Financial Reporting	A-28

Report of Independent Registered Public Accounting Firm on the Consolidated Financial Statements
and Internal Control Over Financial Reporting	A-29 - A-30

Financial Statements
Consolidated Balance Sheets at December 31, 2007 and December 31, 2006	A-31

Consolidated Statements of Earnings for the years ended December 31, 2007, 2006 and 2005	A-32

Consolidated Statements of Changes in Shareholders' Equity for the years ended December 31, 2007, 2006 and 2005	A-33

Consolidated Statements of Comprehensive Income for the years ended December 31, 2007, 2006 and 2005	A-34

Consolidated Statements of Cash Flows for the years ended December 31, 2007, 2006 and 2005	A-35 - A-36

Notes to Consolidated Financial Statements	A-37 - A-56

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

Management assessed the effectiveness of the internal control over financial reporting as of December 31, 2007.  In making this assessment, management used the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  Based on our assessment and those criteria, management believes that the Company maintained effective internal control over financial reporting as of December 31, 2007.

The Company’s independent registered public accountants have issued an audit report on our assessment of the company’s internal control over financial reporting.  Their report is included herein.

/s/ Tony W. Wolfe	/s/ A. Joseph Lampron
Tony W. Wolfe	A. Joseph Lampron
Chief Executive Officer	Chief Financial Officer
March 12, 2008	March 12, 2008

Porter Keadle Moore, LLP

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and shareholders
Peoples Bancorp of North Carolina, Inc.
Newton, North Carolina

We have audited the accompanying consolidated balance sheets of Peoples Bancorp of North Carolina, Inc. and subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of earnings, changes in shareholders’ equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007.  We have also audited the Company’s internal controls over financial reporting as of December 31, 2007, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report of Internal Controls Over Financial Reporting.  Our responsibility is to express an opinion on these financial statements and an opinion on the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  Our audits also include assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made  only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Bancorp of North Carolina, Inc. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, Peoples Bancorp of North Carolina, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ Porter Keadle Moore, LLP

Atlanta, Georgia
February 29, 2008

Certified Public Accountants
____________________________________________________________________________________________________________________________________________

Suite 1800 • 235 Peachtree Street NE •  Atlanta, Georgia 30303 • Phone 404-588-4200  • Fax 404-588-4222  • www.pkm.com

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2007 and 2006

Assets	2007	2006

Cash and due from banks, including reserve requirements	$26,108,437	17,389,046
of $7,439,000 and $6,243,000
Interest bearing deposits	1,539,190	1,471,272
Federal funds sold	2,152,000	2,640,000
Cash and cash equivalents	29,799,627	21,500,318

Investment securities available for sale	120,968,358	117,581,000
Other investments	6,433,947	7,295,449
Total securities	127,402,305	124,876,449

Loans	722,276,948	651,381,129
Less allowance for loan losses	(9,103,058)	(8,303,432)
Net loans	713,173,890	643,077,697

Premises and equipment, net	18,234,393	12,816,385
Cash surrender value of life insurance	6,776,379	6,532,406
Accrued interest receivable and other assets	11,875,202	10,144,283
Total assets	$907,261,796	818,947,538

Liabilities and Shareholders' Equity

Deposits:
Non-interest bearing demand	$112,071,090	101,393,142
NOW, MMDA & savings	196,959,895	174,577,641
Time, $100,000 or more	203,499,504	194,176,291
Other time	181,108,214	163,673,215
Total deposits	693,638,703	633,820,289

Demand notes payable to U.S. Treasury	1,600,000	1,600,000
Securities sold under agreement to repurchase	27,583,263	6,417,803
FHLB borrowings	87,500,000	89,300,000
Junior subordinated debentures	20,619,000	20,619,000
Accrued interest payable and other liabilities	6,219,248	4,355,073
Total liabilities	837,160,214	756,112,165

Shareholders' equity:

Preferred stock, no par value; authorized
5,000,000 shares; no shares issued
and outstanding	-	-
Common stock, no par value; authorized
20,000,000 shares; issued and
outstanding 5,624,234 shares in 2007
and 3,830,634 shares in 2006	48,651,895	51,122,147
Retained earnings	19,741,876	12,484,463
Accumulated other comprehensive income (loss)	1,707,811	(771,237)
Total shareholders' equity	70,101,582	62,835,373

Total liabilities and shareholders' equity	$907,261,796	818,947,538

See accompanying notes to consolidated financial statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

For the Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005

Interest income:
Interest and fees on loans	$55,400,514	49,667,700	37,123,327
Interest on federal funds sold	383,492	85,307	72,578
Interest on investment securities:
U.S. Government agencies	4,571,571	4,321,346	3,584,755
States and political subdivisions	887,584	798,185	735,892
Other	488,465	521,077	396,020
Total interest income	61,731,626	55,393,615	41,912,572

Interest expense:
NOW, MMDA & savings deposits	4,098,892	3,060,201	2,644,413
Time deposits	17,430,012	14,188,623	8,923,488
FHLB borrowings	3,758,996	3,588,169	2,888,785
Junior subordinated debentures	1,475,701	1,962,692	938,145
Other	821,331	310,188	33,790
Total interest expense	27,584,932	23,109,873	15,428,621

Net interest income	34,146,694	32,283,742	26,483,951

Provision for loan losses	2,038,000	2,513,282	3,110,000

Net interest income after provision for loan losses	32,108,694	29,770,460	23,373,951

Other income:
Service charges	4,278,238	3,929,956	3,779,933
Other service charges and fees	1,938,137	1,539,367	1,141,879
Loss on sale and writedown of securities	(561,832)	(591,856)	(729,727)
Mortgage banking income	560,291	289,293	469,109
Insurance and brokerage commissions	521,095	388,559	386,662
Loss on sale of repossessed assets	(117,880)	(107,712)	(37,811)
Miscellaneous	2,197,645	2,106,188	1,658,189
Total other income	8,815,694	7,553,795	6,668,234

Other expense:
Salaries and employee benefits	13,887,841	11,785,094	10,863,779
Occupancy	4,750,634	4,180,058	3,948,694
Other	7,354,401	7,017,986	5,517,832
Total other expenses	25,992,876	22,983,138	20,330,305

Earnings before income taxes	14,931,512	14,341,117	9,711,880

Income taxes	5,339,541	5,170,300	3,380,900

Net earnings	$9,591,971	9,170,817	6,330,980

Basic earnings per share	$1.68	1.61	1.11
Diluted earnings per share	$1.65	1.58	1.09
Cash dividends declared per share	$0.41	0.33	0.25

See accompanying notes to consolidated financial statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Changes in Shareholders' Equity

For the Years Ended December 31, 2007, 2006 and 2005

				Accumulated
				Other
	Common Stock		Retained	Comprehensive
	Shares	Amount	Earnings	Income (Loss)	Total

Balance, December 31, 2004	3,135,074	$35,040,390	16,018,206	(120,744)	50,937,852

10% stock dividend	313,546	6,274,087	(6,274,087)	-	-

Cash paid in lieu of fractional shares	-	-	(4,700)	-	(4,700)

Cash dividends declared	-	-	(1,414,239)	-	(1,414,239)

Repurchase and retirement of common
stock	(15,000)	(314,750)	-	-	(314,750)

Exercise of stock options	7,185	96,773	-	-	96,773

Net earnings	-	-	6,330,980	-	6,330,980

Change in accumulated other
comprehensive income (loss), net of tax	-	-	-	(1,278,922)	(1,278,922)

Balance, December 31, 2005	3,440,805	41,096,500	14,656,160	(1,399,666)	54,352,994

10% stock dividend	343,850	9,430,532	(9,430,532)	-	-

Cash paid in lieu of fractional shares	-	-	(6,426)	-	(6,426)

Cash dividends declared	-	-	(1,905,556)	-	(1,905,556)

Repurchase and retirement of common
stock	(19,250)	(425,000)	-	-	(425,000)

Exercise of stock options	65,229	771,325	-	-	771,325

Stock option tax benefit	-	243,100	-	-	243,100

Stock option compensation expense	-	5,690	-	-	5,690

Net earnings	-	-	9,170,817	-	9,170,817

Change in accumulated other
comprehensive income (loss), net of tax	-	-	-	628,429	628,429

Balance, December 31, 2006	3,830,634	$51,122,147	12,484,463	(771,237)	62,835,373

3 for 2 stock split	1,915,147	-	-	-	-

Cash paid in lieu of fractional shares	-	-	(3,355)	-	(3,355)

Cash dividends declared	-	-	(2,331,203)	-	(2,331,203)

Repurchase and retirement of common
stock	(150,497)	(2,810,907)	-	-	(2,810,907)

Exercise of stock options	28,950	239,182	-	-	239,182

Stock option tax benefit	-	91,815	-	-	91,815

Stock option compensation expense	-	9,658	-	-	9,658

Net earnings	-	-	9,591,971	-	9,591,971

Change in accumulated other
comprehensive income (loss), net of tax	-	-	-	2,479,048	2,479,048

Balance, December 31, 2007	5,624,234	$48,651,895	19,741,876	1,707,811	70,101,582
See accompanying notes to consolidated financial statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

For the Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005

Net earnings	$9,591,971	9,170,817	6,330,980

Other comprehensive income (loss):
Unrealized holding gains (losses) on securities
available for sale	1,964,861	197,569	(3,045,565)
Reclassification adjustment for losses on
sales of securities available for sale included
in net earnings	561,832	591,856	729,727
Unrealized holding gains (losses) on derivative
financial instruments qualifying as cash flow
hedges	1,244,910	(345,049)	(283,493)
Reclassification adjustment for losses (gains) on
derivative financial instruments qualifying as
cash flow hedges included in net earnings	-	386,285	483,715

Total other comprehensive income (loss),
before income taxes	3,771,603	830,661	(2,115,616)

Income tax expense (benefit) related to other
comprehensive income:

Unrealized holding gains (losses) on securities
available for sale	765,313	76,953	(1,186,248)
Reclassification adjustment for losses on
sales of securities available for sale included
in net earnings	218,834	230,528	284,229
Unrealized holding gains (losses) on derivative
financial instruments qualifying as cash flow
hedges	308,408	(255,707)	(123,082)
Reclassification adjustment for losses (gains) on
derivative financial instruments qualifying as
cash flow hedges included in net earnings	-	150,458	188,407

Total income tax expense (benefit) related to
other comprehensive income	1,292,555	202,232	(836,694)

Total other comprehensive income (loss),
net of tax	2,479,048	628,429	(1,278,922)

Total comprehensive income	$12,071,019	9,799,246	5,052,058

See accompanying notes to consolidated financial statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005

Cash flows from operating activities:
Net earnings	$9,591,971	9,170,817	6,330,980
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation, amortization and accretion	1,553,251	1,616,558	1,643,459
Provision for loan losses	2,038,000	2,513,282	3,110,000
Deferred income taxes	(479,806)	(615,626)	332,806
Loss on sale and writedown of investment securities	561,832	591,856	729,727
Recognition of gain on sale of
derivative instruments	-	386,285	483,715
Amortization of deferred gain on sale of premises	(10,337)	(20,896)	(21,984)
Loss (gain) on sale of repossessed assets	83,294	(2,288)	(2,189)
Writedown of other real estate and repossessions	34,586	110,000	40,000
Amortization of deferred issuance costs on
trust preferred securities	-	461,298	17,742
Stock option compensation expense	9,658	5,690	-
Change in:
Mortgage loans held for sale	-	2,247,900	1,535,275
Cash surrender value of life insurance	(243,973)	(220,649)	(277,569)
Other assets	(1,013,866)	(1,206,937)	444,944
Other liabilities	2,403,990	(230,144)	651,204

Net cash provided by operating activities	14,528,600	14,807,146	15,018,110

Cash flows from investing activities:
Purchases of investment securities available for sale	(15,858,155)	(30,579,262)	(49,431,813)
Proceeds from calls and maturities of investment securities
available for sale	7,470,991	8,562,058	9,655,995
Proceeds from sales of investment securities available
for sale	8,362,525	19,871,979	27,768,392
Purchases of other investments	(8,356,900)	(12,748,200)	(5,367,790)
Proceeds from sale of other investments	8,424,000	11,263,500	4,239,000
Net change in loans	(72,815,928)	(86,825,349)	(35,062,738)
Purchases of premises and equipment	(7,672,018)	(1,624,299)	(1,373,019)
Proceeds from sale of premises and equipment	55,630	-	1,750
Proceeds from sale of repossessed assets	425,158	825,115	246,218
Purchases of derivative financial instruments	(634,000)	(961,500)	(364,000)
Payment on settlement of derivative
financial instruments	-	-	(870,000)

Net cash used by investing activities	(80,598,697)	(92,215,958)	(50,558,005)

Cash flows from financing activities:
Net change in deposits	59,818,414	50,966,628	26,331,588
Net change in demand notes payable to U.S. Treasury	-	126,307	289,301
Net change in securities sold under agreement to repurchase	21,165,460	5,436,753	981,050
Proceeds from FHLB borrowings	275,300,000	700,800,000	162,300,000
Repayments of FHLB borrowings	(277,100,000)	(683,100,000)	(149,700,000)
Proceeds from issuance of trust preferred securities	-	20,619,000	-
Repayments of trust preferred securities	-	(14,433,000)	-
Proceeds from exercise of stock options	330,997	1,014,425	96,773
Common stock repurchased	(2,810,907)	(425,000)	(314,750)
Cash paid in lieu of fractional shares	(3,355)	(6,426)	(4,700)
Cash dividends paid	(2,331,203)	(1,905,556)	(1,414,239)

Net cash provided by financing activities	74,369,406	79,093,131	38,565,023

Net change in cash and cash equivalent	8,299,309	1,684,319	3,025,128

Cash and cash equivalents at beginning of period	21,500,318	19,815,999	16,790,871

Cash and cash equivalents at end of period	$29,799,627	21,500,318	19,815,999

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Cash Flows, continued

For the Years ended December 31, 2007, 2006 and 2005

	2007	2006	2005

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$27,420,245	23,171,572	15,189,559
Income taxes	$5,689,500	6,398,100	2,245,000

Noncash investing and financing activities:
Change in unrealized gain (loss) on investment securities
available for sale, net	$1,542,546	481,944	(1,413,819)
Change in unrealized gain on derivative financial
instruments, net	$936,502	146,485	134,897
Transfer of loans to other real estate and repossessions	$681,735	746,004	133,210
Financed portion of sale of other real estate	$-	273,000	-
Reclassification of an investment from other assets
to securities available for sale	$499,995	-	-
Reclassification of a security from other investments
to securities available for sale	$600,000	-	715,000
Transfer of retained earnings to common stock for
issuance of stock dividend	$-	9,430,532	6,274,087
Deferred gain rolled into cost basis of
acquired building	$539,815	-	-

See accompanying notes to consolidated financial statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Notes to Consolidated Financial Statements

(1)	Summary of Significant Accounting Policies

Organization
Peoples Bancorp of North Carolina, Inc. (“Bancorp”) received regulatory approval to operate as a bank holding company on July 22, 1999, and became effective August 31, 1999.  Bancorp is primarily regulated by the Board of Governors of the Federal Reserve System, and serves as the one-bank holding company for Peoples Bank.

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

Principles of Consolidation
The consolidated financial statements include the financial statements of Peoples Bancorp of North Carolina, Inc. and its wholly owned subsidiary, the Bank, along with the Bank’s wholly owned subsidiaries, Peoples Investment Services, Inc. and Real Estate Advisory Services, Inc. (collectively called the “Company”).  All significant intercompany balances and transactions have been eliminated in consolidation.

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

Investment Securities
The Company classifies its securities in one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for sale in the near term. Held to maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All other securities not included in trading or held to maturity are classified as available for sale. At December 31, 2007 and 2006, the Company had classified all of its investment securities as available for sale.

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

Loans
Loans that management has the intent and ability to hold for the foreseeable future or until maturity are reported at the principal amount outstanding, net of the allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.   The recognition of certain loan origination fee income and certain loan origination costs is deferred when such loans are originated and amortized over the life of the loan.

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

The allowance for loan losses is comprised of three components: specific reserves, general reserves and unallocated reserves.  After a loan has been identified as impaired, management measures impairment in accordance with SFAS No. 114, “Accounting By Creditors for Impairment of a Loan.” When the measure of the impaired loan is less than the recorded investment in the loan, the amount of the impairment is recorded as a specific reserve. These specific reserves are determined on an individual loan basis based on management’s current evaluation of the Company’s loss exposure for each credit, given the payment status, financial condition of the borrower, and value of any underlying collateral. Loans for which specific reserves are provided are excluded from the general allowance calculations as described below.  At December 31, 2007 and 2006, the recorded investment in loans that were considered to be impaired under SFAS No. 114 was approximately $8.0 million and $7.6 million, respectively, with related allowance for loan losses of approximately $1.2 million for December 31, 2007 and 2006.

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

There were no significant changes in the estimation methods or fundamental assumptions used in the evaluation of the allowance for loan losses for the year ended December 31, 2007 as compared to the year ended December 31, 2006. Such revisions, estimates and assumptions are made in any period in which the supporting factors indicate that loss levels may vary from the previous estimates.

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

Mortgage servicing rights (“MSR's”) represent the unamortized cost of purchased and originated contractual rights to service mortgages for others in exchange for a servicing fee.  MSRs are amortized over the period of estimated net servicing income and are periodically adjusted for actual prepayments of the underlying mortgage loans. During the year ended December 31, 2006, the Company fully amortized the remaining balance of the Bank’s MSRs.  Management determined there was minimal fair value in the MSRs due to the small remaining balance in the loans serviced for others.  The Company amortized approximately $227,000 and $56,000 during 2006 and 2005, respectively.  No new servicing assets were recognized during 2007, 2006 and 2005.

Mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of mortgage loans serviced for others was approximately $12.1 million, $14.8 million and $18.1 million at December 31, 2007, 2006 and 2005, respectively.

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

Accumulated Other Comprehensive Income
At December 31, 2007, accumulated other comprehensive income (loss) consisted of net unrealized gains on securities available for sale of $943,000 and net unrealized gains on derivatives of $765,000.  At December 31, 2006, accumulated other comprehensive income (loss) consisted of net unrealized losses on securities available for sale of $600,000 and net unrealized losses on derivatives of $171,000.

Stock-Based Compensation
The Company has an Omnibus Stock Ownership and Long Term Incentive Plan (the “Plan”) whereby certain stock-based rights, such as stock options, restricted stock, performance units, stock appreciation rights, or book value shares, may be granted to eligible directors and employees.  A total of 636,687 shares are currently reserved for possible issuance under this Plan.   All rights must be granted or awarded within ten years from the May 13, 1999 effective date of the plan.

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

Stock Option Activity
For the years ended December 31, 2007, 2006 and 2005

	Shares	Weighted Average Option Price Per Share	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding, December 31, 2004	333,978	$8.11

Granted during the period	-	$-
Forfeited during the period	(1,970)	$7.77
Exercised during the period	(12,316)	$7.86

Outstanding, December 31, 2005	319,692	$8.13

Granted during the period	-	$-
Forfeited during the period	(164)	$7.38
Exercised during the period	(97,854)	$7.87

Outstanding, December 31, 2006	221,674	$8.24

Granted during the period	-	$-
Forfeited during the period	-	$-
Exercised during the period	(28,949)	$8.26

Outstanding, December 31, 2007	192,725	$8.24	4.05	$ 1,303,460

Exercisable, December 31, 2007	192,725	$8.24	4.05	$ 1,303,460

Options outstanding at December 31, 2007 are exercisable at option prices ranging from $6.99 to $10.57, as presented in the table above.  Such options have a weighted average remaining contractual life of approximately four years.

The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment” (SFAS 123(R)), on January 1, 2006 using the “modified prospective” method. Under this method, awards that are granted, modified, or settled after December 31, 2005, are measured and accounted for in accordance with SFAS 123(R). Also under this method, expense is recognized for unvested awards that were granted prior to January 1, 2006, based upon the fair value determined at the grant date under SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS 123).  The Company recognized compensation expense for employee stock options of $10,000 and $6,000 for the years ended December 31, 2007 and 2006, respectively.  As of December 31, 2007, there was no unrecognized compensation cost related to nonvested employee stock options.

Prior to the adoption of SFAS 123(R), the Company accounted for stock compensation under Accounting Principles Board Opinion No. 25 and related interpretations.   Accordingly, the Company previously recognized no compensation cost for employee stock options.  The following table illustrates the effect on net earnings and earnings per share if the Company had applied the fair value recognition provisions of SFAS 123 as of December 31, 2005.

		2005

Net earnings	As reported	$6,330,980
	Effect of grants	(143,747)
	Effect of forfeitures	5,253

	Proforma	$6,192,486

Basic earnings per share	As reported	$1.11
	Proforma	$1.09

Diluted earnings per share	As reported	$1.09
	Proforma	$1.07

No options were granted during the years ended December 31, 2007 and 2006.  The total intrinsic value (amount by which the fair market value of the underlying stock exceeds the exercise price of an option on exercise date) of options exercised during the years ended December 31, 2007 and 2006 was $264,000 and $923,000, respectively.  There were 2,420 options vested during the years ended December 31, 2007 and 2006.  Cash received from option exercises for the years ended December 31, 2007 and 2006 was $239,000 and $771,000, respectively.  The tax benefit for the tax deductions from option exercises totaled $92,000 and $243,000, respectively for the years ended December 31, 2007 and 2006.

The Company granted 3,000 shares of restricted stock during the three months ended September 30, 2007.  These restricted stock grants cliff vest three years after issuance.  The fair value of the restricted stock granted is $17.40 per share. As of September 30, 2007, there was $48,000 of total unrecognized compensation cost related to restricted stock grants, which is expected to be recognized over a period of 3 years.

Net Earnings Per Share
Net earnings per share is based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per share. The average market price during the year is used to compute equivalent shares.

The reconciliations of the amounts used in the computation of both “basic earnings per share” and “diluted earnings per share” for the years ended December 31, 2007, 2006 and 2005 are as follows:

		Common	Per Share
For the year ended December 31, 2007:	Net Earnings	Shares	Amount
Basic earnings per share	$9,591,971	5,700,860	$1.68
Effect of dilutive securities:
Stock options	-	109,455
Diluted earnings per share	$9,591,971	5,810,315	$1.65

For the year ended December 31, 2006:		Common	Per Share
	Net Earnings	Shares	Amount
Basic earnings per share	$9,170,817	5,701,829	$1.61
Effect of dilutive securities:
Stock options	-	100,495
Diluted earnings per share	$9,170,817	5,802,324	$1.58

For the year ended December 31, 2005:		Common	Per Share
	Net Earnings	Shares	Amount
Basic earnings per share	$6,330,980	5,692,290	$1.11
Effect of dilutive securities:
Stock options	-	100,084
Diluted earnings per share	$6,330,980	5,792,374	$1.09

On April 19, 2007, the Board of Directors of the Company authorized a 3-for-2 stock split that was paid in conjunction with the Company’s regular cash dividend for the second quarter of 2007.  As a result of the stock split, each shareholder received three new shares of stock for every two shares of stock they held as of the record date.  Shareholders received a cash payment in lieu of any fractional shares resulting from the stock split.  The cash dividend was paid based on the number of shares held by shareholders as adjusted by the stock split.  All previously reported per share amounts have been restated to reflect this stock split.

Recent Accounting Pronouncements

In June 2006, FASB issued Financial Interpretation No. 48 ("FIN 48") "Accounting for Uncertainty in Income Taxes - an interpretation of SFAS No. 109".   FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements and prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return.   This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  This interpretation was effective for the Company beginning in January of 2007.   The Company assessed the impact of FIN 48 and determined that there are no significant positions taken in the preparation of its tax return, and therefore FIN 48 did not have a material impact on its financial position or its results of operations.

In September 2006, the FASB ratified the conclusions reached by the Emerging Issues Task Force (EITF) on EITF 06-4, "Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements."   This issue will require companies to recognize an obligation for either the present value of the entire promised death benefit or the annual "cost of insurance" required to keep the policy in force during the post-retirement years.  EITF 06-4 is effective for the Company as of January 1, 2008.  This standard is not expected to have a material effect on the Company's financial position, results of operations or disclosures.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157).  SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements.  SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements.  SFAS 157 is effective for the Company as of January 1, 2008.  This standard is not expected to have a material effect on the Company's financial position or results of operations

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (SFAS 158) – an amendment of FASB Statements No. 87, 88, 106 and 132(R).  SFAS 158 requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income.  SFAS 158 requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions and includes expanded disclosures.  SFAS 158 was effective for the Company as of January 1, 2007.  This standard did not have a material effect on the Company's financial position, results of operations or disclosures.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159), which permits entities to choose to measure financial instruments and certain other instruments at fair value.  SFAS 159 is effective for the Company as of January 1, 2008.    The Company does not expect to choose this option for any asset or liability and therefore does not expect SFAS 159 to have a material effect on the Company's financial position, results of operations or disclosures.

Reclassification

Certain amounts in the 2005 consolidated financial statements have been reclassified to conform to the 2007 and 2006 presentation.

(2)	Investment Securities

Investment securities available for sale at December 31, 2007 and 2006 are as follows:

	December 31, 2007
		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated Fair
	Cost	Gains	Losses	Value
Mortgage-backed securities	$16,469,053	6,423	204,509	16,270,967
U.S. government agencies	75,155,693	1,839,143	3,035	76,991,801
State and political subdivisions	25,856,311	250,483	201,406	25,905,388
Trust preferred securities	250,000	-	-	250,000
Equity securities	1,692,799	246,000	388,597	1,550,202

Total	$119,423,856	2,342,049	797,547	120,968,358

	December 31, 2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Mortgage-backed securities	$19,666,345	-	446,751	19,219,594
U.S. government agencies	72,838,407	171,828	265,821	72,744,414
State and political subdivisions	24,493,444	242,204	369,178	24,366,470
Trust preferred securities	750,000	-	-	750,000
Equity securities	814,995	-	314,473	500,522

Total	$118,563,191	414,032	1,396,223	117,581,000

The current fair value and associated unrealized losses on investments in debt securities with unrealized losses at December 31, 2007 and 2006 are summarized in the tables below, with the length of time the individual securities have been in a continuous loss position.

	December 31, 2007
	Less than 12 Months		12 Months or More		Total

		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

Mortgage-backed securities	$24,591	104	14,320,043	204,405	14,344,634	204,509
U.S. government agencies	-	-	689,775	3,035	689,775	3,035
State and political subdivisions	2,059,746	33,781	11,188,720	167,625	13,248,466	201,406
Equity securities	425,620	88,134	278,581	300,463	704,201	388,597

Total	$2,509,957	122,019	26,477,119	675,528	28,987,076	797,547

	December 31, 2006
	Less than 12 Months		12 Months or More		Total

		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

Mortgage-backed securities	$-	-	19,202,188	446,751	19,202,188	446,751
U.S. government agencies	23,069,770	13,361	21,510,425	252,460	44,580,195	265,821
State and political subdivisions	1,445,462	35,988	11,589,682	333,190	13,035,144	369,178
Equity securities	-	-	500,522	314,473	500,522	314,473

Total	$24,515,232	49,349	52,802,817	1,346,874	77,318,049	1,396,223

At December 31, 2007, unrealized losses in the investment securities portfolio related to debt securities totaled $409,000.  The unrealized losses on these debt securities arose due to changing interest rates and are considered to be temporary.  From the December 31, 2007 tables above, 32 out of 72 securities issued by state and political subdivisions contained unrealized losses and 19 out of 59 securities issued by U.S. government agencies and government sponsored corporations, including mortgage-backed securities, contained unrealized losses.  These unrealized losses are considered temporary because of acceptable investment grades on each security and the repayment sources of principal and interest are government backed.

The Company periodically evaluates its investments for any impairment which would be deemed other than temporary.   As part of its evaluation in 2007, the Company determined that the fair value of two investments was less than the original cost of the investments and that the decline in fair value was not temporary in nature.  As a result, the Company wrote down its original investment by $430,000.  The remaining value of the investments at December 31, 2007 is $348,000.

The amortized cost and estimated fair value of investment securities available for sale at December 31, 2007, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Estimated Fair
	Cost	Value
Due within one year	$7,319,434	7,331,682
Due from one to five years	56,422,798	57,569,880
Due from five to ten years	29,280,174	29,899,813
Due after ten years	8,239,598	8,345,814
Mortgage-backed securities	16,469,053	16,270,967
Equity securities	1,692,799	1,550,202

Total	$119,423,856	120,968,358

Proceeds from sales of securities available for sale during 2007, 2006 and 2005 were $8.4 million, $19.9 million and $27.8 million, respectively. Gross losses of $132,000, $592,000 and $730,000 for 2007, 2006 and 2005, respectively, were realized on those sales.

Securities with a fair value of approximately $50.4 million and $25.0 million at December 31, 2007 and 2006, respectively, were pledged to secure public deposits and for other purposes as required by law.

(3)	Loans

Major classifications of loans at December 31, 2007 and 2006 are summarized as follows:

	2007	2006
Commercial	$82,190,391	85,064,322
Real estate - mortgage	417,708,750	364,595,188
Real estate - construction	209,643,836	187,959,880
Consumer	12,733,971	13,761,739

Total loans	722,276,948	651,381,129

Less allowance for loan losses	9,103,058	8,303,432

Total net loans	$713,173,890	643,077,697

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

At December 31, 2007 and 2006, the recorded investment in loans that were considered to be impaired was approximately $8.0 million and $7.6 million, respectively. In addition, the Company had approximately $0 and $78,000 in loans past due more than ninety days and still accruing interest at December 31, 2007 and 2006, respectively.  The related allowance for loan losses on impaired loans was approximately $1.2 million at December 31, 2007 and 2006. The average recorded investment in impaired loans for the twelve months ended December 31, 2007, 2006 and 2005 was approximately $7.3 million, $4.7 million and $6.2 million, respectively. For the years ended December 31, 2007, 2006 and 2005, the Company recognized approximately $29,000, $144,000 and $77,000, respectively, of interest income on impaired loans.

Changes in the allowance for loan losses were as follows:

	2007	2006	2005
Balance at beginning of year	$8,303,432	7,424,782	8,048,627
Amounts charged off	(1,626,458)	(1,958,551)	(4,199,650)
Recoveries on amounts previously charged off	388,084	323,919	465,805
Provision for loan losses	2,038,000	2,513,282	3,110,000

Balance at end of year	$9,103,058	8,303,432	7,424,782

(4)	Premises and Equipment

Major classifications of premises and equipment are summarized as follows:

	2007	2006

Land	$3,572,241	2,349,041
Buildings and improvements	14,700,078	10,618,896
Furniture and equipment	15,496,630	13,992,524

Total premises and equipment	33,768,949	26,960,461

Less accumulated depreciation	15,534,556	14,144,076

Total net premises and equipment	$18,234,393	12,816,385

Depreciation expense was approximately $1.7 million for the year ended December 31, 2007.  The Company recognized approximately $1.5 million in depreciation expense for the years ended December 31, 2006 and 2005.

During 2003, the Company sold a branch location with net book value of approximately $2.4 million and was leasing the facility from the buyer.  As a result of the sale, the Company deferred a gain of approximately $633,000 and was recognizing the gain over the lease term.  For the period ended December 31, 2007 the Company recognized approximately $10,000 of the deferred gain and for the periods ended December 31, 2006 and 2005, respectively, approximately $21,000 and $22,000 of the deferred gain was recognized.  In 2007, the Company repurchased the branch location for $3.0 million, which was $588,000 greater than the original cost of the building.  The remaining deferred gain was netted against the purchase price resulting in a net cost of $2.5 million. This cost is being depreciated over 39 years.

(5)	Time Deposits

At December 31, 2007, the scheduled maturities of time deposits are as follows:

2008	$363,236,019
2009	17,088,127
2010	3,153,109
2011	200,648
2012 and thereafter	929,815

Total	$384,607,718

At December 31, 2007 and 2006, the Company has approximately $53.9 million and $60.0 million, respectively, in time deposits purchased through third party brokers.  The weighted average rate of brokered deposits as of December 31, 2007 and 2006 was 5.06% and 5.11%, respectively.

(6)	Federal Home Loan Bank Advances

The Bank has advances from the Federal Home Loan Bank of Atlanta (“FHLB”) with monthly or quarterly interest payments at December 31, 2007. The FHLB advances are collateralized by a blanket assignment on all residential first mortgage loans, commercial real estate loans, home equity lines of credit and loans secured by multi-family real estate that the Bank owns.  At December 31, 2007, the carrying value of loans pledged as collateral totaled approximately $239.0 million.

Advances from the FHLB outstanding at December 31, 2007 consist of the following:

Maturity Date	Call Date	Rate	Rate Type	Amount

February 4, 2008	N/A	4.400%	Daily Rate	$10,500,000

March 30, 2010	September 30, 2000 and every
	three months thereafter	5.880%	Convertible	5,000,000

May 24, 2010	May 24, 2001 and every three
	months thereafter	6.490%	Convertible	2,000,000

June 24, 2015	June 24, 2010	3.710%	Convertible	5,000,000

March 25, 2019	March 25, 2009	4.360%	Convertible	5,000,000

March 31, 2016	March 31, 2009 and every three
	months thereafter	4.620%	Convertible	5,000,000

October 5, 2016	October 5, 2009	4.450%	Convertible	5,000,000

December 12, 2011	December 12, 2007 and every	4.210%	Convertible	5,000,000
	three months thereafter

January 30, 2017	October 30, 2008 and every	4.500%	Convertible	5,000,000
	three months thereafter

June 8, 2017	December 8, 2008 and every	4.713%	Convertible	15,000,000
	three months thereafter

June 9, 2014	February 11, 2008 and every	4.685%	Convertible	15,000,000
	month thereafter

July 11, 2017	January 11, 2008 and every	4.440%	Convertible	5,000,000
	three months thereafter

July 24, 2017	April 24, 2008 and every	4.420%	Convertible	5,000,000
	month thereafter

				$87,500,000

The FHLB has the option to convert $72.0 million of the total advances to a floating rate and, if converted, the Bank may repay advances without payment of a prepayment fee.  The Company also has an additional $5.0 million in variable rate convertible advances, which may be repaid without a prepayment fee if converted by the FHLB.

The Bank is required to purchase and hold certain amounts of FHLB stock in order to obtain FHLB borrowings. No ready market exists for the FHLB stock, and it has no quoted market value. The stock is redeemable at $100 per share subject to certain limitations set by the FHLB. At December 31, 2007 and 2006, the Bank owned FHLB stock amounting to $5.4 million and $5.5 million, respectively.

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

(8)	Income Taxes

The provision for income taxes in summarized as follows:

	2007	2006	2005
Current	$5,819,347	5,785,926	3,048,094
Deferred	(479,806)	(615,626)	332,806
Total	$5,339,541	5,170,300	3,380,900

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to earnings before income taxes are as follows:

	2007	2006	2005
Pre-tax income at statutory rates (34%)	$5,076,714	4,875,980	3,302,039
Differences:
Tax exempt interest income	(307,169)	(280,826)	(263,555)
Nondeductible interest and other expense	55,871	45,872	30,511
Cash surrender value of life insurance	(82,951)	(75,021)	(73,973)
State taxes, net of federal benefits	559,905	576,444	363,264
Other, net	37,170	27,851	22,614
Total	$5,339,541	5,170,300	3,380,900

The following summarized the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities.  The net deferred tax asset is included as a component of other assets at December 31, 2007 and 2006.

	2007	2006
Deferred tax assets:
Allowance for loan losses	$3,531,076	3,201,305
Amortizable intangible assets	76,398	108,472
Accrued retirement expense	819,246	664,581
Income from non-accrual loans	50,219	72,475
Deferred gain on sale of premises	-	212,820
Unrealized loss on cash flow hedges	20,525	328,933
Unrealized loss on available for sale securities	-	382,564
Premises and equipment	9,757	-
Total gross deferred tax assets	4,507,221	4,971,150

Deferred tax liabilities:
Deferred loan fees	1,346,322	1,310,178
Premises and equipment	-	291,107
Deferred income from servicing rights	-	-
Unrealized gain on available for sale securities	601,583	-
Other	12,482	10,283
Total gross deferred tax liabilities	1,960,387	1,611,568
Net deferred tax asset	$2,546,834	3,359,582

(9)           Related Party Transactions

The Company conducts transactions with its directors and executive officers, including companies in which they have beneficial interests, in the normal course of business. It is the policy of the Company that loan transactions with directors and officers are made on substantially the same terms as those prevailing at the time made for comparable loans to other persons. The following is a summary of activity for related party loans for 2007:

Beginning balance	$7,274,778
New loans	1,153,336
Repayments	2,812,215

Ending balance	$5,615,899

At December 31, 2007 and 2006, the Company had deposit relationships with related parties of approximately $15.7 million and $9.1 million, respectively.

(10)	Commitments and Contingencies

The Company leases various office spaces for banking and operational facilities and equipment under operating lease arrangements. Future minimum lease payments required for all operating leases having a remaining term in excess of one year at December 31, 2007 are as follows:

Year
2008	$897,192
2009	753,827
2010	626,965
2011	563,901
2012	298,771
Thereafter	2,149,222

Total minimum obligation	$5,289,878

Total rent expense was approximately $1.1 million, $959,000 and $956,000 for 2007, 2006 and 2005, respectively.

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

In most cases, the Company requires collateral or other security to support financial instruments with credit risk.

	Contractual Amount
	2007	2006
Financial instruments whose contract amount represent credit risk:

Commitments to extend credit	$190,653,583	157,358,229

Standby letters of credit and financial guarantees written	$3,894,259	4,573,544

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates and because they may expire without being drawn upon, the total commitment amount of $194.5 million does not necessarily represent future cash requirements.

Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to businesses in the Company’s delineated market area. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds real estate, equipment, automobiles and customer deposits as collateral supporting those commitments for which collateral is deemed necessary.

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

 As of December 31, 2007, the Company had cash flow hedges with a notional amount of $185.0 million.  These derivative instruments consist of five interest rate floor contracts that are used to hedge future cash flows from payments on the first $185.0 million of certain variable rate loans against the downward effects of their repricing in the event of a decreasing rate environment for periods ending in July 2008, November 2008, January 2009, June 2009 and December 2009.  If the prime rate falls below 6.25% during the term of the contract on the first floor, the Company will receive payments based on the $35.0 million notional amount times the difference between 6.25% and the weighted average prime rate for the quarter.  No payments will be received by the Company if the weighted average prime rate is 6.25% or higher.  The Company paid a premium of $161,000 on this contact.  On the second floor if the prime rate falls below 7.00% during the term of the contract, the Company will receive payments based on the $35.0 million notional amount times the difference between 7.00% and the weighted average prime rate for the quarter.  No payments will be received by the Company if the weighted average prime rate is 7.00% or higher.  The Company paid a premium of $203,000 on this contract. On the third floor if the prime rate falls below 7.50% during the term of the contract, the Company will receive payments based on the $45.0 million notional amount times the difference between 7.50% and the weighted average prime rate for the quarter.  No payments will be received by the Company if the weighted average prime rate is 7.50% or higher.  The Company paid a premium of $562,500 on this contract.  On the fourth floor if the prime rate falls below 8.00% during the term of the contract, the Company will receive payments based on the $35.0 million notional amount times the difference between 8.00% and the weighted average prime rate for the quarter.  No payments will be received by the Company if the weighted average prime rate is 8.00% or higher.  The Company paid a premium of $399,000 on this contract.  On the fifth floor if the prime rate falls below 7.25% during the term of the contract, the Company will receive payments based on the $35.0 million notional amount times the difference between 7.25% and the weighted average prime rate for the quarter.  No payments will be received by the Company if the weighted average prime rate is 7.25% or higher. The Company paid a premium of $634,000 on this contract.

The Company recognized $47,000 in interest income from payments on interest rate floor contracts in 2007.

(12)	Employee and Director Benefit Programs

The Company has a profit sharing and 401(k) plan for the benefit of substantially all employees subject to certain minimum age and service requirements. Under this plan, the Company matches employee contributions to a maximum of five percent of annual compensation. The Company’s contribution pursuant to this formula was approximately $424,000, $405,000 and $360,000 for the years of 2007, 2006 and 2005, respectively. Investments of the plan are determined by the compensation committee consisting of selected outside directors and senior executive officers. No investments in Company stock have been made by the plan. The vesting schedule for the plan begins at 20 percent after two years of employment and graduates 20 percent each year until reaching 100 percent after six years of employment.

In December 2001, the Company initiated a postretirement benefit plan to provide retirement benefits to key officers and its Board of Directors and to provide death benefits for their designated beneficiaries.  Under the plan, the Company purchased life insurance contracts on the lives of the key officers and each director.  The increase in cash surrender value of the contracts constitutes the Company’s contribution to the plan each year.  Plan participants are to be paid annual benefits for a specified number of years commencing upon retirement. Expenses incurred for benefits relating to this plan were approximately $258,000, $240,000 and $245,000 during 2007, 2006 and 2005, respectively.

The Company is currently paying medical benefits for certain retired employees. Postretirement benefits expense, including amortization of the transition obligation, as applicable, was approximately $23,000 for the years ended December 31, 2007, 2006 and 2005. The following table sets forth the accumulated postretirement benefit obligation as of December 31, 2007 and 2006, which represents the liability for accrued postretirement benefit costs:

	2007	2006

Accumulated postretirement benefit obligation	$170,302	196,002
Unrecognized gain (loss)	(21,576)	(38,327)

Net liability recognized	$148,726	157,675

In September 2006, the FASB released SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” which requires employers to recognize the overfunded or underfunded status of defined benefit postretirement plans.  The effective date for public companies is for years ending after December 15, 2006.  Management has compared the accrued postretirement benefit expense and the charge to other comprehensive income, as calculated in accordance with SFAS 106 and 132 to the requirement under SFAS 158 and determined that the difference is immaterial.

Members of the Board of Directors are eligible to participate in the Company’s Omnibus Stock Ownership and Long Term Incentive Plan (the “Stock Benefits Plan”).  Each director has been awarded 9,737 book value shares (adjusted to reflect a 10% stock dividend on April 24, 2000, a 10% stock dividend on March 16, 2005, a 10% stock divided on June 16, 2006 and a 3-for-2 stock split on June 15, 2007) under the Stock Benefits Plan.  Five directors were awarded book value shares on September 28, 1999.  The book value of the common stock on September 28, 1999 was $6.31 (as adjusted).  These book value shares are now fully vested.  One director was awarded 9,737 book value shares upon his election to the Board of Directors on May 3, 2001.  The book value of the common stock on May 3, 2001 was $7.69 (as adjusted).  These book value shares are now fully vested.  Four directors were awarded 9,737 book value shares on May 6, 2004.  The book value of the common stock on May 6, 2004 was $8.64 (as adjusted).  Their shares vest at a rate of 20% annually, with the first 20% vesting on May 6, 2005, and the final 20% vesting on May 6, 2009.  The Company recorded expenses of approximately $159,000, $128,000 and $102,000 associated with the benefits of this plan in the years ended December 31, 2007, 2006 and 2005, respectively.

A summary of book value shares activity under the Stock Benefits Plan for the years ended December 31, 2007, 2006 and 2005 is presented below.

	2007		2006		2005
	Shares	Weighted Average Price of Book Value Shares	Shares	Weighted Average Price of Book Value Shares	Shares	Weighted Average Price of Book Value Shares
Outstanding, beginning of period	97,377	$7.38	97,377	$7.38	116,850	$7.20
Exercised during the period	-	$-	-	$-	(19,473)	$6.31

Outstanding, end of period	97,377	$7.38	97,377	$7.38	97,377	$7.38

Number of shares exercisable	81,791	$7.89	73,998	$6.98	66,208	$6.79

(13)	Regulatory Matters

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

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of capital in relation to both on- and off-balance sheet items at various risk weights. Total capital consists of two tiers of capital. Tier 1 Capital includes common shareholders’ equity and trust preferred securities less adjustments for intangible assets. Tier 2 Capital consists of the allowance for loan losses up to 1.25% of risk-weighted assets and other adjustments. Management believes, as of December 31, 2007, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2007, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.
The Company’s and the Bank’s actual capital amounts and ratios are presented below:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)

As of December 31, 2007:

Total Capital (to Risk-Weighted Assets)
Consolidated	$97,410	12.16%	64,071	8.00%	N/A	N/A
Bank	$87,393	10.93%	63,940	8.00%	79,926	10.00%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$88,307	11.03%	32,035	4.00%	N/A	N/A
Bank	$78,290	9.80%	31,970	4.00%	47,955	6.00%
Tier 1 Capital (to Average Assets)
Consolidated	$88,307	10.43%	33,873	4.00%	N/A	N/A
Bank	$78,290	9.26%	33,827	4.00%	42,284	5.00%

As of December 31, 2006:

Total Capital (to Risk-Weighted Assets)
Consolidated	$91,718	12.86%	57,056	8.00%	N/A	N/A
Bank	$80,857	11.37%	56,875	8.00%	71,094	10.00%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$83,415	11.70%	28,528	4.00%	N/A	N/A
Bank	$72,554	10.21%	28,438	4.00%	42,656	6.00%
Tier 1 Capital (to Average Assets)
Consolidated	$83,415	10.80%	30,903	4.00%	N/A	N/A
Bank	$72,554	9.41%	30,857	4.00%	38,571	5.00%

(14)	Shareholders’ Equity

In November 2006, the Company’s Board of Directors authorized the repurchase of up to $2.0 million in common shares of the Company’s outstanding common stock through its existing Stock Repurchase Plan effective through the end of November 2007.  During 2007 the Company repurchased 100,000 shares, or $1,938,000 of its common stock under this plan.

In August 2007, the Company’s Board of Directors authorized the repurchase of up to 75,000 common shares of the Company’s outstanding common stock through its existing Stock Repurchase Plan effective through the end of August 2008.  The Company has repurchased 50,497 shares, or $873,000, of its common stock under this plan as of December 31, 2007.

The Board of Directors, at its discretion, can issue shares of preferred stock up to a maximum of 5,000,000 shares. The Board is authorized to determine the number of shares, voting powers, designations, preferences, limitations and relative rights.

The Board of Directors of the Bank may declare a dividend of all of its retained earnings as it may deem appropriate, subject to the requirements of the General Statutes of North Carolina, without prior approval from the requisite regulatory authorities. As of December 31, 2007, this amount was approximately $19.7 million.

(15)	Other Operating Expense

Other operating expense for the years ended December 31 included the following items that exceeded one percent of total revenues:

	2007	2006	2005

Advertising	$988,116	772,917	656,184

(16)	Fair Value of Financial Instruments

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

Cash and Cash Equivalents
For cash, due from banks, interest bearing deposits and federal funds sold, the carrying amount is a reasonable estimate of fair value.

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

The carrying amount and estimated fair value of the Company’s financial instruments at December 31, 2007 and 2006 are as follows:

	2007		2006
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
	(dollars in thousands)

Assets:
Cash and cash equivalents	$29,800	29,800	21,500	21,500
Investment securities available for sale	$120,968	120,968	117,581	117,581
Other investments	$6,434	6,434	7,295	7,295
Loans, net	$713,174	713,689	643,078	641,414
Cash surrender value of life insurance	$6,776	6,776	6,532	6,532
Derivative instruments	$1,907	1,907	481	481

Liabilities:
Deposits and demand notes payable	$695,239	695,659	635,420	635,371
FHLB advances	$87,500	90,223	89,300	88,819
Junior subordinated debentures	$20,619	20,619	20,619	20,619

(17)           Peoples Bancorp of North Carolina, Inc. (Parent Company Only) Condensed Financial Statements

Balance Sheets

December 31, 2007 and 2006

Assets	2007	2006

Cash	$725,416	1,646,880
Interest-bearing time deposit	8,000,000	8,000,000
Investment in subsidiaries	80,703,540	72,593,671
Investment securities available for sale	1,374,581	750,521
Other investments	-	600,000
Other assets	251,724	293,049

Total assets	$91,055,261	83,884,121

Liabilities and Shareholders' Equity

Accrued expenses	$334,679	429,748
Junior subordinated debentures	20,619,000	20,619,000
Shareholders' equity	70,101,582	62,835,373

Total liabilities and shareholders' equity	$91,055,261	83,884,121

Statements of Earnings

For the Years Ended December 31, 2007, 2006 and 2005

Revenues:	2007	2006	2005

Dividends from subsidiaries	$4,811,203	3,855,556	2,346,897
Interest and dividend income	463,866	672,922	111,777
Loss on sale of securities	(235,950)	-	-

Total revenues	5,039,119	4,528,478	2,458,674

Expenses:

Interest	1,475,701	1,962,692	938,145
Other operating expenses	266,146	786,014	289,691

Total expenses	1,741,847	2,748,706	1,227,836

Earnings before income tax benefit and equity in
undistributed earnings of subsidiaries	3,297,272	1,779,772	1,230,838

Income tax benefit	514,800	705,800	379,500

Earnings before undistributed earnings in subsidiaries	3,812,072	2,485,572	1,610,338

Equity in undistributed earnings in subsidiaries	5,779,899	6,685,245	4,720,642

Net earnings	$9,591,971	9,170,817	6,330,980

Statements of Cash Flows

For the Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Cash flows from operating activities:

Net earnings	$9,591,971	9,170,817	6,330,980
Adjustments to reconcile net earnings to net
cash provided by operating activities:
Amortization	-	461,298	17,742
Book value shares accrual	158,678	128,444	21,818
Equity in undistributed earnings of subsidiaries	(5,779,899)	(6,685,245)	(4,720,642)
Deferred income tax benefit	(61,551)	(49,520)	(8,412)
Loss on sale of investment securities	235,950	-	-
Change in:
Accrued income	1,603	(1,421)	17,930
Accrued expense	(253,748)	25,975	(21,063)

Net cash provided by operating activities	3,893,004	3,050,348	1,638,353

Cash flows from investing activities:

Net change in interest-bearing time deposit	-	(6,000,000)	-
Purchases of other investments	-	(600,000)	-
Purchase of equity in PEBK Capital Trust II	-	(619,000)	-
Proceeds from liquidation of PEBK Capital Trust I	-	433,000	-

Net cash used by investing activities	-	(6,786,000)	-

Cash flows from financing activities:

Proceeds from issuance of trust preferred securities	-	20,619,000	-
Repayments of trust preferred securities	-	(14,433,000)	-
Cash dividends paid	(2,331,203)	(1,905,556)	(1,414,239)
Cash paid in lieu of fractional shares	(3,355)	(6,426)	(4,700)
Common stock repurchased	(2,810,907)	(425,000)	(314,750)
Proceeds from exercise of stock options	330,997	1,014,425	96,773

Net cash provided (used) by financing activities	(4,814,468)	4,863,443	(1,636,916)

Net change in cash	(921,464)	1,127,791	1,437

Cash at beginning of year	1,646,880	519,089	517,652

Cash at end of year	$725,416	1,646,880	519,089

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

William Gregory (Greg) Terry
Executive Vice President, Drum & Willis-Reynolds Funeral Homes and Crematory

Dan Ray Timmerman, Sr.
President, Timmerman Manufacturing, Inc. (wrought iron furniture manufacturer)

Benjamin I. Zachary
President, Treasurer, General Manager and Member of the Board of Directors,
Alexander Railroad Company

OFFICERS

Tony W. Wolfe
President and Chief Executive Officer

Joseph F. Beaman, Jr.
Executive Vice President and Corporate Secretary

Lance A. Sellers
Executive Vice President and Assistant Corporate Secretary

William D. Cable, Sr.
Executive Vice President and Assistant Corporate Treasurer

A. Joseph Lampron
Executive Vice President, Chief Financial Officer and Corporate Treasurer