Form 10-K, Exhibit 13
period 2008-12-31
PEOPLES BANCORP OF NORTH CAROLINA INC
filed 2009-03-20
CIK 1093672

EXHIBIT (13)

Appendix A to the Proxy Statement for the 2009 Annual Meeting of Shareholders

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

The Bank, founded in 1912, is a state-chartered commercial bank serving the citizens and business interests of the Catawba Valley and surrounding communities through 21 banking offices located in Lincolnton, Newton, Denver, Catawba, Conover, Maiden, Claremont, Hiddenite, Hickory, Charlotte, Monroe, Cornelius, Mooresville and Raleigh North Carolina.  The Bank also operates a loan production office in Denver, North Carolina.  At December 31, 2008, the Company had total assets of $968.8 million, net loans of $770.2 million, deposits of $721.1 million, total securities of $131.2 million, and shareholders’ equity of $101.1 million.

The Bank has a diversified loan portfolio, with no foreign loans and few agricultural loans.  Real estate loans are predominately variable rate commercial property loans, which include residential development loans to commercial customers.  Commercial loans are spread throughout a variety of industries with no one particular industry or group of related industries accounting for a significant portion of the commercial loan portfolio.  The majority of the Bank's deposit and loan customers are individuals and small to medium-sized businesses located in the Bank's market area.  The Bank’s loan portfolio also includes Individual Taxpayer Identification Number (ITIN) mortgage loans generated thorough the Bank’s Banco de le Gente offices.  Additional discussion of the Bank’s loan portfolio and sources of funds for loans can be found in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on pages A-4 through A-29 of the Annual Report, which is included in this Form 10-K as Exhibit 13.

The operations of the Bank and depository institutions in general are significantly influenced by general economic conditions and by related monetary and fiscal policies of depository institution regulatory agencies, including the Federal Reserve, the Federal Deposit Insurance Corporation (the “FDIC”) and the North Carolina Commissioner of Banks (the "Commissioner").

At December 31, 2008, the Bank employed 270 full-time equivalent employees.

Subsidiaries
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

SELECTED FINANCIAL DATA

Dollars in Thousands Except Per Share Amounts

	2008	2007	2006	2005	2004
Summary of Operations
Interest income	$56,323	61,732	55,393	41,913	35,095
Interest expense	23,527	27,585	23,110	15,429	12,335

Net interest income	32,796	34,147	32,283	26,484	22,760
Provision for loan losses	4,794	2,038	2,513	3,110	3,256

Net interest income after provision for loan losses	28,002	32,109	29,770	23,374	19,504
Non-interest income	10,495	8,816	7,554	6,668	6,000
Non-interest expense	28,893	25,993	22,983	20,330	18,840

Income before taxes	9,604	14,932	14,341	9,712	6,664
Income taxes	3,213	5,340	5,170	3,381	2,233
Net income	$6,391	9,592	9,171	6,331	4,431

Selected Year-End Balances
Assets	$968,762	907,262	818,948	730,280	686,348
Available for sale securities	124,916	120,968	117,581	115,158	105,598
Loans, net	770,163	713,174	643,078	559,239	527,419
Mortgage loans held for sale	-	-	-	2,248	3,783
Interest-earning assets	921,101	853,878	780,082	692,835	653,111
Deposits	721,062	693,639	633,820	582,854	556,522
Interest-bearing liabilities	758,334	718,870	650,364	576,681	553,135
Shareholders' equity	$101,128	70,102	62,835	54,353	50,938
Shares outstanding*	5,539,056	5,624,234	5,745,951	5,677,328	5,689,763

Selected Average Balances
Assets	$929,799	846,836	772,585	706,843	684,385
Available for sale securities	115,853	120,296	118,137	108,690	93,770
Loans	747,203	665,379	604,427	550,545	547,753
Interest-earning assets	876,425	801,094	732,244	668,614	650,528
Deposits	720,918	659,174	605,407	570,997	558,142
Interest-bearing liabilities	740,478	665,727	613,686	563,210	553,880
Shareholders' equity	$76,241	70,586	62,465	55,989	51,978
Shares outstanding*	5,588,314	5,700,860	5,701,829	5,692,290	5,707,975

Profitability Ratios
Return on average total assets	0.69%	1.13%	1.19%	0.90%	0.65%
Return on average shareholders' equity	8.38%	13.59%	14.68%	11.31%	8.52%
Dividend payout ratio	41.93%	24.30%	20.78%	22.34%	28.37%

Liquidity and Capital Ratios (averages)
Loan to deposit	103.65%	100.94%	99.84%	96.42%	98.14%
Shareholders' equity to total assets	8.20%	8.34%	8.09%	7.92%	7.59%

Per share of common stock*
Basic net income	$1.14	1.68	1.61	1.11	0.77
Diluted net income	$1.13	1.65	1.58	1.09	0.77
Cash dividends	$0.48	0.41	0.33	0.25	0.22
Book value	$13.73	12.46	10.94	9.57	8.95

*Shares outstanding and per share computations have been retroactively restated to reflect a 10% stock dividend during first quarter 2005, a 10% stock dividend during second quarter 2006 and a 3-for-2 stock split during second quarter 2007.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following is a discussion of our financial position and results of operations and should be read in conjunction with the information set forth under Item 1A Risk Factors and the Company’s consolidated financial statements and notes thereto on pages A-30  through A-61.

Introduction
Management's discussion and analysis of earnings and related data are presented to assist in understanding the consolidated financial condition and results of operations of the Company, for the years ended December 31, 2008, 2007 and 2006.  The Company is a registered bank holding company operating under the supervision of the Federal Reserve Board and the parent company of Peoples Bank (the “Bank”). The Bank is a North Carolina-chartered bank, with offices in Catawba, Lincoln, Alexander, Mecklenburg, Iredell, Union and Wake counties, operating under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation (the “FDIC”).

Overview
Our business consists principally of attracting deposits from the general public and investing these funds in commercial loans, real estate mortgage loans, real estate construction loans and consumer loans. Our profitability depends primarily on our net interest income, which is the difference between the income we receive on our loan and investment securities portfolios and our cost of funds, which consists of interest paid on deposits and borrowed funds. Net interest income also is affected by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, a positive interest rate spread will generate net interest income. Our profitability is also affected by the level of other income and operating expenses. Other income consists primarily of miscellaneous fees related to our loans and deposits, mortgage banking income and commissions from sales of annuities and mutual funds. Operating expenses consist of compensation and benefits, occupancy related expenses, federal deposit and other insurance premiums, data processing, advertising and other expenses.

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

The Federal Reserve has decreased the Federal Funds Rate 4.00% since December 31, 2007 with the rate set at 3.25% as of December 31, 2008.  These decreases had a negative impact on 2008 earnings and will continue to have a negative impact on the Bank’s net interest income in the future periods.  The negative impact from the decrease in the Federal Funds Rate has been partially offset by the increase in earnings realized on interest rate contracts, including both interest rate swaps and interest rate floors, utilized by the Company.  Additional information regarding the Company’s interest rate contacts is provided below in the section entitled “Asset Liability and Interest Rate Risk Management.”

On December 23, 2008, the Company entered into a Securities Purchase Agreement (“Purchase Agreement”) with the United States Department of the Treasury (“UST”).  Under  the Purchase Agreement, the Company agreed to issue and sell 25,054 shares of Series A preferred stock and warrants to purchase 357,234 shares of common stock associated with the Company’s participation in the U.S. Treasury Department’s Capital Purchase Program (“CPP”) under the Troubled Asset Relief Program (“TARP”).  Proceeds from this issuance of preferred shares were allocated between preferred stock and the warrant based on their relative fair values at the time of the sale.  Of the $25.1 million in proceeds, $24.4 million was allocated to the Series A preferred stock and $704,000 was allocated to the common stock warrant.  The discount recorded on the preferred stock that resulted from allocating a portion of the proceeds to the warrant is being accreted directly to retained earnings over a five-year period applying a level yield.  No dividends were declared or paid on the Series A preferred stock during 2008, and cumulative undeclared dividends at December 31, 2008 were $28,000.  The CPP, created by the UST, is a voluntary program in which selected, healthy financial institutions were encouraged to participate.  Approved use of the funds includes providing credit to qualified borrowers, either as companies or individuals, among other things.  Such participation is intended to support the economic development of the community and thereby restore the health of the local and national economy.

The Series A preferred stock qualifies as Tier 1 capital and will pay cumulative dividends at a rate of 5% per annum for the first five years and 9% per annum thereafter.  The Series A preferred stock may be redeemed at the stated amount of $1,000 per share plus any accrued and unpaid dividends.  Under the terms of the original Purchase Agreement, the Company could not redeem the preferred shares until December 23, 2011 unless the total amount of the issuance, $25.1 million, was replaced with the same amount of other forms of capital that would qualify as Tier 1 capital.  However, with the enactment of the American Recovery and Reinvestment Act of 2009 (“ARRA”), the Company can now redeem the preferred shares at any time, if approved by the Company’s primary regulator.  The Series A preferred stock is non-voting except for class voting rights on matters that would adversely affect the rights of the holders of the Series A preferred stock.

The exercise price of the warrant is $10.52 per common share and it is exercisable at anytime on or before December 18, 2018.

The Company is subject to the following restrictions while the Series A preferred stock is outstanding: 1) UST approval is required for the Company to repurchase shares of outstanding common stock; 2) the full dividend for the latest completed CPP dividend period must declared and paid in full before dividends may be paid to common shareholders; 3) UST approval is required for any increase in common dividends per share; and 4) the Company may not take tax deductions for any senior executive officer whose compensation is above $500,000.  There were additional restrictions on executive compensation added in the ARRA for companies participating in the TARP, including participants in the CPP.

It is the intent of the Company to utilize CPP funds to make loans to qualified borrowers in the Bank’s market area.  The funds will also be used to absorb losses incurred when modifying loans or making concessions to borrowers in order to keep borrowers out of foreclosure.  The Bank is also working with its current builders and contractors to provide financing for potential buyers who may not be able to qualify for financing in the current mortgage market in order to help these customers sell existing single family homes.  The Bank will also use the CPP capital infusion as additional Tier I capital to protect the Bank from potential losses that may be incurred during this current recessionary period.

The Company qualified as an accelerated filer in accordance with Rule 12b-2 of the Securities Exchange Act of 1934, effective December 31, 2006.  Therefore, the Company was subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX 404”).  The Company incurred additional consulting and audit expenses in becoming compliant with SOX 404, and will continue to incur additional audit expenses to comply with SOX 404 when SOX 404 becomes applicable to smaller reporting companies.  Management does not expect expenses related to SOX 404 to have a material impact on the Company’s financial statements.  The Company qualified as a smaller reporting company effective June 30, 2008, due to a decrease in market capitalization.  Management does not expect significant cost savings from this change in filing status, as certification of the effectiveness of internal controls by management will still be required.

The Bank opened a new office in Iredell County, in Mooresville, North Carolina in January 2008.  Also in January 2008, the Bank opened a new Banco de la Gente office in Wake County, in Raleigh, North Carolina in a continuing effort to serve the Latino community.  While there are no additional offices planned in 2009, management will continue to look for branching opportunities in nearby markets.

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

The Company’s accounting policies are fundamental to understanding management’s discussion and analysis of results of operations and financial condition.  Many of the Company’s accounting policies require significant judgment regarding valuation of assets and liabilities and/or significant interpretation of specific accounting guidance.  The following is a summary of some of the more subjective and complex accounting policies of the Company.  A more complete description of the Company’s significant accounting policies can be found in Note 1 of the Notes to Consolidated Financial Statements in the Company’s 2008 Annual Report to Shareholders which is Appendix A to the Proxy Statement for the May 7, 2009 Annual Meeting of Shareholders.

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

There are other complex accounting standards that require the Company to employ significant judgment in interpreting and applying certain of the principles prescribed by those standards.  These judgments include, but are not limited to, the determination of whether a financial instrument or other contract meets the definition of a derivative in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities.”  For a more complete discussion of policies, see the notes to consolidated financial statements.

In September 2006, the Financial Accounting Standard Board (“FASB”) ratified the conclusions reached by the Emerging Issues Task Force (“EITF”) on EITF 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements.”  This issue requires companies to recognize an obligation for either the present value of the entire promised death benefit or the annual “cost of insurance” required to keep the policy in force during the post-retirement years.  EITF 06-4 was effective for the Company as of January 1, 2008.  During first quarter 2008, the Company made a $467,000 reduction to retained earnings for the cumulative effect of EITF 06-4 as of January 1, 2008 pursuant to the guidance of this pronouncement to record the portion of this benefit earned by participants prior to adoption of this pronouncement.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.”  SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements.  SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements.  SFAS No. 157 was effective for the Company as of January 1, 2008.  This standard had no effect on the Company's financial position or results of operations.

SFAS No. 157 establishes a three-level fair value hierarchy for fair value measurements.  Level 1 inputs are quoted prices in active markets for identical assets or liabilities that a company has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability.  The Company’s fair value measurements for items measured at fair value at December 31, 2008 included:

	Fair Value Measurements December 31, 2008	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Investment securities available for sale	$124,916,349	935,032	122,731,317	1,250,000
Market value of derivatives (in other assets)	$4,980,701	-	4,980,701	-

Fair values of investment securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges when available.  If quoted prices are not available, fair value is determined using matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities.  Fair values of derivative instruments are determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities.

The following is an analysis of fair value measurements of investment securities available for sale using Level 3, significant unobservable inputs, for the year ended December 31, 2008:

Investment Securities Available for Sale
Level 3 Valuation
Balance, beginning of period	$250,000
Change in book value	-
Change in gain/(loss) realized and unrealized	-
Purchases/(sales)	1,000,000
Transfers in and/or out of Level 3	-
Balance, end of period	$1,250,000

Change in unrealized gain/(loss) for assets still held in Level 3	$0

In accordance with the provisions of SFAS No. 114, the Company has specific loan loss reserves for loans that management has determined to be impaired.  These specific reserves are determined on an individual loan basis based on management’s current evaluation of the Company’s loss exposure for each credit, given the appraised value of any underlying collateral.  At December 31, 2008, the Company had specific reserves of $462,000 in the allowance for loan losses on loans totaling $7.5 million.  The Company’s December 31, 2008 fair value measurement for impaired loans is presented below:

	Fair Value Measurements December 31, 2008	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation	Total Gains/(Losses) for the Year Ended December 31, 2008
Impaired loans	$7,073,045	-	5,902,848	1,170,197	(345,000)
Other real estate	$1,866,971	-	1,866,971	-	(165,630)

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” which permits entities to choose to measure financial instruments and certain other instruments at fair value.  SFAS No. 159 was effective for the Company as of January 1, 2008.  The Company did not choose this option for any asset or liability, and therefore SFAS No. 159 did not have any effect on the Company's financial position, results of operations or disclosures.

In February 2008, the FASB issued FASB Staff Position (“FSP”) FAS No. 140-3, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions.”  This FSP provides guidance on accounting for a transfer of a financial asset and a repurchase financing under SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.”   This FSP is not expected to have a material effect on the Company's financial position, results of operations or disclosures.

In February 2008, the FASB issued FSP FAS No. 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13.”  This FSP amends SFAS No. 157, “Fair Value Measurements,” to exclude SFAS No. 13, “Accounting for Leases” and other accounting pronouncements that address fair value measurements for purposes of lease classification or measurement under SFAS No. 13.  This FSP is not expected to have any effect on the Company's financial position, results of operations or disclosures.

In February 2008, the FASB issued FSP FAS No. 157-2, “Effective Date of FASB Statement No. 157.”  This FSP delays the effective date of SFAS No. 157, “Fair Value Measurements,” for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).  This FSP is not expected to have any effect on the Company's financial position, results of operations or disclosures.

In October 2008, the FASB issued FSP FAS No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active.”  This FSP clarifies the application of SFAS No. 157, “Fair Value Measurements,” in a market that is not active.  This FSP is not expected to have any effect on the Company's financial position, results of operations or disclosures.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities.”  SFAS No. 161 is an amendment to SFAS No. 133, which provides for enhanced disclosures about how and why an entity uses derivatives and how and where those derivatives and related hedged items are reported in the entity’s financial statements.  SFAS No. 161 is effective for the Company as of January 1, 2009.  As this is a disclosure related standard, this standard is not expected to have any effect on the Company's financial position or results of operations.  SFAS No. 161 will result in additional disclosures related to the Company’s derivatives.

In September 2008, the FASB issued FSP FAS No. 133-1 and FIN 45-4, “Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45 and Clarification of the Effective Date of FASB Statement No. 161.”  This FSP is an amendment to SFAS No. 133, which provides for enhanced disclosure requirements for credit risk derivatives.  This FSP is not expected to have any effect on the Company's financial position, results of operations or disclosures.

In December 2008, the FASB issued FSP FAS No. 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets.”  This FSP amends SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan.  This FSP is not expected to have any effect on the Company's financial position, results of operations or disclosures.

Management of the Company has made a number of estimates and assumptions relating to reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare the accompanying consolidated financial statements in conformity with GAAP.  Actual results could differ from those estimates.

The remainder of management’s discussion and analysis of the Company’s results of operations and financial position should be read in conjunction with the consolidated financial statements and related notes presented on pages A-30 through A-62.

Results of Operations
Summary.  The Company reported earnings of $6.4 million in 2008, or $1.14 basic net earnings per common share and $1.13 diluted net earnings per common share, a 33% decrease as compared to $9.6 million, or $1.68 basic net earnings per common share and $1.65 diluted net earnings per common share, for 2007. The Company’s decrease in net earnings for 2008 is primarily attributable to a decrease in net interest income, an increase in provision for loan losses and an increase in non-interest expense, which was partially offset by an increase in non-interest income.

Net earnings for 2007 represented an increase of 5% as compared to 2006 net earnings of $9.2 million or $1.61 basic net earnings per common share and $1.58 diluted net earnings per common share.  The increase in 2007 net earnings was primarily attributable to growth in interest-earning assets, which contributed to increases in net interest income and an increase in non-interest income.  In addition, the Company had a decrease in the provision for loan losses for the year ended December 31, 2007 as compared to the same period in 2006.  The increases in net interest income and non-interest income and the decrease in the provision for loan losses were partially offset by an increase in non-interest expense.

The return on average assets in 2008 was 0.69%, compared to 1.13% in 2007 and 1.19% in 2006. The return on average shareholders’ equity was 8.38% in 2008 compared to 13.59% in 2007 and 14.68% in 2006.

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

Net interest income was $32.8 million for 2008 or a 4% decrease from net interest income of $34.1 million in 2007.  The decrease was primarily attributable to a reduction in the Bank’s prime commercial lending rate.  The decrease in loan interest income resulting from a decline in prime rate was partially offset by an increase in income from derivative instruments.   Net income from derivative instruments was $3.4 million for the year ended December 31, 2008 compared to a net loss of $406,000 for the same period in 2007.  Net interest income increased 6% in 2007 from $32.3 million in 2006.

Table 1 sets forth for each category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding, the interest incurred on such amounts and the average rate earned or incurred for the years ended December 31, 2008, 2007 and 2006. The table also sets forth the average rate earned on total interest-earning assets, the average rate paid on total interest-bearing liabilities, and the net yield on average total interest-earning assets for the same periods.  Yield information does not give effect to changes in fair value that are reflected as a component of shareholders’ equity.  Yields and interest income on tax-exempt investments have been adjusted to tax equivalent basis using an effective tax rate 38.55% for securities that are both federal and state tax exempt and an effective tax rate of 6.90% for state tax exempt securities.  Non-accrual loans and the interest income that was recorded on these loans, if any, are included in the yield calculations for loans in all periods reported.

Table 1- Average Balance Table

	December 31, 2008			December 31, 2007			December 31, 2006
(Dollars in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate
Interest-earning assets:

Loans	$747,203	46,808	6.26%	665,379	55,109	8.28%	604,427	49,665	8.22%
Interest rate derivative contracts	-	3,403	0.45%	-	(406)	-0.06%	-	(698)	-0.12%
Loan fees	-	393	0.05%	-	698	0.10%	-	701	0.12%
Total loans	747,203	50,604	6.77%	665,379	55,401	8.33%	604,427	49,668	8.22%

Investments - taxable	26,591	1,253	4.71%	20,305	868	4.27%	29,784	1,306	4.38%
Investments - nontaxable*	89,262	4,924	5.52%	99,991	5,470	5.47%	88,353	4,642	5.25%
Federal funds sold	3,050	55	1.80%	7,378	383	5.19%	1,766	85	4.81%
Other	10,319	293	2.84%	8,041	444	5.52%	7,914	424	5.36%

Total interest-earning assets	876,425	57,129	6.52%	801,094	62,566	7.81%	732,244	56,125	7.66%

Cash and due from banks	21,331			20,081			17,022
Other assets	41,626			34,287			31,218
Allowance for loan losses	(9,583)			(8,626)			(7,899)

Total assets	$929,799			846,836			772,585

Interest-bearing liabilities:

NOW accounts	$92,612	1,269	1.37%	79,550	1,127	1.42%	87,329	1,214	1.39%
Regular savings accounts	17,423	50	0.29%	18,685	54	0.29%	19,768	57	0.29%
Money market accounts	93,564	1,930	2.06%	87,916	2,918	3.32%	66,035	1,789	2.71%
Time deposits	406,127	15,008	3.70%	361,859	17,430	4.82%	335,092	14,189	4.23%
FHLB / FRB borrowings	79,417	3,616	4.55%	80,058	3,759	4.70%	74,082	3,588	4.84%
Demand notes payable to U.S. Treasury	859	14	1.63%	814	39	4.79%	722	34	4.71%
Trust preferred securities	20,619	1,016	4.93%	20,619	1,476	7.16%	24,878	1,963	7.89%
Other	29,857	624	2.09%	16,226	782	4.82%	5,780	276	4.78%

Total interest-bearing liabilities	740,478	23,527	3.18%	665,727	27,585	4.14%	613,686	23,110	3.77%

Demand deposits	111,192			111,164			97,183
Other liabilities	4,021			3,022			3,044
Shareholders' equity	76,241			70,586			62,465

Total liabilities and shareholder's equity	$931,932			850,499			776,378

Net interest spread		$33,602	3.36%		34,981	3.67%		33,015	3.89%

Net yield on interest-earning assets			3.83%			4.37%			4.51%

Taxable equivalent adjustment
Investment securities		$806			834			731

Net interest income		$32,796			34,147			32,284

*Includes U.S. government sponsored enterprises that are non-taxable for state income tax purposes of $63.6 million in 2008, $74.9 million in 2007 and $65.9 million in 2006. An effective tax rate of 6.90% was used to calculate the tax equivalent yield on these securities.

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

Table 2 - Rate/Volume Variance Analysis-Tax Equivalent Basis

	December 31, 2008			December 31, 2007
(Dollars in thousands)	Changes in average volume	Changes in average rates	Total Increase (Decrease)	Changes in average volume	Changes in average rates	Total Increase (Decrease)
Interest Income:

Loans: Net of unearned income	$6,177	(10,974)	(4,797)	5,042	691	5,733

Investments - taxable	282	102	384	(411)	(27)	(438)
Investments - nontaxable	(589)	43	(546)	624	204	828
Federal funds sold	(151)	(177)	(328)	281	17	298
Other	95	(246)	(151)	7	13	20

Total interest income	5,814	(11,252)	(5,438)	5,543	898	6,441

Interest expense:

NOW accounts	182	(40)	142	(109)	22	(87)
Regular savings accounts	(4)	0	(4)	(3)	0	(3)
Money market accounts	152	(1,140)	(988)	660	469	1,129
Time deposits	1,884	(4,306)	(2,422)	1,211	2,030	3,241
FHLB / FRB Borrowings	(30)	(113)	(143)	285	(114)	171
Demand notes payable to
U.S. Treasury	1	(27)	(26)	4	1	5
Trust Preferred Securities	0	(459)	(459)	(320)	(167)	(487)
Other	471	(629)	(158)	501	5	506

Total interest expense	2,656	(6,714)	(4,058)	2,229	2,246	4,475

Net interest income	$3,158	(4,538)	(1,380)	3,314	(1,348)	1,966

Net interest income on a tax equivalent basis totaled $33.6 million in 2008, decreasing 4% or $1.4 million from 2007.  The decrease was attributable to a reduction in the Bank’s prime commercial lending rate.  The interest rate spread, which represents the rate earned on interest-earning assets less the rate paid on interest-bearing liabilities, was 3.36% in 2008, a decrease from the 2007 net interest spread of 3.67%.  The net yield on interest-earning assets in 2008 decreased to 3.83% from the 2007 net interest margin of 4.37%.

Tax equivalent interest income decreased $5.4 million or 9% in 2008 primarily due to a reduction in the Bank’s prime commercial lending rate.  The yield on interest-earning assets decreased to 6.52% in 2008 from 7.81% in 2007 as a result of a decrease in the average yield received on loans resulting from Federal Reserve interest rate decreases, which were partially offset by an increase in the average outstanding balance of loans and income from interest rate derivative contracts.  Average interest-earning assets increased $75.3 million primarily as the result of an $81.8 million increase in average loans. Average investment securities in 2008 increased 4% to $115.9 million when compared to 2007.  All other interest-earning assets including federal funds sold were $13.4 million in 2008 and $15.4 million in 2007.

Interest expense decreased $4.1 million or 15% in 2008 due to a decrease in the average rate paid on interest-bearing liabilities.  The cost of funds decreased to 3.18% in 2008 from 4.14% in 2007.  This decrease in the cost of funds was primarily attributable to decreases in the average rate paid on interest-bearing checking and savings accounts and certificates of deposit.  The $74.8 million growth in average interest-bearing liabilities was primarily attributable to an increase in time deposits of $44.3 million to $406.1 million in 2008 from $361.9 million in 2007 and an increase in interest-bearing checking and savings accounts of $17.4 million to $203.6 million in 2008 from $186.2 million in 2007.

In 2007 net interest income on a tax equivalent basis increased $2.0 million or 6% to $35.0 million in 2007 from $33.0 million in 2006.  The interest rate spread was 3.67% in 2007, a decrease from the 2006 net interest spread of 3.89%.  The net yield on interest-earning assets in 2007 decreased to 4.37% from the 2006 net interest margin of 4.51%.

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

The provision for loan losses was $4.8 million, $2.0 million, and $2.5 million for the years ended December 31, 2008, 2007 and 2006, respectively.  The increase in the provision for loan losses for 2008 is primarily attributable to an increase in non-performing assets, net charge-offs and increased loan growth.  Please see the section below entitled “Allowance for Loan Losses” for a more complete discussion of the Bank’s policy for addressing potential loan losses.

Non-Interest Income.  Non-interest income for 2008 totaled $10.5 million, an increase of $1.7 million or 19% from non-interest income of $8.8 million for 2007.  The increases in non-interest income for 2008 are primarily due to an increase in service charges and fees resulting from growth in deposit base coupled with normal pricing changes, an increase in mortgage banking income and a decrease in the loss on sale and write-down of securities for the year ended December 31, 2008 when compared to the same period last year.  These increases in non-interest income were partially offset by a decrease in insurance and brokerage commissions and a net increase in losses and write-downs on foreclosed property for the year ended December 31, 2008 as compared to the same period last year.  Non-interest income for 2007 increased $1.2 million or 17% from non-interest income of $8.8 million for 2006.  The increase in non-interest income for 2007 is primarily due to an increase in service charges and fees resulting from growth in deposit base coupled with normal pricing changes, an increase in insurance and brokerage commissions, an increase in mortgage banking income and an increase in miscellaneous income.

Service charges on deposit accounts totaled $5.2 million during 2008, an increase of $925,000, or 22% over 2007.  Service charge income increased $349,000, or 9% in 2007 compared to 2006.  These increases are primarily attributable to growth in the deposit base coupled with normal pricing changes, which resulted in an increase in account maintenance fees.

Other service charges and fees increased 24% to $2.4 million for the year ended December 31, 2008 as compared to $1.9 million for the same period one year ago.  This increase is primarily attributable to fee income from growth in the deposit base coupled with normal pricing changes.

The Company reported net losses on sale and write-downs of securities of $167,000, $562,000 and $592,000 in 2008, 2007 and 2006, respectively.  The Company periodically evaluates its investments for any impairment which would be deemed other than temporary.  As part of its evaluation in 2008, the Company determined that the fair value of one investment was less than the original cost of the investment and that the decline in fair value was not temporary in nature.  As a result, the Company wrote down its original investment by $300,000.  The remaining fair value of the investment at December 31, 2008 was $22,000.  Similarly, as part of its evaluation in 2007, the Company wrote down two investments by $430,000.  The remaining fair value of the investments at December 31, 2007 was $348,000.

Mortgage banking income increased to $660,000 in 2008 from $560,000 in 2007 primarily due to an increase in brokered loan activity.  During 2007 mortgage banking income increased $271,000 from the $289,000 reported in 2006.  The increase in mortgage banking income for 2007 was primarily attributable to the $185,000 write-down of the Bank’s mortgage servicing asset in 2006.  This write-down was due to Management’s assessment that there was minimal fair value in the mortgage servicing rights due to the small remaining balance in the loans serviced for others.

Net losses on other real estate and repossessed assets were $287,000 and $118,000 for 2008 and 2007, respectively.  During 2006 a net loss on other real estate and repossessed assets of $108,000 was recognized.  The increase in net losses on other real estate and repossessed assets during 2008 was primarily attributable to a $170,000 net increase in losses and write-downs on foreclosed property for the year ended December 31, 2008 as compared to the same period last year.  Management determined that the market value of these assets had decreased significantly and charges were appropriate for 2008.

Miscellaneous income for 2008 totaled $2.3 million, an increase of 3% from $2.2 million for 2007.  During 2007, miscellaneous income increased 4% from $2.1 million for 2006.

Table 3 presents a summary of non-interest income for the years ended December 31, 2008, 2007 and 2006.

Table 3 - Non-Interest Income

(Dollars in thousands)	2008	2007	2006
Service charges	$5,203	4,279	3,930
Other service charges and fees	2,399	1,938	1,540
Gain (loss) on sale of securities	(167)	(562)	(592)
Mortgage banking income	660	560	289
Insurance and brokerage commissions	426	521	389
Loss on foreclosed and repossessed assets	(287)	(118)	(108)
Miscellaneous	2,261	2,198	2,106
Total non-interest income	$10,495	8,816	7,554

Non-Interest Expense.  Total non-interest expense amounted to $28.9 million for 2008, an increase of 11% from 2007.  Non-interest expense for 2007 increased 13% to $26.0 million from non-interest expense of $23.0 million for 2006.

Salary and employee benefit expense was $15.2 million in 2008, compared to $13.9 million during 2007, an increase of $1.3 million or 9%, following a $2.1 million or 18% increase in salary and employee benefit expense in 2007 over 2006.  The increase in salary and employee benefits in 2008 and 2007 is primarily due to normal salary increases and expense associated with additional staff for new branches.

The Company recorded occupancy expenses of $5.0 million in 2008, compared to $4.8 million during 2007, an increase of $278,000 or 6%, following an increase of $571,000 or 14% in occupancy expenses in 2007 over 2006.  The increases in 2008, 2007 and 2006 are primarily due to an increase in furniture and equipment expense and lease expense associated with new branches.
The total of all other operating expenses increased $1.3 million or 18% to $8.7 million during 2008.  The increase in other expense for 2008 is primarily attributable to an increase in of $407,000 in FDIC insurance expense, an increase of $309,000 in deposit program expense and an increase of $133,000 in foreclosure expense.  Other operating expense increased $336,000 or 5% in 2007 over 2006.  The increase in other expense for 2007 is primarily attributable to increases of $215,000 in advertising expense.

Table 4 presents a summary of non-interest expense for the years ended December 31, 2008, 2007 and 2006.

Table 4 - Non-Interest Expense

(Dollars in thousands)	2008	2007	2006
Salaries and wages	$11,591	10,276	9,368
Employee benefits	3,603	3,612	2,417
Total personnel expense	15,194	13,888	11,785
Occupancy expense	5,029	4,751	4,180
Office supplies	564	554	436
FDIC deposit insurance	547	140	75
Professional services	422	400	239
Postage	360	320	307
Telephone	476	405	338
Director fees and expense	450	499	423
Advertising	1,076	988	772
Consulting fees	385	460	575
Taxes and licenses	193	272	293
Other operating expense	4,197	3,316	3,560
Total non-interest expense	$28,893	25,993	22,983

Income Taxes.  Total income tax expense was $3.2 million in 2008 compared with $5.3 million in 2007 and $5.2 million in 2006.   The primary reason for the decrease in taxes for 2008 as compared to 2007 and 2006 was the decrease in pretax income.  The Company’s effective tax rates were 33.46%, 35.76% and 36.05% in 2008, 2007 and 2006, respectively.

Liquidity. The objectives of the Company’s liquidity policy are to provide for the availability of adequate funds to meet the needs of loan demand, deposit withdrawals, maturing liabilities and to satisfy regulatory requirements.  Both deposit and loan customer cash needs can fluctuate significantly depending upon business cycles, economic conditions and yields and returns available from alternative investment opportunities.  In addition, the Company’s liquidity is affected by off-balance sheet commitments to lend in the form of unfunded commitments to extend credit and standby letters of credit.  As of December 31, 2008 such unfunded commitments to extend credit were $158.9 million, while commitments in the form of standby letters of credit totaled $4.3 million.

The Company uses several sources to meet its liquidity requirements.  The primary source is core deposits, which includes demand deposits, savings accounts and certificates of deposits of denominations less than $100,000.  The Company considers these to be a stable portion of the Company’s liability mix and the result of on-going consumer and commercial banking relationships.  As of December 31, 2008, the Company’s core deposits totaled $497.2 million, or 69% of total deposits.

The other sources of funding for the Company are through large denomination certificates of deposit, including brokered deposits, federal funds purchased, securities under agreement to repurchase and FHLB borrowings.  The Bank is also able to borrow from the Federal Reserve on a short-term basis.

At December 31, 2008, the Bank had a significant amount of deposits in amounts greater than $100,000, including brokered deposits of $61.0 million, which mature over the next two years.  The balance and cost of these deposits are more susceptible to changes in the interest rate environment than other deposits.   For additional information, please see the section below entitled “Deposits.”

The Bank has a line of credit with the FHLB equal to 20% of the Bank’s total assets, with an outstanding balance of $77.0 million at December 31, 2008.  The remaining availability at FHLB was $71.2 million at December 31, 2008.  At December 31, 2008, the carrying value of loans pledged as collateral to the FHLB totaled approximately $244.9 million.  The Bank had $5.0 million in borrowings from the Federal Reserve Bank (“FRB”) at December 31, 2008. This borrowing was a 28-day Term Auction Facility loan at an interest rate of 0.28% which matured in January 2009.  The FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB.  At December 31, 2008, the carrying value of loans pledged as collateral to the FRB totaled approximately $280.8 million.

The Bank also had the ability to borrow up to $38.0 million for the purchase of overnight federal funds from four correspondent financial institutions as of December 31, 2008.

The liquidity ratio for the Bank, which is defined as net cash, interest-bearing deposits with banks, federal funds sold, certain investment securities and certain FHLB advances available under the line of credit, as a percentage of net deposits (adjusted for deposit runoff projections) and short-term liabilities was 26.80% at December 31, 2008, 28.04% at December 31, 2007 and 31.15% at December 31, 2007.  The minimum required liquidity ratio as defined in the Bank’s Asset/Liability and Interest Rate Risk Management Policy is 20%.

As disclosed in the Company’s Consolidated Statements of Cash Flows included elsewhere herein, net cash provided by operating activities was approximately $10.7 million during 2008.  Net cash used in investing activities of $65.7 million consisted primarily of a net increase in loans of $65.2 million.  Net cash provided by financing activities amounted to $53.1 million, primarily from a $27.4 million net increase in deposits and the $25.1 issuance of Series A preferred stock.

Asset Liability and Interest Rate Risk Management.  The objective of the Company’s Asset Liability and Interest Rate Risk strategies is to identify and manage the sensitivity of net interest income to changing interest rates and to minimize the interest rate risk between interest-earning assets and interest-bearing liabilities at various maturities.  This is done in conjunction with the need to maintain adequate liquidity and the overall goal of maximizing net interest income. Table 5 presents an interest rate sensitivity analysis for the interest-earning assets and interest-bearing liabilities for the year ended December 31, 2008.

Table 5 - Interest Sensitivity Analysis

(Dollars in thousands)	Immediate	1-3 months	4-12 months	Total Within One Year	Over One Year & Non-sensitive	Total
Interest-earning assets:
Loans	$520,141	6,239	16,599	542,979	238,209	781,188
Investment securities	-	4,354	3,596	7,950	116,966	124,916
Federal funds sold	6,733	-	-	6,733	-	6,733
Interest-bearing deposit accounts	1,453	-	-	1,453	-	1,453
Other interest-earning assets	-	-	-	-	6,811	6,811

Total interest-earning assets	528,327	10,593	20,195	559,115	361,986	921,101

Interest-bearing liabilities:
NOW, savings, and money market deposits	210,058	-	-	210,058	-	210,058
Time deposits	47,003	145,974	175,522	368,499	38,057	406,556
Other short term borrowings	1,600	-	-	1,600	-	1,600
FRB borrowings	-	5,000	-	5,000	-	5,000
FHLB borrowings	-	5,000	-	5,000	72,000	77,000
Securities sold under
agreement to repurchase	37,501	-	-	37,501	-	37,501
Trust preferred securities	-	20,619	-	20,619	-	20,619

Total interest-bearing liabilities	296,162	176,593	175,522	648,277	110,057	758,334

Interest-sensitive gap	$232,165	(166,000)	(155,327)	(89,162)	251,929	162,767

Cumulative interest-sensitive gap	$232,165	66,165	(89,162)	(89,162)	162,767

Interest-earning assets as a percentage of
interest-bearing liabilities	178.39%	6.00%	11.51%	86.25%	328.91%

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

The Company’s rate sensitive assets are those earning interest at variable rates and those with contractual maturities within one year.  Rate sensitive assets therefore include both loans and available for sale securities.  Rate sensitive liabilities include interest-bearing checking accounts, money market deposit accounts, savings accounts, time deposits and borrowed funds.  As shown in Table 5, the Company’s balance sheet is asset-sensitive, meaning that in a given period there will be more assets than liabilities subject to immediate repricing as interest rates change in the market. Because most of the Company’s loans are tied to the prime rate, they reprice more rapidly than rate sensitive interest-bearing deposits.  During periods of rising rates, this results in increased net interest income.  The opposite occurs during periods of declining rates.  Rate sensitive assets at December 31, 2008 totaled $921.1 million, exceeding rate sensitive liabilities of $758.3 million by $162.8 million.

The Company has an overall interest rate risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility.  By using derivative instruments, the Company is exposed to credit and market risk.  If the counterparty fails to perform, credit risk is equal to the extent of the fair-value gain in the derivative.  The Company minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed periodically by the Company.  As of December 31, 2008, the Company had cash flow hedges with a notional amount of $165.0 million.  These derivative instruments consist of three interest rate floor contracts and one interest rate swap contract.  The interest rate floor contracts are used to hedge future cash flows from payments on the first $115.0 million of certain variable rate loans against the downward effects of their repricing in the event of a decreasing rate environment during the terms of the interest rate floor contracts.  If the prime rate falls below the contract rate during the term of the contract, the Company will receive payments based on notional amount times the difference between the contract rate and the weighted average prime rate for the quarter.  No payments will be received by the Company if the weighted average prime rate is equal to or higher than the contract rate.  The interest rate floor contracts in effect at December 31, 2008 will expire in 2009.  The interest rate swap contract is used to convert $50.0 million of variable rate loans to a fixed rate.  Under the swap contract, the Company receives a fixed rate of 6.245% and pays a variable rate based on the current prime rate (3.25% at December 31, 2008) on the notional amount of $50.0 million.  The swap agreement matures in June 2011.  The Company recognized $3.4 million in interest income, net of premium amortization, from interest rate derivative contracts during the year ended December 31, 2008.  Based on the current interest rate environment, it is expected the Company will continue to receive income on these interest rate contracts throughout 2009.

Tables 6 and 7 present additional information on the Company’s derivative financial instruments as of December 31, 2008.

Table 6 - Derivative Instruments
(Dollars in thousands)
Type of Derivative	Notional Amount	Contract Rate	Premium	Year-to-date Income (Net of Premium Amortization)
Interest rate floor contact*	$-	-	$-	$151
Interest rate floor contact*	-	-	-	456
Interest rate floor contact expiring 01/24/09	45,000	7.500%	562	871
Interest rate floor contact expiring 06/02/09	35,000	8.000%	399	914
Interest rate floor contact expiring 12/01/09	35,000	7.250%	634	523
Interest rate swap contact expiring 06/01/11	50,000	6.245%	-	488
	$165,000		$1,595	$3,403

* Interest rate floor contracts expired during 2008

Table 7 - Fair Values of Derivative Instruments

	Asset Derivatives				Liability Derivatives
(Dollars in thousands)	As of December 31, 2008		As of December 31, 2007		As of December 31, 2008		As of December 31, 2007
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Interest rate derivative
contracts	Other assets	$ 4,981	Other assets	$ 1,907	N/A	$ -	N/A	$ -

Included in the rate sensitive assets are $506.2 million in variable rate loans indexed to prime rate subject to immediate repricing upon changes by the Federal Open Market Committee (“FOMC”).  The Bank utilizes interest rate floors on certain variable rate loans to protect against further downward movements in the prime rate.  At December 31, 2008, the Bank had $149.0 million in loans with interest rate floors.  The floors were in effect on $147.0 million of these loans pursuant to the terms of the promissory notes on these loans.   The weighted average rate on these loans is 1.59% higher than the indexed rate on the promissory notes without interest rate floors.

An analysis of the Company’s financial condition and growth can be made by examining the changes and trends in interest-earning assets and interest-bearing liabilities.  A discussion of these changes and trends follows.

Analysis of Financial Condition
Investment Securities.  All of the Company’s investment securities are held in the available-for-sale (“AFS”) category. At December 31, 2008 the market value of AFS securities totaled $124.9 million, compared to $121.0 million and $117.6 million at December 31, 2007 and 2006, respectively.  The increase in 2008 investment securities is the result of net securities purchases that are part of management’s objective to grow the investment portfolio in an effort to manage the credit risk in the balance sheet.  This increase in AFS securities was partially offset by paydowns on mortgage-backed securities, calls and maturities.  Table 8 presents the market value of the AFS securities held at December 31, 2008, 2007 and 2006.

Table 8 - Summary of Investment Portfolio

(Dollars in thousands)	2008	2007	2006
Obligations of United States government
sponsored enterprises	$58,487	76,992	72,744

Obligations of states and political subdivisions	26,973	25,905	24,366

Mortgage-backed securities	37,271	16,271	19,220

Trust preferred securities	1,250	250	750

Equity securities	935	1,550	501

Total securities	$124,916	120,968	117,581

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

The Company’s investment portfolio consists of U.S. government sponsored enterprise securities, municipal securities, U.S. government enterprise sponsored mortgage-backed securities, and trust preferred securities and equity securities.  AFS securities averaged $115.9 million in 2008, $120.3 million in 2007 and $118.1 million in 2006.  Table 9 presents the amortized cost of AFS securities held by the Company by maturity category at December 31, 2008.   Yield information does not give effect to changes in fair value that are reflected as a component of shareholders’ equity.  Yields are calculated on a tax equivalent basis.  Yields and interest income on tax-exempt investments have been adjusted to tax equivalent basis using an effective tax rate 38.55% for securities that are both federal and state tax exempt and an effective tax rate of 6.90% for state tax exempt securities.

Table 9 - Maturity Distribution and Weighted Average Yield on Investments

			After One Year		After 5 Years
	One Year or Less		Through 5 Years		Through 10 Years		After 10 Years		Totals
(Dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Book value:

United States Government	$3,500	4.60%	33,885	4.88%	11,817	5.08%	6,021	5.52%	55,223	4.98%
sponsored enterprises

States and political subdivisions	2,405	5.21%	10,282	4.77%	7,202	6.09%	6,759	6.57%	26,648	5.62%

Mortgage backed securities	-	-	521	4.54%	11,256	4.68%	24,780	5.35%	36,557	5.13%

Trust preferred securities	-	-	-	-	1,000	3.35%	250	8.13%	1,250	4.31%

Equity securities	-	-	-	-	-	-	1,382	1.49%	1,382	1.49%

Total securities	$5,905	4.85%	44,688	4.85%	31,275	5.11%	39,192	5.47%	121,060	5.12%

               Loans.  The loan portfolio is the largest category of the Company’s earning assets and is comprised of commercial loans, real estate mortgage loans, real estate construction loans and consumer loans. The Company grants loans and extensions of credit primarily within the Catawba Valley region of North Carolina, which encompasses Catawba, Alexander, Iredell and Lincoln counties and also in Mecklenburg, Union and Wake counties in North Carolina.  Although the Company has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by real estate, which is dependent upon the real estate market.  Non-real estate loans also can be affected by local economic conditions.  In management’s opinion, there are no significant concentrations of credit with particular borrowers engaged in similar activities.

Real estate mortgage loans include both commercial and residential mortgage loans.  At December 31, 2008, the Company had $108.6 million in residential mortgage loans, $93.3 million in home equity loans and $272.8 million in commercial mortgage loans, which include $218.0 million using commercial property as collateral and $54.8 million using residential property as collateral.  At December 31, 2008, real estate construction loans included $126.5 million in speculative construction and development loans.

Residential mortgage loans include $51.0 million made to customers in the Company’s traditional banking offices and $57.6 million in mortgage loans originated in the Company’s Latino banking operations.  All residential mortgage loans are originated as fully amortizing loans, with no negative amortization.  Also, the Company does not have credit exposure for residential mortgage loans originated that are not reflected in the Company’s assets.

The mortgage loans originated in the traditional banking offices are generally 15 to 30 year fixed rate loans with attributes that cause the loans to not be sellable in the secondary market.  These factors may include higher loan-to-value ratio, limited documentation on income, non-conforming appraisal or non-conforming property type and are generally made to existing Bank customers.  These loans have been originated throughout the Company’s five county service area, with no geographic concentration.  At December 31, 2008 there were 12 loans with an outstanding balance of $1.1million 30 days or more past due and no loans more than 90 days past due.

The mortgage loans originated in the Company’s Latino operations are primarily adjustable rate mortgage loans that adjust annually after the end of the first five years of the loan.  The loans are tied to the one-year T-Bill index and, if they were to adjust at December 31, 2008, would have a reduction in the interest rate on the loan.  The underwriting on these loans includes both full income verification and no income verification, with loan-to-value ratios of up to 95% without private mortgage insurance.  A majority of these loans would be considered subprime loans, as they were underwritten using stated income rather than fully documented income verification.  No other loans in the Company’s portfolio would be considered subprime.  The majority of these loans have been originated within the Charlotte, NC metro area.  At this time, Charlotte has begun to experience a decline in values within the residential real estate market.  At December 31, 2008 there were 96 loans with an outstanding balance of $10.8 million 30 days or more past due and four loans more than 90 days past due totaling $514,000.  Total losses on this portfolio, since the first loans were originated in 2004 have amounted to approximately $348,000 through December 31, 2008.

As a recipient of CPP funds, the Bank will strive to work with delinquent borrowers in an attempt to mitigate foreclosure.  The funds will also be used to absorb losses incurred when modifying loans or making concessions to borrowers in order to keep borrowers out of foreclosure.

The composition of the Company’s loan portfolio is presented in Table 10.

Table 10 - Loan Portfolio

	2008		2007		2006		2005		2004
(Dollars in thousands)	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans
Breakdown of loan receivables:
Commercial	$76,945	9.85%	82,190	11.38%	85,064	13.06%	79,902	14.10%	79,189	14.79%
Real estate - mortgage	474,732	60.77%	417,709	57.83%	364,595	55.97%	330,227	58.28%	312,988	58.45%
Real estate - construction	216,188	27.67%	209,644	29.03%	187,960	28.86%	141,420	24.96%	127,042	23.73%
Consumer	13,323	1.71%	12,734	1.76%	13,762	2.11%	15,115	2.66%	16,249	3.03%

Total loans	$781,188	100.00%	722,277	100.00%	651,381	100.00%	566,664	100.00%	535,468	100.00%

Less: Allowance for loan losses	11,025		9,103		8,303		7,425		8,049

Net loans	$770,163		713,174		643,078		559,239		527,419

As of December 31, 2008, gross loans outstanding were $781.2 million, an increase of $58.9 million or 8% from the December 31, 2007 balance of $722.3 million.  Commercial loans decreased $5.2 million in 2008.  Real estate mortgage loans grew $57.0 million when compared to 2007 due to an increase in non-conforming mortgage loans and commercial real estate loans. Real estate construction loans increased $6.5 million in 2008 as a result of an increase in real estate development loans.  Consumer loans increased $589,000 in 2008.

Table 11 identifies the maturities of all loans as of December 31, 2008 and addresses the sensitivity of these loans to changes in interest rates.

Table 11 - Maturity and Repricing Data for Loans

(Dollars in thousands)	Within one year or less	After one year through five years	After five years	Total loans
Commercial	$62,205	13,187	1,553	76,945
Real estate - mortgage	272,873	149,612	52,247	474,732
Real estate - construction	201,041	9,805	5,342	216,188
Consumer	6,860	6,258	205	13,323

Total loans	$542,979	178,862	59,347	781,188

Total fixed rate loans	$22,816	125,666	59,347	207,829
Total floating rate loans	520,163	53,196	-	573,359

Total loans	$542,979	178,862	59,347	781,188

In the normal course of business, there are various commitments outstanding to extend credit that are not reflected in the financial statements. At December 31, 2008, outstanding loan commitments totaled $158.9 million.  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  Additional information regarding commitments is provided below in the section entitled “Contractual Obligations” and in Note 10 to the Consolidated Financial Statements.

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

As an additional measure, the Bank engages an independent third party to review the underwriting, documentation and risk grading analyses. This independent third party reviews and evaluates all loan relationships greater than $1.0 million.  The third party’s evaluation and report is shared with management and the Bank’s Board of Directors.

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

The allowance for loan losses is comprised of three components: specific reserves, general reserves and unallocated reserves.  After a loan has been identified as impaired, management measures impairment in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.” When the measure of the impaired loan is less than the recorded investment in the loan, the amount of the impairment is recorded as a specific reserve. These specific reserves are determined on an individual loan basis based on management’s current evaluation of the Company’s loss exposure for each credit, given the payment status, financial condition of the borrower, and value of any underlying collateral. Loans for which specific reserves are provided are excluded from the general allowance calculations as described below.  At December 31, 2008 and 2007, the recorded investment in loans that were considered to be impaired under SFAS No. 114 was approximately $7.5 million and $8.0 million, respectively, with related allowance for loan losses of approximately $462,000 and $1.2 million for December 31, 2008 and 2007, respectively.

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

There were no significant changes in the estimation methods or fundamental assumptions used in the evaluation of the allowance for loan losses for the year ended December 31, 2008 as compared to the year ended December 31, 2007. Such revisions, estimates and assumptions are made in any period in which the supporting factors indicate that loss levels may vary from the previous estimates.

Additionally, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowances for loan losses. Such agencies may require adjustments to the allowances based on their judgments of information available to them at the time of their examinations.

Net charge-offs for 2008 were $2.9 million.  The ratio of net charge-offs to average total loans was 0.38% in 2008, 0.19% in 2007 and 0.27% in 2006.  Management expects the ratio of net charge-offs to average total loans to increase again in 2009 due to the recessionary economic conditions and the decline in real estate values and new home sales.   The allowance for loan losses increased to $11.0 million or 1.41% of total loans outstanding at December 31, 2008.  For December 31, 2007 and 2006, the allowance for loan losses amounted to $9.1 million or 1.26% of total loans outstanding and $8.3 million, or 1.27% of total loans outstanding, respectively.  Management would expect the percentage of the allowance for loan losses to total loans to increase in 2009 if non-performing loans continue to increase as a result of the current recessionary economic conditions.

Table 12 presents the percentage of loans assigned to each risk grade along with the general reserve percentage applied to loans in each risk grade at December 31, 2008 and 2007.

Table 12 - Loan Risk Grade Analysis
	Percentage of Loans
	By Risk Grade*
Risk Grade	2008	2007
Risk 1 (Excellent Quality)	4.08%	11.06%
Risk 2 (High Quality)	17.95%	14.06%
Risk 3 (Good Quality)	63.08%	62.53%
Risk 4 (Management Attention)	10.42%	9.51%
Risk 5 (Watch)	2.14%	1.57%
Risk 6 (Substandard)	0.80%	0.13%
Risk 7 (Low Substandard)	0.00%	0.03%
Risk 8 (Doubtful)	0.00%	0.00%
Risk 9 (Loss)	0.00%	0.00%

* Excludes non-accrual loans

Table 13 presents an analysis of the allowance for loan losses, including charge-off activity.

Table 13 - Analysis of Allowance for Loan Losses

(Dollars in thousands)	2008	2007	2006	2005	2004
Reserve for loan losses at beginning	$9,103	8,303	7,425	8,049	9,722

Loans charged off:
Commercial	249	414	505	293	1,004
Real estate - mortgage	1,506	471	568	2,141	3,842
Real estate - construction	644	252	250	1,250	4
Consumer	748	489	636	516	535

Total loans charged off	3,147	1,626	1,959	4,200	5,385

Recoveries of losses previously charged off:
Commercial	87	86	64	144	162
Real estate - mortgage	8	21	108	162	144
Real estate - construction	30	102	2	-	-
Consumer	150	179	150	160	150

Total recoveries	275	388	324	466	456

Net loans charged off	2,872	1,238	1,635	3,734	4,929

Provision for loan losses	4,794	2,038	2,513	3,110	3,256

Reserve for loan losses at end of year	$11,025	9,103	8,303	7,425	8,049

Loans charged off net of recoveries, as
a percent of average loans outstanding	0.38%	0.19%	0.27%	0.68%	0.90%

Non-performing Assets.  Non-performing assets, comprised of non-accrual loans, other real estate owned, other repossessed assets and loans for which payments are more than 90 days past due totaled $14.2 million at December 31, 2008 compared to $8.5 million at December 31, 2007.   Non-accrual loans were $11.8 million at December 31, 2008, an increase of $3.8 million from non-accruals of $8.0 million at December 31, 2007.  As a percentage of loans outstanding, non-accrual loans were 1.51% and 1.11% at December 31, 2008 and 2007, respectively. The Bank had $514,000 in loans 90 days past due and still accruing at December 31, 2008 as compared to no loans for the same period in 2007.  Other real estate owned totaled $1.9 million and $483,000 as of December 31, 2008 and 2007, respectively.  The Bank had no repossessed assets as of December 31, 2008 and 2007.

At December 31, 2008, the Company had non-performing loans, defined as non-accrual and accruing loans past due more than 90 days, of $12.3 million or 1.58% of total loans.  Non-performing loans for 2007 were $8.0 million, or 1.11% of total loans and $7.6 million, or 1.17% of total loans for 2006. Interest that would have been recorded on non-accrual loans for the years ended December 31, 2008, 2007 and 2006, had they performed in accordance with their original terms, amounted to approximately $850,000, $693,000 and $429,000, respectively. Interest income on impaired loans included in the results of operations for 2008, 2007, and 2006 amounted to approximately $65,000, $29,000 and $144,000, respectively.

Management continually monitors the loan portfolio to ensure that all loans potentially having a material adverse impact on future operating results, liquidity or capital resources have been classified as non-performing.  Should economic conditions deteriorate, the inability of distressed customers to service their existing debt could cause higher levels of non-performing loans.  Management anticipates continued weakness in the housing market, which combined with the current recessionary economic conditions will, in all likelihood, result in higher levels of non-performing loans in 2009.

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

A summary of non-performing assets at December 31 for each of the years presented is shown in Table 14.

Table 14 - Non-performing Assets

(Dollars in thousands)	2008	2007	2006	2005	2004
Non-accrual loans	$11,815	7,987	7,560	3,492	5,097
Loans 90 days or more past due and still accruing	514	-	78	946	245
Total non-performing loans	12,329	7,987	7,638	4,438	5,342
All other real estate owned	1,867	483	344	531	682
All other repossessed assets	-	-	-	-	-
Total non-performing assets	$14,196	8,470	7,982	4,969	6,024

As a percent of total loans at year end
Non-accrual loans	1.51%	1.11%	1.16%	0.62%	0.95%
Loans 90 days or more past due and still accruing	0.07%	0.00%	0.01%	0.17%	0.05%
Total non-performing assets	1.82%	1.17%	1.23%	0.88%	1.12%

                Deposits.  The Company primarily uses deposits to fund its loan and investment portfolios. The Company offers a variety of deposit accounts to individuals and businesses. Deposit accounts include checking, savings, money market and time deposits. As of December 31, 2008, total deposits were $721.1 million, an increase of $27.5 million or 4% increase over the December 31, 2007 balance of $693.6 million.  Core deposits, which include demand deposits, savings accounts and certificates of deposits of denominations less than $100,000, increased to $497.2 million at December 31, 2008 from $490.1 million at December 31, 2007.

Time deposits in amounts of $100,000 or more totaled $220.4 million, $203.5 million and $194.2 million at December 31, 2008, 2007 and 2006, respectively.  At December 31, 2008, brokered deposits amounted to $61.0 million as compared to $53.9 million at December 31, 2007.  Brokered deposits are generally considered to be more susceptible to withdrawal as a result of interest rate changes and to be a less stable source of funds, as compared to deposits from the local market.  Brokered deposits outstanding as of December 31, 2008 have a weighted average rate of 3.25% with a weighted average original term of 8 months.

Table 15 is a summary of the maturity distribution of time deposits in amounts of $100,000 or more as of December 31, 2008.

Table 15 - Maturities of Time Deposits over $100,000

(Dollars in thousands)	2008
Three months or less	$106,166
Over three months through six months	58,526
Over six months through twelve months	40,819
Over twelve months	14,864
Total	$220,375

                Borrowed Funds. The Company has access to various short-term borrowings, including the purchase of federal funds and borrowing arrangements from the FHLB and other financial institutions.  At December 31, 2008, FHLB borrowings totaled $77.0 million compared to $87.5 million at December 31, 2007 and $89.3 million at December 31, 2006. Average FHLB borrowings for 2008 were $79.2 million, compared to average balances of $80.1 million for 2007 and $74.1 million for 2006. The maximum amount of outstanding FHLB borrowings was $97.6 million in 2008, and $95.0 in 2007 and $99.5 in 2006. The FHLB borrowings outstanding at December 31, 2008 had both fixed and adjustable interest rates ranging from 3.71% to 6.49%.  At December 31, 2008, all of the Bank’s FHLB borrowings had maturities exceeding one year.  The FHLB has the option to convert $72.0 million of the total borrowings to a floating rate and, if converted, the Bank may repay borrowings without a prepayment fee.  The Company also has an additional $5.0 million in variable rate convertible borrowings, which may be repaid without a prepayment fee if converted by the FHLB.  Additional information regarding FHLB borrowings is provided in Note 6 to the Consolidated Financial Statements.
The Bank had $5.0 million in borrowings from the FRB at December 31, 2008. This borrowing was a 28-day Term Auction Facility loan at an interest rate of 0.28% which matured in January 2009.

Demand notes payable to the U. S. Treasury, which represent treasury tax and loan payments received from customers, amounted to approximately $1.6 million at December 31, 2008, 2007 and 2006.

Securities sold under agreements to repurchase amounted to $37.5 million, $27.6 million and $6.4 million as of December 31, 2008, 2007 and 2006, respectively.

Junior Subordinated Debentures (related to Trust Preferred Securities).  In June 2006 the Company formed a wholly owned Delaware statutory trust, PEBK Capital Trust II (“PEBK Trust II”), which issued $20.0 million of guaranteed preferred beneficial interests in the Company’s junior subordinated deferrable interest debentures.  All of the common securities of PEBK Trust II are owned by the Company.  The proceeds from the issuance of the common securities and the trust preferred securities were used by PEBK Trust II to purchase $20.6 million of junior subordinated debentures of the Company, which pay a floating rate equal to three-month LIBOR plus 163 basis points.  The proceeds received by the Company from the sale of the junior subordinated debentures were used to repay in December 2006 the trust preferred securities issued by PEBK Trust in December 2001 and for general purposes.  The debentures represent the sole asset of PEBK Trust II.  PEBK Trust II is not included in the consolidated financial statements.

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

Contractual Obligations and Off-Balance Sheet Arrangements.  The Company’s contractual obligations and other commitments as of December 31, 2008 are summarized in Table 16 below.  The Company’s contractual obligations include the repayment of principal and interest related to FHLB advances and junior subordinated debentures, as well as certain payments under current lease agreements.  Other commitments include commitments to extend credit.  Because not all of these commitments to extend credit will be drawn upon, the actual cash requirements are likely to be significantly less than the amounts reported for other commitments below.

Table 16 - Contractual Obligations and Other Commitments

(Dollars in thousands)	Within One Year	One to Three Years	Three to Five Years	Five Years or More	Total
Contractual Cash Obligations
Long-term borrowings	$-	12,000	-	65,000	77,000
Junior subordinated debentures	-	-	-	20,619	20,619
Operating lease obligations	769	1,191	701	1,893	4,554

Total	$769	13,191	701	87,512	102,173

Other Commitments
Commitments to extend credit	$54,767	14,566	2,336	87,270	158,939
Standby letters of credit
and financial guarantees written	4,294	22	-	-	4,316

Total	$59,061	14,588	2,336	87,270	163,255

The Company enters into derivative contracts to manage various financial risks.  A derivative is a financial instrument that derives its cash flows, and therefore its value, by reference to an underlying instrument, index or referenced interest rate.  Derivative contracts are carried at fair value on the consolidated balance sheet with the fair value representing the net present value of expected future cash receipts or payments based on market interest rates as of the balance sheet date.  Derivative contracts are written in amounts referred to as notional amounts, which only provide the basis for calculating payments between counterparties and are not a measure of financial risk.  Therefore, the derivative amounts recorded on the balance sheet do not represent the amounts that may ultimately be paid under these contracts.  Further discussions of derivative instruments are included above in the section entitled “Asset Liability and Interest Rate Risk Management” beginning on page A-13 and in Notes 1, 10, 11 and 16 to the Consolidated Financial Statements.

Capital Resources.  Shareholders’ equity at December 31, 2008 was $101.1 million compared to $70.1 million at December 31, 2007 and $62.8 million at December 31, 2006.  Unrealized gains and losses, net of taxes, at December 31, 2008 and 2007 amounted to gains of $5.5 million and $1.7 million, respectively.  At December 31, 2006, unrealized gains and losses, net of taxes, amounted to a loss of $771,000.  Average shareholders’ equity as a percentage of total average assets is one measure used to determine capital strength.   Average shareholders’ equity as a percentage of total average assets was 8.20%, 8.34% and 8.09% for 2008, 2007 and 2006.   The return on average shareholders’ equity was 8.38% at December 31, 2008 as compared to 13.59% and 14.68% as of December 31, 2007 and December 31, 2006, respectively.  Total cash dividends paid during 2008 amounted to $2.7 million.  Cash dividends totaling $2.3 million and $1.9 million were paid during 2007 and 2006, respectively.

In November 2006, the Company’s Board of Directors authorized the repurchase of up to $2.0 million in common shares of the Company’s outstanding common stock through its existing Stock Repurchase Plan effective through the end of November 2007.  During 2007, the Company repurchased 100,000 shares, or $1,938,000, of its common stock under this plan.

In August 2007, the Company’s Board of Directors authorized the repurchase of up to 75,000 common shares of the Company’s outstanding common stock through its existing Stock Repurchase Plan effective through the end of August 2008.  The Company repurchased 50,497 shares, or $873,000, of its common stock under this plan during 2007.  The Company repurchased 25,000 shares, or $350,000, of its common stock under this plan during 2008. The Board of Directors ratified the purchase of 497 additional shares in March 2008.

In March 2008, the Company’s Board of Directors authorized the repurchase of up to 100,000 common shares of the Company’s outstanding common stock through its existing Stock Repurchase Plan effective through the end of March 2009.  The Company has repurchased 65,500 shares, or $776,000, of its common stock under this plan as of December 31, 2008.  Because of the Company’s participation in the CPP, discussed below, the Company can no longer repurchase shares of its common stock under the Stock Repurchase Plan without UST approval.

On December 23, 2008, the Company entered into a Purchase Agreement with the UST.  Under the Purchase Agreement, the Company agreed to issue and sell 25,054 shares of Series A preferred stock and warrants to purchase 357,234 shares of common stock associated with the Company’s participation in the CPP under the TARP.  Proceeds from this issuance of preferred shares were allocated between preferred stock and the warrant based on their relative fair values at the time of the sale.  Of the $25.1 million in proceeds, $24.4 million was allocated to the Series A preferred stock and $704,000 was allocated to the common stock warrant.  The discount recorded on the preferred stock that resulted from allocating a portion of the proceeds to the warrant is being accreted directly to retained earnings over a five-year period applying a level yield.  No dividends were declared or paid on the Series A preferred stock during 2008, and cumulative undeclared dividends at December 31, 2008 were $28,000.  The CPP, created by the UST, is a voluntary program in which selected, healthy financial institutions were encouraged to participate.  Approved use of the funds includes providing credit to qualified borrowers, either as companies or individuals, among other things.  Such participation is intended to support the economic development of the community and thereby restore the health of the local and national economy.

The Series A preferred stock qualifies as Tier 1 capital and will pay cumulative dividends at a rate of 5% per annum for the first five years and 9% per annum thereafter.  The Series A preferred stock may be redeemed at the stated amount of $1,000 per share plus any accrued and unpaid dividends.  Under the terms of the original Purchase Agreement, the Company could not redeem the preferred shares until December 23, 2011 unless the total amount of the issuance, $25.1 million, was replaced with the same amount of other forms of capital that would qualify as Tier 1 capital.  However, with the enactment of the ARRA, the Company can now redeem the preferred shares at any time, if approved by the Company’s primary regulator.  The Series A preferred stock is non-voting except for class voting rights on matters that would adversely affect the rights of the holders of the Series A preferred stock.

The exercise price of the warrant is $10.52 per common share and it is exercisable at anytime on or before December 18, 2018.

The Company is subject to the following restrictions while the Series A preferred stock is outstanding: 1) UST approval is required for the Company to repurchase shares of outstanding common stock; 2) the full dividend for the latest completed CPP dividend period must declared and paid in full before dividends may be paid to common shareholders; 3) UST approval is required for any increase in common dividends per share; and 4) the Company may not take tax deductions for any senior executive officer whose compensation is above $500,000.  There were additional restrictions on executive compensation added in the ARRA for companies participating in the TARP, including participants in the CPP.

Under regulatory capital guidelines, financial institutions are currently required to maintain a total risk-based capital ratio of 8.0% or greater, with a Tier 1 risk-based capital ratio of 4.0% or greater.  Tier 1 capital is generally defined as shareholders' equity and trust preferred securities less all intangible assets and goodwill.  Tier 1 capital at December 31, 2008, 2007 and 2006 includes $20.0 million in trust preferred securities. The Company’s Tier 1 capital ratio was 13.65%, 11.03% and 11.70% at December 31, 2008, 2007 and 2006, respectively.  Total risk-based capital is defined as Tier 1 capital plus supplementary capital.  Supplementary capital, or Tier 2 capital, consists of the Company's allowance for loan losses, not exceeding 1.25% of the Company's risk-weighted assets. Total risk-based capital ratio is therefore defined as the ratio of total capital (Tier 1 capital and Tier 2 capital) to risk-weighted assets.  The Company’s total risk-based capital ratio was 14.90%, 12.16% and 12.86% at December 31, 2008, 2007 and 2006, respectively.  In addition to the Tier 1 and total risk-based capital requirements, financial institutions are also required to maintain a leverage ratio of Tier 1 capital to total average assets of 4.0% or greater.  The Company’s Tier 1 leverage capital ratio was 12.40%, 10.43% and 10.80% at December 31, 2008, 2007 and 2006, respectively.

The Bank’s Tier 1 risk-based capital ratio was 9.85%, 9.80% and 10.21% at December 31, 2008, 2007 and 2006, respectively.  The total risk-based capital ratio for the Bank was 11.10%, 10.93% and 11.37% at December 31, 2008, 2007 and 2006, respectively.   The Bank’s Tier 1 leverage capital ratio was 8.94%, 9.26% and 9.41% at December 31, 2008, 2007 and 2006 respectively.

A bank is considered to be "well capitalized" if it has a total risk-based capital ratio of 10.0 % or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, and has a leverage ratio of 5.0% or greater.  Based upon these guidelines, the Bank was considered to be "well capitalized" at December 31, 2008, 2007 and 2006.

The Company’s key equity ratios as of December 31, 2008, 2007 and 2006 are presented in Table 17.

Table 17 - Equity Ratios

	2008	2007	2006
Return on average assets	0.69%	1.13%	1.19%
Return on average equity	8.38%	13.59%	14.68%
Dividend payout ratio	41.93%	24.30%	20.78%
Average equity to average assets	8.20%	8.34%	8.09%

                Quarterly Financial Data.  The Company’s consolidated quarterly operating results for the years ended December 31, 2008 and 2007 are presented in Table 18.

Table 18 - Quarterly Financial Data

	2008				2007
Dollars in thousands, except
per share amounts)	First	Second	Third	Fourth	First	Second	Third	Fourth

Total interest income	$14,553	14,072	14,122	13,576	$15,200	15,446	15,625	15,461
Total interest expense	6,680	5,700	5,627	5,520	6,607	6,735	7,038	7,205

Net interest income	7,873	8,372	8,495	8,056	8,593	8,711	8,587	8,256

Provision for loan losses	391	681	1,035	2,687	323	634	296	785
Other income	2,607	2,802	2,506	2,580	2,122	2,139	2,007	2,548
Other expense	6,930	7,113	7,278	7,572	6,021	6,180	6,214	7,578

Income before income taxes	3,159	3,380	2,688	377	4,371	4,036	4,084	2,441
Income taxes	1,103	1,188	942	(20)	1,584	1,446	1,471	839

Net earnings	$2,056	2,192	1,746	397	$2,787	2,590	2,613	1,602

Basic earnings per share	$0.37	0.39	0.31	0.07	$0.49	0.45	0.46	0.28
Diluted earnings per share	$0.36	0.39	0.31	0.07	$0.48	0.44	0.45	0.28

QUANTATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk reflects the risk of economic loss resulting from adverse changes in market prices and interest rates.  This risk of loss can be reflected in either diminished current market values or reduced potential net interest income in future periods.

The Company’s market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. The structure of the Company’s loan and deposit portfolios is such that a significant decline (increase) in interest rates may adversely (positively) impact net market values and interest income. Management seeks to manage the risk through the utilization of its investment securities and off-balance sheet derivative instruments. During the years ended December 31, 2008, 2007 and 2006, the Company used interest rate contracts to manage market risk as discussed above in the section entitled “Asset Liability and Interest Rate Risk Management.”

Table 19 presents in tabular form the contractual balances and the estimated fair value of the Company’s on-balance sheet financial instruments and the notional amount and estimated fair value of the Company’s off-balance sheet derivative instruments at their expected maturity dates for the period ended December 31, 2008. The expected maturity categories take into consideration historical prepayment experience as well as management’s expectations based on the interest rate environment at December 31, 2008.  As of December 31, 2008, all fixed rate advances are callable at the option of FHLB.  For core deposits without contractual maturity (i.e. interest bearing checking, savings, and money market accounts), the table presents principal cash flows based on management’s judgment concerning their most likely runoff or repricing behaviors.

Table 19 - Market Risk Table

(Dollars In thousands)	Principal/Notional Amount Maturing in Year Ended December 31,
Loans Receivable	2009	2010	2011	2012 & 2013	Thereafter	Total	Fair Value
Fixed rate	$33,980	32,285	20,804	80,068	40,692	207,829	210,922
Average interest rate	7.25%	7.00%	6.97%	6.86%	7.34%
Variable rate	$241,262	84,819	31,616	50,428	165,234	573,359	573,359
Average interest rate	4.09%	3.98%	4.39%	4.33%	5.99%
						781,188	784,281
Investment Securities	.
Interest bearing cash	$-	-	-	-	1,453	1,453	1,453
Average interest rate	-	-	-	-	0.03%
Federal funds sold	$6,733	-	-	-	-	6,733	6,733
Average interest rate	0.10%	-	-	-	-
Securities available for sale	$22,806	21,907	34,228	14,346	31,629	124,916	126,539
Average interest rate	4.95%	4.80%	4.38%	4.77%	4.66%
Nonmarketable equity securities	$-	-	-	-	6,303	6,303	6,303
Average interest rate	-	-	-	-	3.52%

Debt Obligations
Deposits	$368,469	23,198	12,805	2,249	314,341	721,062	716,678
Average interest rate	3.17%	3.02%	2.50%	3.09%	4.08%
Advances from FHLB	$-	7,000	5,000	15,000	50,000	77,000	83,038
Average interest rate	-	6.05%	4.21%	4.19%	4.27%
Federal Reserve Borrowings	$5,000	-	-	-	-	5,000	4,999
Average interest rate	0.28%	-	-	-	-
Demand notes payable to U.S. Treasury	$1,600	-	-	-	-	1,600	1,600
Average interest rate	0.12%	-	-	-	-
Securities sold under agreement to repurchase	$37,501					37,501	37,501
Average interest rate	1.34%
Junior subordinated debentures	$-	-	-	-	20,619	20,619	20,619
Average interest rate	-	-	-	-	3.63%

Derivative Instruments (notional amount)
Interest rate floor contracts	$115,000	-	-	-	-	115,000	2,254
Average interest rate	7.58%	-	-	-	-
Interest rate swap contracts	$-	-	50,000	-	-	50,000	2,727
Average interest rate	-	-	6.25%	-	-

               Table 20 presents the simulated impact to net interest income under varying interest rate scenarios and the theoretical impact of rate changes over a twelve-month period referred to as “rate ramps.”  The table shows the estimated theoretical impact on the Company’s tax equivalent net interest income from hypothetical rate changes of plus and minus 1% and 2% as compared to the estimated theoretical impact of rates remaining unchanged.  The table also shows the simulated impact to market value of equity under varying interest rate scenarios and the theoretical impact of immediate and sustained rate changes referred to as “rate shocks” of plus and minus 1% and 2% compared to the theoretical impact of rates remaining unchanged.  The prospective effects of the hypothetical interest rate changes are based upon various assumptions, including relative and estimated levels of key interest rates.  This type of modeling has limited usefulness because it does not allow for the strategies management would utilize in response to sudden and sustained rate changes.  Also, management does not believe that rate changes of the magnitude presented are likely in the forecast period presented.

Table 20 - Interest Rate Risk

(Dollars in thousands)
	Estimated Resulting Theoretical Net Interest Income
Hypothetical rate change (ramp over 12 months)	Amount	% Change
+2%	$32,175	3.95%
+1%	$31,476	1.70%
0%	$30,951	0.00%
-1%	$30,455	-1.60%
-2%	$29,832	-3.62%

	Estimated Resulting Theoretical Market Value of Equity
Hypothetical rate change (immediate shock)	Amount	% Change
+2%	$92,797	-10.94%
+1%	$98,019	-5.92%
0%	$104,192	0.00%
-1%	$106,142	1.87%
-2%	$108,667	4.30%

MARKET FOR THE COMPANY’S COMMON EQUITY
AND RELATED SHAREHOLDER MATTERS

Peoples Bancorp common stock is traded on the over-the-counter (OTC) market and quoted on the Nasdaq Global Market, under the symbol “PEBK.”  Market makers for the Company’s shares include Scott and Stringfellow, Inc. and Sterne Agee & Leach.

Although the payment of dividends by the Company is subject to certain requirements and limitations of North Carolina corporate law, neither the Commissioner nor the FDIC have promulgated any regulations specifically limiting the right of the Company to pay dividends and repurchase shares.  However, the ability of the Company to pay dividends and repurchase shares may be dependent upon the Company’s receipt of dividends from the Bank.  The Bank’s ability to pay dividends is limited.  North Carolina commercial banks, such as the Bank, are subject to legal limitations on the amounts of dividends they are permitted to pay.   Dividends may be paid by the Bank from undivided profits, which are determined by deducting and charging certain items against actual profits, including any contributions to surplus required by North Carolina law.   Also, an insured depository institution, such as the Bank, is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized” (as such term is defined in the applicable law and regulations).   Based on its current financial condition, the Bank does not expect that this provision will have any impact on the Bank’s ability to pay dividends.  Due to the Company’s participation in the CPP, the full dividend for the latest completed CPP dividend period must be declared and paid in full before dividends may be paid to common shareholders and UST approval is required for any increase in common dividends per share.

As of March 10, 2009, the Company had 707 shareholders of record, not including the number of persons or entities whose stock is held in nominee or street name through various brokerage firms or banks.   The market price for the Company’s common stock was $5.55 on March 10, 2009.

Table 21 presents certain market and dividend information for the last two fiscal years.  Over-the-counter quotations reflect inter-dealer prices, without retail mark-up, mark down or commission and may not necessarily represent actual transactions.

Table 21 - Market and Dividend Data

			Cash Dividend
2008	Low Bid	High Bid	Per Share
First Quarter	$12.20	15.50	0.12

Second Quarter	$9.56	14.19	0.12

Third Quarter	$7.36	13.14	0.12

Fourth Quarter	$8.51	12.00	0.12

			Cash Dividend
2007	Low Bid	High Bid	Per Share
First Quarter	$17.37	19.26	0.08

Second Quarter	$17.89	21.15	0.09

Third Quarter	$17.13	20.03	0.12

Fourth Quarter	$14.75	18.00	0.12

STOCK PERFORMANCE GRAPH

The following graph compares the Company’s cumulative shareholder return on its Common Stock with a NASDAQ index and with a southeastern bank index.  The graph was prepared by SNL Securities, L.C., Charlottesville, Virginia, using data as of December 31, 2008.

COMPARISON OF SIX-YEAR CUMULATIVE TOTAL RETURNS
Performance Report for
Peoples Bancorp of North Carolina, Inc.

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES
Consolidated Financial Statements
December 31, 2008, 2007 and 2006

INDEX

PAGE(S)

Report of Independent Registered Public Accounting Firm on the Consolidated Financial Statements	A-31

Financial Statements
Consolidated Balance Sheets at December 31, 2008 and December 31, 2007	A-32

Consolidated Statements of Earnings for the years ended December 31, 2008, 2007 and 2006	A-33

Consolidated Statements of Changes in Shareholders' Equity for the years ended December 31, 2008, 2007 and 2006	A-34

Consolidated Statements of Comprehensive Income for the years ended December 31, 2008, 2007 and 2006	A-35

Consolidated Statements of Cash Flows for the years ended December 31, 2008, 2007 and 2006	A-36 - A-37

Notes to Consolidated Financial Statements	A-38 - A-61

Porter Keadle Moore, LLP

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and shareholders
Peoples Bancorp of North Carolina, Inc.
Newton, North Carolina

We have audited the accompanying consolidated balance sheets of Peoples Bancorp of North Carolina, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of earnings, changes in shareholders’ equity, comprehensive income and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Bancorp of North Carolina and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to examine management's assessment of the effectiveness of Peoples Bancorp of North Carolina, Inc’s. internal control over financial reporting as of December 31, 2008, included in the accompanying Management’s Report of Internal Controls Over Financial Reporting and, accordingly, we do not express an opinion thereon.

/s/ Porter Keadle Moore, LLP

Atlanta, Georgia
March 6, 2009

Certified Public Accountants
___________________________________________________________________________________________________________________________________________
Suite 1800 • 235 Peachtree Street NE •  Atlanta, Georgia 30303 • Phone 404-588-4200  • Fax 404-588-4222  • www.pkm.com

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2008 and 2007

Assets	2008	2007

Cash and due from banks, including reserve requirements	$19,743,047	26,108,437
of $7,257,000 and $7,439,000
Interest bearing deposits	1,452,825	1,539,190
Federal funds sold	6,733,000	2,152,000
Cash and cash equivalents	27,928,872	29,799,627

Investment securities available for sale	124,916,349	120,968,358
Other investments	6,302,809	6,433,947
Total securities	131,219,158	127,402,305

Loans	781,188,082	722,276,948
Less allowance for loan losses	(11,025,516)	(9,103,058)
Net loans	770,162,566	713,173,890

Premises and equipment, net	18,296,895	18,234,393
Cash surrender value of life insurance	7,019,478	6,776,379
Accrued interest receivable and other assets	14,135,328	11,875,202
Total assets	$968,762,297	907,261,796

Liabilities and Shareholders' Equity

Deposits:
Non-interest bearing demand	$104,448,128	112,071,090
NOW, MMDA & savings	210,057,612	196,959,895
Time, $100,000 or more	220,374,302	203,499,504
Other time	186,182,341	181,108,214
Total deposits	721,062,383	693,638,703

Demand notes payable to U.S. Treasury	1,600,000	1,600,000
Securities sold under agreement to repurchase	37,500,738	27,583,263
Short-term Federal Reserve Bank borrowings	5,000,000	-
FHLB borrowings	77,000,000	87,500,000
Junior subordinated debentures	20,619,000	20,619,000
Accrued interest payable and other liabilities	4,851,750	6,219,248
Total liabilities	867,633,871	837,160,214

Shareholders' equity:

Series A preferred stock, $1,000 stated value; authorized
5,000,000 shares; issued and outstanding
25,054 shares in 2008 and no shares
outstanding in 2007	24,350,219	-
Common stock, no par value; authorized
20,000,000 shares; issued and
outstanding 5,539,056 shares in 2008
and 5,624,234 shares in 2007	48,268,525	48,651,895
Retained earnings	22,985,694	19,741,876
Accumulated other comprehensive income	5,523,988	1,707,811
Total shareholders' equity	101,128,426	70,101,582

Total liabilities and shareholders' equity	$968,762,297	907,261,796

See accompanying notes to consolidated financial statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

For the Years Ended December 31, 2008, 2007 and 2006

	2008	2007	2006

Interest income:
Interest and fees on loans	$50,603,885	55,400,514	49,667,700
Interest on federal funds sold	54,765	383,492	85,307
Interest on investment securities:
U.S. Government sponsored enterprises	4,392,356	4,571,571	4,321,346
States and political subdivisions	904,432	887,584	798,185
Other	367,423	488,465	521,077
Total interest income	56,322,861	61,731,626	55,393,615

Interest expense:
NOW, MMDA & savings deposits	3,248,844	4,098,892	3,060,201
Time deposits	15,008,193	17,430,012	14,188,623
FHLB borrowings	3,616,018	3,758,996	3,588,169
Junior subordinated debentures	1,016,361	1,475,701	1,962,692
Other	637,201	821,331	310,188
Total interest expense	23,526,617	27,584,932	23,109,873

Net interest income	32,796,244	34,146,694	32,283,742

Provision for loan losses	4,794,000	2,038,000	2,513,282

Net interest income after provision for loan losses	28,002,244	32,108,694	29,770,460

Other income:
Service charges	5,202,972	4,278,238	3,929,956
Other service charges and fees	2,399,051	1,938,137	1,539,367
Loss on sale and write-down of securities	(167,048)	(561,832)	(591,856)
Mortgage banking income	660,288	560,291	289,293
Insurance and brokerage commissions	425,653	521,095	388,559
Loss on sale and write-down of
other real estate and repossessed assets	(287,431)	(117,880)	(107,712)
Miscellaneous	2,261,104	2,197,645	2,106,188
Total other income	10,494,589	8,815,694	7,553,795

Other expense:
Salaries and employee benefits	15,194,393	13,887,841	11,785,094
Occupancy	5,029,096	4,750,634	4,180,058
Other	8,669,465	7,354,401	7,017,986
Total other expenses	28,892,954	25,992,876	22,983,138

Earnings before income taxes	9,603,879	14,931,512	14,341,117

Income taxes	3,213,316	5,339,541	5,170,300

Net earnings	$6,390,563	9,591,971	9,170,817

Basic earnings per common share	$1.14	1.68	1.61
Diluted earnings per common share	$1.13	1.65	1.58
Cash dividends declared per common share	$0.48	0.41	0.33

See accompanying notes to consolidated financial statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Changes in Shareholders' Equity

For the Years Ended December 31, 2008, 2007 and 2006

						Accumulated
						Other
	Stock Shares		Stock Amount		Retained	Comprehensive
	Preferred	Common	Preferred	Common	Earnings	Income (Loss)	Total
Balance, December 31, 2005	-	3,440,805	$-	41,096,500	14,656,160	(1,399,666)	54,352,994
10% stock dividend	-	343,850	-	9,430,532	(9,430,532)	-	-
Cash paid in lieu of
fractional shares	-	-	-	-	(6,426)	-	(6,426)
Cash dividends declared	-	-	-	-	(1,905,556)	-	(1,905,556)
Repurchase and retirement of
common stock	-	(19,250)	-	(425,000)	-	-	(425,000)
Exercise of stock options	-	65,229	-	771,325	-	-	771,325
Stock option tax benefit	-	-	-	243,100	-	-	243,100
Stock option compensation
expense	-	-	-	5,690	-	-	5,690
Net earnings	-	-	-	-	9,170,817	-	9,170,817
Change in accumulated other
comprehensive income
(loss), net of tax	-	-	-	-	-	628,429	628,429
Balance, December 31, 2006	-	3,830,634	-	51,122,147	12,484,463	(771,237)	62,835,373

3 for 2 stock split	-	1,915,147	-	-	-	-	-
Cash paid in lieu of
fractional shares	-	-	-	-	(3,355)	-	(3,355)
Cash dividends declared	-	-	-	-	(2,331,203)	-	(2,331,203)
Repurchase and retirement of
common stock	-	(150,497)	-	(2,810,907)	-	-	(2,810,907)
Exercise of stock options	-	28,950	-	239,182	-	-	239,182
Stock option tax benefit	-	-	-	91,815	-	-	91,815
Stock option compensation
expense	-	-	-	9,658	-	-	9,658
Net earnings	-	-	-	-	9,591,971	-	9,591,971
Change in accumulated other
comprehensive income
(loss), net of tax	-	-	-	-	-	2,479,048	2,479,048
Balance, December 31, 2007	-	5,624,234	-	48,651,895	19,741,876	1,707,811	70,101,582

Cumulative effect of
adoption of EITF 06-4	-	-	-	-	(466,917)	-	(466,917)
Issuance of Series A
preferred stock	25,054	-	24,350,219	703,781	-	-	25,054,000
Cash dividends declared on
common stock	-	-	-	-	(2,679,828)	-	(2,679,828)
Repurchase and retirement of
common stock	-	(90,500)	-	(1,126,275)	-	-	(1,126,275)
Exercise of stock options	-	5,322	-	43,948	-	-	43,948
Stock option compensation
expense	-	-	-	(4,824)	-	-	(4,824)
Net earnings	-	-	-	-	6,390,563	-	6,390,563
Change in accumulated other
comprehensive income
(loss), net of tax	-	-	-	-	-	3,816,177	3,816,177
Balance, December 31, 2008	25,054	5,539,056	$24,350,219	48,268,525	22,985,694	5,523,988	101,128,426
See accompanying notes to consolidated financial statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

For the Years Ended December 31, 2008, 2007 and 2006

	2008	2007	2006

Net earnings	$6,390,563	9,591,971	9,170,817

Other comprehensive income:
Unrealized holding gains on securities
available for sale	2,144,591	1,964,861	197,569
Reclassification adjustment for losses on sales and
write-downs of securities available for sale included
in net earnings	167,048	561,832	591,856
Unrealized holding gains (losses) on derivative
financial instruments qualifying as cash flow
hedges	3,743,982	1,244,910	(345,049)
Reclassification adjustment for losses on
derivative financial instruments qualifying as
cash flow hedges included in net earnings	-	-	386,285

Total other comprehensive income,
before income taxes	6,055,621	3,771,603	830,661

Income tax expense related to other
comprehensive income:

Unrealized holding gains on securities
available for sale	835,318	765,313	76,953
Reclassification adjustment for losses on sales and
write-downs of securities available for sale included
in net earnings	65,065	218,834	230,528
Unrealized holding gains (losses) on derivative
financial instruments qualifying as cash flow
hedges	1,339,061	308,408	(255,707)
Reclassification adjustment for losses on
derivative financial instruments qualifying as
cash flow hedges included in net earnings	-	-	150,458

Total income tax expense related to
other comprehensive income	2,239,444	1,292,555	202,232

Total other comprehensive income,
net of tax	3,816,177	2,479,048	628,429

Total comprehensive income	$10,206,740	12,071,019	9,799,246

See accompanying notes to consolidated financial statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2008, 2007 and 2006

	2008	2007	2006
Cash flows from operating activities:
Net earnings	$6,390,563	9,591,971	9,170,817
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation, amortization and accretion	1,678,913	1,553,251	1,616,558
Provision for loan losses	4,794,000	2,038,000	2,513,282
Deferred income taxes	(485,137)	(479,806)	(615,626)
Loss on sale and write-down of investment securities	167,048	561,832	591,856
Recognition of gain on sale of
derivative instruments	-	-	386,285
Loss (gain) on sale of premises and equipment	1,404	(10,337)	(20,896)
Loss (gain) on sale of repossessed assets	46,801	83,294	(2,288)
Write-down of other real estate and repossessions	240,630	34,586	110,000
Amortization of deferred issuance costs on
junior subordinated debentures	-	-	461,298
Stock option compensation expense	12,434	9,658	5,690
Change in:
Mortgage loans held for sale	-	-	2,247,900
Cash surrender value of life insurance	(243,099)	(243,973)	(220,649)
Other assets	(19,918)	(1,013,866)	(1,206,937)
Other liabilities	(1,851,672)	2,403,990	(230,144)

Net cash provided by operating activities	10,731,967	14,528,600	14,807,146

Cash flows from investing activities:
Purchases of investment securities available for sale	(41,658,966)	(15,858,155)	(30,579,262)
Proceeds from calls and maturities of investment securities
available for sale	16,488,469	7,470,991	8,562,058
Proceeds from sales of investment securities available
for sale	23,448,161	8,362,525	19,871,979
Purchases of other investments	(4,179,862)	(8,356,900)	(12,748,200)
Proceeds from sale of other investments	4,311,000	8,424,000	11,263,500
Net change in loans	(65,188,183)	(72,815,928)	(86,825,349)
Purchases of premises and equipment	(1,857,429)	(7,672,018)	(1,624,299)
Proceeds from sale of premises and equipment	33,545	55,630	-
Proceeds from sale of repossessed assets	2,867,543	425,158	825,115
Purchases of derivative financial instruments	-	(634,000)	(961,500)

Net cash used by investing activities	(65,735,722)	(80,598,697)	(92,215,958)

Cash flows from financing activities:
Net change in deposits	27,423,680	59,818,414	50,966,628
Net change in demand notes payable to U.S. Treasury	-	-	126,307
Net change in securities sold under agreement to repurchase	9,917,475	21,165,460	5,436,753
Proceeds from FHLB borrowings	97,100,000	275,300,000	700,800,000
Repayments of FHLB borrowings	(107,600,000)	(277,100,000)	(683,100,000)
Proceeds from FRB borrowings	5,000,000	-	-
Proceeds from issuance of junior subordinated debentures	-	-	20,619,000
Repayments of junior subordinated debentures	-	-	(14,433,000)
Proceeds from issuance of Series A preferred stock	25,054,000	-	-
Proceeds from exercise of stock options	43,948	330,997	1,014,425
Common stock repurchased	(1,126,275)	(2,810,907)	(425,000)
Cash paid in lieu of fractional shares	-	(3,355)	(6,426)
Cash dividends paid	(2,679,828)	(2,331,203)	(1,905,556)

Net cash provided by financing activities	53,133,000	74,369,406	79,093,131

Net change in cash and cash equivalent	(1,870,755)	8,299,309	1,684,319

Cash and cash equivalents at beginning of period	29,799,627	21,500,318	19,815,999

Cash and cash equivalents at end of period	$27,928,872	29,799,627	21,500,318

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Cash Flows, continued

For the Years ended December 31, 2008, 2007 and 2006

	2008	2007	2006

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$23,799,196	27,420,245	23,171,572
Income taxes	$4,165,800	5,689,500	6,398,100

Noncash investing and financing activities:
Change in unrealized gain on investment securities
available for sale, net	$1,411,256	1,542,546	481,944
Change in unrealized gain on derivative financial
instruments, net	$2,404,921	936,502	146,485
Transfer of loans to other real estate and repossessions	$4,538,987	681,735	746,004
Financed portion of sale of other real estate	$1,133,480	-	273,000
Reclassification of an investment from other assets
to securities available for sale	$-	499,995	-
Reclassification of a security from other investments
to securities available for sale	$-	600,000	-
Transfer of retained earnings to common stock for
issuance of stock dividend	$-	-	9,430,532
Deferred gain rolled into cost basis of
acquired building	$-	539,815	-
Cumulative effect of adoption of EITF 06-4	$466,917	-	-

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

Peoples Bank (the “Bank”) commenced business in 1912 upon receipt of its banking charter from the North Carolina State Banking Commission (the “SBC”). The Bank is primarily regulated by the SBC and the Federal Deposit Insurance Corporation and undergoes periodic examinations by these regulatory agencies. The Bank, whose main office is in Newton, North Carolina, provides a full range of commercial and consumer banking services primarily in Catawba, Alexander, Lincoln, Mecklenburg, Iredell, Union and Wake counties in North Carolina.

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

Investment Securities
The Company classifies its securities in one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for sale in the near term. Held to maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All other securities not included in trading or held to maturity are classified as available for sale. At December 31, 2008 and 2007, the Company classified all of its investment securities as available for sale.

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

The allowance for loan losses is comprised of three components: specific reserves, general reserves and unallocated reserves.  After a loan has been identified as impaired, management measures impairment in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 114, “Accounting By Creditors for Impairment of a Loan.” When the measure of the impaired loan is less than the recorded investment in the loan, the amount of the impairment is recorded as a specific reserve. These specific reserves are determined on an individual loan basis based on management’s current evaluation of the Company’s loss exposure for each credit, given the payment status, financial condition of the borrower, and value of any underlying collateral. Loans for which specific reserves are provided are excluded from the general allowance calculations as described below.

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

There were no significant changes in the estimation methods or fundamental assumptions used in the evaluation of the allowance for loan losses for the year ended December 31, 2008 as compared to the year ended December 31, 2007. Such revisions, estimates and assumptions are made in any period in which the supporting factors indicate that loss levels may vary from the previous estimates.

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

Mortgage servicing rights (“MSR's”) represent the unamortized cost of purchased and originated contractual rights to service mortgages for others in exchange for a servicing fee.  MSRs are amortized over the period of estimated net servicing income and are periodically adjusted for actual prepayments of the underlying mortgage loans. During the year ended December 31, 2006, the Company fully amortized the remaining balance of the Bank’s MSRs.  Management determined there was minimal fair value in the MSRs due to the small remaining balance in the loans serviced for others.  The Company amortized approximately $227,000 during 2006.  No new servicing assets were recognized during 2008, 2007 and 2006.

Mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of mortgage loans serviced for others was approximately $9.3 million, $12.1 million and $14.8 million at December 31, 2008, 2007 and 2006, respectively.

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

Income Taxes
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Additionally, the recognition of future tax benefits, such as net operating loss carryforwards, is required to the extent that the realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

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

Accumulated Other Comprehensive Income
At December 31, 2008, accumulated other comprehensive income consisted of net unrealized gains on securities available for sale of $2.3 million and net unrealized gains on derivatives of $3.2 million.  At December 31, 2007, accumulated other comprehensive income consisted of net unrealized gains on securities available for sale of $943,000 and net unrealized gains on derivatives of $765,000.

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

All options expire after ten years.  A summary of the activity in the Plan is presented below:

Stock Option Activity
For the years ended December 31, 2008, 2007 and 2006

	Shares	Weighted Average Option Price Per Share	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding, December 31, 2005	319,692	$8.13

Granted during the period	-	$-
Forfeited during the period	(164)	$7.38
Exercised during the period	(97,854)	$7.87

Outstanding, December 31, 2006	221,674	$8.24

Granted during the period	-	$-
Forfeited during the period	-	$-
Exercised during the period	(28,949)	$8.26

Outstanding, December 31, 2007	192,725	$8.24

Granted during the period	-	$-
Forfeited during the period	(2,458)	$8.02
Exercised during the period	(5,322)	$8.26

Outstanding, December 31, 2008	184,945	$8.24	3.08	$ 174,002

Exercisable, December 31, 2008	184,945	$8.24	3.08	$ 174,002

Options outstanding at December 31, 2008 are exercisable at option prices ranging from $6.99 to $10.57.  Such options have a weighted average remaining contractual life of approximately three years.

The Company adopted SFAS No. 123(R), “Share-Based Payment” (SFAS 123(R)), on January 1, 2006 using the “modified prospective” method. Under this method, awards that are granted, modified, or settled after December 31, 2005, are measured and accounted for in accordance with SFAS 123(R). Also under this method, expense is recognized for unvested awards that were granted prior to January 1, 2006, based upon the fair value determined at the grant date under SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS 123).  The Company recognized compensation expense for employee stock options and restricted stock awards of $12,000 and $10,000 for the years ended December 31, 2008 and 2007, respectively.  As of December 31, 2008 and 2007, there was no unrecognized compensation cost related to nonvested employee stock options.

No options were granted during the years ended December 31, 2008 and 2007.  The total intrinsic value (amount by which the fair market value of the underlying stock exceeds the exercise price of an option on exercise date) of options exercised during the years ended December 31, 2008 and 2007 was $26,000 and $285,000, respectively.  There were no options vested during the year ended December 31, 2008 and 2,420 options vested during the year ended December 31, 2007.  Cash received from option exercises for the years ended December 31, 2008 and 2007 was $44,000 and $239,000, respectively.  There were no tax deductions from options exercised for the year ended December 31, 2008.  The tax benefit for the tax deductions from option exercises totaled $92,000 for the year ended December 31, 2007.

The Company granted 3,000 shares of restricted stock in 2007 at a grant date fair value of $17.40 per share. The Company granted 1,750 shares of restricted stock at a grant date fair value of $12.80 per share during third quarter 2008 and 2,000 shares of restricted stock at a fair value of $11.37 per share during fourth quarter 2008. The Company recognizes compensation expense on the restricted stock over the period of time the restrictions are in place (three years from the grant date for the grants to date).  The amount of expense recorded each period reflects the changes in the Company’s stock price during the period.  As of December 31, 2008 and 2007, there was $47,000 and $48,000 of total unrecognized compensation cost related to restricted stock grants, respectively, which is expected to be recognized over a period of three years.

Net Earnings Per Share
Net earnings per common share is based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per common share. The average market price during the year is used to compute equivalent shares.

The reconciliations of the amounts used in the computation of both “basic earnings per common share” and “diluted earnings per common share” for the years ended December 31, 2008, 2007 and 2006 are as follows:

For the year ended December 31, 2008:	Net Earnings	Common Shares	Per Share Amount
Basic earnings per common share	$6,390,563	5,588,314	$1.14
Effect of dilutive securities:
Stock options	-	58,980
Diluted earnings per common share	$6,390,563	5,647,294	$1.13

For the year ended December 31, 2007:	Net Earnings	Common Shares	Per Share Amount
Basic earnings per common share	$9,591,971	5,700,860	$1.68
Effect of dilutive securities:
Stock options	-	109,455
Diluted earnings per common share	$9,591,971	5,810,315	$1.65

For the year ended December 31, 2006:	Net Earnings	Common Shares	Per Share Amount
Basic earnings per common share	$9,170,817	5,701,829	$1.61
Effect of dilutive securities:
Stock options	-	100,495
Diluted earnings per common share	$9,170,817	5,802,324	$1.58

Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”, which permits entities to choose to measure financial instruments and certain other instruments at fair value.  SFAS No.159 was effective for the Company as of January 1, 2008.  The Company did not choose this option for any asset or liability, and therefore SFAS No. 159 did not have any effect on the Company's financial position, results of operations or disclosures.

In February 2008, the FASB issued FASB Staff Position (‘FSP”) FAS No. 140-3, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions.”  This FSP provides guidance on accounting for a transfer of a financial asset and a repurchase financing under SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.”   This FSP is not expected to have a material effect on the Company's financial position, results of operations or disclosures.

In February 2008, the FASB issued FSP FAS No. 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13.”  This FSP amends SFAS No. 157, “Fair Value Measurements,” to exclude SFAS No. 13, “Accounting for Leases” and other accounting pronouncements that address fair value measurements for purposes of lease classification or measurement under SFAS No. 13.  This FSP is not expected to have any effect on the Company's financial position, results of operations or disclosures.

In February 2008, the FASB issued FSP FAS No. 157-2, “Effective Date of FASB Statement No. 157.”  This FSP delays the effective date of SFAS No. 157, “Fair Value Measurements,” for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).  This FSP is not expected to have any effect on the Company's financial position, results of operations or disclosures.

In October 2008, the FASB issued FSP FAS No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active.”  This FSP clarifies the application of SFAS No. 157, “Fair Value Measurements,” in a market that is not active.  This FSP is not expected to have any effect on the Company's financial position, results of operations or disclosures.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities.”  SFAS No. 161 is an amendment to SFAS No. 133, which provides for enhanced disclosures about how and why an entity uses derivatives and how and where those derivatives and related hedged items are reported in the entity’s financial statements.  SFAS No. 161 is effective for the Company as of January 1, 2009.  As this is a disclosure related standard, this standard is not expected to have any effect on the Company's financial position or results of operations.  SFAS No. 161 will result in additional disclosures related to the Company’s derivatives.

In September 2008, the FASB FSP FAS No. 133-1 and FIN 45-4, “Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45 and Clarification of the Effective Date of FASB Statement No. 161.”  This FSP is an amendment to SFAS No. 133, which provides for enhanced disclosure requirements for credit risk derivatives.  This FSP is not expected to have any effect on the Company's financial position, results of operations or disclosures.

In December 2008, the FASB issued FSP FAS No. 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets.”  This FSP amends SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan.  This FSP is not expected to have any effect on the Company's financial position, results of operations or disclosures.

(2)	Investment Securities

Investment securities available for sale at December 31, 2008 and 2007 are as follows:

	December 31, 2008
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Mortgage-backed securities	$36,556,684	854,237	139,840	37,271,081
U.S. government sponsored enterprises	55,222,788	3,266,198	2,324	58,486,662
State and political subdivisions	26,648,553	459,546	134,525	26,973,574
Trust preferred securities	1,250,000	-	-	1,250,000
Equity securities	1,382,184	-	447,152	935,032

Total	$121,060,209	4,579,981	723,841	124,916,349

	December 31, 2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Mortgage-backed securities	$16,469,053	6,423	204,509	16,270,967
U.S. government sponsored enterprises	75,155,693	1,839,143	3,035	76,991,801
State and political subdivisions	25,856,311	250,483	201,406	25,905,388
Trust preferred securities	250,000	-	-	250,000
Equity securities	1,692,799	246,000	388,597	1,550,202

Total	$119,423,856	2,342,049	797,547	120,968,358

The current fair value and associated unrealized losses on investments in debt securities with unrealized losses at December 31, 2008 and 2007 are summarized in the tables below, with the length of time the individual securities have been in a continuous loss position.

	December 31, 2008
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Mortgage-backed securities	$10,017,250	139,840	-	-	10,017,250	139,840
U.S. government sponsored enterprises	-	-	614,289	2,324	614,289	2,324
State and political subdivisions	2,748,094	75,172	2,373,145	59,353	5,121,239	134,525
Equity securities	528,000	72,000	407,032	375,152	935,032	447,152

Total	$13,293,344	287,012	3,394,466	436,829	16,687,810	723,841

	December 31, 2007
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Mortgage-backed securities	$24,591	104	14,320,043	204,405	14,344,634	204,509
U.S. government sponsored enterprises	-	-	689,775	3,035	689,775	3,035
State and political subdivisions	2,059,746	33,781	11,188,720	167,625	13,248,466	201,406
Equity securities	425,620	88,134	278,581	300,463	704,201	388,597

Total	$2,509,957	122,019	26,477,119	675,528	28,987,076	797,547

At December 31, 2008, unrealized losses in the investment securities portfolio related to debt securities totaled $277,000.  The unrealized losses on these debt securities arose due to changing interest rates and are considered to be temporary.  From the December 31, 2008 tables above, 13 out of 74 securities issued by state and political subdivisions contained unrealized losses and 7 out of 59 securities issued by U.S. government sponsored enterprises, including mortgage-backed securities, contained unrealized losses.  These unrealized losses are considered temporary because of acceptable investment grades on each security and the repayment sources of principal and interest are government backed.

The Company periodically evaluates its investments for any impairment which would be deemed other than temporary.   As part of its evaluation in 2008, the Company determined that the fair value of one investment was less than the original cost of the investment and that the decline in fair value was not temporary in nature.  As a result, the Company wrote down its original investment by $300,000.  The remaining fair value of the investment at December 31, 2008 was $22,000.  Similarly, as part of its evaluation in 2007, the Company wrote down two investments by $430,000.  The remaining fair value of the investments at December 31, 2007 was $348,000.

The amortized cost and estimated fair value of investment securities available for sale at December 31, 2008, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Estimated Fair Value

Due within one year	$5,904,880	6,015,036
Due from one to five years	44,167,067	46,804,084
Due from five to ten years	20,019,656	20,602,860
Due after ten years	13,029,738	13,288,256
Mortgage-backed securities	36,556,684	37,271,081
Equity securities	1,382,184	935,032

Total	$121,060,209	124,916,349

Proceeds from sales of securities available for sale during 2008 were $23.4 million and resulted in a gross gain of $160,000.  During 2007 and 2006, the proceeds from sales of securities available for sale were $8.4 million and $19.9 million, respectively.  Gross losses of $132,000 and $592,000 for 2007 and 2006, respectively, were realized on those sales.

Securities with a fair value of approximately $65.2 million and $50.4 million at December 31, 2008 and 2007, respectively, were pledged to secure public deposits and for other purposes as required by law.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”.  SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements.  SFAS No. 157 was effective for the Company as of January 1, 2008.  This standard had no effect on the Company's financial position or results of operations.

SFAS No. 157 establishes a three-level fair value hierarchy for fair value measurements.  Level 1 inputs are quoted prices in active markets for identical assets or liabilities that a company has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability.  The Company’s fair value measurements for items measured at fair value at December 31, 2008 included:

	Fair Value Measurements December 31, 2008	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Investment securities available for sale	$124,916,349	935,032	122,731,317	1,250,000
Market value of derivatives (in other assets)	$4,980,701	-	4,980,701	-

Fair values of investment securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges when available.  If quoted prices are not available, fair value is determined using matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities.  Fair values of derivative instruments are determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities.

The following is an analysis of fair value measurements of investment securities available for sale using Level 3, significant unobservable inputs, for the year ended December 31, 2008:

Investment Securities Available for Sale
Level 3 Valuation
Balance, beginning of period	$250,000
Change in book value	-
Change in gain/(loss) realized and unrealized	-
Purchases/(sales)	1,000,000
Transfers in and/or out of Level 3	-
Balance, end of period	$1,250,000

Change in unrealized gain/(loss) for assets still held in Level 3	$0

(3)	Loans

Major classifications of loans at December 31, 2008 and 2007 are summarized as follows:

	2008	2007

Commercial	$76,945,143	82,190,391
Real estate - mortgage	474,732,433	417,708,750
Real estate - construction	216,187,811	209,643,836
Consumer	13,322,695	12,733,971

Total loans	781,188,082	722,276,948

Less allowance for loan losses	11,025,516	9,103,058

Total net loans	$770,162,566	713,173,890

The Company grants loans and extensions of credit primarily within the Catawba Valley region of North Carolina, which encompasses Catawba, Alexander, Iredell and Lincoln counties and also in Mecklenburg, Union and Wake counties.  Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate, the value of which is dependent upon the real estate market.

In accordance with the provisions of SFAS No. 114, the Company has specific loan loss reserves for loans that management has determined to be impaired.  These specific reserves are determined on an individual loan basis based on management’s current evaluation of the Company’s loss exposure for each credit, given the appraised value of any underlying collateral.  At December 31, 2008 and 2007, the recorded investment in loans that were considered to be impaired was approximately $7.5 million and $8.0 million,  respectively.  In addition, the Company had approximately $514,000 and $0 in loans past due more than ninety days and still accruing interest at December 31, 2008 and 2007, respectively.  The Company had specific reserves on impaired loans of $462,000 and $1.2 million at December 31, 2008 and 2007, respectively.  The average recorded investment in impaired loans for the twelve months ended December 31, 2008 and 2007 was approximately $8.8 million and $7.3 million, respectively.  For the years ended December 31, 2008, 2007 and 2006, the Company recognized approximately $57,000, $29,000 and $144,000, respectively, of interest income on impaired loans.

The Company’s December 31, 2008 fair value measurement for impaired loans is presented below:

	Fair Value Measurements December 31, 2008	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation	Total Gains/(Losses) for the Year Ended December 31, 2008
Impaired loans	$7,073,045	-	5,902,848	1,170,197	(345,000)
Other real estate	$1,866,971	-	1,866,971	-	(165,630)

Changes in the allowance for loan losses were as follows:

	2008	2007	2006

Balance at beginning of year	$9,103,058	8,303,432	7,424,782
Amounts charged off	(3,146,939)	(1,626,458)	(1,958,551)
Recoveries on amounts previously charged off	275,397	388,084	323,919
Provision for loan losses	4,794,000	2,038,000	2,513,282

Balance at end of year	$11,025,516	9,103,058	8,303,432

(4)	Premises and Equipment

Major classifications of premises and equipment are summarized as follows:

	2008	2007

Land	$3,572,799	3,572,241
Buildings and improvements	14,709,218	14,700,078
Furniture and equipment	17,156,190	15,496,630

Total premises and equipment	35,438,207	33,768,949

Less accumulated depreciation	17,141,312	15,534,556

Total net premises and equipment	$18,296,895	18,234,393

Depreciation expense was approximately $1.8 million for the year ended December 31, 2008.  The Company recognized approximately $1.7 and $1.5 million in depreciation expense for the years ended December 31, 2007 and 2006.

(5)	Time Deposits

At December 31, 2008, the scheduled maturities of time deposits are as follows:

2009	$368,499,249
2010	23,010,748
2011	12,797,281
2012	1,156,885
2013 and thereafter	1,092,480

Total	$406,556,643

At December 31, 2008 and 2007, the Company has approximately $61.0 million and $53.9 million, respectively, in time deposits purchased through third party brokers.  The weighted average rate of brokered deposits as of December 31, 2008 and 2007 was 3.25% and 5.06%, respectively.

(6)	Federal Home Loan Bank and Federal Reserve Bank Borrowings

The Bank has borrowings from the Federal Home Loan Bank of Atlanta (“FHLB”) with monthly or quarterly interest payments at December 31, 2008. The FHLB borrowings are collateralized by a blanket assignment on all residential first mortgage loans, commercial real estate loans, home equity lines of credit and loans secured by multi-family real estate that the Bank owns.  At December 31, 2008, the carrying value of loans pledged as collateral totaled approximately $244.9 million.

Borrowings from the FHLB outstanding at December 31, 2008 consist of the following:

Maturity Date	Call Date	Rate	Rate Type	Amount

March 30, 2010	September 30, 2000 and every
	three months thereafter	5.880%	Convertible	5,000,000

May 24, 2010	May 24, 2001 and every three
	months thereafter	6.490%	Convertible	2,000,000

June 24, 2015	June 24, 2010	3.710%	Convertible	5,000,000

March 25, 2019	March 25, 2009	4.360%	Convertible	5,000,000

March 31, 2016	March 31, 2009 and every three
	months thereafter	4.620%	Convertible	5,000,000

October 5, 2016	October 5, 2009	4.450%	Convertible	5,000,000

December 12, 2011	December 12, 2007 and every	4.210%	Convertible	5,000,000
	three months thereafter

January 30, 2017	October 30, 2008 and every	4.500%	Convertible	5,000,000
	three months thereafter

June 8, 2017	December 8, 2008 and every	4.713%	Convertible	15,000,000
	three months thereafter

June 9, 2014	February 11, 2008 and every	4.685%	Convertible	15,000,000
	month thereafter

July 11, 2017	January 11, 2008 and every	4.440%	Convertible	5,000,000
	three months thereafter

July 24, 2017	April 24, 2008 and every	4.420%	Convertible	5,000,000
	month thereafter

				$77,000,000

The FHLB has the option to convert $72.0 million of the total borrowings to a floating rate and, if converted, the Bank may repay borrowings without payment of a prepayment fee.  The Company also has an additional $5.0 million in variable rate convertible borrowings, which may be repaid without a prepayment fee if converted by the FHLB.

The Bank is required to purchase and hold certain amounts of FHLB stock in order to obtain FHLB borrowings. No ready market exists for the FHLB stock, and it has no quoted market value. The stock is redeemable at $100 per share subject to certain limitations set by the FHLB. At December 31, 2008 and 2007, the Bank owned FHLB stock amounting to $5.1 million and $5.4 million, respectively.

The Bank had $5.0 million in borrowings from the Federal Reserve Bank (“FRB”) at December 31, 2008. This borrowing was a 28-day Term Auction Facility loan at an interest rate of 0.28% which matured in January 2009.  The FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB.  At December 31, 2008, the carrying value of loans pledged as collateral totaled approximately $280.8 million.

(7)	Junior Subordinated Debentures

In June 2006, the Company formed a second wholly owned Delaware statutory trust, PEBK Capital Trust II (“PEBK Trust II”), which issued $20.0 million of guaranteed preferred beneficial interests in the Company’s junior subordinated deferrable interest debentures.  All of the common securities of PEBK Trust II are owned by the Company.  The proceeds from the issuance of the common securities and the trust preferred securities were used by PEBK Trust II to purchase $20.6 million of junior subordinated debentures of the Company, which pay a floating rate equal to three month LIBOR plus 163 basis points.  The proceeds received by the Company from the sale of the junior subordinated debentures were used to repay in December 2006 the trust preferred securities issued by PEBK Trust in December 2001 and for general purposes.  The debentures represent the sole asset of PEBK Trust II.  PEBK Trust II is not included in the consolidated financial statements.

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

(8)	Income Taxes

The provision for income taxes in summarized as follows:

	2008	2007	2006
Current	$3,698,453	5,819,347	5,785,926
Deferred	(485,137)	(479,806)	(615,626)
Total	$3,213,316	5,339,541	5,170,300

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to earnings before income taxes are as follows:

	2008	2007	2006
Pre-tax income at statutory rates (34%)	$3,265,319	5,076,714	4,875,980
Differences:
Tax exempt interest income	(313,083)	(307,169)	(280,826)
Nondeductible interest and other expense	59,310	55,871	45,872
Cash surrender value of life insurance	(82,654)	(82,951)	(75,021)
State taxes, net of federal benefits	257,213	559,905	576,444
Other, net	27,211	37,170	27,851
Total	$3,213,316	5,339,541	5,170,300

The following summarized the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities.  The net deferred tax asset is included as a component of other assets at December 31, 2008 and 2007.

	2008	2007
Deferred tax assets:
Allowance for loan losses	$4,280,854	3,531,076
Amortizable intangible assets	43,703	76,398
Accrued retirement expense	1,184,373	819,246
Income from non-accrual loans	36,973	50,219
Unrealized loss on cash flow hedges	-	20,525
Premises and equipment	-	9,757
Total gross deferred tax assets	5,545,903	4,507,221

Deferred tax liabilities:
Deferred loan fees	1,654,311	1,346,322
Premises and equipment	194,463	-
Unrealized gain on available for sale securities	1,501,966	601,583
Unrealized gain on cash flow hedges	1,318,536	-
Other	84,100	12,482
Total gross deferred tax liabilities	4,753,376	1,960,387
Net deferred tax asset	$792,527	2,546,834

(9)           Related Party Transactions
The Company conducts transactions with its directors and executive officers, including companies in which they have beneficial interests, in the normal course of business. It is the policy of the Company that loan transactions with directors and officers are made on substantially the same terms as those prevailing at the time made for comparable loans to other persons. The following is a summary of activity for related party loans for 2008:

Beginning balance	$5,615,899
New loans	3,734,377
Repayments	3,692,009

Ending balance	$5,658,267

At December 31, 2008 and 2007, the Company had deposit relationships with related parties of approximately $20.0 million and $15.7 million, respectively.

(10)	Commitments and Contingencies

The Company leases various office spaces for banking and operational facilities and equipment under operating lease arrangements. Future minimum lease payments required for all operating leases having a remaining term in excess of one year at December 31, 2008 are as follows:

Year ending December 31,
2009	$769,569
2010	626,965
2011	563,901
2012	444,834
2013	255,909
Thereafter	1,893,313

Total minimum obligation	$4,554,491

Total rent expense was approximately $1.0 million, $1.1 million and $959,000 for 2008, 2007 and 2006, respectively.

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

In most cases, the Company requires collateral or other security to support financial instruments with credit risk.

	Contractual Amount
	2008	2007
Financial instruments whose contract amount represent credit risk:

Commitments to extend credit	$158,939,113	190,653,583

Standby letters of credit and financial guarantees written	$4,316,012	3,894,259

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates and because they may expire without being drawn upon, the total commitment amount of $163.3 million does not necessarily represent future cash requirements.

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

The Company has $38.0 million available for the purchase of overnight federal funds from four correspondent financial institutions.

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

As of December 31, 2008, the Company had cash flow hedges with a notional amount of $165.0 million.  These derivative instruments consist of three interest rate floor contracts and one interest rate swap contract.  The interest rate floor contracts are used to hedge future cash flows from payments on the first $115.0 million of certain variable rate loans against the downward effects of their repricing in the event of a decreasing rate environment during the terms of the interest rate floor contracts.  If the prime rate falls below the contract rate during the term of the contract, the Company will receive payments based on notional amount times the difference between the contract rate and the weighted average prime rate for the quarter.  No payments will be received by the Company if the weighted average prime rate is equal to or higher than the contract rate.  The interest rate floor contracts in effect at December 31, 2008 will expire in 2009.  The interest rate swap contract is used to convert $50.0 million of variable rate loans to a fixed rate.  Under the swap contract, the Company receives a fixed rate of 6.245% and pays a variable rate based on the current prime rate (3.25% at December 31, 2008) on the notional amount of $50.0 million.  The swap agreement matures in June 2011.  The Company recognized $3.4 million in interest income, net of premium amortization, from interest rate derivative contracts during the year ended December 31, 2008.  Based on the current interest rate environment, it is expected the Company will continue to receive income on these interest rate contracts throughout 2009.

The following tables present additional information on the Company’s derivative financial instruments as of December 31, 2008.

Type of Derivative	Notional Amount	Contract Rate	Premium	Year-to-date Income (Net of Premium Amortization)
Interest rate floor contact*	$-	-	$-	$151,180
Interest rate floor contact*	-	-	-	455,766
Interest rate floor contact expiring 01/24/09	45,000,000	7.500%	562,000	870,517
Interest rate floor contact expiring 06/02/09	35,000,000	8.000%	399,000	914,017
Interest rate floor contact expiring 12/01/09	35,000,000	7.250%	634,000	523,191
Interest rate swap contact expiring 06/01/11	50,000,000	6.245%	-	488,451
	$165,000,000		$1,595,000	$3,403,122

* Interest rate floor contracts expired during 2008

Fair values of derivatives designated as hedging instruments under SFAS 133 are as follows:

	Asset Derivatives				Liability Derivatives
	As of December 31, 2008		As of December 31, 2007		As of December 31, 2008		As of December 31, 2007
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Interest rate
derivative
contracts	Other assets	$ 4,981,000	Other assets	$ 1,907,000	N/A	$ -	N/A	$ -

(12)	Employee and Director Benefit Programs

The Company has a profit sharing and 401(k) plan for the benefit of substantially all employees subject to certain minimum age and service requirements. Under this plan, the Company matches employee contributions to a maximum of five percent of annual compensation. The Company’s contribution pursuant to this formula was approximately $483,000, $424,000 and $405,000 for the years of 2008, 2007 and 2006, respectively. Investments of the plan are determined by the compensation committee consisting of selected outside directors and senior executive officers. No investments in Company stock have been made by the plan. The vesting schedule for the plan begins at 20 percent after two years of employment and graduates 20 percent each year until reaching 100 percent after six years of employment.

In September 2006, the FASB released SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” which requires employers to recognize the overfunded or underfunded status of defined benefit postretirement plans.  The effective date for public companies was for years ending after December 15, 2006.  Management has compared the accrued postretirement benefit expense and the charge to other comprehensive income, as calculated in accordance with prior accounting standards to the requirement under SFAS 158 and determined that the difference is immaterial.

In December 2001, the Company initiated a postretirement benefit plan to provide retirement benefits to key officers and its Board of Directors and to provide death benefits for their designated beneficiaries.  Under the plan, the Company purchased life insurance contracts on the lives of the key officers and each director.  The increase in cash surrender value of the contracts constitutes the Company’s contribution to the plan each year.  Plan participants are to be paid annual benefits for a specified number of years commencing upon retirement. Expenses incurred for benefits relating to this plan, which include EITF 06-4 expense, were approximately $365,000, $258,000 and $240,000 during 2008, 2007 and 2006, respectively.

The Company is currently paying medical benefits for certain retired employees. Postretirement benefits expense, including amortization of the transition obligation, as applicable, was approximately $23,000 for the years ended December 31, 2008, 2007 and 2006.

The following table sets forth the change in the accumulated benefit obligation for the Company’s two postretirement benefit plans described above:

2008

Benefit obligation at beginning of period	$1,528,488
Service cost	180,162
Interest cost	99,569
Benefits paid	(28,931)
Benefit obligation at end of period	$1,779,288

The amounts recognized in the Company’s consolidated balance sheet as of December 31, 2008 are shown in the following two tables:

2008

Benefit obligation	$1,779,288
Fair value of plan assets	-

2008

Funded status	$(1,779,288)
Unrecognized prior service cost/benefit	-
Unrecognized net actuarial loss	-
Net amount recognized	$(1,779,288)

Unfunded accrued liability	$(1,779,288)
Intangible assets	-
Net amount recognized	$(1,779,288)

Net periodic benefit cost of the Company's two post retirement benefit plans for the year ended December 31, 2008 consisted of the following:

2008

Service cost	$180,162
Interest cost	99,569
Net periodic cost	$279,731

Weighted average discount rate assumption used to
determine benefit obligation	6.68%

During the year ended December 31, 2008, the Company paid benefits totaling $46,000.  Information about the expected benefit payments for the Company’s two postretirement benefit plans is as follows:

Year ending December 31,
2009	$58,713
2010	$62,690
2011	$86,858
2012	$199,328
2013	$204,735
Thereafter	$9,459,971

Members of the Board of Directors are eligible to participate in the Company’s Omnibus Stock Ownership and Long Term Incentive Plan (the “Stock Benefits Plan”).  Each director has been awarded 9,737 book value shares (adjusted for stock dividends and stock splits) under the Stock Benefits Plan.  The book value of the shares awarded range from $6.31 to $8.64.  All book value shares will be fully vested on May 6, 2009.  The Company recorded expenses of approximately $136,000, $159,000 and $128,000 associated with the benefits of this plan in the years ended December 31, 2008, 2007 and 2006, respectively.

A summary of book value shares activity under the Stock Benefits Plan for the years ended December 31, 2008, 2007 and 2006 is presented below.

	2008		2007		2006
	Shares	Weighted Average Price of Book Value Shares	Shares	Weighted Average Price of Book Value Shares	Shares	Weighted Average Price of Book Value Shares
Outstanding, beginning of period	97,377	$7.38	97,377	$7.38	97,377	$7.38
Exercised during the period	-	$-	-	$-	-	$-

Outstanding, end of period	97,377	$7.38	97,377	$7.38	97,377	$7.38

Number of shares exercisable	89,580	$7.27	81,791	$7.89	73,998	$6.98

In September 2006, the FASB ratified the conclusions reached by the Emerging Issues Task Force (“EITF”) on EITF 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements.”  This issue requires companies to recognize an obligation for either the present value of the entire promised death benefit or the annual “cost of insurance” required to keep the policy in force during the post-retirement years.  EITF 06-4 was effective for the Company as of January 1, 2008.  The Company made a $467,000 reduction to retained earnings for the cumulative effect of EITF 06-4 as of January 1, 2008 pursuant to the guidance of this pronouncement to record the portion of this benefit earned by participants prior to adoption of this pronouncement.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of capital in relation to both on- and off-balance sheet items at various risk weights. Total capital consists of two tiers of capital. Tier 1 Capital includes common shareholders’ equity and trust preferred securities less adjustments for intangible assets. Tier 2 Capital consists of the allowance for loan losses up to 1.25% of risk-weighted assets and other adjustments. Management believes, as of December 31, 2008, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2008, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Company’s and the Bank’s actual capital amounts and ratios are presented below:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)

As of December 31, 2008:

Total Capital (to Risk-Weighted Assets)
Consolidated	$125,871	14.90%	67,589	8.00%	N/A	N/A
Bank	$93,530	11.10%	67,411	8.00%	84,264	10.00%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$115,332	13.65%	33,794	4.00%	N/A	N/A
Bank	$82,991	9.85%	33,705	4.00%	50,558	6.00%
Tier 1 Capital (to Average Assets)
Consolidated	$115,332	12.40%	37,192	4.00%	N/A	N/A
Bank	$82,991	8.94%	37,137	4.00%	46,421	5.00%

As of December 31, 2007:

Total Capital (to Risk-Weighted Assets)
Consolidated	$97,410	12.16%	64,071	8.00%	N/A	N/A
Bank	$87,393	10.93%	63,940	8.00%	79,926	10.00%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$88,307	11.03%	32,035	4.00%	N/A	N/A
Bank	$78,290	9.80%	31,970	4.00%	47,955	6.00%
Tier 1 Capital (to Average Assets)
Consolidated	$88,307	10.43%	33,873	4.00%	N/A	N/A
Bank	$78,290	9.26%	33,827	4.00%	42,284	5.00%

(14)	Shareholders’ Equity

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

In November 2006, the Company’s Board of Directors authorized the repurchase of up to $2.0 million in common shares of the Company’s outstanding common stock through its existing Stock Repurchase Plan effective through the end of November 2007.  No shares of common stock were repurchased under this plan during 2006.  During 2007 the Company repurchased 100,000 shares, or $1,938,000, of its common stock under this plan.

In August 2007, the Company’s Board of Directors authorized the repurchase of up to 75,000 common shares of the Company’s outstanding common stock through its existing Stock Repurchase Plan effective through the end of August 2008.  The Company repurchased 50,497 shares, or $873,000, of its common stock under this plan during 2007.  The Company repurchased 25,000 shares, or $350,000, of its common stock under this plan during 2008. The Board of Directors ratified the purchase of 497 additional shares in March 2008.

In March 2008, the Company’s Board of Directors authorized the repurchase of up to 100,000 common shares of the Company’s outstanding common stock through its existing Stock Repurchase Plan effective through the end of March 2009.  The Company has repurchased 65,500 shares, or $776,000, of its common stock under this plan as of December 31, 2008.   Because of the Company's participation inthe U.S. Treasury Department's Capital Purchase Program ("CPP"), discussed below, the Company can no longer repurchase shares of its common stock under the Stock Repurchase Plan without United States Department of the Treasury ("UST") approval.

The Board of Directors, at its discretion, can issue shares of preferred stock up to a maximum of 5,000,000 shares. The Board is authorized to determine the number of shares, voting powers, designations, preferences, limitations and relative rights.

On December 23, 2008, the Company entered into a Letter Agreement (“Purchase Agreement”) with the United States Department of the Treasury (“UST”).  Under the Purchase Agreement, the Company agreed to issue and sell 25,054 shares of Series A preferred stock and warrants to purchase 357,234 shares of common stock associated with the Company’s participation in the U.S. Treasury Department’s Capital Purchase Program (“CPP”) under the Troubled Asset Relief Program (“TARP”).  Proceeds from this issuance of preferred shares were allocated between preferred stock and the warrant based on their relative fair values at the time of the sale.  Of the $25.1 million in proceeds, $24.4 million was allocated to the Series A preferred stock and $704,000 was allocated to the common stock warrant.  The discount recorded on the preferred stock that resulted from allocating a portion of the proceeds to the warrant is being accreted directly to retained earnings over a five-year period applying a level yield.  No dividends were declared or paid on the Series A preferred stock during 2008, and cumulative undeclared dividends at December 31, 2008 were $28,000.  The CPP, created by the UST, is a voluntary program in which selected, healthy financial institutions were encouraged to participate.  Approved use of the funds includes providing credit to qualified borrowers, either as companies or individuals, among other things.  Such participation is intended to support the economic development of the community and thereby restore the health of the local and national economy.

The Series A preferred stock qualifies as Tier 1 capital and will pay cumulative dividends at a rate of 5% per annum for the first five years and 9% per annum thereafter.  The Series A preferred stock may be redeemed at the stated amount of $1,000 per share plus any accrued and unpaid dividends.  Under the terms of the original Purchase Agreement, the Company could not redeem the preferred shares until December 23, 2011 unless the total amount of the issuance, $25.1 million, was replaced with the same amount of other forms of capital that would qualify as Tier 1 capital.  However, with the enactment of the American Recovery and Reinvestment Act of 2009 (“ARRA”), the Company can now redeem the preferred shares at any time, if approved by the Company’s primary regulator.  The Series A preferred stock is non-voting except for class voting rights on matters that would adversely affect the rights of the holders of the Series A preferred stock.

The exercise price of the warrant is $10.52 per common share and it is exercisable at anytime on or before December 18, 2018.

The Company is subject to the following restrictions while the Series A preferred stock is outstanding: 1) UST approval is required for the Company to repurchase shares of outstanding common stock; 2) the full dividend for the latest completed CPP dividend period must be declared and paid in full before dividends may be paid to common shareholders; 3) UST approval is required for any increase in common dividends per share; and 4) the Company may not take tax deductions for any senior executive officer whose compensation is above $500,000.  There were additional restrictions on executive compensation added in the ARRA for companies participating in the TARP.

The Board of Directors of the Bank may declare a dividend of all of its retained earnings as it may deem appropriate, subject to the requirements of the General Statutes of North Carolina, without prior approval from the requisite regulatory authorities. As of December 31, 2008, this amount was approximately $37.8 million.

(15)	Other Operating Expense

Other operating expense for the years ended December 31 included the following items that exceeded one percent of total revenues:

	2008	2007	2006

Advertising	$1,076,461	988,116	772,917

(16)	Fair Value of Financial Instruments

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

Securities Sold Under Agreements to Repurchase
For securities sold under agreements to repurchase, the carrying value is a reasonable estimate of fair value.

FHLB and Short-term FRB Borrowings
The fair value of FHLB and FRB borrowings is estimated based upon discounted future cash flows using a discount rate comparable to the current market rate for such borrowings.

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

The carrying amount and estimated fair value of the Company’s financial instruments at December 31, 2008 and 2007 are as follows:

	2008		2007
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(dollars in thousands)

Assets:
Cash and cash equivalents	$27,929	27,929	29,800	29,800
Investment securities available for sale	$124,916	126,539	120,968	120,968
Other investments	$6,303	6,303	6,434	6,434
Loans, net	$770,163	773,256	713,174	713,689
Cash surrender value of life insurance	$7,019	7,019	6,776	6,776
Derivative instruments	$4,981	4,981	1,907	1,907

Liabilities:
Deposits and demand notes payable	$722,662	718,278	695,239	695,659
Securities sold under agreements
to repurchase	$37,501	37,501	27,583	27,583
Short-term FRB borrowings	$5,000	4,999	-	-
FHLB borrowings	$77,000	83,038	87,500	90,223
Junior subordinated debentures	$20,619	20,619	20,619	20,619

(17)           Peoples Bancorp of North Carolina, Inc. (Parent Company Only) Condensed Financial Statements

Balance Sheets

December 31, 2008 and 2007

Assets	2008	2007

Cash	$25,599,529	725,416
Interest-bearing time deposit	5,000,000	8,000,000
Investment in subsidiaries	89,406,831	80,703,540
Investment securities available for sale	1,811,123	1,374,581
Other assets	415,483	251,724

Total assets	$122,232,966	91,055,261

Liabilities and Shareholders' Equity

Accrued expenses	$485,540	334,679
Junior subordinated debentures	20,619,000	20,619,000
Shareholders' equity	101,128,426	70,101,582

Total liabilities and shareholders' equity	$122,232,966	91,055,261

Statements of Earnings

For the Years Ended December 31, 2008, 2007 and 2006

Revenues:	2008	2007	2006

Dividends from subsidiaries	$1,929,455	4,811,203	3,855,556
Interest and dividend income	442,693	463,866	672,922
Loss on sale of securities	(327,013)	(235,950)	-

Total revenues	2,045,135	5,039,119	4,528,478

Expenses:

Interest	1,016,361	1,475,701	1,962,692
Other operating expenses	243,849	266,146	786,014

Total expenses	1,260,210	1,741,847	2,748,706

Earnings before income tax benefit and equity in
undistributed earnings of subsidiaries	784,925	3,297,272	1,779,772

Income tax benefit	389,200	514,800	705,800

Earnings before undistributed earnings in subsidiaries	1,174,125	3,812,072	2,485,572

Equity in undistributed earnings in subsidiaries	5,216,438	5,779,899	6,685,245

Net earnings	$6,390,563	9,591,971	9,170,817

Statements of Cash Flows

For the Years Ended December 31, 2008, 2007 and 2006

	2008	2007	2006
Cash flows from operating activities:

Net earnings	$6,390,563	9,591,971	9,170,817
Adjustments to reconcile net earnings to net
cash provided by operating activities:
Amortization	-	-	461,298
Book value shares accrual	136,130	158,678	128,444
Equity in undistributed earnings of subsidiaries	(5,216,438)	(5,779,899)	(6,685,245)
Deferred income tax benefit	(52,855)	(61,551)	(49,520)
Loss on sale of investment securities	327,013	235,950	-
Change in:
Other assets	(3,167)	-	-
Accrued income	(16,876)	1,603	(1,421)
Accrued expense	14,731	(253,748)	25,975

Net cash provided by operating activities	1,579,101	3,893,004	3,050,348

Cash flows from investing activities:

Proceeds from sales of investment securities available for sale	3,167	-	(6,000,000)
Purchases of investment securities available for sale	(1,000,000)	-	-
Net change in interest-bearing time deposit	3,000,000	-	(6,000,000)
Purchases of other investments	-	-	(600,000)
Purchase of equity in PEBK Capital Trust II	-	-	(619,000)
Proceeds from liquidation of PEBK Capital Trust I	-	-	433,000

Net cash used by investing activities	2,003,167	-	(6,786,000)

Cash flows from financing activities:

Proceeds from issuance of trust preferred securities	-	-	20,619,000
Repayments of trust preferred securities	-	-	(14,433,000)
Proceeds from issuance of preferred stock	25,054,000	-	-
Cash dividends paid	(2,679,828)	(2,331,203)	(1,905,556)
Cash paid in lieu of fractional shares	-	(3,355)	(6,426)
Common stock repurchased	(1,126,275)	(2,810,907)	(425,000)
Proceeds from exercise of stock options	43,948	330,997	1,014,425

Net cash provided (used) by financing activities	21,291,845	(4,814,468)	4,863,443

Net change in cash	24,874,113	(921,464)	1,127,791

Cash at beginning of year	725,416	1,646,880	519,089

Cash at end of year	$25,599,529	725,416	1,646,880

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

James S. Abernethy
President and Assistant Secretary, Midstate Contractors, Inc. (paving company)

Douglas S. Howard
Vice President, Howard Ventures, Inc. (private equity firm)

John W. Lineberger, Jr.
President, Lincoln Bonded Warehouse Company (commercial warehousing facility)

Gary E. Matthews
President and Director, Matthews Construction Company, Inc. (general contractor)

Billy L. Price, Jr. MD
Practicing Internist and Partner, Catawba Valley Internal Medicine, PA

Larry E. Robinson
President and Chief Executive Officer, The Blue Ridge Distributing Co., Inc. (beer and wine distributor)

William Gregory (Greg) Terry
Executive Vice President, Drum & Willis-Reynolds Funeral Homes and Crematory

Dan Ray Timmerman, Sr.
President/CEO, Timmerman Manufacturing, Inc. (wrought iron furniture, railings and gates manufacturer)

Benjamin I. Zachary
President, Treasurer and Director, Alexander Railroad Company

OFFICERS

Tony W. Wolfe
President and Chief Executive Officer

A. Joseph Lampron
Executive Vice President, Chief Financial Officer and Corporate Treasurer

Joseph F. Beaman, Jr.
Executive Vice President and Corporate Secretary

Lance A. Sellers
Executive Vice President and Assistant Corporate Secretary

William D. Cable, Sr.
Executive Vice President and Assistant Corporate Treasurer