Form 10-K, Exhibit 13
period 2009-12-31
PEOPLES BANCORP OF NORTH CAROLINA INC
filed 2010-03-25
CIK 1093672

EXHIBIT (13)

Appendix A to the Proxy Statement for the 2010 Annual Meeting of Shareholders

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

The Bank, founded in 1912, is a state-chartered commercial bank serving the citizens and business interests of the Catawba Valley and surrounding communities through 22 banking offices located in Lincolnton, Newton, Denver, Catawba, Conover, Maiden, Claremont, Hiddenite, Hickory, Charlotte, Monroe, Cornelius, Mooresville and Raleigh North Carolina.  The Bank also operates a loan production office in Denver, North Carolina.  At December 31, 2009, the Company had total assets of $1.0 billion, net loans of $762.6 million, deposits of $809.3 million, total securities of $201.5 million, and shareholders’ equity of $99.2 million.

The Bank has a diversified loan portfolio, with no foreign loans and few agricultural loans.  Real estate loans are predominately variable rate commercial property loans, which include residential development loans to commercial customers.  Commercial loans are spread throughout a variety of industries with no one particular industry or group of related industries accounting for a significant portion of the commercial loan portfolio.  The majority of the Bank's deposit and loan customers are individuals and small to medium-sized businesses located in the Bank's market area.  The Bank’s loan portfolio also includes Individual Taxpayer Identification Number (ITIN) mortgage loans generated thorough the Bank’s Banco de le Gente offices.  Additional discussion of the Bank’s loan portfolio and sources of funds for loans can be found in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on pages A-4 through A-31 of the Annual Report, which is included in this Form 10-K as Exhibit 13.

The operations of the Bank and depository institutions in general are significantly influenced by general economic conditions and by related monetary and fiscal policies of depository institution regulatory agencies, including the Federal Reserve, the Federal Deposit Insurance Corporation (the “FDIC”) and the North Carolina Commissioner of Banks (the "Commissioner").

At December 31, 2009, the Bank employed 267 full-time equivalent employees.

Subsidiaries
The Bank is a subsidiary of the Company.  The Bank has two subsidiaries, Peoples Investment Services, Inc. and Real Estate Advisory Services, Inc.  Through a relationship with Raymond James Financial Services, Inc., Peoples Investment Services, Inc. provides the Bank's customers access to investment counseling and non-deposit investment products such as stocks, bonds, mutual funds, tax deferred annuities, and related brokerage services.  Real Estate Advisory Services, Inc. provides real estate appraisal and real estate brokerage services.

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

The Company established a new subsidiary, Community Bank Real Estate Solutions, LLC (“CBRES”), during second quarter 2009.  CBRES serves as a “clearing-house” for appraisal services for community banks.  Other banks are able to contract with CBRES to find and engage appropriate appraisal companies in the area where the property is located.  This type of service ensures that the appraisal process remains independent from the financing process within the bank.

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

SELECTED FINANCIAL DATA
Dollars in Thousands Except Per Share Amounts

	2009	2008	2007	2006	2005
Summary of Operations
Interest income	$50,037	56,322	61,732	55,393	41,913
Interest expense	17,187	23,526	27,585	23,110	15,429
Net interest earnings	32,850	32,796	34,147	32,283	26,484
Provision for loan losses	10,535	4,794	2,038	2,513	3,110
Net interest earnings after provision
for loan losses	22,315	28,002	32,109	29,770	23,374
Non-interest income	11,823	10,495	8,816	7,554	6,668
Non-interest expense	29,883	28,893	25,993	22,983	20,330
Earnings before taxes	4,255	9,604	14,932	14,341	9,712
Income taxes	1,339	3,213	5,340	5,170	3,381
Net earnings	2,916	6,391	9,592	9,171	6,331
Dividends and accretion of preferred stock	1,246	-	-	-	-
Net earnings available to common
shareholders	$1,670	6,391	9,592	9,171	6,331

Selected Year-End Balances
Assets	$1,048,494	968,762	907,262	818,948	730,280
Available for sale securities	195,115	124,916	120,968	117,581	115,158
Loans, net	762,643	770,163	713,174	643,078	559,239
Mortgage loans held for sale	2,840	-	-	-	2,248
Interest-earning assets	988,017	921,101	853,878	780,082	692,835
Deposits	809,343	721,062	693,639	633,820	582,854
Interest-bearing liabilities	826,838	758,334	718,870	650,364	576,681
Shareholders' equity	$99,223	101,128	70,102	62,835	54,353
Shares outstanding*	5,539,056	5,539,056	5,624,234	5,745,951	5,677,328

Selected Average Balances
Assets	$1,016,257	929,799	846,836	772,585	706,843
Available for sale securities	161,135	115,853	120,296	118,137	108,690
Loans	782,464	747,203	665,379	604,427	550,545
Interest-earning assets	956,680	876,425	801,094	732,244	668,614
Deposits	772,075	720,918	659,174	605,407	570,997
Interest-bearing liabilities	796,260	740,478	665,727	613,686	563,210
Shareholders' equity	$101,162	76,241	70,586	62,465	55,989
Shares outstanding*	5,539,056	5,588,314	5,700,860	5,701,829	5,692,290

Profitability Ratios
Return on average total assets	0.29%	0.69%	1.13%	1.19%	0.90%
Return on average shareholders' equity	2.88%	8.38%	13.59%	14.68%	11.31%
Dividend payout ratio**	86.22%	41.93%	24.30%	20.78%	22.34%

Liquidity and Capital Ratios (averages)
Loan to deposit	101.35%	103.65%	100.94%	99.84%	96.42%
Shareholders' equity to total assets	9.95%	8.20%	8.34%	8.09%	7.92%

Per share of Common Stock*
Basic net income	$0.30	1.14	1.68	1.61	1.11
Diluted net income	$0.30	1.13	1.65	1.58	1.09
Cash dividends	$0.26	0.48	0.41	0.33	0.25
Book value	$13.37	13.73	12.46	10.94	9.57

*Shares outstanding and per share computations have been retroactively restated to reflect a 10% stock dividend during first quarter 2005, a 10% stock dividend during second quarter 2006 and a 3-for-2 stock split during second quarter 2007.
**As a percentage of net earnings available to common shareholders.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following is a discussion of our financial position and results of operations and should be read in conjunction with the information set forth under Item 1A Risk Factors and the Company’s consolidated financial statements and notes thereto on pages A-32  through A-66.

Introduction
Management's discussion and analysis of earnings and related data are presented to assist in understanding the consolidated financial condition and results of operations of the Company, for the years ended December 31, 2009, 2008 and 2007.  The Company is a registered bank holding company operating under the supervision of the Federal Reserve Board and the parent company of Peoples Bank (the “Bank”). The Bank is a North Carolina-chartered bank, with offices in Catawba, Lincoln, Alexander, Mecklenburg, Iredell, Union and Wake counties, operating under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation (the “FDIC”).

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

Economic conditions in 2009 continued to deteriorate and had a negative impact on our financial condition and results of operations.  Unfavorable trends, such as increased unemployment, falling real estate prices, increased loan default and increased bankruptcy rates, demonstrate the difficult business conditions that are affecting the general economy and therefore our operating results.  The unemployment rates in our primary market area have been higher than state and national averages throughout 2009.

Although we are unable to control the external factors that influence our business, by maintaining high levels of balance sheet liquidity, managing our interest rate exposures and by actively monitoring asset quality, we seek to minimize the potentially adverse risks of unforeseen and unfavorable economic trends.

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

The Federal Reserve has decreased the Federal Funds Rate 4.00% since December 31, 2007 with the rate set at 0.25% as of December 31, 2009.  These decreases had a negative impact on 2009 earnings and will continue to have a negative impact on the Bank’s net interest income in the future periods.  The negative impact from the decrease in the

Federal Funds Rate has been partially offset by the increase in earnings realized on interest rate contracts, including both an interest rate swap and interest rate floors, utilized by the Company.  Additional information regarding the Company’s interest rate contacts is provided below in the section entitled “Asset Liability and Interest Rate Risk Management.”

On December 23, 2008, the Company entered into a Securities Purchase Agreement (“Purchase Agreement”) with the United States Department of the Treasury (“UST”).  Under  the Purchase Agreement, the Company agreed to issue and sell 25,054 shares of Series A preferred stock and warrants to purchase 357,234 shares of common stock associated with the Company’s participation in the U.S. Treasury Department’s Capital Purchase Program (“CPP”) under the Troubled Asset Relief Program (“TARP”).  Proceeds from this issuance of preferred shares were allocated between preferred stock and the warrant based on their relative fair values at the time of the sale.  Of the $25.1 million in proceeds, $24.4 million was allocated to the Series A preferred stock and $704,000 was allocated to the common stock warrant.  The discount recorded on the preferred stock that resulted from allocating a portion of the proceeds to the warrant is being accreted directly to retained earnings over a five-year period applying a level yield.  As of December 31, 2009, the Company has accreted a total of $126,000 of the discount related to the Series A preferred stock.  The Company paid dividends of $1.1 million on the Series A preferred stock during 2009 and cumulative undeclared dividends at December 31, 2009 were $157,000.  The CPP, created by the UST, is a voluntary program in which selected, healthy financial institutions were encouraged to participate.  Approved use of the funds includes providing credit to qualified borrowers, either as companies or individuals, among other things.  Such participation is intended to support the economic development of the community and thereby restore the health of the local and national economy.

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

The Company is subject to the following restrictions while the Series A preferred stock is outstanding: 1) UST approval is required for the Company to repurchase shares of outstanding common stock; 2) the full dividend for the latest completed CPP dividend period must be declared and paid in full before dividends may be paid to common shareholders; 3) UST approval is required for any increase in common dividends per share above the last quarterly dividend of $0.12 per share paid prior to December 23, 2008; and 4) the Company may not take tax deductions for any senior executive officer whose compensation is above $500,000.  There were additional restrictions on executive compensation added in the ARRA for companies participating in the TARP, including participants in the CPP.

It is the intent of the Company to utilize CPP funds to provide capital to support making loans to qualified borrowers in the Bank’s market area.  The funds will also be used to absorb losses incurred when modifying loans or making concessions to borrowers in order to keep borrowers out of foreclosure.  The Bank is also working with its current builders and contractors to provide financing for potential buyers who may not be able to qualify for financing in the current mortgage market in order to help these customers sell existing single family homes.  The Company will also use the CPP capital infusion as additional Tier I capital to protect the Bank from potential losses that may be incurred during this current recessionary period.

The Company continues to face challenges resulting from the impact of the current economy on the housing and real estate markets.  The Bank continues to monitor and evaluate all significant loans in its portfolio, and will continue to manage its credit risk exposure with the expectation that stabilization of the real estate market will not occur until late 2010 or 2011.  The CPP funds have enhanced our capital position as the Company infused the Bank with $8.0 million additional regulatory capital. The Company has $19.0 million available that can be infused into the Bank as additional capital if needed to maintain its position as a well capitalized bank.  We anticipate increased loan losses in the short run and have prepared for that expectation. We have quality individuals managing our past due loans and foreclosed properties to minimize our potential losses. As the economy recovers, we are positioned to take advantage of all opportunities that present themselves.  Over the remainder of the year we anticipate net interest margin improvement as repricing of deposits should exceed repricing of loans. The amount and timing of any future Federal Reserve rate adjustment remains uncertain, and may further impact the Bank if those adjustments are significant.

The Company established a new subsidiary, Community Bank Real Estate Solutions, LLC (“CBRES”), during second quarter 2009.  CBRES will serve as a “clearing-house” for appraisal services for community banks.  Other banks are able to contract with CBRES to find and engage appropriate appraisal companies in the area where the property is located.  This type of service ensures that the appraisal process remains independent from the financing process within the bank.

The Bank opened a new office in Iredell County, in Mooresville, North Carolina in September 2009.  Management continues to look for branching opportunities in nearby markets although there are no additional offices planned in 2010.

Summary of Significant Accounting Policies
The consolidated financial statements include the financial statements of Peoples Bancorp of North Carolina, Inc. and its wholly owned subsidiaries, Peoples Bank and Real Estate Solutions, along with the Bank’s wholly owned subsidiaries, Peoples Investment Services, Inc. and Real Estate Advisory Services, Inc (collectively called the “Company”).  All significant intercompany balances and transactions have been eliminated in consolidation.

The Company’s accounting policies are fundamental to understanding management’s discussion and analysis of results of operations and financial condition.  Many of the Company’s accounting policies require significant judgment regarding valuation of assets and liabilities and/or significant interpretation of specific accounting guidance.  The following is a summary of some of the more subjective and complex accounting policies of the Company.  A more complete description of the Company’s significant accounting policies can be found in Note 1 of the Notes to Consolidated Financial Statements in the Company’s 2009 Annual Report to Shareholders which is Appendix A to the Proxy Statement for the May 6, 2010 Annual Meeting of Shareholders.

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

There are other complex accounting standards that require the Company to employ significant judgment in interpreting and applying certain of the principles prescribed by those standards.  These judgments include, but are not limited to, the determination of whether a financial instrument or other contract meets the definition of a derivative in accordance with Generally Accepted Accounting Principles ("GAAP").  For a more complete discussion of policies, see the notes to consolidated financial statements.

The disclosure requirements for derivatives and hedging activities have the intent to provide users of financial statements with an enhanced understanding of: (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The disclosure requirements include qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about the fair value of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative instruments.

The Company records all derivatives on the balance sheet at fair value.  The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge.  The Company may enter into derivative contracts that are intended to economically hedge certain of its risks, even though hedge accounting does not apply or the Company elects not to apply hedge accounting.

The Company has an overall interest rate risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility.  By using derivative instruments, the Company is exposed to credit and market risk.  If the counterparty fails to perform, credit risk is equal to the extent of the fair-value gain in the derivative.  The Company minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed periodically by the Company.  As of December 31, 2009, the Company had cash flow hedges with a notional amount of $50.0 million.  This derivative instrument consists of one interest rate swap contract.

The table below presents the fair value of the Company’s derivative financial instruments as well as their classification on the Balance Sheet as of December 31, 2009 and December 31, 2008.

(Dollars in thousands)
Asset Derivatives
	As of December 31, 2009		As of December 31, 2008
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Interest rate derivative contracts	Other assets	$ 1,762	Other assets	$ 4,981

The Company’s objectives in using interest rate derivatives are to add stability to interest income and expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps and floors as part of its interest rate risk management strategy.  For hedges of the Company’s variable-rate loan assets, interest rate swaps designated as cash flow hedges involve the receipt of fixed-rate amounts from a counterparty in exchange for the Company making variable-rate payments over the life of the agreements without exchange of the underlying notional amount.  For hedges of the Company’s variable-rate loan assets, the interest rate floor designated as a cash flow hedge involves the receipt of variable-rate amounts from a counterparty if interest rates fall below the strike rate on the contract in exchange for an up front premium.  As of December 31, 2009, the Company had one interest rate swap with a notional amount of $50.0 million that was designated as a cash flow hedge of interest rate risk.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in Accumulated Other Comprehensive Income and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. During 2009, such derivatives were used to hedge the variable cash inflows associated with existing pools of prime-based loan assets.  The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. The Company recognized a hedge ineffectiveness gain of $1,000 in earnings during the year ended December 31, 2009.

Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest income or expense as interest payments are received/made on the Company’s variable-rate assets/liabilities. During the next twelve months, the Company estimates that $1.4 million will be reclassified as an increase to interest income.

The tables below present the effect of the Company’s derivative financial instruments on the Income Statement for the years ended December 31, 2009 and 2008.

(Dollars in thousands)

	Amount of Gain (Loss) Recognized in OCI on Derivatives		Location of Gain (Loss) Reclassified from Accumulated OCI into Income	Amount of Gain (Loss) Reclassified from Accumulated OCI into Income
	Years ended December 31,			Years ended December 31,
	2009	2008		2009	2008
Interest rate derivative contracts	$ 434	$7,147	Interest income	$ 3,114	$ 3,403
			Non-interest income	$ 46	$ -

Relating to the post retirement benefit plan, the Company is required to recognize an obligation for either the present value of the entire promised death benefit or the annual “cost of insurance” required to keep the policy in force during the post-retirement years.  The Company made a $467,000 reduction to retained earnings in 2008 pursuant to the

guidance of the pronouncement to record the portion of this benefit earned by participants prior to adoption of the pronouncement.   In 2009 the Company made a $358,000 addition to retained earnings to reflect an adjustment of the cumulative effect due to amendments to the individual split-dollar plans implemented during 2009.

GAAP establishes a framework for measuring fair value and expands disclosures about fair value measurements.  There is a three-level fair value hierarchy for fair value measurements.  Level 1 inputs are quoted prices in active markets for identical assets or liabilities that a company has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.  Level 3 inputs are unobservable inputs for the asset or liability.  The table below presents the balance of securities available for sale and derivatives, which are measured at fair value on a recurring basis by level within the fair value hierarchy as of December 31, 2009 and 2008.

(Dollars in thousands)
	Fair Value Measurements December 31, 2009	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Investment securities available for sale	$195,115	861	193,004	1,250
Mortgage loans held for sale	$2,840	-	2,840	-
Market value of derivatives (in other assets)	$1,762	-	1,762	-

	Fair Value Measurements December 31, 2008	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Investment securities available for sale	$124,916	935	122,731	1,250
Market value of derivatives (in other assets)	$4,981	-	4,981	-

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

The following is an analysis of fair value measurements of investment securities available for sale using Level 3, significant unobservable inputs, for the year ended December 31, 2009:

(Dollars in thousands)
Investment Securities Available for Sale
Level 3 Valuation
Balance, beginning of period	$1,250
Change in book value	-
Change in gain/(loss) realized and unrealized	-
Purchases/(sales)	-
Transfers in and/or out of Level 3	-
Balance, end of period	$1,250

Change in unrealized gain/(loss) for assets still held in Level 3	$-

The Company’s December 31, 2009 and 2008 fair value measurement for impaired loans and other real estate on a non-recurring basis is presented below:

(Dollars in thousands)
	Fair Value Measurements December 31, 2009	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation	Total Gains/(Losses) for the Year Ended December 31, 2009
Impaired loans	$15,958	-	14,174	1,784	(1,924)
Other real estate	$3,997	-	3,997	-	(100)

	Fair Value Measurements December 31, 2008	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation	Total Gains/(Losses) for the Year Ended December 31, 2008
Impaired loans	$7,073	-	5,903	1,170	(345)
Other real estate	$1,867	-	1,867	-	(166)

The Company has specific loan loss reserves for loans that management has determined to be impaired.  These specific reserves are determined on an individual loan basis based on management’s current evaluation of the Company’s loss exposure for each credit, given the expected cash flow or appraised value of any underlying collateral.  At December 31, 2009 and 2008, the recorded investment in loans that were considered to be impaired was approximately $16.6 million and $7.5 million, respectively. In addition, the Company had approximately $2.0 million and $514,000 in loans past due more than ninety days and still accruing interest at December 31, 2009 and 2008, respectively.  The Company had specific reserves on impaired loans of $673,000 and $462,000 at December 31, 2009 and 2008, respectively. The average recorded investment in impaired loans for the twelve months ended December 31, 2009 and 2008 was approximately $15.0 million and $8.8 million, respectively. For the years ended December 31, 2009, 2008 and 2007, the Company recognized approximately $53,000, $57,000 and $29,000, respectively, of interest income on impaired loans.

At each reporting period, the Company determines which loans are impaired.  Accordingly, the Company’s impaired loans are reported at their estimated fair value on a non-recurring basis.  An allowance for each impaired loan, which are generally collateral-dependent, is calculated based on the fair value of its collateral.  The fair value of the collateral is based on appraisals performed by third-party valuation specialists.  Factors including the assumptions and techniques utilized by the appraiser are considered by Management.  If the recorded investment in the impaired loan exceeds the measure of fair value of the collateral, a valuation allowance is recorded as a component of the allowance for loan losses.

In April 2009, the Financial Accounting Standards Board (“FASB”) issued new authoritative guidance under the following two ASC's intended to provide additional guidance and enhance disclosures regarding fair value measurements and impairment of securities:

ASC Topic 820 (formerly FASB Staff Position (FSP) FAS 157-4), “Fair Value Measurements and Disclosures,” provides additional guidance for estimating fair value in accordance with ASC Topic 820 when the volume and level of activity for the asset or liability have decreased significantly.  ASC Topic 820 also provides guidance on identifying circumstances that indicate a transaction is not orderly.  The provisions of ASC Topic 820 were effective for the period ended March 31, 2009 and did not have a significant effect on the Company's condensed consolidated financial statements.

ASC Topic 320 (formerly FSP FAS 115-2 and FAS 124-2), “Investments – Debt and Equity Securities,” amends current other-than-temporary impairment guidance in GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements.  This ASC Topic 320 does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities.  The Company adopted the provisions of ASC Topic 320 as of June 30, 2009 and it did not have a significant effect on the Company's condensed consolidated financial statements.

In June 2009, the FASB issued new authoritative guidance under ASC Topic 860 (formerly Statement No. 166) “Transfers and Servicing,” to enhance reporting about transfers of financial assets, including securitizations, and where companies have continuing exposure to the risks related to transferred financial assets. ASC Topic 860 eliminates the concept of a "qualifying special-purpose entity" and changes the requirements for derecognizing financial assets. ASC Topic 860 also requires additional disclosures about all continuing involvements with transferred financial assets including information about gains and losses resulting from transfers during the period. The new authoritative guidance under ASC Topic 860 will be effective January 1, 2010 and is not expected to have a significant impact on the Company's consolidated financial statements.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (SFAS 167) to amend certain requirements of FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements.  SFAS 167 will remain authoritative until integrated into FASB Codification.  SFAS 167 is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter.  SFAS 167 has not had any effect on the Company's financial position, results of operations or disclosures.

In June 2009, the FASB issued Accounting Standards Update No. 2009-01 (“ASU 2009-01”), “Topic 105 – Generally Accepted Accounting Principles amendments based on Statement of Financial Accounting Standards No. 168 – The FASB Accounting Standards Codification TM and the Hierarchy of Generally Accepted Accounting Principles.”  ASU 2009-01 amends the FASB Accounting Standards Codification for the issuance of FASB Statement No. 168 (“SFAS 168”), “The FASB Accounting Standards Codification TM and the Hierarchy of Generally Accepted Accounting Principles.”  ASU 2009-1 includes SFAS 168 in its entirety, including the accounting standards update instructions contained in Appendix B of the Statement.  The FASB Accounting Standards Codification TM (“Codification”) became the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities.  Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. On the effective date of this Statement, the Codification will supersede all then-existing non-SEC accounting and reporting standards.  All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative. This Statement was effective for the Company’s financial statements beginning in the interim period ended September 30, 2009.

Following this Statement, the FASB will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts.  Instead, it will issue Accounting Standards Updates.  The FASB does not consider Accounting Standards Updates as authoritative in their own right.  Accounting Standards Updates serve only to update the Codification, provide background information about the guidance, and provide the basis for conclusions on the change(s) in the Codification.  FASB Statement No. 162, “The Hierarchy of Generally Accepted Accounting Principles”, which became effective on November 13, 2008, identified the sources of accounting principles and the framework for selecting the principles used in preparing the financial statements of nongovernmental entities that are presented in conformity with GAAP.  Statement 162 arranged these sources of GAAP in a hierarchy for users to apply accordingly.  Upon becoming effective, all of the content of the Codification carries the same level of authority, effectively superseding Statement 162. In other words, the GAAP hierarchy has been modified to include only two levels of GAAP: authoritative and non-authoritative.  As a result, this Statement replaces Statement 162 to indicate this change to the GAAP hierarchy.  The adoption of the Codification and ASU 2009-01 did not have any effect on the Company’s results of operations or financial position.  All references to accounting literature included in the notes to the financial statements have been changed to reference the appropriate sections of the Codification.

In June 2009, the FASB issued Accounting Standards Update No. 2009-02 (“ASU 2009-02”), “Omnibus Update – Amendments to Various Topics for Technical Corrections.”  The adoption of ASU 2009-02 did not have a material effect on the Company’s results of operations, financial position or disclosures.

In August 2009, the FASB issued Accounting Standards Update No. 2009-05 (“ASU 2009-05”), “Fair Value Measurements and Disclosures (Topic 820) – Measuring Liabilities at Fair Value.”  ASU 2009-05 applies to all entities that measure liabilities at fair value within the scope of ASC Topic 820.  ASU 2009-05 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques:

1) A valuation technique that uses:
a. The quoted price of the identical liability when traded as an asset
b. Quoted prices for similar liabilities or similar liabilities when traded as assets.
2) Another valuation technique that is consistent with the principles of ASC Topic 820.  Two examples would be an income approach, such as a technique that is based on the amount at the measurement date that the reporting entity would pay to transfer the identical liability or would receive to enter into the identical liability.

The amendments in ASU 2009-5 also clarify that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability.  It also clarifies that both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements.  The guidance provided in ASU 2009-5 became effective for the Company in the fourth quarter of 2009.  Because the Company does not currently have any liabilities that are recorded at fair value, the adoption of this guidance did not have any impact on results of operations, financial position or disclosures.

ASU 2009-12, “Fair Value Measurements and Disclosures (Topic 820) - Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent),” issued in September, 2009, allows a company to measure the fair value of an investment that has no readily determinable fair market value on the basis of the investee's net asset value per share as provided by the investee. This allowance assumes that the investee has calculated net asset value in accordance with the GAAP measurement principles of Topic 946 as of the reporting entity's measurement date.   Examples of such investments include investments in hedge funds, private equity funds, real estate funds and venture capital funds. The update also provides guidance on how the investment should be classified within the fair value hierarchy based on the value for which the investment can be redeemed.  The amendment is effective for interim and annual periods ending after December 15, 2009 with early adoption permitted.  The Company does not have investments in such entities and, therefore, there is no impact to our financial statements.

ASU 2009-13, “Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements – a consensus of the FASB Emerging Issues Task Force” was issued in October, 2009 and provides guidance on accounting for products or services (deliverables) separately rather than as a combined unit utilizing a selling price hierarchy to determine the selling price of a deliverable.  The selling price is based on vendor-specific evidence, third-party evidence or estimated selling price.  The amendments in the Update are effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 with early adoption permitted.  The Company does not expect the update to have an impact on its financial statements.

Issued October, 2009, ASU 2009-15, “Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing” amends ASC Topic 470 and provides guidance for accounting and reporting for own-share lending arrangements issued in contemplation of a convertible debt issuance.  At the date of issuance, a share-lending arrangement entered into on an entity's own shares should be measured at fair value in accordance with Topic 820 and recognized as an issuance cost, with an offset to additional paid-in capital.  Loaned shares are excluded from basic and diluted earnings per share unless default of the share-lending arrangement occurs.  The amendments also require several disclosures including a description and the terms of the arrangement and the reason for entering into the arrangement.  The effective dates of the amendments are dependent upon the date the share-lending arrangement was entered into and include retrospective application for arrangements outstanding as of the beginning of fiscal years beginning on or after December 15, 2009.   The Company has no plans to issue convertible debt and, therefore, the update had no impact on its financial statements as of December 31, 2009.

In December 2009, the FASB issued Accounting Standards Update No. 2009-16 (“ASU 2009-16”), “Accounting for Transfers of Financial Assets”.  ASU No. 2009-16 formally incorporates into the FASB Codification amendments to SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, made by SFAS No. 166 “Accounting for Transfers of Financial Assets”, an amendment of FASB Statement No. 140, primarily to 1.)  eliminate the concept of a qualifying special-purpose entity, 2.)  limit the circumstances under which a financial asset should be derecognized when the entire financial asset has not been transferred to a non-consolidated entity, 3.)  requires additional disclosures concerning a transferor’s continuing involvement with transferred financial assets and 4.)  requires that all servicing assets and liabilities be measured at fair value.  This guidance is effective as of the start of the first annual and interim reporting periods.  ASU No. 2009-19 is not expected to have a material impact on the Company’s results of operations, financial position or disclosures; however the Company will need to review future loan participation agreements and other transfers of financial assets for compliance with the new standard.

In December 2009, the FASB issued Accounting Standards Update No. 2009-17 (“ASU 2009-17”), “Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities”.  ASU No. 2009-17 formally incorporates into the FASB Codification amendments to FASB Interpretation (“FIN”) No. 46(R), “Consolidation of Variable Interest Entities”, made by SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” to require that a comprehensive qualitative analysis be performed to determine whether a holder of variable interests in a variable interest entity also has a controlling financial interest in the entity.  In addition, the amendments require that the same type of analysis be applied to entities that were previously designated as qualified special-purpose entities.  This ASU is effective as of the start of the first annual reporting period beginning after November 15, 2009, for interim periods within the first annual reporting period and for all subsequent annual and interim reporting periods.  ASU No. 2009-17 is not expected to have a material impact on the Company’s financial position, results of operations or disclosures.

In January 2010, the FASB issued Accounting Standards Update No. 2010-06 (“ASU 2010-06”), “Improving Disclosures about Fair Value Measurements”.  ASU No. 2010-06 amends FASB Accounting Standards Codification topic 820-10-50, “Fair Value Measurements and Disclosures”, to require additional information to be disclosed principally regarding Level 3 measurements and transfers to Level 1 and 2.  In addition, enhanced disclosure is required concerning inputs and valuation techniques used to determine Level 2 and Level 3 measurements.  This guidance is generally effective for interim and annual reporting periods beginning with December 15, 2009; however requirements to disclose separately purchases, sales, issuances and settlements in the Level 3 reconciliation are effective for fiscal years beginning after December 15, 2010 (and for interim periods within such years).  ASU No. 2010-06 is not expected to have a material impact on the Company’s financial position or results of operations and will have a minimal impact on its disclosures.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company's financial position, results of operations or cash flows.

Management of the Company has made a number of estimates and assumptions relating to reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare the accompanying consolidated financial statements in conformity with GAAP.  Actual results could differ from those estimates.

The remainder of management’s discussion and analysis of the Company’s results of operations and financial position should be read in conjunction with the consolidated financial statements and related notes presented on pages A-32 through A-66.

Results of Operations
Summary.  The Company reported earnings of $2.9 million in 2009, or $0.53 basic and diluted net earnings per common share before adjustment for preferred stock dividends and accretion as compared to $6.4 million, or $1.14 basic net earnings per common share and $1.13 diluted net earnings per common share for 2008.  After adjusting for $1.2 million in dividends and accretion on preferred stock, net earnings available to common shareholders for the year ended December 31, 2009 were $1.7 million or $0.30 basic and diluted net earnings per common share.  Net earnings from recurring operations for the year ended December 31, 2009 were $2.5 million, or $0.46 basic and diluted net earnings per share, before adjustment for preferred stock dividends and accretion, as compared to net earnings from recurring operations of $6.7 million, or $1.20 basic net earnings per share and $1.19 diluted net earnings per share, for the same period one year ago.  The Company’s decrease in net earnings for 2009 is primarily attributable to an increase in provision for loan losses and an increase in non-interest expense, which were partially offset by an increase in non-interest income.

Net earnings for 2008 represented a decrease of 33% as compared to 2007 net earnings of $9.6 million or $1.68 basic net earnings per common share and $1.65 diluted net earnings per common share.  The decrease in 2008 net earnings was primarily attributable to a decrease in net interest income, an increase in the provision for loan losses and an increase in non-interest expense, which was partially offset by an increase in non-interest income.

The return on average assets in 2009 was 0.29%, compared to 0.69% in 2008 and 1.13% in 2007. The return on average shareholders’ equity was 2.88% in 2009 compared to 8.38% in 2008 and 13.59% in 2007.

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

Net interest income for 2009 increased to $32.9 million compared to $32.8 million in 2008.  This increase is primarily attributable to a reduction in interest expense due to a decrease in the cost of funds for time deposits.  Net interest income decreased 4% in 2008 from $34.1 million in 2007.  The decrease in 2008 was primarily related to a reduction in the Bank’s prime commercial lending rate.  The decrease in loan interest income resulting from a decline in prime rate was partially offset by an increase in income from derivative instruments.  Net income from derivative instruments was $3.4 million for the year ended December 31, 2008 compared to a net loss of $406,000 for the same period in 2007.

Table 1 sets forth for each category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding, the interest incurred on such amounts and the average rate earned or incurred for the years ended December 31, 2009, 2008 and 2007. The table also sets forth the average rate earned on total interest-earning assets, the average rate paid on total interest-bearing liabilities, and the net yield on average total interest-earning assets for the same periods.  Yield information does not give effect to changes in fair value that are reflected as a component of shareholders’ equity.  Yields and interest income on tax-exempt investments have been adjusted to tax equivalent basis using an effective tax rate of 38.55% for securities that are both federal and state tax exempt and an effective tax rate of 6.90% for state tax exempt securities.  Non-accrual loans and the interest income that was recorded on these loans, if any, are included in the yield calculations for loans in all periods reported.

Table 1- Average Balance Table

	December 31, 2009			December 31, 2008			December 31, 2007
(Dollars in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate
Interest-earning assets:

Loans	$782,464	40,058	5.12%	747,203	46,808	6.26%	665,379	55,109	8.28%
Interest rate derivative contracts	-	3,114	0.40%	-	3,403	0.45%	-	(406)	-0.06%
Loan fees	-	39	0.00%	-	393	0.05%	-	698	0.10%
Total loans	782,464	43,211	5.52%	747,203	50,604	6.77%	665,379	55,401	8.33%

Investments - taxable	81,642	3,477	4.26%	26,591	1,253	4.71%	20,305	868	4.27%
Investments - nontaxable*	79,493	4,226	5.32%	89,262	4,924	5.52%	99,991	5,470	5.47%
Federal funds sold	704	1	0.14%	3,050	55	1.80%	7,378	383	5.19%
Other	12,377	53	0.43%	10,319	293	2.84%	8,041	444	5.52%

Total interest-earning assets	956,680	50,968	5.33%	876,425	57,129	6.52%	801,094	62,566	7.81%

Cash and due from banks	31,225			21,331			20,081
Other assets	41,866			41,626			34,287
Allowance for loan losses	(13,514)			(9,583)			(8,626)

Total assets	$1,016,257			929,799			846,836

Interest-bearing liabilities:

NOW accounts	$112,452	1,373	1.22%	92,612	1,269	1.37%	79,550	1,127	1.42%
Regular savings accounts	35,762	368	1.03%	17,423	50	0.29%	18,685	54	0.29%
Money market accounts	94,537	1,224	1.29%	93,564	1,930	2.06%	87,916	2,918	3.32%
Time deposits	412,127	9,687	2.35%	406,127	15,008	3.70%	361,859	17,430	4.82%
FHLB / FRB borrowings	84,547	3,596	4.25%	79,417	3,616	4.55%	80,058	3,759	4.70%
Demand notes payable to U.S. Treasury	805	-	0.00%	859	14	1.63%	814	39	4.79%
Trust preferred securities	20,619	546	2.65%	20,619	1,016	4.93%	20,619	1,476	7.16%
Other	35,411	393	1.11%	29,857	624	2.09%	16,226	782	4.82%

Total interest-bearing liabilities	796,260	17,187	2.16%	740,478	23,527	3.18%	665,727	27,585	4.14%

Demand deposits	117,197			111,192			111,164
Other liabilities	2,428			4,021			3,022
Shareholders' equity	101,162			76,241			70,586

Total liabilities and shareholders' equity	$1,017,047			931,932			850,499

Net interest spread		$33,781	3.17%		33,602	3.34%		34,981	3.67%

Net yield on interest-earning assets			3.53%			3.83%			4.37%

Taxable equivalent adjustment
Investment securities		$931			806			834

Net interest income		$32,850			32,796			34,147

*Includes U.S. government agency securities that are non-taxable for state income tax purposes of $45.5 million in 2009, $63.6 million in 2008 and $74.9 million in 2007. An effective tax rate of 6.90% was used to calculate the tax equivalent yield on these securities.

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

Table 2 - Rate/Volume Variance Analysis-Tax Equivalent Basis

	December 31, 2009			December 31, 2008
(Dollars in thousands)	Changes in average volume	Changes in average rates	Total Increase (Decrease)	Changes in average volume	Changes in average rates	Total Increase (Decrease)
Interest income:

Loans: Net of unearned income	$2,168	(9,561)	(7,393)	6,177	(10,974)	(4,797)

Investments - taxable	2,470	(246)	2,224	282	102	384
Investments - nontaxable	(529)	(169)	(698)	(589)	43	(546)
Federal funds sold	(23)	(31)	(54)	(151)	(177)	(328)
Other	33	(273)	(240)	95	(246)	(151)

Total interest income	4,119	(10,280)	(6,161)	5,814	(11,252)	(5,438)

Interest expense:

NOW accounts	257	(153)	104	182	(40)	142
Regular savings accounts	121	197	318	(4)	-	(4)
Money market accounts	16	(722)	(706)	152	(1,140)	(988)
Time deposits	181	(5,502)	(5,321)	1,884	(4,306)	(2,422)
FHLB / FRB Borrowings	226	(246)	(20)	(30)	(113)	(143)
Demand notes payable to
U.S. Treasury	-	(14)	(14)	1	(27)	(26)
Trust Preferred Securities	-	(470)	(470)	-	(459)	(459)
Other	89	(320)	(231)	471	(630)	(159)

Total interest expense	890	(7,230)	(6,340)	2,656	(6,716)	(4,059)

Net interest income	$3,229	(3,050)	179	3,158	(4,536)	(1,379)

Net interest income on a tax equivalent basis totaled $33.8 million in 2009 as compared to $33.6 million in 2008.  The interest rate spread, which represents the rate earned on interest-earning assets less the rate paid on interest-bearing liabilities, was 3.17% in 2009, a decrease from the 2008 net interest spread of 3.34%.  The net yield on interest-earning assets in 2009 decreased to 3.53% from the 2008 net interest margin of 3.83%.

Tax equivalent interest income decreased $6.2 million or 11% in 2009 primarily due to a reduction in the Bank’s prime commercial lending rate.  The yield on interest-earning assets decreased to 5.33% in 2009 from 6.52% in 2008 as a result of a decrease in the average yield received on loans resulting from Federal Reserve interest rate decreases, which were partially offset by an increase in the average outstanding balance of loans and income from interest rate derivative contracts.  Average interest-earning assets increased $80.3 million primarily as the result of a $35.3 million increase in average loans and a $45.3 million increase in average investment securities over 2008.  All other interest-earning assets including federal funds sold were $13.1 million in 2009 and $13.4 million in 2008.

Interest expense decreased $6.3 million or 27% in 2009 due to a decrease in the average rate paid on interest-bearing liabilities.  The cost of funds decreased to 2.16% in 2009 from 3.18% in 2008.  This decrease in the cost of funds was primarily attributable to decreases in the average rate paid on interest-bearing checking and savings accounts and certificates of deposit.  The $55.8 million growth in average interest-bearing liabilities was primarily attributable to an increase in interest-bearing checking and savings accounts of $39.2 million to $242.8 million in 2009 from $203.6 million in 2008.

In 2008 net interest income on a tax equivalent basis decreased $1.4 million or 4% to $33.6 million in 2008 from $35.0 million in 2007.  The interest rate spread was 3.34% in 2008, a decrease from the 2007 net interest spread of 3.67%.  The net yield on interest-earning assets in 2008 decreased to 3.83% from the 2007 net interest margin of 4.37%.

Provision for Loan Losses.  Provisions for loan losses are charged to income in order to bring the total allowance for loan losses to a level deemed appropriate by management of the Company based on factors such as management’s judgment as to losses within the Company’s loan portfolio, including the valuation of impaired loans, loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies and management’s assessment of the quality of the loan portfolio and general economic climate.

The provision for loan losses was $10.5 million, $4.8 million, and $2.0 million for the years ended December 31, 2009, 2008 and 2007, respectively.  The increase in the provision for loan losses for 2009 is primarily attributable to an increase in non-performing assets and a $3.3 million increase in net charge-offs.  Please see the section below entitled “Allowance for Loan Losses” for a more complete discussion of the Bank’s policy for addressing potential loan losses.

Non-Interest Income.  Non-interest income for 2009 totaled $11.8 million, an increase of $1.3 million or 13% from non-interest income of $10.5 million for 2008.  This increase in non-interest income is attributable to an increase in gains on sale of securities which were partially offset by an increase in write-downs of securities and a decrease in miscellaneous income and other service charges and fees when compared to the same period last year.  Recurring non-interest income increased 2% to $11.2 million for the year ended December 31, 2009, as compared to $11.0 million for the same period one year ago.  The increase in recurring non-interest income is primarily due to a $167,000 increase in mortgage banking income resulting from increased mortgage loan demand.  Net non-recurring gains of $574,000 for the year ended December 31, 2009 included a $1.8 million gain on sale of securities, which was partially offset by write-downs of three securities totaling $723,000.  This $1.1 million net gain on the sale and write-down of securities for the year ended December 31, 2009 was partially offset by a $498,000 net loss on the disposition of assets.  Net non-recurring losses of $456,000 for the year ended December 31, 2008 were due to a $167,000 loss on the sale of securities and a $289,000 net loss on the disposition of assets.

Non-interest income for 2008 increased $1.7 million or 19% from non-interest income of $8.8 million for 2007. The increases in non-interest income for 2008 are primarily due to an increase in service charges and fees resulting from growth in deposit base coupled with normal pricing changes, an increase in mortgage banking income and a decrease in the loss on sale and write-down of securities when compared to the same period in 2007.  These increases in non-interest income were partially offset by a decrease in insurance and brokerage commissions and a net increase in losses and write-downs on foreclosed property for the year ended 2008 when compared to 2007.

Service charges on deposit accounts totaled $5.6 million during 2009, an increase of $370,000, or 7% over 2008.  Service charge income increased $925,000, or 22% in 2008 compared to 2007.  These increases are primarily attributable to growth in the deposit base coupled with normal pricing changes, which resulted in an increase in account maintenance fees.

Other service charges and fees decreased to $2.1 million for the year ended December 31, 2009 as compared to $2.4 million for the same period one year ago.  This decrease is primarily attributable to a decrease in check cashing fees.

The Company reported net gains on sale and write-downs of securities of $1.1 million in 2009 and net losses on sale and write-downs of securities of $167,000 and $562,000 in 2008 and 2007, respectively.  The Company periodically evaluates its investments for any impairment which would be deemed other than temporary.   As part of its evaluation in 2009, the Company determined that the fair values of three investments were less than the original cost of the investments and that the decline in fair value was not temporary in nature.  As a result, the Company wrote down its original investments by $723,000.  The remaining fair value of the investments at December 31, 2009 was $11,000.  Similarly, as part of its evaluation in 2008, the Company wrote down one investment by $300,000.  The remaining fair value of the investments at December 31, 2008 was $22,000.

During the year ended 2007, the Company wrote down two investments by $430,000.  The remaining fair value of the investments at December 31, 2007 was $348,000.

Mortgage banking income increased to $827,000 in 2009 from $660,000 in 2008 primarily due to an increase in mortgage loan demand.  During 2008 mortgage banking income increased $100,000 from the $560,000 reported in 2007.  The increase in mortgage banking income for 2008 was primarily attributable to an increase in brokered loan activity.

Net losses on other real estate and repossessed assets were $501,000, $287,000 and $118,000 for 2009, 2008 and 2007, respectively.  The increase in net losses on other real estate and repossessed assets during 2009 was primarily attributable to increased write-downs on foreclosed property for the year ended December 31, 2009 as compared to the same period last year.  Management determined that the market value of these assets had decreased significantly and charges were appropriate for 2009.

Miscellaneous income for 2009 totaled $2.4 million, an increase of 5% from $2.3 million for 2008.  During 2008, miscellaneous income increased 3% from $2.2 million for 2007.

Table 3 presents a summary of non-interest income for the years ended December 31, 2009, 2008 and 2007.

Table 3 - Non-Interest Income

(Dollars in thousands)	2009	2008	2007
Service charges	$5,573	5,203	4,279
Other service charges and fees	2,058	2,399	1,938
Gain (loss) on sale of securities	1,072	(167)	(562)
Mortgage banking income	827	660	560
Insurance and brokerage commissions	414	426	521
Loss on foreclosed and repossessed assets	(501)	(287)	(118)
Miscellaneous	2,380	2,261	2,198
Total non-interest income	$11,823	10,495	8,816

Non-Interest Expense.  Total non-interest expense amounted to $29.9 million for 2009, an increase of 3% from 2008.  Non-interest expense for 2008 increased 11% to $28.9 million from non-interest expense of $26.0 million for 2007.

Salary and employee benefit expense was $14.8 million in 2009, compared to $15.2 million during 2008, a decrease of $436,000 or 3%, following a $1.3 million or 9% increase in salary and employee benefit expense in 2008 over 2007.  The decrease in salary and employee benefits in 2009 is primarily due to a reduction in incentive expense.   The increase in salary and employee benefits in 2008 was primarily related to normal salary increases and expense associated with additional staff for new branches.

The Company recorded occupancy expenses of $5.4 million in 2009, compared to $5.0 million during 2008, an increase of $380,000 or 8%, following an increase of $278,000 or 6% in occupancy expenses in 2008 over 2007.  The increases in 2009, 2008 and 2007 are primarily due to an increase in furniture and equipment expense and lease expense associated with new branches.

The total of all other operating expenses increased $1.0 million or 12% to $9.7 million during 2009.  The increase in other expense for 2009 is primarily attributable to a $1.2 million increase in FDIC insurance expense due to an increase in 2009 FDIC insurance assessment rates combined with a $453,000 FDIC insurance special assessment paid in September 2009.  Other operating expense increased $1.3 million or 18% in 2008 over 2007.  The increase in other expense for 2008 is primarily attributable an increase of $407,000 in FDIC insurance expense, an increase of $309,000 in deposit program expense and an increase of $133,000 in foreclosure expense

Table 4 presents a summary of non-interest expense for the years ended December 31, 2009, 2008 and 2007.

Table 4 - Non-Interest Expense

(Dollars in thousands)	2009	2008	2007
Salaries and wages	$11,530	11,591	10,276
Employee benefits	3,228	3,603	3,612
Total personnel expense	14,758	15,194	13,888
Occupancy expense	5,409	5,029	4,751
Office supplies	426	564	554
FDIC deposit insurance	1,766	547	140
Professional services	358	422	400
Postage	342	360	320
Telephone	616	476	405
Director fees and expense	350	450	499
Advertising	860	1,076	988
Consulting fees	198	385	460
Taxes and licenses	248	193	272
Other operating expense	4,552	4,197	3,316
Total non-interest expense	$29,883	28,893	25,993

Income Taxes.  Total income tax expense was $1.3 million in 2009 compared with $3.2 million in 2008 and $5.3 million in 2007.   The primary reason for the decrease in taxes for 2009 as compared to 2008 and 2007 was the decrease in pretax income.  The Company’s effective tax rates were 31.47%, 33.46% and 35.76% in 2009, 2008 and 2007, respectively.

Liquidity. The objectives of the Company’s liquidity policy are to provide for the availability of adequate funds to meet the needs of loan demand, deposit withdrawals, maturing liabilities and to satisfy regulatory requirements.  Both deposit and loan customer cash needs can fluctuate significantly depending upon business cycles, economic conditions and yields and returns available from alternative investment opportunities.  In addition, the Company’s liquidity is affected by off-balance sheet commitments to lend in the form of unfunded commitments to extend credit and standby letters of credit.  As of December 31, 2009 such unfunded commitments to extend credit were $140.2 million, while commitments in the form of standby letters of credit totaled $3.3 million.

The Company uses several sources to meet its liquidity requirements.  The primary source is core deposits, which includes demand deposits, savings accounts and non-brokered certificates of deposits of denominations less than $100,000.  The Company considers these to be a stable portion of the Company’s liability mix and the result of on-going consumer and commercial banking relationships.  As of December 31, 2009, the Company’s core deposits totaled $569.0 million, or 70% of total deposits.

The other sources of funding for the Company are through large denomination certificates of deposit, including brokered deposits, federal funds purchased, securities under agreement to repurchase and FHLB borrowings.  The Bank is also able to borrow from the Federal Reserve on a short-term basis.  In third quarter 2008, the Bank significantly improved its funding capacity by pledging loans to the Federal Reserve Bank ("FRB").  The Bank’s policies include the ability to access wholesale funding up to 40% of total assets.  The Bank’s wholesale funding includes FHLB borrowings, FRB borrowings, brokered deposits, internet certificates of deposit and certificates of deposit issued to the State of North Carolina.  The Company’s ratio of wholesale funding to total assets was 15.75% as of December 31, 2009.

At December 31, 2009, the Bank had a significant amount of deposits in amounts greater than $100,000, including brokered deposits of $84.0 million, which have an average maturity of 14 months.  The balance and cost of these deposits are more susceptible to changes in the interest rate environment than other deposits.   Access to the brokered deposit market could be restricted if the Bank were to fall below the well capitalized level.  For additional information, please see the section below entitled “Deposits.”

The Bank has a line of credit with the FHLB equal to 20% of the Bank’s total assets, with an outstanding balance of $77.0 million at December 31, 2009.  At December 31, 2009, the carrying value of loans pledged as collateral totaled approximately $147.0 million.  As additional collateral, the Bank has pledged securities to FHLB.  At December 31, 2009, the market value of securities pledged to FHLB totaled $7.5 million.  The remaining availability at FHLB was $3.5 million at December 31, 2009.  The Bank had no borrowings from the FRB at December 31, 2009.  The FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB.  At December 31, 2009, the carrying value of loans pledged as collateral to the FRB totaled approximately $428.2 million.  During 2009, the Bank increased its overall borrowing capacity by pledging commercial real estate loans to the FRB that were previously pledged to the FHLB.

The Bank also had the ability to borrow up to $40.5 million for the purchase of overnight federal funds from four correspondent financial institutions as of December 31, 2009.

The liquidity ratio for the Bank, which is defined as net cash, interest-bearing deposits with banks, federal funds sold and certain investment securities, as a percentage of net deposits and short-term liabilities was 19.10% at December 31, 2009, 11.71% at December 31, 2008 and 13.93% at December 31, 2007.  The minimum required liquidity ratio as defined in the Bank’s Asset/Liability and Interest Rate Risk Management Policy for on balance sheet liquidity is 10%.

As disclosed in the Company’s Consolidated Statements of Cash Flows included elsewhere herein, net cash provided by operating activities was approximately $4.6 million during 2009.  Net cash used in investing activities of $80.3 million consisted primarily of purchases of available-for-sale investments totaling $141.8 million which were partially offset by maturities, calls and sales of available-for-sale investments which totaled $71.4 million.  Net cash provided by financing activities amounted to $79.1 million, primarily from a $88.3 million net increase in deposits which was partially offset by a reduction in FRB borrowings of $5.0 million.

Asset Liability and Interest Rate Risk Management.  The objective of the Company’s Asset Liability and Interest Rate Risk strategies is to identify and manage the sensitivity of net interest income to changing interest rates and to minimize the interest rate risk between interest-earning assets and interest-bearing liabilities at various maturities.  This is done in conjunction with the need to maintain adequate liquidity and the overall goal of maximizing net interest income. Table 5 presents an interest rate sensitivity analysis for the interest-earning assets and interest-bearing liabilities for the year ended December 31, 2009.

Table 5 - Interest Sensitivity Analysis

(Dollars in thousands)	Immediate	1-3 months	4-12 months	Total Within One Year	Over One Year & Non-sensitive	Total
Interest-earning assets:
Loans	$506,108	7,751	27,801	541,660	236,396	778,056
Mortgage loans held for sale	2,840	-	-	2,840	-	2,840
Investment securities	-	1,798	2,646	4,444	190,671	195,115
Interest-bearing deposit accounts	1,458	249	-	1,707	-	1,707
Certificates of deposit	-	-	3,345	3,345	-	3,345
Other interest-earning assets	-	-	-	-	6,954	6,954

Total interest-earning assets	510,406	9,798	33,792	553,996	434,021	988,017

Interest-bearing liabilities:
NOW, savings, and money market deposits	290,273	-	-	290,273	-	290,273
Time deposits	42,465	107,827	142,271	292,563	108,871	401,434
Other short term borrowings	636	-	-	636	-	636
FHLB borrowings	-	5,000	2,000	7,000	70,000	77,000
Securities sold under
agreement to repurchase	36,876	-	-	36,876	-	36,876
Trust preferred securities	-	20,619	-	20,619	-	20,619

Total interest-bearing liabilities	370,250	133,446	144,271	647,967	178,871	826,838

Interest-sensitive gap	$140,156	(123,648)	(110,479)	(93,971)	255,150	161,179

Cumulative interest-sensitive gap	$140,156	16,508	(93,971)	(93,971)	161,179

Interest-earning assets as a percentage of
interest-bearing liabilities	137.85%	7.34%	23.42%	85.50%	242.64%

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

The Company’s rate sensitive assets are those earning interest at variable rates and those with contractual maturities within one year.  Rate sensitive assets therefore include both loans and available for sale securities.  Rate sensitive liabilities include interest-bearing checking accounts, money market deposit accounts, savings accounts, time deposits and borrowed funds.  As shown in Table 5, the Company’s balance sheet is asset-sensitive, meaning that in a given period there will be more assets than liabilities subject to immediate repricing as interest rates change in the market. Because most of the Company’s loans are tied to the prime rate, they reprice more rapidly than rate sensitive interest-bearing deposits.  During periods of rising rates, this results in increased net interest income.  The opposite occurs during periods of declining rates.  Rate sensitive assets at December 31, 2009 totaled $956.7 million, exceeding rate sensitive liabilities of $796.3 million by $160.4 million.

Included in the rate sensitive assets are $490.4 million in variable rate loans indexed to prime rate subject to immediate repricing upon changes by the Federal Open Market Committee (“FOMC”).  The Bank utilizes interest rate floors on certain variable rate loans to protect against further downward movements in the prime rate.  At December 31,

2009, the Bank had $317.8 million in loans with interest rate floors.  The floors were in effect on $315.5 million of these loans pursuant to the terms of the promissory notes on these loans.   The weighted average rate on these loans is 1.19% higher than the indexed rate on the promissory notes without interest rate floors.

The Company has an overall interest rate risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility.  By using derivative instruments, the Company is exposed to credit and market risk.  If the counterparty fails to perform, credit risk is equal to the extent of the fair-value gain in the derivative.  The Company minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed periodically by the Company. As of December 31, 2009, the Company had a cash flow hedge with a notional amount of $50.0 million.  This derivative instrument consists of one interest rate swap contract.  The interest rate swap contract is used to convert $50.0 million of variable rate loans to a fixed rate.  Under the swap contract, the Company receives a fixed rate of 6.245% and pays a variable rate based on the current prime rate (3.25% at December 31, 2009) on the notional amount of $50.0 million.  The swap agreement matures in June 2011.  The Company recognized $3.1 million in interest income, net of premium amortization, from interest rate derivative contracts during the year ended December 31, 2009.  Based on the current interest rate environment, it is expected the Company will continue to receive income on this interest rate contract throughout 2010.  The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in Accumulated Other Comprehensive Income and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings.  During 2009, such derivatives were used to hedge the variable cash inflows associated with existing pools of prime-based loan assets.  The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings.  The Company recognized a hedge ineffectiveness gain of $1,000 in earnings during the year ended December 31, 2009.

Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest income or expense as interest payments are received/made on the Company’s variable-rate assets/liabilities. During the next twelve months, the Company estimates that $1.4 million will be reclassified as an increase to interest income.

Table 6 presents additional information on the Company’s derivative financial instruments as of December 31, 2009.

Table 6 - Derivative Instruments
(Dollars in thousands)
Type of Derivative	Notional Amount	Contract Rate	Year-to-date Income (Net of Premium Amortization)
Interest rate floor contact*	-	-	106
Interest rate floor contact*	-	-	623
Interest rate floor contact*	-	-	912
Interest rate swap contact expiring 06/01/11	50,000	6.245%	1,472
	$50,000		$3,114

* Interest rate floor contracts expired during 2009

An analysis of the Company’s financial condition and growth can be made by examining the changes and trends in interest-earning assets and interest-bearing liabilities.  A discussion of these changes and trends follows.

Analysis of Financial Condition
Investment Securities.  All of the Company’s investment securities are held in the available-for-sale (“AFS”) category. At December 31, 2009 the market value of AFS securities totaled $195.1 million, compared to $124.9 million and $121.0 million at December 31, 2008 and 2007, respectively.  The increase in 2009 investment securities is primarily due to $87.9 million in securities purchased to offset the cost of the Company’s CPP dividend.  Table 7 presents the market value of the AFS securities held at December 31, 2009, 2008 and 2007.

Table 7 - Summary of Investment Portfolio

(Dollars in thousands)	2009	2008	2007
Obligations of United States government
sponsored enterprises	$41,142	58,487	76,992

Obligations of states and political subdivisions	44,336	26,973	25,905

Mortgage-backed securities	107,526	37,271	16,271

Trust preferred securities	1,250	1,250	250

Equity securities	861	935	1,550

Total securities	$195,115	124,916	120,968

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

The Company’s investment portfolio consists of U.S. government sponsored enterprise securities, municipal securities, U.S. government enterprise sponsored mortgage-backed securities, and trust preferred securities and equity securities.  AFS securities averaged $161.1 million in 2009, $115.9 million in 2008 and $120.3 million in 2007.  Table 8 presents the amortized cost of AFS securities held by the Company by maturity category at December 31, 2009.   Yield information does not give effect to changes in fair value that are reflected as a component of shareholders’ equity.  Yields are calculated on a tax equivalent basis.  Yields and interest income on tax-exempt investments have been adjusted to tax equivalent basis using an effective tax rate 38.55% for securities that are both federal and state tax exempt and an effective tax rate of 6.90% for state tax exempt securities.

Table 8 - Maturity Distribution and Weighted Average Yield on Investments

			After One Year		After 5 Years
	One Year or Less		Through 5 Years		Through 10 Years		After 10 Years		Totals
(Dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Book value:

United States Government
sponsored enterprises	$-	-	11,998	5.25%	23,358	5.37%	4,903	5.81%	40,259	5.39%

States and political subdivisions	2,566	2.83%	10,727	3.48%	10,303	4.29%	19,864	4.23%	43,460	3.97%

Mortgage backed securities	-	-	1,924	4.55%	19,220	5.21%	84,771	5.48%	105,915	5.41%

Trust preferred securities	-	-	-	-	500	5.09%	750	5.76%	1,250	5.49%

Equity securities	-	-	-	-	-	-	1,233	0.00%	1,233	0.00%

Total securities	$2,566	2.83%	24,649	4.43%	53,381	5.10	111,521	5.21%	192,117	5.05%

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

Although the Company has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by real estate, which is dependent upon the real estate market.  Real estate mortgage loans include both commercial and residential mortgage loans.  At December 31, 2009, the Company had $116.1 million in residential mortgage loans, $99.1 million in home equity loans and $297.8 million in commercial mortgage loans, which include $231.2 million using commercial property as collateral and $66.6 million using residential property as collateral.  At December 31, 2009, real estate construction loans included $101.9 million in speculative construction and development loans.

Residential mortgage loans include $55.4 million made to customers in the Company’s traditional banking offices and $60.7 million in mortgage loans originated in the Company’s Latino banking operations.  All residential mortgage loans are originated as fully amortizing loans, with no negative amortization.

The mortgage loans originated in the traditional banking offices are generally 15 to 30 year fixed rate loans with attributes that cause the loans to not be sellable in the secondary market.  These factors may include higher loan-to-value ratio, limited documentation on income, non-conforming appraisal or non-conforming property type and are generally made to existing Bank customers.  These loans have been originated throughout the Company’s five county service area, with no geographic concentration.  At December 31, 2009 there were 21 loans with an outstanding balance of $2.1million that were 30 days or more past due and two loans more than 90 days past due totaling $369,000.

The mortgage loans originated in the Company’s Latino operations are primarily adjustable rate mortgage loans that adjust annually after the end of the first five years of the loan.  The loans are tied to the one-year T-Bill index and, if they were to adjust at December 31, 2009, would have a reduction in the interest rate on the loan.  The underwriting on these loans includes both full income verification and no income verification, with loan-to-value ratios of up to 95% without private mortgage insurance.  A majority of these loans would be considered subprime loans, as they were underwritten using stated income rather than fully documented income verification.  No other loans in the Company’s portfolio would be considered subprime.  The majority of these loans have been originated within the Charlotte, NC metro area.  At this time, Charlotte has experienced a decline in values within the residential real estate market.  At December 31, 2009 there were 113 loans with an outstanding balance of $12.6 million 30 days or more past due and 12 loans more than 90 days past due totaling $1.3 million.  Total losses on this portfolio, since the first loans were originated in 2004, have amounted to approximately $706,000 through December 31, 2009.

As a recipient of CPP funds, the Bank will continue to work with delinquent borrowers in an attempt to mitigate foreclosure.  The funds will also be used to absorb losses incurred when modifying loans or making concessions to borrowers in order to keep borrowers out of foreclosure.

The composition of the Company’s loan portfolio is presented in Table 9.

Table 9 - Loan Portfolio

	2009		2008		2007		2006		2005
(Dollars in thousands)	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans
Breakdown of loan receivables:
Commercial	$67,487	8.67%	76,945	9.85%	82,190	11.38%	85,064	13.06%	79,902	14.10%
Real estate - mortgage	512,963	65.93%	474,732	60.77%	417,709	57.83%	364,595	55.97%	330,227	58.28%
Real estate - construction	169,680	21.81%	216,188	27.67%	209,644	29.03%	187,960	28.86%	141,420	24.96%
Consumer	27,926	3.59%	13,323	1.71%	12,734	1.76%	13,762	2.11%	15,115	2.66%

Total loans	$778,056	100.00%	781,188	100.00%	722,277	100.00%	651,381	100.00%	566,664	100.00%

Less: Allowance for loan losses	15,413		11,025		9,103		8,303		7,425

Net loans	$762,643		770,163		713,174		643,078		559,239

As of December 31, 2009, gross loans outstanding were $778.1 million, a decrease of $3.1 million from the December 31, 2008 balance of $781.2 million.  Commercial loans decreased $9.5 million in 2009.  Real estate mortgage loans grew $38.2 million when compared to 2008 due to an increase in non-conforming mortgage loans and commercial real estate loans. Real estate construction loans decreased $46.5 million in 2009 as a result of a decrease in real estate development loans.  Consumer loans increased $14.6 million in 2009.  Loans originated or renewed during the year ended December 31, 2009 amounting to approximately $135.2 million were offset by paydowns and payoffs of existing loans.  The Bank has modified terms on mortgage loans totaling $19.5 million during the year ended December 31, 2009.  Average loans represented 82% and 85% of total earning assets for the years ended December 31, 2009 and 2008, respectively.  The Company had $2.8 million in mortgage loans held for sale as of December 31, 2009 and no mortgage loans held for sale as of December 31, 2008.

Table 10 identifies the maturities of all loans as of December 31, 2009 and addresses the sensitivity of these loans to changes in interest rates.

Table 10 - Maturity and Repricing Data for Loans

(Dollars in thousands)	Within one year or less	After one year through five years	After five years	Total loans
Commercial	$57,181	9,563	743	67,487
Real estate - mortgage	307,750	147,484	57,729	512,963
Real estate - construction	159,823	8,730	1,127	169,680
Consumer	16,906	10,723	297	27,926

Total loans	$541,660	176,500	59,896	778,056

Total fixed rate loans	$30,329	135,847	59,896	226,072
Total floating rate loans	511,331	40,653	-	551,984

Total loans	$541,660	176,500	59,896	778,056

In the normal course of business, there are various commitments outstanding to extend credit that are not reflected in the financial statements. At December 31, 2009, outstanding loan commitments totaled $140.2 million.  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  Additional information regarding commitments is provided below in the section entitled “Contractual Obligations” and in Note 10 to the Consolidated Financial Statements.

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

The allowance for loan losses is comprised of three components: specific reserves, general reserves and unallocated reserves.  After a loan has been identified as impaired, management measures impairment.  When the measure of the impaired loan is less than the recorded investment in the loan, the amount of the impairment is recorded as a specific reserve. These specific reserves are determined on an individual loan basis based on management’s current evaluation of the Company’s loss exposure for each credit, given the payment status, financial condition of the borrower, and value of any underlying collateral. Loans for which specific reserves are provided are excluded from the general allowance calculations as described below.  At December 31, 2009 and 2008, the recorded investment in loans that were considered to be impaired was approximately $16.6 million and $7.5 million, respectively, with related allowance for loan losses of approximately $673,000 and $462,000 for December 31, 2009 and 2008, respectively.

The general allowance reflects reserves established under GAAP for collective loan impairment.  These reserves are based upon historical net charge-offs using the last three years’ experience.  This charge-off experience may be adjusted to reflect the effects of current conditions.  The Bank considers information derived from its loan risk ratings and external data related to industry and general economic trends.

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

Management considers the allowance for loan losses adequate to cover the estimated losses inherent in the Company’s loan portfolio as of the date of the financial statements. Management believes it has established the allowance in accordance with GAAP and in consideration of the current economic environment. Although management uses the best information available to make evaluations, significant future additions to the allowance may be necessary based on changes in economic and other conditions that adversely affect the operating results of the Company.

There were no significant changes in the estimation methods or fundamental assumptions used in the evaluation of the allowance for loan losses for the year ended December 31, 2009 as compared to the year ended December 31, 2008. Such revisions, estimates and assumptions are made in any period in which the supporting factors indicate that loss levels may vary from the previous estimates.

Additionally, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowances for loan losses. Such agencies may require adjustments to the allowances based on their judgments of information available to them at the time of their examinations.  Also, a loan review process further assists with evaluating credit quality and assessing potential performance issues.

Net charge-offs for 2009 were $6.1 million.  The ratio of net charge-offs to average total loans was 0.79% in 2009, 0.38% in 2008 and 0.19% in 2007.  Management expects the ratio of net charge-offs to average total loans to increase again in 2010 due to the recessionary economic conditions and the decline in real estate values and new home sales.   The allowance for loan losses increased to $15.4 million or 1.98% of total loans outstanding at December 31, 2009.  For December 31, 2008 and 2007, the allowance for loan losses amounted to $11.0 million or 1.41% of total loans outstanding and $9.1 million, or 1.26% of total loans outstanding, respectively.  Management would expect the percentage of the allowance for loan losses to total loans to increase in 2010 if non-performing loans continue to increase as a result of the current recessionary economic conditions.

Table 11 presents the percentage of loans assigned to each risk grade along with the general reserve percentage applied to loans in each risk grade at December 31, 2009 and 2008.

Table 11 - Loan Risk Grade Analysis
	Percentage of Loans
	By Risk Grade*
Risk Grade	2009	2008
Risk Grade 1 (Excellent Quality)	3.52%	4.08%
Risk Grade 2 (High Quality)	16.34%	17.95%
Risk Grade 3 (Good Quality)	51.12%	63.08%
Risk Grade 4 (Management Attention)	17.16%	10.42%
Risk Grade 5 (Watch)	7.43%	2.14%
Risk Grade 6 (Substandard)	1.45%	0.80%
Risk Grade 7 (Low Substandard)	0.04%	0.00%
Risk Grade 8 (Doubtful)	0.00%	0.00%
Risk Grade 9 (Loss)	0.00%	0.00%

* Excludes non-accrual loans

Table 12 presents an analysis of the allowance for loan losses, including charge-off activity.

Table 12 - Analysis of Allowance for Loan Losses

(Dollars in thousands)	2009	2008	2007	2006	2005
Reserve for loan losses at beginning	$11,025	9,103	8,303	7,425	8,049

Loans charged off:
Commercial	697	249	414	505	293
Real estate - mortgage	3,384	1,506	471	568	2,141
Real estate - construction	1,754	644	252	250	1,250
Consumer	835	748	489	636	516

Total loans charged off	6,670	3,147	1,626	1,959	4,200

Recoveries of losses previously charged off:
Commercial	111	87	86	64	144
Real estate - mortgage	161	8	21	108	162
Real estate - construction	36	30	102	2	-
Consumer	215	150	179	150	160

Total recoveries	523	275	388	324	466

Net loans charged off	6,147	2,872	1,238	1,635	3,734

Provision for loan losses	10,535	4,794	2,038	2,513	3,110

Reserve for loan losses at end of year	$15,413	11,025	9,103	8,303	7,425

Loans charged off net of recoveries, as
a percent of average loans outstanding	0.79%	0.38%	0.19%	0.27%	0.68%

Non-performing Assets.  Non-performing assets, comprised of non-accrual loans, other real estate owned, other repossessed assets and loans for which payments are more than 90 days past due totaled $28.8 million at December 31, 2009 compared to $14.2 million at December 31, 2008.   Non-accrual loans were $22.8 million at December 31, 2009, an increase of $11.0 million from non-accruals of $11.8 million at December 31, 2008.  As a percentage of loans outstanding, non-accrual loans were 2.93% and 1.51% at December 31, 2009 and 2008, respectively. The Bank had $2.0 million and $514,000 in loans 90 days past due and still accruing at December 31, 2009 and 2008, respectively.  Other real estate owned totaled $4.0 million and $1.9 million as of December 31, 2009 and 2008, respectively.  The Bank had no repossessed assets as of December 31, 2009 and 2008.

At December 31, 2009, the Company had non-performing loans, defined as non-accrual and accruing loans past due more than 90 days, of $24.8 million or 3.18% of total loans.  Non-performing loans for 2008 were $12.3 million, or 1.58% of total loans and $8.0 million, or 1.11% of total loans for 2007.  Interest that would have been recorded on non-accrual loans for the years ended December 31, 2009, 2008 and 2007, had they performed in accordance with their original terms, amounted to approximately $1.6 million, $850,000 and $693,000, respectively. Interest income on impaired loans included in the results of operations for 2009, 2008, and 2007 amounted to approximately $53,000, $57,000 and $29,000, respectively.

Management continually monitors the loan portfolio to ensure that all loans potentially having a material adverse impact on future operating results, liquidity or capital resources have been classified as non-performing.  Should economic conditions deteriorate, the inability of distressed customers to service their existing debt could cause higher levels of non-performing loans.  Management anticipates continued weakness in the housing market, which combined with the current recessionary economic conditions will, in all likelihood, result in higher levels of non-performing loans in 2010.

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

A summary of non-performing assets at December 31 for each of the years presented is shown in Table 13.

Table 13 - Non-performing Assets

(Dollars in thousands)	2009	2008	2007	2006	2005
Non-accrual loans	$22,789	11,815	7,987	7,560	3,492
Loans 90 days or more past due and still accruing	1,977	514	-	78	946
Total non-performing loans	24,766	12,329	7,987	7,638	4,438
All other real estate owned	3,997	1,867	483	344	531
Total non-performing assets	$28,763	14,196	8,470	7,982	4,969

As a percent of total loans at year end
Non-accrual loans	2.93%	1.51%	1.11%	1.16%	0.62%
Loans 90 days or more past due and still accruing	0.25%	0.07%	0.00%	0.01%	0.17%
Total non-performing assets	3.70%	1.82%	1.17%	1.23%	0.88%

                Deposits.  The Company primarily uses deposits to fund its loan and investment portfolios. The Company offers a variety of deposit accounts to individuals and businesses. Deposit accounts include checking, savings, money market and time deposits. As of December 31, 2009, total deposits were $809.3 million, an increase of $88.3 million or 12% increase over the December 31, 2008 balance of $721.1 million.  Core deposits, which include demand deposits, savings accounts and non-brokered certificates of deposits of denominations less than $100,000, increased to $569.0 million at December 31, 2009 from $497.2 million at December 31, 2008.

Time deposits in amounts of $100,000 or more totaled $233.1 million, $220.4 million and $203.5 million at December 31, 2009, 2008 and 2007, respectively.  At December 31, 2009, brokered deposits amounted to $84.0 million as compared to $61.0 million at December 31, 2008.  This increase is primarily due to a $10.8 million increase in certificates of deposit issued through the Certificate of Deposit Account Registry Service (CDARS) as of December 31, 2009 compared to December 31, 2008.  Brokered deposits are generally considered to be more susceptible to withdrawal as a result of interest rate changes and to be a less stable source of funds, as compared to deposits from the local market.  Brokered deposits outstanding as of December 31, 2009 have a weighted average rate of 1.90% with a weighted average original term of 14 months.

Table 14 is a summary of the maturity distribution of time deposits in amounts of $100,000 or more as of December 31, 2009.

Table 14 - Maturities of Time Deposits over $100,000

(Dollars in thousands)	2009
Three months or less	$89,013
Over three months through six months	57,696
Over six months through twelve months	24,080
Over twelve months	62,353
Total	$233,142

Borrowed Funds. The Company has access to various short-term borrowings, including the purchase of federal funds and borrowing arrangements from the FHLB and other financial institutions.  At December 31, 2009 and 2008, FHLB borrowings totaled $77.0 million compared to $87.5 million at December 31, 2007. Average FHLB borrowings for 2009 were $77.3 million, compared to average balances of $79.2 million for 2008 and $80.1 million for 2007. The maximum amount of outstanding FHLB borrowings was $87.9 million in 2009, and $97.6 in 2008 and $95.0 in 2007. The FHLB borrowings outstanding at December 31, 2009 had fixed interest rates ranging from 3.71% to 6.49%.  At December 31, 2009, $70.0 million of the Bank’s FHLB borrowings had maturities exceeding one year.  The FHLB has the option to convert $72.0 million of the total borrowings to a floating rate and, if converted, the Bank may repay borrowings without a prepayment fee.  The Company also has an additional $5.0 million in an advance that has been converted to a fixed rate by the FHLB, which may be repaid with a prepayment fee.  Additional information regarding FHLB borrowings is provided in Note 6 to the Consolidated Financial Statements.

The Bank had no borrowings from the FRB at December 31, 2009.  At December 31, 2008, FRB borrowings totaled $5.0 million.  This borrowing was a 28-day Term Auction Facility loan at an interest rate of 0.28% which matured in January 2009.

Demand notes payable to the U. S. Treasury, which represent treasury tax and loan payments received from customers, amounted to approximately $636,000 and $1.6 million at December 31, 2009 and 2008, respectively.

Securities sold under agreements to repurchase amounted to $36.9 million and $37.5 million as of December 31, 2009 and 2008, respectively.

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

Contractual Obligations and Off-Balance Sheet Arrangements.  The Company’s contractual obligations and other commitments as of December 31, 2009 are summarized in Table 15 below.  The Company’s contractual obligations include the repayment of principal and interest related to FHLB advances and junior subordinated debentures, as well as certain payments under current lease agreements.  Other commitments include commitments to extend credit.  Because not all of these commitments to extend credit will be drawn upon, the actual cash requirements are likely to be significantly less than the amounts reported for other commitments below.

Table 15 - Contractual Obligations and Other Commitments

(Dollars in thousands)	Within One Year	One to Three Years	Three to Five Years	Five Years or More	Total
Contractual Cash Obligations
Long-term borrowings	$7,000	5,000	15,000	50,000	77,000
Junior subordinated debentures	-	-	-	20,619	20,619
Operating lease obligations	653	1,056	498	1,652	3,859

Total	$7,653	6,056	15,498	72,271	101,478

Other Commitments
Commitments to extend credit	$45,629	4,405	2,876	87,297	140,207
Standby letters of credit
and financial guarantees written	3,302	-	-	-	3,302

Total	$48,931	4,405	2,876	87,297	143,509

The Company enters into derivative contracts to manage various financial risks.  A derivative is a financial instrument that derives its cash flows, and therefore its value, by reference to an underlying instrument, index or referenced interest rate.  Derivative contracts are carried at fair value on the consolidated balance sheet with the fair value representing the net present value of expected future cash receipts or payments based on market interest rates as of the balance sheet date.  Derivative contracts are written in amounts referred to as notional amounts, which only provide the basis for calculating payments between counterparties and are not a measure of financial risk.  Therefore, the derivative amounts recorded on the balance sheet do not represent the amounts that may ultimately be paid under these contracts.  Further discussions of derivative instruments are included above in the section entitled “Asset Liability and Interest Rate Risk Management” beginning on page A-19 and in Notes 1, 10, 11 and 16 to the Consolidated Financial Statements.

Capital Resources.  Shareholders’ equity at December 31, 2009 was $99.2 million compared to $101.1 million at December 31, 2008 and $70.1 million at December 31, 2007.  Unrealized gains and losses, net of taxes, at December 31, 2009, 2008 and 2007 amounted to gains of $2.9 million, $5.5 million and $1.7 million, respectively.  Average shareholders’ equity as a percentage of total average assets is one measure used to determine capital strength.   Average shareholders’ equity as a percentage of total average assets was 9.95%, 8.20% and 8.34% for 2009, 2008 and 2007.   The return on average shareholders’ equity was 2.88% at December 31, 2009 as compared to 8.38% and 13.59% as of December 31, 2008 and December 31, 2007, respectively.  Total cash dividends paid on common stock during 2009 amounted to $1.4 million.  Cash dividends totaling $2.7 million and $2.3 million were paid during 2008 and 2007, respectively.  The Company paid dividends totaling $1.1 million on preferred stock during 2009.  There were no dividends paid on preferred stock during the years ended December 31, 2008 and 2007.

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

In March 2008, the Company’s Board of Directors authorized the repurchase of up to 100,000 common shares of the Company’s outstanding common stock through its existing Stock Repurchase Plan effective through the end of March 2009.  The Company repurchased 65,500 shares, or $776,000, of its common stock under this plan as of December 31, 2008.  Because of the Company’s participation in the U.S. Treasury Department’s CPP, discussed below, the Company can no longer repurchase shares of its common stock under the Stock Repurchase Plan without UST approval.

The Board of Directors, at its discretion, can issue shares of preferred stock up to a maximum of 5,000,000 shares. The Board is authorized to determine the number of shares, voting powers, designations, preferences, limitations and relative rights.

On December 23, 2008, the Company entered into a Securities Purchase Agreement (“Purchase Agreement”) with the UST.  Under the Purchase Agreement, the Company agreed to issue and sell 25,054 shares of Series A preferred stock and a warrant to purchase 357,234 shares of common stock associated with the Company’s participation in the CPP under the TARP.  Proceeds from this issuance of preferred shares were allocated between preferred stock and the warrant based on their relative fair values at the time of the sale.  Of the $25.1 million in proceeds, $24.4 million was allocated to the Series A preferred stock and $704,000 was allocated to the common stock warrant.  The discount recorded on the preferred stock that resulted from allocating a portion of the proceeds to the warrant is being accreted directly to retained earnings over a five-year period applying a level yield.  As of December 31, 2009, the Company has accreted a total of $126,000 of the discount related to the Series A preferred stock.  The Company paid dividends of $1.1 million on the Series A preferred stock during 2009 and cumulative undeclared dividends at December 31, 2009 were $157,000.  The CPP, created by the UST, is a voluntary program in which selected, healthy financial institutions were encouraged to participate.  Approved use of the funds includes providing credit to qualified borrowers, either as companies or individuals, among other things.  Such participation is intended to support the economic development of the community and thereby restore the health of the local and national economy.

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

The Company is subject to the following restrictions while the Series A preferred stock is outstanding: 1) UST approval is required for the Company to repurchase shares of outstanding common stock; 2) the full dividend for the latest completed CPP dividend period must declared and paid in full before dividends may be paid to common shareholders; 3) UST approval is required for any increase in common dividends per share above the last quarterly dividend of $0.12 per share paid prior to December 23, 2008; and 4) the Company may not take tax deductions for any senior executive officer whose compensation is above $500,000.  There were additional restrictions on executive compensation added in the ARRA for companies participating in the TARP, including participants in the CPP.

Under regulatory capital guidelines, financial institutions are currently required to maintain a total risk-based capital ratio of 8.0% or greater, with a Tier 1 risk-based capital ratio of 4.0% or greater.  Tier 1 capital is generally defined as shareholders' equity and trust preferred securities less all intangible assets and goodwill.  Tier 1 capital at December 31, 2009, 2008 and 2007 includes $20.0 million in trust preferred securities. The Company’s Tier 1 capital ratio was 13.74%, 13.65% and 11.03% at December 31, 2009, 2008 and 2007, respectively.  Total risk-based capital is defined as Tier 1 capital plus supplementary capital.  Supplementary capital, or Tier 2 capital, consists of the Company's allowance for loan losses, not exceeding 1.25% of the Company's risk-weighted assets. Total risk-based capital ratio is therefore defined as the ratio of total capital (Tier 1 capital and Tier 2 capital) to risk-weighted assets.  The Company’s total risk-based capital ratio was 15.00%, 14.90% and 12.16% at December 31, 2009, 2008 and 2007, respectively.  In addition to the Tier 1 and total risk-based capital requirements, financial institutions are also required to maintain a leverage ratio of Tier 1 capital to total average assets of 4.0% or greater.  The Company’s Tier 1 leverage capital ratio was 11.42%, 12.40% and 10.43% at December 31, 2009, 2008 and 2007, respectively.

The Bank’s Tier 1 risk-based capital ratio was 11.22%, 9.85% and 9.80% at December 31, 2009, 2008 and 2007, respectively.  The total risk-based capital ratio for the Bank was 12.48%, 11.10% and 10.93% at December 31, 2009, 2008 and 2007, respectively.   The Bank’s Tier 1 leverage capital ratio was 9.33%, 8.94% and 9.26% at December 31, 2009, 2008 and 2007 respectively.

A bank is considered to be "well capitalized" if it has a total risk-based capital ratio of 10.0 % or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, and has a leverage ratio of 5.0% or greater.  Based upon these guidelines, the Bank was considered to be "well capitalized" at December 31, 2009, 2008 and 2007.

The Company’s key equity ratios as of December 31, 2009, 2008 and 2007 are presented in Table 16.

Table 16 - Equity Ratios

	2009	2008	2007
Return on average assets	0.29%	0.69%	1.13%
Return on average equity	2.88%	8.38%	13.59%
Dividend payout ratio *	86.22%	41.93%	24.30%
Average equity to average assets	9.95%	8.20%	8.34%
* As a percentage of net earnings available to common shareholders.

Quarterly Financial Data.  The Company’s consolidated quarterly operating results for the years ended December 31, 2009 and 2008 are presented in Table 17.

Table 17 - Quarterly Financial Data

	2009				2008
(Dollars in thousands, except per share amounts)	First	Second	Third	Fourth	First	Second	Third	Fourth

Total interest income	$12,581	12,523	12,403	12,530	$14,553	14,072	14,122	13,576
Total interest expense	4,702	4,324	4,132	4,029	6,680	5,700	5,627	5,520

Net interest income	7,879	8,199	8,271	8,501	7,873	8,372	8,495	8,056

Provision for loan losses	1,766	2,251	3,139	3,379	391	681	1,035	2,687
Other income	2,186	4,251	2,503	2,883	2,607	2,802	2,506	2,580
Other expense	7,342	7,956	7,344	7,241	6,930	7,113	7,278	7,572

Income before income taxes	957	2,243	291	764	3,159	3,380	2,688	377
Income taxes	332	883	(9)	133	1,103	1,188	942	(20)

Net earnings	625	1,360	300	631	2,056	2,192	1,746	397

Dividends and accretion of preferred
stock	201	349	348	348	-	-	-	-

Net earnings (loss) available
to common shareholders	$424	1,011	(48)	283	$2,056	2,192	1,746	397

Basic earnings per common share	$0.08	0.18	(0.01)	0.05	$0.37	0.39	0.31	0.07
Diluted earnings per common share	$0.08	0.18	(0.01)	0.05	$0.36	0.39	0.31	0.07

QUANTATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk reflects the risk of economic loss resulting from adverse changes in market prices and interest rates.  This risk of loss can be reflected in either diminished current market values or reduced potential net interest income in future periods.

The Company’s market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. The structure of the Company’s loan and deposit portfolios is such that a significant decline (increase) in interest rates may adversely (positively) impact net market values and interest income. Management seeks to manage the risk through the utilization of its investment securities and off-balance sheet derivative instruments. During the years ended December 31, 2009, 2008 and 2007, the Company used interest rate contracts to manage market risk as discussed above in the section entitled “Asset Liability and Interest Rate Risk Management.”

Table 18 presents in tabular form the contractual balances and the estimated fair value of the Company’s on-balance sheet financial instruments and the notional amount and estimated fair value of the Company’s off-balance sheet derivative instruments at their expected maturity dates for the period ended December 31, 2009. The expected maturity categories take into consideration historical prepayment experience as well as management’s expectations based on the interest rate environment at December 31, 2009.  All convertible FHLB advances are callable at the option of FHLB.  For core deposits without contractual maturity (i.e. interest bearing checking, savings, and money market accounts), the table presents principal cash flows based on management’s judgment concerning their most likely runoff or repricing behaviors.

Table 18 - Interest Rate Risk

(Dollars in thousands)
	Estimated Resulting Theoretical Net Interest Income
Hypothetical rate change (ramp over 12 months)	Amount	% Change
+2%	$34,296	2.84%
+1%	$33,679	0.99%
0%	$33,348	0.00%
-1%	$33,119	-0.69%
-2%	$32,837	-1.53%

	Estimated Resulting Theoretical Market Value of Equity
Hypothetical rate change (immediate shock)	Amount	% Change
+2%	$84,719	-9.97%
+1%	$90,621	-3.70%
0%	$94,098	0.00%
-1%	$99,547	5.79%
-2%	$105,540	12.16%

Table 19 presents the simulated impact to net interest income under varying interest rate scenarios and the theoretical impact of rate changes over a twelve-month period referred to as “rate ramps.”  The table shows the estimated theoretical impact on the Company’s tax equivalent net interest income from hypothetical rate changes of plus and minus 1% and 2% as compared to the estimated theoretical impact of rates remaining unchanged.  The table also shows the simulated impact to market value of equity under varying interest rate scenarios and the theoretical impact of immediate and sustained rate changes referred to as “rate shocks” of plus and minus 1% and 2% compared to the theoretical impact of rates remaining unchanged.  The prospective effects of the hypothetical interest rate changes are based upon various assumptions, including relative and estimated levels of key interest rates.  This type of modeling has limited usefulness because it does not allow for the strategies management would utilize in response to sudden and sustained rate changes.  Also, management does not believe that rate changes of the magnitude presented are likely in the forecast period presented.

Table 19 - Market Risk Table

(Dollars In Thousands)	Principal/Notional Amount Maturing in Year Ended December 31,
Loans Receivable	2010	2011	2012	2013 & 2014	Thereafter	Total	Fair Value
Fixed rate	$40,661	21,164	36,311	81,016	46,920	226,072	227,368
Average interest rate	6.71%	7.04%	7.07%	6.27%	7.19%
Variable rate	$248,988	49,482	35,462	61,846	156,206	551,984	551,984
Average interest rate	4.53%	4.41%	4.49%	4.53%	5.40%
						778,056	779,352
Investment Securities
Interest bearing cash	$249	-	-	-	1,458	1,707	1,707
Average interest rate	0.50%	-	-	-	-
Securities available for sale	$28,561	25,923	32,397	36,623	71,611	195,115	195,115
Average interest rate	5.12%	5.31%	5.40%	5.00%	4.78%
Nonmarketable equity securities	$-	-	-	-	6,345	6,345	6,345
Average interest rate	-	-	-	-	0.34%
Certificates of Deposit	$3,345	-	-	-	-	3,345	3,345
Average interest rate	1.32%	-	-	-	-

Debt Obligations
Deposits	$292,247	39,069	66,784	3,322	407,921	809,343	809,081
Average interest rate	1.76%	2.02%	2.28%	2.46%	0.89%
Advances from FHLB	$7,000	5,000	10,000	40,000	15,000	77,000	86,680
Average interest rate	6.05%	4.21%	4.43%	4.66%	4.14%
Demand notes payable to U.S. Treasury	$636	-	-	-	-	636	636
Average interest rate	-	-	-	-	-
Securities sold under agreement to repurchase	$36,876					36,876	36,876
Average interest rate	1.09%
Junior subordinated debentures	$-	-	-	-	20,619	20,619	20,619
Average interest rate	-	-	-	-	1.90%

Derivative Instruments (notional amount)
Interest rate swap contracts	$-	50,000	-	-	-	50,000	1,762
Average interest rate	-	6.25%	-	-	-

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES
Consolidated Financial Statements
December 31, 2009, 2008 and 2007

INDEX

PAGE(S)

Report of Independent Registered Public Accounting Firm on the Consolidated Financial Statements	A-33

Financial Statements
Consolidated Balance Sheets at December 31, 2009 and December 31, 2008	A-34

Consolidated Statements of Earnings for the years ended December 31, 2009, 2008 and 2007	A-35

Consolidated Statements of Changes in Shareholders' Equity for the years ended December 31, 2009, 2008 and 2007	A-36

Consolidated Statements of Comprehensive Income for the years ended December 31, 2009, 2008 and 2007	A-37

Consolidated Statements of Cash Flows for the years ended December 31, 2009, 2008 and 2007	A-38 - A-39

Notes to Consolidated Financial Statements	A-40 - A-66

Porter Keadle Moore, LLP

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Peoples Bancorp of North Carolina, Inc.
Newton, North Carolina

We have audited the accompanying consolidated balance sheets of Peoples Bancorp of North Carolina, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of earnings, changes in shareholders’ equity, comprehensive income and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Bancorp of North Carolina and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to examine management's assessment of the effectiveness of Peoples Bancorp of North Carolina, Inc’s. internal control over financial reporting as of December 31, 2009, included in the accompanying Management’s Report of Internal Controls Over Financial Reporting and, accordingly, we do not express an opinion thereon.

/s/ Porter Keadle Moore, LLP

Atlanta, Georgia
February 25, 2010

Certified Public Accountants
Suite 1800	●	235 Peachtree Street NE	●	Atlanta, Georgia 30303	●	Phone 404-588-4200	●	Fax 404-588-4222	●	www.pkm.com

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2009 and 2008

(Dollars in thousands)
Assets	2009	2008

Cash and due from banks, including reserve requirements	$29,633	19,743
of $5,017,000 and $7,257,000
Interest bearing deposits	1,707	1,453
Federal funds sold	-	6,733
Cash and cash equivalents	31,340	27,929

Certificates of deposit	3,345	-

Investment securities available for sale	195,115	124,916
Other investments	6,346	6,303
Total securities	201,461	131,219

Mortgage loans held for sale	2,840	-

Loans	778,056	781,188
Less allowance for loan losses	(15,413)	(11,025)
Net loans	762,643	770,163

Premises and equipment, net	17,947	18,297
Cash surrender value of life insurance	7,282	7,019
Accrued interest receivable and other assets	21,636	14,135
Total assets	$1,048,494	968,762

Liabilities and Shareholders' Equity

Deposits:
Non-interest bearing demand	$117,636	104,448
NOW, MMDA & savings	290,273	210,058
Time, $100,000 or more	233,142	220,374
Other time	168,292	186,182
Total deposits	809,343	721,062

Demand notes payable to U.S. Treasury	636	1,600
Securities sold under agreement to repurchase	36,876	37,501
Short-term Federal Reserve Bank borrowings	-	5,000
FHLB borrowings	77,000	77,000
Junior subordinated debentures	20,619	20,619
Accrued interest payable and other liabilities	4,797	4,852
Total liabilities	949,271	867,634

Shareholders' equity:

Series A preferred stock, $1,000 stated value; authorized
5,000,000 shares; issued and outstanding
25,054 shares in 2009 and 2008	24,476	24,350
Common stock, no par value; authorized
20,000,000 shares; issued and outstanding
5,539,056 shares in 2009 and 2008	48,269	48,269
Retained earnings	23,573	22,985
Accumulated other comprehensive income	2,905	5,524
Total shareholders' equity	99,223	101,128

Total liabilities and shareholders' equity	$1,048,494	968,762

See accompanying notes to consolidated financial statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

For the Years Ended December 31, 2009, 2008 and 2007

(Dollars in thousands)

	2009	2008	2007

Interest income:
Interest and fees on loans	$43,211	50,604	55,401
Interest on federal funds sold	1	55	383
Interest on investment securities:
U.S. Government sponsored enterprises	5,461	4,392	4,572
States and political subdivisions	1,242	904	888
Other	122	367	488
Total interest income	50,037	56,322	61,732

Interest expense:
NOW, MMDA & savings deposits	2,965	3,249	4,099
Time deposits	9,687	15,008	17,430
FHLB borrowings	3,577	3,616	3,759
Junior subordinated debentures	546	1,016	1,476
Other	412	637	821
Total interest expense	17,187	23,526	27,585

Net interest income	32,850	32,796	34,147

Provision for loan losses	10,535	4,794	2,038

Net interest income after provision for loan losses	22,315	28,002	32,109

Other income:
Service charges	5,573	5,203	4,278
Other service charges and fees	2,058	2,399	1,938
Gain (loss) on sale and write-down of securities	1,072	(167)	(562)
Mortgage banking income	827	660	561
Insurance and brokerage commissions	414	426	521
Loss on sale and write-down of
other real estate and repossessed assets	(501)	(287)	(118)
Miscellaneous	2,380	2,261	2,198
Total other income	11,823	10,495	8,816

Other expense:
Salaries and employee benefits	14,758	15,194	13,888
Occupancy	5,409	5,029	4,751
Other	9,716	8,670	7,354
Total other expenses	29,883	28,893	25,993

Earnings before income taxes	4,255	9,604	14,932

Income taxes	1,339	3,213	5,340

Net earnings	2,916	6,391	9,592

Dividends and accretion of preferred stock	1,246	-	-

Net earnings available to common shareholders	$1,670	6,391	9,592

Basic earnings per common share	$0.30	1.14	1.68
Diluted earnings per common share	$0.30	1.13	1.65
Cash dividends declared per common share	$0.26	0.48	0.41

See accompanying notes to consolidated financial statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Changes in Shareholders' Equity

For the Years Ended December 31, 2009, 2008 and 2007

(Dollars in thousands)

						Accumulated
						Other
	Stock Shares		Stock Amount		Retained	Comprehensive
	Preferred	Common	Preferred	Common	Earnings	Income (Loss)	Total
Balance, December 31, 2006	-	3,830,634	$-	51,122	12,484	(771)	62,835

3 for 2 stock split	-	1,915,147	-	-	-	-	-
Cash paid in lieu of
fractional shares	-	-	-	-	(3)	-	(3)
Cash dividends declared	-	-	-	-	(2,331)	-	(2,331)
Repurchase and retirement of
common stock	-	(150,497)	-	(2,811)	-	-	(2,811)
Exercise of stock options	-	28,950	-	239	-	-	239
Stock option tax benefit	-	-	-	92	-	-	92
Restricted stock/stock option
compensation expense	-	-	-	10	-	-	10
Net earnings	-	-	-	-	9,592	-	9,592
Change in accumulated other
comprehensive income
(loss), net of tax	-	-	-	-	-	2,479	2,479
Balance, December 31, 2007	-	5,624,234	-	48,652	19,742	1,708	70,102

Cumulative effect of
adoption of EITF 06-4	-	-	-	-	(467)	-	(467)
Issuance of Series A
preferred stock	25,054	-	24,350	704	-	-	25,054
Cash dividends declared on
common stock	-	-	-	-	(2,681)	-	(2,681)
Repurchase and retirement of
common stock	-	(90,500)	-	(1,126)	-	-	(1,126)
Exercise of stock options	-	5,322	-	44	-	-	44
Restricted stock/stock option
compensation expense	-	-	-	(5)	-	-	(5)
Net earnings	-	-	-	-	6,391	-	6,391
Change in accumulated other
comprehensive income
(loss), net of tax	-	-	-	-	-	3,816	3,816
Balance, December 31, 2008	25,054	5,539,056	24,350	48,269	22,985	5,524	101,128

Adjustment to the
cumulative effect of
adoption of EITF 06-4	-	-	-	-	358	-	358
Accretion of Series A
preferred stock	-	-	126	-	(126)	-	-
Cash dividends declared on
Series A preferred stock	-	-	-	-	(1,120)	-	(1,120)
Cash dividends declared on
common stock	-	-	-	-	(1,440)	-	(1,440)
Net earnings	-	-	-	-	2,916	-	2,916
Change in accumulated other
comprehensive income
(loss), net of tax	-	-	-	-	-	(2,619)	(2,619)
Balance, December 31, 2009	25,054	5,539,056	$24,476	48,269	23,573	2,905	99,223

See accompanying notes to consolidated financial statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

For the Years Ended December 31, 2009, 2008 and 2007

(Dollars in thousands)

	2009	2008	2007

Net earnings	$2,916	6,391	9,592

Other comprehensive income:
Unrealized holding gains on securities
available for sale	214	2,145	1,965
Reclassification adjustment for losses (gains) on sales
and write-downs of securities available for sale
included in net earnings	(1,072)	167	562
Unrealized holding gains (losses) on derivative
financial instruments qualifying as cash flow
hedges	(2,726)	3,744	1,245
Reclassification adjustment for gains on
derivative financial instruments qualifying as
cash flow hedges included in net earnings	(1)	-	-

Total other comprehensive income (loss),
before income taxes	(3,585)	6,056	3,772

Income tax expense (benefit) related to other
comprehensive income:

Unrealized holding gains on securities
available for sale	83	836	765
Reclassification adjustment for losses (gains) on sales
and write-downs of securities available for sale
included in net earnings	(417)	65	219
Unrealized holding gains (losses) on derivative
financial instruments qualifying as cash flow
hedges	(632)	1,339	309

Total income tax expense (benefit) related to
other comprehensive income	(966)	2,240	1,293

Total other comprehensive income (loss),
net of tax	(2,619)	3,816	2,479

Total comprehensive income	$297	10,207	12,071

See accompanying notes to consolidated financial statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2009, 2008 and 2007

(Dollars in thousands)

	2009	2008	2007
Cash flows from operating activities:
Net earnings	$2,916	6,391	9,592
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation, amortization and accretion	2,931	1,679	1,553
Provision for loan losses	10,535	4,794	2,038
Deferred income taxes	(1,720)	(485)	(480)
Loss (gain) on sale of investment securities	(1,795)	(133)	132
Write-down of investment securities	723	300	430
Gain on ineffective portion of derivative financial
instruments	(1)	-	-
Loss (gain) on sale of premises and equipment	(3)	1	(10)
Loss on sale of repossessed assets	24	47	83
Write-down of other real estate and repossessions	477	240	35
Restricted stock/stock option compensation expense	4	12	10
Origination of mortgage loans held for sale	(2,840)	-	-
Change in:
Cash surrender value of life insurance	(263)	(243)	(244)
Other assets	(6,578)	(20)	(1,014)
Other liabilities	300	(1,851)	2,404

Net cash provided by operating activities	4,710	10,732	14,529

Cash flows from investing activities:
Purchases of certificates of deposit	(3,345)	-	-
Purchases of investment securities available for sale	(141,770)	(41,659)	(15,858)
Proceeds from calls and maturities of investment securities
available for sale	40,629	16,488	7,471
Proceeds from sales of investment securities available
for sale	30,743	23,448	8,363
Purchases of other investments	(1,426)	(4,180)	(8,357)
Proceeds from sale of other investments	809	4,311	8,424
Net change in loans	(7,916)	(65,188)	(72,816)
Purchases of premises and equipment	(1,614)	(1,857)	(7,672)
Proceeds from sale of premises and equipment	24	34	56
Proceeds from sale of repossessed assets	3,435	2,868	425
Purchases of derivative financial instruments	-	-	(634)

Net cash used by investing activities	(80,431)	(65,735)	(80,598)

Cash flows from financing activities:
Net change in deposits	88,281	27,424	59,818
Net change in demand notes payable to U.S. Treasury	(964)	-	-
Net change in securities sold under agreement to repurchase	(625)	9,917	21,165
Proceeds from FHLB borrowings	24,100	97,100	275,300
Repayments of FHLB borrowings	(24,100)	(107,600)	(277,100)
Proceeds from FRB borrowings	45,000	5,000	-
Repayments of FRB borrowings	(50,000)	-	-
Proceeds from issuance of Series A preferred stock	-	25,054	-
Proceeds from exercise of stock options	-	44	331
Common stock repurchased	-	(1,126)	(2,811)
Cash paid in lieu of fractional shares	-	-	(3)
Cash dividends paid on Series A preferred stock	(1,120)	-	-
Cash dividends paid on common stock	(1,440)	(2,681)	(2,331)

Net cash provided by financing activities	79,132	53,132	74,369

Net change in cash and cash equivalent	3,411	(1,871)	8,300

Cash and cash equivalents at beginning of period	27,929	29,800	21,500

Cash and cash equivalents at end of period	$31,340	27,929	29,800

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Cash Flows, continued

For the Years ended December 31, 2009, 2008 and 2007

(Dollars in thousands)

	2009	2008	2007

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$17,541	23,799	27,420
Income taxes	$2,230	4,166	5,690

Noncash investing and financing activities:
Change in unrealized gain on investment securities
available for sale, net	$(524)	1,411	1,543
Change in unrealized gain on derivative financial
instruments, net	$(2,095)	2,405	936
Transfer of loans to other real estate and repossessions	$6,067	4,539	682
Financed portion of sale of other real estate	$1,166	1,133	-
Reclassification of an investment from other assets
to securities available for sale	$-	-	500
Reclassification of a security from other investments
to securities available for sale	$-	-	600
Accretion of Series A preferred stock	$126	-	-
Deferred gain rolled into cost basis of
acquired building	$-	-	540
Cumulative effect and resulting adjustment of
adoption of EITF 06-4	$(358)	467	-

See accompanying notes to consolidated financial statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Notes to Consolidated Financial Statements

(1)	Summary of Significant Accounting Policies

                Organization
Peoples Bancorp of North Carolina, Inc. (“Bancorp”) received regulatory approval to operate as a bank holding company on July 22, 1999, and became effective August 31, 1999.  Bancorp is primarily regulated by the Board of Governors of the Federal Reserve System, and serves as the one-bank holding company for Peoples Bank (the “Bank").  Bancorp established a new subsidiary, Community Bank Real Estate Solutions, LLC (“Real Estate Solutions”), in 2009.

The Bank commenced business in 1912 upon receipt of its banking charter from the North Carolina State Banking Commission (the “SBC”). The Bank is primarily regulated by the SBC and the Federal Deposit Insurance Corporation and undergoes periodic examinations by these regulatory agencies. The Bank, whose main office is in Newton, North Carolina, provides a full range of commercial and consumer banking services primarily in Catawba, Alexander, Lincoln, Mecklenburg, Iredell, Union and Wake counties in North Carolina.

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

Real Estate Solutions is a wholly owned subsidiary of Bancorp and will serve as a “clearing house” for appraisal services for community banks.  Other banks are able to contract with Real Estate Solutions to find and engage appropriate appraisal companies in the area where property is located.

Principles of Consolidation
The consolidated financial statements include the financial statements of Peoples Bancorp of North Carolina, Inc. and its wholly owned subsidiaries, the Bank and Real Estate Solutions, along with the Bank’s wholly owned subsidiaries, Peoples Investment Services, Inc. and Real Estate Advisory Services, Inc. (collectively called the “Company”).  All significant intercompany balances and transactions have been eliminated in consolidation.

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

Cash and Cash Equivalents
Cash and due from banks, interest bearing deposits and federal funds sold are considered cash and cash equivalents for cash flow reporting purposes. Generally, federal funds are sold for one-day periods.

Investment Securities
The Company classifies its securities in one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for sale in the near term. Held to maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All other securities not included in trading or held to maturity are classified as available for sale. At December 31, 2009 and 2008, the Company classified all of its investment securities as available for sale.

Available for sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and are reported as a separate component of shareholders’ equity until realized.

Management evaluates investment securities for other-than-temporary impairment on an annual basis.  A decline in the market value of any investment below cost that is deemed other-than-temporary is charged to earnings for the decline in value deemed to be credit related.  The decline in value attributed to non-credit related factors is recognized in comprehensive income and or new cost basis in the security is established.

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

Mortgage Loans Held for Sale
Mortgage loans held for sale are carried at lower of aggregate cost or market value.  At December 31, 2009, the cost of mortgage loans held for sale approximates the market value.  The Company did not have any mortgage loans held for sale at December 31, 2008.

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

The allowance for loan losses is comprised of three components: specific reserves, general reserves and unallocated reserves.  After a loan has been identified as impaired, management measures impairment.  When the measure of the impaired loan is less than the recorded investment in the loan, the amount of the impairment is recorded as a specific reserve. These specific reserves are determined on an individual loan basis based on management’s current evaluation of the Company’s loss exposure for each credit, given the appraised value of any underlying collateral.  Loans for which specific reserves are provided are excluded from the general allowance calculations as described below.

The general allowance reflects reserves established under GAAP for collective loan impairment.  These reserves are based upon historical net charge-offs using the last three years’ experience.  This charge-off experience may be adjusted to reflect the effects of current conditions.  The Bank considers information derived from its loan risk ratings and external data related to industry and general economic trends.

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

Management considers the allowance for loan losses adequate to cover the estimated losses inherent in the Company’s loan portfolio as of the date of the financial statements. Management believes it has established the allowance in accordance with GAAP and in consideration of the current economic environment. Although management uses the best information available to make evaluations, significant future additions to the allowance may be necessary based on changes in economic and other conditions, thus adversely affecting the operating results of the Company.

There were no significant changes in the estimation methods or fundamental assumptions used in the evaluation of the allowance for loan losses for the year ended December 31, 2009 as compared to the year ended December 31, 2008. Such revisions, estimates and assumptions are made in any period in which the supporting factors indicate that loss levels may vary from the previous estimates.

Additionally, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowances for loan losses. Such agencies may require adjustments to the allowances based on their judgments of information available to them at the time of their examinations.  Also, a loan review process further assists with evaluation credit quality and assessing potential performance issues.

Mortgage Banking Activities
Mortgage banking income represents net gains from the sale of mortgage loans and fees received from borrowers and loan investors related to the Company’s origination of single-family residential mortgage loans.

Mortgage servicing rights (“MSR's”) represent the unamortized cost of purchased and originated contractual rights to service mortgages for others in exchange for a servicing fee.  MSRs are amortized over the period of estimated net servicing income and are periodically adjusted for actual prepayments of the underlying mortgage loans.  The Company recognized no servicing assets during 2009, 2008 and 2007.

Mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of mortgage loans serviced for others was approximately $6.6 million, $9.3 million and $12.1 million at December 31, 2009, 2008 and 2007, respectively.

The Company originates certain fixed rate mortgage loans and commits these loans for sale.  The commitments to originate fixed rate mortgage loans and the commitments to sell these loans to a third party are both derivative contracts.  The fair value of these derivative contracts is immaterial and has no effect on the recorded amounts in the financial statements.

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

Foreclosed Assets
Foreclosed assets include all assets received in full or partial satisfaction of a loan and include real and personal property. Foreclosed assets are reported at the lower of carrying amount or net realizable value, and are included in other assets on the balance sheet.  The balance of other real estate owned was $4.0 million and $1.9 million at December 31, 2009 and 2008, respectively.

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

Accumulated Other Comprehensive Income
At December 31, 2009, accumulated other comprehensive income consisted of net unrealized gains on securities available for sale of $1.8 million and net unrealized gains on derivatives of $1.1 million.  At December 31, 2008, accumulated other comprehensive income consisted of net unrealized gains on securities available for sale of $2.3 million and net unrealized gains on derivatives of $3.2 million.

Stock-Based Compensation
The Company has an Omnibus Stock Ownership and Long Term Incentive Plan (the “1999 Plan”) whereby certain stock-based rights, such as stock options, restricted stock, performance units, stock appreciation rights, or book value shares, may be granted to eligible directors and employees.  The 1999 Plan expired on May 13, 2009.

Under the Plan, the Company granted incentive stock options to certain eligible employees in order that they may purchase Company stock at a price equal to the fair market value on the date of the grant.  The options granted in 1999 vested over a five-year period.  Options granted subsequent to 1999 vest over a three-year period.

 All options expire after ten years.  A summary of the activity in the Plan is presented below:

Stock Option Activity
For the years ended December 31, 2009, 2008 and 2007

	Shares	Weighted Average Option Price Per Share	Weighted Average Remaining Contractual Term (in years)
Outstanding, December 31, 2006	221,674	$8.24

Granted during the period	-	$-
Forfeited during the period	-	$-
Exercised during the period	(28,949)	$8.26

Outstanding, December 31, 2007	192,725	$8.24

Granted during the period	-	$-
Forfeited during the period	(2,458)	$8.02
Exercised during the period	(5,322)	$8.26

Outstanding, December 31, 2008	184,945	$8.24

Granted during the period	-	$-
Expired during the period	(15,483)	$9.02
Exercised during the period	-	$-

Outstanding, December 31, 2009	169,462	$8.17	2.30

Exercisable, December 31, 2009	169,462	$8.17	2.30

Options outstanding at December 31, 2009 are exercisable at option prices ranging from $6.99 to $10.57.  As of December 31, 2009, the exercise price on options outstanding is more than the current market value; therefore, options outstanding as of December 31, 2009 have no intrinsic value.  Such options have a weighted average remaining contractual life of approximately two years.

The Company recognized compensation expense for employee stock options and restricted stock awards of $4,000, $12,000 and $10,000 for the years ended December 31, 2009, 2008 and 2007, respectively.  As of December 31, 2009 and 2008, there was no unrecognized compensation cost related to nonvested employee stock options.

No options were granted during the years ended December 31, 2009 and 2008.  There were no options exercised during the year ended December 31, 2009.  The total intrinsic value (amount by which the fair market value of the underlying stock exceeds the exercise price of an option on exercise date) of options exercised during the year ended December 31, 2008 was $26,000.  Cash received from option exercises for the year ended December 31, 2008 was $44,000.  There were no tax deductions from options exercised for the years ended December 31, 2009 and 2008.

The Company granted 3,000 shares of restricted stock in 2007 at a grant date fair value of $17.40 per share. The Company granted 1,750 shares of restricted stock at a grant date fair value of $12.80 per share during third quarter 2008 and 2,000 shares of restricted stock at a fair value of $11.37 per share during fourth quarter 2008. The Company recognizes compensation expense on the restricted stock over the period of time the restrictions are in place (three years from the grant date for the grants to date).  The amount of expense recorded each period reflects the changes in the Company’s stock price during the period.  As of December 31, 2009 and 2008, there was $14,000 and $47,000 of total unrecognized compensation cost related to restricted stock grants, respectively, which is expected to be recognized over a period of three years.

The Company has a new Omnibus Stock Ownership and Long Term Incentive Plan, which was approved by shareholders’ on May 7, 2009 (the “2009 Plan”) whereby certain stock-based rights, such as stock options, restricted stock, performance units, stock appreciation rights, or book value shares, may be granted to eligible directors and employees.  A total of 360,000 shares are currently reserved for possible issuance under the 2009 Plan.   All rights must be granted or awarded within ten years from the May 7, 2009 effective date of the 2009 Plan.  The Company has not granted any rights under this plan.

Net Earnings Per Share
Net earnings per common share is based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per common share. The average market price during the year is used to compute equivalent shares.

The reconciliations of the amounts used in the computation of both “basic earnings per common share” and “diluted earnings per common share” for the years ended December 31, 2009, 2008 and 2007 are as follows:

For the year ended December 31, 2009:	Net Earnings Available to Common Shareholders (Dollars in thousands)	Common Shares	Per Share Amount
Basic earnings per common share	$1,670	5,539,056	$0.30
Effect of dilutive securities:
Stock options	-	3,681
Diluted earnings per common share	$1,670	5,542,737	$0.30

For the year ended December 31, 2008:	Net Earnings Available to Common Shareholders (Dollars in thousands)	Common Shares	Per Share Amount
Basic earnings per common share	$6,391	5,588,314	$1.14
Effect of dilutive securities:
Stock options	-	58,980
Diluted earnings per common share	$6,391	5,647,294	$1.13

For the year ended December 31, 2007:	Net Earnings Available to Common Shareholders (Dollars in thousands)	Common Shares	Per Share Amount
Basic earnings per common share	$9,592	5,700,860	$1.68
Effect of dilutive securities:
Stock options	-	109,455
Diluted earnings per common share	$9,592	5,810,315	$1.65

Recent Accounting Pronouncements
In April 2009, the Financial Accounting Standards Board (“FASB”) issued new authoritative guidance under the following two ASC's intended to provide additional guidance and enhance disclosures regarding fair value measurements and impairment of securities:

ASC Topic 820 (formerly FASB Staff Position (FSP) FAS 157-4), “Fair Value Measurements and Disclosures,” provides additional guidance for estimating fair value in accordance with ASC Topic 820 when the volume and level of activity for the asset or liability have decreased significantly.  ASC Topic 820 also provides guidance on identifying circumstances that indicate a transaction is not orderly.  The provisions of ASC Topic 820 were effective for the period ended March 31, 2009 and did not have a significant effect on the Company's condensed consolidated financial statements.

ASC Topic 320 (formerly FSP FAS 115-2 and FAS 124-2), “Investments – Debt and Equity Securities,” amends current other-than-temporary impairment guidance in GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements.  This ASC Topic 320 does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities.   The Company adopted the provisions of ASC Topic 320 as of June 30, 2009 and it did not have a significant effect on the Company's condensed consolidated financial statements.

In June 2009, the FASB issued new authoritative guidance under ASC Topic 860 (formerly Statement No. 166) “Transfers and Servicing,” to enhance reporting about transfers of financial assets, including securitizations, and where companies have continuing exposure to the risks related to transferred financial assets. ASC Topic 860 eliminates the concept of a "qualifying special-purpose entity" and changes the requirements for derecognizing financial assets. ASC Topic 860 also requires additional disclosures about all continuing involvements with transferred financial assets including information about gains and losses resulting from transfers during the period. The new authoritative guidance under ASC Topic 860 will be effective January 1, 2010 and is not expected to have a significant impact on the Company's consolidated financial statements.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (SFAS 167) to amend certain requirements of FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements.  SFAS 167 will remain authoritative until integrated into FASB Codification.  SFAS 167 is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter.  SFAS 167 has not had any effect on the Company's financial position, results of operations or disclosures.

In June 2009, the FASB issued Accounting Standards Update No. 2009-01 (“ASU 2009-01”), “Topic 105 – Generally Accepted Accounting Principles amendments based on Statement of Financial Accounting Standards No. 168 – The FASB Accounting Standards Codification TM and the Hierarchy of Generally Accepted Accounting Principles.”  ASU 2009-01 amends the FASB Accounting Standards Codification for the issuance of FASB Statement No. 168 (“SFAS 168”), “The FASB Accounting Standards Codification TM and the Hierarchy of Generally Accepted Accounting Principles.”  ASU 2009-1 includes SFAS 168 in its entirety, including the accounting standards update instructions contained in Appendix B of the Statement.  The FASB Accounting Standards Codification TM (“Codification”) became the source of authoritative U.S. generally accepted accounting principles (“GAAP”) recognized by the FASB to be applied by nongovernmental entities.  Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. On the effective date of this Statement, the Codification will supersede all then-existing non-SEC accounting and reporting standards.  All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative. This Statement was effective for the Company’s financial statements beginning in the interim period ended September 30, 2009.

Following this Statement, the FASB will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts.  Instead, it will issue Accounting Standards Updates.  The FASB does not consider Accounting Standards Updates as authoritative in their own right.  Accounting Standards Updates serve only to update the Codification, provide background information about the guidance, and provide the basis for conclusions on the change(s) in the Codification.  FASB Statement No. 162, “The Hierarchy of Generally Accepted Accounting Principles”, which became effective on November 13, 2008, identified the sources of accounting principles and the framework for selecting the principles used in preparing the financial statements of nongovernmental entities that are presented in conformity with GAAP.  Statement 162 arranged these sources of GAAP in a hierarchy for users to apply accordingly.  Upon becoming effective, all of the content of the Codification carries the same level of authority, effectively superseding Statement 162. In other words, the GAAP hierarchy has been modified to include only two levels of GAAP: authoritative and non-authoritative.  As a result, this Statement replaces Statement 162 to indicate this change to the GAAP hierarchy.  The adoption of the Codification and ASU 2009-01 did not have any effect on the Company’s results of operations or financial position.  All references to accounting literature included in the notes to the financial statements have been changed to reference the appropriate sections of the Codification.

In June 2009, the FASB issued Accounting Standards Update No. 2009-02 (“ASU 2009-02”), “Omnibus Update – Amendments to Various Topics for Technical Corrections.”  The adoption of ASU 2009-02 did not have a material effect on the Company’s results of operations, financial position or disclosures.

In August 2009, the FASB issued Accounting Standards Update No. 2009-05 (“ASU 2009-05”), “Fair Value Measurements and Disclosures (Topic 820) – Measuring Liabilities at Fair Value.”  ASU 2009-05 applies to all entities that measure liabilities at fair value within the scope of ASC Topic 820.  ASU 2009-05 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques:

1) A valuation technique that uses:
a. The quoted price of the identical liability when traded as an asset
b. Quoted prices for similar liabilities or similar liabilities when traded as assets.

2) Another valuation technique that is consistent with the principles of ASC Topic 820.  Two examples would be an income approach, such as a technique that is based on the amount at the measurement date that the reporting entity would pay to transfer the identical liability or would receive to enter into the identical liability.

The amendments in ASU 2009-5 also clarify that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability.  It also clarifies that both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements.  The guidance provided in ASU 2009-5 became effective for the Company in the fourth quarter of 2009.  Because the Company does not currently have any liabilities that are recorded at fair value, the adoption of this guidance did not have any impact on results of operations, financial position or disclosures.

ASU 2009-12, “Fair Value Measurements and Disclosures (Topic 820) - Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent),” issued in September, 2009, allows a company to measure the fair value of an investment that has no readily determinable fair market value on the basis of the investee's net asset value per share as provided by the investee. This allowance assumes that the investee has calculated net asset value in accordance with the GAAP measurement principles of Topic 946 as of the reporting entity's measurement date.   Examples of such investments include investments in hedge funds, private equity funds, real estate funds and venture capital funds. The update also provides guidance on how the investment should be classified within the fair value hierarchy based on the value for which the investment can be redeemed.  The amendment is effective for interim and annual periods ending after December 15, 2009 with early adoption permitted.  The Company does not have investments in such entities and, therefore, there is no impact to our financial statements.

ASU 2009-13, “Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements – a consensus of the FASB Emerging Issues Task Force” was issued in October, 2009 and provides guidance on accounting for products or services (deliverables) separately rather than as a combined unit utilizing a selling price hierarchy to determine the selling price of a deliverable.  The selling price is based on vendor-specific evidence, third-party evidence or estimated selling price.  The amendments in the Update are effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 with early adoption permitted.  The Company does not expect the update to have an impact on its financial statements.

Issued October, 2009, ASU 2009-15, “Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing” amends ASC Topic 470 and provides guidance for accounting and reporting for own-share lending arrangements issued in contemplation of a convertible debt issuance.  At the date of issuance, a share-lending arrangement entered into on an entity's own shares should be measured at fair value in accordance with Topic 820 and recognized as an issuance cost, with an offset to additional paid-in capital.  Loaned shares are excluded from basic and diluted earnings per share unless default of the share-lending arrangement occurs.  The amendments also require several disclosures including a description and the terms of the arrangement and the reason for entering into the arrangement.  The effective dates of the amendments are dependent upon the date the share-lending arrangement was entered into and include retrospective application for arrangements outstanding as of the beginning of fiscal years beginning on or after December 15, 2009.   The Company has no plans to issue convertible debt and, therefore, the update to had no impact on its financial statements at December 31, 2009.

In December 2009, the FASB issued Accounting Standards Update No. 2009-16 (“ASU 2009-16”), “Accounting for Transfers of Financial Assets”.  ASU No. 2009-16 formally incorporates into the FASB Codification amendments to SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, made by SFAS No. 166 “Accounting for Transfers of Financial Assets”, an amendment of FASB Statement No. 140, primarily to 1.)  eliminate the concept of a qualifying special-purpose entity, 2.)  limit the circumstances under which a financial asset should be derecognized when the entire financial asset has not been transferred to a non-consolidated entity, 3.)  requires additional disclosures concerning a transferor’s continuing involvement with transferred financial assets and 4.)  requires that all servicing assets and liabilities be measured at fair value.  This guidance is effective as of the start of the first annual and interim reporting periods.  ASU No. 2009-19 is not expected to have a material impact on the Company’s results of operations, financial position or disclosures; however the Company will need to review future loan participation agreements and other transfers of financial assets for compliance with the new standard.

In December 2009, the FASB issued Accounting Standards Update No. 2009-17 (“ASU 2009-17”), “Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities”.  ASU No. 2009-

17 formally incorporates into the FASB Codification amendments to FASB Interpretation (“FIN”) No. 46(R), “Consolidation of Variable Interest Entities”, made by SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” to require that a comprehensive qualitative analysis be performed to determine whether a holder of variable interests in a variable interest entity also has a controlling financial interest in the entity.  In addition, the amendments require that the same type of analysis be applied to entities that were previously designated as qualified special-purpose entities.  This ASU is effective as of the start of the first annual reporting period beginning after November 15, 2009, for interim periods within the first annual reporting period and for all subsequent annual and interim reporting periods.  ASU No. 2009-17 is not expected to have a material impact on the Company’s financial position, results of operations or disclosures.

In January 2010, the FASB issued Accounting Standards Update No. 2010-06 (“ASU 2010-06”), “Improving Disclosures about Fair Value Measurements”.  ASU No. 2010-06 amends FASB Accounting Standards Codification topic 820-10-50, “Fair Value Measurements and Disclosures”, to require additional information to be disclosed principally regarding Level 3 measurements and transfers to Level 1 and 2.  In addition, enhanced disclosure is required concerning inputs and valuation techniques used to determine Level 2 and Level 3 measurements.  This guidance is generally effective for interim and annual reporting periods beginning with December 15, 2009; however requirements to disclose separately purchases, sales, issuances and settlements in the Level 3 reconciliation are effective for fiscal years beginning after December 15, 2010 (and for interim periods within such years).  ASU No. 2010-06 is not expected to have a material impact on the Company’s financial position or results of operations, and will have a minimal impact on its disclosures.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company's financial position, results of operations or cash flows.

(2)	Investment Securities

Investment securities available for sale at December 31, 2009 and 2008 are as follows:

(Dollars in thousands)
	December 31, 2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Mortgage-backed securities	$105,915	1,830	219	107,526
U.S. government
sponsored enterprises	40,259	934	51	41,142
State and political subdivisions	43,460	1,065	189	44,336
Trust preferred securities	1,250	-	-	1,250
Equity securities	1,233	-	372	861

Total	$192,117	3,829	831	195,115

	December 31, 2008
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Mortgage-backed securities	$36,557	854	140	37,271
U.S. government
sponsored enterprises	55,223	3,266	2	58,487
State and political subdivisions	26,648	460	135	26,973
Trust preferred securities	1,250	-	-	1,250
Equity securities	1,382	-	447	935

Total	$121,060	4,580	724	124,916

The current fair value and associated unrealized losses on investments in debt securities with unrealized losses at December 31, 2009 and 2008 are summarized in the tables below, with the length of time the individual securities have been in a continuous loss position.

(Dollars in thousands)
	December 31, 2009
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Mortgage-backed securities	$16,970	219	-	-	16,970	219
U.S. government
sponsored enterprises	8,683	51	-	-	8,683	51
State and political subdivisions	9,249	182	153	7	9,402	189
Equity securities	-	-	861	372	861	372

Total	$34,902	452	1,014	379	35,916	831

	December 31, 2008
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Mortgage-backed securities	$10,017	140	-	-	10,017	140
U.S. government
sponsored enterprises	-	-	614	2	614	2
State and political subdivisions	2,748	75	2,373	60	5,121	135
Equity securities	528	72	407	375	935	447

Total	$13,293	287	3,394	437	16,687	724

At December 31, 2009, unrealized losses in the investment securities portfolio relating to debt securities totaled $459,000.  The unrealized losses on these debt securities arose due to changing interest rates and are considered to be temporary.  From the December 31, 2009 tables above, 17 out of 99 securities issued by state and political subdivisions contained unrealized losses and 13 out of 92 securities issued by U.S. government sponsored enterprises, including mortgage-backed securities, contained unrealized losses.  These unrealized losses are considered temporary because of acceptable investment grades on each security and the repayment sources of principal and interest are government backed.

The Company periodically evaluates its investments for any impairment which would be deemed other than temporary.   As part of its evaluation in 2009, the Company determined that the fair values of three investments were less than the original cost of the investments and that the decline in fair value was not temporary in nature.  As a result, the Company wrote down its original investments by $723,000.  The remaining fair value of the investments at December 31, 2009 was $11,000.  Similarly, as part of its evaluation in 2008, the Company wrote down one investment by $300,000.  The remaining fair value of the investments at December 31, 2008 was $22,000.

The amortized cost and estimated fair value of investment securities available for sale at December 31, 2009, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

(Dollars in thousands)
	Amortized Cost	Estimated Fair Value

Due within one year	$2,566	2,584
Due from one to five years	22,725	23,396
Due from five to ten years	34,161	34,824
Due after ten years	25,517	25,924
Mortgage-backed securities	105,915	107,526
Equity securities	1,233	861

Total	$192,117	195,115

Proceeds from sales of securities available for sale during 2009 were $30.7 million and resulted in a gross gain of $1.8 million.  During 2008 and 2007, the proceeds from sales of securities available for sale were $23.4 million and $8.4 million, respectively.  Gross gains of $160,000 for 2008 and gross losses of $132,000 for 2007 were realized on those sales.

Securities with a fair value of approximately $69.6 million and $65.2 million at December 31, 2009 and 2008, respectively, were pledged to secure public deposits and for other purposes as required by law.

GAAP establishes a framework for measuring fair value and expands disclosures about fair value measurements. There is a three-level fair value hierarchy for fair value measurements.  Level 1 inputs are quoted prices in active markets for identical assets or liabilities that a company has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability.  The table below presents the balance of securities available for sale and derivatives, which are measured at fair value on a recurring basis by level within the fair value hierarchy as of December 31, 2009 and 2008.

(Dollars in thousands)
	Fair Value Measurements December 31, 2009	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Investment securities available for sale	$195,115	861	193,004	1,250
Mortgage loans held for sale	$2,840	-	2,840	-
Market value of derivatives (in other assets)	$1,762	-	1,762	-

	Fair Value Measurements December 31, 2008	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Investment securities available for sale	$124,916	935	122,731	1,250
Market value of derivatives (in other assets)	$4,981	-	4,981	-

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

The following is an analysis of fair value measurements of investment securities available for sale using Level 3, significant unobservable inputs, for the year ended December 31, 2009:

(Dollars in thousands)
Investment Securities Available for Sale
Level 3 Valuation
Balance, beginning of period	$1,250
Change in book value	-
Change in gain/(loss) realized and unrealized	-
Purchases/(sales)	-
Transfers in and/or out of Level 3	-
Balance, end of period	$1,250

Change in unrealized gain/(loss) for assets still held in Level 3	$-

(3)	Loans

Major classifications of loans at December 31, 2009 and 2008 are summarized as follows:

(Dollars in thousands)
	2009	2008

Commercial	$67,487	76,945
Real estate - mortgage	512,963	474,732
Real estate - construction	169,680	216,188
Consumer	27,926	13,323

Total loans	778,056	781,188

Less allowance for loan losses	15,413	11,025

Total net loans	$762,643	770,163

The Company grants loans and extensions of credit primarily within the Catawba Valley region of North Carolina, which encompasses Catawba, Alexander, Iredell and Lincoln counties and also in Mecklenburg, Union and Wake counties of North Carolina.  Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate, the value of which is dependent upon the real estate market.

At each reporting period, the Company determines which loans are impaired.  Accordingly, the Company’s impaired loans are reported at their estimated fair value on a non-recurring basis.  An allowance for each impaired loan, which are generally collateral-dependent, is calculated based on the fair value of its collateral.  The fair value of the collateral is based on appraisals performed by third-party valuation specialists.  Factors including the assumptions and techniques utilized by the appraiser are considered by Management.  If the recorded investment in the impaired loan exceeds the measure of fair value of the collateral, a valuation allowance is recorded as a component of the allowance for loan losses.

The Company’s December 31, 2009 and 2008 fair value measurement for impaired loans and other real estate on a non-recurring basis is presented below:

(Dollars in thousands)
	Fair Value Measurements December 31, 2009	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation	Total Gains/(Losses) for the Year Ended December 31, 2009
Impaired loans	$15,958	-	14,174	1,784	(1,924)
Other real estate	$3,997	-	3,997	-	(100)

	Fair Value Measurements December 31, 2008	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation	Total Gains/(Losses) for the Year Ended December 31, 2008
Impaired loans	$7,073	-	5,903	1,170	(345)
Other real estate	$1,867	-	1,867	-	(166)

The Company has specific loan loss reserves for loans that management has determined to be impaired.  These specific reserves are determined on an individual loan basis based on management’s current evaluation of the Company’s loss exposure for each credit, given the expected cash flow or appraised value of any underlying collateral.  At December 31, 2009 and 2008, the recorded investment in loans that were considered to be impaired was approximately $16.6 million and $7.5 million, respectively. In addition, the Company had approximately $2.0 million and $514,000 in loans past due more than ninety days and still accruing interest at December 31, 2009 and 2008, respectively.  The Company had specific reserves on impaired loans of $673,000 and $462,000 at December 31, 2009 and 2008, respectively. The average recorded investment in impaired loans for the twelve months ended December 31, 2009 and 2008 was approximately $15.0 million and $8.8 million, respectively. For the years ended December 31, 2009, 2008 and 2007, the Company recognized approximately $53,000, $57,000 and $29,000, respectively, of interest income on impaired loans.

Changes in the allowance for loan losses were as follows:

(Dollars in thousands)
	2009	2008	2007

Balance at beginning of year	$11,025	9,103	8,303
Amounts charged off	(6,670)	(3,147)	(1,626)
Recoveries on amounts previously charged off	523	275	388
Provision for loan losses	10,535	4,794	2,038

Balance at end of year	$15,413	11,025	9,103

(4)	Premises and Equipment

Major classifications of premises and equipment are summarized as follows:

(Dollars in thousands)
	2009	2008

Land	$3,581	3,573
Buildings and improvements	14,737	14,709
Furniture and equipment	18,624	17,156

Total premises and equipment	36,942	35,438

Less accumulated depreciation	18,995	17,141

Total net premises and equipment	$17,947	18,297

Depreciation expense was approximately $1.9 million for the year ended December 31, 2009.  The Company recognized approximately $1.8 and $1.7 million in depreciation expense for the years ended December 31, 2008 and 2007.

(5)	Time Deposits

At December 31, 2009, the scheduled maturities of time deposits are as follows:

(Dollars in thousands)

2010	$292,563
2011	38,849
2012	66,700
2013	1,050
2014 and thereafter	2,272

Total	$401,434

At December 31, 2009 and 2008, the Company has approximately $84.0 million and $61.0 million, respectively, in time deposits purchased through third party brokers.  The weighted average rate of brokered deposits as of December 31, 2009 and 2008 was 1.90% and 3.25%, respectively.

(6)	Federal Home Loan Bank and Federal Reserve Bank Borrowings

The Bank has borrowings from the Federal Home Loan Bank of Atlanta (“FHLB”) with monthly or quarterly interest payments at December 31, 2009. The FHLB borrowings are collateralized by a blanket assignment on all residential first mortgage loans, home equity lines of credit and loans secured by multi-family real estate that the Bank owns.  At December 31, 2009, the carrying value of loans pledged as collateral totaled approximately $147.0 million.  As additional collateral, the Bank has pledged securities to FHLB.  At December 31, 2009, the market value of securities pledged to FHLB totaled $7.5 million.

Borrowings from the FHLB outstanding at December 31, 2009 consist of the following:

(Dollars in thousands)

Maturity Date	Call Date	Rate	Rate Type	Amount

March 30, 2010	September 30, 2000 and every
	three months thereafter	5.880%	Convertible	$5,000

May 24, 2010	May 24, 2001 and every three
	months thereafter	6.490%	Convertible	2,000

June 24, 2015	June 24, 2010	3.710%	Convertible	5,000

March 25, 2019	N/A	4.260%	Fixed	5,000

March 31, 2016	March 31, 2009 and every three
	months thereafter	4.620%	Convertible	5,000

October 5, 2016	N/A	4.450%	Convertible	5,000

December 12, 2011	December 12, 2007 and every	4.210%	Convertible	5,000
	three months thereafter

January 30, 2017	October 30, 2008 and every	4.500%	Convertible	5,000
	three months thereafter

June 8, 2017	December 8, 2008 and every	4.713%	Convertible	15,000
	three months thereafter

June 9, 2014	February 11, 2008 and every	4.685%	Convertible	15,000
	month thereafter

July 11, 2017	January 11, 2008 and every	4.440%	Convertible	5,000
	three months thereafter

July 24, 2017	April 24, 2008 and every	4.420%	Convertible	5,000
	month thereafter

				$77,000

The FHLB has the option to convert $72.0 million of the total borrowings to a floating rate and, if converted, the Bank may repay borrowings without payment of a prepayment fee.  The Company also has an additional $5.0 million in an advance that has been converted to a fixed rate by the FHLB, which may be repaid with a prepayment fee.

The Bank is required to purchase and hold certain amounts of FHLB stock in order to obtain FHLB borrowings. No ready market exists for the FHLB stock, and it has no quoted market value. The stock is redeemable at $100 per share subject to certain limitations set by the FHLB. At December 31, 2009 and 2008, the Bank owned FHLB stock amounting to $5.5 million and $5.1 million, respectively.

As of December 31, 2009, the Bank had no borrowings from the Federal Reserve Bank (“FRB”).  The Bank had $5.0 million in borrowings from the FRB at December 31, 2008. This borrowing was a 28-day Term Auction Facility loan at an interest rate of 0.28% which matured in January 2009.  The FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB.  At December 31, 2009, the carrying value of loans pledged as collateral totaled approximately $428.2 million.

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

(8)	Income Taxes

The provision for income taxes in summarized as follows:

(Dollars in thousands)
	2009	2008	2007
Current	$3,059	3,698	5,820
Deferred	(1,720)	(485)	(480)
Total	$1,339	3,213	5,340

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to earnings before income taxes are as follows:

(Dollars in thousands)
	2009	2008	2007
Pre-tax income at statutory rates (34%)	$1,447	3,265	5,077
Differences:
Tax exempt interest income	(429)	(313)	(307)
Nondeductible interest and other expense	38	60	56
Cash surrender value of life insurance	(89)	(83)	(83)
State taxes, net of federal benefits	100	257	560
Nondeductible capital losses	234	-	-
Other, net	38	27	37
Total	$1,339	3,213	5,340

The following summarized the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities.  The net deferred tax asset is included as a component of other assets at December 31, 2009 and 2008.

(Dollars in thousands)
	2009	2008
Deferred tax assets:
Allowance for loan losses	$5,942	4,281
Amortizable intangible assets	11	44
Accrued retirement expense	987	1,184
Income from non-accrual loans	14	37
Other	112	-
Total gross deferred tax assets	7,066	5,546

Deferred tax liabilities:
Deferred loan fees	1,404	1,654
Premises and equipment	328	194
Unrealized gain on available for sale securities	1,168	1,502
Unrealized gain on cash flow hedges	686	1,319
Other	-	84
Total gross deferred tax liabilities	3,586	4,753
Net deferred tax asset	$3,480	793

(9)	Related Party Transactions

The Company conducts transactions with its directors and executive officers, including companies in which they have beneficial interests, in the normal course of business. It is the policy of the Company that loan transactions with directors and officers are made on substantially the same terms as those prevailing at the time made for comparable loans to other persons. The following is a summary of activity for related party loans for 2009:

(Dollars in thousands)

Beginning balance	$5,658
New loans	5,217
Repayments	4,935

Ending balance	$5,940

At December 31, 2009 and 2008, the Company had deposit relationships with related parties of approximately $17.2 million and $20.0 million, respectively.

(10)	Commitments and Contingencies

The Company leases various office spaces for banking and operational facilities and equipment under operating lease arrangements. Future minimum lease payments required for all operating leases having a remaining term in excess of one year at December 31, 2009 are as follows:

(Dollars in thousands)

Year ending December 31,
2010	$653
2011	590
2012	466
2013	256
2014	242
Thereafter	1,652

Total minimum obligation	$3,859

Total rent expense was approximately $922,000, $1.0 million and $1.1 million for 2009, 2008 and 2007, respectively.

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

In most cases, the Company requires collateral or other security to support financial instruments with credit risk.

(Dollars in thousands)
	Contractual Amount
	2009	2008
Financial instruments whose contract amount represent credit risk:

Commitments to extend credit	$140,207	158,939

Standby letters of credit and financial guarantees written	$3,302	4,316

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates and because they may expire without being drawn upon, the total commitment amount of $143.5 million does not necessarily represent future cash requirements.

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

The Company has $40.5 million available for the purchase of overnight federal funds from four correspondent financial institutions.

(11)	Derivative Financial Instruments and Hedging Transactions

Accounting Policy for Derivative Instruments and Hedging Activities
The disclosure requirements for derivatives and hedging activities have the intent to provide users of financial statements with an enhanced understanding of: (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  The disclosure requirements include qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about the fair value of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative instruments.

The Company records all derivatives on the balance sheet at fair value.  The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge.  The Company may enter into derivative contracts that are intended to economically hedge certain of its risks, even though hedge accounting does not apply or the Company elects not to apply hedge accounting.

Risk Management Objective of Using Derivatives
The Company has an overall interest rate risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility.  By using derivative instruments, the Company is exposed to credit and market risk.  If the counterparty fails to perform, credit risk is equal to the extent of the fair-value gain in the derivative.  The Company minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed periodically by the Company.  As of December 31, 2009, the Company had a cash flow hedge with a notional amount of $50.0 million.  This derivative instrument consists of one interest rate swap contract.

Fair Values of Derivative Instruments on the Balance Sheet
The table below presents the fair value of the Company’s derivative financial instruments as well as their classification on the Balance Sheet as of December 31, 2009 and 2008.

(Dollars in thousands)
	Asset Derivatives
	As of December 31, 2009		As of December 31, 2008
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Interest rate derivative contracts	Other assets	$1,762	Other assets	$4,981

Cash Flow Hedges of Interest Rate Risk
The Company’s objectives in using interest rate derivatives are to add stability to interest income and expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps and floors as part of its interest rate risk management strategy.  For hedges of the Company’s variable-rate loan assets, interest rate swaps designated as cash flow hedges involve the receipt of fixed-rate amounts from a counterparty in exchange for the Company making variable-rate payments over the life of the agreements without exchange of the underlying notional amount.  For hedges of the Company’s variable-rate loan assets, the interest rate floors designated as a cash flow hedge involves the receipt of variable-rate amounts from a counterparty if interest rates fall below the strike rate on the contract in exchange for an up front premium.  As of December 31, 2009, the Company had one interest rate swap with a notional amount of $50.0 million that was designated as a cash flow hedge of interest rate risk.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in Accumulated Other Comprehensive Income and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings.  During 2009, such derivatives were used to hedge the variable cash inflows associated with existing pools of prime-based loan assets.  The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings.  The Company recognized hedge ineffectiveness gains of $1,000 in earnings during the year ended December 31, 2009.

Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest income or expense as interest payments are received/made on the Company’s variable-rate assets/liabilities. During the next twelve months, the Company estimates that $1.4 million will be reclassified as an increase to interest income.

Effect of Derivative Instruments on the Income Statement
The table below presents the effect of the Company’s derivative financial instruments on the Income Statement for the years ended December 31, 2009 and 2008.

(Dollars in thousands)

	Amount of Gain (Loss) Recognized in OCI on Derivatives		Location of Gain (Loss) Reclassified from Accumulated OCI into Income	Amount of Gain (Loss) Reclassified from Accumulated OCI into Income
	Years ended December 31,			Years ended December 31,
	2009	2008		2009	2008
Interest rate derivative contracts	$434	$7,147	Interest income	$3,114	$3,403
			Non-interest income	$46	$-

(12)	Employee and Director Benefit Programs

The Company has a profit sharing and 401(k) plan for the benefit of substantially all employees subject to certain minimum age and service requirements. Under this plan, the Company matches employee contributions to a maximum of five percent of annual compensation. The Company’s contribution pursuant to this formula was approximately $482,000, $483,000 and $424,000 for the years 2009, 2008 and 2007, respectively. Investments of the plan are determined by the compensation committee consisting of selected outside directors and senior executive officers. No investments in Company stock have been made by the plan. The vesting schedule for the plan begins at 20 percent after two years of employment and graduates 20 percent each year until reaching 100 percent after six years of employment.

In December 2001, the Company initiated a postretirement benefit plan to provide retirement benefits to key officers and its Board of Directors and to provide death benefits for their designated beneficiaries.  Under the plan, the Company purchased life insurance contracts on the lives of the key officers and each director.  The increase in cash surrender value of the contracts constitutes the Company’s contribution to the plan each year.  Plan participants are to be paid annual benefits for a specified number of years commencing upon retirement. Expenses incurred for benefits relating to this plan were approximately $609,000, $365,000 and $258,000 during 2009, 2008 and 2007, respectively.

The Company is currently paying medical benefits for certain retired employees. Postretirement benefits expense, including amortization of the transition obligation, as applicable, was approximately $23,000 for the years ended December 31, 2009, 2008 and 2007.

The following table sets forth the change in the accumulated benefit obligation for the Company’s two postretirement benefit plans described above:

(Dollars in thousands)
2009

Benefit obligation at beginning of period	$1,779
Service cost	500
Interest cost	105
Benefits paid	(29)

Benefit obligation at end of period	$2,355

The amounts recognized in the Company’s consolidated balance sheet as of December 31, 2009 are shown in the following two tables:

(Dollars in thousands)
2009

Benefit obligation	$2,355
Fair value of plan assets	-

(Dollars in thousands)
2009

Funded status	$(2,355)
Unrecognized prior service cost/benefit	-
Unrecognized net actuarial loss	-

Net amount recognized	$(2,355)

Unfunded accrued liability	$(2,355)
Intangible assets	-

Net amount recognized	$(2,355)

Net periodic benefit cost of the Company’s two post retirement benefit plans for the year ended December 31, 2009 consisted of the following:

(Dollars in thousands)
2009

Service cost	$500
Interest cost	105

Net periodic cost	$605

Weighted average discount rate assumption used to
determine benefit obligation	6.66%

During the year ended December 31, 2009, the Company paid benefits totaling $46,000.  Information about the expected benefit payments for the Company’s two postretirement benefit plans is as follows:

(Dollars in thousands)

Year ending December 31,
2010	$49
2011	$82
2012	$197
2013	$202
2014	$226
Thereafter	$9,284

Members of the Board of Directors are eligible to participate in the Company’s Omnibus Stock Ownership and Long Term Incentive Plan (the “Stock Benefits Plan”).  Each director has been awarded 9,737 book value shares (adjusted for stock dividends and stock splits) under the Stock Benefits Plan.  The book value of the shares awarded range from $6.31 to $8.64.  All book value shares were fully vested on May 6, 2009 and were exercised subsequently.  The Company recorded expenses of approximately $59,000, $136,000 and $159,000 associated with the benefits of this plan in the years ended December 31, 2009, 2008 and 2007, respectively.

A summary of book value shares activity under the Stock Benefits Plan for the years ended December 31, 2009, 2008 and 2007 is presented below.

	2009		2008		2007
	Shares	Weighted Average Price of Book Value Shares	Shares	Weighted Average Price of Book Value Shares	Shares	Weighted Average Price of Book Value Shares
Outstanding, beginning of period	97,377	$7.38	97,377	$7.38	97,377	$7.38
Exercised during the period	(97,377)	$7.38	-	$-	-	$-

Outstanding, end of period	-	$-	97,377	$7.38	97,377	$7.38

Number of shares exercisable	-	$-	89,580	$7.27	81,791	$7.89

The Company has a new Omnibus Stock Ownership and Long Term Incentive Plan, which was approved by shareholders’ on May 7, 2009 (the “2009 Plan”) whereby certain stock-based rights, such as stock options, restricted stock, performance units, stock appreciation rights, or book value shares, may be granted to eligible directors and employees.  A total of 360,000 shares are currently reserved for possible issuance under the 2009 Plan.   All rights must be granted or awarded within ten years from the May 7, 2009 effective date of the 2009 Plan.  The Company has not granted any rights under this plan.

Relating to the post retirement benefit plan, the Company is required to recognize an obligation for either the present value of the entire promised death benefit or the annual “cost of insurance” required to keep the policy in force during the post-retirement years.  The Company made a $467,000 reduction to retained earnings in 2008 pursuant to the guidance of the pronouncement to record the portion of this benefit earned by participants prior to adoption of this pronouncement.   In 2009 the Company made a $358,000 addition to retained earnings to reflect an adjustment of the cumulative effect due to policy amendments to the individual split-dollar plans implemented during 2009.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of capital in relation to both on- and off-balance sheet items at various risk weights. Total capital consists of two tiers of capital. Tier 1 Capital includes common shareholders’ equity and trust preferred securities less adjustments for intangible assets. Tier 2 Capital consists of the allowance for loan losses up to 1.25% of risk-weighted assets and other adjustments. Management believes, as of December 31, 2009, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2009, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Company’s and the Bank’s actual capital amounts and ratios are presented below:

(Dollars in thousands)
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2009:

Total Capital (to Risk-Weighted Assets)
Consolidated	$126,689	15.00%	67,586	8.00%	N/A	N/A
Bank	$105,217	12.48%	67,444	8.00%	84,305	10.00%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$116,091	13.74%	33,793	4.00%	N/A	N/A
Bank	$94,619	11.22%	33,722	4.00%	50,583	6.00%
Tier 1 Capital (to Average Assets)
Consolidated	$116,091	11.42%	40,650	4.00%	N/A	N/A
Bank	$94,619	9.33%	40,581	4.00%	50,726	5.00%

As of December 31, 2008:

Total Capital (to Risk-Weighted Assets)
Consolidated	$125,871	14.90%	67,589	8.00%	N/A	N/A
Bank	$93,530	11.10%	67,411	8.00%	84,264	10.00%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$115,332	13.65%	33,794	4.00%	N/A	N/A
Bank	$82,991	9.85%	33,705	4.00%	50,558	6.00%
Tier 1 Capital (to Average Assets)
Consolidated	$115,332	12.40%	37,192	4.00%	N/A	N/A
Bank	$82,991	8.94%	37,137	4.00%	46,421	5.00%

(14)	Shareholders' Equity

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

In March 2008, the Company’s Board of Directors authorized the repurchase of up to 100,000 common shares of the Company’s outstanding common stock through its existing Stock Repurchase Plan effective through the end of March 2009.  The Company repurchased 65,500 shares, or $776,000, of its common stock under this plan as of December 31, 2008.  Because of the Company’s participation in the U.S. Treasury Department’s Capital Purchase Program (“CPP”), discussed below, the Company can no longer repurchase shares of its common stock under the Stock Repurchase Plan without United States Department of the Treasury (“UST”) approval.

The Board of Directors, at its discretion, can issue shares of preferred stock up to a maximum of 5,000,000 shares. The Board is authorized to determine the number of shares, voting powers, designations, preferences, limitations and relative rights.

On December 23, 2008, the Company entered into a Securities Purchase Agreement (“Purchase Agreement”) with the UST.  Under the Purchase Agreement, the Company agreed to issue and sell 25,054 shares of Series A preferred stock and a warrant to purchase 357,234 shares of common stock associated with the Company’s participation in the CPP under the Troubled Asset Relief Program (“TARP”).  Proceeds from this issuance of preferred shares were allocated between preferred stock and the warrant based on their relative fair values at the time of the sale.  Of the $25.1 million in proceeds, $24.4 million was allocated to the Series A preferred stock and $704,000 was allocated to the common stock warrant.  The discount recorded on the preferred stock that resulted from allocating a portion of the proceeds to the warrant is being accreted directly to retained earnings over a five-year period applying a level yield.  As of December 31, 2009, the Company has accreted a total of $126,000 of the discount related to the Series A preferred stock.  The Company paid dividends of $1.1 million on the Series A preferred stock during 2009 and cumulative undeclared dividends at December 31, 2009 were $157,000.  The CPP, created by the UST, is a voluntary program in which selected, healthy financial institutions were encouraged to participate.  Approved use of the funds includes providing credit to qualified borrowers, either as companies or individuals, among other things.  Such participation is intended to support the economic development of the community and thereby restore the health of the local and national economy.

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

The Company is subject to the following restrictions while the Series A preferred stock is outstanding: 1) UST approval is required for the Company to repurchase shares of outstanding common stock; 2) the full dividend for the latest completed CPP dividend period must be declared and paid in full before dividends may be paid to common shareholders; 3) UST approval is required for any increase in common dividends per share above the last quarterly dividend of $0.12 per share paid prior to December 23, 2008; and 4) the Company may not take tax deductions for any senior executive officer whose compensation is above $500,000.  There were additional restrictions on executive compensation added in the ARRA for companies participating in the TARP, including participants in the CPP.

The Board of Directors of the Bank may declare a dividend of all of its retained earnings as it may deem appropriate, subject to the requirements of the General Statutes of North Carolina, without prior approval from the requisite regulatory authorities. As of December 31, 2009, this amount was approximately $41.4 million.

(15)	Other Operating Expense

Other operating expense for the years ended December 31 included the following items that exceeded one percent of total revenues:

(Dollars in thousands)
	2009	2008	2007

Advertising	$860	1,076	988
FDIC insurance	$1,766	547	140
Visa debit card expense	$1,064	761	666
Telephone	$616	476	405

(16)	Fair Value of Financial Instruments

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

Certificates of Deposit
The carrying amount of certificates of deposits is a reasonable estimate of fair value.

Investment Securities Available for Sale
Fair values for investment securities are based on quoted market prices.

Other Investments
For other investments, the carrying value is a reasonable estimate of fair value.

Mortgage Loans Held for Sale
Mortgage loans held for sale are carried at lower of aggregate cost or market value.  The cost of mortgage loans held for sale approximates the market value.

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

The carrying amount and estimated fair value of the Company’s financial instruments at December 31, 2009 and 2008 are as follows:

	December 31, 2009		December 31, 2008
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(dollars in thousands)

Assets:
Cash and cash equivalents	$31,340	31,340	27,929	27,929
Certificates of deposit	$3,345	3,345	-	-
Investment securities available for sale	$195,115	195,115	124,916	124,916
Other investments	$6,346	6,346	6,303	6,303
Mortgage loans held for sale	$2,840	2,840	-	-
Loans, net	$762,643	763,939	770,163	773,256
Cash surrender value of life insurance	$7,282	7,282	7,019	7,019
Derivative instruments	$1,762	1,762	4,981	4,981

Liabilities:
Deposits and demand notes payable	$809,979	809,717	722,662	718,278
Securities sold under agreements
to repurchase	$36,876	36,876	37,501	37,501
Short-term FRB borrowings	$-	-	5,000	4,999
FHLB borrowings	$77,000	86,680	77,000	83,038
Junior subordinated debentures	$20,619	20,619	20,619	20,619

(17)	Peoples Bancorp of North Carolina, Inc. (Parent Company Only) Condensed Financial Statements

Balance Sheets

December 31, 2009 and 2008
(Dollars in thousands)

Assets	2009	2008

Cash	$300	25,600
Interest-bearing time deposit	19,000	5,000
Investment in subsidiaries	98,455	89,407
Investment securities available for sale	1,668	1,811
Other assets	437	415

Total assets	$119,860	122,233

Liabilities and Shareholders' Equity

Accrued expenses	$18	486
Junior subordinated debentures	20,619	20,619
Shareholders' equity	99,223	101,128

Total liabilities and shareholders' equity	$119,860	122,233

Statements of Earnings

For the Years Ended December 31, 2009, 2008 and 2007
(Dollars in thousands)

Revenues:	2009	2008	2007

Dividends from subsidiaries	$-	1,929	4,811
Interest and dividend income	454	443	464
Loss on sale of securities	(149)	(327)	(236)

Total revenues	305	2,045	5,039

Expenses:

Interest	546	1,016	1,476
Other operating expenses	230	244	266

Total expenses	776	1,260	1,742

Earnings (loss) before income tax benefit and equity in
undistributed earnings of subsidiaries	(471)	785	3,297

Income tax benefit	84	389	515

Earnings (loss) before equity in undistributed
earnings of subsidiaries	(387)	1,174	3,812

Equity in undistributed earnings of subsidiaries	3,303	5,217	5,780

Net earnings	$2,916	6,391	9,592

Statements of Cash Flows

For the Years Ended December 31, 2009, 2008 and 2007
(Dollars in thousands)

	2009	2008	2007
Cash flows from operating activities:

Net earnings	$2,916	6,391	9,592
Adjustments to reconcile net earnings to net
cash provided (used) by operating activities:
Book value shares accrual	(720)	136	159
Equity in undistributed earnings of subsidiaries	(3,303)	(5,217)	(5,780)
Deferred income tax benefit	278	(53)	(62)
Loss on sale of investment securities	149	327	236
Change in:
Other assets	(319)	(3)	-
Accrued income	17	(17)	2
Accrued expense	252	15	(254)

Net cash provided by operating activities	(730)	1,579	3,893

Cash flows from investing activities:

Purchases of investment securities available for sale	(15,000)	(1,000)	-
Proceeds from maturities of investment securities available for sale	15,000	-	-
Proceeds from sales of investment securities available for sale	-	3	-
Net change in interest-bearing time deposit	(14,000)	3,000	-
Payments for investments in subsidiaries	(8,010)	-	-

Net cash provided (used) by investing activities	(22,010)	2,003	-

Cash flows from financing activities:

Proceeds from issuance of Series A preferred stock	-	25,054	-
Cash dividends paid on Series A preferred stock	(1,120)	-	-
Cash dividends paid on common stock	(1,440)	(2,680)	(2,331)
Cash paid in lieu of fractional shares	-	-	(3)
Common stock repurchased	-	(1,126)	(2,811)
Proceeds from exercise of stock options	-	44	331

Net cash provided (used) by financing activities	(2,560)	21,292	(4,814)

Net change in cash	(25,300)	24,874	(921)

Cash at beginning of year	25,600	726	1,647

Cash at end of year	$300	25,600	726

DIRECTORS AND OFFICERS OF THE COMPANY

DIRECTORS

Robert C. Abernethy – Chairman
Chairman of the Board, Peoples Bancorp of North Carolina, Inc. and Peoples Bank;
President, Secretary and Treasurer, Carolina Glove Company, Inc. (glove manufacturer)

James S. Abernethy
Vice President, Carolina Glove Company, Inc. (glove manufacturer)
President and Assistant Secretary, Midstate Contractors, Inc. (paving company)

Douglas S. Howard
Vice President, Howard Ventures, Inc. (private equity firm)
Secretary and Treasurer, Denver Equipment of Charlotte, Inc.

John W. Lineberger, Jr.
President, Lincoln Bonded Warehouse Company (commercial warehousing facility)

Gary E. Matthews
President and Director, Matthews Construction Company, Inc. (general contractor)

Billy L. Price, Jr. MD
Managing Partner and Practitioner of Internal Medicine, Catawba Valley Internal Medicine, PA

Larry E. Robinson
President and Chief Executive Officer, The Blue Ridge Distributing Co., Inc. (beer and wine distributor)
Partner and Chief Operating Officer, United Beverages of North Carolina, LLC (beer distributor)

William Gregory (Greg) Terry
Executive Vice President, Drum & Willis-Reynolds Funeral Homes and Crematory

Dan Ray Timmerman, Sr.
President and Chief Executive Officer, Timmerman Manufacturing, Inc. (wrought iron furniture, railings and gates manufacturer)

Benjamin I. Zachary
President, Treasurer, General Manager and Director, Alexander Railroad Company

OFFICERS

Tony W. Wolfe
President and Chief Executive Officer

A. Joseph Lampron
Executive Vice President, Chief Financial Officer and Corporate Treasurer

Joseph F. Beaman, Jr.
Executive Vice President and Corporate Secretary

Lance A. Sellers
Executive Vice President and Assistant Corporate Secretary

William D. Cable, Sr.
Executive Vice President and Assistant Corporate Treasurer