Form 10-K, Exhibit 13
period 2010-12-31
PEOPLES BANCORP OF NORTH CAROLINA INC
filed 2011-03-25
CIK 1093672

EXHIBIT (13)

The Annual Report to Security Holders is Appendix A to the Proxy Statement for the 2011 Annual Meeting of Shareholders and is incorporated herein by reference.

APPENDIX A

ANNUAL REPORT
OF
PEOPLES BANCORP OF NORTH CAROLINA, INC.

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

The Bank, founded in 1912, is a state-chartered commercial bank serving the citizens and business interests of the Catawba Valley and surrounding communities through 22 banking offices located in Lincolnton, Newton, Denver, Catawba, Conover, Maiden, Claremont, Hiddenite, Hickory, Charlotte, Monroe, Cornelius, Mooresville and Raleigh North Carolina.  The Bank also operates a loan production office in Denver, North Carolina.  At December 31, 2010, the Company had total assets of $1.1 billion, net loans of $710.7 million, deposits of $838.7 million, total securities of $278.2 million, and shareholders’ equity of $96.9 million.

The Bank operates four offices focused on the Latino population under the name Banco de la Gente (“Banco”).  These offices are operated as a division of the Bank.  Banco offers normal and customary banking services as are offered in the Bank’s other branches such as the taking of deposits and the making of loans and therefore is not considered a reportable segment of the Company.

The Bank has a diversified loan portfolio, with no foreign loans and few agricultural loans.  Real estate loans are predominately variable rate commercial property loans, which include residential development loans to commercial customers.  Commercial loans are spread throughout a variety of industries with no one particular industry or group of related industries accounting for a significant portion of the commercial loan portfolio.  The majority of the Bank's deposit and loan customers are individuals and small to medium-sized businesses located in the Bank's market area.  The Bank’s loan portfolio also includes Individual Taxpayer Identification Number (ITIN) mortgage loans generated thorough the Bank’s Banco offices.  Additional discussion of the Bank’s loan portfolio and sources of funds for loans can be found in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on pages A-4 through A-28.

The operations of the Bank and depository institutions in general are significantly influenced by general economic conditions and by related monetary and fiscal policies of depository institution regulatory agencies, including the Federal Reserve, the Federal Deposit Insurance Corporation (the “FDIC”) and the North Carolina Commissioner of Banks (the "Commissioner").

At December 31, 2010, the Company employed 244 full-time employees and 44 part-time employees, which equated to 273 full-time equivalent employees.

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

The Company established a new subsidiary, Community Bank Real Estate Solutions, LLC (“CBRES”), in 2009.  CBRES serves as a “clearing-house” for appraisal services for community banks.  Other banks are able to contract with CBRES to find and engage appropriate appraisal companies in the area where the property is located.  This type of service ensures that the appraisal process remains independent from the financing process within the bank.

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

SELECTED FINANCIAL DATA
Dollars in Thousands Except Per Share Amounts

	2010	2009	2008	2007	2006
Summary of Operations
Interest income	$47,680	50,037	56,322	61,732	55,393
Interest expense	14,348	17,187	23,526	27,585	23,110
Net interest earnings	33,332	32,850	32,796	34,147	32,283
Provision for loan losses	16,438	10,535	4,794	2,038	2,513
Net interest earnings after provision
for loan losses	16,894	22,315	28,002	32,109	29,770
Non-interest income	13,884	11,823	10,495	8,816	7,554
Non-interest expense	28,948	29,883	28,893	25,993	22,983
Earnings before taxes	1,830	4,255	9,604	14,932	14,341
Income taxes	(11)	1,339	3,213	5,340	5,170
Net earnings	1,841	2,916	6,391	9,592	9,171
Dividends and accretion of preferred stock	1,394	1,246	-	-	-
Net earnings available to common
shareholders	$447	1,670	6,391	9,592	9,171

Selected Year-End Balances
Assets	$1,067,652	1,048,494	968,762	907,262	818,948
Available for sale securities	272,449	195,115	124,916	120,968	117,581
Loans, net	710,667	762,643	770,163	713,174	643,078
Mortgage loans held for sale	3,814	2,840	-	-	-
Interest-earning assets	1,010,983	988,017	921,101	853,878	780,082
Deposits	838,712	809,343	721,062	693,639	633,820
Interest-bearing liabilities	850,233	826,838	758,334	718,870	650,364
Shareholders' equity	$96,858	99,223	101,128	70,102	62,835
Shares outstanding*	5,541,413	5,539,056	5,539,056	5,624,234	5,745,951

Selected Average Balances
Assets	$1,078,136	1,016,257	929,799	846,836	772,585
Available for sale securities	219,798	161,135	115,853	120,296	118,137
Loans	757,532	782,464	747,203	665,379	604,427
Interest-earning assets	999,054	956,680	876,425	801,094	732,244
Deposits	840,342	772,075	720,918	659,174	605,407
Interest-bearing liabilities	849,870	796,260	740,478	665,727	613,686
Shareholders' equity	$101,529	101,162	76,241	70,586	62,465
Shares outstanding*	5,539,308	5,539,056	5,588,314	5,700,860	5,701,829

Profitability Ratios
Return on average total assets	0.17%	0.29%	0.69%	1.13%	1.19%
Return on average shareholders' equity	1.81%	2.88%	8.38%	13.59%	14.68%
Dividend payout ratio**	100.11%	86.22%	41.93%	24.30%	20.78%

Liquidity and Capital Ratios (averages)
Loan to deposit	90.15%	101.35%	103.65%	100.94%	99.84%
Shareholders' equity to total assets	9.42%	9.95%	8.20%	8.34%	8.09%

Per share of Common Stock*
Basic net income	$0.08	0.30	1.14	1.68	1.61
Diluted net income	$0.08	0.30	1.13	1.65	1.58
Cash dividends	$0.08	0.26	0.48	0.41	0.33
Book value	$12.96	13.39	13.73	12.46	10.94

*Shares outstanding and per share computations have been retroactively restated to reflect a 10% stock dividend during second quarter 2006 and a 3-for-2 stock split during second quarter 2007.

**As a percentage of net earnings available to common shareholders.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following is a discussion of our financial position and results of operations and should be read in conjunction with the information set forth under Item 1A Risk Factors and the Company’s consolidated financial statements and notes thereto on pages A-29  through A-63.

Introduction
Management's discussion and analysis of earnings and related data are presented to assist in understanding the consolidated financial condition and results of operations of the Company, for the years ended December 31, 2010, 2009 and 2008.  The Company is a registered bank holding company operating under the supervision of the Federal Reserve Board and the parent company of Peoples Bank (the “Bank”). The Bank is a North Carolina-chartered bank, with offices in Catawba, Lincoln, Alexander, Mecklenburg, Iredell, Union and Wake counties, operating under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation (the “FDIC”).

Overview
Our business consists principally of attracting deposits from the general public and investing these funds in commercial loans, real estate mortgage loans, real estate construction loans and consumer loans. Our profitability depends primarily on our net interest income, which is the difference between the income we receive on our loan and investment securities portfolios and our cost of funds, which consists of interest paid on deposits and borrowed funds. Net interest income also is affected by the relative amounts of our interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, a positive interest rate spread will generate net interest income. Our profitability is also affected by the level of other income and operating expenses. Other income consists primarily of miscellaneous fees related to our loans and deposits, mortgage banking income and commissions from sales of annuities and mutual funds. Operating expenses consist of compensation and benefits, occupancy related expenses, federal deposit and other insurance premiums, data processing, advertising and other expenses.

Our operations are influenced significantly by local economic conditions and by policies of financial institution regulatory authorities. The earnings on our assets are influenced by the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), inflation, interest rates, market and monetary fluctuations.  Lending activities are affected by the demand for commercial and other types of loans, which in turn is affected by the interest rates at which such financing may be offered.  Our cost of funds is influenced by interest rates on competing investments and by rates offered on similar investments by competing financial institutions in our market area, as well as general market interest rates. These factors can cause fluctuations in our net interest income and other income. In addition, local economic conditions can impact the credit risk of our loan portfolio, in that (1) local employers may be required to eliminate employment positions of individual borrowers, and (2) small businesses and  commercial borrowers may experience a downturn in their operating performance and become unable to make timely payments on their loans. Management evaluates these factors in estimating its allowance for loan losses and changes in these economic factors could result in increases or decreases to the provision for loan losses.

Economic conditions in 2010 continued to deteriorate and had a negative impact on our financial condition and results of operations.  Unfavorable trends, such as increased unemployment, falling real estate prices, increased loan default and increased bankruptcy rates demonstrate the difficult business conditions that are affecting the general economy and therefore our operating results.  The unemployment rates in our primary market area have been higher than state and national averages throughout 2010.

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

The Federal Reserve has decreased the Federal Funds Rate 4.00% since December 31, 2007 with the rate set at 0.25% since December 2008.  These decreases had a negative impact on 2008, 2009 and 2010 earnings and will continue to have a negative impact on the Bank’s net interest income in the future periods.  The negative impact from the decrease in the Federal Funds Rate has been partially offset by the increase in earnings realized on interest rate contracts, including both an interest rate swap and interest rate floors, utilized by the Company.  Additional information regarding the Company’s interest rate contacts is provided below in the section entitled “Asset Liability and Interest Rate Risk Management.”

On December 23, 2008, the Company entered into a Securities Purchase Agreement (“Purchase Agreement”) with the United States Department of the Treasury (“UST”).  Under  the Purchase Agreement, the Company agreed to issue and sell 25,054 shares of Series A preferred stock and warrants to purchase 357,234 shares of common stock associated with the Company’s participation in the U.S. Treasury Department’s Capital Purchase Program (“CPP”) under the Troubled Asset Relief Program (“TARP”).  Proceeds from this issuance of preferred shares were allocated between preferred stock and the warrant based on their relative fair values at the time of the sale.  Of the $25.1 million in proceeds, $24.4 million was allocated to the Series A preferred stock and $704,000 was allocated to the common stock warrant.  The discount recorded on the preferred stock that resulted from allocating a portion of the proceeds to the warrant is being accreted directly to retained earnings over a five-year period applying a level yield.  As of December 31, 2010, the Company has accreted a total of $266,000 of the discount related to the Series A preferred stock.  The Company paid dividends of $1.3 million on the Series A preferred stock during 2010 and cumulative undeclared dividends at December 31, 2010 were $157,000.

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

The Company continues to face challenges resulting from the impact of the current economy on the housing and real estate markets.  The Bank continues to monitor and evaluate all significant loans in its portfolio, and will continue to manage its credit risk exposure with the expectation that stabilization of the real estate market will not occur within the next 18 to 24 months.  The CPP funds have enhanced our capital position as the Company infused the Bank with $8.0 million additional regulatory capital. The Company has $17.0 million available that can be infused into the Bank as additional capital if needed to maintain its position as a well-capitalized bank.  We anticipate increased loan losses in the short run and have prepared for that expectation. We have quality individuals managing our past due loans and foreclosed properties to minimize our potential losses. As the economy recovers, we are positioned to take advantage of all opportunities that present themselves.  We anticipate that the net interest margin will remain at or near the 3.46% net margin for 2010. The amount and timing of any future Federal Reserve rate adjustment remains uncertain, and may further impact the Bank if those adjustments are significant.

Management expects to look for branching opportunities in nearby markets in the future but there are no additional offices planned in 2011.

Summary of Significant Accounting Policies
The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries, the Bank and Community Bank Real Estate Solutions, LLC, along with the Bank’s wholly owned subsidiaries, Peoples Investment Services, Inc. and Real Estate Advisory Services, Inc. (collectively called the “Company”).  All significant intercompany balances and transactions have been eliminated in consolidation.

The Company’s accounting policies are fundamental to understanding management’s discussion and analysis of results of operations and financial condition.  Many of the Company’s accounting policies require significant judgment regarding valuation of assets and liabilities and/or significant interpretation of specific accounting guidance.  The following is a summary of some of the more subjective and complex accounting policies of the Company.  A more complete description of the Company’s significant accounting policies can be found in Note 1 of the Notes to Consolidated Financial Statements in the Company’s 2010 Annual Report to Shareholders which is Appendix A to the Proxy Statement for the May 5, 2011 Annual Meeting of Shareholders.

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

There are other complex accounting standards that require the Company to employ significant judgment in interpreting and applying certain of the principles prescribed by those standards.  These judgments include, but are not limited to, the determination of whether a financial instrument or other contract meets the definition of a derivative in accordance with Generally Accepted Accounting Principles (“GAAP”).  For a more complete discussion of policies, see the notes to consolidated financial statements.

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

The Company has an overall interest rate risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility.  By using derivative instruments, the Company is exposed to credit and market risk.  If the counterparty fails to perform, credit risk is equal to the extent of the fair-value gain in the derivative.  The Company minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed periodically by the Company.  As of December 31, 2010, the Company had cash flow hedges with a notional amount of $50.0 million.  This derivative instrument consists of one interest rate swap contract.

The table below presents the fair value of the Company’s derivative financial instruments as well as their classification on the Balance Sheet as of December 31, 2010 and December 31, 2009.

(Dollars in thousands)
	Asset Derivatives				Liability Derivatives
	As of December 31, 2010		As of December 31, 2009		As of December 31, 2010		As of December 31, 2009
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Interest rate
derivative
contracts	Other assets	$ 648	Other assets	$ 1,762	N/A	$ -	N/A	$ -

The Company’s objectives in using interest rate derivatives are to add stability to interest income and expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps and floors as part of its interest rate risk management strategy.  For hedges of the Company’s variable-rate loan assets, interest rate swaps designated as cash flow hedges involve the receipt of fixed-rate amounts from a counterparty in exchange for the Company making variable-rate payments over the life of the agreements without exchange of the underlying notional amount.  For hedges of the Company’s variable-rate loan assets, the interest rate floor designated as a cash flow hedge involves the receipt of variable-rate amounts from a counterparty if interest rates fall below the strike rate on the contract in exchange for an up front premium.  As of December 31, 2010, the Company had one interest rate swap with a notional amount of $50.0 million that was designated as a cash flow hedge of interest rate risk.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in Accumulated Other Comprehensive Income and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. During 2010 and 2009, such derivatives were used to hedge the variable cash inflows associated with existing pools of prime-based loan assets.  The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. The Company recognized a hedge ineffectiveness gain of $1,000 in earnings during the year ended December 31, 2009.

Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest income or expense as interest payments are received/made on the Company’s variable-rate assets/liabilities. During the next twelve months, the Company estimates that $648,000 will be reclassified as an increase to interest income.

The tables below present the effect of the Company’s derivative financial instruments on the Income Statement for the years ended December 31, 2010 and 2009.

(Dollars in thousands)

			Location of Gain	Amount of Gain
	Amount of Gain		(Loss) Reclassified	(Loss) Reclassified
	(Loss) Recognized in		from Accumulated	from Accumulated
	OCI on Derivatives		OCI into Income	OCI into Income
	Years ended			Years ended
	December 31,			December 31,
	2010	2009		2010	2009
Interest rate derivative contracts	$404	$434	Interest income	$1,518	$3,114
			Non-interest income	$-	$46

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

GAAP establishes a framework for measuring fair value and expands disclosures about fair value measurements.  There is a three-level fair value hierarchy for fair value measurements.  Level 1 inputs are quoted prices in active markets for identical assets or liabilities that a company has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability.   The table below presents the balance of securities available for sale and derivatives, which are measured at fair value on a recurring basis by level within the fair value hierarchy as of December 31, 2010 and 2009.

(Dollars in thousands)
	Fair Value Measurements December 31, 2010	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage-backed securities	$139,361	-	139,361	-
U.S. government
sponsored enterprises	$42,640	-	42,640	-
State and political subdivisions	$87,829	-	87,829	-
Trust preferred securities	$1,250	-	-	1,250
Equity securities	$1,369	1,369	-	-
Mortgage loans held for sale	$3,814	-	3,814	-
Market value of derivatives (in other assets)	$648	-	648	-

	Fair Value Measurements December 31, 2009	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage-backed securities	$107,526	-	107,526	-
U.S. government
sponsored enterprises	$41,142	-	41,142	-
State and political subdivisions	$44,336	-	44,336	-
Trust preferred securities	$1,250	-	-	1,250
Equity securities	$861	861	-	-
Mortgage loans held for sale	$2,840	-	2,840	-
Market value of derivatives (in other assets)	$1,762	-	1,762	-

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

The following is an analysis of fair value measurements of investment securities available for sale using Level 3, significant unobservable inputs, for the year ended December 31, 2010:

(Dollars in thousands)
Investment Securities Available for Sale
Level 3 Valuation
Balance, beginning of period	$1,250
Change in book value	-
Change in gain/(loss) realized and unrealized	-
Purchases/(sales)	-
Transfers in and/or out of Level 3	-
Balance, end of period	$1,250

Change in unrealized gain/(loss) for assets still held in Level 3	$-

The Company’s December 31, 2010 and 2009 fair value measurement for impaired loans and other real estate on a non-recurring basis is presented below:

(Dollars in thousands)
	Fair Value Measurements December 31, 2010	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation	Total Gains/(Losses) for the Year Ended December 31, 2010
Impaired loans	$40,062	-	26,798	13,264	(10,591)
Other real estate	$6,673	-	6,673	-	(340)

	Fair Value Measurements December 31, 2009	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation	Total Gains/(Losses) for the Year Ended December 31, 2009
Impaired loans	$22,789	-	14,174	8,615	(1,924)
Other real estate	$3,997	-	3,997	-	(100)

At each reporting period, the Company determines which loans are impaired.  Accordingly, the Company’s impaired loans are reported at their estimated fair value on a non-recurring basis.  An allowance for each impaired loan, which is generally collateral-dependent, is calculated based on the fair value of its collateral.  The fair value of the collateral is based on appraisals performed by third-party valuation specialists.  Factors including the assumptions and techniques utilized by the appraiser are considered by management.  If the recorded investment in the impaired loan exceeds the measure of fair value of the collateral, a valuation allowance is recorded as a component of the allowance for loan losses.  No interest income is recognized on impaired loans subsequent to their classification as impaired.

The following table presents the Company’s impaired loans as of December 31, 2010:

(Dollars in thousands)
	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Impairment	Related Allowance	Average Recorded Impairment
Real Estate Loans				$-
Construction and land development	31,346	20,787	2,130	22,916	1,055	18,767
Single-family residential	12,376	9,847	990	10,837	168	12,573
Commercial	6,018	4,991	359	5,351	148	4,769
Multifamily and Farmland	-	-	-	-	-	27
Total impaired real estate loans	49,740	35,625	3,479	39,104	1,371	36,136

Commercial loans (not secured by real estate)	1,243	811	5	816	5	1,479
Consumer loans (not secured by real estate)	152	142	-	142	-	79
All other loans (not secured by real estate)	-	-	-	-		-
Total impaired loans	$51,135	36,578	3,484	40,062	1,376	37,694

In February 2010, the FASB issued Accounting Standards Update No. 2010-09, Subsequent Events: Amendments to Certain Recognition and Disclosure Requirements ("ASU No. 2010-09"). ASU No. 2010-09 removes some contradictions between the requirements of U.S. GAAP and the filing rules of the Securities and Exchange Commission ("SEC"). SEC filers are required to evaluate subsequent events through the date the financial statements are issued, and they are no longer required to disclose the date through which subsequent events have been evaluated. This guidance was effective upon issuance except for the use of the issued date for conduit debt obligors, and did not have a material impact on the Company's results of operations, financial position or disclosures.

In February 2010, the FASB issued Accounting Standards Update No. 2010-10, Consolidation: Amendments for Certain Investment Funds ("ASU No. 2010-10"). ASU No. 2010-10 indefinitely defers the effective date for certain investment funds resulting from the issuance of ASU No. 2009-17.  ASU No. 2010-10 also clarifies that (1) interests of related parties must be considered in determining whether fees paid to decision makers or service providers constitute a variable interest, and (2) a quantitative calculation should not be the only basis on which such determination is made. This guidance is effective as of the beginning of the first annual period beginning after November 15, 2009, and for interim periods within that first annual reporting period. The adoption of this ASU did not have a material impact on the Company's results of operations, financial position or disclosures.

In March 2010, the FASB issued Accounting Standards Update No. 2010-11, Derivatives and Hedging: Scope Exception Related to Embedded Credit Derivatives (“ASU No. 2010-11”). ASU No. 2010-11 clarifies the type of embedded credit derivative that is exempt from embedded derivative bifurcation requirements by resolving a potential ambiguity about the breadth of the embedded credit derivative scope exception with regard to some types of contracts, such as collateralized debt obligations ("CDO's") and synthetic CDO's. The scope exception will no longer apply to some contracts that contain an embedded credit derivative feature that transfers credit risk. The ASU is effective for fiscal quarters beginning after June 15, 2010.  The adoption of this ASU did not have a material impact on the Company's results of operations, financial position or disclosures.

In July 2010, the FASB issued Accounting Standards Update No. 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses (“ASU No. 2010-20”). ASU No. 2010-20 will expand loan credit quality and allowance for loan losses disclosure requirements.  The ASU is effective for fiscal quarters ending on or after December 15, 2010. The adoption of this guidance did not have a material impact on the Company's results of operations or financial position; however, additional disclosures are required for this ASU.   See Note 3 to the Consolidated Financial Statements.

In January 2011, the FASB issued Accounting Standards Update No. 2011-01, Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20 (“ASU No. 2011-01”). ASU No. 2011-01 deferred the effective date of troubled debt restructurings disclosure requirements for public entities to be concurrent with the effective date of the guidance for determining what constitutes a troubled debt restructuring, as presented in proposed Accounting Standards Update, Receivables (Topic 310): Clarifications to Accounting for Troubled Debt Restructurings by Creditors.  The ASU is anticipated to be effective for interim and annual periods ending after June 15, 2011.  The adoption of this guidance is not expected to have a material impact on the Company's results of operations or financial position; however, additional disclosures will be required for this ASU.

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

The remainder of management’s discussion and analysis of the Company’s results of operations and financial position should be read in conjunction with the consolidated financial statements and related notes presented on pages A-29 through A-63.

Results of Operations
Summary.  The Company reported earnings of $1.8 million in 2010, or $0.33 basic and diluted net earnings per common share before adjustment for preferred stock dividends and accretion as compared to $2.9 million, or $0.53 basic and diluted net earnings per common share for 2009.  After adjusting for dividends and accretion on preferred stock, net earnings available to common shareholders for the year ended December 31, 2010 were $447,000 or $0.08 basic and diluted net earnings per common share.  The Company’s decrease in net earnings for 2010 is primarily attributable to an to an increase in provision for loan losses, which was partially offset by an increase in net interest income, an increase in non-interest income and a decrease in non-interest expense.

Net earnings for 2009 represented a decrease of 54% as compared to 2008 net earnings of $6.4 million or $1.14 basic net earnings per common share and $1.13 diluted net earnings per common share.  The decrease in 2009 net earnings was primarily attributable to an increase in provision for loan losses and an increase in non-interest expense, which were partially offset by an increase in non-interest income.

The return on average assets in 2010 was 0.17%, compared to 0.29% in 2009 and 0.69% in 2008. The return on average shareholders’ equity was 1.81% in 2010 compared to 2.88% in 2009 and 8.38% in 2008.

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

Net interest income for 2010 increased to $33.3 million compared to $32.9 million in 2009.  This increase is primarily attributable to a reduction in interest expense due to a decrease in the cost of funds for time deposits.  Net interest income increased slightly in 2009 from $32.8 million in 2008.

Table 1 sets forth for each category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding, the interest incurred on such amounts and the average rate earned or incurred for the years ended December 31, 2010, 2009 and 2008. The table also sets forth the average rate earned on total interest-earning assets, the average rate paid on total interest-bearing liabilities, and the net yield on average total interest-earning assets for the same periods.  Yield information does not give effect to changes in fair value that are reflected as a component of shareholders’ equity.  Yields and interest income on tax-exempt investments have been adjusted to tax equivalent basis using an effective tax rate of 38.55% for securities that are both federal and state tax exempt and an effective tax rate of 6.90% for state tax exempt securities.  Non-accrual loans and the interest income that was recorded on these loans, if any, are included in the yield calculations for loans in all periods reported.

Table 1- Average Balance Table

	December 31, 2010			December 31, 2009			December 31, 2008
(Dollars in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate
Interest-earning assets:

Loans	$757,532	38,674	5.11%	782,464	40,058	5.12%	747,203	46,808	6.26%
Interest rate derivative contracts	-	1,518	0.20%	-	3,114	0.40%	-	3,403	0.45%
Loan fees	-	75	0.01%	-	39	0.00%	-	393	0.05%
Total loans	757,532	40,267	5.32%	782,464	43,211	5.52%	747,203	50,604	6.77%

Investments - taxable	110,493	3,490	3.16%	81,642	3,477	4.26%	26,591	1,253	4.71%
Investments - nontaxable*	109,304	5,096	4.66%	79,493	4,226	5.32%	89,262	4,924	5.52%
Federal funds sold	89	-	0.00%	704	1	0.14%	3,050	55	1.80%
Other	21,636	103	0.48%	12,377	53	0.43%	10,319	293	2.84%

Total interest-earning assets	999,054	48,956	4.90%	956,680	50,968	5.33%	876,425	57,129	6.52%

Cash and due from banks	46,124			31,225			21,331
Other assets	49,765			41,866			41,626
Allowance for loan losses	(16,807)			(13,514)			(9,583)

Total assets	$1,078,136			1,016,257			929,799

Interest-bearing liabilities:

NOW accounts	$133,401	1,674	1.25%	112,452	1,373	1.22%	92,612	1,269	1.37%
Regular savings accounts	82,018	879	1.07%	35,762	368	1.03%	17,423	50	0.29%
Money market accounts	96,736	919	0.95%	94,537	1,224	1.29%	93,564	1,930	2.06%
Time deposits	405,300	6,786	1.67%	412,127	9,687	2.35%	406,127	15,008	3.70%
FHLB / FRB borrowings	71,989	3,285	4.56%	84,547	3,596	4.25%	79,417	3,616	4.55%
Demand notes payable to U.S. Treasury	815	-	0.00%	805	-	0.00%	859	14	1.63%
Trust preferred securities	20,619	411	1.99%	20,619	546	2.65%	20,619	1,016	4.93%
Other	38,991	394	1.01%	35,411	393	1.11%	29,857	624	2.09%

Total interest-bearing liabilities	849,870	14,348	1.69%	796,260	17,187	2.16%	740,478	23,527	3.18%

Demand deposits	122,887			117,197			111,192
Other liabilities	3,513			2,428			4,021
Shareholders' equity	101,529			101,162			76,241

Total liabilities and shareholder's equity	$1,077,799			1,017,047			931,932

Net interest spread		34,608	3.21%		33,781	3.17%		33,602	3.34%

Net yield on interest-earning assets			3.46%			3.53%			3.83%

Taxable equivalent adjustment
Investment securities		1,276			931			806

Net interest income		33,332			32,850			32,796

*Includes U.S. government agency securities that are non-taxable for state income tax purposes of $50.3 million in 2010, $45.5 million in 2009 and $63.6 million in 2008. An effective tax rate of 6.90% was used to calculate the tax equivalent yield on these securities.

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

Table 2 - Rate/Volume Variance Analysis-Tax Equivalent Basis

	December 31, 2010			December 31, 2009
(Dollars in thousands)	Changes in average volume	Changes in average rates	Total Increase (Decrease)	Changes in average volume	Changes in average rates	Total Increase (Decrease)
Interest income:

Loans: Net of unearned income	$(1,351)	(1,593)	(2,944)	2,168	(9,561)	(7,393)

Investments - taxable	1,070	(1,057)	13	2,470	(246)	2,224
Investments - nontaxable	1,487	(617)	870	(529)	(169)	(698)
Federal funds sold	(1)	-	(1)	(23)	(31)	(54)
Other	43	7	50	33	(273)	(240)

Total interest income	1,248	(3,260)	(2,012)	4,119	(10,280)	(6,161)

Interest expense:

NOW accounts	259	42	301	257	(153)	104
Regular savings accounts	486	25	511	121	197	318
Money market accounts	25	(330)	(305)	16	(722)	(706)
Time deposits	(137)	(2,764)	(2,901)	181	(5,502)	(5,321)
FHLB / FRB Borrowings	(554)	243	(311)	226	(246)	(20)
Demand notes payable to
U.S. Treasury	-	-	-	-	(14)	(14)
Trust Preferred Securities	-	(135)	(135)	-	(470)	(470)
Other	38	(37)	1	89	(320)	(231)

Total interest expense	117	(2,956)	(2,839)	890	(7,230)	(6,340)

Net interest income	$1,131	(304)	827	3,229	(3,050)	179

          Net interest income on a tax equivalent basis totaled $34.6 million in 2010 as compared to $33.8 million in 2009.  The interest rate spread, which represents the rate earned on interest-earning assets less the rate paid on interest-bearing liabilities, was 3.21% in 2010, an increase from the 2009 net interest spread of 3.17%.  The net yield on interest-earning assets in 2010 decreased to 3.46% from the 2009 net yield on interest-earning assets of 3.53%.

Tax equivalent interest income decreased $2.0 million or 4% in 2010 primarily due to a reduction loan balances and in increase in non-performing loans.  The yield on interest-earning assets decreased to 4.90% in 2010 from 5.33% in 2009.  Average interest-earning assets increased $42.4 million primarily as the result of a $58.7 million increase in average investment securities, which was partially offset by a $24.9 million decrease in the average outstanding balance of loans.  All other interest-earning assets including federal funds sold were $21.7 million in 2010 and $13.1 million in 2009.

Interest expense decreased $2.8 million or 17% in 2010 due to a decrease in the average rate paid on interest-bearing liabilities.  The cost of funds decreased to 1.69% in 2010 from 2.16% in 2009.  This decrease in the cost of funds was primarily attributable to decreases in the average rate paid on interest-bearing checking and savings accounts and certificates of deposit.  The $53.6 million growth in average interest-bearing liabilities was primarily attributable to an increase in interest-bearing checking and savings accounts of $69.4 million to $312.2 million in 2010 from $242.8 million in 2009.

In 2009 net interest income on a tax equivalent basis increased $33.8 million in 2009 from $33.6 million in 2008.  The interest rate spread was 3.17% in 2009, a decrease from the 2008 net interest spread of 3.34%.  The net yield on interest-earning assets in 2009 decreased to 3.53% from the 2008 net yield on interest-earning assets in of 3.83%.

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

The provision for loan losses was $16.4 million, $10.5 million, and $4.8 million for the years ended December 31, 2010, 2009 and 2008, respectively.  The increase in the provision for loan losses for 2010 is primarily attributable to an increase in non-performing assets and a $10.2 million increase in net charge-offs.  Please see the section below entitled “Allowance for Loan Losses” for a more complete discussion of the Bank’s policy for addressing potential loan losses.

Non-Interest Income.  Non-interest income for 2010 totaled $13.9 million, an increase of $2.1 million or 17% from non-interest income of $11.8 million for 2009.  This increase in non-interest income is primarily attributable to a $2.0 million increase in gains on sale of securities.

Non-interest income for 2009 increased $1.3 million or 13% from non-interest income of $10.5 million for 2008. The increase in non-interest income for 2009 are primarily due to an increase gains on sale of securities.

The Company periodically evaluates its investments for any impairment which would be deemed other than temporary.   As part of its evaluation in 2010, the Company determined that the fair values of two equity securities were less than the original cost of the investments and that the decline in fair value was not temporary in nature.  As a result, the Company wrote down its original investments by $291,000.  The remaining fair value of the investments at December 31, 2010 was approximately $409,000.  Similarly, as part of its evaluation in 2009, the Company wrote down three equity securities by $723,000.  The remaining fair value of the investments at December 31, 2009 was $11,000.

During the year ended 2008, the Company wrote down one investment by $300,000.  The remaining fair value of the investment at December 31, 2008 was $22,000.

Net losses on other real estate and repossessed assets were $704,000, $501,000 and $287,000 for 2010, 2009 and 2008, respectively.  The increases in net losses on other real estate and repossessed assets during 2010, 2009 and 2008 were primarily attributable to increased write-downs on foreclosed property during the years ended December 31, 2010, 2009 and 2008.  Management determined that the market value of these assets had decreased significantly and charges were appropriate in 2010, 2009 and 2008.

Table 3 presents a summary of non-interest income for the years ended December 31, 2010, 2009 and 2008.

Table 3 - Non-Interest Income

(Dollars in thousands)	2010	2009	2008
Service charges	$5,626	5,573	5,203
Other service charges and fees	2,195	2,058	2,399
Other than temporary impairment losses	(291)	(723)	(300)
Gain on sale of securities	3,348	1,795	133
Mortgage banking income	532	827	660
Insurance and brokerage commissions	390	414	426
Loss on foreclosed and repossessed assets	(704)	(501)	(287)
Miscellaneous	2,788	2,380	2,261
Total non-interest income	$13,884	11,823	10,495

Non-Interest Expense.  Total non-interest expense amounted to $28.9 million for 2010, a decrease of 3% from 2009.  Non-interest expense for 2009 increased 3% to $29.9 million from non-interest expense of $28.9 million for 2008.

Salary and employee benefit expense was $14.1 million in 2010, compared to $14.8 million during 2009, a decrease of $634,000 or 4%, following a $436,00 or 3% decrease in salary and employee benefit expense in 2009 from 2008.  The decrease in salary and employee benefits in 2010 was primarily due to a reduction in supplemental retirement plan expense.  The decrease in salary and employee benefits in 2009 was primarily attributable to a reduction in incentive expense.

Table 4 presents a summary of non-interest expense for the years ended December 31, 2010, 2009 and 2008.

Table 4 - Non-Interest Expense

(Dollars in thousands)	2010	2009	2008
Salaries and wages	$11,408	$11,530	11,591
Employee benefits	2,716	3,228	3,603
Total personnel expense	14,124	14,758	15,194
Occupancy expense	5,436	5,409	5,029
Office supplies	391	426	564
FDIC deposit insurance	1,434	1,766	547
Professional services	467	358	422
Postage	352	342	360
Telephone	629	616	476
Director fees and expense	263	350	450
Advertising	714	860	1,076
Consulting fees	288	198	385
Taxes and licenses	320	248	193
Other operating expense	4,530	4,552	4,197
Total non-interest expense	$28,948	$29,883	28,893

Income Taxes.  The Company reported an income tax benefit of $11,000 for the year ended December 31,  2010.  Total income tax expense was $1.3 million in 2009 compared to $3.2 million in 2008 and $5.3 million in 2007.   The Company’s effective tax rates were -0.60%, 31.47% and 33.46% in 2010, 2009 and 2008, respectively.  The decrease in the effective tax rate in 2010 is primarily due to an increase in non-taxable investment income combined with a decrease in earnings before taxes.

Liquidity. The objectives of the Company’s liquidity policy are to provide for the availability of adequate funds to meet the needs of loan demand, deposit withdrawals, maturing liabilities and to satisfy regulatory requirements.  Both deposit and loan customer cash needs can fluctuate significantly depending upon business cycles, economic conditions and yields and returns available from alternative investment opportunities.  In addition, the Company’s liquidity is affected by off-balance sheet commitments to lend in the form of unfunded commitments to extend credit and standby letters of credit.  As of December 31, 2010 such unfunded commitments to extend credit were $137.0 million, while commitments in the form of standby letters of credit totaled $3.6 million.

The Company uses several sources to meet its liquidity requirements.  The primary source is core deposits, which includes demand deposits, savings accounts and non-brokered certificates of deposits of denominations less than $100,000.  The Company considers these to be a stable portion of the Company’s liability mix and the result of on-going consumer and commercial banking relationships.  As of December 31, 2010, the Company’s core deposits totaled $592.7 million, or 71% of total deposits.

The other sources of funding for the Company are through large denomination certificates of deposit, including brokered deposits, federal funds purchased, securities under agreement to repurchase and FHLB borrowings.  The Bank is also able to borrow from the Federal Reserve on a short-term basis.  The Bank’s policies include the ability to access wholesale funding up to 40% of total assets.  The Bank’s wholesale funding includes FHLB borrowings, FRB borrowings, brokered deposits, internet certificates of deposit and certificates of deposit issued to the State of North Carolina.  The Company’s ratio of wholesale funding to total assets was 8.69% as of December 31, 2010.

At December 31, 2010, the Bank had a significant amount of deposits in amounts greater than $100,000, including brokered deposits of $87.4 million, which have an average maturity of 13 months.  Brokered deposits include certificates of deposit participated through the Certificate of Deposit Account Registry Service (CDARS) on behalf of local customers.  CDARS balances totaled $53.0 million as of December 31, 2010.  The balance and cost of brokered deposits are more susceptible to changes in the interest rate environment than other deposits.   Access to the brokered deposit market could be restricted if the Bank were to fall below the well capitalized level.  For additional information, please see the section below entitled “Deposits.”

The Bank has a line of credit with the FHLB equal to 20% of the Bank’s total assets, with an outstanding balance of $70.0 million at December 31, 2010.  At December 31, 2010, the carrying value of loans pledged as collateral totaled approximately $153.8 million.  As additional collateral, the Bank has pledged securities to FHLB.  At December 31, 2010, the market value of securities pledged to FHLB totaled $10.0 million.  The remaining availability at FHLB was

$7.2 million at December 31, 2010.  The Bank had no borrowings from the FRB at December 31, 2010.  The FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB.  At December 31, 2010, the carrying value of loans pledged as collateral to the FRB totaled approximately $348.9 million.

The Bank also had the ability to borrow up to $55.5 million for the purchase of overnight federal funds from five correspondent financial institutions as of December 31, 2010.

The liquidity ratio for the Bank, which is defined as net cash, interest-bearing deposits with banks, federal funds sold and certain investment securities, as a percentage of net deposits and short-term liabilities was 25.87% at December 31, 2010, 19.10% at December 31, 2009 and 11.71% at December 31, 2008.  The minimum required liquidity ratio as defined in the Bank’s Asset/Liability and Interest Rate Risk Management Policy for on balance sheet liquidity is 10%.

As disclosed in the Company’s Consolidated Statements of Cash Flows included elsewhere herein, net cash provided by operating activities was approximately $17.8 million during 2010.  Net cash used in investing activities of $44.0 million consisted primarily of purchases of available-for-sale investments totaling $232.9 million, which were partially offset by maturities, calls and sales of available-for-sale investments, which totaled $152.7 million.  Net cash provided by financing activities amounted to $18.9 million, primarily from a $29.4 million net increase in deposits, which was partially offset by a reduction in FRB borrowings of $7.0 million.

Asset Liability and Interest Rate Risk Management.  The objective of the Company’s Asset Liability and Interest Rate Risk strategies is to identify and manage the sensitivity of net interest income to changing interest rates and to minimize the interest rate risk between interest-earning assets and interest-bearing liabilities at various maturities.  This is done in conjunction with the need to maintain adequate liquidity and the overall goal of maximizing net interest income. Table 5 presents an interest rate sensitivity analysis for the interest-earning assets and interest-bearing liabilities for the year ended December 31, 2010.

Table 5 - Interest Sensitivity Analysis

(Dollars in thousands)	Immediate	1-3 months	4-12 months	Total Within One Year	Over One Year & Non-sensitive	Total
Interest-earning assets:
Loans	$448,896	9,683	14,514	473,093	253,067	726,160
Mortgage loans held for sale	3,814	-	-	3,814	-	3,814
Investment securities available for sale	-	9,743	28,959	38,702	233,747	272,449
Interest-bearing deposit accounts	1,456	-	-	1,456	-	1,456
Certificates of deposit	-	-	735	735	-	735
Other interest-earning assets	-	-	-	-	6,369	6,369

Total interest-earning assets	454,166	19,426	44,208	517,800	493,183	1,010,983

Interest-bearing liabilities:
NOW, savings, and money market deposits	332,511	-	-	332,511	-	332,511
Time deposits	24,318	92,162	126,852	243,332	148,077	391,409
Other short term borrowings	1,600	-	-	1,600	-	1,600
FHLB borrowings	-	-	-	-	70,000	70,000
Securities sold under
agreement to repurchase	34,094	-	-	34,094	-	34,094
Trust preferred securities	-	20,619	-	20,619	-	20,619

Total interest-bearing liabilities	392,523	112,781	126,852	632,156	218,077	850,233

Interest-sensitive gap	$61,643	(93,355)	(82,644)	(114,356)	275,106	160,750

Cumulative interest-sensitive gap	$61,643	(31,712)	(114,356)	(114,356)	160,750

Interest-earning assets as a percentage of interest-bearing liabilities
	115.70%	17.22%	34.85%	81.91%	226.15%

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

The Company’s rate sensitive assets are those earning interest at variable rates and those with contractual maturities within one year.  Rate sensitive assets therefore include both loans and available for sale securities.  Rate sensitive liabilities include interest-bearing checking accounts, money market deposit accounts, savings accounts, time deposits and borrowed funds.  As shown in Table 5, the Company’s balance sheet is asset-sensitive, meaning that in a given period there will be more assets than liabilities subject to immediate repricing as interest rates change in the market. Because most of the Company’s loans are tied to the prime rate, they reprice more rapidly than rate sensitive interest-bearing deposits.  During periods of rising rates, this results in increased net interest income.  The opposite occurs during periods of declining rates.  Rate sensitive assets at December 31, 2010 totaled $1.0 billion, exceeding rate sensitive liabilities of $850.2 million by $160.8 million.

Included in the rate sensitive assets are $418.7 million in variable rate loans indexed to prime rate subject to immediate repricing upon changes by the Federal Open Market Committee (“FOMC”).  The Bank utilizes interest rate floors on certain variable rate loans to protect against further downward movements in the prime rate.  At December 31, 2010, the Bank had $322.9 million in loans with interest rate floors.  The floors were in effect on $320.8 million of these loans pursuant to the terms of the promissory notes on these loans.   The weighted average rate on these loans is 1.12% higher than the indexed rate on the promissory notes without interest rate floors.

The Company has an overall interest rate risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility.  By using derivative instruments, the Company is exposed to credit and market risk.  If the counterparty fails to perform, credit risk is equal to the extent of the fair-value gain in the derivative.  The Company minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed periodically by the Company. As of December 31, 2010, the Company had a cash flow hedge with a notional amount of $50.0 million.  This derivative instrument consists of one interest rate swap contract.  The interest rate swap contract is used to convert $50.0 million of variable rate loans to a fixed rate.  Under the swap contract, the Company receives a fixed rate of 6.245% and pays a variable rate based on the current prime rate (3.25% at December 31, 2010) on the notional amount of $50.0 million.  The swap agreement matures in June 2011.  The Company recognized $1.5 million in interest income on interest rate derivative contracts during the year ended December 31, 2010.  Based on the current interest rate environment, it is expected the Company will continue to receive income on this interest rate contract through June 2011.  The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in Accumulated Other Comprehensive Income and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings.  During 2010, such derivatives were used to hedge the variable cash inflows associated with existing pools of prime-based loan assets.  The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings.  The Company recognized a hedge ineffectiveness gain of $1,000 in earnings during the year ended December 31, 2009.

Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest income or expense as interest payments are received/made on the Company’s variable-rate assets/liabilities. During the next twelve months, the Company estimates that $648,000 will be reclassified as an increase to interest income.

Table 6 presents additional information on the Company’s derivative financial instruments as of December 31, 2010.

Table 6 - Derivative Instruments
(Dollars in thousands)
Type of Derivative	Notional Amount	Contract Rate	Year-to-date Income
Interest rate swap contact expiring 06/01/11	50,000	6.245%	1,518
	$50,000		$1,518

An analysis of the Company’s financial condition and growth can be made by examining the changes and trends in interest-earning assets and interest-bearing liabilities.  A discussion of these changes and trends follows.

Analysis of Financial Condition
Investment Securities.  All of the Company’s investment securities are held in the available-for-sale (“AFS”) category. At December 31, 2010 the market value of AFS securities totaled $272.4 million, compared to $195.1 million and $124.9 million at December 31, 2009 and 2008, respectively.  The increase in 2010 investment securities reflects the investment of additional funds received from growth in deposits and a decrease in loans.  Table 7 presents the market value of the AFS securities held at December 31, 2010, 2009 and 2008.

Table 7 - Summary of Investment Portfolio

(Dollars in thousands)	2010	2009	2008
Obligations of United States government
sponsored enterprises	$42,640	41,142	58,487

Obligations of states and political subdivisions	87,829	44,336	26,973

Mortgage-backed securities	139,361	107,526	37,271

Trust preferred securities	1,250	1,250	1,250

Equity securities	1,369	861	935

Total securities	$272,449	195,115	124,916

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

The Company’s investment portfolio consists of U.S. government sponsored enterprise securities, municipal securities, U.S. government enterprise sponsored mortgage-backed securities, and trust preferred securities and equity securities.  AFS securities averaged $219.8 million in 2010, $161.1 million in 2009 and $115.9 million in 2008.  Table 8 presents the amortized cost of AFS securities held by the Company by maturity category at December 31, 2010.   Yield information does not give effect to changes in fair value that are reflected as a component of shareholders’ equity.  Yields are calculated on a tax equivalent basis.  Yields and interest income on tax-exempt investments have been adjusted to tax equivalent basis using an effective tax rate 38.55% for securities that are both federal and state tax exempt and an effective tax rate of 6.90% for state tax exempt securities.

Table 8 - Maturity Distribution and Weighted Average Yield on Investments

			After One Year		After 5 Years
	One Year or Less		Through 5 Years		Through 10 Years		After 10 Years		Totals
(Dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Book value:

United States Government
sponsored enterprises	$85	3.28%	35,248	2.94%	6,179	2.98%	1,128	3.27%	42,640	3.09%

States and political subdivisions	3,626	4.69%	18,083	3.82%	47,826	3.57%	18,295	4.25%	87,831	4.08%

Mortgage backed securities	32,373	3.11%	88,814	3.08%	13,786	3.00%	4,388	3.33%	139,361	3.12%

Trust preferred securities	-	-	-	-	1,000	4.40%	250	5.30%	1,250	4.94%

Equity securities	-	-	-	-	-	-	982	0.00%	982	0.00%

Total securities	$36,084	2.22%	142,145	1.97%	68,791	2.79%	25,043	3.23%	272,063	3.05%

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

Although the Company has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by real estate, which is dependent upon the real estate market.  Real estate mortgage loans include both commercial and residential mortgage loans.  At December 31, 2010, the Company had $124.0 million in residential mortgage loans, $99.9 million in home equity loans and $283.6 million in commercial mortgage loans, which include $219.9 million using commercial property as collateral and $63.7 million using residential property as collateral.   Residential mortgage loans include $68.4 million made to customers in the Company’s traditional banking offices and $55.6 million in mortgage loans originated in the Company’s Latino banking operations.  All residential mortgage loans are originated as fully amortizing loans, with no negative amortization.

At December 31, 2010, the Company had $124.0 million in acquisition, development and construction (“AD&C”) loans.  Table 9 presents a breakout of these loans.

Table 9 - AD&C Loans

(Dollars in thousands)	Number of Loans	Balance Outstanding	Non-accrual Balance
Land acquisition and development - commercial purposes	81	$25,190	$3,292
Land acquisition and development - residential purposes	371	84,499	19,053
1 to 4 family residential construction	45	13,039	342
Commercial construction	3	1,320	248
Total acquisition, development and construction	500	$124,048	$22,935

The mortgage loans originated in the traditional banking offices are generally 15 to 30 year fixed rate loans with attributes that  prevent the loans from being sellable in the secondary market.  These factors may include higher loan-to-value ratio, limited documentation on income, non-conforming appraisal or non-conforming property type;  these loans are generally made to existing Bank customers.  These loans have been originated throughout the Company’s five county service area, with no geographic concentration.  At December 31, 2010, there were 166 loans mortgage loans originated in the traditional banking offices with an outstanding balance of $17.4 million that were 30 days or more past due and 79 loans with an outstanding balance of $9.4 million in non-accrual.

The mortgage loans originated in the Company’s Latino operations are primarily adjustable rate mortgage loans that adjust annually after the end of the first five years of the loan.  The loans are tied to the one-year T-Bill index and, if they were to adjust at December 31, 2010, would have a reduction in the interest rate on the loan.  The underwriting on these loans includes both full income verification and no income verification, with loan-to-value ratios of up to 95% without private mortgage insurance.  A majority of these loans would be considered subprime loans, as they were underwritten using stated income rather than fully documented income verification.  No other loans in the Company’s portfolio would be considered subprime.  The majority of these loans have been originated within the Charlotte, NC metro area (Mecklenburg County).  At this time, Charlotte has experienced a decline in values within the residential real estate market.  At December 31, 2010 there were 148 loans with an outstanding balance of $16.0 million 30 days or more past due and 37 loans with an outstanding balance of $3.5 million in non-accrual.  Total losses on this portfolio, since the first loans were originated in 2004, have amounted to approximately $1.2 million through December 31, 2010.

As a recipient of CPP funds, the Bank will continue to work with delinquent borrowers in an attempt to mitigate foreclosure.  The funds have been used to absorb losses incurred when modifying loans or making concessions to borrowers in order to keep borrowers out of foreclosure.

The composition of the Company’s loan portfolio is presented in Table 10.

Table 10 - Loan Portfolio

	2010		2009		2008		2007		2006
(Dollars in thousands)	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans
Breakdown of loan receivables:
Commercial	$60,994	8.40%	$67,487	8.67%	76,945	9.85%	82,190	11.38%	85,064	13.06%
Real estate - mortgage	507,250	69.85%	512,963	65.93%	474,732	60.77%	417,709	57.83%	364,595	55.97%
Real estate - construction	124,048	17.08%	169,680	21.81%	216,188	27.67%	209,644	29.03%	187,960	28.86%
Consumer	33,868	4.66%	27,926	3.59%	13,323	1.71%	12,734	1.76%	13,762	2.11%

Total loans	$726,160	100.00%	$778,056	100.00%	781,188	100.00%	722,277	100.00%	651,381	100.00%

Less: Allowance for loan losses	15,493		15,413		11,025		9,103		8,303

Net loans	$710,667		$762,643		770,163		713,174		643,078

                As of December 31, 2010, gross loans outstanding were $726.2 million, a decrease of $51.9 million from the December 31, 2009 balance of $778.1 million.  Commercial loans decreased $6.5 million in 2010.  Real estate mortgage loans decreased $5.7 million when compared to 2009.  Real estate construction loans decreased $45.6 million in 2010 as a result of a decrease in AD&C loans.  Consumer loans increased $5.9 million in 2010.  Loans originated or renewed during the year ended December 31, 2010 amounting to approximately $85.5 million were offset by paydowns and payoffs of existing loans.  Average loans represented 76% and 82% of total earning assets for the years ended December 31, 2010 and 2009, respectively.  The Company had $3.8 million and $2.8 million in mortgage loans held for sale as of December 31, 2010 and 2009, respectively.

At December 31, 2010, troubled debt restructured (“TDR”) loans amounted to $56.7 million, including $10.0 million in performing TDR loans.  The terms of these loans have been renegotiated to provide a reduction in principal or interest as a result of the deteriorating financial position of the borrower.  At December 31, 2009, TDR loans amounted to $9.2 million, including $3.8 million in performing TDR loans.   The increase in TDR loans at December 31, 2010 compared to December 31, 2009 is primarily due to the classification of all non-accrual loans as TDR as of December 31, 2010.

Table 11 identifies the maturities of all loans as of December 31, 2010 and addresses the sensitivity of these loans to changes in interest rates.

Table 11 - Maturity and Repricing Data for Loans

(Dollars in thousands)	Within one year or less	After one year through five years	After five years	Total loans
Commercial	$50,968	9,220	806	60,994
Real estate - mortgage	287,256	151,011	68,983	507,250
Real estate - construction	114,322	8,479	1,247	124,048
Consumer	20,548	11,884	1,436	33,868

Total loans	$473,094	180,594	72,472	726,160

Total fixed rate loans	$25,349	148,198	72,472	246,019
Total floating rate loans	447,745	32,396	-	480,141

Total loans	$473,094	180,594	72,472	726,160

In the normal course of business, there are various commitments outstanding to extend credit that are not reflected in the financial statements. At December 31, 2010, outstanding loan commitments totaled $137.0 million.  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  Additional information regarding commitments is provided below in the section entitled “Contractual Obligations” and in Note 10 to the Consolidated Financial Statements.

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

Management uses several measures to assess and monitor the credit risks in the loan portfolio, including a loan grading system that begins upon loan origination and continues until the loan is collected or collectibility becomes doubtful. Upon loan origination, the Bank’s originating loan officer evaluates the quality of the loan and assigns one of nine risk grades. The loan officer monitors the loan’s performance and credit quality and makes changes to the credit grade as conditions warrant. When originated or renewed, all loans over a certain dollar amount receive in-depth reviews and risk assessments by the Bank’s Credit Administration. Before making any changes in these risk grades, management considers assessments as determined by the third party credit review firm (as described below), regulatory examiners and the Bank’s Credit Administration. Any issues regarding the risk assessments are addressed by the Bank’s senior credit administrators and factored into management’s decision to originate or renew the loan. The Bank’s Board of Directors reviews, on a monthly basis, an analysis of the Bank’s reserves relative to the range of reserves estimated by the Bank’s Credit Administration.

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

Management uses the information developed from the procedures described above in evaluating and grading the loan portfolio. This continual grading process is used to monitor the credit quality of the loan portfolio and to assist management in estimating the allowance for loan losses.

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

The general allowance reflects reserves established for collective loan impairment.  These reserves are based upon historical net charge-offs using the last two years’ experience.  This charge-off experience may be adjusted to reflect the effects of current conditions.  The Bank considers information derived from its loan risk ratings and external data related to industry and general economic trends.

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

There were no significant changes in the estimation methods or fundamental assumptions used in the evaluation of the allowance for loan losses for the year ended December 31, 2010 as compared to the year ended December 31, 2009. Such revisions, estimates and assumptions are made in any period in which the supporting factors indicate that loss levels may vary from the previous estimates.

Additionally, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require adjustments to the allowance based on their judgments of information available to them at the time of their examinations.  Management believes it has established the allowance for credit losses pursuant to GAAP, and has taken into account the views of its regulators and the current economic environment.

Net charge-offs for 2010 were $16.4 million.  The ratio of net charge-offs to average total loans was 2.16% in 2010, 0.79% in 2009 and 0.38% in 2008.  The Bank strives to proactively work with its customers to identify potential problems.  If found, the Bank works to quickly recognize identifiable losses and to establish a plan, with the borrower, if possible, to have the loans paid off.  This process increased the levels of charge-offs and provision for loan losses in 2010.  Management expects the ratio of net charge-offs to average total loans to increase again in 2011 due to the recessionary economic conditions and the decline in real estate values and new home sales.   The allowance for loan losses was $15.5 million or 2.13% of total loans outstanding at December 31, 2010.  For December 31, 2009 and 2008, the allowance for loan losses amounted to $15.4 million or 1.98% of total loans outstanding and $11.0 million, or 1.41% of total loans outstanding, respectively.  Management would expect provision expense and the percentage of the allowance for loan losses to total loans to increase in 2011 if non-performing loans and net charge-offs continue to increase as a result of the current recessionary economic conditions.

Table 12 presents the percentage of loans assigned to each risk grade along with the general reserve percentage applied to loans in each risk grade at December 31, 2010 and 2009.

Table 12 - Loan Risk Grade Analysis
	Percentage of Loans
	By Risk Grade*
Risk Grade	2010	2009
Risk Grade 1 (Excellent Quality)	3.36%	3.51%
Risk Grade 2 (High Quality)	16.60%	16.30%
Risk Grade 3 (Good Quality)	47.00%	50.99%
Risk Grade 4 (Management Attention)	21.31%	17.12%
Risk Grade 5 (Watch)	2.84%	7.41%
Risk Grade 6 (Substandard)	3.09%	1.45%
Risk Grade 7 (Low Substandard)	0.00%	0.04%
Risk Grade 8 (Doubtful)	0.00%	0.00%
Risk Grade 9 (Loss)	0.00%	0.00%

* Excludes non-accrual loans

Table 13 presents an analysis of the allowance for loan losses, including charge-off activity.

Table 13 - Analysis of Allowance for Loan Losses

(Dollars in thousands)	2010	2009	2008	2007	2006
Allowance for loan losses at beginning	$15,413	$11,025	9,103	8,303	7,425

Loans charged off:
Commercial	1,730	697	249	414	505
Real estate - mortgage	4,194	3,384	1,506	471	568
Real estate - construction	10,224	1,754	644	252	250
Consumer	763	835	748	489	636

Total loans charged off	16,911	6,670	3,147	1,626	1,959

Recoveries of losses previously charged off:
Commercial	62	111	87	86	64
Real estate - mortgage	162	161	8	21	108
Real estate - construction	89	36	30	102	2
Consumer	240	215	150	179	150

Total recoveries	553	523	275	388	324

Net loans charged off	16,358	6,147	2,872	1,238	1,635

Provision for loan losses	16,438	10,535	4,794	2,038	2,513

Allowance for loan losses at end of year	$15,493	$15,413	11,025	9,103	8,303

Loans charged off net of recoveries, as
a percent of average loans outstanding	2.16%	0.79%	0.38%	0.19%	0.27%

Allowance for loan losses as a percent
of total loans outstanding at end of year	2.13%	1.98%	1.41%	1.26%	1.27%

Non-performing Assets.  Non-performing assets totaled $46.9 million at December 31, 2010 or 4.40% of total assets, compared to $28.8 million at December 31, 2009, or 2.74% of total assets.  Non-accrual loans were $40.1 million at December 31, 2010 and $22.8 million at December 31, 2009.  As a percentage of total loans outstanding, non-accrual loans were 5.52% at December 31, 2010 compared to 2.93% at December 31, 2009. Non-performing loans include $23.1 million in AD&C loans, $16.2 million in commercial and residential mortgage loans and $1.0 million in other loans at December 31, 2010 as compared to $4.8 million in AD&C loans, $18.3 million in commercial and residential mortgage loans and $1.7 million in other loans as of December 31, 2009.  Included in AD&C non-accrual loans at December 31, 2010 is $10.9 million in loans to the largest AD&C relationship in the Bank that are current but whose repayment is dependent upon the underlying collateral and whose terms are interest only.   The Bank had loans 90 days past due and still accruing totaling $211,000 and $2.0 million as of December 31, 2010 and December 31, 2009, respectively.  Other Real Estate Owned totaled $6.7 million as of December 31, 2010 as compared to $4.0 million at December 31, 2009. The Bank had no repossessed assets as of December 31, 2010 and December 31, 2009.

At December 31, 2010, the Company had non-performing loans, defined as non-accrual and accruing loans past due more than 90 days, of $40.3 million or 5.52% of total loans.  Non-performing loans at December 31, 2009 were $24.8 million, or 3.18% of total loans.

Management continually monitors the loan portfolio to ensure that all loans potentially having a material adverse impact on future operating results, liquidity or capital resources have been classified as non-performing.  Should economic conditions deteriorate, the inability of distressed customers to service their existing debt could cause higher levels of non-performing loans.  Management anticipates continued weakness in the housing market, which combined with the current economic conditions could result in higher levels of non-performing loans in 2011.

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

A summary of non-performing assets at December 31 for each of the years presented is shown in Table 14.

Table 14 - Non-performing Assets

(Dollars in thousands)	2010	2009	2008	2007	2006
Non-accrual loans	$40,062	$22,789	11,815	7,987	7,560
Loans 90 days or more past due and still accruing	210	1,977	514	-	78
Total non-performing loans	40,272	24,766	12,329	7,987	7,638
All other real estate owned	6,673	3,997	1,867	483	344
Total non-performing assets	$46,945	$28,763	14,196	8,470	7,982

As a percent of total loans at year end
Non-accrual loans	5.52%	2.93%	1.51%	1.11%	1.16%
Loans 90 days or more past due and still accruing	0.03%	0.25%	0.07%	0.00%	0.01%
Total non-performing assets	6.46%	3.70%	1.82%	1.17%	1.23%

Total non-performing assets
as a percent of total assets at year end	4.40%	2.74%	1.47%	0.93%	0.97%

                Deposits.  The Company primarily uses deposits to fund its loan and investment portfolios. The Company offers a variety of deposit accounts to individuals and businesses. Deposit accounts include checking, savings, money market and time deposits. As of December 31, 2010, total deposits were $838.7 million, an increase of $29.4 million or 4% increase over the December 31, 2009 balance of $809.3 million.  Core deposits, which include demand deposits, savings accounts and non-brokered certificates of deposits of denominations less than $100,000, increased to $592.7 million at December 31, 2010 from $569.0 million at December 31, 2009.

Time deposits in amounts of $100,000 or more totaled $241.4 million and $233.1 million at December 31, 2010 and 2009, respectively.  At December 31, 2010, brokered deposits amounted to $87.4 million as compared to $84.0 million at December 31, 2009.  CDARS balances included in brokered deposits amounted to $53.0 million and $49.4 million as of December 31, 2010 and 2009, respectively.  Brokered deposits are generally considered to be more susceptible to withdrawal as a result of interest rate changes and to be a less stable source of funds, as compared to deposits from the local market.  Brokered deposits outstanding as of December 31, 2010 have a weighted average rate of 1.20% with a weighted average original term of 13 months.

Table 15 is a summary of the maturity distribution of time deposits in amounts of $100,000 or more as of December 31, 2010.

Table 15 - Maturities of Time Deposits over $100,000

(Dollars in thousands)	2010
Three months or less	$72,430
Over three months through six months	28,025
Over six months through twelve months	44,508
Over twelve months	96,403
Total	$241,366

Borrowed Funds. The Company has access to various short-term borrowings, including the purchase of federal funds and borrowing arrangements from the FHLB and other financial institutions.  At December 31, 2010 FHLB borrowings totaled $70.0 million compared to $77.0 million at December 31, 2009 and 2008. Average FHLB borrowings for 2010 were $72.0 million, compared to average balances of $77.3 million for 2009 and $79.2 million for 2008. The maximum amount of outstanding FHLB borrowings was $77.0 million in 2010, and $87.9 in 2009 and $97.6 in 2008. The FHLB borrowings outstanding at December 31, 2010 had fixed interest rates ranging from 2.23% to 4.71%.  At December 31, 2010, all of the Bank’s FHLB borrowings had maturities exceeding one year.  The FHLB has the option to convert $50.0 million of the total advances to a floating rate and, if converted, the Bank may repay advances without a prepayment fee.  Additional information regarding FHLB borrowings is provided in Note 6 to the Consolidated Financial Statements.

The Bank had no borrowings from the FRB at December 31, 2010 and 2009.  The Bank did not have any FRB borrowings outstanding during 2010.  The maximum amount of outstanding FRB borrowings was $17.5 million in 2009.

Demand notes payable to the U. S. Treasury, which represent treasury tax and loan payments received from customers, amounted to approximately $1.6 million and $636,000 at December 31, 2010 and 2009, respectively.

Securities sold under agreements to repurchase amounted to $34.1 million and $36.9 million as of December 31, 2010 and 2009, respectively.

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

Contractual Obligations and Off-Balance Sheet Arrangements.  The Company’s contractual obligations and other commitments as of December 31, 2010 are summarized in Table 16 below.  The Company’s contractual obligations include the repayment of principal and interest related to FHLB advances and junior subordinated debentures, as well as certain payments under current lease agreements.  Other commitments include commitments to extend credit.  Because not all of these commitments to extend credit will be drawn upon, the actual cash requirements are likely to be significantly less than the amounts reported for other commitments below.

Table 16 - Contractual Obligations and Other Commitments

(Dollars in thousands)	Within One Year	One to Three Years	Three to Five Years	Five Years or More	Total
Contractual Cash Obligations
Long-term borrowings	$-	-	10,000	60,000	70,000
Junior subordinated debentures	-	-	-	20,619	20,619
Operating lease obligations	600	727	453	1,440	3,220

Total	$600	727	10,453	82,059	93,839

Other Commitments
Commitments to extend credit	$41,000	6,592	1,397	88,026	137,015
Standby letters of credit
and financial guarantees written	3,590	-	-	-	3,590

Total	$44,590	6,592	1,397	88,026	140,605

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

Further discussions of derivative instruments are included above in the section entitled “Asset Liability and Interest Rate Risk Management” beginning on page A-15 and in Notes 1, 10, 11 and 16 to the Consolidated Financial Statements.

Capital Resources.  Shareholders’ equity at December 31, 2010 was $96.9 million compared to $99.2 million at December 31, 2009 and $101.1 million at December 31, 2008.  Unrealized gains and losses, net of taxes, at December 31, 2010, 2009 and 2008 amounted to gains of $387,000, $2.9 million and $5.5 million, respectively.  Average shareholders’ equity as a percentage of total average assets is one measure used to determine capital strength.   Average shareholders’ equity as a percentage of total average assets was 9.42%, 9.95% and 8.20% for 2010, 2009 and 2008.   The return on average shareholders’ equity was 1.81% at December 31, 2010 as compared to 2.88% and 8.38% as of December 31, 2009 and December 31, 2008, respectively.  Total cash dividends paid on common stock during 2009 amounted to $443,000.  Cash dividends totaling $1.4 million and $2.7 million were paid on common stock during 2009 and 2008, respectively.  The Company paid dividends totaling $1.3 million and $1.1 million on preferred stock during 2010 and 2009, respectively.

In March 2008, the Company’s Board of Directors authorized the repurchase of up to 100,000 common shares of the Company’s outstanding common stock through its existing Stock Repurchase Plan effective through the end of March 2009.  The Company repurchased 65,500 shares, or $776,000, of its common stock under this plan as of December 31, 2008.  Because of the Company’s participation in the UST’s CPP, discussed below, the Company can no longer repurchase shares of its common stock under the Stock Repurchase Plan without UST approval.

The Board of Directors, at its discretion, can issue shares of preferred stock up to a maximum of 5,000,000 shares. The Board is authorized to determine the number of shares, voting powers, designations, preferences, limitations and relative rights.

On December 23, 2008, the Company entered into a Purchase Agreement  with the UST.  Under the Purchase Agreement, the Company agreed to issue and sell 25,054 shares of Series A preferred stock and a warrant to purchase 357,234 shares of common stock associated with the Company’s participation in the CPP under the TARP.  Proceeds from this issuance of preferred shares were allocated between preferred stock and the warrant based on their relative fair values at the time of the sale.  Of the $25.1 million in proceeds, $24.4 million was allocated to the Series A preferred stock and $704,000 was allocated to the common stock warrant.  The discount recorded on the preferred stock that resulted from allocating a portion of the proceeds to the warrant is being accreted directly to retained earnings over a five-year period applying a level yield.  As of December 31, 2010, the Company has accreted a total of $266,000 of the discount related to the Series A preferred stock.  The Company paid dividends of $1.3 million on the Series A preferred stock during 2010 and cumulative undeclared dividends at December 31, 2010 were $157,000.

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

Under regulatory capital guidelines, financial institutions are currently required to maintain a total risk-based capital ratio of 8.0% or greater, with a Tier 1 risk-based capital ratio of 4.0% or greater.  Tier 1 capital is generally defined as shareholders' equity and trust preferred securities less all intangible assets and goodwill.  Tier 1 capital at December 31, 2010, 2009 and 2008 includes $20.0 million in trust preferred securities. The Company’s Tier 1 capital ratio was 14.24%, 13.74% and 13.65% at December 31, 2010, 2009 and 2008, respectively.  Total risk-based capital is defined as Tier 1 capital plus supplementary capital.  Supplementary capital, or Tier 2 capital, consists of the Company's allowance for loan losses, not exceeding 1.25% of the Company's risk-weighted assets. Total risk-based capital ratio is therefore defined as the ratio of total capital (Tier 1 capital and Tier 2 capital) to risk-weighted assets.  The Company’s total risk-based capital ratio was 15.51%, 15.00% and 14.90% at December 31, 2010, 2009 and 2008, respectively.  In addition to the Tier 1 and total risk-based capital requirements, financial institutions are also required to maintain a leverage ratio of Tier 1 capital to total average assets of 4.0% or greater.  The Company’s Tier 1 leverage capital ratio was 10.70%, 11.42% and 12.40% at December 31, 2010, 2009 and 2008, respectively.

The Bank’s Tier 1 risk-based capital ratio was 11.87%, 11.22% and 9.85% at December 31, 2010, 2009 and 2008, respectively.  The total risk-based capital ratio for the Bank was 13.15%, 12.48% and 11.10% at December 31, 2010, 2009 and 2008, respectively.   The Bank’s Tier 1 leverage capital ratio was 8.91%, 9.33% and 8.94% at December 31, 2010, 2009 and 2008 respectively.

A bank is considered to be "well capitalized" if it has a total risk-based capital ratio of 10.0 % or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, and has a leverage ratio of 5.0% or greater.  Based upon these guidelines, the Bank was considered to be "well capitalized" at December 31, 2010, 2009 and 2008.

The Company’s key equity ratios as of December 31, 2010, 2009 and 2008 are presented in Table 17.

Table 17 - Equity Ratios

	2010	2009	2008
Return on average assets	0.17%	0.29%	0.69%
Return on average equity	1.81%	2.88%	8.38%
Dividend payout ratio *	100.11%	86.22%	41.93%
Average equity to average assets	9.62%	9.95%	8.20%

* As a percentage of net earnings available to common shareholders.

Quarterly Financial Data.  The Company’s consolidated quarterly operating results for the years ended December 31, 2010 and 2009 are presented in Table 18.

Table 18 - Quarterly Financial Data

	2010				2009
(Dollars in thousands, except per share amounts)	First	Second	Third	Fourth	First	Second	Third	Fourth

Total interest income	$11,930	11,879	11,995	11,876	$12,581	12,523	12,403	12,530
Total interest expense	3,825	3,682	3,516	3,325	4,702	4,324	4,132	4,029

Net interest income	8,105	8,197	8,479	8,551	7,879	8,199	8,271	8,501

Provision for loan losses	2,382	3,179	4,656	6,221	1,766	2,251	3,139	3,379
Other income	2,610	3,130	3,857	4,287	2,186	4,251	2,503	2,883
Other expense	7,189	7,057	7,182	7,520	7,342	7,956	7,344	7,241

Income before income taxes	1,144	1,091	498	(903)	957	2,243	291	764
Income taxes	269	227	(42)	(465)	332	883	(9)	133

Net earnings	875	864	540	(438)	625	1,360	300	631

Dividends and accretion of preferred stock	348	349	348	349	201	349	348	348

Net earnings (loss) available
to common shareholders	$527	515	192	(787)	$424	1,011	(48)	283

Basic earnings per common share	$0.10	0.09	0.03	(0.14)	$0.08	0.18	(0.01)	0.05
Diluted earnings per common share	$0.10	0.09	0.03	(0.14)	$0.08	0.18	(0.01)	0.05

QUANTATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk reflects the risk of economic loss resulting from adverse changes in market prices and interest rates.  This risk of loss can be reflected in either diminished current market values or reduced potential net interest income in future periods.

The Company’s market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. The structure of the Company’s loan and deposit portfolios is such that a significant decline (increase) in interest rates may adversely (positively) impact net market values and interest income. Management seeks to manage the risk through the utilization of its investment securities and off-balance sheet derivative instruments. During the years ended December 31, 2010, 2009 and 2008, the Company used interest rate contracts to manage market risk as discussed above in the section entitled “Asset Liability and Interest Rate Risk Management.”

Table 19 presents in tabular form the contractual balances and the estimated fair value of the Company’s on-balance sheet financial instruments and the notional amount and estimated fair value of the Company’s off-balance sheet derivative instruments at their expected maturity dates for the period ended December 31, 2010. The expected maturity categories take into consideration historical prepayment experience as well as management’s expectations based on the interest rate environment at December 31, 2010.  All convertible FHLB advances are callable at the option of FHLB.  For core deposits without contractual maturity (i.e. interest bearing checking, savings, and money market accounts), the table presents principal cash flows based on management’s judgment concerning their most likely runoff or repricing behaviors.

Table 19 - Market Risk Table

(Dollars In Thousands)	Principal/Notional Amount Maturing in Year Ended December 31,
Loans Receivable	2011	2012	2013	2014 & 2015	Thereafter	Total	Fair Value
Fixed rate	$37,748	33,980	43,539	75,720	55,032	246,020	248,249
Average interest rate	6.45%	6.85%	6.36%	5.92%	8.07%
Variable rate	$174,299	56,362	45,545	63,453	140,484	480,142	478,124
Average interest rate	4.67%	4.52%	4.58%	4.70%	5.05%
						726,163	726,373
Investment Securities
Interest bearing cash	$1,456	-	-	-	-	1,456	1,456
Average interest rate	0.01%	-	-	-	-
Securities available for sale	$40,621	28,292	31,912	47,095	124,529	272,449	272,449
Average interest rate	4.26%	4.93%	5.06%	4.74%	4.62%
Nonmarketable equity securities	$-	-	-	-	5,761	5,761	5,761
Average interest rate	-	-	-	-	0.34%
Certificates of Deposit	$735	-	-	-	-	735	735
Average interest rate	1.49%	-	-	-	-

Debt Obligations
Deposits	$243,154	114,373	23,400	10,478	447,307	838,712	837,779
Average interest rate	1.07%	2.04%	2.24%	2.36%	0.76%
Advances from FHLB	$-	-	20,000	25,000	25,000	70,000	79,950
Average interest rate	-	-	4.27%	4.20%	4.30%
Demand notes payable to U.S. Treasury	$1,600	-	-	-	-	1,600	1,600
Average interest rate	-	-	-	-	-
Securities sold under agreement to repurchase	$34,094	-	-	-	-	34,094	34,094
Average interest rate	0.94%	-	-	-	-
Junior subordinated debentures	$-	-	-	-	20,619	20,619	20,619
Average interest rate	-	-	-	-	1.87%

Derivative Instruments (notional amount)
Interest rate swap contracts	$50,000	-	-	-	-	50,000	648
Average interest rate	6.25%	-	-	-	-

Table 20 presents the simulated impact to net interest income under varying interest rate scenarios and the theoretical impact of rate changes over a twelve-month period referred to as “rate ramps.”  The table shows the estimated theoretical impact on the Company’s tax equivalent net interest income from hypothetical rate changes of plus and minus 1%, 2% and 3% as compared to the estimated theoretical impact of rates remaining unchanged.  The table also shows the simulated impact to market value of equity under varying interest rate scenarios and the theoretical impact of immediate and sustained rate changes referred to as “rate shocks” of plus and minus 1%, 2% and 3%compared to the theoretical impact of rates remaining unchanged.  The prospective effects of the hypothetical interest rate changes are based upon various assumptions, including relative and estimated levels of key interest rates.  This type of modeling has limited usefulness because it does not allow for the strategies management would utilize in response to sudden and sustained rate changes.  Also, management does not believe that rate changes of the magnitude presented are likely in the forecast period presented.

Table 20 - Interest Rate Risk

(Dollars in thousands)
	Estimated Resulting Theoretical Net Interest Income
Hypothetical rate change (ramp over 12 months)	Amount	% Change
+3%	$33,879	-2.39%
+2%	$33,822	-2.55%
+1%	$34,030	-1.95%
0%	$34,707	0.00%
-1%	$34,650	-0.16%
-2%	$33,858	-2.45%
-3%	$32,954	-5.05%

	Estimated Resulting Theoretical Market Value of Equity
Hypothetical rate change (immediate shock)	Amount	% Change
+3%	$86,322	-23.17%
+2%	$97,155	-13.53%
+1%	$104,931	-6.61%
0%	$112,356	0.00%
-1%	$113,002	0.57%
-2%	$111,772	-0.52%
-3%	$104,816	-6.71%

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES
Consolidated Financial Statements
December 31, 2010, 2009 and 2008

INDEX

PAGE(S)

Report of Independent Registered Public Accounting Firm on the Consolidated Financial Statements	A-30

Financial Statements
Consolidated Balance Sheets at December 31, 2010 and 2009	A-31

Consolidated Statements of Earnings for the years ended December 31, 2010, 2009 and 2008	A-32

Consolidated Statements of Changes in Shareholders' Equity for the years ended December 31,
2010, 2009 and 2008	A-33

Consolidated Statements of Comprehensive Income for the years ended December 31, 2010, 2009
and 2008	A-34

Consolidated Statements of Cash Flows for the years ended December 31, 2010, 2009 and 2008	A-35 - A-36

Notes to Consolidated Financial Statements	A-37 - A-63

Porter Keadle Moore, LLP

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Peoples Bancorp of North Carolina, Inc.
Newton, North Carolina

We have audited the accompanying consolidated balance sheets of Peoples Bancorp of North Carolina, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of earnings, changes in shareholders’ equity, comprehensive income and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion..

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Bancorp of North Carolina, Inc. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to examine management's assessment of the effectiveness of Peoples Bancorp of North Carolina, Inc’s. internal control over financial reporting as of December 31, 2010, included in the accompanying Management’s Report of Internal Controls Over Financial Reporting and, accordingly, we do not express an opinion thereon.

/s/	Porter Keadle Moore, LLP

Atlanta, Georgia
March 25, 2011

Certified Public Accountants
Suite 1800	●	235 Peachtree Street NE	●	Atlanta, Georgia 30303	●	Phone 404-588-4200	●	Fax 404-588-4222	●	www.pkm.com

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2010 and 2009

(Dollars in thousands)
Assets	2010	2009

Cash and due from banks, including reserve requirements	$22,521	29,633
of $8,698,000 and $5,017,000
Interest bearing deposits	1,456	1,707
Cash and cash equivalents	23,977	31,340

Certificates of deposit	735	3,345

Investment securities available for sale	272,449	195,115
Other investments	5,761	6,346
Total securities	278,210	201,461

Mortgage loans held for sale	3,814	2,840

Loans	726,160	778,056
Less allowance for loan losses	(15,493)	(15,413)
Net loans	710,667	762,643

Premises and equipment, net	17,334	17,947
Cash surrender value of life insurance	7,539	7,282
Accrued interest receivable and other assets	25,376	21,636
Total assets	$1,067,652	1,048,494

Liabilities and Shareholders' Equity

Deposits:
Non-interest bearing demand	$114,792	117,636
NOW, MMDA & savings	332,511	290,273
Time, $100,000 or more	241,366	233,142
Other time	150,043	168,292
Total deposits	838,712	809,343

Demand notes payable to U.S. Treasury	1,600	636
Securities sold under agreement to repurchase	34,094	36,876
FHLB borrowings	70,000	77,000
Junior subordinated debentures	20,619	20,619
Accrued interest payable and other liabilities	5,769	4,797
Total liabilities	970,794	949,271

Commitments

Shareholders' equity:

Series A preferred stock, $1,000 stated value; authorized
5,000,000 shares; issued and outstanding
25,054 shares in 2010 and 2009	24,617	24,476
Common stock, no par value; authorized
20,000,000 shares; issued and outstanding
5,541,413 shares in 2010 and 5,539,056 shares in 2009	48,281	48,269
Retained earnings	23,573	23,573
Accumulated other comprehensive income	387	2,905
Total shareholders' equity	96,858	99,223

Total liabilities and shareholders' equity	$1,067,652	1,048,494

See accompanying notes to consolidated financial statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

For the Years Ended December 31, 2010, 2009 and 2008

(Dollars in thousands, except per share amounts)

	2010	2009	2008

Interest income:
Interest and fees on loans	$40,267	43,211	50,604
Interest on federal funds sold	-	1	55
Interest on investment securities:
U.S. Government sponsored enterprises	5,035	5,461	4,392
States and political subdivisions	2,173	1,242	904
Other	205	122	367
Total interest income	47,680	50,037	56,322

Interest expense:
NOW, MMDA & savings deposits	3,472	2,965	3,249
Time deposits	6,786	9,687	15,008
FHLB borrowings	3,285	3,577	3,616
Junior subordinated debentures	411	546	1,016
Other	394	412	637
Total interest expense	14,348	17,187	23,526

Net interest income	33,332	32,850	32,796

Provision for loan losses	16,438	10,535	4,794

Net interest income after provision for loan losses	16,894	22,315	28,002

Other income:
Service charges	5,626	5,573	5,203
Other service charges and fees	2,195	2,058	2,399
Other than temporary impairment losses	(291)	(723)	(300)
Gain on sale of securities	3,348	1,795	133
Mortgage banking income	532	827	660
Insurance and brokerage commissions	390	414	426
Loss on sale and write-down of
other real estate and repossessed assets	(704)	(501)	(287)
Miscellaneous	2,788	2,380	2,261
Total non-interest income	13,884	11,823	10,495

Non-interest expense:
Salaries and employee benefits	14,124	14,758	15,194
Occupancy	5,436	5,409	5,029
Other	9,388	9,716	8,670
Total non-interest expense	28,948	29,883	28,893

Earnings before income taxes	1,830	4,255	9,604

Income tax (benefit) expense	(11)	1,339	3,213

Net earnings	1,841	2,916	6,391

Dividends and accretion of preferred stock	1,394	1,246	-

Net earnings available to common shareholders	$447	1,670	6,391

Basic net earnings per common share	$0.08	0.30	1.14
Diluted net earnings per common share	$0.08	0.30	1.13
Cash dividends declared per common share	$0.08	0.26	0.48

See accompanying notes to consolidated financial statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Changes in Shareholders' Equity

For the Years Ended December 31, 2010, 2009 and 2008

(Dollars in thousands)

						Accumulated
						Other
	Stock Shares		Stock Amount		Retained	Comprehensive
	Preferred	Common	Preferred	Common	Earnings	Income	Total
Balance, December 31, 2007	-	5,624,234	$-	48,652	19,742	1,708	70,102

Cumulative effect of
adoption of EITF 06-4	-	-	-	-	(467)	-	(467)
Issuance of Series A
preferred stock	25,054	-	24,350	704	-	-	25,054
Cash dividends declared on
common stock	-	-	-	-	(2,681)	-	(2,681)
Repurchase and retirement of
common stock	-	(90,500)	-	(1,126)	-	-	(1,126)
Exercise of stock options	-	5,322	-	44	-	-	44
Restricted stock/stock option
compensation expense	-	-	-	(5)	-	-	(5)
Net earnings	-	-	-	-	6,391	-	6,391
Change in accumulated other
comprehensive income,
net of tax	-	-	-	-	-	3,816	3,816
Balance, December 31, 2008	25,054	5,539,056	$24,350	48,269	22,985	5,524	101,128

Adjustment to the
cumulative effect of
adoption of EITF 06-4	-	-	-	-	358	-	358
Accretion of Series A
preferred stock	-	-	126	-	(126)	-	-
Cash dividends declared on
Series A preferred stock	-	-	-	-	(1,120)	-	(1,120)
Cash dividends declared on
common stock	-	-	-	-	(1,440)	-	(1,440)
Net earnings	-	-	-	-	2,916	-	2,916
Change in accumulated other
comprehensive income,
net of tax	-	-	-	-	-	(2,619)	(2,619)
Balance, December 31, 2009	25,054	5,539,056	$24,476	48,269	23,573	2,905	99,223

Accretion of Series A
preferred stock	-	-	141		(141)	-	-
Cash dividends declared on
Series A preferred stock	-	-	-	-	(1,253)	-	(1,253)
Cash dividends declared on
common stock	-	-	-		(447)	-	(447)
Restricted stock payout	-	2,357	-	12	-	-	12
Net earnings	-	-	-	-	1,841	-	1,841
Change in accumulated other
comprehensive income,
net of tax	-	-	-	-	-	(2,518)	(2,518)
Balance, December 31, 2010	25,054	5,541,413	$24,617	48,281	23,573	387	96,858

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

For the Years Ended December 31, 2010, 2009 and 2008

(Dollars in thousands)

	2010	2009	2008

Net earnings	$1,841	2,916	6,391

Other comprehensive income (loss):
Unrealized holding gains on securities
available for sale	46	214	2,145
Reclassification adjustment for other than temporary
impairment losses included in net earnings	291	723	300
Reclassification adjustment for gains on sales of
securities available for sale included in net earnings	(3,348)	(1,795)	(133)
Unrealized holding (losses) gains on derivative
financial instruments qualifying as cash flow
hedges	(1,114)	(2,726)	3,744
Reclassification adjustment for gains on
derivative financial instruments qualifying as
cash flow hedges included in net earnings	-	(1)	-

Total other comprehensive income (loss),
before income taxes	(4,125)	(3,585)	6,056

Income tax (benefit) expense related to other
comprehensive income (loss):

Unrealized holding gains on securities
available for sale	18	83	836
Reclassification adjustment for losses (gains) on sales
and write-downs of securities available for sale
included in net earnings	(1,191)	(417)	65
Unrealized holding (losses) gains on derivative
financial instruments qualifying as cash flow
hedges	(434)	(632)	1,339

Total income tax (benefit) expense related to
other comprehensive income	(1,607)	(966)	2,240

Total other comprehensive (loss) income,
net of tax	(2,518)	(2,619)	3,816

Total comprehensive (loss) income	$(677)	297	10,207

See accompanying notes to consolidated financial statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2010, 2009 and 2008

(Dollars in thousands)

	2010	2009	2008

Cash flows from operating activities:
Net earnings	$1,841	2,916	6,391
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation, amortization and accretion	4,971	2,931	1,679
Provision for loan losses	16,438	10,535	4,794
Deferred income taxes	(523)	(1,720)	(485)
Gain on sale of investment securities	(3,348)	(1,795)	(133)
Write-down of investment securities	291	723	300
Gain on ineffective portion of derivative financial instruments	-	(1)	-
(Gain)/loss on sale of other real estate and repossessions	(191)	24	47
Write-down of other real estate and repossessions	895	477	240
Restricted stock expense	10	4	12
Change in:
Mortgage loans held for sale	(974)	(2,840)	-
Cash surrender value of life insurance	(257)	(263)	(243)
Other assets	(2,316)	(6,581)	(19)
Other liabilities	961	300	(1,851)

Net cash provided by operating activities	17,798	4,710	10,732

Cash flows from investing activities:
Net change in certificates of deposit	2,610	(3,345)	-
Purchases of investment securities available for sale	(232,915)	(141,770)	(41,659)
Proceeds from calls, maturities and paydowns of investment securities
available for sale	86,935	40,629	16,488
Proceeds from sales of investment securities available for sale	65,774	30,743	23,448
Purchases of other investments	-	(1,426)	(4,180)
Proceeds from sale of other investments	585	809	4,311
Net change in loans	28,703	(7,916)	(65,188)
Purchases of premises and equipment	(1,441)	(1,614)	(1,857)
Proceeds from sale of premises and equipment	-	24	34
Proceeds from sale of other real estate and repossessions	5,725	3,435	2,868

Net cash used by investing activities	(44,024)	(80,431)	(65,735)

Cash flows from financing activities:
Net change in deposits	29,369	88,281	27,424
Net change in demand notes payable to U.S. Treasury	964	(964)	-
Net change in securities sold under agreement to repurchase	(2,782)	(625)	9,917
Proceeds from FHLB borrowings	-	24,100	97,100
Repayments of FHLB borrowings	(7,000)	(24,100)	(107,600)
Proceeds from FRB borrowings	-	45,000	5,000
Repayments of FRB borrowings	-	(50,000)	-
Proceeds from issuance of Series A preferred stock	-	-	25,054
Restricted stock payout	12	-	-
Stock options exercised	-	-	44
Common stock repurchased	-	-	(1,126)
Cash dividends paid on Series A preferred stock	(1,253)	(1,120)	-
Cash dividends paid on common stock	(447)	(1,440)	(2,681)

Net cash provided by financing activities	18,863	79,132	53,132

Net change in cash and cash equivalent	(7,363)	3,411	(1,871)

Cash and cash equivalents at beginning of period	31,340	27,929	29,800

Cash and cash equivalents at end of period	$23,977	31,340	27,929

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Cash Flows, continued

For the Years ended December 31, 2010, 2009 and 2008

(Dollars in thousands)

	2010	2009	2008

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$14,419	17,541	23,799
Income taxes	$1,700	2,230	4,166

Noncash investing and financing activities:
Change in unrealized gain on investment securities
available for sale, net	$1,838	(524)	1,411
Change in unrealized gain on derivative financial
instruments, net	$680	(2,095)	2,405
Transfer of loans to other real estate and repossessions	$9,105	6,067	4,539
Financed portion of sale of other real estate	$2,270	1,166	1,133
Accretion of Series A preferred stock	$141	126	-
Cumulative effect and resulting adjustment of
adoption of EITF 06-4	$-	(358)	467

See accompanying notes to consolidated financial statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Notes to Consolidated Financial Statements

(1)	Summary of Significant Accounting Policies

Organization

Peoples Bancorp of North Carolina, Inc. (“Bancorp”) received regulatory approval to operate as a bank holding company on July 22, 1999, and became effective August 31, 1999.  Bancorp is primarily regulated by the Board of Governors of the Federal Reserve System, and serves as the one-bank holding company for Peoples Bank (the “Bank”).

The Bank commenced business in 1912 upon receipt of its banking charter from the North Carolina State Banking Commission (the “SBC”). The Bank is primarily regulated by the SBC and the Federal Deposit Insurance Corporation (the “FDIC”) and undergoes periodic examinations by these regulatory agencies. The Bank, whose main office is in Newton, North Carolina, provides a full range of commercial and consumer banking services primarily in Catawba, Alexander, Lincoln, Mecklenburg, Iredell, Union and Wake counties in North Carolina.

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

Community Bank Real Estate Solutions, LLC is a wholly owned subsidiary of Bancorp and began operations in 2009 as a “clearing house” for appraisal services for community banks.  Other banks are able to contract with Community Bank Real Estate Solutions, LLC to find and engage appropriate appraisal companies in the area where property is located.

Principles of Consolidation
The consolidated financial statements include the financial statements of Peoples Bancorp of North Carolina, Inc. and its wholly owned subsidiaries, the Bank and Community Bank Real Estate Solutions, LLC, along with the Bank’s wholly owned subsidiaries, Peoples Investment Services, Inc. and Real Estate Advisory Services, Inc. (collectively called the “Company”).  All significant intercompany balances and transactions have been eliminated in consolidation.

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

Investment Securities
The Company classifies its securities in one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for sale in the near term. Held to maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All other securities not included in trading or held to maturity are classified as available for sale. At December 31, 2010 and 2009, the Company classified all of its investment securities as available for sale.

Available for sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and are reported as a separate component of shareholders’ equity until realized.

Management evaluates investment securities for other-than-temporary impairment on an annual basis.  A decline in the market value of any investment below cost that is deemed other-than-temporary is charged to earnings for the decline in value deemed to be credit related and a new cost basis in the security is established.  The decline in value attributed to non-credit related factors is recognized in comprehensive income.

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

There were no significant changes in the estimation methods or fundamental assumptions used in the evaluation of the allowance for loan losses for the year ended December 31, 2010 as compared to the year ended December 31, 2009.   Such revisions, estimates and assumptions are made in any period in which the supporting factors indicate that loss levels may vary from the previous estimates.

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

Mortgage servicing rights (“MSR's”) represent the unamortized cost of purchased and originated contractual rights to service mortgages for others in exchange for a servicing fee.  MSRs are amortized over the period of estimated net servicing income and are periodically adjusted for actual prepayments of the underlying mortgage loans.  The Company recognized no servicing assets during 2010, 2009 and 2008.

Mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of mortgage loans serviced for others was approximately $5.3 million, $6.6 million and $9.3 million at December 31, 2010, 2009 and 2008, respectively.

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

Foreclosed Assets
Foreclosed assets include all assets received in full or partial satisfaction of a loan and include real and personal property. Foreclosed assets are reported at fair value less estimated selling costs, and are  included in other assets on the balance sheet.  The balance of other real estate owned was $6.7 million and $4.0 million at December 31, 2010 and 2009, respectively.

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

The Company accounts for income taxes in accordance with income tax accounting guidance, FASB ASC 740, Income Taxes.  On January 1, 2007, the Company adopted the accounting guidance related to accounting for uncertainty in income taxes, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions.  This guidance prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information.  A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement.  Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met.  Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met.  This guidance also provides disclosure guidelines for unrecognized tax benefits, interest and penalties.  The Company assessed the impact of this guidance and determined that it did not have a material impact on the Company’s financial position, results of operations or disclosures.

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

Accumulated Other Comprehensive Income
At December 31, 2010, accumulated other comprehensive income consisted of net unrealized losses on securities available for sale of $8,000 and net unrealized gains on derivatives of $395,000.  At December 31, 2009, accumulated other comprehensive income consisted of net unrealized gains on securities available for sale of $1.8 million and net unrealized gains on derivatives of $1.1 million.

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

 All options expire after ten years.  A summary of the activity in the Plan is presented below:

Stock Option Activity
For the years ended December 31, 2010, 2009 and 2008

	Shares	Weighted Average Option Price Per Share	Weighted Average Remaining Contractual Term (in years)
Outstanding, December 31, 2007	192,725	$8.24

Granted during the period	-	$-
Forfeited during the period	(2,458)	$8.02
Exercised during the period	(5,322)	$8.26

Outstanding, December 31, 2008	184,945	$8.24

Granted during the period	-	$-
Expired during the period	(15,483)	$9.02
Exercised during the period	-	$-

Outstanding, December 31, 2009	169,462	$8.17

Granted during the period	-	$-
Expired during the period	(19,391)	$6.99
Exercised during the period	-	$-

Outstanding, December 31, 2010	150,071	$8.32	1.50

Exercisable, December 31, 2010	150,071	$8.32	1.50

Options outstanding at December 31, 2010 are exercisable at option prices ranging from $7.76 to $10.57.  As of December 31, 2010, the exercise price on options outstanding is more than the current market value; therefore, options outstanding as of December 31, 2010 have no intrinsic value.  Such options have a weighted average remaining contractual life of approximately two years.

The Company recognized compensation expense for employee stock options and restricted stock awards of $10,000, $4,000 and $12,000 for the years ended December 31, 2010, 2009 and 2008, respectively.  As of December 31, 2010 and 2009, there was no unrecognized compensation cost related to nonvested employee stock options.

No options were granted or exercised during the years ended December 31, 2010 and 2009.  The total intrinsic value (amount by which the fair market value of the underlying stock exceeds the exercise price of an option on exercise date) of options exercised during the year ended December 31, 2008 was $26,000.  Cash received from option exercises for the year ended December 31, 2008 was $44,000.  There were no tax deductions from options exercised for the year ended December 31, 2008.

The Company granted 3,000 shares of restricted stock in 2007 at a grant date fair value of $17.40 per share. The Company granted 1,750 shares of restricted stock at a grant date fair value of $12.80 per share during third quarter 2008 and 2,000 shares of restricted stock at a fair value of $11.37 per share during fourth quarter 2008. The

Company recognizes compensation expense on the restricted stock over the period of time the restrictions are in place (three years from the grant date for the grants to date).  The amount of expense recorded each period reflects the changes in the Company’s stock price during the period.  As of December 31, 2010 and 2009, there was $4,000 and $14,000 of total unrecognized compensation cost related to restricted stock grants, respectively, which is expected to be recognized over a period of three years.

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

The reconciliations of the amounts used in the computation of both “basic earnings per common share” and “diluted earnings per common share” for the years ended December 31, 2010, 2009 and 2008 are as follows:

For the year ended December 31, 2010:	Net Earnings Available to Common Shareholders (Dollars in thousands)	Common Shares	Per Share Amount
Basic earnings per common share	$447	5,539,308	$0.08
Effect of dilutive securities:
Stock options	-	4,107
Diluted earnings per common share	$447	5,543,415	$0.08

For the year ended December 31, 2009:	Net Earnings Available to Common Shareholders (Dollars in thousands)	Common Shares	Per Share Amount
Basic earnings per common share	$1,670	5,539,056	$0.30
Effect of dilutive securities:
Stock options	-	3,681
Diluted earnings per common share	$1,670	5,542,737	$0.30

For the year ended December 31, 2008:	Net Earnings Available to Common Shareholders (Dollars in thousands)	Common Shares	Per Share Amount
Basic earnings per common share	$6,391	5,588,314	$1.14
Effect of dilutive securities:
Stock options	-	58,980
Diluted earnings per common share	$6,391	5,647,294	$1.13

Recent Accounting Pronouncements
In January 2010, the FASB issued Accounting Standards Update No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements ("ASU No. 2010-06").  ASU No. 2010-06 amends Subtopic 820-10 to clarify existing disclosures, requires new disclosures, and includes conforming amendments to guidance on employers' disclosures about postretirement benefit plan assets.  ASU

No. 2010-06 is effective for interim and annual periods beginning after December 15, 2009, except for disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements.  Those disclosures are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years.  The adoption of ASU is not expected to have a material impact on the Company's results of operations, financial position or disclosures.

In February 2010, the FASB issued Accounting Standards Update No. 2010-09, Subsequent Events: Amendments to Certain Recognition and Disclosure Requirements ("ASU No. 2010-09"). ASU No. 2010-09 removes some contradictions between the requirements of U.S. GAAP and the filing rules of the Securities and Exchange Commission ("SEC"). SEC filers are required to evaluate subsequent events through the date the financial statements are issued, and they are no longer required to disclose the date through which subsequent events have been evaluated. This guidance was effective upon issuance except for the use of the issued date for conduit debt obligors, and did not have a material impact on the Company's results of operations, financial position or disclosures.

In February 2010, the FASB issued Accounting Standards Update No. 2010-10, Consolidation: Amendments for Certain Investment Funds ("ASU No. 2010-10"). ASU No. 2010-10 indefinitely defers the effective date for certain investment funds resulting from the issuance of ASU No. 2009-17.   ASU No. 2010-10 also clarifies that (1) interests of related parties must be considered in determining whether fees paid to decision makers or service providers constitute a variable interest, and (2) a quantitative calculation should not be the only basis on which such determination is made. This guidance is effective as of the beginning of the first annual period beginning after November 15, 2009, and for interim periods within that first annual reporting period. The adoption of this ASU did not have a material impact on the Company's results of operations, financial position or disclosures.

In March 2010, the FASB issued Accounting Standards Update No. 2010-11, Derivatives and Hedging: Scope Exception Related to Embedded Credit Derivatives (“ASU No. 2010-11”). ASU No. 2010-11 clarifies the type of embedded credit derivative that is exempt from embedded derivative bifurcation requirements by resolving a potential ambiguity about the breadth of the embedded credit derivative scope exception with regard to some types of contracts, such as collateralized debt obligations ("CDO's") and synthetic CDO's. The scope exception will no longer apply to some contracts that contain an embedded credit derivative feature that transfers credit risk. The ASU is effective for fiscal quarters beginning after June 15, 2010.  The adoption of this ASU did not have a material impact on the Company's results of operations, financial position or disclosures.

In July 2010, the FASB issued Accounting Standards Update No. 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses (“ASU No. 2010-20”). ASU No. 2010-20 expanded loan credit quality and allowance for loan losses disclosure requirements.  The ASU is effective for fiscal quarters ending on or after December 15, 2010. The adoption of this guidance did not have a material impact on the Company's results of operations or financial position; however, additional disclosures are required for this ASU.   See Note 3 – Loans.

In January 2011, the FASB issued Accounting Standards Update No. 2011-01, Deferral of the Effective date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20 (“ASU No. 2011-01”). ASU No. 2011-01 deferred the effective date of troubled debt restructurings disclosure requirements for public entities to be concurrent with the effective date of the guidance for determining what constitutes a troubled debt restructuring, as presented in proposed Accounting Standards Update, Receivables (Topic 310): Clarifications to Accounting for Troubled Debt Restructurings by Creditors.  The ASU is anticipated to be effective for interim and annual periods ending after June 15, 2011.  The adoption of this guidance is not expected to have a material impact on the Company's results of operations or financial position; however, additional disclosures will be required for this ASU.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company's results of operations, financial position or disclosures.

(2)	Investment Securities

Investment securities available for sale at December 31, 2010 and 2009 are as follows:

(Dollars in thousands)
	December 31, 2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$137,811	2,119	569	139,361
U.S. government
sponsored enterprises	42,933	393	686	42,640
State and political subdivisions	89,486	793	2,450	87,829
Trust preferred securities	1,250	-	-	1,250
Equity securities	982	387	-	1,369

Total	$272,462	3,692	3,705	272,449

(Dollars in thousands)
	December 31, 2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$105,915	1,830	219	107,526
U.S. government
sponsored enterprises	40,259	934	51	41,142
State and political subdivisions	43,460	1,065	189	44,336
Trust preferred securities	1,250	-	-	1,250
Equity securities	1,233	-	372	861

Total	$192,117	3,829	831	195,115

The current fair value and associated unrealized losses on investments in debt securities with unrealized losses at December 31, 2010 and 2009 are summarized in the tables below, with the length of time the individual securities have been in a continuous loss position.

(Dollars in thousands)
	December 31, 2010
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Mortgage-backed securities	$59,471	569	-	-	59,471	569
U.S. government
sponsored enterprises	24,123	686	-	-	24,123	686
State and political subdivisions	56,374	2,450	-	-	56,374	2,450

Total	$139,968	3,705	-	-	139,968	3,705

	December 31, 2009
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Mortgage-backed securities	$16,970	219	-	-	16,970	219
U.S. government
sponsored enterprises	8,683	51	-	-	8,683	51
State and political subdivisions	9,249	182	153	7	9,402	189
Equity securities	-	-	861	372	861	372

Total	$34,902	452	1,014	379	35,916	831

At December 31, 2010, unrealized losses in the investment securities portfolio relating to debt securities totaled $3.7 million.  The unrealized losses on these debt securities arose due to changing interest rates and are considered to be temporary.  From the December 31, 2010 tables above, 45 out of 124 securities issued by state and political subdivisions contained unrealized losses and 85 out of 157 securities issued by U.S. government sponsored enterprises, including mortgage-backed securities, contained unrealized losses.  These unrealized losses are considered temporary because of acceptable investment grades on each security and the repayment sources of principal and interest are government backed.

The Company periodically evaluates its investments for any impairment which would be deemed other than temporary.   As part of its evaluation in 2010, the Company determined that the fair values of two equity securities were less than the original cost of the investments and that the decline in fair value was not temporary in nature.  As a result, the Company wrote down its original investments by $291,000.  The remaining fair value of the investments at December 31, 2010 was approximately $409,000.  Similarly, as part of its evaluation in 2009, the Company wrote down three equity securities by $723,000.  The remaining fair value of the investments at December 31, 2009 was $11,000.

The amortized cost and estimated fair value of investment securities available for sale at December 31, 2010, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

(Dollars in thousands)
	Amortized Cost	Estimated Fair Value

Due within one year	$3,679	3,711
Due from one to five years	53,288	53,330
Due from five to ten years	56,390	55,005
Due after ten years	20,312	19,673
Mortgage-backed securities	137,811	139,361
Equity securities	982	1,369

Total	$272,462	272,449

Proceeds from sales of securities available for sale during 2010 were $65.8 million and resulted in a gross gain of $3.3 million.  During 2009 and 2008, the proceeds from sales of securities available for sale were $30.7 million and $23.4 million, respectively and resulted in gross gains of $1.8 million and $160,000, respectively.

Securities with a fair value of approximately $75.5 million and $69.6 million at December 31, 2010 and 2009, respectively, were pledged to secure public deposits and for other purposes as required by law.

GAAP establishes a framework for measuring fair value and expands disclosures about fair value measurements. There is a three-level fair value hierarchy for fair value measurements.  Level 1 inputs are quoted prices in active markets for identical assets or liabilities that a company has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability.  The table below presents the balance of securities available for sale and derivatives, which are measured at fair value on a recurring basis by level within the fair value hierarchy as of December 31, 2010 and 2009.

(Dollars in thousands)
	Fair Value Measurements December 31, 2010	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage-backed securities	$139,361	-	139,361	-
U.S. government
sponsored enterprises	$42,640	-	42,640	-
State and political subdivisions	$87,829	-	87,829	-
Trust preferred securities	$1,250	-	-	1,250
Equity securities	$1,369	1,369	-	-
Mortgage loans held for sale	$3,814	-	3,814	-
Market value of derivatives (in other assets)	$648	-	648	-

(Dollars in thousands)
	Fair Value Measurements December 31, 2009	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage-backed securities	$107,526	-	107,526	-
U.S. government
sponsored enterprises	$41,142	-	41,142	-
State and political subdivisions	$44,336	-	44,336	-
Trust preferred securities	$1,250	-	-	1,250
Equity securities	$861	861	-	-
Mortgage loans held for sale	$2,840	-	2,840	-
Market value of derivatives (in other assets)	$1,762	-	1,762	-

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

The following is an analysis of fair value measurements of investment securities available for sale using Level 3, significant unobservable inputs, for the year ended December 31, 2010:

(Dollars in thousands)
Investment Securities Available for Sale
Level 3 Valuation
Balance, beginning of period	$1,250
Change in book value	-
Change in gain/(loss) realized and unrealized	-
Purchases/(sales)	-
Transfers in and/or out of Level 3	-
Balance, end of period	$1,250

Change in unrealized gain/(loss) for assets still held in Level 3	$-

(3)	Loans

Major classifications of loans at December 31, 2010 and 2009 are summarized as follows:

(Dollars in thousands)
	2010	2009

Real Estate Loans
Construction and land development	$124,048	169,680
Single-family residential	287,307	281,686
Commercial	213,487	224,975
Multifamily and Farmland	6,456	6,302
Total real estate loans	631,298	682,643

Commercial loans (not secured by real estate)	60,994	67,487
Consumer loans (not secured by real estate)	11,500	12,943
All other loans (not secured by real estate)	22,368	14,983
Total loans	726,160	778,056

Less allowance for loan losses	15,493	15,413

Total net loans	$710,667	762,643

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

Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. Loans are placed on non-accrual status when, in management’s opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provisions. Loans may be placed on non-accrual status regardless of whether or not such loans are considered past due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
The following table presents an age analysis of past due loans, by loan type, as of December 31, 2010:

(Dollars in thousands)
	Loans 30-89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Total Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
Real Estate Loans
Construction and land development	$2,306	8,870	11,176	112,872	124,048	197
Single-family residential	19,377	5,936	25,313	261,994	287,307	-
Commercial	382	1,482	1,864	211,623	213,487	-
Multifamily and Farmland	-	-	-	6,456	6,456	-
Total real estate loans	22,065	16,288	38,353	592,945	631,298	197

Commercial loans (not secured by real estate)	1,098	720	1,818	59,176	60,994	13
Consumer loans (not secured by real estate)	98	13	111	11,389	11,500	-
All other loans (not secured by real estate)	-	-	-	22,368	22,368	-
Total loans	$23,261	17,021	40,282	685,878	726,160	210

The following table present the Company’s non-accrual loans as of December 31, 2010 and 2009:

(Dollars in thousands)
	2010	2009
Real Estate Loans		$
Construction and land development	22,916		4,787
Single-family residential	10,837		11,847
Commercial	5,351		4,519
Multifamily and Farmland	-		117
Total real estate loans	39,104		21,270

Commercial loans (not secured by real estate)	816		1,498
Consumer loans (not secured by real estate)	142		21
All other loans (not secured by real estate)	-		-
Total	$40,062		22,789

At each reporting period, the Company determines which loans are impaired.  Accordingly, the Company’s impaired loans are reported at their estimated fair value on a non-recurring basis.  An allowance for each impaired loan, which is generally collateral-dependent, is calculated based on the fair value of its collateral.  The fair value of the collateral is based on appraisals performed by third-party valuation specialists.  Factors including the assumptions and techniques utilized by the appraiser are considered by management.  If the recorded investment in the impaired loan exceeds the measure of fair value of the collateral, a valuation allowance is recorded as a component of the allowance for loan losses.  No interest income is recognized on impaired loans subsequent to their classification as impaired.

                The following table presents the Company’s impaired loans as of December 31, 2010:

(Dollars in thousands)
	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Impairment	Related Allowance	Average Recorded Impairment
Real Estate Loans				$-
Construction and land development	31,346	20,787	2,130	22,916	1,055	18,767
Single-family residential	12,376	9,847	990	10,837	168	12,573
Commercial	6,018	4,991	359	5,351	148	4,769
Multifamily and Farmland	-	-	-	-	-	27
Total impaired real estate loans	49,740	35,625	3,479	39,104	1,371	36,136

Commercial loans (not secured by real estate)	1,243	811	5	816	5	1,479
Consumer loans (not secured by real estate)	152	142	-	142	-	79
All other loans (not secured by real estate)	-	-	-	-		-
Total impaired loans	$51,135	36,578	3,484	40,062	1,376	37,694

The Company’s December 31, 2010 and 2009 fair value measurement for impaired loans and other real estate is presented below:

(Dollars in thousands)
	Fair Value Measurements December 31, 2010	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation	Total Gains/(Losses) for the Year Ended December 31, 2010
Impaired loans	$40,062	-	26,798	13,264	(10,591)
Other real estate	$6,673	-	6,673	-	(340)

	Fair Value Measurements December 31, 2009	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation	Total Gains/(Losses) for the Year Ended December 31, 2009
Impaired loans	$22,789	-	14,174	8,615	(1,924)
Other real estate	$3,997	-	3,997	-	(100)

Changes in the allowance for loan losses were as follows:

(Dollars in thousands)
	2010	2009	2008

Balance at beginning of year	$15,413	11,025	9,103
Amounts charged off	(16,911)	(6,670)	(3,147)
Recoveries on amounts previously charged off	553	523	275
Provision for loan losses	16,438	10,535	4,794

Balance at end of year	$15,493	15,413	11,025

The Company utilizes an internal risk grading matrix to assign a risk grade to each of its loans.  Loans are graded on a scale of 1 to 9.  A description of the general characteristics of the nine risk grades is as follows:

•
Risk Grade 1 – Excellent Quality: Loans are well above average quality and a minimal amount of credit risk exists.  CD or cash secured loans or properly margined actively traded stock or bond secured loans would fall in this grade.

•
Risk Grade 2 – High Quality: Loans are of good quality with risk levels well within the Bank's range of acceptability.  The company or individual is established with a history of successful performance though somewhat susceptible to economic changes.

•
Risk Grade 3 – Good Quality: Loans of average quality with risk levels within the Bank's range of acceptability but higher than normal. This may be a new company or an existing company in a transitional phase (e.g. expansion, acquisition, market change).

•
Risk Grade 4 – Management Attention: These loans have very high risk and servicing needs but still are acceptable. Evidence of marginal performance or deteriorating trends are evident.  These are not problem credits presently, but may be in the future if the borrower is unable to change its present course.

•
Risk Grade 5 – Watch: These loans are currently performing satisfactorily, but there are potential weaknesses that may, if not corrected, weaken the asset or inadequately protect the Bank’s position at some future date.  This frequently results from deviating from prudent lending practices, for instance over-advancing on collateral.

•
Risk Grade 6 – Substandard: A substandard loan is inadequately protected by the current sound net worth and paying capacity of the obligor or the collateral pledged (if there is any).  There is a well-defined weakness or weaknesses that jeopardize the liquidation of the debt.  There is a distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

•
Risk Grade 7 – Low Substandard: These loans have the general characteristics of a Grade 6 Substandard loan, with heightened potential concerns.  The exact amount of loss is not yet known because neither the liquidation value of the collateral nor the borrower’s predicted repayment ability is known with confidence.

•
Risk Grade 8 – Doubtful: Loans classified Doubtful have all the weaknesses inherent in loans classified Substandard, plus the added characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions, and values highly questionable and improbable.  Doubtful is a temporary grade where a loss is expected but is presently not quantified with any degree of accuracy. Once the loss position is determined, the amount is charged off.

•
Risk Grade 9 – Loss: Loans classified Loss are considered uncollectable and of such little value that their continuance as bankable assets is not warranted.  This classification does not mean that the asset has absolutely no recovery or salvage value, but rather that it is not practical or desirable to defer writing off this worthless loan even though partial recovery may be effected in the future.  Loss is a temporary grade until the appropriate authority is obtained to charge the loan off.

The following table presents weighted average risk grades and balances of the total loan portfolio, along with balances of classified loans, by loan type as of December 31, 2010.  Classified loans include loans in risk grades 6, 7, 8 and 9.

(Dollars in thousands)
	Weighted Average Risk Grade of Loans Outstanding	Loans Outstanding	Classified Loans
Real Estate Loans
Construction and land development	4.19	$124,048	29,890
Single-family residential	2.97	287,307	15,859
Commercial	3.33	213,487	12,965
Multifamily and Farmland	2.83	6,456	223
Total real estate loans		631,298	58,936

Commercial loans (not secured by real estate)	3.09	60,994	1,710
Consumer loans (not secured by real estate)	2.48	11,500	151
All other loans (not secured by real estate)	2.77	22,368	-
Total loans		$726,160	60,797

At December 31, 2010, troubled debt restructured (“TDR”) loans amounted to $56.7 million, including $10.0 million in performing TDR loans.  The terms of these loans have been renegotiated to provide a reduction in principal or interest as a result of the deteriorating financial position of the borrower.  At December 31, 2009, TDR loans amounted to $9.2 million, including $3.8 million in performing TDR loans.   The increase in TDR loans at December 31, 2010 compared to December 31, 2009 is primarily due to the classification of all non-accrual loans as TDR as of December 31, 2010.

The following table presents an analysis of TDR loans by loan type as of December 31, 2010.

(Dollars in thousands)
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Real Estate Loans			$
Construction and land development	47	$27,901		23,121
Single-family residential	221	26,808		25,296
Commercial	17	8,155		6,243
Multifamily and Farmland	1	322		223
Total real estate TDR loans	286	63,186		54,883

Commercial loans (not secured by real estate)	26	6,196		1,719
Consumer loans (not secured by real estate)	12	148		142
All other loans (not secured by real estate)	-	-		-
Total TDR loans	324	$69,530		56,744

(4)	Premises and Equipment

Major classifications of premises and equipment are summarized as follows:

(Dollars in thousands)
	2010	2009

Land	$3,581	3,581
Buildings and improvements	14,759	14,737
Furniture and equipment	15,575	18,624

Total premises and equipment	33,915	36,942

Less accumulated depreciation	16,581	18,995

Total net premises and equipment	$17,334	17,947

Depreciation expense was approximately $2.1 million for the year ended December 31, 2010.  The Company recognized approximately $1.9 and $1.8 million in depreciation expense for the years ended December 31, 2009 and 2008.

(5)	Time Deposits

At December 31, 2010, the scheduled maturities of time deposits are as follows:

(Dollars in thousands)

2011	$243,332
2012	114,459
2013	23,140
2014	2,255
2015 and thereafter	8,223

Total	$391,409

At December 31, 2010 and 2009, the Company has approximately $87.4 million and $84.0 million, respectively, in time deposits purchased through third party brokers, including certificates of deposit participated through the Certificate of Deposit Account Registry Service (CDARS) on behalf of local customers.  CDARS balances totaled $53.0 million and $49.4 million as of December 31, 2010 and 2009, respectively.  The weighted average rate of brokered deposits as of December 31, 2010 and 2009 was 1.20% and 1.90%, respectively.

(6)	Federal Home Loan Bank and Federal Reserve Bank Borrowings

The Bank has borrowings from the Federal Home Loan Bank of Atlanta (“FHLB”) with monthly or quarterly interest payments at December 31, 2010.  The FHLB borrowings are collateralized by a blanket assignment on all residential first mortgage loans, home equity lines of credit and loans secured by multi-family real estate that the Bank owns.  At December 31, 2010, the carrying value of loans pledged as collateral totaled approximately $153.8 million.  As additional collateral, the Bank has pledged securities to the FHLB.  At December 31, 2010, the market value of securities pledged to the FHLB totaled $10.0 million.

Borrowings from the FHLB outstanding at December 31, 2010 consist of the following:

(Dollars in thousands)

Maturity Date	Call Date	Rate	Rate Type	Amount

June 24, 2015	N/A	3.710%	Convertible	$5,000

March 25, 2019	N/A	4.260%	Convertible	5,000

March 31, 2016	March 31, 2009 and every	4.620%	Convertible	5,000
	three months thereafter

October 5, 2016	N/A	4.450%	Convertible	5,000

January 30, 2017	October 30, 2008 and every
	three months thereafter	4.500%	Convertible	5,000

June 8, 2017	December 8, 2008 and every	4.713%	Convertible	15,000
	three months thereafter

July 11, 2017	January 11, 2008 and every	4.440%	Convertible	5,000
	three months thereafter

July 24, 2017	April 24, 2008 and every	4.420%	Convertible	5,000
	month thereafter

November 12, 2014	N/A	2.230%	Fixed Rate Hybrid	5,000

November 13, 2017	N/A	4.260%	Fixed Rate Hybrid	15,000

				$70,000

The FHLB has the option to convert $50.0 million of the total advances to a floating rate and, if converted, the Bank may repay advances without a prepayment fee.

The Bank is required to purchase and hold certain amounts of FHLB stock in order to obtain FHLB borrowings. No ready market exists for the FHLB stock, and it has no quoted market value. The stock is redeemable at $100 per share subject to certain limitations set by the FHLB. At December 31, 2010 and 2009, the Bank owned FHLB stock amounting to $4.9 million and $5.5 million, respectively.

As of December 31, 2010 and 2009, the Bank had no borrowings from the Federal Reserve Bank (“FRB”).  FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB.  At December 31, 2010, the carrying value of loans pledged as collateral totaled approximately $348.9 million.

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

(8)	Income Taxes

The provision for income taxes in summarized as follows:

(Dollars in thousands)
	2010	2009	2008
Current	$512	3,059	3,698
Deferred	(523)	(1,720)	(485)
Total	$(11)	1,339	3,213

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to earnings before income taxes are as follows:

(Dollars in thousands)
	2010	2009	2008
Pre-tax income at statutory rates (34%)	$622	1,447	3,265
Differences:
Tax exempt interest income	(721)	(429)	(313)
Nondeductible interest and other expense	58	38	60
Cash surrender value of life insurance	(87)	(89)	(83)
State taxes, net of federal benefits	(8)	100	257
Nondeductible capital losses	99	234	-
Other, net	26	38	27
Total	$(11)	1,339	3,213

The following summarizes the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities.  The net deferred tax asset is included as a component of other assets at December 31, 2010 and 2009.

(Dollars in thousands)
	2010	2009
Deferred tax assets:
Allowance for loan losses	$5,973	5,942
Amortizable intangible assets	-	11
Accrued retirement expense	1,086	987
Income from non-accrual loans	43	14
Other	507	112
Total gross deferred tax assets	7,609	7,066

Deferred tax liabilities:
Deferred loan fees	1,259	1,404
Premises and equipment	493	328
Unrealized gain (loss) on available for sale securities	(5)	1,168
Unrealized gain on cash flow hedges	252	686
Total gross deferred tax liabilities	1,999	3,586
Net deferred tax asset	$5,610	3,480

(9)           Related Party Transactions

The Company conducts transactions with its directors and executive officers, including companies in which they have beneficial interests, in the normal course of business. It is the policy of the Company that loan transactions with directors and officers are made on substantially the same terms as those prevailing at the time made for comparable loans to other persons. The following is a summary of activity for related party loans for 2010:

(Dollars in thousands)

Beginning balance	$5,940
New loans	7,517
Repayments	7,409

Ending balance	$6,048

At December 31, 2010 and 2009, the Company had deposit relationships with related parties of approximately $15.4 million and $17.2 million, respectively.

(10)	Commitments and Contingencies

The Company leases various office spaces for banking and operational facilities and equipment under operating lease arrangements. Future minimum lease payments required for all operating leases having a remaining term in excess of one year at December 31, 2010 are as follows:

(Dollars in thousands)

Year ending December 31,
2011	$600
2012	471
2013	256
2014	242
2015	211
Thereafter	1,440

Total minimum obligation	$3,220

Total rent expense was approximately $815,000, $922,000 and $1.0 million for 2010, 2009 and 2008, respectively.

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

In most cases, the Company requires collateral or other security to support financial instruments with credit risk.

(Dollars in thousands)
	Contractual Amount
	2010	2009
Financial instruments whose contract amount represent credit risk:

Commitments to extend credit	$137,015	140,207

Standby letters of credit and financial guarantees written	$3,590	3,302

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates and because they may expire without being drawn upon, the total commitment amount of $140.6 million does not necessarily represent future cash requirements.

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

The Company has $55.5 million available for the purchase of overnight federal funds from five correspondent financial institutions.

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

Risk Management Objective of Using Derivatives
The Company has an overall interest rate risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility.  By using derivative instruments, the Company is exposed to credit and market risk.  If the counterparty fails to perform, credit risk is equal to the extent of the fair-value gain in the derivative.  The Company minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed periodically by the Company.  As of December 31, 2010, the Company had a cash flow hedge with a notional amount of $50.0 million.  This derivative instrument consists of one interest rate swap contract.

Fair Values of Derivative Instruments on the Balance Sheet
The table below presents the fair value of the Company’s derivative financial instruments as well as their classification on the Balance Sheet as of December 31, 2010 and 2009.

(Dollars in thousands)
Asset Derivatives
	As of December 31, 2010		As of December 31, 2009
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Interest rate derivative contracts	Other assets	$ 648	Other assets	$ 1,762

Cash Flow Hedges of Interest Rate Risk
The Company’s objectives in using interest rate derivatives are to add stability to interest income and expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps and floors as part of its interest rate risk management strategy.  For hedges of the Company’s variable-rate loan assets, interest rate swaps designated as cash flow hedges involve the receipt of fixed-rate amounts from a counterparty in exchange for the Company making variable-rate payments over the life of the agreements without exchange of the underlying notional amount.  For hedges of the Company’s variable-rate loan assets, the interest rate floors designated as a cash flow hedge involves the receipt of variable-rate amounts from a counterparty if interest rates fall below the strike rate on the contract in exchange for an up front premium.  As of December 31, 2010, the Company had one interest rate swap with a notional amount of $50.0 million that was designated as a cash flow hedge of interest rate risk.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in Accumulated Other Comprehensive Income and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings.  During 2010, 2009 and 2008, such derivatives were used to hedge the variable cash inflows associated with existing pools of prime-based loan assets.  The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings.  The Company recognized hedge ineffectiveness gains of $1,000 in earnings during the year ended December 31, 2009.

Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest income or expense as interest payments are received/made on the Company’s variable-rate assets/liabilities. During the next twelve months, the Company estimates that $648,000 will be reclassified as an increase to interest income.

Effect of Derivative Instruments on the Income Statement

The table below presents the effect of the Company’s derivative financial instruments on the Income Statement for the years ended December 31, 2010 and 2009.

(Dollars in thousands)

	Amount of Gain (Loss) Recognized in OCI on Derivatives		Location of Gain (Loss) Reclassified from Accumulated OCI into Income	Amount of Gain (Loss) Reclassified from Accumulated OCI into Income
	Years ended December 31,			Years ended December 31,
	2010	2009		2010	2009
Interest rate derivative contracts	$ 404	$ 434	Interest income	$ 1,518	$ 3,114
			Non-interest income	-	$ 46

(12)	Employee and Director Benefit Programs

The Company has a profit sharing and 401(k) plan for the benefit of substantially all employees subject to certain minimum age and service requirements. Under this plan, the Company matched employee contributions to a maximum of 2.50% of annual compensation for 2010 and 5.00% of annual compensation for 2009 and 2008. The Company’s contribution pursuant to this formula was approximately $208,000, $482,000 and $483,000 for the years 2010, 2009 and 2008, respectively. Investments of the plan are determined by the compensation committee consisting of selected outside directors and senior executive officers. No investments in Company stock have been made by the plan. The vesting schedule for the plan begins at 20 percent after two years of employment and graduates 20 percent each year until reaching 100 percent after six years of employment.

In December 2001, the Company initiated a postretirement benefit plan to provide retirement benefits to key officers and its Board of Directors and to provide death benefits for their designated beneficiaries.  Under the plan, the Company purchased life insurance contracts on the lives of the key officers and each director.  The increase in cash surrender value of the contracts constitutes the Company’s contribution to the plan each year.  Plan participants are to be paid annual benefits for a specified number of years commencing upon retirement. Expenses incurred for benefits relating to this plan were approximately $279,000, $609,000 and $365,000 during 2010, 2009 and 2008, respectively.

The Company is currently paying medical benefits for certain retired employees. Postretirement benefits expense, including amortization of the transition obligation, as applicable, was approximately $23,000 for the years ended December 31, 2010, 2009 and 2008.

The following table sets forth the change in the accumulated benefit obligation for the Company’s two postretirement benefit plans described above:

(Dollars in thousands)
	2010	2009

Benefit obligation at beginning of period	$2,355	1,779
Service cost	244	500
Interest cost	53	105
Benefits paid	(45)	(29)

Benefit obligation at end of period	$2,607	2,355

The amounts recognized in the Company’s consolidated balance sheet as of December 31, 2010 and 2009 are shown in the following two tables:

(Dollars in thousands)
	2010	2009

Benefit obligation	$2,607	2,355
Fair value of plan assets	-	-

(Dollars in thousands)
	2010	2009

Funded status	$(2,607)	(2,355)
Unrecognized prior service cost/benefit	-	-
Unrecognized net actuarial loss	-	-

Net amount recognized	$(2,607)	(2,355)

Unfunded accrued liability	$(2,607)	(2,355)
Intangible assets	-	-

Net amount recognized	$(2,607)	(2,355)

Net periodic benefit cost of the Company’s two post retirement benefit plans for the years ended December 31, 2010 and 2009 consisted of the following:

(Dollars in thousands)
	2010	2009

Service cost	$244	500
Interest cost	53	105

Net periodic cost	$297	605

Weighted average discount rate assumption used to
determine benefit obligation	6.65%	6.66%

During the year ended December 31, 2010, the Company paid benefits totaling $45,000.  Information about the expected benefit payments for the Company’s two postretirement benefit plans is as follows:

(Dollars in thousands)

Year ending December 31,
2011	$54
2012	$62
2013	$199
2014	$222
2015	$252
Thereafter	$9,108

Relating to the post retirement benefit plan, the Company is required to recognize an obligation for either the present value of the entire promised death benefit or the annual “cost of insurance” required to keep the policy in force during the post-retirement years.  The Company made a $467,000 reduction to retained earnings in 2008 pursuant to the guidance of the pronouncement to record the portion of this benefit earned by participants prior to adoption of this pronouncement.   In 2009, the Company made a $358,000 addition to retained earnings to reflect an adjustment of the cumulative effect due to policy amendments to the individual split-dollar plans implemented during 2009.

Members of the Board of Directors are eligible to participate in the Company’s Omnibus Stock Ownership and Long Term Incentive Plan (the “Stock Benefits Plan”).  Each director was awarded 9,737 book value shares (adjusted for stock dividends and stock splits) under the Stock Benefits Plan.  The book value of the shares awarded ranged from $6.31 to $8.64.  All book value shares were fully vested on May 6, 2009 and were exercised in 2009.  The Company did not record any expenses associated with this plan in 2010.  The Company recorded expenses of approximately $59,000 and $136,000 associated with the benefits of this plan in the years ended December 31, 2009, and 2008, respectively.

A summary of book value shares activity under the Stock Benefits Plan for the years ended December 31, 2010, 2009 and 2008 is presented below.

	2010		2009		2008
	Shares	Weighted Average Price of Book Value Shares	Shares	Weighted Average Price of Book Value Shares	Shares	Weighted Average Price of Book Value Shares
Outstanding, beginning of period	-	$-	97,377	$7.38	97,377	$7.38
Exercised during the period	-	$-	(97,377)	$7.38	-	$-

Outstanding, end of period	-	$-	-	$-	97,377	$7.38

Number of shares exercisable	-	$-	-	$-	89,580	$7.27

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

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of capital in relation to both on- and off-balance sheet items at various risk weights. Total capital consists of two tiers of capital. Tier 1 Capital includes common shareholders’ equity and trust preferred securities less adjustments for intangible assets. Tier 2 Capital consists of the allowance for loan losses up to 1.25% of risk-weighted assets and other adjustments. Management believes, as of December 31, 2010, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2010, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Company’s and the Bank’s actual capital amounts and ratios are presented below:

(Dollars in thousands)
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2010:

Total Capital (to Risk-Weighted Assets)
Consolidated	$126,912	15.51%	65,455	8.00%	N/A	N/A
Bank	$107,294	13.15%	65,291	8.00%	81,614	10.00%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$116,470	14.24%	32,728	4.00%	N/A	N/A
Bank	$96,853	11.87%	32,646	4.00%	48,968	6.00%
Tier 1 Capital (to Average Assets)
Consolidated	$116,470	10.70%	43,533	4.00%	N/A	N/A
Bank	$96,853	8.91%	43,491	4.00%	54,363	5.00%

As of December 31, 2009:

Total Capital (to Risk-Weighted Assets)
Consolidated	$126,689	15.00%	67,586	8.00%	N/A	N/A
Bank	$105,217	12.48%	67,444	8.00%	84,305	10.00%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$116,091	13.74%	33,793	4.00%	N/A	N/A
Bank	$94,619	11.22%	33,722	4.00%	50,583	6.00%
Tier 1 Capital (to Average Assets)
Consolidated	$116,091	11.42%	40,650	4.00%	N/A	N/A
Bank	$94,619	9.33%	40,581	4.00%	50,726	5.00%

(14)	Shareholders’ Equity

The Board of Directors, at its discretion, can issue shares of preferred stock up to a maximum of 5,000,000 shares. The Board is authorized to determine the number of shares, voting powers, designations, preferences, limitations and relative rights.

On December 23, 2008, the Company entered into a Securities Purchase Agreement (“Purchase Agreement”) with the United States Treasury (the “UST”).  Under the Purchase Agreement, the Company agreed to issue and sell 25,054 shares of Series A preferred stock and a warrant to purchase 357,234 shares of common stock associated with the Company’s participation in the UST’s Capital Purchase Program (“CPP”) under the Troubled Asset Relief Program (“TARP”).  Proceeds from this issuance of preferred shares were allocated between preferred stock and the warrant based on their relative fair values at the time of the sale.  Of the $25.1 million in proceeds, $24.4 million was allocated to the Series A preferred stock and $704,000 was allocated to the common stock warrant.  The discount recorded on the preferred stock that resulted from allocating a portion of the proceeds to the warrant is being accreted directly to retained earnings over a five-year period applying a level yield.  As of December 31, 2010, the Company has accreted a total of $266,000 of the discount related to the Series A preferred stock.  The Company paid dividends of $1.3 million on the Series A preferred stock during 2010 and cumulative undeclared dividends at December 31, 2010 were $157,000.

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

The Board of Directors of the Bank may declare a dividend of all of its retained earnings as it may deem appropriate, subject to the requirements of the General Statutes of North Carolina, without prior approval from the requisite regulatory authorities. As of December 31, 2010, this amount was approximately $43.6 million.

(15)	Other Operating Expense

Other operating expense for the years ended December 31 included the following items that exceeded one percent of total revenues at some point during the following three-year period:

(Dollars in thousands)
	2010	2009	2008
Advertising	$714	860	1,076
FDIC insurance	$1,434	1,766	547
Visa debit card expense	$606	1,064	761
Telephone	$629	616	476

(16)	Fair Value of Financial Instruments

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

Cash and Cash Equivalents
For cash, due from banks and interest bearing deposits, the carrying amount is a reasonable estimate of fair value.

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

FHLB Borrowings
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

The carrying amount and estimated fair value of the Company’s financial instruments at December 31, 2010 and 2009 are as follows:

	December 31, 2010		December 31, 2009
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(dollars in thousands)

Assets:
Cash and cash equivalents	$23,977	23,977	31,340	31,340
Certificates of deposit	$735	735	3,345	3,345
Investment securities available for sale	$272,449	272,449	195,115	195,115
Other investments	$5,761	5,761	6,346	6,346
Mortgage loans held for sale	$3,814	3,814	2,840	2,840
Loans, net	$710,667	710,880	762,643	763,939
Cash surrender value of life insurance	$7,539	7,539	7,282	7,282
Derivative instruments	$648	648	1,762	1,762

Liabilities:
Deposits and demand notes payable	$840,312	839,379	809,979	809,717
Securities sold under agreements
to repurchase	$34,094	34,094	36,876	36,876
FHLB borrowings	$70,000	79,950	77,000	86,680
Junior subordinated debentures	$20,619	20,619	20,619	20,619

(17)	Peoples Bancorp of North Carolina, Inc. (Parent Company Only) Condensed Financial Statements

Balance Sheets

December 31, 2010 and 2009
(Dollars in thousands)

Assets	2010	2009

Cash	$425	300
Interest-bearing time deposit	17,000	19,000
Investment in subsidiaries	98,164	98,455
Investment securities available for sale	1,659	1,668
Other assets	393	437

Total assets	$117,641	119,860

Liabilities and Shareholders' Equity

Accrued expenses	$164	18
Junior subordinated debentures	20,619	20,619
Shareholders' equity	96,858	99,223

Total liabilities and shareholders' equity	$117,641	119,860

Statements of Earnings

For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands)

Revenues:	2010	2009	2008

Dividends from subsidiaries	$-	-	1,929
Interest and dividend income	311	454	443
Loss on sale of securities	(291)	(149)	(327)

Total revenues	20	305	2,045

Expenses:

Interest	411	546	1,016
Other operating expenses	191	230	244

Total expenses	602	776	1,260

(Loss) earnings before income tax benefit and equity in
undistributed earnings of subsidiaries	(582)	(471)	785

Income tax benefit	24	84	389

(Loss) earnings before equity in undistributed
earnings of subsidiaries	(558)	(387)	1,174

Equity in undistributed earnings of subsidiaries	2,399	3,303	5,217

Net earnings	$1,841	2,916	6,391

Statements of Cash Flows

For the Years Ended December 31, 2010, 2009 and 2008
(Dollars in thousands)

	2010	2009	2008
Cash flows from operating activities:

Net earnings	$1,841	2,916	6,391
Adjustments to reconcile net earnings to net
cash (used) provided by operating activities:
Book value shares accrual	-	(720)	136
Equity in undistributed earnings of subsidiaries	(2,399)	(3,303)	(5,217)
Deferred income tax benefit	-	278	(53)
Loss on sale of investment securities	291	149	327
Change in:
Other assets	(66)	(319)	(3)
Accrued income	-	17	(17)
Accrued expense	147	252	15

Net cash (used) provided by operating activities	(186)	(730)	1,579

Cash flows from investing activities:

Purchases of investment securities available for sale	(36,000)	(15,000)	(1,000)
Proceeds from maturities of investment securities available for sale	36,000	15,000	-
Proceeds from sales of investment securities available for sale	-	-	3
Net change in interest-bearing time deposit	2,000	(14,000)	3,000
Payments for investments in subsidiaries	-	(8,010)	-

Net cash provided (used) by investing activities	2,000	(22,010)	2,003

Cash flows from financing activities:

Proceeds from issuance of Series A preferred stock	-	-	25,054
Cash dividends paid on Series A preferred stock	(1,253)	(1,120)	-
Cash dividends paid on common stock	(448)	(1,440)	(2,680)
Common stock repurchased	-	-	(1,126)
Restricted stock payout	12
Proceeds from exercise of stock options	-	-	44

Net cash (used) provided by financing activities	(1,689)	(2,560)	21,292

Net change in cash	125	(25,300)	24,874

Cash at beginning of year	300	25,600	726

Cash at end of year	$425	300	25,600

Noncash investing and financing activities:
Change in unrealized gain on investment securities
available for sale, net	$(172)	3	(142)

DIRECTORS AND OFFICERS OF THE COMPANY

DIRECTORS

Robert C. Abernethy – Chairman
Chairman of the Board, Peoples Bancorp of North Carolina, Inc. and Peoples Bank;
President, Secretary and Treasurer, Carolina Glove Company, Inc. (glove manufacturer)
Secretary and Assistant Treasurer, Midstate Contractors, Inc. (paving company)

James S. Abernethy
Vice President, Carolina Glove Company, Inc. (glove manufacturer)
President and Assistant Secretary, Midstate Contractors, Inc. (paving company)
Vice President, Secretary and Chairman of the Board of Directors, Alexander Railroad Company

Douglas S. Howard
Owner, Howard Ventures (asset management firm)
Secretary and Treasurer, Denver Equipment of Charlotte, Inc.

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

A. Joseph Lampron, Jr.
Executive Vice President, Chief Financial Officer and Corporate Treasurer

Joseph F. Beaman, Jr.
Executive Vice President and Corporate Secretary

Lance A. Sellers
Executive Vice President and Assistant Corporate Secretary

William D. Cable, Sr.
Executive Vice President and Assistant Corporate Treasurer