Form 10-K, Exhibit 13
period 2011-12-31
PEOPLES BANCORP OF NORTH CAROLINA INC
filed 2012-03-27
CIK 1093672

EXHIBIT (13)

The Annual Report to Security Holders is Appendix A to the Proxy Statement for the 2012 Annual Meeting of Shareholders and is incorporated herein by reference.

APPENDIX A

ANNUAL REPORT
OF
PEOPLES BANCORP OF NORTH CAROLINA, INC.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

General Description of Business
                Peoples Bancorp of North Carolina, Inc. (the “Company”), was formed in 1999 to serve as the holding company for Peoples Bank (the “Bank”).  The Company is a bank holding company registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the Bank Holding Company Act of 1956, as amended (the “BHCA”).  The Company’s  principal source of  income is  dividends  declared and  paid by  the Bank on its capital stock, if any.  The Company has no operations and conducts no business of its own other than owning the Bank and Community Bank Real Estate Solutions, LLC ("CBRES").  Accordingly, the discussion of the business which follows concerns the business conducted by the Bank, unless otherwise indicated.

The Bank, founded in 1912, is a state-chartered commercial bank serving the citizens and business interests of the Catawba Valley and surrounding communities through 22 banking offices located in Lincolnton, Newton, Denver, Catawba, Conover, Maiden, Claremont, Hiddenite, Hickory, Charlotte, Monroe, Cornelius, Mooresville and Raleigh, North Carolina.  The Bank also operates a loan production office in Denver, North Carolina.  At December 31, 2011, the Company had total assets of $1.1 billion, net loans of $653.9 million, deposits of $827.1 million, total securities of $327.1 million, and shareholders’ equity of $103.0 million.

The Bank operates four offices focused on the Latino population under the name Banco de la Gente (“Banco”).  These offices are operated as a division of the Bank.  Banco offers normal and customary banking services as are offered in the Bank’s other branches such as the taking of deposits and the making of loans and therefore is not considered a reportable segment of the Company.

                The Bank has a diversified loan portfolio, with no foreign loans and few agricultural loans.  Real estate loans are predominately variable rate commercial property loans, which include residential development loans to commercial customers.  Commercial loans are spread throughout a variety of industries with no one particular industry or group of related industries accounting for a significant portion of the commercial loan portfolio.  The majority of the Bank’s deposit and loan customers are individuals and small to medium-sized businesses located in the Bank’s market area.  The Bank’s loan portfolio also includes Individual Taxpayer Identification Number (ITIN) mortgage loans generated thorough the Bank’s Banco offices.  Additional discussion of the Bank’s loan portfolio and sources of funds for loans can be found in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on pages A-4 through A-27 of the Annual Report, which is included in this Form 10-K as Exhibit 13.

The operations of the Bank and depository institutions in general are significantly influenced by general economic conditions and by related monetary and fiscal policies of depository institution regulatory agencies, including the Federal Reserve, the Federal Deposit Insurance Corporation (the “FDIC”) and the North Carolina Commissioner of Banks (the “Commissioner”).

 At December 31, 2011, the Company employed 247 full-time employees and 45 part-time employees, which equated to 277 full-time equivalent employees.

Subsidiaries
The Bank is a subsidiary of the Company.  The Bank has two subsidiaries, Peoples Investment Services, Inc. and Real Estate Advisory Services, Inc.  Through a relationship with Raymond James Financial Services, Inc., Peoples Investment Services, Inc. provides the Bank’s customers access to investment counseling and non-deposit investment products such as stocks, bonds, mutual funds, tax deferred annuities, and related brokerage services.  Real Estate Advisory Services, Inc. provides real estate appraisal and real estate brokerage services.

In June 2006, the Company formed a wholly owned Delaware statutory trust, PEBK Capital Trust II (“PEBK Trust II”), which issued $20.0 million of guaranteed preferred beneficial interests in the Company’s junior subordinated deferrable interest debentures.  All of the common securities of PEBK Trust II are owned by the Company.  The proceeds from the issuance of the common securities and the trust preferred securities were used by PEBK Trust II to purchase $20.6 million of junior subordinated debentures of the Company, which pay a floating rate equal to three-month LIBOR plus 163 basis points.  The proceeds received by the Company from the sale of the junior subordinated debentures were used in December 2006 to repay the trust preferred securities issued in December 2001 by PEBK Capital Trust, a wholly owned Delaware statutory trust of the Company, and for general purposes.  The debentures represent the sole asset of PEBK Trust II.  PEBK Trust II is not included in the consolidated financial statements.

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

These trust preferred securities are mandatorily redeemable upon maturity of the debentures on June 28, 2036, or upon earlier redemption as provided in the indenture.  The Company had the right to redeem the debentures purchased by PEBK Trust II, in whole or in part, on or after June 28, 2011.  As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount and any accrued but unpaid interest.

The Company established a new subsidiary, CBRES, in 2009. CBRES serves as a “clearing-house” for appraisal services for community banks.  Other banks are able to contract with CBRES to find and engage appropriate appraisal companies in the area where the property is located.  This type of service ensures that the appraisal process remains independent from the financing process within the bank.

This report contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company.  These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate” and “believe,” variations of these words and other similar expressions.  Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, (1) competition in the markets served by the Bank, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company’s other filings with the Securities and Exchange Commission.  The Company undertakes no obligation to update any forward-looking statements.

SELECTED FINANCIAL DATA
Dollars in Thousands Except Per Share Amounts

	2011	2010	2009	2008	2007
Summary of Operations
Interest income	$45,259	47,680	50,037	56,322	61,732
Interest expense	10,946	14,348	17,187	23,526	27,585
Net interest earnings	34,313	33,332	32,850	32,796	34,147
Provision for loan losses	12,632	16,438	10,535	4,794	2,038
Net interest earnings after provision
for loan losses	21,681	16,894	22,315	28,002	32,109
Non-interest income	14,513	13,884	11,823	10,495	8,816
Non-interest expense	29,572	28,948	29,883	28,893	25,993
Earnings before taxes	6,622	1,830	4,255	9,604	14,932
Income taxes	1,463	(11)	1,339	3,213	5,340
Net earnings	5,159	1,841	2,916	6,391	9,592
Dividends and accretion of preferred stock	1,393	1,394	1,246	-	-
Net earnings available to common
shareholders	$3,766	447	1,670	6,391	9,592

Selected Year-End Balances
Assets	$1,067,063	1,067,652	1,048,494	968,762	907,262
Available for sale securities	321,388	272,449	195,115	124,916	120,968
Loans, net	653,893	710,667	762,643	770,163	713,174
Mortgage loans held for sale	5,146	3,814	2,840	-	-
Interest-earning assets	1,004,131	1,010,983	988,017	921,101	853,878
Deposits	827,111	838,712	809,343	721,062	693,639
Interest-bearing liabilities	820,452	850,233	826,838	758,334	718,870
Shareholders' equity	$103,027	96,858	99,223	101,128	70,102
Shares outstanding*	5,544,160	5,541,413	5,539,056	5,539,056	5,624,234

Selected Average Balances
Assets	$1,074,250	1,078,136	1,016,257	929,799	846,836
Available for sale securities	295,413	219,797	161,135	115,853	120,296
Loans	697,527	757,532	782,464	747,203	665,379
Interest-earning assets	1,015,451	999,054	956,680	876,425	801,094
Deposits	835,550	840,343	772,075	720,918	659,174
Interest-bearing liabilities	836,382	849,870	796,260	740,478	665,727
Shareholders' equity	$102,568	101,529	101,162	76,241	70,586
Shares outstanding*	5,542,548	5,539,308	5,539,056	5,588,314	5,700,860

Profitability Ratios
Return on average total assets	0.48%	0.17%	0.29%	0.69%	1.13%
Return on average shareholders' equity	5.03%	1.81%	2.88%	8.38%	13.59%
Dividend payout ratio**	11.78%	100.11%	86.22%	41.93%	24.30%

Liquidity and Capital Ratios (averages)
Loan to deposit	83.48%	90.15%	101.35%	103.65%	100.94%
Shareholders' equity to total assets	9.55%	9.42%	9.95%	8.20%	8.34%

Per share of Common Stock*
Basic net income	$0.68	0.08	0.30	1.14	1.68
Diluted net income	$0.68	0.08	0.30	1.13	1.65
Cash dividends	$0.08	0.08	0.26	0.48	0.41
Book value	$14.06	12.96	13.39	13.73	12.46

*Shares outstanding and per share computations have been retroactively restated to reflect a
3-for-2 stock split which occurred in the second quarter of 2007.

**As a percentage of net earnings available to common shareholders.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following is a discussion of our financial position and results of operations and should be read in conjunction with the information set forth under Item 1A Risk Factors and the Company’s consolidated financial statements and notes thereto on pages A-28  through A-63.

Introduction
Management’s discussion and analysis of earnings and related data are presented to assist in understanding the consolidated financial condition and results of operations of the Company, for the years ended December 31, 2011, 2010 and 2009.  The Company is a registered bank holding company operating under the supervision of the Federal Reserve Board and the parent company of Peoples Bank (the “Bank”). The Bank is a North Carolina-chartered bank, with offices in Catawba, Lincoln, Alexander, Mecklenburg, Iredell, Union and Wake counties, operating under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation (the “FDIC”).

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

Our operations are influenced significantly by local economic conditions and by policies of financial institution regulatory authorities. The earnings on our assets are influenced by the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), inflation, interest rates, market and monetary fluctuations.  Lending activities are affected by the demand for commercial and other types of loans, which in turn is affected by the interest rates at which such financing may be offered.  Our cost of funds is influenced by interest rates on competing investments and by rates offered on similar investments by competing financial institutions in our market area, as well as general market interest rates. These factors can cause fluctuations in our net interest income and other income. In addition, local economic conditions can impact the credit risk of our loan portfolio, in that (1) local employers may be required to eliminate employment positions of individual borrowers, and (2) small businesses and commercial borrowers may experience a downturn in their operating performance and become unable to make timely payments on their loans. Management evaluates these factors in estimating the allowance for loan losses and changes in these economic factors could result in increases or decreases to the provision for loan losses.

The unfavorable economic conditions experienced from 2008 to 2010 eased up slightly in 2011 but continue to have a negative impact on our financial condition and results of operations.  Unfavorable economic indicators, such as high unemployment, falling real estate prices and higher than normal levels of loan defaults demonstrate the difficult business conditions that are affecting the general economy and therefore our operating results.  The unemployment rates in our primary market area have been higher than state and national averages throughout 2011.

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

The Federal Reserve has maintained the Federal Funds Rate at 0.25% since December 31, 2007.  This has had a negative impact on 2009, 2010 and 2011 earnings and will continue to have a negative impact on the Bank’s net interest income in the future periods.  The negative impact from the Federal Funds Rate has been partially offset by the increase in earnings realized on interest rate contracts, including interest rate swaps and interest rate floors, utilized by the Bank.  Additional information regarding the Bank’s interest rate contacts is provided below in the section entitled “Asset Liability and Interest Rate Risk Management.”

On December 23, 2008, the Company entered into a Securities Purchase Agreement (“Purchase Agreement”) with the United States Department of the Treasury (“UST”) pursuant to the Capital Purchase Program (“CPP”) under the Troubled Asset Relief Program (“TARP”).  Under  the Purchase Agreement, the Company agreed to issue and sell 25,054 shares of Series A preferred stock and a warrant to purchase 357,234 shares of the Company's common stock.  Proceeds from this issuance of Series A preferred shares were allocated between preferred stock and the warrant based on their relative fair values at the time of the sale.  Of the $25.1 million in proceeds, $24.4 million was allocated to the Series A preferred stock and $704,000 was allocated to the warrant.  The discount recorded on the Series A preferred stock that resulted from allocating a portion of the proceeds to the warrant is being accreted directly to retained earnings over a five-year period applying a level yield.  As of December 31, 2011, the Company has accreted a total of $408,000 of the discount related to the Series A preferred stock.  The Company paid dividends of $1.3 million on the Series A preferred stock during 2011, and cumulative undeclared dividends at December 31, 2011 were $157,000.

The Series A preferred stock qualifies as Tier 1 capital and will pay cumulative dividends at a rate of 5% per annum for the first five years and 9% per annum thereafter.  The Series A preferred stock may be redeemed at the stated amount of $1,000 per share plus any accrued and unpaid dividends.  Under the terms of the original Purchase Agreement, the Company could not redeem the Series A preferred shares until December 23, 2011 unless the total amount of the issuance, $25.1 million, was replaced with the same amount of other forms of capital that would qualify as Tier 1 capital.  However, with the enactment of the American Recovery and Reinvestment Act of 2009 (“ARRA”), the Company can now redeem the Series A preferred shares at any time, if approved by the Company’s primary regulator.  The Series A preferred stock is non-voting except for class voting rights on matters that would adversely affect the rights of the holders of the Series A preferred stock.

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

The Company uses the CPP capital infusion as additional Tier I capital to protect the Bank from potential losses that may be incurred during this current recessionary period.  The Company has utilized CPP funds to provide capital to support making loans to qualified borrowers in our market area.  The funds have been and will continue to be used to absorb losses incurred when modifying loans or making concessions to borrowers in order to keep borrowers out of foreclosure.  We are also working with our current builders and contractors to provide financing for potential buyers who may not be able to qualify for financing in the current mortgage market in order to help these customers sell existing single family homes.  It is the desire of the Company to repay the CPP funds without raising additional equity capital.  The Company anticipates being able to repay the CPP funds from future earnings and existing capital.  However, the funds will not be repaid until the Company achieves more consistent levels of earnings.

The Company continues to face challenges resulting from the impact of the current economy on the housing and real estate markets.  The Bank continues to monitor and evaluate all significant loans in its portfolio, and will continue to manage its credit risk exposure with the expectation that stabilization of the real estate market will not occur within the next 18 to 24 months.  The CPP funds have enhanced our capital position as the Company infused the Bank with $8.0 million additional regulatory capital. The Company has $15.0 million available that can be infused into the Bank as additional capital if needed to maintain its position as a well-capitalized bank.  We anticipate loan losses at a level higher than historical norms in the short run and have prepared for that expectation. We have quality individuals managing our past due loans and foreclosed properties to minimize our potential losses. As the economy recovers, we believe we are well positioned to take advantage of opportunities that present themselves.  We anticipate that the net interest margin will remain at or near the 3.55% net margin for 2012. The amount and timing of any future Federal Reserve rate adjustment remains uncertain, and may further impact the Bank if those adjustments are significant.

Management expects to look for branching opportunities in nearby markets in the future but there are no additional offices planned in 2012.

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

The Company’s accounting policies are fundamental to understanding management’s discussion and analysis of results of operations and financial condition.  Many of the Company’s accounting policies require significant judgment regarding valuation of assets and liabilities and/or significant interpretation of specific accounting guidance.  The following is a summary of some of the more subjective and complex accounting policies of the Company.  A more complete description of the Company’s significant accounting policies can be found in Note 1 of the Notes to Consolidated Financial Statements in the Company’s 2011 Annual Report to Shareholders which is Appendix A to the Proxy Statement for the May 3, 2012 Annual Meeting of Shareholders.

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

There are other complex accounting standards that require the Company to employ significant judgment in interpreting and applying certain of the principles prescribed by those standards.  These judgments include, but are not limited to, the determination of whether a financial instrument or other contract meets the definition of a derivative in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

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

The Company has an overall interest rate risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility.  By using derivative instruments, the Company is exposed to credit and market risk.  If the counterparty fails to perform, credit risk is equal to the extent of the fair-value gain in the derivative.  The Company minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed periodically by the Company.  The Company had an interest rate swap contract that expired in June 2011.  The Company did not have any interest rate derivatives outstanding as of December 31, 2011.

The table below presents the fair value of the Company’s derivative financial instruments as well as their classification on the Balance Sheet as of December 31, 2011 and December 31, 2010.

(Dollars in thousands)
	Asset Derivatives				Liability Derivatives
	As of December 31, 2011		As of December 31, 2010		As of December 31, 2011		As of December 31, 2010
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Interest rate
derivative
contracts	Other assets	$ -	Other assets	$ 648	N/A	$ -	N/A	$ -

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

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in Accumulated Other Comprehensive Income and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. During 2011 and 2010, such derivatives were used to hedge the variable cash inflows associated with existing pools of prime-based loan assets.  The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings.  The Company’s derivatives did not have any hedge ineffectiveness recognized in earnings during the years ended December 31, 2011 and 2010.

The tables below present the effect of the Company’s derivative financial instruments on the Consolidated Statement of Earnings for the years ended December 31, 2011 and 2010.

(Dollars in thousands)

	Amount of Gain (Loss) Recognized in Accumulated OCI on Derivatives		Location of Gain (Loss) Reclassified from Accumulated OCI into Income	Amount of Gain (Loss) Reclassified from Accumulated OCI into Income
	Years ended December 31,			Years ended December 31,
	2011	2010		2011	2010
Interest rate derivative contracts	$ (20)	$ 404	Interest income	$ 628	$ 1,518

Relating to the post retirement benefit plan, the Company is required to recognize an obligation for either the present value of the entire promised death benefit or the annual “cost of insurance” required to keep the policy in force during the post-retirement years.  The Company reduced retained earnings by $467,000 in 2008 pursuant to the guidance of the pronouncement to record the portion of the death benefit earned by participants prior to adoption of the pronouncement.   In 2009, the Company increased retained earnings by $358,000 to reflect an adjustment of the cumulative effect due to amendments to the individual split-dollar plans implemented during 2009.

GAAP establishes a framework for measuring fair value and expands disclosures about fair value measurements.  There is a three-level fair value hierarchy for fair value measurements.  Level 1 inputs are quoted prices in active markets for identical assets or liabilities that a company has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability.   The table below presents the balance of securities available for sale and derivatives, which are measured at fair value on a recurring basis by level within the fair value hierarchy as of December 31, 2011 and 2010.

(Dollars in thousands)
	December 31, 2011
	Fair Value Measurements	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage-backed securities	$213,693	-	208,349	5,344
U.S. Government
sponsored enterprises	$7,694	-	7,694	-
State and political subdivisions	$97,097	-	97,097	-
Corporate bonds	$543	-	543	-
Trust preferred securities	$1,250	-	-	1,250
Equity securities	$1,111	1,111	-	-
Mortgage loans held for sale	$5,146	-	5,146	-

(Dollars in thousands)
	December 31, 2010
	Fair Value Measurements	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage-backed securities	$139,361	-	139,361	-
U.S. Government
sponsored enterprises	$42,640	-	42,640	-
State and political subdivisions	$87,829	-	87,829	-
Trust preferred securities	$1,250	-	-	1,250
Equity securities	$1,369	1,369	-	-
Mortgage loans held for sale	$3,814	-	3,814	-
Market value of derivatives (in other assets)	$648	-	648	-

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

The following is an analysis of fair value measurements of investment securities available for sale using Level 3, significant unobservable inputs, for the year ended December 31, 2011:

(Dollars in thousands)
Investment Securities Available for Sale
Level 3 Valuation
Balance, beginning of period	$1,250
Change in book value	-
Change in gain/(loss) realized and unrealized	-
Purchases/(sales)	-
Transfers in and/or out of Level 3	5,344
Balance, end of period	$6,594

Change in unrealized gain/(loss) for assets still held in Level 3	$-

The Bank’s December 31, 2011 and 2010 fair value measurement for impaired loans and other real estate on a non-recurring basis is presented below:

(Dollars in thousands)
	Fair Value Measurements December 31, 2011	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation	Total Gains/(Losses) for the Year Ended December 31, 2011
Impaired loans	$49,901	-	431	49,470	(11,864)
Other real estate	$7,576	-	-	7,576	(1,322)

(Dollars in thousands)
	Fair Value Measurements December 31, 2010	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation	Total Gains/(Losses) for the Year Ended December 31, 2010
Impaired loans	$51,673	-	6,643	45,030	(10,591)
Other real estate	$6,673	-	-	6,673	(704)

At each reporting period, the Bank determines which loans are impaired.  Accordingly, the Bank’s impaired loans are reported at their estimated fair value on a non-recurring basis.  An allowance for each impaired loan, which is generally collateral-dependent, is calculated based on the fair value of its collateral.  The fair value of the collateral is based on appraisals performed by third-party valuation specialists.  Factors including the assumptions and techniques utilized by the appraiser are considered by management.  If the recorded investment in the impaired loan exceeds the measure of fair value of the collateral, a valuation allowance is recorded as a component of the allowance for loan losses.  Accruing impaired loans amounted to $30.6 million and $17.0 million at December 31, 2011 and 2010, respectively.  Interest income recognized on accruing impaired loans was $1.7 million  and $966,000 for the years ended December 31, 2011 and 2010, respectively.  No interest income is recognized on non-accrual impaired loans subsequent to their classification as impaired.

The following table presents the Bank’s impaired loans as of December 31, 2011 and 2010:

December 31, 2011
(Dollars in thousands)
	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Recorded Investment in Impaired Loans	Related Allowance	Average Outstanding Impaired Loans
Real Estate Loans
Construction and land development	$28,721	14,484	6,098	20,582	3,264	17,848
Single-family residential	26,382	969	24,719	25,688	1,427	25,102
Commercial	7,717	3,845	3,139	6,984	77	4,518
Multifamily and farmland	209	-	209	209	1	214
Total impaired real estate loans	63,029	19,298	34,165	53,463	4,769	47,682

Commercial loans (not secured by real estate)	1,111	-	1,083	1,083	26	1,485
Consumer loans (not secured by real estate)	157	-	152	152	2	140
Total impaired loans	$64,297	19,298	35,400	54,698	4,797	49,307

December 31, 2010
(Dollars in thousands)
	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Recorded Investment in Impaired Loans	Related Allowance	Average Outstanding Impaired Loans
Real estate loans				-
Construction and land development	31,551	19,422	3,698	23,120	3,177	18,870
Single-family residential	26,834	1,738	23,558	25,296	1,613	26,558
Commercial	6,911	4,424	1,819	6,243	218	4,992
Multifamily and farmland	223	-	223	223	4	254
Total impaired real estate loans	65,519	25,584	29,298	54,882	5,012	50,674

Commercial loans (not secured by real estate)	2,145	648	1,072	1,720	55	1,705
Consumer loans (not secured by real estate)	152	-	142	142	4	79
Total impaired loans	$67,816	26,232	30,512	56,744	5,071	52,458

In April 2011, the Financial Accounting Standard Accounting Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-02, A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring. ASU No. 2011-02 provides additional guidance for determining what constitutes a troubled debt restructuring.  ASU No. 2011-02 is effective for interim and annual periods ending after June 15, 2011.  The adoption of this guidance did not have a material impact on the Company’s results of operations, financial position or disclosures.

In May 2011, FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in GAAP and International Financial Reporting Standards (“IFRS”).  ASU No. 2011-04 is intended to result in convergence between GAAP and IFRS requirements for measurement of and disclosures about fair value. The amendments are not expected to have a significant impact on companies applying U.S. GAAP.  ASU No. 2011-04 is effective for interim and annual periods beginning after December 15, 2011.  The adoption of this guidance is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

In June 2011, FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income.  ASU No. 2011-05 will require companies to present the components of net income and other comprehensive income either as one continuous statement or as two consecutive statements.  It eliminates the option to present components of other comprehensive income as part of the statement of changes in shareholders’ equity.  ASU No. 2011-05 does not change the items which must be reported in other comprehensive income, how such items are measured or when they must be reclassified to net income. This standard is effective for interim and annual periods beginning after December 15, 2011.  Because ASU No. 2011-05 impacts presentation only, it will have no impact on the Company’s results of operations or financial position.

In December 2011, FASB issued ASU No. 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.  ASU No. 2011-12 defers the effective date of the requirement to present separate line items on the income statement for reclassification adjustments of items out of accumulated other comprehensive income into net income.  This deferral is temporary until the FASB reconsiders the operational concerns and needs of financial statement users.  The FASB has not yet established a timetable for its reconsideration.  Entities are still required to present reclassification adjustments within other comprehensive income either on the face of the statement that reports other comprehensive income or in the notes to the financial statements.  The requirement to present comprehensive income in either a single continuous statement or two consecutive condensed statements remains for both annual and interim reporting.  Because ASU No. 2011-12 impacts presentation only, it will have no impact on the Company’s results of operations or financial position.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

        Management  of  the  Company  has  made a  number of  estimates and  assumptions  relating to  reporting of  assets and  liabilities  and the disclosure of contingent assets and liabilities to prepare the accompanying consolidated financial statements in conformity with GAAP.  Actual results could differ from those estimates.

The remainder of management’s discussion and analysis of the Company’s results of operations and financial position should be read in conjunction with the Consolidated Financial Statements and related Notes presented on pages A-28 through A-63.

Results of Operations
Summary.  The Company reported earnings of $5.2 million in 2011, or $0.93 basic and diluted net earnings per share, before adjustment for preferred stock dividends and accretion, as compared to $1.8 million, or $0.33 basic and diluted net earnings per share, for the same period one year ago.  After adjusting for dividends and accretion on preferred stock, net earnings available to common shareholders for the year ended December 31, 2011 were $3.8 million or $0.68 basic and diluted net earnings per common share as compared to $447,000, or $0.08 basic and diluted net earnings per common share, for the same period one year ago.  The increase in year-to-date earnings is primarily attributable to aggregate increases in net interest income and non-interest income and a decrease in the provision for loan losses, which were partially offset by an increase in non-interest expense.

Net earnings for 2010 represented a decrease of 37% as compared to 2009 net earnings of $2.9 million or $0.30 basic and diluted net earnings per common share.  The decrease in 2010 net earnings was primarily attributable to  an increase in provision for loan losses, which was partially offset by an increase in net interest income, an increase in non-interest income and a decrease in non-interest expense.

The return on average assets in 2011 was 0.48%, compared to 0.17% in 2010 and 0.29% in 2009. The return on average shareholders’ equity was 5.03% in 2011 compared to 1.81% in 2010 and 2.88% in 2009.

Net Interest Income.  Net interest income, the major component of the Company’s net income, is the amount by which interest and fees generated by interest-earning assets exceed the total cost of funds used to carry them.  Net interest income is affected by changes in the volume and mix of interest-earning assets and interest-bearing liabilities, as well as changes in the yields earned and rates paid.  Net interest margin is calculated by dividing tax-equivalent net interest income by average interest-earning assets, and represents the Company’s net yield on its interest-earning assets.

Net interest income for 2011 increased to $34.3 million compared to $33.3 million in 2010.  This increase is primarily attributable to a reduction in interest expense due to a decrease in the cost of funds for time deposits.  Net interest income increased slightly in 2010 from $32.9 million in 2009.

Table 1 sets forth for each category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding, the interest incurred on such amounts and the average rate earned or incurred for the years ended December 31, 2011, 2010 and 2009. The table also sets forth the average rate earned on total interest-earning assets, the average rate paid on total interest-bearing liabilities, and the net yield on average total interest-earning assets for the same periods.  Yield information does not give effect to changes in fair value that are reflected as a component of shareholders’ equity.  Yields and interest income on tax-exempt investments have been adjusted to tax equivalent basis using an effective tax rate of 38.55% for securities that are both federal and state tax exempt and an effective tax rate of 6.90% for state tax exempt securities.  Non-accrual loans and the interest income that was recorded on these loans, if any, are included in the yield calculations for loans in all periods reported.

Table 1- Average Balance Table

	December 31, 2011			December 31, 2010			December 31, 2009
(Dollars in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate
Interest-earning assets:
Interest and fees on loans	$697,527	36,407	5.22%	757,532	40,267	5.32%	782,464	43,211	5.52%
Investments - taxable	166,870	4,588	2.75%	110,493	3,490	3.16%	81,642	3,477	4.26%
Investments - nontaxable*	128,543	5,865	4.56%	109,304	5,096	4.66%	79,493	4,226	5.32%
Other	22,511	100	0.44%	21,725	103	0.48%	13,081	54	0.41%

Total interest-earning assets	1,015,451	46,960	4.62%	999,054	48,956	4.90%	956,680	50,968	5.33%

Cash and due from banks	23,844			46,124			31,225
Other assets	50,829			49,765			41,866
Allowance for loan losses	(15,874)			(16,807)			(13,514)

Total assets	$1,074,250			1,078,136			1,016,257

Interest-bearing liabilities:

NOW, MMDA & savings deposits	$344,860	2,263	0.66%	312,155	3,472	1.11%	242,751	2,965	1.22%
Time deposits	357,094	5,035	1.41%	405,300	6,786	1.67%	412,127	9,687	2.35%
FHLB / FRB borrowings	70,027	2,956	4.22%	71,989	3,285	4.56%	84,547	3,596	4.25%
Demand notes payable to U.S. Treasury	885	-	0.00%	815	-	0.00%	805	-	0.00%
Trust preferred securities	20,619	407	1.97%	20,619	411	1.99%	20,619	546	2.65%
Other	42,897	285	0.66%	38,991	394	1.01%	35,411	393	1.11%

Total interest-bearing liabilities	836,382	10,946	1.31%	849,870	14,348	1.69%	796,260	17,187	2.16%

Demand deposits	133,596			122,887			117,197
Other liabilities	4,174			3,513			2,428
Shareholders' equity	102,568			101,529			101,162

Total liabilities and shareholder's equity	$1,076,720			1,077,799			1,017,047

Net interest spread		$36,014	3.31%		34,608	3.21%		33,781	3.17%

Net yield on interest-earning assets			3.55%			3.46%			3.53%

Taxable equivalent adjustment
Investment securities		$1,700			1,276			931

Net interest income		$34,314			33,332			32,850

*Includes U.S. government agency securities that are non-taxable for state income tax purposes of $39.0 million in 2011, $50.3 million in 2010 and $45.5 million in 2009. An effective tax rate of 6.90% was used to calculate the tax equivalent yield on these securities.

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

Table 2 - Rate/Volume Variance Analysis-Tax Equivalent Basis

	December 31, 2011			December 31, 2010
(Dollars in thousands)	Changes in average volume	Changes in average rates	Total Increase (Decrease)	Changes in average volume	Changes in average rates	Total Increase (Decrease)
Interest income:
Loans: Net of unearned income	$(3,161)	(699)	(3,860)	(1,351)	(1,593)	(2,944)

Investments - taxable	1,665	(567)	1,098	1,070	(1,057)	13
Investments - nontaxable	887	(118)	769	1,487	(617)	870
Other	4	(7)	(3)	42	7	49
Total interest income	(605)	(1,391)	(1,996)	1,248	(3,260)	(2,012)

Interest expense:
NOW, MMDA & savings deposits	289	(1,498)	(1,209)	770	(263)	507
Time deposits	(744)	(1,007)	(1,751)	(137)	(2,764)	(2,901)
FHLB / FRB Borrowings	(86)	(243)	(329)	(554)	243	(311)
Trust Preferred Securities	-	(4)	(4)	-	(135)	(135)
Other	33	(142)	(109)	38	(37)	1
Total interest expense	(508)	(2,894)	(3,402)	117	(2,956)	(2,839)
Net interest income	$(97)	1,503	1,406	1,131	(304)	827

          Net interest income on a tax equivalent basis totaled $36.0 million in 2011 as compared to $34.6 million in 2010.  The interest rate spread, which represents the rate earned on interest-earning assets less the rate paid on interest-bearing liabilities, was 3.31% in 2011, an increase from the 2010 net interest spread of 3.21%.  The net yield on interest-earning assets in 2011 increased to 3.55% from the 2010 net yield on interest-earning assets of 3.46%.

Tax equivalent interest income decreased $2.0 million or 4% in 2011 primarily due to a reduction in loan balances.  The yield on interest-earning assets decreased to 4.62% in 2011 from 4.90% in 2010.  Average interest-earning assets increased $16.4 million primarily as the result of a $75.6 million increase in average investment securities, which was partially offset by a $60.0 million decrease in the average outstanding balance of loans.  All other interest-earning assets including federal funds sold were $22.5 million in 2011 and $21.7 million in 2010.

Interest expense decreased $3.4 million or 24% in 2011 due to a decrease in the average rate paid on interest-bearing liabilities.  The cost of funds decreased to 1.31% in 2011 from 1.69% in 2010.  This decrease in the cost of funds was primarily attributable to decreases in the average rate paid on interest-bearing checking and savings accounts and certificates of deposit.  The $13.5 million decrease in average interest-bearing liabilities in 2011 was primarily attributable to a $48.2 million decrease in certificates of deposit, which was partially offset by a $32.7 million increase in interest-bearing checking and savings accounts.

In 2010 net interest income on a tax equivalent basis increased to $34.6 million in 2010 from $33.8 million in 2009.  The interest rate spread was 3.21% in 2010, an increase from the 2009 net interest spread of 3.17%.  The net yield on interest-earning assets in 2010 decreased to 3.46% from the 2009 net yield on interest-earning assets of 3.53%.

Provision for Loan Losses.  Provisions for loan losses are charged to income in order to bring the total allowance for loan losses to a level deemed appropriate by management of the Company based on factors such as management’s judgment as to losses within the Bank’s loan portfolio, including the valuation of impaired loans, loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies and management’s assessment of the quality of the loan portfolio and general economic climate.

The provision for loan losses was $12.6 million, $16.4 million, and $10.5 million for the years ended December 31, 2011, 2010 and 2009, respectively.  The decrease in the provision for loan losses is primarily attributable to a $18.3 million reduction in non-accrual loans from December 31, 2010 to December 31, 2011 and a $4.8 million decrease in net charge-offs during the year ended December 31, 2011 compared to the same period last year.  Please see the section below entitled “Allowance for Loan Losses” for a more complete discussion of the Bank’s policy for addressing potential loan losses.

Non-Interest Income.  Non-interest income for 2011 totaled $14.5 million, an increase of $600,000 or 5% from non-interest income of $13.9 million for 2010.  This increase is primarily attributable to a $1.2 million increase in gains on the sale of securities, which was partially offset by a $625,000 reduction in service charges and fees.

Non-interest income for 2010 increased $2.1 million or 17% from non-interest income of $11.8 million for 2009. The increase in non-interest income for 2010 is primarily due to an increase in gains on the sale of securities.

The Company periodically evaluates its investments for any impairment which would be deemed other-than-temporary.   As part of its evaluation in 2011, the Company determined that the fair value of one equity security was less than the original cost of the investment and that the decline in fair value was not temporary in nature.  As a result, the Company wrote down its investment by $144,000.  The remaining fair value of the investment at December 31, 2011 was approximately $264,000.  Similarly, as part of its evaluation in 2010, the Company wrote down two equity securities by $291,000.  The remaining fair value of the investments at December 31, 2010 was $409,000.  During the year ended 2009, the Company wrote down three  investments by $723,000.  The remaining fair value of the investments at December 31, 2009 was $11,000.

Net losses on other real estate and repossessed assets were $1.3 million, $704,000 and $501,000 for 2011, 2010 and 2009, respectively.  The increases in net losses on other real estate and repossessed assets during 2011, 2010 and 2009 were primarily attributable to increased write-downs on foreclosed property during the years ended December 31, 2011, 2010 and 2009.  Management determined that the market value of these assets had decreased significantly and charges were appropriate in 2011, 2010 and 2009.

Table 3 presents a summary of non-interest income for the years ended December 31, 2011, 2010 and 2009.

Table 3 - Non-Interest Income

(Dollars in thousands)	2011	2010	2009
Service charges	$5,106	$5,626	5,573
Other service charges and fees	2,090	2,195	2,058
Other than temporary impairment losses	(144)	(291)	(723)
Gain on sale of securities	4,406	3,348	1,795
Mortgage banking income	757	532	827
Insurance and brokerage commissions	471	390	414
Loss on foreclosed and repossessed assets	(1,322)	(704)	(501)
Miscellaneous	3,149	2,788	2,380
Total non-interest income	$14,513	$13,884	11,823

Non-Interest Expense.  Total non-interest expense amounted to $29.6 million for 2011, an increase of 2% from 2010.  Non-interest expense for 2010 decreased 3% to $28.9 million from non-interest expense of $29.9 million for 2009.

Salary and employee benefit expense was $14.8 million in 2011, compared to $14.1 million during 2010, an increase of $642,000 or 5%, following a $634,000 or 4% decrease in salary and employee benefit expense in 2010 from 2009.  The increase in salary and employee benefits in 2011 was primarily due to salary increases given in 2011 along with an increase in commissions on mortgage, real estate and investment sales.  The decrease in salary and employee benefits in 2010 was primarily attributable to a reduction in supplemental retirement plan expense.

Table 4 presents a summary of non-interest expense for the years ended December 31, 2011, 2010 and 2009.

Table 4 - Non-Interest Expense

(Dollars in thousands)	2011	2010	2009
Salaries and wages	$12,003	$11,408	$11,530
Employee benefits	2,763	2,716	3,228
Total personnel expense	14,766	14,124	14,758
Occupancy expense	5,339	5,436	5,409
Office supplies	403	391	426
FDIC deposit insurance	1,061	1,434	1,766
Professional services	428	467	358
Postage	326	352	342
Telephone	605	629	616
Director fees and expense	223	263	350
Advertising	662	714	860
Consulting fees	316	288	198
Taxes and licenses	289	320	248
Other operating expense	5,154	4,530	4,552
Total non-interest expense	$29,572	$28,948	$29,883

Income Taxes.  The Company reported income tax expense of $1.5 million for the year ended December 31, 2011 and an income tax benefit of $11,000 for the year ended December 31, 2010.  Total income tax expense was $1.3 million in 2009.   The Company’s effective tax rates were 22.09%, -0.60% and 31.47% in 2011, 2010 and 2009, respectively.  The 2011 and 2010 effective tax rates are lower than historical levels due to increases in tax exempt investment income, which had a greater impact on the effective tax rate at the reduced level of earnings before income taxes as experienced in 2011 and 2010.

Liquidity. The objectives of the Company’s liquidity policy are to provide for the availability of adequate funds to meet the needs of loan demand, deposit withdrawals, maturing liabilities and to satisfy regulatory requirements.  Both deposit and loan customer cash needs can fluctuate significantly depending upon business cycles, economic conditions and yields and returns available from alternative investment opportunities.  In addition, the Company’s liquidity is affected by off-balance sheet commitments to lend in the form of unfunded commitments to extend credit and standby letters of credit.  As of December 31, 2011, such unfunded commitments to extend credit were $131.6 million, while commitments in the form of standby letters of credit totaled $3.3 million.

The Company  uses  several  sources to meet its  liquidity  requirements.  The  primary  source is core deposits, which  includes demand deposits, savings accounts and non-brokered certificates of deposits of denominations less than $100,000.  The Company considers these to be a stable portion of the Company’s liability mix and the result of on-going consumer and commercial banking relationships.  As of December 31, 2011, the Company’s core deposits totaled $633.0 million, or 77% of total deposits.

The other sources of funding for the Company are through large denomination certificates of deposit, including brokered deposits, federal funds purchased, securities under agreement to repurchase and Federal Home Loan Bank (“FHLB”) borrowings.  The Bank is also able to borrow from the Federal Reserve Bank (“FRB”) on a short-term basis.  The Bank’s policies include the ability to access wholesale funding up to 40% of total assets.  The Bank’s wholesale funding includes FHLB borrowings, FRB borrowings, brokered deposits, internet certificates of deposit.  The Company’s ratio of wholesale funding to total assets was 11.11% as of December 31, 2011.

At December 31, 2011, the Bank had a significant amount of deposits in amounts greater than $100,000, including brokered deposits of $47.0 million, which have an average original term of 15 months.  Brokered deposits include certificates of deposit participated through the Certificate of Deposit Account Registry Service (CDARS) on behalf of local customers.  CDARS balances totaled $28.6 million as of December 31, 2011.  The balance and cost of brokered deposits are more susceptible to changes in the interest rate environment than other deposits.   Access to the brokered deposit market could be restricted if the Bank were to fall below the well capitalized level.  For additional information, please see the section below entitled “Deposits.”

The Bank has a line of credit with the FHLB equal to 20% of the Bank’s total assets, with an outstanding balance of $70.0 million at December 31, 2011.  At December 31, 2011, the carrying value of loans pledged as collateral totaled approximately $153.7 million.  As additional collateral, the Bank has pledged securities to the FHLB.  At

December 31, 2011, the market value of securities pledged to the FHLB totaled $13.2 million.  The remaining availability under the line of credit with the FHLB was $17.1 million at December 31, 2011.  The Bank had no borrowings from the FRB at December 31, 2011.  The FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB.  At December 31, 2011, the carrying value of loans pledged as collateral to the FRB totaled approximately $342.2 million.

The Bank also had the ability to borrow up to $47.5 million for the purchase of overnight federal funds from five correspondent financial institutions as of December 31, 2011.

The liquidity ratio for the Bank, which is defined as net cash, interest-bearing deposits with banks, federal funds sold and certain investment securities, as a percentage of net deposits and short-term liabilities was 32.19% at December 31, 2011, 25.87% at December 31, 2010 and 19.10% at December 31, 2009.  The minimum required liquidity ratio as defined in the Bank’s Asset/Liability and Interest Rate Risk Management Policy for on balance sheet liquidity is 10%.

As disclosed in the Company’s Consolidated Statements of Cash Flows included elsewhere herein, net cash provided by operating activities was approximately $22.4 million during 2011.  Net cash used in investing activities of $7.7 million consisted primarily of purchases of available for sale investments totaling $208.9 million, which were partially offset by maturities, calls and sales of available for sale investments, which totaled $165.0 million.  Net cash used by financing activities amounted to $9.4 million, primarily due to a $11.6 million net decrease in deposits, which was partially offset by an increase in securities sold under agreement to repurchase of $5.5 million.

Asset Liability and Interest Rate Risk Management.  The objective of the Company’s Asset Liability and Interest Rate Risk strategies is to identify and manage the sensitivity of net interest income to changing interest rates and to minimize the interest rate risk between interest-earning assets and interest-bearing liabilities at various maturities.  This is done in conjunction with the need to maintain adequate liquidity and the overall goal of maximizing net interest income. Table 5 presents an interest rate sensitivity analysis for the interest-earning assets and interest-bearing liabilities for the year ended December 31, 2011.

Table 5 - Interest Sensitivity Analysis

(Dollars in thousands)	Immediate	1-3 months	4-12 months	Total Within One Year	Over One Year & Non-sensitive	Total
Interest-earning assets:
Loans	$359,316	3,347	17,096	379,759	290,738	670,497
Mortgage loans held for sale	5,146	-	-	5,146	-	5,146
Investment securities available for sale	-	12,284	40,661	52,945	268,443	321,388
Interest-bearing deposit accounts	769	-	-	769	-	769
Certificates of deposit	-	-	-	-	-	-
Other interest-earning assets	-	-	-	-	6,331	6,331

Total interest-earning assets	365,231	15,631	57,757	438,619	565,512	1,004,131

Interest-bearing liabilities:
NOW, savings, and money market deposits	366,133	-	-	366,133	-	366,133
Time deposits	11,332	61,507	180,306	253,145	70,955	324,100
Other short term borrowings	-	-	-	-	-	-
FHLB borrowings	-	-	-	-	70,000	70,000
Securities sold under
agreement to repurchase	39,600	-	-	39,600	-	39,600
Trust preferred securities	-	20,619	-	20,619	-	20,619

Total interest-bearing liabilities	417,065	82,126	180,306	679,497	140,955	820,452

Interest-sensitive gap	$(51,834)	(66,495)	(122,549)	(240,878)	424,557	183,679

Cumulative interest-sensitive gap	$(51,834)	(118,329)	(240,878)	(240,878)	183,679

Interest-earning assets as a percentage of
interest-bearing liabilities	87.57%	19.03%	32.03%	64.55%	401.20%

         The Company manages its exposure to fluctuations in interest rates through policies established by the Asset/Liability Committee (“ALCO”) of the Bank.  The ALCO meets quarterly and has the responsibility for approving asset/liability management policies, formulating and implementing strategies to improve balance sheet positioning and/or earnings and reviewing the interest rate sensitivity of the Company.  ALCO tries to minimize interest rate risk between interest-earning assets and interest-bearing liabilities by attempting to minimize wide fluctuations in net interest income due to interest rate movements.  The ability to control these fluctuations has a direct impact on the profitability of the Company. Management monitors this activity on a regular basis through analysis of its portfolios to determine the difference between rate sensitive assets and rate sensitive liabilities.

The Company’s rate  sensitive assets are those  earning interest at  variable rates and  those with contractual maturities within one year.  Rate sensitive assets therefore include both loans and available-for-sale securities.  Rate sensitive liabilities include interest-bearing checking accounts, money market deposit accounts, savings accounts, time deposits and borrowed funds.  Rate sensitive assets at December 31, 2011 totaled $1.0 billion, exceeding rate sensitive liabilities of $820.5 million by $183.7 million.

Included in the rate sensitive assets are $372.4 million in variable rate loans indexed to prime rate subject to immediate repricing upon changes by the Federal Open Market Committee (“FOMC”).  The Bank utilizes interest rate floors on certain variable rate loans to protect against further downward movements in the prime rate.  At December 31, 2011, the Bank had $280.8 million in loans with interest rate floors.  The floors were in effect on $279.9 million of these loans pursuant to the terms of the promissory notes on these loans.   The weighted average rate on these loans is 1.11% higher than the indexed rate on the promissory notes without interest rate floors.

The Company has an overall interest rate risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility.  By using derivative instruments, the Company is exposed to credit and market risk.  If the counterparty fails to perform, credit risk is equal to the extent of the fair-value gain in the derivative.  The Company minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed periodically by the Company. The Company did not have any interest rate derivatives outstanding as of December 31, 2011.

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

All of the Company’s investment securities are held in the available for sale (“AFS”) category. At December 31, 2011, the market value of AFS securities totaled $321.4 million, compared to $272.4 million and $195.1 million at December 31, 2010 and 2009, respectively.  The increase in 2011 AFS securities reflects the investment of additional funds received from growth in deposits and a decrease in loans.  Table 6 presents the market value of the AFS securities held at December 31, 2011, 2010 and 2009.

Table 6 - Summary of Investment Portfolio

(Dollars in thousands)	2011	2010	2009

U.S. Government sponsored enterprises	$7,694	$42,640	41,142
State and political subdivisions	97,097	87,829	44,336
Mortgage-backed securities	213,693	139,361	107,526
Corporate bonds	543	-	-
Trust preferred securities	1,250	1,250	1,250
Equity securities	1,111	1,369	861
Total securities	$321,388	$272,449	195,115

The Company’s investment portfolio consists of U.S. Government sponsored enterprise securities, municipal securities, U.S. Government enterprise sponsored mortgage-backed securities, corporate bonds, trust preferred securities and equity securities.  AFS securities averaged $295.4 million in 2011, $219.8 million in 2010 and $161.1 million in 2009.  Table 7 presents the amortized cost of AFS securities held by the Company by maturity category at December 31, 2011.   Yield information does not give effect to changes in fair value that are reflected as a component of shareholders’

equity.  Yields are calculated on a tax equivalent basis.  Yields and interest income on tax-exempt investments have been adjusted to a tax equivalent basis using an effective tax rate 38.55% for securities that are both federal and state tax exempt and an effective tax rate of 6.90% for state tax exempt securities.

Table 7 - Maturity Distribution and Weighted Average Yield on Investments

			After One Year		After 5 Years
	One Year or Less		Through 5 Years		Through 10 Years		After 10 Years		Totals
(Dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Book value:
U.S. Government
sponsored enterprises	$-	-	3,706	4.03%	3,988	3.40%	-	-	7,694	3.71%
State and political subdivisions	4,690	3.80%	14,531	3.25%	65,677	3.46%	12,198	3.88%	97,097	3.61%
Mortgage-backed securities	48,254	2.59%	117,037	2.57%	25,197	2.86%	23,206	2.72%	213,693	2.63%
Corporate bonds	-	-	543	1.90%	-	-	-	-	543	1.90%
Trust preferred securities	-	-	-	-	1,000	4.36%	250	5.27%	1,250	4.91%
Equity securities	-	-	-	-	-	-	1,112	0.00%	1,112	0.00%
Total securities	$52,944	2.70%	135,817	2.68%	95,860	3.07%	36,765	2.95%	321,388	2.79%

           Loans.  The loan portfolio is the largest category of the Company’s earning assets and is comprised of commercial loans, real estate mortgage loans, real estate construction loans and consumer loans. The Bank grants loans and extensions of credit primarily within the Catawba Valley region of North Carolina, which encompasses Catawba, Alexander, Iredell and Lincoln counties and also in Mecklenburg, Union and Wake counties in North Carolina.

Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by real estate, which is dependent upon the real estate market.  Real estate mortgage loans include both commercial and residential mortgage loans.  At December 31, 2011, the Bank had $117.4 million in residential mortgage loans, $92.1 million in home equity loans and $277.0 million in commercial mortgage loans, which include $219.2 million using commercial property as collateral and $57.8 million using residential property as collateral.   Residential mortgage loans include $62.9 million made to customers in the Bank’s traditional banking offices and $54.5 million in mortgage loans originated in the Bank’s Latino banking operations.  All residential mortgage loans are originated as fully amortizing loans, with no negative amortization.

At December 31, 2011, the Bank had $93.8 million in construction and land development loans.  Table 8 presents a breakout of these loans.

Table 8 - Construction and Land Development Loans

(Dollars in thousands)	Number of Loans	Balance Outstanding	Non-accrual Balance
Land acquisition and development - commercial purposes	72	$20,932	$2,441
Land acquisition and development - residential purposes	330	61,920	10,816
1 to 4 family residential construction	26	7,971	-
Commercial construction	8	2,989	-
Total acquisition, development and construction	436	$93,812	$13,257

The mortgage loans originated in the traditional banking offices are generally 15 to 30 year fixed rate loans with attributes that  prevent the loans from being sellable in the secondary market.  These factors may include higher loan-to-value ratio, limited documentation on income, non-conforming appraisal or non-conforming property type;  these loans are generally made to existing Bank customers.  These loans have been originated throughout the Bank’s five county service area, with no geographic concentration.  At December 31, 2011, there were 23 mortgage loans originated in the traditional banking offices with an outstanding balance of $2.7 million that were 30 days or more past due and nine loans with an outstanding balance of $743,000 in non-accrual.

The mortgage loans originated in the Bank’s Latino operations from 2005 to 2009 were primarily adjustable rate mortgage loans that adjust annually after the end of the first five years of the loan.  The loans are tied to the one-year T-Bill index and, if they were to adjust at December 31, 2011, would have a reduction in the interest rate on the loan.  The underwriting on these loans includes both full income verification and no income verification, with loan-to-value ratios of up to 95% without private mortgage insurance.  A majority of these loans would be considered subprime loans, as they were underwritten using stated income rather than fully documented income verification.  No other loans in the Bank’s portfolio would be considered subprime.  The majority of these loans have been originated within the Charlotte, North Carolina metro area (Mecklenburg County).  At this time, Charlotte has experienced a decline in values within the residential real estate market.  At December 31, 2011, there were 163 loans with an outstanding balance of $17.0 million 30 days or more past due and 37 loans with an outstanding balance of $3.3 million in non-accrual.  Total losses on this portfolio, since the first loans were originated in 2004, have amounted to approximately $2.1 million through December 31, 2011.

As a recipient of CPP funds, the Bank will continue to work with delinquent borrowers in an attempt to mitigate foreclosure.  The funds have been used to absorb losses incurred when modifying loans or making concessions to borrowers in order to keep borrowers out of foreclosure.

The composition of the Bank’s loan portfolio is presented in Table 9.

Table 9 - Loan Portfolio

	2011		2010		2009		2008		2007
(Dollars in thousands)	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans
Real estate loans
Construction and land development	$93,812	13.99%	124,048	17.08%	169,680	21.81%	216,188	27.67%	209,645	29.02%
Single-family residential	267,051	39.83%	287,307	39.57%	281,686	36.20%	256,686	32.86%	229,651	31.80%
Commercial	214,415	31.98%	213,487	29.40%	224,975	28.92%	211,835	27.12%	180,184	24.95%
Multifamily and farmland	4,793	0.71%	6,456	0.89%	6,302	0.81%	6,232	0.80%	7,873	1.09%
Total real estate loans	580,071	86.51%	631,298	86.94%	682,643	87.74%	690,941	88.45%	627,353	86.86%

Commercial loans (not secured by real estate)	60,646	9.05%	60,994	8.40%	67,487	8.67%	76,842	9.82%	82,090	11.36%
Farm loans (not secured by real estate)	-	0.00%	-	0.00%	-	0.00%	81	0.01%	100	0.01%
Consumer loans (not secured by real estate)	10,490	1.56%	11,500	1.58%	12,943	1.66%	12,088	1.55%	11,531	1.60%
All other loans (not secured by real estate)	19,290	2.88%	22,368	3.08%	14,983	1.93%	1,236	0.16%	1,203	0.17%
Total loans	670,497	100.00%	726,160	100.00%	778,056	100.00%	781,188	100.00%	722,277	100.00%

Less: Allowance for loan losses	16,604		15,493		15,413		11,025		9,103

Net loans	$653,893		710,667		762,643		770,163		713,174

   As of December 31, 2011, gross  loans  outstanding  were  $670.5 million, a  decrease of $55.7 million  from  the  December 31, 2010 balance  of  $726.2 million.  This decrease was primarily due to a $51.2 million reduction in real estate loans.  Loans originated or renewed during the year ended December 31, 2011 were $84.4 million and were offset by paydowns, payoffs and charge-offs of existing loans.  Average loans represented 69% and 76% of total earning assets for the years ended December 31, 2011 and 2010, respectively.  The Bank had $5.1 million and $3.8 million in mortgage loans held for sale as of December 31, 2011 and 2010, respectively.

At December 31, 2011, troubled debt restructured (“TDR”) loans amounted to $44.1 million, including $15.1 million in performing TDR loans.  The terms of these loans have been renegotiated to provide a reduction in principal or interest as a result of the deteriorating financial position of the borrower.  At December 31, 2010, TDR loans amounted to $56.7 million, including $10.0 million in performing TDR loans.

Table 10 identifies the maturities of all loans as of December 31, 2011 and addresses the sensitivity of these loans to changes in interest rates.

Table 10 - Maturity and Repricing Data for Loans

(Dollars in thousands)	Within one year or less	After one year through five years	After five years	Total loans
Real estate loans
Construction and land development	$80,943	10,312	2,557	93,812
Single-family residential	132,590	68,101	66,359	267,050
Commercial	129,381	66,933	18,101	214,415
Multifamily and farmland	2,593	1,815	385	4,793
Total real estate loans	345,507	147,161	87,402	580,070

Commercial loans (not secured by real estate	52,032	7,928	688	60,648
Consumer loans (not secured by real estate	5,186	4,984	320	10,490
All other loans (not secured by real estate	12,332	5,182	1,775	19,289
Total loans	$415,057	165,255	90,185	670,497

Total fixed rate loans	$35,298	141,702	90,185	267,185
Total floating rate loans	379,759	23,553	-	403,312

Total loans	$415,057	165,255	90,185	670,497

In the normal course of business, there are various commitments outstanding to extend credit that are not reflected in the financial statements. At December 31, 2011, outstanding loan commitments totaled $131.6 million.  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  Additional information regarding commitments is provided below in the section entitled “Contractual Obligations” and in Note 10 to the Consolidated Financial Statements.

Allowance for Loan Losses.  The allowance for loan losses reflects management’s assessment and estimate of the risks associated with extending credit and its evaluation of the quality of the loan portfolio.  The Bank periodically analyzes the loan portfolio in an effort to review asset quality and to establish an allowance for loan losses that management believes will be adequate in light of anticipated risks and loan losses.  In assessing the adequacy of the allowance, size, quality and risk of loans in the portfolio are reviewed. Other factors considered are:

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

The allowance for loan losses is comprised of three components: specific reserves, general reserves and unallocated reserves.  After a loan has been identified as impaired, management measures impairment.  When the measure of the impaired loan is less than the recorded investment in the loan, the amount of the impairment is recorded as a specific reserve. These specific reserves are determined on an individual loan basis based on management’s current evaluation of the Bank’s loss exposure for each credit, given the appraised value of any underlying collateral. Loans for which specific reserves are provided are excluded from the general allowance calculations as described below.

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

Management considers the allowance for loan losses adequate to cover the estimated losses inherent in the Bank’s loan portfolio as of the date of the financial statements. Management believes it has established the allowance in accordance with GAAP and in consideration of the current economic environment. Although management uses the best information available to make evaluations, significant future additions to the allowance may be necessary based on changes in economic and other conditions, thus adversely affecting the operating results of the Company.

There were no significant changes in the estimation methods or fundamental assumptions used in the evaluation of the allowance for loan losses for the year ended December 31, 2011 as compared to the year ended December 31, 2010. Such revisions, estimates and assumptions are made in any period in which the supporting factors indicate that loss levels may vary from the previous estimates.

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

Net charge-offs for 2011 were $11.5 million.  The ratio of net charge-offs to average total loans was 1.65% in 2011, 2.16% in 2010 and 0.79% in 2009.  The Bank strives to proactively work with its customers to identify potential problems.  If found, the Bank works to quickly recognize identifiable losses and to establish a plan, with the borrower, if possible, to have the loans paid off.  This process increased the levels of charge-offs and provision for loan losses in 2010 and 2011.  Management expects the ratio of net charge-offs to average total loans to remain at a level above historical norms in 2012 due to the recessionary economic conditions and the continuing decline in real estate values and new home sales.   The allowance for loan losses was $16.6 million or 2.48% of total loans outstanding at December 31, 2011.  For December 31, 2010 and 2009, the allowance for loan losses amounted to $15.5 million or 2.13% of total loans outstanding and $15.4 million, or 1.98% of total loans outstanding, respectively.  The allowance for loan losses increased in 2011 even as the provision for loan losses decreased due to Management’s  concern that the  length and depth of the current economic downturn will continue to negatively impact borrowers.  Management believes the increase in the allowance for loan losses is appropriate given the current economic environment.

Table 11 presents the percentage of loans assigned to each risk grade along with the general reserve percentage applied to loans in each risk grade at December 31, 2011 and 2010.

Table 11 - Loan Risk Grade Analysis
	Percentage of Loans
	By Risk Grade
Risk Grade	2011	2010
Risk Grade 1 (Excellent Quality)	3.12%	3.36%
Risk Grade 2 (High Quality)	16.58%	16.60%
Risk Grade 3 (Good Quality)	49.30%	47.00%
Risk Grade 4 (Management Attention)	19.65%	21.36%
Risk Grade 5 (Watch)	4.76%	2.84%
Risk Grade 6 (Substandard)	6.21%	8.12%
Risk Grade 7 (Low Substandard)	0.00%	0.37%
Risk Grade 8 (Doubtful)	0.00%	0.07%
Risk Grade 9 (Loss)	0.00%	0.00%

Table 12 presents an analysis of the allowance for loan losses, including charge-off activity.

Table 12 - Analysis of Allowance for Loan Losses

(Dollars in thousands)	2011	2010	2009	2008	2007
Allowance for loan losses at beginning	$15,493	15,413	11,025	9,103	8,303

Loans charged off:
Commercial	313	1,730	697	249	414
Real estate - mortgage	4,197	4,194	3,384	1,506	471
Real estate - construction	7,164	10,224	1,754	644	252
Consumer	586	763	835	748	489

Total loans charged off	12,260	16,911	6,670	3,147	1,626

Recoveries of losses previously charged off:
Commercial	121	62	111	87	86
Real estate - mortgage	226	162	161	8	21
Real estate - construction	241	89	36	30	102
Consumer	151	240	215	150	179

Total recoveries	739	553	523	275	388

Net loans charged off	11,521	16,358	6,147	2,872	1,238

Provision for loan losses	12,632	16,438	10,535	4,794	2,038

Allowance for loan losses at end of year	$16,604	15,493	15,413	11,025	9,103

Loans charged off net of recoveries, as
a percent of average loans outstanding	1.65%	2.16%	0.79%	0.38%	0.19%

Allowance for loan losses as a percent
of total loans outstanding at end of year	2.48%	2.13%	1.98%	1.41%	1.26%

Non-performing Assets.  Non-performing assets totaled $32.1 million at December 31, 2011 or 3.01% of total assets, compared to $46.9 million at December 31, 2010, or 4.40% of total assets.  Non-accrual loans were $21.8 million at December 31, 2011 and $40.1 million at December 31, 2010.  As a percentage of total loans outstanding, non-accrual loans were 3.25% at December 31, 2011 compared to 5.52% at December 31, 2010.  Non-performing loans include $13.2 million in construction and land development loans, $10.7 million in commercial and residential mortgage loans and $554,000 in other loans at December 31, 2011, as compared to $23.1 million in construction and land development loans, $16.2 million in commercial and residential mortgage loans and $1.0 million in other loans as of December 31, 2010.  The Bank had loans 90 days past due and still accruing totaling $2.7 million and $210,000 as of December 31, 2011 and December 31, 2010, respectively.  Other real estate owned totaled $7.6 million as of December 31, 2011 as compared to $6.7 million at December 31, 2010. The Bank had no repossessed assets as of December 31, 2011 and December 31, 2010.

At December 31, 2011, the Bank had non-performing loans, defined as non-accrual and accruing loans past due more than 90 days, of $24.5 million or 3.65% of total loans.  Non-performing loans at December 31, 2010 were $40.3 million, or 5.55% of total loans.

Management continually monitors the loan portfolio to ensure that all loans potentially having a material adverse impact on future operating results, liquidity or capital resources have been classified as non-performing.  Should economic conditions deteriorate, the inability of distressed customers to service their existing debt could cause higher levels of non-performing loans.  Management anticipates continued weakness in the housing market, which combined with the current economic conditions could result in higher levels of non-performing loans in 2012.

It is the general policy of the Bank to stop accruing interest income when a loan is placed on non-accrual status and any interest previously accrued but not collected is reversed against current income.  Generally a loan is placed on non-accrual status when it is over 90 days past due and there is reasonable doubt that all principal will be collected.

A summary of non-performing assets at December 31 for each of the years presented is shown in Table 13.

Table 13 - Non-performing Assets

(Dollars in thousands)	2011	2010	2009	2008	2007
Non-accrual loans	$21,785	40,062	22,789	11,815	7,987
Loans 90 days or more past due and still accruing	2,709	210	1,977	514	-
Total non-performing loans	24,494	40,272	24,766	12,329	7,987
All other real estate owned	7,576	6,673	3,997	1,867	483
Total non-performing assets	$32,070	46,945	28,763	14,196	8,470

As a percent of total loans at year end
Non-accrual loans	3.25%	5.52%	2.93%	1.51%	1.11%
Loans 90 days or more past due and still accruing	0.40%	0.03%	0.25%	0.07%	0.00%
Total non-performing assets	4.78%	6.46%	3.70%	1.82%	1.17%

Total non-performing assets
as a percent of total assets at year end	3.01%	4.40%	2.74%	1.47%	0.93%

Total non-performing loans
as a percent of total loans at year-end	3.65%	5.55%	3.18%	1.58%	1.11%

                Deposits.  The Company primarily uses deposits to fund its loan and investment portfolios. The Company offers a variety of deposit accounts to individuals and businesses. Deposit accounts include checking, savings, money market and time deposits. As of December 31, 2011, total deposits were $827.1 million, compared to $838.7 million at December 31, 2010.  Core deposits, which include demand deposits, savings accounts and non-brokered certificates of deposits of denominations less than $100,000, amounted to $633.0 million at December 31, 2011, compared to $592.7 million at December 31, 2010.

Time deposits in  amounts of $100,000 or  more  totaled $193.0 million and $241.4 million  at December 31, 2011 and 2010, respectively.  At December 31, 2011,  brokered  deposits amounted to $47.0 million as compared to $87.4 million at December 31, 2010.  CDARS balances included in brokered deposits amounted to $28.6 million and $53.0 million as of December 31, 2011 and 2010, respectively.  Brokered deposits are generally considered to be more susceptible to withdrawal as a result of interest rate changes and to be a less stable source of funds, as compared to deposits from the local market.  Brokered deposits outstanding as of December 31, 2011 have a weighted average rate of 0.99% with a weighted average original term of 15 months.

Table 14 is a summary of the maturity distribution of time deposits in amounts of $100,000 or more as of December 31, 2011.

Table 14 - Maturities of Time Deposits over $100,000

(Dollars in thousands)	2011
Three months or less	$39,416
Over three months through six months	40,266
Over six months through twelve months	73,565
Over twelve months	39,798
Total	$193,045

Borrowed Funds. The Company has access to various short-term borrowings, including the purchase of federal funds and borrowing arrangements from the FHLB and other financial institutions.  At December 31, 2011 and 2010, FHLB borrowings totaled $70.0 million compared to $77.0 million at December 31, 2009. Average FHLB borrowings for 2011 were $70.0 million, compared to average balances of $72.0 million for 2010 and $77.3 million for 2009. The maximum amount of outstanding FHLB borrowings was $75.0 million in 2011, $77.0 million in 2010 and $87.9 million in 2009. The FHLB borrowings outstanding at December 31, 2011 had interest rates ranging from 2.23% to 4.45%.  At December 31, 2011, all of the Bank’s FHLB borrowings had maturities exceeding one year.  The FHLB has the option to convert $15.0 million of the total advances to a floating rate and, if converted, the Bank may repay advances without a prepayment fee.  Additional information regarding FHLB borrowings is provided in Note 6 to the Consolidated Financial Statements.

The Bank had no borrowings from the FRB at December 31, 2011 and 2010.  FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB.  At December 31, 2011, the carrying value of loans pledged as collateral totaled approximately $342.2 million.

Demand  notes  payable to the U.S. Treasury,  which represent  treasury  tax and  loan  payments  received from  customers, amounted  to  $636,000 at  December 31, 2010.   The Company did not have any demand notes payable to the U.S. Treasury outstanding at December 31, 2011.

Securities sold under agreements to repurchase amounted to $39.6 million and $34.1 million as of December 31, 2011 and 2010, respectively.

Junior Subordinated Debentures (related to Trust Preferred Securities).  In June 2006, the Company formed a wholly owned Delaware statutory trust, PEBK Capital Trust II (“PEBK Trust II”), which issued $20.0 million of guaranteed preferred beneficial interests in the Company’s junior subordinated deferrable interest debentures.  All of the common securities of PEBK Trust II are owned by the Company.  The proceeds from the issuance of the common securities and the trust preferred securities were used by PEBK Trust II to purchase $20.6 million of junior subordinated debentures of the Company, which pay a floating rate equal to three-month LIBOR plus 163 basis points.  The proceeds received by the Company from the sale of the junior subordinated debentures were used to repay in December 2006 the trust preferred securities issued in December 2001 by PEBK Capital Trust, a wholly owned Delaware statutory trust of the Company, and for general purposes.  The debentures represent the sole asset of PEBK Trust II.  PEBK Trust II is not included in the Consolidated Financial Statements.

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

These trust preferred securities are mandatorily redeemable upon maturity of the debentures on June 28, 2036, or upon earlier redemption as provided in the indenture.  The Company had the right to redeem the debentures purchased by PEBK Trust II, in whole or in part, on or after June 28, 2011.  As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount and any accrued but unpaid interest.

Contractual Obligations and Off-Balance Sheet Arrangements.  The Company’s contractual obligations and other commitments as of December 31, 2011 are summarized in Table 15 below.  The Company’s contractual obligations include the repayment of principal and interest related to FHLB advances and junior subordinated debentures, as well as certain payments under current lease agreements.  Other commitments include commitments to extend credit.  Because not all of these commitments to extend credit will be drawn upon, the actual cash requirements are likely to be significantly less than the amounts reported for other commitments below.

Table 15 - Contractual Obligations and Other Commitments

(Dollars in thousands)	Within One Year	One to Three Years	Three to Five Years	Five Years or More	Total
Contractual Cash Obligations
Long-term borrowings	$-	5,000	15,000	50,000	70,000
Junior subordinated debentures	-	-	-	20,619	20,619
Operating lease obligations	507	892	816	2,111	4,326
Total	$507	5,892	15,816	72,730	94,945

Other Commitments
Commitments to extend credit	$36,744	2,544	1,430	90,847	131,565
Standby letters of credit
and financial guarantees written	3,288	-	-	-	3,288
Total	$40,032	2,544	1,430	90,847	134,853

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

Capital Resources.  Shareholders’ equity at December 31, 2011 was $103.0 million compared to $96.9 million at December 31, 2010 and $99.2 million at December 31, 2009.  Unrealized gains and losses, net of taxes, at December 31, 2011, 2010 and 2009 amounted to gains of $3.1 million, $387,000 and $2.9 million, respectively.  Average shareholders’ equity as a percentage of total average assets is one measure used to determine capital strength.   Average shareholders’ equity as a percentage of total average assets was 9.55%, 9.42% and 9.95% for 2011, 2010 and 2009.   The return on average shareholders’ equity was 5.03% at December 31, 2011 as compared to 1.81% and 2.88% as of December 31, 2010 and December 31, 2009, respectively.  Total cash dividends paid on common stock amounted to $443,000 during 2011 and 2010.  Cash dividends totaling $1.4 million were paid on common stock during 2009.  The Company paid dividends totaling $1.3 million, $1.3 million and $1.1 million on preferred stock during 2011, 2010 and 2009, respectively.

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

On December 23, 2008, the Company entered into a Purchase Agreement  with the UST pursuant to the CPP under TARP.  Under the Purchase Agreement, the Company agreed to issue and sell 25,054 shares of Series A preferred stock and a warrant to purchase 357,234 shares of the Company's common stock.  Proceeds from this issuance of preferred shares were allocated between preferred stock and the warrant based on their relative fair values at the time of the sale.  Of the $25.1 million in proceeds, $24.4 million was allocated to the Series A preferred stock and $704,000 was allocated to the common stock warrant.  The discount recorded on the Series A preferred stock that resulted from allocating a portion of the proceeds to the warrant is being accreted directly to retained earnings over a five-year period applying a level yield.  As of December 31, 2011, the Company has accreted a total of $408,000 of the discount related to the Series A preferred stock.  The Company paid dividends of $1.3 million on the Series A preferred stock during 2011 and cumulative undeclared dividends at December 31, 2011 were $157,000.

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

Under regulatory capital guidelines, financial institutions are currently required to maintain a total risk-based capital ratio of 8.0% or greater, with a Tier 1 risk-based capital ratio of 4.0% or greater.  Tier 1 capital is generally defined as shareholders’ equity and trust preferred securities less all intangible assets and goodwill.  Tier 1 capital at December 31, 2011, 2010 and 2009 includes $20.0 million in trust preferred securities. The Company’s Tier 1 capital ratio was 16.01%, 14.24% and 13.74% at December 31, 2011, 2010 and 2009, respectively.  Total risk-based capital is defined as Tier 1 capital plus supplementary capital.  Supplementary capital, or Tier 2 capital, consists of the Company’s allowance for loan losses, not exceeding 1.25% of the Company’s risk-weighted assets. Total risk-based capital ratio is therefore defined as the ratio of total capital (Tier 1 capital and Tier 2 capital) to risk-weighted assets.  The Company’s total risk-based capital ratio was 17.38%, 15.51% and 15.00% at December 31, 2011, 2010 and 2009, respectively.  In addition to the Tier 1 and total risk-based capital requirements, financial institutions are also required to maintain a leverage ratio of Tier 1 capital to total average assets of 4.0% or greater.  The Company’s Tier 1 leverage capital ratio was 11.06%, 10.70% and 11.42% at December 31, 2011, 2010 and 2009, respectively.

The Bank’s Tier 1 risk-based capital ratio was 13.76%, 11.87% and 11.22% at December 31, 2011, 2010 and 2009, respectively.  The total risk-based capital ratio for the Bank was 15.04%, 13.15% and 12.48% at December 31, 2011, 2010 and 2009, respectively.   The Bank’s Tier 1 leverage capital ratio was 9.44%, 8.91% and 9.33% at December 31, 2011, 2010 and 2009 respectively.

A bank is considered to be "well capitalized" if it has a total risk-based capital ratio of 10.0 % or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, and has a leverage ratio of 5.0% or greater.  Based upon these guidelines, the Bank was considered to be ”well capitalized” at December 31, 2011, 2010 and 2009.

The Company’s key equity ratios as of December 31, 2011, 2010 and 2009 are presented in Table 16.

Table 16 - Equity Ratios

	2011	2010	2009
Return on average assets	0.48%	0.17%	0.29%
Return on average equity	5.03%	1.81%	2.88%
Dividend payout ratio *	11.78%	100.11%	86.22%
Average equity to average assets	9.55%	9.42%	9.95%

* As a percentage of net earnings available to common shareholders.

Quarterly Financial Data.  The Company’s consolidated quarterly operating results for the years ended December 31, 2011 and 2010 are presented in Table 17.

Table 17 - Quarterly Financial Data

	2011				2010
(Dollars in thousands, except per share amounts)	First	Second	Third	Fourth	First	Second	Third	Fourth
Total interest income	$11,558	11,422	11,291	10,988	$11,930	11,879	11,995	11,876
Total interest expense	3,044	2,809	2,673	2,420	3,825	3,682	3,516	3,325
Net interest income	8,514	8,613	8,618	8,568	8,105	8,197	8,479	8,551

Provision for loan losses	2,950	3,368	3,378	2,936	2,382	3,179	4,656	6,221
Other income	3,602	2,736	3,722	4,453	2,610	3,130	3,857	4,287
Other expense	7,400	7,408	7,164	7,600	7,189	7,057	7,182	7,520
Income (loss) before income taxes	1,766	573	1,798	2,485	1,144	1,091	498	(903)

Income taxes	405	(56)	406	708	269	227	(42)	(465)
Net earnings (loss)	1,361	629	1,392	1,777	875	864	540	(438)

Dividends and accretion of preferred stock	348	348	348	349	348	349	348	349
Net earnings (loss) available
to common shareholders	$1,013	281	1,044	1,428	$527	515	192	(787)

Basic earnings (loss) per common share	$0.18	0.05	0.19	0.26	$0.10	0.09	0.03	(0.14)
Diluted earnings (loss) per common share	$0.18	0.05	0.19	0.26	$0.10	0.09	0.03	(0.14)

QUANTATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk reflects the risk of economic loss resulting from adverse changes in market prices and interest rates.  This risk of loss can be reflected in either diminished current market values or reduced potential net interest income in future periods.

The Company’s market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. The structure of the Company’s loan and deposit portfolios is such that a significant decline (increase) in interest rates may adversely (positively) impact net market values and interest income. Management seeks to manage the risk through the utilization of its investment securities and off-balance sheet derivative instruments. During the years ended December 31, 2011, 2010 and 2009, the Company used interest rate contracts to manage market risk as discussed above in the section entitled “Asset Liability and Interest Rate Risk Management.”

Table 18 presents in tabular form the contractual balances and the estimated fair value of the Company’s on-balance sheet financial instruments at their expected maturity dates for the period ended December 31, 2011. The expected maturity categories take into consideration historical prepayment experience as well as management’s expectations based on the interest rate environment at December 31, 2011.  For core deposits without contractual maturity (i.e. interest bearing checking, savings, and money market accounts), the table presents principal cash flows based on management’s judgment concerning their most likely runoff or repricing behaviors.

Table 18 - Market Risk Table

(Dollars in thousands)	Principal/Notional Amount Maturing in Year Ended December 31,
Loans Receivable	2012	2013	2014	2015 & 2016	Thereafter	Total	Fair Value
Fixed rate	$69,244	35,092	42,376	53,602	68,855	269,169	263,915
Average interest rate	5.66%	6.20%	5.69%	5.85%	6.15%
Variable rate	$103,864	60,908	54,712	61,827	125,163	406,474	406,474
Average interest rate	4.75%	4.70%	4.71%	4.89%	4.63%
						675,643	670,389
Investment Securities
Interest bearing cash	$6,704	-	-	-	-	6,704	6,704
Average interest rate	0.22%	-	-	-	-
Federal funds sold	$-	-	-	-	-	-	-
Average interest rate	-	-	-	-	-
Securities available for sale	$35,212	32,852	28,645	40,954	183,726	321,388	321,388
Average interest rate	4.25%	5.20%	4.94%	4.87%	4.91%
Nonmarketable equity securities	$-	-	-	-	5,712	5,712	5,712
Average interest rate	-	-	-	-	0.88%

Debt Obligations
Deposits	$252,857	39,348	14,134	17,761	503,011	827,111	826,810
Average interest rate	1.19%	1.69%	1.90%	1.93%	0.31%
Advances from FHLB	$-	-	5,000	15,000	50,000	70,000	75,046
Average interest rate	-	-	2.23%	3.88%	3.93%
Securities sold under agreement to repurchase	$39,600					39,600	39,600
Average interest rate	0.39%
Junior subordinated debentures	$-	-	-	-	20,619	20,619	20,619
Average interest rate	-	-	-	-	2.02%

Table 19 presents the simulated impact to net interest income under varying interest rate scenarios and the theoretical impact of rate changes over a twelve-month period referred to as “rate ramps.”  The table shows the estimated theoretical impact on the Company’s tax equivalent net interest income from hypothetical rate changes of plus and minus 1%, 2% and 3% as compared to the estimated theoretical impact of rates remaining unchanged.  The table also shows the simulated impact to market value of equity under varying interest rate scenarios and the theoretical impact of immediate and sustained rate changes referred to as “rate shocks” of plus and minus 1%, 2% and 3% as compared to the theoretical impact of rates remaining unchanged.  The prospective effects of the hypothetical interest rate changes are based upon various assumptions, including relative and estimated levels of key interest rates.  This type of modeling has limited usefulness because it does not allow for the strategies management would utilize in response to sudden and sustained rate changes.  Also, management does not believe that rate changes of the magnitude presented are likely in the forecast period presented.

Table 19 - Interest Rate Risk

(Dollars in thousands)
	Estimated Resulting Theoretical Net Interest Income
Hypothetical rate change (ramp over 12 months)	Amount	% Change
+3%	$32,672	-4.43%
+2%	$32,803	-4.04%
+1%	$33,111	-3.14%
0%	$34,185	0.00%
-1%	$33,845	-0.99%
-2%	$32,951	-3.61%
-3%	$32,365	-5.32%

	Estimated Resulting Theoretical Market Value of Equity
Hypothetical rate change (immediate shock)	Amount	% Change
+3%	$86,725	-14.89%
+2%	$93,761	-7.98%
+1%	$98,847	-2.99%
0%	$101,896	0.00%
-1%	$94,968	-6.80%
-2%	$88,939	-12.72%
-3%	$84,431	-17.14%

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES
Consolidated Financial Statements
December 31, 2011, 2010 and 2009

INDEX
PAGE(S)

Report of Independent Registered Public Accounting Firm on the Consolidated Financial Statements	A-29

Financial Statements
Consolidated Balance Sheets at December 31, 2011 and 2010	A-30

Consolidated Statements of Earnings for the years ended December 31, 2011, 2010 and 2009	A-31

Consolidated Statements of Changes in Shareholders' Equity for the years ended December 31, 2011, 2010 and 2009	A-32

Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2011, 2010 and 2009	A-33

Consolidated Statements of Cash Flows for the years ended December 31, 2011, 2010 and 2009	A-34 - A-35

Notes to Consolidated Financial Statements	A-36 - A-63

Porter Keadle Moore
CPAs	Advisors	www.pkm.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Peoples Bancorp of North Carolina, Inc.
Newton, North Carolina

We have audited the accompanying consolidated balance sheets of Peoples Bancorp of North Carolina, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of earnings, changes in shareholders’ equity, comprehensive income (loss) and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Bancorp of North Carolina, Inc. and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ Porter Keadle Moore, LLC

Atlanta, Georgia
March 27, 2012

235 Peachtree Street NE	Suite 1800	Atlanta, Georgia 30303	Phone 404-588-4200	Fax 404-588-4222

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2011 and 2010

(Dollars in thousands)
Assets	2011	2010

Cash and due from banks, including reserve requirements	$22,532	22,521
of $8,492 and $8,698
Interest bearing deposits	6,704	1,456
Cash and cash equivalents	29,236	23,977

Certificates of deposit	-	735

Investment securities available for sale	321,388	272,449
Other investments	5,712	5,761
Total securities	327,100	278,210

Mortgage loans held for sale	5,146	3,814

Loans	670,497	726,160
Less allowance for loan losses	(16,604)	(15,493)
Net loans	653,893	710,667

Premises and equipment, net	16,896	17,334
Cash surrender value of life insurance	12,835	7,539
Other real estate	7,576	6,673
Accrued interest receivable and other assets	14,381	18,703
Total assets	$1,067,063	1,067,652

Liabilities and Shareholders' Equity

Deposits:
Non-interest bearing demand	$136,878	114,792
NOW, MMDA & savings	366,133	332,511
Time, $100,000 or more	193,045	241,366
Other time	131,055	150,043
Total deposits	827,111	838,712

Demand notes payable to U.S. Treasury	-	1,600
Securities sold under agreements to repurchase	39,600	34,094
FHLB borrowings	70,000	70,000
Junior subordinated debentures	20,619	20,619
Accrued interest payable and other liabilities	6,706	5,769
Total liabilities	964,036	970,794

Commitments

Shareholders' equity:

Series A preferred stock, $1,000 stated value; authorized
5,000,000 shares; issued and outstanding
25,054 shares in 2011 and 2010	24,758	24,617
Common stock, no par value; authorized
20,000,000 shares; issued and outstanding
5,544,160 shares in 2011 and 5,541,413 shares in 2010	48,298	48,281
Retained earnings	26,895	23,573
Accumulated other comprehensive income	3,076	387
Total shareholders' equity	103,027	96,858

Total liabilities and shareholders' equity	$1,067,063	1,067,652

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

For the Years Ended December 31, 2011, 2010 and 2009

(Dollars in thousands, except per share amounts)

	2011	2010	2009

Interest income:
Interest and fees on loans	$36,407	40,267	43,211
Interest on investment securities:
U.S. Government sponsored enterprises	5,414	5,035	5,461
States and political subdivisions	3,180	2,173	1,242
Other	258	205	123
Total interest income	45,259	47,680	50,037

Interest expense:
NOW, MMDA & savings deposits	2,263	3,472	2,965
Time deposits	5,035	6,786	9,687
FHLB borrowings	2,956	3,285	3,577
Junior subordinated debentures	407	411	546
Other	285	394	412
Total interest expense	10,946	14,348	17,187

Net interest income	34,313	33,332	32,850

Provision for loan losses	12,632	16,438	10,535

Net interest income after provision for loan losses	21,681	16,894	22,315

Non-interest income:
Service charges	5,106	5,626	5,573
Other service charges and fees	2,090	2,195	2,058
Other than temporary impairment losses	(144)	(291)	(723)
Gain on sale of securities	4,406	3,348	1,795
Mortgage banking income	757	532	827
Insurance and brokerage commissions	471	390	414
Loss on sale and write-down of
other real estate	(1,322)	(704)	(501)
Miscellaneous	3,149	2,788	2,380
Total non-interest income	14,513	13,884	11,823

Non-interest expense:
Salaries and employee benefits	14,766	14,124	14,758
Occupancy	5,339	5,436	5,409
Other	9,467	9,388	9,716
Total non-interest expense	29,572	28,948	29,883

Earnings before income taxes	6,622	1,830	4,255

Income tax expense (benefit)	1,463	(11)	1,339

Net earnings	5,159	1,841	2,916

Dividends and accretion of preferred stock	1,393	1,394	1,246

Net earnings available to common shareholders	$3,766	447	1,670

Basic net earnings per common share	$0.68	0.08	0.30
Diluted net earnings per common share	$0.68	0.08	0.30
Cash dividends declared per common share	$0.08	0.08	0.26

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders' Equity

For the Years Ended December 31, 2011, 2010 and 2009

(Dollars in thousands)
						Accumulated
						Other
	Stock Shares		Stock Amount		Retained	Comprehensive
	Preferred	Common	Preferred	Common	Earnings	Income	Total
Balance, December 31, 2008	25,054	5,539,056	$24,350	48,269	22,985	5,524	101,128

Adjustment to the
cumulative effect of
adoption of EITF 06-4	-	-	-	-	358	-	358
Accretion of Series A
preferred stock	-	-	126	-	(126)	-	-
Cash dividends declared on
Series A preferred stock	-	-	-	-	(1,120)	-	(1,120)
Cash dividends declared on
common stock	-	-	-	-	(1,440)	-	(1,440)
Net earnings	-	-	-	-	2,916	-	2,916
Change in accumulated other
comprehensive income,
net of tax	-	-	-	-	-	(2,619)	(2,619)
Balance, December 31, 2009	25,054	5,539,056	$24,476	48,269	23,573	2,905	99,223

Accretion of Series A
preferred stock	-	-	141	-	(141)	-	-
Cash dividends declared on
Series A preferred stock	-	-	-	-	(1,253)	-	(1,253)
Cash dividends declared on
common stock	-	-	-	-	(447)	-	(447)
Restricted stock payout	-	2,357	-	12	-	-	12
Net earnings	-	-	-	-	1,841	-	1,841
Change in accumulated other
comprehensive income,
net of tax	-	-	-	-	-	(2,518)	(2,518)
Balance, December 31, 2010	25,054	5,541,413	$24,617	48,281	23,573	387	96,858

Accretion of Series A
preferred stock	-	-	141	-	(141)	-	-
Cash dividends declared on
Series A preferred stock	-	-	-	-	(1,253)	-	(1,253)
Cash dividends declared on
common stock	-	-	-	-	(443)	-	(443)
Restricted stock payout	-	2,747	-	17	-	-	17
Net earnings	-	-	-	-	5,159	-	5,159
Change in accumulated other
comprehensive income,
net of tax	-	-	-	-	-	2,689	2,689
Balance, December 31, 2011	25,054	5,544,160	$24,758	48,298	26,895	3,076	103,027

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

For the Years Ended December 31, 2011, 2010 and 2009

(Dollars in thousands)

	2011	2010	2009

Net earnings	$5,159	1,841	2,916

Other comprehensive income (loss):
Unrealized holding gains on securities
available for sale	9,316	46	214
Reclassification adjustment for other than temporary
impairment losses included in net earnings	144	291	723
Reclassification adjustment for gains on sales
and write-downs of securities available for sale
included in net earnings	(4,406)	(3,348)	(1,795)
Unrealized holding losses on derivative
financial instruments qualifying as cash flow
hedges	(648)	(1,114)	(2,726)
Reclassification adjustment for gains on
derivative financial instruments qualifying as
cash flow hedges included in net earnings	-	-	(1)

Total other comprehensive income (loss),
before income taxes	4,406	(4,125)	(3,585)

Income tax expense (benefit) related to other
comprehensive income (loss):

Unrealized holding gains on securities
available for sale	3,629	18	83
Reclassification adjustment for gains on sales
and write-downs of securities available for sale
included in net earnings	(1,660)	(1,191)	(417)
Unrealized holding losses on derivative
financial instruments qualifying as cash flow
hedges	(252)	(434)	(632)

Total income tax expense (benefit) related to
other comprehensive income	1,717	(1,607)	(966)

Total other comprehensive income (loss),
net of tax	2,689	(2,518)	(2,619)

Total comprehensive income (loss)	$7,848	(677)	297

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2011, 2010 and 2009

(Dollars in thousands)

	2011	2010	2009

Cash flows from operating activities:
Net earnings	$5,159	1,841	2,916
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation, amortization and accretion	6,226	4,971	2,931
Provision for loan losses	12,632	16,438	10,535
Deferred income taxes	(678)	(523)	(1,720)
Gain on sale of investment securities	(4,406)	(3,348)	(1,795)
Write-down of investment securities	144	291	723
Gain on ineffective portion of derivative financial instruments	-	-	(1)
Loss/(Gain) on sale of other real estate and repossessions	272	(191)	24
Write-down of other real estate	1,050	895	477
Restricted stock expense	7	10	4
Change in:
Mortgage loans held for sale	(1,332)	(974)	(2,840)
Cash surrender value of life insurance	(296)	(257)	(263)
Other assets	2,644	(2,316)	(6,581)
Other liabilities	930	961	300

Net cash provided by operating activities	22,352	17,798	4,710

Cash flows from investing activities:
Net change in certificates of deposit	735	2,610	(3,345)
Purchases of investment securities available for sale	(208,863)	(232,915)	(141,770)
Proceeds from calls, maturities and paydowns of investment securities
available for sale	54,041	86,935	40,629
Proceeds from sales of investment securities available for sale	110,978	65,774	30,743
Purchases of other investments	(215)	-	(1,426)
Proceeds from sale of other investments	290	585	809
Net change in loans	38,561	28,703	(7,916)
Purchases of premises and equipment	(1,601)	(1,441)	(1,614)
Purchases of bank owned life insurance	(5,000)	-	-
Proceeds from sale of premises and equipment	-	-	24
Proceeds from sale of other real estate and repossessions	3,355	5,725	3,435

Net cash used by investing activities	(7,719)	(44,024)	(80,431)

Cash flows from financing activities:
Net change in deposits	(11,601)	29,369	88,281
Net change in demand notes payable to U.S. Treasury	(1,600)	964	(964)
Net change in securities sold under agreement to repurchase	5,506	(2,782)	(625)
Proceeds from FHLB borrowings	40,000	-	24,100
Repayments of FHLB borrowings	(40,000)	(7,000)	(24,100)
Proceeds from FRB borrowings	1	-	45,000
Repayments of FRB borrowings	(1)	-	(50,000)
Restricted stock payout	17	12	-
Cash dividends paid on Series A preferred stock	(1,253)	(1,253)	(1,120)
Cash dividends paid on common stock	(443)	(447)	(1,440)

Net cash (used) provided by financing activities	(9,374)	18,863	79,132

Net change in cash and cash equivalent	5,259	(7,363)	3,411

Cash and cash equivalents at beginning of period	23,977	31,340	27,929

Cash and cash equivalents at end of period	$29,236	23,977	31,340

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows, continued

For the Years ended December 31, 2011, 2010 and 2009

(Dollars in thousands)

	2011	2010	2009

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$10,900	14,419	17,541
Income taxes	$283	1,700	2,230

Noncash investing and financing activities:
Change in unrealized gain on investment securities
available for sale, net	$(3,087)	1,838	(524)
Change in unrealized gain on derivative financial
instruments, net	$398	680	(2,095)
Transfer of loans to other real estate and repossessions	$10,787	9,105	6,067
Financed portion of sale of other real estate	$5,208	2,270	1,166
Accretion of Series A preferred stock	$141	141	126
Cumulative effect and resulting adjustment of
adoption of EITF 06-4	$-	-	(358)

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

Peoples Investment Services, Inc. is a wholly-owned subsidiary of the Bank and began operations in 1996 to provide investment and trust services through agreements with an outside party.

Real Estate Advisory Services, Inc. (“REAS”) is a wholly-owned subsidiary of the Bank and began operations in 1997 to provide real estate appraisal and property management services to individuals and commercial customers of the Bank.

Community Bank Real Estate Solutions, LLC is a wholly-owned subsidiary of Bancorp and began operations in 2009 as a “clearing house” for appraisal services for community banks.  Other banks are able to contract with Community Bank Real Estate Solutions, LLC to find and engage appropriate appraisal companies in the area where the property is located.

Principles of Consolidation
The consolidated financial statements include the financial statements of Bancorp and its wholly-owned subsidiaries, the Bank and Community Bank Real Estate Solutions, LLC, along with the Bank’s wholly-owned subsidiaries, Peoples Investment Services, Inc. and REAS (collectively called the “Company”).  All significant intercompany balances and transactions have been eliminated in consolidation.

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

Cash and Cash Equivalents
Cash and due from banks and interest bearing deposits are considered cash and cash equivalents for cash flow reporting purposes.

Investment Securities
There are three classifications the Company is able to use to for its investment securities: trading, available for sale, or held to maturity. Trading securities are bought and held principally for sale in the near term. Held to maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All other securities not included in trading or held to maturity are classified as available for sale. At December 31, 2011 and 2010, the Company classified all of its investment securities as available for sale.

Available for sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and are reported as a separate component of shareholders’ equity until realized.

Management evaluates investment securities for other-than-temporary impairment on an annual basis.  A decline in the market value of any investment below cost that is deemed other-than-temporary is charged to earnings for the decline in value deemed to be credit related and a new cost basis in the security is established .  The decline in value attributed to non-credit related factors is recognized in comprehensive income.

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

Accrual of interest is discontinued on a loan when management believes, after considering economic conditions and collection efforts, that the borrower’s financial condition is such that collection of interest is doubtful. Interest previously accrued but not collected is reversed against current period earnings.

Allowance for Loan Losses
The allowance for loan losses reflects management’s assessment and estimate of the risks associated with extending credit and its evaluation of the quality of the loan portfolio.  The Bank periodically analyzes the loan portfolio in an effort to review asset quality and to establish an allowance for loan losses that management believes will be adequate in light of anticipated risks and loan losses.  In assessing the adequacy of the allowance, size, quality and risk of loans in the portfolio are reviewed. Other factors considered are:

•	the Bank’s loan loss experience;
•	the amount of past due and non-performing loans;
•	specific known risks;
•	the status and amount of other past due and non-performing assets;
•	underlying estimated values of collateral securing loans;
•	current and anticipated economic conditions; and
•	other factors which management believes affect the allowance for potential credit losses.

The allowance for loan losses is comprised of three components: specific reserves, general reserves and unallocated reserves.  After a loan has been identified as impaired, management measures impairment.  When the measure of the impaired loan is less than the recorded investment in the loan, the amount of the impairment is recorded as a specific reserve. These specific reserves are determined on an individual loan basis based on management’s current evaluation of the Bank’s loss exposure for each credit, given the appraised value of any underlying collateral.  Loans for which specific reserves are provided are excluded from the general allowance calculations as described below.

The general allowance reflects reserves established under GAAP for collective loan impairment.  These reserves are based upon historical net charge-offs using the last two years’ experience.  This charge-off experience may be adjusted to reflect the effects of current conditions.  The Bank considers information derived from its loan risk ratings and external data related to industry and general economic trends in establishing reserves.

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

Management considers the allowance for loan losses adequate to cover the estimated losses inherent in the Bank’s loan portfolio as of the date of the financial statements. Management believes it has established the allowance in accordance with GAAP and in consideration of the current economic environment. Although management uses the best information available to make evaluations, significant future additions to the allowance may be necessary based on changes in economic and other conditions, thus adversely affecting the operating results of the Company.

There were no significant changes in the estimation methods or fundamental assumptions used in the evaluation of the allowance for loan losses for the year ended December 31, 2011 as compared to the year ended December 31, 2010.   Such revisions, estimates and assumptions are made in any period in which the supporting factors indicate that loss levels may vary from the previous estimates.

Additionally, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowances for loan losses. Such agencies may require adjustments to the allowances based on their judgments of information available to them at the time of their examinations.  Also, an independent loan review process further assists with evaluating credit quality and assessing potential performance issues.

Mortgage Banking Activities
Mortgage banking income represents net gains from the sale of mortgage loans and fees received from borrowers and loan investors related to the Bank's origination of single-family residential mortgage loans.

Mortgage servicing rights (“MSRs”) represent the unamortized cost of purchased and originated contractual rights to service mortgages for others in exchange for a servicing fee.  MSRs are amortized over the period of estimated net servicing income and are periodically adjusted for actual prepayments of the underlying mortgage loans.  The Company recognized no servicing assets during 2011, 2010 and 2009.

Mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of mortgage loans serviced for others was approximately $4.0 million, $5.3 million and $6.6 million at December 31, 2011, 2010 and 2009, respectively.

The Bank originates certain fixed rate mortgage loans and commits these loans for sale.  The commitments to originate fixed rate mortgage loans and the commitments to sell these loans to a third party are both derivative contracts.  The fair value of these derivative contracts is immaterial and has no effect on the recorded amounts in the financial statements.

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

Other Real Estate
Foreclosed assets include all assets received in full or partial satisfaction of a loan and include real and personal property.  Foreclosed assets are reported at fair value less estimated selling costs.  The balance of other real estate owned was $7.6 million and $6.7 million at December 31, 2011 and 2010, respectively.

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

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Company’s assets and liabilities results in a deferred tax asset, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of a deferred tax asset, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

The Company accounts for income taxes in accordance with income tax accounting guidance, Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 740, Income Taxes.  On January 1, 2007, the Company adopted the accounting guidance related to accounting for uncertainty in income taxes, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions.  This guidance prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  Benefits from tax positions should be recognized in the financial statements only when it is more-likely-than-not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information.  A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement.  Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met.  Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met.  This guidance also provides disclosure guidelines for unrecognized tax benefits, interest and penalties.  The Company assessed the impact of this guidance and determined that it did not have a material impact on the Company’s financial position, results of operations or disclosures.

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

Accumulated Other Comprehensive Income
At December 31, 2011, accumulated other comprehensive income consisted of net unrealized gains on securities available for sale of $3.1 million.  At December 31, 2010, accumulated other comprehensive income consisted of net unrealized losses on securities available for sale of $8,000 and net unrealized gains on derivatives of $395,000.

Stock-Based Compensation
The Company has an Omnibus Stock Ownership and Long Term Incentive Plan (the “1999 Plan”) whereby certain stock-based rights, such as stock options, restricted stock, performance units, stock appreciation rights, or book value shares, may be granted to eligible directors and employees.  The 1999 Plan expired on May 13, 2009.

Under the 1999 Plan, the Company granted incentive stock options to certain eligible employees in order that they may purchase Company stock at a price equal to the fair market value on the date of the grant.  The options granted in 1999 vested over a five-year period.  Options granted subsequent to 1999 vest over a three-year period.

 All options expire after ten years.  A summary of the stock option activity in the 1999 Plan is presented below:

Stock Option Activity
For the Years Ended December 31, 2011, 2010 and 2009

	Shares	Weighted Average Option Price Per Share	Weighted Average Remaining Contractual Term (in years)
Outstanding, December 31, 2008	184,945	$8.24

Granted during the period	-	$-
Expired during the period	(15,483)	$9.02
Exercised during the period	-	$-

Outstanding, December 31, 2009	169,462	$8.17

Granted during the period	-	$-
Expired during the period	(19,391)	$6.99
Exercised during the period	-	$-

Outstanding, December 31, 2010	150,071	$8.32

Granted during the period	-	$-
Expired during the period	(71,054)	$8.71
Exercised during the period	-	$-

Outstanding, December 31, 2011	79,017	$7.97	1.09

Exercisable, December 31, 2011	79,017	$7.97	1.09

Options outstanding at December 31, 2011 are exercisable at option prices ranging from $7.76 to $10.57.  As of December 31, 2011, the exercise price on options outstanding is more than the current market value; therefore, options outstanding as of December 31, 2011 have no intrinsic value.  Such options have a weighted average remaining contractual life of approximately one year.  No options were granted or exercised during the years ended December 31, 2011, 2010 and 2009.

The Company recognized compensation expense for restricted stock awards of $7,000, $10,000 and $4,000 for the years ended December 31, 2011, 2010 and 2009, respectively.  As of December 31, 2011 and 2010, there was no unrecognized compensation cost related to nonvested restricted stock awards.

The Company granted 3,000 shares of restricted stock in 2007 at a grant date fair value of $17.40 per share. The Company granted 1,750 shares of restricted stock at a grant date fair value of $12.80 per share during the third quarter of 2008 and 2,000 shares of restricted stock at a fair value of $11.37 per share during the fourth quarter of 2008. The Company recognizes compensation expense on the restricted stock grants over the period of time the restrictions are in place (three years from the grant date for the grants to date).  The amount of expense recorded each period reflects the changes in the Company’s stock price during the period.  As of December 31, 2011, there was no unrecognized compensation cost related to restricted stock grants.  As of December 31, 2010, there was $4,000 of total unrecognized compensation cost related to restricted stock grants.

The Company has a new Omnibus Stock Ownership and Long Term Incentive Plan, which was approved by shareholders on May 7, 2009 (the “2009 Plan”) whereby certain stock-based rights, such as stock options, restricted stock, performance units, stock appreciation rights, or book value shares, may be granted to eligible

directors and employees.  A total of 360,000 shares are currently reserved for possible issuance under the 2009 Plan.   All rights must be granted or awarded by May 7, 2019, or ten years from the effective date of the 2009 Plan.  The Company has not granted any awards under the 2009 Plan.

Net Earnings Per Share
Net earnings per common share is based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per common share. The average market price during the year is used to compute equivalent shares.

The reconciliations of the amounts used in the computation of both “basic earnings per common share” and “diluted earnings per common share” for the years ended December 31, 2011, 2010 and 2009 are as follows:

For the year ended December 31, 2011:	Net Earnings Available to Common Shareholders (Dollars in thousands)	Common Shares	Per Share Amount
Basic earnings per common share	$3,766	5,542,548	$0.68
Effect of dilutive securities:
Stock options	-	1,301
Diluted earnings per common share	$3,766	5,543,849	$0.68

For the year ended December 31, 2010:	Net Earnings Available to Common Shareholders (Dollars in thousands)	Common Shares	Per Share Amount
Basic earnings per common share	$447	5,539,308	$0.08
Effect of dilutive securities:
Stock options	-	4,107
Diluted earnings per common share	$447	5,543,415	$0.08

For the year ended December 31, 2009:	Net Earnings Available to Common Shareholders (Dollars in thousands)	Common Shares	Per Share Amount
Basic earnings per common share	$1,670	5,539,056	$0.30
Effect of dilutive securities:
Stock options	-	3,681
Diluted earnings per common share	$1,670	5,542,737	$0.30

Recent Accounting Pronouncements
In April 2011, FASB issued Accounting Standards Update (“ASU”) No. 2011-02, A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring. ASU No. 2011-02 provides additional guidance for determining what constitutes a troubled debt restructuring.  ASU No. 2011-02 is effective for interim and annual periods ending after June 15, 2011.  The adoption of this guidance did not have a material impact on the Company’s results of operations, financial position or disclosures.

In May 2011, FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (“IFRS”).  ASU No. 2011-04 is intended to result in convergence between U.S. GAAP and IFRS requirements for measurement of and disclosures about fair value. The amendments are not expected to have a significant impact on companies applying U.S. GAAP.  ASU No. 2011-04 is effective for interim and annual periods beginning after December 15, 2011.  The adoption of this guidance is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

In June 2011, FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income.  ASU No. 2011-05 will require companies to present the components of net income and other comprehensive income either as one continuous statement or as two consecutive statements.  It eliminates the option to present components of other comprehensive income as part of the statement of changes in shareholders’ equity.  ASU  No. 2011-05 does not change the items which must be reported in other comprehensive income, how such items are measured or when they must be reclassified to net income. This standard is effective for interim and annual periods beginning after December 15, 2011.  Because ASU No. 2011-05 impacts presentation only, it will have no impact on the Company’s results of operations or financial position.

In December 2011, FASB issued ASU No. 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.  ASU No. 2011-12 defers the effective date of the requirement to present separate line items on the income statement for reclassification adjustments of items out of accumulated other comprehensive income into net income.  This deferral is temporary until FASB reconsiders the operational concerns and needs of financial statement users.  FASB has not yet established a timetable for its reconsideration.  Entities are still required to present reclassification adjustments within other comprehensive income either on the face of the statement that reports other comprehensive income or in the notes to the financial statements.  The requirement to present comprehensive income in either a single continuous statement or two consecutive condensed statements remains for both annual and interim reporting.  Because ASU No. 2011-12 impacts presentation only, it will have no impact on the Company’s results of operations or financial position.

Other accounting standards that have been issued or proposed by FASB or other standards-setting bodies are not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

(2)	Investment Securities

Investment securities available for sale at December 31, 2011 and 2010 are as follows:

(Dollars in thousands)
	December 31, 2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$213,378	1,371	1,056	213,693
U.S. Government
sponsored enterprises	7,429	265	-	7,694
State and political subdivisions	92,996	4,157	56	97,097
Corporate bonds	546	-	3	543
Trust preferred securities	1,250	-	-	1,250
Equity securities	748	363	-	1,111

Total	$316,347	6,156	1,115	321,388

(Dollars in thousands)
	December 31, 2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$137,811	2,119	569	139,361
U.S. Government
sponsored enterprises	42,933	393	686	42,640
State and political subdivisions	89,486	793	2,450	87,829
Trust preferred securities	1,250	-	-	1,250
Equity securities	982	387	-	1,369

Total	$272,462	3,692	3,705	272,449

The current fair value and associated unrealized losses on investments in debt securities with unrealized losses at December 31, 2011 and 2010 are summarized in the tables below, with the length of time the individual securities have been in a continuous loss position.

(Dollars in thousands)
	December 31, 2011
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$95,122	991	4,125	65	99,247	1,056
State and political subdivisions	4,444	56	-	-	4,444	56
Corporate bonds	542	3	-	-	542	3
Total	$100,108	1,050	4,125	65	104,233	1,115

(Dollars in thousands)
	December 31, 2010
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$59,471	569	-	-	59,471	569
U.S. Government
sponsored enterprises	24,123	686	-	-	24,123	686
State and political subdivisions	56,374	2,450	-	-	56,374	2,450
Total	$139,968	3,705	-	-	139,968	3,705

At December 31, 2011, unrealized losses in the investment securities portfolio relating to debt securities totaled $1.1 million.  The unrealized losses on these debt securities arose due to changing interest rates and are considered to be temporary.  At December 31, 2011, six out of 147 securities issued by state and political subdivisions contained unrealized losses and 43 out of 105 securities issued by U.S. Government sponsored enterprises, including mortgage-backed securities, contained unrealized losses.  These unrealized losses are considered temporary because of acceptable investment grades on each security and the repayment sources of principal and interest are government backed.

The Company periodically evaluates its investments for any impairment which would be deemed other-than-temporary.   As part of its evaluation in 2011, the Company determined that the fair value of one equity security was less than the original cost of the investment and that the decline in fair value was not temporary in nature.  As a result, the Company wrote down its investment by $144,000.  The remaining fair value of the investment at December 31, 2011 was approximately $264,000.  Similarly, as part of its evaluation in 2010, the Company wrote down two equity securities by $291,000.  The remaining fair value of the investments at December 31, 2010 was $409,000.

The amortized cost and estimated fair value of investment securities available for sale at December 31, 2011, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

(Dollars in thousands)
	Amortized Cost	Estimated Fair Value
Due within one year	$4,649	4,690
Due from one to five years	18,249	18,780
Due from five to ten years	67,562	70,665
Due after ten years	11,761	12,449
Mortgage-backed securities	213,378	213,693
Equity securities	748	1,111
Total	$316,347	321,388

Proceeds from sales of securities available for sale during 2011 were $111.0 million and resulted in gross gains of $4.4 million and gross losses of $9,000.  During 2010 and 2009, the proceeds from sales of securities available for sale were $65.8 million and $30.7 million, respectively and resulted in gross gains of $3.3 million and $1.8 million, respectively.

Securities with a fair value of approximately $83.6 million and $75.5 million at December 31, 2011 and 2010, respectively, were pledged to secure public deposits, FHLB borrowings and for other purposes as required by law.

GAAP establishes a framework for measuring fair value and expands disclosures about fair value measurements. There is a three-level fair value hierarchy for fair value measurements.  Level 1 inputs are quoted prices in active markets for identical assets or liabilities that a company has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability.  The table below presents the balance of securities available for sale and derivatives, which are measured at fair value on a recurring basis by level within the fair value hierarchy as of December 31, 2011 and 2010.

(Dollars in thousands)
	December 31, 2011
	Fair Value Measurements	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage-backed securities	$213,693	-	208,349	5,344
U.S. Government
sponsored enterprises	$7,694	-	7,694	-
State and political subdivisions	$97,097	-	97,097	-
Corporate bonds	$543	-	543	-
Trust preferred securities	$1,250	-	-	1,250
Equity securities	$1,111	1,111	-	-
Mortgage loans held for sale	$5,146	-	5,146	-

(Dollars in thousands)
	December 31, 2010
	Fair Value Measurements	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage-backed securities	$139,361	-	139,361	-
U.S. Government
sponsored enterprises	$42,640	-	42,640	-
State and political subdivisions	$87,829	-	87,829	-
Trust preferred securities	$1,250	-	-	1,250
Equity securities	$1,369	1,369	-	-
Mortgage loans held for sale	$3,814	-	3,814	-
Market value of derivatives (in other assets)	$648	-	648	-

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

The following is an analysis of fair value measurements of investment securities available for sale using Level 3, significant unobservable inputs, for the year ended December 31, 2011:

(Dollars in thousands)
Investment Securities Available for Sale
Level 3 Valuation
Balance, beginning of period	$1,250
Change in book value	-
Change in gain/(loss) realized and unrealized	-
Purchases/(sales)	-
Transfers in and/or out of Level 3	5,344
Balance, end of period	$6,594

Change in unrealized gain/(loss) for assets still held in Level 3	$-

(3)	Loans

Major classifications of loans at December 31, 2011 and 2010 are summarized as follows:

(Dollars in thousands)
	December 31, 2011	December 31, 2010
Real estate loans
Construction and land development	$93,812	124,048
Single-family residential	267,051	287,307
Commercial	214,415	213,487
Multifamily and farmland	4,793	6,456
Total real estate loans	580,071	631,298

Commercial loans (not secured by real estate)	60,646	60,994
Consumer loans (not secured by real estate)	10,490	11,500
All other loans (not secured by real estate)	19,290	22,368

Total loans	670,497	726,160

Less allowance for loan losses	16,604	15,493

Total net loans	$653,893	710,667

The Bank grants loans and extensions of credit primarily within the Catawba Valley region of North Carolina, which encompasses Catawba, Alexander, Iredell and Lincoln counties and also in Mecklenburg, Union and Wake counties of North Carolina.  Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate, the value of which is dependent upon the real estate market.  Risk characteristics of the major components of the Bank’s loan portfolio are discussed below:

•
Construction and land development loans – The risk of loss is largely  dependent on the  initial estimate of whether the property’s value at completion equals
or  exceeds the cost of  property  construction and the  availability of take-out  financing.   During the  construction  phase, a  number of  factors can result in
delays or  cost overruns.   If the  estimate is   inaccurate or if actual  construction  costs exceed  estimates, the value of the property securing our loan may be insufficient to ensure  full repayment  when  completed through a  permanent loan, sale of the property, or by  seizure of collateral.   As of December 31, 2011,
construction and land development loans comprised approximately 14% of the Bank’s total loan portfolio.

•
Single-family  residential  loans –  Declining  home  sales volumes,  decreased  real   estate  values and  higher  than  normal  levels  of  unemployment  could contribute to losses on these loans.  As of December 31, 2011, single-family residential loans comprised approximately 40% of the Bank’s total loan portfolio.

•
Commercial  real  estate  loans – Repayment is  dependent on  income  being  generated in  amounts  sufficient to cover operating expenses and debt service.
These loans  also involve  greater risk because  they are  generally not fully amortizing over a loan period, but rather have a balloon payment due at maturity.
A borrower’s ability to make a balloon  payment typically will depend on being able to either refinance the loan or timely sell the underlying property.  As of
December 31, 2011, commercial real estate loans comprised approximately 32% of the Bank’s total loan portfolio.

•
Commercial loans – Repayment is  generally  dependent  upon the successful  operation of the borrower’s business.   In addition, the collateral securing the
loans may  depreciate  over time, be  difficult to appraise, be illiquid, or fluctuate  in value based  on the success of the  business.   As of December 31, 2011,
commercial loans comprised approximately 9% of the Bank’s total loan portfolio.

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

The following tables present an age analysis of past due loans, by loan type, as of December 31, 2011 and 2010:

December 31, 2011
(Dollars in thousands)
	Loans 30-89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Total Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
Real estate loans
Construction and land development	$10,033	3,338	13,371	80,441	93,812	-
Single-family residential	16,536	6,189	22,725	244,326	267,051	2,709
Commercial	1,002	958	1,960	212,455	214,415	-
Multifamily and farmland	13	-	13	4,780	4,793	-
Total real estate loans	27,584	10,485	38,069	542,002	580,071	2,709

Commercial loans (not secured by real estate)	576	9	585	60,061	60,646	-
Consumer loans (not secured by real estate)	116	36	152	10,338	10,490	-
All other loans (not secured by real estate)	-	-	-	19,290	19,290	-
Total loans	$28,276	10,530	38,806	631,691	670,497	2,709

December 31, 2010
(Dollars in thousands)
	Loans 30-89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Total Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
Real estate loans
Construction and land development	$2,306	8,870	11,176	112,872	124,048	197
Single-family residential	19,377	5,936	25,313	261,994	287,307	-
Commercial	382	1,482	1,864	211,623	213,487	-
Multifamily and farmland	-	-	-	6,456	6,456	-
Total real estate loans	22,065	16,288	38,353	592,945	631,298	197

Commercial loans (not secured by real estate)	1,098	720	1,818	59,176	60,994	13
Consumer loans (not secured by real estate)	98	13	111	11,389	11,500	-
All other loans (not secured by real estate)	-	-	-	22,368	22,368	-
Total loans	$23,261	17,021	40,282	685,878	726,160	210

The following tables present the Bank’s non-accrual loans as of December 31, 2011 and 2010:

(Dollars in thousands)
	December 31, 2011	December 31, 2010
Real estate loans
Construction and land development	$13,257	22,916
Single-family residential	5,522	10,837
Commercial	2,451	5,351
Multifamily and farmland	-	-
Total real estate loans	21,230	39,104

Commercial loans (not secured by real estate)	403	816
Consumer loans (not secured by real estate)	152	142
All other loans (not secured by real estate)	-	-
Total	$21,785	40,062

At each reporting period, the Bank determines which loans are impaired.  Accordingly, the Bank’s impaired loans are reported at their estimated fair value on a non-recurring basis.  An allowance for each impaired loan, which is generally collateral-dependent, is calculated based on the fair value of its collateral.  The fair value of the collateral is based on appraisals performed by REAS, a subsidiary of the Bank.  REAS is staffed by certified appraisers that also perform appraisals for other companies.   Factors including the assumptions and techniques utilized by the appraiser are considered by management.  If the recorded investment in the impaired loan exceeds the measure of fair value of the collateral, a valuation allowance is recorded as a component of the allowance for loan losses.   Accruing impaired loans amounted to $30.6 million and $17.0 million at December 31, 2011 and 2010, respectively.  Interest income recognized on accruing impaired loans was $1.7 million and $966,000 for the years ended December 31, 2011 and 2010, respectively.  No interest income is recognized on non-accrual impaired loans subsequent to their classification as impaired.

The following tables presents the Bank’s impaired loans as of December 31, 2011 and 2010:

December 31, 2011
(Dollars in thousands)
	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Recorded Investment in Impaired Loans	Related Allowance	Average Outstanding Impaired Loans
Real Estate Loans
Construction and land development	$28,721	14,484	6,098	20,582	3,264	17,848
Single-family residential	26,382	969	24,719	25,688	1,427	25,102
Commercial	7,717	3,845	3,139	6,984	77	4,518
Total impaired real estate loans	63,029	19,298	34,165	53,463	4,769	47,682

Commercial loans (not secured by real estate)	1,111	-	1,083	1,083	26	1,485
Consumer loans (not secured by real estate)	157	-	152	152	2	140
Total impaired loans	$64,297	19,298	35,400	54,698	4,797	49,307

December 31, 2010
(Dollars in thousands)
	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Recorded Investment in Impaired Loans	Related Allowance	Average Outstanding Impaired Loans
Real estate loans
Construction and land development	$31,551	19,422	3,698	23,120	3,177	18,870
Single-family residential	26,834	1,738	23,558	25,296	1,613	26,558
Commercial	6,911	4,424	1,819	6,243	218	4,992
Multifamily and farmland	223	-	223	223	4	254
Total impaired real estate loans	65,519	25,584	29,298	54,882	5,012	50,674

Commercial loans (not secured by real estate)	2,145	648	1,072	1,720	55	1,705
Consumer loans (not secured by real estate)	152	-	142	142	4	79
Total impaired loans	$67,816	26,232	30,512	56,744	5,071	52,458

The Bank’s December 31, 2011 and 2010 fair value measurement for impaired loans and other real estate is presented below.   Valuations supported by current certified appraisals are considered Level 2.  All other valuation methods are considered Level 3.

(Dollars in thousands)
	Fair Value Measurements December 31, 2011	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation	Total Gains/(Losses) for the Year Ended December 31, 2011
Impaired loans	$49,901	-	431	49,470	(11,864)
Other real estate	$7,576	-	-	7,576	(1,322)

(Dollars in thousands)
	Fair Value Measurements December 31, 2010	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation	Total Gains/(Losses) for the Year Ended December 31, 2010
Impaired loans	$51,673	-	6,643	45,030	(10,591)
Other real estate	$6,673	-	-	6,673	(704)

Changes in the allowance for loan losses for the year ended December 31, 2011 were as follows:

(Dollars in thousands)

	Real Estate Loans
	Construction and Land Development	Single Family Residential	Commercial	Multifamily & Farmland	Commercial	Consumer and All Other	Unallocated	Total
Allowance for loan losses:
Beginning balance	$5,774	6,097	1,409	17	1,174	430	592	15,493
Charge-offs	(7,164)	(2,925)	(1,271)	-	(314)	(586)	-	(12,260)
Recoveries	241	201	24	-	121	152	-	739
Provision	8,331	1,984	1,569	(4)	48	259	445	12,632
Ending balance	$7,182	5,357	1,731	13	1,029	255	1,037	16,604

Ending balance: individually
evaluated for impairment	$1,250	1,289	-	-	-	-	-	2,539
Ending balance: collectively
evaluated for impairment	5,932	4,068	1,731	13	1,029	255	1,037	14,065
Ending balance	$7,182	5,357	1,731	13	1,029	255	1,037	16,604

Loans:
Ending balance	$93,812	267,051	214,415	4,793	60,646	29,780	-	670,497

Ending balance: individually
evaluated for impairment	$20,280	20,661	3,845	-	-	-	-	44,786
Ending balance: collectively
evaluated for impairment	$73,532	246,390	210,570	4,793	60,646	29,780	-	625,711

Changes in the allowance for loan losses for the years ended December 31, 2010 and 2009 were as follows:

(Dollars in thousands)	2010	2009

Balance at beginning of year	$15,413	11,025
Amounts charged off	(16,911)	(6,670)
Recoveries on amounts previously charged off	553	523
Provision for loan losses	16,438	10,535

Balance at end of year	$15,493	15,413

The Bank utilizes an internal risk grading matrix to assign a risk grade to each of its loans.  Loans are graded on a scale of 1 to 9.  These risk grades are evaluated on an ongoing basis.   A description of the general characteristics of the nine risk grades is as follows:

•
Risk Grade 1 – Excellent Quality: Loans are well above average quality and a minimal amount of credit risk exists.  CD or cash secured loans or properly margined actively traded stock or bond secured loans would fall in this grade.

•
Risk Grade 2 – High Quality: Loans are of good quality with risk levels well within the Bank’s range of acceptability.  The company or individual is established with a history of successful performance though somewhat susceptible to economic changes.

•
Risk Grade 3 – Good Quality: Loans of average quality with risk levels within the Bank’s range of acceptability but higher than normal. This may be a new company or an existing company in a transitional phase (e.g. expansion, acquisition, market change).

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

•
Risk Grade 8 – Doubtful: Loans classified as Doubtful have all the weaknesses inherent in loans classified Substandard, plus the added characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions, and values highly questionable and improbable.  Doubtful is a temporary grade where a loss is expected but is presently not quantified with any degree of accuracy. Once the loss position is determined, the amount is charged off.

•
Risk Grade 9 – Loss: Loans classified as Loss are considered uncollectable and of such little value that their continuance as bankable assets is not warranted.  This classification does not mean that the asset has absolutely no recovery or salvage value, but rather that it is not practical or desirable to defer writing off this worthless loan even though partial recovery may be effected in the future.  Loss is a temporary grade until the appropriate authority is obtained to charge the loan off.

The following tables present the credit risk profile of each loan type based on internally assigned risk grade as of December 31, 2011 and 2010.

December 31, 2011
(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single Family Residential	Commercial	Multifamily & Farmland	Commercial	Consumer	All Other	Total

1- Excellent Quality	$197	25,474	-	-	715	1,344	-	27,730
2- High Quality	$5,183	64,817	25,506	50	8,801	4,070	2,774	111,201
3- Good Quality	$27,675	100,388	136,137	3,448	36,585	4,259	16,509	325,001
4- Management Attention	$28,138	50,253	40,312	358	12,882	429	7	132,379
5- Watch	$15,923	11,767	2,795	728	622	89	-	31,924
6- Substandard	$16,696	14,352	9,665	209	1,041	154	-	42,117
7- Low Substandard	$-	-	-	-	-	-	-	-
8- Doubtful	$-	-	-	-	-	-	-	-
9- Loss	$-	-	-	-	-	145	-	145
Total	$93,812	267,051	214,415	4,793	60,646	10,490	19,290	670,497

December 31, 2010
(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single Family Residential	Commercial	Multifamily & Farmland	Commercial	Consumer	All Other	Total

1- Excellent Quality	$19	27,698	102	-	630	1,006	-	29,455
2- High Quality	$5,789	70,990	21,591	2,856	9,673	4,491	5,145	120,535
3- Good Quality	$33,991	109,800	129,530	2,256	39,248	5,360	17,223	337,408
4- Management Attention	$46,283	55,001	43,731	1,121	8,143	454		154,733
5- Watch	$8,076	7,959	5,569	-	1,590	38		23,232
6- Substandard	$29,502	15,022	12,605	223	1,678	145		59,175
7- Low Substandard	$-	756	359	-	-	-		1,115
8- Doubtful	$388	81	-	-	17	-		486
9- Loss	$-	-	-	-	15	6	-	21
Total	$124,048	287,307	213,487	6,456	60,994	11,500	22,368	726,160

At December 31, 2011, troubled debt restructured (“TDR”) loans amounted to $44.1 million, including $15.1 million in performing TDR loans.  The terms of these loans have been renegotiated to provide a reduction in principal or interest as a result of the deteriorating financial position of the borrower.  At December 31, 2010, TDR loans amounted to $56.7 million, including $10.0 million in performing TDR loans.

The following tables present an analysis of TDR loans by loan type as of December 31, 2011 and 2010.

December 31, 2011
(Dollars in thousands)
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Real Estate Loans
Construction and land development	29	$19,762	12,840
Single-family residential	241	25,541	24,846
Commercial	15	7,200	5,013
Multifamily and Farmland	1	322	209
Total real estate TDR loans	286	52,825	42,908

Commercial loans (not secured by real estate)	21	1,711	1,083
Consumer loans (not secured by real estate)	8	124	142
All other loans (not secured by real estate)	-	-	-
Total TDR loans	315	$54,660	44,133

December 31, 2010
(Dollars in thousands)
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Real Estate Loans
Construction and land development	47	$27,901	23,121
Single-family residential	221	26,808	25,296
Commercial	17	8,155	6,243
Multifamily and Farmland	1	322	223
Total real estate TDR loans	286	63,186	54,883

Commercial loans (not secured by real estate)	26	6,196	1,719
Consumer loans (not secured by real estate)	12	148	142
All other loans (not secured by real estate)	-	-	-
Total TDR loans	324	$69,530	56,744

(4)	Premises and Equipment

Major classifications of premises and equipment are summarized as follows:

(Dollars in thousands)
	2011	2010

Land	$3,581	3,581
Buildings and improvements	14,771	14,759
Furniture and equipment	16,874	15,575

Total premises and equipment	35,226	33,915

Less accumulated depreciation	18,330	16,581

Total net premises and equipment	$16,896	17,334

Depreciation expense was approximately $2.0 million for the year ended December 31, 2011.  The Company recognized approximately $2.1 and $1.9 million in depreciation expense for the years ended December 31, 2010 and 2009, respectively.

(5)	Time Deposits

At December 31, 2011, the scheduled maturities of time deposits are as follows:

(Dollars in thousands)

2012	$253,146
2013	39,067
2014	14,126
2015	8,732
2016 and thereafter	9,029

Total	$324,100

At December 31, 2011 and 2010, the Company had approximately $47.0 million and $87.4 million, respectively, in time deposits purchased through third party brokers, including certificates of deposit participated through the Certificate of Deposit Account Registry Service (“CDARS”) on behalf of local customers.  CDARS balances totaled $28.6 million and $53.0 million as of December 31, 2011 and 2010, respectively.  The weighted average rate of brokered deposits as of December 31, 2011 and 2010 was 0.99% and 1.20%, respectively.

(6)	Federal Home Loan Bank and Federal Reserve Bank Borrowings

The Bank has borrowings from the Federal Home Loan Bank of Atlanta (“FHLB”) with monthly or quarterly interest payments at December 31, 2011.  The FHLB borrowings are collateralized by a blanket assignment on all residential first mortgage loans, home equity lines of credit and loans secured by multi-family real estate that the Bank owns.  At December 31, 2011, the carrying value of loans pledged as collateral totaled approximately $153.7 million.  As additional collateral, the Bank has pledged securities to the FHLB.  At December 31, 2011, the market value of securities pledged to the FHLB totaled $13.2 million.

Borrowings from the FHLB outstanding at December 31, 2011 consist of the following:

(Dollars in thousands)

Maturity Date	Call Date	Rate	Rate Type	Amount

June 24, 2015	N/A	3.710%	Convertible	$5,000

March 25, 2019	N/A	4.260%	Convertible	5,000

October 5, 2016	N/A	4.450%	Convertible	5,000

November 12, 2014	N/A	2.230%	Fixed Rate Hybrid	5,000

November 13, 2017	N/A	4.260%	Fixed Rate Hybrid	15,000

October 17, 2016	N/A	3.893%	Adjustable Rate Hybrid	5,000

October 17, 2018	N/A	3.573%	Adjustable Rate Hybrid	5,000

October 17, 2018	N/A	3.813%	Adjustable Rate Hybrid	15,000

October 17, 2018	N/A	3.588%	Adjustable Rate Hybrid	5,000

October 17, 2018	N/A	3.643%	Adjustable Rate Hybrid	5,000

				$70,000

The FHLB has the option to convert $15.0 million of the total advances to a floating rate and, if converted, the Bank may repay advances without a prepayment fee.

The Bank is required to purchase and hold certain amounts of FHLB stock in order to obtain FHLB borrowings. No ready market exists for the FHLB stock, and it has no quoted market value. The stock is redeemable at $100 per share subject to certain limitations set by the FHLB. The Bank owned FHLB stock amounting to $4.9 million at December 31, 2011 and 2010.

As of December 31, 2011 and 2010, the Bank had no borrowings from the Federal Reserve Bank (“FRB”).  FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB.  At December 31, 2011, the carrying value of loans pledged as collateral totaled approximately $342.2 million.

(7)	Junior Subordinated Debentures

In June 2006, the Company formed a second wholly-owned Delaware statutory trust, PEBK Capital Trust II (“PEBK Trust II”), which issued $20.0 million of guaranteed preferred beneficial interests in the Company’s junior subordinated deferrable interest debentures.  All of the common securities of PEBK Trust II are owned by the Company.  The proceeds from the issuance of the common securities and the trust preferred securities were used by PEBK Trust II to purchase $20.6 million of junior subordinated debentures of the Company, which pay a floating rate equal to three-month LIBOR plus 163 basis points.  The proceeds received by the Company from the sale of the junior subordinated debentures were used to repay in December 2006 the trust preferred securities issued in December 2001 by PEBK Capital Trust, a wholly owned Delaware statutory trust of the Company, and for general purposes.  The debentures represent the sole assets of PEBK Trust II.  PEBK Trust II is not included in the consolidated financial statements.

The trust preferred securities issued by PEBK Trust II accrue and pay interest quarterly at a floating rate of three-month LIBOR plus 163 basis points.  The Company has guaranteed distributions and other payments due on the trust preferred securities to the extent PEBK Trust II has funds with which to make the distributions and other payments.  The net combined effect of all the documents entered into in connection with the trust preferred securities is that the Company is liable to make the distributions and other payments required on the trust preferred securities.

These trust preferred securities are mandatorily redeemable upon maturity of the debentures on June 28, 2036, or upon earlier redemption as provided in the indenture.  The Company had the right to redeem the debentures purchased by PEBK Trust II, in whole or in part, on or after June 28, 2011.  As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount plus any accrued but unpaid interest.

(8)	Income Taxes

The provision for income taxes in summarized as follows:

(Dollars in thousands)
	2011	2010	2009
Current	$2,141	512	3,059
Deferred	(678)	(523)	(1,720)
Total	$1,463	(11)	1,339

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to earnings before income taxes are as follows:

(Dollars in thousands)
	2011	2010	2009
Pre-tax income at statutory rate (34%)	$2,251	622	1,447
Differences:
Tax exempt interest income	(1,052)	(721)	(429)
Nondeductible interest and other expense	62	58	38
Cash surrender value of life insurance	(101)	(87)	(89)
State taxes, net of federal benefits	233	(8)	100
Nondeductible capital losses	49	99	234
Other, net	21	26	38
Total	$1,463	(11)	1,339

The following summarizes the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities.  The net deferred tax asset is included as a component of other assets at December 31, 2011 and 2010.

(Dollars in thousands)
	2011	2010
Deferred tax assets:
Allowance for loan losses	$6,401	5,973
Accrued retirement expense	1,213	1,086
Other real estate	454	215
Other	204	335
Total gross deferred tax assets	8,272	7,609

Deferred tax liabilities:
Deferred loan fees	1,082	1,259
Premises and equipment	655	493
Unrealized gain (loss) on available for sale securities	1,964	(5)
Unrealized gain on cash flow hedges	-	252
Total gross deferred tax liabilities	3,701	1,999
Net deferred tax asset	$4,571	5,610

(9)	Related Party Transactions

The Company conducts transactions with its directors and executive officers, including companies in which they have beneficial interests, in the normal course of business. It is the policy of the Bank that loan transactions with directors and officers are made on substantially the same terms as those prevailing at the time made for comparable loans to other persons. The following is a summary of activity for related party loans for 2011:

(Dollars in thousands)

Beginning balance	$6,048
New loans	7,008
Repayments	(6,933)

Ending balance	$6,123

At December 31, 2011 and 2010, the Bank had deposit relationships with related parties of approximately $15.1 million and $15.4 million, respectively.

(10)	Commitments and Contingencies

The Company leases various office spaces for banking and operational facilities and equipment under operating lease arrangements. Future minimum lease payments required for all operating leases having a remaining term in excess of one year at December 31, 2011 are as follows:

(Dollars in thousands)

Year ending December 31,
2012	$507
2013	453
2014	439
2015	409
2016	407
Thereafter	2,111

Total minimum obligation	$4,326

Total rent expense was approximately $735,000, $815,000 and $922,000 for the years ended December 31, 2011, 2010 and 2009, respectively.

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees.  Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.  The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

In most cases, the Bank requires collateral or other security to support financial instruments with credit risk.

(Dollars in thousands)
	Contractual Amount
	2011	2010
Financial instruments whose contract amount represent credit risk:

Commitments to extend credit	$131,565	137,015

Standby letters of credit and financial guarantees written	$3,288	3,590

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates and because they may expire without being drawn upon, the total commitment amount of $134.9 million does not necessarily represent future cash requirements.

Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to businesses in the Bank’s delineated market area. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds real estate, equipment, automobiles and customer deposits as collateral supporting those commitments for which collateral is deemed necessary.

In the normal course of business, the Company is a party (both as plaintiff and defendant) to a number of lawsuits. In the opinion of management and counsel, none of these cases should have a material adverse effect on the financial position of the Company.

Bancorp and the Bank have employment agreements with certain key employees. The agreements, among other things, include salary, bonus, incentive stock option, and change in control provisions.

The Company has $47.5 million available for the purchase of overnight federal funds from five correspondent financial institutions.

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

Risk Management Objective of Using Derivatives
The Company has an overall interest rate risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility.  By using derivative instruments, the Company is exposed to credit and market risk.  If the counterparty fails to perform, credit risk is equal to the extent of the fair-value gain in the derivative.  The Company minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed periodically by the Company.  The Company had an interest rate swap contract that expired in June 2011.  The Company did not have any interest rate derivatives outstanding as of December 31, 2011.

Fair Values of Derivative Instruments on the Balance Sheet
The table below presents the fair value of the Company’s derivative financial instruments as well as their classification on the Consolidated Balance Sheet as of December 31, 2011 and 2010.

(Dollars in thousands)
	Asset Derivatives
	As of December 31, 2011		As of December 31, 2010
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Interest rate derivative contracts	Other assets	$-	Other assets	$648

Cash Flow Hedges of Interest Rate Risk
The Company’s objectives in using interest rate derivatives are to add stability to interest income and expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps and floors as part of its interest rate risk management strategy.  For hedges of the Company’s variable-rate loan assets, interest rate swaps designated as cash flow hedges involve the receipt of fixed-rate amounts from a counterparty in exchange for the Company making variable-rate payments over the life of the agreements without exchange of the underlying notional amount.  For hedges of the Company’s variable-rate loan assets, the interest rate floors designated as a cash flow hedge involves the receipt of variable-rate amounts from a counterparty if interest rates fall below the strike rate on the contract in exchange for an up front premium.  The Company had an interest rate swap contract that expired in June 2011.  The Company did not have any interest rate derivatives outstanding as of December 31, 2011.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in Accumulated Other Comprehensive Income and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings.  During 2011, 2010 and 2009, such derivatives were used to hedge the variable cash inflows associated with existing pools of prime-based loan assets.  The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings.  The Company’s derivatives did not have any hedge ineffectiveness recognized in earnings during the years ended December 31, 2011 and 2010.  The Company recognized hedge ineffectiveness gains of $1,000 in earnings during the year ended December 31, 2009.

Effect of Derivative Instruments on the Statement of Earnings
The table below presents the effect of the Company’s derivative financial instruments on the Consolidated Statement of Earnings for the years ended December 31, 2011 and 2010.

(Dollars in thousands)
	Amount of Gain		Location of Gain	Amount of Gain
	(Loss) Recognized in		(Loss) Reclassified	(Loss) Reclassified
	Accumulated OCI on		from Accumulated	from Accumulated
	Derivatives		OCI into Income	OCI into Income
	Years ended			Years ended
	December 31,			December 31,
	2011	2010		2011	2010
Interest rate derivative contracts	$(20)	$404	Interest income	$628	$1,518

(12)	Employee and Director Benefit Programs

The Company has a profit sharing and 401(k) plan for the benefit of substantially all employees subject to certain minimum age and service requirements. Under the 401(k) plan, the Company matched employee contributions to a maximum of 2.50% of annual compensation for 2011 and 2010, and 5.00% of annual compensation for 2009.  The Company’s contribution pursuant to this formula was approximately $219,000, $208,000 and $482,000 for the years 2011, 2010 and 2009, respectively.  Investments of the 401(k) plan are determined by the compensation committee consisting of selected outside directors and senior executive officers.  No investments in Company stock have been made by the 401(k) plan. The vesting schedule for the 401(k) plan begins at 20 percent after two years of employment and graduates 20 percent each year until reaching 100 percent after six years of employment.

In December 2001, the Company initiated a postretirement benefit plan to provide retirement benefits to key officers and its Board of Directors and to provide death benefits for their designated beneficiaries.  Under the postretirement benefit plan, the Company purchased life insurance contracts on the lives of the key officers and each director.  The increase in cash surrender value of the contracts constitutes the Company’s contribution to the postretirement benefit plan each year.  Postretirement benefit plan participants are to be paid annual benefits for a specified number of years commencing upon retirement. Expenses incurred for benefits relating to the postretirement benefit plan were approximately $355,000, $279,000 and $609,000 for the years 2011, 2010 and 2009, respectively.

The Company is currently paying medical benefits for certain retired employees. Postretirement medical benefits expense, including amortization of the transition obligation, as applicable, was approximately $23,000 for each of the years ended December 31, 2011, 2010 and 2009.

The following table sets forth the change in the accumulated benefit obligation for the Company’s two postretirement benefit plans described above:

(Dollars in thousands)
	2011	2010

Benefit obligation at beginning of period	$2,607	2,355
Service cost	303	244
Interest cost	64	53
Benefits paid	(51)	(45)

Benefit obligation at end of period	$2,923	2,607

The amounts recognized in the Company’s Consolidated Balance Sheet as of December 31, 2011 and 2010 are shown in the following two tables:

(Dollars in thousands)
	2011	2010

Benefit obligation	$2,923	2,607
Fair value of plan assets	-	-

(Dollars in thousands)
	2011	2010

Funded status	$(2,923)	(2,607)
Unrecognized prior service cost/benefit	-	-
Unrecognized net actuarial loss	-	-

Net amount recognized	$(2,923)	(2,607)

Unfunded accrued liability	$(2,923)	(2,607)
Intangible assets	-	-

Net amount recognized	$(2,923)	(2,607)

Net periodic benefit cost of the Company’s two post retirement benefit plans for the years ended December 31, 2011 and 2010 consisted of the following:

(Dollars in thousands)
	2011	2010

Service cost	$303	244
Interest cost	64	53

Net periodic cost	$367	297

Weighted average discount rate assumption used to
determine benefit obligation	6.59%	6.65%

During the year ended December 31, 2011, the Company paid benefits under the two postretirement plans totaling $51,000.  Information about the expected benefit payments for the Company’s two postretirement benefit plans is as follows:

(Dollars in thousands)

Year ending December 31,
2012	$86
2013	$201
2014	$224
2015	$255
2016	$256
Thereafter	$9,203

Relating to the postretirement benefit plan, the Company is required to recognize an obligation for either the present value of the entire promised death benefit or the annual “cost of insurance” required to keep the policy in force during the postretirement years.  The Company made a $467,000 reduction to retained earnings in 2008 pursuant to the guidance of the pronouncement to record the portion of this benefit earned by participants prior to adoption of this pronouncement.   In 2009, the Company made a $358,000 addition to retained earnings to reflect an adjustment of the cumulative effect due to policy amendments to the individual split-dollar plans implemented during 2009.

Members of the Board of Directors are eligible to participate in the Company’s Omnibus Stock Ownership and Long Term Incentive Plan (the “Stock Benefits Plan”).  Each director was awarded 9,737 book value shares (adjusted for stock dividends and stock splits) under the Stock Benefits Plan.  The book value of the shares awarded ranged from $6.31 to $8.64.  All book value shares were fully vested on May 6, 2009 and were exercised in 2009.  The Company did not record any expenses associated with the Stock Benefits Plan in 2011 and 2010.  The Company recorded expenses of approximately $59,000 associated with the benefits of the Stock Benefits Plan in the year ended December 31, 2009.

A summary of book value shares activity under the Stock Benefits Plan for the years ended December 31, 2011, 2010 and 2009 is presented below.

	2011		2010		2009
	Shares	Weighted Average Price of Book Value Shares	Shares	Weighted Average Price of Book Value Shares	Shares	Weighted Average Price of Book Value Shares
Outstanding, beginning of period	-	$-	-	$-	97,377	$7.38
Exercised during the period	-	$-	-	$-	(97,377)	$7.38

Outstanding, end of period	-	$-	-	$-	-	$-

Number of shares exercisable	-	$-	-	$-	-	$-

(13)	Regulatory Matters

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

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of capital in relation to both on- and off-balance sheet items at various risk weights. Total capital consists of two tiers of capital. Tier 1 Capital includes common shareholders’ equity and trust preferred securities less adjustments for intangible assets. Tier 2 Capital consists of the allowance for loan losses up to 1.25% of risk-weighted assets and other adjustments.  Management believes, as of December 31, 2011, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2011, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Company’s and the Bank’s actual capital amounts and ratios are presented below:

(Dollars in thousands)
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2011:

Total Capital (to Risk-Weighted Assets)
Consolidated	$129,495	17.38%	59,607	8.00%	N/A	N/A
Bank	$111,807	15.04%	59,463	8.00%	74,329	10.00%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$119,950	16.10%	29,804	4.00%	N/A	N/A
Bank	$102,264	13.76%	29,731	4.00%	44,597	6.00%
Tier 1 Capital (to Average Assets)
Consolidated	$119,950	11.06%	43,379	4.00%	N/A	N/A
Bank	$102,264	9.44%	43,328	4.00%	54,160	5.00%

As of December 31, 2010:

Total Capital (to Risk-Weighted Assets)
Consolidated	$126,912	15.51%	65,455	8.00%	N/A	N/A
Bank	$107,294	13.15%	65,291	8.00%	81,614	10.00%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$116,470	14.24%	32,728	4.00%	N/A	N/A
Bank	$96,853	11.87%	32,646	4.00%	48,968	6.00%
Tier 1 Capital (to Average Assets)
Consolidated	$116,470	10.70%	43,533	4.00%	N/A	N/A
Bank	$96,853	8.91%	43,491	4.00%	54,363	5.00%

(14)	Shareholders’ Equity

The Board of Directors, at its discretion, can issue shares of preferred stock up to a maximum of 5,000,000 shares. The Board of Directors is authorized to determine the number of shares, voting powers, designations, preferences, limitations and relative rights.

On December 23, 2008, the Company entered into a Securities Purchase Agreement (“Purchase Agreement”) with the United States Treasury (the “UST”) pursuant to the Capital Purchase Program ("CPP") under the Troubled Asset Relief Program ("TARP").  Under the Purchase Agreement, the Company agreed to issue and sell 25,054 shares of Series A preferred stock and a warrant to purchase 357,234 shares of the Company's common stock.  Proceeds from the issuance of Series A preferred shares were allocated between Series A preferred stock and the warrant based on their relative fair values at the time of the sale.  Of the $25.1 million in proceeds, $24.4 million was allocated to the Series A preferred stock and $704,000 was allocated to the common stock warrant.  The discount recorded on the Series A preferred stock that resulted from allocating a portion of the proceeds to the warrant is being accreted directly to retained earnings over a five-year period applying a level yield.  As of December 31, 2011, the Company has accreted a total of $408,000 of the discount related to the Series A preferred stock.  The Company paid dividends of $1.3 million on the Series A preferred stock during 2011 and cumulative undeclared dividends at December 31, 2011 were $157,000.

The Series A preferred stock qualifies as Tier 1 capital and will pay cumulative dividends at a rate of 5% per annum for the first five years and 9% per annum thereafter.  The Series A preferred stock may be redeemed at the stated amount of $1,000 per share plus any accrued and unpaid dividends.  Under the terms of the original Purchase Agreement, the Company could not redeem the Series A preferred shares until December 23, 2011 unless the total amount of the issuance, $25.1 million, was replaced with the same amount of other forms of capital that would qualify as Tier 1 capital.  However, with the enactment of the American Recovery and Reinvestment Act of 2009 (“ARRA”), the Company can now redeem the Series A preferred shares at any time, if approved by the Company’s primary regulator.  The Series A preferred stock is non-voting except for class voting rights on matters that would adversely affect the rights of the holders of the Series A preferred stock.

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

The Board of Directors of the Bank may declare a dividend of all of its retained earnings as it may deem appropriate, subject to the requirements of the General Statutes of North Carolina, without prior approval from the requisite regulatory authorities.  As of December 31, 2011, this amount was approximately $49.0 million.

(15)	Other Operating Expense

Other operating expense for the years ended December 31, 2011, 2010 and 2009 included the following items that exceeded one percent of total revenues at some point during the following three-year period:

(Dollars in thousands)
	2011	2010	2009
Advertising	$660	714	860
FDIC insurance	$1,061	1,434	1,766
Visa debit card expense	$658	606	1,064
Telephone	$605	629	616
Foreclosure/OREO Expense	$904	569	326

(16)	Fair Value of Financial Instruments

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

Deposits and Demand Notes Payable
The fair value of demand deposits, interest-bearing demand deposits, savings, and demand notes payable to the UST is the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

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

The carrying amount and estimated fair value of the Company’s financial instruments at December 31, 2011 and 2010 are as follows:

	December 31, 2011		December 31, 2010
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(Dollars in thousands)

Assets:
Cash and cash equivalents	$29,236	29,236	23,977	23,977
Certificates of deposit	$-	-	735	735
Investment securities available for sale	$321,388	321,388	272,449	272,449
Other investments	$5,712	5,712	5,761	5,761
Mortgage loans held for sale	$5,146	5,146	3,814	3,814
Loans, net	$653,893	648,640	710,667	710,880
Cash surrender value of life insurance	$12,835	12,835	7,539	7,539
Derivative instruments	$-	-	648	648

Liabilities:
Deposits and demand notes payable	$827,111	826,810	840,312	839,379
Securities sold under agreements
to repurchase	$39,600	39,600	34,094	34,094
FHLB borrowings	$70,000	75,046	70,000	79,950
Junior subordinated debentures	$20,619	20,619	20,619	20,619

(17)	Peoples Bancorp of North Carolina, Inc. (Parent Company Only) Condensed Financial Statements

Balance Sheets

December 31, 2011 and 2010
(Dollars in thousands)

Assets	2011	2010

Cash	$316	425
Interest-bearing time deposit	15,000	17,000
Investment in subsidiaries	106,469	98,164
Investment securities available for sale	1,520	1,659
Other assets	341	393

Total assets	$123,646	117,641

Liabilities and Shareholders' Equity

Accrued expenses	$-	164
Junior subordinated debentures	20,619	20,619
Shareholders' equity	103,027	96,858

Total liabilities and shareholders' equity	$123,646	117,641

Statements of Earnings

For the Years Ended December 31, 2011, 2010 and 2009
(Dollars in thousands)

Revenues:	2011	2010	2009

Interest and dividend income	$226	311	454
Loss on sale and impairment of securities	(144)	(291)	(149)

Total revenues	82	20	305

Expenses:

Interest	407	411	546
Other operating expenses	190	191	230

Total expenses	597	602	776

Loss before income tax benefit and equity in
undistributed earnings of subsidiaries	(515)	(582)	(471)

Income tax benefit	56	24	84

Loss before equity in undistributed
earnings of subsidiaries	(459)	(558)	(387)

Equity in undistributed earnings of subsidiaries	5,618	2,399	3,303

Net earnings	$5,159	1,841	2,916

Statements of Cash Flows

For the Years Ended December 31, 2011, 2010 and 2009
(Dollars in thousands)

	2011	2010	2009
Cash flows from operating activities:

Net earnings	$5,159	1,841	2,916
Adjustments to reconcile net earnings to net
cash (used) provided by operating activities:
Book value shares accrual	-	-	(720)
Equity in undistributed earnings of subsidiaries	(5,618)	(2,399)	(3,303)
Deferred income tax benefit	-	-	278
Loss on sale of investment securities	144	291	149
Change in:
Other assets	112	(66)	(319)
Accrued income	(11)	-	17
Accrued expense	(216)	147	252

Net cash (used) provided by operating activities	(430)	(186)	(730)

Cash flows from investing activities:

Purchases of investment securities available for sale	-	(36,000)	(15,000)
Proceeds from maturities of investment securities available for sale	-	36,000	15,000
Net change in interest-bearing time deposit	2,000	2,000	(14,000)
Payments for investments in subsidiaries	-	-	(8,010)

Net cash provided (used) by investing activities	2,000	2,000	(22,010)

Cash flows from financing activities:

Cash dividends paid on Series A preferred stock	(1,253)	(1,253)	(1,120)
Cash dividends paid on common stock	(443)	(448)	(1,440)
Restricted stock payout	17	12	-

Net cash (used) provided by financing activities	(1,679)	(1,689)	(2,560)

Net change in cash	(109)	125	(25,300)

Cash at beginning of year	425	300	25,600

Cash at end of year	$316	425	300

Noncash investing and financing activities:
Change in unrealized gain on investment securities
available for sale, net	$(3)	(172)	3

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