Form 10-K, Exhibit 13
period 2013-12-31
PEOPLES BANCORP OF NORTH CAROLINA INC
filed 2014-03-21
CIK 1093672

EXHIBIT (13)

The Annual Report to Security Holders is Appendix A to the Proxy Statement for the 2014 Annual Meeting of Shareholders and is incorporated herein by reference.

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

The Bank, founded in 1912, is a state-chartered commercial bank serving the citizens and business interests of the Catawba Valley and surrounding communities through 22 banking offices located in Lincolnton, Newton, Denver, Catawba, Conover, Maiden, Claremont, Hiddenite, Hickory, Charlotte, Monroe, Cornelius, Mooresville and Raleigh, North Carolina.  The Bank also operates a loan production office in Denver, North Carolina.  At December 31, 2013, the Company had total assets of $1.0 billion, net loans of $607.5 million, deposits of $799.4 million, total securities of $302.9 million, and shareholders’ equity of $83.7 million.

The Bank operates four offices focused on the Latino population under the name Banco de la Gente (“Banco”).  These offices are operated as a division of the Bank.  Banco offers normal and customary banking services as are offered in the Bank’s other branches such as the taking of deposits and the making of loans and therefore is not considered a reportable segment of the Company.

The Bank has a diversified loan portfolio, with no foreign loans and few agricultural loans.  Real estate loans are predominately variable rate commercial property loans, which include residential development loans to commercial customers.  Commercial loans are spread throughout a variety of industries with no one particular industry or group of related industries accounting for a significant portion of the commercial loan portfolio.  The majority of the Bank’s deposit and loan customers are individuals and small to medium-sized businesses located in the Bank’s market area.  The Bank’s loan portfolio also includes Individual Taxpayer Identification Number (ITIN) mortgage loans generated thorough the Bank’s Banco offices.  Additional discussion of the Bank’s loan portfolio and sources of funds for loans can be found in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on pages A-4 through A-26.

The operations of the Bank and depository institutions in general are significantly influenced by general economic conditions and by related monetary and fiscal policies of depository institution regulatory agencies, including the Federal Reserve, the Federal Deposit Insurance Corporation (the “FDIC”) and the North Carolina Commissioner of Banks (the “Commissioner”).

At December 31, 2013, the Company employed 257 full-time employees and 34 part-time employees, which equated to 279 full-time equivalent employees.

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

The Company established a new subsidiary, CBRES, in 2009. CBRES serves as a “clearing-house” for appraisal services for community banks.  Other banks are able to contract with CBRES to find and engage appropriate appraisal companies in the area where the property is located.  This type of service ensures that the appraisal process remains independent from the financing process within the bank

This report contains certain forward-looking statements with respect to the financial condition, results of operations and business of Peoples Bancorp of North Carolina, Inc. (the “Company”).  These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate” and “believe,” variations of these words and other similar expressions.  Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, (1) competition in the markets served by Peoples Bank, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company’s other filings with the Securities and Exchange Commission.  The Company undertakes no obligation to update any forward-looking statements.

SELECTED FINANCIAL DATA
Dollars in Thousands Except Per Share Amounts

	2013	2012	2011	2010	2009
Summary of Operations
Interest income	$36,696	39,245	45,259	47,680	50,037
Interest expense	5,353	7,696	10,946	14,348	17,187
Net interest earnings	31,343	31,549	34,313	33,332	32,850
Provision for loan losses	2,584	4,924	12,632	16,438	10,535
Net interest earnings after provision
for loan losses	28,759	26,625	21,681	16,894	22,315
Non-interest income	12,652	12,537	14,513	13,884	11,823
Non-interest expense	32,841	31,782	29,572	28,948	29,883
Earnings before taxes	8,570	7,380	6,622	1,830	4,255
Income taxes	1,879	1,587	1,463	(11	1,339
Net earnings	6,691	5,793	5,159	1,841	2,916
Dividends and accretion of preferred stock	656	1,010	1,393	1,394	1,246
Net earnings available to common
shareholders	$6,035	4,783	3,766	447	1,670

Selected Year-End Balances
Assets	$1,034,684	1,013,516	1,067,063	1,067,652	1,048,494
Available for sale securities	297,890	297,823	321,388	272,449	195,115
Loans, net	607,459	605,551	653,893	710,667	762,643
Mortgage loans held for sale	497	6,922	5,146	3,814	2,840
Interest-earning assets	925,736	931,738	1,004,131	1,010,983	988,017
Deposits	799,361	781,525	827,111	838,712	809,343
Interest-bearing liabilities	715,111	745,139	820,452	850,233	826,838
Shareholders' equity	$83,719	97,747	103,027	96,858	99,223
Shares outstanding	5,613,495	5,613,495	5,544,160	5,541,413	5,539,056

Selected Average Balances
Assets	$1,023,609	1,029,612	1,074,250	1,078,136	1,016,257
Available for sale securities	293,770	289,010	295,413	219,797	161,135
Loans	614,532	648,595	697,527	757,532	782,464
Interest-earning assets	950,451	965,994	1,015,451	999,054	956,680
Deposits	787,640	786,976	835,550	840,343	772,075
Interest-bearing liabilities	741,228	770,546	836,382	849,870	796,260
Shareholders' equity	$100,241	103,805	102,568	101,529	101,162
Shares outstanding	5,613,495	5,559,401	5,542,548	5,539,308	5,539,056

Profitability Ratios
Return on average total assets	0.65%	0.56%	0.48%	0.17%	0.29%
Return on average shareholders' equity	6.67%	5.58%	5.03%	1.81%	2.88%
Dividend payout ratio*	11.17%	20.96%	11.78%	100.11%	86.22%

Liquidity and Capital Ratios (averages)
Loan to deposit	78.02%	82.42%	83.48%	90.15%	101.35%
Shareholders' equity to total assets	9.79%	10.08%	9.55%	9.42%	9.95%

Per share of Common Stock
Basic net income	$1.08	0.86	0.68	0.08	0.30
Diluted net income	$1.07	0.86	0.68	0.08	0.30
Cash dividends	$0.12	0.18	0.08	0.08	0.26
Book value	$14.91	15.18	14.06	12.96	13.39

*As a percentage of net earnings available to common shareholders.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following is a discussion of our financial position and results of operations and should be read in conjunction with the information set forth under Item 1A Risk Factors and the Company’s consolidated financial statements and notes thereto on pages A-27 through A-64.

Introduction
Management’s discussion and analysis of earnings and related data are presented to assist in understanding the consolidated financial condition and results of operations of the Company, for the years ended December 31, 2013, 2012 and 2011.  The Company is a registered bank holding company operating under the supervision of the Federal Reserve Board (the "FRB") and the parent company of Peoples Bank (the “Bank”). The Bank is a North Carolina-chartered bank, with offices in Catawba, Lincoln, Alexander, Mecklenburg, Iredell, Union and Wake counties, operating under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation (the “FDIC”).

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

The unfavorable economic conditions experienced from 2008 to 2010 moderated in 2011 and 2012.  Economic conditions were much more positive in 2013, although still far below the pre-crisis levels of 2006 and 2007.  With the unemployment rate continuing to be higher than historical norms and home prices well below pre-crisis levels, the primary indicators of economic activity for our markets continue to point to challenging business conditions that will slow our return to pre-crisis levels of earnings.  This is also reflected in our local markets, as the unemployment rate in our primary markets remains above the national and state unemployment rates.

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

The Federal Reserve has maintained the Federal Funds Rate at 0.25% since December 31, 2008.  This has had a negative impact on 2011, 2012 and 2013 earnings and will continue to have a negative impact on the Bank’s net interest income in the future periods.  The negative impact from the Federal Funds Rate has been partially offset by the increase in earnings realized on interest rate contracts, including interest rate swaps and interest rate floors, utilized by the Bank.  Additional information regarding the Bank’s interest rate contracts is provided below in the section entitled “Asset Liability and Interest Rate Risk Management.”

On December 23, 2008, the Company entered into a Securities Purchase Agreement (“Purchase Agreement”) with the U.S. Department of the Treasury ("UST") pursuant to the Capital Purchase Program ("CPP") under the Troubled Asset Relief Program ("TARP").  Under the Purchase Agreement, the Company agreed to issue and sell 25,054 shares of Series A preferred stock and a Warrant to purchase 357,234 shares of the Company’s common stock.  Proceeds from this issuance of Series A preferred shares were allocated between preferred stock and the Warrant based on their relative fair values at the time of the sale.  Of the $25.1 million in proceeds, $24.4 million was allocated to the Series A preferred stock and $704,000 was allocated to the Warrant.  The discount recorded on the Series A preferred stock that resulted from allocating a portion of the proceeds to the Warrant was being accreted directly to retained earnings over a five-year period applying a level yield.

The Series A preferred stock qualified as Tier 1 capital and paid cumulative dividends at a rate of 5% per annum for the first five years (i.e., through December 23, 2013) and 9% per annum thereafter.  The Series A preferred stock was redeemable at the stated amount of $1,000 per share plus any accrued and unpaid dividends.  Under the terms of the original Purchase Agreement, the Company could not redeem the Series A preferred shares until December 23, 2011 unless the total amount of the issuance, $25.1 million, was replaced with the same amount of other forms of capital that would qualify as Tier 1 capital. However, with the enactment of the American Recovery and Reinvestment Act of 2009 (“ARRA”), the Company could redeem the Series A preferred shares at any time, if approved by the Company’s primary regulator.  The Series A preferred stock was non-voting except for class voting rights on matters that would adversely affect the rights of the holders of the Series A preferred stock.

The UST sold all of its Series A preferred stock in a public auction in June 2012, and, as a result, the Company is no longer subject to the executive compensation and corporate governance standards imposed by TARP.  The Company purchased 12,530 shares of the 25,054 outstanding shares of Series A preferred stock from the UST.  The shares were purchased for $933.36 per share, for a total purchase price of $11,778,576, including $83,575 accrued and unpaid dividends on the Series A preferred stock.  The Company retired the 12,530 shares purchased.  The $834,999 difference between the $12,530,000 face value of the Series A preferred stock retired and the $11,695,001 purchase price of the Series A preferred stock retired was credited to retained earnings effective June 30, 2012.  Remaining Series A preferred shares were redeemable at any time at par.

During the third quarter of 2012, the Company completed its repurchase of the Warrant to purchase 357,234 shares of the Company’s common stock.  The Company repurchased the Warrant for a total price of $425,000.  The exercise price of the Warrant was $10.52 per common share and was exercisable at anytime on or before December 18, 2018.  The Company is no longer accreting the discount associated with the Warrant, as the discount remaining at the time of repurchase was included in the cost of the Warrant.  As of December 31, 2013, the Company had accreted a total of $478,000 of the discount related to the Series A preferred stock.

The Company received regulatory approval in December 2013 to repurchase and redeem the remaining 12,524 outstanding shares of its Series A preferred stock.  The repurchase and redemption was completed on January 17, 2014 and is reflected on the Company’s Consolidated Balance Sheets as of December 31, 2013.   “Accrued interest payable and other liabilities” at December 31, 2013 includes $12.6 million for the payment to preferred shareholders of principal and accrued dividends on January 17, 2014.

The Company does not have specific plans for additional offices in 2014 but will continue to look for growth opportunities in nearby markets and may expand if considered a worthwhile opportunity.

Summary of Significant Accounting Policies
The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries, the Bank and Community Bank Real Estate Solutions, LLC ("CBRES"), along with the Bank’s wholly owned subsidiaries, Peoples Investment Services, Inc. and Real Estate Advisory Services, Inc. ("REAS").  All significant intercompany balances and transactions have been eliminated in consolidation.

The Company’s accounting policies are fundamental to understanding management’s discussion and analysis of results of operations and financial condition.  Many of the Company’s accounting policies require significant judgment regarding valuation of assets and liabilities and/or significant interpretation of specific accounting guidance.  The following is a summary of some of the more subjective and complex accounting policies of the Company.  A more complete description of the Company’s significant accounting policies can be found in Note 1 of the Notes to Consolidated Financial Statements in the Company’s 2013 Annual Report to Shareholders which is Appendix A to the Proxy Statement for the May 1, 2014 Annual Meeting of Shareholders.

Many of the Company’s assets and liabilities are recorded using various techniques that require significant judgment as to recoverability.  The collectability of loans is reflected through the Company’s estimate of the allowance for loan losses.  The Company performs periodic and systematic detailed reviews of its lending portfolio to assess overall collectability.  In addition, certain assets and liabilities are reflected at their estimated fair value in the consolidated financial statements.  Such amounts are based on either quoted market prices or estimated values derived from dealer quotes used by the Company, market comparisons or internally generated modeling techniques.  The Company’s internal models generally involve present value of cash flow techniques.  The various techniques are discussed in greater detail elsewhere in this management’s discussion and analysis and the Notes to Consolidated Financial Statements.

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

The disclosure requirements for derivatives and hedging activities are intended to provide users of financial statements with an enhanced understanding of: (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The disclosure requirements include qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about the fair value of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative instruments.

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

The Company’s objectives in using interest rate derivatives are to add stability to interest income and expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps and floors as part of its interest rate risk management strategy.  For hedges of the Company’s variable-rate loan assets, interest rate swaps designated as cash flow hedges involve the receipt of fixed-rate amounts from a counterparty in exchange for the Company making variable-rate payments over the life of the agreements without exchange of the underlying notional amount.  For hedges of the Company’s variable-rate loan assets, the interest rate floors designated as a cash flow hedge involves the receipt of variable-rate amounts from a counterparty if interest rates fall below the strike rate on the contract in exchange for an up front premium.  The Company had an interest rate swap contract that expired in June 2011.  The Company did not have any interest rate derivatives outstanding as of December 31, 2013 or 2012.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in “Accumulated Other Comprehensive Income” and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings.  The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings.

GAAP establishes a framework for measuring fair value and expands disclosures about fair value measurements. There is a three-level fair value hierarchy for fair value measurements.  Level 1 inputs are quoted prices in active markets for identical assets or liabilities that a company has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability.  The table below presents the balance of securities available for sale ("AFS"), which are measured at fair value on a recurring basis by level within the fair value hierarchy as of December 31, 2013 and 2012.

(Dollars in thousands)
	December 31, 2013
	Fair Value Measurements	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage-backed securities	$123,977	-	123,977	-
U.S. Government
sponsored enterprises	$22,143	-	22,143	-
State and political subdivisions	$145,368	-	145,368	-
Corporate bonds	$3,463	-	3,463	-
Trust preferred securities	$1,250	-	-	1,250
Equity securities	$1,689	1,689	-	-

(Dollars in thousands)
	December 31, 2012
	Fair Value Measurements	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage-backed securities	$148,024	-	148,024	-
U.S. Government
sponsored enterprises	$18,837	-	18,837	-
State and political subdivisions	$125,658	-	125,658	-
Corporate bonds	$2,586	-	2,586	-
Trust preferred securities	$1,250	-	-	1,250
Equity securities	$1,468	1,468	-	-

Fair values of investment securities AFS are determined by obtaining quoted prices on nationally recognized securities exchanges when available.  If quoted prices are not available, fair value is determined using matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities.

The following is an analysis of fair value measurements of investment securities AFS using Level 3, significant unobservable inputs, for the year ended December 31, 2013.

(Dollars in thousands)
Investment Securities Available for Sale
Level 3 Valuation
Balance, beginning of period	$1,250
Change in book value	-
Change in gain/(loss) realized and unrealized	-
Purchases/(sales)	-
Transfers in and/or (out) of Level 3	-
Balance, end of period	$1,250

Change in unrealized gain/(loss) for assets still held in Level 3	$-

The fair value measurements for impaired loans and other real estate on a non-recurring basis at December 31, 2013 and 2012 are presented below.  The fair value measurement process uses certified appraisals and other market-based information; however, in many cases, it also requires significant input based on management’s knowledge of and judgment about current market conditions, specific issues relating to the collateral, and other matters.  As a result, all fair value measurements for impaired loans and other real estate are considered Level 3.

(Dollars in thousands)
	Fair Value Measurements December 31, 2013	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation	Total Gains/(Losses) for the Year Ended December 31, 2013
Impaired loans	$39,780	-	-	39,780	(3,207)
Other real estate	$1,679	-	-	1,679	(581)

(Dollars in thousands)
	Fair Value Measurements December 31, 2012	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation	Total Gains/(Losses) for the Year Ended December 31, 2012
Impaired loans	$46,738	-	-	46,738	(6,875)
Other real estate	$6,254	-	-	6,254	(1,136)

At each reporting period, the Bank determines which loans are impaired.  Accordingly, the Bank’s impaired loans are reported at their estimated fair value on a non-recurring basis.  An allowance for each impaired loan that is collateral-dependent is calculated based on the fair value of its collateral.  The fair value of the collateral is based on appraisals performed by REAS, a subsidiary of the Bank.  REAS is staffed by certified appraisers that also perform appraisals for other companies.  Factors including the assumptions and techniques utilized by the appraiser are considered by management.  If the recorded investment in the impaired loan exceeds the measure of fair value of the collateral, a valuation allowance is recorded as a component of the allowance for loan losses.  An allowance for each impaired loan that is non-collateral dependent is calculated based on the present value of projected cash flows.  If the recorded investment in the impaired loan exceeds the present value of projected cash flows, a valuation allowance is recorded as a component of the allowance for loan losses.  Impaired loans under $250,000 are not individually evaluated for impairment, with the exception of the Bank’s troubled debt restructured (“TDR”) loans in the residential mortgage loan portfolio, which are individually evaluated for impairment.  Accruing impaired loans were $27.6 million and $30.6 million at December 31, 2013 and 2012, respectively.  Interest income recognized on accruing impaired loans was $1.3 million and $1.5 million for the years ended December 31, 2013 and 2012, respectively.  No interest income is recognized on non-accrual impaired loans subsequent to their classification as non-accrual.

The following tables present the Bank’s impaired loans as of December 31, 2013 and 2012:

December 31, 2013
(Dollars in thousands)

	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Recorded Investment in Impaired Loans	Related Allowance	Average Outstanding Impaired Loans
Real estate loans
Construction and land development	$9,861	6,293	868	7,161	53	8,289
Single-family residential	7,853	1,428	5,633	7,061	123	7,859
Single-family residential -
Banco de la Gente stated income	22,034	-	21,242	21,242	1,300	21,242
Commercial	5,079	3,045	1,489	4,534	182	4,171
Multifamily and farmland	177	-	177	177	1	184
Total impaired real estate loans	45,004	10,766	29,409	40,175	1,659	41,745

Loans not secured by real estate
Commercial loans	999	257	724	981	15	826
Consumer loans	302	264	35	299	1	247
Total impaired loans	$46,305	11,287	30,168	41,455	1,675	42,818

December 31, 2012
(Dollars in thousands)
	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Recorded Investment in Impaired Loans	Related Allowance	Average Outstanding Impaired Loans
Real estate loans
Construction and land development	$17,738	11,795	680	12,475	61	12,810
Single-family residential	9,099	766	7,799	8,565	177	7,590
Single-family residential -
Banco de la Gente stated income	21,806	-	21,000	21,000	1,278	21,158
Commercial	5,830	4,569	467	5,036	6	5,433
Multifamily and farmland	193	-	193	193	1	200
Total impaired real estate loans	54,666	17,130	30,139	47,269	1,523	47,191

Loans not secured by real estate
Commercial loans	983	347	592	939	12	1,125
Consumer loans	68	-	66	66	1	41
Total impaired loans	$55,717	17,477	30,797	48,274	1,536	48,357

In January 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-04, (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure.  ASU No. 2014-04 provides additional guidance to clarify when an in substance repossession or foreclosure occurs, that is, when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan should be derecognized and the real estate property recognized.  ASU No. 2014-04 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2014.  The adoption of this guidance is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

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

Results of Operations
Summary.  The Company reported earnings of $6.7 million in 2013, or $1.19 basic and diluted net earnings per share, before adjustment for preferred stock dividends and accretion, as compared to $5.8 million, or $1.04 basic and diluted net earnings per share, before adjustment for preferred stock dividends and accretion, for the year ended December 31, 2012.  After adjusting for dividends and accretion on preferred stock, net earnings available to common shareholders for the year ended December 31, 2013 were $6.0 million, or $1.08 basic net earnings per common share and $1.07 diluted net earnings per common share, as compared to $4.8 million, or $0.86 basic and diluted net earnings per common share, for the year ended December 31, 2012.  The increase in year-to-date earnings is primarily attributable to a decrease in the provision for loan losses and an increase in non-interest income, which were partially offset by a decrease in net interest income and an increase in non-interest expense, as discussed below.

Net earnings for 2012 represented an increase of 27% as compared to 2011 net earnings of $3.8 million, or $0.68 basic and diluted net earnings per common share.  The increase in 2012 net earnings was primarily attributable to a decrease in the provision for loan losses, which was partially offset by aggregate decreases in net interest income and non-interest income and aggregate increases in non-interest expense.

The return on average assets in 2013 was 0.65%, compared to 0.56% in 2012 and 0.48% in 2011. The return on average shareholders’ equity was 6.67% in 2013 compared to 5.58% in 2012 and 5.03% in 2011.

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

Net interest income for 2013 was $31.3 million compared to $31.5 million in 2012.  This decrease is primarily attributable to a decrease in interest income resulting from decreases in the year-to-date average balances outstanding on loans and the yield on earning assets, which were partially offset by a decrease in interest expense due to a reduction in the cost of funds and a reduction in interest bearing liabilities.  Net interest income decreased in 2012 from $34.3 million in 2011.

Table 1 sets forth for each category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding, the interest incurred on such amounts and the average rate earned or incurred for the years ended December 31, 2013, 2012 and 2011. The table also sets forth the average rate earned on total interest-earning assets, the average rate paid on total interest-bearing liabilities, and the net yield on average total interest-earning assets for the same periods.  Yield information does not give effect to changes in fair value that are reflected as a component of shareholders’ equity.  Yields and interest income on tax-exempt investments have been adjusted to tax equivalent basis using an effective tax rate of 38.55% for securities that are both federal and state tax exempt, an effective tax rate of 31.65% for federal tax exempt securities and an effective tax rate of 6.90% for state tax exempt securities.  Non-accrual loans and the interest income that was recorded on these loans, if any, are included in the yield calculations for loans in all periods reported.

Table 1- Average Balance Table

	December 31, 2013			December 31, 2012			December 31, 2011
(Dollars in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate
Interest-earning assets:
Interest and fees on loans	$614,532	30,194	4.91%	648,595	32,758	5.05%	697,527	36,374	5.21%
Investments - taxable	141,143	1,544	1.09%	188,625	2,901	1.54%	173,766	4,688	2.70%
Investments - nontaxable*	158,535	7,070	4.46%	106,796	5,198	4.87%	128,543	5,865	4.56%
Other	36,241	85	0.23%	21,977	51	0.23%	15,615	33	0.21%

Total interest-earning assets	950,451	38,893	4.09%	965,993	40,908	4.23%	1,015,451	46,960	4.62%

Cash and due from banks	36,080			24,760			23,844
Other assets	51,239			55,618			50,829
Allowance for loan losses	(14,161)			(16,760)			(15,874)

Total assets	$1,023,609			1,029,611			1,074,250

Interest-bearing liabilities:

NOW, MMDA & savings deposits	$376,457	732	0.19%	351,748	1,180	0.34%	344,860	2,263	0.66%
Time deposits	230,880	1,650	0.71%	282,218	3,205	1.14%	357,094	5,035	1.41%
FHLB / FRB borrowings	69,740	2,518	3.61%	70,350	2,744	3.90%	70,027	2,956	4.22%
Trust preferred securities	20,619	398	1.93%	20,619	438	2.12%	20,619	407	1.97%
Other	43,532	55	0.13%	45,611	129	0.28%	43,782	285	0.65%

Total interest-bearing liabilities	741,228	5,353	0.72%	770,546	7,696	1.00%	836,382	10,946	1.31%

Demand deposits	180,303			153,009			133,596
Other liabilities	4,860			4,746			4,174
Shareholders' equity	100,241			103,805			102,568

Total liabilities and shareholder's equity	$1,026,632			1,032,106			1,076,720

Net interest spread		33,540	3.37%		33,212	3.23%		36,014	3.31%

Net yield on interest-earning assets			3.53%			3.44%			3.55%

Taxable equivalent adjustment
Investment securities		2,197			1,663			1,701

Net interest income		31,343			31,549			34,313

*Includes U.S. government agency securities that are non-taxable for state income tax purposes of $20.2 million in 2013, $5.3 million in 2012 and $39.0 million in 2011. An effective tax rate of 6.90% was used to calculate the tax equivalent yield on these securities.

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

Table 2 - Rate/Volume Variance Analysis-Tax Equivalent Basis

	December 31, 2013			December 31, 2012
(Dollars in thousands)	Changes in average volume	Changes in average rates	Total Increase (Decrease)	Changes in average volume	Changes in average rates	Total Increase (Decrease)
Interest income:
Loans: Net of unearned income	$(1,697)	(867)	(2,564)	(2,512)	(1,104)	(3,616)

Investments - taxable	(625)	(732)	(1,357)	315	(2,102)	(1,787)
Investments - nontaxable	2,413	(541)	1,872	(1,025)	358	(667)
Other	33	1	34	15	3	18
Total interest income	124	(2,139)	(2,015)	(3,207)	(2,845)	(6,052)

Interest expense:
NOW, MMDA & savings deposits	65	(513)	(448)	34	(1,117)	(1,083)
Time deposits	(475)	(1,080)	(1,555)	(953)	(877)	(1,830)
FHLB / FRB Borrowings	(23)	(203)	(226)	13	(225)	(212)
Trust Preferred Securities	-	(40)	(40)	-	31	31
Other	(4)	(70)	(74)	9	(165)	(156)
Total interest expense	(437)	(1,906)	(2,343)	(897)	(2,353)	(3,250)
Net interest income	$561	(233)	328	(2,310)	(492)	(2,802)

Net interest income on a tax equivalent basis totaled $31.3 million in 2013 as compared to $31.5 million in 2012.  The interest rate spread, which represents the rate earned on interest-earning assets less the rate paid on interest-bearing liabilities, was 3.37% in 2013, an increase from the 2012 net interest spread of 3.23%.  The net yield on interest-earning assets in 2013 increased to 3.53% from the 2012 net yield on interest-earning assets of 3.44%.

Tax equivalent interest income decreased $2.0 million or 5% in 2013 primarily due to decreases in the year-to-date average balances outstanding on loans and the yield on earning assets.  The yield on interest-earning assets decreased to 4.09% in 2013 from 4.23% in 2012.  Average interest-earning assets decreased $15.5 million primarily as the result of a $34.1 million decrease in the average outstanding balance of loans, which was partially offset by a $14.2 million decrease in other interest-earning assets.  Other interest-earning assets including federal funds sold were $36.2 million in 2013 and $22.0 million in 2012.

Interest expense decreased $2.3 million or 30% in 2013 primarily due to a decrease in the average rate paid on interest-bearing liabilities.  The cost of funds decreased to 0.72% in 2013 from 1.00% in 2012.  This decrease in the cost of funds was primarily attributable to decreases in the average rate paid on interest-bearing deposit accounts and a reduction in interest-bearing liabilities.  The $29.3 million decrease in average interest-bearing liabilities in 2013 was primarily attributable to a $51.3 million decrease in certificates of deposit, which was partially offset by a $24.7 million increase in interest-bearing checking and savings accounts.

In 2012 net interest income on a tax equivalent basis decreased to $31.5 million from $34.3 million in 2011.  The interest rate spread was 3.23% in 2012, a decrease from the 2011 net interest spread of 3.31%.  The net yield on interest-earning assets in 2012 decreased to 3.44% from the 2011 net yield on interest-earning assets of 3.55%.

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

The provision for loan losses was $2.6 million, $4.9 million, and $12.6 million for the years ended December 31, 2013, 2012 and 2011, respectively.  The decrease in the provision for loan losses is primarily attributable to a $3.6 million decrease in net charge-offs during the year ended December 31, 2013, compared to the year ended December 31, 2012 and a $3.8 million reduction in non-accrual loans from December 31, 2012 to December 31, 2013.  Please see the section below entitled “Allowance for Loan Losses” for a more complete discussion of the Bank’s policy for addressing potential loan losses.

Non-Interest Income.  Non-interest income was $12.7 million for the year ended December 31, 2013, compared to $12.5 million for the year ended December 31, 2012.  This increase is primarily attributable to a $554,000 reduction in losses and write-downs on other real estate owned properties and a $144,000 increase in income from the Bank’s subsidiary, Peoples Investment Services, Inc., and was partially offset by a $604,000 decrease in the gain on sale of securities for the year ended December 31, 2013, as compared to the year ended December 31, 2012.

Non-interest income totaled $12.5 million for the year ended December 31, 2012, compared to $14.5 million for the year ended December 31, 2011.  This decrease is primarily attributable to a $3.2 million decrease in the gains on sale of securities, which was partially offset by a $472,000 increase in mortgage banking income and a $362,000 increase in income from CBRES, for the year ended December 31, 2012, as compared to the year ended December 31, 2011.

 The Company periodically evaluates its investments for any impairment which would be deemed other-than-temporary.   No investment impairments were deemed other-than-temporary in 2013 or 2012.  As part of its evaluation in 2011, the Company determined that the fair value of one equity security was less than the original cost of the investment and that the decline in fair value was not temporary in nature.  As a result, the Company wrote down its investment by $144,000. The remaining fair value of the investment at December 31, 2011 was approximately $264,000.

Net losses on other real estate and repossessed assets were $581,000, $1.1 million and $1.3 million for 2013, 2012 and 2011, respectively.  The increased level of net losses on other real estate and repossessed assets during 2012 and 2011 were primarily attributable to increased write-downs on foreclosed property during the years ended December 31, 2012 and 2011.  Management determined that the market value of these assets had decreased significantly and charges were appropriate in 2012 and 2011.

Table 3 presents a summary of non-interest income for the years ended December 31, 2013, 2012 and 2011.

Table 3 - Non-Interest Income

(Dollars in thousands)	2013	2012	2011
Service charges	$4,566	4,764	5,106
Other service charges and fees	1,172	1,940	2,090
Other than temporary impairment losses	-	-	(144)
Gain on sale of securities	614	1,218	4,406
Mortgage banking income	1,228	1,229	757
Insurance and brokerage commissions	661	517	471
Loss on sale and write-down of other real estate	(581)	(1,136)	(1,322)
Visa debit card income	2,990	2,092	1,783
Net appraisal management fee income	718	737	375
Miscellaneous	1,284	1,176	991
Total non-interest income	$12,652	12,537	14,513

Non-Interest Expense.  Non-interest expense was $32.8 million for the year ended December 31, 2013, as compared to $31.8 million for the year ended December 31, 2012.  This increase is primarily due to the $530,000 Federal Home Loan Bank ("FHLB") prepayment penalty paid during the fourth quarter of 2013 and a $425,000 increase in salaries and employee benefits expense, which was primarily due to salary increases, an increase in the number of full-time equivalent employees and an increase in sales incentive expense during the year ended December 31, 2013, as compared to the year ended December 31, 2012.  Non-interest expense was $31.8 million for 2012 compared to $29.6 million for 2011.

Table 4 presents a summary of non-interest expense for the years ended December 31, 2013, 2012 and 2011.

Table 4 - Non-Interest Expense

(Dollars in thousands)	2013	2012	2011
Salaries and employee benefits	$16,851	16,426	14,766
Occupancy expense	5,539	5,236	5,339
Office supplies	498	369	403
FDIC deposit insurance	864	894	1,061
Visa debit card expense	823	729	658
Professional services	632	560	428
Postage	230	284	326
Telephone	570	554	605
Director fees and expense	246	266	223
Advertising	685	695	660
Consulting fees	468	499	316
Taxes and licenses	307	325	289
Foreclosure/OREO expense	356	677	904
Internet banking expense	568	593	509
FHLB advance prepayment penalty	530	-	-
Other operating expense	3,674	3,675	3,085
Total non-interest expense	$32,841	31,782	29,572

Income Taxes.  The Company reported income tax expense of $1.9 million, $1.6 million and $1.5 million for the years ended December 31, 2013, 2012 and 2011, respectively.  The Company’s effective tax rates were 21.93%, 21.50% and 22.09% in 2013, 2012 and 2011, respectively.  The 2013, 2012 and 2011 effective tax rates are lower than historical levels due to increases in tax exempt investment income, which had a greater impact on the effective tax rate at the reduced level of earnings before income taxes as experienced in 2013, 2012 and 2011.

Liquidity. The objectives of the Company’s liquidity policy are to provide for the availability of adequate funds to meet the needs of loan demand, deposit withdrawals, maturing liabilities and to satisfy regulatory requirements.  Both deposit and loan customer cash needs can fluctuate significantly depending upon business cycles, economic conditions and yields and returns available from alternative investment opportunities.  In addition, the Company’s liquidity is affected by off-balance sheet commitments to lend in the form of unfunded commitments to extend credit and standby letters of credit.  As of December 31, 2013, such unfunded commitments to extend credit were $146.2 million, while commitments in the form of standby letters of credit totaled $4.4 million.

The Company uses several funding sources to meet its liquidity requirements.  The primary funding source is core deposits, which includes demand deposits, savings accounts and non-brokered certificates of deposits of denominations less than $100,000.  The Company considers these to be a stable portion of the Company’s liability mix and the result of on-going consumer and commercial banking relationships.  As of December 31, 2013, the Company’s core deposits totaled $683.9 million, or 86% of total deposits.

The other sources of funding for the Company are through large denomination certificates of deposit, including brokered deposits, federal funds purchased, securities under agreement to repurchase and FHLB borrowings.  The Bank is also able to borrow from the FRB on a short-term basis.  The Bank’s policies include the ability to access wholesale funding up to 40% of total assets.  The Bank’s wholesale funding includes FHLB borrowings, FRB borrowings, brokered deposits and internet certificates of deposit.  The Company’s ratio of wholesale funding to total assets was 7.83% as of December 31, 2013.

At December 31, 2013, the Bank had a significant amount of deposits in amounts greater than $100,000, including brokered deposits of $15.1 million, which have an average original term of eight months.  Brokered deposits include certificates of deposit participated through the Certificate of Deposit Account Registry Service (“CDARS”) on behalf of local customers.  CDARS balances totaled $15.1 million as of December 31, 2013.  The balance and cost of brokered deposits are more susceptible to changes in the interest rate environment than other deposits.   Access to the brokered deposit market could be restricted if the Bank were to fall below the well capitalized level.  For additional information, please see the section below entitled “Deposits.”

The Bank has a line of credit with the FHLB equal to 20% of the Bank’s total assets, with an outstanding balance of $65.0 million at December 31, 2013.  At December 31, 2013, the carrying value of loans pledged as collateral totaled approximately $132.9 million.  As additional collateral, the Bank has pledged securities to the FHLB.  At December 31, 2013, the market value of securities pledged to the FHLB totaled $17.3 million.  The remaining availability under the line of credit with the FHLB was $21.6 million at December 31, 2013.  The Bank had no borrowings from the FRB at December 31, 2013.  The FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB.  At December 31, 2013, the carrying value of loans pledged as collateral to the FRB totaled approximately $315.2 million.

The Bank also had the ability to borrow up to $62.5 million for the purchase of overnight federal funds from six correspondent financial institutions as of December 31, 2013.

The liquidity ratio for the Bank, which is defined as net cash, interest-bearing deposits with banks, federal funds sold and certain investment securities, as a percentage of net deposits and short-term liabilities was 35.65% at December 31, 2013, 35.14% at December 31, 2012 and 32.19% at December 31, 2011.  The minimum required liquidity ratio as defined in the Bank’s Asset/Liability and Interest Rate Risk Management Policy for on balance sheet liquidity is 10%.

As disclosed in the Company’s Consolidated Statements of Cash Flows included elsewhere herein, net cash provided by operating activities was approximately $37.4 million during 2013.  Net cash used in investing activities of $19.2 million consisted primarily of purchases of AFS investments totaling $98.1 million, which were partially offset by maturities, calls and sales of AFS investments, which totaled $63.6 million.  Net cash provided by financing activities amounted to $9.7 million, primarily due to a $17.8 million net increase in deposits and a $10.8 million increase in securities sold under agreements to repurchase, which were partially offset by a $12.5 million decrease in preferred stock.

Asset Liability and Interest Rate Risk Management.  The objective of the Company’s Asset Liability and Interest Rate Risk strategies is to identify and manage the sensitivity of net interest income to changing interest rates and to minimize the interest rate risk between interest-earning assets and interest-bearing liabilities at various maturities.  This is done in conjunction with the need to maintain adequate liquidity and the overall goal of maximizing net interest income. Table 5 presents an interest rate sensitivity analysis for the interest-earning assets and interest-bearing liabilities for the year ended December 31, 2013.

Table 5 - Interest Sensitivity Analysis

(Dollars in thousands)	Immediate	1-3 months	4-12 months	Total Within One Year	Over One Year & Non-sensitive	Total
Interest-earning assets:
Loans	$279,708	11,565	17,016	308,289	312,671	620,960
Mortgage loans held for sale	497	-	-	497	-	497
Investment securities available for sale	-	11,297	24,204	35,501	262,389	297,890
Interest-bearing deposit accounts	26,871	-	-	26,871	-	26,871
Other interest-earning assets	-	-	-	-	5,609	5,609
Total interest-earning assets	307,076	22,862	41,220	371,158	580,669	951,827

Interest-bearing liabilities:
NOW, savings, and money market deposits	386,893	-	-	386,893	-	386,893
Time deposits	18,667	33,563	74,806	127,036	90,167	217,203
FHLB borrowings	-	-	-	-	65,000	65,000
Securities sold under
agreement to repurchase	45,396	-	-	45,396	-	45,396
Trust preferred securities	-	20,619	-	20,619	-	20,619
Total interest-bearing liabilities	450,956	54,182	74,806	579,944	155,167	735,111

Interest-sensitive gap	$(143,880)	(31,320)	(33,586)	(208,786)	425,502	216,716

Cumulative interest-sensitive gap	$(143,880)	(175,200)	(208,786)	(208,786)	216,716

Interest-earning assets as a percentage of interest-bearing liabilities
	68.09%	42.19%	55.10%	64.00%	374.22%

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

The Company’s rate sensitive assets are those earning interest at variable rates and those with contractual maturities within one year.  Rate sensitive assets therefore include both loans and available-for-sale securities.  Rate sensitive liabilities include interest-bearing checking accounts, money market deposit accounts, savings accounts, time deposits and borrowed funds.  Rate sensitive assets at December 31, 2013 totaled $951.8 million, exceeding rate sensitive liabilities of $735.1 million by $216.7 million.

Included in the rate sensitive assets are $290.4 million in variable rate loans indexed to prime rate subject to immediate repricing upon changes by the Federal Open Market Committee (“FOMC”).  The Bank utilizes interest rate floors on certain variable rate loans to protect against further downward movements in the prime rate.  At December 31, 2013, the Bank had $203.1 million in loans with interest rate floors.  The floors were in effect on $200.6 million of these loans pursuant to the terms of the promissory notes on these loans.   The weighted average rate on these loans is 1.05% higher than the indexed rate on the promissory notes without interest rate floors.

The Company has an overall interest rate risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility.  By using derivative instruments, the Company is exposed to credit and market risk.  If the counterparty fails to perform, credit risk is equal to the extent of the fair-value gain in the derivative.  The Company minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed periodically by the Company. The Company did not have any interest rate derivatives outstanding as of December 31, 2013.

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

All of the Company’s investment securities are held in the AFS category. At December 31, 2013, the market value of AFS securities totaled $297.9 million, compared to $297.8 million and $321.4 million at December 31, 2012 and 2011, respectively.  Table 6 presents the market value of the AFS securities held at December 31, 2013, 2012 and 2011.

Table 6 - Summary of Investment Portfolio

(Dollars in thousands)	2013	2012	2011
U. S. Government sponsored enterprises	$22,143	18,837	7,694
State and political subdivisions	145,368	125,658	97,097
Mortgage-backed securities	123,977	148,024	213,693
Corporate bonds	3,463	2,586	543
Trust preferred securities	1,250	1,250	1,250
Equity securities	1,689	1,468	1,111
Total securities	$297,890	297,823	321,388

The Company’s investment portfolio consists of U.S. Government sponsored enterprise securities, municipal securities, U.S. Government sponsored enterprise mortgage-backed securities, corporate bonds, trust preferred securities and equity securities.  AFS securities averaged $293.8 million in 2013, $289.0 million in 2012 and $295.4 million in 2011.  Table 7 presents the amortized cost of AFS securities held by the Company by maturity category at December 31, 2013.   Yield information does not give effect to changes in fair value that are reflected as a component of shareholders’ equity.  Yields are calculated on a tax equivalent basis.  Yields and interest income on tax-exempt investments have been adjusted to a tax equivalent basis using an effective tax rate 38.55% for securities that are both federal and state tax exempt, an effective tax rate of 31.65% for federal tax exempt securities and an effective tax rate of 6.90% for state tax exempt securities.

Table 7 - Maturity Distribution and Weighted Average Yield on Investments

			After One Year		After 5 Years
	One Year or Less		Through 5 Years		Through 10 Years		After 10 Years		Totals
(Dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Book value:
U.S. Government
sponsored enterprises	$1,525	0.68%	4,920	2.07%	7,513	2.70%	8,185	2.33%	22,143	2.86%
State and political subdivisions	2,523	3.35%	23,715	3.40%	107,371	3.03%	11,759	3.78%	145,368	3.41%
Mortgage-backed securities	31,453	2.34%	57,370	2.49%	17,731	2.53%	17,423	2.67%	123,977	2.23%
Corporate bonds	-	-	2,468	2.79%	995	1.24%	-	-	3,463	2.32%
Trust preferred securities	-	-	-	-	1,000	4.34%	250	5.26%	1,250	4.89%
Equity securities	-	-	-	-	-	-	1,689	0.00%	1,689	0.00%
Total securities	$35,501	2.23%	88,473	2.61%	134,610	2.65%	39,306	2.84%	297,890	2.62%

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

Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by real estate, which is dependent upon the real estate market.  Real estate mortgage loans include both commercial and residential mortgage loans.  At December 31, 2013, the Bank had $105.6 million in residential mortgage loans, $85.5 million in home equity loans and $275.1 million in commercial mortgage loans, which include $220.5 million using commercial property as collateral and $54.6 million using residential property as collateral.   Residential mortgage loans include $56.1 million made to customers in the Bank’s traditional banking offices and $49.5 million in mortgage loans originated in the Bank’s Latino banking operations.  All residential mortgage loans are originated as fully amortizing loans, with no negative amortization.

At December 31, 2013, the Bank had $63.7 million in construction and land development loans.  Table 8 presents a breakout of these loans.

Table 8 - Construction and Land Development Loans

(Dollars in thousands)	Number of Loans	Balance Outstanding	Non-accrual Balance
Land acquisition and development - commercial purposes	64	$14,993	844
Land acquisition and development - residential purposes	292	40,673	5,702
1 to 4 family residential construction	30	4,663	-
Commercial construction	6	3,413	-
Total acquisition, development and construction	392	$63,742	6,546

The mortgage loans originated in the traditional banking offices are generally 15 to 30 year fixed rate loans with attributes that  prevent the loans from being sellable in the secondary market.  These factors may include higher loan-to-value ratio, limited documentation on income, non-conforming appraisal or non-conforming property type.  These loans are generally made to existing Bank customers and have been originated throughout the Bank’s seven county service area, with no geographic concentration.  At December 31, 2013, there were 27 mortgage loans originated in the traditional banking offices with an outstanding balance of $2.3 million that were 30 days or more past due and 10 loans with an outstanding balance of $1.6 million in non-accrual.

Banco de la Gente single family residential stated income loans originated from 2005 to 2009 were primarily adjustable rate mortgage loans that adjust annually after the end of the first five years of the loan.  The loans are tied to the one-year T-Bill index and, if they were to adjust at December 31, 2013, would have a reduction in the interest rate on the loan.  The underwriting on these loans includes both full income verification and no income verification, with loan-to-value ratios of up to 95% without private mortgage insurance.  A majority of these loans would be considered subprime loans, as they were underwritten using stated income rather than fully documented income verification.  No other loans in the Bank’s portfolio would be considered subprime.  The majority of these loans have been originated within the Charlotte, North Carolina metro area (Mecklenburg County).  At this time, Charlotte has experienced a decline in values within the residential real estate market.  At December 31, 2013, there were 107 loans with an outstanding balance of $11.1 million 30 days or more past due and 28 loans with an outstanding balance of $2.0 million in non-accrual.  Total losses on this portfolio, since the first loans were originated in 2004, have amounted to approximately $3.5 million through December 31, 2013.

The composition of the Bank’s loan portfolio is presented in Table 9.

Table 9 - Loan Portfolio

	2013		2012		2011		2010		2009
(Dollars in thousands)	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans
Real estate loans
Construction and land development	$63,742	10.27%	73,176	11.80%	93,812	13.99%	124,048	17.08%	169,680	21.81%
Single-family residential	195,975	31.56%	195,003	31.45%	212,993	31.77%	232,294	31.99%	226,651	29.13%
Single-family residential- Banco de la
Gente stated income	49,463	7.97%	52,019	8.39%	54,058	8.06%	55,013	7.58%	55,035	7.07%
Commercial	209,287	33.70%	200,633	32.36%	214,415	31.98%	213,487	29.40%	224,975	28.92%
Multifamily and farmland	11,801	1.90%	8,951	1.44%	4,793	0.71%	6,456	0.89%	6,302	0.81%
Total real estate loans	530,268	85.39%	529,782	85.45	580,071	86.51%	631,298	86.94%	682,643	87.74%

Loans not secured by real estate
Commercial loans	68,047	10.97%	64,295	10.38%	60,646	9.05%	60,994	8.40%	67,487	8.67%
Farm loans	19	0.00%	11	0.00%	-	0.00%	-	0.00%	-	0.00%
Consumer loans	9,593	1.54%	10,148	1.64%	10,490	1.56%	11,500	1.58%	12,943	1.66%
All other loans	13,033	2.10%	15,738	2.54%	19,290	2.88%	22,368	3.08%	14,983	1.93%
Total loans	620,960	100.00%	619,974	100.00%	670,497	100.00%	726,160	100.00%	778,056	100.00%

Less: Allowance for loan losses	13,501		14,423		16,604		15,493		15,413

Net loans	$607,459		605,551		653,893		710,667		762,643

    As of December 31, 2013, gross loans outstanding were $621.0 million, compared to $620.0 million at December 31, 2012.  Loans originated or renewed during the year ended December 31, 2013, amounting to approximately $138.3 million, were offset by paydowns and payoffs of existing loans.  Included in the loans originated during the year ended December 31, 2013 were $10.0 million in participation loans.  These included a $6.0 million participation in a church loan with another North Carolina bank, which was originated during the third quarter of 2013 and $4.0 million in a multinational commercial loan, which was originated during the second quarter of 2013.   While it is management’s intention to grow loans in its local market, the Bank is open to opportunities to lend in other markets.  The Bank underwrites all participation loans to the same standards as loans in its own market.  Average loans represented 65% and 67% of total earning assets for the years ended December 31, 2013 and 2012, respectively.  The Bank had $497,000 and $6.9 million in mortgage loans held for sale as of December 31, 2013 and 2012, respectively.

Total TDR loans amounted to $21.9 million and $23.9 million at December 31, 2013 and 2012, respectively.  The terms of these loans have been renegotiated to provide a reduction in principal or interest as a result of the deteriorating financial position of the borrower.  There were $335,000 and $2.0 million in performing loans classified as TDR loans at December 31, 2013 and 2012, respectively.

Table 10 identifies the maturities of all loans as of December 31, 2013 and addresses the sensitivity of these loans to changes in interest rates.

Table 10 - Maturity and Repricing Data for Loans

(Dollars in thousands)	Within one year or less	After one year through five years	After five years	Total loans
Real estate loans
Construction and land development	$51,841	8,966	2,935	63,742
Single-family residential	94,874	55,242	45,531	195,647
Single-family residential- Banco de la Gente
stated income	20,074	-	29,389	49,463
Commercial	97,261	72,666	39,360	209,287
Multifamily and farmland	3,799	5,274	2,728	11,801
Total real estate loans	268,177	142,148	119,943	530,268

Loans not secured by real estate
Commercial loans	49,702	13,041	5,304	68,047
Farm loans	10	9	-	19
Consumer loans	3,998	4,942	654	9,593
All other loans	9,088	2,294	1,651	13,033
Total loans	$330,974	162,434	127,552	620,960

Total fixed rate loans	$22,686	141,309	127,552	291,547
Total floating rate loans	308,289	21,124	-	329,413

Total loans	$330,974	162,434	127,552	620,960

In the normal course of business, there are various commitments outstanding to extend credit that are not reflected in the financial statements. At December 31, 2013, outstanding loan commitments totaled $146.2 million.  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  Additional information regarding commitments is provided below in the section entitled “Contractual Obligations and Off-Balance Sheet Arrangements” and in Note 10 to the Consolidated Financial Statements.

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

Management uses several measures to assess and monitor the credit risks in the loan portfolio, including a loan grading system that begins upon loan origination and continues until the loan is collected or collectibility becomes doubtful. Upon loan origination, the Bank’s originating loan officer evaluates the quality of the loan and assigns one of eight risk grades. The loan officer monitors the loan’s performance and credit quality and makes changes to the credit grade as conditions warrant. When originated or renewed, all loans over a certain dollar amount receive in-depth reviews and risk assessments by the Bank’s Credit Administration. Before making any changes in these risk grades, management considers assessments as determined by the third party credit review firm (as described below), regulatory examiners and the Bank’s Credit Administration. Any issues regarding the risk assessments are addressed by the Bank’s senior credit administrators and factored into management’s decision to originate or renew the loan. The Bank’s Board of Directors reviews, on a monthly basis, an analysis of the Bank’s reserves relative to the range of reserves estimated by the Bank’s Credit Administration.

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

There were no significant changes in the estimation methods or fundamental assumptions used in the evaluation of the allowance for loan losses for the year ended December 31, 2013 as compared to the year ended December 31, 2012.   Revisions, estimates and assumptions may be made in any period in which the supporting factors indicate that loss levels may vary from the previous estimates.

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

Net charge-offs for 2013 were $3.5 million.  The ratio of net charge-offs to average total loans was 0.57% in 2013, 1.10% in 2012 and 1.65% in 2011.  The Bank strives to proactively work with its customers to identify potential problems.  If found, the Bank works to quickly recognize identifiable losses and to establish a plan, with the borrower, if possible, to have the loans paid off.  This process increased the levels of charge-offs and provision for loan losses in 2010 through 2013 as compared to historical periods prior to 2009.  Management expects the ratio of net charge-offs to average total loans to remain at a level above historical norms in 2014 due to current economic conditions and the higher than normal levels of non-performing and past due loans.   The allowance for loan losses was $13.5 million or 2.17% of total loans outstanding at December 31, 2013.  For December 31, 2012 and 2011, the allowance for loan losses amounted to $14.4 million or 2.33% of total loans outstanding and $16.6 million, or 2.48% of total loans outstanding, respectively.

Table 11 presents the percentage of loans assigned to each risk grade at December 31, 2013 and 2012.

Table 11 - Loan Risk Grade Analysis
	Percentage of Loans
	By Risk Grade
Risk Grade	2013	2012
Risk Grade 1 (Excellent Quality)	2.40%	2.93%
Risk Grade 2 (High Quality)	18.82%	16.94%
Risk Grade 3 (Good Quality)	49.49%	47.74%
Risk Grade 4 (Management Attention)	18.69%	20.70%
Risk Grade 5 (Watch)	5.05%	5.07%
Risk Grade 6 (Substandard)	5.25%	6.26%
Risk Grade 7 (Doubtful)	0.00%	0.00%
Risk Grade 8 (Loss)	0.00%	0.00%

Table 12 presents an analysis of the allowance for loan losses, including charge-off activity.

Table 12 - Analysis of Allowance for Loan Losses

(Dollars in thousands)	2013	2012	2011	2010	2009
Allowance for loan losses at beginning	$14,423	16,604	15,493	15,413	11,025

Loans charged off:
Commercial	502	555	314	1,730	697
Real estate - mortgage	2,441	2,491	4,196	4,194	3,384
Real estate - construction	777	4,728	7,164	10,224	1,754
Consumer	652	557	586	763	835
Total loans charged off	4,372	8,331	12,260	16,911	6,670

Recoveries of losses previously charged off:
Commercial	44	104	121	62	111
Real estate - mortgage	302	446	225	162	161
Real estate - construction	377	528	241	89	36
Consumer	143	148	152	240	215
Total recoveries	866	1,226	739	553	523
Net loans charged off	3,506	7,105	11,521	16,358	6,147

Provision for loan losses	2,584	4,924	12,632	16,438	10,535

Allowance for loan losses at end of year	$13,501	14,423	16,604	15,493	15,413

Loans charged off net of recoveries, as
a percent of average loans outstanding	0.57%	1.10%	1.65%	2.16%	0.79%

Allowance for loan losses as a percent
of total loans outstanding at end of year	2.17%	2.33%	2.48%	2.13%	1.98%

Non-performing Assets.  Non-performing assets totaled $16.4 million at December 31, 2013 or 1.58% of total assets, compared to $26.3 million at December 31, 2012, or 2.60% of total assets.  Non-accrual loans were $13.8 million at December 31, 2013 and $17.6 million at December 31, 2012.  As a percentage of total loans outstanding, non-accrual loans were 2.23% at December 31, 2013 compared to 2.84% at December 31, 2012.  Non-accrual loans include $6.5 million in construction and land development loans, $7.0 million in commercial and residential mortgage loans and $277,000 in other loans at December 31, 2013, as compared to $9.2 million in construction and land development loans,

$8.0 million in commercial and residential mortgage loans and $391,000 in other loans at December 31, 2012.  The Bank had loans 90 days past due and still accruing totaling $882,000 and $2.4 million as of December 31, 2013 and December 31, 2012, respectively.  Other real estate owned totaled $1.7 million as of December 31, 2013 as compared to $6.3 million at December 31, 2012. The Bank had no repossessed assets as of December 31, 2013. The Bank had repossessed assets amounting to $10,000 as of December 31, 2012.

At December 31, 2013, the Bank had non-performing loans, defined as non-accrual and accruing loans past due more than 90 days, of $14.7 million or 2.37% of total loans.  Non-performing loans at December 31, 2012 were $20.0 million, or 3.23% of total loans.

Management continually monitors the loan portfolio to ensure that all loans potentially having a material adverse impact on future operating results, liquidity or capital resources have been classified as non-performing.  Should economic conditions deteriorate, the inability of distressed customers to service their existing debt could cause higher levels of non-performing loans.  While 2013 did see improvement in many leading economic indicators, management believes that the economy in 2014 will not improve to a point such that non-performing loans would return to historically low levels.

It is the general policy of the Bank to stop accruing interest income when a loan is placed on non-accrual status and any interest previously accrued but not collected is reversed against current income.  Generally a loan is placed on non-accrual status when it is over 90 days past due and there is reasonable doubt that all principal will be collected.

A summary of non-performing assets at December 31 for each of the years presented is shown in Table 13.

Table 13 - Non-performing Assets

(Dollars in thousands)	2013	2012	2011	2010	2009
Non-accrual loans	$13,836	$17,630	21,785	40,062	22,789
Loans 90 days or more past due and still accruing	882	2,403	2,709	210	1,977
Total non-performing loans	14,718	20,033	24,494	40,272	24,766
All other real estate owned	1,679	6,254	7,576	6,673	3,997
Repossessed assets	-	10	-	-	-
Total non-performing assets	$16,397	$26,297	32,070	46,945	28,763

As a percent of total loans at year end
Non-accrual loans	2.23%	2.84%	3.25%	5.5%2	2.93%
Loans 90 days or more past due and still accruing	0.14%	0.39%	0.40%	0.03%	0.25%
Total non-performing assets	2.64%	4.24%	4.78%	6.46%	3.70%

Total non-performing assets
as a percent of total assets at year end	1.58%	2.60%	3.01%	4.40%	2.74%

Total non-performing loans
as a percent of total loans at year-end	2.37%	3.23%	3.65%	5.55%	3.18%

           Deposits.  The Company primarily uses deposits to fund its loan and investment portfolios. The Company offers a variety of deposit accounts to individuals and businesses. Deposit accounts include checking, savings, money market and time deposits. As of December 31, 2013, total deposits were $799.4 million, compared to $781.5 million at December 31, 2012.  Core deposits, which include demand deposits, savings accounts and non-brokered certificates of deposits of denominations less than $100,000, amounted to $683.9 million at December 31, 2013, compared to $646.4 million at December 31, 2012.

Time deposits in amounts of $100,000 or more totaled $115.3 million and $134.7 million at December 31, 2013 and 2012, respectively.  At December 31, 2013, brokered deposits amounted to $15.1 million as compared to $21.4 million at December 31, 2012.  CDARS balances included in brokered deposits amounted to $15.1 million and $20.1 million as of December 31, 2013 and 2012, respectively.  Brokered deposits are generally considered to be more susceptible to withdrawal as a result of interest rate changes and to be a less stable source of funds, as compared to deposits from the local market.  Brokered deposits outstanding as of December 31, 2013 have a weighted average rate of 0.14% with a weighted average original term of eight months.

Table 14 is a summary of the maturity distribution of time deposits in amounts of $100,000 or more as of December 31, 2013.

Table 14 - Maturities of Time Deposits over $100,000

(Dollars in thousands)	2013
Three months or less	$28,418
Over three months through six months	14,488
Over six months through twelve months	18,670
Over twelve months	53,692
Total	$115,268

Borrowed Funds. The Company has access to various short-term borrowings, including the purchase of federal funds and borrowing arrangements from the FHLB and other financial institutions.  At December 31, 2013 and 2012, FHLB borrowings totaled $65.0 million and $70.0 million, respectively. Average FHLB borrowings for 2013 and 2012 were $69.7 million and $70.4 million, respectively. The maximum amount of outstanding FHLB borrowings was $70.0 million in 2013 and $82.5 million in 2012. The FHLB borrowings outstanding at December 31, 2013 had interest rates ranging from 1.80% to 4.26% and maturity dates ranging from 2014 to 2019.  Additional information regarding FHLB borrowings is provided in Note 6 to the Consolidated Financial Statements.

The Bank had no borrowings from the FRB at December 31, 2013 and 2012.  FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB.  At December 31, 2013, the carrying value of loans pledged as collateral totaled approximately $315.2 million.

Securities sold under agreements to repurchase amounted to $45.4 million and $34.6 million as of December 31, 2013 and 2012, respectively.

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

Contractual Obligations and Off-Balance Sheet Arrangements.  The Company’s contractual obligations and other commitments as of December 31, 2013 are summarized in Table 15 below.  The Company’s contractual obligations include the repayment of principal and interest related to FHLB advances and junior subordinated debentures, as well as certain payments under current lease agreements.  Other commitments include commitments to extend credit.  Because not all of these commitments to extend credit will be drawn upon, the actual cash requirements are likely to be significantly less than the amounts reported for other commitments below.

Table 15 - Contractual Obligations and Other Commitments

(Dollars in thousands)	Within One Year	One to Three Years	Three to Five Years	Five Years or More	Total
Contractual Cash Obligations
Long-term borrowings	$5,000	5,000	50,000	5,000	65,000
Junior subordinated debentures	-	-	-	20,619	20,619
Operating lease obligations	549	1,036	905	1,253	3,743
Total	$5,549	6,036	50,905	26,872	89,362

Other Commitments
Commitments to extend credit	$64,157	7,950	10,825	63,311	146,243
Standby letters of credit
and financial guarantees written	4,361	-	-	-	4,361
Total	$68,518	7,950	10,825	63,311	150,604

The Company enters into derivative contracts to manage various financial risks.  A derivative is a financial instrument that derives its cash flows, and therefore its value, by reference to an underlying instrument, index or referenced interest rate.  Derivative contracts are carried at fair value on the consolidated balance sheet with the fair value representing the net present value of expected future cash receipts or payments based on market interest rates as of the balance sheet date.  Derivative contracts are written in amounts referred to as notional amounts, which only provide the basis for calculating payments between counterparties and are not a measure of financial risk.  Therefore, the derivative amounts recorded on the balance sheet do not represent the amounts that may ultimately be paid under these contracts.  Further discussions of derivative instruments are included above in the section entitled “Asset Liability and Interest Rate Risk Management” beginning on page A-14 and in Notes 1, 10, 11 and 16 to the Consolidated Financial Statements.

Capital Resources.  Shareholders’ equity was $83.7 million as of December 31, 2013, compared to $97.7 million as of December 31, 2012.  This decrease reflects the Company’s repurchase and redemption of its Series A preferred stock combined with a reduction in accumulated other comprehensive income resulting from a decrease in the unrealized gain on investment securities.  Management expects the repurchase of the Company’s preferred stock, which has a liquidation preference of $12,524,000, to be approximately $0.18 accretive to the Company’s diluted earnings per common share in 2014 based on current interest rates.

During 2012, the Company purchased 12,530 shares of the Company’s 25,054 outstanding shares of Series A preferred stock from the UST.  The shares were purchased for $933.36 per share, for a total purchase price of $11,778,576, including $83,575 accrued and unpaid dividends on the Series A preferred stock.  The Company retired the 12,530 shares purchased.  The $834,999 difference between the $12,530,000 face value of the Series A preferred stock retired and the $11,695,001 purchase price of the Series A preferred stock retired was credited to retained earnings effective June 30, 2012.

During 2012, the Company completed its repurchase of the Warrant to purchase 357,234 shares of the Company’s common stock that was issued to the UST.  The Company repurchased the Warrant for a total price of $425,000.

Average shareholders’ equity as a percentage of total average assets is one measure used to determine capital strength.   Average shareholders’ equity as a percentage of total average assets was 9.79%, 10.08% and 9.55% for 2013, 2012 and 2011, respectively.   The return on average shareholders’ equity was 6.67% at December 31, 2013 as compared to 5.58% and 5.03% as of December 31, 2012 and December 31, 2011, respectively.  Total cash dividends paid on common stock amounted to $677,000, $1.0 million and $443,000 during 2013, 2012 and 2011, respectively.  The Company paid dividends totaling $656,000, $1.0 million and $1.3 million on preferred stock during 2013, 2012 and 2011, respectively.

The Board of Directors, at its discretion, can issue shares of preferred stock up to a maximum of 5,000,000 shares.  The Board is authorized to determine the number of shares, voting powers, designations, preferences, limitations and relative rights.

Under regulatory capital guidelines, financial institutions are currently required to maintain a total risk-based capital ratio of 8.0% or greater, with a Tier 1 risk-based capital ratio of 4.0% or greater.  Tier 1 capital is generally defined as shareholders’ equity and trust preferred securities less all intangible assets and goodwill.  Tier 1 capital at December 31, 2013, 2012 and 2011 includes $20.0 million in trust preferred securities. The Company’s Tier 1 capital ratio was 14.83%, 16.04% and 16.10% at December 31, 2013, 2012 and 2011, respectively.  Total risk-based capital is defined as Tier 1 capital plus supplementary capital.  Supplementary capital, or Tier 2 capital, consists of the Company’s allowance for loan losses, not exceeding 1.25% of the Company’s risk-weighted assets. Total risk-based capital ratio is therefore defined as the ratio of total capital (Tier 1 capital and Tier 2 capital) to risk-weighted assets.  The Company’s total risk-based capital ratio was 16.14%, 17.34% and17.38% at December 31, 2013, 2012 and 2011, respectively.  In addition to the Tier 1 and total risk-based capital requirements, financial institutions are also required to maintain a leverage ratio of Tier 1 capital to total average assets of 4.0% or greater.  The Company’s Tier 1 leverage capital ratio was 10.08%, 11.12% and11.06% at December 31, 2013, 2012 and 2011, respectively.

The Bank’s Tier 1 risk-based capital ratio was 14.43%, 15.54% and 13.76% at December 31, 2013, 2012 and 2011, respectively.  The total risk-based capital ratio for the Bank was 15.73%, 16.84% and 15.04% at December 31, 2013, 2012 and 2011, respectively.   The Bank’s Tier 1 leverage capital ratio was 9.79%, 10.76% and 9.44% at December 31, 2013, 2012 and 2011, respectively.

A bank is considered to be “well capitalized” if it has a total risk-based capital ratio of 10.0 % or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, and has a leverage ratio of 5.0% or greater.  Based upon these guidelines, the Bank was considered to be “well capitalized” at December 31, 2013, 2012 and 2011.

On July 2, 2013, the Federal Reserve Board approved its final rule on the Basel III capital standards, which implement changes to the regulatory capital framework for banking organizations.  Capital levels at the Company and the Bank currently exceed the new capital requirements, which will be effective on January 1, 2015.

The Company’s key equity ratios as of December 31, 2013, 2012 and 2011 are presented in Table 16.

Table 16 - Equity Ratios

	2013	2012	2011
Return on average assets	0.65%	0.56%	0.48%
Return on average equity	6.67%	5.58%	5.03%
Dividend payout ratio *	11.17%	20.96%	11.78%
Average equity to average assets	9.79%	10.08%	9.55%

* As a percentage of net earnings available to common shareholders.

Quarterly Financial Data.  The Company’s consolidated quarterly operating results for the years ended December 31, 2013 and 2012 are presented in Table 17.

Table 17 - Quarterly Financial Data

	2013				2012
(Dollars in thousands, except per share amounts)	First	Second	Third	Fourth	First	Second	Third	Fourth
Total interest income	$9,103	8,909	9,188	9,496	$10,362	9,835	9,655	9,393
Total interest expense	1,463	1,372	1,285	1,233	2,218	1,987	1,842	1,649
Net interest income	7,640	7,537	7,903	8,263	8,144	7,848	7,813	7,744

Provision for loan losses	1,053	773	337	421	2,049	1,603	761	511
Other income	3,427	3,309	3,111	2,805	3,380	3,593	2,886	2,678
Other expense	7,738	7,979	7,889	9,235	7,271	7,843	8,156	8,512
Income before income taxes	2,276	2,094	2,788	1,412	2,204	1,995	1,782	1,399

Income taxes	518	461	870	30	545	486	369	187
Net earnings	1,758	1,633	1,918	1,382	1,659	1,509	1,413	1,212

Dividends and accretion of preferred stock	157	156	156	187	348	348	157	157
Net earnings available
to common shareholders	$1,601	1,477	1,762	1,195	$1,311	1,161	1,256	1,055

Basic earnings per common share	0.29	0.26	0.31	0.22	$0.24	0.21	0.23	0.18
Diluted earnings per common share	$0.29	0.26	0.31	0.21	$0.24	0.21	0.23	0.18

QUANTATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk reflects the risk of economic loss resulting from adverse changes in market prices and interest rates.  This risk of loss can be reflected in either diminished current market values or reduced potential net interest income in future periods.

The Company’s market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. The structure of the Company’s loan and deposit portfolios is such that a significant decline (increase) in interest rates may adversely (positively) impact net market values and interest income. Management seeks to manage the risk through the utilization of its investment securities and off-balance sheet derivative instruments. During the years ended December 31, 2013, 2012 and 2011, the Company used interest rate contracts to manage market risk as discussed above in the section entitled “Asset Liability and Interest Rate Risk Management.”

Table 18 presents in tabular form the contractual balances and the estimated fair value of the Company’s on-balance sheet financial instruments at their expected maturity dates for the period ended December 31, 2013. The expected maturity categories take into consideration historical prepayment experience as well as management’s expectations based on the interest rate environment at December 31, 2013.  For core deposits without contractual maturity (i.e. interest-bearing checking, savings, and money market accounts), the table presents principal cash flows based on management’s judgment concerning their most likely runoff or repricing behaviors.

Table 18 - Market Risk Table

(Dollars in thousands)	Principal/Notional Amount Maturing in Year Ended December 31,
Loans Receivable	2014	2015	2016	2017 & 2018	Thereafter	Total	Fair Value
Fixed rate	$48,336	43,370	31,685	77,813	95,200	296,404	301,077
Average interest rate	4.65%	5.42%	5.34%	4.93%	5.33%
Variable rate	$96,463	39,557	27,156	53,135	108,742	325,053	325,053
Average interest rate	4.69%	4.78%	4.61%	4.39%	4.35%
						621,457	626,130
Investment Securities	.
Interest bearing cash	$26,871	-	-	-	-	26,871	26,871
Average interest rate	0.26%	-	-	-	-
Securities available for sale	$35,501	11,966	10,428	24,563	215,432	297,890	297,890
Average interest rate	4.65%	4.85%	4.93%	4.55%	4.70%
Nonmarketable equity securities	$-	-	-	-	4,990	4,990	4,990
Average interest rate	-	-	-	-	2.37%

Debt Obligations
Deposits	$127,062	48,673	22,497	19,001	582,128	799,361	798,460
Average interest rate	0.41%	0.92%	1.04%	1.04%	0.11%
Advances from FHLB	$5,000	-	5,000	50,000	5,000	65,000	65,891
Average interest rate	2.23%	-	3.73%	3.34%	4.26%
Securities sold under agreement to repurchase	$45,396					45,396	45,396
Average interest rate	0.10%
Junior subordinated debentures	$-	-	-	-	20,619	20,619	20,619
Average interest rate	-	-	-	-	1.82%

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

Table 19 - Interest Rate Risk

(Dollars in thousands)
	Estimated Resulting Theoretical Net Interest Income
Hypothetical rate change (ramp over 12 months)	Amount	% Change
+3%	$33,917	1.51%
+2%	$34,124	2.12%
+1%	$33,655	0.72%
0%	$33,414	0.00%
-1%	$32,680	-2.20%
-2%	$31,648	-5.29%
-3%	$30,972	-7.31%

	Estimated Resulting Theoretical Market Value of Equity
Hypothetical rate change (immediate shock)	Amount	% Change
+3%	$95,388	-14.13%
+2%	$109,439	-1.49%
+1%	$113,431	2.11%
0%	$111,089	0.00%
-1%	$99,619	-10.33%
-2%	$88,628	-20.22%
-3%	$79,381	-28.54%

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES
Consolidated Financial Statements
December 31, 2013, 2012 and 2011

INDEX
PAGE(S)

Report of Independent Registered Public Accounting Firm on the Consolidated Financial Statements	A-28

Financial Statements
Consolidated Balance Sheets at December 31, 2013 and 2012	A-29

Consolidated Statements of Earnings for the years ended December 31, 2013, 2012 and 2011	A-30

Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2013, 2012 and 2011	A-31

Consolidated Statements of Changes in Shareholders' Equity for the years ended December 31, 2013, 2012 and 2011	A-32

Consolidated Statements of Cash Flows for the years ended December 31, 2013, 2012 and 2011	A-33 - A-34

Notes to Consolidated Financial Statements	A-35 - A-64

Porter Keadle Moore
CPAs | Advisors | www.pkm.com

# REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Peoples Bancorp of North Carolina, Inc.

We have audited the accompanying consolidated balance sheets of Peoples Bancorp of North Carolina, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of earnings, comprehensive income (loss), changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2013 and the related notes to the consolidated financial statements. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Bancorp of North Carolina, Inc. and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

Porter Keadle Moore, LLC

Atlanta, Georgia
March 21, 2014

235 Peachtree Street NE | Suite 1800 | Atlanta, Georgia 30303 | Phone 404.588.4200 | Fax 404.588.4222

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2013 and 2012

(Dollars in thousands)
Assets	2013	2012

Cash and due from banks, including reserve requirements	$49,902	32,617
of $11,472 at 12/31/13 and $9,625 at 12/31/12
Interest-bearing deposits	26,871	16,226
Cash and cash equivalents	76,773	48,843

Investment securities available for sale	297,890	297,823
Other investments	4,990	5,599
Total securities	302,880	303,422

Mortgage loans held for sale	497	6,922

Loans	620,960	619,974
Less allowance for loan losses	(13,501)	(14,423)
Net loans	607,459	605,551

Premises and equipment, net	16,358	15,874
Cash surrender value of life insurance	13,706	13,273
Other real estate	1,679	6,254
Accrued interest receivable and other assets	15,332	13,377
Total assets	$1,034,684	1,013,516

Liabilities and Shareholders' Equity

Deposits:
Non-interest bearing demand	$195,265	161,582
NOW, MMDA & savings	386,893	371,719
Time, $100,000 or more	115,268	134,733
Other time	101,935	113,491
Total deposits	799,361	781,525

Securities sold under agreements to repurchase	45,396	34,578
FHLB borrowings	65,000	70,000
Junior subordinated debentures	20,619	20,619
Accrued interest payable and other liabilities	20,589	9,047
Total liabilities	950,965	915,769

Commitments

Shareholders' equity:

Series A preferred stock, $1,000 stated value; authorized
5,000,000 shares; issued and outstanding
12,524 shares in 2012	-	12,524
Common stock, no par value; authorized
20,000,000 shares; issued and outstanding
5,613,495 shares in 2013 and 2012	48,133	48,133
Retained earnings	36,758	31,478
Accumulated other comprehensive (loss) income	(1,172)	5,612
Total shareholders' equity	83,719	97,747

Total liabilities and shareholders' equity	$1,034,684	1,013,516

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

For the Years Ended December 31, 2013, 2012 and 2011

(Dollars in thousands, except per share amounts)

	2013	2012	2011

Interest income:
Interest and fees on loans	$30,194	32,758	36,374
Interest on due from banks	85	51	33
Interest on investment securities:
U.S. Government sponsored enterprises	1,639	2,746	5,414
States and political subdivisions	4,427	3,403	3,180
Other	351	287	258
Total interest income	36,696	39,245	45,259

Interest expense:
NOW, MMDA & savings deposits	732	1,180	2,263
Time deposits	1,650	3,205	5,035
FHLB borrowings	2,518	2,744	2,956
Junior subordinated debentures	398	438	407
Other	55	129	285
Total interest expense	5,353	7,696	10,946

Net interest income	31,343	31,549	34,313

Provision for loan losses	2,584	4,924	12,632

Net interest income after provision for loan losses	28,759	26,625	21,681

Non-interest income:
Service charges	4,566	4,764	5,106
Other service charges and fees	1,172	1,940	2,090
Other than temporary impairment losses	-	-	(144)
Gain on sale of securities	614	1,218	4,406
Mortgage banking income	1,228	1,229	757
Insurance and brokerage commissions	661	517	471
Loss on sale and write-down of
other real estate	(581)	(1,136)	(1,322)
Miscellaneous	4,992	4,005	3,149
Total non-interest income	12,652	12,537	14,513

Non-interest expense:
Salaries and employee benefits	16,851	16,426	14,766
Occupancy	5,539	5,236	5,339
Other	10,451	10,120	9,467
Total non-interest expense	32,841	31,782	29,572

Earnings before income taxes	8,570	7,380	6,622

Income tax expense	1,879	1,587	1,463

Net earnings	6,691	5,793	5,159

Dividends and accretion of preferred stock	656	1,010	1,393

Net earnings available to common shareholders	$6,035	4,783	3,766

Basic net earnings per common share	$1.08	0.86	0.68
Diluted net earnings per common share	$1.07	0.86	0.68
Cash dividends declared per common share	$0.12	0.18	0.08

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

For the Years Ended December 31, 2013, 2012 and 2011

(Dollars in thousands)

	2013	2012	2011

Net earnings	$6,691	5,793	5,159

Other comprehensive (loss) income:
Unrealized holding (losses) gains on securities
available for sale	(10,498)	5,371	9,316
Reclassification adjustment for other than temporary
impairment losses included in net earnings	-	-	144
Reclassification adjustment for gains on
securities available for sale
included in net earnings	(614)	(1,218)	(4,406)
Unrealized holding losses on derivative
financial instruments qualifying as cash flow
hedges	-	-	(648)

Total other comprehensive (loss) income,
before income taxes	(11,112)	4,153	4,406

Income tax (benefit) expense related to other
comprehensive (loss) income:

Unrealized holding (losses) gains on securities
available for sale	(4,089)	2,091	3,629
Reclassification adjustment for gains on
securities available for sale
included in net earnings	(239)	(474)	(1,660)
Unrealized holding losses on derivative
financial instruments qualifying as cash flow
hedges	-	-	(252)

Total income tax (benefit) expense related to
other comprehensive (loss) income	(4,328)	1,617	1,717

Total other comprehensive (loss) income,
net of tax	(6,784)	2,536	2,689

Total comprehensive (loss) income	$(93)	8,329	7,848

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders' Equity

For the Years Ended December 31, 2013, 2012 and 2011

(Dollars in thousands)

						Accumulated
						Other
	Stock Shares		Stock Amount		Retained	Comprehensive
	Preferred	Common	Preferred	Common	Earnings	Income	Total
Balance, December 31, 2010	25,054	5,541,413	$24,617	48,281	23,573	387	96,858

Accretion of Series A
preferred stock	-	-	141	-	(141)	-	-
Cash dividends declared on
Series A preferred stock	-	-	-	-	(1,253)	-	(1,253)
Cash dividends declared on
common stock	-	-	-	-	(443)	-	(443)
Restricted stock payout	-	2,747	-	17	-	-	17
Net earnings	-	-	-	-	5,159	-	5,159
Change in accumulated other
comprehensive income,
net of tax	-	-	-	-	-	2,689	2,689
Balance, December 31, 2011	25,054	5,544,160	$24,758	48,298	26,895	3,076	103,027

Accretion of Series A
preferred stock	-	-	70	-	(70)	-	-
Preferred stock and
warrant repurchase	(12,530)	-	(12,304)	(704)	886	-	(12,122)
Cash dividends declared on
Series A preferred stock	-	-	-	-	(1,023)	-	(1,023)
Cash dividends declared on
common stock	-	-	-	-	(1,003)	-	(1,003)
Stock options exercised	-	69,335	-	539	-	-	539
Net earnings	-	-	-	-	5,793	-	5,793
Change in accumulated other
comprehensive income,
net of tax	-	-	-	-	-	2,536	2,536
Balance, December 31, 2012	12,524	5,613,495	$12,524	48,133	31,478	5,612	97,747

Preferred stock
repurchase	(12,524)	-	(12,524)	-	-	-	(12,524)
Cash dividends declared on
Series A preferred stock	-	-	-	-	(734)	-	(734)
Cash dividends declared on
common stock	-	-	-	-	(677)	-	(677)
Net earnings	-	-	-	-	6,691	-	6,691
Change in accumulated other
comprehensive income,
net of tax	-	-	-	-	-	(6,784)	(6,784)
Balance, December 31, 2013	-	5,613,495	$-	48,133	36,758	(1,172)	83,719

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2013, 2012 and 2011

(Dollars in thousands)

	2013	2012	2011

Cash flows from operating activities:
Net earnings	$6,691	5,793	5,159
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation, amortization and accretion	8,453	8,876	6,226
Provision for loan losses	2,584	4,924	12,632
Deferred income taxes	534	(213)	(678)
Gain on sale of investment securities	(614)	(1,218)	(4,406)
Write-down of investment securities	-	-	144
(Gain) loss on sale of other real estate	(14)	98	272
Write-down of other real estate	595	1,038	1,050
Restricted stock expense	173	42	7
Change in:
Mortgage loans held for sale	6,425	(1,776)	(1,332)
Cash surrender value of life insurance	(432)	(438)	(296)
Other assets	1,508	(441)	2,644
Other liabilities	11,542	2,342	930

Net cash provided by operating activities	37,445	19,027	22,352

Cash flows from investing activities:
Net change in certificates of deposit	-	-	735
Purchases of investment securities available for sale	(98,129)	(88,304)	(208,863)
Proceeds from calls, maturities and paydowns of investment securities
available for sale	63,597	63,225	54,041
Proceeds from sales of investment securities available for sale	17,463	47,076	110,978
Purchases of other investments	-	(493)	(215)
FHLB stock redemption	609	606	290
Net change in loans	(6,137)	38,170	38,561
Purchases of premises and equipment	(2,434)	(917)	(1,601)
Purchases of bank owned life insurance	-	-	(5,000)
Proceeds from sale of other real estate and repossessions	5,797	5,434	3,355

Net cash (used) provided by investing activities	(19,234)	64,797	(7,719)

Cash flows from financing activities:
Net change in deposits	17,836	(45,586)	(11,601)
Net change in demand notes payable to U.S. Treasury	-	-	(1,600)
Net change in securities sold under agreement to repurchase	10,818	(5,022)	5,506
Proceeds from FHLB borrowings	15,001	25,400	40,000
Repayments of FHLB borrowings	(20,001)	(25,400)	(40,000)
Proceeds from FRB borrowings	1	2	1
Repayments of FRB borrowings	(1)	(2)	(1)
Preferred stock and warrant repurchase	(12,524)	(12,122)	-
Restricted stock payout	-	-	17
Stock options exercised	-	539	-
Cash dividends paid on Series A preferred stock	(734)	(1,023)	(1,253)
Cash dividends paid on common stock	(677)	(1,003)	(443)

Net cash provided (used) by financing activities	9,719	(64,217)	(9,374)

Net change in cash and cash equivalents	27,930	19,607	5,259

Cash and cash equivalents at beginning of period	48,843	29,236	23,977

Cash and cash equivalents at end of period	$76,773	48,843	29,236

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows, continued

For the Years Ended December 31, 2013, 2012 and 2011

(Dollars in thousands)

	2013	2012	2011

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$5,452	7,822	10,900
Income taxes	$2,256	2,013	283

Noncash investing and financing activities:
Change in unrealized (loss) gain on investment securities
available for sale, net	$(6,784)	2,536	(3,087)
Change in unrealized gain on derivative financial
instruments, net	$-	-	398
Transfer of loans to other real estate and repossessions	$2,353	6,323	10,787
Financed portion of sale of other real estate	$708	1,076	5,208
Accretion of Series A preferred stock	$-	70	141
Discount on preferred stock repurchased	$-	835	-

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

Investment Securities
There are three classifications the Company is able to classify its investment securities: trading, available for sale, or held to maturity. Trading securities are bought and held principally for sale in the near term. Held to maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All other securities not included in trading or held to maturity are classified as available for sale. At December 31, 2013 and 2012, the Company classified all of its investment securities as available for sale.

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

The general allowance reflects reserves established under GAAP for collective loan impairment.  These reserves are based upon historical net charge-offs using the greater of the loss experience for the last two, three, four or five year periods.  This charge-off experience may be adjusted to reflect the effects of current conditions.  The Bank considers information derived from its loan risk ratings and external data related to industry and general economic trends in establishing reserves.

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

There were no significant changes in the estimation methods or fundamental assumptions used in the evaluation of the allowance for loan losses for the year ended December 31, 2013 as compared to the year ended December 31, 2012.   Revisions, estimates and assumptions may be made in any period in which the supporting factors indicate that loss levels may vary from the previous estimates.

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

Mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of mortgage loans serviced for others was approximately $2.4 million, $3.1 million and $4.0 million at December 31, 2013, 2012 and 2011, respectively.

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

Other Real Estate
Foreclosed assets include all assets received in full or partial satisfaction of a loan.  Foreclosed assets are reported at fair value less estimated selling costs.  Any write-downs at the time of foreclosure are charged to the allowance for loan losses.  Subsequent to foreclosure, valuations are periodically performed by management, and a valuation allowance is established if fair value declines below carrying value.  Costs relating to the development and improvement of the property are capitalized.  Revenues and expenses from operations are included in other expenses.  Changes in the valuation allowance are included in loss on sale and write-down of other real estate.  The balance of other real estate was $1.7 million and $6.3 million at December 31, 2013 and 2012, respectively.

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

Stock-Based Compensation
The Company has an Omnibus Stock Ownership and Long Term Incentive Plan (the “1999 Plan”) whereby certain stock-based rights, such as stock options, restricted stock and restricted stock units were granted to eligible directors and employees.  The 1999 Plan expired on May 13, 2009 but still governs the rights and obligations of the parties for grants made thereunder.

Under the 1999 Plan, the Company granted incentive stock options to certain eligible employees in order that they may purchase Company stock at a price equal to the fair market value on the date of the grant.  The options granted in 1999 vested over a five-year period.  Options granted subsequent to 1999 vested over a three-year period.  All options expire ten years after issuance.   A summary of the stock option activity in the 1999 Plan is presented below:

Stock Option Activity
For the Years Ended December 31, 2013, 2012 and 2011

	Shares	Weighted Average Option Price Per Share	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (Dollars in thousands)
Outstanding, December 31, 2010	150,071	$8.32

Granted during the period	-	$-
Expired during the period	(71,054)	$8.71
Forfeited during the period	-	$-
Exercised during the period	-	$-

Outstanding, December 31, 2011	79,017	$7.97

Granted during the period	-	$-
Expired during the period	-	$-
Forfeited during the period	(6,052)	$8.89
Exercised during the period	(69,335)	$7.77

Outstanding, December 31, 2012	3,630	$10.31

Granted during the period	-	$-
Expired during the period	-	$-
Forfeited during the period	-	$-
Exercised during the period	-	$-

Outstanding, December 31, 2013	3,630	$10.31	0.35	$14.05

Exercisable, December 31, 2013	3,630	$10.31	0.35	$14.05

Options outstanding at December 31, 2013 are exercisable at $10.31.  Such options have a weighted average remaining contractual life of less than one year.  No options were granted during the years ended December 31, 2013, 2012 and 2011.  No options were exercised during the years ended December 31, 2013 and 2011.  69,335 options were exercised during the year ended December 31, 2012.

In addition, under the 1999 Plan, the Company granted 3,000 restricted stock units in 2007 at a grant date fair value of $17.40 per share. The Company granted 1,750 restricted stock units at a grant date fair value of $12.80 per share during the third quarter of 2008 and 2,000 restricted stock units at a grant date fair value of $11.37 per share during the fourth quarter of 2008. The Company recognizes compensation expense on the restricted stock units over the period of time the restrictions are in place (three years from the grant date for the grants of restricted stock units to date under the 1999 Plan).  The amount of expense recorded each period reflects the changes in the Company’s stock price during the period.  As of December 31, 2013, there was no unrecognized compensation expense related to the 2007 and 2008 restricted stock unit grants granted under the 1999 Plan.

The Company also has an Omnibus Stock Ownership and Long Term Incentive Plan that was approved by shareholders on May 7, 2009 (the “2009 Plan”) whereby certain stock-based rights, such as stock options, restricted stock, restricted stock units, performance units, stock appreciation rights or book value shares, may be granted to eligible directors and employees.  A total of 303,691 shares are currently reserved for possible issuance under the 2009 Plan.   All rights must be granted or awarded within ten years from the May 7, 2009 effective date of the 2009 Plan.

The Company granted 29,514 restricted stock units under the 2009 Plan at a grant date fair value of $7.90 per share during the first quarter of 2012.  5,355 restricted stock units were forfeited by the executive officers of the Company as required by the agreement with the U.S. Department of the Treasury (“UST”) in conjunction with the Company’s participation in the Capital Purchase Program (“CPP”) under the Troubled Asset Relief Program (“TARP”).  In July 2012, the Company granted 5,355 restricted stock units at a grant date fair value of $8.25 per share. The Company granted 26,795 restricted stock units under the 2009 Plan at a grant date fair value of $11.90 per share during the second quarter of 2013.  The Company recognizes compensation expense on the restricted stock units over the period of time the restrictions are in place (five years from the grant date for the 2012 grants and four years from the grant date for the 2013 grants).  The amount of expense recorded each period reflects the changes in the Company’s stock price during the period.  As of December 31, 2013, the total unrecognized compensation expense related to the restricted stock unit grants under the 2009 Plan was $584,000.

The Company recognized compensation expense for restricted stock awards granted under the 2009 Plan of $173,000 and $42,000 for the years ended December 31, 2013 and 2012, respectively.  The Company recognized compensation expense for restricted stock awards granted under the 1999 Plan of $7,000 for the year ended December 31, 2011.

Net Earnings Per Share
Net earnings per common share is based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per common share. The average market price during the year is used to compute equivalent shares.

The reconciliations of the amounts used in the computation of both “basic earnings per common share” and “diluted earnings per common share” for the years ended December 31, 2013, 2012 and 2011 are as follows:

For the year ended December 31, 2013:	Net Earnings Available to Common Shareholders (Dollars in thousands)	Common Shares	Per Share Amount
Basic earnings per common share	$6,035	5,613,495	$1.08
Effect of dilutive securities:
Stock options	-	9,725
Diluted earnings per common share	$6,035	5,623,220	$1.07

	Net Earnings Available to Common Shareholders (Dollars in thousands)	Common Shares	Per Share Amount
Basic earnings per common share	$4,783	5,559,401	$0.86
Effect of dilutive securities:
Stock options	-	3,206
Diluted earnings per common share	$4,783	5,562,607	$0.86

	Net Earnings Available to Common Shareholders (Dollars in thousands)	Common Shares	Per Share Amount
Basic earnings per common share	$3,766	5,542,548	$0.68
Effect of dilutive securities:
Stock options	-	1,301
Diluted earnings per common share	$3,766	5,543,849	$0.68

Recent Accounting Pronouncements
In January 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-04, (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure.  ASU No. 2014-04 provides additional guidance to clarify when an in substance repossession or foreclosure occurs, that is, when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan should be derecognized and the real estate property recognized.  ASU No. 2014-04 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2014.  The adoption of this guidance is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

Other accounting standards that have been issued or proposed by FASB or other standards-setting bodies are not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

Reclassification
Certain amounts in the 2011 and 2012 consolidated financial statements have been reclassified to conform to the 2013 presentation.

(2)	Investment Securities

Investment securities available for sale at December 31, 2013 and 2012 are as follows:

(Dollars in thousands)
	December 31, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$123,706	1,040	769	123,977
U.S. Government
sponsored enterprises	22,115	97	69	22,143
State and political subdivisions	148,468	1,987	5,087	145,368
Corporate bonds	3,522	11	70	3,463
Trust preferred securities	1,250	-	-	1,250
Equity securities	748	941	-	1,689
Total	$299,809	4,076	5,995	297,890

(Dollars in thousands)
	December 31, 2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$146,755	1,875	606	148,024
U.S. Government
sponsored enterprises	18,714	203	80	18,837
State and political subdivisions	118,591	7,171	104	125,658
Corporate bonds	2,571	19	4	2,586
Trust preferred securities	1,250	-	-	1,250
Equity securities	748	720	-	1,468
Total	$288,629	9,988	794	297,823

The current fair value and associated unrealized losses on investments in debt securities with unrealized losses at December 31, 2013 and 2012 are summarized in the tables below, with the length of time the individual securities have been in a continuous loss position.

(Dollars in thousands)
	December 31, 2013
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$40,857	691	10,128	78	50,985	769
U.S. Government
sponsored enterprises	9,714	69	-	-	9,714	69
State and political subdivisions	77,187	4,863	1,824	224	79,011	5,087
Corporate bonds	1,984	16	511	54	2,495	70
Total	$129,742	5,639	12,463	356	142,205	5,995

(Dollars in thousands)
	December 31, 2012
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$48,126	468	12,913	138	61,039	606
U.S. Government
sponsored enterprises	3,402	80	-	-	3,402	80
State and political subdivisions	9,490	104	-	-	9,490	104
Corporate bonds	1,035	4	-	-	1,035	4
Total	$62,053	656	12,913	138	74,966	794

At December 31, 2013, unrealized losses in the investment securities portfolio relating to debt securities totaled $5.9 million.  The unrealized losses on these debt securities arose due to changing interest rates and are considered to be temporary.  From the December 31, 2013 tables above, 80 out of 179 securities issued by state and political subdivisions contained unrealized losses, 28 out of 95 securities issued by U.S. Government sponsored enterprises, including mortgage-backed securities, contained unrealized losses, and three out of five securities issued by corporations contained unrealized losses.  These unrealized losses are considered temporary because of acceptable financial condition and results of operations on each security and the repayment sources of principal and interest on U.S. Government sponsored enterprises, including mortgage-backed securities, are government backed.

The Company periodically evaluates its investments for any impairment which would be deemed other-than-temporary.   No investment impairments were deemed other-than-temporary in 2013 or 2012.  As part of its evaluation in 2011, the Company determined that the fair value of one equity security was less than the original cost of the investment and that the decline in fair value was not temporary in nature.  As a result, the Company wrote down its investment by $144,000.  The remaining fair value of the investment at December 31, 2011 was approximately $264,000.

The amortized cost and estimated fair value of investment securities available for sale at December 31, 2013, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

December 31, 2013
(Dollars in thousands)
	Amortized Cost	Estimated Fair Value
Due within one year	$4,019	4,048
Due from one to five years	31,725	32,103
Due from five to ten years	119,313	115,878
Due after ten years	20,298	20,195
Mortgage-backed securities	123,706	123,977
Equity securities	748	1,689
Total	$299,809	297,890

Proceeds from sales of securities available for sale during 2013 were $17.5 million and resulted in gross gains of $738,000 and gross losses of $124,000.  During 2012, the proceeds from sales of securities available for sale were $47.1 million and resulted in gross gains of $1.3 million and gross losses of $103,000.  During 2011, the proceeds from sales of securities available for sale were $111.0 million and resulted in gross gains of $4.4 million and gross losses of $9,000.

Securities with a fair value of approximately $86.0 million and $73.9 million at December 31, 2013 and 2012, respectively, were pledged to secure public deposits, Federal Home Loan Bank of Atlanta (“FHLB”) borrowings and for other purposes as required by law.

GAAP establishes a framework for measuring fair value and expands disclosures about fair value measurements. There is a three-level fair value hierarchy for fair value measurements.  Level 1 inputs are quoted prices in active markets for identical assets or liabilities that a company has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability.  The table below presents the balance of securities available for sale, which are measured at fair value on a recurring basis by level within the fair value hierarchy as of December 31, 2013 and 2012.

(Dollars in thousands)
	December 31, 2013
	Fair Value Measurements	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage-backed securities	$123,977	-	123,977	-
U.S. Government
sponsored enterprises	$22,143	-	22,143	-
State and political subdivisions	$145,368	-	145,368	-
Corporate bonds	$3,463	-	3,463	-
Trust preferred securities	$1,250	-	-	1,250
Equity securities	$1,689	1,689	-	-

(Dollars in thousands)
	December 31, 2012
	Fair Value Measurements	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage-backed securities	$148,024	-	148,024	-
U.S. Government
sponsored enterprises	$18,837	-	18,837	-
State and political subdivisions	$125,658	-	125,658	-
Corporate bonds	$2,586	-	2,586	-
Trust preferred securities	$1,250	-	-	1,250
Equity securities	$1,468	1,468	-	-

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

The following is an analysis of fair value measurements of investment securities available for sale using Level 3, significant unobservable inputs, for the year ended December 31, 2013.

(Dollars in thousands)
Investment Securities Available for Sale
Level 3 Valuation
Balance, beginning of period	$1,250
Change in book value	-
Change in gain/(loss) realized and unrealized	-
Purchases/(sales)	-
Transfers in and/or (out) of Level 3	-
Balance, end of period	$1,250

Change in unrealized gain/(loss) for assets still held in Level 3	$-

(3)	Loans

Major classifications of loans at December 31, 2013 and 2012 are summarized as follows:

(Dollars in thousands)
	December 31, 2013	December 31, 2012
Real estate loans
Construction and land development	$63,742	73,176
Single-family residential	195,975	195,003
Single-family residential -
Banco de la Gente stated income	49,463	52,019
Commercial	209,287	200,633
Multifamily and farmland	11,801	8,951
Total real estate loans	530,268	529,782

Loans not secured by real estate
Commercial loans	68,047	64,295
Farm loans	19	11
Consumer loans	9,593	10,148
All other loans	13,033	15,738

Total loans	620,960	619,974

Less allowance for loan losses	13,501	14,423

Total net loans	$607,459	605,551

The Bank grants loans and extensions of credit primarily within the Catawba Valley region of North Carolina, which encompasses Catawba, Alexander, Iredell and Lincoln counties and also in Mecklenburg, Union and Wake counties of North Carolina.  Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate, the value of which is dependent upon the real estate market.  Risk characteristics of the major components of the Bank’s loan portfolio are discussed below:

•
Construction and land development loans – The risk of loss is largely dependent on the initial estimate of whether the property’s value at completion equals or exceeds the cost of property construction and the availability of take-out financing.  During the construction phase, a number of factors can result in delays or cost overruns.  If the estimate is inaccurate or if actual construction costs exceed estimates, the value of the property securing the loan may be insufficient to ensure full repayment when completed through a permanent loan, sale of the property, or by seizure of collateral.  As of December 31, 2013, construction and land development loans comprised approximately 10% of the Bank’s total loan portfolio.

•
Single-family residential loans – Declining home sales volumes, decreased real estate values and higher than normal levels of unemployment could contribute to losses on these loans.  As of December 31, 2013, single-family residential loans comprised approximately 40% of the Bank’s total loan portfolio, including Banco de la Gente single-family residential stated income loans which were approximately 8% of the Bank’s total loan portfolio.

•
Commercial real estate loans – Repayment is dependent on income being generated in amounts sufficient to cover operating expenses and debt service.  These loans also involve greater risk because they are generally not fully amortizing over a loan period, but rather have a balloon payment due at maturity.  A borrower’s ability to make a balloon payment typically will depend on being able to either refinance the loan or timely sell the underlying property.  As of December 31, 2013, commercial real estate loans comprised approximately 34% of the Bank’s total loan portfolio.

•
Commercial loans – Repayment is generally dependent upon the successful operation of the borrower’s business.   In addition, the collateral securing the loans may depreciate over time, be difficult to appraise, be illiquid, or fluctuate in value based on the success of the business.  As of December 31, 2013, commercial loans comprised approximately 11% of the Bank’s total loan portfolio.

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

The following tables present an age analysis of past due loans, by loan type, as of December 31, 2013 and 2012:

December 31, 2013
(Dollars in thousands)
	Loans 30-89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Total Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
Real estate loans
Construction and land development	$3,416	5,426	8,842	54,900	63,742	-
Single-family residential	4,518	1,555	6,073	189,902	195,975	-
Single-family residential -
Banco de la Gente stated income	9,833	1,952	11,785	37,678	49,463	881
Commercial	1,643	486	2,129	207,158	209,287	-
Multifamily and farmland	177	-	177	11,624	11,801	-
Total real estate loans	19,587	9,419	29,006	501,262	530,268	881

Loans not secured by real estate
Commercial loans	424	29	453	67,594	68,047	-
Farm loans	-	-	-	19	19	-
Consumer loans	181	3	184	9,409	9,593	1
All other loans	-	-	-	13,033	13,033	-
Total loans	$20,192	9,451	29,643	591,317	620,960	882

December 31, 2012
(Dollars in thousands)
	Loans 30-89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Total Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
Real estate loans
Construction and land development	$1,280	6,858	8,138	65,038	73,176	-
Single-family residential	4,316	1,548	5,864	189,139	195,003	-
Single-family residential -
Banco de la Gente stated income	11,077	3,659	14,736	37,283	52,019	2,378
Commercial	1,720	1,170	2,890	197,743	200,633	-
Multifamily and farmland	7	-	7	8,944	8,951	-
Total real estate loans	18,400	13,235	31,635	498,147	529,782	2,378

Loans not secured by real estate
Commercial loans	888	66	954	63,341	64,295	23
Farm loans	-	-	-	11	11	-
Consumer loans	250	10	260	9,888	10,148	2
All other loans	-	-	-	15,738	15,738	-
Total loans	$19,538	13,311	32,849	587,125	619,974	2,403

The following table presents the Bank’s non-accrual loans as of December 31, 2013 and 2012:

(Dollars in thousands)
	December 31, 2013	December 31, 2012
Real estate loans
Construction and land development	$6,546	9,253
Single-family residential	2,980	2,491
Single-family residential -
Banco de la Gente stated income	1,990	2,232
Commercial	2,043	3,263
Total real estate loans	13,559	17,239

Loans not secured by real estate
Commercial loans	250	344
Consumer loans	27	47
Total	$13,836	17,630

At each reporting period, the Bank determines which loans are impaired.  Accordingly, the Bank’s impaired loans are reported at their estimated fair value on a non-recurring basis.  An allowance for each impaired loan that is collateral-dependent is calculated based on the fair value of its collateral.  The fair value of the collateral is based on appraisals performed by REAS, a subsidiary of the Bank.  REAS is staffed by certified appraisers that also perform appraisals for other companies.  Factors including the assumptions and techniques utilized by the appraiser are considered by management.  If the recorded investment in the impaired loan exceeds the measure of fair value of the collateral, a valuation allowance is recorded as a component of the allowance for loan losses.  An allowance for each impaired loan that is non-collateral dependent is calculated based on the present value of projected cash flows.  If the recorded investment in the impaired loan exceeds the present value of projected cash flows, a valuation allowance is recorded as a component of the allowance for loan losses.  Impaired loans under $250,000 are not individually evaluated for impairment, with the exception of the Bank’s troubled debt restructured (“TDR”) loans in the residential mortgage loan portfolio, which are individually evaluated for impairment.  Accruing impaired loans were $27.6 million and $30.6 million at December 31, 2013 and 2012, respectively.  Interest income recognized on accruing impaired loans was $1.3 million and $1.5 million for the years ended December 31, 2013 and 2012, respectively.  No interest income is recognized on non-accrual impaired loans subsequent to their classification as non-accrual.

The following tables present the Bank’s impaired loans as of December 31, 2013 and 2012:

(Dollars in thousands)

	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Recorded Investment in Impaired Loans	Related Allowance	Average Outstanding Impaired Loans
Real estate loans
Construction and land development	$9,861	6,293	868	7,161	53	8,289
Single-family residential	7,853	1,428	5,633	7,061	123	7,859
Single-family residential -
Banco de la Gente stated income	22,034	-	21,242	21,242	1,300	21,242
Commercial	5,079	3,045	1,489	4,534	182	4,171
Multifamily and farmland	177	-	177	177	1	184
Total impaired real estate loans	45,004	10,766	29,409	40,175	1,659	41,745

Loans not secured by real estate
Commercial loans	999	257	724	981	15	826
Consumer loans	302	264	35	299	1	247
Total impaired loans	$46,305	11,287	30,168	41,455	1,675	42,818

December 31, 2012
(Dollars in thousands)
	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Recorded Investment in Impaired Loans	Related Allowance	Average Outstanding Impaired Loans
Real estate loans
Construction and land development	$17,738	11,795	680	12,475	61	12,810
Single-family residential	9,099	766	7,799	8,565	177	7,590
Single-family residential -
Banco de la Gente stated income	21,806	-	21,000	21,000	1,278	21,158
Commercial	5,830	4,569	467	5,036	6	5,433
Multifamily and farmland	193	-	193	193	1	200
Total impaired real estate loans	54,666	17,130	30,139	47,269	1,523	47,191

Loans not secured by real estate
Commercial loans	983	347	592	939	12	1,125
Consumer loans	68	-	66	66	1	41
Total impaired loans	$55,717	17,477	30,797	48,274	1,536	48,357

The fair value measurements for impaired loans and other real estate on a non-recurring basis at December 31, 2013 and 2012 are presented below.  The fair value measurement process uses certified appraisals and other market-based information; however, in many cases, it also requires significant input based on management’s knowledge of and judgment about current market conditions, specific issues relating to the collateral, and other matters.  As a result, all fair value measurements for impaired loans and other real estate are considered Level 3.

(Dollars in thousands)
	Fair Value Measurements December 31, 2013	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation	Total Gains/(Losses) for the Year Ended December 31, 2013
Impaired loans	$39,780	-	-	39,780	(3,207)
Other real estate	$1,679	-	-	1,679	(581)

(Dollars in thousands)
	Fair Value Measurements December 31, 2012	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation	Total Gains/(Losses) for the Year Ended December 31, 2012
Impaired loans	$46,738	-	-	46,738	(6,875)
Other real estate	$6,254	-	-	6,254	(1,136)

Changes in the allowance for loan losses for the year ended December 31, 2013 were as follows:

(Dollars in thousands)
Real Estate Loans
Construction and Land Development		Single- Family Residential	Single- Family Residential - Banco de la Gente Stated Income	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer and All Other	Unallocated	Total
Allowance for loan losses:
Beginning balance	$4,399	3,231	1,998	2,049	28	1,088	-	245	1,385	14,423
Charge-offs	(777)	(1,724)	(272)	(445)	-	(502)	-	(652)	-	(4,372)
Recoveries	377	111	141	50	-	44	-	143	-	866
Provision	(781)	1,505	(4)	565	9	439	-	509	342	2,584
Ending balance	$3,218	3,123	1,863	2,219	37	1,069	-	245	1,727	13,501

Ending balance: individually
evaluated for impairment	$-	39	1,268	171	-	-	-	-	-	1,478
Ending balance: collectively
evaluated for impairment	3,218	3,084	595	2,048	37	1,069	-	245	1,727	12,023
Ending balance	$3,218	3,123	1,863	2,219	37	1,069	-	245	1,727	13,501

Loans:
Ending balance	$63,742	195,975	49,463	209,287	11,801	68,047	19	22,626	-	620,960

Ending balance: individually
evaluated for impairment	$6,293	3,127	19,958	3,767	-	256	-	265	-	33,666
Ending balance: collectively
evaluated for impairment	$57,449	192,848	29,505	205,520	11,801	67,791	19	22,361	-	587,294

Changes in the allowance for loan losses for the year ended December 31, 2012 were as follows:

(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single- Family Residential	Single- Family Residential - Banco de la Gente Stated Income	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer and All Other	Unallocated	Total
Allowance for loan losses:
Beginning balance	$7,182	3,253	2,104	1,731	13	1,029	-	255	1,037	16,604
Charge-offs	(4,728)	(886)	(668)	(937)	-	(555)	-	(557)	-	(8,331)
Recoveries	528	72	-	374	-	104	-	148	-	1,226
Provision	1,417	792	562	881	15	510	-	399	348	4,924
Ending balance	$4,399	3,231	1,998	2,049	28	1,088	-	245	1,385	14,423

Ending balance: individually
evaluated for impairment	$24	84	1,254	-	-	-	-	-	-	1,362
Ending balance: collectively
evaluated for impairment	4,375	3,147	744	2,049	28	1,088	-	245	1,385	13,061
Ending balance	$4,399	3,231	1,998	2,049	28	1,088	-	245	1,385	14,423

Loans:
Ending balance	$73,176	195,003	52,019	200,633	8,951	64,295	11	25,886	-	619,974

Ending balance: individually
evaluated for impairment	$11,961	3,885	20,024	4,569	-	346	-	-	-	40,785
Ending balance: collectively
evaluated for impairment	$61,215	191,118	31,995	196,064	8,951	63,949	11	25,886	-	579,189

Changes in the allowance for loan losses for the year ended December 31, 2011 were as follows:

(Dollars in thousands)
Real Estate Loans
Construction and Land Development		Single- Family Residential	Single- Family Residential - Banco de la Gente Stated Income	Commercial	Multifamily and Farmland	Commercial	Consumer and All Other	Unallocated	Total
Allowance for loan losses:
Beginning balance	$5,774	3,992	2,105	1,409	17	1,174	430	592	15,493
Charge-offs	(7,164)	(2,233)	(692)	(1,271)	-	(314)	(586)	-	(12,260)
Recoveries	241	184	17	24	-	121	152	-	739
Provision	8,331	1,310	674	1,569	(4)	48	259	445	12,632
Ending balance	$7,182	3,253	2,104	1,731	13	1,029	255	1,037	16,604

Ending balance: individually
evaluated for impairment	$1,250	46	1,243	-	-	-	-	-	2,539
Ending balance: collectively
evaluated for impairment	5,932	3,207	861	1,731	13	1,029	255	1,037	14,065
Ending balance	$7,182	3,253	2,104	1,731	13	1,029	255	1,037	16,604

Loans:
Ending balance	$93,812	212,993	54,058	214,415	4,793	60,646	29,780	-	670,497

Ending balance: individually
evaluated for impairment	$20,280	2,352	18,309	3,845	-	-	-	-	44,786
Ending balance: collectively
evaluated for impairment	$73,532	210,641	35,749	210,570	4,793	60,646	29,780	-	625,711

The Company utilizes an internal risk grading matrix to assign a risk grade to each of its loans.  Loans are graded on a scale of 1 to 8.  These risk grades are evaluated on an ongoing basis.  The Low Substandard risk grade was removed from the Company’s internal risk grading matrix during the first quarter of 2013.  No loans were classified Low Substandard at December 31, 2012.  A description of the general characteristics of the eight risk grades is as follows:

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

•
Risk Grade 7 – Doubtful: Loans classified as Doubtful have all the weaknesses inherent in loans classified Substandard, plus the added characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions, and values highly questionable and improbable. Doubtful is a temporary grade where a loss is expected but is presently not quantified with any degree of accuracy. Once the loss position is determined, the amount is charged off.

•
Risk Grade 8 – Loss: Loans classified as Loss are considered uncollectable and of such little value that their continuance as bankable assets is not warranted.  This classification does not mean that the asset has absolutely no recovery or salvage value, but rather that it is not practical or desirable to defer writing off this worthless loan even though partial recovery may be realized in the future.  Loss is a temporary grade until the appropriate authority is obtained to charge the loan off.

The following tables present the credit risk profile of each loan type based on internally assigned risk grades as of December 31, 2013 and 2012.

December 31, 2013
(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single- Family Residential	Single- Family Residential - Banco de la Gente Stated Income	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer	All Other	Total

1- Excellent Quality	$7	15,036	-	-	-	365	-	1,270	-	16,678
2- High Quality	7,852	60,882	-	33,340	715	8,442	-	3,519	2,139	116,889
3- Good Quality	22,899	73,118	22,255	123,604	7,882	44,353	19	4,061	8,565	306,756
4- Management Attention	14,464	34,090	8,369	42,914	286	13,704	-	358	2,329	116,514
5- Watch	8,163	6,806	8,113	5,190	2,741	320	-	50	-	31,383
6- Substandard	10,357	6,043	10,726	4,239	177	863	-	330	-	32,735
7- Doubtful	-	-	-	-	-	-	-	-	-	-
8- Loss	-	-	-	-	-	-	-	5	-	5
Total	$63,742	195,975	49,463	209,287	11,801	68,047	19	9,593	13,033	620,960

December 31, 2012
(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single- Family Residential	Single- Family Residential - Banco de la Gente Stated Income	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer	All Other	Total

1- Excellent Quality	$11	24,662	-	-	-	672	-	1,239	-	26,584
2- High Quality	4,947	56,829	-	27,511	32	9,260	-	4,122	2,317	105,018
3- Good Quality	24,952	62,018	24,724	114,001	4,975	40,814	11	4,186	13,416	289,097
4- Management Attention	18,891	35,727	11,366	47,603	3,039	11,844	-	392	5	128,867
5- Watch	9,580	9,504	3,597	6,911	712	976	-	134	-	31,414
6- Substandard	14,795	6,263	12,332	4,607	193	729	-	70	-	38,989
7- Low Substandard	-	-	-	-	-	-	-	-	-	-
8- Doubtful	-	-	-	-	-	-	-	-	-	-
9- Loss	-	-	-	-	-	-	-	5	-	5
Total	$73,176	195,003	52,019	200,633	8,951	64,295	11	10,148	15,738	619,974

Total TDR loans amounted to $21.9 million and $23.9 million at December 31, 2013 and 2012, respectively.  The terms of these loans have been renegotiated to provide a reduction in principal or interest as a result of the deteriorating financial position of the borrower.  There were $335,000 and $2.0 million in performing loans classified as TDR loans at December 31, 2013 and 2012, respectively.

The following table presents an analysis of TDR loans by loan type as of December 31, 2013.

December 31, 2013
(Dollars in thousands)
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Real estate loans
Construction and land development	15	$10,222	6,528
Single-family residential	20	1,281	1,754
Single-family residential -
Banco de la Gente stated income	91	10,038	8,605
Commercial	10	3,775	4,272
Multifamily and farmland	1	322	177
Total real estate TDR loans	137	25,638	21,336

Loans not secured by real estate
Commercial loans	7	519	344
Consumer loans	3	284	266
Total TDR loans	147	$26,441	21,946

The following table presents an analysis of 2013 loan modifications included in the December 31, 2013 TDR table above.

Year ended December 31, 2013
(Dollars in thousands)
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Real estate loans
Construction and land development	2	$841	824
Single-family residential -
Banco de la Gente stated income	7	796	788
Total real estate TDR loans	9	1,637	1,612

Total TDR loans	9	$1,637	1,612

The following table presents an analysis of TDR loans by loan type as of December 31, 2012.

December 31, 2012
(Dollars in thousands)
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Real estate loans
Construction and land development	11	$10,465	6,633
Single-family residential	33	3,014	4,084
Single-family residential -
Banco de la Gente stated income	122	13,459	12,170
Commercial	4	1,457	682
Multifamily and farmland	-	-	-
Total real estate TDR loans	170	28,395	23,569

Loans not secured by real estate
Commercial loans	9	511	368
Consumer loans	1	2	-
Total TDR loans	180	$28,908	23,937

The following table presents an analysis of 2012 loan modifications included in the December 31, 2012 TDR table above.

Year ended December 31, 2012
(Dollars in thousands)
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Real estate loans
Single-family residential	5	$674	673
Single-family residential -
Banco de la Gente stated income	20	2,046	1,992
Total real estate TDR loans	25	2,720	2,665

Loans not secured by real estate
Commercial loans	1	14	13
Total TDR loans	26	$2,734	2,678

(4)	Premises and Equipment

Major classifications of premises and equipment are summarized as follows:

(Dollars in thousands)
	2013	2012

Land	$3,667	3,657
Buildings and improvements	15,126	14,815
Furniture and equipment	16,239	17,660

Total premises and equipment	35,032	36,132

Less accumulated depreciation	18,674	20,258

Total net premises and equipment	$16,358	15,874

Depreciation expense was approximately $1.9 million for the years ended December 31, 2013 and 2012.  The Company recognized approximately $2.0 million in depreciation expense for the year ended December 31, 2011.

(5)	Time Deposits

At December 31, 2013, the scheduled maturities of time deposits are as follows:

(Dollars in thousands)

2014	$127,036
2015	48,913
2016	22,318
2017	10,155
2018 and thereafter	8,781

Total	$217,203

At December 31, 2013 and 2012, the Company had approximately $15.1 million and $21.4 million, respectively, in time deposits purchased through third party brokers, including certificates of deposit participated through the Certificate of Deposit Account Registry Service (“CDARS”) on behalf of local customers.  CDARS balances totaled $15.1 million and $20.1 million as of December 31, 2013 and 2012, respectively.  The weighted average rate of brokered deposits as of December 31, 2013 and 2012 was 0.14% and 0.29%, respectively.

(6)	Federal Home Loan Bank and Federal Reserve Bank Borrowings

The Bank has borrowings from the FHLB with monthly or quarterly interest payments at December 31, 2013.  The FHLB borrowings are collateralized by a blanket assignment on all residential first mortgage loans, home equity lines of credit and loans secured by multi-family real estate that the Bank owns.  At December 31, 2013, the carrying value of loans pledged as collateral totaled approximately $132.9 million.  As additional collateral, the Bank has pledged securities to the FHLB.  At December 31, 2013, the market value of securities pledged to the FHLB totaled $17.3 million.

Borrowings from the FHLB outstanding at December 31, 2013 consist of the following:

(Dollars in thousands)

Maturity Date	Call Date	Rate	Rate Type	Amount

March 25, 2019	N/A	4.260%	Convertible	5,000

November 12, 2014	N/A	2.230%	Fixed Rate Hybrid	5,000

October 17, 2016	N/A	3.734%	Adjustable Rate Hybrid	5,000

October 17, 2018	N/A	3.414%	Adjustable Rate Hybrid	5,000

October 17, 2018	N/A	3.654%	Adjustable Rate Hybrid	15,000

October 17, 2018	N/A	3.429%	Adjustable Rate Hybrid	5,000

October 17, 2018	N/A	3.484%	Adjustable Rate Hybrid	5,000

May 8, 2018	N/A	1.799%	Floating to Fixed	5,000

May 8, 2018	N/A	3.439%	Floating to Fixed	15,000

				$65,000

The Bank is required to purchase and hold certain amounts of FHLB stock in order to obtain FHLB borrowings. No ready market exists for the FHLB stock, and it has no quoted market value. The stock is redeemable at $100 per share subject to certain limitations set by the FHLB. The Bank owned $4.1 million and $4.7 million of FHLB stock at December 31, 2013 and 2012, respectively.

As of December 31, 2013 and 2012, the Bank had no borrowings from the Federal Reserve Bank (“FRB”).  FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB.  At December 31, 2013, the carrying value of loans pledged as collateral totaled approximately $315.2 million.

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

(8)	Income Taxes

The provision for income taxes is summarized as follows:

(Dollars in thousands)
	2013	2012	2011
Current	$1,345	1,800	2,141
Deferred	534	(213)	(678)
Total	$1,879	1,587	1,463

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to earnings before income taxes are as follows:

(Dollars in thousands)
	2013	2012	2011
Pre-tax income at statutory rate (34%)	$2,914	2,509	2,251
Differences:
Tax exempt interest income	(1,481)	(1,168)	(1,052)
Nondeductible interest and other expense	141	52	62
Cash surrender value of life insurance	(147)	(149)	(101)
State taxes, net of federal benefits	428	324	233
Nondeductible capital losses	-	-	49
Other, net	24	19	21
Total	$1,879	1,587	1,463

The following summarizes the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities.  The net deferred tax asset is included as a component of other assets at December 31, 2013 and 2012.

(Dollars in thousands)
	2013	2012
Deferred tax assets:
Allowance for loan losses	$5,205	5,560
Accrued retirement expense	1,489	1,409
Other real estate	218	628
Other	413	362
Unrealized loss on available for sale securities	747	-
Total gross deferred tax assets	8,072	7,959

Deferred tax liabilities:
Deferred loan fees	581	794
Premises and equipment	530	417
Unrealized gain on available for sale securities	-	3,581
Total gross deferred tax liabilities	1,111	4,792
Net deferred tax asset	$6,961	3,167

(9)           Related Party Transactions

The Company conducts transactions with its directors and executive officers, including companies in which they have beneficial interests, in the normal course of business. It is the policy of the  Bank that loan transactions with directors and officers are made on substantially the same terms as those prevailing at the time made for comparable loans to other persons. The following is a summary of activity for related party loans for 2013:

(Dollars in thousands)

Beginning balance	$5,385
New loans	3,409
Repayments	(4,454)

Ending balance	$4,340

At December 31, 2013 and 2012, the Bank had deposit relationships with related parties of approximately $17.6 million and $13.9 million, respectively.

(10)	Commitments and Contingencies

The Company leases various office spaces for banking and operational facilities and equipment under operating lease arrangements. Future minimum lease payments required for all operating leases having a remaining term in excess of one year at December 31, 2013 are as follows:

(Dollars in thousands)

Year ending December 31,
2014	$549
2015	517
2016	519
2017	469
2018	436
Thereafter	1,253
Total minimum obligation	$3,743

Total rent expense was approximately $672,000, $643,000 and $735,000 for the years ended December 31, 2013, 2012 and 2011, respectively.

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

In most cases, the  Bank requires collateral or other security to support financial instruments with credit risk.

(Dollars in thousands)
	Contractual Amount
	2013	2012
Financial instruments whose contract amount represent credit risk:

Commitments to extend credit	$146,243	133,919

Standby letters of credit and financial guarantees written	$4,361	3,297

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates and because they may expire without being drawn upon, the total commitment amount of $150.6 million does not necessarily represent future cash requirements.

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

The Company has $62.5 million available for the purchase of overnight federal funds from six correspondent financial institutions as of December 31, 2013.

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

Risk Management Objective of Using Derivatives
The Company has an overall interest rate risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility.  By using derivative instruments, the Company is exposed to credit and market risk.  If the counterparty fails to perform, credit risk is equal to the extent of the fair value gain in the derivative.  The Company minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed periodically by the Company.  The Company did not have any interest rate derivatives outstanding as of December 31, 2013 or 2012.

Cash Flow Hedges of Interest Rate Risk
The Company’s objectives in using interest rate derivatives are to add stability to interest income and expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps and floors as part of its interest rate risk management strategy.  For hedges of the Company’s variable-rate loan assets, interest rate swaps designated as cash flow hedges involve the receipt of fixed-rate amounts from a counterparty in exchange for the Company making variable-rate payments over the life of the agreements without exchange of the underlying notional amount.  For hedges of the Company’s variable-rate loan assets, the interest rate floors designated as a cash flow hedge involves the receipt of variable-rate amounts from a counterparty if interest rates fall below the strike rate on the contract in exchange for an up front premium.  The Company had an interest rate swap contract that expired in June 2011.  The Company did not have any interest rate derivatives outstanding as of December 31, 2013 or 2012.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in “Accumulated Other Comprehensive Income” and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings.  The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings.

(12)	Employee and Director Benefit Programs

The Company has a profit sharing and 401(k) plan for the benefit of substantially all employees subject to certain minimum age and service requirements. Under the 401(k) plan, the Company matched employee contributions to a maximum of 4.00% of annual compensation in 2013, 3.50% of annual compensation in 2012 and 2.50% of annual compensation in 2011.  The Company’s contribution pursuant to this formula was approximately $430,000, $345,000 and $219,000 for the years 2013, 2012 and 2011, respectively.  Investments of the 401(k) plan are determined by a committee comprised of senior management .  No investments in Company stock have been made by the 401(k) plan. The vesting schedule for the 401(k) plan begins at 20 percent after two years of employment and graduates 20 percent each year until reaching 100 percent after six years of employment.

In December 2001, the Company initiated a postretirement benefit plan to provide retirement benefits to key officers and its Board of Directors and to provide death benefits for their designated beneficiaries.  Under the postretirement benefit plan, the Company purchased life insurance contracts on the lives of the key officers and each director.  The increase in cash surrender value of the contracts constitutes the Company’s contribution to the postretirement benefit plan each year.  Postretirement benefit plan participants are to be paid annual benefits for a specified number of years commencing upon retirement. Expenses incurred for benefits relating to the postretirement benefit plan were approximately $395,000, $546,000 and $355,000 for the years 2013, 2012 and 2011, respectively.

The Company is currently paying medical benefits for certain retired employees. Postretirement medical benefits expense, including amortization of the transition obligation, as applicable, was approximately $24,000 and $23,000 for the years ended December 31, 2012 and 2011, respectively.   The Company did not incur any postretirement medical benefits expense due to an over accrual reversal in 2013.

The following table sets forth the change in the accumulated benefit obligation for the Company’s two postretirement benefit plans described above:

(Dollars in thousands)
	2013	2012

Benefit obligation at beginning of period	$3,382	2,923
Service cost	336	430
Interest cost	65	89
Benefits paid	(142)	(60)
Reversal of excess accrual	(60)	-

Benefit obligation at end of period	$3,581	3,382

The amounts recognized in the Company’s Consolidated Balance Sheet as of December 31, 2013 and 2012 are shown in the following two tables:

(Dollars in thousands)
	2013	2012

Benefit obligation	$3,581	3,382
Fair value of plan assets	-	-

(Dollars in thousands)
	2013	2012

Funded status	$(3,581)	(3,382)
Unrecognized prior service cost/benefit	-	-
Unrecognized net actuarial loss	-	-

Net amount recognized	$(3,581)	(3,382)

Unfunded accrued liability	$(3,581)	(3,382)
Intangible assets	-	-

Net amount recognized	$(3,581)	(3,382)

Net periodic benefit cost of the Company’s post retirement benefit plans for the years ended December 31, 2013 and 2012 consisted of the following:

(Dollars in thousands)
	2013	2012

Service cost	$336	430
Interest cost	65	89

Net periodic cost	$401	519

Weighted average discount rate assumption used to
determine benefit obligation	5.46%	5.43%

The Company paid benefits under the two postretirement plans totaling $142,000 and $60,000 during the years ended December 31, 2013 and 2012, respectively.  Information about the expected benefit payments for the Company’s two postretirement benefit plans is as follows:

(Dollars in thousands)

Year ending December 31,
2014	$205
2015	$234
2016	$233
2017	$262
2018	$275
Thereafter	$8,648

(13)	Regulatory Matters

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

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of capital in relation to both on- and off-balance sheet items at various risk weights. Total capital consists of two tiers of capital. Tier 1 Capital includes common shareholders’ equity and trust preferred securities less adjustments for intangible assets. Tier 2 Capital consists of the allowance for loan losses, up to 1.25% of risk-weighted assets and other adjustments.  Management believes, as of December 31, 2013, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2013, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There have been no conditions or events since that notification that management believes have changed the Bank’s category.

On July 2, 2013, the FRB approved its final rule on the Basel III capital standards, which implement changes to the regulatory capital framework for banking organizations.  Capital levels at the Company and the Bank currently exceed the new capital requirements, which will be effective on January 1, 2015.

The Company’s and the Bank’s actual capital amounts and ratios are presented below:

(Dollars in thousands)
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2013:

Total Capital (to Risk-Weighted Assets)
Consolidated	$114,185	16.14%	56,582	8.00%	N/A	N/A
Bank	$110,935	15.73%	56,412	8.00%	70,515	10.00%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$104,890	14.83%	28,291	4.00%	N/A	N/A
Bank	$101,733	14.43%	28,206	4.00%	42,309	6.00%
Tier 1 Capital (to Average Assets)
Consolidated	$104,890	10.08%	41,622	4.00%	N/A	N/A
Bank	$101,733	9.79%	41,584	4.00%	51,981	5.00%

As of December 31, 2012:

Total Capital (to Risk-Weighted Assets)
Consolidated	$121,246	17.34%	55,928	8.00%	N/A	N/A
Bank	$117,453	16.84%	55,784	8.00%	69,730	10.00%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$112,135	16.04%	27,964	4.00%	N/A	N/A
Bank	$108,379	15.54%	27,892	4.00%	41,838	6.00%
Tier 1 Capital (to Average Assets)
Consolidated	$112,135	11.12%	40,342	4.00%	N/A	N/A
Bank	$108,379	10.76%	40,302	4.00%	50,377	5.00%

(14)	Shareholders’ Equity

Shareholders’ equity was $83.7 million as of December 31, 2013, compared to $97.7 million as of December 31, 2012.  This decrease reflects the Company’s repurchase and redemption of its Series A preferred stock combined with a reduction in accumulated other comprehensive income resulting from a decrease in the unrealized gain on investment securities.  The Company received regulatory approval in December 2013 to repurchase and redeem the remaining 12,524 outstanding shares of its Series A preferred stock.  The repurchase and redemption was completed on January 17, 2014 and is reflected on the Company’s Consolidated Balance Sheets as of December 31, 2013.   “Accrued interest payable and other liabilities” at December 31, 2013 includes $12.6 million for the payment to preferred shareholders of principal and accrued dividends on January 17, 2014.

During 2012, the Company purchased 12,530 shares of the Company’s 25,054 outstanding shares of Series A preferred stock from the UST.  The shares were purchased for $933.36 per share, for a total purchase price of $11,778,576, including $83,575 accrued and unpaid dividends on the Series A preferred stock.  The Company retired the 12,530 shares purchased.  The $834,999 difference between the $12,530,000 face value of the Series A preferred stock retired and the $11,695,001 purchase price of the Series A preferred stock retired was credited to retained earnings effective June 30, 2012.

During 2012, the Company completed its repurchase of the Warrant to purchase 357,234 shares of the Company’s common stock that was issued to the UST.  The Company repurchased the Warrant for a total price of $425,000.

The Board of Directors, at its discretion, can issue shares of preferred stock up to a maximum of 5,000,000 shares. The Board of Directors is authorized to determine the number of shares, voting powers, designations, preferences, limitations and relative rights.

(15)	Other Operating Income and Expense

Other operating income for the years ended December 31, 2013, 2012 and 2011 included the following items that exceeded one percent of total revenues at some point during the following three-year period:

(Dollars in thousands)
	2013	2012	2011
Visa debit card income	$2,990	2,092	1,783
Net appraisal management fee income	$718	737	375
Insurance and brokerage commissions	$661	517	471

Other operating expense for the years ended December 31, 2013, 2012 and 2011 included the following items that exceeded one percent of total revenues at some point during the following three-year period:

(Dollars in thousands)
	2013	2012	2011
Advertising	$685	695	660
FDIC insurance	$864	894	1,061
Visa debit card expense	$823	729	658
Telephone	$570	554	605
Foreclosure/OREO expense	$356	677	904
Internet banking expense	$568	593	509
FHLB advance prepayment penalty	$530	-	-

(16)	Fair Value of Financial Instruments

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

The Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.  These levels are:

•	Level 1 – Valuation is based upon quoted prices for identical instruments traded in active markets.
•
Level 2 – Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

•
Level 3 – Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market.  These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability.  Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

Cash and Cash Equivalents
For cash, due from banks and interest-bearing deposits, the carrying amount is a reasonable estimate of fair value.  Cash and cash equivalents are reported in the Level 1 fair value category.

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

Other Investments
For other investments, the carrying value is a reasonable estimate of fair value.  Other investments are reported in the Level 3 fair value category.

Mortgage Loans Held for Sale
Mortgage loans held for sale are carried at lower of aggregate cost or market value.  The cost of mortgage loans held for sale approximates the market value.  Mortgage loans held for sale are reported in the Level 3 fair value category.

Loans
The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.  Loans are reported in the Level 3 fair value category, as the pricing of loans is more subjective than the pricing of other financial instruments.

Cash Surrender Value of Life Insurance
For cash surrender value of life insurance, the carrying value is a reasonable estimate of fair value.  Cash surrender value of life insurance is reported in the Level 2 fair value category.

Other Real Estate
The fair value of other real estate is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral.  Other real estate is reported in the Level 3 fair value category.

Deposits
The fair value of demand deposits, interest-bearing demand deposits and savings is the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.  Deposits are reported in the Level 2 fair value category.

Securities Sold Under Agreements to Repurchase
For securities sold under agreements to repurchase, the carrying value is a reasonable estimate of fair value.  Securities sold under agreements to repurchase are reported in the Level 2 fair value category.

FHLB Borrowings
The fair value of FHLB borrowings is estimated based upon discounted future cash flows using a discount rate comparable to the current market rate for such borrowings.  FHLB borrowings are reported in the Level 2 fair value category.

Junior Subordinated Debentures
Because the Company’s junior subordinated debentures were issued at a floating rate, the carrying amount is a reasonable estimate of fair value.  Junior subordinated debentures are reported in the Level 2 fair value category.

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

The carrying amount and estimated fair value of the Company’s financial instruments at December 31, 2013 and 2012 are as follows:

(Dollars in thousands)
		Fair Value Measurements at December 31, 2013
	Carrying Amount	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$76,773	76,773	-	-	76,773
Investment securities available for sale	297,890	1,689	294,951	1,250	297,890
Other investments	4,990	-	-	4,990	4,990
Mortgage loans held for sale	497	-	-	497	497
Loans, net	607,459	-	-	612,132	612,132
Cash surrender value of life insurance	13,706	-	13,706	-	13,706

Liabilities:
Deposits	$799,361	-	798,460	-	798,460
Securities sold under agreements
to repurchase	45,396	-	45,396	-	45,396
FHLB borrowings	65,000	-	65,891	-	65,891
Junior subordinated debentures	20,619	-	20,619	-	20,619

(Dollars in thousands)
		Fair Value Measurements at December 31, 2012
	Carrying Amount	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$48,843	48,843	-	-	48,843
Investment securities available for sale	297,823	1,468	295,105	1,250	297,823
Other investments	5,599	-	-	5,599	5,599
Mortgage loans held for sale	6,922	-	-	6,922	6,922
Loans, net	605,551	-	-	599,996	599,996
Cash surrender value of life insurance	13,273	-	13,273	-	13,273

Liabilities:
Deposits	$781,525	-	780,662	-	780,662
Securities sold under agreements
to repurchase	34,578	-	34,578	-	34,578
FHLB borrowings	70,000	-	76,375	-	76,375
Junior subordinated debentures	20,619	-	20,619	-	20,619

(17)	Peoples Bancorp of North Carolina, Inc. (Parent Company Only) Condensed Financial Statements

Balance Sheets

December 31, 2013 and 2012
(Dollars in thousands)

Assets	2013	2012

Cash	$12,879	324
Interest-bearing time deposit	-	800
Investment in subsidiaries	102,113	115,386
Investment securities available for sale	1,721	1,596
Other assets	273	260

Total assets	$116,986	118,366

Liabilities and Shareholders' Equity

Junior subordinated debentures	$20,619	20,619
Liabilities	12,648	-
Shareholders' equity	83,719	97,747

Total liabilities and shareholders' equity	$116,986	118,366

Statements of Earnings

For the Years Ended December 31, 2013, 2012 and 2011
(Dollars in thousands)

Revenues:	2013	2012	2011

Interest and dividend income	$13,576	113	226
Impairment of securities	-	-	(144)

Total revenues	13,576	113	82

Expenses:

Interest	398	438	407
Other operating expenses	159	476	190

Total expenses	557	914	597

Income/(Loss) before income tax benefit and equity in
undistributed earnings of subsidiaries	13,019	(801)	(515)

Income tax benefit	84	166	56

Income/(Loss) before equity in undistributed
earnings of subsidiaries	13,103	(635)	(459)

Equity in undistributed earnings of subsidiaries	(6,412)	6,428	5,618

Net earnings	$6,691	5,793	5,159

Statements of Cash Flows

For the Years Ended December 31, 2013, 2012 and 2011
(Dollars in thousands)

	2013	2012	2011
Cash flows from operating activities:

Net earnings	$6,691	5,793	5,159
Adjustments to reconcile net earnings to net
cash used by operating activities:
Equity in undistributed earnings of subsidiaries	6,412	(6,428)	(5,618)
Impairment of investment securities	-	-	144
Change in:
Other assets	(73)	-	112
Accrued income	-	11	(11)
Accrued expense	27	41	(216)
Other liabilities	12,632	-	-

Net cash provided (used by) operating activities	25,689	(583)	(430)

Cash flows from investing activities:

Proceeds from maturities of investment securities available for sale	1	-	-
Net change in interest-bearing time deposit	800	14,200	2,000

Net cash provided by investing activities	801	14,200	2,000

Cash flows from financing activities:

Cash dividends paid on Series A preferred stock	(734)	(1,023)	(1,253)
Cash dividends paid on common stock	(677)	(1,003)	(443)
Preferred stock and warrant repurchase	(12,524)	(12,122)	-
Restricted stock payout	-	-	17
Proceeds from exercise of stock options	-	539	-

Net cash used by financing activities	(13,935)	(13,609)	(1,679)

Net change in cash	12,555	8	(109)

Cash at beginning of year	324	316	425

Cash at end of year	$12,879	324	316

Noncash investing and financing activities:
Change in unrealized gain on investment securities
available for sale, net	$77	(46)	(3)

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

William Gregory (Greg) Terry
General Manager, Drum & Willis-Reynolds Funeral Homes and Crematory

Dan Ray Timmerman, Sr.
Chairman of the Board and Chief Executive Officer, Timmerman Manufacturing, Inc. (wrought iron furniture, railings and gates manufacturer)

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