Form 10-K, Exhibit 13
period 2014-12-31
PEOPLES BANCORP OF NORTH CAROLINA INC
filed 2015-03-25
CIK 1093672

EXHIBIT (13)

The Annual Report to Security Holders is Appendix A to the Proxy Statement for the 2015 Annual Meeting of Shareholders and is incorporated herein by reference.

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

The Bank, founded in 1912, is a state-chartered commercial bank serving the citizens and business interests of the Catawba Valley and surrounding communities through 21 banking offices, as of December 31, 2014, located in Lincolnton, Newton, Denver, Catawba, Conover, Maiden, Claremont, Hiddenite, Hickory, Charlotte, Monroe, Cornelius, Mooresville and Raleigh, North Carolina.  The Bank also operates loan production offices in Denver and Durham, North Carolina.  At December 31, 2014, the Company had total assets of $1.0 billion, net loans of $640.8 million, deposits of $814.7 million, total securities of $285.1 million, and shareholders’ equity of $98.7 million.

The Bank operates four offices focused on the Latino population under the name Banco de la Gente (“Banco”).  These offices are operated as a division of the Bank.  Banco offers normal and customary banking services as are offered in the Bank’s other branches such as the taking of deposits and the making of loans and therefore is not considered a reportable segment of the Company.

The Bank has a diversified loan portfolio, with no foreign loans and few agricultural loans.  Real estate loans are predominately variable rate and fixed rate commercial property loans, which include residential development loans to commercial customers.  Commercial loans are spread throughout a variety of industries with no one particular industry or group of related industries accounting for a significant portion of the commercial loan portfolio.  The majority of the Bank’s deposit and loan customers are individuals and small to medium-sized businesses located in the Bank’s market area.  The Bank’s loan portfolio also includes Individual Taxpayer Identification Number (ITIN) mortgage loans generated thorough the Bank’s Banco offices.  Additional discussion of the Bank’s loan portfolio and sources of funds for loans can be found in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on pages A-4 through A-25 of the Annual Report, which is included in this Form 10-K as Exhibit (13).

The operations of the Bank and depository institutions in general are significantly influenced by general economic conditions and by related monetary and fiscal policies of depository institution regulatory agencies, including the Federal Reserve, the Federal Deposit Insurance Corporation (the “FDIC”) and the North Carolina Commissioner of Banks (the “Commissioner”).

At December 31, 2014, the Company employed 280 full-time employees and 37 part-time employees, which equated to 305 full-time equivalent employees.

Subsidiaries
The Bank is a subsidiary of the Company.  At December 31, 2014, the Bank had two subsidiaries, Peoples Investment Services, Inc. and Real Estate Advisory Services, Inc.  Through a relationship with Raymond James Financial Services, Inc., Peoples Investment Services, Inc. provides the Bank’s customers access to investment counseling and non-deposit investment products such as stocks, bonds, mutual funds, tax deferred annuities, and related brokerage services.  Real Estate Advisory Services, Inc. provides real estate appraisal and real estate brokerage services.  In March 2015, the Bank established a new wholly owned subsidiary, PB Real Estate Holdings, LLC, which will acquire, manage and dispose of real property, other collateral and other assets obtained in the ordinary course of collecting debts previously contracted.

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

The Company established CBRES, a wholly owned subsidiary, in 2009. CBRES serves as a “clearing-house” for appraisal services for community banks.  Other banks are able to contract with CBRES to find and engage appropriate appraisal companies in the area where the property is located.  This type of service ensures that the appraisal process remains independent from the financing process within the bank.

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

SELECTED FINANCIAL DATA
Dollars in Thousands Except Per Share Amounts

	2014	2013	2012	2011	2010
Summary of Operations
Interest income	$38,420	36,696	39,245	45,259	47,680
Interest expense	4,287	5,353	7,696	10,946	14,348
Net interest earnings	34,133	31,343	31,549	34,313	33,332
Provision for loan losses	(699)	2,584	4,924	12,632	16,438
Net interest earnings after provision
for loan losses	34,832	28,759	26,625	21,681	16,894
Non-interest income	12,164	12,652	12,537	14,513	13,884
Non-interest expense	35,671	32,841	31,782	29,572	28,948
Earnings before taxes	11,325	8,570	7,380	6,622	1,830
Income taxes	1,937	1,879	1,587	1,463	(11)
Net earnings	9,388	6,691	5,793	5,159	1,841
Dividends and accretion of preferred stock	-	656	1,010	1,393	1,394
Net earnings available to common
shareholders	$9,388	6,035	4,783	3,766	447

Selected Year-End Balances
Assets	$1,040,494	1,034,684	1,013,516	1,067,063	1,067,652
Available for sale securities	281,099	297,890	297,823	321,388	272,449
Loans, net	640,809	607,459	605,551	653,893	710,667
Mortgage loans held for sale	1,375	497	6,922	5,146	3,814
Interest-earning assets	956,900	925,736	931,738	1,004,131	1,010,983
Deposits	814,700	799,361	781,525	827,111	838,712
Interest-bearing liabilities	717,991	715,111	745,139	820,452	850,233
Shareholders' equity	$98,665	83,719	97,747	103,027	96,858
Shares outstanding	5,612,588	5,613,495	5,613,495	5,544,160	5,541,413

Selected Average Balances
Assets	$1,036,486	1,023,609	1,029,612	1,074,250	1,078,136
Available for sale securities	287,371	293,770	289,010	295,413	219,797
Loans	631,025	614,532	648,595	697,527	757,532
Interest-earning assets	949,537	950,451	965,994	1,015,451	999,054
Deposits	808,399	787,640	786,976	835,550	840,343
Interest-bearing liabilities	731,786	741,228	770,546	836,382	849,870
Shareholders' equity	$95,759	100,241	103,805	102,568	101,529
Shares outstanding	5,615,666	5,613,495	5,559,401	5,542,548	5,539,308

Profitability Ratios
Return on average total assets	0.91%	0.65%	0.56%	0.48%	0.17%
Return on average shareholders' equity	9.69%	6.67%	5.58%	5.03%	1.81%
Dividend payout ratio*	10.88%	11.17%	20.96%	11.78%	100.11%

Liquidity and Capital Ratios (averages)
Loan to deposit	78.06%	78.02%	82.42%	83.48%	90.15%
Shareholders' equity to total assets	9.24%	9.79%	10.08%	9.55%	9.42%

Per share of Common Stock
Basic net income	$1.67	1.08	0.86	0.68	0.08
Diluted net income	$1.66	1.07	0.86	0.68	0.08
Cash dividends	$0.18	0.12	0.18	0.08	0.08
Book value	$17.58	14.91	15.18	14.06	12.96

*As a percentage of net earnings available to common shareholders.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following is a discussion of our financial position and results of operations and should be read in conjunction with the information set forth under Item 1A Risk Factors and the Company’s consolidated financial statements and notes thereto on pages A-26  through A-62.

Introduction
Management’s discussion and analysis of earnings and related data are presented to assist in understanding the consolidated financial condition and results of operations of the Company, for the years ended December 31, 2014, 2013 and 2012.  The Company is a registered bank holding company operating under the supervision of the Federal Reserve Board (the “FRB”) and the parent company of Peoples Bank (the “Bank”). The Bank is a North Carolina-chartered bank, with offices in Catawba, Lincoln, Alexander, Mecklenburg, Iredell, Union, Wake and Durham counties, operating under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation (the “FDIC”).

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

The unfavorable economic conditions experienced from 2008 to 2010 moderated in 2011 and 2012.  Economic conditions were more favorable in 2013 and 2014, although still far below the pre-crisis levels of 2006 and 2007.  With the unemployment rate continuing to be higher than historical norms and home prices still well below pre-crisis levels, the primary indicators of economic activity for our markets continue to point to uncertain business conditions.

Although we are unable to control the external factors that influence our business, by maintaining high levels of balance sheet liquidity, managing our interest rate exposures and by actively monitoring asset quality, we seek to minimize the potentially adverse risks of unforeseen and unfavorable economic trends.

Our business emphasis has been and continues to be to operate as a well-capitalized, profitable and independent community-oriented financial institution dedicated to providing quality customer service. We are committed to meeting the financial needs of the communities in which we operate. The Company expects growth to be achieved in its local markets and through expansion opportunities in contiguous or nearby markets.  While the Company would be willing to consider growth by acquisition in certain circumstances, it does not consider the acquisition of another company to be necessary for its continued ability to provide a reasonable return to its shareholders.  We believe that we can be more effective in serving our customers than many of our non-local competitors because of our ability to quickly and effectively provide senior management responses to customer needs and inquiries. Our ability to provide these services is enhanced by the stability and experience of our Bank officers and managers.

The Federal Reserve has maintained the Federal Funds Rate at 0.25% since December 31, 2008.  This has had a negative impact on 2012, 2013 and 2014 earnings and will continue to have a negative impact on the Bank’s net interest income in future periods, if the Federal Funds Rate is not increased.

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

The UST sold all of the Company’s Series A preferred stock in a public auction in June 2012.  The Company purchased 12,530 shares of the 25,054 outstanding shares of Series A preferred stock from the UST.  The shares were purchased for $933.36 per share, for a total purchase price of $11,778,576, including $83,575 accrued and unpaid dividends on the Series A preferred stock.  The Company retired the 12,530 shares purchased.  Remaining Series A preferred shares were redeemable at any time at par.  Also, during 2012, the Company completed its repurchase of the Warrant to purchase 357,234 shares of the Company’s common stock.  The Company repurchased the Warrant for a total price of $425,000.

The Company received regulatory approval in December 2013 to repurchase and redeem the remaining 12,524 outstanding shares of its Series A preferred stock.  The repurchase and redemption was completed on January 17, 2014 and was reflected on the Company’s Consolidated Balance Sheets as of December 31, 2013.   “Accrued interest payable and other liabilities” at December 31, 2013 includes $12.6 million for the payment to preferred shareholders of principal and accrued dividends on January 17, 2014.

The Company does not have specific plans for additional offices in 2015 but will continue to look for growth opportunities in nearby markets and may expand if considered a worthwhile opportunity.

Summary of Significant and Critical Accounting Policies
The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries, the Bank and Community Bank Real Estate Solutions, LLC (“CBRES”), along with the Bank’s wholly owned subsidiaries, Peoples Investment Services, Inc. and Real Estate Advisory Services, Inc (“REAS”).  All significant intercompany balances and transactions have been eliminated in consolidation.

The Company’s accounting policies are fundamental to understanding management’s discussion and analysis of results of operations and financial condition.  Many of the Company’s accounting policies require significant judgment regarding valuation of assets and liabilities and/or significant interpretation of specific accounting guidance.  The following is a summary of some of the more subjective and complex accounting policies of the Company.  A more complete description of the Company’s significant accounting policies can be found in Note 1 of the Notes to Consolidated Financial Statements in the Company’s 2014 Annual Report to Shareholders which is Appendix A to the Proxy Statement for the May 7, 2015 Annual Meeting of Shareholders.

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

The Company has an overall interest rate risk management strategy that has incorporated the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility.  By using derivative instruments, the Company is exposed to credit and market risk.  If the counterparty fails to perform, credit risk is equal to the extent of the fair-value gain in the derivative.  The Company minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed periodically by the Company.  The Company did not have any interest rate derivatives outstanding as of December 31, 2014 or 2013.

  In November 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-16, (Topic 815):  Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity.  ASU No. 2014-16 provides more direction for determining whether embedded features, such as a conversion option embedded in a share of preferred stock, need to be accounted for separately from their host shares.  ASU No. 2014-16 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2015.  The adoption of this guidance is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

In November 2014, FASB issued ASU No. 2014-17, (Topic 805):  Pushdown Accounting (a consensus of the FASB Emerging Issues Task Force).  ASU No. 2014-17 gives acquired entities the option to apply pushdown accounting in their separate financial statements when an acquirer obtains control of them.  ASU No. 2014-17 was effective upon issuance for current and future reporting periods and any open reporting periods for which financial statements have not yet been issued.  The adoption of this guidance is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

In January 2015, FASB issued ASU No. 2015-01, (Subtopic 225-20):  Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items.  ASU No. 2015-01 eliminates the concept of extraordinary items from GAAP.  ASU No. 2015-01 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2015 .  The adoption of this guidance is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

In February 2015, FASB issued ASU No. 2015-02, (Topic 810):  Amendments to the Consolidation Analysis.  ASU No. 2015-02 provides amendments to respond to stakeholders’ concerns about the current accounting for consolidation of certain legal entities.  Stakeholders expressed concerns that GAAP might require a reporting entity to consolidate another legal entity in situations in which the reporting entity’s contractual rights do not give it the ability to act primarily on its own behalf, the reporting entity does not hold a majority of the legal entity’s voting rights, or the reporting entity is not exposed to a majority of the legal entity’s economic benefits or obligations.  ASU No. 2015-02 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2015.  The adoption of this guidance is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

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

Results of Operations
Summary.  The Company reported earnings of $9.4 million or $1.67 basic net earnings per share and $1.66 diluted net earnings per share for the year ended December 31, 2014, as compared to $6.7 million or $1.19 basic and diluted net earnings per share, before adjustment for preferred stock dividends and accretion, for the year ended December 31, 2013.  Net earnings available to common shareholders were $9.4 million or $1.67 basic net earnings per common share and $1.66 diluted net earnings per common share for the year ended December 31, 2014, as compared to $6.0 million or $1.08 basic net earnings per common share and $1.07 diluted net earnings per common share, for the year ended December 31, 2013.  The increase in year-to-date earnings is primarily attributable to an increase in net interest income and a decrease in the provision for loan losses, which were partially offset by an increase in non-interest expense and a decrease in non-interest income, as discussed below.

Net earnings available to common shareholders for 2013 represented an increase of 26% as compared to net earnings available to common shareholders for the year ended December 31, 2012 of $4.8 million or $0.86 basic and diluted net earnings per common share.  The increase in 2013 net earnings was primarily attributable to a decrease in the provision for loan losses and an increase in non-interest income, which were partially offset by a decrease in net interest income and an increase in non-interest expense.

The return on average assets in 2014 was 0.91%, compared to 0.65% in 2013 and 0.56% in 2012. The return on average shareholders’ equity was 9.69% in 2014 compared to 6.67% in 2013 and 5.58% in 2012.

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

Net interest income for 2014 was $34.1 million compared to $31.3 million in 2013. This increase was primarily due to an increase in interest income resulting from an increase in the yield on investment securities and an increase in the average outstanding principal balance of loans combined with a decrease in interest expense resulting primarily from a reduction in the cost of funds.  Net interest income decreased in 2013 from $31.5 million in 2012.

Table 1 sets forth for each category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding, the interest incurred on such amounts and the average rate earned or incurred for the years ended December 31, 2014, 2013 and 2012.  The table also sets forth the average rate earned on total interest-earning assets, the average rate paid on total interest-bearing liabilities, and the net yield on total average interest-earning assets for the same periods.  Yield information does not give effect to changes in fair value that are reflected as a component of shareholders’ equity.  Yields and interest income on tax-exempt investments have been adjusted to a tax equivalent basis using an effective tax rate of 37.96% for securities that are both federal and state tax exempt and an effective tax rate of 31.96% for federal tax exempt securities.  Non-accrual loans and the interest income that was recorded on these loans, if any, are included in the yield calculations for loans in all periods reported.

Table 1- Average Balance Table

	December 31, 2014			December 31, 2013			December 31, 2012
(Dollars in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate
Interest-earning assets:
Interest and fees on loans	$631,025	30,305	4.80%	614,532	30,194	4.91%	648,595	32,758	5.05%
Investments - taxable	120,038	2,840	2.37%	141,143	1,544	1.09%	188,625	2,901	1.54%
Investments - nontaxable*	172,662	7,561	4.38%	158,535	7,070	4.46%	106,796	5,198	4.87%
Other	25,812	65	0.25%	36,241	85	0.23%	21,977	51	0.23%

Total interest-earning assets	949,537	40,771	4.29%	950,451	38,893	4.09%	965,993	40,908	4.23%

Cash and due from banks	47,614			36,080			24,760
Other assets	52,245			51,239			55,618
Allowance for loan losses	(12,905)			(14,161)			(16,760)

Total assets	$1,036,491			1,023,609			1,029,611

Interest-bearing liabilities:

NOW, MMDA & savings deposits	$392,822	499	0.13%	376,457	732	0.19%	351,748	1,180	0.34%
Time deposits	208,194	1,188	0.57%	230,880	1,650	0.71%	282,218	3,205	1.14%
FHLB / FRB borrowings	63,712	2,166	3.40%	69,740	2,518	3.61%	70,350	2,744	3.90%
Trust preferred securities	20,619	389	1.89%	20,619	398	1.93%	20,619	438	2.12%
Other	46,439	45	0.10%	43,532	55	0.13%	45,611	129	0.28%

Total interest-bearing liabilities	731,786	4,287	0.59%	741,228	5,353	0.72%	770,546	7,696	1.00%

Demand deposits	207,383			180,303			153,009
Other liabilities	4,771			4,860			4,746
Shareholders' equity	96,877			100,241			103,805

Total liabilities and shareholder's equity	$1,040,817			1,026,632			1,032,106

Net interest spread		$36,484	3.70%		$33,540	3.37%		33,212	3.23%

Net yield on interest-earning assets			3.84%			3.53%			3.44%

Taxable equivalent adjustment
Investment securities		$2,351			$2,197			1,663

Net interest income		$34,133			$31,343			31,549

* Includes U.S. Government agency securities that are non-taxable for state income tax purposes of $26.0 million in 2014, $20.2 million in 2013 and $5.3 million in 2012. Tax rates of 6.00%, 6.90% and 6.90% were used to calculate the tax equivalent yield on these securities in 2014, 2013 and 2012, respectively.

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

Table 2 - Rate/Volume Variance Analysis-Tax Equivalent Basis

	December 31, 2014			December 31, 2013
(Dollars in thousands)	Changes in average volume	Changes in average rates	Total Increase (Decrease)	Changes in average volume	Changes in average rates	Total Increase (Decrease)
Interest income:
Loans: Net of unearned income	$801	(690)	111	$(1,697)	(867)	(2,564)

Investments - taxable	(365)	1,661	1,296	(625)	(732)	(1,357)
Investments - nontaxable	624	(133)	491	2,413	(541)	1,872
Other	(26)	5	(21)	33	1	34
Total interest income	1,034	843	1,877	124	(2,139)	(2,015)

Interest expense:
NOW, MMDA & savings deposits	26	(259)	(233)	65	(513)	(448)
Time deposits	(146)	(316)	(462)	(475)	(1,080)	(1,555)
FHLB / FRB Borrowings	(212)	(140)	(352)	(23)	(203)	(226)
Trust Preferred Securities	-	(9)	(9)	-	(40)	(40)
Other	3	(13)	(10)	(4)	(70)	(74)
Total interest expense	(329)	(737)	(1,066)	(437)	(1,906)	(2,343)
Net interest income	$1,363	1,580	2,943	$561	(233)	328

Net interest income on a tax equivalent basis totaled $36.5 million in 2014 as compared to $33.5 million in 2013.  The interest rate spread, which represents the rate earned on interest-earning assets less the rate paid on interest-bearing liabilities, was 3.70% in 2014, an increase from the 2013 net interest spread of 3.37%.  The net yield on interest-earning assets in 2014 increased to 3.84% from the 2013 net yield on interest-earning assets of 3.53%.

Tax equivalent interest income increased $1.9 million or 5% in 2014 primarily due to an increase in interest income resulting from an increase in the yield on investment securities and an increase in the average outstanding principal balance of loans.  The yield on interest-earning assets increased to 4.29% in 2014 from 4.09% in 2013.  The average outstanding principal balance of loans increased $16.5 million to $631.0 million in 2014 compared to $614.5 million in 2013.

Interest expense decreased $1.1 million or 20% in 2014 compared to 2013.  The increase in interest expense is primarily due to a decrease in the average rate paid on interest-bearing liabilities.  The cost of funds decreased to 0.59% in 2014 from 0.72% in 2013.  The decrease in the cost of funds was primarily attributable to decreases in the average rate paid on interest-bearing deposit accounts and a reduction in interest-bearing liabilities.  Average interest-bearing liabilities decreased by $9.4 million to $731.8 million in 2014 compared to $741.2 million in 2013.  The decrease in average interest-bearing liabilities in 2014 was primarily attributable to a $22.7 million decrease in certificates of deposit, which was partially offset by a $16.4 million increase in interest-bearing checking and savings accounts.

In 2013 net interest income on a tax equivalent basis increased to $33.5 million from $33.2 million in 2012.  The interest rate spread was 3.37% in 2013, an increase from the 2012 net interest spread of 3.23%.  The net yield on interest-earning assets in 2013 increased to 3.53% from the 2012 net yield on interest-earning assets of 3.44%.

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

The provision for loan losses for the year ended December 31, 2014 was a credit of $699,000, as compared to an expense of $2.6 million for the year ended December 31, 2013.  The decrease in the provision for loan losses is primarily attributable to a $1.8 million decrease in net charge-offs during the year ended December 31, 2014 compared to the year ended December 31, 2013 and a $3.1 million reduction in non-accrual loans from December 31, 2013 to December 31, 2014.  The credit to provision for loan losses for the year ended December 31, 2014 resulted from, and was considered appropriate as part of, management’s assessment and estimate of the risks in the total loan portfolio and determination of the total allowance for loan losses.  The primary factors contributing to the decrease in the allowance for loan losses at December 31, 2014 to $11.0 million from $13.5 million at December 31, 2013 were the continuing positive trends in indicators of potential losses on loans, primarily non-accrual loans and the reduction in net charge-offs since 2010, as shown in table 3 below:

Table 3 - Net Charge-off Analysis

	Net charge-offs					Net charge-offs as a percent of average loans outstanding
	Years ended December 31,					Years ended December 31,
(Dollars in thousands)	2014	2013	2012	2011	2010	2014	2013	2012	2011	2010
Real estate loans
Construction and land development	$456	400	4,201	6,923	10,135	0.78%	0.58%	4.99%	6.40%	6.84%
Single-family residential	237	1,613	814	2,049	2,853	0.12%	0.82%	0.39%	0.91%	1.21%
Single-family residential -
Banco de la Gente stated income	174	132	668	675	425	0.36%	0.26%	1.25%	1.23%	0.77%
Commercial	119	395	563	1,247	753	0.05%	0.20%	0.27%	0.59%	0.35%
Multifamily and farmland	-	-	-	-	-	0.00%	0.00%	0.00%	0.00%	0.00%
Total real estate loans	986	2,540	6,246	10,894	14,166	0.18%	0.48%	1.12%	1.80%	2.14%
	-	-	-	-	-
Loans not secured by real estate
Commercial loans	376	458	451	193	1,668	0.53%	0.73%	0.75%	0.34%	2.61%
Farm loans	-	-	-	-	-	0.00%	0.00%	0.00%	0.00%	0.00%
Consumer loans (1)	358	508	408	434	524	3.63%	5.27%	4.00%	4.05%	4.40%
All other loans	-	-	-	-	-	0.00%	0.00%	0.00%	0.00%	0.00%
Total loans	$1,720	3,506	7,105	11,521	16,358	0.27%	0.57%	1.10%	1.65%	2.16%

Provision for loan losses for the period	$(699)	2,584	4,924	12,632	16,438

Allowance for loan losses at end of period	$11,082	13,501	14,423	16,604	15,493

Total loans at end of period	$651,891	620,960	619,974	670,497	726,160

Non-accrual loans at end of period	$10,728	13,836	17,630	21,785	40,062

Allowance for loan losses as a percent of
total loans outstanding at end of period	1.70%	2.17%	2.33%	2.48%	2.13%

Non-accrual loans as a percent of
total loans outstanding at end of period	1.65%	2.23%	2.84%	3.25%	5.52%

(1) The loss ratio for Consumer loans is elevated because overdraft charge-offs related to DDA and NOW accounts are reported in Consumer Loan charge-offs and recoveries. The net overdraft charge-offs are not considered material and are therefore not shown separately.

Another factor considered in taking a credit to provision expense in the year ended December 31, 2014 was the continuing decline in the construction and land development portfolio.  This portfolio has experienced the highest percentage of loss from 2010 through 2012 as shown in the table above.  The balance outstanding declined to $57.6 million at December 31, 2014 from $63.7 million at December 31, 2013, continuing the decline in this portfolio from the maximum balance of $213.7 million at December 31, 2008.   Please see the section below entitled “Allowance for Loan Losses” for a more complete discussion of the Bank’s policy for addressing potential loan losses.

Non-Interest Income.  Non-interest income was $12.2 million for the year ended December 31, 2014, compared to $12.7 million for the year ended December 31, 2013.  The decrease in non-interest income is primarily attributable to a $348,000 decrease in gains on the sale of securities, a $424,000 decrease in mortgage banking income and a $59,000 decrease in miscellaneous non-interest income, and was partially offset by a $303,000 increase in service charges and fees for the year ended December 31, 2014, as compared to the year ended December 31, 2013.

Non-interest income was $12.7 million for the year ended December 31, 2013, compared to $12.5 million for the year ended December 31, 2012.  The increase in non-interest income is primarily attributable to a $554,000 reduction in losses and write-downs on other real estate owned properties and a $144,000 increase in income from the Bank’s subsidiary, Peoples Investment Services, Inc., and was partially offset by a $604,000 decrease in the gain on sale of securities for the year ended December 31, 2013, as compared to the year ended December 31, 2012.

The Company periodically evaluates its investments for any impairment which would be deemed other-than-temporary.   No investment impairments were deemed other-than-temporary in 2014, 2013 or 2012.

Net losses on other real estate and repossessed assets were $622,000, $581,000 and $1.1 million for the years ended December 31, 2014, 2013 and 2012, respectively.  The increased level of net losses on other real estate and repossessed assets during 2012 was primarily attributable to increased write-downs on foreclosed property during the year ended December 31, 2012.  Management determined that the market value of these assets had decreased significantly and charges were appropriate in 2012.

Table 4 presents a summary of non-interest income for the years ended December 31, 2014, 2013 and 2012.

Table 4 - Non-Interest Income

(Dollars in thousands)	2014	2013	2012
Service charges	$4,961	4,566	4,764
Other service charges and fees	1,080	1,172	1,940
Gain on sale of securities	266	614	1,218
Mortgage banking income	804	1,228	1,229
Insurance and brokerage commissions	701	661	517
Loss on sale and write-down of other real estate	(622)	(581)	(1,136)
Visa debit card income	3,170	2,990	2,092
Net appraisal management fee income	525	718	737
Miscellaneous	1,279	1,284	1,176
Total non-interest income	$12,164	12,652	12,537

Non-Interest Expense.  Non-interest expense was $35.7 million for the year ended December 31, 2014, as compared to $32.8 million for the year ended December 31, 2013.  The increase in non-interest expense included: (1) a $679,000 increase in salaries and benefits expense resulting primarily from an increase in the number of full-time equivalent employees, salary increases and an increase in incentive expense, (2) a $712,000 increase in occupancy expense primarily due to a $205,000 increase in building maintenance expense and a $529,000 increase in depreciation expense and (3) a $1.4 million increase in non-interest expenses other than salary, employee benefits and occupancy expenses primarily due to a $710,000 increase in amortization expense associated with North Carolina income tax credits and a $339,000 increase in prepayment penalties on Federal Home Loan Bank ("FHLB") borrowings during the year ended December 31, 2014, as compared to the year ended December 31, 2013.   Non-interest expense was $32.8 million for 2013 compared to $31.8 million for 2012.  The increase in non-interest expense is primarily due to the $530,000 FHLB prepayment penalty paid during the fourth quarter of 2013 and a $425,000 increase in salaries and employee benefits expense, which was primarily due to an increase in salaries, an increase in the number of full-time equivalent employees and an increase in sales incentive expense during the year ended December 31, 2013, as compared to the year ended December 31, 2012.

Table 5 presents a summary of non-interest expense for the years ended December 31, 2014, 2013 and 2012.

Table 5 - Non-Interest Expense

(Dollars in thousands)	2014	2013	2012
Salaries and employee benefits	$17,530	16,851	16,426
Occupancy expense	6,251	5,539	5,236
Office supplies	448	498	369
FDIC deposit insurance	739	864	894
Visa debit card expense	905	823	729
Professional services	798	632	560
Postage	280	230	284
Telephone	574	570	554
Director fees and expense	237	246	266
Advertising	804	685	695
Consulting fees	609	468	499
Taxes and licenses	301	307	325
Foreclosure/OREO expense	317	356	677
Internet banking expense	644	568	593
FHLB advance prepayment penalty	869	530	-
Other operating expense	4,365	3,674	3,675
Total non-interest expense	$35,671	32,841	31,782

Income Taxes.  The Company reported income tax expense of $1.9 million, $1.9 million and $1.6 million for the years ended December 31, 2014, 2013 and 2012, respectively.  The Company’s effective tax rates were 17.10%, 21.93% and 21.50% in 2014, 2013 and 2012, respectively.  The lower effective tax rate for 2014 is primarily due to North Carolina income tax credits purchased during 2014.

Liquidity. The objectives of the Company’s liquidity policy are to provide for the availability of adequate funds to meet the needs of loan demand, deposit withdrawals, maturing liabilities and to satisfy regulatory requirements.  Both deposit and loan customer cash needs can fluctuate significantly depending upon business cycles, economic conditions and yields and returns available from alternative investment opportunities.  In addition, the Company’s liquidity is affected by off-balance sheet commitments to lend in the form of unfunded commitments to extend credit and standby letters of credit.  As of December 31, 2014, such unfunded commitments to extend credit were $168.7 million, while commitments in the form of standby letters of credit totaled $3.9 million.

The Company uses several funding sources to meet its liquidity requirements.  The primary funding source is core deposits, which includes demand deposits, savings accounts and non-brokered certificates of deposits of denominations less than $100,000.  The Company considers these to be a stable portion of the Company’s liability mix and the result of on-going consumer and commercial banking relationships.  As of December 31, 2014, the Company’s core deposits totaled $708.1 million, or 87% of total deposits.

The other sources of funding for the Company are through large denomination certificates of deposit, including brokered deposits, federal funds purchased, securities under agreement to repurchase and FHLB borrowings.  The Bank is also able to borrow from the FRB on a short-term basis.  The Bank’s policies include the ability to access wholesale funding up to 40% of total assets.  The Bank’s wholesale funding includes FHLB borrowings, FRB borrowings, brokered deposits and internet certificates of deposit.  The Company’s ratio of wholesale funding to total assets was 5.90% as of December 31, 2014.

At December 31, 2014, the Bank had a significant amount of deposits in amounts greater than $250,000.  Brokered deposits, of $11.0 million at December 31, 2014, are comprised of certificates of deposit participated through the Certificate of Deposit Account Registry Service (“CDARS”) on behalf of local customers.  The balance and cost of brokered deposits are more susceptible to changes in the interest rate environment than other deposits.   Access to the brokered deposit market could be restricted if the Bank were to fall below the well capitalized level.  For additional information, please see the section below entitled “Deposits.”

The Bank has a line of credit with the FHLB equal to 20% of the Bank’s total assets, with an outstanding balance of $50.0 million at December 31, 2014.  At December 31, 2014, the carrying value of loans pledged as collateral totaled approximately $126.0 million.  The remaining availability under the line of credit with the FHLB was $27.7 million at December 31, 2014.  The Bank had no borrowings from the FRB at December 31, 2014.  The FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB.  At December 31, 2014, the carrying value of loans pledged as collateral to the FRB totaled approximately $340.5 million.

The Bank also had the ability to borrow up to $54.5 million for the purchase of overnight federal funds from five correspondent financial institutions as of December 31, 2014.

The liquidity ratio for the Bank, which is defined as net cash, interest-bearing deposits with banks, federal funds sold and certain investment securities, as a percentage of net deposits and short-term liabilities was 31.76%, 35.65% and 35.14% at December 31, 2014, 2013 and 2012, respectively.  The minimum required liquidity ratio as defined in the Bank’s Asset/Liability and Interest Rate Risk Management Policy for on balance sheet liquidity was 10% at December 31, 2014, 2013 and 2012.

As disclosed in the Company’s Consolidated Statements of Cash Flows included elsewhere herein, net cash provided by operating activities was approximately $14.4 million during 2014.  Net cash used in investing activities was $11.9 million during 2014 and net cash used in financing activities was $10.2 million during 2014.

Asset Liability and Interest Rate Risk Management.  The objective of the Company’s Asset Liability and Interest Rate Risk strategies is to identify and manage the sensitivity of net interest income to changing interest rates and to minimize the interest rate risk between interest-earning assets and interest-bearing liabilities at various maturities.  This is done in conjunction with the need to maintain adequate liquidity and the overall goal of maximizing net interest income. Table 6 presents an interest rate sensitivity analysis for the interest-earning assets and interest-bearing liabilities for the year ended December 31, 2014.

Table 6 - Interest Sensitivity Analysis

(Dollars in thousands)	Immediate	1-3 months	4-12 months	Total Within One Year	Over One Year & Non- sensitive	Total
Interest-earning assets:
Loans	$298,701	12,737	91	311,529	340,362	651,891
Mortgage loans held for sale	1,375	-	-	1,375	-	1,375
Investment securities available for sale	-	6,367	17,090	23,457	257,642	281,099
Interest-bearing deposit accounts	17,885	-	-	17,885	-	17,885
Other interest-earning assets	-	-	-	-	4,650	4,650
Total interest-earning assets	317,961	19,104	17,181	354,246	602,654	956,900

Interest-bearing liabilities:
NOW, savings, and money market deposits	407,504	-	-	407,504	-	407,504
Time deposits	24,102	25,806	81,093	131,001	65,437	196,438
FHLB borrowings	-	50,000	-	50,000	-	50,000
Securities sold under
agreement to repurchase	48,430	-	-	48,430	-	48,430
Trust preferred securities	-	20,619	-	20,619	-	20,619
Total interest-bearing liabilities	480,036	96,425	81,093	657,554	65,437	722,991

Interest-sensitive gap	$(162,075)	(77,321)	(63,912)	(303,308)	537,217	233,909

Cumulative interest-sensitive gap	$(162,075)	(239,396)	(303,308)	(303,308)	233,909

Interest-earning assets as a percentage of interest-bearing liabilities
	66.24%	19.81%	21.19%	53.87%	920.97%

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

The Company’s rate sensitive assets are those earning interest at variable rates and those with contractual maturities within one year.  Rate sensitive assets therefore include both loans and AFS securities.  Rate sensitive liabilities include interest-bearing checking accounts, money market deposit accounts, savings accounts, time deposits and borrowed funds.  Rate sensitive assets at December 31, 2014 totaled $956.9 million, exceeding rate sensitive liabilities of $723.0 million by $233.9 million.

Included in the rate sensitive assets are $288.6 million in variable rate loans indexed to prime rate subject to immediate repricing upon changes by the Federal Open Market Committee (“FOMC”).  The Bank utilizes interest rate floors on certain variable rate loans to protect against further downward movements in the prime rate.  At December 31, 2014, the Bank had $195.1 million in loans with interest rate floors.  The floors were in effect on $192.8 million of these loans pursuant to the terms of the promissory notes on these loans.   The weighted average rate on these loans is 0.93% higher than the indexed rate on the promissory notes without interest rate floors.

The Company has an overall interest rate risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility.  By using derivative instruments, the Company is exposed to credit and market risk.  If the counterparty fails to perform, credit risk is equal to the extent of the fair-value gain in the derivative.  The Company minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed periodically by the Company. The Company did not have any interest rate derivatives outstanding as of December 31, 2014.

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

All of the Company’s investment securities are held in the AFS category. At December 31, 2014, the market value of AFS securities totaled $281.1 million, compared to $297.9 million and $297.8 million at December 31, 2013 and 2012, respectively.  Table 7 presents the fair value of the AFS securities held at December 31, 2014, 2013 and 2012.

Table 7 - Summary of Investment Portfolio

(Dollars in thousands)	2014	2013	2012
U. S. Government sponsored enterprises	$34,048	22,143	18,837
State and political subdivisions	152,246	145,368	125,658
Mortgage-backed securities	90,210	123,977	148,024
Corporate bonds	2,467	3,463	2,586
Trust preferred securities	750	1,250	1,250
Equity securities	1,378	1,689	1,468
Total securities	$281,099	297,890	297,823

The Company’s investment portfolio consists of U.S. Government sponsored enterprise securities, municipal securities, U.S. Government sponsored enterprise mortgage-backed securities, corporate bonds, trust preferred securities and equity securities.  AFS securities averaged $287.4 million in 2014, $293.8 million in 2013 and $289.0 million in 2012.  Table 8 presents the amortized cost of AFS securities held by the Company by maturity category at December 31, 2014.   Yield information does not give effect to changes in fair value that are reflected as a component of shareholders’ equity.  Yields are calculated on a tax equivalent basis.  Yields and interest income on tax-exempt investments have been adjusted to a tax equivalent basis using an effective tax rate of 37.96% for securities that are both federal and state tax exempt and an effective tax rate of 31.96% for federal tax exempt securities.

Table 8 - Maturity Distribution and Weighted Average Yield on Investments

			After One Year		After 5 Years
	One Year or Less		Through 5 Years		Through 10 Years		After 10 Years		Totals
(Dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Book value:
U.S. Government
sponsored enterprises	$1,236	1.45%	4,425	2.48%	18,875	2.51%	9,512	2.34%	34,048	2.86%
State and political subdivisions	2,583	3.18%	36,674	3.12%	101,510	3.23%	11,479	3.43%	152,246	3.41%
Mortgage-backed securities	19,134	2.53%	41,971	2.69%	15,000	2.66%	14,105	2.94%	90,210	2.23%
Corporate bonds	504	1.45%	949	1.43%	1,014	1.24%	-	-	2,467	2.32%
Trust preferred securities	-	-	-	-	500	4.30%	250	8.11%	750	5.57%
Equity securities	-	-	-	-	-	-	1,378	0.00%	1,378	0.00%
Total securities	$23,457	2.43%	84,019	2.73%	136,899	2.72%	36,724	2.84%	281,099	2.73%

Loans.  The loan portfolio is the largest category of the Company’s earning assets and is comprised of commercial loans, real estate mortgage loans, real estate construction loans and consumer loans. The Bank grants loans and extensions of credit primarily within the Catawba Valley region of North Carolina, which encompasses Catawba, Alexander, Iredell and Lincoln counties and also in Mecklenburg, Union, Wake and Durham counties in North Carolina.

Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by real estate, which is dependent upon the real estate market.  Real estate mortgage loans include both commercial and residential mortgage loans.  At December 31, 2014, the Bank had $106.4 million in residential mortgage loans, $89.2 million in home equity loans and $298.5 million in commercial mortgage loans, which include $240.4 million using commercial property as collateral and $58.1 million using residential property as collateral.   Residential mortgage loans include $59.4 million made to customers in the Bank’s traditional banking offices and $47.0 million in mortgage loans originated in the Bank’s Latino banking operations.  All residential mortgage loans are originated as fully amortizing loans, with no negative amortization.

At December 31, 2014, the Bank had $57.6 million in construction and land development loans.  Table 9 presents a breakout of these loans.

Table 9 - Construction and Land Development Loans

(Dollars in thousands)	Number of Loans	Balance Outstanding	Non-accrual Balance
Land acquisition and development - commercial purposes	61	$11,460	36
Land acquisition and development - residential purposes	275	33,870	3,818
1 to 4 family residential construction	56	9,637	-
Commercial construction	6	2,650	-
Total acquisition, development and construction	398	$57,617	3,854

The mortgage loans originated in the traditional banking offices are generally 15 to 30 year fixed rate loans with attributes that prevent the loans from being sellable in the secondary market.  These factors may include higher loan-to-value ratio, limited documentation on income, non-conforming appraisal or non-conforming property type.  These loans are generally made to existing Bank customers and have been originated throughout the Bank’s eight county service area, with no geographic concentration.  At December 31, 2014, there were 23 mortgage loans originated in the traditional banking offices with an aggregate outstanding balance of $2.5 million that were 30 days or more past due and 18 loans with an aggregate outstanding balance of $1.5 million in non-accrual.

Banco de la Gente single family residential stated income loans originated from 2005 to 2009 were primarily adjustable rate mortgage loans that adjust annually after the end of the first five years of the loan.  The loans are tied to the one-year T-Bill index and, if they were to adjust at December 31, 2014, would have a reduction in the interest rate on the loan.  The underwriting on these loans includes both full income verification and no income verification, with loan-to-value ratios of up to 95% without private mortgage insurance.  A majority of these loans would be considered subprime loans, as they were underwritten using stated income rather than fully documented income verification.  No other loans in the Bank’s portfolio would be considered subprime.  The majority of these loans have been originated within the Charlotte, North Carolina metro area (Mecklenburg County).  At this time, Charlotte has experienced a decline in values within the residential real estate market.  At December 31, 2014, there were 87 loans with an aggregate outstanding balance of $8.5 million 30 days or more past due and 21 loans with an aggregate outstanding balance of $1.5 million in non-accrual.  Total losses on this portfolio, since the first loans were originated in 2004, have amounted to approximately $3.7 million through December 31, 2014.

The composition of the Bank’s loan portfolio is presented in Table 10.

Table 10 - Loan Portfolio

	2014		2013		2012		2011		2010
(Dollars in thousands)	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans
Real estate loans
Construction and land development	$57,617	8.84%	63,742	10.27%	73,176	11.80%	93,812	13.99%	124,048	17.08%
Single-family residential	206,417	31.66%	195,975	31.56%	195,003	31.45%	212,993	31.77%	232,294	31.99%
Single-family residential- Banco de la
Gente stated income	47,015	7.21%	49,463	7.97%	52,019	8.39%	54,058	8.06%	55,013	7.58%
Commercial	228,558	35.06%	209,287	33.70%	200,633	32.36%	214,415	31.98%	213,487	29.40%
Multifamily and farmland	12,400	1.90%	11,801	1.90%	8,951	1.44%	4,793	0.71%	6,456	0.89%
Total real estate loans	552,007	84.68%	530,268	85.39%	529,782	85.45%	580,071	86.51%	631,298	86.94%

Loans not secured by real estate
Commercial loans	76,262	11.71%	68,047	10.97%	64,295	10.38%	60,646	9.05%	60,994	8.40%
Farm loans	7	0.00%	19	0.00%	11	0.00%	-	0.00%	-	0.00%
Consumer loans	10,060	1.54%	9,593	1.54%	10,148	1.64%	10,490	1.56%	11,500	1.58%
All other loans	13,555	2.08%	13,033	2.10%	15,738	2.54%	19,290	2.88%	22,368	3.08%
Total loans	651,891	100.00%	620,960	100.00%	619,974	100.00%	670,497	100.00%	726,160	100.00%

Less: Allowance for loan losses	11,082		13,501		14,423		16,604		15,493

Net loans	$640,809		607,459		605,551		653,893		710,667

As of December 31, 2014, gross loans outstanding were $651.9 million, compared to $621.0 million at December 31, 2013.  Loans originated or renewed during the year ended December 31, 2014, amounting to approximately $195.0 million, were offset by paydowns and payoffs of existing loans.  Average loans represented 66% and 65% of total earning assets for the years ended December 31, 2014 and 2013, respectively.  The Bank had $1.4 million and $497,000 in mortgage loans held for sale as of December 31, 2014 and 2013, respectively.

TDR loans amounted to $15.0 million and $21.9 million at December 31, 2014 and 2013, respectively.  The terms of these loans have been renegotiated to provide a reduction in principal or interest as a result of the deteriorating financial position of the borrower.  There were $1.4 million and $355,000 in performing loans classified as TDR loans at December 31, 2014 and 2013, respectively.

Table 11 identifies the maturities of all loans as of December 31, 2014 and addresses the sensitivity of these loans to changes in interest rates.

Table 11 - Maturity and Repricing Data for Loans

(Dollars in thousands)	Within one year or less	After one year through five years	After five years	Total loans
Real estate loans
Construction and land development	$47,732	7,815	2,070	57,617
Single-family residential	101,734	58,069	46,614	206,417
Single-family residential- Banco de la Gente
stated income	19,215	-	27,800	47,015
Commercial	103,449	72,907	52,202	228,558
Multifamily and farmland	3,747	4,584	4,069	12,400
Total real estate loans	275,877	143,375	132,755	552,007

Loans not secured by real estate
Commercial loans	47,603	18,394	10,265	76,262
Farm loans	1	6	-	7
Consumer loans	4,272	5,262	526	10,060
All other loans	9,164	2,833	1,558	13,555
Total loans	$336,917	169,870	145,104	651,891

Total fixed rate loans	$25,388	141,605	145,104	312,097
Total floating rate loans	311,529	28,265	-	339,794

Total loans	$336,917	169,870	145,104	651,891

                In the normal course of business, there are various commitments outstanding to extend credit that are not reflected in the financial statements. At December 31, 2014, outstanding loan commitments totaled $172.6 million.  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  Additional information regarding commitments is provided below in the section entitled “Contractual Obligations and Off-Balance Sheet Arrangements” and in Note 10 to the Consolidated Financial Statements.

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

Management uses several measures to assess and monitor the credit risks in the loan portfolio, including a loan grading system that begins upon loan origination and continues until the loan is collected or collectability becomes doubtful. Upon loan origination, the Bank’s originating loan officer evaluates the quality of the loan and assigns one of eight risk grades. The loan officer monitors the loan’s performance and credit quality and makes changes to the credit grade as conditions warrant. When originated or renewed, all loans over a certain dollar amount receive in-depth reviews and risk assessments by the Bank’s Credit Administration. Before making any changes in these risk grades, management considers assessments as determined by the third party credit review firm (as described below), regulatory examiners and the Bank’s Credit Administration. Any issues regarding the risk assessments are addressed by the Bank’s senior credit administrators and factored into management’s decision to originate or renew the loan. The Bank’s Board of Directors reviews, on a monthly basis, an analysis of the Bank’s reserves relative to the range of reserves estimated by the Bank’s Credit Administration.

As an additional measure, the Bank engages an independent third party to review the underwriting, documentation and risk grading analyses. This independent third party reviews and evaluates loan relationships greater than $1.0 million, excluding loans in default, and loans in process of litigation or liquidation.  The third party’s evaluation and report is shared with management and the Bank’s Board of Directors.

Management considers certain commercial loans with weak credit risk grades to be individually impaired and measures such impairment based upon available cash flows and the value of the collateral. Allowance or reserve levels are estimated for all other graded loans in the portfolio based on their assigned credit risk grade, type of loan and other matters related to credit risk.

Management uses the information developed from the procedures described above in evaluating and grading the loan portfolio. This continual grading process is used to monitor the credit quality of the loan portfolio and to assist management in estimating the allowance for loan losses.  The provision for loan losses charged or credited to earnings is based upon management’s judgment of the amount necessary to maintain the allowance at a level appropriate to absorb probable incurred losses in the loan portfolio at the balance sheet date.  The amount each quarter is dependent upon many factors, including growth and changes in the composition of the loan portfolio, net charge-offs, delinquencies, management’s assessment of loan portfolio quality, the value of collateral, and other macro-economic factors and trends.  The evaluation of these factors is performed quarterly by management through an analysis of the appropriateness of the allowance for loan losses.

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

The general allowance reflects reserves established under GAAP for collective loan impairment.  These reserves are based upon historical net charge-offs using the greater of the last two, three, four or five years’ loss experience.  This charge-off experience may be adjusted to reflect the effects of current conditions.  The Bank considers information derived from its loan risk ratings and external data related to industry and general economic trends in establishing reserves.

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

There were no significant changes in the estimation methods or fundamental assumptions used in the evaluation of the allowance for loan losses for the year ended December 31, 2014 as compared to the year ended December 31, 2013.   Revisions, estimates and assumptions may be made in any period in which the supporting factors indicate that loss levels may vary from the previous estimates.

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

Net charge-offs for 2014 and 2013 were $1.7 million and $3.5 million, respectively.  The ratio of net charge-offs to average total loans was 0.27% in 2014, 0.57% in 2013 and 1.10% in 2012.  The Bank strives to proactively work with its customers to identify potential problems.  If found, the Bank works to quickly recognize identifiable losses and to establish a plan, with the borrower, if possible, to have the loans paid off.  This process increased the levels of charge-offs and provision for loan losses in 2009 through 2013 as compared to historical periods prior to 2009.  The year ended December 31, 2014 saw a return of net charge-offs to pre-crisis levels.  Management expects this to continue in 2015. The allowance for loan losses was $11.1 million or 1.7% of total loans outstanding at December 31, 2014.  For December 31, 2013 and 2012, the allowance for loan losses amounted to $13.5 million or 2.17% of total loans outstanding and $14.4 million, or 2.33% of total loans outstanding, respectively.

Table 12 presents the percentage of loans assigned to each risk grade at December 31, 2014 and 2013.

Table 12 - Loan Risk Grade Analysis
	Percentage of Loans
	By Risk Grade
Risk Grade	2014	2013
Risk Grade 1 (Excellent Quality)	2.18%	2.40%
Risk Grade 2 (High Quality)	22.30%	18.82%
Risk Grade 3 (Good Quality)	50.76%	49.49%
Risk Grade 4 (Management Attention)	16.54%	18.69%
Risk Grade 5 (Watch)	4.62%	5.05%
Risk Grade 6 (Substandard)	3.30%	5.25%
Risk Grade 7 (Doubtful)	0.00%	0.00%
Risk Grade 8 (Loss)	0.00%	0.00%

Table 13 presents an analysis of the allowance for loan losses, including charge-off activity.

Table 13 - Analysis of Allowance for Loan Losses

(Dollars in thousands)	2014	2013	2012	2011	2010
Allowance for loan losses at beginning	$13,501	$14,423	16,604	15,493	15,413

Loans charged off:
Commercial	430	502	555	314	1,730
Real estate - mortgage	789	2,441	2,491	4,196	4,194
Real estate - construction	884	777	4,728	7,164	10,224
Consumer	534	652	557	586	763
Total loans charged off	2,637	4,372	8,331	12,260	16,911

Recoveries of losses previously charged off:
Commercial	54	44	104	121	62
Real estate - mortgage	259	302	446	225	162
Real estate - construction	428	377	528	241	89
Consumer	176	143	148	152	240
Total recoveries	917	866	1,226	739	553
Net loans charged off	1,720	3,506	7,105	11,521	16,358

Provision for loan losses	(699)	2,584	4,924	12,632	16,438

Allowance for loan losses at end of year	$11,082	$13,501	14,423	16,604	15,493

Loans charged off net of recoveries, as
a percent of average loans outstanding	0.27%	0.57%	1.10%	1.65%	2.16%

Allowance for loan losses as a percent
of total loans outstanding at end of year	1.70%	2.17%	2.33%	2.48%	2.13%

Non-performing Assets.  Non-performing assets declined to $12.7 million or 1.2% of total assets at December 31, 2014, compared to $16.4 million or 1.6% of total assets at December 31, 2013.  The decline in non-performing assets is due to a $3.1 million decrease in non-accrual loans and a $882,000 decrease in loans 90 days past due and still accruing, and was partially offset by a $337,000 increase in other real estate owned.  Non-performing loans include $3.9 million in construction and land development loans, $6.6 million in commercial and residential mortgage loans and $251,000 in other loans at December 31, 2014, as compared to $6.5 million in construction and land development loans, $7.9 million in commercial and residential mortgage loans and $277,000 in other loans at December 31, 2013.  The Bank had no loans 90 days past due and still accruing as of December 31, 2014.  The Bank had loans 90 days past due and still accruing totaling $882,000 as of December 31, 2013.  Other real estate owned totaled $2.0 million and $1.7 million as of December 31, 2014 and 2013, respectively. The Bank had no repossessed assets as of December 31, 2014 and 2013.

At December 31, 2014, the Bank had non-performing loans, defined as non-accrual and accruing loans past due more than 90 days, of $10.7 million or 1.65% of total loans.  Non-performing loans at December 31, 2013 were $14.7 million, or 2.37% of total loans.

Management continually monitors the loan portfolio to ensure that all loans potentially having a material adverse impact on future operating results, liquidity or capital resources have been classified as non-performing.  Should economic conditions deteriorate, the inability of distressed customers to service their existing debt could cause higher levels of non-performing loans.    Management does expect the trend of declining levels of non-accrual loans to continue in 2015.

It is the general policy of the Bank to stop accruing interest income when a loan is placed on non-accrual status and any interest previously accrued but not collected is reversed against current income.  Generally a loan is placed on non-accrual status when it is over 90 days past due and there is reasonable doubt that all principal will be collected.

A summary of non-performing assets at December 31 for each of the years presented is shown in Table 14.

Table 14 - Non-performing Assets

(Dollars in thousands)	2014	2013	2012	2011	2010
Non-accrual loans	$10,728	$13,836	$17,630	21,785	40,062
Loans 90 days or more past due and still accruing	-	882	2,403	2,709	210
Total non-performing loans	10,728	14,718	20,033	24,494	40,272
All other real estate owned	2,016	1,679	6,254	7,576	6,673
Repossessed assets	-	-	10	-	-
Total non-performing assets	$12,744	$16,397	$26,297	32,070	46,945

As a percent of total loans at year end
Non-accrual loans	1.65%	2.23%	2.84%	3.25%	5.52%
Loans 90 days or more past due and still accruing	0.00%	0.14%	0.39%	0.40%	0.03%

Total non-performing assets
as a percent of total assets at year end	1.22%	1.58%	2.60%	3.01%	4.40%

Total non-performing loans
as a percent of total loans at year-end	1.65%	2.37%	3.23%	3.65%	5.55%

         Deposits.  The Company primarily uses deposits to fund its loan and investment portfolios. The Company offers a variety of deposit accounts to individuals and businesses. Deposit accounts include checking, savings, money market and time deposits. As of December 31, 2014, total deposits were $814.7 million, compared to $799.4 million at December 31, 2013.  Core deposits, which include demand deposits, savings accounts and non-brokered certificates of deposits of denominations less than $250,000, amounted to $755.8 million at December 31, 2014, compared to $735.1 million at December 31, 2013.

Time deposits in amounts of $250,000 or more totaled $47.9 million and $49.2 million at December 31, 2014 and 2013, respectively.  At December 31, 2014, brokered deposits amounted to $11.4 million as compared to $15.1 million at December 31, 2013.  CDARS balances included in brokered deposits amounted to $11.0 million and $15.1 million as of December 31, 2014 and 2013, respectively.  Brokered deposits are generally considered to be more susceptible to withdrawal as a result of interest rate changes and to be a less stable source of funds, as compared to deposits from the local market.  Brokered deposits outstanding as of December 31, 2014 have a weighted average rate of 0.13% with a weighted average original term of 11 months.

Table 15 is a summary of the maturity distribution of time deposits in amounts of $100,000 or more as of December 31, 2014.

Table 15 - Maturities of Time Deposits over $100,000

(Dollars in thousands)	2014
Three months or less	$28,149
Over three months through six months	14,427
Over six months through twelve months	27,023
Over twelve months	36,854
Total	$106,453

Borrowed Funds. The Company has access to various short-term borrowings, including the purchase of federal funds and borrowing arrangements from the FHLB and other financial institutions.  At December 31, 2014 and 2013, FHLB borrowings totaled $50.0 million and $65.0 million, respectively.  Average FHLB borrowings for 2014 and 2013 were $63.7 million and $69.7 million, respectively. The maximum amount of outstanding FHLB borrowings was $65.0 million in 2014 and $70.0 million in 2013. The FHLB borrowings outstanding at December 31, 2014 had interest rates ranging from 1.79% to 3.64% and 2018 maturity dates.  Additional information regarding FHLB borrowings is provided in Note 6 to the Consolidated Financial Statements.

The Bank had no borrowings from the FRB at December 31, 2014 and 2013.  FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB.  At December 31, 2014, the carrying value of loans pledged as collateral totaled approximately $340.5 million.

Securities sold under agreements to repurchase amounted to $48.1 million and $45.4 million as of December 31, 2014 and 2013, respectively.

Junior subordinated debentures amounted to $20.6 million as of December 31, 2014 and 2013.

Contractual Obligations and Off-Balance Sheet Arrangements.  The Company’s contractual obligations and other commitments as of December 31, 2014 are summarized in Table 16 below.  The Company’s contractual obligations include the repayment of principal and interest related to FHLB advances and junior subordinated debentures, as well as certain payments under current lease agreements.  Other commitments include commitments to extend credit.  Because not all of these commitments to extend credit will be drawn upon, the actual cash requirements are likely to be significantly less than the amounts reported for other commitments below.

Table 16 - Contractual Obligations and Other Commitments

(Dollars in thousands)	Within One Year	One to Three Years	Three to Five Years	Five Years or More	Total
Contractual Cash Obligations
Long-term borrowings	$-	-	50,000	-	50,000
Junior subordinated debentures	-	-	-	20,619	20,619
Operating lease obligations	600	1,140	991	1,854	4,585
Total	$600	1,140	50,991	22,473	75,204

Other Commitments
Commitments to extend credit	$71,687	16,928	18,109	62,009	168,733
Standby letters of credit
and financial guarantees written	3,911	-	-	-	3,911
Total	$75,598	16,928	18,109	62,009	172,644

The Company enters into derivative contracts to manage various financial risks.  A derivative is a financial instrument that derives its cash flows, and therefore its value, by reference to an underlying instrument, index or referenced interest rate.  Derivative contracts are carried at fair value on the consolidated balance sheet with the fair value representing the net present value of expected future cash receipts or payments based on market interest rates as of the balance sheet date.  Derivative contracts are written in amounts referred to as notional amounts, which only provide the basis for calculating payments between counterparties and are not a measure of financial risk.  Therefore, the derivative amounts recorded on the balance sheet do not represent the amounts that may ultimately be paid under these contracts.  Further discussions of derivative instruments are included above in the section entitled “Asset Liability and Interest Rate Risk Management” beginning on page A-12 and in Notes 1, 10 and 15 to the Consolidated Financial Statements.

Capital Resources.  Shareholders’ equity was $98.7 million, or 9.5% of total assets, as of December 31, 2014, compared to $83.7 million, or 8.1% of total assets, as of December 31, 2013.  The increase in shareholders' equity is primarily due to an increase in retained earnings and an increase in accumulated other comprehensive income resulting from an increase in the unrealized gain on investment securities.

The Company received regulatory approval in December 2013 to repurchase and redeem the remaining 12,524 outstanding shares of its Series A preferred stock.  The repurchase and redemption was completed on January 17, 2014 and was reflected on the Company’s Consolidated Balance Sheets as of December 31, 2013.   “Accrued interest payable and other liabilities” at December 31, 2013 includes $12.6 million for the payment to preferred shareholders of principal and accrued dividends on January 17, 2014.

Average shareholders’ equity as a percentage of total average assets is one measure used to determine capital strength.   Average shareholders’ equity as a percentage of total average assets was 9.35%, 9.79% and 10.08% for 2014, 2013 and 2012, respectively.   The return on average shareholders’ equity was 9.69% at December 31, 2014 as compared to 6.67% and 5.58% at December 31, 2013 and December 31, 2012, respectively.  Total cash dividends paid on common stock amounted to $1.0 million, $677,000 and $1.0 million during 2014, 2013 and 2012, respectively.  The Company did not pay any dividends on preferred stock during 2014.

The Board of Directors, at its discretion, can issue shares of preferred stock up to a maximum of 5,000,000 shares.  The Board is authorized to determine the number of shares, voting powers, designations, preferences, limitations and relative rights.

In September 2014, the Company’s Board of Directors authorized a stock repurchase program, pursuant to which up to $2 million will be allocated to repurchase the Company’s common stock.  Any purchases under the Company’s stock repurchase program may be made periodically as permitted by securities laws and other legal requirements in the open market or in privately negotiated transactions.  The timing and amount of any repurchase of shares will be determined by the Company’s management, based on its evaluation of market conditions and other factors.  The repurchase program may be suspended at any time or from time-to-time without prior notice.  The Company has repurchased $82,000, or 4,537 shares, of its common stock under this program as of December 31, 2014.

Under regulatory capital guidelines, financial institutions are currently required to maintain a total risk-based capital ratio of 8.0% or greater, with a Tier 1 risk-based capital ratio of 4.0% or greater.  Tier 1 capital is generally defined as shareholders’ equity and trust preferred securities less all intangible assets and goodwill.  Tier 1 capital at December 31, 2014, 2013 and 2012 includes $20.0 million in trust preferred securities. The Company’s Tier 1 capital ratio was 15.33%, 14.83% and 16.04% at December 31, 2014, 2013 and 2012, respectively.  Total risk-based capital is defined as Tier 1 capital plus supplementary capital.  Supplementary capital, or Tier 2 capital, consists of the Company’s allowance for loan losses, not exceeding 1.25% of the Company’s risk-weighted assets. Total risk-based capital ratio is therefore defined as the ratio of total capital (Tier 1 capital and Tier 2 capital) to risk-weighted assets.  The Company’s total risk-based capital ratio was 16.62%, 16.14% and 17.34% at December 31, 2014, 2013 and 2012, respectively.  In addition to the Tier 1 and total risk-based capital requirements, financial institutions are also required to maintain a leverage ratio of Tier 1 capital to total average assets of 4.0% or greater.  The Company’s Tier 1 leverage capital ratio was 10.74%, 10.08% and 11.12% at December 31, 2014, 2013 and 2012, respectively.

The Bank’s Tier 1 risk-based capital ratio was 14.78%, 14.43% and 15.54% at December 31, 2014, 2013 and 2012, respectively.  The total risk-based capital ratio for the Bank was 16.06%, 15.73% and 16.84% at December 31, 2014, 2013 and 2012, respectively.   The Bank’s Tier 1 leverage capital ratio was 10.33%, 9.79% and 10.76% at December 31, 2014, 2013 and 2012, respectively.

A bank is considered to be “well capitalized” if it has a total risk-based capital ratio of 10.0 % or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, and has a leverage ratio of 5.0% or greater.  Based upon these guidelines, the Bank was considered to be “well capitalized” at December 31, 2014, 2014 and 2012.

On July 2, 2014, the Federal Reserve Board approved its final rule on the Basel III capital standards, which implement changes to the regulatory capital framework for banking organizations.  Capital levels at the Company and the Bank currently exceed the new capital requirements, which became effective on January 1, 2015.

The Company’s key equity ratios as of December 31, 2014, 2013 and 2012 are presented in Table 17.

Table 17 - Equity Ratios

	2014	2013	2012
Return on average assets	0.91%	0.65%	0.56%
Return on average equity	9.69%	6.67%	5.58%
Dividend payout ratio *	10.76%	11.17%	20.96%
Average equity to average assets	9.35%	9.79%	10.08%

* As a percentage of net earnings available to common shareholders.

Quarterly Financial Data.  The Company’s consolidated quarterly operating results for the years ended December 31, 2014 and 2013 are presented in Table 18.

Table 18 - Quarterly Financial Data

	2014				2013
(Dollars in thousands, except per share amounts)	First	Second	Third	Fourth	First	Second	Third	Fourth
Total interest income	$9,545	9,576	9,583	9,716	$9,103	8,909	9,188	9,496
Total interest expense	1,111	1,085	1,076	1,015	1,463	1,372	1,285	1,233
Net interest income	8,434	8,491	8,507	8,701	7,640	7,537	7,903	8,263

Provision for loan losses	(349)	67	256	(673)	1,053	773	337	421
Other income	2,841	3,110	3,207	3,006	3,427	3,309	3,111	2,805
Other expense	8,123	8,067	8,541	10,940	7,738	7,979	7,889	9,235
Income before income taxes	3,501	3,467	2,917	1,440	2,276	2,094	2,788	1,412

Income taxes	923	916	475	(377)	518	461	870	30
Net earnings	2,578	2,551	2,442	1,817	1,758	1,633	1,918	1,382

Dividends and accretion of preferred stock	-	-	-	-	157	156	156	187
Net earnings available
to common shareholders	$2,578	2,551	2,442	1,817	$1,601	1,477	1,762	1,195

Basic earnings per common share	0.46	0.45	0.43	0.33	$0.29	0.26	0.31	0.22
Diluted earnings per common share	$0.46	0.45	0.43	0.32	$0.29	0.26	0.31	0.21

QUANTATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk reflects the risk of economic loss resulting from adverse changes in market prices and interest rates.  This risk of loss can be reflected in either diminished current market values or reduced potential net interest income in future periods.

The Company’s market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. The structure of the Company’s loan and deposit portfolios is such that a significant decline (increase) in interest rates may adversely (positively) impact net market values and interest income. Management seeks to manage the risk through the utilization of its investment securities and off-balance sheet derivative instruments. During the years ended December 31, 2014, 2013 and 2012, the Company used interest rate contracts to manage market risk as discussed above in the section entitled “Asset Liability and Interest Rate Risk Management.”

Table 19 presents in tabular form the contractual balances and the estimated fair value of the Company’s on-balance sheet financial instruments at their expected maturity dates for the period ended December 31, 2014. The expected maturity categories take into consideration historical prepayment experience as well as management’s expectations based on the interest rate environment at December 31, 2014.  For core deposits without contractual maturity (i.e. interest-bearing checking, savings, and money market accounts), the table presents principal cash flows based on management’s judgment concerning their most likely runoff or repricing behaviors.

Table 19 - Market Risk Table

(Dollars in thousands)	Principal/Notional Amount Maturing in Year Ended December 31,
Loans Receivable	2015	2016	2017	2018 & 2019	Thereafter	Total	Fair Value
Fixed rate	$56,228	44,450	37,221	78,116	96,082	312,097	304,914
Average interest rate	5.1%1	4.96%	4.84%	4.88%	5.62%
Variable rate	$70,230	37,628	36,583	74,705	120,648	339,794	339,794
Average interest rate	4.64%	4.49%	4.45%	4.20%	4.07%
						651,891	644,708
Investment Securities
Interest bearing cash	$17,885	-	-	-	-	17,885	17,885
Average interest rate	0.28%	-	-	-	-
Securities available for sale	$23,770	9,909	15,729	44,552	187,139	281,099	281,099
Average interest rate	4.35%	4.75%	4.11%	4.51%	4.52%
Nonmarketable equity securities	$-	-	-	-	4,031	4,031	4,031
Average interest rate	-	-	-	-	3.50%

Debt Obligations
Deposits	$130,291	37,655	17,138	11,353	618,263	814,700	813,288
Average interest rate	0.39%	0.74%	0.80%	0.93%	0.08%
Advances from FHLB	$-	-	-	50,000	-	50,000	49,598
Average interest rate	-	-	-	3.33%	-
Securities sold under agreement to repurchase	$48,430	-	-	-	-	48,430	48,430
Average interest rate	0.10%	-	-	-	-
Junior subordinated debentures	$-	-	-	-	20,619	20,619	20,619
Average interest rate	-	-	-	-	1.82%

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

Table 20 - Interest Rate Risk

(Dollars in thousands)
	Estimated Resulting Theoretical Net Interest Income
Hypothetical rate change (ramp over 12 months)	Amount	% Change
+3%	$ 36,617	1.86%
+2%	$ 36,666	2.00%
+1%	$ 36,073	0.35%
0%	$ 35,947	0.00%
-1%	$ 35,015	-2.59%
-2%	$ 33,952	-5.55%
-3%	$ 33,625	-6.46%

	Estimated Resulting Theoretical Market Value of Equity
Hypothetical rate change (immediate shock)	Amount	% Change
+3%	$ 115,085	0.33%
+2%	$ 121,703	6.10%
+1%	$ 119,739	4.39%
0%	$ 114,707	0.00%
-1%	$ 99,895	-12.91%
-2%	$ 86,340	-24.73%
-3%	$ 93,108	-18.83%

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES
Consolidated Financial Statements
December 31, 2014, 2013 and 2012

INDEX
PAGE(S)

Report of Independent Registered Public Accounting Firm on the Consolidated Financial Statements	A-27

Financial Statements
Consolidated Balance Sheets at December 31, 2014 and 2013	A-28

Consolidated Statements of Earnings for the years ended December 31, 2014, 2013 and 2012	A-29

Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2014,
2013 and 2012	A-30

Consolidated Statements of Changes in Shareholders' Equity for the years ended December 31,
2014, 2013 and 2012	A-31

Consolidated Statements of Cash Flows for the years ended December 31, 2014, 2013 and 2012	A-32 - A-33

Notes to Consolidated Financial Statements	A-34 - A-62

Porter Keadle Moore
CPAs | Advisors | www.pkm.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Peoples Bancorp of North Carolina, Inc.

We have audited the accompanying consolidated balance sheets of Peoples Bancorp of North Carolina, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of earnings, comprehensive income (loss), changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2014 and the related notes to the consolidated financial statements. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Bancorp of North Carolina, Inc. and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

Porter Keadle Moore, LLC

Atlanta, Georgia
March 25, 2015

235 Peachtree Street NE | Suite 1800 | Atlanta, Georgia 30303 | Phone 404.588.4200 | Fax 404.588.4222

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2014 and 2013

(Dollars in thousands)
Assets	2014	2013

Cash and due from banks, including reserve requirements	$51,213	49,902
of $12,569 and $11,472
Interest-bearing deposits	17,885	26,871
Cash and cash equivalents	69,098	76,773

Investment securities available for sale	281,099	297,890
Other investments	4,031	4,990
Total securities	285,130	302,880

Mortgage loans held for sale	1,375	497

Loans	651,891	620,960
Less allowance for loan losses	(11,082)	(13,501)
Net loans	640,809	607,459

Premises and equipment, net	17,000	16,358
Cash surrender value of life insurance	14,125	13,706
Other real estate	2,016	1,679
Accrued interest receivable and other assets	10,941	15,332
Total assets	$1,040,494	1,034,684

Liabilities and Shareholders' Equity

Deposits:
Non-interest bearing demand	$210,758	195,265
NOW, MMDA & savings	407,504	386,893
Time, $250,000 or more	47,872	49,168
Other time	148,566	168,035
Total deposits	814,700	799,361

Securities sold under agreements to repurchase	48,430	45,396
FHLB borrowings	50,000	65,000
Junior subordinated debentures	20,619	20,619
Accrued interest payable and other liabilities	8,080	20,589
Total liabilities	941,829	950,965

Commitments

Shareholders' equity:

Series A preferred stock, $1,000 stated value; authorized
5,000,000 shares; no shares issued
and outstanding	-	-
Common stock, no par value; authorized
20,000,000 shares; issued and outstanding
5,612,588 shares in 2014 and 5,613,495 shares in 2013	48,088	48,133
Retained earnings	45,124	36,758
Accumulated other comprehensive income (loss)	5,453	(1,172)
Total shareholders' equity	98,665	83,719

Total liabilities and shareholders' equity	$1,040,494	1,034,684

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

For the Years Ended December 31, 2014, 2013 and 2012

(Dollars in thousands, except per share amounts)

	2014	2013	2012

Interest income:
Interest and fees on loans	$30,305	30,194	32,758
Interest on due from banks	65	85	51
Interest on investment securities:
U.S. Government sponsored enterprises	2,995	1,639	2,746
States and political subdivisions	4,677	4,427	3,403
Other	378	351	287
Total interest income	38,420	36,696	39,245

Interest expense:
NOW, MMDA & savings deposits	499	732	1,180
Time deposits	1,188	1,650	3,205
FHLB borrowings	2,166	2,518	2,744
Junior subordinated debentures	389	398	438
Other	45	55	129
Total interest expense	4,287	5,353	7,696

Net interest income	34,133	31,343	31,549

(Reduction of) provision for loan losses	(699)	2,584	4,924

Net interest income after provision for loan losses	34,832	28,759	26,625

Non-interest income:
Service charges	4,961	4,566	4,764
Other service charges and fees	1,080	1,172	1,940
Gain on sale of securities	266	614	1,218
Mortgage banking income	804	1,228	1,229
Insurance and brokerage commissions	701	661	517
Loss on sales and write-downs of
other real estate	(622)	(581)	(1,136)
Miscellaneous	4,974	4,992	4,005
Total non-interest income	12,164	12,652	12,537

Non-interest expense:
Salaries and employee benefits	17,530	16,851	16,426
Occupancy	6,251	5,539	5,236
Other	11,890	10,451	10,120
Total non-interest expense	35,671	32,841	31,782

Earnings before income taxes	11,325	8,570	7,380

Income tax expense	1,937	1,879	1,587

Net earnings	9,388	6,691	5,793

Dividends and accretion of preferred stock	-	656	1,010

Net earnings available to common shareholders	$9,388	6,035	4,783

Basic net earnings per common share	$1.67	1.08	0.86
Diluted net earnings per common share	$1.66	1.07	0.86
Cash dividends declared per common share	$0.18	0.12	0.18

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

For the Years Ended December 31, 2014, 2013 and 2012

(Dollars in thousands)

	2014	2013	2012

Net earnings	$9,388	6,691	5,793

Other comprehensive income (loss):
Unrealized holding gains (losses) on securities
available for sale	11,117	(10,498)	5,371
Reclassification adjustment for gains on
securities available for sale
included in net earnings	(266)	(614)	(1,218)

Total other comprehensive income (loss),
before income taxes	10,851	(11,112)	4,153

Income tax (benefit) expense related to other
comprehensive (loss) income:

Unrealized holding gains (losses) on securities
available for sale	4,330	(4,089)	2,091
Reclassification adjustment for gains on
securities available for sale
included in net earnings	(104)	(239)	(474)

Total income tax expense (benefit) related to
other comprehensive income (loss)	4,226	(4,328)	1,617

Total other comprehensive income (loss),
net of tax	6,625	(6,784)	2,536

Total comprehensive income (loss)	$16,013	(93)	8,329

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders' Equity

For the Years Ended December 31, 2014, 2013 and 2012

(Dollars in thousands)

						Accumulated
						Other
	Stock Shares		Stock Amount		Retained	Comprehensive
	Preferred	Common	Preferred	Common	Earnings	Income	Total
Balance, December 31, 2011	25,054	5,544,160	$24,758	48,298	26,895	3,076	103,027

Accretion of Series A
preferred stock	-	-	70	-	(70)	-	-
Preferred stock and
warrant repurchase	(12,530)	-	(12,304)	(704)	886	-	(12,122)
Cash dividends declared on
Series A preferred stock	-	-	-	-	(1,023)	-	(1,023)
Cash dividends declared on
common stock	-	-	-	-	(1,003)	-	(1,003)
Stock options exercised	-	69,335	-	539	-	-	539
Net earnings	-	-	-	-	5,793	-	5,793
Change in accumulated other
comprehensive income,
net of tax	-	-	-	-	-	2,536	2,536
Balance, December 31, 2012	12,524	5,613,495	$12,524	48,133	31,478	5,612	97,747

Accretion of Series A
preferred stock	(12,524)	-	(12,524)	-	-	-	(12,524)
Cash dividends declared on
Series A preferred stock	-	-	-	-	(734)	-	(734)
Cash dividends declared on
common stock	-	-	-	-	(677)	-	(677)
Net earnings	-	-	-	-	6,691	-	6,691
Change in accumulated other
comprehensive income,
net of tax	-	-	-	-	-	(6,784)	(6,784)
Balance, December 31, 2013	-	5,613,495	$-	48,133	36,758	(1,172)	83,719

Common stock
repurchase	-	(4,537)	-	(82)	-	-	(82)
Cash dividends declared on
common stock	-	-	-	-	(1,022)	-	(1,022)
Stock options exercised	-	3,630	-	37	-	-	38
Net earnings	-	-	-	-	9,388	-	9,388
Change in accumulated other
comprehensive income,
net of tax	-	-	-	-	-	6,625	6,625
Balance, December 31, 2014	-	5,612,588	$-	48,088	45,124	5,453	98,665

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2014, 2013 and 2012

(Dollars in thousands)

	2014	2013	2012

Cash flows from operating activities:
Net earnings	$9,388	6,691	5,793
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation, amortization and accretion	6,889	8,453	8,876
Provision for loan losses	(699)	2,584	4,924
Deferred income taxes	178	534	(213)
Gain on sale of investment securities	(266)	(614)	(1,218)
(Gain) loss on sale of other real estate	(5)	(14)	98
Write-down of other real estate	627	595	1,038
Restricted stock expense	389	173	42
Change in:
Mortgage loans held for sale	(878)	6,425	(1,776)
Cash surrender value of life insurance	(419)	(432)	(438)
Other assets	(778)	1,508	(441)
Other liabilities	15	(982)	2,342

Net cash provided by operating activities	14,441	24,921	19,027

Cash flows from investing activities:
Purchases of investment securities available for sale	(32,851)	(98,129)	(88,304)
Proceeds from calls, maturities and paydowns of investment securities
available for sale	36,148	63,597	63,225
Proceeds from sales of investment securities available for sale	20,202	17,463	47,076
Purchases of other investments	-	-	(493)
FHLB stock redemption	959	609	606
Net change in loans	(36,692)	(6,137)	38,170
Purchases of premises and equipment	(3,120)	(2,434)	(917)
Proceeds from sale of other real estate and repossessions	3,456	5,797	5,434

Net cash (used) provided by investing activities	(11,898)	(19,234)	64,797

Cash flows from financing activities:
Net change in deposits	15,339	17,836	(45,586)
Net change in securities sold under agreement to repurchase	3,034	10,818	(5,022)
Proceeds from FHLB borrowings	-	15,001	25,400
Repayments of FHLB borrowings	(15,000)	(20,001)	(25,400)
Proceeds from FRB borrowings	1	1	2
Repayments of FRB borrowings	(1)	(1)	(2)
Preferred stock and warrant repurchase	(12,524)	-	(12,122)
Stock options exercised	37	-	539
Common stock repurchased	(82)	-	-
Cash dividends paid on Series A preferred stock	-	(734)	(1,023)
Cash dividends paid on common stock	(1,022)	(677)	(1,003)

Net cash (used) provided by financing activities	(10,218)	22,243	(64,217)

Net change in cash and cash equivalents	(7,675)	27,930	19,607

Cash and cash equivalents at beginning of period	76,773	48,843	29,236

Cash and cash equivalents at end of period	$69,098	76,773	48,843

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows, continued

For the Years Ended December 31, 2014, 2013 and 2012

(Dollars in thousands)

	2014	2013	2012

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$4,388	5,452	7,822
Income taxes	$1,939	2,256	2,013

Noncash investing and financing activities:
Change in unrealized (loss) gain on investment securities
available for sale, net	$6,625	(6,784)	2,536
Change in unrealized gain on derivative financial
instruments, net	$-	-	-
Transfer of loans to other real estate and repossessions	$4,415	2,353	6,323
Financed portion of sale of other real estate	$374	708	1,076
Accretion of Series A preferred stock	$-	-	70
Discount on preferred stock repurchased	$-	-	835
Accrued redemption of Series A Preferred Stock	$-	12,632	-

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1)	Summary of Significant Accounting Policiees

Organization
Peoples Bancorp of North Carolina, Inc. (“Bancorp”) received regulatory approval to operate as a bank holding company on July 22, 1999, and became effective August 31, 1999.  Bancorp is primarily regulated by the Board of Governors of the Federal Reserve System, and serves as the one-bank holding company for Peoples Bank (the “Bank”).

The Bank commenced business in 1912 upon receipt of its banking charter from the North Carolina State Banking Commission (the “SBC”). The Bank is primarily regulated by the SBC and the Federal Deposit Insurance Corporation (the “FDIC”) and undergoes periodic examinations by these regulatory agencies. The Bank, whose main office is in Newton, North Carolina, provides a full range of commercial and consumer banking services primarily in Catawba, Alexander, Lincoln, Mecklenburg, Iredell, Union, Wake and Durham counties in North Carolina.

Peoples Investment Services, Inc. is a wholly owned subsidiary of the Bank and began operations in 1996 to provide investment and trust services through agreements with an outside party.

Real Estate Advisory Services, Inc. (“REAS”) is a wholly owned subsidiary of the Bank and began operations in 1997 to provide real estate appraisal and property management services to individuals and commercial customers of the Bank.

Community Bank Real Estate Solutions, LLC is a wholly owned subsidiary of Bancorp and began operations in 2009 as a “clearing house” for appraisal services for community banks.  Other banks are able to contract with Community Bank Real Estate Solutions, LLC to find and engage appropriate appraisal companies in the area where the property is located.

In March 2015, the Bank established a new wholly owned subsidiary, PB Real Estate Holdings, LLC, which will acquire, manage and dispose of real property, other collateral and other assets obtained in the ordinary course of collecting debts previously contracted.

Principles of Consolidation
The consolidated financial statements include the financial statements of Bancorp and its wholly owned subsidiaries, the Bank and Community Bank Real Estate Solutions, LLC, along with the Bank’s wholly owned subsidiaries, Peoples Investment Services, Inc. and REAS (collectively called the “Company”).  All significant intercompany balances and transactions have been eliminated in consolidation.

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

Investment Securities
There are three classifications the Company is able to classify its investment securities: trading, available for sale, or held to maturity. Trading securities are bought and held principally for sale in the near term. Held to maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All other securities not included in trading or held to maturity are classified as available for sale. At December 31, 2014 and 2013, the Company classified all of its investment securities as available for sale.

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

Management uses several measures to assess and monitor the credit risks in the loan portfolio, including a loan grading system that begins upon loan origination and continues until the loan is collected or collectability becomes doubtful. Upon loan origination, the Bank’s originating loan officer evaluates the quality of the loan and assigns one of eight risk grades. The loan officer monitors the loan’s performance and credit quality and makes changes to the credit grade as conditions warrant. When originated or renewed, all loans over a certain dollar amount receive in-depth reviews and risk assessments by the Bank’s Credit Administration. Before making any changes in these risk grades, management considers assessments as determined by the third party credit review firm (as described below), regulatory examiners and the Bank’s Credit Administration. Any issues regarding the risk assessments are addressed by the Bank’s senior credit administrators and factored into management’s decision to originate or renew the loan. The Bank’s Board of Directors reviews, on a monthly basis, an analysis of the Bank’s reserves relative to the range of reserves estimated by the Bank’s Credit Administration.

As an additional measure, the Bank engages an independent third party to review the underwriting, documentation and risk grading analyses. This independent third party reviews and evaluates loan relationships greater than $1.0 million, excluding loans in default, and loans in process of litigation or liquidation.  The third party’s evaluation and report is shared with management and the Bank’s Board of Directors.

Management considers certain commercial loans with weak credit risk grades to be individually impaired and measures such impairment based upon available cash flows and the value of the collateral. Allowance or reserve levels are estimated for all other graded loans in the portfolio based on their assigned credit risk grade, type of loan and other matters related to credit risk.

Management uses the information developed from the procedures described above in evaluating and grading the loan portfolio. This continual grading process is used to monitor the credit quality of the loan portfolio and to assist management in estimating the allowance for loan losses.   The provision for loan losses charged or credited to earnings is based upon management’s judgment of the amount necessary to maintain the allowance at a level appropriate to absorb probable incurred losses in the loan portfolio at the balance sheet date.  The amount each quarter is dependent upon many factors, including growth and changes in the composition of the loan portfolio, net charge-offs, delinquencies, management’s assessment of loan portfolio quality, the value of collateral, and other macro-economic factors and trends.  The evaluation of these factors is performed quarterly by management through an analysis of the appropriateness of the allowance for loan losses.

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

The general allowance reflects reserves established under GAAP for collective loan impairment.  These reserves are based upon historical net charge-offs using the greater of the last two, three, four or five years’ loss experience.  This charge-off experience may be adjusted to reflect the effects of current conditions.  The Bank considers information derived from its loan risk ratings and external data related to industry and general economic trends in establishing reserves.

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

There were no significant changes in the estimation methods or fundamental assumptions used in the evaluation of the allowance for loan losses for the year ended December 31, 2014 as compared to the year ended December 31, 2013.   Revisions, estimates and assumptions may be made in any period in which the supporting factors indicate that loss levels may vary from the previous estimates.

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

Mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of mortgage loans serviced for others was approximately $2.1 million, $2.4 million and $3.1 million at December 31, 2014, 2013 and 2012, respectively.

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

Under the 1999 Plan, the Company granted incentive stock options to certain eligible employees in order that they may purchase Company stock at a price equal to the fair market value on the date of the grant.  The options granted in 1999 vested over a five-year period.  Options granted subsequent to 1999 vested over a three-year period.  All options expire ten years after issuance.   As of December 31, 2014, there were no outstanding options under the 1999 Plan.  A summary of the stock option activity for the year ended December 31, 2014 is presented below:

Stock Option Activity
For the Year Ended December 31, 2014

	Shares	Weighted Average Option Price Per Share	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (Dollars in thousands)
Outstanding, December 31, 2013	3,630	$10.31

Granted during the period	-	$-
Expired during the period	-	$-
Forfeited during the period	-	$-
Exercised during the period	(3,630)	$10.31

Outstanding, December 31, 2014	-	$-		$-

Exercisable, December 31, 2014	-	$-		$-

In addition, under the 1999 Plan, the Company granted 3,000 restricted stock units in 2007 at a grant date fair value of $17.40 per share. The Company granted 1,750 restricted stock units at a grant date fair value of $12.80 per share during the third quarter of 2008 and 2,000 restricted stock units at a grant date fair value of $11.37 per share during the fourth quarter of 2008. The Company recognized compensation expense on the restricted stock units over the period of time the restrictions were in place (three years from the grant date for the grants of restricted stock units to date under the 1999 Plan).  The amount of expense recorded in each period reflected the changes in the Company’s stock price during such period.  As of December 31, 2014, there was no unrecognized compensation expense related to the 2007 and 2008 restricted stock unit grants granted under the 1999 Plan.

The Company also has an Omnibus Stock Ownership and Long Term Incentive Plan that was approved by shareholders on May 7, 2009 (the “2009 Plan”) whereby certain stock-based rights, such as stock options, restricted stock, restricted stock units, performance units, stock appreciation rights or book value shares, may be granted to eligible directors and employees.  A total of 282,635 shares are currently reserved for possible issuance under the 2009 Plan.   All stock-based rights under the 2009 Plan must be granted or awarded by May 7, 2019 (or ten years from the 2009 Plan effective date).

The Company granted 29,514 restricted stock units under the 2009 Plan at a grant date fair value of $7.90 per share during the first quarter of 2012, of which 5,355 restricted stock units were forfeited by the executive officers of the Company as required by the agreement with the U.S. Department of the Treasury (“UST”) in conjunction with the Company’s participation in the Capital Purchase Program (“CPP”) under the Troubled Asset Relief Program (“TARP”).  In July 2012, the Company granted 5,355 restricted stock units at a grant date fair value of $8.25 per share. The Company granted 26,795 restricted stock units under the 2009 Plan at a grant date fair value of $11.90 per share during the second quarter of 2013.  The Company granted 21,056 restricted stock units under the 2009 Plan at a grant date fair value of $15.70 per share during the first quarter of 2014.  The Company recognizes compensation expense on the restricted stock units over the period of time the restrictions are in place (five years from the grant date for the 2012 grants, four years from the grant date for the 2013 grants and three years from the grant date for the 2014 grants).  The amount of expense recorded each period reflects the changes in the Company’s stock price during such period.  As of December 31, 2014, the total unrecognized compensation expense related to the restricted stock unit grants under the 2009 Plan was $770,000.

The Company recognized compensation expense for restricted stock units granted under the 2009 Plan of $389,000, $173,000 and $42,000 for the years ended December 31, 2014, 2013 and 2012, respectively.

Net Earnings Per Share
Net earnings per common share is based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per common share. The average market price during the year is used to compute equivalent shares.

The reconciliations of the amounts used in the computation of both “basic earnings per common share” and “diluted earnings per common share” for the years ended December 31, 2014, 2013 and 2012 are as follows:

For the year ended December 31, 2014:	Net Earnings Available to Common Shareholders (Dollars in thousands)	Common Shares	Per Share Amount
Basic earnings per common share	$9,388	5,615,666	$1.67
Effect of dilutive securities:
Stock options	-	26,326
Diluted earnings per common share	$9,388	5,641,992	$1.66

For the year ended December 31, 2013:	Net Earnings Available to Common Shareholders (Dollars in thousands)	Common Shares	Per Share Amount
Basic earnings per common share	$6,035	5,613,495	$1.08
Effect of dilutive securities:
Stock options	-	9,725
Diluted earnings per common share	$6,035	5,623,220	$1.07

For the year ended December 31, 2012:	Net Earnings Available to Common Shareholders (Dollars in thousands)	Common Shares	Per Share Amount
Basic earnings per common share	$4,783	5,559,401	$0.86
Effect of dilutive securities:
Stock options	-	3,206
Diluted earnings per common share	$4,783	5,562,607	$0.86

Recent Accounting Pronouncements
In November 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-16, (Topic 815):  Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity.  ASU No. 2014-16 provides more direction for determining whether embedded features, such as a conversion option embedded in a share of preferred stock, need to be accounted for separately from their host shares.  ASU No. 2014-16 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2015.  The adoption of this guidance is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

In November 2014, FASB issued ASU No. 2014-17, (Topic 805):  Pushdown Accounting (a consensus of the FASB Emerging Issues Task Force).  ASU No. 2014-17 gives acquired entities the option to apply pushdown accounting in their separate financial statements when an acquirer obtains control of them.  ASU No. 2014-17 was effective upon issuance for current and future reporting periods and any open reporting periods for which financial statements have not yet been issued.  The adoption of this guidance is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

In January 2015, FASB issued ASU No. 2015-01, (Subtopic 225-20):  Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items.  ASU No. 2015-01 eliminates the concept of extraordinary items from GAAP.  ASU No. 2015-01 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2015.  The adoption of this guidance is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

In February 2015, FASB issued ASU No. 2015-02, (Topic 810):  Amendments to the Consolidation Analysis.  ASU No. 2015-02 provides amendments to respond to stakeholders’ concerns about the current accounting for consolidation of certain legal entities.  Stakeholders expressed concerns that GAAP might require a reporting entity to consolidate another legal entity in situations in which the reporting entity’s contractual rights do not give it the ability to act primarily on its own behalf, the reporting entity does not hold a majority of the legal entity’s voting rights, or the reporting entity is not exposed to a majority of the legal entity’s economic benefits or obligations.  ASU No. 2015-02 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2015.  The adoption of this guidance is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

Other accounting standards that have been issued or proposed by FASB or other standards-setting bodies are not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

Reclassification
Certain amounts in the 2012 and 2013 consolidated financial statements have been reclassified to conform to the 2014 presentation.

(2)	Investment Securities

Investment securities available for sale at December 31, 2014 and 2013 are as follows:

(Dollars in thousands)
	December 31, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$88,496	1,766	52	90,210
U.S. Government
sponsored enterprises	33,766	418	136	34,048
State and political subdivisions	145,938	6,534	226	152,246
Corporate bonds	2,469	16	18	2,467
Trust preferred securities	750	-	-	750
Equity securities	748	630	-	1,378
Total	$272,167	9,364	432	281,099

(Dollars in thousands)
	December 31, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$123,706	1,040	769	123,977
U.S. Government
sponsored enterprises	22,115	97	69	22,143
State and political subdivisions	148,468	1,987	5,087	145,368
Corporate bonds	3,522	11	70	3,463
Trust preferred securities	1,250	-	-	1,250
Equity securities	748	941	-	1,689
Total	$299,809	4,076	5,995	297,890

The current fair value and associated unrealized losses on investments in debt securities with unrealized losses at December 31, 2014 and 2013 are summarized in the tables below, with the length of time the individual securities have been in a continuous loss position.

(Dollars in thousands)
	December 31, 2014
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$436	1	2,963	51	3,399	52
U.S. Government
sponsored enterprises	2,996	4	9,850	132	12,846	136
State and political subdivisions	567	1	14,998	225	15,565	226
Corporate bonds	-	-	525	18	525	18
Total	$3,999	6	28,336	426	32,335	432

(Dollars in thousands)
	December 31, 2013
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$40,857	691	10,128	78	50,985	769
U.S. Government
sponsored enterprises	9,714	69	-	-	9,714	69
State and political subdivisions	77,187	4,863	1,824	224	79,011	5,087
Corporate bonds	1,984	16	511	54	1,984	70
Total	$129,742	5,639	12,463	356	141,694	5,995

At December 31, 2014, unrealized losses in the investment securities portfolio relating to debt securities totaled $432,000.  The unrealized losses on these debt securities arose due to changing interest rates and are considered to be temporary.  From the December 31, 2014 tables above, 20 out of 176 securities issued by state and political subdivisions contained unrealized losses, eight out of 80 securities issued by U.S. Government sponsored enterprises, including mortgage-backed securities, contained unrealized losses, and one out of four securities issued by corporations contained unrealized losses.  These unrealized losses are considered temporary because of acceptable financial condition and results of operations on each security and the repayment sources of principal and interest on U.S. Government sponsored enterprises, including mortgage-backed securities, are government backed.

The Company periodically evaluates its investments for any impairment which would be deemed other-than-temporary.   No investment impairments were deemed other-than-temporary in 2014, 2013 or 2012.

The amortized cost and estimated fair value of investment securities available for sale at December 31, 2014, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

December 31, 2014
(Dollars in thousands)
	Amortized Cost	Estimated Fair Value
Due within one year	$4,308	4,323
Due from one to five years	40,564	42,548
Due from five to ten years	117,452	121,399
Due after ten years	20,599	21,241
Mortgage-backed securities	88,496	90,210
Equity securities	748	1,378
Total	$272,167	281,099

Proceeds from sales of securities available for sale during 2014 were $20.2 million and resulted in gross gains of $291,000 and gross losses of $25,000.  During 2013, proceeds from sales of securities available for sale were $17.5 million and resulted in gross gains of $738,000 and gross losses of $124,000.  During 2012, the proceeds from sales of securities available for sale were $47.1 million and resulted in gross gains of $1.3 million and gross losses of $103,000.

Securities with a fair value of approximately $89.9 million and $86.0 million at December 31, 2014 and 2013, respectively, were pledged to secure public deposits, Federal Home Loan Bank of Atlanta (“FHLB”) borrowings and for other purposes as required by law.

GAAP establishes a framework for measuring fair value and expands disclosures about fair value measurements. There is a three-level fair value hierarchy for fair value measurements.  Level 1 inputs are quoted prices in active markets for identical assets or liabilities that a company has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability.  The table below presents the balance of securities available for sale, which are measured at fair value on a recurring basis by level within the fair value hierarchy as of December 31, 2014 and 2013.

(Dollars in thousands)
	December 31, 2014
	Fair Value Measurements	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage-backed securities	$90,210	-	90,210	-
U.S. Government
sponsored enterprises	$34,048	-	34,048	-
State and political subdivisions	$152,246	-	152,246	-
Corporate bonds	$2,467	-	2,467	-
Trust preferred securities	$750	-	-	750
Equity securities	$1,378	1,378	-	-

(Dollars in thousands)
	December 31, 2013
	Fair Value Measurements	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage-backed securities	$123,977	-	123,977	-
U.S. Government
sponsored enterprises	$22,143	-	22,143	-
State and political subdivisions	$145,368	-	145,368	-
Corporate bonds	$3,463	-	3,463	-
Trust preferred securities	$1,250	-	-	1,250
Equity securities	$1,689	1,689	-	-

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

The following is an analysis of fair value measurements of investment securities available for sale using Level 3, significant unobservable inputs, for the year ended December 31, 2014.

(Dollars in thousands)
Investment Securities Available for Sale
Level 3 Valuation
Balance, beginning of period	$1,250
Change in book value	-
Change in gain/(loss) realized and unrealized	-
Purchases/(sales and calls)	(500)
Transfers in and/or (out) of Level 3	-
Balance, end of period	$750

Change in unrealized gain/(loss) for assets still held in Level 3	$-

(3)	Loans

Major classifications of loans at December 31, 2014 and 2013 are summarized as follows:

(Dollars in thousands)
	December 31, 2014	December 31, 2013
Real estate loans:
Construction and land development	$57,617	63,742
Single-family residential	206,417	195,975
Single-family residential -
Banco de la Gente stated income	47,015	49,463
Commercial	228,558	209,287
Multifamily and farmland	12,400	11,801
Total real estate loans	552,007	530,268

Loans not secured by real estate:
Commercial loans	76,262	68,047
Farm loans	7	19
Consumer loans	10,060	9,593
All other loans	13,555	13,033

Total loans	651,891	620,960

Less allowance for loan losses	11,082	13,501

Total net loans	$640,809	607,459

The Bank grants loans and extensions of credit primarily within the Catawba Valley region of North Carolina, which encompasses Catawba, Alexander, Iredell and Lincoln counties and also in Mecklenburg, Union, Wake and Durham counties of North Carolina.  Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate, the value of which is dependent upon the real estate market.  Risk characteristics of the major components of the Bank’s loan portfolio are discussed below:

•
Construction and land development loans – The risk of loss is largely dependent on the initial estimate of whether the property’s value at completion equals or exceeds the cost of property construction and the availability of take-out financing.  During the construction phase, a number of factors can result in delays or cost overruns.  If the estimate is inaccurate or if actual construction costs exceed estimates, the value of the property securing the loan may be insufficient to ensure full repayment when completed through a permanent loan, sale of the property, or by seizure of collateral.  As of December 31, 2014, construction and land development loans comprised approximately 9% of the Bank’s total loan portfolio.

•
Single-family residential loans – Declining home sales volumes, decreased real estate values and higher than normal levels of unemployment could contribute to losses on these loans.  As of December 31, 2014, single-family residential loans comprised approximately 39% of the Bank’s total loan portfolio, including Banco de la Gente single-family residential stated income loans which were approximately 7% of the Bank’s total loan portfolio.

•
Commercial real estate loans – Repayment is dependent on income being generated in amounts sufficient to cover operating expenses and debt service.  These loans also involve greater risk because they are generally not fully amortizing over a loan period, but rather have a balloon payment due at maturity.  A borrower’s ability to make a balloon payment typically will depend on being able to either refinance the loan or timely sell the underlying property.  As of December 31, 2014, commercial real estate loans comprised approximately 35% of the Bank’s total loan portfolio.

•
Commercial loans – Repayment is generally dependent upon the successful operation of the borrower’s business.   In addition, the collateral securing the loans may depreciate over time, be difficult to appraise, be illiquid, or fluctuate in value based on the success of the business.  As of December 31, 2014, commercial loans comprised approximately 12% of the Bank’s total loan portfolio.

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

The following tables present an age analysis of past due loans, by loan type, as of December 31, 2014 and 2013:

December 31, 2014
(Dollars in thousands)
	Loans 30-89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Total Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
Real estate loans:
Construction and land development	$294	3,540	3,834	53,783	57,617	-
Single-family residential	5,988	268	6,256	200,161	206,417	-
Single-family residential -
Banco de la Gente stated income	8,998	610	9,608	37,407	47,015	-
Commercial	3,205	366	3,571	224,987	228,558	-
Multifamily and farmland	85	-	85	12,315	12,400	-
Total real estate loans	18,570	4,784	23,354	528,653	552,007	-

Loans not secured by real estate:
Commercial loans	241	49	290	75,972	76,262	-
Farm loans	-	-	-	7	7	-
Consumer loans	184	-	184	9,876	10,060	-
All other loans	-	-	-	13,555	13,555	-
Total loans	$18,995	4,833	23,828	628,063	651,891	-

December 31, 2013
(Dollars in thousands)
	Loans 30-89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Total Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
Real estate loans:
Construction and land development	$3,416	5,426	8,842	54,900	63,742	-
Single-family residential	4,518	1,555	6,073	189,902	195,975	-
Single-family residential -
Banco de la Gente stated income	9,833	1,952	11,785	37,678	49,463	881
Commercial	1,643	486	2,129	207,158	209,287	-
Multifamily and farmland	177	-	177	11,624	11,801	-
Total real estate loans	19,587	9,419	29,006	501,262	530,268	881

Loans not secured by real estate:
Commercial loans	424	29	453	67,594	68,047	-
Farm loans	-	-	-	19	19	-
Consumer loans	181	3	184	9,409	9,593	1
All other loans	-	-	-	13,033	13,033	-
Total loans	$20,192	9,451	29,643	591,317	620,960	882

The following table presents the Bank’s non-accrual loans as of December 31, 2014 and 2013:

(Dollars in thousands)
	December 31, 2014	December 31, 2013
Real estate loans:
Construction and land development	$3,854	6,546
Single-family residential	2,370	2,980
Single-family residential -
Banco de la Gente stated income	1,545	1,990
Commercial	2,598	2,043
Multifamily and farmland	110	-
Total real estate loans	10,477	13,559

Loans not secured by real estate:
Commercial loans	176	250
Consumer loans	75	27
Total	$10,728	13,836

At each reporting period, the Bank determines which loans are impaired.  Accordingly, the Bank’s impaired loans are reported at their estimated fair value on a non-recurring basis.  An allowance for each impaired loan that is collateral-dependent is calculated based on the fair value of its collateral.  The fair value of the collateral is based on appraisals performed by REAS, a subsidiary of the Bank.  REAS is staffed by certified appraisers that also perform appraisals for other companies.  Various factors, including the assumptions and techniques utilized by the appraiser, are considered by management in determining the impairment of a loan.  If the recorded investment in the impaired loan exceeds the measure of fair value of the collateral, a valuation allowance is recorded as a component of the allowance for loan losses.  An allowance for each impaired loan that is non-collateral dependent is calculated based on the present value of projected cash flows.  If the recorded investment in the impaired loan exceeds the present value of projected cash flows, a valuation allowance is recorded as a component of the allowance for loan losses.  Impaired loans under $250,000 are not individually evaluated for impairment with the exception of the Bank’s troubled debt restructured (“TDR”) loans in the residential mortgage loan portfolio, which are individually evaluated for impairment.  Accruing impaired loans were $25.6 million and $27.6 million at December 31, 2014 and December 31, 2013, respectively.  Interest income recognized on accruing impaired loans was $1.3 million for the years ended December 31, 2014 and 2013.  No interest income is recognized on non-accrual impaired loans subsequent to their classification as non-accrual.

The following tables present the Bank’s impaired loans as of December 31, 2014 and 2013:

December 31, 2014
(Dollars in thousands)

	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Recorded Investment in Impaired Loans	Related Allowance	Average Outstanding Impaired Loans
Real estate loans:
Construction and land development	$5,481	3,639	555	4,194	31	5,248
Single-family residential	6,717	933	5,540	6,473	154	7,430
Single-family residential -
Banco de la Gente stated income	21,243	-	20,649	20,649	1,191	19,964
Commercial	4,752	1,485	2,866	4,351	272	4,399
Multifamily and farmland	111	-	110	110	1	154
Total impaired real estate loans	38,304	6,057	29,720	35,777	1,649	37,195

Loans not secured by real estate:
Commercial loans	218	-	201	201	4	641
Consumer loans	318	-	313	313	5	309
Total impaired loans	$38,840	6,057	30,234	36,291	1,658	38,145

December 31, 2013
(Dollars in thousands)
	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Recorded Investment in Impaired Loans	Related Allowance	Average Outstanding Impaired Loans
Real estate loans:
Construction and land development	$9,861	6,293	868	7,161	53	8,289
Single-family residential	7,853	1,428	5,633	7,061	123	7,859
Single-family residential -
Banco de la Gente stated income	22,034	-	21,242	21,242	1,300	21,242
Commercial	5,079	3,045	1,489	4,534	182	4,171
Multifamily and farmland	177	-	177	177	1	184
Total impaired real estate loans	45,004	10,766	29,409	40,175	1,659	41,745

Loans not secured by real estate:
Commercial loans	999	257	724	981	15	826
Consumer loans	302	264	35	299	1	247
Total impaired loans	$46,305	11,287	30,168	41,455	1,675	42,818

The fair value measurements for impaired loans and other real estate on a non-recurring basis at December 31, 2014 and 2013 are presented below.  The fair value measurement process uses certified appraisals and other market-based information; however, in many cases, it also requires significant input based on management’s knowledge of and judgment about current market conditions, specific issues relating to the collateral, and other matters.  As a result, all fair value measurements for impaired loans and other real estate are considered Level 3.

(Dollars in thousands)
	Fair Value Measurements December 31, 2014	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation	Total Gains/(Losses) for the Year Ended December 31, 2014
Impaired loans	$34,633	-	-	34,633	(1,444)
Other real estate	$2,016	-	-	2,016	(622)

(Dollars in thousands)
	Fair Value Measurements December 31, 2013	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation	Total Gains/(Losses) for the Year Ended December 31, 2013
Impaired loans	$39,780	-	-	39,780	(3,207)
Other real estate	$1,679	-	-	1,679	(581)

Changes in the allowance for loan losses for the year ended December 31, 2014 were as follows:

(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single- Family Residential	Single- Family Residential - Banco de la Gente Stated Income	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer and All Other	Unallocated	Total
Allowance for loan losses:
Beginning balance	$3,218	3,123	1,863	2,219	37	1,069	-	245	1,727	13,501
Charge-offs	(884)	(309)	(190)	(290)	-	(430)	-	(534)	-	(2,637)
Recoveries	428	72	16	171	-	54	-	176	-	917
Provision	23	(320)	(79)	(198)	(30)	405	-	346	(846)	(699)
Ending balance	$2,785	2,566	1,610	1,902	7	1,098	-	233	881	11,082

Ending balance: individually
evaluated for impairment	$-	82	1,155	260	-	-	-	-	-	1,497
Ending balance: collectively
evaluated for impairment	2,785	2,484	455	1,642	7	1,098	-	233	881	9,585
Ending balance	$2,785	2,566	1,610	1,902	7	1,098	-	233	881	11,082

Loans:
Ending balance	$57,617	206,417	47,015	228,558	12,400	76,262	7	23,615	-	651,891

Ending balance: individually
evaluated for impairment	$3,639	2,298	18,884	3,345	-	-	-	-	-	28,166
Ending balance: collectively
evaluated for impairment	$53,978	204,119	28,131	225,213	12,400	76,262	7	23,615	-	623,725

Changes in the allowance for loan losses for the year ended December 31, 2013 were as follows:

(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single- Family Residential	Single- Family Residential - Banco de la Gente Stated Income	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer and All Other	Unallocated	Total
Allowance for loan losses:
Beginning balance	$4,399	3,231	1,998	2,049	28	1,088	-	245	1,385	14,423
Charge-offs	(777)	(1,724)	(272)	(445)	-	(502)	-	(652)	-	(4,372)
Recoveries	377	111	141	50	-	44	-	143	-	866
Provision	(781)	1,505	(4)	565	9	439	-	509	342	2,584
Ending balance	$3,218	3,123	1,863	2,219	37	1,069	-	245	1,727	13,501

Ending balance: individually
evaluated for impairment	$-	39	1,268	171	-	-	-	-	-	1,478
Ending balance: collectively
evaluated for impairment	3,218	3,084	595	2,048	37	1,069	-	245	1,727	12,023
Ending balance	$3,218	3,123	1,863	2,219	37	1,069	-	245	1,727	13,501

Loans:
Ending balance	$63,742	195,975	49,463	209,287	11,801	68,047	19	22,626	-	620,960

Ending balance: individually
evaluated for impairment	$6,293	3,127	19,958	3,767	-	256	-	265	-	33,666
Ending balance: collectively
evaluated for impairment	$57,449	192,848	29,505	205,520	11,801	67,791	19	22,361	-	587,294

Changes in the allowance for loan losses for the year ended December 31, 2012 were as follows:

(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single- Family Residential	Single- Family Residential - Banco de la Gente Stated Income	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer and All Other	Unallocated	Total
Allowance for loan losses:
Beginning balance	$7,182	3,253	2,104	1,731	13	1,029	-	255	1,037	16,604
Charge-offs	(4,728)	(886)	(668)	(937)	-	(555)	-	(557)	-	(8,331)
Recoveries	528	72	-	374	-	104	-	148	-	1,226
Provision	1,417	792	562	881	15	510	-	399	348	4,924
Ending balance	$4,399	3,231	1,998	2,049	28	1,088	-	245	1,385	14,423

Allowance for loan losses:
Ending balance: individually
evaluated for impairment	$24	84	1,254	-	-	-	-	-	-	1,362
Ending balance: collectively
evaluated for impairment	4,375	3,147	744	2,049	28	1,088	-	245	1,385	13,061
Ending balance	$4,399	3,231	1,998	2,049	28	1,088	-	245	1,385	14,423

Loans:
Ending balance	$73,176	195,003	52,019	200,633	8,951	64,295	11	25,886	-	619,974

Ending balance: individually
evaluated for impairment	$11,961	3,885	20,024	4,569	-	346	-	-	-	40,785
Ending balance: collectively
evaluated for impairment	$61,215	191,118	31,995	196,064	8,951	63,949	11	25,886	-	579,189

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

The following tables present the credit risk profile of each loan type based on internally assigned risk grades as of December 31, 2014 and 2013.

December 31, 2014
(Dollars in thousands)
Real Estate Loans
Construction and Land Development		Single- Family Residential	Single- Family Residential - Banco de la Gente Stated Income	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer	All Other	Total

1- Excellent Quality	$-	15,099	-	-	-	924	-	1,232	-	17,255
2- High Quality	6,741	74,367	-	39,888	241	18,730	-	3,576	1,860	145,403
3- Good Quality	24,641	74,453	21,022	142,141	8,376	44,649	7	4,549	8,055	327,893
4- Management Attention	13,013	30,954	12,721	36,433	1,001	11,312	-	566	3,640	109,640
5- Watch	9,294	5,749	5,799	6,153	2,672	383	-	46	-	30,096
6- Substandard	3,928	5,795	7,473	3,943	110	264	-	87	-	21,600
7- Doubtful	-	-	-	-	-	-	-	-	-	-
8- Loss	-	-	-	-	-	-	-	4	-	4
Total	$57,617	206,417	47,015	228,558	12,400	76,262	7	10,060	13,555	651,891

December 31, 2013
(Dollars in thousands)
Real Estate Loans
Construction and Land Development		Single- Family Residential	Single- Family Residential - Banco de la Gente Stated Income	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer	All Other	Total

1- Excellent Quality	$7	15,036	-	-	-	365	-	1,270	-	16,678
2- High Quality	7,852	60,882	-	33,340	715	8,442	-	3,519	2,139	116,889
3- Good Quality	22,899	73,118	22,255	123,604	7,882	44,353	19	4,061	8,565	306,756
4- Management Attention	14,464	34,090	8,369	42,914	286	13,704	-	358	2,329	116,514
5- Watch	8,163	6,806	8,113	5,190	2,741	320	-	50	-	31,383
6- Substandard	10,357	6,043	10,726	4,239	177	863	-	330	-	32,735
7- Doubtful	-	-	-	-	-	-	-	-	-	-
8- Loss	-	-	-	-	-	-	-	5	-	5
Total	$63,742	195,975	49,463	209,287	11,801	68,047	19	9,593	13,033	620,960

Total TDR loans amounted to $15.0 million and $21.9 million at December 31, 2014 and 2013, respectively.  The terms of these loans have been renegotiated to provide a reduction in principal or interest as a result of the deteriorating financial position of the borrower.  There were $1.4 million and $355,000 in performing loans classified as TDR loans at December 31, 2014 and 2013, respectively.

The following tables present an analysis of loan modifications during the years ended December 31, 2014 and 2013:

Year ended December 31, 2014
(Dollars in thousands)
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Real estate loans:
Construction and land development	1	$291	266
Single-family residential	2	849	845
Single-family residential -
Banco de la Gente stated income	3	281	278
Total real estate TDR loans	6	1,421	1,389

Total TDR loans	6	$1,421	1,389

Year ended December 31, 2013
(Dollars in thousands)
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Real estate loans:
Construction and land development	2	$841	824
Single-family residential -
Banco de la Gente stated income	7	796	788
Total real estate TDR loans	9	1,637	1,612

Total TDR loans	9	$1,637	1,612

(4)	Premises and Equipment

Major classifications of premises and equipment at December 31, 2014 and 2013 are summarized as follows:

(Dollars in thousands)
	2014	2013

Land	$3,681	3,667
Buildings and improvements	15,864	15,126
Furniture and equipment	18,442	16,239

Total premises and equipment	37,987	35,032

Less accumulated depreciation	20,987	18,674

Total net premises and equipment	$17,000	16,358

The Company recognized approximately $2.5 million in depreciation expense for the year ended December 31, 2014.  Depreciation expense was approximately $1.9 million for the years ended December 31, 2013 and 2012.

(5)	Time Deposits

At December 31, 2014, the scheduled maturities of time deposits are as follows:

(Dollars in thousands)

2015	$131,001
2016	37,065
2017	17,029
2018	8,336
2019 and thereafter	3,007

Total	$196,438

At December 31, 2014 and 2013, the Company had approximately $11.4 million and $15.1 million, respectively, in time deposits purchased through third party brokers, including certificates of deposit participated through the Certificate of Deposit Account Registry Service (“CDARS”) on behalf of local customers.  CDARS balances totaled $11.0 million and $15.1 million as of December 31, 2014 and 2013, respectively.  The weighted average rate of brokered deposits as of December 31, 2014 and 2013 was 0.13% and 0.14%, respectively.

(6)	Federal Home Loan Bank and Federal Reserve Bank Borrowings

The Bank has borrowings from the FHLB with monthly or quarterly interest payments at December 31, 2014.  The FHLB borrowings are collateralized by a blanket assignment on all residential first mortgage loans, home equity lines of credit and loans secured by multi-family real estate that the Bank owns.  At December 31, 2014, the carrying value of loans pledged as collateral totaled approximately $126.0 million.

Borrowings from the FHLB outstanding at December 31, 2014 and 2013 consist of the following:

December 31, 2014
(Dollars in thousands)

Maturity Date	Call Date	Rate	Rate Type	Amount
October 17, 2018	N/A	3.398%	Adjustable Rate Hybrid	5,000

October 17, 2018	N/A	3.638%	Adjustable Rate Hybrid	15,000

October 17, 2018	N/A	3.413%	Adjustable Rate Hybrid	5,000

October 17, 2018	N/A	3.468%	Adjustable Rate Hybrid	5,000

May 8, 2018	N/A	1.792%	Floating to Fixed	5,000

May 8, 2018	N/A	3.432%	Floating to Fixed	15,000

				$50,000

December 31, 2013
(Dollars in thousands)

Maturity Date	Call Date	Rate	Rate Type	Amount
March 25, 2019	N/A	4.260%	Convertible	5,000

November 12, 2014	N/A	2.230%	Fixed Rate Hybrid	5,000

October 17, 2016	N/A	3.734%	Adjustable Rate Hybrid	5,000

October 17, 2018	N/A	3.414%	Adjustable Rate Hybrid	5,000

October 17, 2018	N/A	3.654%	Adjustable Rate Hybrid	15,000

October 17, 2018	N/A	3.429%	Adjustable Rate Hybrid	5,000

October 17, 2018	N/A	3.484%	Adjustable Rate Hybrid	5,000

May 8, 2018	N/A	1.799%	Floating to Fixed	5,000

May 8, 2018	N/A	3.439%	Floating to Fixed	15,000

				$65,000

The Bank is required to purchase and hold certain amounts of FHLB stock in order to obtain FHLB borrowings. No ready market exists for the FHLB stock, and it has no quoted market value. The stock is redeemable at $100 per share subject to certain limitations set by the FHLB. The Bank owned $3.2 million and $4.1 million of FHLB stock, included in other investments, at December 31, 2014 and 2013, respectively.

As of December 31, 2014 and 2013, the Bank had no borrowings from the Federal Reserve Bank (“FRB”).  FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB.  At December 31, 2014, the carrying value of loans pledged as collateral totaled approximately $340.5 million.

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

(8)	Income Taxes

The provision for income taxes is summarized as follows:

(Dollars in thousands)
	2014	2013	2012
Current	$1,759	1,345	1,800
Deferred	178	534	(213)
Total	$1,937	1,879	1,587

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to earnings before income taxes are as follows:

(Dollars in thousands)
	2014	2013	2012
Pre-tax income at statutory rate (34%)	$3,851	2,914	2,509
Differences:
Tax exempt interest income	(1,630)	(1,481)	(1,168)
Nondeductible interest and other expense	119	141	52
Cash surrender value of life insurance	(143)	(147)	(149)
State taxes, net of federal benefits	(283)	428	324
Other, net	23	24	19
Total	$1,937	1,879	1,587

The following summarizes the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities.  The net deferred tax asset is included as a component of other assets at December 31, 2014 and 2014.

(Dollars in thousands)
	2014	2013
Deferred tax assets:
Allowance for loan losses	$4,134	5,205
Accrued retirement expense	1,529	1,489
Other real estate	206	218
Federal credit carryforward	342	79
State credit carryforward	734	-
Other	176	334
Unrealized loss on available for sale securities	-	747
Total gross deferred tax assets	7,121	8,072

Deferred tax liabilities:
Deferred loan fees	433	581
Premises and equipment	652	530
Unrealized gain on available for sale securities	3,479	-
Total gross deferred tax liabilities	4,564	1,111
Net deferred tax asset	$2,557	6,961

(9)           Related Party Transactions

The Company conducts transactions with its directors and executive officers, including companies in which they have beneficial interests, in the normal course of business. It is the policy of the  Bank that loan transactions with directors and officers are made on substantially the same terms as those prevailing at the time made for comparable loans to other persons. The following is a summary of activity for related party loans for 2014:

(Dollars in thousands)

Beginning balance	$4,340
New loans	6,903
Repayments	(6,483)

Ending balance	$4,760

At December 31, 2014 and 2013, the Bank had deposit relationships with related parties of approximately $15.1 million and $17.6 million, respectively.

(10)	Commitments and Contingencies

The Company leases various office spaces for banking and operational facilities and equipment under operating lease arrangements. Future minimum lease payments required for all operating leases having a remaining term in excess of one year at December 31, 2014 are as follows:

(Dollars in thousands)

Year ending December 31,
2015	600
2016	603
2017	537
2018	501
2019	490
Thereafter	1,854
Total minimum obligation	$4,585

Total rent expense was approximately $691,000, $672,000 and $643,000 for the years ended December 31, 2014, 2013 and 2012, respectively.

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

In most cases, the  Bank requires collateral or other security to support financial instruments with credit risk.

(Dollars in thousands)
	Contractual Amount
	2014	2013
Financial instruments whose contract amount represent credit risk:

Commitments to extend credit	$168,733	146,243

Standby letters of credit and financial guarantees written	$3,911	4,361

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates and because they may expire without being drawn upon, the total commitment amount of $172.6 million does not necessarily represent future cash requirements.

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

The Company has $54.5 million available for the purchase of overnight federal funds from five correspondent financial institutions as of December 31, 2014.

(11)	Employee and Director Benefit Programs

The Company has a profit sharing and 401(k) plan for the benefit of substantially all employees subject to certain minimum age and service requirements. Under the 401(k) plan, the Company matched employee contributions to a maximum of 3.50% of annual compensation in 2012 and 4.00% of annual compensation in 2013 and 2014.  The Company’s contribution pursuant to this formula was approximately $439,000, $430,000 and $345,000 for the years 2014, 2013 and 2012, respectively.  Investments of the 401(k) plan are determined by a committee comprised of senior management .  No investments in Company stock have been made by the 401(k) plan. Prior to January 1, 2015, the vesting schedule for the 401(k) plan began at 20 percent after two years of employment and graduated 20 percent each year until reaching 100 percent after six years of employment.  Effective January 1, 2015, contributions to the 401(k) plan are vested immediately.

In December 2001, the Company initiated a postretirement benefit plan to provide retirement benefits to key officers and its Board of Directors and to provide death benefits for their designated beneficiaries.  Under the postretirement benefit plan, the Company purchased life insurance contracts on the lives of the key officers and each director.  The increase in cash surrender value of the contracts constitutes the Company’s contribution to the postretirement benefit plan each year.  Postretirement benefit plan participants are to be paid annual benefits for a specified number of years commencing upon retirement. Expenses incurred for benefits relating to the postretirement benefit plan were approximately $422,000, $395,000 and $546,000 for the years 2014, 2013 and 2012, respectively.

The Company is currently paying medical benefits for certain retired employees. Postretirement medical benefits expense, including amortization of the transition obligation, as applicable, was approximately $24,000 for the year ended December 31, 2012.   The Company did not incur any postretirement medical benefits expense in 2014 and 2013 due to an excess accrual balance.

The following table sets forth the change in the accumulated benefit obligation for the Company’s two postretirement benefit plans described above:

(Dollars in thousands)
	2014	2013

Benefit obligation at beginning of period	$3,581	3,382
Service cost	348	336
Interest cost	67	65
Benefits paid	(184)	(142)
Reversal of excess accrual	-	(60)

Benefit obligation at end of period	$3,812	3,581

The amounts recognized in the Company’s Consolidated Balance Sheet as of December 31, 2014 and 2013 are shown in the following two tables:

(Dollars in thousands)
	2014	2013

Benefit obligation	$3,812	3,581
Fair value of plan assets	-	-

(Dollars in thousands)
	2014	2013

Funded status	$(3,812)	(3,581)
Unrecognized prior service cost/benefit	-	-
Unrecognized net actuarial loss	-	-

Net amount recognized	$(3,812)	(3,581)

Unfunded accrued liability	$(3,812)	(3,581)
Intangible assets	-	-

Net amount recognized	$(3,812)	(3,581)

Net periodic benefit cost of the Company’s postretirement benefit plans for the years ended December 31, 2014, 2013 and 2012 consisted of the following:

(Dollars in thousands)
	2014	2013	2012

Service cost	$348	336	430
Interest cost	67	65	89

Net periodic cost	$415	401	519

Weighted average discount rate assumption used to
determine benefit obligation	5.47%	5.46%	5.43%

The Company paid benefits under the two postretirement plans totaling $184,000 and $142,000 during the years ended December 31, 2014 and 2013, respectively.  Information about the expected benefit payments for the Company’s two postretirement benefit plans is as follows:

(Dollars in thousands)

Year ending December 31,
2015	$232
2016	$244
2017	$262
2018	$275
2019	$310
Thereafter	$8,345

(12)	Regulatory Matters

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

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of capital in relation to both on- and off-balance sheet items at various risk weights. Total capital consists of two tiers of capital. Tier 1 Capital includes common shareholders’ equity and trust preferred securities less adjustments for intangible assets. Tier 2 Capital consists of the allowance for loan losses, up to 1.25% of risk-weighted assets and other adjustments.  Management believes, as of December 31, 2014, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2014, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There have been no conditions or events since that notification that management believes have changed the Bank’s category.

On July 2, 2013, the FRB approved its final rule on the Basel III capital standards, which implement changes to the regulatory capital framework for banking organizations.  Capital levels at the Company and the Bank currently exceed the new capital requirements, which are effective on January 1, 2015.

The Company’s and the Bank’s actual capital amounts and ratios are presented below:

(Dollars in thousands)
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2014:

Total Capital (to Risk-Weighted Assets)
Consolidated	$122,732	16.62%	59,085	8.00%	N/A	N/A
Bank	$118,356	16.06%	58,974	8.00%	73,717	10.00%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$113,211	15.33%	29,542	4.00%	N/A	N/A
Bank	$108,934	14.78%	29,487	4.00%	44,230	6.00%
Tier 1 Capital (to Average Assets)
Consolidated	$113,211	10.74%	42,181	4.00%	N/A	N/A
Bank	$108,934	10.33%	42,164	4.00%	52,706	5.00%

As of December 31, 2013:

Total Capital (to Risk-Weighted Assets)
Consolidated	$114,185	16.14%	56,582	8.00%	N/A	N/A
Bank	$110,935	15.73%	56,412	8.00%	70,515	10.00%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$104,890	14.83%	28,291	4.00%	N/A	N/A
Bank	$101,733	14.43%	28,206	4.00%	42,309	6.00%
Tier 1 Capital (to Average Assets)
Consolidated	$104,890	10.08%	41,622	4.00%	N/A	N/A
Bank	$101,733	9.79%	41,584	4.00%	51,981	5.00%

(13)	Shareholders’ Equity

The Company received regulatory approval in December 2013 to repurchase and redeem the remaining 12,524 outstanding shares of its Series A preferred stock.  The repurchase and redemption was completed on January 17, 2014 and was reflected on the Company’s Consolidated Balance Sheets as of December 31, 2013.   “Accrued interest payable and other liabilities” at December 31, 2013 includes $12.6 million for the payment to preferred shareholders of principal and accrued dividends on January 17, 2014.

The Board of Directors, at its discretion, can issue shares of preferred stock up to a maximum of 5,000,000 shares. The Board of Directors is authorized to determine the number of shares, voting powers, designations, preferences, limitations and relative rights.

In September 2014, the Company’s Board of Directors authorized a stock repurchase program, pursuant to which up to $2 million will be allocated to repurchase the Company’s common stock.  Any purchases under the Company’s stock repurchase program may be made periodically as permitted by securities laws and other legal requirements in the open market or in privately negotiated transactions.  The timing and amount of any repurchase of shares will be determined by the Company’s management, based on its evaluation of market conditions and other factors.  The repurchase program may be suspended at any time or from time-to-time without prior notice.  The Company has repurchased and retired $82,000, or 4,537 shares, of its common stock under this program as of December 31, 2014.

(14)	Other Operating Income and Expense

Miscellaneous non-interest income for the years ended December 31, 2014, 2013 and 2012 included the following items that exceeded one percent of total revenues at some point during the following three-year period:

(Dollars in thousands)
	2014	2013	2012
Visa debit card income	$3,170	2,990	2,092
Net appraisal management fee income	$525	718	737
Insurance and brokerage commissions	$701	661	517

Other non-interest expense for the years ended December 31, 2014, 2013 and 2012 included the following items that exceeded one percent of total revenues at some point during the following three-year period:

(Dollars in thousands)
	2014	2013	2012
Advertising	$804	685	695
FDIC insurance	$739	864	894
Visa debit card expense	$905	823	729
Telephone	$574	570	554
Foreclosure/OREO expense	$317	356	677
Internet banking expense	$644	568	593
FHLB advance prepayment penalty	$869	530	-
Consulting	$609	468	499
NC Tax Credit Amortization	$870	160	-

(15)	Fair Value of Financial Instruments

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

The carrying amount and estimated fair value of the Company’s financial instruments at December 31, 2014 and 2013 are as follows:

(Dollars in thousands)
		Fair Value Measurements at December 31, 2014
	Carrying Amount	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$69,098	69,098	-	-	69,098
Investment securities available for sale	$281,099	1,378	278,971	750	281,099
Other investments	$4,031	-	-	4,031	4,031
Mortgage loans held for sale	$1,375	-	-	1,375	1,375
Loans, net	$640,809	-	-	644,708	644,708
Cash surrender value of life insurance	$14,125	-	14,125	-	14,125

Liabilities:
Deposits	$814,700	-	-	813,288	813,288
Securities sold under agreements
to repurchase	$48,430	-	48,430	-	48,430
FHLB borrowings	$50,000	-	49,598	-	49,598
Junior subordinated debentures	$20,619	-	20,619	-	20,619

(Dollars in thousands)
		Fair Value Measurements at December 31, 2013
	Carrying Amount	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$76,773	76,773	-	-	76,773
Investment securities available for sale	$297,890	1,689	294,951	1,250	297,890
Other investments	$4,990	-	-	4,990	4,990
Mortgage loans held for sale	$497	-	-	497	497
Loans, net	$607,459	-	-	612,132	612,132
Cash surrender value of life insurance	$13,706	-	13,706	-	13,706

Liabilities:
Deposits	$799,361	-	-	798,460	798,460
Securities sold under agreements
to repurchase	$45,396	-	45,396	-	45,396
FHLB borrowings	$65,000	-	65,891	-	65,891
Junior subordinated debentures	$20,619	-	20,619	-	20,619

(16)           Peoples Bancorp of North Carolina, Inc. (Parent Company Only) Condensed Financial Statements

Balance Sheets

December 31, 2014 and 2013
(Dollars in thousands)

Assets	2014	2013

Cash	$745	12,879
Interest-bearing time deposit	1,000	-
Investment in subsidiaries	116,076	102,113
Investment securities available for sale	1,235	1,721
Other assets	245	273

Total assets	$119,301	116,986

Liabilities and Shareholders' Equity

Junior subordinated debentures	$20,619	20,619
Liabilities	17	12,648
Shareholders' equity	98,665	83,719

Total liabilities and shareholders' equity	$119,301	116,986

Statements of Earnings

For the Years Ended December 31, 2014, 2013 and 2012
(Dollars in thousands)

Revenues:	2014	2013	2012

Interest and dividend income	$2,718	13,576	113

Total revenues	2,718	13,576	113

Expenses:

Interest	389	398	438
Other operating expenses	527	159	476

Total expenses	916	557	914

Income/(Loss) before income tax benefit and equity in
undistributed earnings of subsidiaries	1,802	13,019	(801)

Income tax benefit	239	84	166

Income/(Loss) before equity in undistributed
earnings of subsidiaries	2,041	13,103	(635)

Equity in undistributed earnings (loss) of subsidiaries	7,347	(6,412)	6,428

Net earnings	$9,388	6,691	5,793

Statements of Cash Flows

For the Years Ended December 31, 2014, 2013 and 2012
(Dollars in thousands)

	2014	2013	2012
Cash flows from operating activities:

Net earnings	$9,388	6,691	5,793
Adjustments to reconcile net earnings to net
cash used by operating activities:
Equity in undistributed earnings of subsidiaries	(7,347)	6,412	(6,428)
Impairment of investment securities	-	-	-
Change in:
Other assets	28	(73)	-
Accrued income	(5)	-	11
Accrued expense	1	27	41
Other liabilities	(108)	108	-

Net cash provided (used) by operating activities	1,957	13,165	(583)

Cash flows from investing activities:

Proceeds from maturities of investment securities available for sale	500	1	-
Net change in interest-bearing time deposit	(1,000)	800	14,200

Net cash provided by investing activities	(500)	801	14,200

Cash flows from financing activities:

Cash dividends paid on Series A preferred stock	-	(734)	(1,023)
Cash dividends paid on common stock	(1,022)	(677)	(1,003)
Preferred stock and warrant repurchase	(12,524)	-	(12,122)
Stock repurchase	(82)	-	-
Proceeds from exercise of stock options	37	-	539

Net cash used by financing activities	(13,591)	(1,411)	(13,609)

Net change in cash	(12,134)	12,555	8

Cash at beginning of year	12,879	324	316

Cash at end of year	$745	12,879	324

Noncash investing and financing activities:
Change in unrealized gain on investment securities
available for sale, net	$8	77	(46)
Accrued redemption of Series A Preferred Stock	-	12,632	-

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

Billy L. Price, Jr. MD
Practitioner of Internal Medicine, BL Price Medical Consultants, PLLC

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