Form 10-K, Exhibit 13
period 2015-12-31
PEOPLES BANCORP OF NORTH CAROLINA INC
filed 2016-03-14
CIK 1093672

EXHIBIT (13)

The Annual Report to Security Holders is Appendix A to the Proxy Statement for the 2016 Annual Meeting of Shareholders and is incorporated herein by reference.

APPENDIX A

ANNUAL REPORT
OF
PEOPLES BANCORP OF NORTH CAROLINA, INC.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

General Description of Business
Peoples Bancorp of North Carolina, Inc. (the "Company"), was formed in 1999 to serve as the holding company for Peoples Bank (the "Bank").  The Company is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Bank Holding Company Act of 1956, as amended (the "BHCA").  The Company's principal source of income is dividends declared and paid by the Bank on its capital stock, if any.  The Company has no operations and conducts no business of its own other than owning the Bank and Community Bank Real Estate Solutions, LLC ("CBRES").  Accordingly, the discussion of the business which follows concerns the business conducted by the Bank, unless otherwise indicated.

The Bank, founded in 1912, is a state-chartered commercial bank serving the citizens and business interests of the Catawba Valley and surrounding communities through 20 banking offices, as of December 31, 2015 located in Lincolnton, Newton, Denver, Catawba, Conover, Maiden, Claremont, Hiddenite, Hickory, Charlotte, Monroe, Cornelius, Mooresville and Raleigh, North Carolina.  The Bank also operates loan production offices in Denver, Durham and Winston-Salem, North Carolina.  At December 31, 2015, the Company had total assets of $1.0 billion, net loans of $679.5 million, deposits of $832.2 million, total securities of $272.2 million, and shareholders' equity of $104.9 million.

The Bank operates four banking offices focused on the Latino population under the name Banco de la Gente ("Banco").  These offices are operated as a division of the Bank.  Banco offers normal and customary banking services as are offered in the Bank's other branches such as the taking of deposits and the making of loans and therefore is not considered a reportable segment of the Company.   The Bank operates one Banco loan production office in Durham County and one Banco loan production office in Forsyth County specifically designed to serve the growing Latino market.

The Bank has a diversified loan portfolio, with no foreign loans and few agricultural loans.  Real estate loans are predominately variable rate and fixed rate commercial property loans, which include residential development loans to commercial customers.  Commercial loans are spread throughout a variety of industries with no one particular industry or group of related industries accounting for a significant portion of the commercial loan portfolio.  The majority of the Bank's deposit and loan customers are individuals and small to medium-sized businesses located in the Bank's market area.  The Bank's loan portfolio also includes Individual Taxpayer Identification Number (ITIN) mortgage loans generated thorough the Bank's Banco offices.  Additional discussion of the Bank's loan portfolio and sources of funds for loans can be found in "Management's Discussion and Analysis of Financial Condition and Results of Operations" on pages A-4 through A-24 of this Annual Report.

The operations of the Bank and depository institutions in general are significantly influenced by general economic conditions and by related monetary and fiscal policies of depository institution regulatory agencies, including the Federal Reserve, the Federal Deposit Insurance Corporation (the "FDIC") and the North Carolina Commissioner of Banks (the "Commissioner").

At December 31, 2015, the Company employed 284 full-time employees and 40 part-time employees, which equated to 309 full-time equivalent employees.

Subsidiaries
The Bank is a subsidiary of the Company.  At December 31, 2015, the Bank had three subsidiaries, Peoples Investment Services, Inc., Real Estate Advisory Services, Inc. and PB Real Estate Holdings, LLC.  Through a relationship with Raymond James Financial Services, Inc., Peoples Investment Services, Inc. provides the Bank's customers access to investment counseling and non-deposit investment products such as stocks, bonds, mutual funds, tax deferred annuities, and related brokerage services.  Real Estate Advisory Services, Inc. provides real estate appraisal and real estate brokerage services.  PB Real Estate Holdings, LLC acquires, manages and disposes of real property, other collateral and other assets obtained in the ordinary course of collecting debts previously contracted.

In June 2006, the Company formed a wholly owned Delaware statutory trust, PEBK Capital Trust II ("PEBK Trust II"), which issued $20.0 million of guaranteed preferred beneficial interests in the Company's junior subordinated deferrable interest debentures.  All of the common securities of PEBK Trust II are owned by the Company.  The proceeds from the issuance of the common securities and the trust preferred securities were used by PEBK Trust II to purchase $20.6 million of junior subordinated debentures of the Company, which pay a floating rate equal to three-month LIBOR plus 163 basis points.  The proceeds received by the Company from the sale of the junior subordinated debentures were used in December 2006 to repay the trust preferred securities issued in December 2001 by PEBK Capital Trust, a wholly owned Delaware statutory trust of the Company, and for general purposes.  The debentures represent the sole asset of PEBK Trust II.  PEBK Trust II is not included in the consolidated financial statements.

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

The Company established CBRES, a wholly owned subsidiary, in 2009. CBRES serves as a "clearing-house" for appraisal services for community banks.  Other banks are able to contract with CBRES to find and engage appropriate appraisal companies in the area where the property is located.  This type of service ensures that the appraisal process remains independent from the financing process within the Bank.

This report contains certain forward-looking statements with respect to the financial condition, results of operations and business of Peoples Bancorp of North Carolina, Inc. (the "Company").  These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like "expect," "anticipate," "estimate" and "believe," variations of these words and other similar expressions.  Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, (1) competition in the markets served by Peoples Bank, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company's other filings with the Securities and Exchange Commission.  The Company undertakes no obligation to update any forward-looking statements.

SELECTED FINANCIAL DATA
Dollars in Thousands Except Per Share Amounts

	2015	2014	2013	2012	2011
Summary of Operations
Interest income	$38,666	38,420	36,696	39,245	45,259
Interest expense	3,484	4,287	5,353	7,696	10,946
Net interest income	35,182	34,133	31,343	31,549	34,313
Provision for loan losses	(17)	(699)	2,584	4,924	12,632
Net interest income after provision
for loan losses	35,199	34,832	28,759	26,625	21,681
Non-interest income	13,312	12,164	12,652	12,537	14,513
Non-interest expense	35,778	35,671	32,841	31,782	29,572
Earnings before income taxes	12,733	11,325	8,570	7,380	6,622
Income tax expense	3,100	1,937	1,879	1,587	1,463
Net earnings	9,633	9,388	6,691	5,793	5,159
Dividends and accretion of preferred stock	-	-	656	1,010	1,393
Net earnings available to common
shareholders	$9,633	9,388	6,035	4,783	3,766

Selected Year-End Balances
Assets	$1,038,481	1,040,494	1,034,684	1,013,516	1,067,063
Investment securities available for sale	268,530	281,099	297,890	297,823	321,388
Net loans	679,502	640,809	607,459	605,551	653,893
Mortgage loans held for sale	4,149	1,375	497	6,922	5,146
Interest-earning assets	977,079	956,900	925,736	931,738	1,004,131
Deposits	832,175	814,700	799,361	781,525	827,111
Interest-bearing liabilities	660,937	717,991	715,111	745,139	820,452
Shareholders' equity	$104,864	98,665	83,719	97,747	103,027
Shares outstanding	5,510,538	5,612,588	5,613,495	5,613,495	5,544,160

Selected Average Balances
Assets	$1,038,594	1,036,486	1,023,609	1,029,612	1,074,250
Investment securities available for sale	266,830	287,371	293,770	289,010	295,413
Net loans	669,628	631,025	614,532	648,595	697,527
Interest-earning assets	952,251	949,537	950,451	965,994	1,015,451
Deposits	816,628	808,399	787,640	786,976	835,550
Interest-bearing liabilities	707,610	731,786	741,228	770,546	836,382
Shareholders' equity	$106,644	96,877	100,241	103,805	102,568
Shares outstanding	5,559,235	5,615,666	5,613,495	5,559,401	5,542,548

Profitability Ratios
Return on average total assets	0.93%	0.91%	0.65%	0.56%	0.48%
Return on average shareholders' equity	9.03%	9.69%	6.67%	5.58%	5.03%
Dividend payout ratio*	16.12%	10.76%	11.17%	20.96%	11.78%

Liquidity and Capital Ratios (averages)
Loan to deposit	82.00%	78.06%	78.02%	82.42%	83.48%
Shareholders' equity to total assets	9.34%	9.24%	9.79%	10.08%	9.55%

Per share of Common Stock
Basic net earnings	$1.73	1.67	1.08	0.86	0.68
Diluted net earnings	$1.72	1.66	1.07	0.86	0.68
Cash dividends	$0.28	0.18	0.12	0.18	0.08
Book value	$19.03	17.58	14.91	15.18	14.06

*As a percentage of net earnings available to common shareholders.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following is a discussion of our financial position and results of operations and should be read in conjunction with the information set forth under Item 1A Risk Factors in the Company's annual report on Form 10-K and the Company's consolidated financial statements and notes thereto on pages A-24  through A-64.

Introduction
Management's discussion and analysis of earnings and related data are presented to assist in understanding the consolidated financial condition and results of operations of the Company, for the years ended December 31, 2015, 2014 and 2013.  The Company is a registered bank holding company operating under the supervision of the Federal Reserve Board (the "FRB") and the parent company of Peoples Bank (the "Bank"). The Bank is a North Carolina-chartered bank, with offices in Catawba, Lincoln, Alexander, Mecklenburg, Iredell, Union, Wake, Durham and Forsyth counties, operating under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation (the "FDIC").

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

Our operations are influenced significantly by local economic conditions and by policies of financial institution regulatory authorities. The earnings on our assets are influenced by the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the "Federal Reserve"), inflation, interest rates, market and monetary fluctuations.  Lending activities are affected by the demand for commercial and other types of loans, which in turn is affected by the interest rates at which such financing may be offered.  Our cost of funds is influenced by interest rates on competing investments and by rates offered on similar investments by competing financial institutions in our market area, as well as general market interest rates. These factors can cause fluctuations in our net interest income and other income. In addition, local economic conditions can impact the credit risk of our loan portfolio, in that (1) local employers may be required to eliminate employment positions of individual borrowers, and (2) small businesses and commercial borrowers may experience a downturn in their operating performance and become unable to make timely payments on their loans. Management evaluates these factors in estimating the allowance for loan losses and changes in these economic factors could result in increases or decreases to the provision for loan losses.

Current economic conditions, while not as robust as those experienced in the pre-crisis period from 2004 to 2007, have stabilized such that businesses in our market area are growing and investing again.  The uncertainty expressed in the local, national and in international markets through the primary economic indicators of activity, however, continues to limit the level of activity in our markets.

Although we are unable to control the external factors that influence our business, by maintaining high levels of balance sheet liquidity, managing our interest rate exposures and by actively monitoring asset quality, we seek to minimize the potentially adverse risks of unforeseen and unfavorable economic trends.

Our business emphasis has been and continues to be to operate as a well-capitalized, profitable and independent community-oriented financial institution dedicated to providing quality customer service. We are committed to meeting the financial needs of the communities in which we operate. We expect growth to be achieved in our local markets and through expansion opportunities in contiguous or nearby markets.  While we would be willing to consider growth by acquisition in certain circumstances, we do not consider the acquisition of another company to be necessary for our continued ability to provide a reasonable return to our shareholders.  We believe that we can be more effective in serving our customers than many of our non-local competitors because of our ability to quickly and effectively provide senior management responses to customer needs and inquiries. Our ability to provide these services is enhanced by the stability and experience of our Bank officers and managers.

The Federal Reserve maintained the Federal Funds rate at 0.25% from December 2008 to December 2015 before increasing the Fed Funds rate to 0.50% on December 16, 2015.  This continued period of very low interest rates has presented a challenge to the Company to maintain its net interest margin as loan rates have continued to fall, primarily because of competition for credit worthy customers.  The cost of deposits has also fallen but has gotten to the point that there is little room left to reduce this cost.  While the December 2015 0.25% Fed Funds rate increase will be helpful, the negative impact of such low interest rates will remain until the Fed Funds rate increases to a level approaching historical norms.

The Company does not have specific plans for additional offices in 2016 but will continue to look for growth opportunities in nearby markets and may expand if considered a worthwhile opportunity.

On August 31, 2015, the Federal Deposit Insurance Corporation ("FDIC") and the North Carolina Office of the Commissioner of Banks ("Commissioner") issued a Consent Order (the "Order") in connection with compliance by the Bank with the Bank Secrecy Act and its implementing regulations (collectively, the "BSA").  The Order was issued pursuant to the consent of the Bank.  In consenting to the issuance of the Order, the Bank did not admit or deny any unsafe or unsound banking practices or violations of law or regulation.

The Order requires the Bank to take certain affirmative actions to comply with its obligations under the BSA, including, without limitation, strengthening its Board of Directors' oversight of BSA activities; reviewing, enhancing, adopting and implementing a revised BSA compliance program; completing a BSA risk assessment; developing a revised system of internal controls designed to ensure full compliance with the BSA; reviewing and revising customer due diligence and risk assessment processes, policies and procedures; developing, adopting and implementing effective BSA training programs; assessing BSA staffing needs and resources and appointing a qualified BSA officer; establishing an independent BSA testing program; ensuring that all reports required by the BSA are accurately and properly filed and engaging an independent firm to review past account activity to determine whether suspicious activity was properly identified and reported.

Prior to implementation, certain of the actions described above are subject to review by and approval or non-objection from the FDIC and the Commissioner.  The Order will remain in effect and be enforceable until it is modified, terminated, suspended or set aside by the FDIC and the Commissioner.

The Bank continues to make progress in addressing the issues identified in the Order and expects that it will be able to undertake and implement all required actions within the time period specified in the Order.  The Bank has incurred and will continue to incur additional non-interest expenses associated with the implementation of corrective actions; however, these expenses are not expected to have a significant impact on the results of operations or financial position of the Bank or the Company.  Operating under the Order will limit the Bank and the Company's ability to participate in acquisitions, to open new branches, and to allocate funds to its stock repurchase plan until such time as the Order has been modified, terminated, suspended or set aside by the FDIC and the Commissioner.

Summary of Significant and Critical Accounting Policies
The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries, the Bank and Community Bank Real Estate Solutions, LLC ("CBRES"), along with the Bank's wholly owned subsidiaries, Peoples Investment Services, Inc., Real Estate Advisory Services, Inc. ("REAS") and PB Real Estate Holdings, LLC (collectively called the "Company").  All significant intercompany balances and transactions have been eliminated in consolidation.

The Company's accounting policies are fundamental to understanding management's discussion and analysis of results of operations and financial condition.  Many of the Company's accounting policies require significant judgment regarding valuation of assets and liabilities and/or significant interpretation of specific accounting guidance.  The following is a summary of some of the more subjective and complex accounting policies of the Company.  A more complete description of the Company's significant accounting policies can be found in Note 1 of the Notes to Consolidated Financial Statements in the Company's 2015 Annual Report to Shareholders which is Appendix A to the Proxy Statement for the May 5, 2016 Annual Meeting of Shareholders.

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

Many of the Company's assets and liabilities are recorded using various techniques that require significant judgment as to recoverability.  The collectability of loans is reflected through the Company's estimate of the allowance for loan losses.  The Company performs periodic and systematic detailed reviews of its lending portfolio to assess overall collectability.  In addition, certain assets and liabilities are reflected at their estimated fair value in the consolidated financial statements.  Such amounts are based on either quoted market prices or estimated values derived from dealer quotes used by the Company, market comparisons or internally generated modeling techniques.  The Company's internal models generally involve present value of cash flow techniques.  The various techniques are discussed in greater detail elsewhere in this management's discussion and analysis and the Notes to Consolidated Financial Statements.

There are other complex accounting standards that require the Company to employ significant judgment in interpreting and applying certain of the principles prescribed by those standards.  These judgments include, but are not limited to, the determination of whether a financial instrument or other contract meets the definition of a derivative in accordance with U.S. Generally Accepted Accounting Principles ("GAAP").

The disclosure requirements for derivatives and hedging activities are intended to provide users of financial statements with an enhanced understanding of: (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. The disclosure requirements include qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about the fair value of, and gains and losses, on derivative instruments, and disclosures about credit-risk-related contingent features in derivative instruments.

The Company has an overall interest rate risk management strategy that has incorporated the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility.  By using derivative instruments, the Company is exposed to credit and market risk.  If the counterparty fails to perform, credit risk is equal to the extent of the fair-value gain in the derivative.  The Company minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed periodically by the Company. The Company did not have any interest rate derivatives outstanding as of December 31, 2015 or 2014.

Management of the Company has made a number of estimates and assumptions relating to reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare the accompanying consolidated financial statements in conformity with GAAP.  Actual results could differ from those estimates.

Results of Operations
Summary.  The Company reported earnings of $9.6 million, or $1.73 basic net earnings per share and $1.72 diluted net earnings per share for the year ended December 31, 2015, as compared to $9.4 million, or $1.67 basic net earnings per share and $1.66 diluted net earnings per share for the year ended December 31, 2014.  The increase in year-to-date earnings is primarily attributable to an increase in net interest income and an increase in non-interest income, which were partially offset by a decrease in the credit to the provision for loan losses and an increase in non-interest expense, as discussed below.

Net earnings available to common shareholders for the year ended December 31, 2014 represented an increase of 56% as compared to net earnings available to common shareholders for the year ended December 31, 2013 of $6.0 million or $1.08 basic net earnings per common share and $1.07 diluted net earnings per common share.  The increase in 2014 earnings was primarily attributable to an increase in net interest income and a decrease in the provision for loan losses, which were partially offset by an increase in non-interest expense and a decrease in non-interest income.

The return on average assets in 2015 was 0.93%, compared to 0.91% in 2014 and 0.65% in 2013. The return on average shareholders' equity was 9.03% in 2015 compared to 9.69% in 2014 and 6.67% in 2013.

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

Net interest income for 2015 was $35.2 million compared to $34.1 million in 2014. The increase in net interest income was primarily due to a $793,000 increase in loan interest income, which was primarily attributable to an increase in the average outstanding balance of loans and an $803,000 decrease in interest expense, which was primarily attributable to a decrease in the average outstanding balance of FHLB borrowings and time deposits.  The increase in loan interest income and decrease in interest expense were partially offset by a $508,000 decrease in interest income on investment securities due to a decrease in the average outstanding balance of available for sale securities during the year ended December 31, 2015, as compared to the year ended December 31, 2014.  Net interest income increased to $34.1 million in 2014 from $31.3 million in 2013.

Table 1 sets forth for each category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding, the interest incurred on such amounts and the average rate earned or incurred for the years ended December 31, 2015, 2014 and 2013. The table also sets forth the average rate earned on total interest-earning assets, the average rate paid on total interest-bearing liabilities, and the net yield on total average interest-earning assets for the same periods.  Yield information does not give effect to changes in fair value that are reflected as a component of shareholders' equity.  Yields and interest income on tax-exempt investments have been adjusted to a tax equivalent basis using an effective tax rate of 37.30% for securities that are both federal and state tax exempt and an effective tax rate of 32.30% for federal tax exempt securities.  Non-accrual loans and the interest income that was recorded on non-accrual loans, if any, are included in the yield calculations for loans in all periods reported.

Table 1- Average Balance Table

	December 31, 2015			December 31, 2014			December 31, 2013
(Dollars in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate
Interest-earning assets:
Interest and fees on loans	$669,628	31,098	4.64%	631,025	30,305	4.80%	614,532	30,194	4.91%
Investments - taxable	89,998	2,240	2.49%	120,038	2,840	2.37%	141,143	1,544	1.09%
Investments - nontaxable*	181,382	7,634	4.21%	172,662	7,561	4.38%	158,535	7,070	4.46%
Other	11,243	26	0.23%	25,812	65	0.25%	36,241	85	0.23%

Total interest-earning assets	952,251	40,998	4.31%	949,537	40,771	4.29%	950,451	38,893	4.09%

Cash and due from banks	42,483			47,614			36,080
Other assets	59,222			56,571			54,262
Allowance for loan losses	(10,678)			(12,905)			(14,161)

Total assets	$1,043,278			1,040,817			1,026,632

Interest-bearing liabilities:

NOW, MMDA & savings deposits	$418,358	432	0.10%	392,822	499	0.13%	376,457	732	0.19%
Time deposits	173,622	870	0.50%	208,194	1,188	0.57%	230,880	1,650	0.71%
FHLB / FRB borrowings	49,840	1,735	3.48%	63,712	2,166	3.40%	69,740	2,518	3.6%1
Trust preferred securities	20,619	402	1.95%	20,619	389	1.89%	20,619	398	1.93%
Other	45,172	45	0.10%	46,439	45	0.10%	43,532	55	0.13%

Total interest-bearing liabilities	707,611	3,484	0.49%	731,786	4,287	0.59%	741,228	5,353	0.72%

Demand deposits	224,648			207,383			180,303
Other liabilities	4,375			4,771			4,860
Shareholders' equity	106,644			96,877			100,241

Total liabilities and shareholder's equity	$1,043,278			1,040,817			1,026,632

Net interest spread		37,514	3.82%		36,484	3.70%		33,540	3.37%

Net yield on interest-earning assets			3.94%			3.84%			3.53%

Taxable equivalent adjustment
Investment securities		2,332			2,351			2,197

Net interest income		35,182			34,133			31,343

*Includes U.S. Government agency securities that are non-taxable for state income tax purposes of $37.3 million in 2015, $26.0 million in 2014 and $20.2 million in 2013. Tax rates of 5.00%, 6.00% and 6.90% were used to calculate the tax equivalent yields on these securities in 2015, 2014 and 2013, respectively.

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

Table 2 - Rate/Volume Variance Analysis-Tax Equivalent Basis

	December 31, 2015			December 31, 2014
(Dollars in thousands)	Changes in average volume	Changes in average rates	Total Increase (Decrease)	Changes in average volume	Changes in average rates	Total Increase (Decrease)
Interest income:
Loans: Net of unearned income	$1,823	(1,031)	792	$801	(690)	111

Investments - taxable	(729)	129	(600)	(365)	1,661	1,296
Investments - nontaxable	375	(302)	73	624	(133)	491
Other	(35)	(4)	(39)	(26)	5	(21)
Total interest income	1,434	(1,208)	226	1,034	843	1,877

Interest expense:
NOW, MMDA & savings deposits	29	(96)	(67)	26	(259)	(233)
Time deposits	(185)	(133)	(318)	(146)	(316)	(462)
FHLB / FRB Borrowings	(477)	46	(431)	(212)	(140)	(352)
Trust Preferred Securities	-	13	13	-	(9)	(9)
Other	(1)	1	-	3	(13)	(10)
Total interest expense	(634)	(169)	(803)	(329)	(737)	(1,066)
Net interest income	$2,068	(1,039)	1,029	$1,363	1,580	2,943

Net interest income on a tax equivalent basis totaled $37.5 million in 2015 as compared to $36.5 million in 2014.  The interest rate spread, which represents the rate earned on interest-earning assets less the rate paid on interest-bearing liabilities, was 3.82% in 2015, an increase from the 2014 net interest spread of 3.70%.  The net yield on interest-earning assets in 2015 increased to 3.94% from the 2014 net yield on interest-earning assets of 3.84%.

Tax equivalent interest income increased $226,000 in 2015 primarily due to an increase in interest income resulting from an increase in the average outstanding principal balance of loans, which was partially offset by a decrease in the average outstanding balance of investment securities.  The average outstanding principal balance of loans increased $38.6 million to $669.6 million in 2015 compared to $631.0 million in 2014.  The average outstanding balance of investment securities decreased $21.3 million to $271.4 million in 2015 compared to $292.7 million in 2014.  The yield on interest-earning assets increased to 4.31% in 2015 from 4.29% in 2014.

Interest expense decreased $803,000 in 2015 compared to 2014.  The decrease in interest expense is primarily due to a decrease in the average outstanding balance of FHLB borrowings and time deposits.  Average interest-bearing liabilities decreased by $24.2 million to $707.6 million in 2015 compared to $731.8 million in 2014.  The cost of funds decreased to 0.49% in 2015 from 0.59% in 2014.

In 2014 net interest income on a tax equivalent basis increased to $36.5 million from $33.5 million in 2013.  The net interest spread was 3.70% in 2014, an increase from the 2013 net interest spread of 3.37%.  The net yield on interest-earning assets in 2014 increased to 3.84% from the 2013 net yield on interest-earning assets of 3.53%.

Provision for Loan Losses.  Provisions for loan losses are charged to income in order to bring the total allowance for loan losses to a level deemed appropriate by management of the Company based on factors such as management's judgment as to losses within the Bank's loan portfolio, including the valuation of impaired loans, loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies and management's assessment of the quality of the loan portfolio and general economic climate.

The provision for loan losses for the year ended December 31, 2015 was a credit of $17,000, as compared to a credit of $699,000 for the year ended December 31, 2014.  The credits to provision for loan losses for the years ended December 31, 2015 and 2014 resulted from, and were considered appropriate as part of, management's assessment and estimate of the risks in the total loan portfolio and determination of the total allowance for loan losses.  The primary factors contributing to the decrease in the allowance for loan losses at December 31, 2015 to $9.6 million from $11.1 million at December 31, 2014 were the continuing positive trends in indicators of potential losses on loans, primarily non-accrual loans and the reduction in net charge-offs since 2011, as shown in Table 3 below:

Table 3 - Net Charge-off Analysis

	Net charge-offs					Net charge-offs/(recoveries) as a percent of average loans outstanding
	Years ended December 31,					Years ended December 31,
(Dollars in thousands)	2015	2014	2013	2012	2011	2015	2014	2013	2012	2011
Real estate loans
Construction and land development	$153	456	400	4,200	6,923	0.25%	0.78%	0.58%	4.99%	6.40%
Single-family residential	584	237	1,613	814	2,049	0.27%	0.12%	0.82%	0.39%	0.91%
Single-family residential -
Banco de la Gente stated income	95	174	131	668	675	0.21%	0.36%	0.26%	1.25%	1.23%
Commercial	308	119	395	563	1,247	0.13%	0.05%	0.20%	0.27%	0.59%
Multifamily and farmland	-	-	-	-	-	0.00%	0.00%	0.00%	0.00%	0.00%
Total real estate loans	1,140	986	2,539	6,245	10,894	0.20%	0.18%	0.48%	1.12%	1.80%
	-	-	-	-	-
Loans not secured by real estate
Commercial loans	(64)	376	458	451	193	(0.07%)	0.53%	0.73%	0.75%	0.34%
Farm loans	-	-	-	-	-	0.00%	0.00%	0.00%	0.00%	0.00%
Consumer loans (1)	400	358	509	409	434	4.00%	3.63%	5.27%	4.00%	4.05%
All other loans	-	-	-	-	-	0.00%	0.00%	0.00%	0.00%	0.00%
Total loans	$1,476	1,720	3,506	7,105	11,521	0.22%	0.27%	0.57%	1.10%	1.65%

(Reduction of) provision for loan losses for the period	$(17)	(699)	2,584	4,924	12,632

Allowance for loan losses at end of period	$9,589	11,082	13,501	14,423	16,604

Total loans at end of period	$689,091	651,891	620,960	619,974	670,497

Non-accrual loans at end of period	$8,432	10,728	13,836	17,630	21,785

Allowance for loan losses as a percent of
total loans outstanding at end of period	1.39%	1.70%	2.17%	2.33%	2.48%

Non-accrual loans as a percent of
total loans outstanding at end of period	1.22%	1.65%	2.23%	2.84%	3.25%

(1) The loss ratio for consumer loans is elevated because overdraft charge-offs related to DDA and NOW accounts are reported in consumer loan charge-offs and recoveries. The net overdraft charge-offs are not considered material and are therefore not shown separately.

Another factor considered in taking a credit to provision expense in the years ended December 31, 2015 and 2014 was the decline in the construction and land development portfolio.  This portfolio experienced the highest percentage of loss in 2011 and 2012 as shown in Table 3 above.  The balance outstanding was $65.8 million at December 31, 2015 and $57.6 million at December 31, 2014, compared to the maximum balance of $213.7 million at December 31, 2008.  Please see the section below entitled "Allowance for Loan Losses" for a more complete discussion of the Bank's policy for addressing potential loan losses.

Non-Interest Income.  Non-interest income was $13.3 million for the year ended December 31, 2015, compared to $12.2 million for the year ended December 31, 2014.  The increase in non-interest income is primarily attributable to a $867,000 change in gain/(loss) on sales and write-downs of other real estate, a $671,000 increase in miscellaneous non-interest income and a $326,000 increase in mortgage banking income, which were partially offset by a $463,000 decrease in service charges and fees.  The $671,000 increase in miscellaneous non-interest income is primarily due to a $282,000 increase in debit card income for the year ended December 31, 2015, as compared to the year ended December 31, 2014, and $263,000 in net MasterCard debit card incentives recognized in the fourth quarter of 2015.

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

 The Company periodically evaluates its investments for any impairment which would be deemed other-than-temporary.   No investment impairments were deemed other-than-temporary in 2015, 2014 or 2013.

Table 4 presents a summary of non-interest income for the years ended December 31, 2015, 2014 and 2013.

Table 4 - Non-Interest Income

(Dollars in thousands)	2015	2014	2013
Service charges	$4,647	4,961	4,566
Other service charges and fees	931	1,080	1,172
Gain on sale of securities	-	266	614
Mortgage banking income	1,130	804	1,228
Insurance and brokerage commissions	714	701	661
Gain/(loss) on sale and write-down of other real estate	245	(622)	(581)
Visa debit card income	3,452	3,170	2,990
Net appraisal management fee income	635	525	718
Miscellaneous	1,558	1,279	1,284
Total non-interest income	$13,312	12,164	12,652

Non-Interest Expense.  Non-interest expense was $35.8 million for the year ended December 31, 2015, as compared to $35.7 million for the year ended December 31, 2014.  The increase in non-interest expense was primarily due to a $755,000 increase in salaries and benefits expense resulting primarily from an increase in the number of full-time equivalent employees and annual salary increases, which was offset by a $757,000 decrease in other non-interest expenses during the year ended December 31, 2015, as compared to the year ended December 31, 2014.  The decrease in other non-interest expenses is primarily due to $870,000 amortization expense incurred during 2014 that was associated with North Carolina income tax credits purchased in 2014.

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

Table 5 presents a summary of non-interest expense for the years ended December 31, 2015, 2014 and 2013.

Table 5 - Non-Interest Expense

(Dollars in thousands)	2015	2014	2013
Salaries and employee benefits	$18,285	17,530	16,851
Occupancy expense	6,288	6,251	5,539
Office supplies	422	448	498
FDIC deposit insurance	681	739	864
Visa debit card expense	988	905	823
Professional services	564	798	632
Postage	249	280	230
Telephone	588	574	570
Director fees and expense	304	237	246
Advertising	784	804	685
Consulting fees	904	609	468
Taxes and licenses	301	301	307
Foreclosure/OREO expense	398	317	356
Internet banking expense	671	644	568
FHLB advance prepayment penalty	504	869	530
Other operating expense	3,847	4,365	3,674
Total non-interest expense	$35,778	35,671	32,841

Income Taxes.  The Company reported income tax expense of $3.1 million, $1.9 million and $1.9 million for the years ended December 31, 2015, 2014 and 2013, respectively.  The Company's effective tax rates were 24.35%, 17.10% and 21.93% in 2015, 2014 and 2013, respectively.  The lower effective tax rate for 2014 is primarily due to North Carolina income tax credits purchased during 2014.

Liquidity. The objectives of the Company's liquidity policy are to provide for the availability of adequate funds to meet the needs of loan demand, deposit withdrawals, maturing liabilities and to satisfy regulatory requirements.  Both deposit and loan customer cash needs can fluctuate significantly depending upon business cycles, economic conditions and yields and returns available from alternative investment opportunities.  In addition, the Company's liquidity is affected by off-balance sheet commitments to lend in the form of unfunded commitments to extend credit and standby letters of credit.  As of December 31, 2015, such unfunded commitments to extend credit were $189.4 million, while commitments in the form of standby letters of credit totaled $3.9 million.

The Company uses several funding sources to meet its liquidity requirements.  The primary funding source is core deposits, which includes demand deposits, savings accounts and non-brokered certificates of deposits of denominations less than $250,000.  The Company considers these to be a stable portion of the Company's liability mix and the result of on-going consumer and commercial banking relationships.  As of December 31, 2015, the Company's core deposits totaled $801.2 million, or 96% of total deposits.

The other sources of funding for the Company are through large denomination certificates of deposit, including brokered deposits, federal funds purchased, securities under agreement to repurchase and FHLB borrowings.  The Bank is also able to borrow from the FRB on a short-term basis.  The Bank's policies include the ability to access wholesale funding up to 40% of total assets.  The Bank's wholesale funding includes FHLB borrowings, FRB borrowings, brokered deposits and internet certificates of deposit.  The Company's ratio of wholesale funding to total assets was 4.21% as of December 31, 2015.

At December 31, 2015, the Bank had a significant amount of deposits in amounts greater than $250,000.  Brokered deposits, of $4.1 million at December 31, 2015, are comprised of certificates of deposit participated through the Certificate of Deposit Account Registry Service ("CDARS") on behalf of local customers.  The balance and cost of brokered deposits are more susceptible to changes in the interest rate environment than other deposits.   Access to the brokered deposit market could be restricted if the Bank were to fall below the well capitalized level.  For additional information, please see the section below entitled "Deposits."

The Bank has a line of credit with the FHLB equal to 20% of the Bank's total assets, with an outstanding balance of $43.5 million at December 31, 2015.  At December 31, 2015, the carrying value of loans pledged as collateral totaled approximately $124.8 million.  The remaining availability under the line of credit with the FHLB was $38.5 million at December 31, 2015.  The Bank had no borrowings from the FRB at December 31, 2015.  The FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB.  At December 31, 2015, the carrying value of loans pledged as collateral to the FRB totaled approximately $365.9 million.

The Bank also had the ability to borrow up to $59.5 million for the purchase of overnight federal funds from five correspondent financial institutions as of December 31, 2015.

The liquidity ratio for the Bank, which is defined as net cash, interest-bearing deposits with banks, federal funds sold and certain investment securities, as a percentage of net deposits and short-term liabilities was 26.10%, 31.76%, and 35.65% at December 31, 2015, 2014 and 2013, respectively.  The minimum required liquidity ratio as defined in the Bank's Asset/Liability and Interest Rate Risk Management Policy for on balance sheet liquidity was 10% at December 31, 2015, 2014 and 2013.

As disclosed in the Company's Consolidated Statements of Cash Flows included elsewhere herein, net cash provided by operating activities was approximately $13.9 million during 2015.  Net cash used in investing activities was $30.1 million during 2015 and net cash used in financing activities was $13.1 million during 2015.

Asset Liability and Interest Rate Risk Management.  The objective of the Company's Asset Liability and Interest Rate Risk strategies is to identify and manage the sensitivity of net interest income to changing interest rates and to minimize the interest rate risk between interest-earning assets and interest-bearing liabilities at various maturities.  This is done in conjunction with the need to maintain adequate liquidity and the overall goal of maximizing net interest income. Table 6 presents an interest rate sensitivity analysis for the interest-earning assets and interest-bearing liabilities for the year ended December 31, 2015.

Table 6 - Interest Sensitivity Analysis

(Dollars in thousands)	Immediate	1-3 months	4-12 months	Total Within One Year	Over One Year & Non- sensitive	Total
Interest-earning assets:
Loans	$327,973	19,601	16,400	363,974	325,117	689,091
Mortgage loans held for sale	4,149	-	-	4,149	-	4,149
Investment securities available for sale	-	4,755	14,625	19,380	249,150	268,530
Interest-bearing deposit accounts	10,569	-	-	10,569	-	10,569
Other interest-earning assets	-	-	-	-	4,254	4,254
Total interest-earning assets	342,691	24,356	31,025	398,072	578,521	976,593

Interest-bearing liabilities:
NOW, savings, and money market deposits	431,052	-	-	431,052	-	431,052
Time deposits	16,370	22,215	59,002	97,587	59,305	156,892
FHLB borrowings	-	43,500	-	43,500	-	43,500
Securities sold under
agreement to repurchase	27,874	-	-	27,874	-	27,874
Trust preferred securities	-	20,619	-	20,619	-	20,619
Total interest-bearing liabilities	475,296	86,334	59,002	620,632	59,305	679,937

Interest-sensitive gap	$(132,605)	(61,978)	(27,977)	(222,560)	519,216	296,656

Cumulative interest-sensitive gap	$(132,605)	(194,583)	(222,560)	(222,560)	296,656

Interest-earning assets as a percentage of
interest-bearing liabilities	72.10%	28.21%	52.58%	64.14%	975.50%

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

The Company's rate sensitive assets are those earning interest at variable rates and those with contractual maturities within one year.  Rate sensitive assets therefore include both loans and available for sale ("AFS") securities.  Rate sensitive liabilities include interest-bearing checking accounts, money market deposit accounts, savings accounts, time deposits and borrowed funds.  At December 31, 2015, rate sensitive assets and rate sensitive liabilities totaled $398.1 million and $620.6 million respectively .

Included in the rate sensitive assets are $298.6 million in variable rate loans indexed to prime rate subject to immediate repricing upon changes by the Federal Open Market Committee ("FOMC").  The Bank utilizes interest rate floors on certain variable rate loans to protect against further downward movements in the prime rate.  At December 31, 2015, the Bank had $189.7 million in loans with interest rate floors.  The floors were in effect on $164.1 million of these loans pursuant to the terms of the promissory notes on these loans.   The weighted average rate on these loans is 0.94% higher than the indexed rate on the promissory notes without interest rate floors.

The Company has an overall interest rate risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility.  By using derivative instruments, the Company is exposed to credit and market risk.  If the counterparty fails to perform, credit risk is equal to the extent of the fair-value gain in the derivative.  The Company minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed periodically by the Company. The Company did not have any interest rate derivatives outstanding as of December 31, 2015.

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

All of the Company's investment securities are held in the AFS category. At December 31, 2015, the market value of AFS securities totaled $268.5 million, compared to $281.1 million and $297.9 million at December 31, 2014 and 2013, respectively.  Table 7 presents the fair value of the AFS securities held at December 31, 2015, 2014 and 2013.

Table 7 - Summary of Investment Portfolio

(Dollars in thousands)	2015	2014	2013
U. S. Government sponsored enterprises	$38,417	34,048	22,143
State and political subdivisions	148,245	152,246	145,368
Mortgage-backed securities	77,887	90,210	123,977
Corporate bonds	1,906	2,467	3,463
Trust preferred securities	750	750	1,250
Equity securities	1,325	1,378	1,689
Total securities	$268,530	281,099	297,890

The Company's investment portfolio consists of U.S. Government sponsored enterprise securities, municipal securities, U.S. Government sponsored enterprise mortgage-backed securities, corporate bonds, trust preferred securities and equity securities.  AFS securities averaged $266.8 million in 2015, $287.4 million in 2014 and $293.8 million in 2013.  Table 8 presents the market value of AFS securities held by the Company by maturity category at December 31, 2015.   Yield information does not give effect to changes in fair value that are reflected as a component of shareholders' equity.  Yields are calculated on a tax equivalent basis.  Yields and interest income on tax-exempt investments have been adjusted to a tax equivalent basis using an effective tax rate of 37.30% for securities that are both federal and state tax exempt and an effective tax rate of 32.30% for federal tax exempt securities.

Table 8 - Maturity Distribution and Weighted Average Yield on Investments

			After One Year		After 5 Years
	One Year or Less		Through 5 Years		Through 10 Years		After 10 Years		Totals
(Dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Book value:
U.S. Government
sponsored enterprises	$2,154	1.28%	5,808	1.93%	26,321	2.26%	4,134	1.80%	38,417	1.74%
State and political subdivisions	572	4.52%	53,693	3.21%	82,523	3.26%	11,457	3.43%	148,245	3.40%
Mortgage-backed securities	15,733	2.76%	34,057	2.75%	13,370	2.82%	14,727	3.13%	77,887	2.81%
Corporate bonds	921	1.46%	-	0.00%	985	1.51%	-	-	1,906	1.48%
Trust preferred securities	-	-	-	-	500	4.34%	250	8.11%	750	5.60%
Equity securities	-	-	-	-	-	-	1,325	0.00%	1,325	0.00%
Total securities	$19,380	2.60%	93,558	2.81%	123,699	2.71%	31,893	3.10%	268,530	2.50%

Loans.  The loan portfolio is the largest category of the Company's earning assets and is comprised of commercial loans, real estate mortgage loans, real estate construction loans and consumer loans. The Bank grants loans and extensions of credit primarily within the Catawba Valley region of North Carolina, which encompasses Catawba, Alexander, Iredell and Lincoln counties and also in Mecklenburg, Union, Wake, Durham and Forsyth counties in North Carolina.

Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by real estate, which is dependent upon the real estate market.  Real estate mortgage loans include both commercial and residential mortgage loans.  At December 31, 2015, the Bank had $104.6 million in residential mortgage loans, $93.3 million in home equity loans and $310.9 million in commercial mortgage loans, which include $244.8 million using commercial property as collateral and $66.1 million using residential property as collateral.   Residential mortgage loans include $61.0 million made to customers in the Bank's traditional banking offices and $43.6 million in mortgage loans originated in the Bank's Banco offices.  All residential mortgage loans are originated as fully amortizing loans, with no negative amortization.

At December 31, 2015, the Bank had $65.8 million in construction and land development loans.  Table 9 presents a breakout of these loans.

Table 9 - Construction and Land Development Loans

(Dollars in thousands)	Number of Loans	Balance Outstanding	Non-accrual Balance
Land acquisition and development - commercial purposes	61	$11,208	3
Land acquisition and development - residential purposes	244	27,174	143
1 to 4 family residential construction	94	19,615	-
Commercial construction	11	7,794	-
Total acquisition, development and construction	410	$65,791	146

The mortgage loans originated in the traditional banking offices are generally 15 to 30 year fixed rate loans with attributes that prevent the loans from being sellable in the secondary market.  These factors may include higher loan-to-value ratio, limited documentation on income, non-conforming appraisal or non-conforming property type.  These loans are generally made to existing Bank customers and have been originated throughout the Bank's nine county service area, with no geographic concentration.

Banco de la Gente single family residential stated income loans originated from 2005 to 2009 were primarily adjustable rate mortgage loans that adjust annually after the end of the first five years of the loan.  The loans are tied to the one-year T-Bill index and, if they were to adjust at December 31, 2015, would have a reduction in the interest rate on the loan.  The underwriting on these loans includes both full income verification and no income verification, with loan-to-value ratios of up to 95% without private mortgage insurance.  A majority of these loans would be considered subprime loans, as they were underwritten using stated income rather than fully documented income verification.  No other loans in the Bank's portfolio would be considered subprime.  The majority of these loans have been originated within the Charlotte, North Carolina metro area (Mecklenburg County).  Total losses on this portfolio, since the first loans were originated in 2004, have amounted to approximately $3.8 million through December 31, 2015.

The composition of the Bank's loan portfolio at December 31 is presented in Table 10.

Table 10 - Loan Portfolio

	2015		2014		2013		2012		2011
(Dollars in thousands)	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans
Real estate loans
Construction and land development	$65,791	9.55%	57,617	8.84%	63,742	10.27%	73,176	11.80%	93,812	13.99%
Single-family residential	220,690	32.03%	206,417	31.66%	195,975	31.56%	195,003	31.45%	212,993	31.77%
Single-family residential- Banco de la
Gente stated income	43,733	6.35%	47,015	7.21%	49,463	7.97%	52,019	8.39%	54,058	8.06%
Commercial	228,526	33.16%	228,558	35.06%	209,287	33.70%	200,633	32.36%	214,415	31.98%
Multifamily and farmland	18,080	2.62%	12,400	1.90%	11,801	1.90%	8,951	1.44%	4,793	0.71%
Total real estate loans	576,820	83.71%	552,007	84.68%	530,268	85.39%	529,782	85.45%	580,071	86.51%

Loans not secured by real estate
Commercial loans	91,010	13.22%	76,262	11.71%	68,047	10.97%	64,295	10.38%	60,646	9.05%
Farm loans	3	0.00%	7	0.00%	19	0.00%	11	0.00%	-	0.00%
Consumer loans	10,027	1.46%	10,060	1.54%	9,593	1.54%	10,148	1.64%	10,490	1.56%
All other loans	11,231	1.63%	13,555	2.08%	13,033	2.10%	15,738	2.54%	19,290	2.88%
Total loans	689,091	100.00%	651,891	100.00%	620,960	100.00%	619,974	100.00%	670,497	100.00%

Less: Allowance for loan losses	9,589		11,082		13,501		14,423		16,604

Net loans	$679,502		640,809		607,459		605,551		653,893

As of December 31, 2015, gross loans outstanding were $689.1 million, compared to $651.9 million at December 31, 2014.  Loans originated or renewed during the year ended December 31, 2015, amounting to approximately $169.7 million, were offset by paydowns and payoffs of existing loans.  Average loans represented 70% and 66% of total earning assets for the years ended December 31, 2015 and 2014, respectively.  The Bank had $4.1 million and $1.4 million in mortgage loans held for sale as of December 31, 2015 and 2014, respectively.

Troubled debt restructured ("TDR") loans modified in 2015, past due TDR loans and non-accrual TDR loans totaled $8.8 million and $15.0 million at December 31, 2015 and December 31, 2014, respectively.  The terms of these loans have been renegotiated to provide a concession to original terms, including a reduction in principal or interest as a result of the deteriorating financial position of the borrower.  There were $354,000 and $1.4 million in performing loans classified as TDR loans at December 31, 2015 and December 31, 2014, respectively.

Table 11 identifies the maturities of all loans as of December 31, 2015 and addresses the sensitivity of these loans to changes in interest rates.

Table 11 - Maturity and Repricing Data for Loans

(Dollars in thousands)	Within one year or less	After one year through five years	After five years	Total loans
Real estate loans
Construction and land development	$54,295	8,359	3,137	65,791
Single-family residential	108,585	59,236	52,869	220,690
Single-family residential- Banco de la Gente
stated income	18,266	-	25,467	43,733
Commercial	99,368	81,580	47,578	228,526
Multifamily and farmland	5,223	5,960	6,897	18,080
Total real estate loans	285,737	155,135	135,948	576,820

Loans not secured by real estate
Commercial loans	63,614	12,330	15,066	91,010
Farm loans	3	-	-	3
Consumer loans	4,837	4,659	531	10,027
All other loans	8,212	1,730	1,289	11,231
Total loans	$362,403	173,854	152,834	689,091

Total fixed rate loans	$14,530	157,524	152,835	324,889
Total floating rate loans	363,975	227	-	364,202

Total loans	$378,505	157,751	152,835	689,091

In the normal course of business, there are various commitments outstanding to extend credit that are not reflected in the financial statements. At December 31, 2015, outstanding loan commitments totaled $193.2 million.  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  Additional information regarding commitments is provided below in the section entitled "Contractual Obligations and Off-Balance Sheet Arrangements" and in Note 10 to the Consolidated Financial Statements.

Allowance for Loan Losses.  The allowance for loan losses reflects management's assessment and estimate of the risks associated with extending credit and its evaluation of the quality of the loan portfolio.  The Bank periodically analyzes the loan portfolio in an effort to review asset quality and to establish an allowance for loan losses that management believes will be adequate in light of anticipated risks and loan losses.  In assessing the adequacy of the allowance, size, quality and risk of loans in the portfolio are reviewed. Other factors considered are:

•	the Bank's loan loss experience;
•	the amount of past due and non-performing loans;
•	specific known risks;
•	the status and amount of other past due and non-performing assets;
•	underlying estimated values of collateral securing loans;
•	current and anticipated economic conditions; and
•	other factors which management believes affect the allowance for potential credit losses.

Management uses several measures to assess and monitor the credit risks in the loan portfolio, including a loan grading system that begins upon loan origination and continues until the loan is collected or collectability becomes doubtful. Upon loan origination, the Bank's originating loan officer evaluates the quality of the loan and assigns one of eight risk grades. The loan officer monitors the loan's performance and credit quality and makes changes to the credit grade as conditions warrant. When originated or renewed, all loans over a certain dollar amount receive in-depth reviews and risk assessments by the Bank's Credit Administration. Before making any changes in these risk grades, management considers assessments as determined by the third party credit review firm (as described below), regulatory examiners and the Bank's Credit Administration. Any issues regarding the risk assessments are addressed by the Bank's senior credit administrators and factored into management's decision to originate or renew the loan. The Bank's Board of Directors reviews, on a monthly basis, an analysis of the Bank's reserves relative to the range of reserves estimated by the Bank's Credit Administration.

As an additional measure, the Bank engages an independent third party to review the underwriting, documentation and risk grading analyses. This independent third party reviews and evaluates loan relationships greater than $1.0 million, excluding loans in default, and loans in process of litigation or liquidation.  The third party's evaluation and report is shared with management and the Bank's Board of Directors.

Management considers certain commercial loans with weak credit risk grades to be individually impaired and measures such impairment based upon available cash flows and the value of the collateral. Allowance or reserve levels are estimated for all other graded loans in the portfolio based on their assigned credit risk grade, type of loan and other matters related to credit risk.

Management uses the information developed from the procedures described above in evaluating and grading the loan portfolio. This continual grading process is used to monitor the credit quality of the loan portfolio and to assist management in estimating the allowance for loan losses.  The provision for loan losses charged or credited to earnings is based upon management's judgment of the amount necessary to maintain the allowance at a level appropriate to absorb probable incurred losses in the loan portfolio at the balance sheet date.  The amount each quarter is dependent upon many factors, including growth and changes in the composition of the loan portfolio, net charge-offs, delinquencies, management's assessment of loan portfolio quality, the value of collateral, and other macro-economic factors and trends.  The evaluation of these factors is performed quarterly by management through an analysis of the appropriateness of the allowance for loan losses.

The allowance for loan losses is comprised of three components: specific reserves, general reserves and unallocated reserves.  After a loan has been identified as impaired, management measures impairment.  When the measure of the impaired loan is less than the recorded investment in the loan, the amount of the impairment is recorded as a specific reserve. These specific reserves are determined on an individual loan basis based on management's current evaluation of the Bank's loss exposure for each credit, given the appraised value of any underlying collateral. Loans for which specific reserves are provided are excluded from the general allowance calculations as described below.

The general allowance reflects reserves established under GAAP for collective loan impairment.  These reserves are based upon historical net charge-offs using the greater of the last two, three, four or five years' loss experience.  This charge-off experience may be adjusted to reflect the effects of current conditions.  The Bank considers information derived from its loan risk ratings and external data related to industry and general economic trends in establishing reserves.

The unallocated allowance is determined through management's assessment of probable losses that are in the portfolio but are not adequately captured by the other two components of the allowance, including consideration of current economic and business conditions and regulatory requirements. The unallocated allowance also reflects management's acknowledgement of the imprecision and subjectivity that underlie the modeling of credit risk.  Due to the subjectivity involved in determining the overall allowance, including the unallocated portion, the unallocated portion may fluctuate from period to period based on management's evaluation of the factors affecting the assumptions used in calculating the allowance.

There were no significant changes in the estimation methods or fundamental assumptions used in the evaluation of the allowance for loan losses for the year ended December 31, 2015 as compared to the year ended December 31, 2014.   Revisions, estimates and assumptions may be made in any period in which the supporting factors indicate that loss levels may vary from the previous estimates.

Effective December 31, 2012, stated income mortgage loans from the Banco de la Gente division of the Bank were analyzed separately from other single family residential loans in the Bank's loan portfolio.  These loans are first mortgage loans made to the Latino market, primarily in Mecklenburg and surrounding counties.  These loans are non-traditional mortgages in that the customer normally did not have a credit history, so all credit information was accumulated by the loan officers.  These loans were made as stated income loans rather than full documentation loans because the customer may not have had complete documentation on the income supporting the loan.

Various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require adjustments to the allowance based on their judgments of information available to them at the time of their examinations.  Management believes it has established the allowance for credit losses pursuant to GAAP, and has taken into account the views of its regulators and the current economic environment.  Management considers the allowance for loan losses adequate to cover the estimated losses inherent in the Bank's loan portfolio as of the date of the financial statements.  Although management uses the best information available to make evaluations, significant future additions to the allowance may be necessary based on changes in economic and other conditions, thus adversely affecting the operating results of the Company.

Net charge-offs for 2015 and 2014 were $1.5 million and $1.7 million, respectively.  The ratio of net charge-offs to average total loans was 0.22% in 2015, 0.27% in 2014 and 0.57% in 2013.  The Bank strives to proactively work with its customers to identify potential problems.  If found, the Bank works to quickly recognize identifiable losses and to establish a plan, with the borrower, if possible, to have the loans paid off.  This process increased the levels of charge-offs and provision for loan losses in 2009 through 2013 as compared to historical periods prior to 2009.  The years ended December 31, 2014 and 2015 saw a return of net charge-offs to pre-crisis levels.  Management expects this to continue in 2016. The allowance for loan losses was $9.6 million or 1.4% of total loans outstanding at December 31, 2015.  For December 31, 2014 and 2013, the allowance for loan losses amounted to $11.1 million or 1.7% of total loans outstanding and $13.5 million, or 2.2% of total loans outstanding, respectively.

Table 12 presents the percentage of loans assigned to each risk grade at December 31, 2015 and 2014.

Table 12 - Loan Risk Grade Analysis
	Percentage of Loans
	By Risk Grade
Risk Grade	2015	2014
Risk Grade 1 (Excellent Quality)	1.66%	2.18%
Risk Grade 2 (High Quality)	24.40%	22.30%
Risk Grade 3 (Good Quality)	53.64%	50.76%
Risk Grade 4 (Management Attention)	14.26%	16.54%
Risk Grade 5 (Watch)	3.26%	4.62%
Risk Grade 6 (Substandard)	2.53%	3.30%
Risk Grade 7 (Doubtful)	0.00%	0.00%
Risk Grade 8 (Loss)	0.00%	0.00%

Table 13 presents an analysis of the allowance for loan losses, including charge-off activity.

Table 13 - Analysis of Allowance for Loan Losses

(Dollars in thousands)	2015	2014	2013	2012	2011
Allowance for loan losses at beginning	$11,082	13,501	14,423	16,604	15,493

Loans charged off:
Commercial	38	430	502	555	314
Real estate - mortgage	1,064	789	2,441	2,491	4,196
Real estate - construction	197	884	777	4,728	7,164
Consumer	545	534	652	557	586
Total loans charged off	1,844	2,637	4,372	8,331	12,260

Recoveries of losses previously charged off:
Commercial	101	54	44	104	121
Real estate - mortgage	77	259	302	446	225
Real estate - construction	45	428	377	528	241
Consumer	145	176	143	148	152
Total recoveries	368	917	866	1,226	739
Net loans charged off	1,476	1,720	3,506	7,105	11,521

Provision for loan losses	(17)	(699)	2,584	4,924	12,632

Allowance for loan losses at end of year	$9,589	11,082	13,501	14,423	16,604

Loans charged off net of recoveries, as
a percent of average loans outstanding	0.22%	0.27%	0.57%	1.10%	1.65%

Allowance for loan losses as a percent
of total loans outstanding at end of year	1.39%	1.70%	2.17%	2.33%	2.48%

Non-performing Assets.  Non-performing assets declined to $9.2 million or 0.9% of total assets at December 31, 2015, compared to $12.7 million or 1.2% of total assets at December 31, 2014.  The decline in non-performing assets is due to a $2.3 million decrease in non-accrual loans and a $1.3 million decrease in other real estate owned, which were partially offset by a $17,000 increase in loans 90 days past due and still accruing.  Non-performing loans include $146,000 in construction and land development loans, $8.1 million in commercial and residential mortgage loans and $181,000 in other loans at December 31, 2015, as compared to $3.9 million in construction and land development loans, $6.6 million in commercial and residential mortgage loans and $251,000 in other loans at December 31, 2014.  Other real estate owned totaled $739,000 and $2.0 million as of December 31, 2015 and 2014, respectively. The Bank had no repossessed assets as of December 31, 2015 and 2014.

At December 31, 2015, the Bank had non-performing loans, defined as non-accrual and accruing loans past due more than 90 days, of $8.4 million or 1.23% of total loans.  Non-performing loans at December 31, 2014 were $10.7 million or 1.65% of total loans.

Management continually monitors the loan portfolio to ensure that all loans potentially having a material adverse impact on future operating results, liquidity or capital resources have been classified as non-performing.  Should economic conditions deteriorate, the inability of distressed customers to service their existing debt could cause higher levels of non-performing loans.    Management does expect the trend of declining levels of non-accrual loans to continue in 2016.

It is the general policy of the Bank to stop accruing interest income when a loan is placed on non-accrual status and any interest previously accrued but not collected is reversed against current income.  Generally a loan is placed on non-accrual status when it is over 90 days past due and there is reasonable doubt that all principal will be collected.

A summary of non-performing assets at December 31 for each of the years presented is shown in Table 14.

Table 14 - Non-performing Assets

(Dollars in thousands)	2015	2014	2013	2012	2011
Non-accrual loans	$8,432	10,728	13,836	17,630	21,785
Loans 90 days or more past due and still accruing	17	-	882	2,403	2,709
Total non-performing loans	8,449	10,728	14,718	20,033	24,494
All other real estate owned	739	2,016	1,679	6,254	7,576
Repossessed assets	-	-	-	10	-
Total non-performing assets	$9,188	12,744	16,397	26,297	32,070

TDR loans not included in above, (not 90 days
past due or on nonaccrual)	5,102	7,217	7,953	10,864	13,689

As a percent of total loans at year end
Non-accrual loans	1.22%	1.65%	2.23%	2.84%	3.25%
Loans 90 days or more past due and still accruing	0.00%	0.00%	0.14%	0.39%	0.40%

Total non-performing assets
as a percent of total assets at year end	0.88%	1.22%	1.58%	2.60%	3.01%

Total non-performing loans
as a percent of total loans at year-end	1.23%	1.65%	2.37%	3.23%	3.65%

             Deposits.  The Company primarily uses deposits to fund its loan and investment portfolios. The Company offers a variety of deposit accounts to individuals and businesses. Deposit accounts include checking, savings, money market and time deposits. As of December 31, 2015, total deposits were $832.2 million, compared to $814.7 million at December 31, 2014.  Core deposits, which include demand deposits, savings accounts and non-brokered certificates of deposits of denominations less than $250,000, amounted to $801.2 million at December 31, 2015, compared to $755.8 million at December 31, 2014.

Time deposits in amounts of $250,000 or more totaled $26.9 million and $47.9 million at December 31, 2015 and 2014, respectively.  At December 31, 2015, brokered deposits amounted to $4.3 million as compared to $11.4 million at December 31, 2014.  CDARS balances included in brokered deposits amounted to $4.1 million and $11.0 million as of December 31, 2015 and 2014, respectively.  Brokered deposits are generally considered to be more susceptible to withdrawal as a result of interest rate changes and to be a less stable source of funds, as compared to deposits from the local market.  Brokered deposits outstanding as of December 31, 2015 have a weighted average rate of 0.10% with a weighted average original term of 14 months.

Table 15 is a summary of the maturity distribution of time deposits in amounts of $250,000 or more as of December 31, 2015.

Table 15 - Maturities of Time Deposits of $250,000 or greater

(Dollars in thousands)	2015
Three months or less	$6,438
Over three months through six months	3,724
Over six months through twelve months	2,048
Over twelve months	14,681
Total	$26,891

Borrowed Funds. The Company has access to various short-term borrowings, including the purchase of federal funds and borrowing arrangements from the FHLB and other financial institutions.  At December 31, 2015 and 2014, FHLB borrowings totaled $43.5 million and $50.0 million, respectively.  Average FHLB borrowings for 2015 and 2014 were $49.8 million and $63.7 million, respectively. The maximum amount of outstanding FHLB borrowings was $50.0 million in 2015 and $65.0 million in 2014.  The FHLB borrowings outstanding at December 31, 2015 had interest rates ranging from 2.14% to 3.73% and all mature in 2018.  The weighted average rate on FHLB borrowings was 3.47% and 3.33% at December 31, 2015 and 2014, respectively.  Additional information regarding FHLB borrowings is provided in Note 6 to the Consolidated Financial Statements.

The Bank had no borrowings from the FRB at December 31, 2015 and 2014.  FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB.  At December 31, 2015, the carrying value of loans pledged as collateral totaled approximately $365.9 million.

Securities sold under agreements to repurchase were $27.9 million at December 31, 2015, as compared to $48.4 million at December 31, 2014.  This decrease is primarily due to a customer transferring $13.0 million from securities sold under agreements to repurchase to a non-interest bearing demand account in December 2015.

Junior subordinated debentures amounted to $20.6 million as of December 31, 2015 and 2014.

Contractual Obligations and Off-Balance Sheet Arrangements.  The Company's contractual obligations and other commitments as of December 31, 2015 are summarized in Table 16 below.  The Company's contractual obligations include the repayment of principal and interest related to FHLB advances and junior subordinated debentures, as well as certain payments under current lease agreements.  Other commitments include commitments to extend credit.  Because not all of these commitments to extend credit will be drawn upon, the actual cash requirements are likely to be significantly less than the amounts reported for other commitments below.

Table 16 - Contractual Obligations and Other Commitments

(Dollars in thousands)	Within One Year	One to Three Years	Three to Five Years	Five Years or More	Total
Contractual Cash Obligations
Long-term borrowings	$-	43,500	-	-	43,500
Junior subordinated debentures	-	-	-	20,619	20,619
Operating lease obligations	664	1,051	912	1,548	4,175
Total	$664	44,551	912	22,167	68,294

Other Commitments
Commitments to extend credit	$76,710	13,823	17,623	81,195	189,351
Standby letters of credit
and financial guarantees written	3,872	-	-	-	3,872
Total	$80,582	13,823	17,623	81,195	193,223

The Company enters into derivative contracts to manage various financial risks.  A derivative is a financial instrument that derives its cash flows, and therefore its value, by reference to an underlying instrument, index or referenced interest rate.  Derivative contracts are carried at fair value on the consolidated balance sheet with the fair value representing the net present value of expected future cash receipts or payments based on market interest rates as of the balance sheet date.  Derivative contracts are written in amounts referred to as notional amounts, which only provide the basis for calculating payments between counterparties and are not a measure of financial risk.  Therefore, the derivative amounts recorded on the balance sheet do not represent the amounts that may ultimately be paid under these contracts.  Further discussions of derivative instruments are included above in the section entitled "Asset Liability and Interest Rate Risk Management" beginning on page A-11 and in Notes 1, 10 and 15 to the Consolidated Financial Statements.

Capital Resources.  Shareholders' equity was $104.9 million, or 10.1% of total assets, as of December 31, 2015, compared to $98.7 million, or 9.5% of total assets, as of December 31, 2014.  This increase is primarily due to an increase in retained earnings due to net income, which was partially offset by a decrease in common stock due to 102,050 shares of common stock repurchased during 2015 under the Company's stock repurchase program implemented in September 2014.

Average shareholders' equity as a percentage of total average assets is one measure used to determine capital strength.   Average shareholders' equity as a percentage of total average assets was 10.27%, 9.35% and 9.79% for 2015, 2014 and 2013, respectively.   The return on average shareholders' equity was 9.03% at December 31, 2015 as compared to 9.69% and 6.67% at December 31, 2014 and December 31, 2013, respectively.  Total cash dividends paid on common stock amounted to $1.6 million, $1.0 million and $677,000 during 2015, 2014 and 2013, respectively.  The Company did not pay any dividends on preferred stock during 2015 and 2014.

The Board of Directors, at its discretion, can issue shares of preferred stock up to a maximum of 5,000,000 shares.  The Board is authorized to determine the number of shares, voting powers, designations, preferences, limitations and relative rights.

In 2014, the Company's Board of Directors authorized a stock repurchase program, pursuant to which up to $2 million will be allocated to repurchase the Company's common stock.  Any purchases under the Company's stock repurchase program may be made periodically as permitted by securities laws and other legal requirements in the open market or in privately negotiated transactions.  The timing and amount of any repurchase of shares will be determined by the Company's management, based on its evaluation of market conditions and other factors.  The repurchase program may be suspended at any time or from time-to-time without prior notice.  The Company has repurchased approximately $2.0 million, or 106,587 shares of its common stock, under this program as of December 31, 2015.

In 2013, the Federal Reserve Board approved its final rule on the Basel III capital standards, which implement changes to the regulatory capital framework for banking organizations.  The Basel III capital standards, which became effective January 1, 2015, include new risk-based capital and leverage ratios, which will be phased in from 2015 to 2019. The new minimum capital level requirements applicable to the Company and the Bank under the final rules are as follows: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 capital ratio of 6% (increased from 4%); (iii) a total risk based capital ratio of 8% (unchanged from previous rules); and (iv) a Tier 1 leverage ratio of 4% (unchanged from previous rules).  An additional capital conservation buffer will be added to the minimum requirements for capital adequacy purposes beginning on January 1, 2016 at 0.625% and will be phased in through 2019 (increasing by 0.625% on each subsequent January 1, until it reaches 2.5% on January 1, 2019).  This will result in the following minimum ratios beginning in 2019: (i) a common equity Tier 1 capital ratio of 7.0%, (ii) a Tier 1 capital ratio of 8.5%, and (iii) a total capital ratio of 10.5%. Under the final rules, an institution is subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount.  These limitations establish a maximum percentage of eligible retained earnings that could be utilized for such actions.

Under the regulatory capital guidelines, financial institutions are currently required to maintain a total risk-based capital ratio of 8.0% or greater, with a Tier 1 risk-based capital ratio of 6.0% or greater and a common equity Tier 1 capital ratio of 4.5% or greater, as required by Basel III capital standards referenced above.  Tier 1 capital is generally defined as shareholders' equity and trust preferred securities less all intangible assets and goodwill.  Tier 1 capital at December 31, 2015 and December 31, 2014 includes $20.0 million in trust preferred securities.  The Company's Tier 1 capital ratio was 15.37% and 15.33% at December 31, 2015 and December 31, 2014, respectively.  Total risk-based capital is defined as Tier 1 capital plus supplementary capital.  Supplementary capital, or Tier 2 capital, consists of the Company's allowance for loan losses, not exceeding 1.25% of the Company's risk-weighted assets. Total risk-based capital ratio is therefore defined as the ratio of total capital (Tier 1 capital and Tier 2 capital) to risk-weighted assets.  The Company's total risk-based capital ratio was 16.63% and 16.62% at December 31, 2015 and December 31, 2014, respectively.  The Company's common equity Tier 1 capital consists of

common stock and retained earnings.   The Company's common equity Tier 1 capital ratio was 12.79% and 12.62% at December 31, 2015 and December 31, 2014, respectively.  Financial institutions are also required to maintain a leverage ratio of Tier 1 capital to total average assets of 4.0% or greater.  The Company's Tier 1 leverage capital ratio was 11.44% and 10.74% at December 31, 2015 and December 31, 2014, respectively.

The Bank's Tier 1 risk-based capital ratio was 14.85% and 14.78% at December 31, 2015 and December 31, 2014, respectively.  The total risk-based capital ratio for the Bank was 16.11% and 16.06% at December 31, 2015 and December 31, 2014, respectively.   The Bank's common equity Tier 1 capital ratio was 14.85% and 14.78% at December 31, 2015 and December 31, 2014, respectively.  The Bank's Tier 1 leverage capital ratio was 11.03% and 10.33% at December 31, 2015 and December 31, 2014, respectively.

A bank is considered to be "well capitalized" if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a common equity Tier 1 capital ratio of 6.5% or greater and a leverage ratio of 5.0% or greater.  Based upon these guidelines, the Bank was considered to be "well capitalized" at December 31, 2015.

The Company's key equity ratios as of December 31, 2015, 2014 and 2013 are presented in Table 17.

Table 17 - Equity Ratios

	2015	2014	2013
Return on average assets	0.93%	0.91%	0.65%
Return on average equity	9.03%	9.69%	6.67%
Dividend payout ratio *	16.12%	10.76%	11.17%
Average equity to average assets	10.27%	9.35%	9.79%

* As a percentage of net earnings available to common shareholders.

Quarterly Financial Data.  The Company's consolidated quarterly operating results for the years ended December 31, 2015 and 2014 are presented in Table 18.

Table 18 - Quarterly Financial Data

	2015				2014
(Dollars in thousands, except per share amounts)	First	Second	Third	Fourth	First	Second	Third	Fourth
Total interest income	$9,567	9,191	9,947	9,961	$9,545	9,576	9,583	9,716
Total interest expense	884	875	874	851	1,111	1,085	1,076	1,015
Net interest income	8,683	8,316	9,073	9,110	8,434	8,491	8,507	8,701

(Reduction of) provision for loan losses	173	(214)	235	(211)	(349)	67	256	(673)
Other income	3,245	3,297	3,266	3,504	2,841	3,110	3,207	3,006
Other expense	8,748	8,337	8,669	10,024	8,123	8,067	8,541	10,940
Income before income taxes	3,007	3,490	3,435	2,801	3,501	3,467	2,917	1,440

Income taxes	679	866	942	613	923	916	475	(377)
Net earnings	2,328	2,624	2,493	2,188	2,578	2,551	2,442	1,817

Basic net earnings per share	0.41	0.47	0.45	0.40	$0.46	0.45	0.43	0.33
Diluted net earnings per share	$0.41	0.47	0.45	0.39	$0.46	0.45	0.43	0.32

QUANTATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk reflects the risk of economic loss resulting from adverse changes in market prices and interest rates.  This risk of loss can be reflected in either diminished current market values or reduced potential net interest income in future periods.

The Company's market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. The structure of the Company's loan and deposit portfolios is such that a significant decline (increase) in interest rates may adversely (positively) impact net market values and interest income. Management seeks to manage the risk through the utilization of its investment securities and off-balance sheet derivative instruments. During the years ended December 31, 2015, 2014 and 2013, the Company used interest rate contracts to manage market risk as discussed above in the section entitled "Asset Liability and Interest Rate Risk Management."

Table 19 presents in tabular form the contractual balances and the estimated fair value of the Company's on-balance sheet financial instruments at their expected maturity dates for the period ended December 31, 2015. The expected maturity categories take into consideration historical prepayment experience as well as management's expectations based on the interest rate environment at December 31, 2015.  For core deposits without contractual maturity (i.e. interest-bearing checking, savings, and money market accounts), the table presents principal cash flows based on management's judgment concerning their most likely runoff or repricing behaviors.

Table 19 - Market Risk Table

(Dollars in thousands)	Principal/Notional Amount Maturing in Year Ended December 31,
Loans Receivable	2016	2017	2018	2019	2020	Thereafter	Total	Fair Value
Fixed rate	$45,541	44,393	46,751	37,212	52,277	109,052	335,226	339,264
Average interest rate	5.03%	4.72%	4.82%	4.83%	4.78%	5.57%
Variable rate	$85,268	40,323	33,729	47,476	33,809	113,260	353,865	353,865
Average interest rate	4.57%	4.44%	4.36%	4.08%	4.19%	3.99%
							689,091	693,129
Investment Securities
Interest bearing cash	$10,569	-	-	-	-	-	10,569	10,569
Average interest rate	0.28%	-	-	-	-	-
Securities available for sale	$31,276	15,339	20,561	22,849	23,527	154,978	268,530	268,530
Average interest rate	4.72%	4.11%	4.60%	4.45%	4.27%	4.43%
Nonmarketable equity securities	$-	-	-	-	-	3,636	3,636	3,636
Average interest rate	-	-	-	-	-	3.95%

Debt Obligations
Deposits	$97,541	27,830	24,161	2,920	4,562	675,161	832,175	827,874
Average interest rate	0.33%	0.56%	0.61%	0.75%	0.75%	0.07%
Advances from FHLB	$-	-	43,500	-	-	-	43,500	43,144
Average interest rate	-	-	3.53%	-	-	-
Securities sold under agreement to repurchase	$27,874	-	-	-	-	-	27,874	27,874
Average interest rate	0.10%	-	-	-	-	-
Junior subordinated debentures	$-	-	-	-	-	20,619	20,619	20,619
Average interest rate	-	-	-	-	-	2.00%

Table 20 presents the simulated impact to net interest income under varying interest rate scenarios and the theoretical impact of rate changes over a twelve-month period referred to as "rate ramps."  The table shows the estimated theoretical impact on the Company's tax equivalent net interest income from hypothetical rate changes of plus and minus 1%, 2% and 3% as compared to the estimated theoretical impact of rates remaining unchanged.  The table also shows the simulated impact to market value of equity under varying interest rate scenarios and the theoretical impact of immediate and sustained rate changes referred to as "rate shocks" of plus and minus 1%, 2% and 3% as compared to the theoretical impact of rates remaining unchanged.  The prospective effects of the hypothetical interest rate changes are based upon various assumptions, including relative and estimated levels of key interest rates.  This type of modeling has limited usefulness because it does not allow for the strategies management would utilize in response to sudden and sustained rate changes.  Also, management does not believe that rate changes of the magnitude presented are likely in the forecast period presented.

Table 20 - Interest Rate Risk

(Dollars in thousands)
	Estimated Resulting Theoretical Net Interest Income
Hypothetical rate change (ramp over 12 months)	Amount	% Change
+3%	$38,394	3.75%
+2%	$38,254	3.37%
+1%	$37,590	1.58%
0%	$37,007	0.00%
-1%	$36,062	-2.55%
-2%	$35,095	-5.17%
-3%	$34,774	-6.03%

	Estimated Resulting Theoretical Market Value of Equity
Hypothetical rate change (immediate shock)	Amount	% Change
+3%	$132,725	5.11%
+2%	$138,518	9.70%
+1%	$136,099	7.79%
0%	$126,268	0.00%
-1%	$108,460	-14.10%
-2%	$89,254	-29.31%
-3%	$98,461	-22.02%

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES
Consolidated Financial Statements
December 31, 2015, 2014 and 2013

INDEX

PAGE(S)

Reports of Independent Registered Public Accounting Firm on the Consolidated Financial Statements	A-25 - A-26

Financial Statements
Consolidated Balance Sheets at December 31, 2015 and 2014	A-27

Consolidated Statements of Earnings for the years ended December 31, 2015, 2014 and 2013	A-28

Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2015, 2014 and 2013	A-29

Consolidated Statements of Changes in Shareholders' Equity for the years ended December 31, 2015, 2014 and 2013	A-30

Consolidated Statements of Cash Flows for the years ended December 31, 2015, 2014 and 2013	A-31 - A-32

Notes to Consolidated Financial Statements	A-33 - A-64

elliott davis decosimo

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Peoples Bancorp of North Carolina, Inc.
Newton, North Carolina

We have audited the accompanying consolidated balance sheet of Peoples Bancorp of North Carolina, Inc. and subsidiaries (the "Company") as of December 31, 2015, and the related consolidated statement of earnings, comprehensive income, shareholders' equity, and cash flow for the year ended December 31, 2015. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Bancorp of North Carolina, Inc. and subsidiaries as of December 31, 2015, and the results of their operations and their cash flow the year ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013, and our report dated March 14, 2016 expressed an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

Elliott Davis Decosimo, PLLC

Charlotte, North Carolina
March 14, 2016

Elliott Davis Decosimo PLLC | Elliott Davis Decosimo LLC | www.elliottdavis.com

Porter Keadle Moore
CPAs | Advisors | www.pkm.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Peoples Bancorp of North Carolina, Inc.

We have audited the accompanying consolidated balance sheet of Peoples Bancorp of North Carolina, Inc. and subsidiaries as of December 31, 2014, and the related consolidated statements of earnings, comprehensive income (loss), changes in shareholders' equity and cash flows for the years ended December 31, 2014 and 2013 and the related notes to the consolidated financial statements. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Bancorp of North Carolina, Inc. and subsidiaries as of December 31, 2014, and the results of their operations and their cash flows for each of the years ended December 31, 2014 and 2013, in conformity with U.S. generally accepted accounting principles.

Porter Keadle Moore, LLC

Atlanta, Georgia
March 25, 2015

235 Peachtree Street, NE | Suite 1800 | Atlanta, GA 30303 | Phone 404.588.4200 | 404.588.4222
A member of Allinial Global

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2015 and December 31, 2014

(Dollars in thousands)
	December 31,	December 31,
Assets	2015	2014

Cash and due from banks, including reserve requirements	$29,194	51,213
of $14,587 at 12/31/15 and $12,569 at 12/31/14
Interest-bearing deposits	10,569	17,885
Cash and cash equivalents	39,763	69,098

Investment securities available for sale	268,530	281,099
Other investments	3,636	4,031
Total securities	272,166	285,130

Mortgage loans held for sale	4,149	1,375

Loans	689,091	651,891
Less allowance for loan losses	(9,589)	(11,082)
Net loans	679,502	640,809

Premises and equipment, net	16,976	17,000
Cash surrender value of life insurance	14,546	14,125
Other real estate	739	2,016
Accrued interest receivable and other assets	10,640	10,941
Total assets	$1,038,481	1,040,494

Liabilities and Shareholders' Equity

Deposits:
Noninterest-bearing demand	$244,231	210,758
NOW, MMDA & savings	431,052	407,504
Time, $250,000 or more	26,891	47,872
Other time	130,001	148,566
Total deposits	832,175	814,700

Securities sold under agreements to repurchase	27,874	48,430
FHLB borrowings	43,500	50,000
Junior subordinated debentures	20,619	20,619
Accrued interest payable and other liabilities	9,449	8,080
Total liabilities	933,617	941,829

Commitments

Shareholders' equity:
Series A preferred stock, $1,000 stated value; authorized
5,000,000 shares; no shares issued and outstanding	-	-
Common stock, no par value; authorized
20,000,000 shares; issued and outstanding 5,510,538
shares at 12/31/15, and 5,612,588 shares at 12/31/14	46,171	48,088
Retained earnings	53,183	45,124
Accumulated other comprehensive income	5,510	5,453
Total shareholders' equity	104,864	98,665

Total liabilities and shareholders' equity	$1,038,481	1,040,494

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

For the Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands, except per share amounts)

	2015	2014	2013

Interest income:
Interest and fees on loans	$31,098	30,305	30,194
Interest on due from banks	26	65	85
Interest on investment securities:
U.S. Government sponsored enterprises	2,616	2,995	1,639
States and political subdivisions	4,600	4,677	4,427
Other	326	378	351
Total interest income	38,666	38,420	36,696

Interest expense:
NOW, MMDA & savings deposits	432	499	732
Time deposits	870	1,188	1,650
FHLB borrowings	1,735	2,166	2,518
Junior subordinated debentures	402	389	398
Other	45	45	55
Total interest expense	3,484	4,287	5,353

Net interest income	35,182	34,133	31,343

(Reduction of) provision for loan losses	(17)	(699)	2,584

Net interest income after provision for loan losses	35,199	34,832	28,759

Non-interest income:
Service charges	4,647	4,961	4,566
Other service charges and fees	931	1,080	1,172
Gain on sale of securities	-	266	614
Mortgage banking income	1,130	804	1,228
Insurance and brokerage commissions	714	701	661
Gain/(loss) on sales and write-downs of
other real estate	245	(622)	(581)
Miscellaneous	5,645	4,974	4,992
Total non-interest income	13,312	12,164	12,652

Non-interest expense:
Salaries and employee benefits	18,285	17,530	16,851
Occupancy	6,288	6,251	5,539
Professional fees	1,468	1,401	1,088
Advertising	784	804	685
Debit card expense	988	905	823
FDIC insurance	681	739	864
Other	7,284	8,041	6,991
Total non-interest expense	35,778	35,671	32,841

Earnings before income taxes	12,733	11,325	8,570

Income tax expense	3,100	1,937	1,879

Net earnings	9,633	9,388	6,691

Dividends and accretion of preferred stock	-	-	656

Net earnings available to common shareholders	$9,633	9,388	6,035

Basic net earnings per common share	$1.73	1.67	1.08
Diluted net earnings per common share	$1.72	1.66	1.07
Cash dividends declared per common share	$0.28	0.18	0.12

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

For the Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands)

	2015	2014	2013

Net earnings	$9,633	9,388	6,691

Other comprehensive income (loss):
Unrealized holding gains (losses) on securities
available for sale	93	11,117	(10,498)
Reclassification adjustment for gains on
securities available for sale
included in net earnings	-	(266)	(614)

Total other comprehensive income (loss),
before income taxes	93	10,851	(11,112)

Income tax (benefit) expense related to other
comprehensive (loss) income:

Unrealized holding gains (losses) on securities
available for sale	36	4,330	(4,089)
Reclassification adjustment for gains on
securities available for sale
included in net earnings	-	(104)	(239)

Total income tax expense (benefit) related to
other comprehensive income (loss)	36	4,226	(4,328)

Total other comprehensive income (loss),
net of tax	57	6,625	(6,784)

Total comprehensive income (loss)	$9,690	16,013	(93)

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders' Equity

For the Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands)

						Accumulated
						Other
	Stock Shares		Stock Amount		Retained	Comprehensive
	Preferred	Common	Preferred	Common	Earnings	Income	Total
Balance, December 31, 2012	12,524	5,613,495	$12,524	48,133	31,478	5,612	97,747

Preferred stock repurchase	(12,524)	-	(12,524)	-	-	-	(12,524)
Cash dividends declared on
Series A preferred stock	-	-	-	-	(734)	-	(734)
Cash dividends declared on
common stock	-	-	-	-	(677)	-	(677)
Net earnings	-	-	-	-	6,691	-	6,691
Change in accumulated other
comprehensive income,
net of tax	-	-	-	-	-	(6,784)	(6,784)
Balance, December 31, 2013	-	5,613,495	$-	48,133	36,758	(1,172)	83,719

Common stock
repurchase	-	(4,537)	-	(82)	-	-	(82)
Cash dividends declared on
common stock	-	-	-	-	(1,022)	-	(1,022)
Stock options exercised	-	3,630	-	37	-	-	37
Net earnings	-	-	-	-	9,388	-	9,388
Change in accumulated other
comprehensive income,
net of tax	-	-	-	-	-	6,625	6,625
Balance, December 31, 2014	-	5,612,588	$-	48,088	45,124	5,453	98,665

Common stock
repurchase	-	(102,050)	-	(1,917)	-	-	(1,917)
Cash dividends declared on
common stock	-	-	-	-	(1,574)	-	(1,574)
Net earnings	-	-	-	-	9,633	-	9,633
Change in accumulated other
comprehensive income,
net of tax	-	-	-	-	-	57	57
Balance, December 31, 2015	-	5,510,538	$-	46,171	53,183	5,510	104,864

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands)

	2015	2014	2013

Cash flows from operating activities:
Net earnings	$9,633	9,388	6,691
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation, amortization and accretion	6,053	6,889	8,453
(Reduction)/Provision for loan losses	(17)	(699)	2,584
Deferred income taxes	100	178	534
Gain on sale of investment securities	-	(266)	(614)
Gain on sale of other real estate	(363)	(5)	(14)
Write-down of other real estate	118	627	595
Restricted stock expense	487	389	173
Change in:
Mortgage loans held for sale	(2,774)	(878)	6,425
Cash surrender value of life insurance	(421)	(419)	(432)
Other assets	165	(778)	1,508
Other liabilities	882	15	(982)

Net cash provided by operating activities	13,863	14,441	24,921

Cash flows from investing activities:
Purchases of investment securities available for sale	(19,220)	(32,851)	(98,129)
Proceeds from sales, calls and maturities of investment securities
available for sale	5,475	36,148	63,597
Proceeds from paydowns of investment securities available for sale	22,732	20,202	17,463
Purchases of other investments	(6)	-	-
FHLB stock redemption	401	959	609
Net change in loans	(43,441)	(36,692)	(6,137)
Purchases of premises and equipment	(2,354)	(3,120)	(2,434)
Proceeds from sale of other real estate and repossessions	6,287	3,456	5,797

Net cash used by investing activities	(30,126)	(11,898)	(19,234)

Cash flows from financing activities:
Net change in deposits	17,475	15,339	17,836
Net change in securities sold under agreement to repurchase	(20,556)	3,034	10,818
Proceeds from FHLB borrowings	20,001	-	15,001
Repayments of FHLB borrowings	(26,501)	(15,000)	(20,001)
Proceeds from FRB borrowings	1	1	1
Repayments of FRB borrowings	(1)	(1)	(1)
Preferred stock and warrant repurchase	-	(12,524)	-
Stock options exercised	-	37	-
Common stock repurchased	(1,917)	(82)	-
Cash dividends paid on Series A preferred stock	-	-	(734)
Cash dividends paid on common stock	(1,574)	(1,022)	(677)

Net cash (used) provided by financing activities	(13,072)	(10,218)	22,243

Net change in cash and cash equivalents	(29,335)	(7,675)	27,930

Cash and cash equivalents at beginning of period	69,098	76,773	48,843

Cash and cash equivalents at end of period	$39,763	69,098	76,773

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows, continued

For the Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands)

	2015	2014	2013

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$2,667	4,388	5,452
Income taxes	$2,278	1,939	2,256

Noncash investing and financing activities:
Change in unrealized (loss) gain on investment securities
available for sale, net	$57	6,625	(6,784)
Transfer of loans to other real estate and repossessions	$4,825	4,415	2,353
Financed portion of sale of other real estate	$60	374	708
Accrued redemption of Series A Preferred Stock	$-	-	12,632

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1)	Summary of Significant Accounting Policies

Organization
Peoples Bancorp of North Carolina, Inc. ("Bancorp") received regulatory approval to operate as a bank holding company on July 22, 1999, and became effective August 31, 1999.  Bancorp is primarily regulated by the Board of Governors of the Federal Reserve System, and serves as the one-bank holding company for Peoples Bank (the "Bank").

The Bank commenced business in 1912 upon receipt of its banking charter from the North Carolina State Banking Commission (the "SBC"). The Bank is primarily regulated by the SBC and the Federal Deposit Insurance Corporation (the "FDIC") and undergoes periodic examinations by these regulatory agencies. The Bank, whose main office is in Newton, North Carolina, provides a full range of commercial and consumer banking services primarily in Catawba, Alexander, Lincoln, Mecklenburg, Iredell, Union, Wake, Durham and Forsyth counties in North Carolina.

Peoples Investment Services, Inc. is a wholly owned subsidiary of the Bank and began operations in 1996 to provide investment and trust services through agreements with an outside party.

Real Estate Advisory Services, Inc. ("REAS") is a wholly owned subsidiary of the Bank and began operations in 1997 to provide real estate appraisal and property management services to individuals and commercial customers of the Bank.

Community Bank Real Estate Solutions, LLC is a wholly owned subsidiary of Bancorp and began operations in 2009 as a "clearing house" for appraisal services for community banks.  Other banks are able to contract with Community Bank Real Estate Solutions, LLC to find and engage appropriate appraisal companies in the area where the property is located.

In March 2015, the Bank established a new wholly owned subsidiary, PB Real Estate Holdings, LLC, which acquires, manages and disposes of real property, other collateral and other assets obtained in the ordinary course of collecting debts previously contracted.

The Bank operates four offices focused on the Latino population under the name Banco de la Gente.  These offices are operated as a division of the Bank.  Banco de la Gente offers normal and customary banking services as are offered in the Bank's other branches such as the taking of deposits and the making of loans and therefore is not considered a reportable segment of the Company (as defined below).

Principles of Consolidation
The consolidated financial statements include the financial statements of Bancorp and its wholly owned subsidiaries, the Bank and Community Bank Real Estate Solutions, LLC, along with the Bank's wholly owned subsidiaries, Peoples Investment Services, Inc., REAS and PB Real Estate Holdings, LLC (collectively called the "Company").  All significant intercompany balances and transactions have been eliminated in consolidation.

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

Investment Securities
There are three classifications the Company is able to classify its investment securities: trading, available for sale, or held to maturity. Trading securities are bought and held principally for sale in the near term. Held to maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All other securities not included in trading or held to maturity are classified as available for sale. At December 31, 2015 and 2014, the Company classified all of its investment securities as available for sale.

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

Allowance for Loan Losses
The allowance for loan losses reflects management's assessment and estimate of the risks associated with extending credit and its evaluation of the quality of the loan portfolio.  The Bank periodically analyzes the loan portfolio in an effort to review asset quality and to establish an allowance for loan losses that management believes will be adequate in light of anticipated risks and loan losses.  In assessing the adequacy of the allowance, size, quality and risk of loans in the portfolio are reviewed. Other factors considered are:

•	the Bank's loan loss experience;
•	the amount of past due and non-performing loans;
•	specific known risks;
•	the status and amount of other past due and non-performing assets;
•	underlying estimated values of collateral securing loans;
•	current and anticipated economic conditions; and
•	other factors which management believes affect the allowance for potential credit losses.

Management uses several measures to assess and monitor the credit risks in the loan portfolio, including a loan grading system that begins upon loan origination and continues until the loan is collected or collectability becomes doubtful. Upon loan origination, the Bank's originating loan officer evaluates the quality of the loan and assigns one of eight risk grades. The loan officer monitors the loan's performance and credit quality and makes changes to the credit grade as conditions warrant. When originated or renewed, all loans over a certain dollar amount receive in-depth reviews and risk assessments by the Bank's Credit Administration. Before making any changes in these risk grades, management considers assessments as determined by the third party credit review firm (as described below), regulatory examiners and the Bank's Credit Administration. Any issues regarding the risk assessments are addressed by the Bank's senior credit administrators and factored into management's decision to originate or renew the loan. The Bank's Board of Directors reviews, on a monthly basis, an analysis of the Bank's reserves relative to the range of reserves estimated by the Bank's Credit Administration.

As an additional measure, the Bank engages an independent third party to review the underwriting, documentation and risk grading analyses. This independent third party reviews and evaluates loan relationships greater than $1.0 million, excluding loans in default, and loans in process of litigation or liquidation.  The third party's evaluation and report is shared with management and the Bank's Board of Directors.

Management considers certain commercial loans with weak credit risk grades to be individually impaired and measures such impairment based upon available cash flows and the value of the collateral. Allowance or reserve levels are estimated for all other graded loans in the portfolio based on their assigned credit risk grade, type of loan and other matters related to credit risk.

Management uses the information developed from the procedures described above in evaluating and grading the loan portfolio. This continual grading process is used to monitor the credit quality of the loan portfolio and to assist management in estimating the allowance for loan losses.  The provision for loan losses charged or credited to earnings is based upon management's judgment of the amount necessary to maintain the allowance at a level appropriate to absorb probable incurred losses in the loan portfolio at the balance sheet date.  The amount each quarter is dependent upon many factors, including growth and changes in the composition of the loan portfolio, net charge-offs, delinquencies, management's assessment of loan portfolio quality, the value of collateral, and other macro-economic factors and trends.  The evaluation of these factors is performed quarterly by management through an analysis of the appropriateness of the allowance for loan losses.

The allowance for loan losses is comprised of three components: specific reserves, general reserves and unallocated reserves.  After a loan has been identified as impaired, management measures impairment.  When the measure of the impaired loan is less than the recorded investment in the loan, the amount of the impairment is recorded as a specific reserve. These specific reserves are determined on an individual loan basis based on management's current evaluation of the Bank's loss exposure for each credit, given the appraised value of any underlying collateral. Loans for which specific reserves are provided are excluded from the general allowance calculations as described below.

The general allowance reflects reserves established under GAAP for collective loan impairment.  These reserves are based upon historical net charge-offs using the greater of the last two, three, four or five years' loss experience.  This charge-off experience may be adjusted to reflect the effects of current conditions.  The Bank considers information derived from its loan risk ratings and external data related to industry and general economic trends in establishing reserves.

The unallocated allowance is determined through management's assessment of probable losses that are in the portfolio but are not adequately captured by the other two components of the allowance, including consideration of current economic and business conditions and regulatory requirements. The unallocated allowance also reflects management's acknowledgement of the imprecision and subjectivity that underlie the modeling of credit risk.  Due to the subjectivity involved in determining the overall allowance, including the unallocated portion, the unallocated portion may fluctuate from period to period based on management's evaluation of the factors affecting the assumptions used in calculating the allowance.

There were no significant changes in the estimation methods or fundamental assumptions used in the evaluation of the allowance for loan losses for the year ended December 31, 2015 as compared to the year ended December 31, 2014.   Revisions, estimates and assumptions may be made in any period in which the supporting factors indicate that loss levels may vary from the previous estimates.

Effective December 31, 2012, stated income mortgage loans from the Banco de la Gente division of the Bank were analyzed separately from other single family residential loans in the Bank's loan portfolio.  These loans are first mortgage loans made to the Latino market, primarily in Mecklenburg and surrounding counties.  These loans are non-traditional mortgages in that the customer normally did not have a credit history, so all credit information was accumulated by the loan officers.  These loans were made as stated income loans rather than full documentation loans because the customer may not have had complete documentation on the income supporting the loan.

Various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require adjustments to the allowance based on their judgments of information available to them at the time of their examinations.  Management believes it has established the allowance for credit losses pursuant to GAAP, and has taken into account the views of its regulators and the current economic environment.  Management considers the allowance for loan losses adequate to cover the estimated losses inherent in the Bank's loan portfolio as of the date of the financial statements. Although management uses the best information available to make evaluations, significant future additions to the allowance may be necessary based on changes in economic and other conditions, thus adversely affecting the operating results of the Company.

Mortgage Banking Activities
Mortgage banking income represents net gains from the sale of mortgage loans and fees received from borrowers and loan investors related to the Bank's origination of single-family residential mortgage loans.

Mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of mortgage loans serviced for others was approximately $1.6 million, $2.1 million and $2.4 million at December 31, 2015, 2014 and 2013, respectively.

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

Other Real Estate
Foreclosed assets include all assets received in full or partial satisfaction of a loan.  Foreclosed assets are reported at fair value less estimated selling costs.  Any write-downs at the time of foreclosure are charged to the allowance for loan losses.  Subsequent to foreclosure, valuations are periodically performed by management, and a valuation allowance is established if fair value less estimated selling costs declines below carrying value.  Costs relating to the development and improvement of the property are capitalized.  Revenues and expenses from operations are included in other expenses.  Changes in the valuation allowance are included in loss on sale and write-down of other real estate.

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

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Company's assets and liabilities results in a deferred tax asset, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of a deferred tax asset, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

Tax effects from an uncertain tax position can be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information.  A tax position that meets the more likely than not recognition threshold is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement.  Previously recognized tax positions that no longer meet the more likely than not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met.  The Company assessed the impact of this guidance and determined that it did not have a material impact on the Company's financial position, results of operations or disclosures.

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

The disclosure requirements for derivatives and hedging activities have the intent to provide users of financial statements with an enhanced understanding of: (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows.  The disclosure requirements include qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about the fair value of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative instruments.

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

If a derivative instrument designated as a fair value hedge is terminated or the hedge designation removed, the difference between a hedged item's then carrying amount and its face amount is recognized into income over the original hedge period. Likewise, if a derivative instrument designated as a cash flow hedge is terminated or the hedge designation removed, related amounts accumulated in other accumulated comprehensive income are reclassified into earnings over the original hedge period during which the hedged item affects income.

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

Stock-Based Compensation
The Company has an Omnibus Stock Ownership and Long Term Incentive Plan that was approved by shareholders on May 7, 2009 (the "Plan") whereby certain stock-based rights, such as stock options, restricted stock, restricted stock units, performance units, stock appreciation rights or book value shares, may be granted to

eligible directors and employees.  A total of 267,560 shares are currently remaining for possible issuance under the Plan.   All stock-based rights under the Plan must be granted or awarded by May 7, 2019 (or ten years from the Plan effective date).

The Company granted 29,514 restricted stock units under the Plan at a grant date fair value of $7.90 per share during the first quarter of 2012, of which 5,355 restricted stock units were forfeited by the executive officers of the Company as required by the agreement with the U.S. Department of the Treasury ("UST") in conjunction with the Company's participation in the Capital Purchase Program ("CPP") under the Troubled Asset Relief Program ("TARP").  In July 2012, the Company granted 5,355 restricted stock units at a grant date fair value of $8.25 per share. The Company granted 26,795 restricted stock units under the Plan at a grant date fair value of $11.90 per share during the second quarter of 2013.  The Company granted 21,056 restricted stock units under the Plan at a grant date fair value of $15.70 per share during the first quarter of 2014.  The Company granted 15,075 restricted stock units under the Plan at a grant date fair value of $17.97 per share during the first quarter of 2015.  The Company recognizes compensation expense on the restricted stock units over the period of time the restrictions are in place (five years from the grant date for the 2012 grants, four years from the grant date for the 2013 and 2015 grants and three years from the grant date for the 2014 grants).  The amount of expense recorded each period reflects the changes in the Company's stock price during such period.  As of December 31, 2015, the total unrecognized compensation expense related to the restricted stock unit grants under the Plan was $678,000.

The Company recognized compensation expense for restricted stock units granted under the Plan of $487,000, $389,000 and $173,000 for the years ended December 31, 2015, 2014 and 2013, respectively.

Net Earnings Per Share
Net earnings per common share is based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per common share. The average market price during the year is used to compute equivalent shares.

The reconciliations of the amounts used in the computation of both "basic earnings per common share" and "diluted earnings per common share" for the years ended December 31, 2015, 2014 and 2013 are as follows:

For the year ended December 31, 2015:	Net Earnings Available to Common Shareholders (Dollars in thousands)	Common Shares	Per Share Amount
Basic earnings per common share	$9,633	5,559,235	$1.73
Effect of dilutive securities:
Restricted stock units	-	47,954
Diluted earnings per common share	$9,633	5,607,189	$1.72

For the year ended December 31, 2014:	Net Earnings Available to Common Shareholders (Dollars in thousands)	Common Shares	Per Share Amount
Basic earnings per common share	$9,388	5,615,666	$1.67
Effect of dilutive securities:
Restricted stock units	-	26,326
Diluted earnings per common share	$9,388	5,641,992	$1.66

For the year ended December 31, 2013:	Net Earnings Available to Common Shareholders (Dollars in thousands)	Common Shares	Per Share Amount
Basic earnings per common share	$6,035	5,613,495	$1.08
Effect of dilutive securities:
Restricted stock units and stock options	-	9,725
Diluted earnings per common share	$6,035	5,623,220	$1.07

Recent Accounting Pronouncements
In November 2015, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2015-17, (Topic 740):  Balance Sheet Classification of Deferred Taxes.  ASU No. 2015-17 simplifies classification of deferred tax assets and deferred tax liabilities.  ASU No. 2015-17 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2016.  The adoption of this guidance is not expected to have a material impact on the Company's results of operations, financial position or disclosures.

In January 2016, FASB issued ASU No. 2016-01, (Subtopic 825-10):  Recognition and Measurement of Financial Assets and Financial Liabilities.  ASU No. 2016-01 addresses certain aspects of recognition, measurement, presentation, and disclosure of financial instruments.  ASU No. 2016-01 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017.  The adoption of this guidance is not expected to have a material impact on the Company's results of operations, financial position or disclosures.

In February 2016, FASB issued ASU No. 2016-02, (Topic 842):  Leases.  ASU No. 2016-02 increases transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements.  ASU No. 2016-02 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2018.  The adoption of this guidance is not expected to have a material impact on the Company's results of operations, financial position or disclosures.

Other accounting standards that have been issued or proposed by FASB or other standards-setting bodies are not expected to have a material impact on the Company's results of operations, financial position or disclosures.

Reclassification
Certain amounts in the 2013 and 2014 consolidated financial statements have been reclassified to conform to the 2015 presentation.

(2)	Investment Securities

Investment securities available for sale at December 31, 2015 and 2014 are as follows:

(Dollars in thousands)
	December 31, 2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$76,406	1,526	45	77,887
U.S. Government
sponsored enterprises	38,173	399	155	38,417
State and political subdivisions	141,500	6,817	72	148,245
Corporate bonds	1,928	-	22	1,906
Trust preferred securities	750	-	-	750
Equity securities	748	577	-	1,325
Total	$259,505	9,319	294	268,530

(Dollars in thousands)
	December 31, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$88,496	1,766	52	90,210
U.S. Government
sponsored enterprises	33,766	418	136	34,048
State and political subdivisions	145,938	6,534	226	152,246
Corporate bonds	2,469	16	18	2,467
Trust preferred securities	750	-	-	750
Equity securities	748	630	-	1,378
Total	$272,167	9,364	432	281,099

The current fair value and associated unrealized losses on investments in debt securities with unrealized losses at December 31, 2015 and 2014 are summarized in the tables below, with the length of time the individual securities have been in a continuous loss position.

(Dollars in thousands)
	December 31, 2015
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$7,891	45	-	-	7,891	45
U.S. Government
sponsored enterprises	3,074	13	10,828	142	13,902	155
State and political subdivisions	2,198	4	3,930	68	6,128	72
Corporate bonds	1,500	22	-	-	1,500	22
Total	$14,663	84	14,758	210	29,421	294

(Dollars in thousands)
	December 31, 2014
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$436	1	2,963	51	3,399	52
U.S. Government
sponsored enterprises	2,996	4	9,850	132	12,846	136
State and political subdivisions	567	1	14,998	225	15,565	226
Corporate bonds	-	-	525	18	525	18
Total	$3,999	6	28,336	426	32,335	432

At December 31, 2015, unrealized losses in the investment securities portfolio relating to debt securities totaled $294,000.  The unrealized losses on these debt securities arose due to changing interest rates and are considered to be temporary.  From the December 31, 2015 tables above, eight out of 172 securities issued by state and political subdivisions contained unrealized losses, 12 out of 80 securities issued by U.S. Government sponsored enterprises, including mortgage-backed securities, contained unrealized losses, and two out of three securities issued by corporations contained unrealized losses.  These unrealized losses are considered temporary because of acceptable financial condition and results of operations on each security and the repayment sources of principal and interest on U.S. Government sponsored enterprises, including mortgage-backed securities, are government backed.

The Company periodically evaluates its investments for any impairment which would be deemed other-than-temporary.   No investment impairments were deemed other-than-temporary in 2015, 2014 or 2013.

The amortized cost and estimated fair value of investment securities available for sale at December 31, 2015, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

December 31, 2015
(Dollars in thousands)
	Amortized Cost	Estimated Fair Value
Due within one year	$3,666	3,647
Due from one to five years	57,322	60,001
Due from five to ten years	106,136	109,829
Due after ten years	15,227	15,841
Mortgage-backed securities	76,406	77,887
Equity securities	748	1,325
Total	$259,505	268,530

No securities available for sale were sold during the year ended December 31, 2015.  During 2014, proceeds from sales of securities available for sale were $20.2 million and resulted in gross gains of $291,000 and gross losses of $25,000.  During 2013, proceeds from sales of securities available for sale were $17.5 million and resulted in gross gains of $738,000 and gross losses of $124,000.

Securities with a fair value of approximately $91.0 million and $89.9 million at December 31, 2015 and 2014, respectively, were pledged to secure public deposits, Federal Home Loan Bank of Atlanta ("FHLB") borrowings and for other purposes as required by law.

GAAP establishes a framework for measuring fair value and expands disclosures about fair value measurements. There is a three-level fair value hierarchy for fair value measurements.  Level 1 inputs are quoted prices in active markets for identical assets or liabilities that a company has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability.  The table below presents the balance of securities available for sale, which are measured at fair value on a recurring basis by level within the fair value hierarchy as of December 31, 2015 and 2014.

(Dollars in thousands)
	December 31, 2015
	Fair Value Measurements	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage-backed securities	$77,887	-	77,887	-
U.S. Government
sponsored enterprises	$38,417	-	38,417	-
State and political subdivisions	$148,245	-	148,245	-
Corporate bonds	$1,906	-	1,906	-
Trust preferred securities	$750	-	-	750
Equity securities	$1,325	1,325	-	-

(Dollars in thousands)
	December 31, 2014
	Fair Value Measurements	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage-backed securities	$90,210	-	90,210	-
U.S. Government
sponsored enterprises	$34,048	-	34,048	-
State and political subdivisions	$152,246	-	152,246	-
Corporate bonds	$2,467	-	2,467	-
Trust preferred securities	$750	-	-	750
Equity securities	$1,378	1,378	-	-

Fair values of investment securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges when available.  If quoted prices are not available, fair value is determined using matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities' relationship to other benchmark quoted securities.

The following is an analysis of fair value measurements of investment securities available for sale using Level 3, significant unobservable inputs, for the year ended December 31, 2015.

(Dollars in thousands)
Investment Securities Available for Sale
Level 3 Valuation
Balance, beginning of period	$750
Change in book value	-
Change in gain/(loss) realized and unrealized	-
Purchases/(sales and calls)	-
Transfers in and/or (out) of Level 3	-
Balance, end of period	$750

Change in unrealized gain/(loss) for assets still held in Level 3	$-

(3)	Loans

Major classifications of loans at December 31, 2015 and 2014 are summarized as follows:

(Dollars in thousands)
	December 31, 2015	December 31, 2014
Real estate loans:
Construction and land development	$65,791	57,617
Single-family residential	220,690	206,417
Single-family residential -
Banco de la Gente stated income	43,733	47,015
Commercial	228,526	228,558
Multifamily and farmland	18,080	12,400
Total real estate loans	576,820	552,007

Loans not secured by real estate:
Commercial loans	91,010	76,262
Farm loans	3	7
Consumer loans	10,027	10,060
All other loans	11,231	13,555

Total loans	689,091	651,891

Less allowance for loan losses	9,589	11,082

Total net loans	$679,502	640,809

The Bank grants loans and extensions of credit primarily within the Catawba Valley region of North Carolina, which encompasses Catawba, Alexander, Iredell and Lincoln counties and also in Mecklenburg, Union, Wake, Durham and Forsyth counties of North Carolina.  Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate, the value of which is dependent upon the real estate market.  Risk characteristics of the major components of the Bank's loan portfolio are discussed below:

•
Construction and land development loans – The risk of loss is largely dependent on the initial estimate of whether the property's value at completion equals or exceeds the cost of property construction and the availability of take-out financing.  During the construction phase, a number of factors can result in delays or cost overruns.  If the estimate is inaccurate or if actual construction costs exceed estimates, the value of the property securing the loan may be insufficient to ensure full repayment when completed through a permanent loan, sale of the property, or by seizure of collateral.  As of December 31, 2015, construction and land development loans comprised approximately 10% of the Bank's total loan portfolio.

•
Single-family residential loans – Declining home sales volumes, decreased real estate values and higher than normal levels of unemployment could contribute to losses on these loans.  As of December 31, 2015, single-family residential loans comprised approximately 38% of the Bank's total loan portfolio, including Banco de la Gente single-family residential stated income loans which were approximately 6% of the Bank's total loan portfolio.

•
Commercial real estate loans – Repayment is dependent on income being generated in amounts sufficient to cover operating expenses and debt service.  These loans also involve greater risk because they are generally not fully amortizing over a loan period, but rather have a balloon payment due at maturity.  A borrower's ability to make a balloon payment typically will depend on being able to either refinance the loan or timely sell the underlying property.  As of December 31, 2015, commercial real estate loans comprised approximately 33% of the Bank's total loan portfolio.

•
Commercial loans – Repayment is generally dependent upon the successful operation of the borrower's business.   In addition, the collateral securing the loans may depreciate over time, be difficult to appraise, be illiquid, or fluctuate in value based on the success of the business.  As of December 31, 2015, commercial loans comprised approximately 13% of the Bank's total loan portfolio.

Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. Loans are placed on non-accrual status when, in management's opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provisions. Loans may be placed on non-accrual status regardless of whether or not such loans are considered past due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

The following tables present an age analysis of past due loans, by loan type, as of December 31, 2015 and 2014:

December 31, 2015
(Dollars in thousands)
	Loans 30-89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Total Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
Real estate loans:
Construction and land development	$330	17	347	65,444	65,791	-
Single-family residential	2,822	1,385	4,207	216,483	220,690	-
Single-family residential -
Banco de la Gente stated income	7,021	114	7,135	36,598	43,733	-
Commercial	2,619	157	2,776	225,750	228,526	-
Multifamily and farmland	-	-	-	18,080	18,080	-
Total real estate loans	12,792	1,673	14,465	562,355	576,820	-

Loans not secured by real estate:
Commercial loans	185	40	225	90,785	91,010	17
Farm loans	-	-	-	3	3	-
Consumer loans	136	8	144	9,883	10,027	-
All other loans	-	-	-	11,231	11,231	-
Total loans	$13,113	1,721	14,834	674,257	689,091	17

December 31, 2014
(Dollars in thousands)
	Loans 30-89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Total Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
Real estate loans:
Construction and land development	$294	3,540	3,834	53,783	57,617	-
Single-family residential	5,988	268	6,256	200,161	206,417	-
Single-family residential -
Banco de la Gente stated income	8,998	610	9,608	37,407	47,015	-
Commercial	3,205	366	3,571	224,987	228,558	-
Multifamily and farmland	85	-	85	12,315	12,400	-
Total real estate loans	18,570	4,784	23,354	528,653	552,007	-

Loans not secured by real estate:
Commercial loans	241	49	290	75,972	76,262	-
Farm loans	-	-	-	7	7	-
Consumer loans	184	-	184	9,876	10,060	-
All other loans	-	-	-	13,555	13,555	-
Total loans	$18,995	4,833	23,828	628,063	651,891	-

The following table presents the Bank's non-accrual loans as of December 31, 2015 and 2014:

(Dollars in thousands)
	December 31, 2015	December 31, 2014
Real estate loans:
Construction and land development	$146	3,854
Single-family residential	4,023	2,370
Single-family residential -
Banco de la Gente stated income	1,106	1,545
Commercial	2,992	2,598
Multifamily and farmland	-	110
Total real estate loans	8,267	10,477

Loans not secured by real estate:
Commercial loans	113	176
Consumer loans	52	75
Total	$8,432	10,728

At each reporting period, the Bank determines which loans are impaired.  Accordingly, the Bank's impaired loans are reported at their estimated fair value on a non-recurring basis.  An allowance for each impaired loan that is collateral-dependent is calculated based on the fair value of its collateral.  The fair value of the collateral is based on appraisals performed by REAS, a subsidiary of the Bank.  REAS is staffed by certified appraisers that also perform appraisals for other companies.  Factors, including the assumptions and techniques utilized by the appraiser, are considered by management.  If the recorded investment in the impaired loan exceeds the measure of fair value of the collateral, a valuation allowance is recorded as a component of the allowance for loan losses.  An allowance for each impaired loan that is not collateral dependent is calculated based on the present value of projected cash flows.  If the recorded investment in the impaired loan exceeds the present value of projected cash flows, a valuation allowance is recorded as a component of the allowance for loan losses.  Impaired loans under $250,000 are not individually evaluated for impairment with the exception of the Bank's troubled debt restructured ("TDR") loans in the residential mortgage loan portfolio, which are individually evaluated for impairment.  Impaired loans collectively evaluated for impairment totaled $8.4 million and $8.1 million at December 31, 2015 and 2014, respectively.  Accruing impaired loans were $25.0 million and $25.6  million at December 31, 2015 and December 31, 2014, respectively.  Interest income recognized on accruing impaired loans was $1.3 million for the years ended December 31, 2015 and 2014.  No interest income is recognized on non-accrual impaired loans subsequent to their classification as non-accrual.

The following tables present the Bank's impaired loans as of December 31, 2015 and 2014:
December 31, 2015
(Dollars in thousands)

	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Recorded Investment in Impaired Loans	Related Allowance	Average Outstanding Impaired Loans
Real estate loans:
Construction and land development	$643	216	226	442	12	705
Single-family residential	8,828	1,489	6,805	8,294	189	10,852
Single-family residential -
Banco de la Gente stated income	20,375	-	19,215	19,215	1,143	18,414
Commercial	4,556	-	4,893	4,893	179	5,497
Multifamily and farmland	96	-	83	83	-	93
Total impaired real estate loans	34,498	1,705	31,222	32,927	1,523	35,561

Loans not secured by real estate:
Commercial loans	180	-	161	161	3	132
Consumer loans	286	-	260	260	4	283
Total impaired loans	$34,964	1,705	31,643	33,348	1,530	35,976

December 31, 2014
(Dollars in thousands)

	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Recorded Investment in Impaired Loans	Related Allowance	Average Outstanding Impaired Loans
Real estate loans:
Construction and land development	$5,481	3,639	555	4,194	31	5,248
Single-family residential	6,717	933	5,540	6,473	154	7,430
Single-family residential -
Banco de la Gente stated income	21,243	-	20,649	20,649	1,191	19,964
Commercial	4,752	1,485	2,866	4,351	272	4,399
Multifamily and farmland	111	-	110	110	1	154
Total impaired real estate loans	38,304	6,057	29,720	35,777	1,649	37,195

Loans not secured by real estate:
Commercial loans	218	-	201	201	4	641
Consumer loans	318	-	313	313	5	309
Total impaired loans	$38,840	6,057	30,234	36,291	1,658	38,145

The fair value measurements for mortgage loans held for sale, impaired loans and other real estate on a non-recurring basis at December 31, 2015 and 2014 are presented below.  The Company's valuation methodology is discussed in Note 15.

(Dollars in thousands)
	Fair Value Measurements December 31, 2015	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage loans held for sale	$4,149	-	-	4,149
Impaired loans	$31,818	-	-	31,818
Other real estate	$739	-	-	739

	Fair Value Measurements December 31, 2014	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage loans held for sale	$1,375	-	-	1,375
Impaired loans	$34,633	-	-	34,633
Other real estate	$2,016	-	-	2,016

(Dollars in thousands)
	Fair Value December 31, 2015	Fair Value December 31, 2014	Valuation Technique	Significant Unobservable Inputs	General Range of Significant Unobservable Input Values
Mortgage loans held for sale	$4,149	1,375	Rate lock commitment	N/A	N/A
Impaired loans	$31,818	34,633	Appraised value and discounted cash flows	Discounts to reflect current market conditions and ultimate collectability	0 - 25%
Other real estate	$739	2,016	Appraised value	Discounts to reflect current market conditions and estimated costs to sell	0 - 25%

       Changes in the allowance for loan losses for the year ended December 31, 2015 were as follows:

(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single- Family Residential	Single- Family Residential - Banco de la Gente Stated Income	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer and All Other	Unallocated	Total
Allowance for loan losses:
Beginning balance	$2,785	2,566	1,610	1,902	7	1,098	-	233	881	11,082
Charge-offs	(198)	(618)	(117)	(329)	-	(37)	-	(545)	-	(1,844)
Recoveries	45	34	22	21	-	101	-	145	-	368
Provision	(447)	552	(55)	323	(7)	(320)	-	339	(402)	(17)
Ending balance	$2,185	2,534	1,460	1,917	-	842	-	172	479	9,589

Ending balance: individually
evaluated for impairment	$-	96	1,115	171	-	-	-	-	-	1,382
Ending balance: collectively
evaluated for impairment	2,185	2,438	345	1,746	-	842	-	172	479	8,207
Ending balance	$2,185	2,534	1,460	1,917	-	842	-	172	479	9,589

Loans:
Ending balance	$65,791	220,690	43,733	228,526	18,080	91,010	3	21,258	-	689,091

Ending balance: individually
evaluated for impairment	$216	2,636	17,850	4,212	-	-	-	-	-	24,914
Ending balance: collectively
evaluated for impairment	$65,575	218,054	25,883	224,314	18,080	91,010	3	21,258	-	664,177

Changes in the allowance for loan losses for the year ended December 31, 2014 were as follows:

(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single- Family Residential	Single- Family Residential - Banco de la Gente Stated Income	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer and All Other	Unallocated	Total
Allowance for loan losses:
Beginning balance	$3,218	3,123	1,863	2,219	37	1,069	-	245	1,727	13,501
Charge-offs	(884)	(309)	(190)	(290)	-	(430)	-	(534)	-	(2,637)
Recoveries	428	72	16	171	-	54	-	176	-	917
Provision	23	(320)	(79)	(198)	(30)	405	-	346	(846)	(699)
Ending balance	$2,785	2,566	1,610	1,902	7	1,098	-	233	881	11,082

Ending balance: individually
evaluated for impairment	$-	82	1,155	260	-	-	-	-	-	1,497
Ending balance: collectively
evaluated for impairment	2,785	2,484	455	1,642	7	1,098	-	233	881	9,585
Ending balance	$2,785	2,566	1,610	1,902	7	1,098	-	233	881	11,082

Loans:
Ending balance	$57,617	206,417	47,015	228,558	12,400	76,262	7	23,615	-	651,891

Ending balance: individually
evaluated for impairment	$3,639	2,298	18,884	3,345	-	-	-	-	-	28,166
Ending balance: collectively
evaluated for impairment	$53,978	204,119	28,131	225,213	12,400	76,262	7	23,615	-	623,725

Changes in the allowance for loan losses for the year ended December 31, 2013 were as follows:

(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single- Family Residential	Single- Family Residential - Banco de la Gente Stated Income	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer and All Other	Unallocated	Total
Allowance for loan losses:
Beginning balance	$4,399	3,231	1,998	2,049	28	1,088	-	245	1,385	14,423
Charge-offs	(777)	(1,724)	(272)	(445)	-	(502)	-	(652)	-	(4,372)
Recoveries	377	111	141	50	-	44	-	143	-	866
Provision	(781)	1,505	(4)	565	9	439	-	509	342	2,584
Ending balance	$3,218	3,123	1,863	2,219	37	1,069	-	245	1,727	13,501

Ending balance: individually
evaluated for impairment	$-	39	1,268	171	-	-	-	-	-	1,478
Ending balance: collectively
evaluated for impairment	3,218	3,084	595	2,048	37	1,069	-	245	1,727	12,023
Ending balance	$3,218	3,123	1,863	2,219	37	1,069	-	245	1,727	13,501

Loans:
Ending balance	$63,742	195,975	49,463	209,287	11,801	68,047	19	22,626	-	620,960

Ending balance: individually
evaluated for impairment	$6,293	3,127	19,958	3,767	-	256	-	265	-	33,666
Ending balance: collectively
evaluated for impairment	$57,449	192,848	29,505	205,520	11,801	67,791	19	22,361	-	587,294

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

•
Risk Grade 2 – High Quality: Loans are of good quality with risk levels well within the Company's range of acceptability.  The organization or individual is established with a history of successful performance though somewhat susceptible to economic changes.

•
Risk Grade 3 – Good Quality: Loans of average quality with risk levels within the Company's range of acceptability but higher than normal. This may be a new organization or an existing organization in a transitional phase (e.g. expansion, acquisition, market change).

•
Risk Grade 4 – Management Attention: These loans have higher risk and servicing needs but still are acceptable. Evidence of marginal performance or deteriorating trends is observed.  These are not problem credits presently, but may be in the future if the borrower is unable to change its present course.

•
Risk Grade 5 – Watch: These loans are currently performing satisfactorily, but there has been some recent past due history on repayment and there are potential weaknesses that may, if not corrected, weaken the asset or inadequately protect the Company's position at some future date.

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

The following tables present the credit risk profile of each loan type based on internally assigned risk grades as of December 31, 2015 and 2014.

December 31, 2015
(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single- Family Residential	Single- Family Residential - Banco de la Gente Stated Income	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer	All Other	Total

1- Excellent Quality	$-	15,189	-	-	-	700	-	1,091	-	16,980
2- High Quality	10,144	86,061	-	38,647	2,998	24,955	-	3,647	1,665	168,117
3- Good Quality	35,535	78,843	19,223	148,805	12,058	58,936	3	4,571	7,828	365,802
4- Management Attention	12,544	30,259	15,029	31,824	335	5,905	-	620	1,738	98,254
5- Watch	7,265	4,322	3,308	4,561	2,689	332	-	43	-	22,520
6- Substandard	303	6,016	6,173	4,689	-	182	-	55	-	17,418
7- Doubtful	-	-	-	-	-	-	-	-	-	-
8- Loss	-	-	-	-	-	-	-	-	-	-
Total	$65,791	220,690	43,733	228,526	18,080	91,010	3	10,027	11,231	689,091

December 31, 2014
(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single- Family Residential	Single- Family Residential - Banco de la Gente Stated Income	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer	All Other	Total

1- Excellent Quality	$-	15,099	-	-	-	924	-	1,232	-	17,255
2- High Quality	6,741	74,367	-	39,888	241	18,730	-	3,576	1,860	145,403
3- Good Quality	24,641	74,453	21,022	142,141	8,376	44,649	7	4,549	8,055	327,893
4- Management Attention	13,013	30,954	12,721	36,433	1,001	11,312	-	566	3,640	109,640
5- Watch	9,294	5,749	5,799	6,153	2,672	383	-	46	-	30,096
6- Substandard	3,928	5,795	7,473	3,943	110	264	-	87	-	21,600
7- Doubtful	-	-	-	-	-	-	-	-	-	-
8- Loss	-	-	-	-	-	-	-	4	-	4
Total	$57,617	206,417	47,015	228,558	12,400	76,262	7	10,060	13,555	651,891

TDR loans modified in 2015, past due TDR loans and non-accrual TDR loans totaled $8.8 million and $15.0 million at December 31, 2015 and December 31, 2014, respectively.  The terms of these loans have been renegotiated to provide a concession to original terms, including a reduction in principal or interest as a result of the deteriorating financial position of the borrower.  There were $354,000 and $1.4 million in performing loans classified as TDR loans at December 31, 2015 and December 31, 2014, respectively.

The following table presents an analysis of loan modifications during the year ended December 31, 2015:

Year ended December 31, 2015
(Dollars in thousands)
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Real estate loans:
Construction and land development	1	$216	216
Single-family residential	3	288	271
Total TDR loans	4	$504	487

During the year ended December 31, 2015, four loans were modified that were considered to be new TDR loans.   The interest rate was modified on these TDR loans.

The following table presents an analysis of loan modifications during the year ended December 31, 2014:

Year ended December 31, 2014
(Dollars in thousands)
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Real estate loans:
Construction and land development	1	$291	266
Single-family residential	2	849	845
Single-family residential -
Banco de la Gente stated income	3	281	278
Total TDR loans	6	$1,421	1,389

During the year ended December 31, 2014, six loans were modified that were considered to be new TDR loans.   The interest rate was modified on these TDR loans.

There were no TDR loans with a payment default occurring within 12 months of the restructure date, and the payment default occurring during the years ended December 31, 2015 and 2014.  TDR loans are deemed to be in default if they become past due by 90 days or more.

(4)	Premises and Equipment

Major classifications of premises and equipment at December 31, 2015 and 2014 are summarized as follows:

(Dollars in thousands)
	2015	2014

Land	$3,669	3,681
Buildings and improvements	15,889	15,864
Furniture and equipment	19,462	18,442

Total premises and equipment	39,020	37,987

Less accumulated depreciation	22,044	20,987

Total net premises and equipment	$16,976	17,000

The Company recognized approximately $2.4 million in depreciation expense for the year ended December 31, 2015.  Depreciation expense was approximately $2.5 million and $1.9 million for the years ended December 31, 2014 and 2013, respectively.

(5)	Time Deposits

At December 31, 2015, the scheduled maturities of time deposits are as follows:

(Dollars in thousands)

2016	$97,586
2017	27,702
2018	24,122
2019	3,019
2020 and thereafter	4,463

Total	$156,892

At December 31, 2015 and 2014, the Company had approximately $4.3 million and $11.4 million, respectively, in time deposits purchased through third party brokers, including certificates of deposit participated through the Certificate of Deposit Account Registry Service ("CDARS") on behalf of local customers.  CDARS balances totaled $4.1 million and $11.0 million as of December 31, 2015 and 2014, respectively.  The weighted average rate of brokered deposits as of December 31, 2015 and 2014 was 0.10% and 0.13%, respectively.

(6)	Federal Home Loan Bank and Federal Reserve Bank Borrowings

The Bank has borrowings from the FHLB with monthly or quarterly interest payments at December 31, 2015.  The FHLB borrowings are collateralized by a blanket assignment on all residential first mortgage loans, home equity lines of credit and loans secured by multi-family real estate that the Bank owns.  At December 31, 2015, the carrying value of loans pledged as collateral totaled approximately $124.8 million.  The remaining availability under the line of credit with the FHLB was $38.5 million at December 31, 2015.

Borrowings from the FHLB outstanding at December 31, 2015 and 2014 consist of the following:

December 31, 2015
(Dollars in thousands)

Maturity Date	Call Date	Rate	Rate Type	Amount
October 17, 2018	N/A	3.485%	Adjustable Rate Hybrid	5,000

October 17, 2018	N/A	3.725%	Adjustable Rate Hybrid	15,000

October 17, 2018	N/A	3.500%	Adjustable Rate Hybrid	5,000

October 17, 2018	N/A	3.555%	Adjustable Rate Hybrid	5,000

May 8, 2018	N/A	2.144%	Floating to Fixed	5,000

May 8, 2018	N/A	3.734%	Floating to Fixed	8,500

				$43,500

December 31, 2014
(Dollars in thousands)

Maturity Date	Call Date	Rate	Rate Type	Amount
October 17, 2018	N/A	3.398%	Adjustable Rate Hybrid	5,000

October 17, 2018	N/A	3.638%	Adjustable Rate Hybrid	15,000

October 17, 2018	N/A	3.413%	Adjustable Rate Hybrid	5,000

October 17, 2018	N/A	3.468%	Adjustable Rate Hybrid	5,000

May 8, 2018	N/A	1.792%	Floating to Fixed	5,000

May 8, 2018	N/A	3.432%	Floating to Fixed	15,000

				$50,000

The Bank is required to purchase and hold certain amounts of FHLB stock in order to obtain FHLB borrowings. No ready market exists for the FHLB stock, and it has no quoted market value. The stock is redeemable at $100 per share subject to certain limitations set by the FHLB. The Bank owned $2.8 million and $3.2 million of FHLB stock, included in other investments, at December 31, 2015 and 2014, respectively.

As of December 31, 2015 and 2014, the Bank had no borrowings from the Federal Reserve Bank ("FRB").  FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB.  At December 31, 2015, the carrying value of loans pledged as collateral totaled approximately $365.9 million.  Availability under the line of credit with the FRB was $279.2 million at December 31, 2015.

(7)	Junior Subordinated Debentures

In June 2006, the Company formed a second wholly owned Delaware statutory trust, PEBK Capital Trust II ("PEBK Trust II"), which issued $20.0 million of guaranteed preferred beneficial interests in the Company's junior subordinated deferrable interest debentures.  All of the common securities of PEBK Trust II are owned by the Company.  The proceeds from the issuance of the common securities and the trust preferred securities were used by PEBK Trust II to purchase $20.6 million of junior subordinated debentures of the Company.  The proceeds received by the Company from the sale of the junior subordinated debentures were used to repay in December 2006 the trust preferred securities issued in December 2001 by PEBK Capital Trust, a wholly owned Delaware statutory trust of the Company, and for general purposes.  The debentures represent the sole assets of PEBK Trust II.  PEBK Trust II is not included in the consolidated financial statements.

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

(8)	Income Taxes

The provision for income taxes is summarized as follows:

(Dollars in thousands)
	2015	2014	2013
Current expense	$2,427	1,759	1,345
Deferred income tax expense	673	178	534
Total income tax	$3,100	1,937	1,879

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to earnings before income taxes are as follows:

(Dollars in thousands)
	2015	2014	2013
Tax expense at statutory rate (34%)	$4,329	3,851	2,914
State income tax, net of federal income tax effect	494	(283)	428
Tax-exempt interest income	(1,682)	(1,630)	(1,481)
Increase in cash surrender value of life insurance	(143)	(143)	(147)
Nondeductible interest and other expense	103	119	141
Other	(1)	23	24
Total	$3,100	1,937	1,879

The following summarizes the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities.  The net deferred tax asset is included as a component of other assets at December 31, 2015 and 2014.

(Dollars in thousands)
	2015	2014
Deferred tax assets:
Allowance for loan losses	$3,513	4,134
Accrued retirement expense	1,574	1,529
Other real estate	33	206
Federal credit carryforward	-	342
State credit carryforward	-	327
Restricted stock	417	243
Accrued bonuses	238	224
Interest income on nonaccrual loans	88	56
Other than temporary impairment	374	186
Other	16	152
Total gross deferred tax assets	6,253	7,399

Deferred tax liabilities:
Deferred loan fees	588	433
Accumulated depreciation	172	728
Prepaid expenses	59	101
Other	70	100
Unrealized gain on available for sale securities	3,308	3,479
Total gross deferred tax liabilities	4,197	4,841

Net deferred tax asset	$2,056	2,558

The Company has analyzed the tax positions taken or expected to be taken in its tax returns and has concluded that it has no liability related to uncertain tax positions.

The Company's tax filings for years 2012 through 2015 were at year end 2015 open to audit under statutes of limitations by the Internal Revenue Service and State taxing authorities.

(9)                Related Party Transactions

The Company conducts transactions with its directors and executive officers, including companies in which they have beneficial interests, in the normal course of business. It is the policy of the Bank that loan transactions with directors and officers are made on substantially the same terms as those prevailing at the time made for comparable loans to other persons. The following is a summary of activity for related party loans for 2015 and 2014:

(Dollars in thousands)
	2015	2014
Beginning balance	$4,760	4,340
New loans	6,018	6,903
Repayments	(6,700)	(6,483)

Ending balance	$4,078	4,760

At December 31, 2015 and 2014, the Bank had deposit relationships with related parties of approximately $18.4 million and $15.1 million, respectively.

(10)	Commitments and Contingencies

The Company leases various office spaces for banking and operational facilities and equipment under operating lease arrangements. Future minimum lease payments required for all operating leases having a remaining term in excess of one year at December 31, 2015 are as follows:

(Dollars in thousands)

Year ending December 31,
2016	664
2017	550
2018	501
2019	490
2020	422
Thereafter	1,548
Total minimum obligation	$4,175

Total rent expense was approximately $702,000, $691,000 and $672,000 for the years ended December 31, 2015, 2014 and 2013, respectively.

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

In most cases, the Bank requires collateral or other security to support financial instruments with credit risk.

(Dollars in thousands)
	Contractual Amount
	2015	2014
Financial instruments whose contract amount represent credit risk:

Commitments to extend credit	$189,351	168,733

Standby letters of credit and financial guarantees written	$3,872	3,911

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates and because they may expire without being drawn upon, the total commitment amount of $193.2 million does not necessarily represent future cash requirements.

Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to businesses in the Bank's delineated market area. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds real estate, equipment, automobiles and customer deposits as collateral supporting those commitments for which collateral is deemed necessary.

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

The Company has $59.5 million available for the purchase of overnight federal funds from five correspondent financial institutions as of December 31, 2015.

(11)	Employee and Director Benefit Programs

The Company has a profit sharing and 401(k) plan for the benefit of substantially all employees subject to certain minimum age and service requirements. Under the 401(k) plan, the Company matched employee contributions to a maximum of 4.00% of annual compensation in 2013, 2014 and 2015.  The Company's contribution pursuant to this formula was approximately $539,000, $439,000 and $430,000 for the years 2015, 2014 and 2013, respectively.  Investments of the 401(k) plan are determined by a committee comprised of senior management.  No investments in Company stock have been made by the 401(k) plan. Prior to January 1, 2015, the vesting schedule for the 401(k) plan began at 20 percent after two years of employment and graduated 20 percent each year until reaching 100 percent after six years of employment.  Effective January 1, 2015, contributions to the 401(k) plan are vested immediately.

In December 2001, the Company initiated a postretirement benefit plan to provide retirement benefits to key officers and its Board of Directors and to provide death benefits for their designated beneficiaries.  Under the postretirement benefit plan, the Company purchased life insurance contracts on the lives of the key officers and each director.  The increase in cash surrender value of the contracts constitutes the Company's contribution to the postretirement benefit plan each year.  Postretirement benefit plan participants are to be paid annual benefits for a specified number of years commencing upon retirement. Expenses incurred for benefits relating to the postretirement benefit plan were approximately $413,000, $422,000 and $395,000 for the years 2015, 2014 and 2013, respectively.

The Company is currently paying medical benefits for certain retired employees. The Company did not incur any postretirement medical benefits expense in 2015, 2014 and 2013 due to an excess accrual balance.

The following table sets forth the change in the accumulated benefit obligation for the Company's two postretirement benefit plans described above:

(Dollars in thousands)
	2015	2014

Benefit obligation at beginning of period	$3,812	3,581
Service cost	334	348
Interest cost	65	67
Benefits paid	(218)	(184)
Reversal of excess accrual	-	-

Benefit obligation at end of period	$3,993	3,812

The amounts recognized in the Company's Consolidated Balance Sheet as of December 31, 2015 and 2014 are shown in the following two tables:

(Dollars in thousands)
	2015	2014

Benefit obligation	$3,993	3,812
Fair value of plan assets	-	-

(Dollars in thousands)
	2015	2014

Funded status	$(3,993)	(3,812)
Unrecognized prior service cost/benefit	-	-
Unrecognized net actuarial loss	-	-

Net amount recognized	$(3,993)	(3,812)

Unfunded accrued liability	$(3,993)	(3,812)
Intangible assets	-	-

Net amount recognized	$(3,993)	(3,812)

Net periodic benefit cost of the Company's postretirement benefit plans for the years ended December 31, 2015, 2014 and 2013 consisted of the following:

(Dollars in thousands)
	2015	2014	2013

Service cost	$334	348	336
Interest cost	65	67	65

Net periodic cost	$399	415	401

Weighted average discount rate assumption
used to determine benefit obligation	5.47%	5.47%	5.46%

The Company paid benefits under the two postretirement plans totaling $218,000 and $184,000 during the years ended December 31, 2015 and 2014, respectively.  Information about the expected benefit payments for the Company's two postretirement benefit plans is as follows:

(Dollars in thousands)

Year ending December 31,
2016	$244
2017	$262
2018	$274
2019	$310
2020	$333
Thereafter	$8,259

(12)	Regulatory Matters

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

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of capital in relation to both on- and off-balance sheet items at various risk weights. Total capital consists of two tiers of capital. Tier 1 Capital includes common shareholders' equity and trust preferred securities less adjustments for intangible assets. Tier 2 Capital consists of the allowance for loan losses, up to 1.25% of risk-weighted assets and other adjustments.  Management believes, as of December 31, 2015, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2015, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There have been no conditions or events since that notification that management believes have changed the Bank's category.

In 2013, the Federal Reserve Board approved its final rule on the Basel III capital standards, which implement changes to the regulatory capital framework for banking organizations.  The Basel III capital standards, which became effective January 1, 2015, include new risk-based capital and leverage ratios, which will be phased in from 2015 to 2019. The new minimum capital level requirements applicable to the Company and the Bank under the final rules are as follows: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 capital ratio of 6% (increased from 4%); (iii) a total risk based capital ratio of 8% (unchanged from previous rules); and (iv) a Tier 1 leverage ratio of 4% (unchanged from previous rules).  An additional capital conservation buffer will be added to the minimum requirements for capital adequacy purposes beginning on January 1, 2016 at 0.625% and will be phased in through 2019 (increasing by 0.625% on each subsequent January 1, until it reaches 2.5% on January 1, 2019).  This will result in the following minimum ratios beginning in 2019: (i) a common equity Tier 1 capital ratio of 7.0%, (ii) a Tier 1 capital ratio of 8.5%, and (iii) a total capital ratio of 10.5%. Under the final rules, institutions would be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount.  These limitations establish a maximum percentage of eligible retained earnings that could be utilized for such actions.

The Company's and the Bank's actual capital amounts and ratios are presented below:

(Dollars in thousands)
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2015:

Total Capital (to Risk-Weighted Assets)
Consolidated	$129,203	16.63%	62,137	8.00%	N/A	N/	A
Bank	$124,910	16.11%	62,026	8.00%	77,532	10.00%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$119,354	15.37%	46,603	6.00%	N/A	N/	A
Bank	$115,160	14.85%	46,519	6.00%	62,026	8.00%
Tier 1 Capital (to Average Assets)
Consolidated	$119,354	11.44%	41,743	4.00%	N/A	N/	A
Bank	$115,160	11.03%	41,776	4.00%	52,220	5.00%
Common Equity Tier 1 (to Risk-Weighted Assets)
Consolidated	$99,354	12.79%	34,952	4.50%	N/A	N/	A
Bank	$115,160	14.85%	34,890	4.50%	50,396	6.50%

As of December 31, 2014:

Total Capital (to Risk-Weighted Assets)
Consolidated	$122,732	16.62%	59,085	8.00%	N/A	N/	A
Bank	$118,356	16.06%	58,974	8.00%	73,717	10.00%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$113,211	15.33%	29,542	4.00%	N/A	N/	A
Bank	$108,934	14.78%	29,487	4.00%	44,230	6.00%
Tier 1 Capital (to Average Assets)
Consolidated	$113,211	10.74%	42,181	4.00%	N/A	N/	A
Bank	$108,934	10.33%	42,164	4.00%	52,706	5.00%

On August 31, 2015, the FDIC and the SBC issued a Consent Order (the "Order") in connection with compliance by the Bank with the Bank Secrecy Act and its implementing regulations (collectively, the "BSA").  The Order was issued pursuant to the consent of the Bank.  In consenting to the issuance of the Order, the Bank did not admit or deny any unsafe or unsound banking practices or violations of law or regulation.

The Order requires the Bank to take certain affirmative actions to comply with its obligations under the BSA, including, without limitation, strengthening its Board of Directors' oversight of BSA activities; reviewing, enhancing, adopting and implementing a revised BSA compliance program; completing a BSA risk assessment; developing a revised system of internal controls designed to ensure full compliance with the BSA; reviewing and revising customer due diligence and risk assessment processes, policies and procedures; developing, adopting and implementing effective BSA training programs; assessing BSA staffing needs and resources and appointing a qualified BSA officer; establishing an independent BSA testing program; ensuring that all reports required by the BSA are accurately and properly filed and engaging an independent firm to review past account activity to determine whether suspicious activity was properly identified and reported.

Prior to implementation, certain of the actions described above are subject to review by and approval or non-objection from the FDIC and the SBC.  The Order will remain in effect and be enforceable until it is modified, terminated, suspended or set aside by the FDIC and the SBC.

The Bank continues to make progress in addressing the issues identified in the Order and expects that it will be able to undertake and implement all required actions within the time period specified in the Order.  The Bank has incurred and will continue to incur additional non-interest expenses associated with the implementation of corrective actions; however, these expenses are not expected to have a significant impact on the results of operations or financial position of the Company.  Operating under the Order will limit the Company's ability to participate in acquisitions, to open new branches, and to allocate funds to its stock repurchase plan until such time as the consent Order has been modified, terminated, suspended or set aside by the FDIC and the SBC.

(13)	Shareholders' Equity

Shareholders' equity was $104.9 million, or 10.1% of total assets, as of December 31, 2015, compared to $98.7 million, or 9.5% of total assets, as of December 31, 2014.  This increase is primarily due to an increase in retained earnings due to net income, which was partially offset by a decrease in common stock due to 102,050 shares of common stock repurchased during 2015 under the Company's stock repurchase program implemented in September 2014.

Annualized return on average equity for the year ended December 31, 2015 was 9.03% compared to 9.69% for the year ended December 31, 2014.  Total cash dividends paid on common stock were $1.6 million and $1.0 million for the years ended December 31, 2015 and 2014, respectively.

The Board of Directors, at its discretion, can issue shares of preferred stock up to a maximum of 5,000,000 shares. The Board is authorized to determine the number of shares, voting powers, designations, preferences, limitations and relative rights.  The Board of Directors does not currently anticipate issuing any additional series of preferred stock.

In 2014, the Company's Board of Directors authorized a stock repurchase program, pursuant to which up to $2 million will be allocated to repurchase the Company's common stock.  Any purchases under the Company's stock repurchase program may be made periodically as permitted by securities laws and other legal requirements in the open market or in privately negotiated transactions.  The timing and amount of any repurchase of shares will be determined by the Company's management, based on its evaluation of market conditions and other factors.  The repurchase program may be suspended at any time or from time-to-time without prior notice.  The Company has repurchased approximately $2.0 million, or 106,587 shares of its common stock, under this program as of December 31, 2015.

(14)	Other Operating Income and Expense

Miscellaneous non-interest income for the years ended December 31, 2015, 2014 and 2013 included the following items that exceeded one percent of total revenues at some point during the following three-year period:

(Dollars in thousands)
	2015	2014	2013
Visa debit card income	$3,452	3,170	2,990
Net appraisal management fee income	$635	525	718
Insurance and brokerage commissions	$713	701	661

Other non-interest expense for the years ended December 31, 2015, 2014 and 2013 included the following items that exceeded one percent of total revenues at some point during the following three-year period:

(Dollars in thousands)
	2015	2014	2013
Advertising	$784	804	685
FDIC insurance	$681	739	864
Visa debit card expense	$988	905	823
Telephone	$588	574	570
Foreclosure/OREO expense	$398	317	356
Internet banking expense	$671	644	568
FHLB advance prepayment penalty	$504	869	530
Consulting	$904	609	468
NC Tax Credit Amortization	$-	870	160

(15)	Fair Value of Financial Instruments

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

Investment Securities Available for Sale
Fair values of investment securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges when available.  If quoted prices are not available, fair value is determined using matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities' relationship to other benchmark quoted securities.  Fair values for investment securities with quoted market prices are reported in the Level 1 fair value category.  Fair value measurements obtained from independent pricing services are reported in the Level 2 fair value category. All other fair value measurements are reported in the Level 3 fair value category.

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

Other Real Estate
The fair value of other real estate is based upon independent market prices, appraised values of the collateral or management's estimation of the value of the collateral.  Other real estate is reported in the Level 3 fair value category.

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

Junior Subordinated Debentures
Because the Company's junior subordinated debentures were issued at a floating rate, the carrying amount is a reasonable estimate of fair value.  Junior subordinated debentures are reported in the Level 2 fair value category.

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

The fair value presentation for non-recurring assets is presented in Note 3.  There were no non-recurring liabilities at December 31, 2015 and 2014.  The carrying amount and estimated fair value of the Company's financial instruments at December 31, 2015 and 2014 are as follows:

(Dollars in thousands)
		Fair Value Measurements at December 31, 2015
	Carrying Amount	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$39,763	39,763	-	-	39,763
Investment securities available for sale	$268,530	1,325	266,455	750	268,530
Other investments	$3,636	-	-	3,636	3,636
Mortgage loans held for sale	$4,149	-	-	4,149	4,149
Loans, net	$679,502	-	-	683,540	683,540
Cash surrender value of life insurance	$14,546	-	14,546	-	14,546

Liabilities:
Deposits	$832,175	-	-	827,874	827,874
Securities sold under agreements
to repurchase	$27,874	-	27,874	-	27,874
FHLB borrowings	$43,500	-	43,144	-	43,144
Junior subordinated debentures	$20,619	-	20,619	-	20,619

(Dollars in thousands)
		Fair Value Measurements at December 31, 2014
	Carrying Amount	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$69,098	69,098	-	-	69,098
Investment securities available for sale	$281,099	1,378	278,971	750	281,099
Other investments	$4,031	-	-	4,031	4,031
Mortgage loans held for sale	$1,375	-	-	1,375	1,375
Loans, net	$640,809	-	-	644,708	644,708
Cash surrender value of life insurance	$14,125	-	14,125	-	14,125

Liabilities:
Deposits	$814,700	-	-	813,288	813,288
Securities sold under agreements
to repurchase	$48,430	-	48,430	-	48,430
FHLB borrowings	$50,000	-	49,598	-	49,598
Junior subordinated debentures	$20,619	-	20,619	-	20,619

Balance Sheets

December 31, 2015 and 2014
(Dollars in thousands)

Assets	2015	2014

Cash	$558	745
Interest-bearing time deposit	1,000	1,000
Investment in subsidiaries	121,848	115,457
Investment in PEBK Capital Trust II	619	619
Investment securities available for sale	1,234	1,235
Other assets	244	245

Total assets	$125,503	119,301

Liabilities and Shareholders' Equity

Junior subordinated debentures	$20,619	20,619
Liabilities	20	17
Shareholders' equity	104,864	98,665

Total liabilities and shareholders' equity	$125,503	119,301

Statements of Earnings

For the Years Ended December 31, 2015, 2014 and 2013
(Dollars in thousands)

Revenues:	2015	2014	2013

Interest and dividend income	$3,979	2,718	13,576

Total revenues	3,979	2,718	13,576

Expenses:

Interest	403	389	398
Other operating expenses	538	527	159

Total expenses	941	916	557

Income before income tax benefit and equity in
undistributed earnings of subsidiaries	3,038	1,802	13,019

Income tax benefit	262	239	84

Income before equity in undistributed
earnings of subsidiaries	3,300	2,041	13,103

Equity in undistributed earnings (loss) of subsidiaries	6,333	7,347	(6,412)

Net earnings	$9,633	9,388	6,691

Statements of Cash Flows

For the Years Ended December 31, 2015, 2014 and 2013
(Dollars in thousands)

	2015	2014	2013
Cash flows from operating activities:

Net earnings	$9,633	9,388	6,691
Adjustments to reconcile net earnings to net
cash provided (used) by operating activities:
Equity in undistributed earnings of subsidiaries	(6,333)	(7,347)	6,412
Change in:
Other assets	1	28	(73)
Accrued income	-	(5)	-
Accrued expense	3	1	27
Other liabilities	-	(108)	108

Net cash provided (used) by operating activities	3,304	1,957	13,165

Cash flows from investing activities:

Proceeds from maturities of investment securities available for sale	-	500	1
Net change in interest-bearing time deposit	-	(1,000)	800

Net cash provided (used) by investing activities	-	(500)	801

Cash flows from financing activities:

Cash dividends paid on Series A preferred stock	-	-	(734)
Cash dividends paid on common stock	(1,574)	(1,022)	(677)
Preferred stock and warrant repurchase	-	(12,524)	-
Stock repurchase	(1,917)	(82)	-
Proceeds from exercise of stock options	-	37	-

Net cash used by financing activities	(3,491)	(13,591)	(1,411)

Net change in cash	(187)	(12,134)	12,555

Cash at beginning of year	745	12,879	324

Cash at end of year	$558	745	12,879

Noncash investing and financing activities:
Change in unrealized gain on investment securities
available for sale, net	$1	8	77
Accrued redemption of Series A Preferred Stock	-	-	12,632

(17)	Quarterly Data

	2015				2014
(Dollars in thousands, except per share amounts)	First	Second	Third	Fourth	First	Second	Third	Fourth
Total interest income	$9,567	9,191	9,947	9,961	$9,545	9,576	9,583	9,716
Total interest expense	884	875	874	851	1,111	1,085	1,076	1,015
Net interest income	8,683	8,316	9,073	9,110	8,434	8,491	8,507	8,701

(Reduction of) provision for loan losses	173	(214)	235	(211)	(349)	67	256	(673)
Other income	3,245	3,297	3,266	3,504	2,841	3,110	3,207	3,006
Other expense	8,748	8,337	8,669	10,024	8,123	8,067	8,541	10,940
Income before income taxes	3,007	3,490	3,435	2,801	3,501	3,467	2,917	1,440

Income taxes	679	866	942	613	923	916	475	(377)
Net earnings	2,328	2,624	2,493	2,188	2,578	2,551	2,442	1,817

Basic net earnings per share	0.41	0.47	0.45	0.40	$0.46	0.45	0.43	0.33
Diluted net earnings per share	$0.41	0.47	0.45	0.39	$0.46	0.45	0.43	0.32

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

Dan Ray Timmerman, Sr.
Chairman of the Board and Chief Executive Officer, Timmerman Manufacturing, Inc. (wrought iron furniture, railings and gates manufacturer)

Benjamin I. Zachary
President, Treasurer, General Manager and Director, Alexander Railroad Company

OFFICERS

Lance A. Sellers
President and Chief Executive Officer

A. Joseph Lampron, Jr.
Executive Vice President, Chief Financial Officer, Corporate Treasurer and Assistant Corporate Secretary

William D. Cable, Sr.
Executive Vice President, Corporate Secretary and Assistant Corporate Treasurer