Form 10-K, Exhibit 13
period 2016-12-31
PEOPLES BANCORP OF NORTH CAROLINA INC
filed 2017-03-16
CIK 1093672

EXHIBIT (13)

The Annual Report to Security Holders is Appendix A to the Proxy Statement for the 2017 Annual Meeting of Shareholders and is incorporated herein by reference.

APPENDIX A

ANNUAL REPORT
OF
PEOPLES BANCORP OF NORTH CAROLINA, INC.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

General Description of Business
Peoples Bancorp of North Carolina, Inc. ("Bancorp"), was formed in 1999 to serve as the holding company for Peoples Bank (the "Bank").  Bancorp is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Bank Holding Company Act of 1956, as amended (the "BHCA").  Bancorp's principal source of income is dividends declared and paid by the Bank on its capital stock, if any.  Bancorp has no operations and conducts no business of its own other than owning the Bank.  Accordingly, the discussion of the business which follows concerns the business conducted by the Bank, unless otherwise indicated.  Bancorp and its wholly owned subsidiary, the Bank, along with the Bank's wholly owned subsidiaries are collectively called the "Company".

The Bank, founded in 1912, is a state-chartered commercial bank serving the citizens and business interests of the Catawba Valley and surrounding communities through 20 banking offices, as of December 31, 2016, located in Lincolnton, Newton, Denver, Catawba, Conover, Maiden, Claremont, Hiddenite, Hickory, Charlotte, Monroe, Cornelius, Mooresville and Raleigh, North Carolina.  The Bank also operates loan production offices in Denver, Durham and Winston-Salem, North Carolina.  At December 31, 2016, the Company had total assets of $1.1 billion, net loans of $716.3 million, deposits of $892.9 million, total securities of $252.6 million, and shareholders' equity of $107.4 million.

The Bank operates four banking offices focused on the Latino population under the name Banco de la Gente ("Banco").  These offices are operated as a division of the Bank.  Banco offers normal and customary banking services as are offered in the Bank's other branches such as the taking of deposits and the making of loans and therefore is not considered a reportable segment of the Company.   The Bank operates one Banco loan production office in Durham County, North Carolina and one Banco loan production office in Forsyth County, North Carolina specifically designed to serve the growing Latino market.

The Bank has a diversified loan portfolio, with no foreign loans and few agricultural loans.  Real estate loans are predominately variable rate and fixed rate commercial property loans, which include residential development loans to commercial customers.  Commercial loans are spread throughout a variety of industries with no one particular industry or group of related industries accounting for a significant portion of the commercial loan portfolio.  The majority of the Bank's deposit and loan customers are individuals and small to medium-sized businesses located in the Bank's market area.  The Bank's loan portfolio also includes Individual Taxpayer Identification Number (ITIN) mortgage loans generated thorough the Bank's Banco offices.  Additional discussion of the Bank's loan portfolio and sources of funds for loans can be found in "Management's Discussion and Analysis of Financial Condition and Results of Operations" on pages A-4 through A-23 of the Annual Report, which is included in this Form 10-K as Exhibit (13).

The operations of the Bank and depository institutions in general are significantly influenced by general economic conditions and by related monetary and fiscal policies of depository institution regulatory agencies, including the Federal Reserve, the Federal Deposit Insurance Corporation (the "FDIC") and the North Carolina Commissioner of Banks (the "Commissioner").

The Company's fiscal year ends December 31.  This Form 10-K is also being used as the Bank's Annual Disclosure Statement under FDIC Regulations.  This Form 10-K has not been reviewed, or confirmed for accuracy or relevance by the FDIC.

At December 31, 2016, the Company employed 294 full-time employees and 37 part-time employees, which equated to 318 full-time equivalent employees.

Subsidiaries
The Bank is a subsidiary of the Company.  At December 31, 2016, the Bank had four subsidiaries, Peoples Investment Services, Inc., Real Estate Advisory Services, Inc., Community Bank Real Estate Solutions, LLC ("CBRES") and PB Real Estate Holdings, LLC.  Through a relationship with Raymond James Financial Services, Inc., Peoples Investment Services, Inc. provides the Bank's customers access to investment counseling and non-deposit investment products such as stocks, bonds, mutual funds, tax deferred annuities, and related brokerage services.  Real Estate Advisory Services, Inc. provides real estate appraisal and real estate brokerage services.  CBRES serves as a "clearing-house" for appraisal services for community banks.  Other banks are able to contract with CBRES to find and engage appropriate appraisal companies in the area where the property to be appraised is located.  This type of service ensures that the appraisal process remains independent from the financing process within the Bank.  PB Real Estate Holdings, LLC acquires, manages and disposes of real property, other collateral and other assets obtained in the ordinary course of collecting debts previously contracted.

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

SELECTED FINANCIAL DATA
Dollars in Thousands Except Per Share Amounts

	2016	2015	2014	2013	2012
Summary of Operations
Interest income	$39,809	38,666	38,420	36,696	39,245
Interest expense	3,271	3,484	4,287	5,353	7,696
Net interest income	36,538	35,182	34,133	31,343	31,549
Provision for loan losses	(1,206)	(17)	(699)	2,584	4,924
Net interest income after provision
for loan losses	37,744	35,199	34,832	28,759	26,625
Non-interest income	13,976	13,312	12,164	12,652	12,537
Non-interest expense	39,982	35,778	35,671	32,841	31,782
Earnings before income taxes	11,738	12,733	11,325	8,570	7,380
Income tax expense	2,561	3,100	1,937	1,879	1,587
Net earnings	9,177	9,633	9,388	6,691	5,793
Dividends and accretion of preferred stock	-	-	-	656	1,010
Net earnings available to common
shareholders	$9,177	9,633	9,388	6,035	4,783

Selected Year-End Balances
Assets	$1,087,991	1,038,481	1,040,494	1,034,684	1,013,516
Investment securities available for sale	249,946	268,530	281,099	297,890	297,823
Net loans	716,261	679,502	640,809	607,459	605,551
Mortgage loans held for sale	5,709	4,149	1,375	497	6,922
Interest-earning assets	1,019,661	977,079	956,900	925,736	931,738
Deposits	892,918	832,175	814,700	799,361	781,525
Interest-bearing liabilities	698,120	679,937	722,991	735,111	745,140
Shareholders' equity	$107,428	104,864	98,665	83,719	97,747
Shares outstanding	5,417,800	5,510,538	5,612,588	5,613,495	5,613,495

Selected Average Balances
Assets	$1,076,604	1,038,594	1,036,486	1,023,609	1,029,612
Investment securities available for sale	252,725	266,830	287,371	293,770	289,010
Net loans	703,484	669,628	631,025	614,532	648,595
Interest-earning assets	985,236	952,251	949,537	950,451	965,994
Deposits	856,313	816,628	808,399	787,640	786,976
Interest-bearing liabilities	705,291	707,611	731,786	741,228	770,546
Shareholders' equity	$113,196	106,644	96,877	100,241	103,805
Shares outstanding	5,477,245	5,559,235	5,615,666	5,613,495	5,559,401

Profitability Ratios
Return on average total assets	0.85%	0.93%	0.91%	0.65%	0.56%
Return on average shareholders' equity	8.11%	9.03%	9.69%	6.67%	5.58%
Dividend payout ratio*	22.95%	16.34%	10.89%	11.17%	20.96%

Liquidity and Capital Ratios (averages)
Loan to deposit	82.15%	82.00%	78.06%	78.02%	82.42%
Shareholders' equity to total assets	10.51%	10.27%	9.35%	9.79%	10.08%

Per share of Common Stock
Basic net earnings	$1.68	1.73	1.67	1.08	0.86
Diluted net earnings	$1.65	1.72	1.66	1.07	0.86
Cash dividends	$0.38	0.28	0.18	0.12	0.18
Book value	$19.83	19.03	17.58	14.91	15.18

*As a percentage of net earnings available to common shareholders.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following is a discussion of our financial position and results of operations and should be read in conjunction with the information set forth under Item 1A Risk Factors in the Company's annual report on Form 10-K and the Company's consolidated financial statements and notes thereto on pages A-24  through A-67.

Introduction
Management's discussion and analysis of earnings and related data are presented to assist in understanding the consolidated financial condition and results of operations of Peoples Bancorp of North Carolina, Inc. ("Bancorp"), for the years ended December 31, 2016, 2015 and 2014.  Bancorp is a registered bank holding company operating under the supervision of the Federal Reserve Board (the "FRB") and the parent company of Peoples Bank (the "Bank"). The Bank is a North Carolina-chartered bank, with offices in Catawba, Lincoln, Alexander, Mecklenburg, Iredell, Union, Wake, Durham and Forsyth counties, operating under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation (the "FDIC").

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

The Federal Reserve maintained the Federal Funds rate at 0.25% from December 2008 to December 2015 before increasing the Fed Funds rate to 0.50% on December 16, 2015 and to 0.75% on December 14, 2016.  This continued period of very low interest rates has presented a challenge to the Company to maintain its net interest margin as loan rates fell and remained low, primarily because of competition for credit worthy customers.  The cost of deposits has also fallen but has reached the point where there is little room left to reduce this cost.  While the 0.25% Fed Funds rate increases in December 2015 and December 2016 will be helpful, the negative impact of such low interest rates will remain until the Fed Funds rate increases to levels approaching historical norms.

The Company does not have specific plans for additional offices in 2017 but will continue to look for growth opportunities in nearby markets and may expand if considered a worthwhile opportunity.

On August 31, 2015, the FDIC and the North Carolina Office of the Commissioner of Banks ("Commissioner") issued a Consent Order (the "Order") in connection with compliance by the Bank with the Bank Secrecy Act and its implementing regulations (collectively, the "BSA").  The Order was issued pursuant to the consent of the Bank.  In consenting to the issuance of the Order, the Bank did not admit or deny any unsafe or unsound banking practices or violations of law or regulation.

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

The Bank continues to make progress in addressing the issues identified in the Order and expects that it will be able to undertake and implement all required actions within the time period specified in the Order.  The Bank has incurred and will continue to incur additional non-interest expenses associated with the implementation of corrective actions; however, these expenses are not expected to have a significant impact on the results of operations or financial position of the Bank or Bancorp.  Operating under the Order will limit the Bank's and Bancorp's ability to participate in acquisitions, to open new branches, and to allocate funds to Bancorp's stock repurchase plan until such time as the Order has been modified, terminated, suspended or set aside by the FDIC and the Commissioner.

Summary of Significant and Critical Accounting Policies
The consolidated financial statements include the financial statements of Bancorp and its wholly owned subsidiary, the Bank, along with the Bank's wholly owned subsidiaries, Peoples Investment Services, Inc., Real Estate Advisory Services, Inc. ("REAS"), Community Bank Real Estate Solutions, LLC ("CBRES") and PB Real Estate Holdings, LLC (collectively called the "Company").  All significant intercompany balances and transactions have been eliminated in consolidation.  CBRES was moved from a wholly owned subsidiary of Bancorp to a wholly owned subsidiary of the Bank effective August 31, 2016.

The Company's accounting policies are fundamental to understanding management's discussion and analysis of results of operations and financial condition.  Many of the Company's accounting policies require significant judgment regarding valuation of assets and liabilities and/or significant interpretation of specific accounting guidance.  The following is a summary of some of the more subjective and complex accounting policies of the Company.  A more complete description of the Company's significant accounting policies can be found in Note 1 of the Notes to Consolidated Financial Statements in the Company's 2016 Annual Report to Shareholders which is Appendix A to the Proxy Statement for the May 4, 2017 Annual Meeting of Shareholders.

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

The Company has an overall interest rate risk management strategy that has, in prior years, incorporated the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility.  When using derivative instruments, the Company is exposed to credit and market risk.  If the counterparty fails to perform, credit risk is equal to the extent of the fair-value gain in the derivative.  The Company minimized the credit risk in derivative instruments by entering into transactions with high-quality counterparties that were reviewed periodically by the Company. The Company did not have any interest rate derivatives outstanding as of December 31, 2016 or 2015.

Management of the Company has made a number of estimates and assumptions relating to reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare the accompanying consolidated financial statements in conformity with GAAP.  Actual results could differ from those estimates.

Results of Operations
Summary.  The Company reported earnings of $9.2 million or $1.68 basic net earnings per share and $1.65 diluted net earnings per share, as compared to $9.6 million or $1.73 basic net earnings per share and $1.72 diluted net earnings per share for the same period one year ago.  The decrease in year-to-date net earnings is primarily attributable to an increase in non-interest expense, which was partially offset by an increase in net interest income, an increase in the credit to the provision for loan losses and an increase in non-interest income, as discussed below.

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

The return on average assets in 2016 was 0.85%, compared to 0.93% in 2015 and 0.91% in 2014. The return on average shareholders' equity was 8.11% in 2016 compared to 9.03% in 2015 and 9.69% in 2014.

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

Net interest income for 2016 was $36.5 million compared to $35.2 million in 2015. The increase in net interest income was primarily due to a $1.1 million increase in interest income, which was primarily attributable to an increase in the average outstanding balance of loans and a 0.25% increase in the prime rate in December 2015, combined with a $213,000 decrease in interest expense, which was primarily attributable to a decrease in the average outstanding balance of time deposits and Federal Home Loan Bank ("FHLB") borrowings during the year ended December 31, 2016, as compared to the year ended December 31, 2015.  Net interest income increased to $35.2 million in 2015 from $34.8 million in 2014.

Table 1 sets forth for each category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding, the interest incurred on such amounts and the average rate earned or incurred for the years ended December 31, 2016, 2015 and 2014. The table also sets forth the average rate earned on total interest-earning assets, the average rate paid on total interest-bearing liabilities, and the net yield on total average interest-earning assets for the same periods.  Yield information does not give effect to changes in fair value that are reflected as a component of shareholders' equity.  Yields and interest income on tax-exempt investments have been adjusted to a tax equivalent basis using an effective tax rate of 36.64% for securities that are both federal and state tax exempt and an effective tax rate of 32.64% for federal tax exempt securities.  Non-accrual loans and the interest income that was recorded on non-accrual loans, if any, are included in the yield calculations for loans in all periods reported.

Table 1- Average Balance Table

	December 31, 2016			December 31, 2015			December 31, 2014
(Dollars in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate
Interest-earning assets:
Interest and fees on loans	$703,484	32,452	4.61%	669,628	31,098	4.64%	631,025	30,305	4.80%
Investments - taxable	78,575	1,925	2.45%	89,998	2,240	2.49%	120,038	2,840	2.37%
Investments - nontaxable*	178,379	7,577	4.25%	181,382	7,634	4.21%	172,662	7,561	4.38%
Other	24,798	123	0.50%	11,243	26	0.23%	25,812	65	0.25%

Total interest-earning assets	985,236	42,077	4.27%	952,251	40,998	4.31%	949,537	40,771	4.29%

Cash and due from banks	44,732			42,483			47,614
Other assets	59,537			59,222			56,571
Allowance for loan losses	(8,884)			(10,678)			(12,905)

Total assets	$1,080,621			1,043,278			1,040,817

Interest-bearing liabilities:

NOW, MMDA & savings deposits	$447,582	495	0.11%	418,358	432	0.10%	392,822	499	0.13%
Time deposits	150,641	586	0.39%	173,622	870	0.50%	208,194	1,188	0.57%
FHLB borrowings	42,903	1,661	3.87%	49,840	1,735	3.48%	63,712	2,166	3.40%
Trust preferred securities	20,619	485	2.35%	20,619	402	1.95%	20,619	389	1.89%
Other	43,546	44	0.10%	45,172	45	0.10%	46,439	45	0.10%

Total interest-bearing liabilities	705,291	3,271	0.46%	707,611	3,484	0.49%	731,786	4,287	0.59%

Demand deposits	258,091			224,648			207,383
Other liabilities	4,043			4,375			4,771
Shareholders' equity	113,196			106,644			96,877

Total liabilities and shareholder's equity	$1,080,621			1,043,278			1,040,817

Net interest spread		$38,806	3.81%		$37,514	3.82%		36,484	3.70%

Net yield on interest-earning assets			3.94%			3.94%			3.84%

Taxable equivalent adjustment
Investment securities		$2,268			$2,332			2,351

Net interest income		$36,538			$35,182			34,133

*Includes U.S. Government agency securities that are non-taxable for state income tax purposes of $38.7 million in 2016, $37.3 million in 2015 and $26.0 million in 2014. The tax rates of 4.00%, 5.00% and 6.00% were used to calculate the tax equivalent yields on these securities in 2016, 2015 and 2014, respectively.

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

Table 2 - Rate/Volume Variance Analysis-Tax Equivalent Basis

	December 31, 2016			December 31, 2015
(Dollars in thousands)	Changes in average volume	Changes in average rates	Total Increase (Decrease)	Changes in average volume	Changes in average rates	Total Increase (Decrease)
Interest income:
Loans: Net of unearned income	$1,566	(212)	1,354	1,823	(1,031)	792

Investments - taxable	(282)	(33)	(315)	(729)	129	(600)
Investments - nontaxable	(127)	70	(57)	375	(302)	73
Other	50	47	97	(35)	(4)	(39)
Total interest income	1,207	(128)	1,079	1,434	(1,208)	226

Interest expense:
NOW, MMDA & savings deposits	31	32	63	29	(96)	(67)
Time deposits	(103)	(181)	(284)	(185)	(133)	(318)
FHLB / FRB Borrowings	(255)	181	(74)	(477)	46	(431)
Trust Preferred Securities	-	83	83	0	13	13
Other	(1)	0	(1)	(1)	1	-
Total interest expense	(328)	115	(213)	(634)	(169)	(803)
Net interest income	$1,535	(243)	1,292	2,068	(1,039)	1,029

Net interest income on a tax equivalent basis totaled $38.8 million in 2016 as compared to $37.5 million in 2015.  The interest rate spread, which represents the rate earned on interest-earning assets less the rate paid on interest-bearing liabilities, was 3.81% in 2016, as compared to a net interest spread of 3.82% in 2015.  The net yield on interest-earning assets was 3.94% in 2016 and 2015.

Tax equivalent interest income increased $1.1 million in 2016 primarily due to an increase in interest income resulting from an increase in the average outstanding principal balance of loans, which was partially offset by a decrease in the average outstanding balance of investment securities.  The average outstanding principal balance of loans increased $33.9 million to $703.5 million in 2016 compared to $669.6 million in 2015.  The average outstanding balance of investment securities decreased $14.4 million to $257.0 million in 2016 compared to $271.4 million in 2015.  The yield on interest-earning assets was 4.27% in 2016 compared to 4.31% in 2015.

Interest expense decreased $213,000 in 2016 compared to 2015.  The decrease in interest expense is primarily due to a decrease in the average outstanding balance of FHLB borrowings and time deposits.  Average interest-bearing liabilities decreased by $2.3 million to $705.3 million in 2016 compared to $707.6 million in 2015.  The cost of funds decreased to 0.46% in 2016 from 0.49% in 2015.

In 2015 net interest income on a tax equivalent basis was $37.5 million compared to $36.5 million in 2014.  The net interest spread was 3.82% in 2015 compared to 3.70% in 2014.  The net yield on interest-earning assets in 2015 increased to 3.94% from the 2014 net yield on interest-earning assets of 3.84%.

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

The provision for loan losses for the year ended December 31, 2016 was a credit of $1.2 million, as compared to a credit of $17,000 for the year ended December 31, 2015.  The credits to provision for loan losses for the years ended December 31, 2016, 2015 and 2014 resulted from, and were considered appropriate as part of, management's assessment and estimate of the risks in the total loan portfolio and determination of the total allowance for loan losses.  The primary factors contributing to the decrease in the allowance for loan losses at December 31, 2016 to $7.6 million from $9.6 million at December 31, 2015 were the continuing positive trends in indicators of potential losses on loans, primarily non-accrual loans and the reduction in net charge-offs since 2012, as shown in Table 3 below:

Table 3 - Net Charge-off Analysis

		Net charge-offs					Net charge-offs/(recoveries) as a percent of average loans outstanding
	Years ended December 31,						Years ended December 31,
(Dollars in thousands)	2016	2015	2014	2013	2012	2016	2015	2014	2013	2012
Real estate loans
Construction and land development	$(3)	153	456	400	4,200	(0.01%)	0.25%	0.78%	0.58%	4.99%
Single-family residential	220	584	237	1,613	814	0.09%	0.27%	0.12%	0.82%	0.39%
Single-family residential -
Banco de la Gente stated income	-	95	174	131	668	0.00%	0.21%	0.36%	0.26%	1.25%
Commercial	299	308	119	395	563	0.12%	0.13%	0.05%	0.20%	0.27%
Multifamily and farmland	-	-	-	-	-	0.00%	0.00%	0.00%	0.00%	0.00%
Total real estate loans	516	1,140	986	2,539	6,245	0.09%	0.20%	0.18%	0.48%	1.12%
	-	-	-	-	-
Loans not secured by real estate
Commercial loans	(25)	(64)	376	458	451	(0.03%)	(0.07%)	0.53%	0.73%	0.75%
Farm loans	-	-	-	-	-	0.00%	0.00%	0.00%	0.00%	0.00%
Consumer loans (1)	342	400	358	509	409	3.38%	4.00%	3.63%	5.27%	4.00%
All other loans	-	-	-	-	-	0.00%	0.00%	0.00%	0.00%	0.00%
Total loans	$833	1,476	1,720	3,506	7,105	0.12%	0.22%	0.27%	0.57%	1.10%

(Reduction of) provision for loan losses
for the period	$(1,206)	(17)	(699)	2,584	4,924

Allowance for loan losses at end of period	$7,550	9,589	11,082	13,501	14,423

Total loans at end of period	$723,811	689,091	651,891	620,960	619,974

Non-accrual loans at end of period	$3,825	8,432	10,728	13,836	17,630

Allowance for loan losses as a percent of
total loans outstanding at end of period	1.04%	1.39%	1.70%	2.17%	2.33%

Non-accrual loans as a percent of
total loans outstanding at end of period	0.53%	1.22%	1.65%	2.23%	2.84%

(1) The loss ratio for consumer loans is elevated because overdraft charge-offs related to DDA and NOW accounts are reported in consumer loan charge-offs and recoveries. The net overdraft charge-offs are not considered material and are therefore not shown separately.

Another factor considered in taking a credit to provision expense in the years ended December 31, 2016, 2015 and 2014 was the decline in the construction and land development portfolio.  This portfolio experienced the highest percentage of loss in 2012 as shown in Table 3 above.  The balance outstanding was $61.7 million at December 31, 2016 and $65.8 million at December 31, 2015, compared to the maximum balance of $213.7 million at December 31, 2008.  Please see the section below entitled "Allowance for Loan Losses" for a more complete discussion of the Bank's policy for addressing potential loan losses.

Non-Interest Income.  Non-interest income was $14.0 million for the year ended December 31, 2016, compared to $13.3 million for the year ended December 31, 2015.  The increase in non-interest income is primarily attributable to $729,000 in gains on the sale of securities during the year ended December 31, 2016 and a $298,000 increase in mortgage banking income during the year ended December 31, 2016, as compared to the year ended December 31, 2015.

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

 The Company periodically evaluates its investments for any impairment which would be deemed other-than-temporary.   No investment impairments were deemed other-than-temporary in 2016, 2015 or 2014.

Table 4 presents a summary of non-interest income for the years ended December 31, 2016, 2015 and 2014.

Table 4 - Non-Interest Income

(Dollars in thousands)	2016	2015	2014
Service charges	$4,497	4,647	4,961
Other service charges and fees	890	931	1,080
Gain on sale of securities	729	-	266
Mortgage banking income	1,428	1,130	804
Insurance and brokerage commissions	632	714	701
Gain/(loss) on sale and write-down of other real estate	64	245	(622)
Visa debit card income	3,589	3,452	3,170
Net appraisal management fee income	886	635	525
Miscellaneous	1,261	1,558	1,279
Total non-interest income	$13,976	13,312	12,164

Non-Interest Expense.  Non-interest expense was $40.0 million for the year ended December 31, 2016, as compared to $35.8 million for the year ended December 31, 2015.  The increase in non-interest expense included: (1) a $979,000 increase in salaries and benefits expense resulting primarily from an increase in the number of full-time equivalent employees, salary increases and an increase in compensation expense for restricted stock units, (2) a $971,000 increase in professional fees primarily due to a $1.2 million increase in consulting fees due to expenses associated with the Order issued in August 2015, (3) a $477,000 increase in occupancy expense primarily due to a $588,000 increase in equipment maintenance expense and (4) a $1.5 million increase in non-interest expenses other than salary, employee benefits and occupancy expenses primarily due to a $756,000 increase in penalties associated with the prepayment of FHLB borrowings during the year ended December 31, 2016, as compared to the year ended December 31, 2015.

Non-interest expense was $35.8 million for the year ended December 31, 2015, as compared to $35.8 million for the year ended December 31, 2014.  Salaries and benefits expense increased by $755,000 resulting primarily from an increase in the number of full-time equivalent employees and annual salary increases, and such increase was offset by a $757,000 decrease in other non-interest expenses during the year ended December 31, 2015, as compared to the year ended December 31, 2014.  The decrease in other non-interest expenses is primarily due to $870,000 amortization expense incurred during 2014 that was associated with North Carolina income tax credits purchased in 2014.

Table 5 presents a summary of non-interest expense for the years ended December 31, 2016, 2015 and 2014.

Table 5 - Non-Interest Expense

(Dollars in thousands)	2016	2015	2014
Salaries and employee benefits	$19,264	18,285	17,530
Occupancy expense	6,765	6,288	6,251
Office supplies	465	422	448
FDIC deposit insurance	494	681	739
Visa debit card expense	1,141	988	905
Professional services	182	564	798
Postage	224	249	280
Telephone	754	588	574
Director fees and expense	326	304	237
Advertising	1,136	784	804
Consulting fees	2,257	904	609
Taxes and licenses	272	301	301
Foreclosure/OREO expense	120	398	317
Internet banking expense	710	671	644
FHLB advance prepayment penalty	1,260	504	869
Other operating expense	4,612	3,847	4,365
Total non-interest expense	$39,982	35,778	35,671

Income Taxes.  The Company reported income tax expense of $2.6 million, $3.1 million and $1.9 million for the years ended December 31, 2016, 2015 and 2014, respectively.  The Company's effective tax rates were 21.82%, 24.35% and 17.10% in 2016, 2015 and 2014, respectively.  The lower effective tax rate for 2014 is primarily due to North Carolina income tax credits purchased during 2014.

Liquidity. The objectives of the Company's liquidity policy are to provide for the availability of adequate funds to meet the needs of loan demand, deposit withdrawals, maturing liabilities and to satisfy regulatory requirements.  Both deposit and loan customer cash needs can fluctuate significantly depending upon business cycles, economic conditions and yields and returns available from alternative investment opportunities.  In addition, the Company's liquidity is affected by off-balance sheet commitments to lend in the form of unfunded commitments to extend credit and standby letters of credit.  As of December 31, 2016, such unfunded commitments to extend credit were $195.5 million, while commitments in the form of standby letters of credit totaled $3.7 million.

The Company uses several funding sources to meet its liquidity requirements.  The primary funding source is core deposits, which includes demand deposits, savings accounts and non-brokered certificates of deposits of denominations less than $250,000.  The Company considers these to be a stable portion of the Company's liability mix and the result of on-going consumer and commercial banking relationships.  As of December 31, 2016, the Company's core deposits totaled $865.4 million, or 97% of total deposits.

The other sources of funding for the Company are through large denomination certificates of deposit, including brokered deposits, federal funds purchased, securities under agreement to repurchase and FHLB borrowings.  The Bank is also able to borrow from the FRB on a short-term basis.  The Bank's policies include the ability to access wholesale funding up to 40% of total assets.  The Bank's wholesale funding includes FHLB borrowings, FRB borrowings, brokered deposits and internet certificates of deposit.  The Company's ratio of wholesale funding to total assets was 2.50% as of December 31, 2016.

At December 31, 2016, the Bank had a significant amount of deposits in amounts greater than $250,000.  Brokered deposits, of $7.2 million at December 31, 2016, are comprised of certificates of deposit participated through the Certificate of Deposit Account Registry Service ("CDARS") on behalf of local customers.  The balance and cost of brokered deposits are more susceptible to changes in the interest rate environment than other deposits.   Access to the brokered deposit market could be restricted if the Bank were to fall below the well capitalized level.  For additional information, please see the section below entitled "Deposits."

The Bank has a line of credit with the FHLB equal to 20% of the Bank's total assets, with an outstanding balance of $20.0 million at December 31, 2016.  At December 31, 2016, the carrying value of loans pledged as collateral totaled approximately $128.3 million.  The remaining availability under the line of credit with the FHLB was $66.8 million at December 31, 2016.  The Bank had no borrowings from the FRB at December 31, 2016.  The FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB.  At December 31, 2016, the carrying value of loans pledged as collateral to the FRB totaled approximately $374.5 million.

The Bank also had the ability to borrow up to $59.5 million for the purchase of overnight federal funds from five correspondent financial institutions as of December 31, 2016.

The liquidity ratio for the Bank, which is defined as net cash, interest-bearing deposits with banks, federal funds sold and certain investment securities, as a percentage of net deposits and short-term liabilities was 24.78%, 26.10%, and 31.76% at December 31, 2016, 2015 and 2014, respectively.  The minimum required liquidity ratio as defined in the Bank's Asset/Liability and Interest Rate Risk Management Policy for on balance sheet liquidity was 10% at December 31, 2016, 2015 and 2014.

As disclosed in the Company's Consolidated Statements of Cash Flows included elsewhere herein, net cash provided by operating activities was approximately $12.2 million during 2016.  Net cash used in investing activities was $23.6 million during 2016 and net cash provided by financing activities was $41.7 million during 2016.

Asset Liability and Interest Rate Risk Management.  The objective of the Company's Asset Liability and Interest Rate Risk strategies is to identify and manage the sensitivity of net interest income to changing interest rates and to minimize the interest rate risk between interest-earning assets and interest-bearing liabilities at various maturities.  This is done in conjunction with the need to maintain adequate liquidity and the overall goal of maximizing net interest income. Table 6 presents an interest rate sensitivity analysis for the interest-earning assets and interest-bearing liabilities for the year ended December 31, 2016.

Table 6 - Interest Sensitivity Analysis

(Dollars in thousands)	Immediate	1-3 months	4-12 months	Total Within One Year	Over One Year & Non- sensitive	Total
Interest-earning assets:
Loans	$307,490	22,764	15,584	345,838	377,973	723,811
Mortgage loans held for sale	5,709	-	-	5,709	-	5,709
Investment securities available for sale	-	6,602	14,625	21,227	228,719	249,946
Interest-bearing deposit accounts	16,481	-	-	16,481	-	16,481
Other interest-earning assets	-	-	-	-	3,254	3,254
Total interest-earning assets	329,680	29,366	30,209	389,255	609,946	999,201

Interest-bearing liabilities:
NOW, savings, and money market deposits	477,054	-	-	477,054	-	477,054
Time deposits	15,313	17,946	53,558	86,817	57,196	144,013
FHLB borrowings	-	20,000	-	20,000	-	20,000
Securities sold under
agreement to repurchase	36,434	-	-	36,434	-	36,434
Trust preferred securities	-	20,619	-	20,619	-	20,619
Total interest-bearing liabilities	528,801	58,565	53,558	640,924	57,196	698,120

Interest-sensitive gap	$(199,121)	(29,199)	(23,349)	(251,669)	552,750	301,081

Cumulative interest-sensitive gap	$(199,121)	(228,320)	(251,669)	(251,669)	301,081

Interest-earning assets as a percentage of
interest-bearing liabilities	62.34%	50.14%	56.40%	60.73%	1066.41%

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

The Company's rate sensitive assets are those earning interest at variable rates and those with contractual maturities within one year.  Rate sensitive assets therefore include both loans and available for sale ("AFS") securities.  Rate sensitive liabilities include interest-bearing checking accounts, money market deposit accounts, savings accounts, time deposits and borrowed funds.  At December 31, 2016, rate sensitive assets and rate sensitive liabilities totaled $999.2 million and $698.1 million, respectively.

Included in the rate sensitive assets are $288.9 million in variable rate loans indexed to prime rate subject to immediate repricing upon changes by the Federal Open Market Committee ("FOMC").  The Bank utilizes interest rate floors on certain variable rate loans to protect against further downward movements in the prime rate.  At December 31, 2016, the Bank had $182.1 million in loans with interest rate floors.  The floors were in effect on $108.9 million of these loans pursuant to the terms of the promissory notes on these loans.   The weighted average rate on these loans is 0.62% higher than the indexed rate on the promissory notes without interest rate floors.

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

All of the Company's investment securities are held in the AFS category. At December 31, 2016, the market value of AFS securities totaled $249.9 million, compared to $268.5 million and $281.1 million at December 31, 2015 and 2014, respectively.  Table 7 presents the fair value of the AFS securities held at December 31, 2016, 2015 and 2014.

Table 7 - Summary of Investment Portfolio

(Dollars in thousands)	2016	2015	2014
U. S. Government sponsored enterprises	$38,222	38,417	34,048
State and political subdivisions	141,856	148,245	152,246
Mortgage-backed securities	67,585	77,887	90,210
Corporate bonds	1,533	1,906	2,467
Trust preferred securities	750	750	750
Equity securities	-	1,325	1,378
Total securities	$249,946	268,530	281,099

The Company's investment portfolio consists of U.S. Government sponsored enterprise securities, municipal securities, U.S. Government sponsored enterprise mortgage-backed securities, corporate bonds, trust preferred securities and equity securities.  AFS securities averaged $252.7 million in 2016, $266.8 million in 2015 and $287.4 million in 2014.  Table 8 presents the market value of AFS securities held by the Company by maturity category at December 31, 2016.   Yield information does not give effect to changes in fair value that are reflected as a component of shareholders' equity.  Yields are calculated on a tax equivalent basis.  Yields and interest income on tax-exempt investments have been adjusted to a tax equivalent basis using an effective tax rate of 36.64% for securities that are both federal and state tax exempt and an effective tax rate of 32.64% for federal tax exempt securities.

Table 8 - Maturity Distribution and Weighted Average Yield on Investments

			After One Year		After 5 Years
	One Year or Less		Through 5 Years		Through 10 Years		After 10 Years		Totals
(Dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Book value:
U.S. Government
sponsored enterprises	$1,381	1.88%	7,644	2.13%	22,553	2.57%	6,610	2.41%	38,188	1.74%
State and political subdivisions	5,423	3.44%	73,223	3.11%	53,944	3.19%	5,242	3.82%	137,832	3.40%
Mortgage-backed securities	12,023	2.89%	26,622	2.92%	13,907	2.85%	14,102	3.00%	66,654	2.81%
Corporate bonds	500	5.58%	-	0.00%	1,000	1.96%	-	-	1,500	1.48%
Trust preferred securities	-	-	-	-	500	4.75%	250	8.13%	750	5.88%
Equity securities	-	-	-	-	-	-	-	0.00%	-	0.00%
Total securities	$19,327	2.91%	107,489	2.90%	91,904	2.82%	26,204	3.33%	244,924	2.55%

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

Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by real estate, which is dependent upon the real estate market.  Real estate mortgage loans include both commercial and residential mortgage loans.  At December 31, 2016, the Bank had $115.7 million in residential mortgage loans, $99.8 million in home equity loans and $330.6 million in commercial mortgage loans, which include $266.5 million using commercial property as collateral and $64.1 million using residential property as collateral.   Residential mortgage loans include $75.5 million made to customers in the Bank's traditional banking offices and $40.2 million in mortgage loans originated in the Bank's Banco de la Gente offices.  All residential mortgage loans are originated as fully amortizing loans, with no negative amortization.

At December 31, 2016, the Bank had $61.7 million in construction and land development loans.  Table 9 presents a breakout of these loans.

Table 9 - Construction and Land Development Loans

(Dollars in thousands)	Number of Loans	Balance Outstanding	Non-accrual Balance
Land acquisition and development - commercial purposes	56	$9,355	-
Land acquisition and development - residential purposes	223	24,040	22
1 to 4 family residential construction	92	18,218	-
Commercial construction	18	10,136	-
Total acquisition, development and construction	389	$61,749	22

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

Banco de la Gente single family residential stated income loans originated from 2005 to 2009 were primarily adjustable rate mortgage loans that adjust annually after the end of the first five years of the loan.  The loans are tied to the one-year T-Bill index and, if they were to adjust at December 31, 2016, would have a reduction in the interest rate on the loan.  The underwriting on these loans includes both full income verification and no income verification, with loan-to-value ratios of up to 95% without private mortgage insurance.  A majority of these loans would be considered subprime loans, as they were underwritten using stated income rather than fully documented income verification.  No other loans in the Bank's portfolio would be considered subprime.  The majority of these loans have been originated within the Charlotte, North Carolina metro area (Mecklenburg County).  Total losses on this portfolio, since the first loans were originated in 2004, have amounted to approximately $3.7 million through December 31, 2016.

The composition of the Bank's loan portfolio at December 31 is presented in Table 10.

Table 10 - Loan Portfolio

	2016		2015		2014		2013		2012
(Dollars in thousands)	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans
Real estate loans
Construction and land development	$61,749	8.53%	65,791	9.55%	57,617	8.84%	63,742	10.27%	73,176	11.80%
Single-family residential	240,700	33.25%	220,690	32.03%	206,417	31.66%	195,975	31.56%	195,003	31.45%
Single-family residential- Banco de la
Gente stated income	40,189	5.55%	43,733	6.35%	47,015	7.21%	49,463	7.97%	52,019	8.39%
Commercial	247,521	34.20%	228,526	33.16%	228,558	35.06%	209,287	33.70%	200,633	32.36%
Multifamily and farmland	21,047	2.91%	18,080	2.62%	12,400	1.90%	11,801	1.90%	8,951	1.44%
Total real estate loans	611,206	84.44%	576,820	83.71%	552,007	84.68%	530,268	85.39%	529,782	85.45%

Loans not secured by real estate
Commercial loans	87,596	12.11%	91,010	13.22%	76,262	11.71%	68,047	10.97%	64,295	10.38%
Farm loans	-	0.00%	3	0.00%	7	0.00%	19	0.00%	11	0.00%
Consumer loans	9,832	1.36%	10,027	1.46%	10,060	1.54%	9,593	1.54%	10,148	1.64%
All other loans	15,177	2.10%	11,231	1.63%	13,555	2.08%	13,033	2.10%	15,738	2.54%
Total loans	723,811	100.00%	689,091	100.00%	651,891	100.00%	620,960	100.00%	619,974	100.00%

Less: Allowance for loan losses	7,550		9,589		11,082		13,501		14,423

Net loans	$716,261		679,502		640,809		607,459		605,551

As of December 31, 2016, gross loans outstanding were $723.8 million, compared to $689.1 million at December 31, 2015.  Average loans represented 71% and 70% of total earning assets for the years ended December 31, 2016 and 2015, respectively.  The Bank had $5.7 million and $4.1 million in mortgage loans held for sale as of December 31, 2016 and 2015, respectively.

Troubled debt restructured ("TDR") loans modified in 2016, past due TDR loans and non-accrual TDR loans totaled $5.9 million and $8.8 million at December 31, 2016 and December 31, 2015, respectively.  The terms of these loans have been renegotiated to provide a concession to original terms, including a reduction in principal or interest as a result of the deteriorating financial position of the borrower.  There were $81,000 and $354,000 in performing loans classified as TDR loans at December 31, 2016 and December 31, 2015, respectively.

Table 11 identifies the maturities of all loans as of December 31, 2016 and addresses the sensitivity of these loans to changes in interest rates.

Table 11 - Maturity and Repricing Data for Loans

(Dollars in thousands)	Within one year or less	After one year through five years	After five years	Total loans
Real estate loans
Construction and land development	$40,674	12,626	8,449	61,749
Single-family residential	112,279	73,957	54,464	240,700
Single-family residential- Banco de la Gente
stated income	17,402	-	22,787	40,189
Commercial	99,527	106,413	41,581	247,521
Multifamily and farmland	6,172	5,167	9,708	21,047
Total real estate loans	276,054	198,163	136,989	611,206

Loans not secured by real estate
Commercial loans	56,373	17,907	13,316	87,596
Farm loans	-	-	-	-
Consumer loans	4,748	4,880	204	9,832
All other loans	8,663	4,727	1,787	15,177
Total loans	$345,838	225,677	152,296	723,811

Total fixed rate loans	$4,924	196,665	152,296	353,885
Total floating rate loans	340,914	29,012	-	369,926

Total loans	$345,838	225,677	152,296	723,811

In the normal course of business, there are various commitments outstanding to extend credit that are not reflected in the financial statements. At December 31, 2016, outstanding loan commitments totaled $199.3 million.  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  Additional information regarding commitments is provided below in the section entitled "Contractual Obligations and Off-Balance Sheet Arrangements" and in Note 10 to the Consolidated Financial Statements.

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

There were no significant changes in the estimation methods or fundamental assumptions used in the evaluation of the allowance for loan losses for the year ended December 31, 2016 as compared to the year ended December 31, 2015.   Revisions, estimates and assumptions may be made in any period in which the supporting factors indicate that loss levels may vary from the previous estimates.

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

Net charge-offs for 2016 and 2015 were $833,000 and $1.5 million, respectively.  The ratio of net charge-offs to average total loans was 0.12% in 2016, 0.22% in 2015 and 0.27% in 2014.  The Bank strives to proactively work with its customers to identify potential problems.  If found, the Bank works to quickly recognize identifiable losses and to establish a plan, with the borrower, if possible, to have the loans paid off.  This process of early identification increased the levels of charge-offs and provision for loan losses in 2009 through 2013 as compared to historical periods prior to 2009.  The years ended December 31, 2014, 2015 and 2016 saw a return of net charge-offs to pre-crisis levels.  Management expects this to continue in 2017. The allowance for loan losses was $7.6 million or 1.0% of total loans outstanding at December 31, 2016.  For December 31, 2015 and 2014, the allowance for loan losses amounted to $9.6 million or 1.4% of total loans outstanding and $11.1 million, or 1.7% of total loans outstanding, respectively.

Table 12 presents the percentage of loans assigned to each risk grade at December 31, 2016 and 2015.

Table 12 - Loan Risk Grade Analysis
	Percentage of Loans
	By Risk Grade
Risk Grade	2016	2015
Risk Grade 1 (Excellent Quality)	2.28%	2.46%
Risk Grade 2 (High Quality)	26.82%	24.40%
Risk Grade 3 (Good Quality)	54.43%	53.08%
Risk Grade 4 (Management Attention)	11.99%	14.26%
Risk Grade 5 (Watch)	3.07%	3.27%
Risk Grade 6 (Substandard)	1.41%	2.53%
Risk Grade 7 (Doubtful)	0.00%	0.00%
Risk Grade 8 (Loss)	0.00%	0.00%

Table 13 presents an analysis of the allowance for loan losses, including charge-off activity.

Table 13 - Analysis of Allowance for Loan Losses

(Dollars in thousands)	2016	2015	2014	2013	2012
Allowance for loan losses at beginning	$9,589	11,082	13,501	14,423	16,604

Loans charged off:
Commercial	146	38	430	502	555
Real estate - mortgage	593	1,064	789	2,441	2,491
Real estate - construction	7	197	884	777	4,728
Consumer	492	545	534	652	557
Total loans charged off	1,238	1,844	2,637	4,372	8,331

Recoveries of losses previously charged off:
Commercial	170	101	54	44	104
Real estate - mortgage	74	77	259	302	446
Real estate - construction	10	45	428	377	528
Consumer	151	145	176	143	148
Total recoveries	405	368	917	866	1,226
Net loans charged off	833	1,476	1,720	3,506	7,105

Provision for loan losses	(1,206)	(17)	(699)	2,584	4,924

Allowance for loan losses at end of year	$7,550	9,589	11,082	13,501	14,423

Loans charged off net of recoveries, as
a percent of average loans outstanding	0.12%	0.22%	0.27%	0.57%	1.10%

Allowance for loan losses as a percent
of total loans outstanding at end of year	1.04%	1.39%	1.70%	2.17%	2.33%

Non-performing Assets.  Non-performing assets declined to $4.1 million or 0.4% of total assets at December 31, 2016, compared to $9.2 million or 0.9% of total assets at December 31, 2015.  The decline in non-performing assets is due to a $4.6 million decrease in non-accrual loans and a $456,000 decrease in other real estate owned properties.  Non-performing loans include $22,000 in construction and land development loans, $3.7 million in commercial and residential mortgage loans and $54,000 in other loans at December 31, 2016, as compared to $146,000 in construction and land development loans, $8.1 million in commercial and residential mortgage loans and $181,000 in other loans at December 31, 2015.  Other real estate owned totaled $283,000 and $739,000 as of December 31, 2016 and 2015, respectively. The Bank had no repossessed assets as of December 31, 2016 and 2015.

At December 31, 2016, the Bank had non-performing loans, defined as non-accrual and accruing loans past due more than 90 days, of $3.8 million or 0.53% of total loans.  Non-performing loans at December 31, 2015 were $8.4 million or 1.23% of total loans.

Management continually monitors the loan portfolio to ensure that all loans potentially having a material adverse impact on future operating results, liquidity or capital resources have been classified as non-performing.  Should economic conditions deteriorate, the inability of distressed customers to service their existing debt could cause higher levels of non-performing loans.  Management expects the level of non-accrual loans to be more in-line with the levels at December 31, 2016 as opposed to the level of non-accruals experienced in 2012.

It is the general policy of the Bank to stop accruing interest income when a loan is placed on non-accrual status and any interest previously accrued but not collected is reversed against current income.  Generally a loan is placed on non-accrual status when it is over 90 days past due and there is reasonable doubt that all principal will be collected.

A summary of non-performing assets at December 31 for each of the years presented is shown in Table 14.

Table 14 - Non-performing Assets

(Dollars in thousands)	2016	2015	2014	2013	2012
Non-accrual loans	$3,825	8,432	10,728	13,836	17,630
Loans 90 days or more past due and still accruing	-	17	-	882	2,403
Total non-performing loans	3,825	8,449	10,728	14,718	20,033
All other real estate owned	283	739	2,016	1,679	6,254
Repossessed assets	-	-	-	-	10
Total non-performing assets	$4,108	9,188	12,744	16,397	26,297

TDR loans not included in above,
(not 90 days past due or on nonaccrual)	3,337	5,102	7,217	7,953	10,864

As a percent of total loans at year end
Non-accrual loans	0.53%	1.22%	1.65%	2.23%	2.84%
Loans 90 days or more past due and still accruing	0.00%	0.00%	0.00%	0.14%	0.39%

Total non-performing assets
as a percent of total assets at year end	0.38%	0.88%	1.22%	1.58%	2.60%

Total non-performing loans
as a percent of total loans at year-end	0.53%	1.23%	1.65%	2.37%	3.23%

Deposits.  The Company primarily uses deposits to fund its loan and investment portfolios. The Company offers a variety of deposit accounts to individuals and businesses. Deposit accounts include checking, savings, money market and time deposits. As of December 31, 2016, total deposits were $892.9 million, compared to $832.2 million at December 31, 2015.  Core deposits, which include demand deposits, savings accounts and non-brokered certificates of deposits of denominations less than $250,000, amounted to $865.4 million at December 31, 2016, compared to $805.0 million at December 31, 2015.

Time deposits in amounts of $250,000 or more totaled $26.8 million and $26.9 million at December 31, 2016 and 2015, respectively.  At December 31, 2016, brokered deposits amounted to $7.2 million as compared to $4.3 million at December 31, 2015.  CDARS balances included in brokered deposits amounted to $7.2 million and $4.1 million as of December 31, 2016 and 2015, respectively.  Brokered deposits are generally considered to be more susceptible to withdrawal as a result of interest rate changes and to be a less stable source of funds, as compared to deposits from the local market.  Brokered deposits outstanding as of December 31, 2016 have a weighted average rate of 0.53% with a weighted average original term of 23 months.

Table 15 is a summary of the maturity distribution of time deposits in amounts of $250,000 or more as of December 31, 2016.

Table 15 - Maturities of Time Deposits of $250,000 or greater

(Dollars in thousands)	2016
Three months or less	$7,001
Over three months through six months	4,619
Over six months through twelve months	3,971
Over twelve months	11,180
Total	$26,771

Borrowed Funds. The Company has access to various short-term borrowings, including the purchase of federal funds and borrowing arrangements from the FHLB and other financial institutions.  At December 31, 2016 and 2015, FHLB borrowings totaled $20.0 million and $43.5 million, respectively.  Average FHLB borrowings for 2016 and 2015 were $42.9 million and $49.8 million, respectively. The maximum amount of outstanding FHLB borrowings was $43.5 million in 2016 and $50.0 million in 2015.  The FHLB borrowings outstanding at December 31, 2016 had interest rates ranging from 2.68% to 4.12% and all mature in 2018.  The weighted average rate on FHLB borrowings was 3.87% and 3.48% at December 31, 2016 and 2015, respectively.  Additional information regarding FHLB borrowings is provided in Note 6 to the Consolidated Financial Statements.

The Bank had no borrowings from the FRB at December 31, 2016 and 2015.  FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB.  At December 31, 2016, the carrying value of loans pledged as collateral totaled approximately $374.5 million.

Securities sold under agreements to repurchase were $36.4 million at December 31, 2016, as compared to $27.9 million at December 31, 2015.

Junior subordinated debentures were $20.6 million as of December 31, 2016 and 2015.

Contractual Obligations and Off-Balance Sheet Arrangements.  The Company's contractual obligations and other commitments as of December 31, 2016 are summarized in Table 16 below.  The Company's contractual obligations include the repayment of principal and interest related to FHLB advances and junior subordinated debentures, as well as certain payments under current lease agreements.  Other commitments include commitments to extend credit.  Because not all of these commitments to extend credit will be drawn upon, the actual cash requirements are likely to be significantly less than the amounts reported for other commitments below.

Table 16 - Contractual Obligations and Other Commitments

(Dollars in thousands)	Within One Year	One to Three Years	Three to Five Years	Five Years or More	Total
Contractual Cash Obligations
Long-term borrowings	$-	20,000	-	-	20,000
Junior subordinated debentures	-	-	-	20,619	20,619
Corporate Center renovation	2,170	-	-	-	2,170
Operating lease obligations	632	1,212	1,193	1,611	4,648
Total	$2,802	21,212	1,193	22,230	47,437

Other Commitments
Commitments to extend credit	$70,204	20,389	18,833	86,102	195,528
Standby letters of credit
and financial guarantees written	3,728	-	-	-	3,728
Income tax credits	639	2,025	81	119	2,864
Total	$74,571	22,414	18,914	86,221	202,120

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

Capital Resources.  Shareholders' equity was $107.4 million, or 9.9% of total assets, as of December 31, 2016, compared to $104.9 million, or 10.1% of total assets, as of December 31, 2015.  The increase in shareholders' equity is primarily due to an increase in retained earnings due to net income, which was partially offset by a decrease in accumulated other comprehensive income resulting from a decrease in the unrealized gain on investment securities and a $2.0 million decrease in common stock due to 92,738 shares of common stock being repurchased under the Company's stock repurchase program implemented during the second quarter of 2016.

Average shareholders' equity as a percentage of total average assets is one measure used to determine capital strength.   Average shareholders' equity as a percentage of total average assets was 10.51%, 10.27% and 9.35% for 2016, 2015 and 2014, respectively.   The return on average shareholders' equity was 8.11% at December 31, 2016 as compared to 9.03% and 9.69% at December 31, 2015 and December 31, 2014, respectively.  Total cash dividends paid on common stock were $2.1 million, $1.6 million and $1.0 million during 2016, 2015 and 2014, respectively.  The Company did not pay any dividends on preferred stock during 2016 and 2015.

The Board of Directors, at its discretion, can issue shares of preferred stock up to a maximum of 5,000,000 shares.  The Board is authorized to determine the number of shares, voting powers, designations, preferences, limitations and relative rights.

In 2014, the Company's Board of Directors authorized a stock repurchase program ("the 2014 Stock Repurchase Program"), pursuant to which up to $2 million was allocated to repurchase the Company's common stock.  All purchases under the 2014 Stock Repurchase Program were made periodically as permitted by securities laws and other legal requirements in the open market or in privately negotiated transactions.  The timing and amount of the repurchase of shares was determined by the Company's management, based on its evaluation of market conditions and other factors.  The Company had repurchased approximately $2.0 million, or 106,587 shares of its common stock, under the 2014 Stock Repurchase Program as of December 31, 2015.

In the second quarter of 2016, the Company's Board of Directors authorized another stock repurchase program ("the 2016 Stock Repurchase Program"), pursuant to which up to $2 million was allocated to repurchase the Company's common stock.  All purchases under the 2016 Stock Repurchase Program were made periodically as permitted by securities laws and other legal requirements in the open market or in privately negotiated transactions.  The timing and amount of the repurchase of shares was determined by the Company's management, based on its evaluation of market conditions and other factors.  The Company repurchased approximately $2.0 million, or 92,738 shares of its common stock, under the 2016 Stock Repurchase Program during 2016.

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

Under the regulatory capital guidelines, financial institutions are currently required to maintain a total risk-based capital ratio of 8.0% or greater, with a Tier 1 risk-based capital ratio of 6.0% or greater and a common equity Tier 1 capital ratio of 4.5% or greater, as required by Basel III capital standards referenced above.  Tier 1 capital is generally defined as shareholders' equity and trust preferred securities less all intangible assets and goodwill.  Tier 1 capital at December 31, 2016 and December 31, 2015 includes $20.0 million in trust preferred securities.  The Company's Tier 1 capital ratio was 15.20% and 15.37% at December 31, 2016 and December 31, 2015, respectively.  Total risk-based capital is defined as Tier 1 capital plus supplementary capital.  Supplementary capital, or Tier 2 capital, consists of the Company's allowance for loan losses, not exceeding 1.25% of the Company's risk-weighted assets. Total risk-based capital ratio is therefore defined as the ratio of total capital (Tier 1 capital and Tier 2 capital) to risk-weighted assets.  The Company's total risk-based capital ratio was 16.12% and 16.63% at December 31, 2016 and December 31, 2015, respectively.  The Company's common equity Tier 1 capital consists of common stock and retained earnings.   The Company's common equity Tier 1 capital ratio was 12.75% and 12.79% at December 31, 2016 and December 31, 2015, respectively.  Financial institutions are also required to maintain a leverage ratio of Tier 1 capital to total average assets of 4.0% or greater.  The Company's Tier 1 leverage capital ratio was 11.19% and 11.44% at December 31, 2016 and December 31, 2015, respectively.

The Bank's Tier 1 risk-based capital ratio was 14.85% at December 31, 2016 and 2015.  The total risk-based capital ratio for the Bank was 15.78% and 16.11% at December 31, 2016 and December 31, 2015, respectively.   The Bank's common equity Tier 1 capital ratio was 14.85% at December 31, 2016 and 2015.  The Bank's Tier 1 leverage capital ratio was 10.88% and 11.03% at December 31, 2016 and December 31, 2015, respectively.

A bank is considered to be "well capitalized" if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a common equity Tier 1 capital ratio of 6.5% or greater and a leverage ratio of 5.0% or greater.  Based upon these guidelines, the Bank was considered to be "well capitalized" at December 31, 2016.

The Company's key equity ratios as of December 31, 2016, 2015 and 2014 are presented in Table 17.

Table 17 - Equity Ratios

	2016	2015	2014
Return on average assets	0.85%	0.93%	0.91%
Return on average equity	8.11%	9.03%	9.69%
Dividend payout ratio *	22.95%	16.34%	10.89%
Average equity to average assets	10.51%	10.27%	9.35%

* As a percentage of net earnings available to common shareholders.

Quarterly Financial Data.  The Company's consolidated quarterly operating results for the years ended December 31, 2016 and 2015 are presented in Table 18.

Table 18 - Quarterly Financial Data

	2016				2015
(Dollars in thousands, except per share amounts)	First	Second	Third	Fourth	First	Second	Third	Fourth
Total interest income	$9,905	9,815	9,982	10,107	$9,567	9,191	9,947	9,961
Total interest expense	809	813	828	821	884	875	874	851
Net interest income	9,096	9,002	9,154	9,286	8,683	8,316	9,073	9,110

(Reduction of) provision for loan losses	(216)	(531)	(360)	(99)	173	(214)	235	(211)
Other income	3,324	3,572	3,414	3,666	3,245	3,297	3,266	3,504
Other expense	9,492	9,109	9,598	11,783	8,748	8,337	8,669	10,024
Income before income taxes	3,144	3,996	3,330	1,268	3,007	3,490	3,435	2,801

Income taxes (benefit)	691	1,032	872	(34)	679	866	942	613
Net earnings	2,453	2,964	2,458	1,302	2,328	2,624	2,493	2,188

Basic net earnings per share	0.45	0.54	0.45	0.24	$0.41	0.47	0.45	0.40
Diluted net earnings per share	$0.44	0.53	0.44	0.24	$0.41	0.47	0.45	0.39

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk reflects the risk of economic loss resulting from adverse changes in market prices and interest rates.  This risk of loss can be reflected in either diminished current market values or reduced potential net interest income in future periods.

The Company's market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. The structure of the Company's loan and deposit portfolios is such that a significant decline (increase) in interest rates may adversely (positively) impact net market values and interest income. Management seeks to manage the risk through the utilization of its investment securities and off-balance sheet derivative instruments. During the years ended December 31, 2016, 2015 and 2014, the Company used interest rate contracts to manage market risk as discussed above in the section entitled "Asset Liability and Interest Rate Risk Management."

Table 19 presents in tabular form the contractual balances and the estimated fair value of the Company's on-balance sheet financial instruments at their expected maturity dates for the period ended December 31, 2016. The expected maturity categories take into consideration historical prepayment experience as well as management's expectations based on the interest rate environment at December 31, 2016.  For core deposits without contractual maturity (i.e. interest-bearing checking, savings, and money market accounts), the table presents principal cash flows based on management's judgment concerning their most likely runoff or repricing behaviors.

Table 19 - Market Risk Table

(Dollars in thousands)
Loans Receivable	2017	2018	2019	2020	2021	Thereafter	Total	Fair Value
Fixed rate	$44,846	59,309	45,286	53,841	56,949	116,964	377,195	375,900
Average interest rate	4.89%	4.65%	4.75%	4.76%	4.58%	5.44%
Variable rate	$75,294	38,558	45,379	35,034	36,069	121,991	352,325	352,325
Average interest rate	4.66%	4.51%	4.28%	4.36%	4.45%	3.93%
Total							729,520	728,225

Investment Securities
Interest bearing cash	$16,481	-	-	-	-	-	16,481	16,481
Average interest rate	0.59%	-	-	-	-	-
Securities available for sale	$44,217	20,188	22,762	23,691	31,668	107,420	249,946	249,946
Average interest rate	4.06%	4.51%	4.39%	4.20%	4.59%	4.30%
Nonmarketable equity securities	$-	-	-	-	-	2,635	2,635	2,635
Average interest rate	-	-	-	-	-	3.38%

Debt Obligations
Deposits	$86,781	33,212	15,117	5,384	3,519	748,905	892,918	884,510
Average interest rate	0.33%	0.56%	0.61%	0.75%	0.75%	0.07%
Advances from FHLB	$-	20,000	-	-	-	-	20,000	18,864
Average interest rate	-	3.73%	-	-	-	-
Securities sold under agreement
to repurchase	$36,434	-	-	-	-	-	36,434	36,434
Average interest rate	0.10%	-	-	-	-	-
Junior subordinated debentures	$-	-	-	-	-	20,619	20,619	20,619
Average interest rate	-	-	-	-	-	2.47%

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

Table 20 - Interest Rate Risk

(Dollars in thousands)
	Estimated Resulting Theoretical Net Interest Income
Hypothetical rate change (ramp over 12 months)	Amount	% Change
+3%	$41,807	4.92%
+2%	$41,635	4.49%
+1%	$40,839	2.49%
0%	$39,847	0.00%
-1%	$39,177	-1.68%
-2%	$38,936	-2.29%
-3%	$38,900	-2.38%

	Estimated Resulting Theoretical Market Value of Equity
Hypothetical rate change (immediate shock)	Amount	% Change
+3%	$154,428	6.03%
+2%	$161,219	10.70%
+1%	$158,700	8.97%
0%	$145,641	0.00%
-1%	$122,977	-15.56%
-2%	$83,648	-42.57%
-3%	$70,407	-51.66%

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES
Consolidated Financial Statements
December 31, 2016, 2015 and 2014

INDEX
PAGE(S)

Report of Independent Registered Public Accounting Firm on the Consolidated Financial Statements	A-25 - A-28

Financial Statements
Consolidated Balance Sheets at December 31, 2016 and 2015	A-29

Consolidated Statements of Earnings for the years ended December 31, 2016, 2015 and 2014	A-30

Consolidated Statements of Comprehensive Income for the years ended December 31, 2016,
2015 and 2014	A-31

Consolidated Statements of Changes in Shareholders' Equity for the years ended December 31,
2016, 2015 and 2014	A-32

Consolidated Statements of Cash Flows for the years ended December 31, 2016, 2015 and 2014	A-33 - A-34

Notes to Consolidated Financial Statements	A-35 - A-67

elliott davis decosimo

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Peoples Bancorp of North Carolina, Inc.

We have audited the accompanying consolidated balance sheets of Peoples Bancorp of North Carolina, Inc. and subsidiaries (the "Company") as of December 31, 2016 and 2015, and the related consolidated statements of earnings, comprehensive income, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Bancorp of North Carolina, Inc. and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Peoples Bancorp of North Carolina, Inc.'s internal control over financial reporting as of December 31, 2016, based on criteria established in *Internal Control — Integrated Framework* issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013, and our report dated March 16, 2017 expressed an unqualified opinion on the effectiveness of Peoples Bancorp of North Carolina, Inc.'s internal control over financial reporting.

/s/ Elliott Davis Decosimo, PLLC

Charlotte, North Carolina
March 16, 2017

Elliott Davis Decosimo PLLC | www.elliottdavis.com

elliott davis decosimo

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Peoples Bancorp of North Carolina, Inc.

We have audited Peoples Bancorp of North Carolina, Inc.'s (the "Company") internal control over financial reporting as of December 31, 2016, based on criteria established in *Internal Control — Integrated Framework* issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013. The Company's management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management's Annual Report on Internal Controls over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (a) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Elliott Davis Decosimo PLLC | www.elliottdavis.com

Porter Keadle Moore

CPAs | Advisors | www.pkm.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Peoples Bancorp of North Carolina, Inc.

We have audited the accompanying consolidated statements of earnings, comprehensive income (loss), changes in shareholders' equity and cash flows for the year ended December 31, 2014 and the related notes to the consolidated financial statements. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of their operations and their cash flows for the year ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

Porter Keadle Moore, LLC

Atlanta, Georgia
March 25, 2015

235 Peachtree Street, NE | Suite 1800 | Atlanta, GA 30303 | Phone 404.588.4200 | 404.588.4222
A member of Allinial Global

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Balance Sheets

December 31, 2016 and December 31, 2015

(Dollars in thousands)
	December 31,	December 31,
Assets	2016	2015

Cash and due from banks, including reserve requirements	$53,613	29,194
of $16,576 at 12/31/16 and $14,587 at 12/31/15
Interest-bearing deposits	16,481	10,569
Cash and cash equivalents	70,094	39,763

Investment securities available for sale	249,946	268,530
Other investments	2,635	3,636
Total securities	252,581	272,166

Mortgage loans held for sale	5,709	4,149

Loans	723,811	689,091
Less allowance for loan losses	(7,550)	(9,589)
Net loans	716,261	679,502

Premises and equipment, net	16,452	16,976
Cash surrender value of life insurance	14,952	14,546
Other real estate	283	739
Accrued interest receivable and other assets	11,659	10,640
Total assets	$1,087,991	1,038,481

Liabilities and Shareholders' Equity

Deposits:
Noninterest-bearing demand	$271,851	244,231
NOW, MMDA & savings	477,054	431,052
Time, $250,000 or more	26,771	26,891
Other time	117,242	130,001
Total deposits	892,918	832,175

Securities sold under agreements to repurchase	36,434	27,874
FHLB borrowings	20,000	43,500
Junior subordinated debentures	20,619	20,619
Accrued interest payable and other liabilities	10,592	9,449
Total liabilities	980,563	933,617

Commitments (Note 10)

Shareholders' equity:
Series A preferred stock, $1,000 stated value; authorized
5,000,000 shares; no shares issued and outstanding	-	-
Common stock, no par value; authorized
20,000,000 shares; issued and outstanding 5,417,800 shares
at December 31, 2016 and 5,510,538 shares at December 31, 2015	44,187	46,171
Retained earnings	60,254	53,183
Accumulated other comprehensive income	2,987	5,510
Total shareholders' equity	107,428	104,864

Total liabilities and shareholders' equity	$1,087,991	1,038,481

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Earnings

For the Years Ended December 31, 2016, 2015 and 2014

(Dollars in thousands, except per share amounts)

	2016	2015	2014

Interest income:
Interest and fees on loans	$32,452	31,098	30,305
Interest on due from banks	123	26	65
Interest on investment securities:
U.S. Government sponsored enterprises	2,531	2,616	2,995
States and political subdivisions	4,454	4,600	4,677
Other	249	326	378
Total interest income	39,809	38,666	38,420

Interest expense:
NOW, MMDA & savings deposits	495	432	499
Time deposits	586	870	1,188
FHLB borrowings	1,661	1,735	2,166
Junior subordinated debentures	485	402	389
Other	44	45	45
Total interest expense	3,271	3,484	4,287

Net interest income	36,538	35,182	34,133

(Reduction of) provision for loan losses	(1,206)	(17)	(699)

Net interest income after provision for loan losses	37,744	35,199	34,832

Non-interest income:
Service charges	4,497	4,647	4,961
Other service charges and fees	890	931	1,080
Gain on sale of securities	729	-	266
Mortgage banking income	1,428	1,130	804
Insurance and brokerage commissions	632	714	701
Gain (loss) on sales and write-downs of
other real estate	64	245	(622)
Miscellaneous	5,736	5,645	4,974
Total non-interest income	13,976	13,312	12,164

Non-interest expense:
Salaries and employee benefits	19,264	18,285	17,530
Occupancy	6,765	6,288	6,251
Professional fees	2,439	1,468	1,401
Advertising	1,136	784	804
Debit card expense	1,141	988	905
FDIC insurance	494	681	739
Other	8,743	7,284	8,041
Total non-interest expense	39,982	35,778	35,671

Earnings before income taxes	11,738	12,733	11,325

Income tax expense	2,561	3,100	1,937

Net earnings	$9,177	9,633	9,388

Basic net earnings per common share	$1.68	1.73	1.67
Diluted net earnings per common share	$1.65	1.72	1.66
Cash dividends declared per common share	$0.38	0.28	0.18

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Comprehensive Income

For the Years Ended December 31, 2016, 2015 and 2014

(Dollars in thousands)

	2016	2015	2014

Net earnings	$9,177	9,633	9,388

Other comprehensive income (loss):
Unrealized holding gains (losses) on securities
available for sale	(3,274)	93	11,117
Reclassification adjustment for gains on
securities available for sale
included in net earnings	(729)	-	(266)

Total other comprehensive income (loss),
before income taxes	(4,003)	93	10,851

Income tax (benefit) expense related to other
comprehensive (loss) income:

Unrealized holding gains (losses) on securities
available for sale	(1,196)	36	4,330
Reclassification adjustment for gains on
securities available for sale
included in net earnings	(284)	-	(104)

Total income tax expense (benefit) related to
other comprehensive income (loss)	(1,480)	36	4,226

Total other comprehensive income (loss),
net of tax	(2,523)	57	6,625

Total comprehensive income	$6,654	9,690	16,013

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Changes in Shareholders' Equity

For the Years Ended December 31, 2016, 2015 and 2014

(Dollars in thousands)

				Accumulated
	Common	Common		Other
	Stock	Stock	Retained	Comprehensive
	Shares	Amount	Earnings	Income (loss)	Total
Balance, December 31, 2013	5,613,495	$48,133	36,758	(1,172)	83,719

Common stock
repurchase	(4,537)	(82)	-	-	(82)
Cash dividends declared on
common stock	-	-	(1,022)	-	(1,022)
Stock options exercised	3,630	37	-	-	37
Net earnings	-	-	9,388	-	9,388
Change in accumulated other
comprehensive income,
net of tax	-	-	-	6,625	6,625
Balance, December 31, 2014	5,612,588	$48,088	45,124	5,453	98,665

Common stock
repurchase	(102,050)	(1,917)	-	-	(1,917)
Cash dividends declared on
common stock	-	-	(1,574)	-	(1,574)
Net earnings	-	-	9,633	-	9,633
Change in accumulated other
comprehensive income,
net of tax	-	-	-	57	57
Balance, December 31, 2015	5,510,538	$46,171	53,183	5,510	104,864

Common stock
repurchase	(92,738)	(1,984)	-	-	(1,984)
Cash dividends declared on
common stock	-	-	(2,106)	-	(2,106)
Net earnings	-	-	9,177	-	9,177
Change in accumulated other
comprehensive income,
net of tax	-	-	-	(2,523)	(2,523)
Balance, December 31, 2016	5,417,800	$44,187	60,254	2,987	107,428

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2016, 2015 and 2014

(Dollars in thousands)

	2016	2015	2014

Cash flows from operating activities:
Net earnings	$9,177	9,633	9,388
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation, amortization and accretion	5,423	6,053	6,889
Reduction of provision for loan losses	(1,206)	(17)	(699)
Deferred income taxes	(547)	673	178
Gain on sale of investment securities	1,097	-	(266)
Gain on sale of other real estate	(81)	(363)	(5)
Write-down of other real estate	17	118	627
Restricted stock expense	932	487	389
Proceeds from sales of loans held for sale	67,764	50,770	40,898
Origination of loans held for sale	(69,324)	(53,544)	(40,020)
Change in:
Cash surrender value of life insurance	(406)	(421)	(419)
Other assets	(818)	(408)	(2,534)
Other liabilities	211	882	(12,509)

Net cash provided by operating activities	12,239	13,863	1,917

Cash flows from investing activities:
Purchases of investment securities available for sale	(12,707)	(19,220)	(32,851)
Proceeds from sales, calls and maturities of investment securities
available for sale	4,053	5,475	36,148
Proceeds from paydowns of investment securities available for sale	20,675	22,732	20,202
Purchases of other investments	(255)	(6)	-
FHLB stock redemption	1,256	401	959
Net change in loans	(36,116)	(43,441)	(36,692)
Purchases of premises and equipment	(1,610)	(2,354)	(3,120)
Proceeds from sale of other real estate and repossessions	1,083	6,287	3,456

Net cash used by investing activities	(23,621)	(30,126)	(11,898)

Cash flows from financing activities:
Net change in deposits	60,743	17,475	15,339
Net change in securities sold under agreement to repurchase	8,560	(20,556)	3,034
Proceeds from FHLB borrowings	6,000	20,001	-
Repayments of FHLB borrowings	(29,500)	(26,501)	(15,000)
Proceeds from FRB borrowings	1	1	1
Repayments of FRB borrowings	(1)	(1)	(1)
Proceeds from Fed Funds Purchased	9,112	5,192	2,602
Repayments of Fed Funds Purchased	(9,112)	(5,192)	(2,602)
Stock options exercised	-	-	37
Common stock repurchased	(1,984)	(1,917)	(82)
Cash dividends paid on common stock	(2,106)	(1,574)	(1,022)

Net cash (used) provided by financing activities	41,713	(13,072)	2,306

Net change in cash and cash equivalents	30,331	(29,335)	(7,675)

Cash and cash equivalents at beginning of period	39,763	69,098	76,773

Cash and cash equivalents at end of period	$70,094	39,763	69,098

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Cash Flows, continued

For the Years Ended December 31, 2016, 2015 and 2014

(Dollars in thousands)

	2016		2015	2014

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest		$3,415	3,518	4,388
Income taxes		$2,028	2,278	1,939

Noncash investing and financing activities:
Change in unrealized (loss) gain on investment securities
available for sale, net		$(2,523)	57	6,625
Transfer of loans to other real estate and repossessions		$563	4,825	4,415
Financed portion of sale of other real estate		$-	60	374
Accrued redemption of Series A Preferred Stock	S	-	-	(12,524)

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

The Bank commenced business in 1912 upon receipt of its banking charter from the North Carolina Commissioner of Banks (the "Commissioner"). The Bank is primarily regulated by the Commissioner and the Federal Deposit Insurance Corporation (the "FDIC") and undergoes periodic examinations by these regulatory agencies. The Bank, whose main office is in Newton, North Carolina, provides a full range of commercial and consumer banking services primarily in Catawba, Alexander, Lincoln, Mecklenburg, Iredell, Union, Wake, Durham and Forsyth counties in North Carolina.

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

Community Bank Real Estate Solutions, LLC ("CBRES") is a wholly owned subsidiary of the Bank and began operations in 2009 as a "clearing house" for appraisal services for community banks.  Other banks are able to contract with CBRES to find and engage appropriate appraisal companies in the area where the property is located.  CBRES was moved from a wholly owned subsidiary of Peoples Bancorp of North Carolina, Inc. to a wholly owned subsidiary of the Bank effective August 31, 2016.

PB Real Estate Holdings, LLC ("PBREH") is a wholly owned subsidiary of the Bank and began operation in 2015.  PBREH acquires, manages and disposes of real property, other collateral and other assets obtained in the ordinary course of collecting debts previously contracted.

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

Principles of Consolidation
The consolidated financial statements include the financial statements of Bancorp and its wholly owned subsidiary, the Bank, along with the Bank's wholly owned subsidiaries, Peoples Investment Services, Inc., REAS, CBRES and PBREH (collectively called the "Company").  All significant intercompany balances and transactions have been eliminated in consolidation.

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

Investment Securities
There are three classifications the Company is able to classify its investment securities: trading, available for sale, or held to maturity. Trading securities are bought and held principally for sale in the near term. Held to maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All other securities not included in trading or held to maturity are classified as available for sale. At December 31, 2016 and 2015, the Company classified all of its investment securities as available for sale.

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

There were no significant changes in the estimation methods or fundamental assumptions used in the evaluation of the allowance for loan losses for the year ended December 31, 2016 as compared to the year ended December 31, 2015.   Revisions, estimates and assumptions may be made in any period in which the supporting factors indicate that loss levels may vary from the previous estimates.

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

Mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of mortgage loans serviced for others was approximately $1.4 million, $1.6 million and $2.1 million at December 31, 2016, 2015 and 2014, respectively.

The Bank originates certain fixed rate mortgage loans and commits these loans for sale.  The commitments to originate fixed rate mortgage loans and the commitments to sell these loans to a third party are both derivative contracts.  The fair value of these derivative contracts is immaterial and has no effect on the recorded amounts in the financial statements.

Premises and Equipment
Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily using the straight-line method over the estimated useful lives of the assets. When assets are retired or otherwise disposed, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss is reflected in earnings for that period. The cost of maintenance and repairs that do not improve or extend the useful life of the respective asset is charged to earnings as incurred, whereas significant renewals and improvements are capitalized. The range of estimated useful lives for premises and equipment are generally as follows:

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

The disclosure requirements for derivatives and hedging activities have the intent to provide users of financial statements with an enhanced understanding of: (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows.  The disclosure requirements include qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about the fair value of, and gains and losses on, derivative instruments, and disclosures about credit-risk-related contingent features in derivative instruments.

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

Stock-Based Compensation
The Company has an Omnibus Stock Ownership and Long Term Incentive Plan that was approved by shareholders on May 7, 2009 (the "Plan") whereby certain stock-based rights, such as stock options, restricted stock, restricted stock units, performance units, stock appreciation rights or book value shares, may be granted to eligible directors and employees.  A total of 262,520 shares are currently reserved for possible issuance under the Plan.   All stock-based rights under the Plan must be granted or awarded by May 7, 2019 (i.e. ten years from the Plan effective date).

The Company granted 29,514 restricted stock units under the Plan at a grant date fair value of $7.90 per share during the first quarter of 2012, of which 5,355 restricted stock units were forfeited by the executive officers of the Company as required by the agreement with the U.S. Department of the Treasury ("UST") in conjunction with the Company's participation in the Capital Purchase Program ("CPP") under the Troubled Asset Relief Program ("TARP").  In July 2012, the Company granted 5,355 restricted stock units at a grant date fair value of $8.25 per share. The Company granted 26,795 restricted stock units under the Plan at a grant date fair value of $11.90 per share during the second quarter of 2013.  The Company granted 21,056 restricted stock units under the Plan at a grant date fair value of $15.70 per share during the first quarter of 2014.  The Company granted 15,075 restricted stock units under the Plan at a grant date fair value of $17.97 per share during the first quarter of 2015.  The Company granted 5,040 restricted stock units under the Plan at a grant date fair value of $18.60 per share during the first quarter of 2016.  The Company recognizes compensation expense on the restricted stock units over the period of time the restrictions are in place (five years from the grant date for the 2012 grants, four years from the grant date for the 2013, 2015 and 2016 grants and three years from the grant date for the 2014 grants).  The amount of expense recorded each period reflects the changes in the Company's stock price during such period.  As of December 31, 2016, the total unrecognized compensation expense related to the restricted stock unit grants under the Plan was $396,000.

The Company recognized compensation expense for restricted stock units granted under the Plan of  $932,000, $487,000 and $389,000 for the years ended December 31, 2016, 2015 and 2014, respectively.

Net Earnings Per Share
Net earnings per common share is based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per common share. The average market price during the year is used to compute equivalent shares.

The reconciliations of the amounts used in the computation of both "basic earnings per common share" and "diluted earnings per common share" for the years ended December 31, 2016, 2015 and 2014 are as follows:

For the year ended December 31, 2016
	Net Earnings (Dollars in thousands)	Weighted Average Number of Shares	Per Share Amount
Basic earnings per share	$9,177	5,477,245	$1.68
Effect of dilutive securities:
Restricted stock units	-	70,734
Diluted earnings per share	$9,177	5,547,979	$1.65

For the year ended December 31, 2015
	Net Earnings (Dollars in thousands)	Weighted Average Number of Shares	Per Share Amount
Basic earnings per share	$9,633	5,559,235	$1.73
Effect of dilutive securities:
Restricted stock units	-	47,954
Diluted earnings per share	$9,633	5,607,189	$1.72

For the year ended December 31, 2014
	Net Earnings (Dollars in thousands)	Weighted Average Number of Shares	Per Share Amount
Basic earnings per share	$9,388	5,615,666	$1.67
Effect of dilutive securities:
Restricted stock units	-	26,326
Diluted earnings per share	$9,388	5,641,992	$1.66

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2016-02, (Topic 842):  Leases.  ASU No. 2016-02 increases transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements.  ASU No. 2016-02 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2018.  The adoption of this guidance is not expected to have a material impact on the Company's results of operations, financial position or disclosures.

In June 2016, FASB issued ASU No. 2016-13, (Topic 326):  Measurement of Credit Losses on Financial Instruments.  ASU No. 2016-13 provides guidance to change the accounting for credit losses and modify the impairment model for certain debt securities. ASU No. 2016-13 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2019.  The Company is currently evaluating the effect that implementation of the new standard will have on its results of operations, financial position and disclosures.

In October 2016, FASB issued ASU No. 2016-16, (Topic 740):  Intra-Entity Transfers of Assets Other Than Inventory.  ASU No. 2016-16 eliminates the exception for all intra-entity sales of assets other than inventory.  ASU No. 2016-16 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017.  The adoption of this guidance is not expected to have a material impact on the Company's results of operations, financial position or disclosures.

In October 2016, FASB issued ASU No. 2016-17, (Topic 810):  Interests Held through Related Parties That Are under Common Control.  ASU No. 2016-17 amends the consolidation guidance on how a reporting entity that is the single decision maker of a variable interest entity should treat indirect interests in the entity held through related parties that are under common control with the reporting entity when determining whether it is the primary beneficiary of that variable interest entity.  ASU No. 2016-17 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2016.  The adoption of this guidance is not expected to have a material impact on the Company's results of operations, financial position or disclosures.

In November 2016, FASB issued ASU No. 2016-18, (Topic 230):  Restricted Cash.  ASU No. 2016-18 clarifies guidance on the classification and presentation of restricted cash in the statement of cash flows.  ASU No. 2016-18 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017.  The adoption of this guidance is not expected to have a material impact on the Company's results of operations, financial position or disclosures.

In December 2016, FASB issued ASU No. 2016-20, (Topic 606):  Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers.  ASU No. 2016-20 make a limited number of revisions to several pieces of the revenue recognition standard issued in 2014.  ASU No. 2016-20 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017.  The adoption of this guidance is not expected to have a material impact on the Company's results of operations, financial position or disclosures.

Other accounting standards that have been issued or proposed by FASB or other standards-setting bodies are not expected to have a material impact on the Company's results of operations, financial position or disclosures.

Reclassification
Certain amounts in the 2014 and 2015 consolidated financial statements have been reclassified to conform to the 2016 presentation.

(2)	Investment Securities

Investment securities available for sale at December 31, 2016 and 2015 are as follows:

(Dollars in thousands)
	December 31, 2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$66,654	1,221	290	67,585
U.S. Government
sponsored enterprises	38,188	308	274	38,222
State and political subdivisions	137,832	4,176	152	141,856
Corporate bonds	1,500	33	-	1,533
Trust preferred securities	750	-	-	750
Total	$244,924	5,738	716	249,946

(Dollars in thousands)
	December 31, 2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$76,406	1,526	45	77,887
U.S. Government
sponsored enterprises	38,173	399	155	38,417
State and political subdivisions	141,500	6,817	72	148,245
Corporate bonds	1,928	-	22	1,906
Trust preferred securities	750	-	-	750
Equity securities	748	577	-	1,325
Total	$259,505	9,319	294	268,530

The current fair value and associated unrealized losses on investments in debt securities with unrealized losses at December 31, 2016 and 2015 are summarized in the tables below, with the length of time the individual securities have been in a continuous loss position.

(Dollars in thousands)
	December 31, 2016
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$15,594	290	-	-	15,594	290
U.S. Government
sponsored enterprises	10,120	94	9,562	180	19,682	274
State and political subdivisions	10,441	123	561	29	11,002	152
Total	$36,155	507	10,123	209	46,278	716

(Dollars in thousands)
	December 31, 2015
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$7,891	45	-	-	7,891	45
U.S. Government
sponsored enterprises	3,074	13	10,828	142	13,902	155
State and political subdivisions	2,198	4	3,930	68	6,128	72
Corporate bonds	1,500	22	-	-	1,500	22
Total	$14,663	84	14,758	210	29,421	294

At December 31, 2016, unrealized losses in the investment securities portfolio relating to debt securities totaled $716,000.  The unrealized losses on these debt securities arose due to changing interest rates and are considered to be temporary.  From the December 31, 2016 tables above, one out of 168 securities issued by state and political subdivisions contained unrealized losses and five out of 80 securities issued by U.S. Government sponsored enterprises, including mortgage-backed securities, contained unrealized losses.  These unrealized losses are considered temporary because of acceptable financial condition and results of operations on each security and the repayment sources of principal and interest on U.S. Government sponsored enterprises, including mortgage-backed securities, are government backed.

The Company periodically evaluates its investments for any impairment which would be deemed other-than-temporary.   No investment impairments were deemed other-than-temporary in 2016, 2015 or 2014.

The amortized cost and estimated fair value of investment securities available for sale at December 31, 2016, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

December 31, 2016
(Dollars in thousands)
	Amortized Cost	Estimated Fair Value
Due within one year	$7,304	7,341
Due from one to five years	81,366	84,100
Due from five to ten years	77,498	78,751
Due after ten years	12,102	12,169
Mortgage-backed securities	66,654	67,585
Equity securities	-	-
Total	$244,924	249,946

During 2016, proceeds from sales of securities available for sale were $1.5 million and resulted in gross gains of $729,000.  No securities available for sale were sold during the year ended December 31, 2015.  During 2014, proceeds from sales of securities available for sale were $20.2 million and resulted in gross gains of $291,000 and gross losses of $25,000.

Securities with a fair value of approximately $95.6 million and $91.0 million at December 31, 2016 and 2015, respectively, were pledged to secure public deposits, Federal Home Loan Bank of Atlanta ("FHLB") borrowings and for other purposes as required by law.

GAAP establishes a framework for measuring fair value and expands disclosures about fair value measurements. There is a three-level fair value hierarchy for fair value measurements.  Level 1 inputs are quoted prices in active markets for identical assets or liabilities that a company has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability.  The table below presents the balance of securities available for sale, which are measured at fair value on a recurring basis by level within the fair value hierarchy as of December 31, 2016 and 2015.

(Dollars in thousands)
	December 31, 2016
	Fair Value Measurements	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage-backed securities	$67,585	-	67,585	-
U.S. Government
sponsored enterprises	$38,222	-	38,222	-
State and political subdivisions	$141,856	-	141,856	-
Corporate bonds	$1,533	-	1,533	-
Trust preferred securities	$750	-	-	750

(Dollars in thousands)
	December 31, 2015
	Fair Value Measurements	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage-backed securities	$77,887	-	77,887	-
U.S. Government
sponsored enterprises	$38,417	-	38,417	-
State and political subdivisions	$148,245	-	148,245	-
Corporate bonds	$1,906	-	1,906	-
Trust preferred securities	$750	-	-	750
Equity securities	$1,325	1,325	-	-

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

The following is an analysis of fair value measurements of investment securities available for sale using Level 3, significant unobservable inputs, for the year ended December 31, 2016.

(Dollars in thousands)
Investment Securities Available for Sale
Level 3 Valuation
Balance, beginning of period	$750
Change in book value	-
Change in gain/(loss) realized and unrealized	-
Purchases/(sales and calls)	-
Transfers in and/or (out) of Level 3	-
Balance, end of period	$750

Change in unrealized gain/(loss) for assets still held in Level 3	$-

(3)	Loans

Major classifications of loans at December 31, 2016 and 2015 are summarized as follows:

(Dollars in thousands)
	December 31, 2016	December 31, 2015
Real estate loans:
Construction and land development	$61,749	65,791
Single-family residential	240,700	220,690
Single-family residential -
Banco de la Gente stated income	40,189	43,733
Commercial	247,521	228,526
Multifamily and farmland	21,047	18,080
Total real estate loans	611,206	576,820

Loans not secured by real estate:
Commercial loans	87,596	91,010
Farm loans	-	3
Consumer loans	9,832	10,027
All other loans	15,177	11,231

Total loans	723,811	689,091

Less allowance for loan losses	7,550	9,589

Total net loans	$716,261	679,502

The above table includes deferred costs, net of deferred fees, totaling $1.4 million and $488,000 at December 31, 2016 and 2015, respectively.

The Bank grants loans and extensions of credit primarily within the Catawba Valley region of North Carolina, which encompasses Catawba, Alexander, Iredell and Lincoln counties and also in Mecklenburg, Union, Wake, Durham and Forsyth counties of North Carolina.  Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate, the value of which is dependent upon the real estate market.  Risk characteristics of the major components of the Bank's loan portfolio are discussed below:

•
Construction and land development loans – The risk of loss is largely dependent on the initial estimate of whether the property's value at completion equals or exceeds the cost of property construction and the availability of take-out financing.  During the construction phase, a number of factors can result in delays or cost overruns.  If the estimate is inaccurate or if actual construction costs exceed estimates, the value of the property securing the loan may be insufficient to ensure full repayment when completed through a permanent loan, sale of the property, or by seizure of collateral.  As of December 31, 2016, construction and land development loans comprised approximately 9% of the Bank's total loan portfolio.

•
Single-family residential loans – Declining home sales volumes, decreased real estate values and higher than normal levels of unemployment could contribute to losses on these loans.  As of December 31, 2016, single-family residential loans comprised approximately 39% of the Bank's total loan portfolio, including Banco de la Gente single-family residential stated income loans which were approximately 6% of the Bank's total loan portfolio.

•
Commercial real estate loans – Repayment is dependent on income being generated in amounts sufficient to cover operating expenses and debt service.  These loans also involve greater risk because they are generally not fully amortizing over a loan period, but rather have a balloon payment due at maturity.  A borrower's ability to make a balloon payment typically will depend on being able to either refinance the loan or timely sell the underlying property.  As of December 31, 2016, commercial real estate loans comprised approximately 34% of the Bank's total loan portfolio.

•
Commercial loans – Repayment is generally dependent upon the successful operation of the borrower's business.   In addition, the collateral securing the loans may depreciate over time, be difficult to appraise, be illiquid, or fluctuate in value based on the success of the business.  As of December 31, 2016, commercial loans comprised approximately 12% of the Bank's total loan portfolio.

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

The following tables present an age analysis of past due loans, by loan type, as of December 31, 2016 and 2015:

December 31, 2016
(Dollars in thousands)
	Loans 30-89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Total Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
Real estate loans:
Construction and land development	$-	10	10	61,739	61,749	-
Single-family residential	4,890	80	4,970	235,730	240,700	-
Single-family residential -
Banco de la Gente stated income	5,250	249	5,499	34,690	40,189	-
Commercial	342	126	468	247,053	247,521	-
Multifamily and farmland	471	-	471	20,576	21,047	-
Total real estate loans	10,953	465	11,418	599,788	611,206	-

Loans not secured by real estate:
Commercial loans	273	-	273	87,323	87,596	-
Farm loans	-	-	-	-	-	-
Consumer loans	68	6	74	9,758	9,832	-
All other loans	3	-	3	15,174	15,177	-
Total loans	$11,297	471	11,768	712,043	723,811	-

December 31, 2015
(Dollars in thousands)
	Loans 30-89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Total Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
Real estate loans:
Construction and land development	$330	17	347	65,444	65,791	-
Single-family residential	2,822	1,385	4,207	216,483	220,690	-
Single-family residential -
Banco de la Gente stated income	7,021	114	7,135	36,598	43,733	-
Commercial	2,619	157	2,776	225,750	228,526	-
Multifamily and farmland	-	-	-	18,080	18,080	-
Total real estate loans	12,792	1,673	14,465	562,355	576,820	-

Loans not secured by real estate:
Commercial loans	185	40	225	90,785	91,010	17
Farm loans	-	-	-	3	3	-
Consumer loans	136	8	144	9,883	10,027	-
All other loans	-	-	-	11,231	11,231	-
Total loans	$13,113	1,721	14,834	674,257	689,091	17

The following table presents the Bank's non-accrual loans as of December 31, 2016 and 2015:

(Dollars in thousands)
	December 31, 2016	December 31, 2015
Real estate loans:
Construction and land development	$22	146
Single-family residential	1,662	4,023
Single-family residential -
Banco de la Gente stated income	1,340	1,106
Commercial	669	2,992
Multifamily and farmland	78	-
Total real estate loans	3,771	8,267

Loans not secured by real estate:
Commercial loans	21	113
Consumer loans	33	52
Total	$3,825	8,432

At each reporting period, the Bank determines which loans are impaired.  Accordingly, the Bank's impaired loans are reported at their estimated fair value on a non-recurring basis.  An allowance for each impaired loan that is collateral-dependent is calculated based on the fair value of its collateral.  The fair value of the collateral is based on appraisals performed by REAS, a subsidiary of the Bank.  REAS is staffed by certified appraisers that also perform appraisals for other companies.  Factors, including the assumptions and techniques utilized by the appraiser, are considered by management.  If the recorded investment in the impaired loan exceeds the measure of fair value of the collateral, a valuation allowance is recorded as a component of the allowance for loan losses.  An allowance for each impaired loan that is not collateral dependent is calculated based on the present value of projected cash flows.  If the recorded investment in the impaired loan exceeds the present value of projected cash flows, a valuation allowance is recorded as a component of the allowance for loan losses.  Impaired loans under $250,000 are not individually evaluated for impairment with the exception of the Bank's troubled debt restructured ("TDR") loans in the residential mortgage loan portfolio, which are individually evaluated for impairment.  Impaired loans collectively evaluated for impairment totaled $5.9 million and $8.4 million at December 31, 2016 and 2015, respectively.  Accruing impaired loans were $23.5 million and $25.0 million at December 31, 2016 and December 31, 2015, respectively.  Interest income recognized on accruing impaired loans was $1.2 million and $1.3 million for the years ended December 31, 2016 and 2015, respectively.  No interest income is recognized on non-accrual impaired loans subsequent to their classification as non-accrual.

The following tables present the Bank's impaired loans as of December 31, 2016, 2015 and 2014:

December 31, 2016
(Dollars in thousands)

	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Recorded Investment in Impaired Loans	Related Allowance	Average Outstanding Impaired Loans	YTD Interest Income Recognized
Real estate loans:
Construction and land development	$282	-	278	278	11	330	13
Single-family residential	5,354	703	4,323	5,026	47	7,247	164
Single-family residential -
Banco de la Gente stated income	18,611	-	18,074	18,074	1,182	17,673	861
Commercial	3,750	1,299	2,197	3,496	166	4,657	152
Multifamily and farmland	78	-	78	78	-	78	-
Total impaired real estate loans	28,075	2,002	24,950	26,952	1,406	29,985	1,190

Loans not secured by real estate:
Commercial loans	27	-	27	27	-	95	-
Consumer loans	211	-	202	202	3	222	8
Total impaired loans	$28,313	2,002	25,179	27,181	1,409	30,302	1,198

December 31, 2015
(Dollars in thousands)

	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Recorded Investment in Impaired Loans	Related Allowance	Average Outstanding Impaired Loans	YTD Interest Income Recognized
Real estate loans:
Construction and land development	$643	216	226	442	12	705	18
Single-family residential	8,828	1,489	6,805	8,294	189	10,852	224
Single-family residential -
Banco de la Gente stated income	20,375	-	19,215	19,215	1,143	18,414	921
Commercial	4,556	-	4,893	4,893	179	5,497	89
Multifamily and farmland	96	-	83	83	-	93	6
Total impaired real estate loans	34,498	1,705	31,222	32,927	1,523	35,561	1,258

Loans not secured by real estate:
Commercial loans	180	-	161	161	3	132	5
Consumer loans	286	-	260	260	4	283	11
Total impaired loans	$34,964	1,705	31,643	33,348	1,530	35,976	1,274

December 31, 2014
(Dollars in thousands)

	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Recorded Investment in Impaired Loans	Related Allowance	Average Outstanding Impaired Loans	YTD Interest Income Recognized
Real estate loans:
Construction and land development	$5,481	3,639	555	4,194	31	5,248	20
Single-family residential	6,717	933	5,540	6,473	154	7,430	214
Single-family residential -
Banco de la Gente stated income	21,243	-	20,649	20,649	1,191	19,964	952
Commercial	4,752	1,485	2,866	4,351	272	4,399	76
Multifamily and farmland	111	-	110	110	1	154	-
Total impaired real estate loans	38,304	6,057	29,720	35,777	1,649	37,195	1,262

Loans not secured by real estate:
Commercial loans	218	-	201	201	4	641	2
Farm loans (non RE)			-
Consumer loans	318	-	313	313	5	309	12
Total impaired loans	$38,840	6,057	30,234	36,291	1,658	38,145	1,276

The fair value measurements for mortgage loans held for sale, impaired loans and other real estate on a non-recurring basis at December 31, 2016 and 2015 are presented below.  The Company's valuation methodology is discussed in Note 15.

(Dollars in thousands)
	Fair Value Measurements December 31, 2016	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage loans held for sale	$5,709	-	-	5,709
Impaired loans	$25,931	-	-	25,931
Other real estate	$283	-	-	283

(Dollars in thousands)
	Fair Value Measurements December 31, 2015	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage loans held for sale	$4,149	-	-	4,149
Impaired loans	$31,818	-	-	31,818
Other real estate	$739	-	-	739

(Dollars in thousands)
	Fair Value December 31, 2016	Fair Value December 31, 2015	Valuation Technique	Significant Unobservable Inputs	General Range of Significant Unobservable Input Values
Mortgage loans held for sale	$5,709	4,149	Rate lock commitment	N/A	N/A
Impaired loans	$25,931	31,818	Appraised value and discounted cash flows	Discounts to reflect current market conditions and ultimate collectability	0 - 25%
Other real estate	$283	739	Appraised value	Discounts to reflect current market conditions and estimated costs to sell	0 - 25%

Changes in the allowance for loan losses for the year ended December 31, 2016 were as follows:

(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single- Family Residential	Single- Family Residential - Banco de la Gente Stated Income	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer and All Other	Unallocated	Total
Allowance for loan losses:
Beginning balance	$2,185	2,534	1,460	1,917	-	842	-	172	479	9,589
Charge-offs	(7)	(275)	-	(318)	-	(146)	-	(492)	-	(1,238)
Recoveries	10	55	-	19	-	170	-	151	-	405
Provision	(1,036)	(188)	(83)	(25)	52	(191)	-	373	(108)	(1,206)
Ending balance	$1,152	2,126	1,377	1,593	52	675	-	204	371	7,550

Ending balance: individually
evaluated for impairment	$-	-	1,160	159	-	-	-	-	-	1,319
Ending balance: collectively
evaluated for impairment	1,152	2,126	217	1,434	52	675	-	204	371	6,231
Ending balance	$1,152	2,126	1,377	1,593	52	675	-	204	371	7,550

Loans:
Ending balance	$61,749	240,700	40,189	247,521	21,047	87,596	-	25,009	-	723,811

Ending balance: individually
evaluated for impairment	$-	935	16,718	3,648	-	-	-	-	-	21,301
Ending balance: collectively
evaluated for impairment	$61,749	239,765	23,471	243,873	21,047	87,596	-	25,009	-	702,510

Changes in the allowance for loan losses for the year ended December 31, 2015 were as follows:

(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single- Family Residential	Single- Family Residential - Banco de la Gente Stated Income	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer and All Other	Unallocated	Total
Allowance for loan losses:
Beginning balance	$2,785	2,566	1,610	1,902	7	1,098	-	233	881	11,082
Charge-offs	(198)	(618)	(117)	(329)	-	(37)	-	(545)	-	(1,844)
Recoveries	45	34	22	21	-	101	-	145	-	368
Provision	(447)	552	(55)	323	(7)	(320)	-	339	(402)	(17)
Ending balance	$2,185	2,534	1,460	1,917	-	842	-	172	479	9,589

Ending balance: individually
evaluated for impairment	$-	96	1,115	171	-	-	-	-	-	1,382
Ending balance: collectively
evaluated for impairment	2,185	2,438	345	1,746	-	842	-	172	479	8,207
Ending balance	$2,185	2,534	1,460	1,917	-	842	-	172	479	9,589

Loans:
Ending balance	$65,791	220,690	43,733	228,526	18,080	91,010	3	21,258	-	689,091

Ending balance: individually
evaluated for impairment	$216	2,636	17,850	4,212	-	-	-	-	-	24,914
Ending balance: collectively
evaluated for impairment	$65,575	218,054	25,883	224,314	18,080	91,010	3	21,258	-	664,177

Changes in the allowance for loan losses for the year ended December 31, 2014 were as follows:

(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single- Family Residential	Single- Family Residential - Banco de la Gente Stated Income	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer and All Other	Unallocated	Total
Allowance for loan losses:
Beginning balance	$3,218	3,123	1,863	2,219	37	1,069	-	245	1,727	13,501
Charge-offs	(884)	(309)	(190)	(290)	-	(430)	-	(534)	-	(2,637)
Recoveries	428	72	16	171	-	54	-	176	-	917
Provision	23	(320)	(79)	(198)	(30)	405	-	346	(846)	(699)
Ending balance	$2,785	2,566	1,610	1,902	7	1,098	-	233	881	11,082

Ending balance: individually
evaluated for impairment	$-	82	1,155	260	-	-	-	-	-	1,497
Ending balance: collectively
evaluated for impairment	2,785	2,484	455	1,642	7	1,098	-	233	881	9,585
Ending balance	$2,785	2,566	1,610	1,902	7	1,098	-	233	881	11,082

Loans:
Ending balance	$57,617	206,417	47,015	228,558	12,400	76,262	7	23,615	-	651,891

Ending balance: individually
evaluated for impairment	$3,639	2,298	18,884	3,345	-	-	-	-	-	28,166
Ending balance: collectively
evaluated for impairment	$53,978	204,119	28,131	225,213	12,400	76,262	7	23,615	-	623,725

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

The following tables present the credit risk profile of each loan type based on internally assigned risk grades as of December 31, 2016 and 2015.

December 31, 2016
(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single- Family Residential	Single- Family Residential - Banco de la Gente Stated Income	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer	All Other	Total

1- Excellent Quality	$-	14,996	-	-	-	541	-	959	-	16,496
2- High Quality	9,784	109,809	-	39,769	2,884	26,006	-	3,335	2,507	194,094
3- Good Quality	33,633	82,147	16,703	176,109	14,529	55,155	-	4,842	10,921	394,039
4- Management Attention	10,892	25,219	15,580	24,753	2,355	5,586	-	619	1,749	86,753
5- Watch	7,229	4,682	3,943	4,906	1,201	246	-	31	-	22,238
6- Substandard	211	3,847	3,963	1,984	78	62	-	42	-	10,187
7- Doubtful	-	-	-	-	-	-	-	-	-	-
8- Loss	-	-	-	-	-	-	-	4	-	4
Total	$61,749	240,700	40,189	247,521	21,047	87,596	-	9,832	15,177	723,811

December 31, 2015
(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single- Family Residential	Single- Family Residential - Banco de la Gente Stated Income	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer	All Other	Total

1- Excellent Quality	$-	15,189	-	-	-	700	-	1,091	-	16,980
2- High Quality	10,144	86,061	-	38,647	2,998	24,955	-	3,647	1,665	168,117
3- Good Quality	35,535	78,843	19,223	148,805	12,058	58,936	3	4,571	7,828	365,802
4- Management Attention	12,544	30,259	15,029	31,824	335	5,905	-	620	1,738	98,254
5- Watch	7,265	4,322	3,308	4,561	2,689	332	-	43	-	22,520
6- Substandard	303	6,016	6,173	4,689	-	182	-	55	-	17,418
7- Doubtful	-	-	-	-	-	-	-	-	-	-
8- Loss	-	-	-	-	-	-	-	-	-	-
Total	$65,791	220,690	43,733	228,526	18,080	91,010	3	10,027	11,231	689,091

TDR loans modified in 2016, past due TDR loans and non-accrual TDR loans totaled $5.9 million and $8.8 million at December 31, 2016 and December 31, 2015, respectively.  The terms of these loans have been renegotiated to provide a concession to original terms, including a reduction in principal or interest as a result of the deteriorating financial position of the borrower.  There were $81,000 and $354,000 in performing loans classified as TDR loans at December 31, 2016 and December 31, 2015, respectively.

The following table presents an analysis of loan modifications during the year ended December 31, 2016:

Year ended December 31, 2016
(Dollars in thousands)
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Real estate loans:
Single-family residential	3	$124	121

Total TDR loans	3	$124	121

During the year ended December 31, 2016, three loans were modified that were considered to be new TDR loans.  The interest rate was modified on these TDR loans.

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

There were no TDR loans with a payment default occurring within 12 months of the restructure date, and the payment default occurring during the years ended December 31, 2016 and 2015.  TDR loans are deemed to be in default if they become past due by 90 days or more.

(4)	Premises and Equipment

Major classifications of premises and equipment at December 31, 2016 and 2015 are summarized as follows:

(Dollars in thousands)
	2016	2015

Land	$3,670	3,669
Buildings and improvements	16,398	15,889
Furniture and equipment	19,996	19,462

Total premises and equipment	40,064	39,020

Less accumulated depreciation	23,612	22,044

Total net premises and equipment	$16,452	16,976

The Company recognized approximately $2.1 million in depreciation expense for the year ended December 31, 2016.  Depreciation expense was approximately $2.4 million and $2.5 million for the years ended December 31, 2015 and 2014, respectively.

(5)	Time Deposits

At December 31, 2016, the scheduled maturities of time deposits are as follows:

(Dollars in thousands)

2017	$86,817
2018	33,184
2019	15,207
2020	5,287
2021 and thereafter	3,518

Total	$144,013

At December 31, 2016 and 2015, the Bank had approximately $7.2 million and $4.3 million, respectively, in time deposits purchased through third party brokers, including certificates of deposit participated through the Certificate of Deposit Account Registry Service ("CDARS") on behalf of local customers.  CDARS balances totaled $7.2 million and $4.1 million as of December 31, 2016 and 2015, respectively.  The weighted average rate of brokered deposits as of December 31, 2016 and 2015 was 0.05% and 0.10%, respectively.

(6)	Federal Home Loan Bank and Federal Reserve Bank Borrowings

The Bank has borrowings from the FHLB with monthly or quarterly interest payments at December 31, 2016.  The FHLB borrowings are collateralized by a blanket assignment on all residential first mortgage loans, home equity lines of credit and loans secured by multi-family real estate that the Bank owns.  At December 31, 2016, the carrying value of loans pledged as collateral totaled approximately $128.3 million.  The remaining availability under the line of credit with the FHLB was $66.8 million at December 31, 2016.

Borrowings from the FHLB outstanding at December 31, 2016 and 2015 consist of the following:

December 31, 2016
(Dollars in thousands)

Maturity Date	Call Date	Rate	Rate Type	Amount
October 17, 2018	N/A	4.050%	Adjustable Rate Hybrid	$5,000

October 17, 2018	N/A	4.065%	Adjustable Rate Hybrid	5,000

October 17, 2018	N/A	4.120%	Adjustable Rate Hybrid	5,000

May 8, 2018	N/A	2.683%	Adjustable Rate Hybrid	5,000

				$20,000

December 31, 2015
(Dollars in thousands)

Maturity Date	Call Date	Rate	Rate Type	Amount
October 17, 2018	N/A	3.485%	Adjustable Rate Hybrid	$5,000

October 17, 2018	N/A	3.725%	Adjustable Rate Hybrid	15,000

October 17, 2018	N/A	3.500%	Adjustable Rate Hybrid	5,000

October 17, 2018	N/A	3.555%	Adjustable Rate Hybrid	5,000

May 8, 2018	N/A	2.144%	Adjustable Rate Hybrid	5,000

May 8, 2018	N/A	3.734%	Floating to Fixed	8,500

				$43,500

The Bank is required to purchase and hold certain amounts of FHLB stock in order to obtain FHLB borrowings. No ready market exists for the FHLB stock, and it has no quoted market value. The stock is redeemable at $100 per share subject to certain limitations set by the FHLB. The Bank owned $1.8 million and $2.8 million of FHLB stock, included in other investments, at December 31, 2016 and 2015, respectively.

The Bank prepaid FHLB borrowings totaling $23.5 million in 2016 with prepayment penalties totaling $1.3 million.  The Bank prepaid FHLB borrowings totaling $6.5 million in 2015 with prepayment penalties totaling $504,000.

As of December 31, 2016 and 2015, the Bank had no borrowings from the Federal Reserve Bank ("FRB").  FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB.  At December 31, 2016, the carrying value of loans pledged as collateral totaled approximately $374.5 million.  Availability under the line of credit with the FRB was $289.7 million at December 31, 2016.

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

(8)	Income Taxes

The provision for income taxes is summarized as follows:

(Dollars in thousands)
	2016	2015	2014
Current expense	$1,464	2,427	1,759
Deferred income tax expense	1,097	673	178
Total income tax	$2,561	3,100	1,937

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to earnings before income taxes are as follows:

(Dollars in thousands)
	2016	2015	2014
Tax expense at statutory rate (34%)	$3,991	4,329	3,851
State income tax, net of federal income tax effect	339	494	(283)
Tax-exempt interest income	(1,681)	(1,682)	(1,630)
Increase in cash surrender value of life insurance	(138)	(143)	(143)
Nondeductible interest and other expense	78	103	119
Other	(28)	(1)	23
Total	$2,561	3,100	1,937

The following summarizes the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities.  The net deferred tax asset is included as a component of other assets at December 31, 2016 and 2015.

(Dollars in thousands)
	2016	2015
Deferred tax assets:
Allowance for loan losses	$2,717	3,513
Accrued retirement expense	1,616	1,574
Other real estate	-	33
Federal credit carryforward	326	-
State credit carryforward	14	-
Restricted stock	745	417
Accrued bonuses	216	238
Interest income on nonaccrual loans	27	88
Other than temporary impairment	14	374
Other	23	16
Total gross deferred tax assets	5,698	6,253

Deferred tax liabilities:
Deferred loan fees	797	588
Accumulated depreciation	532	172
Prepaid expenses	78	59
Other	23	70
Unrealized gain on available for sale securities	1,807	3,308
Total gross deferred tax liabilities	3,237	4,197

Net deferred tax asset	$2,461	2,056

The Company has analyzed the tax positions taken or expected to be taken in its tax returns and has concluded that it has no liability related to uncertain tax positions.

The Company's tax filings for years 2013 through 2016 were at year end 2016 open to audit under statutes of limitations by the Internal Revenue Service and State taxing authorities.

(9)           Related Party Transactions

The Company conducts transactions with its directors and executive officers, including companies in which they have beneficial interests, in the normal course of business. It is the policy of the Company that loan transactions with directors and officers are made on substantially the same terms as those prevailing at the time made for comparable loans to other persons. The following is a summary of activity for related party loans for 2016 and 2015:

(Dollars in thousands)
	2016	2015
Beginning balance	$5,674	6,055
New loans	6,048	7,857
Repayments	(7,219)	(8,238)
Ending balance	$4,503	5,674

At December 31, 2016 and 2015, the Company had deposit relationships with related parties of approximately $27.8 million and $22.1 million, respectively.

A Director of the Company is an officer and partial owner of the construction company engaged to renovate the Bank's Corporate Center located at 518 West C Street, Newton, North Carolina.  During 2016 the Company paid a total of approximately $209,000 to this construction company for such renovation work.  At December 31, 2016, the remaining commitment to this construction company for renovation work not yet completed was approximately $2.2 million.

(10)	Commitments and Contingencies

The Company leases various office spaces for banking and operational facilities and equipment under operating lease arrangements. Future minimum lease payments required for all operating leases having a remaining term in excess of one year at December 31, 2016 are as follows:

(Dollars in thousands)

Year ending December 31,
2017	$632
2018	611
2019	601
2020	602
2021	591
Thereafter	1,611
Total minimum obligation	$4,648

Total rent expense was approximately $752,000, $702,000 and $691,000 for the years ended December 31, 2016, 2015 and 2014, respectively.

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

In most cases, the Bank requires collateral or other security to support financial instruments with credit risk.

(Dollars in thousands)
	Contractual Amount
	2016	2015
Financial instruments whose contract amount represent credit risk:

Commitments to extend credit	$195,528	189,351

Standby letters of credit and financial guarantees written	$3,728	3,872

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates and because they may expire without being drawn upon, the total commitment amount of $199.3 million does not necessarily represent future cash requirements.

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

Bancorp and the Bank have employment agreements with certain key employees. The agreements, among other things, include salary, bonus, incentive compensation, and change in control provisions.

The Company has $59.5 million available for the purchase of overnight federal funds from five correspondent financial institutions as of December 31, 2016.

At December 31, 2016, the Bank has a commitment to invest $3 million in an income tax credit partnership owning and developing two multifamily housing developments in Charlotte, North Carolina, with $1.5 million allocated to each property.  The Bank funded $136,000 of this commitment in 2016.

(11)	Employee and Director Benefit Programs

The Company has a profit sharing and 401(k) plan for the benefit of substantially all employees subject to certain minimum age and service requirements. Under the 401(k) plan, the Company matched employee contributions to a maximum of 4.00% of annual compensation in 2014, 2015 and 2016.  The Company's contribution pursuant to this formula was approximately $565,000, $539,000 and $439,000 for the years 2016, 2015 and 2014, respectively.  Investments of the 401(k) plan are determined by a committee comprised of senior management.  No investments in Company stock have been made by the 401(k) plan. Prior to January 1, 2015, the vesting schedule for the 401(k) plan began at 20 percent after two years of employment and graduated 20 percent each year until reaching 100 percent after six years of employment.  Effective January 1, 2015, contributions to the 401(k) plan are vested immediately.

In December 2001, the Company initiated a postretirement benefit plan to provide retirement benefits to key officers and its Board of Directors and to provide death benefits for their designated beneficiaries.  Under the postretirement benefit plan, the Company purchased life insurance contracts on the lives of the key officers and each director.  The increase in cash surrender value of the contracts constitutes the Company's contribution to the postretirement benefit plan each year.  Postretirement benefit plan participants are to be paid annual benefits for a specified number of years commencing upon retirement. Expenses incurred for benefits relating to the postretirement benefit plan were approximately $428,000, $413,000 and $422,000 for the years 2016, 2015 and 2014, respectively.

The Company is currently paying medical benefits for certain retired employees. The Company did not incur any postretirement medical benefits expense in 2016, 2015 and 2014 due to an excess accrual balance.

The following table sets forth the change in the accumulated benefit obligation for the Company's two postretirement benefit plans described above:

(Dollars in thousands)
	2016	2015

Benefit obligation at beginning of period	$3,993	3,812
Service cost	346	334
Interest cost	67	65
Benefits paid	(232)	(218)

Benefit obligation at end of period	$4,174	3,993

The amounts recognized in the Company's Consolidated Balance Sheet as of December 31, 2016 and 2015 are shown in the following two tables:

(Dollars in thousands)
	2016	2015

Benefit obligation	$4,174	3,993
Fair value of plan assets	-	-

(Dollars in thousands)
	2016	2015

Funded status	$(4,174)	(3,993)
Unrecognized prior service cost/benefit	-	-
Unrecognized net actuarial loss	-	-

Net amount recognized	$(4,174)	(3,993)

Unfunded accrued liability	$(4,174)	(3,993)
Intangible assets	-	-

Net amount recognized	$(4,174)	(3,993)

Net periodic benefit cost of the Company's postretirement benefit plans for the years ended December 31, 2016, 2015 and 2014 consisted of the following:

(Dollars in thousands)
	2016	2015	2014

Service cost	$346	334	348
Interest cost	67	65	67

Net periodic cost	$413	399	415

Weighted average discount rate assumption
used to determine benefit obligation	5.47%	5.47%	5.47%

The Company paid benefits under the two postretirement plans totaling $232,000 and $218,000 during the years ended December 31, 2016 and 2015, respectively.  Information about the expected benefit payments for the Company's two postretirement benefit plans is as follows:

(Dollars in thousands)

Year ending December 31,
2017	$263
2018	$275
2019	$310
2020	$363
2021	$364
Thereafter	$9,077

(12)	Regulatory Matters

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

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of capital in relation to both on- and off-balance sheet items at various risk weights. Total capital consists of two tiers of capital. Tier 1 Capital includes common shareholders' equity and trust preferred securities less adjustments for intangible assets. Tier 2 Capital consists of the allowance for loan losses, up to 1.25% of risk-weighted assets and other adjustments.  Management believes, as of December 31, 2016, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2016, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There have been no conditions or events since that notification that management believes have changed the Bank's category.

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

The Company's and the Bank's actual capital amounts and ratios are presented below:

(Dollars in thousands)
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2016:

Total Capital (to Risk-Weighted Assets)
Consolidated	$131,991	16.12%	65,508	8.00%	N/A	N/A
Bank	$129,035	15.78%	65,426	8.00%	81,782	10.00%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$124,441	15.20%	49,131	6.00%	N/A	N/A
Bank	$121,485	14.85%	49,069	6.00%	65,426	8.00%
Tier 1 Capital (to Average Assets)
Consolidated	$124,441	11.19%	44,488	4.00%	N/A	N/A
Bank	$121,485	10.88%	44,677	4.00%	55,846	5.00%
Common Equity Tier 1 (to Risk-Weighted Assets)
Consolidated	$104,441	12.75%	36,848	4.50%	N/A	N/A
Bank	$121,485	14.85%	36,802	4.50%	53,158	6.50%

As of December 31, 2015:

Total Capital (to Risk-Weighted Assets)
Consolidated	$129,203	16.63%	62,137	8.00%	N/A	N/A
Bank	$124,910	16.11%	62,026	8.00%	77,532	10.00%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$119,354	15.37%	46,603	6.00%	N/A	N/A
Bank	$115,160	14.85%	46,519	6.00%	62,026	8.00%
Tier 1 Capital (to Average Assets)
Consolidated	$119,354	11.44%	41,743	4.00%	N/A	N/A
Bank	$115,160	11.03%	41,776	4.00%	52,220	5.00%
Common Equity Tier 1 (to Risk-Weighted Assets)
Consolidated	$99,354	12.79%	34,952	4.50%	N/A	N/A
Bank	$115,160	14.85%	34,890	4.50%	50,396	6.50%

On August 31, 2015, the FDIC and the Commissioner issued a Consent Order (the "Order") in connection with compliance by the Bank with the Bank Secrecy Act and its implementing regulations (collectively, the "BSA").  The Order was issued pursuant to the consent of the Bank.  In consenting to the issuance of the Order, the Bank did not admit or deny any unsafe or unsound banking practices or violations of law or regulation.

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

(13)	Shareholders' Equity

Shareholders' equity was $107.4 million, or 9.9% of total assets, as of December 31, 2016, compared to $104.9 million, or 10.1% of total assets, as of December 31, 2015.  The increase in shareholders' equity is primarily due to an increase in retained earnings due to net income, which was partially offset by a decrease in accumulated other comprehensive income resulting from a decrease in the unrealized gain on investment securities and a $2.0 million decrease in common stock due to 92,738 shares of common stock being repurchased under the Company's stock repurchase program implemented during the second quarter of 2016.

Annualized return on average equity for the year ended December 31, 2016 was 8.11% compared to 9.03% for the year ended December 31, 2015.  Total cash dividends paid on common stock were $2.1 million and $1.6 million for the years ended December 31, 2016 and 2015, respectively.

The Board of Directors, at its discretion, can issue shares of preferred stock up to a maximum of 5,000,000 shares. The Board is authorized to determine the number of shares, voting powers, designations, preferences, limitations and relative rights.  The Board of Directors does not currently anticipate issuing any additional series of preferred stock.

In 2014, the Company's Board of Directors authorized a stock repurchase program ("the 2014 Stock Repurchase Program"), pursuant to which up to $2 million was allocated to repurchase the Company's common stock.  All purchases under the 2014 Stock Repurchase Program were made periodically as permitted by securities laws and other legal requirements in the open market or in privately negotiated transactions.  The timing and amount of the repurchase of shares was determined by the Company's management, based on its evaluation of market conditions and other factors.  The Company had repurchased approximately $2.0 million, or 106,587 shares of its common stock, under the 2014 Stock Repurchase Program as of December 31, 2015.

In the second quarter of 2016, the Company's Board of Directors authorized another stock repurchase program ("the 2016 Stock Repurchase Program"), pursuant to which up to $2 million was allocated to repurchase the Company's common stock.  All purchases under the 2016 Stock Repurchase Program were made periodically as permitted by securities laws and other legal requirements in the open market or in privately negotiated transactions.  The timing and amount of any repurchase of shares was determined by the Company's management, based on its evaluation of market conditions and other factors.  The Company repurchased approximately $2.0 million, or 92,738 shares of its common stock, under the 2016 Stock Repurchase Program during 2016.

(14)	Other Operating Income and Expense

Miscellaneous non-interest income for the years ended December 31, 2016, 2015 and 2014 included the following items that exceeded one percent of total revenues at some point during the following three-year period:

(Dollars in thousands)
	2016	2015	2014
Visa debit card income	$3,589	3,452	3,170
Net appraisal management fee income	$886	635	525
Insurance and brokerage commissions	$631	713	701

Other non-interest expense for the years ended December 31, 2016, 2015 and 2014 included the following items that exceeded one percent of total revenues at some point during the following three-year period:

(Dollars in thousands)
	2016	2015	2014
Advertising	$1,136	784	804
FDIC insurance	$494	681	739
Visa debit card expense	$1,140	988	905
Telephone	$754	588	574
Foreclosure/OREO expense	$120	398	317
Internet banking expense	$710	671	644
FHLB advance prepayment penalty	$1,260	504	869
Consulting	$2,257	904	609
NC Tax Credit Amortization	$-	-	870

(15)	Fair Value of Financial Instruments

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

The fair value presentation for recurring assets is presented in Note 2.  There were no recurring liabilities at December 31, 2016 and 2015.  The fair value presentation for non-recurring assets is presented in Note 3.  There were no non-recurring liabilities at December 31, 2016 and 2015.  The carrying amount and estimated fair value of the Company's financial instruments at December 31, 2016 and 2015 are as follows:

(Dollars in thousands)
		Fair Value Measurements at December 31, 2016
	Carrying Amount	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$70,094	70,094	-	-	70,094
Investment securities available for sale	$249,946	-	249,196	750	249,946
Other investments	$2,635	-	-	2,635	2,635
Mortgage loans held for sale	$5,709	-	-	5,709	5,709
Loans, net	$716,261	-	-	720,675	720,675
Cash surrender value of life insurance	$14,952	-	14,952	-	14,952

Liabilities:
Deposits	$892,918	-	-	884,510	884,510
Securities sold under agreements
to repurchase	$36,434	-	36,434	-	36,434
FHLB borrowings	$20,000	-	18,864	-	18,864
Junior subordinated debentures	$20,619	-	20,619	-	20,619

(Dollars in thousands)
		Fair Value Measurements at December 31, 2015
	Carrying Amount	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$39,763	39,763	-	-	39,763
Investment securities available for sale	$268,530	1,325	266,455	750	268,530
Other investments	$3,636	-	-	3,636	3,636
Mortgage loans held for sale	$4,149	-	-	4,149	4,149
Loans, net	$679,502	-	-	683,540	683,540
Cash surrender value of life insurance	$14,546	-	14,546	-	14,546

Liabilities:
Deposits	$832,175	-	-	827,874	827,874
Securities sold under agreements
to repurchase	$27,874	-	27,874	-	27,874
FHLB borrowings	$43,500	-	43,144	-	43,144
Junior subordinated debentures	$20,619	-	20,619	-	20,619

(16)	Peoples Bancorp of North Carolina, Inc. (Parent Company Only) Condensed Financial Statements

Balance Sheets

December 31, 2016 and 2015
(Dollars in thousands)

Assets	2016	2015

Cash	$957	553
Interest-bearing time deposit	1,000	1,000
Investment in subsidiaries	124,471	121,848
Investment in PEBK Capital Trust II	619	619
Investment securities available for sale	750	1,234
Other assets	275	249

Total assets	$128,072	125,503

Liabilities and Shareholders' Equity

Junior subordinated debentures	$20,619	20,619
Liabilities	25	20
Shareholders' equity	107,428	104,864

Total liabilities and shareholders' equity	$128,072	125,503

Statements of Earnings

For the Years Ended December 31, 2016, 2015 and 2014
(Dollars in thousands)

Revenues:	2016	2015	2014

Interest and dividend income	$4,569	3,979	2,718
Gain on sale of securities	405	-	-

Total revenues	4,974	3,979	2,718

Expenses:

Interest	485	403	389
Other operating expenses	513	538	527

Total expenses	998	941	916

Income before income tax benefit and equity in
undistributed earnings of subsidiaries	3,976	3,038	1,802

Income tax benefit	178	262	239

Income before equity in undistributed
earnings of subsidiaries	4,154	3,300	2,041

Equity in undistributed earnings of subsidiaries	5,023	6,333	7,347

Net earnings	$9,177	9,633	9,388

Statements of Cash Flows

For the Years Ended December 31, 2016, 2015 and 2014
(Dollars in thousands)

	2016	2015	2014
Cash flows from operating activities:

Net earnings	$9,177	9,633	9,388
Adjustments to reconcile net earnings to net
cash provided (used) by operating activities:
Equity in undistributed earnings of subsidiaries	(5,023)	(6,333)	(7,347)
Gain on sale of investment securities	(405)	-	-
Change in:
Other assets	61	(4)	28
Accrued income	-	-	(5)
Accrued expense	5	3	1
Other liabilities	-	-	(12,632)

Net cash provided by operating activities	3,815	3,299	(10,567)

Cash flows from investing activities:

Proceeds from maturities of investment securities available for sale	669	-	500
In kind transfer from parent to Bank	10	-	-
Net change in interest-bearing time deposit	-	-	(1,000)

Net cash provided (used) by investing activities	679	-	(500)

Cash flows from financing activities:

Cash dividends paid on common stock	(2,106)	(1,574)	(1,022)
Stock repurchase	(1,984)	(1,917)	(82)
Proceeds from exercise of stock options	-	-	37

Net cash used by financing activities	(4,090)	(3,491)	(1,067)

Net change in cash	404	(192)	(12,134)

Cash at beginning of year	553	745	12,879

Cash at end of year	$957	553	745

Noncash investing and financing activities:
Change in unrealized gain on investment securities
available for sale, net	$(2,523)	57	6,625
Accrued redemption of Series A Preferred Stock	-	-	(12,524)

(17)	Quarterly Data

	2016				2015
(Dollars in thousands, except per share amounts)	First	Second	Third	Fourth	First	Second	Third	Fourth
Total interest income	$9,905	9,815	9,982	10,107	$9,567	9,191	9,947	9,961
Total interest expense	809	813	828	821	884	875	874	851
Net interest income	9,096	9,002	9,154	9,286	8,683	8,316	9,073	9,110

(Reduction of) provision for loan losses	(216)	(531)	(360)	(99)	173	(214)	235	(211)
Other income	3,324	3,572	3,414	3,666	3,245	3,297	3,266	3,504
Other expense	9,492	9,109	9,598	11,783	8,748	8,337	8,669	10,024
Income before income taxes	3,144	3,996	3,330	1,268	3,007	3,490	3,435	2,801

Income taxes (benefit)	691	1,032	872	(34)	679	866	942	613
Net earnings	2,453	2,964	2,458	1,302	2,328	2,624	2,493	2,188

Basic net earnings per share	0.45	0.54	0.45	0.24	$0.41	0.47	0.45	0.40
Diluted net earnings per share	$0.44	0.53	0.44	0.24	$0.41	0.47	0.45	0.39

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

Gary E. Matthews
President and Director, Matthews Construction Company, Inc. (general contractor)

Billy L. Price, Jr. MD
Practitioner of Internal Medicine, BL Price Medical Consultants, PLLC

Larry E. Robinson
Shareholder, Director, Chairman of the Board and Chief Executive Officer, The Blue Ridge Distributing Co., Inc. (beer and wine distributor)
Director and member of the Board of Directors, United Beverages of North Carolina, LLC (beer distributor)

William Gregory (Greg) Terry
President, DFH Holdings
Operator/General Manager, Drum & Willis-Reynolds Funeral Homes and Crematory

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