Form 10-K, Exhibit 13
period 2017-12-31
PEOPLES BANCORP OF NORTH CAROLINA INC
filed 2018-03-15
CIK 1093672

EXHIBIT (13)

The Annual Report to Security Holders is Appendix A to the Proxy Statement for the 2018 Annual Meeting of Shareholders and is incorporated herein by reference.

APPENDIX A

ANNUAL REPORT
OF
PEOPLES BANCORP OF NORTH CAROLINA, INC.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

General Description of Business
Peoples Bancorp of North Carolina, Inc. (“Bancorp”), was formed in 1999 to serve as the holding company for Peoples Bank (the “Bank”). Bancorp is a bank holding company registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the Bank Holding Company Act of 1956, as amended (the “BHCA”). Bancorp’s principal source of income is dividends declared and paid by the Bank on its capital stock, if any. Bancorp has no operations and conducts no business of its own other than owning the Bank. Accordingly, the discussion of the business which follows concerns the business conducted by the Bank, unless otherwise indicated. Bancorp and its wholly owned subsidiary, the Bank, along with the Bank’s wholly owned subsidiaries are collectively called the “Company”.

The Bank, founded in 1912, is a state-chartered commercial bank serving the citizens and business interests of the Catawba Valley and surrounding communities through 19 banking offices, as of December 31, 2017, located in Lincolnton, Newton, Denver, Catawba, Conover, Maiden, Claremont, Hiddenite, Hickory, Charlotte, Cornelius, Mooresville and Raleigh, North Carolina. The Bank also operates loan production offices in Denver and Durham, North Carolina. At December 31, 2017, the Company had total assets of $1.1 billion, net loans of $753.4 million, deposits of $907.0 million, total securities of $231.2 million, and shareholders’ equity of $116.0 million.

The Bank operates three banking offices focused on the Latino population that were formerly operated as a division of the Bank under the name Banco de la Gente (“Banco”). These offices are now branded as Bank branches and considered a separate market territory of the Bank as they offer normal and customary banking services as are offered in the Bank’s other branches such as the taking of deposits and the making of loans.

The Bank has a diversified loan portfolio, with no foreign loans and few agricultural loans. Real estate loans are predominately variable rate and fixed rate commercial property loans, which include residential development loans to commercial customers. Commercial loans are spread throughout a variety of industries with no one particular industry or group of related industries accounting for a significant portion of the commercial loan portfolio. The majority of the Bank’s deposit and loan customers are individuals and small to medium-sized businesses located in the Bank’s market area. The Bank’s loan portfolio also includes Individual Taxpayer Identification Number (ITIN) mortgage loans generated thorough the Bank’s Banco offices. Additional discussion of the Bank’s loan portfolio and sources of funds for loans can be found in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on pages A-4 through A-23 of the Annual Report, which is included in this Form 10-K as Exhibit (13).

The operations of the Bank and depository institutions in general are significantly influenced by general economic conditions and by related monetary and fiscal policies of depository institution regulatory agencies, including the Federal Reserve, the Federal Deposit Insurance Corporation (the “FDIC”) and the North Carolina Commissioner of Banks (the “Commissioner”).

The Company’s fiscal year ends December 31. This Form 10-K is also being used as the Bank’s Annual Disclosure Statement under FDIC Regulations. This Form 10-K has not been reviewed, or confirmed for accuracy or relevance by the FDIC.

At December 31, 2017, the Company employed 302 full-time employees and 33 part-time employees, which equated to 326 full-time equivalent employees.

Subsidiaries
The Bank is a subsidiary of the Company. At December 31, 2017, the Bank had four subsidiaries, Peoples Investment Services, Inc., Real Estate Advisory Services, Inc., Community Bank Real Estate Solutions, LLC (“CBRES”) and PB Real Estate Holdings, LLC. Through a relationship with Raymond James Financial Services, Inc., Peoples Investment Services, Inc. provides the Bank’s customers access to investment counseling and non-deposit investment products such as stocks, bonds, mutual funds, tax deferred annuities, and related brokerage services. Real Estate Advisory Services, Inc. provides real estate appraisal and real estate brokerage services. CBRES serves as a “clearing-house” for appraisal services for community banks. Other banks are able to contract with CBRES to find and engage appropriate appraisal companies in the area where the property to be appraised is located. This type of service ensures that the appraisal process remains independent from the financing process within the Bank. PB Real Estate Holdings, LLC acquires, manages and disposes of real property, other collateral and other assets obtained in the ordinary course of collecting debts previously contracted.

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

SELECTED FINANCIAL DATA
Dollars in Thousands Except Per Share Amounts

	2017	2016	2015	2014	2013
Summary of Operations
Interest income	$41,949	39,809	38,666	38,420	36,696
Interest expense	2,377	3,271	3,484	4,287	5,353
Net interest income	39,572	36,538	35,182	34,133	31,343
Provision for loan losses	(507)	(1,206)	(17)	(699)	2,584
Net interest income after provision
for loan losses	40,079	37,744	35,199	34,832	28,759
Non-interest income	12,838	13,976	13,312	12,164	12,652
Non-interest expense	38,702	39,982	35,778	35,671	32,841
Earnings before income taxes	14,215	11,738	12,733	11,325	8,570
Income tax expense	3,947	2,561	3,100	1,937	1,879
Net earnings	10,268	9,177	9,633	9,388	6,691
Dividends and accretion of preferred stock	-	-	-	-	656
Net earnings available to common
shareholders	$10,268	9,177	9,633	9,388	6,035

Selected Year-End Balances
Assets	$1,092,166	1,087,991	1,038,481	1,040,494	1,034,684
Investment securities available for sale	229,321	249,946	268,530	281,099	297,890
Net loans	753,398	716,261	679,502	640,809	607,459
Mortgage loans held for sale	857	5,709	4,149	1,375	497
Interest-earning assets	996,509	999,201	977,079	956,900	925,736
Deposits	906,952	892,918	832,175	814,700	799,361
Interest-bearing liabilities	679,922	698,120	679,937	722,991	735,111
Shareholders' equity	$115,975	107,428	104,864	98,665	83,719
Shares outstanding	5,995,256	5,417,800	5,510,538	5,612,588	5,613,495

Selected Average Balances
Assets	$1,098,992	1,076,604	1,038,594	1,036,486	1,023,609
Investment securities available for sale	234,278	252,725	266,830	287,371	293,770
Net loans	741,655	703,484	669,628	631,025	614,532
Interest-earning assets	998,821	985,236	952,251	949,537	950,451
Deposits	895,129	856,313	816,628	808,399	787,640
Interest-bearing liabilities	700,559	705,291	707,611	731,786	741,228
Shareholders' equity	$116,883	113,196	106,644	96,877	100,241
Shares outstanding (1)	5,988,183	5,417,800	5,510,538	5,612,588	5,613,495

Profitability Ratios
Return on average total assets	0.93%	0.85%	0.93%	0.91%	0.65%
Return on average shareholders' equity	8.78%	8.11%	9.03%	9.69%	6.67%
Dividend payout ratio (2)	25.67%	22.95%	16.34%	10.89%	11.17%

Liquidity and Capital Ratios (averages)
Loan to deposit	82.85%	82.15%	82.00%	78.06%	78.02%
Shareholders' equity to total assets	10.64%	10.51%	10.27%	9.35%	9.79%

Per share of Common Stock (1)
Basic net earnings	$1.71	1.53	1.57	1.52	0.98
Diluted net earnings	$1.69	1.50	1.56	1.51	0.97
Cash dividends	$0.44	0.35	0.25	0.16	0.11
Book value	$19.34	18.03	17.30	15.98	13.55

(1) Average shares outstanding and per share computations have been restated to reflect a 10% stock dividend paid during the fourth quarter of 2017.

(2) As a percentage of net earnings available to common shareholders.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following is a discussion of our financial position and results of operations and should be read in conjunction with the information set forth under Item 1A Risk Factors in the Company’s annual report on Form 10-K and the Company’s consolidated financial statements and notes thereto on pages A-24 through A-66.

Introduction
Management’s discussion and analysis of earnings and related data are presented to assist in understanding the consolidated financial condition and results of operations of Peoples Bancorp of North Carolina, Inc. (“Bancorp”), for the years ended December 31, 2017, 2016 and 2015. Bancorp is a registered bank holding company operating under the supervision of the Federal Reserve Board (the “FRB”) and the parent company of Peoples Bank (the “Bank”). The Bank is a North Carolina-chartered bank, with offices in Catawba, Lincoln, Alexander, Mecklenburg, Iredell, Union, Wake and Durham counties, operating under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation (the “FDIC”).

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

The Federal Reserve maintained the Federal Funds rate at 0.25% from December 2008 to December 2015 before increasing the Fed Funds rate to 0.50% on December 16, 2015, 0.75% on December 14, 2016, 1.00% on March 15, 2017, 1.25% on June 14, 2017 and 1.50% on December 13, 2017. These increases had a positive impact on earnings in 2016 and 2017 and should continue to have a positive impact on the Bank’s net interest income in future periods.

The Company plans to open a full service branch in Cary, North Carolina during the third quarter of 2018. The Company does not have specific plans for additional offices in 2018 but will continue to look for growth opportunities in nearby markets and may expand if considered a worthwhile opportunity.

On August 31, 2015, the FDIC and the North Carolina Office of the Commissioner of Banks (“Commissioner”) issued a Consent Order (the “Order”) in connection with compliance by the Bank with the Bank Secrecy Act and its implementing regulations (collectively, the “BSA”). The Order was issued pursuant to the consent of the Bank. In consenting to the issuance of the Order, the Bank did not admit or deny any unsafe or unsound banking practices or violations of law or regulation.

The Order required the Bank to take certain affirmative actions to comply with its obligations under the BSA, including, without limitation, strengthening its Board of Directors’ oversight of BSA activities; reviewing, enhancing, adopting and implementing a revised BSA compliance program; completing a BSA risk assessment; developing a revised system of internal controls designed to ensure full compliance with the BSA; reviewing and revising customer due diligence and risk assessment processes, policies and procedures; developing, adopting and implementing effective BSA training programs; assessing BSA staffing needs and resources and appointing a qualified BSA officer; establishing an independent BSA testing program; ensuring that all reports required by the BSA are accurately and properly filed and engaging an independent firm to review past account activity to determine whether suspicious activity was properly identified and reported.

During the third quarter of 2017 the Bank received notice that the Order was terminated effective August 30, 2017.

Summary of Significant and Critical Accounting Policies
The consolidated financial statements include the financial statements of Bancorp and its wholly owned subsidiary, the Bank, along with the Bank’s wholly owned subsidiaries, Peoples Investment Services, Inc., Real Estate Advisory Services, Inc. (“REAS”), Community Bank Real Estate Solutions, LLC (“CBRES”) and PB Real Estate Holdings, LLC (collectively called the “Company”). All significant intercompany balances and transactions have been eliminated in consolidation.

The Company’s accounting policies are fundamental to understanding management’s discussion and analysis of results of operations and financial condition. Many of the Company’s accounting policies require significant judgment regarding valuation of assets and liabilities and/or significant interpretation of specific accounting guidance. The following is a summary of some of the more subjective and complex accounting policies of the Company. A more complete description of the Company’s significant accounting policies can be found in Note 1 of the Notes to Consolidated Financial Statements in the Company’s 2017 Annual Report to Shareholders which is Appendix A to the Proxy Statement for the May 3, 2018 Annual Meeting of Shareholders.

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

The Company has an overall interest rate risk management strategy that has, in prior years, incorporated the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility. When using derivative instruments, the Company is exposed to credit and market risk. If the counterparty fails to perform, credit risk is equal to the extent of the fair-value gain in the derivative. The Company minimized the credit risk in derivative instruments by entering into transactions with high-quality counterparties that were reviewed periodically by the Company. The Company did not have any interest rate derivatives outstanding as of December 31, 2017 or 2016.

Management of the Company has made a number of estimates and assumptions relating to reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare the accompanying consolidated financial statements in conformity with GAAP. Actual results could differ from those estimates.

Results of Operations
Summary. The Company reported earnings of $10.3 million or $1.71 basic net earnings per share and $1.69 diluted net earnings per share for the year ended December 31, 2017, as compared to $9.2 million or $1.53 basic net earnings per share and $1.50 diluted net earnings per share for the same period one year ago. The increase in year-to-date net earnings is primarily attributable to an increase in net interest income and a decrease in non-interest expense, which were partially offset by a decrease in non-interest income and a decrease in the credit to the provision for loan losses, as discussed below. Earnings for the year ended December 31, 2017 were reduced by a charge to income tax expense of $588,000 due to the revaluation of deferred taxes as required due to the passing of the Tax Cuts and Jobs Act (“TCJA”) in December, 2017. Without this charge to earnings, the Company would have had net earnings totaling $10.9 million for the year ended December 31, 2017.

The Company reported earnings of $9.2 million or $1.53 basic net earnings per share and $1.50 diluted net earnings per share for the year ended December 31, 2016, as compared to $9.6 million or $1.57 basic net earnings per share and $1.56 diluted net earnings per share for the for the year ended December 31, 2015. The decrease in year-to-date net earnings is primarily attributable to an increase in non-interest expense, which was partially offset by an increase in net interest income, an increase in the credit to the provision for loan losses and an increase in non-interest income, as discussed below.

The return on average assets in 2017 was 0.93%, compared to 0.85% in 2016 and 0.93% in 2015. The return on average shareholders’ equity was 8.78% in 2017 compared to 8.11% in 2016 and 9.03% in 2015.

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

Net interest income for 2017 was $39.6 million compared to $36.5 million in 2016. The increase in net interest income was primarily due to a $2.1 million increase in interest income, which was primarily attributable to an increase in the average outstanding balance of loans and a 0.75% increase in the prime rate since December 2016, combined with a $894,000 decrease in interest expense, which was primarily attributable to a decrease in the average outstanding balances of Federal Home Loan Bank (“FHLB”) borrowings during the year ended December 31, 2017, as compared to the same period one year ago. Net interest income increased to $36.5 million in 2016 from $35.2 million in 2015.

Table 1 sets forth for each category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding, the interest incurred on such amounts and the average rate earned or incurred for the years ended December 31, 2017, 2016 and 2015. The table also sets forth the average rate earned on total interest-earning assets, the average rate paid on total interest-bearing liabilities, and the net yield on total average interest-earning assets for the same periods. Yield information does not give effect to changes in fair value that are reflected as a component of shareholders’ equity. Yields and interest income on tax-exempt investments have been adjusted to a tax equivalent basis using an effective tax rate of 35.98% for securities that are both federal and state tax exempt and an effective tax rate of 32.98% for federal tax exempt securities. Non-accrual loans and the interest income that was recorded on non-accrual loans, if any, are included in the yield calculations for loans in all periods reported.

Table 1- Average Balance Table

	December 31, 2017			December 31, 2016			December 31, 2015
(Dollars in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate
Interest-earning assets:
Interest and fees on loans	$741,655	34,888	4.70%	703,484	32,452	4.61%	669,628	31,098	4.64%
Investments - taxable	64,341	1,693	2.63%	78,575	1,925	2.45%	89,998	2,240	2.49%
Investments - nontaxable*	173,069	7,314	4.23%	178,379	7,577	4.25%	181,382	7,634	4.21%
Other	19,756	219	1.11%	24,798	123	0.50%	11,243	26	0.23%

Total interest-earning assets	998,821	44,114	4.42%	985,236	42,077	4.27%	952,251	40,998	4.31%

Cash and due from banks	53,805			44,732			42,483
Other assets	53,557			59,537			59,222
Allowance for loan losses	(7,191)			(8,884)			(10,678)

Total assets	$1,098,992			1,080,621			1,043,278

Interest-bearing liabilities:

NOW, MMDA & savings deposits	$481,455	598	0.12%	447,582	495	0.11%	418,358	432	0.10%
Time deposits	132,626	466	0.35%	150,641	586	0.39%	173,622	870	0.50%
FHLB borrowings	16,329	662	4.05%	42,903	1,661	3.87%	49,840	1,735	3.48%
Trust preferred securities	20,619	590	2.86%	20,619	485	2.35%	20,619	402	1.95%
Other	49,530	61	0.12%	43,546	44	0.10%	45,172	45	0.10%

Total interest-bearing liabilities	700,559	2,377	0.34%	705,291	3,271	0.46%	707,611	3,484	0.49%

Demand deposits	281,048			258,091			224,648
Other liabilities	502			4,043			4,375
Shareholders' equity	116,883			113,196			106,644

Total liabilities and shareholder's equity	$1,098,992			1,080,621			1,043,278

Net interest spread		$41,737	4.08%		$38,806	3.81%		$37,514	3.82%

Net yield on interest-earning assets			4.18%			3.94%			3.94%

Taxable equivalent adjustment
Investment securities		$2,165			$2,268			$2,332

Net interest income		$39,572			$36,538			$35,182

*Includes U.S. Government agency securities that are non-taxable for state income tax purposes of $40.3 million in 2017, $38.7 million in 2016 and $37.3 million in 2015. The tax rates of 3.00%, 4.00% and 5.00% were used to calculate the tax equivalent yields on these securities in 2017, 2016 and 2015, respectively.

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

Table 2 - Rate/Volume Variance Analysis-Tax Equivalent Basis

	December 31, 2017			December 31, 2016
(Dollars in thousands)	Changes in average volume	Changes in average rates	Total Increase (Decrease)	Changes in average volume	Changes in average rates	Total Increase (Decrease)
Interest income:
Loans: Net of unearned income	$1,778	658	2,436	1,566	(212)	1,354

Investments - taxable	(362)	130	(232)	(282)	(33)	(315)
Investments - nontaxable	(225)	(38)	(263)	(127)	70	(57)
Other	(40)	136	96	50	47	97
Total interest income	1,151	886	2,037	1,207	(128)	1,079

Interest expense:
NOW, MMDA & savings deposits	40	63	103	31	32	63
Time deposits	(66)	(54)	(120)	(103)	(181)	(284)
FHLB / FRB Borrowings	(1,053)	54	(999)	(255)	181	(74)
Trust Preferred Securities	-	105	105	0	83	83
Other	7	10	17	(1)	0	(1)
Total interest expense	(1,072)	178	(894)	(328)	115	(213)
Net interest income	$2,223	708	2,931	1,535	(243)	1,292

Net interest income on a tax equivalent basis totaled $41.7 million in 2017 as compared to $38.8 million in 2016. The interest rate spread, which represents the rate earned on interest-earning assets less the rate paid on interest-bearing liabilities, was 4.08% in 2017, as compared to a net interest spread of 3.81% in 2016. The net yield on interest-earning assets was 4.18% in 2017 and 3.94% in 2016.

Tax equivalent interest income increased $2.0 million in 2017 primarily due to an increase in interest income resulting from an increase in the average outstanding principal balance of loans, which was partially offset by a decrease in the average outstanding balance of investment securities. The average outstanding principal balance of loans increased $38.2 million to $741.7 million in 2017 compared to $703.5 million in 2016. The average outstanding balance of investment securities decreased $19.6 million to $237.4 million in 2017 compared to $257.0 million in 2016. The yield on interest-earning assets was 4.42% in 2017 compared to 4.27% in 2016.

Interest expense decreased $894,000 in 2017 compared to 2016. The decrease in interest expense is primarily due to a decrease in the average outstanding balance of FHLB borrowings and time deposits. Average interest-bearing liabilities decreased by $4.7 million to $700.6 million in 2017 compared to $705.3 million in 2016. The cost of funds decreased to 0.34% in 2017 from 0.46% in 2016.

In 2016 net interest income on a tax equivalent basis was $38.8 million compared to $37.5 million in 2015. The net interest spread was 3.81% in 2016 compared to 3.82% in 2015. The net yield on interest-earning assets was 3.94% in 2016 and 2015.

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

The provision for loan losses for the year ended December 31, 2017 was a credit of $507,000, as compared to a credit of $1.2 million for the year ended December 31, 2016. The decrease in the credit to the provision for loan losses is primarily attributable to a $36.0 million increase in loans from December 31, 2016 to December 31, 2017. The credits to provision for loan losses for the years ended December 31, 2017, 2016 and 2015 resulted from, and were considered appropriate as part of, management’s assessment and estimate of the risks in the total loan portfolio and determination of the total allowance for loan losses. The primary factors contributing to the decrease in the allowance for loan losses at December 31, 2017 to $6.4 million from $7.6 million at December 31, 2016 were the continuing positive trends in indicators of potential losses on loans, primarily non-accrual loans and the reduction in net charge-offs since 2013, as shown in Table 3 below:

Table 3 - Net Charge-off Analysis

	Net charge-offs/(recoveries)					Net charge-offs/(recoveries) as a percent of average loans outstanding
	Years ended December 31,					Years ended December 31,
(Dollars in thousands)	2017	2016	2015	2014	2013	2017	2016	2015	2014	2013
Real estate loans
Construction and land development	$(14)	(3)	153	456	400	-0.02%	-0.01%	0.25%	0.78%	0.58%
Single-family residential	164	220	584	237	1,613	0.07%	0.09%	0.27%	0.12%	0.82%
Single-family residential -
Banco de la Gente stated income	-	-	95	174	131	0.00%	0.00%	0.21%	0.36%	0.26%
Commercial	(21)	299	308	119	395	-0.01%	0.12%	0.13%	0.05%	0.20%
Multifamily and farmland	66	-	-	-	-	0.23%	0.00%	0.00%	0.00%	0.00%
Total real estate loans	195	516	1,140	986	2,539	0.03%	0.09%	0.20%	0.18%	0.48%
	-	-	-	-	-
Loans not secured by real estate
Commercial loans	163	(25)	(64)	376	458	(0.03%)	(0.03%)	(0.07%)	0.53%	0.73%
Farm loans	-	-	-	-	-	0.00%	0.00%	0.00%	0.00%	0.00%
Consumer loans (1)	319	342	400	358	509	3.10%	3.38%	4.00%	3.63%	5.27%
All other loans	-	-	-	-	-	0.00%	0.00%	0.00%	0.00%	0.00%
Total loans	$677	833	1,476	1,720	3,506	0.09%	0.12%	0.22%	0.27%	0.57%

(Reduction of) provision for loan losses
for the period	$(507)	(1,206)	(17)	(699)	2,584

Allowance for loan losses at end of period	$6,366	7,550	9,589	11,082	13,501

Total loans at end of period	$759,764	723,811	689,091	651,891	620,960

Non-accrual loans at end of period	$3,711	3,825	8,432	10,728	13,836

Allowance for loan losses as a percent of
total loans outstanding at end of period	0.84%	1.04%	1.39%	1.70%	2.17%

Non-accrual loans as a percent of
total loans outstanding at end of period	0.49%	0.53%	1.22%	1.65%	2.23%

(1) The loss ratio for consumer loans is elevated because overdraft charge-offs related to DDA and NOW accounts are reported in consumer loan charge-offs and recoveries. The net overdraft charge-offs are not considered material and are therefore not shown separately.

Another factor considered in taking a credit to provision expense in the years ended December 31, 2017, 2016 and 2015 was the decline in the construction and land development portfolio. The balance outstanding was $85.0 million at December 31, 2017 and $61.8 million at December 31, 2016, compared to the maximum balance of $213.7 million at December 31, 2008. Please see the section below entitled “Allowance for Loan Losses” for a more complete discussion of the Bank’s policy for addressing potential loan losses.

Non-Interest Income. Non-interest income was $12.8 million for the year ended December 31, 2017, compared to $14.0 million for the year ended December 31, 2016. The decrease in non-interest income is primarily attributable to a $729,000 decrease in gains on the sale of securities, a $341,000 decrease in service charges and fees and a $238,000 decrease in mortgage banking income during the year ended December 31, 2017, as compared to the year ended December 31, 2016.

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

 The Company periodically evaluates its investments for any impairment which would be deemed other-than-temporary.   No investment impairments were deemed other-than-temporary in 2017, 2016 or 2015.

Table 4 presents a summary of non-interest income for the years ended December 31, 2017, 2016 and 2015.

Table 4 - Non-Interest Income

(Dollars in thousands)	2017	2016	2015
Service charges	$4,453	$4,497	4,647
Other service charges and fees	593	890	931
Gain on sale of securities	-	729	-
Mortgage banking income	1,190	1,428	1,130
Insurance and brokerage commissions	761	632	714
Gain/(loss) on sale and write-down of other real estate	(239)	64	245
Visa debit card income	3,757	3,589	3,452
Net appraisal management fee income	780	886	635
Miscellaneous	1,543	1,261	1,558
Total non-interest income	$12,838	$13,976	13,312

Non-Interest Expense. Non-interest expense was $38.7 million for the year ended December 31, 2017, as compared to $40.0 million for the year ended December 31, 2016. The decrease in non-interest expense was primarily due to a $1.2 million decrease in professional fees and a $878,000 decrease in other non-interest expense, which were partially offset by a $794,000 increase in salaries and benefits expense during the year ended December 31, 2017, as compared to the year ended December 31, 2016. The decrease in professional fees is primarily due to a $1.5 million decrease in consulting fees resulting from the termination of the Order. The decrease in other non-interest expense is primarily due to a $752,000 decrease in FHLB prepayment penalties and the increase in salaries and benefits expense is primarily due to an increase in the number of full-time equivalent employees, annual salary increases and an increase in expenses associated with restricted stock units due to an increase in the Company’s stock price.

Non-interest expense was $40.0 million for the year ended December 31, 2016, as compared to $35.8 million for the year ended December 31, 2015. The increase in non-interest expense included: (1) a $979,000 increase in salaries and benefits expense resulting primarily from an increase in the number of full-time equivalent employees, salary increases and an increase in expenses associated with restricted stock units, (2) a $971,000 increase in professional fees primarily due to a $1.2 million increase in consulting fees due to expenses associated with the Order, (3) a $477,000 increase in occupancy expense primarily due to a $588,000 increase in equipment maintenance expense and (4) a $1.5 million increase in non-interest expenses other than salary, employee benefits and occupancy expenses primarily due to a $756,000 increase in penalties associated with the prepayment of FHLB borrowings during the year ended December 31, 2016, as compared to the year ended December 31, 2015.

Table 5 presents a summary of non-interest expense for the years ended December 31, 2017, 2016 and 2015.

Table 5 - Non-Interest Expense

(Dollars in thousands)	2017	2016	2015
Salaries and employee benefits	$20,058	$19,264	18,285
Occupancy expense	6,701	6,765	6,288
Office supplies	517	465	422
FDIC deposit insurance	347	494	681
Visa debit card expense	1,248	1,141	988
Professional services	1,236	182	564
Postage	258	224	249
Telephone	855	754	588
Director fees and expense	317	326	304
Advertising	1,195	1,136	784
Consulting fees	785	2,257	904
Taxes and licenses	263	272	301
Foreclosure/OREO expense	46	120	398
Internet banking expense	720	710	671
FHLB advance prepayment penalty	508	1,260	504
Other operating expense	3,648	4,612	3,847
Total non-interest expense	$38,702	$39,982	35,778

Income Taxes. The Company reported income tax expense of $3.9 million, $2.6 million and $3.1 million for the years ended December 31, 2017, 2016 and 2015, respectively. The Company’s effective tax rates were 28.03%, 21.82% and 24.35% in 2017, 2016 and 2015, respectively. Income tax expense for the year ended December 31, 2017 includes $588,000 additional tax expense due to the revaluation of the Company’s deferred tax asset as a result of the TCJA, which reduced the Company’s federal corporate tax rate from 34% to 21% effective January 1, 2018. The Company’s revaluation of its deferred tax asset is subject to further refinement as additional information becomes available and further analysis is completed in connection with the preparation of the Company’s audited financial statements. The Company does not anticipate future cash expenditures as a result of the reduction to the deferred tax asset. Based on 2017 earnings before income taxes, the Company expects the federal corporate tax rate reduction will reduce its 2018 income tax expense by approximately $1 million.

Liquidity. The objectives of the Company’s liquidity policy are to provide for the availability of adequate funds to meet the needs of loan demand, deposit withdrawals, maturing liabilities and to satisfy regulatory requirements. Both deposit and loan customer cash needs can fluctuate significantly depending upon business cycles, economic conditions and yields and returns available from alternative investment opportunities. In addition, the Company’s liquidity is affected by off-balance sheet commitments to lend in the form of unfunded commitments to extend credit and standby letters of credit. As of December 31, 2017, such unfunded commitments to extend credit were $234.0 million, while commitments in the form of standby letters of credit totaled $3.3 million.

The Company uses several funding sources to meet its liquidity requirements. The primary funding source is core deposits, which includes demand deposits, savings accounts and non-brokered certificates of deposits of denominations less than $250,000. The Company considers these to be a stable portion of the Company’s liability mix and the result of on-going consumer and commercial banking relationships. As of December 31, 2017, the Company’s core deposits totaled $887.5 million, or 98% of total deposits.

The other sources of funding for the Company are through large denomination certificates of deposit, including brokered deposits, federal funds purchased, securities under agreement to repurchase and FHLB borrowings. The Bank is also able to borrow from the FRB on a short-term basis. The Bank’s policies include the ability to access wholesale funding up to 40% of total assets. The Bank’s wholesale funding includes FHLB borrowings, FRB borrowings, brokered deposits and internet certificates of deposit. The Company’s ratio of wholesale funding to total assets was 0.47% as of December 31, 2017.

The Bank has a line of credit with the FHLB equal to 20% of the Bank’s total assets, with no balances outstanding at December 31, 2017. At December 31, 2017, the carrying value of loans pledged as collateral totaled approximately $137.5 million. The remaining availability under the line of credit with the FHLB was $87.2 million at December 31, 2017. The Bank had no borrowings from the FRB at December 31, 2017. The FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB. At December 31, 2017, the carrying value of loans pledged as collateral to the FRB totaled approximately $408.5 million.

The Bank also had the ability to borrow up to $79.5 million for the purchase of overnight federal funds from six correspondent financial institutions as of December 31, 2017.

The liquidity ratio for the Bank, which is defined as net cash, interest-bearing deposits with banks, federal funds sold and certain investment securities, as a percentage of net deposits and short-term liabilities was 20.62%, 24.78% and 26.10% at December 31, 2017, 2016 and 2015, respectively. The minimum required liquidity ratio as defined in the Bank’s Asset/Liability and Interest Rate Risk Management Policy for on balance sheet liquidity was 10% at December 31, 2017, 2016 and 2015.

As disclosed in the Company’s Consolidated Statements of Cash Flows included elsewhere herein, net cash provided by operating activities was approximately $18.6 million during 2017. Net cash used in investing activities was $24.1 million during 2017 and net cash used by financing activities was $7.3 million during 2017.

Asset Liability and Interest Rate Risk Management. The objective of the Company’s Asset Liability and Interest Rate Risk strategies is to identify and manage the sensitivity of net interest income to changing interest rates and to minimize the interest rate risk between interest-earning assets and interest-bearing liabilities at various maturities. This is done in conjunction with the need to maintain adequate liquidity and the overall goal of maximizing net interest income. Table 6 presents an interest rate sensitivity analysis for the interest-earning assets and interest-bearing liabilities for the year ended December 31, 2017.

Table 6 - Interest Sensitivity Analysis

(Dollars in thousands)	Immediate	1-3 months	4-12 months	Total Within One Year	Over One Year & Non- sensitive	Total
Interest-earning assets:
Loans	$293,233	19,664	14,404	327,301	432,463	759,764
Mortgage loans held for sale	857	-	-	857	-	857
Investment securities available for sale	-	10,444	16,791	27,235	202,086	229,321
Interest-bearing deposit accounts	4,118	-	-	4,118	-	4,118
Other interest-earning assets	-	-	-	-	2,449	2,449
Total interest-earning assets	298,208	30,108	31,195	359,511	636,998	996,509

Interest-bearing liabilities:
NOW, savings, and money market deposits	498,445	-	-	498,445	-	498,445
Time deposits	10,833	20,616	50,668	82,117	40,984	123,101
FHLB borrowings	-	-	-	-	-	-
Securities sold under
agreement to repurchase	37,757	-	-	37,757	-	37,757
Trust preferred securities	-	20,619	-	20,619	-	20,619
Total interest-bearing liabilities	547,035	41,235	50,668	638,938	40,984	679,922

Interest-sensitive gap	$(248,827)	(11,127)	(19,473)	(279,427)	596,014	316,587

Cumulative interest-sensitive gap	$(248,827)	(259,954)	(279,427)	(279,427)	316,587

Interest-earning assets as a percentage of interest-bearing liabilities	54.51%	73.02%	61.57%	56.27%	1554.26%

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

The Company’s rate sensitive assets are those earning interest at variable rates and those with contractual maturities within one year. Rate sensitive assets therefore include both loans and available for sale (“AFS”) securities. Rate sensitive liabilities include interest-bearing checking accounts, money market deposit accounts, savings accounts, time deposits and borrowed funds. At December 31, 2017, rate sensitive assets and rate sensitive liabilities totaled $996.5 million and $679.9 million, respectively.

Included in the rate sensitive assets are $280.3 million in variable rate loans indexed to prime rate subject to immediate repricing upon changes by the Federal Open Market Committee (“FOMC”). The Bank utilizes interest rate floors on certain variable rate loans to protect against further downward movements in the prime rate. At December 31, 2017, the Bank had $163.5 million in loans with interest rate floors. The floors were in effect on $22.1 million of these loans pursuant to the terms of the promissory notes on these loans. The weighted average rate on these loans is 0.70% higher than the indexed rate on the promissory notes without interest rate floors.

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

All of the Company’s investment securities are held in the AFS category. At December 31, 2017, the market value of AFS securities totaled $229.3 million, compared to $249.9 million and $268.5 million at December 31, 2016 and 2015, respectively. Table 7 presents the fair value of the AFS securities held at December 31, 2017, 2016 and 2015.

Table 7 - Summary of Investment Portfolio

(Dollars in thousands)	2017	2016	2015
U. S. Government sponsored enterprises	$40,380	38,222	38,417
State and political subdivisions	133,570	141,856	148,245
Mortgage-backed securities	53,609	67,585	77,887
Corporate bonds	1,512	1,533	1,906
Trust preferred securities	250	750	750
Equity securities	-	-	1,325
Total securities	$229,321	249,946	268,530

The Company’s investment portfolio consists of U.S. Government sponsored enterprise securities, municipal securities, U.S. Government sponsored enterprise mortgage-backed securities, corporate bonds, trust preferred securities and equity securities. AFS securities averaged $234.3 million in 2017, $252.7 million in 2016 and $266.8 million in 2015. Table 8 presents the market value of AFS securities held by the Company by maturity category at December 31, 2017. Yield information does not give effect to changes in fair value that are reflected as a component of shareholders’ equity. Yields are calculated on a tax equivalent basis. Yields and interest income on tax-exempt investments have been adjusted to a tax equivalent basis using an effective tax rate of 35.98% for securities that are both federal and state tax exempt and an effective tax rate of 32.98% for federal tax exempt securities.

Table 8 - Maturity Distribution and Weighted Average Yield on Investments

			After One Year		After 5 Years
	One Year or Less		Through 5 Years		Through 10 Years		After 10 Years		Totals
(Dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Book value:
U.S. Government
sponsored enterprises	$2,460	(1.16%)	11,523	2.10%	22,236	2.44%	4,285	3.19%	40,504	1.74%
State and political subdivisions	14,624	3.67%	85,116	3.16%	25,306	3.06%	4,230	3.72%	129,276	3.40%
Mortgage-backed securities	9,469	3.00%	19,989	2.97%	12,448	2.96%	11,218	3.12%	53,124	2.81%
Corporate bonds	500	5.58%	-	-	1,000	2.59%	-	-	1,500	1.48%
Trust preferred securities	-	-	-	-	-	-	250	8.11%	250	8.11%
Total securities	$27,053	2.78%	116,628	2.90%	60,990	2.85%	19,983	3.52%	224,654	3.51%

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

Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by real estate, which is dependent upon the real estate market. Real estate mortgage loans include both commercial and residential mortgage loans. At December 31, 2017, the Bank had $104.2 million in residential mortgage loans, $100.8 million in home equity loans and $353.5 million in commercial mortgage loans, which include $277.5 million secured by commercial property and $76.0 million secured by residential property. Residential mortgage loans include $66.9 million made to customers in the Company’s traditional banking offices and $37.3 million in mortgage loans originated in Banco's banking offices. All residential mortgage loans are originated as fully amortizing loans, with no negative amortization.

At December 31, 2017, the Bank had $85.0 million in construction and land development loans. Table 9 presents a breakout of these loans.

Table 9 - Construction and Land Development Loans

(Dollars in thousands)	Number of Loans	Balance Outstanding	Non-accrual Balance
Land acquisition and development - commercial purposes	41	$6,970	-
Land acquisition and development - residential purposes	195	20,113	14
1 to 4 family residential construction	109	20,403	-
Commercial construction	36	37,501	-
Total acquisition, development and construction	381	$84,987	14

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

Banco single family residential stated income loans originated from 2005 to 2009 were primarily adjustable rate mortgage loans that adjust annually after the end of the first five years of the loan. The loans are tied to the one-year treasury-bill index and, if they were to adjust at December 31, 2017, would have a reduction in the interest rate on the loan. The underwriting on these loans includes both full income verification and no income verification, with loan-to-value ratios of up to 95% without private mortgage insurance. A majority of these loans would be considered subprime loans, as they were underwritten using stated income rather than fully documented income verification. No other loans in the Bank’s portfolio would be considered subprime. The majority of these loans have been originated within the Charlotte, North Carolina metro area (Mecklenburg County). Total losses on this portfolio, since the first loans were originated in 2004, have amounted to approximately $3.7 million through December 31, 2017.

The composition of the Bank’s loan portfolio at December 31 is presented in Table 10.

Table 10 - Loan Portfolio

	2017		2016		2015		2014		2013
(Dollars in thousands)	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans
Real estate loans
Construction and land development	$84,987	11.19%	61,749	8.53%	65,791	9.55%	57,617	8.84%	63,742	10.27%
Single-family residential	246,703	32.47%	240,700	33.25%	220,690	32.03%	206,417	31.66%	195,975	31.56%
Single-family residential- Banco de la
Gente stated income	37,249	4.90%	40,189	5.55%	43,733	6.35%	47,015	7.21%	49,463	7.97%
Commercial	248,637	32.73%	247,521	34.20%	228,526	33.16%	228,558	35.06%	209,287	33.70%
Multifamily and farmland	28,937	3.81%	21,047	2.91%	18,080	2.62%	12,400	1.90%	11,801	1.90%
Total real estate loans	646,513	85.10%	611,206	84.44%	576,820	83.71%	552,007	84.68%	530,268	85.39%

Loans not secured by real estate
Commercial loans	89,022	11.71%	87,596	12.11%	91,010	13.22%	76,262	11.71%	68,047	10.97%
Farm loans	1,204	0.16%	-	0.00%	3	0.00%	7	0.00%	19	0.00%
Consumer loans	9,888	1.30%	9,832	1.36%	10,027	1.46%	10,060	1.54%	9,593	1.54%
All other loans	13,137	1.73%	15,177	2.10%	11,231	1.63%	13,555	2.08%	13,033	2.10%
Total loans	759,764	100.00%	723,811	100.00%	689,091	100.00%	651,891	100.00%	620,960	100.00%

Less: Allowance for loan losses	6,366		7,550		9,589		11,082		13,501

Net loans	$753,398		716,261		679,502		640,809		607,459

As of December 31, 2017, gross loans outstanding were $759.8 million, compared to $723.8 million at December 31, 2016. Average loans represented 74% and 71% of total earning assets for the years ended December 31, 2017 and 2016, respectively. The Bank had $857,000 and $5.7 million in mortgage loans held for sale as of December 31, 2017 and 2016, respectively.

Troubled debt restructured (“TDR”) loans modified in 2016, past due TDR loans and non-accrual TDR loans totaled $4.5 million and $5.9 million at December 31, 2017 and December 31, 2016, respectively. The terms of these loans have been renegotiated to provide a concession to original terms, including a reduction in principal or interest as a result of the deteriorating financial position of the borrower. There were $21,000 and $81,000 in performing loans classified as TDR loans at December 31, 2017 and December 31, 2016, respectively.

Table 11 identifies the maturities of all loans as of December 31, 2017 and addresses the sensitivity of these loans to changes in interest rates.

Table 11 - Maturity and Repricing Data for Loans

(Dollars in thousands)	Within one year or less	After one year through five years	After five years	Total loans
Real estate loans
Construction and land development	$54,526	18,138	12,323	84,987
Single-family residential	111,059	81,167	54,477	246,703
Single-family residential- Banco de la Gente
stated income	16,260	-	20,989	37,249
Commercial	85,234	120,600	42,803	248,637
Multifamily and farmland	5,623	8,559	14,755	28,937
Total real estate loans	272,702	228,464	145,347	646,513

Loans not secured by real estate
Commercial loans	52,434	23,631	12,957	89,022
Farm loans	886	318	-	1,204
Consumer loans	5,033	4,471	384	9,888
All other loans	6,422	4,337	2,378	13,137
Total loans	$337,477	261,221	161,066	759,764

Total fixed rate loans	$10,176	218,755	161,066	389,997
Total floating rate loans	327,301	42,466	-	369,767

Total loans	$337,477	261,221	161,066	759,764

In the normal course of business, there are various commitments outstanding to extend credit that are not reflected in the financial statements. At December 31, 2017, outstanding loan commitments totaled $237.3 million. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Additional information regarding commitments is provided below in the section entitled “Contractual Obligations and Off-Balance Sheet Arrangements” and in Note 10 to the Consolidated Financial Statements.

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

There were no significant changes in the estimation methods or fundamental assumptions used in the evaluation of the allowance for loan losses for the year ended December 31, 2017 as compared to the year ended December 31, 2016. Revisions, estimates and assumptions may be made in any period in which the supporting factors indicate that loss levels may vary from the previous estimates.

Effective December 31, 2012, stated income mortgage loans from the Banco offices were analyzed separately from other single family residential loans in the Bank’s loan portfolio. These loans are first mortgage loans made to the Latino market, primarily in Mecklenburg and surrounding counties. These loans are non-traditional mortgages in that the customer normally did not have a credit history, so all credit information was accumulated by the loan officers. These loans were made as stated income loans rather than full documentation loans because the customer may not have had complete documentation on the income supporting the loan.

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

Net charge-offs for 2017, 2016 and 2015 were $677,000, $833,000 and $1.5 million, respectively. The ratio of net charge-offs to average total loans was 0.09% in 2017, 0.12% in 2016 and 0.22% in 2015. The Bank strives to proactively work with its customers to identify potential problems. If found, the Bank works to quickly recognize identifiable losses and to establish a plan, with the borrower, if possible, to have the loans paid off. This process of early identification increased the levels of charge-offs and provision for loan losses in 2009 through 2013 as compared to historical periods prior to 2009. The years ended December 31, 2015, 2016 and 2017 saw a return of net charge-offs to pre-crisis levels. Management expects this to continue in 2018. The allowance for loan losses was $6.4 million or 0.84% of total loans outstanding at December 31, 2017. For December 31, 2016 and 2015, the allowance for loan losses amounted to $7.6 million or 1.04% of total loans outstanding and $9.6 million, or 1.39% of total loans outstanding, respectively.

Table 12 presents the percentage of loans assigned to each risk grade at December 31, 2017 and 2016.

Table 12 - Loan Risk Grade Analysis
	Percentage of Loans
	By Risk Grade
Risk Grade	2017	2016
Risk Grade 1 (Excellent Quality)	1.31%	2.28%
Risk Grade 2 (High Quality)	26.23%	26.82%
Risk Grade 3 (Good Quality)	60.69%	54.43%
Risk Grade 4 (Management Attention)	8.19%	11.99%
Risk Grade 5 (Watch)	2.54%	3.07%
Risk Grade 6 (Substandard)	1.04%	1.41%
Risk Grade 7 (Doubtful)	0.00%	0.00%
Risk Grade 8 (Loss)	0.00%	0.00%

Table 13 presents an analysis of the allowance for loan losses, including charge-off activity.

Table 13 - Analysis of Allowance for Loan Losses

(Dollars in thousands)	2017	2016	2015	2014	2013
Allowance for loan losses at beginning	$7,550	$9,589	11,082	13,501	14,423

Loans charged off:
Commercial	194	146	38	430	502
Real estate - mortgage	315	593	1,064	789	2,441
Real estate - construction	-	7	197	884	777
Consumer	473	492	545	534	652
Total loans charged off	982	1,238	1,844	2,637	4,372

Recoveries of losses previously charged off:
Commercial	31	170	101	54	44
Real estate - mortgage	106	74	77	259	302
Real estate - construction	14	10	45	428	377
Consumer	154	151	145	176	143
Total recoveries	305	405	368	917	866
Net loans charged off	677	833	1,476	1,720	3,506

Provision for loan losses	(507)	(1,206)	(17)	(699)	2,584

Allowance for loan losses at end of year	$6,366	$7,550	9,589	11,082	13,501

Loans charged off net of recoveries, as
a percent of average loans outstanding	0.09%	0.12%	0.22%	0.27%	0.57%

Allowance for loan losses as a percent
of total loans outstanding at end of year	0.84%	1.04%	1.39%	1.70%	2.17%

Non-performing Assets. Non-performing assets were $3.8 million or 0.35% of total assets at December 31, 2017, compared to $4.1 million or 0.38% of total assets at December 31, 2016. Non-performing loans include $3.6 million in commercial and residential mortgage loans, $14,000 in construction and land development loans and $112,000 in other loans at December 31, 2017, as compared to $3.7 million in commercial and residential mortgage loans, $21,000 in construction and land development loans and $55,000 in other loans at December 31, 2016. Other real estate owned totaled $118,000 and $283,000 as of December 31, 2017 and 2016, respectively. The Bank had no repossessed assets as of December 31, 2017 and 2016.

At December 31, 2017, the Bank had non-performing loans, defined as non-accrual and accruing loans past due more than 90 days, of $3.7 million or 0.49% of total loans. Non-performing loans at December 31, 2016 were $3.8 million or 0.53% of total loans.

Management continually monitors the loan portfolio to ensure that all loans potentially having a material adverse impact on future operating results, liquidity or capital resources have been classified as non-performing. Should economic conditions deteriorate, the inability of distressed customers to service their existing debt could cause higher levels of non-performing loans. Management expects the level of non-accrual loans to continue to be more in-line with the levels at December 31, 2017 as opposed to the level of non-accruals experienced in 2012.

It is the general policy of the Bank to stop accruing interest income when a loan is placed on non-accrual status and any interest previously accrued but not collected is reversed against current income. Generally a loan is placed on non-accrual status when it is over 90 days past due and there is reasonable doubt that all principal will be collected.

A summary of non-performing assets at December 31 for each of the years presented is shown in Table 14.

Table 14 - Non-performing Assets

(Dollars in thousands)	2017	2016	2015	2014	2013
Non-accrual loans	$3,711	$3,825	8,432	10,728	13,836
Loans 90 days or more past due and still accruing	-	-	17	-	882
Total non-performing loans	3,711	3,825	8,449	10,728	14,718
All other real estate owned	118	283	739	2,016	1,679
Repossessed assets	-	-	-	-	-
Total non-performing assets	$3,829	$4,108	9,188	12,744	16,397

TDR loans not included in above,
(not 90 days past due or on nonaccrual)	2,543	3,337	5,102	7,217	7,953

As a percent of total loans at year end
Non-accrual loans	0.49%	0.53%	1.22%	1.65%	2.23%
Loans 90 days or more past due and still accruing	0.00%	0.00%	0.00%	0.00%	0.14%

Total non-performing assets
as a percent of total assets at year end	0.35%	0.38%	0.88%	1.22%	1.58%

Total non-performing loans
as a percent of total loans at year-end	0.49%	0.53%	1.23%	1.65%	2.37%

Deposits. The Company primarily uses deposits to fund its loan and investment portfolios. The Company offers a variety of deposit accounts to individuals and businesses. Deposit accounts include checking, savings, money market and time deposits. As of December 31, 2017, total deposits were $907.0 million, compared to $892.9 million at December 31, 2016.  Core deposits, which include demand deposits, savings accounts and non-brokered certificates of deposits of denominations less than $250,000, amounted to $887.5 million at December 31, 2017, compared to $865.4 million at December 31, 2016.

Time deposits in amounts of $250,000 or more totaled $18.8 million and $26.8 million at December 31, 2017 and 2016, respectively. At December 31, 2017, brokered deposits amounted to $5.2 million as compared to $7.2 million at December 31, 2016. Certificates of deposit participated through the Certificate of Deposit Account Registry Service ("CDARS") included in brokered deposits amounted to $5.2 million and $7.2 million as of December 31, 2017 and 2016, respectively. Brokered deposits are generally considered to be more susceptible to withdrawal as a result of interest rate changes and to be a less stable source of funds, as compared to deposits from the local market. Brokered deposits outstanding as of December 31, 2017 have a weighted average rate of 0.07% with a weighted average original term of 30 months.

Table 15 is a summary of the maturity distribution of time deposits in amounts of $250,000 or more as of December 31, 2017.

Table 15 - Maturities of Time Deposits of $250,000 or greater

(Dollars in thousands)	2017
Three months or less	$6,718
Over three months through six months	2,368
Over six months through twelve months	3,245
Over twelve months	6,425
Total	$18,756

Borrowed Funds. The Company has access to various short-term borrowings, including the purchase of federal funds and borrowing arrangements from the FHLB and other financial institutions. At December 31, 2017 there were no FHLB borrowings outstanding compared to $20 million outstanding at December 31, 2016. Average FHLB borrowings for 2017 and 2016 were $16.3 million and $42.9 million, respectively. The maximum amount of outstanding FHLB borrowings was $20.0 million in 2017 and $43.5 million in 2016. Additional information regarding FHLB borrowings is provided in Note 6 to the Consolidated Financial Statements.

The Bank had no borrowings from the FRB at December 31, 2017 and 2016. FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB. At December 31, 2017, the carrying value of loans pledged as collateral totaled approximately $408.5 million.

Securities sold under agreements to repurchase were $37.8 million at December 31, 2017, as compared to $36.4 million at December 31, 2016.

Junior subordinated debentures were $20.6 million as of December 31, 2017 and 2016.

Contractual Obligations and Off-Balance Sheet Arrangements. The Company’s contractual obligations and other commitments as of December 31, 2017 are summarized in Table 16 below. The Company’s contractual obligations include junior subordinated debentures, as well as certain payments under current lease agreements. Other commitments include commitments to extend credit. Because not all of these commitments to extend credit will be drawn upon, the actual cash requirements are likely to be significantly less than the amounts reported for other commitments below.

Table 16 - Contractual Obligations and Other Commitments

(Dollars in thousands)	Within One Year	One to Three Years	Three to Five Years	Five Years or More	Total
Contractual Cash Obligations
Junior subordinated debentures	$-	-	-	20,619	20,619
Operating lease obligations	716	1,375	1,032	1,739	4,862
Total	$716	1,375	1,032	22,358	25,481

Other Commitments
Commitments to extend credit	$68,087	24,552	28,864	112,469	233,972
Standby letters of credit
and financial guarantees written	3,325	-	-	-	3,325
Income tax credits	1,746	511	66	74	2,397
Total	$73,158	25,063	28,930	112,543	239,694

The Company enters into derivative contracts to manage various financial risks. A derivative is a financial instrument that derives its cash flows, and therefore its value, by reference to an underlying instrument, index or referenced interest rate. Derivative contracts are carried at fair value on the consolidated balance sheet with the fair value representing the net present value of expected future cash receipts or payments based on market interest rates as of the balance sheet date. Derivative contracts are written in amounts referred to as notional amounts, which only provide the basis for calculating payments between counterparties and are not a measure of financial risk. Therefore, the derivative amounts recorded on the balance sheet do not represent the amounts that may ultimately be paid under these contracts. Further discussions of derivative instruments are included above in the section entitled “Asset Liability and Interest Rate Risk Management” beginning on page A-11 and in Notes 1, 10 and 15 to the Consolidated Financial Statements.  There were no derivatives at December 31, 2017 or 2016.

Capital Resources. Shareholders’ equity was $116.0 million, or 10.62% of total assets, as of December 31, 2017, compared to $107.4 million, or 9.87% of total assets, as of December 31, 2016. The increase in shareholders’ equity is primarily due to an increase in retained earnings due to net income.

Average shareholders’ equity as a percentage of total average assets is one measure used to determine capital strength. Average shareholders’ equity as a percentage of total average assets was 10.64%, 10.51% and 10.27% for 2017, 2016 and 2015, respectively. The return on average shareholders’ equity was 8.78% at December 31, 2017 as compared to 8.11% and 9.03% at December 31, 2016 and December 31, 2015, respectively. Total cash dividends paid on common stock were $2.6 million, $2.1 million and $1.6 million during 2017, 2016 and 2015, respectively. The Company did not pay any dividends on preferred stock during 2017 and 2016.

The Board of Directors, at its discretion, can issue shares of preferred stock up to a maximum of 5,000,000 shares. The Board is authorized to determine the number of shares, voting powers, designations, preferences, limitations and relative rights.

In 2016, the Company’s Board of Directors authorized a stock repurchase program, pursuant to which up to $2.0 million was allocated to repurchase the Company’s common stock. Any purchases under the Company’s stock repurchase program were made periodically as permitted by securities laws and other legal requirements in the open market or in privately negotiated transactions. The timing and amount of any repurchase of shares were determined by the Company’s management, based on its evaluation of market conditions and other factors. The Company has repurchased approximately $2.0 million, or 92,738 shares of its common stock, under this program as of December 31, 2017.

In 2013, the FRB approved its final rule on the Basel III capital standards, which implement changes to the regulatory capital framework for banking organizations. The Basel III capital standards, which became effective January 1, 2015, include new risk-based capital and leverage ratios, which are being phased in from 2015 to 2019. The new minimum capital level requirements applicable to the Company and the Bank under the final rules are as follows: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 capital ratio of 6% (increased from 4%); (iii) a total risk based capital ratio of 8% (unchanged from previous rules); and (iv) a Tier 1 leverage ratio of 4% (unchanged from previous rules). An additional capital conservation buffer was added to the minimum requirements for capital adequacy purposes beginning on January 1, 2016 at 0.625% and is being phased in through 2019 (increasing by 0.625% on each subsequent January 1, until it reaches 2.5% on January 1, 2019). This will result in the following minimum ratios beginning in 2019: (i) a common equity Tier 1 capital ratio of 7.0%, (ii) a Tier 1 capital ratio of 8.5%, and (iii) a total capital ratio of 10.5%. Under the final rules, institutions would be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations establish a maximum percentage of eligible retained earnings that could be utilized for such actions.

Under the regulatory capital guidelines, financial institutions are currently required to maintain a total risk-based capital ratio of 8.0% or greater, with a Tier 1 risk-based capital ratio of 6.0% or greater and a common equity Tier 1 capital ratio of 4.5% or greater, as required by the Basel III capital standards referenced above. Tier 1 capital is generally defined as shareholders’ equity and trust preferred securities less all intangible assets and goodwill. Tier 1 capital at December 31, 2017 and December 31, 2016 includes $20.0 million in trust preferred securities. The Company’s Tier 1 capital ratio was 15.32% and 15.20% at December 31, 2017 and December 31, 2016, respectively. Total risk-based capital is defined as Tier 1 capital plus supplementary capital. Supplementary capital, or Tier 2 capital, consists of the Company’s allowance for loan losses, not exceeding 1.25% of the Company’s risk-weighted assets. Total risk-based capital ratio is therefore defined as the ratio of total capital (Tier 1 capital and Tier 2 capital) to risk-weighted assets. The Company’s total risk-based capital ratio was 16.06% and 16.12% at December 31, 2017 and December 31, 2016, respectively. The Company’s common equity Tier 1 capital consists of common stock and retained earnings. The Company’s common equity Tier 1 capital ratio was 13.00% and 12.75% at December 31, 2017 and December 31, 2016, respectively. Financial institutions are also required to maintain a leverage ratio of Tier 1 capital to total average assets of 4.0% or greater. The Company’s Tier 1 leverage capital ratio was 11.94% and 11.19% at December 31, 2017 and December 31, 2016, respectively.

The Bank’s Tier 1 risk-based capital ratio was 15.09% and 14.85% at December 31, 2017 and December 31, 2016, respectively. The total risk-based capital ratio for the Bank was 15.83% and 15.78% at December 31, 2017 and December 31, 2016, respectively. The Bank’s common equity Tier 1 capital ratio was 15.09% and 14.85% at December 31, 2017 and December 31, 2016, respectively. The Bank’s Tier 1 leverage capital ratio was 11.69% and 10.88% at December 31, 2017 and December 31, 2016, respectively.

A bank is considered to be “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a common equity Tier 1 capital ratio of 6.5% or greater and a leverage ratio of 5.0% or greater. Based upon these guidelines, the Bank was considered to be “well capitalized” at December 31, 2017.

The Company’s key equity ratios as of December 31, 2017, 2016 and 2015 are presented in Table 17.

Table 17 - Equity Ratios

	2017	2016	2015
Return on average assets	0.93%	0.85%	0.93%
Return on average equity	8.78%	8.11%	9.03%
Dividend payout ratio	25.67%	22.95%	16.34%
Average equity to average assets	10.64%	10.51%	10.27%

Quarterly Financial Data. The Company’s consolidated quarterly operating results for the years ended December 31, 2017 and 2016 are presented in Table 18.

Table 18 - Quarterly Financial Data
	2017				2016
(Dollars in thousands, except per share amounts)	First	Second	Third	Fourth	First	Second	Third	Fourth
Total interest income	$10,064	10,461	10,698	10,726	$9,905	9,815	9,982	10,107
Total interest expense	598	622	650	507	809	813	828	821
Net interest income	9,466	9,839	10,048	10,219	9,096	9,002	9,154	9,286

(Reduction of) provision for loan losses	(236)	49	(218)	(102)	(216)	(531)	(360)	(99)
Other income	2,876	3,281	3,504	3,177	3,324	3,572	3,414	3,666
Other expense	9,795	9,335	9,351	10,169	9,492	9,109	9,598	11,783
Income before income taxes	2,783	3,736	4,419	3,329	3,144	3,996	3,330	1,268

Income taxes (benefit)	578	925	1,177	1,319	691	1,032	872	(34)
Net earnings	2,205	2,811	3,242	2,010	2,453	2,964	2,458	1,302

Basic net earnings per share	$0.36	0.47	0.54	0.34	$0.41	0.49	0.41	0.22
Diluted net earnings per share	$0.36	0.46	0.53	0.34	$0.40	0.48	0.40	0.22

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk reflects the risk of economic loss resulting from adverse changes in market prices and interest rates. This risk of loss can be reflected in either diminished current market values or reduced potential net interest income in future periods.

The Company’s market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. The structure of the Company’s loan and deposit portfolios is such that a significant decline (increase) in interest rates may adversely (positively) impact net market values and interest income. Management seeks to manage the risk through the utilization of its investment securities and off-balance sheet derivative instruments. During the years ended December 31, 2017, 2016 and 2015, the Company used interest rate contracts to manage market risk as discussed above in the section entitled “Asset Liability and Interest Rate Risk Management.”

Table 19 presents in tabular form the contractual balances and the estimated fair value of the Company’s on-balance sheet financial instruments at their expected maturity dates for the period ended December 31, 2017. The expected maturity categories take into consideration historical prepayment experience as well as management’s expectations based on the interest rate environment at December 31, 2017. For core deposits without contractual maturity (i.e. interest-bearing checking, savings, and money market accounts), the table presents principal cash flows based on management’s judgment concerning their most likely runoff or repricing behaviors.

Table 19 - Market Risk Table

(Dollars in thousands)

Loans Receivable	2018	2019	2020	2021	2022	Thereafter	Total	Fair Value
Fixed rate	$52,783	60,232	55,592	59,385	52,546	132,608	413,146	394,729
Average interest rate	4.85%	4.59%	4.75%	4.63%	4.84%	5.03%
Variable rate	$73,910	42,857	35,356	30,777	30,195	134,380	347,475	348,331
Average interest rate	5.20%	5.02%	4.96%	5.00%	5.08%	4.33%
Total							760,621	743,060

Investment Securities
Interest bearing cash	$4,118	-	-	-	-	-	4,118	4,118
Average interest rate	1.27%	-	-	-	-	-
Securities available for sale	$33,796	22,819	23,487	25,952	42,326	80,941	229,321	229,321
Average interest rate	4.50%	4.39%	4.20%	4.63%	4.51%	4.19%
Nonmarketable equity securities	$-	-	-	-	-	1,830	1,830	1,830
Average interest rate	-	-	-	-	-	4.08%

Debt Obligations
Deposits	$84,604	21,001	13,403	3,870	3,150	780,924	906,952	894,932
Average interest rate	0.23%	0.47%	0.58%	0.74%	0.81%	0.09%
Securities sold under agreement
to repurchase	$37,757	-	-	-	-	-	37,757	37,757
Average interest rate	0.14%	-	-	-	-	-
Junior subordinated debentures	$-	-	-	-	-	20,619	20,619	20,619
Average interest rate	-	-	-	-	-	3.00%

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

Table 20 - Interest Rate Risk

(Dollars in thousands)
	Estimated Resulting Theoretical Net Interest Income
Hypothetical rate change (ramp over 12 months)	Amount	% Change
+3%	$45,209	4.16%
+2%	$45,082	3.87%
+1%	$44,466	2.45%
0%	$43,402	0.00%
-1%	$42,056	-3.10%
-2%	$41,413	-4.58%
-3%	$41,315	-4.81%

	Estimated Resulting Theoretical Market Value of Equity
Hypothetical rate change (immediate shock)	Amount	% Change
+3%	$169,602	9.73%
+2%	$174,677	13.02%
+1%	$170,472	10.30%
0%	$154,559	0.00%
-1%	$129,973	-15.91%
-2%	$94,534	-38.84%
-3%	$77,557	-49.82%

PEOPLES BANCORP OF NORTH CAROLINA, INC.
Consolidated Financial Statements
December 31, 2017, 2016 and 2015

INDEX

PAGE(S)

Reports of Independent Registered Public Accounting Firm on the Consolidated Financial Statements	A-25 - A-27

Financial Statements

Consolidated Balance Sheets at December 31, 2017 and 2016	A-28

Consolidated Statements of Earnings for the years ended December 31, 2017, 2016 and 2015	A-29

Consolidated Statements of Comprehensive Income for the years ended December 31, 2017, 2016 and 2015	A-30

Consolidated Statements of Changes in Shareholders' Equity for the years ended December 31, 2017, 2016 and 2015	A-31

Consolidated Statements of Cash Flows for the years ended December 31, 2017, 2016 and 2015	A-32 - A-33

Notes to Consolidated Financial Statements	A-34 - A-66

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of Peoples Bancorp of North Carolina, Inc.

Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of People Bancorp of North Carolina, Inc. and Subsidiaries (the Company) as of December 31, 2017 and 2016, the related consolidated statements of earnings, comprehensive income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2017, and the related notes to the consolidated financial statements (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013, and our report dated March 15, 2017 expressed an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Elliott Davis, PLLC

We have served as the Company's auditor since 2015.

Charlotte, North Carolina
March 15, 2018

  Elliott Davis PLLC | www.elliottdavis.com

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Peoples Bancorp of North Carolina, Inc.

Opinion on the Internal Control Over Financial Reporting
We have audited Peoples Bancorp of North Carolina, Inc.’s (the Company) internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in 2013. In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control – Integrated Framework issued by COSO in 2013.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of the Company as of December 31, 2017 and 2016, the related consolidated statements of earnings, comprehensive income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2017, and the related notes to the consolidated financial statements and our report dated March 15, 2018 expressed an unqualified opinion.

Basis for Opinion
The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting in the accompanying Management’s Annual Report on Internal Controls over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

   Elliott Davis PLLC | www.elliottdavis.com

Definition and Limitations of Internal Control Over Financial Reporting
A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Elliott Davis, PLLC

Charlotte, North Carolina
March 15, 2018

PEOPLES BANCORP OF NORTH CAROLINA, INC.
Consolidated Balance Sheets
December 31, 2017 and December 31, 2016
(Dollars in thousands)

Assets	December 31, 2017	December 31, 2016

Cash and due from banks, including reserve requirements	$53,186	53,613
of $7,472 at 12/31/17 and $6,075 at 12/31/16
Interest-bearing deposits	4,118	16,481
Cash and cash equivalents	57,304	70,094

Investment securities available for sale	229,321	249,946
Other investments	1,830	2,635
Total securities	231,151	252,581

Mortgage loans held for sale	857	5,709

Loans	759,764	723,811
Less allowance for loan losses	(6,366)	(7,550)
Net loans	753,398	716,261

Premises and equipment, net	19,911	16,452
Cash surrender value of life insurance	15,552	14,952
Other real estate	118	283
Accrued interest receivable and other assets	13,875	11,659
Total assets	$1,092,166	1,087,991

Liabilities and Shareholders' Equity

Deposits:
Noninterest-bearing demand	$285,406	271,851
NOW, MMDA & savings	498,445	477,054
Time, $250,000 or more	18,756	26,771
Other time	104,345	117,242
Total deposits	906,952	892,918

Securities sold under agreements to repurchase	37,757	36,434
FHLB borrowings	-	20,000
Junior subordinated debentures	20,619	20,619
Accrued interest payable and other liabilities	10,863	10,592
Total liabilities	976,191	980,563

Commitments (Note 10)

Shareholders' equity:
Series A preferred stock, $1,000 stated value; authorized
5,000,000 shares; no shares issued and outstanding	-	-
Common stock, no par value; authorized
20,000,000 shares; issued and outstanding 5,995,256 shares
at December 31, 2017 and 5,417,800 shares at December 31, 2016	62,096	44,187
Retained earnings	50,286	60,254
Accumulated other comprehensive income	3,593	2,987
Total shareholders' equity	115,975	107,428

Total liabilities and shareholders' equity	$1,092,166	1,087,991

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.
Consolidated Statements of Earnings
For the Years Ended December 31, 2017, 2016 and 2015
(Dollars in thousands, except per share amounts)

	2017	2016	2015

Interest income:
Interest and fees on loans	$34,888	32,452	31,098
Interest on due from banks	219	123	26
Interest on investment securities:
U.S. Government sponsored enterprises	2,404	2,531	2,616
States and political subdivisions	4,236	4,454	4,600
Other	202	249	326
Total interest income	41,949	39,809	38,666

Interest expense:
NOW, MMDA & savings deposits	598	495	432
Time deposits	466	586	870
FHLB borrowings	662	1,661	1,735
Junior subordinated debentures	590	485	402
Other	61	44	45
Total interest expense	2,377	3,271	3,484

Net interest income	39,572	36,538	35,182

(Reduction of) provision for loan losses	(507)	(1,206)	(17)

Net interest income after provision for loan losses	40,079	37,744	35,199

Non-interest income:
Service charges	4,453	4,497	4,647
Other service charges and fees	593	890	931
Other than temporary impairment losses	-	-	-
Gain on sale of securities	-	729	-
Mortgage banking income	1,190	1,428	1,130
Insurance and brokerage commissions	761	632	714
Gain (loss) on sales and write-downs of
other real estate	(239)	64	245
Miscellaneous	6,080	5,736	5,645
Total non-interest income	12,838	13,976	13,312

Non-interest expense:
Salaries and employee benefits	20,058	19,264	18,285
Occupancy	6,701	6,765	6,288
Professional fees	1,236	2,439	1,468
Advertising	1,195	1,136	784
Debit card expense	1,248	1,141	988
FDIC insurance	347	494	681
Other	7,917	8,743	7,284
Total non-interest expense	38,702	39,982	35,778

Earnings before income taxes	14,215	11,738	12,733

Income tax expense	3,947	2,561	3,100

Net earnings	$10,268	9,177	9,633

Basic net earnings per share	$1.71	1.53	1.57
Diluted net earnings per share	$1.69	1.50	1.56
Cash dividends declared per share	$0.44	0.35	0.25

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.
Consolidated Statements of Comprehensive Income
For the Years Ended December 31, 2017, 2016 and 2015
(Dollars in thousands)

	2017	2016	2015

Net earnings	$10,268	9,177	9,633

Other comprehensive income (loss):
Unrealized holding gains (losses) on securities
available for sale	(355)	(3,274)	93
Reclassification adjustment for gains on
securities available for sale
included in net earnings	-	(729)	-

Total other comprehensive income (loss),
before income taxes	(355)	(4,003)	93

Income tax (benefit) expense related to other
comprehensive (loss) income:

Unrealized holding gains (losses) on securities
available for sale	(354)	(1,196)	36
Reclassification adjustment for gains on
securities available for sale
included in net earnings	-	(284)	-

Total income tax expense (benefit) related to
other comprehensive income (loss)	(354)	(1,480)	36

Total other comprehensive income (loss),
net of tax	(1)	(2,523)	57

Total comprehensive income	$10,267	6,654	9,690

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.
Consolidated Statements of Changes in Shareholders' Equity
For the Years Ended December 31, 2017, 2016 and 2015
(Dollars in thousands)

				Accumulated
	Common	Common		Other
	Stock	Stock	Retained	Comprehensive
	Shares	Amount	Earnings	Income (loss)	Total

Balance, December 31, 2014	5,612,588	$48,088	45,124	5,453	98,665

Common stock
repurchase	(102,050)	(1,917)	-	-	(1,917)
Cash dividends declared on
common stock	-	-	(1,574)	-	(1,574)
Net earnings	-	-	9,633	-	9,633
Change in accumulated other
comprehensive income,
net of tax	-	-	-	57	57
Balance, December 31, 2015	5,510,538	$46,171	53,183	5,510	104,864

Common stock
repurchase	(92,738)	(1,984)	-	-	(1,984)
Cash dividends declared on
common stock	-	-	(2,106)	-	(2,106)
Net earnings	-	-	9,177	-	9,177
Change in accumulated other
comprehensive income,
net of tax	-	-	-	(2,523)	(2,523)
Balance, December 31, 2016	5,417,800	$44,187	60,254	2,987	107,428

Cash dividends declared on
common stock	-	-	(2,629)	-	(2,629)
10% stock dividend	544,844	16,994	(17,000)	-	(6)
Restricted stock units exercised	32,612	915	-	-	915
Net earnings	-	-	10,268	-	10,268
Change in accumulated other
comprehensive income due to
Tax Cuts and Jobs Act	-	-	(607)	607	-
Change in accumulated other
comprehensive income,
net of tax	-	-	-	(1)	(1)
Balance, December 31, 2017	5,995,256	$62,096	50,286	3,593	115,975

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2017, 2016 and 2015
(Dollars in thousands)

	2017	2016	2015

Cash flows from operating activities:
Net earnings	$10,268	9,177	9,633
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation, amortization and accretion	5,018	5,423	6,053
Reduction of provision for loan losses	(507)	(1,206)	(17)
Deferred income taxes	(2,120)	1,097	673
Gain on sale of investment securities	-	(729)	-
Gain on sale of other real estate	-	(81)	(363)
Write-down of other real estate	239	17	118
Restricted stock expense	592	932	487
Proceeds from sales of loans held for sale	59,193	67,764	50,770
Origination of loans held for sale	(54,341)	(69,324)	(53,544)
Change in:
Cash surrender value of life insurance	(600)	(406)	(421)
Other assets	258	(636)	(408)
Other liabilities	594	211	882
Net cash provided by operating activities	18,594	12,239	13,863

Cash flows from investing activities:
Purchases of investment securities available for sale	(10,014)	(12,707)	(19,220)
Proceeds from sales, calls and maturities of investment securities
available for sale	10,162	4,053	5,475
Proceeds from paydowns of investment securities available for sale	17,202	20,675	22,732
Purchases of other investments	(45)	(255)	(6)
FHLB stock redemption	850	1,256	401
Net change in loans	(36,748)	(36,116)	(43,441)
Purchases of premises and equipment	(5,557)	(1,610)	(2,354)
Proceeds from sale of other real estate and repossessions	44	1,083	6,287
Net cash used by investing activities	(24,106)	(23,621)	(30,126)

Cash flows from financing activities:
Net change in deposits	14,034	60,743	17,475
Net change in securities sold under agreement to repurchase	1,323	8,560	(20,556)
Proceeds from FHLB borrowings	1	6,000	20,001
Repayments of FHLB borrowings	(20,001)	(29,500)	(26,501)
Proceeds from FRB borrowings	1	1	1
Repayments of FRB borrowings	(1)	(1)	(1)
Proceeds from Fed Funds Purchased	187	9,112	5,192
Repayments of Fed Funds Purchased	(187)	(9,112)	(5,192)
Common stock repurchased	-	(1,984)	(1,917)
Cash dividends paid in lieu of fractional shares	(6)	-	-
Cash dividends paid on common stock	(2,629)	(2,106)	(1,574)

Net cash (used) provided by financing activities	(7,278)	41,713	(13,072)

Net change in cash and cash equivalents	(12,790)	30,331	(29,335)

Cash and cash equivalents at beginning of period	70,094	39,763	69,098

Cash and cash equivalents at end of period	$57,304	70,094	39,763

PEOPLES BANCORP OF NORTH CAROLINA, INC.
Consolidated Statements of Cash Flows, continued
For the Years Ended December 31, 2017, 2016 and 2015
(Dollars in thousands)

	2017	2016	2015

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$2,526	3,415	3,518
Income taxes	$2,408	2,028	2,278

Noncash investing and financing activities:
Change in unrealized (loss) gain on investment securities
available for sale, net	$(1)	(2,523)	57
Transfer of loans to other real estate and repossessions	$118	563	4,825
Issuance of accrued restricted stock units	$(915)	-	-
Financed portion of sale of other real estate	$-	-	60

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

The Bank commenced business in 1912 upon receipt of its banking charter from the North Carolina Commissioner of Banks (the “Commissioner”). The Bank is primarily regulated by the Commissioner and the Federal Deposit Insurance Corporation (the “FDIC”) and undergoes periodic examinations by these regulatory agencies. The Bank, whose main office is in Newton, North Carolina, provides a full range of commercial and consumer banking services primarily in Catawba, Alexander, Lincoln, Mecklenburg, Iredell, Union, Wake and Durham counties in North Carolina.

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

Community Bank Real Estate Solutions, LLC (“CBRES”) is a wholly owned subsidiary of the Bank and began operations in 2009 as a “clearing house” for appraisal services for community banks. Other banks are able to contract with CBRES to find and engage appropriate appraisal companies in the area where the property is located.

PB Real Estate Holdings, LLC (“PBREH”) is a wholly owned subsidiary of the Bank and began operation in 2015. PBREH acquires, manages and disposes of real property, other collateral and other assets obtained in the ordinary course of collecting debts previously contracted.

The Bank operates three banking offices focused on the Latino population that were formerly operated as a division of the Bank under the name Banco de la Gente (“Banco”). These offices are now branded as Bank branches and considered a separate market territory of the Bank as they offer normal and customary banking services as are offered in the Bank’s other branches such as the taking of deposits and the making of loans.

Principles of Consolidation
The consolidated financial statements include the financial statements of Bancorp and its wholly owned subsidiary, the Bank, along with the Bank’s wholly owned subsidiaries, Peoples Investment Services, Inc., REAS, CBRES and PBREH (collectively called the “Company”). All significant intercompany balances and transactions have been eliminated in consolidation.

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

Investment Securities
There are three classifications the Company is able to classify its investment securities: trading, available for sale, or held to maturity. Trading securities are bought and held principally for sale in the near term. Held to maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All other securities not included in trading or held to maturity are classified as available for sale. At December 31, 2017 and 2016, the Company classified all of its investment securities as available for sale.

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

There were no significant changes in the estimation methods or fundamental assumptions used in the evaluation of the allowance for loan losses for the year ended December 31, 2017 as compared to the year ended December 31, 2016. Revisions, estimates and assumptions may be made in any period in which the supporting factors indicate that loss levels may vary from the previous estimates.

Effective December 31, 2012, stated income mortgage loans from the Banco offices were analyzed separately from other single family residential loans in the Bank’s loan portfolio. These loans are first mortgage loans made to the Latino market, primarily in Mecklenburg and surrounding counties. These loans are non-traditional mortgages in that the customer normally did not have a credit history, so all credit information was accumulated by the loan officers. These loans were made as stated income loans rather than full documentation loans because the customer may not have had complete documentation on the income supporting the loan.

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

Mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of mortgage loans serviced for others was approximately $1.0 million, $1.4 million and $1.6 million at December 31, 2017, 2016 and 2015, respectively.

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

Stock-Based Compensation
The Company has an Omnibus Stock Ownership and Long Term Incentive Plan that was approved by shareholders on May 7, 2009 (the “Plan”) whereby certain stock-based rights, such as stock options, restricted stock, restricted stock units, performance units, stock appreciation rights or book value shares, may be granted to eligible directors and employees. A total of 284,658 shares are currently reserved for possible issuance under the Plan. All stock-based rights under the Plan must be granted or awarded by May 7, 2019 (i.e., ten years from the Plan effective date).

The Company granted 32,465 restricted stock units under the Plan at a grant date fair value of $7.18 per share during the first quarter of 2012, of which 5,891 restricted stock units were forfeited by the executive officers of the Company as required by the agreement with the U.S. Department of the Treasury (“UST”) in conjunction with the Company’s participation in the Capital Purchase Program (“CPP”) under the Troubled Asset Relief Program (“TARP”). In July 2012, the Company granted 5,891 restricted stock units at a grant date fair value of $7.50 per share. The Company granted 29,475 restricted stock units under the Plan at a grant date fair value of $10.82 per share during the second quarter of 2013. The Company granted 23,162 restricted stock units under the Plan at a grant date fair value of $14.27 per share during the first quarter of 2014. The Company granted 16,583 restricted stock units under the Plan at a grant date fair value of $16.34 per share during the first quarter of 2015. The Company granted 5,544 restricted stock units under the Plan at a grant date fair value of $16.91 per share during the first quarter of 2016. The Company granted 4,114 restricted stock units under the Plan at a grant date fair value of $25.00 per share during the first quarter of 2017. The number of restricted stock units granted and grant date fair values have been restated to reflect the 10% stock dividend during the fourth quarter of 2017. The Company recognizes compensation expense on the restricted stock units over the period of time the restrictions are in place (five years from the grant date for the 2012 grants, four years from the grant date for the 2013, 2015, 2016 and 2017 grants and three years from the grant date for the 2014 grants). The amount of expense recorded each period reflects the changes in the Company’s stock price during such period. As of December 31, 2017, the total unrecognized compensation expense related to the restricted stock unit grants under the Plan was $319,000.

The Company recognized compensation expense for restricted stock units granted under the Plan of $592,000, $932,000 and $487,000 for the years ended December 31, 2017, 2016 and 2015, respectively.

Net Earnings Per Share
Net earnings per common share is based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per common share. The average market price during the year is used to compute equivalent shares.

The reconciliations of the amounts used in the computation of both “basic earnings per common share” and “diluted earnings per common share” for the years ended December 31, 2017, 2016 and 2015 are as follows:

For the year ended December 31, 2017
	Net Earnings (Dollars in thousands)	Weighted Average Number of Shares	Per Share Amount
Basic earnings per share	$10,268	5,988,183	$1.71
Effect of dilutive securities:
Restricted stock units	-	74,667
Diluted earnings per share	$10,268	6,062,850	$1.69

For the year ended December 31, 2016
	Net Earnings (Dollars in thousands)	Weighted Average Number of Shares	Per Share Amount
Basic earnings per share	$9,177	6,024,970	$1.53
Effect of dilutive securities:
Restricted stock units	-	77,807
Diluted earnings per share	$9,177	6,102,777	$1.50

For the year ended December 31, 2015
	Net Earnings (Dollars in thousands)	Weighted Average Number of Shares	Per Share Amount
Basic earnings per share	$9,633	6,115,159	$1.57
Effect of dilutive securities:
Restricted stock units	-	52,749
Diluted earnings per share	$9,633	6,167,908	$1.56

In November 2017, the Board of Directors of the Company declared a cash dividend in the amount of $0.12 per share and a 10% stock dividend. The cash dividend was paid based on the number of shares held by shareholders on the record date of December 4, 2017. As a result of the stock dividend, each shareholder received one new share of stock for every ten shares of stock they held as of the record date of December 4, 2017. The payable date for the cash dividend and stock dividend was December 15, 2017. All previously reported per share amounts have been restated to reflect this stock dividend.

Recent Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, (Topic 606): Revenue from Contracts with Customers. ASU No. 2014-09 provides guidance on the recognition of revenue from contracts with customers. The core principle of the new guidance is that an entity should recognize revenue to reflect the transfer of goods and services to customers in an amount equal to the consideration the entity receives or expects to receive. ASU No. 2014-09 is effective for reporting periods beginning after December 15, 2017.

The Company will apply ASU No. 2014-09 using a modified retrospective approach. The Company’s revenue is comprised of net interest income and noninterest income. The scope of ASU No. 2014-09 explicitly excludes net interest income as well as many other revenues for financial assets and liabilities including loans, leases, securities, and derivatives. Accordingly, the majority of the Company’s revenues will not be affected. The Company is currently assessing its revenue contracts related to revenue streams that are within the scope of ASU No. 2014-09. The Company’s accounting policies will not change materially since the principles of revenue recognition from ASU No. 2014-09 are largely consistent with existing guidance and the Company’s current practices. The Company has not identified material changes to the timing or amount of revenue recognition. However, the Company does anticipate that it will make changes to its revenue-related disclosures. The Company will provide qualitative disclosures of its performance obligations related to its revenue recognition and will continue to evaluate disaggregation for significant categories of revenue within the scope of ASU No. 2014-09.

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

The Company expects to adopt ASU No. 2016-02 using the modified retrospective method and practical expedients for transition. The practical expedients allow the Company to largely account for its existing leases consistent with current guidance except for the incremental balance sheet recognition for lessees. The Company has started an initial evaluation of its leasing contracts and activities and has started developing its methodology to estimate the right-of use assets and lease liabilities, which is based on the present value of lease payments (the December 31, 2017 future minimum lease payments were $4.8 million). While the Company does not expect there to be a material change in the timing of expense recognition, it is too early in the evaluation process to determine if there will be a material change to the timing of expense recognition. The Company is evaluating its existing disclosures and may need to provide additional information as a result of adoption of ASU No. 2016-02.

In June 2016, FASB issued ASU No. 2016-13, (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU No. 2016-13 provides guidance to change the accounting for credit losses and modify the impairment model for certain debt securities. ASU No. 2016-13 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2019. Early adoption is permitted for all organizations for periods beginning after December 15, 2018.

The Company will apply the amendments to ASU No. 2016-13 through a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption. While early adoption is permitted beginning in the first quarter of 2019, the Company does not expect to elect that option. The Company is evaluating the impact of ASU

No. 2016-13 on its consolidated financial statements. The Company anticipates that ASU No. 2016-13 will have no material impact on the recorded allowance for loan losses given the change to estimated losses over the contractual life of the loans adjusted for expected prepayments. In addition to the Company’s allowance for loan losses, it will also record an allowance for credit losses on debt securities instead of applying the impairment model currently utilized. The amount of the adjustments will be impacted by each portfolio’s composition and credit quality at the adoption date as well as economic conditions and forecasts at that time.

In January 2017, FASB issued ASU No. 2017-01, (Topic 805): Clarifying the Definition of a Business. ASU No. 2017-01 adds guidance to assist companies and other reporting organizations with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. ASU No. 2017-01 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. The adoption of this guidance is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

In January 2017, FASB issued ASU No. 2017-04, (Topic 350): Simplifying the Test for Goodwill Impairment. ASU No. 2017-04 provides guidance to simplify the accounting related to goodwill impairment. ASU No. 2017-04 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2019. The adoption of this guidance is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

In February 2017, FASB issued ASU No. 2017-05, (Subtopic 610-20): Clarifying the Scope of Asset Derecognition Guidance and Accounting for Partial Sales of Nonfinancial Assets. ASU No. 2017-05 clarifies the scope of established guidance on nonfinancial asset derecognition (issued as part of the new revenue standard, ASU No. 2014-09, Revenue from Contracts with Customers), as well as the accounting for partial sales of nonfinancial assets. ASU No. 2017-05 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. The adoption of this guidance is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

In March 2017, FASB issued ASU No. 2017-07, (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Costs. ASU No. 2017-07 amended the requirements related to the income statement presentation of the components of net periodic beneﬁt cost for an entity’s sponsored deﬁned beneﬁt pension and other postretirement plans. ASU No. 2017-07 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. The adoption of this guidance is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

In March 2017, FASB issued ASU No. 2017-08, (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities. ASU No. 2017-08 amended the requirements related to the amortization period for certain purchased callable debt securities held at a premium. ASU No. 2017-08 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2018. The adoption of this guidance is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

In May 2017, FASB issued ASU No. 2017-09, (Topic 718): Scope of Modification Accounting. ASU No. 2017-09 amended the requirements related to changes to the terms or conditions of a share-based payment award. ASU No. 2017-09 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. The adoption of this guidance is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

In September 2017, FASB issued ASU No. 2017-13, Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842). ASU No. 2017-13 updated the Revenue from Contracts with Customers and the Leases Topics of the Accounting Standards Codification. The amendments incorporate into the Accounting Standards Codification recent SEC guidance about certain public business entities (PBEs) electing to use the non-PBE effective dates solely to adopt the FASB’s new standards on revenue and leases. ASU No. 2017-13 was effective upon issuance. The Company is currently in the process of evaluating the impact of adoption of this guidance, however it does not expect these amendments to have a material impact on the Company’s results of operations, financial position or disclosures.

In November 2017, FASB issued ASU No. 2017-14, Income Statement—Reporting Comprehensive, Income (Topic 220), Revenue Recognition (Topic 605), and Revenue from Contracts with Customers (Topic 606). ASU No. 2017-14 incorporates into the Accounting Standards Codification recent Securities Exchange Commission ("SEC") guidance related to revenue recognition. ASU No. 2017-14 was effective upon issuance. The Company is currently in the process of evaluating the impact of adoption of this guidance, however it does not expect these amendments to have a material impact on the Company’s results of operations, financial position or disclosures.

In February 2018, FASB issued ASU 2018-02, Income Statement (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. ASU No. 2018-02 requires companies to reclassify the stranded effects in other comprehensive income to retained earnings as a result of the change in the tax rates under the Tax Cuts and Jobs Act. The Company has opted to early adopt this pronouncement by retrospective application to each period in which the effect of the change in the tax rate under the Tax Cuts and Jobs Act is recognized. The impact of the reclassification from other comprehensive income to retained earnings is $607,000.

Other accounting standards that have been issued or proposed by FASB or other standards-setting bodies are not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

Reclassification
Certain amounts in the 2015 and 2016 consolidated financial statements have been reclassified to conform to the 2017 presentation.

(2)
Investment Securities

Investment securities available for sale at December 31, 2017 and 2016 are as follows:

(Dollars in thousands)
	December 31, 2017
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$53,124	814	329	53,609
U.S. Government
sponsored enterprises	40,504	140	264	40,380
State and political subdivisions	129,276	4,310	16	133,570
Corporate bonds	1,500	12	-	1,512
Trust preferred securities	250	-	-	250
Total	$224,654	5,276	609	229,321

(Dollars in thousands)

	December 31, 2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$66,654	1,221	290	67,585
U.S. Government
sponsored enterprises	38,188	308	274	38,222
State and political subdivisions	137,832	4,176	152	141,856
Corporate bonds	1,500	33	-	1,533
Trust preferred securities	750	-	-	750
Total	$244,924	5,738	716	249,946

The current fair value and associated unrealized losses on investments in debt securities with unrealized losses at December 31, 2017 and 2016 are summarized in the tables below, with the length of time the individual securities have been in a continuous loss position.

(Dollars in thousands)
	December 31, 2017
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$8,701	75	11,259	254	19,960	329
U.S. Government
sponsored enterprises	12,661	98	10,067	166	22,728	264
State and political subdivisions	798	2	1,501	14	2,299	16
Total	$22,160	175	22,827	434	44,987	609

(Dollars in thousands)
	December 31, 2016
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$15,594	290	-	-	15,594	290
U.S. Government
sponsored enterprises	10,120	94	9,562	180	19,682	274
State and political subdivisions	10,441	123	561	29	11,002	152
Total	$36,155	507	10,123	209	46,278	716

At December 31, 2017, unrealized losses in the investment securities portfolio relating to debt securities totaled $609,000. The unrealized losses on these debt securities arose due to changing interest rates and are considered to be temporary. From the December 31, 2017 tables above, four out of 159 securities issued by state and political subdivisions contained unrealized losses and 27 out of 78 securities issued by U.S. Government sponsored enterprises, including mortgage-backed securities, contained unrealized losses. These unrealized losses are considered temporary because of acceptable financial condition and results of operations on each security and the repayment sources of principal and interest on U.S. Government sponsored enterprises, including mortgage-backed securities, are government backed.

The Company periodically evaluates its investments for any impairment which would be deemed other-than-temporary.   No investment impairments were deemed other-than-temporary in 2017, 2016 or 2015.

The amortized cost and estimated fair value of investment securities available for sale at December 31, 2017, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

December 31, 2017
(Dollars in thousands)
	Amortized Cost	Estimated Fair Value
Due within one year	$17,584	17,682
Due from one to five years	96,639	99,547
Due from five to ten years	48,542	49,578
Due after ten years	8,765	8,905
Mortgage-backed securities	53,124	53,609
Equity securities	-	-
Total	$224,654	229,321

No securities available for sale were sold during the year ended December 31, 2017. During 2016, proceeds from sales of securities available for sale were $1.5 million and resulted in gross gains of $729,000. No securities available for sale were sold during the year ended December 31, 2015.

Securities with a fair value of approximately $105.6 million and $95.6 million at December 31, 2017 and 2016, respectively, were pledged to secure public deposits, Federal Home Loan Bank of Atlanta (“FHLB”) borrowings and for other purposes as required by law.

GAAP establishes a framework for measuring fair value and expands disclosures about fair value measurements. There is a three-level fair value hierarchy for fair value measurements. Level 1 inputs are quoted prices in active markets for identical assets or liabilities that a company has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability. The table below presents the balance of securities available for sale, which are measured at fair value on a recurring basis by level within the fair value hierarchy as of December 31, 2017 and 2016.

(Dollars in thousands)
	December 31, 2017
	Fair Value Measurements	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage-backed securities	$53,609	-	53,609	-
U.S. Government
sponsored enterprises	$40,380	-	40,380	-
State and political subdivisions	$133,570	-	133,570	-
Corporate bonds	$1,512	-	1,512	-
Trust preferred securities	$250	-	-	250

(Dollars in thousands)
	December 31, 2016
	Fair Value Measurements	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage-backed securities	$67,585	-	67,585	-
U.S. Government
sponsored enterprises	$38,222	-	38,222	-
State and political subdivisions	$141,856	-	141,856	-
Corporate bonds	$1,533	-	1,533	-
Trust preferred securities	$750	-	-	750

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

The following is an analysis of fair value measurements of investment securities available for sale using Level 3, significant unobservable inputs, for the year ended December 31, 2017.

(Dollars in thousands)
Investment Securities Available for Sale
Level 3 Valuation
Balance, beginning of period	$750
Change in book value	-
Change in gain/(loss) realized and unrealized	-
Purchases/(sales and calls)	(500)
Transfers in and/or (out) of Level 3	-
Balance, end of period	$250

Change in unrealized gain/(loss) for assets still held in Level 3	$-

 (3)
Loans

Major classifications of loans at December 31, 2017 and 2016 are summarized as follows:

(Dollars in thousands)
	December 31, 2017	December 31, 2016
Real estate loans:
Construction and land development	$84,987	61,749
Single-family residential	246,703	240,700
Single-family residential -
Banco de la Gente stated income	37,249	40,189
Commercial	248,637	247,521
Multifamily and farmland	28,937	21,047
Total real estate loans	646,513	611,206

Loans not secured by real estate:
Commercial loans	89,022	87,596
Farm loans	1,204	-
Consumer loans	9,888	9,832
All other loans	13,137	15,177

Total loans	759,764	723,811

Less allowance for loan losses	6,366	7,550

Total net loans	$753,398	716,261

The above table includes deferred costs, net of deferred fees, totaling $1.6 million and $1.4 million at December 31, 2017 and 2016, respectively.

The Bank grants loans and extensions of credit primarily within the Catawba Valley region of North Carolina, which encompasses Catawba, Alexander, Iredell and Lincoln counties and also in Mecklenburg, Union, Wake and Durham counties of North Carolina. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate, the value of which is dependent upon the real estate market. Risk characteristics of the major components of the Bank’s loan portfolio are discussed below:

●
Construction and land development loans – The risk of loss is largely dependent on the initial estimate of whether the property’s value at completion equals or exceeds the cost of property construction and the availability of take-out financing. During the construction phase, a number of factors can result in delays or cost overruns. If the estimate is inaccurate or if actual construction costs exceed estimates, the value of the property securing the loan may be insufficient to ensure full repayment when completed through a permanent loan, sale of the property, or by seizure of collateral. As of December 31, 2017, construction and land development loans comprised approximately 11% of the Bank’s total loan portfolio.

●
Single-family residential loans – Declining home sales volumes, decreased real estate values and higher than normal levels of unemployment could contribute to losses on these loans. As of December 31, 2017, single-family residential loans comprised approximately 37% of the Bank’s total loan portfolio, including Banco single-family residential stated income loans which were approximately 5% of the Bank’s total loan portfolio.

●
Commercial real estate loans – Repayment is dependent on income being generated in amounts sufficient to cover operating expenses and debt service. These loans also involve greater risk because they are generally not fully amortizing over a loan period, but rather have a balloon payment due at maturity. A borrower’s ability to make a balloon payment typically will depend on being able to either refinance the loan or timely sell the underlying property. As of December 31, 2017, commercial real estate loans comprised approximately 33% of the Bank’s total loan portfolio.

●
Commercial loans – Repayment is generally dependent upon the successful operation of the borrower’s business. In addition, the collateral securing the loans may depreciate over time, be difficult to appraise, be illiquid, or fluctuate in value based on the success of the business. As of December 31, 2017, commercial loans comprised approximately 12% of the Bank’s total loan portfolio.

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

The following tables present an age analysis of past due loans, by loan type, as of December 31, 2017 and 2016:

December 31, 2017
(Dollars in thousands)
	Loans 30-89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Total Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
Real estate loans:
Construction and land development	$277	-	277	84,710	84,987	-
Single-family residential	3,241	193	3,434	243,269	246,703	-
Single-family residential -
Banco de la Gente stated income	4,078	465	4,543	32,706	37,249	-
Commercial	588	-	588	248,049	248,637	-
Multifamily and farmland	-	12	12	28,925	28,937	-
Total real estate loans	8,184	670	8,854	637,659	646,513	-

Loans not secured by real estate:
Commercial loans	53	100	153	88,869	89,022	-
Farm loans	-	-	-	1,204	1,204	-
Consumer loans	113	5	118	9,770	9,888	-
All other loans	-	-	-	13,137	13,137	-
Total loans	$8,350	775	9,125	750,639	759,764	-

December 31, 2016 (Dollars in thousands)
	Loans 30-89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Total Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
Real estate loans:
Construction and land development	$-	10	10	61,739	61,749	-
Single-family residential	4,890	80	4,970	235,730	240,700	-
Single-family residential -
Banco de la Gente stated income	5,250	249	5,499	34,690	40,189	-
Commercial	342	126	468	247,053	247,521	-
Multifamily and farmland	471	-	471	20,576	21,047	-
Total real estate loans	10,953	465	11,418	599,788	611,206	-

Loans not secured by real estate:
Commercial loans	273	-	273	87,323	87,596	-
Farm loans	-	-	-	-	-	-
Consumer loans	68	6	74	9,758	9,832	-
All other loans	3	-	3	15,174	15,177	-
Total loans	$11,297	471	11,768	712,043	723,811	-

The following table presents the Bank’s non-accrual loans as of December 31, 2017 and 2016:

(Dollars in thousands)
	December 31, 2017	December 31, 2016
Real estate loans:
Construction and land development	$14	22
Single-family residential	1,634	1,662
Single-family residential -
Banco de la Gente stated income	1,543	1,340
Commercial	396	669
Multifamily and farmland	12	78
Total real estate loans	3,599	3,771

Loans not secured by real estate:
Commercial loans	100	21
Consumer loans	12	33
Total	$3,711	3,825

At each reporting period, the Bank determines which loans are impaired. Accordingly, the Bank’s impaired loans are reported at their estimated fair value on a non-recurring basis. An allowance for each impaired loan that is collateral-dependent is calculated based on the fair value of its collateral. The fair value of the collateral is based on appraisals performed by REAS, a subsidiary of the Bank. REAS is staffed by certified appraisers that also perform appraisals for other companies. Factors, including the assumptions and techniques utilized by the appraiser, are considered by management. If the recorded investment in the impaired loan exceeds the measure of fair value of the collateral, a valuation allowance is recorded as a component of the allowance for loan losses. An allowance for each impaired loan that is not collateral dependent is calculated based on the present value of projected cash flows. If the recorded investment in the impaired loan exceeds the present value of projected cash flows, a valuation allowance is recorded as a component of the allowance for loan losses. Impaired loans under $250,000 are not individually evaluated for impairment with the exception of the Bank’s troubled debt restructured (“TDR”) loans in the residential mortgage loan portfolio, which are individually evaluated for impairment. Impaired loans collectively evaluated for impairment totaled $4.9 million and $5.9 million at December 31, 2017 and 2016, respectively. Accruing impaired loans were $24.6 million and $23.5 million at December 31, 2017 and December 31, 2016, respectively. Interest income recognized on accruing impaired loans was $1.4 million and $1.2 million for the years ended December 31, 2017 and 2016, respectively. No interest income is recognized on non-accrual impaired loans subsequent to their classification as non-accrual.

The following tables present the Bank’s impaired loans as of December 31, 2017, 2016 and 2015:

December 31, 2017
(Dollars in thousands)
	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Recorded Investment in Impaired Loans	Related Allowance	Average Outstanding Impaired Loans	YTD Interest Income Recognized
Real estate loans:
Construction and land development	$282	-	277	277	6	253	17
Single-family residential	5,226	1,135	3,686	4,821	41	5,113	265
Single-family residential -
Banco de la Gente stated income	17,360	-	16,805	16,805	1,149	16,867	920
Commercial	2,761	807	1,661	2,468	1	3,411	148
Multifamily and farmland	78	-	12	12	-	28	-
Total impaired real estate loans	25,707	1,942	22,441	24,383	1,197	25,672	1,350

Loans not secured by real estate:
Commercial loans	264	100	4	104	-	149	3
Consumer loans	158	-	154	154	2	194	9
Total impaired loans	$26,129	2,042	22,599	24,641	1,199	26,015	1,362

December 31, 2016 (Dollars in thousands)
	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Recorded Investment in Impaired Loans	Related Allowance	Average Outstanding Impaired Loans	YTD Interest Income Recognized
Real estate loans:
Construction and land development	$282	-	278	278	11	330	13
Single-family residential	5,354	703	4,323	5,026	47	7,247	164
Single-family residential -
Banco de la Gente stated income	18,611	-	18,074	18,074	1,182	17,673	861
Commercial	3,750	1,299	2,197	3,496	166	4,657	152
Multifamily and farmland	78	-	78	78	-	78	-
Total impaired real estate loans	28,075	2,002	24,950	26,952	1,406	29,985	1,190

Loans not secured by real estate:
Commercial loans	27	-	27	27	-	95	-
Consumer loans	211	-	202	202	3	222	8
Total impaired loans	$28,313	2,002	25,179	27,181	1,409	30,302	1,198

December 31, 2015
(Dollars in thousands)
	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Recorded Investment in Impaired Loans	Related Allowance	Average Outstanding Impaired Loans	YTD Interest Income Recognized
Real estate loans:
Construction and land development	$643	216	226	442	12	705	18
Single-family residential	8,828	1,489	6,805	8,294	189	10,852	224
Single-family residential -
Banco de la Gente stated income	20,375	-	19,215	19,215	1,143	18,414	921
Commercial	4,556	-	4,893	4,893	179	5,497	89
Multifamily and farmland	96	-	83	83	-	93	6
Total impaired real estate loans	34,498	1,705	31,222	32,927	1,523	35,561	1,258

Loans not secured by real estate:
Commercial loans	180	-	161	161	3	132	5
Consumer loans	286	-	260	260	4	283	11
Total impaired loans	$34,964	1,705	31,643	33,348	1,530	35,976	1,274

The fair value measurements for mortgage loans held for sale, impaired loans and other real estate on a non-recurring basis at December 31, 2017 and 2016 are presented below. The Company’s valuation methodology is discussed in Note 15.

(Dollars in thousands)
	Fair Value Measurements December 31, 2017	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage loans held for sale	$857	-	-	857
Impaired loans	$23,442	-	-	23,442
Other real estate	$118	-	-	118

(Dollars in thousands)

	Fair Value Measurements December 31, 2016	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage loans held for sale	$5,709	-	-	5,709
Impaired loans	$25,772	-	-	25,772
Other real estate	$283	-	-	283

(Dollars in thousands)
	Fair Value December 31, 2017	Fair Value December 31, 2016	Valuation Technique	Significant Unobservable Inputs	General Range of Significant Unobservable Input Values
Mortgage loans held for sale	$857	5,709	Rate lock commitment	N/A	N/A
Impaired loans	$23,442	25,772	Appraised value and discounted cash flows	Discounts to reflect current market conditions and ultimate collectability	0 - 25%
Other real estate	$118	283	Appraised value	Discounts to reflect current market conditions and estimated costs to sell	0 - 25%

Changes in the allowance for loan losses for the year ended December 31, 2017 were as follows:

(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single- Family Residential	Single- Family Residential - Banco de la Gente Stated Income	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer and All Other	Unallocated	Total
Allowance for loan losses:
Beginning balance	$1,152	2,126	1,377	1,593	52	675	-	204	371	7,550
Charge-offs	-	(249)	-	-	(66)	(194)	-	(473)	-	(982)
Recoveries	14	85	-	21	-	31	-	154	-	305
Provision	(362)	(150)	(97)	(421)	86	62	-	270	105	(507)
Ending balance	$804	1,812	1,280	1,193	72	574	-	155	476	6,366

Ending balance: individually
evaluated for impairment	$-	-	1,093	37	-	-	-	-	-	1,130
Ending balance: collectively
evaluated for impairment	804	1,812	187	1,156	72	574	-	155	476	5,236
Ending balance	$804	1,812	1,280	1,193	72	574	-	155	476	6,366

Loans:
Ending balance	$84,987	246,703	37,249	248,637	28,937	89,022	1,204	23,025	-	759,764
Ending balance: individually
evaluated for impairment	$98	1,855	15,460	2,251	-	100	-	-	-	19,764
Ending balance: collectively
evaluated for impairment	$84,889	244,848	21,789	246,386	28,937	88,922	1,204	23,025	-	740,000

Changes in the allowance for loan losses for the year ended December 31, 2016 were as follows:

(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single- Family Residential	Single- Family Residential - Banco de la Gente Stated Income	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer and All Other	Unallocated	Total
Allowance for loan losses:
Beginning balance	$2,185	2,534	1,460	1,917	-	842	-	172	479	9,589
Charge-offs	(7)	(275)	-	(318)	-	(146)	-	(492)	-	(1,238)
Recoveries	10	55	-	19	-	170	-	151	-	405
Provision	(1,036)	(188)	(83)	(25)	52	(191)	-	373	(108)	(1,206)
Ending balance	$1,152	2,126	1,377	1,593	52	675	-	204	371	7,550

Ending balance: individually
evaluated for impairment	$-	-	1,160	159	-	-	-	-	-	1,319
Ending balance: collectively
evaluated for impairment	1,152	2,126	217	1,434	52	675	-	204	371	6,231
Ending balance	$1,152	2,126	1,377	1,593	52	675	-	204	371	7,550

Loans:
Ending balance	$61,749	240,700	40,189	247,521	21,047	87,596	-	25,009	-	723,811

Ending balance: individually
evaluated for impairment	$-	935	16,718	3,648	-	-	-	-	-	21,301
Ending balance: collectively
evaluated for impairment	$61,749	239,765	23,471	243,873	21,047	87,596	-	25,009	-	702,510

Changes in the allowance for loan losses for the year ended December 31, 2015 were as follows:

(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single- Family Residential	Single- Family Residential - Banco de la Gente Stated Income	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer and All Other	Unallocated	Total
Allowance for loan losses:
Beginning balance	$2,785	2,566	1,610	1,902	7	1,098	-	233	881	11,082
Charge-offs	(198)	(618)	(117)	(329)	-	(37)	-	(545)	-	(1,844)
Recoveries	45	34	22	21	-	101	-	145	-	368
Provision	(447)	552	(55)	323	(7)	(320)	-	339	(402)	(17)
Ending balance	$2,185	2,534	1,460	1,917	-	842	-	172	479	9,589

Ending balance: individually
evaluated for impairment	$-	96	1,115	171	-	-	-	-	-	1,382
Ending balance: collectively
evaluated for impairment	2,185	2,438	345	1,746	-	842	-	172	479	8,207
Ending balance	$2,185	2,534	1,460	1,917	-	842	-	172	479	9,589

Loans:
Ending balance	$65,791	220,690	43,733	228,526	18,080	91,010	3	21,258	-	689,091

Ending balance: individually
evaluated for impairment	$216	2,636	17,850	4,212	-	-	-	-	-	24,914
Ending balance: collectively
evaluated for impairment	$65,575	218,054	25,883	224,314	18,080	91,010	3	21,258	-	664,177

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
●
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
●
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

The following tables present the credit risk profile of each loan type based on internally assigned risk grades as of December 31, 2017 and 2016.

December 31, 2017
(Dollars in thousands)

	Real Estate Loans
	Construction and Land Development	Single- Family Residential	Single- Family Residential - Banco de la Gente Stated Income	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer	All Other	Total

1- Excellent Quality	$152	8,590	-	-	-	446	-	791	-	9,979
2- High Quality	20,593	120,331	-	34,360	561	17,559	-	3,475	2,410	199,289
3- Good Quality	53,586	89,120	14,955	196,439	25,306	65,626	1,085	5,012	9,925	461,054
4- Management Attention	4,313	20,648	15,113	13,727	1,912	5,051	119	562	802	62,247
5- Watch	6,060	4,796	3,357	3,671	1,146	223	-	23	-	19,276
6- Substandard	283	3,218	3,824	440	12	117	-	25	-	7,919
7- Doubtful	-	-	-	-	-	-	-	-	-	-
8- Loss	-	-	-	-	-	-	-	-	-	-
Total	$84,987	246,703	37,249	248,637	28,937	89,022	1,204	9,888	13,137	759,764

December 31, 2016
(Dollars in thousands)

	Real Estate Loans
	Construction and Land Development	Single- Family Residential	Single- Family Residential - Banco de la Gente Stated Income	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer	All Other	Total

1- Excellent Quality	$-	14,996	-	-	-	541	-	959	-	16,496
2- High Quality	9,784	109,809	-	39,769	2,884	26,006	-	3,335	2,507	194,094
3- Good Quality	33,633	82,147	16,703	176,109	14,529	55,155	-	4,842	10,921	394,039
4- Management Attention	10,892	25,219	15,580	24,753	2,355	5,586	-	619	1,749	86,753
5- Watch	7,229	4,682	3,943	4,906	1,201	246	-	31	-	22,238
6- Substandard	211	3,847	3,963	1,984	78	62	-	42	-	10,187
7- Doubtful	-	-	-	-	-	-	-	-	-	-
8- Loss	-	-	-	-	-	-	-	4	-	4
Total	$61,749	240,700	40,189	247,521	21,047	87,596	-	9,832	15,177	723,811

TDR loans modified in 2017, past due TDR loans and non-accrual TDR loans totaled $4.5 million and $5.9 million at December 31, 2017 and December 31, 2016, respectively. The terms of these loans have been renegotiated to provide a concession to original terms, including a reduction in principal or interest as a result of the deteriorating financial position of the borrower. There were $21,000 and $81,000 in performing loans classified as TDR loans at December 31, 2017 and December 31, 2016, respectively.

The following table presents an analysis of loan modifications during the year ended December 31, 2017:

Year ended December 31, 2017
(Dollars in thousands)
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Real estate loans:
Single-family residential	2	$22	22
Total TDR loans	2	$22	22

During the year ended December 31, 2017, two loans were modified that were considered to be new TDR loans. The interest rate was modified on these TDR loans.

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

There were no TDR loans with a payment default occurring within 12 months of the restructure date, and the payment default occurring during the years ended December 31, 2017 and 2016. TDR loans are deemed to be in default if they become past due by 90 days or more.

(4)          Premises and Equipment

Major classifications of premises and equipment at December 31, 2017 and 2016 are summarized as follows:

(Dollars in thousands)
	2017	2016

Land	$3,700	3,670
Buildings and improvements	19,312	16,398
Furniture and equipment	21,115	19,996
Construction in process	847	-

Total premises and equipment	44,974	40,064

Less accumulated depreciation	25,063	23,612

Total net premises and equipment	$19,911	16,452

The Company recognized approximately $2.1 million in depreciation expense for the year ended December 31, 2017. Depreciation expense was approximately $2.1 million and $2.4 million for the years ended December 31, 2016 and 2015, respectively.

(5)         Time Deposits

At December 31, 2017, the scheduled maturities of time deposits are as follows:

(Dollars in thousands)

2018	$81,684
2019	21,064
2020	13,343
2021	3,903
2022 and thereafter	3,107

Total	$123,101

At December 31, 2017 and 2016, the Bank had approximately $5.2 million and $7.2 million, respectively, in time deposits purchased through third party brokers, including certificates of deposit participated through the Certificate of Deposit Account Registry Service (“CDARS”) on behalf of local customers. CDARS balances totaled $5.2 million and $7.2 million as of December 31, 2017 and 2016, respectively. The weighted average rate of brokered deposits as of December 31, 2017 and 2016 was 0.07% and 0.05%, respectively.

(6)          Federal Home Loan Bank and Federal Reserve Bank Borrowings

The Bank had no borrowing from the FHLB at December 31, 2017. The Bank had borrowings from the FHLB totaling $20 million at December 31, 2016. FHLB borrowings are collateralized by a blanket assignment on all residential first mortgage loans, home equity lines of credit and loans secured by multi-family real estate that the Bank owns. At December 31, 2017, the carrying value of loans pledged as collateral totaled approximately $137.5 million. The remaining availability under the line of credit with the FHLB was $87.2 million at December 31, 2017.

Borrowings from the FHLB outstanding at December 31, 2016 consisted of the following:

December 31, 2016
(Dollars in thousands)

Maturity Date	Call Date	Rate	Rate Type	Amount
October 17, 2018	N/A	4.050%	Adjustable Rate Hybrid	$5,000

October 17, 2018	N/A	4.065%	Adjustable Rate Hybrid	5,000

October 17, 2018	N/A	4.120%	Adjustable Rate Hybrid	5,000

May 8, 2018	N/A	2.683%	Adjustable Rate Hybrid	5,000
				$20,000

The Bank is required to purchase and hold certain amounts of FHLB stock in order to obtain FHLB borrowings. No ready market exists for the FHLB stock, and it has no quoted market value. The stock is redeemable at $100 per share subject to certain limitations set by the FHLB. The Bank owned $978,000 and $1.8 million of FHLB stock, included in other investments, at December 31, 2017 and 2016, respectively.

The Bank prepaid FHLB borrowings totaling $20.0 million in 2017 with prepayment penalties totaling $508,000. The Bank prepaid FHLB borrowings totaling $23.5 million in 2016 with prepayment penalties totaling $1.3 million.

As of December 31, 2017 and 2016, the Bank had no borrowings from the Federal Reserve Bank (“FRB”). FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB. At December 31, 2017, the carrying value of loans pledged as collateral totaled approximately $408.5 million. Availability under the line of credit with the FRB was $315.2 million at December 31, 2017.

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

(8)          Income Taxes

On December 22, 2017, the President of the United States signed into law the Tax Cuts and Jobs Act (“TCJA”). The TCJA includes a number of changes to existing U.S. tax laws that impact the Company, most notably a reduction of the U.S. corporate income tax rate from 34 percent to 21 percent for tax years beginning after December 31, 2017.

The Company recognized the income tax effects of the TCJA in its 2017 financial statements in accordance with Staff Accounting Bulletin No. 118, which provides SEC staff guidance for the application of Accounting Standards Codification ("ASC") Topic 740, Income Taxes, in the reporting period in which the TCJA was signed into law. As such, the Company’s financial results reflect the income tax effects of the TCJA for which the accounting under ASC Topic 740 is complete and provisional amounts for those specific income tax effects of the TCJA for which the accounting under ASC Topic 740 is incomplete but a reasonable estimate could be determined. The Company did not identify items for which the income tax effects of the TCJA have not been completed and a reasonable estimate could not be determined as of December 31, 2017.

The provision for income taxes is summarized as follows:

(Dollars in thousands)
	2017	2016	2015
Current expense	$1,827	1,464	2,427
Deferred income tax expense	2,120	1,097	673
Total income tax	$3,947	2,561	3,100

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to earnings before income taxes are as follows:

(Dollars in thousands)
	2017	2016	2015
Tax expense at statutory rate (34%)	$4,833	3,991	4,329
State income tax, net of federal income tax effect	307	339	494
Tax-exempt interest income	(1,594)	(1,681)	(1,682)
Increase in cash surrender value of life insurance	(136)	(138)	(143)
Nondeductible interest and other expense	46	78	103
Impact of Tax Cuts and Jobs Act	588	-	-
Other	(97)	(28)	(1)
Total	$3,947	2,561	3,100

The following summarizes the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities. The net deferred tax asset is included as a component of other assets at December 31, 2017 and 2016.

(Dollars in thousands)
	2017	2016
Deferred tax assets:
Allowance for loan losses	$1,463	2,717
Accrued retirement expense	1,073	1,616
Other real estate	-	-
Federal credit carryforward	88	326
State credit carryforward	-	14
Restricted stock	243	745
Accrued bonuses	171	216
Interest income on nonaccrual loans	5	27
Other than temporary impairment	9	14
Other	-	23
Total gross deferred tax assets	3,052	5,698

Deferred tax liabilities:
Deferred loan fees	365	797
Accumulated depreciation	498	532
Prepaid expenses	14	78
Other	28	23
Unrealized gain on available for sale securities	1,072	1,807
Total gross deferred tax liabilities	1,977	3,237

Net deferred tax asset	$1,075	2,461

The Company measures deferred tax assets and liabilities using enacted tax rates that will apply in the years in which the temporary differences are expected to be recovered or paid. Accordingly, the Company’s deferred tax assets and liabilities were remeasured to reflect the reduction in the U.S. corporate income tax rate from 34 percent to 21 percent, resulting in a $588,000 increase in income tax expense for the year ended December 31, 2017 and a corresponding $588,000 decrease in net deferred tax assets as of December 31, 2017.

The Company has analyzed the tax positions taken or expected to be taken in its tax returns and has concluded that it has no liability related to uncertain tax positions.

The Company’s income tax filings for years 2014 through 2017 were at year end 2017 open to audit under statutes of limitations by the Internal Revenue Service and the North Carolina Department of Revenue.

(9)          Related Party Transactions

The Company conducts transactions with its directors and executive officers, including companies in which they have beneficial interests, in the normal course of business. It is the policy of the Company that loan transactions with directors and officers are made on substantially the same terms as those prevailing at the time made for comparable loans to other persons. The following is a summary of activity for related party loans for 2017 and 2016:

(Dollars in thousands)
	2017	2016
Beginning balance	$4,503	5,674
New loans	5,879	6,048
Repayments	(6,703)	(7,219)
Ending balance	$3,679	4,503

At December 31, 2017 and 2016, the Company had deposit relationships with related parties of approximately $26.6 million and $27.8 million, respectively.

A director of the Company is an officer and partial owner of the construction company that renovated the Bank’s Corporate Center located at 518 West C Street, Newton, North Carolina during 2017. During 2017 the Company paid a total of approximately $2.6 million to this construction company for such renovation work.  During 2016 the Company paid a total of approximately $209,000 to this construction company for such renovation work.

(10)        Commitments and Contingencies

The Company leases various office spaces for banking and operational facilities and equipment under operating lease arrangements. Future minimum lease payments required for all operating leases having a remaining term in excess of one year at December 31, 2017 are as follows:

(Dollars in thousands)

Year ending December 31,
2018	$716
2019	697
2020	678
2021	663
2022	369
Thereafter	1,739
Total minimum obligation	$4,862

Total rent expense was approximately $756,000, $752,000 and $702,000 for the years ended December 31, 2017, 2016 and 2015, respectively.

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

In most cases, the Bank requires collateral or other security to support financial instruments with credit risk.

(Dollars in thousands)
	Contractual Amount
	2017	2016
Financial instruments whose contract amount represent credit risk:

Commitments to extend credit	$233,972	195,528

Standby letters of credit and financial guarantees written	$3,325	3,728

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates and because they may expire without being drawn upon, the total commitment amount of $237.3 million does not necessarily represent future cash requirements.

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

The Company has $79.5 million available for the purchase of overnight federal funds from six correspondent financial institutions as of December 31, 2017.

At December 31, 2017, the Bank has a commitment to invest $3.0 million in an income tax credit partnership owning and developing two multifamily housing developments in Charlotte, North Carolina, with $1.5 million allocated to each property. The Bank has funded $603,000 of this commitment at December 31, 2017.

(11)        Employee and Director Benefit Programs

The Company has a profit sharing and 401(k) plan for the benefit of substantially all employees subject to certain minimum age and service requirements. Under the 401(k) plan, the Company matched employee contributions to a maximum of 4.00% of annual compensation in 2015, 2016 and 2017. The Company’s contribution pursuant to this formula was approximately $622,000, $565,000 and $539,000 for the years 2017, 2016 and 2015, respectively. Investments of the 401(k) plan are determined by a committee comprised of senior management. No investments in Company stock have been made by the 401(k) plan.  Contributions to the 401(k) plan are vested immediately.

In December 2001, the Company initiated a postretirement benefit plan to provide retirement benefits to key officers and its Board of Directors and to provide death benefits for their designated beneficiaries. Under the postretirement benefit plan, the Company purchased life insurance contracts on the lives of the key officers and each director. The increase in cash surrender value of the contracts constitutes the Company’s contribution to the postretirement benefit plan each year. Postretirement benefit plan participants are to be paid annual benefits for a specified number of years commencing upon retirement. Expenses incurred for benefits relating to the postretirement benefit plan were approximately $411,000, $428,000 and $413,000 for the years 2017, 2016 and 2015, respectively.

The Company is currently paying medical benefits for certain retired employees. The Company did not incur any postretirement medical benefits expense in 2017, 2016 and 2015 due to an excess accrual balance.

The following table sets forth the change in the accumulated benefit obligation for the Company’s two postretirement benefit plans described above:

(Dollars in thousands)
	2017	2016

Benefit obligation at beginning of period	$4,174	3,993
Service cost	348	346
Interest cost	68	67
Benefits paid	(229)	(232)

Benefit obligation at end of period	$4,361	4,174

The amounts recognized in the Company’s Consolidated Balance Sheet as of December 31, 2017 and 2016 are shown in the following two tables:

(Dollars in thousands)
	2017	2016

Benefit obligation $	4,361	4,174
Fair value of plan assets	-	-

(Dollars in thousands)
	2017	2016

Funded status	$(4,361)	(4,174)
Unrecognized prior service cost/benefit	-	-
Unrecognized net actuarial loss	-	-

Net amount recognized	$(4,361)	(4,174)

Unfunded accrued liability	$(4,361)	(4,174)
Intangible assets	-	-

Net amount recognized	$(4,361)	(4,174)

Net periodic benefit cost of the Company’s postretirement benefit plans for the years ended December 31, 2017, 2016 and 2015 consisted of the following:

(Dollars in thousands)
	2017	2016	2015

Service cost	$348	346	334
Interest cost	68	67	65

Net periodic cost	$416	413	399

Weighted average discount rate assumption
used to determine benefit obligation	5.49%	5.47%	5.47%

The Company paid benefits under the two postretirement plans totaling $229,000 and $232,000 during the years ended December 31, 2017 and 2016, respectively. Information about the expected benefit payments for the Company’s two postretirement benefit plans is as follows:

(Dollars in thousands)

Year ending December 31,
2018	$227
2019	$304
2020	$357
2021	$357
2022	$346
Thereafter	$9,005

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

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of capital in relation to both on- and off-balance sheet items at various risk weights. Total capital consists of two tiers of capital. Tier 1 capital includes common shareholders’ equity and trust preferred securities less adjustments for intangible assets. Tier 2 capital consists of the allowance for loan losses, up to 1.25% of risk-weighted assets and other adjustments. Management believes, as of December 31, 2017, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2017, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There have been no conditions or events since that notification that management believes have changed the Bank’s category.

In 2013, the Federal Reserve Board approved its final rule on the Basel III capital standards, which implement changes to the regulatory capital framework for banking organizations. The Basel III capital standards, which became effective January 1, 2015, include new risk-based capital and leverage ratios, which are being phased in from 2015 to 2019. The new minimum capital level requirements applicable to the Company and the Bank under the final rules are as follows: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 capital ratio of 6% (increased from 4%); (iii) a total risk based capital ratio of 8% (unchanged from previous rules); and (iv) a Tier 1 leverage ratio of 4% (unchanged from previous rules). An additional capital conservation buffer was added to the minimum requirements for capital adequacy purposes beginning on January 1, 2016 at 0.625% and is being phased in through 2019 (increasing by 0.625% on each subsequent January 1, until it reaches 2.5% on January 1, 2019). This will result in the following minimum ratios beginning in 2019: (i) a common equity Tier 1 capital ratio of 7.0%, (ii) a Tier 1 capital ratio of 8.5%, and (iii) a total capital ratio of 10.5%. Under the final rules, institutions would be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations establish a maximum percentage of eligible retained earnings that could be utilized for such actions.

The Company’s and the Bank’s actual capital amounts and ratios are presented below:

(Dollars in thousands)
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2017:

Total Capital (to Risk-Weighted Assets)
Consolidated	$138,492	16.06%	79,758	9.25%	N/A	N/A
Bank	$136,299	15.83%	79,627	9.25%	86,084	10.00%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$132,126	15.32%	62,513	7.25%	N/A	N/A
Bank	$129,933	15.09%	62,411	7.25%	68,867	8.00%
Tier 1 Capital (to Average Assets)
Consolidated	$132,126	11.94%	44,255	4.00%	N/A	N/A
Bank	$129,933	11.69%	44,475	4.00%	55,594	5.00%
Common Equity Tier 1 (to Risk-Weighted Assets)
Consolidated	$112,126	13.00%	49,579	5.75%	N/A	N/A
Bank	$129,933	15.09%	49,498	5.75%	55,954	6.50%

(Dollars in thousands)
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2016:

Total Capital (to Risk-Weighted Assets)
Consolidated	$131,991	16.12%	70,666	8.63%	N/A	N/A
Bank	$129,035	15.78%	70,578	8.63%	81,782	10.00%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$124,441	15.20%	54,289	6.63%	N/A	N/A
Bank	$121,485	14.85%	54,222	6.63%	65,426	8.00%
Tier 1 Capital (to Average Assets)
Consolidated	$124,441	11.19%	44,488	4.00%	N/A	N/A
Bank	$121,485	10.88%	44,677	4.00%	55,846	5.00%
Common Equity Tier 1 (to Risk-Weighted Assets)
Consolidated	$104,441	12.75%	42,007	5.13%	N/A	N/A
Bank	$121,485	14.85%	41,954	5.13%	53,158	6.50%

On August 31, 2015, the FDIC and the Commissioner issued a Consent Order (the “Order”) in connection with compliance by the Bank with the Bank Secrecy Act and its implementing regulations (collectively, the “BSA”). The Order was issued pursuant to the consent of the Bank. In consenting to the issuance of the Order, the Bank did not admit or deny any unsafe or unsound banking practices or violations of law or regulation.

The Order required the Bank to take certain affirmative actions to comply with its obligations under the BSA, including, without limitation, strengthening its Board of Directors’ oversight of BSA activities; reviewing, enhancing, adopting and implementing a revised BSA compliance program; completing a BSA risk assessment; developing a revised system of internal controls designed to ensure full compliance with the BSA; reviewing and revising customer due diligence and risk assessment processes, policies and procedures; developing, adopting and implementing effective BSA training programs; assessing BSA staffing needs and resources and appointing a qualified BSA officer; establishing an independent BSA testing program; ensuring that all reports required by the BSA are accurately and properly filed and engaging an independent firm to review past account activity to determine whether suspicious activity was properly identified and reported.

During the third quarter of 2017 the Bank received notice that the Order was terminated effective August 30, 2017.

(13)       Shareholders’ Equity

Shareholders’ equity was $116.0 million, or 10.62% of total assets, as of December 31, 2017, compared to $107.4 million, or 9.87% of total assets, as of December 31, 2016. The increase in shareholders’ equity is primarily due to an increase in retained earnings due to net income.

Annualized return on average equity for the year ended December 31, 2017 was 8.78% compared to 8.11% for the year ended December 31, 2016. Total cash dividends paid on common stock were $2.6 million and $2.1 million for the years ended December 31, 2017 and 2016, respectively.

The Board of Directors, at its discretion, can issue shares of preferred stock up to a maximum of 5,000,000 shares. The Board is authorized to determine the number of shares, voting powers, designations, preferences, limitations and relative rights. The Board of Directors does not currently anticipate issuing any additional series of preferred stock.

In 2016, the Company’s Board of Directors authorized a stock repurchase program, pursuant to which up to $2 million was allocated to repurchase the Company’s common stock. Any purchases under the Company’s stock repurchase program were made periodically as permitted by securities laws and other legal requirements in the open market or in privately negotiated transactions. The timing and amount of any repurchase of shares were determined by the Company’s management, based on its evaluation of market conditions and other factors. The Company has repurchased approximately $2.0 million, or 92,738 shares of its common stock, under this program as of December 31, 2017 ..

(14)       Other Operating Income and Expense

Miscellaneous non-interest income for the years ended December 31, 2017, 2016 and 2015 included the following items that exceeded one percent of total revenues at some point during the following three-year period:

(Dollars in thousands)
	2017	2016	2015
Visa debit card income	$3,757	3,589	3,452
Net appraisal management fee income	$780	886	635
Insurance and brokerage commissions	$761	632	714

Other non-interest expense for the years ended December 31, 2017, 2016 and 2015 included the following items that exceeded one percent of total revenues at some point during the following three-year period:

(Dollars in thousands)
	2017	2016	2015
Advertising	$1,195	1,136	784
FDIC insurance	$347	494	681
Visa debit card expense	$1,248	1,140	988
Telephone	$855	754	588
Foreclosure/OREO expense	$46	120	398
Internet banking expense	$720	710	671
FHLB advance prepayment penalty	$508	1,260	504
Consulting	$785	2,257	904

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

The fair value presentation for recurring assets is presented in Note 2. There were no recurring liabilities at December 31, 2017 and 2016. The fair value presentation for non-recurring assets is presented in Note 3. There were no non-recurring liabilities at December 31, 2017 and 2016. The carrying amount and estimated fair value of the Company’s financial instruments at December 31, 2017 and 2016 are as follows:

(Dollars in thousands)
		Fair Value Measurements at December 31, 2017
	Carrying Amount	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$53,186	53,186	-	-	53,186
Investment securities available for sale	$229,321	-	229,071	250	229,321
Other investments	$1,830	-	-	1,830	1,830
Mortgage loans held for sale	$857	-	-	857	857
Loans, net	$753,398	-	-	735,837	735,837
Cash surrender value of life insurance	$15,552	-	15,552	-	15,552

Liabilities:
Deposits	$906,952	-	-	894,932	894,932
Securities sold under agreements
to repurchase	$37,757	-	37,757	-	37,757
Junior subordinated debentures	$20,619	-	20,619	-	20,619

(Dollars in thousands)
		Fair Value Measurements at December 31, 2016
	Carrying Amount	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$70,094	70,094	-	-	70,094
Investment securities available for sale	$249,946	-	249,196	750	249,946
Other investments	$2,635	-	-	2,635	2,635
Mortgage loans held for sale	$5,709	-	-	5,709	5,709
Loans, net	$716,261	-	-	720,675	720,675
Cash surrender value of life insurance	$14,952	-	14,952	-	14,952

Liabilities:
Deposits	$892,918	-	-	884,510	884,510
Securities sold under agreements
to repurchase	$36,434	-	36,434	-	36,434
FHLB borrowings	$20,000	-	18,864	-	18,864
Junior subordinated debentures	$20,619	-	20,619	-	20,619

(16)       Peoples Bancorp of North Carolina, Inc. (Parent Company Only) Condensed Financial Statements

Balance Sheets

December 31, 2017 and 2016
(Dollars in thousands)

Assets	2017	2016

Cash	$428	957
Interest-bearing time deposit	1,000	1,000
Investment in subsidiaries	133,781	124,471
Investment in PEBK Capital Trust II	619	619
Investment securities available for sale	250	750
Other assets	546	275

Total assets	$136,624	128,072

Liabilities and Shareholders' Equity

Junior subordinated debentures	$20,619	20,619
Liabilities	30	25
Shareholders' equity	115,975	107,428

Total liabilities and shareholders' equity	$136,624	128,072

Statements of Earnings

For the Years Ended December 31, 2017, 2016 and 2015
(Dollars in thousands)

Revenues:	2017	2016	2015

Interest and dividend income	$1,839	4,569	3,979
Gain on sale of securities	-	405	-

Total revenues	1,839	4,974	3,979

Expenses:

Interest	590	485	403
Other operating expenses	725	513	538

Total expenses	1,315	998	941

Income before income tax benefit and equity in
undistributed earnings of subsidiaries	524	3,976	3,038

Income tax benefit	434	178	262

Income before equity in undistributed
earnings of subsidiaries	958	4,154	3,300

Equity in undistributed earnings of subsidiaries	9,310	5,023	6,333

Net earnings	$10,268	9,177	9,633

Statements of Cash Flows

For the Years Ended December 31, 2017, 2016 and 2015
(Dollars in thousands)

	2017	2016	2015
Cash flows from operating activities:

Net earnings	$10,268	9,177	9,633
Adjustments to reconcile net earnings to net
cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(9,310)	(5,023)	(6,333)
Gain on sale of investment securities	-	(405)	-
Change in:
Other assets	(272)	61	(4)
Accrued income	-	-	-
Accrued expense	5	5	3
Other liabilities	-	-	-

Net cash provided by operating activities	691	3,815	3,299

Cash flows from investing activities:

Proceeds from calls and maturities of investment securities
available for sale	500	669
In kind transfer from parent to Bank	-	10	-

Net cash provided by investing activities	500	679	-

Cash flows from financing activities:

Cash dividends paid on common stock	(2,629)	(2,106)	(1,574)
Cash in lieu stock dividend	(6)	-	-
Stock repurchase	-	(1,984)	(1,917)
Proceeds from exercise of restricted stock units	915	-	-

Net cash used by financing activities	(1,720)	(4,090)	(3,491)

Net change in cash	(529)	404	(192)

Cash at beginning of year	957	553	745

Cash at end of year	$428	957	553

Noncash investing and financing activities:
Change in unrealized gain on investment securities
available for sale, net	$(1)	(2,523)	57

(17)        Quarterly Data

	2017				2016
(Dollars in thousands, except per share amounts)	First	Second	Third	Fourth	First	Second	Third	Fourth
Total interest income	$10,064	10,461	10,698	10,726	$9,905	9,815	9,982	10,107
Total interest expense	598	622	650	507	809	813	828	821
Net interest income	9,466	9,839	10,048	10,219	9,096	9,002	9,154	9,286

(Reduction of) provision for loan losses	(236)	49	(218)	(102)	(216)	(531)	(360)	(99)
Other income	2,876	3,281	3,504	3,177	3,324	3,572	3,414	3,666
Other expense	9,795	9,335	9,351	10,169	9,492	9,109	9,598	11,783
Income before income taxes	2,783	3,736	4,419	3,329	3,144	3,996	3,330	1,268

Income taxes (benefit)	578	925	1,177	1,319	691	1,032	872	(34)
Net earnings	2,205	2,811	3,242	2,010	2,453	2,964	2,458	1,302

Basic net earnings per share	$0.36	0.47	0.54	0.34	$0.41	0.49	0.41	0.22
Diluted net earnings per share	$0.36	0.46	0.53	0.34	$0.40	0.48	0.40	0.22

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

Billy L. Price, Jr. MD
Practitioner of Internal Medicine, BL Price Jr. Medical Consultants, PLLC

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