Form 10-K, Exhibit 13
period 2018-12-31
PEOPLES BANCORP OF NORTH CAROLINA INC
filed 2019-03-14
CIK 1093672

EXHIBIT (13)

The Annual Report to Security Holders is Appendix A to the Proxy Statement for the 2019 Annual Meeting of Shareholders and is incorporated herein by reference.

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

The Bank, founded in 1912, is a state-chartered commercial bank serving the citizens and business interests of the Catawba Valley and surrounding communities through 20 banking offices, as of December 31, 2018, located in Lincolnton, Newton, Denver, Catawba, Conover, Maiden, Claremont, Hiddenite, Hickory, Charlotte, Cornelius, Mooresville, Raleigh, and Cary North Carolina. The Bank also operates loan production offices in Denver and Durham, North Carolina. At December 31, 2018, the Company had total assets of $1.1 billion, net loans of $797.6 million, deposits of $877.2 million, total securities of $198.9 million, and shareholders’ equity of $123.6 million.

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

At December 31, 2018, the Company employed 310 full-time employees and 35 part-time employees, which equated to 334 full-time equivalent employees.

Subsidiaries

The Bank is a subsidiary of the Company. At December 31, 2018, the Bank had four subsidiaries, Peoples Investment Services, Inc., Real Estate Advisory Services, Inc., Community Bank Real Estate Solutions, LLC (“CBRES”) and PB Real Estate Holdings, LLC. Through a relationship with Raymond James Financial Services, Inc., Peoples Investment Services, Inc. provides the Bank’s customers access to investment counseling and non-deposit investment products such as stocks, bonds, mutual funds, tax deferred annuities, and related brokerage services. Real Estate Advisory Services, Inc. provides real estate appraisal and real estate brokerage services. CBRES serves as a “clearing-house” for appraisal services for community banks. Other banks are able to contract with CBRES to find and engage appropriate appraisal companies in the area where the property to be appraised is located. This type of service ensures that the appraisal process remains independent from the financing process within the Bank. PB Real Estate Holdings, LLC acquires, manages and disposes of real property, other collateral and other assets obtained in the ordinary course of collecting debts previously contracted.

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

SELECTED FINANCIAL DATA
Dollars in Thousands Except Per Share Amounts

	2018	2017	2016	2015	2014
Summary of Operations
Interest income	$45,350	41,949	39,809	38,666	38,420
Interest expense	2,146	2,377	3,271	3,484	4,287
Net interest income	43,204	39,572	36,538	35,182	34,133
Provision for loan losses	790	(507)	(1,206)	(17)	(699)
Net interest income after provision
for loan losses	42,414	40,079	37,744	35,199	34,832
Non-interest income (1)	16,166	15,364	16,236	15,256	13,824
Non-interest expense (1)	42,574	41,228	42,242	37,722	37,331
Earnings before income taxes	16,006	14,215	11,738	12,733	11,325
Income tax expense	2,624	3,947	2,561	3,100	1,937
Net earnings	$13,382	10,268	9,177	9,633	9,388

Selected Year-End Balances
Assets	$1,093,251	1,092,166	1,087,991	1,038,481	1,040,494
Investment securities available for sale	194,578	229,321	249,946	268,530	281,099
Net loans	797,578	753,398	716,261	679,502	640,809
Mortgage loans held for sale	680	857	5,709	4,149	1,375
Interest-earning assets	1,007,078	996,509	999,201	977,079	956,900
Deposits	877,213	906,952	892,918	832,175	814,700
Interest-bearing liabilities	657,110	679,922	698,120	679,937	722,991
Shareholders' equity	$123,617	115,975	107,428	104,864	98,665
Shares outstanding	5,995,256	5,995,256	5,417,800	5,510,538	5,612,588

Selected Average Balances
Assets	$1,094,707	1,098,992	1,076,604	1,038,594	1,036,486
Investment securities available for sale	209,742	234,278	252,725	266,830	287,371
Net loans	777,098	741,655	703,484	669,628	631,025
Interest-earning assets	1,007,484	998,821	985,236	952,251	949,537
Deposits	903,120	895,129	856,313	816,628	808,399
Interest-bearing liabilities	665,165	700,559	705,291	707,611	731,786
Shareholders' equity	$123,797	116,883	113,196	106,644	96,877
Shares outstanding (2)	5,995,256	5,988,183	6,024,970	6,115,159	6,177,233

Profitability Ratios
Return on average total assets	1.22%	0.93%	0.85%	0.93%	0.91%
Return on average shareholders' equity	10.81%	8.78%	8.11%	9.03%	9.69%
Dividend payout ratio	23.41%	25.67%	22.95%	16.34%	10.89%

Liquidity and Capital Ratios (averages)
Loan to deposit	86.05%	82.85%	82.15%	82.00%	78.06%
Shareholders' equity to total assets	11.31%	10.64%	10.51%	10.27%	9.35%

Per share of Common Stock (2)
Basic net earnings	$2.23	1.71	1.53	1.57	1.52
Diluted net earnings	$2.22	1.69	1.50	1.56	1.51
Cash dividends	$0.52	0.44	0.35	0.25	0.16
Book value	$20.62	19.34	18.03	17.30	15.98

(1)
Appraisal management fee income and expense from the Bank’s subsidiary, CBRES, was reported as a net amount prior to March 31, 2018, which was included in miscellaneous non-interest income. This income and expense is now reported on separate line items under non-interest income and non-interest expense. Prior periods have been restated to reflect this change.

(2)
Average shares outstanding and per share computations have been restated to reflect a 10% stock dividend paid during the fourth quarter of 2017.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following is a discussion of our financial position and results of operations and should be read in conjunction with the information set forth under Item 1A Risk Factors in the Company’s annual report on Form 10-K and the Company’s consolidated financial statements and notes thereto on pages A-24 through A-68.

Introduction
Management’s discussion and analysis of earnings and related data are presented to assist in understanding the consolidated financial condition and results of operations of Peoples Bancorp of North Carolina, Inc. (“Bancorp”), for the years ended December 31, 2018, 2017 and 2016. Bancorp is a registered bank holding company operating under the supervision of the Federal Reserve Board (the “FRB”) and the parent company of Peoples Bank (the “Bank”). The Bank is a North Carolina-chartered bank, with offices in Catawba, Lincoln, Alexander, Mecklenburg, Iredell, Wake and Durham counties, operating under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation (the “FDIC”).

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

The Federal Reserve maintained the Federal Funds rate at 0.25% from December 2008 to December 2015 before increasing the Fed Funds rate nine times since December 2015 to the Fed Funds rate of 2.50% at December 31, 2018. These increases have had a positive impact on earnings in recent periods and should continue to have a positive impact on the Bank’s net interest income in future periods.

The Company plans to open a Loan Production Office in the Ballantyne area of Charlotte, North Carolina during 2019. The Company does not have specific plans for additional offices in 2019 but will continue to look for growth opportunities in nearby markets and may expand if considered a worthwhile opportunity.

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

The Order required the Bank to take certain affirmative actions to comply with its obligations under the BSA, including, without limitation, strengthening its Board of Directors’ oversight of BSA activities; reviewing, enhancing, adopting and implementing a revised BSA compliance program; completing a BSA risk assessment; developing a revised system of internal controls designed to ensure full compliance with the BSA;reviewing and revising customer due diligence and risk assessment processes, policies and procedures; developing, adopting and implementing effective BSA training programs; assessing BSA staffing needs and resources and appointing a qualified BSA officer;establishing an independent BSA testing program; ensuring that all reports required by the BSA are accurately and properly filed and engaging an independent firm to review past account activity to determine whether suspicious activity was properly identified and reported.

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

The Company’s accounting policies are fundamental to understanding management’s discussion and analysis of results of operations and financial condition. Many of the Company’s accounting policies require significant judgment regarding valuation of assets and liabilities and/or significant interpretation of specific accounting guidance. The following is a summary of some of the more subjective and complex accounting policies of the Company. A more complete description of the Company’s significant accounting policies can be found in Note 1 of the Notes to Consolidated Financial Statements in the Company’s 2018 Annual Report to Shareholders which is Appendix A to the Proxy Statement for the May 2, 2019 Annual Meeting of Shareholders.

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

The Company has an overall interest rate risk management strategy that has, in prior years, incorporated the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility. When using derivative instruments, the Company is exposed to credit and market risk. If the counterparty fails to perform, credit risk is equal to the extent of the fair-value gain in the derivative. The Company minimized the credit risk in derivative instruments by entering into transactions with high-quality counterparties that were reviewed periodically by the Company. The Company did not have any interest rate derivatives outstanding as of December 31, 2018 or 2017.

Management of the Company has made a number of estimates and assumptions relating to reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare the accompanying consolidated financial statements in conformity with GAAP. Actual results could differ from those estimates.

Results of Operations
Summary. The Company reported earnings of $13.4 million or $2.23 basic net earnings per share and $2.22 diluted net earnings per share for the year ended December 31, 2018, as compared to $10.3 million or $1.71 basic net earnings per share and $1.69 diluted net earnings per share for the same period one year ago. The increase in year-to-date net earnings is primarily attributable to an increase in net interest income, an increase in non-interest income and a decrease in income tax expense, which were partially offset by an increase in the provision for loan losses and an increase in non-interest expense, as discussed below.

The Company reported earnings of $10.3 million or $1.71 basic net earnings per share and $1.69 diluted net earnings per share for the year ended December 31, 2017, as compared to $9.2 million or $1.53 basic net earnings per share and $1.50 diluted net earnings per share for the year ended December 31, 2016. The increase in year-to-date net earnings from 2016 to 2017 is primarily attributable to an increase in net interest income and a decrease in non-interest expense, which were partially offset by a decrease in non-interest income and a decrease in the credit to the provision for loan losses, as discussed below. Earnings for the year ended December 31, 2017 were reduced by a charge to income tax expense of $588,000 due to the revaluation of deferred taxes as required due to the passing of the Tax Cuts and Jobs Act (“TCJA”) in December, 2017. Without this charge to earnings, the Company would have had net earnings totaling $10.9 million for the year ended December 31, 2017.

The return on average assets in 2018 was 1.22%, compared to 0.93% in 2017 and 0.85% in 2016. The return on average shareholders’ equity was 10.81% in 2018 compared to 8.78% in 2017 and 8.11% in 2016.

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

Net interest income for 2018 was $43.2 million compared to $39.6 million in 2017. The increase in net interest income was primarily due to a $3.4 million increase in interest income, which was primarily attributable to an increase in the average outstanding balance of loans and a 1.00% increase in the prime rate since December 31, 2017, combined with a $231,000 decrease in interest expense, which was primarily attributable to a decrease in the average outstanding balances of Federal Home Loan Bank (“FHLB”) borrowings during the year ended December 31, 2018, as compared to the same period one year ago due to the payoff of remaining FHLB borrowings in October 2017. Net interest income increased to $39.6 million in 2017 from $36.5 million in 2016.

Table 1 sets forth for each category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding, the interest incurred on such amounts and the average rate earned or incurred for the years ended December 31, 2018, 2017 and 2016. The table also sets forth the average rate earned on total interest-earning assets, the average rate paid on total interest-bearing liabilities, and the net yield on total average interest-earning assets for the same periods. Yield information does not give effect to changes in fair value that are reflected as a component of shareholders’ equity. Yields and interest income on tax-exempt investments have been adjusted to a tax equivalent basis using an effective tax rate of 22.98% for securities that are both federal and state tax exempt and an effective tax rate of 20.48% for federal tax exempt securities. Non-accrual loans and the interest income that was recorded on non-accrual loans, if any, are included in the yield calculations for loans in all periods reported.

Table 1- Average Balance Table

	December 31, 2018			December 31, 2017			December 31, 2016
(Dollars in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate
Interest-earning assets:
Loans	$777,098	38,654	4.97%	$741,655	34,888	4.70%	703,484	32,452	4.61%
Investments - taxable	71,093	1,936	2.72%	64,341	1,693	2.63%	78,575	1,925	2.45%
Investments - nontaxable*	142,832	5,508	3.86%	173,069	7,314	4.23%	178,379	7,577	4.25%
Other	16,461	304	1.85%	19,756	219	1.11%	24,798	123	0.50%

Total interest-earning assets	1,007,484	46,402	4.61%	998,821	44,114	4.42%	985,236	42,077	4.27%

Cash and due from banks	41,840			53,805			44,732
Other assets	51,704			53,557			59,537
Allowance for loan losses	(6,321)			(7,191)			(8,884)

Total assets	$1,094,707			1,098,992			1,080,621

Interest-bearing liabilities:

NOW, MMDA & savings deposits	$484,180	769	0.16%	$481,455	598	0.12%	447,582	495	0.11%
Time deposits	112,398	472	0.42%	132,626	466	0.35%	150,641	586	0.39%
FHLB borrowings	-	-	-	16,329	662	4.05%	42,903	1,661	3.87%
Trust preferred securities	20,619	790	3.83%	20,619	590	2.86%	20,619	485	2.35%
Other	47,968	115	0.24%	49,530	61	0.12%	43,546	44	0.10%

Total interest-bearing liabilities	665,165	2,146	0.32%	700,559	2,377	0.34%	705,291	3,271	0.46%

Demand deposits	306,544			281,048			258,091
Other liabilities	(799)			502			4,043
Shareholders' equity	123,797			116,883			113,196

Total liabilities and shareholder's equity	$1,094,707			1,098,992			1,080,621

Net interest spread		$44,256	4.29%		$41,737	4.08%		$38,806	3.81%

Net yield on interest-earning assets			4.39%			4.18%			3.94%

Taxable equivalent adjustment
Investment securities		$1,052			$2,165			$2,268

Net interest income		$43,204			$39,572			$36,538

*Includes U.S. Government agency securities that are non-taxable for state income tax purposes of $38.0 million in 2018, $40.3 million in 2017 and $38.7 million in 2016. The tax rates of 2.50%, 3.00% and 4.00% were used to calculate the tax equivalent yields on these securities in 2018, 2017 and 2016, respectively.

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

Table 2 - Rate/Volume Variance Analysis-Tax Equivalent Basis

	December 31, 2018			December 31, 2017
(Dollars in thousands)	Changes in average volume	Changes in average rates	Total Increase (Decrease)	Changes in average volume	Changes in average rates	Total Increase (Decrease)
Interest income:
Loans: Net of unearned income	$1,715	2,051	3,766	1,778	658	2,436

Investments - taxable	181	62	243	(362)	130	(232)
Investments - nontaxable	(1,222)	(584)	(1,806)	(225)	(38)	(263)
Other	(49)	134	85	(40)	136	96
Total interest income	625	1,663	2,288	1,151	886	2,037

Interest expense:
NOW, MMDA & savings deposits	4	167	171	40	63	103
Time deposits	(78)	84	6	(66)	(54)	(120)
FHLB / FRB Borrowings	(331)	(331)	(662)	(1,053)	54	(999)
Trust Preferred Securities	-	200	200	-	105	105
Other	(3)	57	54	7	10	17
Total interest expense	(408)	177	(231)	(1,072)	178	(894)
Net interest income	$1,033	1,486	2,519	2,223	708	2,931

Net interest income on a tax equivalent basis totaled $44.3 million in 2018 as compared to $41.7 million in 2017. The net interest rate spread, which represents the rate earned on interest-earning assets less the rate paid on interest-bearing liabilities, was 4.29% in 2018, as compared to a net interest rate spread of 4.08% in 2017. The net yield on interest-earning assets was 4.39% in 2018 and 4.18% in 2017.

Tax equivalent interest income increased $2.3 million in 2018 primarily due to an increase in interest income resulting from an increase in the average outstanding principal balance of loans, which was partially offset by a decrease in the average outstanding balance of investment securities. The average outstanding principal balance of loans increased $35.4 million to $777.1 million in 2018 compared to $741.7 million in 2017. The average outstanding balance of investment securities decreased $23.5 million to $213.9 million in 2018 compared to $237.4 million in 2017. The yield on interest-earning assets was 4.61% in 2018 compared to 4.42% in 2017.

Interest expense decreased $231,000 in 2018 compared to 2017. The decrease in interest expense is primarily due to a decrease in the average outstanding balance of FHLB borrowings. Average interest-bearing liabilities decreased by $35.4 million to $665.2 million in 2018 compared to $700.6 million in 2017. The cost of funds decreased to 0.32% in 2018 from 0.34% in 2017.

In 2017 net interest income on a tax equivalent basis was $41.7 million compared to $38.8 million in 2016. The net interest spread was 4.08% in 2017 compared to 3.81% in 2016. The net yield on interest-earning assets was 4.18% in 2017 compared to 3.94% in 2016.

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

The provision for loan losses for the year ended December 31, 2018 was an expense of $790,000, as compared to a credit of $507,000 for the year ended December 31, 2017. The increase in the provision for loan losses is primarily attributable to a $44.2 million increase in loans from December 31, 2017 to December 31, 2018. The credits to provision for loan losses for the years ended December 31, 2017 and 2016 resulted from, and were considered appropriate as part of, management’s assessment and estimate of the risks in the total loan portfolio and determination of the total allowance for loan losses. The primary factors contributing to the continued decrease in the allowance for loan losses as a percent of total loans outstanding were the continuing positive trends in indicators of potential losses on loans, primarily non-accrual loans and the reduction in the level of net charge-offs since 2014, as shown in Table 3 below:

Table 3 - Net Charge-off Analysis

	Net charge-offs/(recoveries)					Net charge-offs/(recoveries) as a percent of average loans outstanding
	Years ended December 31,					Years ended December 31,
(Dollars in thousands)	2018	2017	2016	2015	2014	2018	2017	2016	2015	2014
Real estate loans
Construction and land development	$43	(14)	(3)	153	456	0.05%	(0.02%)	(0.01%)	0.25%	0.78%
Single-family residential	10	164	220	584	237	0.00%	0.07%	0.09%	0.27%	0.12%
Single-family residential -
Banco de la Gente non-traditional	-	-	-	95	174	0.00%	0.00%	0.00%	0.21%	0.36%
Commercial	348	(21)	299	308	119	0.13%	(0.01%)	0.12%	0.13%	0.05%
Multifamily and farmland	4	66	-	-	-	0.01%	0.23%	0.00%	0.00%	0.00%
Total real estate loans	405	195	516	1,140	986	0.06%	0.03%	0.09%	0.20%	0.18%

Loans not secured by real estate
Commercial loans	22	163	(25)	(64)	376	0.02%	(0.03%)	(0.03%)	(0.07%)	0.53%
Farm loans	-	-	-	-	-	0.00%	0.00%	0.00%	0.00%	0.00%
Consumer loans (1)	284	319	342	400	358	3.11%	3.10%	3.38%	4.00%	3.63%
All other loans	-	-	-	-	-	0.00%	0.00%	0.00%	0.00%	0.00%
Total loans	$711	677	833	1,476	1,720	0.09%	0.09%	0.12%	0.22%	0.27%

Provision for (reduction of) loan losses
for the period	$790	(507)	(1,206)	(17)	(699)

Allowance for loan losses at end of period	$6,445	6,366	7,550	9,589	11,082

Total loans at end of period	$804,023	759,764	723,811	689,091	651,891

Non-accrual loans at end of period	$3,314	3,711	3,825	8,432	10,728

Allowance for loan losses as a percent of
total loans outstanding at end of period	0.80%	0.84%	1.04%	1.39%	1.70%

Non-accrual loans as a percent of
total loans outstanding at end of period	0.41%	0.49%	0.53%	1.22%	1.65%

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

Non-Interest Income. Non-interest income was $16.2 million for the year ended December 31, 2018, compared to $15.4 million for the year ended December 31, 2017. The increase in non-interest income is primarily attributable to a $893,000 increase in miscellaneous non-interest income, which was partially offset by a $339,000 decrease in mortgage banking income during the year ended December 31, 2018, as compared to the year ended December 31, 2017. The increase in miscellaneous non-interest income is primarily due to a $576,000 increase in net gains associated with the disposal of premises and equipment, as compared to the year ended December 31, 2017. The decrease in mortgage banking income is primarily due to a decrease in mortgage loan volume resulting from an increase in mortgage loan rates.

Non-interest income was $15.4 million for the year ended December 31, 2017, compared to $16.2 million for the year ended December 31, 2016. The decrease in non-interest income is primarily attributable to a $729,000 decrease in gains on the sale of securities, a $341,000 decrease in service charges and fees and a $238,000 decrease in mortgage banking income during the year ended December 31, 2017, as compared to the year ended December 31, 2016.

 The Company periodically evaluates its investments for any impairment which would be deemed other-than-temporary.   No investment impairments were deemed other-than-temporary in 2018, 2017 or 2016.

Table 4 presents a summary of non-interest income for the years ended December 31, 2018, 2017 and 2016.

Table 4 - Non-Interest Income

(Dollars in thousands)	2018	2017	2016
Service charges	$4,355	4,453	4,497
Other service charges and fees	705	593	890
Gain on sale of securities	15	-	729
Mortgage banking income	851	1,190	1,428
Insurance and brokerage commissions	824	761	632
Gain/(loss) on sale and write-down of other real estate	17	(239)	64
Visa debit card income	3,911	3,757	3,589
Appraisal management fee income	3,206	3,306	3,146
Miscellaneous	2,282	1,543	1,261
Total non-interest income	$16,166	15,364	16,236

Non-Interest Expense. Non-interest expense was $42.6 million for the year ended December 31, 2018, as compared to $41.2 million for the year ended December 31, 2017. The increase in non-interest expense was primarily due to a $1.5 million increase in salaries and benefits expense and a $469,000 increase in occupancy expense, which were partially offset by decreases in adverting expense, debit card expense and other non-interest expense, during the year ended December 31, 2018, as compared to the year ended December 31, 2017. The increase in salaries and benefits expense is primarily due to an increase in the number of full-time equivalent employees and annual salary increases. The increase in occupancy expense is primarily due to an increase in depreciation expense during the year ended December 31, 2018, as compared to the year ended December 31, 2017.

Non-interest expense was $41.2 million for the year ended December 31, 2017, as compared to $42.2 million for the year ended December 31, 2016. The decrease in non-interest expense was primarily due to a $1.2 million decrease in professional fees and a $878,000 decrease in other non-interest expense, which were partially offset by a $794,000 increase in salaries and benefits expense during the year ended December 31, 2017, as compared to the year ended December 31, 2016. The decrease in professional fees is primarily due to a $1.5 million decrease in consulting fees resulting from the termination of the Order. The decrease in other non-interest expense is primarily due to a $752,000 decrease in FHLB prepayment penalties and the increase in salaries and benefits expense is primarily due to an increase in the number of full-time equivalent employees, annual salary increases and an increase in expenses associated with restricted stock units due to an increase in the Company’s stock price.

Table 5 presents a summary of non-interest expense for the years ended December 31, 2018, 2017 and 2016.

Table 5 - Non-Interest Expense

(Dollars in thousands)	2018	2017	2016
Salaries and employee benefits	$21,530	20,058	19,264
Occupancy expense	7,170	6,701	6,765
Office supplies	503	517	465
FDIC deposit insurance	328	347	494
Visa debit card expense	994	1,248	1,141
Professional services	513	451	182
Postage	249	258	224
Telephone	678	855	754
Director fees and expense	312	317	326
Advertising	922	1,195	1,136
Consulting fees	1,012	785	2,257
Taxes and licenses	288	263	272
Foreclosure/OREO expense	58	46	120
Internet banking expense	603	720	710
FHLB advance prepayment penalty	-	508	1,260
Appraisal management fee expense	2,460	2,526	2,260
Other operating expense	4,954	4,433	4,612
Total non-interest expense	$42,574	41,228	42,242

Income Taxes. The Company reported income tax expense of $2.6 million, $3.9 million and $2.6 million for the years ended December 31, 2018, 2017 and 2016, respectively. The Company’s effective tax rates were 16.39%, 28.03% and 21.82% in 2018, 2017 and 2016, respectively. Income tax expense for the year ended December 31, 2017 includes $588,000 additional tax expense due to the revaluation of the Company’s deferred tax asset as a result of the TCJA, which reduced the Company’s federal corporate tax rate from 34% to 21% effective January 1, 2018.

Liquidity. The objectives of the Company’s liquidity policy are to provide for the availability of adequate funds to meet the needs of loan demand, deposit withdrawals, maturing liabilities and to satisfy regulatory requirements. Both deposit and loan customer cash needs can fluctuate significantly depending upon business cycles, economic conditions and yields and returns available from alternative investment opportunities. In addition, the Company’s liquidity is affected by off-balance sheet commitments to lend in the form of unfunded commitments to extend credit and standby letters of credit. As of December 31, 2018, such unfunded commitments to extend credit were $268.7 million, while commitments in the form of standby letters of credit totaled $3.7 million.

The Company uses several funding sources to meet its liquidity requirements. The primary funding source is core deposits, which includes demand deposits, savings accounts and non-brokered certificates of deposits of denominations less than $250,000. The Company considers these to be a stable portion of the Company’s liability mix and the result of on-going consumer and commercial banking relationships. As of December 31, 2018, the Company’s core deposits totaled $859.2 million, or 98% of total deposits.

The other sources of funding for the Company are through large denomination certificates of deposit, including brokered deposits, federal funds purchased, securities under agreement to repurchase and FHLB borrowings. The Bank is also able to borrow from the FRB on a short-term basis. The Bank’s policies include the ability to access wholesale fundingup to 40% of total assets. The Bank’s wholesale funding includes FHLB borrowings, FRB borrowings, brokered deposits and internet certificates of deposit. The Company’s ratio of wholesale funding to total assets was 0.31% as of December 31, 2018.

The Bank has a line of credit with the FHLB equal to 20% of the Bank’s total assets, with no balances outstanding at December 31, 2018. At December 31, 2018, the carrying value of loans pledged as collateral totaled approximately $140.0 million. The remaining availability under the line of credit with the FHLB was $84.9 million at December 31, 2018. The Bank had no borrowings from the FRB at December 31, 2018. The FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB. At December 31, 2018, the carrying value of loans pledged as collateral to the FRB totaled approximately $442.6 million.

The Bank also had the ability to borrow up to $82.5 million for the purchase of overnight federal funds from six correspondent financial institutions as of December 31, 2018.

The liquidity ratio for the Bank, which is defined as net cash, interest-bearing deposits with banks, federal funds sold and certain investment securities, as a percentage of net deposits and short-term liabilities was 16.09%, 20.62% and 24.78% at December 31, 2018, 2017 and 2016, respectively. The minimum required liquidity ratio as defined in the Bank’s Asset/Liability and Interest Rate Risk Management Policy for on balance sheet liquidity was 10% at December 31, 2018, 2017 and 2016.

As disclosed in the Company’s Consolidated Statements of Cash Flows included elsewhere herein, net cash provided by operating activities was approximately $17.2 million during 2018. Net cash used in investing activities was $18.6 million during 2018 and net cash used by financing activities was $12.5 million during 2018.

Asset Liability and Interest Rate Risk Management. The objective of the Company’s Asset Liability and Interest Rate Risk strategies is to identify and manage the sensitivity of net interest income to changing interest rates and to minimize the interest rate risk between interest-earning assets and interest-bearing liabilities at various maturities. This is done in conjunction with the need to maintain adequate liquidity and the overall goal of maximizing net interest income. Table 6 presents an interest rate sensitivity analysis for the interest-earning assets and interest-bearing liabilities for the year ended December 31, 2018.

Table 6 - Interest Sensitivity Analysis

(Dollars in thousands)	Immediate	1-3 months	4-12 months	Total Within One Year	Over One Year & Non-sensitive	Total
Interest-earning assets:
Loans	$284,260	12,993	16,371	313,624	490,399	804,023
Mortgage loans held for sale	680	-	-	680	-	680
Investment securities available for sale	-	5,261	22,383	27,644	166,934	194,578
Interest-bearing deposit accounts	2,817	-	-	2,817	-	2,817
Other interest-earning assets	-	-	-	-	4,980	4,980
Total interest-earning assets	287,757	18,254	38,754	344,765	662,313	1,007,078

Interest-bearing liabilities:
NOW, savings, and money market deposits	475,223	-	-	475,223	-	475,223
Time deposits	11,574	13,990	36,365	61,929	41,244	103,173
FHLB borrowings	-	-	-	-	-	-
Securities sold under
agreement to repurchase	58,095	-	-	58,095	-	58,095
Trust preferred securities	-	20,619	-	20,619	-	20,619
Total interest-bearing liabilities	544,892	34,609	36,365	615,866	41,244	657,110

Interest-sensitive gap	$(257,135)	(16,355)	2,389	(271,101)	621,069	349,968

Cumulative interest-sensitive gap	$(257,135)	273,490)	(271,101)	(271,101)	349,968

Interest-earning assets as a percentage of interest-bearing liabilities	52.81%	52.74%	106.57%	55.98%	1605.84%

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

The Company’s rate sensitive assets are those earning interest at variable rates and those with contractual maturities within one year. Rate sensitive assets therefore include both loans and available for sale (“AFS”) securities. Rate sensitive liabilities include interest-bearing checking accounts, money market deposit accounts, savings accounts, time deposits and borrowed funds. At December 31, 2018, rate sensitive assets and rate sensitive liabilities totaled $1.0 billion and $657.1 million, respectively.

Included in the rate sensitive assets are $279.1 million in variable rate loans indexed to prime rate subject to immediate repricing upon changes by the Federal Open Market Committee (“FOMC”). The Bank utilizes interest rate floors on certain variable rate loans to protect against further downward movements in the prime rate. At December 31, 2018, the Bank had $161.4 million in loans with interest rate floors. The floors were in effect on $2.5 million of these loans pursuant to the terms of the promissory notes on these loans. The weighted average rate on these loans is 0.47% higher than the indexed rate on the promissory notes without interest rate floors.

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

All of the Company’s investment securities are held in the AFS category. At December 31, 2018, the market value of AFS securities totaled $194.6 million, compared to $229.3 million and $249.9 million at December 31, 2017 and 2016, respectively. Table 7 presents the fair value of the AFS securities held at December 31, 2018, 2017 and 2016.

Table 7 - Summary of Investment Portfolio

(Dollars in thousands)	2018	2017	2016
U. S. Government sponsored enterprises	$34,634	40,380	38,222
State and political subdivisions	107,591	133,570	141,856
Mortgage-backed securities	52,103	53,609	67,585
Corporate bonds	-	1,512	1,533
Trust preferred securities	250	250	750
Total securities	$194,578	229,321	249,946

The Company’s investment portfolio consists of U.S. Government sponsored enterprise securities, municipal securities, U.S. Government sponsored enterprise mortgage-backed securities, corporate bonds, trust preferred securities and equity securities. AFS securities averaged $209.7 million in 2018, $234.3 million in 2017 and $252.7 million in 2016. Table 8 presents the book value of AFS securities held by the Company by maturity category at December 31, 2018. Yield information does not give effect to changes in fair value that are reflected as a component of shareholders’ equity. Yields are calculated on a tax equivalent basis. Yields and interest income on tax-exempt investments have been adjusted to a tax equivalent basis using an effective tax rate of 22.98% for securities that are both federal and state tax exempt and an effective tax rate of 20.48% for federal tax exempt securities.

Table 8 - Maturity Distribution and Weighted Average Yield on Investments

			After One Year		After 5 Years
	One Year or Less		Through 5 Years		Through 10 Years		After 10 Years		Totals
(Dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Book value:
U.S. Government
sponsored enterprises	$2,356	-0.86%	13,956	2.01%	16,307	2.94%	2,737	4.34%	35,356	1.35%
State and political subdivisions	19,023	3.80%	66,976	3.17%	15,965	3.28%	3,581	3.95%	105,545	3.52%
Mortgage-backed securities	6,215	3.29%	20,056	3.29%	12,534	3.34%	13,340	3.33%	52,145	3.30%
Trust preferred securities	-	-	-	-	-	-	250	8.11%	250	8.11%
Total securities	$27,594	2.99%	100,988	3.05%	44,806	3.10%	19,908	3.91%	193,296	3.14%

Loans. The loan portfolio is the largest category of the Company’s earning assets and is comprised of commercial loans, real estate mortgage loans, real estate construction loans and consumer loans. The Bank grants loans and extensions of credit primarily within the Catawba Valley region of North Carolina, which encompasses Catawba, Alexander, Iredell and Lincoln counties and also in Mecklenburg, Wake and Durham counties in North Carolina.

Although the Company has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by real estate, which is dependent upon the real estate market. Real estate mortgage loans include both commercial and residential mortgage loans. At December 31, 2018, the Company had $102.1 million in residential mortgage loans, $106.9 million in home equity loans and $376.6 million in commercial mortgage loans, which include $300.3 million secured by commercial property and $76.3 million secured by residential property. Residential mortgage loans include $34.3 million in non-traditional mortgage loans from the former Banco division of the Bank. All residential mortgage loans are originated as fully amortizing loans, with no negative amortization.

At December 31, 2018, the Bank had $94.1 million in construction and land development loans. Table 9 presents a breakout of these loans.

Table 9 - Construction and Land Development Loans

(Dollars in thousands)	Number of Loans	Balance Outstanding	Non-accrual Balance
Land acquisition and development - commercial purposes	44	$9,777	-
Land acquisition and development - residential purposes	196	19,097	1
1 to 4 family residential construction	137	26,933	-
Commercial construction	25	38,371	-
Total acquisition, development and construction	402	$94,178	1

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

The composition of the Bank’s loan portfolio at December 31 is presented in Table 10.

Table 10 - Loan Portfolio

	2018		2017		2016		2015		2014
(Dollars in thousands)	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans
Real estate loans
Construction and land development	$94,178	11.71%	84,987	11.19%	61,749	8.53%	65,791	9.55%	57,617	8.84%
Single-family residential	252,983	31.47%	246,703	32.47%	240,700	33.25%	220,690	32.03%	206,417	31.66%
Single-family residential- Banco de la
Gente non-traditional	34,261	4.26%	37,249	4.90%	40,189	5.55%	43,733	6.35%	47,015	7.21%
Commercial	270,055	33.59%	248,637	32.73%	247,521	34.20%	228,526	33.16%	228,558	35.06%
Multifamily and farmland	33,163	4.12%	28,937	3.81%	21,047	2.91%	18,080	2.62%	12,400	1.90%
Total real estate loans	684,640	85.15%	646,513	85.10%	611,206	84.44%	576,820	83.71%	552,007	84.68%

Loans not secured by real estate
Commercial loans	97,465	12.12%	89,022	11.71%	87,596	12.11%	91,010	13.22%	76,262	11.71%
Farm loans	926	0.12%	1,204	0.16%	-	0.00%	3	0.00%	7	0.00%
Consumer loans	9,165	1.14%	9,888	1.30%	9,832	1.36%	10,027	1.46%	10,060	1.54%
All other loans	11,827	1.47%	13,137	1.73%	15,177	2.10%	11,231	1.63%	13,555	2.08%
Total loans	804,023	100.00%	759,764	100.00%	723,811	100.00%	689,091	100.00%	651,891	100.00%

Less: Allowance for loan losses	6,445		6,366		7,550		9,589		11,082

Net loans	$797,578		753,398		716,261		679,502		640,809

As of December 31, 2018, gross loans outstanding were $804.0 million, compared to $759.8 million at December 31, 2017. Average loans represented 71% and 74% of total earning assets for the years ended December 31, 2018 and 2017, respectively. The Bank had $680,000 and $857,000 in mortgage loans held for sale as of December 31, 2018 and 2017, respectively.

Troubled debt restructured (“TDR”) modified in 2018, past due TDR loans and non-accrual TDR loans totaled $4.7 million and $4.5 million at December 31, 2018 and December 31, 2017, respectively. The terms of these loans have been renegotiated to provide a concession to original terms, including a reduction in principal or interest as a result of the deteriorating financial position of the borrower. There were $92,000 and $21,000 in performing loans classified as TDR loans at December 31, 2018 and December 31, 2017, respectively.

Table 11 identifies the maturities of all loans as of December 31, 2018 and addresses the sensitivity of these loans to changes in interest rates.

Table 11 - Maturity and Repricing Data for Loans

(Dollars in thousands)	Within one year or less	After one year through five years	After five years	Total loans
Real estate loans
Construction and land development	$44,536	17,357	32,285	94,178
Single-family residential	118,229	88,338	46,416	252,983
Single-family residential- Banco de la Gente
stated income	15,061	-	19,200	34,261
Commercial	82,210	141,347	46,498	270,055
Multifamily and farmland	4,560	14,761	13,842	33,163
Total real estate loans	264,596	261,803	158,241	684,640

Loans not secured by real estate
Commercial loans	56,679	23,910	16,876	97,465
Farm loans	691	235	-	926
Consumer loans	5,127	3,777	261	9,165
All other loans	6,130	3,042	2,655	11,827
Total loans	$333,223	292,767	178,033	804,023

Total fixed rate loans	$19,599	245,838	178,033	443,470
Total floating rate loans	313,624	46,929	-	360,553

Total loans	$333,223	292,767	178,033	804,023

In the normal course of business, there are various commitments outstanding to extend credit that are not reflected in the financial statements. At December 31, 2018, outstanding loan commitments totaled $272.4 million. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Additional information regarding commitments is provided below in the section entitled “Contractual Obligations and Off-Balance Sheet Arrangements” and in Note 10 to the Consolidated Financial Statements.

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

There were no significant changes in the estimation methods or fundamental assumptions used in the evaluation of the allowance for loan losses for the year ended December 31, 2018 as compared to the year ended December 31, 2017. Revisions, estimates and assumptions may be made in any period in which the supporting factors indicate that loss levels may vary from the previous estimates.

Effective December 31, 2012, certain mortgage loans from the former Banco division of the Bank were analyzed separately from other single family residential loans in the Bank’s loan portfolio. These loans are first mortgage loans made to the Latino market, primarily in Mecklenburg, North Carolina and surrounding counties. These loans are non-traditional mortgages in that the customer normally did not have a credit history, so all credit information was accumulated by the loan officers.

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

Net charge-offs for 2018, 2017 and 2016 were $711,000, $677,000 and $833,000, respectively. The ratio of net charge-offs to average total loans was 0.09% in 2018, 0.09% in 2017 and 0.12% in 2016. The Bank strives to proactively work with its customers to identify potential problems. If found, the Bank works to quickly recognize identifiable losses and to establish a plan, with the borrower, if possible, to have the loans paid off. This process of early identification increased the levels of charge-offs and provision for loan losses in 2009 through 2013 as compared to historical periods prior to 2009. The years ended December 31, 2016, 2017 and 2018 saw net charge-offs at historically low levels.. The current level of past due and non-accrual loans currently indicate that net charge-offs may remain near these historical lows. The allowance for loan losses was $6.4 million or 0.80% of total loans outstanding at December 31, 2018. For December 31, 2017 and 2016, the allowance for loan losses amounted to $6.4 million or 0.84% of total loans outstanding and $7.6 million, or 1.04% of total loans outstanding, respectively.

Table 12 presents the percentage of loans assigned to each risk grade at December 31, 2018 and 2017.

Table 12 - Loan Risk Grade Analysis
	Percentage of Loans
	By Risk Grade
Risk Grade	2018	2017
Risk Grade 1 (Excellent Quality)	0.94%	1.31%
Risk Grade 2 (High Quality)	25.47%	26.23%
Risk Grade 3 (Good Quality)	60.85%	60.67%
Risk Grade 4 (Management Attention)	10.19%	8.19%
Risk Grade 5 (Watch)	1.72%	2.54%
Risk Grade 6 (Substandard)	0.84%	1.04%
Risk Grade 7 (Doubtful)	0.00%	0.00%
Risk Grade 8 (Loss)	0.00%	0.00%

Table 13 presents an analysis of the allowance for loan losses, including charge-off activity.

Table 13 - Analysis of Allowance for Loan Losses

(Dollars in thousands)	2018	2017	2016	2015	2014
Allowance for loan losses at beginning	$6,366	7,550	9,589	11,082	13,501

Loans charged off:
Commercial	54	194	146	38	430
Real estate - mortgage	574	315	593	1,064	789
Real estate - construction	53	-	7	197	884
Consumer	452	473	492	545	534
Total loans charged off	1,133	982	1,238	1,844	2,637

Recoveries of losses previously charged off:
Commercial	32	31	170	101	54
Real estate - mortgage	212	106	74	77	259
Real estate - construction	10	14	10	45	428
Consumer	168	154	151	145	176
Total recoveries	422	305	405	368	917
Net loans charged off	711	677	833	1,476	1,720

Provision for loan losses	790	(507)	(1,206)	(17)	(699)

Allowance for loan losses at end of year	$6,445	6,366	7,550	9,589	11,082

Loans charged off net of recoveries, as
a percent of average loans outstanding	0.09%	0.09%	0.12%	0.22%	0.27%

Allowance for loan losses as a percent
of total loans outstanding at end of year	0.80%	0.84%	1.04%	1.39%	1.70%

Non-performing Assets. Non-performing assets were $3.3 million or 0.31% of total assets at December 31, 2018, compared to $3.8 million or 0.35% of total assets at December 31, 2017. Non-performing loans include $3.2 million in commercial and residential mortgage loans, $1,000 in construction and land development loans and $99,000 in other loans at December 31, 2018, as compared to $3.6 million in commercial and residential mortgage loans, $14,000 in construction and land development loans and $112,000 in other loans at December 31, 2017. Other real estate owned totaled $27,000 and $118,000 as of December 31, 2018 and 2017, respectively. The Bank had no repossessed assets as of December 31, 2018 and 2017.

At December 31, 2018, the Bank had non-performing loans, defined as non-accrual and accruing loans past due more than 90 days, of $3.3 million or 0.41% of total loans. Non-performing loans at December 31, 2017 were $3.7 million or 0.49% of total loans.

Management continually monitors the loan portfolio to ensure that all loans potentially having a material adverse impact on future operating results, liquidity or capital resources have been classified as non-performing. Should economic conditions deteriorate, the inability of distressed customers to service their existing debt could cause higher levels of non-performing loans. Management expects the level of non-accrual loans to continue to be in-line with the level of non-accrual loans at December 31, 2018 and 2017.

It is the general policy of the Bank to stop accruing interest income when a loan is placed on non-accrual status and any interest previously accrued but not collected is reversed against current income. Generally a loan is placed on non-accrual status when it is over 90 days past due and there is reasonable doubt that all principal will be collected.

A summary of non-performing assets at December 31 for each of the years presented is shown in Table 14.

Table 14 - Non-performing Assets

(Dollars in thousands)	2018	2017	2016	2015	2014
Non-accrual loans	$3,314	3,711	3,825	8,432	10,728
Loans 90 days or more past due and still accruing	-	-	-	17	-
Total non-performing loans	3,314	3,711	3,825	8,449	10,728
All other real estate owned	27	118	283	739	2,016
Repossessed assets	-	-	-	-	-
Total non-performing assets	$3,341	3,829	4,108	9,188	12,744

TDR loans not included in above,
(not 90 days past due or on nonaccrual)	3,173	2,543	3,337	5,102	7,217

As a percent of total loans at year end
Non-accrual loans	0.41%	0.49%	0.53%	1.22%	1.65%
Loans 90 days or more past due and still accruing	0.00%	0.00%	0.00%	0.00%	0.00%

Total non-performing assets
as a percent of total assets at year end	0.31%	0.35%	0.38%	0.88%	1.22%

Total non-performing loans
as a percent of total loans at year-end	0.41%	0.49%	0.53%	1.23%	1.65%

Deposits. The Company primarily uses deposits to fund its loan and investment portfolios. The Company offers a variety of deposit accounts to individuals and businesses. Deposit accounts include checking, savings, money market and time deposits. As of December 31, 2018, total deposits were $877.2 million, compared to $907.0 million at December 31, 2017.  Core deposits, which include demand deposits, savings accounts and non-brokered certificates of deposits of denominations less than $250,000, amounted to $859.2 million at December 31, 2018, compared to $887.4 million at December 31, 2017.

Time deposits in amounts of $250,000 or more totaled $16.2 million and $18.8 million at December 31, 2018 and 2017, respectively. At December 31, 2018, brokered deposits amounted to $3.4 million as compared to $5.2 million at December 31, 2017. Certificates of deposit participated through the Certificate of Deposit Account Registry Service (“CDARS”) included in brokered deposits amounted to $3.4 million and $5.2 million as of December 31, 2018 and 2017, respectively. Brokered deposits are generally considered to be more susceptible to withdrawal as a result of interest rate changes and to be a less stable source of funds, as compared to deposits from the local market. Brokered deposits outstanding as of December 31, 2018 have a weighted average rate of 0.07% with a weighted average original term of 41 months.

Table 15 is a summary of the maturity distribution of time deposits in amounts of $250,000 or more as of December 31, 2018.

Table 15 - Maturities of Time Deposits of $250,000 or greater

(Dollars in thousands)	2018
Three months or less	$4,199
Over three months through six months	1,347
Over six months through twelve months	2,176
Over twelve months	8,517
Total	$16,239

Borrowed Funds. The Company has access to various short-term borrowings, including the purchase of federal funds and borrowing arrangements from the FHLB and other financial institutions. There were no FHLB borrowings outstanding at December 31, 2018 and 2017. Average FHLB borrowings for 2018 and 2017 were zero and $16.3 million, respectively. The maximum amount of outstanding FHLB borrowings was $20.0 million in 2017. Additional information regarding FHLB borrowings is provided in Note 6 to the Consolidated Financial Statements.

The Bank had no borrowings from the FRB at December 31, 2018 and 2017. FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB. At December 31, 2018, the carrying value of loans pledged as collateral totaled approximately $442.6 million.

Securities sold under agreements to repurchase were $58.1 million at December 31, 2018, as compared to $37.8 million at December 31, 2017.

Junior subordinated debentures were $20.6 million as of December 31, 2018 and 2017.

Contractual Obligations and Off-Balance Sheet Arrangements. The Company’s contractual obligations and other commitments as of December 31, 2018 are summarized in Table 16 below. The Company’s contractual obligations include junior subordinated debentures, as well as certain payments under current lease agreements. Other commitments include commitments to extend credit. Because not all of these commitments to extend credit will be drawn upon, the actual cash requirements are likely to be significantly less than the amounts reported for other commitments below.

Table 16 - Contractual Obligations and Other Commitments

(Dollars in thousands)	Within One Year	One to Three Years	Three to Five Years	Five Years or More	Total
Contractual Cash Obligations
Junior subordinated debentures	$-	-	-	20,619	20,619
Operating lease obligations	734	1,416	703	1,465	4,318
Total	$734	1,416	703	22,084	24,937

Other Commitments
Commitments to extend credit	$104,152	27,335	24,902	112,319	268,708
Standby letters of credit
and financial guarantees written	3,651	-	-	-	3,651
Income tax credits	535	101	63	56	755
Total	$108,338	27,436	24,965	112,375	273,114

               The Company enters into derivative contracts to manage various financial risks. A derivative is a financial instrument that derives its cash flows, and therefore its value, by reference to an underlying instrument, index or referenced interest rate. Derivative contracts are carried at fair value on the consolidated balance sheet with the fair value representing the net present value of expected future cash receipts or payments based on market interest rates as of the balance sheet date. Derivative contracts are written in amounts referred to as notional amounts, which only provide the basis for calculating payments between counterparties and are not a measure of financial risk. Therefore, the derivative amounts recorded on the balance sheet do not represent the amounts that may ultimately be paid under these contracts. Further discussions of derivative instruments are included above in the section entitled “Asset Liability and Interest Rate Risk Management” beginning on page A-11 and in Notes 1, 10 and 15 to the Consolidated Financial Statements. There were no derivatives at December 31, 2018 or 2017.

Capital Resources. Shareholders’ equity was $123.6 million, or 11.31% of total assets, as of December 31, 2018, compared to $116.0 million, or 10.62% of total assets, as of December 31, 2017. The increase in shareholders’ equity is primarily due to an increase in retained earnings due to net income.

Average shareholders’ equity as a percentage of total average assets is one measure used to determine capital strength. Average shareholders’ equity as a percentage of total average assets was 11.31%, 10.64% and 10.51% for 2018, 2017 and 2016, respectively. The return on average shareholders’ equity was 10.81% at December 31, 2018 as compared to 8.78% and 8.11% at December 31, 2017 and December 31, 2016, respectively. Total cash dividends paid on common stock were $3.1 million, $2.6 million and $2.1 million during 2018, 2017 and 2016 respectively. The Company did not pay any dividends on preferred stock during 2018 and 2017.

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

Under the regulatory capital guidelines, financial institutions are currently required to maintain a total risk-based capital ratio of 8.0% or greater, with a Tier 1 risk-based capital ratio of 6.0% or greater and a common equity Tier 1 capital ratio of 4.5% or greater, as required by the Basel III capital standards referenced above. Tier 1 capital is generally defined as shareholders’ equity and trust preferred securities less all intangible assets and goodwill. Tier 1 capital at December 31, 2018 and December 31, 2017 includes $20.0 million in trust preferred securities. The Company’s Tier 1 capital ratio was 15.46% and 15.32% at December 31, 2018 and December 31, 2017, respectively. Total risk-based capital is defined as Tier 1 capital plus supplementary capital. Supplementary capital, or Tier 2 capital, consists of the Company’s allowance for loan losses, not exceeding 1.25% of the Company’s risk-weighted assets. Total risk-based capital ratio is therefore defined as the ratio of total capital (Tier 1 capital and Tier 2 capital) to risk-weighted assets. The Company’s total risk-based capital ratio was 16.15% and 16.06% at December 31, 2018 and December 31, 2017, respectively. The Company’s common equity Tier 1 capital consists of common stock and retained earnings. The Company’s common equity Tier 1 capital ratio was 13.29% and 13.00% at December 31, 2018 and December 31, 2017, respectively. Financial institutions are also required to maintain a leverage ratio of Tier 1 capital to total average assets of 4.0% or greater. The Company’s Tier 1 leverage capital ratio was 13.05% and 11.94% at December 31, 2018 and December 31, 2017, respectively.

The Bank’s Tier 1 risk-based capital ratio was 15.21% and 15.09% at December 31, 2018 and December 31, 2017, respectively. The total risk-based capital ratio for the Bank was 15.91% and 15.83% at December 31, 2018 and December 31, 2017, respectively. The Bank’s common equity Tier 1 capital ratio was 15.21% and 15.09% at December 31, 2018 and December 31, 2017, respectively. The Bank’s Tier 1 leverage capital ratio was 12.76% and 11.69% at December 31, 2018 and December 31, 2017, respectively.

A bank is considered to be “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a common equity Tier 1 capital ratio of 6.5% or greater and a leverage ratio of 5.0% or greater. Based upon these guidelines, the Bank was considered to be “well capitalized” at December 31, 2018.

The Company’s key equity ratios as of December 31, 2018, 2017 and 2016 are presented in Table 17.

Table 17 - Equity Ratios

	2018	2017	2016
Return on average assets	1.22%	0.93%	0.85%
Return on average equity	10.81%	8.78%	8.11%
Dividend payout ratio	23.41%	25.67%	22.95%
Average equity to average assets	11.31%	10.64%	10.51%

 Quarterly Financial Data. The Company’s consolidated quarterly operating results for the years ended December 31, 2018 and 2017 are presented in Table 18.

Table 18 - Quarterly Financial Data

	2018				2017
(Dollars in thousands, except per share amounts)	First	Second	Third	Fourth	First	Second	Third	Fourth
Total interest income	$10,759	11,059	11,608	11,924	$10,064	10,461	10,698	10,726
Total interest expense	467	513	557	609	598	622	650	507
Net interest income	10,292	10,546	11,051	11,315	9,466	9,839	10,048	10,219

(Reduction of) provision for loan losses	31	231	110	418	(236)	49	(218)	(102)
Other income	3,736	4,016	3,915	4,499	3,442	3,929	4,159	3,834
Other expense	10,042	10,560	10,702	11,270	10,361	9,983	10,006	10,878
Income before income taxes	3,955	3,771	4,154	4,126	2,783	3,736	4,419	3,277

Income taxes (benefit)	652	595	687	690	578	925	1,177	1,267
Net earnings	3,303	3,176	3,467	3,436	2,205	2,811	3,242	2,010

Basic net earnings per share	$0.55	0.53	0.58	0.57	$0.36	0.47	0.54	0.34
Diluted net earnings per share	$0.55	0.53	0.57	0.57	$0.36	0.46	0.53	0.34

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk reflects the risk of economic loss resulting from adverse changes in market prices and interest rates. This risk of loss can be reflected in either diminished current market values or reduced potential net interest income in future periods.

The Company’s market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. The structure of the Company’s loan and deposit portfolios is such that a significant decline (increase) in interest rates may adversely (positively) impact net market values and interest income. Management seeks to manage the risk through the utilization of its investment securities and off-balance sheet derivative instruments. During the years ended December 31, 2018, 2017 and 2016, the Company used interest rate contracts to manage market risk as discussed above in the section entitled “Asset Liability and Interest Rate Risk Management.”

Table 19 presents in tabular form the contractual balances and the estimated fair value of the Company’s on-balance sheet financial instruments at their expected maturity dates for the period ended December 31, 2018. The expected maturity categories take into consideration historical prepayment experience as well as management’s expectations based on the interest rate environment at December 31, 2018. For core deposits without contractual maturity (i.e. interest-bearing checking, savings, and money market accounts), the table presents principal cash flows based on management’s judgment concerning their most likely runoff or repricing behaviors.

Table 19 - Market Risk Table

(Dollars in thousands)
Loans Receivable	2019	2020	2021	2022	2023	Thereafter	Total	Fair Value
Fixed rate	$34,451	33,452	54,215	66,253	91,918	180,479	460,768	411,427
Average interest rate	4.90%	4.95%	4.78%	4.88%	5.24%	5.03%
Variable rate	$65,371	31,409	22,619	22,166	33,255	169,115	343,935	344,615
Average interest rate	6.10%	5.90%	6.11%	6.12%	5.87%	5.51%
Total							804,703	756,042

Investment Securities
Interest bearing cash	$2,817	-	-	-	-	-	2,817	2,817
Average interest rate	2.35%	-	-	-	-	-
Securities available for sale	$21,207	18,467	16,674	22,980	22,387	92,863	194,578	194,578
Average interest rate	4.36%	4.03%	4.56%	4.44%	4.46%	4.27%
Nonmarketable equity securities	$-	-	-	-	-	4,361	4,361	4,361
Average interest rate	-	-	-	-	-	2.87%

Debt Obligations
Deposits	$58,782	21,661	14,093	2,655	3,145	776,877	877,213	857,999
Average interest rate	0.24%	0.42%	0.62%	0.65%	0.98%	0.05%
Securities sold under agreement
to repurchase	$58,095	-	-	-	-	-	58,095	58,095
Average interest rate	0.44%	-	-	-	-	-
Junior subordinated debentures	$-	-	-	-	-	20,619	20,619	20,619
Average interest rate	-	-	-	-	-	4.42%

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

Table 20 - Interest Rate Risk

(Dollars in thousands)
	Estimated Resulting Theoretical Net Interest Income
Hypothetical rate change (ramp over 12 months)	Amount	% Change
+3%	$50,196	3.32%
+2%	$50,008	2.94%
+1%	$49,363	1.61%
0%	$48,582	0.00%
-1%	$47,315	-2.61%
-2%	$46,160	-4.99%
-3%	$45,727	-5.88%

	Estimated Resulting Theoretical Market Value of Equity
Hypothetical rate change (immediate shock)	Amount	% Change
+3%	$183,598	8.06%
+2%	$188,528	10.96%
+1%	$184,838	8.79%
0%	$169,908	0.00%
-1%	$145,669	-14.27%
-2%	$114,949	-32.35%
-3%	$91,103	-46.38%

PEOPLES BANCORP OF NORTH CAROLINA, INC.
Consolidated Financial Statements
December 31, 2018, 2017 and 2016

INDEX

PAGE(S)

Reports of Independent Registered Public Accounting Firm on the Consolidated Financial Statements	A-25 - A-27

Financial Statements

Consolidated Balance Sheets at December 31, 2018 and 2017	A-28

Consolidated Statements of Earnings for the years ended December 31, 2018, 2017 and 2016	A-29

Consolidated Statements of Comprehensive Income for the years ended December 31, 2018, 2017 and 2016	A-30

Consolidated Statements of Changes in Shareholders' Equity for the years ended December 31, 2018, 2017 and 2016	A-31

Consolidated Statements of Cash Flows for the years ended December 31, 2018, 2017 and 2016	A-32 - A-33

Notes to Consolidated Financial Statements	A-34 - A-68

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Peoples Bancorp of North Carolina, Inc.

Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Peoples Bancorp of North Carolina, Inc. and its subsidiaries (the Company) as of December 31, 2018 and 2017, the related consolidated statements of earnings, comprehensive income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2018, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013, and our report dated March 14, 2019 expressed an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Elliott Davis, PLLC

We have served as the Company's auditor since 2015.

Charlotte, North Carolina
March 14, 2019

  elliottdavis.com

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Peoples Bancorp of North Carolina, Inc.:

Opinion on the Internal Control Over Financial Reporting
We have audited Peoples Bancorp of North Carolina, Inc.'s (the Company) internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013. In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of the Company as of December 31, 2018 and 2017, the related consolidated statements of earnings, comprehensive income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2018, and the related notes to the consolidated financial statements and our report dated March 14, 2019 expressed an unqualified opinion.

Basis for Opinion
The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting in the accompanying Management’s Annual Report on Internal Controls over Financial Reporting Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

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

elliottdavis.com

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

/s/ Elliott Davis, PLLC

Charlotte, North Carolina
March 14, 2019

PEOPLES BANCORP OF NORTH CAROLINA, INC.
Consolidated Balance Sheets
December 31, 2018 and December 31, 2017
(Dollars in thousands)

	December 31,	December 31,
Assets	2018	2017

Cash and due from banks, including reserve requirements	$40,553	53,186
of $8,918 at 12/31/18 and $7,472 at 12/31/17
Interest-bearing deposits	2,817	4,118
Cash and cash equivalents	43,370	57,304

Investment securities available for sale	194,578	229,321
Other investments	4,361	1,830
Total securities	198,939	231,151

Mortgage loans held for sale	680	857

Loans	804,023	759,764
Less allowance for loan losses	(6,445)	(6,366)
Net loans	797,578	753,398

Premises and equipment, net	18,450	19,911
Cash surrender value of life insurance	15,936	15,552
Other real estate	27	118
Accrued interest receivable and other assets	18,271	13,875
Total assets	$1,093,251	1,092,166

Liabilities and Shareholders' Equity

Deposits:
Noninterest-bearing demand	$298,817	285,406
NOW, MMDA & savings	475,223	498,445
Time, $250,000 or more	16,239	18,756
Other time	86,934	104,345
Total deposits	877,213	906,952

Securities sold under agreements to repurchase	58,095	37,757
Junior subordinated debentures	20,619	20,619
Accrued interest payable and other liabilities	13,707	10,863
Total liabilities	969,634	976,191

Commitments (Note 10)

Shareholders' equity:
Series A preferred stock, $1,000 stated value; authorized
5,000,000 shares; no shares issued and outstanding	-	-
Common stock, no par value; authorized
20,000,000 shares; issued and outstanding 5,995,256 shares
at December 31, 2018 and December 31, 2017	62,096	62,096
Retained earnings	60,535	50,286
Accumulated other comprehensive income	986	3,593
Total shareholders' equity	123,617	115,975

Total liabilities and shareholders' equity	$1,093,251	1,092,166

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.
Consolidated Statements of Earnings
For the Years Ended December 31, 2018, 2017 and 2016
(Dollars in thousands, except per share amounts)

	2018	2017	2016

Interest income:
Interest and fees on loans	$38,654	34,888	32,452
Interest on due from banks	304	219	123
Interest on investment securities:
U.S. Government sponsored enterprises	2,333	2,404	2,531
States and political subdivisions	3,877	4,236	4,454
Other	182	202	249
Total interest income	45,350	41,949	39,809

Interest expense:
NOW, MMDA & savings deposits	769	598	495
Time deposits	472	466	586
FHLB borrowings	-	662	1,661
Junior subordinated debentures	790	590	485
Other	115	61	44
Total interest expense	2,146	2,377	3,271

Net interest income	43,204	39,572	36,538

Provision for (reduction of) loan losses	790	(507)	(1,206)

Net interest income after provision for loan losses	42,414	40,079	37,744

Non-interest income:
Service charges	4,355	4,453	4,497
Other service charges and fees	705	593	890
Gain on sale of securities	15	-	729
Mortgage banking income	851	1,190	1,428
Insurance and brokerage commissions	824	761	632
Appraisal management fee income	3,206	3,306	3,146
Gain (loss) on sales and write-downs of
other real estate	17	(239)	64
Miscellaneous	6,193	5,300	4,850
Total non-interest income	16,166	15,364	16,236

Non-interest expense:
Salaries and employee benefits	21,530	20,058	19,264
Occupancy	7,170	6,701	6,765
Professional fees	1,525	1,236	2,439
Advertising	922	1,195	1,136
Debit card expense	994	1,248	1,141
FDIC insurance	328	347	494
Appraisal management fee expense	2,460	2,526	2,260
Other	7,645	7,917	8,743
Total non-interest expense	42,574	41,228	42,242

Earnings before income taxes	16,006	14,215	11,738

Income tax expense	2,624	3,947	2,561

Net earnings	$13,382	10,268	9,177

Basic net earnings per share	$2.23	1.71	1.53
Diluted net earnings per share	$2.22	1.69	1.50
Cash dividends declared per share	$0.52	0.44	0.35

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.
Consolidated Statements of Comprehensive Income
For the Years Ended December 31, 2018, 2017 and 2016
(Dollars in thousands)

	2018	2017	2016

Net earnings	$13,382	10,268	9,177

Other comprehensive income (loss):
Unrealized holding losses on securities
available for sale	(3,370)	(355)	(3,274)
Reclassification adjustment for gains on
securities available for sale
included in net earnings	(15)	-	(729)

Total other comprehensive loss,
before income taxes	(3,385)	(355)	(4,003)

Income tax benefit related to other
comprehensive loss:

Unrealized holding losses on securities
available for sale	(774)	(354)	(1,196)
Reclassification adjustment for gains on
securities available for sale
included in net earnings	(4)	-	(284)

Total income tax benefit related to
other comprehensive loss	(778)	(354)	(1,480)

Total other comprehensive loss,
net of tax	(2,607)	(1)	(2,523)

Total comprehensive income	$10,775	10,267	6,654

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.
Consolidated Statements of Changes in Shareholders' Equity
For the Years Ended December 31, 2018, 2017 and 2016
(Dollars in thousands)

				Accumulated
	Common	Common		Other
	Stock	Stock	Retained	Comprehensive
	Shares	Amount	Earnings	Income	Total
Balance, December 31, 2015	5,510,538	$46,171	53,183	5,510	104,864

Common stock
repurchase	(92,738)	(1,984)	-	-	(1,984)
Cash dividends declared on
common stock	-	-	(2,106)	-	(2,106)
Net earnings	-	-	9,177	-	9,177
Change in accumulated other
comprehensive income,
net of tax	-	-	-	(2,523)	(2,523)
Balance, December 31, 2016	5,417,800	$44,187	60,254	2,987	107,428

Cash dividends declared on
common stock	-	-	(2,629)	-	(2,629)
10% stock dividend	544,844	16,994	(17,000)	-	(6)
Restricted stock units exercised	32,612	915	-	-	915
Net earnings	-	-	10,268	-	10,268
Change in accumulated other
comprehensive income due to
Tax Cuts and Jobs Act	-	-	(607)	607	-
Change in accumulated other
comprehensive income,
net of tax	-	-	-	(1)	(1)
Balance, December 31, 2017	5,995,256	$62,096	50,286	3,593	115,975

Cash dividends declared on
common stock	-	-	(3,133)	-	(3,133)
Net earnings	-	-	13,382	-	13,382
Change in accumulated other
comprehensive income,
net of tax	-	-	-	(2,607)	(2,607)
Balance, December 31, 2018	5,995,256	$62,096	60,535	986	123,617

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2018, 2017 and 2016
(Dollars in thousands)

	2018	2017	2016

Cash flows from operating activities:
Net earnings	$13,382	10,268	9,177
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation, amortization and accretion	4,571	5,018	5,423
Provision for (reduction of) loan losses	790	(507)	(1,206)
Deferred income taxes	78	2,120	1,097
Gain on sale of investment securities	(15)	-	(729)
Gain on sale of other real estate	(17)	-	(81)
Write-down of other real estate	-	239	17
Gain on sale of premises and equipment	(544)	-	-
Restricted stock expense	85	592	932
Proceeds from sales of loans held for sale	35,922	59,193	67,764
Origination of loans held for sale	(35,745)	(54,341)	(69,324)
Change in:
Cash surrender value of life insurance	(384)	(600)	(406)
Other assets	(3,695)	(3,982)	(636)
Other liabilities	2,759	594	211

Net cash provided by operating activities	17,187	18,594	12,239

Cash flows from investing activities:
Purchases of investment securities available for sale	(34,692)	(10,014)	(12,707)
Proceeds from sales, calls and maturities of investment securities
available for sale	48,241	10,162	4,053
Proceeds from paydowns of investment securities available for sale	15,556	17,202	20,675
Purchases of other investments	(2,611)	(45)	(255)
Proceeds from paydowns of other investment securities	117	-	-
Net change in FHLB stock	(4)	850	1,256
Net change in loans	(45,094)	(36,748)	(36,116)
Purchases of premises and equipment	(1,742)	(5,557)	(1,610)
Proceeds from sale of premises and equipment	1,410	-	-
Proceeds from sale of other real estate and repossessions	232	44	1,083

Net cash used by investing activities	(18,587)	(24,106)	(23,621)

Cash flows from financing activities:
Net change in deposits	(29,739)	14,034	60,743
Net change in securities sold under agreement to repurchase	20,338	1,323	8,560
Proceeds from FHLB borrowings	-	1	6,000
Repayments of FHLB borrowings	-	(20,001)	(29,500)
Proceeds from FRB borrowings	1	1	1
Repayments of FRB borrowings	(1)	(1)	(1)
Proceeds from Fed Funds Purchased	4,277	187	9,112
Repayments of Fed Funds Purchased	(4,277)	(187)	(9,112)
Common stock repurchased	-	-	(1,984)
Cash dividends paid in lieu of fractional shares	-	(6)	-
Cash dividends paid on common stock	(3,133)	(2,629)	(2,106)

Net cash (used) provided by financing activities	(12,534)	(7,278)	41,713

Net change in cash and cash equivalents	(13,934)	(12,790)	30,331

Cash and cash equivalents at beginning of period	57,304	70,094	39,763

Cash and cash equivalents at end of period	$43,370	57,304	70,094

PEOPLES BANCORP OF NORTH CAROLINA, INC.
Consolidated Statements of Cash Flows, continued
For the Years Ended December 31, 2018, 2017 and 2016
(Dollars in thousands)

	2018	2017	2016

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$2,128	2,526	3,415
Income taxes	$1,163	2,408	2,028

Noncash investing and financing activities:
Change in unrealized (loss) gain on investment securities
available for sale, net	$(2,607)	(1)	(2,523)
Transfer of loans to other real estate and repossessions	$124	118	563
Issuance of accrued restricted stock units	$-	(915)	-

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

The Bank commenced business in 1912 upon receipt of its banking charter from the North Carolina Commissioner of Banks (the “Commissioner”). The Bank is primarily regulated by the Commissioner and the Federal Deposit Insurance Corporation (the “FDIC”) and undergoes periodic examinations by these regulatory agencies. The Bank, whose main office is in Newton, North Carolina, provides a full range of commercial and consumer banking services primarily in Catawba, Alexander, Lincoln, Mecklenburg, Iredell, Wake and Durham counties in North Carolina.

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

Investment Securities
There are three classifications the Company is able to classify its investment securities: trading, available for sale, or held to maturity. Trading securities are bought and held principally for sale in the near term. Held to maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All other securities not included in trading or held to maturity are classified as available for sale. At December 31, 2018 and 2017, the Company classified all of its investment securities as available for sale.

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

There were no significant changes in the estimation methods or fundamental assumptions used in the evaluation of the allowance for loan losses for the year ended December 31, 2018 as compared to the year ended December 31, 2017. Revisions, estimates and assumptions may be made in any period in which the supporting factors indicate that loss levels may vary from the previous estimates.

Effective December 31, 2012, certain mortgage loans from the former Banco division of the Bank were analyzed separately from other single family residential loans in the Bank’s loan portfolio. These loans are first mortgage loans made to the Latino market, primarily in Mecklenburg, North Carolina and surrounding counties. These loans are non-traditional mortgages in that the customer normally did not have a credit history, so all credit information was accumulated by the loan officers.

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

Mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of mortgage loans serviced for others was approximately $866,000, $1.0 million and $1.4 million at December 31, 2018, 2017 and 2016, respectively.

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

Stock-Based Compensation
The Company has an Omnibus Stock Ownership and Long Term Incentive Plan that was approved by shareholders on May 7, 2009 (the “Plan”) whereby certain stock-based rights, such as stock options, restricted stock, restricted stock units, performance units, stock appreciation rights or book value shares, may be granted to eligible directors and employees. A total of 280,933 shares are currently reserved for possible issuance under the Plan. All stock-based rights under the Plan must be granted or awarded by May 7, 2019 (i.e., ten years from the Plan effective date).

The Company granted 32,465 restricted stock units under the Plan at a grant date fair value of $7.18 per share during the first quarter of 2012, of which 5,891 restricted stock units were forfeited by the executive officers of the Company as required by the agreement with the U.S. Department of the Treasury in conjunction with the Company’s participation in the Capital Purchase Program under the Troubled Asset Relief Program. In July 2012, the Company granted 5,891 restricted stock units at a grant date fair value of $7.50 per share. The Company granted 29,475 restricted stock units under the Plan at a grant date fair value of $10.82 per share during the second quarter of 2013. The Company granted 23,162 restricted stock units under the Plan at a grant date fair value of $14.27 per share during the first quarter of 2014. The Company granted 16,583 restricted stock units under the Plan at a grant date fair value of $16.34 per share during the first quarter of 2015. The Company granted 5,544 restricted stock units under the Plan at a grant date fair value of $16.91 per share during the first quarter of 2016. The Company granted 4,114 restricted stock units under the Plan at a grant date fair value of $25.00 per share during the first quarter of 2017. The Company granted 3,725 restricted stock units under the Plan at a grant date fair value of $31.43 per share during the first quarter of 2018. The number of restricted stock units granted and grant date fair values have been restated to reflect the 10% stock dividend during the fourth quarter of 2017. The Company recognizes compensation expense on the restricted stock units over the period of time the restrictions are in place (five years from the grant date for the 2012 grants, four years from the grant date for the 2013, 2015, 2016, 2017 and 2018 grants and three years from the grant date for the 2014 grants). The amount of expense recorded each period reflects the changes in the Company’s stock price during such period. As of December 31, 2018, the total unrecognized compensation expense related to the restricted stock unit grants under the Plan was $165,000.

The Company recognized compensation expense for restricted stock units granted under the Plan of $85,000, $592,000 and $932,000 for the years ended December 31, 2018, 2017 and 2016, respectively.

Net Earnings Per Share
Net earnings per common share is based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per common share. The average market price during the year is used to compute equivalent shares.

The reconciliations of the amounts used in the computation of both “basic earnings per common share” and “diluted earnings per common share” for the years ended December 31, 2018, 2017 and 2016 are as follows:

For the year ended December 31, 2018

	Net Earnings (Dollars in thousands)	Weighted Average Number of Shares	Per Share Amount
Basic earnings per share	$13,382	5,995,256	$2.23
Effect of dilutive securities:
Restricted stock units	-	20,240
Diluted earnings per share	$13,382	6,015,496	$2.22

For the year ended December 31, 2017

	Net Earnings (Dollars in thousands)	Weighted Average Number of Shares	Per Share Amount
Basic earnings per share	$10,268	5,988,183	$1.71
Effect of dilutive securities:
Restricted stock units	-	74,667
Diluted earnings per share	$10,268	6,062,850	$1.69

For the year ended December 31, 2016

	Net Earnings (Dollars in thousands)	Weighted Average Number of Shares	Per Share Amount
Basic earnings per share	$9,177	6,024,970	$1.53
Effect of dilutive securities:
Restricted stock units	-	77,807
Diluted earnings per share	$9,177	6,102,777	$1.50

In November 2017, the Board of Directors of the Company declared a 10% stock dividend. As a result of the stock dividend, each shareholder received one new share of stock for every ten shares of stock they held as of the record date of December 4, 2017. The payable date for the stock dividend was December 15, 2017. All previously reported per share amounts have been restated to reflect this stock dividend.

Recent Accounting Pronouncements

The following tables provide a summary of Accounting Standards Updates (“ASU”) issued by the Financial Accounting Standards Board (“FASB”)that the Company has recently adopted.

Recently Adopted Accounting Guidance

ASU	Description	Effective Date	Effect on Financial Statements or Other Significant Matters
ASU 2014-09: Revenue from Contracts with Customers
Provides guidance on the recognition of revenue from contracts with customers. The core principle of this guidance is that an entity should recognize revenue to reflect the transfer of goods and services to customers in an amount equal to the consideration the entity receives or expects to receive.
		January 1, 2018	See section titled "ASU 2014-09" below for a despription of the effect on the Company’s results of operations, financial position and disclosures.
ASU 2016-01: Recognition and Measurement of Financial Assets and Financial Liabilities	Addresses certain aspects of recognition, measurement, presentation, and disclosure of financial instruments.	January 1, 2018	The adoption of this guidance did not have a material impact on the Company’s results of operations, financial position or disclosures.
ASU 2017-01: Clarifying the Definition of a Business	Adds guidance to assist companies and other reporting organizations with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses.	January 1, 2018	The adoption of this guidance did not have a material impact on the Company’s results of operations, financial position or disclosures.
ASU 2017-05: Clarifying the Scope of Asset Derecognition Guidance and Accounting for Partial Sales of Nonfinancial Assets
Clarifies the scope of established guidance on nonfinancial asset derecognition (issued as part of the new revenue standard, ASU 2014-09, Revenue from Contracts with Customers), as well as the accounting for partial sales of nonfinancial assets.
		January 1, 2018	The adoption of this guidance did not have a material impact on the Company’s results of operations, financial position or disclosures.

ASU	Description	Effective Date	Effect on Financial Statements or Other Significant Matters
ASU 2017-07: Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Costs	Amended the requirements related to the income statement presentation of the components of net periodic beneﬁt cost for an entity’s sponsored deﬁned beneﬁt pension and other postretirement plans.	January 1, 2018	The adoption of this guidance did not have a material impact on the Company’s results of operations, financial position or disclosures.
ASU 2017-09: Scope of Modification Accounting	Amended the requirements related to changes to the terms or conditions of a share-based payment award.	January 1, 2018	The adoption of this guidance did not have a material impact on the Company’s results of operations, financial position or disclosures.
ASU 2017-13: Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842)
Updated the Revenue from Contracts with Customers and the Leases Topics of the Accounting Standards Codification (“ASC”). The amendments incorporate into the ASC recent Securities Exchange Commission (“SEC”) guidance about certain public business entities (“PBEs”) electing to use the non-PBE effective dates solely to adopt the FASB’s new standards on revenue and leases.
		Effective upon issuance	The adoption of this guidance did not have a material impact on the Company’s results of operations, financial position or disclosures.
ASU 2017-14: Income Statement—Reporting Comprehensive, Income (Topic 220), Revenue Recognition (Topic 605), and Revenue from Contracts with Customers (Topic 606)	Incorporates into the ASC recent SEC guidance related to revenue recognition.	Effective upon issuance	The adoption of this guidance did not have a material impact on the Company’s results of operations, financial position or disclosures.
ASU 2018-02: Income Statement (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income	Requires companies to reclassify the stranded effects in other comprehensive income to retained earnings as a result of the change in the tax rates under the Tax Cuts and Jobs Act (“TCJA”).	Effective upon issuance
The Company opted to early adopt this pronouncement by retrospective application to each period in which the effect of the change in the tax rate under the TCJA is recognized. The impact of the reclassification from other comprehensive income to retained earnings at December 31, 2017 was $607,000.

ASU 2018-03: Technical Corrections and Improvements to Financial Instruments—Overall (Subtopic 825-10) Recognition and Measurement of Financial Assets and Financial Liabilities	Clarifies certain aspects of the guidance issued in ASU 2016-01.	January 1, 2018	The adoption of this guidance did not have a material impact on the Company’s results of operations, financial position or disclosures.
ASU 2018-04: Investments—Debt Securities (Topic 320) and Regulated Operations (Topic 980): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 117 and SEC Release No. 33-9273 (SEC Update)

Incorporates recent SEC guidance which was issued in order to make the relevant interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulation.
		Effective upon issuance	The adoption of this guidance did not have a material impact on the Company’s results of operations, financial position or disclosures.
ASU 2018-05: Income Taxes (Topic 740): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118 (SEC Update)	Incorporates recent SEC guidance related to the income tax accounting implications of the TCJA.	Effective upon issuance	The adoption of this guidance did not have a material impact on the Company’s results of operations, financial position or disclosures.
ASU 2018-06: Codification Improvements to Topic 942: Financial Services—Depository and Lending
Eliminates a reference to the Office of the Comptroller of the Currency’s Banking Circular 202, Accounting for Net Deferred Tax Charges, from the ASC. The Office of the Comptroller of the Currency published the guidance in 1985 but has since rescinded it.
		Effective upon issuance	The adoption of this guidance did not have a material impact on the Company’s results of operations, financial position or disclosures.

ASU 2014-09
The Company has applied ASU 2014-09 using a modified retrospective approach. The Company’s revenue is comprised of net interest income and noninterest income. The scope of ASU 2014-09 explicitly excludes net interest income as well as many other revenues for financial assets and liabilities including loans, leases, securities, and derivatives. Accordingly, the majority of the Company’s revenues are not affected. Appraisal management fee income and expense from the Bank’s subsidiary, CBRES, was reported as a net amount prior to March 31, 2018, which was included in miscellaneous non-interest income. This income and expense is now reported on separate line items under non-interest income and non-interest expense. See below for additional information related to revenue generated from contracts with customers.

Revenue and Method of Adoption
The majority of the Company’s revenue is derived primarily from interest income from receivables (loans) and securities. Other revenues are derived from fees received in connection with deposit accounts, investment advisory, and appraisal services. On January 1, 2018, the Company adopted the requirements of ASU 2014-09. The core principle of the new standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

The Company adopted ASU 2014-09 using the modified retrospective transition approach which does not require restatement of prior periods. The method was selected as there were no material changes in the timing of revenue recognition resulting in no comparability issues with prior periods. This adoption method is considered a change in accounting principle requiring additional disclosure of the nature of and reason for the change, which is solely a result of the adoption of the required standard. When applying the modified retrospective approach under ASU 2014-09, the Company has elected, as a practical expedient, to apply this approach only to contracts that were not completed as of January 1, 2018. A completed contract is considered to be a contract for which all (or substantially all) of the revenue was recognized in accordance with revenue guidance that was in effect before January 1, 2018. There were no uncompleted contracts as of January 1, 2018 for which application of the new standard required an adjustment to retained earnings.

The following disclosures involve the Company’s material income streams derived from contracts with customers which are within the scope of ASU 2014-09. Through the Company’s wholly-owned subsidiary, PIS, the Company contracts with a registered investment advisor to perform investment advisory services on behalf of the Company’s customers. The Company receives commissions from this third party investment advisor based on the volume of business that the Company’s customers do with such investment advisor. Total revenue recognized from these contracts for the year ended December 31, 2018 was $823,000. The Company utilizes third parties to contract with the Company’s customers to perform debit and credit card clearing services. These third parties pay the Company commissions based on the volume of transactions that they process on behalf of the Company’s customers. Total revenue recognized for the year ended December 31, 2018 from the contract with these third parties was $3.9 million. Through the Company’s wholly-owned subsidiary, REAS, the Company provides property appraisal services for negotiated fee amounts on a per appraisal basis. Total revenue recognized for the year ended December 31, 2018 from these contracts with customers was $597,000. Through the Company’s wholly-owned subsidiary, CBRES, the Company provides appraisal management services. Total revenue recognized for the year ended December 31, 2018 from these contracts with customers was $3.2 million. Due to the nature of the Company’s relationship with the customers that the Company provides services, the Company does not incur costs to obtain contracts and there are no material incremental costs to fulfill these contracts that should be capitalized.

Disaggregation of Revenue. The Company’s portfolio of services provided to the Company’s customers consists of over 50,000 active contracts. The Company has disaggregated revenue according to timing of the transfer of service. Total revenue for the year ended December 31, 2018 derived from contracts in which services are transferred at a point in time was approximately $8.5 million. None of the Company’s revenue is derived from contracts in which services are transferred over time. Revenue is recognized as the services are provided to the customers. Economic factors impacting the customers could affect the nature, amount, and timing of these cash flows, as unfavorable economic conditions could impair the customers’ ability to provide payment for services. For the Company’s deposit contracts, this risk is mitigated as the Company generally deducts payments from customers’ accounts as services are rendered. For the Company’s appraisal services, the risk is mitigated in that the appraisal is not released until payment is received.

              Contract Balances. The timing of revenue recognition, billings, and cash collections results in billed accounts receivable on the balance sheet. Most contracts call for payment by a charge or deduction to the respective customer account but there are some that require a receipt of payment from the customer.
              For fee per transaction contracts, the customers are billed as the transactions are processed. The Company has no contracts in which customers are billed in advance for services to be performed. These types of contracts would create contract liabilities or deferred revenue, as the customers pay in advance for services. There are no contract liabilities or accounts receivables balances that are material to the Company’s balance sheet.

Performance Obligations. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer, and is the unit of account in ASU 2014-09. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. Performance obligations are satisfied as the service is provided to the customer at a point in time. There are no significant financing components in the Company’s contracts. Excluding deposit and appraisal service revenues which are primarily billed at a point in time as a fee for services incurred, all other contracts within the scope of ASU 2014-09 contain variable consideration in that fees earned are derived from market values of accounts which determine the amount of consideration to which the Company is entitled. The variability is resolved when the services are provided. The contracts do not include obligations for returns, refunds, or warranties. The contracts are specific to the amounts owed to the Company for services performed during a period should the contracts be terminated.

Significant Judgements. All of the Company’s contracts create performance obligations that are satisfied at a point in time excluding some immaterial deposit revenues. Revenue is recognized as services are billed to the customers. Variable consideration does exist for contracts related to the Company’s contract with its registered investment advisor as some revenues earned pursuant to that contract are based on market values of accounts at the end of the period.

The following tables provide a summary of ASU’s issued by the FASB that the Company has not adopted as of December 31, 2018, which may impact the Company’s financial statements.

Recently Issued Accounting Guidance Not Yet Adopted

ASU	Description	Effective Date	Effect on Financial Statements or Other Significant Matters
ASU 2016-02: Leases	Increases transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements.	January 1, 2019
The Company expects to adopt this guidance using the modified retrospective method and practical expedients for transition. The practical expedients allow the Company to largely account for its existing leases consistent with current guidance except for the incremental balance sheet recognition for lessees. The adoption of this guidance is not expected to have a material impact on the Company’s results of operations, financial position or disclosures. The Company epects to record an increase in assets and liabilities of approximatley $4.4 million as a result of recording lease contracts where the Company is lessee and expects to adopt the new guidance prospectively as of January 1, 2019 and to not restate comparative periods.

ASU 2016-13: Measurement of Credit Losses on Financial Instruments	Provides guidance to change the accounting for credit losses and modify the impairment model for certain debt securities.	January 1, 2020 Early adoption permitted
The Company will apply this guidance through a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption. The Company is still evaluating the impact of this guidance on its consolidated financial statements. The Company has formed a Current Expected Credit Losses (“CECL”) committee and implemented a model from a third-party vendor for running CECL calculations. The Company is currently developing CECL model assumptions and comparing results to current allowance for loan loss calculations. The Company plans to run parallel calculations leading up to the effective date of this guidance to ensure it is prepared for implementation by the effective date. In addition to the Company’s allowance for loan losses, it will also record an allowance for credit losses on debt securities instead of applying the impairment model currently utilized. The amount of the adjustments will be impacted by each portfolio’s composition and credit quality at the adoption date as well as economic conditions and forecasts at that time.

ASU 2017-04: Simplifying the Test for Goodwill Impairment	Provides guidance to simplify the accounting related to goodwill impairment.	January 1, 2020	The adoption of this guidance is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.
ASU 2017-08: Premium Amortization on Purchased Callable Debt Securities	Amended the requirements related to the amortization period for certain purchased callable debt securities held at a premium.	January 1, 2019	The adoption of this guidance is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

ASU	Description	Effective Date	Effect on Financial Statements or Other Significant Matters
ASU 2018-11: Leases (Topic 842): Targeted Improvements	Intended to reduce costs and ease implementation of ASU 2016-02.	January 1, 2019	The adoption of this guidance is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.
ASU 2018-13: Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement (Topic 820)	Updates the disclosure requirements on fair value measurements in ASC 820, Fair Value Measurement.	January 1, 2020	The adoption of this guidance is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.
ASU 2018-14: Disclosure Framework—Changes to the Disclosure Requirements for Defined Benefit Plans (Subtopic 715-20)	Updates disclosure requirements for employers that sponsor defined benefit pension or other postretirement plans.	January 1, 2021	The adoption of this guidance is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.
ASU 2018-15: Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40)	Reduces complexity of the accounting for costs of implementing a cloud computing service arrangement.	January 1, 2020	The adoption of this guidance is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.
ASU 2018-16: Inclusion of the Secured Overnight Financing Rate (SOFR) Overnight Index Swap (OIS) Rate as a Benchmark Interest Rate for Hedge Accounting Purposes	Expand the list of U.S. benchmark interest rates permitted in the application of hedge accounting.	January 1, 2019	The adoption of this guidance is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.
ASU 2018-17: Targeted Improvements to Related Party Guidance for Variable Interest Entities
Amended the Consolidation topic of the ASC for determining whether a decision-making fee is a variable interest. The amendments require organizations to consider indirect interests held through related parties under common control on a proportional basis rather than as the equivalent of a direct interest in its entirety.
January 1, 2020 Early adoption permitted
The Company does not intend to adopt this guidance early. The adoption of this guidance is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

ASU 2018-18: Clarifying the Interaction between Topic 808 and Topic 606	Clarifies the interaction between the guidance for certain collaborative arrangements and the new revenue recognition financial accounting and reporting standard.	January 1, 2020 Early adoption permitted
The Company does not intend to adopt this guidance early. The adoption of this guidance is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

ASU 2018-19: Codification Improvements to Topic 326, Financial Instruments—Credit Losses
Aligns the implementation date of the topic for annual financial statements of nonpublic companies with the implementation date for their interim financial statements. The guidance also clarifies that receivables arising from operating leases are not within the scope of the topic, but rather, should be accounted for in accordance with the leases topic.
		January 1, 2020 Early adoption permitted	See comments for ASU 2016-13 above.
ASU 2018-20: Narrow- Scope Improvements for Lessors
Provides narrow-scope improvements for lessors, that provide relief in the accounting for sales, use and similar taxes, the accounting for other costs paid by a lessee that may benefit a lessor, and variable payments when contracts have lease and non-lease components.
		January 1, 2019	See comments for ASU 2016-02 above.

               Other accounting standards that have been issued or proposed by FASB or other standards-setting bodies are not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

Reclassification
Certain amounts in the 2017 and 2016 consolidated financial statements have been reclassified to conform to the 2018 presentation.

(2)
Investment Securities

Investment securities available for sale at December 31, 2018 and 2017 are as follows:

(Dollars in thousands)

	December 31, 2018
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$52,145	516	558	52,103
U.S. Government
sponsored enterprises	35,356	71	793	34,634
State and political subdivisions	105,545	2,089	43	107,591
Trust preferred securities	250	-	-	250
Total	$193,296	2,676	1,394	194,578

(Dollars in thousands)

	December 31, 2017
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$53,124	814	329	53,609
U.S. Government
sponsored enterprises	40,504	140	264	40,380
State and political subdivisions	129,276	4,310	16	133,570
Corporate bonds	1,500	12	-	1,512
Trust preferred securities	250	-	-	250
Total	$224,654	5,276	609	229,321

The current fair value and associated unrealized losses on investments in debt securities with unrealized losses at December 31, 2018 and 2017 are summarized in the tables below, with the length of time the individual securities have been in a continuous loss position.

(Dollars in thousands)
	December 31, 2018
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$6,932	56	17,670	502	24,602	558
U.S. Government
sponsored enterprises	1,784	69	25,172	724	26,956	793
State and political subdivisions	4,815	26	1,578	17	6,393	43
Total	$13,531	151	44,420	1,243	57,951	1,394

(Dollars in thousands)
	December 31, 2017
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$8,701	75	11,259	254	19,960	329
U.S. Government
sponsored enterprises	12,661	98	10,067	166	22,728	264
State and political subdivisions	798	2	1,501	14	2,299	16
Total	$22,160	175	22,827	434	44,987	609

At December 31, 2018, unrealized losses in the investment securities portfolio relating to debt securities totaled $1.4 million. The unrealized losses on these debt securities arose due to changing interest rates and are considered to be temporary. From the December 31, 2018 tables above, 11 out of 130 securities issued by state and political subdivisions contained unrealized losses and 31 out of 46 securities issued by U.S. Government sponsored enterprises, including mortgage-backed securities, contained unrealized losses. These                unrealized losses are considered temporary because of acceptable financial condition and results of operations on each security and the repayment sources of principal and interest on U.S. Government sponsored enterprises, including mortgage-backed securities, are government backed.

The Company periodically evaluates its investments for any impairment which would be deemed other-than-temporary.   No investment impairments were deemed other-than-temporary in 2018, 2017 or 2016.

The amortized cost and estimated fair value of investment securities available for sale at December 31, 2018, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

December 31, 2018
(Dollars in thousands)
	Amortized Cost	Estimated Fair Value
Due within one year	$21,379	21,426
Due from one to five years	80,932	82,325
Due from five to ten years	32,271	32,174
Due after ten years	6,569	6,550
Mortgage-backed securities	52,145	52,103
Total	$193,296	194,578

During 2018, proceeds from sales of securities available for sale were $36.0 million and resulted in gross gains of $15,000. No securities available for sale were sold during the year ended December 31, 2017. During 2016, proceeds from sales of securities available for sale were $1.5 million and resulted in gross gains of $729,000.

Securities with a fair value of approximately $93.0 million and $105.6 million at December 31, 2018 and 2017, respectively, were pledged to secure public deposits, Federal Home Loan Bank of Atlanta (“FHLB”) borrowings and for other purposes as required by law.

GAAP establishes a framework for measuring fair value and expands disclosures about fair value measurements. There is a three-level fair value hierarchy for fair value measurements. Level 1 inputs are quoted prices in active markets for identical assets or liabilities that a company has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability. The table below presents the balance of securities available for sale, which are measured at fair value on a recurring basis by level within the fair value hierarchy as of December 31, 2018 and 2017.

(Dollars in thousands)
	December 31, 2018
	Fair Value Measurements	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage-backed securities	$52,103	-	52,103	-
U.S. Government
sponsored enterprises	$34,634	-	34,634	-
State and political subdivisions	$107,591	-	107,591	-
Trust preferred securities	$250	-	-	250

(Dollars in thousands)
	December 31, 2017
	Fair Value Measurements	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage-backed securities	$53,609	-	53,609	-
U.S. Government
sponsored enterprises	$40,380	-	40,380	-
State and political subdivisions	$133,570	-	133,570	-
Corporate bonds	$1,512	-	1,512	-
Trust preferred securities	$250	-	-	250

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

The following is an analysis of fair value measurements of investment securities available for sale using Level 3, significant unobservable inputs, for the year ended December 31, 2018.

(Dollars in thousands)
Investment Securities Available for Sale
Level 3 Valuation
Balance, beginning of period	$250
Change in book value	-
Change in gain/(loss) realized and unrealized	-
Purchases/(sales and calls)	-
Transfers in and/or (out) of Level 3	-
Balance, end of period	$250

Change in unrealized gain/(loss) for assets still held in Level 3	$-

 (3)
Loans

Major classifications of loans at December 31, 2018 and 2017 are summarized as follows:

(Dollars in thousands)
	December 31, 2018	December 31, 2017
Real estate loans:
Construction and land development	$94,178	84,987
Single-family residential	252,983	246,703
Single-family residential -
Banco de la Gente non-traditional	34,261	37,249
Commercial	270,055	248,637
Multifamily and farmland	33,163	28,937
Total real estate loans	684,640	646,513

Loans not secured by real estate:
Commercial loans	97,465	89,022
Farm loans	926	1,204
Consumer loans	9,165	9,888
All other loans	11,827	13,137

Total loans	804,023	759,764

Less allowance for loan losses	6,445	6,366

Net loans	$797,578	753,398

The above table includes deferred costs, net of deferred fees, totaling $1.6 million at December 31, 2018 and 2017.

The Bank grants loans and extensions of credit primarily within the Catawba Valley region of North Carolina, which encompasses Catawba, Alexander, Iredell and Lincoln counties and also in Mecklenburg, Wake and Durham counties of North Carolina. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate, the value of which is dependent upon the real estate market. Risk characteristics of the major components of the Bank’s loan portfolio are discussed below:

●
Construction and land development loans – The risk of loss is largely dependent on the initial estimate of whether the property’s value at completion equals or exceeds the cost of property construction and the availability of take-out financing. During the construction phase, a number of factors can result in delays or cost overruns. If the estimate is inaccurate or if actual construction costs exceed estimates, the value of the property securing the loan may be insufficient to ensure full repayment when completed through a permanent loan, sale of the property, or by seizure of collateral. As of December 31, 2018, construction and land development loans comprised approximately 12% of the Bank’s total loan portfolio.

●
Single-family residential loans – Declining home sales volumes, decreased real estate values and higher than normal levels of unemployment could contribute to losses on these loans. As of December 31, 2018, single-family residential loans comprised approximately 36% of the Bank’s total loan portfolio, including Banco single-family residential non-traditional loans which were approximately 4% of the Bank’s total loan portfolio.

●
Commercial real estate loans – Repayment is dependent on income being generated in amounts sufficient to cover operating expenses and debt service. These loans also involve greater risk because they are generally not fully amortizing over a loan period, but rather have a balloon payment due at maturity. A borrower’s ability to make a balloon payment typically will depend on being able to either refinance the loan or timely sell the underlying property. As of December 31, 2018, commercial real estate loans comprised approximately 34% of the Bank’s total loan portfolio.

●
Commercial loans – Repayment is generally dependent upon the successful operation of the borrower’s business. In addition, the collateral securing the loans may depreciate over time, be difficult to appraise, be illiquid, or fluctuate in value based on the success of the business. As of December 31, 2018, commercial loans comprised approximately 12% of the Bank’s total loan portfolio.

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

The following tables present an age analysis of past due loans, by loan type, as of December 31, 2018 and 2017:

December 31, 2018
(Dollars in thousands)
	Loans 30-89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Total Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
Real estate loans:
Construction and land development	$3	-	3	94,175	94,178	-
Single-family residential	4,162	570	4,732	248,251	252,983	-
Single-family residential -
Banco de la Gente non-traditional	4,627	580	5,207	29,054	34,261	-
Commercial	228	-	228	269,827	270,055	-
Multifamily and farmland	-	-	-	33,163	33,163	-
Total real estate loans	9,020	1,150	10,170	674,470	684,640	-

Loans not secured by real estate:
Commercial loans	445	90	535	96,930	97,465	-
Farm loans	-	-	-	926	926	-
Consumer loans	99	4	103	9,062	9,165	-
All other loans	-	-	-	11,827	11,827	-
Total loans	$9,564	1,244	10,808	793,215	804,023	-

December 31, 2017
(Dollars in thousands)
	Loans 30-89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Total Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
Real estate loans:
Construction and land development	$277	-	277	84,710	84,987	-
Single-family residential	3,241	193	3,434	243,269	246,703	-
Single-family residential -
Banco de la Gente non-traditional	4,078	465	4,543	32,706	37,249	-
Commercial	588	-	588	248,049	248,637	-
Multifamily and farmland	-	12	12	28,925	28,937	-
Total real estate loans	8,184	670	8,854	637,659	646,513	-

Loans not secured by real estate:
Commercial loans	53	100	153	88,869	89,022	-
Farm loans	-	-	-	1,204	1,204	-
Consumer loans	113	5	118	9,770	9,888	-
All other loans	-	-	-	13,137	13,137	-
Total loans	$8,350	775	9,125	750,639	759,764	-

The following table presents the Bank’s non-accrual loans as of December 31, 2018 and 2017:

(Dollars in thousands)
	December 31, 2018	December 31, 2017
Real estate loans:
Construction and land development	$1	14
Single-family residential	1,530	1,634
Single-family residential -
Banco de la Gente non-traditional	1,440	1,543
Commercial	244	396
Multifamily and farmland	-	12
Total real estate loans	3,215	3,599

Loans not secured by real estate:
Commercial loans	89	100
Consumer loans	10	12
Total	$3,314	3,711

At each reporting period, the Bank determines which loans are impaired. Accordingly, the Bank’s impaired loans are reported at their estimated fair value on a non-recurring basis. An allowance for each impaired loan that is collateral-dependent is calculated based on the fair value of its collateral. The fair value of the collateral is based on appraisals performed by REAS, a subsidiary of the Bank. REAS is staffed by certified appraisers that also perform appraisals for other companies. Factors, including the assumptions and techniques utilized by the appraiser, are considered by management. If the recorded investment in the impaired loan exceeds the measure of fair value of the collateral, a valuation allowance is recorded as a component of the allowance for loan losses. An allowance for each impaired loan that is not collateral dependent is calculated based on the present value of projected cash flows. If the recorded investment in the impaired loan exceeds the present value of projected cash flows, a valuation allowance is recorded as a component of the allowance for loan losses. Impaired loans under $250,000 are not individually evaluated for impairment with the exception of the Bank’s troubled debt restructured (“TDR”) loans in the residential mortgage loan portfolio, which are individually evaluated for impairment. Impaired loans collectively evaluated for impairment totaled $4.8 million and $4.9 million at December 31, 2018 and 2017, respectively. Accruing impaired loans were $22.8 million and $24.6 million at December 31, 2018 and December 31, 2017, respectively. Interest income recognized on accruing impaired loans was $1.3 million and $1.4 million for the years ended December 31, 2018 and 2017, respectively. No interest income is recognized on non-accrual impaired loans subsequent to their classification as non-accrual.

The following tables present the Bank’s impaired loans as of December 31, 2018, 2017 and 2016:

December 31, 2018
(Dollars in thousands)

	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Recorded Investment in Impaired Loans	Related Allowance	Average Outstanding Impaired Loans	YTD Interest Income Recognized
Real estate loans:
Construction and land development	$281	-	279	279	5	327	19
Single-family residential	5,059	422	4,188	4,610	32	6,271	261
Single-family residential -
Banco de la Gente non-traditional	16,424	-	15,776	15,776	1,042	14,619	944
Commercial	1,995	-	1,925	1,925	17	2,171	111
Total impaired real estate loans	23,759	422	22,168	22,590	1,096	23,388	1,335

Loans not secured by real estate:
Commercial loans	251	89	1	90	-	96	-
Consumer loans	116	-	113	113	2	137	7
Total impaired loans	$24,126	511	22,282	22,793	1,098	23,621	1,342

December 31, 2017
(Dollars in thousands)

	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Recorded Investment in Impaired Loans	Related Allowance	Average Outstanding Impaired Loans	YTD Interest Income Recognized
Real estate loans:
Construction and land development	$282	-	277	277	6	253	17
Single-family residential	5,226	1,135	3,686	4,821	41	5,113	265
Single-family residential -
Banco de la Gente non-traditional	17,360	-	16,805	16,805	1,149	16,867	920
Commercial	2,761	807	1,661	2,468	1	3,411	148
Multifamily and farmland	78	-	12	12	-	28	-
Total impaired real estate loans	25,707	1,942	22,441	24,383	1,197	25,672	1,350

Loans not secured by real estate:
Commercial loans	264	100	4	104	-	149	3
Consumer loans	158	-	154	154	2	194	9
Total impaired loans	$26,129	2,042	22,599	24,641	1,199	26,015	1,362

December 31, 2016
(Dollars in thousands)

	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Recorded Investment in Impaired Loans	Related Allowance	Average Outstanding Impaired Loans	YTD Interest Income Recognized
Real estate loans:
Construction and land development	$282	-	278	278	11	330	13
Single-family residential	5,354	703	4,323	5,026	47	7,247	164
Single-family residential -
Banco de la Gente non-traditional	18,611	-	18,074	18,074	1,182	17,673	861
Commercial	3,750	1,299	2,197	3,496	166	4,657	152
Multifamily and farmland	78	-	78	78	-	78	-
Total impaired real estate loans	28,075	2,002	24,950	26,952	1,406	29,985	1,190

Loans not secured by real estate:
Commercial loans	27	-	27	27	-	95	-
Consumer loans	211	-	202	202	3	222	8
Total impaired loans	$28,313	2,002	25,179	27,181	1,409	30,302	1,198

The fair value measurements for mortgage loans held for sale, impaired loans and other real estate on a non-recurring basis at December 31, 2018 and 2017 are presented below. The Company’s valuation methodology is discussed in Note 15.

(Dollars in thousands)
	Fair Value Measurements December 31, 2018	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage loans held for sale	$680	-	-	680
Impaired loans	$21,695	-	-	21,695
Other real estate	$27	-	-	27

(Dollars in thousands)
	Fair Value Measurements December 31, 2017	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage loans held for sale	$857	-	-	857
Impaired loans	$23,442	-	-	23,442
Other real estate	$118	-	-	118

Changes in the allowance for loan losses for the year ended December 31, 2018 were as follows:

(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single-Family Residential	Single-Family Residential - Banco de la Gente Non-traditional	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer and All Other	Unallocated	Total
Allowance for loan losses:
Beginning balance	$804	1,812	1,280	1,193	72	574	-	155	476	6,366
Charge-offs	(53)	(116)	-	(453)	(5)	(54)	-	(452)	-	(1,133)
Recoveries	10	106	-	105	1	32	-	168	-	422
Provision	52	(477)	(103)	433	15	74	-	290	506	790
Ending balance	$813	1,325	1,177	1,278	83	626	-	161	982	6,445

Ending balance: individually
evaluated for impairment	$-	-	1,023	15	-	-	-	-	-	1,038
Ending balance: collectively
evaluated for impairment	813	1,325	154	1,263	83	626	-	161	982	5,407
Ending balance	$813	1,325	1,177	1,278	83	626	-	161	982	6,445

Loans:
Ending balance	$94,178	252,983	34,261	270,055	33,163	97,465	926	20,992	-	804,023

Ending balance: individually
evaluated for impairment	$96	1,779	14,310	1,673	-	89	-	-	-	17,947
Ending balance: collectively
evaluated for impairment	$94,082	251,204	19,951	268,382	33,163	97,376	926	20,992	-	786,076

Changes in the allowance for loan losses for the year ended December 31, 2017 were as follows:

(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single-Family Residential	Single-Family Residential - Banco de la Gente Non-traditional	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer and All Other	Unallocated	Total
Allowance for loan losses:
Beginning balance	$1,152	2,126	1,377	1,593	52	675	-	204	371	7,550
Charge-offs	-	(249)	-	-	(66)	(194)	-	(473)	-	(982)
Recoveries	14	85	-	21	-	31	-	154	-	305
Provision	(362)	(150)	(97)	(421)	86	62	-	270	105	(507)
Ending balance	$804	1,812	1,280	1,193	72	574	-	155	476	6,366

Ending balance: individually
evaluated for impairment	$-	-	1,093	37	-	-	-	-	-	1,130
Ending balance: collectively
evaluated for impairment	804	1,812	187	1,156	72	574	-	155	476	5,236
Ending balance	$804	1,812	1,280	1,193	72	574	-	155	476	6,366

Loans:
Ending balance	$84,987	246,703	37,249	248,637	28,937	89,022	1,204	23,025	-	759,764

Ending balance: individually
evaluated for impairment	$98	1,855	15,460	2,251	-	100	-	-	-	19,764
Ending balance: collectively
evaluated for impairment	$84,889	244,848	21,789	246,386	28,937	88,922	1,204	23,025	-	740,000

Changes in the allowance for loan losses for the year ended December 31, 2016 were as follows:

(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single-Family Residential	Single-Family Residential - Banco de la Gente Non-traditional	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer and All Other	Unallocated	Total
Allowance for loan losses:
Beginning balance	$2,185	2,534	1,460	1,917	-	842	-	172	479	9,589
Charge-offs	(7)	(275)	-	(318)	-	(146)	-	(492)	-	(1,238)
Recoveries	10	55	-	19	-	170	-	151	-	405
Provision	(1,036)	(188)	(83)	(25)	52	(191)	-	373	(108)	(1,206)
Ending balance	$1,152	2,126	1,377	1,593	52	675	-	204	371	7,550

Ending balance: individually
evaluated for impairment	$-	-	1,160	159	-	-	-	-	-	1,319
Ending balance: collectively
evaluated for impairment	1,152	2,126	217	1,434	52	675	-	204	371	6,231
Ending balance	$1,152	2,126	1,377	1,593	52	675	-	204	371	7,550

Loans:
Ending balance	$61,749	240,700	40,189	247,521	21,047	87,596	-	25,009	-	723,811

Ending balance: individually
evaluated for impairment	$-	935	16,718	3,648	-	-	-	-	-	21,301
Ending balance: collectively
evaluated for impairment	$61,749	239,765	23,471	243,873	21,047	87,596	-	25,009	-	702,510

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

The following tables present the credit risk profile of each loan type based on internally assigned risk grades as of December 31, 2018 and 2017.

December 31, 2018
(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single-Family Residential	Single-Family Residential - Banco de la Gente Non-traditional	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer	All Other	Total

1- Excellent Quality	$504	5,795	-	-	-	605	-	673	-	7,577
2- High Quality	24,594	128,588	-	25,321	395	20,520	-	3,229	2,145	204,792
3- Good Quality	59,549	92,435	13,776	211,541	27,774	69,651	785	4,699	8,932	489,142
4- Management Attention	5,707	19,200	15,012	30,333	3,906	6,325	141	529	750	81,903
5- Watch	3,669	3,761	2,408	2,616	1,088	264	-	18	-	13,824
6- Substandard	155	3,204	3,065	244	-	100	-	17	-	6,785
7- Doubtful	-	-	-	-	-	-	-	-	-	-
8- Loss	-	-	-	-	-	-	-	-	-	-
Total	$94,178	252,983	34,261	270,055	33,163	97,465	926	9,165	11,827	804,023

December 31, 2017
(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single-Family Residential	Single-Family Residential - Banco de la Gente Non-traditional	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer	All Other	Total

1- Excellent Quality	$152	8,590	-	-	-	446	-	791	-	9,979
2- High Quality	20,593	120,331	-	34,360	561	17,559	-	3,475	2,410	199,289
3- Good Quality	53,586	89,120	14,955	196,439	25,306	65,626	1,085	5,012	9,925	461,054
4- Management Attention	4,313	20,648	15,113	13,727	1,912	5,051	119	562	802	62,247
5- Watch	6,060	4,796	3,357	3,671	1,146	223	-	23	-	19,276
6- Substandard	283	3,218	3,824	440	12	117	-	25	-	7,919
7- Doubtful	-	-	-	-	-	-	-	-	-	-
8- Loss	-	-	-	-	-	-	-	-	-	-
Total	$84,987	246,703	37,249	248,637	28,937	89,022	1,204	9,888	13,137	759,764

TDR loans modified in 2018, past due TDR loans and non-accrual TDR loans totaled $4.7 million and $4.5 million at December 31, 2018 and December 31, 2017, respectively. The terms of these loans have been renegotiated to provide a concession to original terms, including a reduction in principal or interest as a result of the deteriorating financial position of the borrower. There were $92,000 and $21,000 in performing loans classified as TDR loans at December 31, 2018 and December 31, 2017, respectively.

The following table presents an analysis of loan modifications during the year ended December 31, 2018:

Year ended December 31, 2018
(Dollars in thousands)
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Real estate loans:
Single-family residential	2	$94	94

Total TDR loans	2	$94	94

During the year ended December 31, 2018, two loans were modified that were considered to be new TDR loans. The interest rate was modified on these TDR loans.

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

There were no TDR loans with a payment default occurring within 12 months of the restructure date, and the payment default occurring during the years ended December 31, 2018 and 2017. TDR loans are deemed to be in default if they become past due by 90 days or more.

(4)
Premises and Equipment

Major classifications of premises and equipment at December 31, 2018 and 2017 are summarized as follows:

(Dollars in thousands)
	2018	2017

Land	$3,456	3,700
Buildings and improvements	19,357	19,312
Furniture and equipment	22,315	21,115
Construction in process	381	847

Total premises and equipment	45,509	44,974

Less accumulated depreciation	27,059	25,063

Total net premises and equipment	$18,450	19,911

The Company recognized approximately $2.3 million in depreciation expense for the year ended December 31, 2018. Depreciation expense was approximately $2.1 million and $2.1 million for the years ended December 31, 2017 and 2016, respectively.

The Company had $544,000 net gains on the sale of premises and equipment for the year ended December 31, 2018, which was primarily due to the sale of a Bank building that housed primarily administrative staff. Staff working at this location have been relocated to other Bank locations.

(5)
Time Deposits

At December 31, 2018, the scheduled maturities of time deposits are as follows:

(Dollars in thousands)

2019	$61,723
2020	21,566
2021	14,121
2022	2,618
2023 and thereafter	3,145

Total	$103,173

At December 31, 2018 and 2017, the Bank had approximately $3.4 million and $5.2 million, respectively, in time deposits purchased through third party brokers, including certificates of deposit participated through the Certificate of Deposit Account Registry Service (“CDARS”) on behalf of local customers. CDARS balances totaled $3.4 million and $5.2 million as of December 31, 2018 and 2017, respectively. The weighted average rate of brokered deposits as of December 31, 2018 and 2017 was 0.07% and 0.07%, respectively.

(6)
Federal Home Loan Bank and Federal Reserve Bank Borrowings

The Bank had no borrowings from the FHLB at December 31, 2018 and 2017. FHLB borrowings are collateralized by a blanket assignment on all residential first mortgage loans, home equity lines of credit and loans secured by multi-family real estate that the Bank owns. At December 31, 2018, the carrying value of loans pledged as collateral totaled approximately $140.0 million. The remaining availability under the line of credit with the FHLB was $84.9 million at December 31, 2018.

The Bank is required to purchase and hold certain amounts of FHLB stock in order to obtain FHLB borrowings. No ready market exists for the FHLB stock, and it has no quoted market value. The stock is redeemable at $100 per share subject to certain limitations set by the FHLB. The Bank owned $982,000 and $978,000 of FHLB stock, included in other investments, at December 31, 2018 and 2017, respectively.

The Bank prepaid FHLB borrowings totaling $20.0 million in 2017 with prepayment penalties totaling $508,000.

As of December 31, 2018 and 2017, the Bank had no borrowings from the Federal Reserve Bank (“FRB”). FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB. At December 31, 2018, the carrying value of loans pledged as collateral totaled approximately $442.6 million. Availability under the line of credit with the FRB was $335.8 million at December 31, 2018.

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

(8)
Income Taxes

On December 22, 2017, the President of the United States signed into law the TCJA. The TCJA includes a number of changes to existing U.S. tax laws that impact the Company, most notably a reduction of the U.S. corporate income tax rate from 34 percent to 21 percent for tax years beginning after December 31, 2017.

The Company recognized the income tax effects of the TCJA in its 2017 financial statements in accordance with Staff Accounting Bulletin No. 118, which provides SEC staff guidance for the application of ASC Topic 740, Income Taxes, in the reporting period in which the TCJA was signed into law. As such, the Company’s financial results reflect the income tax effects of the TCJA for which the accounting under ASC Topic 740 is complete and provisional amounts for those specific income tax effects of the TCJA for which the accounting under ASC Topic 740 is incomplete but a reasonable estimate could be determined. The Company did not identify items for which the income tax effects of the TCJA have not been completed and a reasonable estimate could not be determined as of December 31, 2017.

The provision for income taxes is summarized as follows:

(Dollars in thousands)
	2018	2017	2016
Current expense	$2,546	1,827	1,464
Deferred income tax expense	78	2,120	1,097
Total income tax	$2,624	3,947	2,561

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to earnings before income taxes are as follows:

(Dollars in thousands)
	2018	2017	2016
Tax expense at statutory rate (21% in 2018)	$3,361	4,833	3,991
State income tax, net of federal income tax effect	358	307	339
Tax-exempt interest income	(990)	(1,594)	(1,681)
Increase in cash surrender value of life insurance	(81)	(136)	(138)
Nondeductible interest and other expense	23	46	78
Impact of TCJA	-	588	-
Other	(47)	(97)	(28)
Total	$2,624	3,947	2,561

The following summarizes the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities. The net deferred tax asset is included as a component of other assets at December 31, 2018 and 2017.

(Dollars in thousands)
	2018	2017
Deferred tax assets:
Allowance for loan losses	$1,481	1,463
Accrued retirement expense	1,119	1,073
Federal credit carryforward	-	88
Restricted stock	262	243
Accrued bonuses	211	171
Interest income on nonaccrual loans	1	5
Other than temporary impairment	-	9
Total gross deferred tax assets	3,074	3,052

Deferred tax liabilities:
Deferred loan fees	379	365
Accumulated depreciation	610	498
Prepaid expenses	10	14
Other	5	28
Unrealized gain on available for sale securities	294	1,072
Total gross deferred tax liabilities	1,298	1,977

Net deferred tax asset	$1,776	1,075

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

The Company’s Federal income tax filings for years 2015 through 2018 were at year end 2018 open to audit under statutes of limitations by the Internal Revenue Service. The Company's North Carolina income tax returns are currently under audit for tax years 2014-2016, tax years 2017 and 2018 are open to audit under the statutes of limitations by the North Carolina Department of Revenue.

(9)
Related Party Transactions

The Company conducts transactions with its directors and executive officers, including companies in which they have beneficial interests, in the normal course of business. It is the policy of the Company that loan transactions with directors and officers are made on substantially the same terms as those prevailing at the time made for comparable loans to other persons. The following is a summary of activity for related party loans for 2018 and 2017:

(Dollars in thousands)
	2018	2017
Beginning balance	$3,679	4,503
New loans	8,030	5,879
Repayments	(8,517)	(6,703)
Ending balance	$3,192	3,679

At December 31, 2018 and 2017, the Company had deposit relationships with related parties of approximately $31.6 million and $26.6 million, respectively.

A director of the Company is an officer and partial owner of the construction company that renovated the Bank’s Corporate Center located at 518 West C Street, Newton, North Carolina during 2017. During 2017 the Company paid a total of approximately $2.6 million to this construction company for such renovation work. The Company did not make any payments to this construction company during 2018.

(10)
Commitments and Contingencies

The Company leases various office spaces for banking and operational facilities and equipment under operating lease arrangements. Future minimum lease payments required for all operating leases having a remaining term in excess of one year at December 31, 2018 are as follows:

(Dollars in thousands)

Year ending December 31,
2019	$820
2020	809
2021	793
2022	501
2023	393
Thereafter	1,624
Total minimum obligation	$4,940

Total rent expense was approximately $785,000, $756,000 and $752,000 for the years ended December 31, 2018, 2017 and 2016, respectively.

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

In most cases, the Bank requires collateral or other security to support financial instruments with credit risk.

(Dollars in thousands)
	Contractual Amount
	2018	2017
Financial instruments whose contract amount represent credit risk:

Commitments to extend credit	$268,708	233,972

Standby letters of credit and financial guarantees written	$3,651	3,325

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates and because they may expire without being drawn upon, the total commitment amount of $272.4 million does not necessarily represent future cash requirements.

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

At December 31, 2017, the Bank committed to invest $3.0 million in an income tax credit partnership owning and developing two multifamily housing developments in Charlotte, North Carolina, with $1.5 million allocated to each property. The Bank has funded $2.4 million of this commitment at December 31, 2018.

(11)
Employee and Director Benefit Programs

The Company has a profit sharing and 401(k) plan for the benefit of substantially all employees subject to certain minimum age and service requirements. Under the 401(k) plan, the Company matched employee contributions to a maximum of 4.00% of annual compensation in 2016, 2017 and 2018. The Company’s contribution pursuant to this formula was approximately $670,000, $622,000 and $565,000 for the years 2018, 2017 and 2016, respectively. Investments of the 401(k) plan are determined by a committee comprised of senior management. No investments in Company stock have been made by the 401(k) plan. Contributions to the 401(k) plan are vested immediately.

In December 2001, the Company initiated a postretirement benefit plan to provide retirement benefits to key officers and its Board of Directors and to provide death benefits for their designated beneficiaries. Under the postretirement benefit plan, the Company purchased life insurance contracts on the lives of the key officers and each director. The increase in cash surrender value of the contracts constitutes the Company’s contribution to the postretirement benefit plan each year. Postretirement benefit plan participants are to be paid annual benefits for a specified number of years commencing upon retirement. Expenses incurred for benefits relating to the postretirement benefit plan were approximately $423,000, $411,000 and $428,000 for the years 2018, 2017 and 2016, respectively.

The Company is currently paying medical benefits for certain retired employees. The Company did not incur any postretirement medical benefits expense in 2018, 2017 and 2016 due to an excess accrual balance.

The following table sets forth the change in the accumulated benefit obligation for the Company’s two postretirement benefit plans described above:

(Dollars in thousands)
	2018	2017

Benefit obligation at beginning of period	$4,361	4,174
Service cost	362	348
Interest cost	70	68
Benefits paid	(227)	(229)

Benefit obligation at end of period	$4,566	4,361

The amounts recognized in the Company’s Consolidated Balance Sheet as of December 31, 2018 and 2017 are shown in the following two tables:

(Dollars in thousands)
	2018	2017

Benefit obligation	$4,566	4,361
Fair value of plan assets	-	-

(Dollars in thousands)
	2018	2017

Funded status	$(4,566)	(4,361)
Unrecognized prior service cost/benefit	-	-
Unrecognized net actuarial loss	-	-

Net amount recognized	$(4,566)	(4,361)

Unfunded accrued liability	$(4,566)	(4,361)
Intangible assets	-	-

Net amount recognized	$(4,566)	(4,361)

Net periodic benefit cost of the Company’s postretirement benefit plans for the years ended December 31, 2018, 2017 and 2016 consisted of the following:

(Dollars in thousands)
	2018	2017	2016

Service cost	$362	348	346
Interest cost	70	68	67

Net periodic cost	$432	416	413

Weighted average discount rate assumption
used to determine benefit obligation	5.49%	5.49%	5.47%

The Company paid benefits under the two postretirement plans totaling $227,000 and $229,000 during the years ended December 31, 2018 and 2017, respectively. Information about the expected benefit payments for the Company’s two postretirement benefit plans is as follows:

(Dollars in thousands)

Year ending December 31,
2019	$235
2020	$353
2021	$353
2022	$342
2023	$342
Thereafter	$8,709

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

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of capital in relation to both on- and off-balance sheet items at various risk weights. Total capital consists of two tiers of capital. Tier 1 capital includes common shareholders’ equity and trust preferred securities less adjustments for intangible assets. Tier 2 capital consists of the allowance for loan losses, up to 1.25% of risk-weighted assets and other adjustments. Management believes, as of December 31, 2018, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2018, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There have been no conditions or events since that notification that management believes have changed the Bank’s category.

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

The Company’s and the Bank’s actual capital amounts and ratios are presented below:

(Dollars in thousands)
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2018:

Total Capital (to Risk-Weighted Assets)
Consolidated	$149,076	16.15%	91,133	9.88%	N/A	N/A
Bank	$146,640	15.91%	90,995	9.88%	92,147	10.00%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$142,631	15.46%	72,676	7.88%	N/A	N/A
Bank	$140,195	15.21%	72,566	7.88%	73,717	8.00%
Tier 1 Capital (to Average Assets)
Consolidated	$142,631	13.05%	43,723	4.00%	N/A	N/A
Bank	$140,195	12.76%	43,950	4.00%	54,937	5.00%
Common Equity Tier 1 (to Risk-Weighted Assets)
Consolidated	$122,631	13.29%	58,833	6.38%	N/A	N/A
Bank	$140,195	15.21%	58,744	6.38%	59,895	6.50%

(Dollars in thousands)
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2017:

Total Capital (to Risk-Weighted Assets)
Consolidated	$138,492	16.06%	79,758	9.25%	N/A	N/A
Bank	$136,299	15.83%	79,627	9.25%	86,084	10.00%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$132,126	15.32%	62,513	7.25%	N/A	N/A
Bank	$129,933	15.09%	62,411	7.25%	68,867	8.00%
Tier 1 Capital (to Average Assets)
Consolidated	$132,126	11.94%	44,255	4.00%	N/A	N/A
Bank	$129,933	11.69%	44,475	4.00%	55,594	5.00%
Common Equity Tier 1 (to Risk-Weighted Assets)
Consolidated	$112,126	13.00%	49,579	5.75%	N/A	N/A
Bank	$129,933	15.09%	49,498	5.75%	55,954	6.50%

 (13)
Shareholders’ Equity

Shareholders’ equity was $123.6 million, or 11.31% of total assets, as of December 31, 2018, compared to $116.0 million, or 10.62% of total assets, as of December 31, 2017. The increase in shareholders’ equity is primarily due to an increase in retained earnings due to net income.

Annualized return on average equity for the year ended December 31, 2018 was 10.81% compared to 8.78% for the year ended December 31, 2017. Total cash dividends paid on common stock were $3.1 million and $2.6 million for the years ended December 31, 2018 and 2017, respectively.

The Board of Directors, at its discretion, can issue shares of preferred stock up to a maximum of 5,000,000 shares. The Board is authorized to determine the number of shares, voting powers, designations, preferences, limitations and relative rights. The Board of Directors does not currently anticipate issuing shares of preferred stock.

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

(14)
Other Operating Income and Expense

Miscellaneous non-interest income for the years ended December 31, 2018, 2017 and 2016 included the following items:

(Dollars in thousands)
	2018	2017	2016
Visa debit card income	$3,911	3,757	3,589
Bank owned life insurance income	384	400	407
Gain (loss) on sale of capital assets	544	(32)	-
Other	1,354	1,175	854
	$6,193	5,300	4,850

Other non-interest expense for the years ended December 31, 2018, 2017 and 2016 included the following items:

(Dollars in thousands)
	2018	2017	2016
ATM expense	$542	673	658
Consulting	1,012	785	2,257
Data processing	466	426	418
Deposit program expense	586	539	371
Dues and subscriptions	421	354	451
FHLB advance prepayment penalty	-	508	1,260
Internet banking expense	603	720	710
Office supplies	503	517	465
Telephone	678	855	754
Other	2,834	2,540	1,399
	$7,645	7,917	8,743

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

The fair value presentation for recurring assets is presented in Note 2. There were no recurring liabilities at December 31, 2018 and 2017. The fair value presentation for non-recurring assets is presented in Note 3. There were no non-recurring liabilities at December 31, 2018 and 2017. The carrying amount and estimated fair value of the Company’s financial instruments at December 31, 2018 and 2017 are as follows:

(Dollars in thousands)
		Fair Value Measurements at December 31, 2018
	Carrying Amount	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$43,370	43,370	-	-	43,370
Investment securities available for sale	$194,578	-	194,328	250	194,578
Other investments	$4,361	-	-	4,361	4,361
Mortgage loans held for sale	$680	-	-	680	680
Loans, net	$797,578	-	-	748,917	748,917
Cash surrender value of life insurance	$15,936	-	15,936	-	15,936

Liabilities:
Deposits	$877,213	-	-	857,999	857,999
Securities sold under agreements
to repurchase	$58,095	-	58,095	-	58,095
Junior subordinated debentures	$20,619	-	20,619	-	20,619

(Dollars in thousands)
		Fair Value Measurements at December 31, 2017
	Carrying Amount	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$57,304	57,304	-	-	57,304
Investment securities available for sale	$229,321	-	229,071	250	229,321
Other investments	$1,830	-	-	1,830	1,830
Mortgage loans held for sale	$857	-	-	857	857
Loans, net	$753,398	-	-	735,837	735,837
Cash surrender value of life insurance	$15,552	-	15,552	-	15,552

Liabilities:
Deposits	$906,952	-	-	894,932	894,932
Securities sold under agreements
to repurchase	$37,757	-	37,757	-	37,757
Junior subordinated debentures	$20,619	-	20,619	-	20,619

(16)
Peoples Bancorp of North Carolina, Inc. (Parent Company Only) Condensed Financial Statements

Balance Sheets
December 31, 2018 and 2017
(Dollars in thousands)

Assets	2018	2017

Cash	$689	428
Interest-bearing time deposit	1,000	1,000
Investment in subsidiaries	141,181	133,781
Investment in PEBK Capital Trust II	619	619
Investment securities available for sale	250	250
Other assets	533	546

Total assets	$144,272	136,624

Liabilities and Shareholders' Equity

Junior subordinated debentures	$20,619	20,619
Liabilities	36	30
Shareholders' equity	123,617	115,975

Total liabilities and shareholders' equity	$144,272	136,624

Statements of Earnings
For the Years Ended December 31, 2018, 2017 and 2016
(Dollars in thousands)

Revenues:	2018	2017	2016

Interest and dividend income	$4,544	1,839	4,569
Gain on sale of securities	-	-	405

Total revenues	4,544	1,839	4,974

Expenses:

Interest	790	590	485
Other operating expenses	678	725	513

Total expenses	1,468	1,315	998

Income before income tax benefit and equity in
undistributed earnings of subsidiaries	3,076	524	3,976

Income tax benefit	299	434	178

Income before equity in undistributed
earnings of subsidiaries	3,375	958	4,154

Equity in undistributed earnings of subsidiaries	10,007	9,310	5,023

Net earnings	$13,382	10,268	9,177

Statements of Cash Flows
For the Years Ended December 31, 20178, 2017 and 2016
(Dollars in thousands)

	2018	2017	2016
Cash flows from operating activities:

Net earnings	$13,382	10,268	9,177
Adjustments to reconcile net earnings to net
cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(10,007)	(9,310)	(5,023)
Gain on sale of investment securities	-	-	(405)
Change in:
Other assets	13	(272)	61
Other liabilities	6	5	5

Net cash provided by operating activities	3,394	691	3,815

Cash flows from investing activities:

Proceeds from calls and maturities of investment securities
available for sale	-	500	669
In kind transfer from parent to Bank	-	-	10

Net cash provided by investing activities	-	500	679

Cash flows from financing activities:

Cash dividends paid on common stock	(3,133)	(2,629)	(2,106)
Cash in lieu stock dividend	-	(6)	-
Stock repurchase	-	-	(1,984)
Proceeds from exercise of restricted stock units	-	915	-

Net cash used by financing activities	(3,133)	(1,720)	(4,090)

Net change in cash	261	(529)	404

Cash at beginning of year	428	957	553

Cash at end of year	$689	428	957

Noncash investing and financing activities:
Change in unrealized gain on investment securities
available for sale, net	$(2,607)	(1)	(2,523)

(17)
Quarterly Data

(Dollars in thousands, except per share amounts)	First	Second	Third	Fourth	First	Second	Third	Fourth
Total interest income	$10,759	11,059	11,608	11,924	$10,064	10,461	10,698	10,726
Total interest expense	467	513	557	609	598	622	650	507
Net interest income	10,292	10,546	11,051	11,315	9,466	9,839	10,048	10,219

(Reduction of) provision for loan losses	31	231	110	418	(236)	49	(218)	(102)
Other income	3,736	4,016	3,915	4,499	3,442	3,929	4,159	3,834
Other expense	10,042	10,560	10,702	11,270	10,361	9,983	10,006	10,878
Income before income taxes	3,955	3,771	4,154	4,126	2,783	3,736	4,419	3,277

Income taxes (benefit)	652	595	687	690	578	925	1,177	1,267
Net earnings	3,303	3,176	3,467	3,436	2,205	2,811	3,242	2,010

Basic net earnings per share	$0.55	0.53	0.58	0.57	$0.36	0.47	0.54	0.34
Diluted net earnings per share	$0.55	0.53	0.57	0.57	$0.36	0.46	0.53	0.34

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

Douglas S. Howard
Vice President and Treasurer, Denver Equipment Company of Charlotte, Inc.

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