Form 10-K, Exhibit 13
period 2019-12-31
PEOPLES BANCORP OF NORTH CAROLINA INC
filed 2020-03-13
CIK 1093672

EXHIBIT (13)

The Annual Report to Security Holders is Appendix A to the Proxy Statement for the 2020 Annual Meeting of Shareholders and is incorporated herein by reference.

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

The Bank, founded in 1912, is a state-chartered commercial bank serving the citizens and business interests of the Catawba Valley and surrounding communities through 20 banking offices, as of December 31, 2019, located in Lincolnton, Newton, Denver, Catawba, Conover, Maiden, Claremont, Hiddenite, Hickory, Charlotte, Cornelius, Mooresville, Raleigh, and Cary North Carolina. The Bank also operates loan production offices in Charlotte, Denver and Durham, North Carolina. The Company’s fiscal year ends December 31. At December 31, 2019, the Company had total assets of $1.2 billion, net loans of $843.2 million, deposits of $966.5 million, total securities of $200.0 million, and shareholders’ equity of $134.1 million.

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

At December 31, 2019, the Company employed 306 full-time employees and 31 part-time employees, which equated to 326 full-time equivalent employees.

Subsidiaries
The Bank is a subsidiary of the Company. At December 31, 2019, the Bank had four subsidiaries, Peoples Investment Services, Inc., Real Estate Advisory Services, Inc., Community Bank Real Estate Solutions, LLC (“CBRES”) and PB Real Estate Holdings, LLC. Through a relationship with Raymond James Financial Services, Inc., Peoples Investment Services, Inc. provides the Bank’s customers access to investment counseling and non-deposit investment products such as stocks, bonds, mutual funds, tax deferred annuities, and related brokerage services. Real Estate Advisory Services, Inc. provides real estate appraisal and real estate brokerage services. CBRES serves as a “clearing-house” for appraisal services for community banks. Other banks are able to contract with CBRES to find and engage appropriate appraisal companies in the area where the property to be appraised is located. This type of service ensures that the appraisal process remains independent from the financing process within the Bank. PB Real Estate Holdings, LLC acquires, manages and disposes of real property, other collateral and other assets obtained in the ordinary course of collecting debts previously contracted. In 2019 the Company launched PB Insurance Agency, which is part of CBRES.

In June 2006, the Company formed a wholly owned Delaware statutory trust, PEBK Capital Trust II (“PEBK Trust II”), which issued $20.0 million of guaranteed preferred beneficial interests in the Company’s junior subordinated deferrable interest debentures. All of the common securities of PEBK Trust II are owned by the Company. The proceeds from the issuance of the common securities and the trust preferred securities were used by PEBK Trust II to purchase $20.6 million of junior subordinated debentures of the Company, which pay a floating rate equal to three-month LIBOR plus 163 basis points. The proceeds received by the Company from the sale of the junior subordinated debentures were used in December 2006 to repay the trust preferred securities issued in December 2001 by PEBK Capital Trust, a wholly owned Delaware statutory trust of the Company, and for general purposes. The debentures represent the sole asset of PEBK Trust II. PEBK Trust II is not included in the consolidated financial statements. The Company redeemed $5.0 million of outstanding trust preferred securities in December 2019.

of the Company, and for general purposes. The debentures represent the sole asset of PEBK Trust II. PEBK Trust II is not included in the consolidated financial statements. The Company redeemed $5.0 million of outstanding trust preferred securities in December 2019.

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

This report contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, (1) competition in the markets served by the Bank, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatorychanges, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company’s other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements.

SELECTED FINANCIAL DATA
Dollars in Thousands Except Per Share Amounts

	2019	2018	2017	2016	2015
Summary of Operations
Interest income	$49,601	45,350	41,949	39,809	38,666
Interest expense	3,757	2,146	2,377	3,271	3,484
Net interest income	45,844	43,204	39,572	36,538	35,182
Provision for (reduction of) loan losses	863	790	(507)	(1,206)	(17)
Net interest income after provision
for loan losses	44,981	42,414	40,079	37,744	35,199
Non-interest income (1)	17,739	16,166	15,364	16,236	15,256
Non-interest expense (1)	45,517	42,574	41,228	42,242	37,722
Earnings before income taxes	17,203	16,006	14,215	11,738	12,733
Income tax expense	3,136	2,624	3,947	2,561	3,100
Net earnings	$14,067	13,382	10,268	9,177	9,633

Selected Year-End Balances
Assets	$1,154,882	1,093,251	1,092,166	1,087,991	1,038,481
Investment securities available for sale	195,746	194,578	229,321	249,946	268,530
Net loans	843,194	797,578	753,398	716,261	679,502
Mortgage loans held for sale	4,417	680	857	5,709	4,149
Interest-earning assets	1,058,937	1,007,078	996,509	999,201	977,079
Deposits	966,517	877,213	906,952	892,918	832,175
Interest-bearing liabilities	668,353	657,110	679,922	698,120	679,937
Shareholders' equity	$134,120	123,617	115,975	107,428	104,864
Shares outstanding	5,912,300	5,995,256	5,995,256	5,417,800	5,510,538

Selected Average Balances
Assets	$1,143,338	1,094,707	1,098,992	1,076,604	1,038,594
Investment securities available for sale	185,302	209,742	234,278	252,725	266,830
Loans	834,517	777,098	741,655	703,484	669,628
Interest-earning assets	1,055,730	1,007,484	998,821	985,236	952,251
Deposits	932,647	903,120	895,129	856,313	816,628
Interest-bearing liabilities	675,992	665,165	700,559	705,291	707,611
Shareholders' equity	$134,670	123,797	116,883	113,196	106,644
Shares outstanding (2)	5,941,873	5,995,256	5,988,183	6,024,970	6,115,159

Profitability Ratios
Return on average total assets	1.23%	1.22%	0.93%	0.85%	0.93%
Return on average shareholders' equity	10.45%	10.81%	8.78%	8.11%	9.03%
Dividend payout ratio	28.00%	23.41%	25.67%	22.95%	16.34%

Liquidity and Capital Ratios (averages)
Loan to deposit	89.48%	86.05%	82.85%	82.15%	82.00%
Shareholders' equity to total assets	11.78%	11.31%	10.64%	10.51%	10.27%

Per share of Common Stock (2)
Basic net earnings	$2.37	2.23	1.71	1.53	1.57
Diluted net earnings	$2.36	2.22	1.69	1.50	1.56
Cash dividends	$0.66	0.52	0.44	0.35	0.25
Book value	$22.68	20.62	19.34	18.03	17.30

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

Introduction
Management’s discussion and analysis of earnings and related data are presented to assist in understanding the consolidated financial condition and results of operations of Peoples Bancorp of North Carolina, Inc. (“Bancorp”), for the years ended December 31, 2019, 2018 and 2017. Bancorp is a registered bank holding company operating under the supervision of the Federal Reserve Board (the “FRB”) and the parent company of Peoples Bank (the “Bank”). The Bank is a North Carolina-chartered bank, with offices in Catawba, Lincoln, Alexander, Mecklenburg, Iredell, Wake and Durham counties, operating under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation (the “FDIC”).

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

The Federal Reserve maintained the Federal Funds rate at 0.25% from December 2008 to December 2015 before increasing the Fed Funds rate nine times since December 2015 to the Fed Funds rate of 2.50% at June 30, 2019. Those increases had a positive impact on earnings in recent periods. The Fed Funds rate decreased 0.25% three times during 2019 to a rate of 1.75% at December 31, 2019. These recent Fed Funds rate reductions are expected to have a negative impact on the Bank’s net interest income in future periods.

The Company plans to relocate its Raleigh branch office in 2020. The Company does not have specific plans for additional offices in 2020 but will continue to look for growth opportunities in nearby markets and may expand if considered a worthwhile opportunity.

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

The Company’s accounting policies are fundamental to understanding management’s discussion and analysis of results of operations and financial condition. Many of the Company’s accounting policies require significant judgment regarding valuation of assets and liabilities and/or significant interpretation of specific accounting guidance. The following is a summary of some of the more subjective and complex accounting policies of the Company. A more complete description of the Company’s significant accounting policies can be found in Note 1 of the Notes to Consolidated Financial Statements in the Company’s 2019 Annual Report to Shareholders which is Appendix A to the Proxy Statement for the May 7, 2020 Annual Meeting of Shareholders.

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

The Company has an overall interest rate risk management strategy that has, in prior years, incorporated the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility. When using derivative instruments, the Company is exposed to credit and market risk. If the counterparty fails to perform, credit risk is equal to the extent of the fair-value gain in the derivative. The Company minimized the credit risk in derivative instruments by entering into transactions with high-quality counterparties that were reviewed periodically by the Company. The Company did not have any interest rate derivatives outstanding as of December 31, 2019 or 2018.
Management of the Company has made a number of estimates and assumptions relating to reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare the accompanying consolidated financial statements in conformity with GAAP. Actual results could differ from those estimates.

Results of Operations
Summary. The Company reported earnings of $14.1 million or $2.37 basic net earnings per share and $2.36 diluted net earnings per share for the year ended December 31, 2019, as compared to $13.4 million or $2.23 basic net earnings per share and $2.22 diluted net earnings per share for the same period one year ago. The increase in year-to-date net earnings is primarily attributable to an increase in net interest income and an increase in non-interest income, which were partially offset by an increase in the provision for loan losses and an increase in non-interest expense, as discussed below.

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

The return on average assets in 2019 was 1.23%, as compared to 1.22% in 2018 and 0.93% in 2017. The return on average shareholders’ equity was 10.45% in 2019, as compared to 10.81% in 2018 and 8.78% in 2017.

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

Net interest income for 2019 was $45.8 million, as compared to $43.2 million in 2018. The increase in net interest income was primarily due to a $4.3 million increase in interest income, which was partially offset by a $1.6 million increase in interest expense. The increase in interest income was primarily attributable to an increase in the average outstanding balance of loans and a higher average prime rate during the year ended December 31, 2019, as compared to the same period last year. The increase in interest expense was primarily due to an increase in interest rates on deposits. Net interest income increased to $43.2 million in 2018 from $39.6 million in 2017.

Table 1 sets forth for each category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding, the interest incurred on such amounts and the average rate earned or incurred for the years ended December 31, 2019, 2018 and 2017. The table also sets forth the average rate earned on total interest-earning assets, the average rate paid on total interest-bearing liabilities, and the net yield on total average interest-earning assets for the same periods. Yield information does not give effect to changes in fair value that are reflected as a component of shareholders’ equity. Yields and interest income on tax-exempt investments have been adjusted to a tax equivalent basis using an effective tax rate of 22.98% for securities that are both federal and state tax exempt and an effective tax rate of 20.48% for federal tax exempt securities. Non-accrual loans and the interest income that was recorded on non-accrual loans, if any, are included in the yield calculations for loans in all periods reported.

Table 1- Average Balance Table

	December 31, 2019			December 31, 2018			December 31, 2017
(Dollars in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate
Interest-earning assets:
Loans	$834,517	43,301	5.19%	777,098	38,654	4.97%	741,655	34,888	4.70%
Investments - taxable	77,945	2,254	2.89%	71,093	1,936	2.72%	64,341	1,693	2.63%
Investments - nontaxable*	113,117	4,293	3.80%	142,832	5,508	3.86%	173,069	7,314	4.23%
Federal funds sold	19,078	331	1.73%	-	-	0.00%	-	-	0.00%
Other	11,073	213	1.92%	16,461	304	1.85%	19,756	219	1.11%

Total interest-earning assets	1,055,730	50,392	4.77%	1,007,484	46,402	4.61%	998,821	44,114	4.42%

Cash and due from banks	36,227			41,840			53,805
Other assets	57,880			51,704			53,557
Allowance for loan losses	(6,499)			(6,321)			(7,191)
Total assets	$1,143,338			1,094,707			1,098,992

Interest-bearing liabilities:

NOW, MMDA & savings deposits	$495,509	1,596	0.32%	484,180	769	0.16%	481,455	598	0.12%
Time deposits	105,458	909	0.86%	112,398	472	0.42%	132,626	466	0.35%
FHLB borrowings	19,625	205	1.04%	-	-	0.00%	16,329	662	4.05%
Trust preferred securities	20,619	844	4.09%	20,619	790	3.83%	20,619	590	2.86%
Other	34,781	203	0.58%	47,968	115	0.24%	49,530	61	0.12%

Total interest-bearing liabilities	675,992	3,757	0.56%	665,165	2,146	0.32%	700,559	2,377	0.34%

Demand deposits	331,680			306,544			281,048
Other liabilities	996			(799)			502
Shareholders' equity	134,670			123,797			116,883
Total liabilities and shareholder's equity	$1,143,338			1,094,707			1,098,992

Net interest spread		$46,635	4.21%		$44,256	4.29%		$41,737	4.08%

Net yield on interest-earning assets			4.42%			4.39%			4.18%

Taxable equivalent adjustment
Investment securities		$791			$1,052			$2,165

Net interest income		$45,844			$43,204			$39,572

*Includes U.S. Government agency securities that are non-taxable for state income tax purposes of $32.0 million in 2019, $38.0 million in 2018 and $40.3 million in 2017. The tax rates of 2.50%, 2.50% and 3.00% were used to calculate the tax equivalent yields on these securities in 2019, 2018 and 2017, respectively.

Changes in interest income and interest expense can result from variances in both volume and rates. Table 2 describes the impact on the Company’s tax equivalent net interest income resulting from changes in average balances and average rates for the periods indicated. The changes in net interest income due to both volume and rate changes have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the changes in each.

Table 2 - Rate/Volume Variance Analysis-Tax Equivalent Basis

	December 31, 2019			December 31, 2018
(Dollars in thousands)	Changes in average volume	Changes in average rates	Total Increase (Decrease)	Changes in average volume	Changes in average rates	Total Increase (Decrease)
Interest income:
Loans: Net of unearned income	$2,918	1,729	4,647	1,715	2,051	3,766

Investments - taxable	192	126	318	181	62	243
Investments - nontaxable	(1,137)	(78)	(1,215)	(1,222)	(584)	(1,806)
Federal funds sold	166	165	331	-	-	-
Other	(102)	12	(90)	(49)	134	85
Total interest income	2,037	1,954	3,991	625	1,663	2,288

Interest expense:
NOW, MMDA & savings deposits	27	800	827	4	167	171
Time deposits	(44)	481	437	(78)	84	6
FHLB / FRB Borrowings	103	102	205	(331)	(331)	(662)
Trust Preferred Securities	-	54	54	-	200	200
Other	(54)	142	88	(3)	57	54
Total interest expense	32	1,579	1,611	(408)	177	(231)
Net interest income	$2,005	375	2,380	1,033	1,486	2,519

Net interest income on a tax equivalent basis totaled $46.6 million in 2019, as compared to $44.3 million in 2018. The net interest rate spread, which represents the rate earned on interest-earning assets less the rate paid on interest-bearing liabilities, was 4.21% in 2019, as compared to a net interest rate spread of 4.29% in 2018. The net yield on interest-earning assets was 4.42% in 2019 and 4.39% in 2018.

Tax equivalent interest income increased $4.0 million in 2019 primarily due to an increase in interest income resulting from an increase in the average outstanding principal balance of loans, which was partially offset by a decrease in the average outstanding balance of investment securities. The average outstanding principal balance of loans increased $57.4 million to $834.5 million in 2019, as compared to $777.1 million in 2018. The average outstanding balance of investment securities decreased $22.8 million to $191.1 million in 2019, as compared to $213.9 million in 2018. The yield on interest-earning assets was 4.77% in 2019, as compared to 4.61% in 2018.

Interest expense increased $1.6 million in 2019, as compared to 2018. The increase in interest expense is primarily due to an increase in interest rates on deposits and an increase in the average outstanding balance of Federal Home Loan Bank (“FHLB”) borrowings. Average interest-bearing liabilities increased by $10.8 million to $676.0 million in 2019, as compared to $665.2 million in 2018. The cost of funds increased to 0.56% in 2019 from 0.32% in 2018.

In 2018, net interest income on a tax equivalent basis was $44.3 million, as compared to $41.7 million in 2017. The net interest spread was 4.29% in 2018, as compared to 4.08% in 2017. The net yield on interest-earning assets was 4.39% in 2018, as compared to 4.18% in 2017.

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

The provision for loan losses for the year ended December 31, 2019 was an expense of $863,000, as compared to an expense of $790,000 for the year ended December 31, 2018. The decrease in the provision for loan losses is primarily attributable to a reduction in the required level of the allowance for loan losses resulting from lower historical loss rates used to calculate the reserve in accordance with Accounting Standards Codification 450-20. The credit to provision for loan losses for the year ended December 31, 2017 resulted from, and was considered appropriate as part of, management’s assessment and estimate of the risks in the total loan portfolio and determination of the total allowance for loan losses for the year ended December 31, 2017. The primary factors contributing to the continued decrease in the allowance for loan losses as a percent of total loans outstanding were the continuing positive trends in indicators of potential losses on loans, primarily non-accrual loans and the reduction in the level of net charge-offs since 2015, as shown in Table 3 below:

Table 3 - Net Charge-off Analysis

	Net charge-offs/(recoveries)					Net charge-offs/(recoveries) as a percent of average loans outstanding
	Years ended December 31,					Years ended December 31,
(Dollars in thousands)	2019	2018	2017	2016	2015	2019	2018	2017	2016	2015
Real estate loans
Construction and land development	$(24)	$43	(14)	(3)	153	-0.03%	0.05%	(0.02%)	(0.01%)	0.25%
Single-family residential	(24)	10	164	220	584	-0.01%	0.00%	0.07%	0.09%	0.27%
Single-family residential - Banco de la Gente non-traditional	-	-	-	-	95	0.00%	0.00%	0.00%	0.00%	0.21%
Commercial	(48)	348	(21)	299	308	-0.02%	0.13%	-0.01%	0.12%	0.13%
Multifamily and farmland	-	4	66	-	-	0.00%	0.01%	0.23%	0.00%	0.00%
Total real estate loans	(96)	405	195	516	1,140	-0.01%	0.06%	0.03%	0.09%	0.20%

Loans not secured by real estate
Commercial loans	306	22	163	(25)	(64)	0.31%	0.02%	(0.03%)	(0.03%)	(0.07%)
Farm loans	-	-	-	-	-	0.00%	0.00%	0.00%	0.00%	0.00%
Consumer loans (1)	418	284	319	342	400	4.95%	3.11%	3.10%	3.38%	4.00%
All other loans	-	-	-	-	-	0.00%	0.00%	0.00%	0.00%	0.00%
Total loans	$628	$711	677	833	1,476	0.07%	0.09%	0.09%	0.12%	0.22%

Provision for (reduction of) loan losses for the period	$863	$790	(507)	(1,206)	(17)

Allowance for loan losses at end of period	$6,680	$6,445	6,366	7,550	9,589

Total loans at end of period	$849,874	$804,023	759,764	723,811	689,091

Non-accrual loans at end of period	$3,553	$3,314	3,711	3,825	8,432

Allowance for loan losses as a percent of total loans outstanding at end of period	0.79%	0.80%	0.84%	1.04%	1.39%

Non-accrual loans as a percent of total loans outstanding at end of period	0.42%	0.41%	0.49%	0.53%	1.22%

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

Non-Interest Income. Non-interest income was $17.7 million for the year ended December 31, 2019, as compared to $16.2 million for the year ended December 31, 2018. The increase in non-interest income is primarily attributable to a $1.3 million increase in appraisal management fee income due to an increase in the volume of appraisals and a $413,000 increase in mortgage banking income due to an increase in mortgage loan volume.

Non-interest income was $16.2 million for the year ended December 31, 2018, as compared to $15.4 million for the year ended December 31, 2017. The increase in non-interest income is primarily attributable to an $893,000 increase in miscellaneous non-interest income, which was partially offset by a $339,000 decrease in mortgage banking income during the year ended December 31, 2018, as compared to the year ended December 31, 2017. The increase in miscellaneous non-interest income is primarily due to a $576,000 increase in net gains associated with the disposal of premises and equipment, as compared to the year ended December 31, 2017. The decrease in mortgage banking income is primarily due to a decrease in mortgage loan volume resulting from an increase in mortgage loan rates.

 The Company periodically evaluates its investments for any impairment which would be deemed other-than-temporary.   No investment impairments were deemed other-than-temporary in 2019, 2018 or 2017.

Table 4 presents a summary of non-interest income for the years ended December 31, 2019, 2018 and 2017.

Table 4 - Non-Interest Income

(Dollars in thousands)	2019	2018	2017
Service charges	$4,576	4,355	4,453
Other service charges and fees	714	705	593
Gain on sale of securities	226	15	-
Mortgage banking income	1,264	851	1,190
Insurance and brokerage commissions	877	824	761
Gain/(loss) on sale and write-down of other real estate	(11)	17	(239)
Visa debit card income	4,145	3,911	3,757
Appraisal management fee income	4,484	3,206	3,306
Miscellaneous	1,464	2,282	1,543
Total non-interest income	$17,739	16,166	15,364

Non-Interest Expense. Non-interest expense was $45.5 million for the year ended December 31, 2019, as compared to $42.6 million for the year ended December 31, 2018. The increase in non-interest expense was primarily due to a $1.7 million increase in salaries and benefits expense and a $961,000 increase in appraisal management fee expense. The increase in salaries and benefits expense was primarily attributable to an increase in salary expense primarily due to annual salary increases, an increase in incentive compensation expense, an increase in insurance costs and an increase in commission expense primarily due to an increase in mortgage loan production. The increase in appraisal management fee expense was primarily due to an increase in the volume of appraisals.

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

Table 5 presents a summary of non-interest expense for the years ended December 31, 2019, 2018 and 2017.

Table 5 - Non-Interest Expense

(Dollars in thousands)	2019	2018	2017
Salaries and employee benefits	$23,238	21,530	20,058
Occupancy expense	7,364	7,170	6,701
Office supplies	467	503	517
FDIC deposit insurance	119	328	347
Visa debit card expense	890	994	1,248
Professional services	517	513	451
Postage	294	249	258
Telephone	802	678	855
Director fees and expense	394	312	317
Advertising	1,021	922	1,195
Consulting fees	972	1,012	785
Taxes and licenses	287	288	263
Foreclosure/OREO expense	28	58	46
Internet banking expense	681	603	720
FHLB advance prepayment penalty	-	-	508
Appraisal management fee expense	3,421	2,460	2,526
Other operating expense	5,022	4,954	4,433
Total non-interest expense	$45,517	42,574	41,228

Income Taxes. The Company reported income tax expense of $3.1 million, $2.6 million and $3.9 million for the years ended December 31, 2019, 2018 and 2017, respectively. The Company’s effective tax rates were 18.23%, 16.39% and 27.77% in 2019, 2018 and 2017, respectively. Income tax expense for the year ended December 31, 2017 includes $588,000 additional tax expense due to the revaluation of the Company’s deferred tax asset as a result of the TCJA, which reduced the Company’s federal corporate tax rate from 34% to 21% effective January 1, 2018.

Liquidity. The objectives of the Company’s liquidity policy are to provide for the availability of adequate funds to meet the needs of loan demand, deposit withdrawals, maturing liabilities and to satisfy regulatory requirements. Both deposit and loan customer cash needs can fluctuate significantly depending upon business cycles, economic conditions and yields and returns available from alternative investment opportunities. In addition, the Company’s liquidity is affected by off-balance sheet commitments to lend in the form of unfunded commitments to extend credit and standby letters of credit. As of December 31, 2019, such unfunded commitments to extend credit were $276.3 million, while commitments in the form of standby letters of credit totaled $3.6 million.

The Company uses several funding sources to meet its liquidity requirements. The primary funding source is core deposits, which includes demand deposits, savings accounts and non-brokered certificates of deposits of denominations less than $250,000. The Company considers these to be a stable portion of the Company’s liability mix and the result of on-going consumer and commercial banking relationships. As of December 31, 2019, the Company’s core deposits totaled $932.2 million, or 96% of total deposits.

The Bank’s five largest deposit relationships, including securities sold under agreements to repurchase, amounted to $121.9 million and $126.9 million at December 31, 2019 and 2018, respectively. These balances represent 12.30% of total deposits and securities sold under agreements to repurchase combined at December 31, 2019, as compared to 13.51% of total deposits and securities sold under agreements to repurchase combined at December 31, 2018. Total deposits for the five largest relationships referenced above amounted to $107.7 million, or 11.14% of total deposits at December 31, 2019, as compared to $75.3 million, or 8.58% of total deposits at December 31, 2018. Total securities sold under agreements to repurchase for the five largest relationships referenced above amounted to $14.2 million, or 58.76% of total securities sold under agreements to repurchase at December 31, 2019, as compared to $51.6 million, or 87.89% of total securities sold under agreements to repurchase at December 31, 2018.

The other sources of funding for the Company are through large denomination certificates of deposit, including brokered deposits, federal funds purchased, securities under agreement to repurchase and FHLB borrowings. The Bank is also able to borrow from the FRB on a short-term basis. The Bank’s policies include the ability to access wholesale funding up to 40% of total assets. The Bank’s wholesale funding includes FHLB borrowings, FRB borrowings, brokered deposits and internet certificates of deposit. The Company’s ratio of wholesale funding to total assets was 1.93% as of December 31, 2019.

The Bank has a line of credit with the FHLB equal to 20% of the Bank’s total assets, with no balances outstanding at December 31, 2019. At December 31, 2019, the carrying value of loans pledged as collateral totaled approximately $139.4 million. The remaining availability under the line of credit with the FHLB was $86.1 million at December 31, 2019. The Bank had no borrowings from the FRB at December 31, 2019. The FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB. At December 31, 2019, the carrying value of loans pledged as collateral to the FRB totaled approximately $452.6 million.

The Bank also had the ability to borrow up to $82.5 million for the purchase of overnight federal funds from six correspondent financial institutions as of December 31, 2019.

The liquidity ratio for the Bank, which is defined as net cash, interest-bearing deposits with banks, federal funds sold and certain investment securities, as a percentage of net deposits and short-term liabilities was 18.20%, 16.09% and 20.62% at December 31, 2019, 2018 and 2017, respectively. The minimum required liquidity ratio as defined in the Bank’s Asset/Liability and Interest Rate Risk Management Policy for on balance sheet liquidity was 10% at December 31, 2019, 2018 and 2017.

As disclosed in the Company’s Consolidated Statements of Cash Flows included elsewhere herein, net cash provided by operating activities was approximately $13.2 million during 2019. Net cash used in investing activities was $48.2 million during 2019 and net cash provided by financing activities was $44.0 million during 2019.

Asset Liability and Interest Rate Risk Management. The objective of the Company’s Asset Liability and Interest Rate Risk strategies is to identify and manage the sensitivity of net interest income to changing interest rates and to minimize the interest rate risk between interest-earning assets and interest-bearing liabilities at various maturities. This is done in conjunction with the need to maintain adequate liquidity and the overall goal of maximizing net interest income. Table 6 presents an interest rate sensitivity analysis for the interest-earning assets and interest-bearing liabilities for the year ended December 31, 2019.

Table 6 - Interest Sensitivity Analysis

(Dollars in thousands)	Immediate	1-3 months	4-12 months	Total Within One Year	Over One Year & Non-sensitive	Total
Interest-earning assets:
Loans	$254,120	15,170	15,584	284,874	565,000	849,874
Mortgage loans held for sale	4,417	-	-	4,417	-	4,417
Investment securities available for sale	-	5,107	9,624	14,731	181,015	195,746
Interest-bearing deposit accounts	720	-	-	720	-	720
Federal funds sold	3,330	-	-	3,330	-	3,330
Other interest-earning assets	-	-	-	-	4,850	4,850
Total interest-earning assets	262,587	20,277	25,208	308,072	750,865	1,058,937

Interest-bearing liabilities:
NOW, savings, and money market deposits	516,757	-	-	516,757	-	516,757
Time deposits	9,252	11,843	32,810	53,905	57,851	111,756
FHLB borrowings	-	-	-	-	-	-
Securities sold under
agreement to repurchase	24,221	-	-	24,221	-	24,221
Trust preferred securities	-	15,619	-	15,619	-	15,619
Total interest-bearing liabilities	550,230	27,462	32,810	610,502	57,851	668,353

Interest-sensitive gap	$(287,643)	(7,185)	(7,602)	(302,430)	693,014	390,584

Cumulative interest-sensitive gap	$(287,643)	(294,828)	(302,430)	(302,430)	390,584

Interest-earning assets as a percentage of interest-bearing liabilities	47.72%	73.84%	76.83%	50.46%	1297.93%

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

The Company’s rate sensitive assets are those earning interest at variable rates and those with contractual maturities within one year. Rate sensitive assets therefore include both loans and available for sale (“AFS”) securities. Rate sensitive liabilities include interest-bearing checking accounts, money market deposit accounts, savings accounts, time deposits and borrowed funds. At December 31, 2019, rate sensitive assets and rate sensitive liabilities totaled $1.1 billion and $668.4 million, respectively.

Included in the rate sensitive assets are $251.5 million in variable rate loans indexed to prime rate subject to immediate repricing upon changes by the Federal Open Market Committee (“FOMC”). The Bank utilizes interest rate floors on certain variable rate loans to protect against further downward movements in the prime rate. At December 31, 2019, the Bank had $143.9 million in loans with interest rate floors. The floors were in effect on $20.3 million of these loans pursuant to the terms of the promissory notes on these loans. The weighted average rate on these loans is 0.51% higher than the indexed rate on the promissory notes without interest rate floors.

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

All of the Company’s investment securities are held in the AFS category. At December 31, 2019, the market value of AFS securities totaled $195.7 million, as compared to $194.6 million and $229.3 million at December 31, 2018 and 2017, respectively. Table 7 presents the fair value of the AFS securities held at December 31, 2019, 2018 and 2017.

Table 7 - Summary of Investment Portfolio

(Dollars in thousands)	2019	2018	2017
U. S. Government sponsored enterprises	$28,397	$34,634	40,380
State and political subdivisions	88,143	107,591	133,570
Mortgage-backed securities	78,956	52,103	53,609
Corporate bonds	-	-	1,512
Trust preferred securities	250	250	250
Total securities	$195,746	$194,578	229,321

The Company’s investment portfolio consists of U.S. Government sponsored enterprise securities, municipal securities, U.S. Government sponsored enterprise mortgage-backed securities, corporate bonds, trust preferred securities and equity securities. AFS securities averaged $185.3 million in 2019, $209.7 million in 2018 and $234.3 million in 2017. Table 8 presents the book value of AFS securities held by the Company by maturity category at December 31, 2019. Yield information does not give effect to changes in fair value that are reflected as a component of shareholders’ equity. Yields are calculated on a tax equivalent basis. Yields and interest income on tax-exempt investments have been adjusted to a tax equivalent basis using an effective tax rate of 22.98% for securities that are both federal and state tax exempt and an effective tax rate of 20.48% for federal tax exempt securities.

Table 8 - Maturity Distribution and Weighted Average Yield on Investments

			After One Year		After 5 Years
	One Year or Less		Through 5 Years		Through 10 Years		After 10 Years		Totals
(Dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Book value:
U.S. Government
sponsored enterprises	$1,060	1.56%	11,076	2.45%	15,245	2.78%	1,016	3.39%	28,397	2.27%
State and political subdivisions	4,405	3.34%	47,239	3.06%	34,048	3.25%	2,451	3.52%	88,143	3.29%
Mortgage-backed securities	9,266	2.97%	28,408	2.97%	24,434	3.00%	16,848	2.98%	78,956	2.98%
Trust preferred securities	-	-	-	-	-	-	250	8.11%	250	8.11%
Total securities	$14,731	2.88%	86,723	2.90%	73,727	2.86%	20,565	3.91%	195,746	2.96%

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

Although the Company has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by real estate, which is dependent upon the real estate market. Real estate mortgage loans include both commercial and residential mortgage loans. At December 31, 2019, the Company had $99.3 million in residential mortgage loans, $109.2 million in home equity loans and $427.7 million in commercial mortgage loans, which include $338.4 million secured by commercial property and $89.3 million secured by residential property. Residential mortgage loans include $30.8 million in non-traditional mortgage loans from the former Banco division of the Bank. All residential mortgage loans are originated as fully amortizing loans, with no negative amortization.

At December 31, 2019, the Bank had $92.6 million in construction and land development loans. Table 9 presents a breakout of these loans.

Table 9 - Construction and Land Development Loans

(Dollars in thousands)	Number of Loans	Balance Outstanding	Non-accrual Balance
Land acquisition and development - commercial purposes	39	$8,765	-
Land acquisition and development - residential purposes	175	19,718	-
1 to 4 family residential construction	139	30,595	-
Commercial construction	23	33,518	-
Total acquisition, development and construction	376	$92,596	-

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

The composition of the Bank’s loan portfolio at December 31 is presented in Table 10.

Table 10 - Loan Portfolio

	2019		2018		2017		2016		2015
(Dollars in thousands)	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans
Real estate loans
Construction and land development	$92,596	10.90%	94,178	11.71%	84,987	11.19%	61,749	8.53%	65,791	9.55%
Single-family residential	269,475	31.71%	252,983	31.47%	246,703	32.47%	240,700	33.25%	220,690	32.03%
Single-family residential- Banco de la
Gente non-traditional	30,793	3.62%	34,261	4.26%	37,249	4.90%	40,189	5.55%	43,733	6.35%
Commercial	291,255	34.27%	270,055	33.59%	248,637	32.73%	247,521	34.20%	228,526	33.16%
Multifamily and farmland	48,090	5.66%	33,163	4.12%	28,937	3.81%	21,047	2.91%	18,080	2.62%
Total real estate loans	732,209	86.16%	684,640	85.15%	646,513	85.10%	611,206	84.44%	576,820	83.71%

Loans not secured by real estate
Commercial loans	100,263	11.80%	97,465	12.12%	89,022	11.71%	87,596	12.11%	91,010	13.22%
Farm loans	1,033	0.12%	926	0.12%	1,204	0.16%	-	0.00%	3	0.00%
Consumer loans	8,432	0.99%	9,165	1.14%	9,888	1.30%	9,832	1.36%	10,027	1.46%
All other loans	7,937	0.93%	11,827	1.47%	13,137	1.73%	15,177	2.10%	11,231	1.63%
Total loans	849,874	100.00%	804,023	100.00%	759,764	100.00%	723,811	100.00%	689,091	100.00%

Less: Allowance for loan losses	6,680		6,445		6,366		7,550		9,589

Net loans	$843,194		797,578		753,398		716,261		679,502

As of December 31, 2019, gross loans outstanding were $849.9 million, as compared to $804.0 million at December 31, 2018. Average loans represented 79% and 77% of average total earning assets for the years ended December 31, 2019 and 2018, respectively. The Bank had $4.4 million and $680,000 in mortgage loans held for sale as of December 31, 2019 and 2018, respectively.

Troubled debt restructured (“TDR”) loans modified in 2019, past due TDR loans and non-accrual TDR loans totaled $4.3 million and $4.7 million at December 31, 2019 and December 31, 2018, respectively. The terms of these loans have been renegotiated to provide a concession to original terms, including a reduction in principal or interest as a result of the deteriorating financial position of the borrower. There were zero and $92,000 in performing loans classified as TDR loans at December 31, 2019 and December 31, 2018, respectively.

Table 11 identifies the maturities of all loans as of December 31, 2019 and addresses the sensitivity of these loans to changes in interest rates.

Table 11 - Maturity and Repricing Data for Loans

(Dollars in thousands)	Within one year or less	After one year through five years	After five years	Total loans
Real estate loans
Construction and land development	$41,099	23,261	28,236	92,596
Single-family residential	121,190	98,237	50,048	269,475
Single-family residential- Banco de la Gente
stated income	14,057	-	16,736	30,793
Commercial	73,047	161,988	56,220	291,255
Multifamily and farmland	5,318	15,721	27,051	48,090
Total real estate loans	254,711	299,207	178,291	732,209

Loans not secured by real estate
Commercial loans	45,985	34,837	19,441	100,263
Farm loans	929	104	-	1,033
Consumer loans	4,647	3,228	557	8,432
All other loans	2,463	2,428	3,046	7,937
Total loans	$308,735	339,804	201,335	849,874

Total fixed rate loans	$23,861	286,023	201,335	511,219
Total floating rate loans	284,874	53,781	-	338,655

Total loans	$308,735	339,804	201,335	849,874

In the normal course of business, there are various commitments outstanding to extend credit that are not reflected in the financial statements. At December 31, 2019, outstanding loan commitments totaled $279.9 million. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Additional information regarding commitments is provided below in the section entitled “Commitments and Contingencies” and in Note 11 to the Consolidated Financial Statements.

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

There were no significant changes in the estimation methods or fundamental assumptions used in the evaluation of the allowance for loan losses for the year ended December 31, 2019, as compared to the year ended December 31, 2018. Revisions, estimates and assumptions may be made in any period in which the supporting factors indicate that loss levels may vary from the previous estimates.

Effective December 31, 2012, certain mortgage loans from the former Banco division of the Bank were analyzed separately from other single family residential loans in the Bank’s loan portfolio. These loans are first mortgage loans made to the Latino market, primarily in Mecklenburg County, North Carolina and surrounding counties. These loans are non-traditional mortgages in that the customer normally did not have a credit history, so all credit information was accumulated by the loan officers.

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

Net charge-offs for 2019, 2018 and 2017 were $628,000, $711,000 and $677,000, respectively. The ratio of net charge-offs to average total loans was 0.07% in 2019, 0.09% in 2018 and 0.09% in 2017. The years ended December 31, 2017, 2018 and 2019 saw net charge-offs at historically low levels. The current level of past due and non-accrual loans currently indicate that net charge-offs may remain near these historical lows. The allowance for loan losses was $6.7 million or 0.79% of total loans outstanding at December 31, 2019. For December 31, 2018 and 2017, the allowance for loan losses amounted to $6.4 million or 0.80% of total loans outstanding and $6.4 million, or 0.84% of total loans outstanding, respectively.

Table 12 presents the percentage of loans assigned to each risk grade at December 31, 2019 and 2018.

Table 12 - Loan Risk Grade Analysis

	Percentage of Loans
	By Risk Grade
Risk Grade	2019	2018
Risk Grade 1 (Excellent Quality)	1.16%	0.94%
Risk Grade 2 (High Quality)	24.46%	25.47%
Risk Grade 3 (Good Quality)	62.15%	60.84%
Risk Grade 4 (Management Attention)	10.02%	10.19%
Risk Grade 5 (Watch)	1.45%	1.72%
Risk Grade 6 (Substandard)	0.76%	0.84%
Risk Grade 7 (Doubtful)	0.00%	0.00%
Risk Grade 8 (Loss)	0.00%	0.00%

Table 13 presents an analysis of the allowance for loan losses, including charge-off activity.

Table 13 - Analysis of Allowance for Loan Losses

(Dollars in thousands)	2019	2018	2017	2016	2015
Allowance for loan losses at beginning	$6,445	6,366	7,550	9,589	11,082

Loans charged off:
Commercial	389	54	194	146	38
Real estate - mortgage	43	574	315	593	1,064
Real estate - construction	21	53	-	7	197
Consumer	623	452	473	492	545
Total loans charged off	1,076	1,133	982	1,238	1,844

Recoveries of losses previously charged off:
Commercial	83	32	31	170	101
Real estate - mortgage	115	212	106	74	77
Real estate - construction	45	10	14	10	45
Consumer	205	168	154	151	145
Total recoveries	448	422	305	405	368
Net loans charged off	628	711	677	833	1,476

Provision for loan losses	863	790	(507)	(1,206)	(17)

Allowance for loan losses at end of year	$6,680	6,445	6,366	7,550	9,589

Loans charged off net of recoveries, as
a percent of average loans outstanding	0.07%	0.09%	0.09%	0.12%	0.22%

Allowance for loan losses as a percent
of total loans outstanding at end of year	0.79%	0.80%	0.84%	1.04%	1.39%

Non-performing Assets. Non-performing assets were $3.6 million or 0.31% of total assets at December 31, 2019, as compared to $3.3 million or 0.31% of total assets at December 31, 2018. Non-performing loans include $3.4 million in commercial and residential mortgage loans and $155,000 in other loans at December 31, 2019, as compared to $3.2 million in commercial and residential mortgage loans, $1,000 in construction and land development loans and $99,000 in other loans at December 31, 2018. Other real estate owned totaled zero and $27,000 as of December 31, 2019 and 2018, respectively. The Bank had no repossessed assets as of December 31, 2019 and 2018.

At December 31, 2019, the Bank had non-performing loans, defined as non-accrual and accruing loans past due more than 90 days, of $3.6 million or 0.42% of total loans. Non-performing loans at December 31, 2018 were $3.3 million or 0.41% of total loans.

Management continually monitors the loan portfolio to ensure that all loans potentially having a material adverse impact on future operating results, liquidity or capital resources have been classified as non-performing. Should economic conditions deteriorate, the inability of distressed customers to service their existing debt could cause higher levels of non-performing loans. Management expects the level of non-accrual loans to continue to be in-line with the level of non-accrual loans at December 31, 2019 and 2018.

It is the general policy of the Bank to stop accruing interest income when a loan is placed on non-accrual status and any interest previously accrued but not collected is reversed against current income. Generally a loan is placed on non-accrual status when it is over 90 days past due and there is reasonable doubt that all principal will be collected.

A summary of non-performing assets at December 31 for each of the years presented is shown in Table 14.

Table 14 - Non-performing Assets

(Dollars in thousands)	2019	2018	2017	2016	2015
Non-accrual loans	$3,553	3,314	3,711	3,825	8,432
Loans 90 days or more past due and still accruing	-	-	-	-	17
Total non-performing loans	3,553	3,314	3,711	3,825	8,449
All other real estate owned	-	27	118	283	739
Repossessed assets	-	-	-	-	-
Total non-performing assets	$3,553	3,341	3,829	4,108	9,188

TDR loans not included in above,
(not 90 days past due or on nonaccrual)	2,533	3,173	2,543	3,337	5,102

As a percent of total loans at year end
Non-accrual loans	0.42%	0.41%	0.49%	0.53%	1.22%
Loans 90 days or more past due and still accruing	0.00%	0.00%	0.00%	0.00%	0.00%

Total non-performing assets
as a percent of total assets at year end	0.31%	0.31%	0.35%	0.38%	0.88%

Total non-performing loans
as a percent of total loans at year-end	0.42%	0.41%	0.49%	0.53%	1.23%

Deposits. The Company primarily uses deposits to fund its loan and investment portfolios. The Company offers a variety of deposit accounts to individuals and businesses. Deposit accounts include checking, savings, money market and time deposits. As of December 31, 2019, total deposits were $966.5 million, as compared to $877.2 million at December 31, 2018.  Core deposits, which include demand deposits, savings accounts and non-brokered certificates of deposits of denominations less than $250,000, amounted to $932.2 million at December 31, 2019, as compared to $859.2 million at December 31, 2018.

Time deposits in amounts of $250,000 or more totaled $34.3 million and $16.2 million at December 31, 2019 and 2018, respectively. At December 31, 2019, brokered deposits amounted to $22.3 million, as compared to $3.4 million at December 31, 2018. Certificates of deposit participated through the Certificate of Deposit Account Registry Service (“CDARS”) included in brokered deposits amounted to $3.1 million and $3.4 million as of December 31, 2019 and 2018, respectively. Brokered deposits are generally considered to be more susceptible to withdrawal as a result of interest rate changes and to be a less stable source of funds, as compared to deposits from the local market. Brokered deposits outstanding as of December 31, 2019 have a weighted average rate of 1.96% with a weighted average original term of 49 months.

Table 15 is a summary of the maturity distribution of time deposits in amounts of $250,000 or more as of December 31, 2019.

Table 15 - Maturities of Time Deposits of $250,000 or greater

(Dollars in thousands)	2019
Three months or less	$4,033
Over three months through six months	3,414
Over six months through twelve months	1,410
Over twelve months	25,412
Total	$34,269

Borrowed Funds. The Company has access to various short-term borrowings, including the purchase of federal funds and borrowing arrangements from the FHLB and other financial institutions. There were no FHLB borrowings outstanding at December 31, 2019 and 2018. Average FHLB borrowings for 2019 and 2018 were $19.6 million and zero, respectively. The maximum amount of outstanding FHLB borrowings was $70.0 million in 2019. Additional information regarding FHLB borrowings is provided in Note 7 to the Consolidated Financial Statements.

The Bank had no borrowings from the FRB at December 31, 2019 and 2018. FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB. At December 31, 2019, the carrying value of loans pledged as collateral totaled approximately $452.6 million.

Securities sold under agreements to repurchase were $24.2 million at December 31, 2019, as compared to $58.1 million at December 31, 2018.

Junior subordinated debentures were $15.6 million and $20.6 million as of December 31, 2019 and 2018, respectively. The decrease in junior subordinated debentures is due to the redemption of $5.0 million of outstanding trust preferred securities in December 2019.

Contractual Obligations and Off-Balance Sheet Arrangements. The Company’s contractual obligations and other commitments as of December 31, 2019 are summarized in Table 16 below. The Company’s contractual obligations include junior subordinated debentures, as well as certain payments under current lease agreements. Other commitments include commitments to extend credit. Because not all of these commitments to extend credit will be drawn upon, the actual cash requirements are likely to be significantly less than the amounts reported for other commitments below.

Table 16 - Contractual Obligations and Other Commitments

(Dollars in thousands)	Within One Year	One to Three Years	Three to Five Years	Five Years or More	Total
Contractual Cash Obligations
Junior subordinated debentures	$-	-	-	15,619	15,619
Operating lease obligations	823	1,294	697	1,320	4,134
Total	$823	1,294	697	16,939	19,753

Other Commitments
Commitments to extend credit	$109,436	31,840	16,807	118,255	276,338
Standby letters of credit
and financial guarantees written	3,558	-	-	-	3,558
Income tax credits	184	65	33	51	333
Total	$113,178	31,905	16,840	118,306	280,229

The Company enters into derivative contracts to manage various financial risks. A derivative is a financial instrument that derives its cash flows, and therefore its value, by reference to an underlying instrument, index or referenced interest rate. Derivative contracts are carried at fair value on the consolidated balance sheet with the fair value representing the net present value of expected future cash receipts or payments based on market interest rates as of the balance sheet date. Derivative contracts are written in amounts referred to as notional amounts, which only provide the basis for calculating payments between counterparties and are not a measure of financial risk. Therefore, the derivative amounts recorded on the balance sheet do not represent the amounts that may ultimately be paid under these contracts. Further discussions of derivative instruments are included above in the section entitled “Asset Liability and Interest Rate Risk Management” beginning on page A-11 and in Notes 1, 11 and 16 to the Consolidated Financial Statements. There were no derivatives at December 31, 2019 or 2018.

Capital Resources. Shareholders’ equity was $134.1 million, or 11.61% of total assets, as of December 31, 2019, as compared to $123.6 million, or 11.31% of total assets, as of December 31, 2018. The increase in shareholders’ equity is primarily due to an increase in retained earnings due to net income.

Average shareholders’ equity as a percentage of total average assets is one measure used to determine capital strength. Average shareholders’ equity as a percentage of total average assets was 11.61%, 11.31% and 10.64% for 2019, 2018 and 2017, respectively. The return on average shareholders’ equity was 10.45% at December 31, 2019, as compared to 10.81% and 8.78% at December 31, 2018 and December 31, 2017, respectively. Total cash dividends paid on common stock were $3.9 million, $3.1 million and $2.6 million during 2019, 2018 and 2017, respectively.

The Board of Directors, at its discretion, can issue shares of preferred stock up to a maximum of 5,000,000 shares. The Board is authorized to determine the number of shares, voting powers, designations, preferences, limitations and relative rights.

In 2019, the Company’s Board of Directors authorized a stock repurchase program, whereby up to $5 million will be allocated to repurchase the Company’s common stock. Any purchases under the Company’s stock repurchase program may be made periodically as permitted by securities laws and other legal requirements in the open market or in privately-negotiated transactions. The timing and amount of any repurchase of shares will be determined by the Company’s management, based on its evaluation of market conditions and other factors. The stock repurchase program may be suspended at any time or from time-to-time without prior notice. The Company has repurchased approximately $2.5 million, or 90,354 shares of its common stock, under this stock repurchase program as of December 31, 2019.

In 2013, the FRB approved its final rule on the Basel III capital standards, which implement changes to the regulatory capital framework for banking organizations. The Basel III capital standards, which became effective January 1, 2015, include new risk-based capital and leverage ratios, which were phased in from 2015 to 2019. The new minimum capital level requirements applicable to the Company and the Bank under the final rules are as follows: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 capital ratio of 6% (increased from 4%); (iii) a total risk based capital ratio of 8% (unchanged from previous rules); and (iv) a Tier 1 leverage ratio of 4% (unchanged from previous rules). An additional capital conservation buffer was added to the minimum requirements for capital adequacy purposes beginning on January 1, 2016 and was phased in through 2019 (increasing by 0.625% on January 1, 2016 and each subsequent January 1, until it reached 2.5% on January 1, 2019). This resulted in the following minimum ratios beginning in 2019: (i) a common equity Tier 1 capital ratio of 7.0%, (ii) a Tier 1 capital ratio of 8.5%, and (iii) a total capital ratio of 10.5%. Under the final rules, institutions would be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations establish a maximum percentage of eligible retained earnings that could be utilized for such actions.

Under the regulatory capital guidelines, financial institutions are currently required to maintain a total risk-based capital ratio of 8.0% or greater, with a Tier 1 risk-based capital ratio of 6.0% or greater and a common equity Tier 1 capital ratio of 4.5% or greater, as required by the Basel III capital standards referenced above. Tier 1 capital is generally defined as shareholders’ equity and trust preferred securities less all intangible assets and goodwill. Tier 1 capital includes $15.0 million and $20.0 million in trust preferred securities at December 31, 2019 and December 31, 2018, respectively. The Company’s Tier 1 capital ratio was 15.37% and 15.46% at December 31, 2019 and December 31, 2018, respectively. Total risk-based capital is defined as Tier 1 capital plus supplementary capital. Supplementary capital, or Tier 2 capital, consists of the Company’s allowance for loan losses, not exceeding 1.25% of the Company’s risk-weighted assets. Total risk-based capital ratio is therefore defined as the ratio of total capital (Tier 1 capital and Tier 2 capital) to risk-weighted assets. The Company’s total risk-based capital ratio was 16.08% and 16.15% at December 31, 2019 and December 31, 2018, respectively. The Company’s common equity Tier 1 capital consists of common stock and retained earnings. The Company’s common equity Tier 1 capital ratio was 13.79% and 13.29% at December 31, 2019 and December 31, 2018, respectively. Financial institutions are also required to maintain a leverage ratio of Tier 1 capital to total average assets of 4.0% or greater. The Company’s Tier 1 leverage capital ratio was 11.91% and 13.05% at December 31, 2019 and December 31, 2018, respectively.

The Bank’s Tier 1 risk-based capital ratio was 15.09% and 15.21% at December 31, 2019 and December 31, 2018, respectively. The total risk-based capital ratio for the Bank was 15.79% and 15.91% at December 31, 2019 and December 31, 2018, respectively. The Bank’s common equity Tier 1 capital ratio was 15.09% and 15.21% at December 31, 2019 and December 31, 2018, respectively. The Bank’s Tier 1 leverage capital ratio was 11.61% and 12.76% at December 31, 2019 and December 31, 2018, respectively.

A bank is considered to be “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a common equity Tier 1 capital ratio of 6.5% or greater and a leverage ratio of 5.0% or greater. Based upon these guidelines, the Bank was considered to be “well capitalized” at December 31, 2019.

The Company’s key equity ratios as of December 31, 2019, 2018 and 2017 are presented in Table 17.

Table 17 - Equity Ratios

	2019	2018	2017
Return on average assets	1.23%	1.22%	0.93%
Return on average equity	10.45%	10.81%	8.78%
Dividend payout ratio	28.00%	23.41%	25.67%
Average equity to average assets	11.78%	11.31%	10.64%

Quarterly Financial Data. The Company’s consolidated quarterly operating results for the years ended December 31, 2019 and 2018 are presented in Table 18.

	2019				2018
(Dollars in thousands, except per share amounts)	First	Second	Third	Fourth	First	Second	Third	Fourth
Total interest income	$12,183	12,375	12,430	12,613	$10,759	11,059	11,608	11,924
Total interest expense	757	781	994	1,225	467	513	557	609
Net interest income	11,426	11,594	11,436	11,388	10,292	10,546	11,051	11,315

Provision for loan losses	178	77	422	186	31	231	110	418
Other income	4,120	4,385	4,708	4,526	3,736	4,016	3,915	4,499
Other expense	10,916	11,244	11,267	12,090	10,042	10,560	10,702	11,270
Income before income taxes	4,452	4,658	4,455	3,638	3,955	3,771	4,154	4,126

Income tax expense	785	845	834	672	652	595	687	690
Net earnings	3,667	3,813	3,621	2,966	3,303	3,176	3,467	3,436

Basic net earnings per share	$0.61	0.64	0.62	0.50	$0.55	0.53	0.58	0.57
Diluted net earnings per share	$0.61	0.64	0.61	0.50	$0.55	0.53	0.57	0.57

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk reflects the risk of economic loss resulting from adverse changes in market prices and interest rates. This risk of loss can be reflected in either diminished current market values or reduced potential net interest income in future periods.

The Company’s market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. The structure of the Company’s loan and deposit portfolios is such that a significant decline (increase) in interest rates may adversely (positively) impact net market values and interest income. Management seeks to manage the risk through the utilization of its investment securities and off-balance sheet derivative instruments. During the years ended December 31, 2019, 2018 and 2017, the Company used interest rate contracts to manage market risk as discussed above in the section entitled “Asset Liability and Interest Rate Risk Management.”

Table 19 presents in tabular form the contractual balances and the estimated fair value of the Company’s on-balance sheet financial instruments at their expected maturity dates for the period ended December 31, 2019. The expected maturity categories take into consideration historical prepayment experience as well as management’s expectations based on the interest rate environment at December 31, 2019. For core deposits without contractual maturity (i.e. interest-bearing checking, savings, and money market accounts), the table presents principal cash flows based on management’s judgment concerning their most likely runoff or repricing behaviors.

Table 19 - Market Risk Table

(Dollars in thousands)
Loans Receivable	2020	2021	2022	2023	2024	Thereafter	Total	Fair Value
Fixed rate	$35,524	42,507	67,695	82,226	93,595	206,216	527,763	503,966
Average interest rate	4.84%	4.77%	4.87%	5.25%	5.28%	4.95%
Variable rate	$66,551	28,811	17,834	27,003	17,380	168,949	326,528	326,528
Average interest rate	5.31%	5.34%	5.48%	5.22%	5.30%	5.10%
Total							854,291	830,494

Investment Securities
Interest bearing deposits	$720	-	-	-	-	-	720	720
Average interest rate	2.10%	-	-	-	-	-
Federal funds sold	$3,330	-	-	-	-	-	3,330	3,330
Average interest rate	1.63%	-	-	-	-	-
Securities available for sale	$7,928	8,948	22,903	22,736	3,105	130,126	195,746	195,746
Average interest rate	3.73%	4.58%	4.44%	4.46%	2.86%	4.01%
Nonmarketable equity securities	$-	-	-	-	-	4,231	4,231	4,231
Average interest rate	-	-	-	-	-	2.43%

Debt Obligations
Deposits	$50,577	22,047	10,960	3,117	21,818	857,998	966,517	955,766
Average interest rate	0.41%	0.60%	0.90%	0.99%	1.23%	0.05%
Securities sold under agreement
to repurchase	$24,221	-	-	-	-	-	24,221	24,221
Average interest rate	0.57%	-	-	-	-	-
Junior subordinated debentures	$-	-	-	-	-	15,619	15,619	15,619
Average interest rate	-	-	-	-	-	3.52%

Table 20 presents the simulated impact to net interest income under varying interest rate scenarios and the theoretical impact of rate changes over a twelve-month period referred to as “rate ramps.” The table shows the estimated theoretical impact on the Company’s tax equivalent net interest income from hypothetical rate changes of plus and minus 1%, 2% and 3%, as compared to the estimated theoretical impact of rates remaining unchanged. The table also shows the simulated impact to market value of equity under varying interest rate scenarios and the theoretical impact of immediate and sustained rate changes referred to as “rate shocks” of plus and minus 1%, 2% and 3%, as compared to the theoretical impact of rates remaining unchanged. The prospective effects of the hypothetical interest rate changes are based upon various assumptions, including relative and estimated levels of key interest rates. This type of modeling has limited usefulness because it does not allow for the strategies management would utilize in response to sudden and sustained rate changes. Also, management does not believe that rate changes of the magnitude presented are likely in the forecast period presented.

Table 20 - Interest Rate Risk

(Dollars in thousands)

	Estimated Resulting Theoretical Net Interest Income
Hypothetical rate change (ramp over 12 months)	Amount	% Change
+3%	$48,075	3.59%
+2%	$47,906	3.22%
+1%	$47,276	1.87%
0%	$46,410	0.00%
-1%	$45,324	-2.34%
-2%	$44,695	-3.70%
-3%	$44,631	-3.83%

	Estimated Resulting Theoretical Market Value of Equity
Hypothetical rate change (immediate shock)	Amount	% Change
+3%	$180,259	17.15%
+2%	$182,065	18.33%
+1%	$173,722	12.90%
0%	$153,868	0.00%
-1%	$124,049	-19.38%
-2%	$90,851	-40.96%
-3%	$94,994	-38.26%

PEOPLES BANCORP OF NORTH CAROLINA, INC.
Consolidated Financial Statements
December 31, 2019, 2018 and 2017

INDEX

PAGE(S)

Reports of Independent Registered Public Accounting Firm on the Consolidated Financial Statements	A-25 - A-27

Financial Statements
Consolidated Balance Sheets at December 31, 2019 and 2018	A-28

Consolidated Statements of Earnings for the years ended December 31, 2019, 2018 and 2017	A-29

Consolidated Statements of Comprehensive Income for the years ended December 31, 2019, 2018 and 2017	A-30

Consolidated Statements of Changes in Shareholders' Equity for the years ended December 31, 2019, 2018 and 2017	A-31

Consolidated Statements of Cash Flows for the years ended December 31, 2019, 2018 and 2017	A-32 - A-33

Notes to Consolidated Financial Statements	A-34 - A-68

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Peoples Bancorp of North Carolina, Inc.

Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Peoples Bancorp of North Carolina, Inc. and its subsidiaries (the Company) as of December 31, 2019 and 2018, the related consolidated statements of earnings, comprehensive income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2019, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013, and our report dated March 13, 2020 expressed an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

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
March 13, 2020

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Peoples Bancorp of North Carolina, Inc.

Opinion on the Internal Control Over Financial Reporting
We have audited Peoples Bancorp of North Carolina, Inc.'s (the Company) internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013. In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of the Company as of December 31, 2019 and 2018, the related consolidated statements of earnings, comprehensive income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2019, and the related notes to the consolidated financial statements and our report dated March 13, 2020 expressed an unqualified opinion.

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

/s/ Elliott Davis, PLLC

Charlotte, North Carolina
March 13, 2020

PEOPLES BANCORP OF NORTH CAROLINA, INC.
Consolidated Balance Sheets
December 31, 2019 and December 31, 2018
(Dollars in thousands)

	December 31,	December 31,
Assets	2019	2018

Cash and due from banks, including reserve requirements of $13,210 at 12/31/19 and $8,918 at 12/31/18	$48,337	40,553

Interest-bearing deposits	720	2,817
Federal funds sold	3,330	-
Cash and cash equivalents	52,387	43,370

Investment securities available for sale	195,746	194,578
Other investments	4,231	4,361
Total securities	199,977	198,939

Mortgage loans held for sale	4,417	680

Loans	849,874	804,023
Less allowance for loan losses	(6,680)	(6,445)
Net loans	843,194	797,578

Premises and equipment, net	18,604	18,450
Cash surrender value of life insurance	16,319	15,936
Other real estate	-	27
Right of use lease asset	3,622	-
Accrued interest receivable and other assets	16,362	18,271
Total assets	$1,154,882	1,093,251

Liabilities and Shareholders' Equity

Deposits:
Noninterest-bearing demand	$338,004	298,817
NOW, MMDA & savings	516,757	475,223
Time, $250,000 or more	34,269	16,239
Other time	77,487	86,934
Total deposits	966,517	877,213

Securities sold under agreements to repurchase	24,221	58,095
Junior subordinated debentures	15,619	20,619
Lease liability	3,647	-
Accrued interest payable and other liabilities	10,758	13,707
Total liabilities	1,020,762	969,634

Commitments (Note 11)

Shareholders' equity:

Series A preferred stock, $1,000 stated value; authorized 5,000,000 shares; no shares issued and outstanding	-	-
Common stock, no par value; authorized 20,000,000 shares; issued and outstanding 5,912,300 shares at December 31, 2019 and 5,995,256 shares at December 31, 2018	59,813	62,096
Retained earnings	70,663	60,535
Accumulated other comprehensive income	3,644	986
Total shareholders' equity	134,120	123,617

Total liabilities and shareholders' equity	$1,154,882	1,093,251

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.
Consolidated Statements of Earnings
For the Years Ended December 31, 2019, 2018 and 2017
(Dollars in thousands, except per share amounts)

	2019	2018	2017

Interest income:
Interest and fees on loans	$43,301	38,654	34,888
Interest on due from banks	213	304	219
Interest on federal funds sold	331	-	-
Interest on investment securities:
U.S. Government sponsored enterprises	2,670	2,333	2,404
States and political subdivisions	2,915	3,877	4,236
Other	171	182	202
Total interest income	49,601	45,350	41,949

Interest expense:
NOW, MMDA & savings deposits	1,596	769	598
Time deposits	909	472	466
FHLB borrowings	205	-	662
Junior subordinated debentures	844	790	590
Other	203	115	61
Total interest expense	3,757	2,146	2,377

Net interest income	45,844	43,204	39,572

Provision for (reduction of) loan losses	863	790	(507)

Net interest income after provision for loan losses	44,981	42,414	40,079

Non-interest income:
Service charges	4,576	4,355	4,453
Other service charges and fees	714	705	593
Gain on sale of securities	226	15	-
Mortgage banking income	1,264	851	1,190
Insurance and brokerage commissions	877	824	761
Appraisal management fee income	4,484	3,206	3,306
Gain (loss) on sales and write-downs of other real estate	(11)	17	(239)
Miscellaneous	5,609	6,193	5,300
Total non-interest income	17,739	16,166	15,364

Non-interest expense:
Salaries and employee benefits	23,238	21,530	20,058
Occupancy	7,364	7,170	6,701
Professional fees	1,490	1,525	1,236
Advertising	1,021	922	1,195
Debit card expense	890	994	1,248
FDIC insurance	119	328	347
Appraisal management fee expense	3,421	2,460	2,526
Other	7,974	7,645	7,917
Total non-interest expense	45,517	42,574	41,228

Earnings before income taxes	17,203	16,006	14,215

Income tax expense	3,136	2,624	3,947

Net earnings	$14,067	13,382	10,268

Basic net earnings per share	$2.37	2.23	1.71
Diluted net earnings per share	$2.36	2.22	1.69
Cash dividends declared per share	$0.66	0.52	0.44

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.
Consolidated Statements of Comprehensive Income
For the Years Ended December 31, 2019, 2018 and 2017
(Dollars in thousands)

	2019	2018	2017

Net earnings	$14,067	13,382	10,268

Other comprehensive income (loss):
Unrealized holding gains (losses) on securities available for sale	3,677	(3,370)	(355)
Reclassification adjustment for gains on securities available for sale included in net earnings	(226)	(15)	-

Total other comprehensive gain (loss), before income taxes	3,451	(3,385)	(355)

Income tax expense (benefit) related to other comprehensive gain (loss):

Unrealized holding gain (losses) on securities available for sale	845	(774)	(354)
Reclassification adjustment for gains on securities available for sale included in net earnings	(52)	(4)	-

Total income tax expense (benefit) related to other comprehensive gain (loss)	793	(778)	(354)

Total other comprehensive gain (loss), net of tax	2,658	(2,607)	(1)

Total comprehensive income	$16,725	10,775	10,267

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.
Consolidated Statements of Changes in Shareholders' Equity
For the Years Ended December 31, 2019, 2018 and 2017
(Dollars in thousands)

				Accumulated
	Common	Common		Other
	Stock	Stock	Retained	Comprehensive
	Shares	Amount	Earnings	Income	Total
Balance, December 31, 2016	5,417,800	$44,187	60,254	2,987	107,428

Cash dividends declared on common stock	-	-	(2,629)	-	(2,629)
10% stock dividend	544,844	16,994	(17,000)	-	(6)
Restricted stock units exercised	32,612	915	-	-	915
Net earnings	-	-	10,268	-	10,268
Change in accumulated other comprehensive income due to Tax Cuts and Jobs Act	-	-	(607)	607	-
Change in accumulated other comprehensive income, net of tax	-	-	-	(1)	(1)
Balance, December 31, 2017	5,995,256	$62,096	50,286	3,593	115,975

Cash dividends declared on common stock	-	-	(3,133)	-	(3,133)
Net earnings			13,382		13,382
Change in accumulated other comprehensive income due to	-	-	-	(2,607)	(2,607)
Balance, December 31, 2018	5,995,256	$62,096	60,535	986	123,617

Common stock repurchase	(90,354)	(2,490)	-	-	(2,490)
Cash dividends declared on common stock	-	-	(3,939)	-	(3,939)
Restricted stock units exercised	7,398	207			207
Net earnings	-	-	14,067	-	14,067
Change in accumulated other comprehensive income, net of tax	-	-	-	2,658	2,658
Balance, December 31, 2019	5,912,300	$59,813	70,663	3,644	134,120

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2019, 2018 and 2017
(Dollars in thousands)

	2019	2018	2017

Cash flows from operating activities:
Net earnings	$14,067	13,382	10,268
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, amortization and accretion	3,964	4,571	5,018
Provision for (reduction of) loan losses	863	790	(507)
Deferred income taxes	176	78	2,120
Gain on sale of investment securities	(226)	(15)	-
Gain on sale of other real estate	(6)	(17)	-
Write-down of other real estate	17	-	239
(Gain) loss on sale and writedowns of premises and equipment	239	(544)	-
Restricted stock expense	270	85	592
Proceeds from sales of loans held for sale	56,364	35,922	59,193
Origination of loans held for sale	(60,101)	(35,745)	(54,341)
Change in:
Cash surrender value of life insurance	(383)	(384)	(600)
Right of use lease asset	787	-	-
Other assets	940	(3,695)	(3,982)
Lease liability	(762)	-	-
Other liabilities	(3,012)	2,759	594

Net cash provided by operating activities	13,197	17,187	18,594

Cash flows from investing activities:
Purchases of investment securities available for sale	(54,212)	(34,692)	(10,014)
Proceeds from sales, calls and maturities of investment securities available for sale	40,561	48,241	10,162
Proceeds from paydowns of investment securities available for sale	14,489	15,556	17,202
Purchases of other investments	(45)	(2,611)	(45)
Proceeds from paydowns of other investment securities	176	117	-
Net change in FHLB stock	(1)	(4)	850
Net change in loans	(46,505)	(45,094)	(36,748)
Purchases of premises and equipment	(2,835)	(1,742)	(5,557)
Proceeds from sale of premises and equipment	149	1,410	-
Proceeds from sale of other real estate and repossessions	42	232	44

Net cash used by investing activities	(48,181)	(18,587)	(24,106)

Cash flows from financing activities:
Net change in deposits	89,304	(29,739)	14,034
Net change in securities sold under agreement to repurchase	(33,874)	20,338	1,323
Proceeds from FHLB borrowings	184,500	-	1
Repayments of FHLB borrowings	(184,500)	-	(20,001)
Proceeds from FRB borrowings	1	1	1
Repayments of FRB borrowings	(1)	(1)	(1)
Proceeds from Fed Funds Purchased	100,252	4,277	187
Repayments of Fed Funds Purchased	(100,252)	(4,277)	(187)
Repayments of Junior Subordinated Debentures	(5,000)	-	-
Common stock repurchased	(2,490)	-	-
Cash dividends paid in lieu of fractional shares	-	-	(6)
Cash dividends paid on common stock	(3,939)	(3,133)	(2,629)

Net cash (used) provided by financing activities	44,001	(12,534)	(7,278)

Net change in cash and cash equivalents	9,017	(13,934)	(12,790)

Cash and cash equivalents at beginning of period	43,370	57,304	70,094

Cash and cash equivalents at end of period	$52,387	43,370	57,304

PEOPLES BANCORP OF NORTH CAROLINA, INC.
Consolidated Statements of Cash Flows, continued
For the Years Ended December 31, 2019, 2018 and 2017
(Dollars in thousands)

	2019	2018	2017

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$3,750	2,128	2,526
Income taxes	$3,206	1,163	2,408

Noncash investing and financing activities:
Change in unrealized gain on investment securities available for sale, net	$2,658	(2,607)	(1)
Transfer of loans to other real estate	$26	124	118
Issuance of accrued restricted stock units	$207	-	(915)
Initial recognition of lease right of use asset and lease liability recorded upon adoption of ASU 2016-02	$4,401
Recognition of right of use lease asset and lease liability	$8	-	-

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

Peoples Investment Services, Inc. (“PIS”) is a wholly owned subsidiary of the Bank and began operations in 1996 to provide investment and trust services through agreements with an outside party.

Real Estate Advisory Services, Inc. (“REAS”) is a wholly owned subsidiary of the Bank and began operations in 1997 to provide real estate appraisal and property management services to individuals and commercial customers of the Bank.

Community Bank Real Estate Solutions, LLC (“CBRES”) is a wholly owned subsidiary of the Bank and began operations in 2009 as a “clearing house” for appraisal services for community banks. Other banks are able to contract with CBRES to find and engage appropriate appraisal companies in the area where the property is located. In 2019, the Company lauched PB Insurance Agency, which is part of CBRES.

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

Cash and Cash Equivalents
Cash, due from banks, interest-bearing deposits and federal funds sold are considered cash and cash equivalents for cash flow reporting purposes.

Investment Securities
There are three classifications the Company is able to classify its investment securities: trading, available for sale, or held to maturity. Trading securities are bought and held principally for sale in the near term. Held to maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All other securities not included in trading or held to maturity are classified as available for sale. At December 31, 2019 and 2018, the Company classified all of its investment securities as available for sale.

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

There were no significant changes in the estimation methods or fundamental assumptions used in the evaluation of the allowance for loan losses for the year ended December 31, 2019 as compared to the year ended December 31, 2018. Revisions, estimates and assumptions may be made in any period in which the supporting factors indicate that loss levels may vary from the previous estimates.

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

Mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of mortgage loans serviced for others was approximately $729,000, $866,000 and $1.0 million at December 31, 2019, 2018 and 2017, respectively.

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

Stock-Based Compensation
The Company has an Omnibus Stock Ownership and Long Term Incentive Plan that was approved by shareholders on May 7, 2009 (the “Plan”) whereby certain stock-based rights, such as stock options, restricted stock, restricted stock units, performance units, stock appreciation rights or book value shares, may be granted to eligible directors and employees. No shares were available for issuance under the Plan at December 31, 2019 as all stock-based rights under the Plan must have been granted or awarded by May 7, 2019 (i.e., ten years from the Plan effective date).

The Company granted 32,465 restricted stock units under the Plan at a grant date fair value of $7.18 per share during the first quarter of 2012, of which 5,891 restricted stock units were forfeited by the executive officers of the Company as required by the agreement with the U.S. Department of the Treasury in conjunction with the Company’s participation in the Capital Purchase Program under the Troubled Asset Relief Program. In July 2012, the Company granted 5,891 restricted stock units at a grant date fair value of $7.50 per share. The Company granted 29,475 restricted stock units under the Plan at a grant date fair value of $10.82 per share during the second quarter of 2013. The Company granted 23,162 restricted stock units under the Plan at a grant date fair value of $14.27 per share during the first quarter of 2014. The Company granted 16,583 restricted stock units under the Plan at a grant date fair value of $16.34 per share during the first quarter of 2015. The Company granted 5,544 restricted stock units under the Plan at a grant date fair value of $16.91 per share during the first quarter of 2016. The Company granted 4,114 restricted stock units under the Plan at a grant date fair value of $25.00 per share during the first quarter of 2017. The Company granted 3,725 restricted stock units under the Plan at a grant date fair value of $31.43 per share during the first quarter of 2018. The Company granted 5,290 restricted stock units under the Plan at a grant date fair value of $28.43 per share during the first quarter of 2019. The number of restricted stock units granted and grant date fair values for the restricted stock units granted in 2012 through 2017 have been restated to reflect the 10% stock dividend that was paid in the fourth quarter of 2017. The Company recognizes compensation expense on the restricted stock units over the period of time the restrictions are in place (five years from the grant date for the 2012 grants, four years from the grant date for the 2013, 2015, 2016, 2017, 2018 and 2019 grants and three years from the grant date for the 2014 grants). The amount of expense recorded each period reflects the changes in the Company’s stock price during such period. As of December 31, 2019, the total unrecognized compensation expense related to the restricted stock unit grants under the Plan was $238,000.

The Company recognized compensation expense for restricted stock units granted under the Plan of $270,000, $85,000 and $592,000 for the years ended December 31, 2019, 2018 and 2017, respectively.

Net Earnings Per Share
Net earnings per common share is based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per common share. The average market price during the year is used to compute equivalent shares.

The reconciliations of the amounts used in the computation of both “basic earnings per common share” and “diluted earnings per common share” for the years ended December 31, 2019, 2018 and 2017 are as follows:

For the year ended December 31, 2019

	Net Earnings (Dollars in thousands)	Weighted Average Number of Shares	Per Share Amount
Basic earnings per share	$14,067	5,941,873	$2.37
Effect of dilutive securities:
Restricted stock units	-	25,438
Diluted earnings per share	$14,067	5,967,311	$2.36

For the year ended December 31, 2018

	Net Earnings (Dollars in thousands)	Weighted Average Number of Shares	Per Share Amount
Basic earnings per share	$13,382	5,995,256	$2.23
Effect of dilutive securities:
Restricted stock units	-	20,240
Diluted earnings per share	$13,382	6,015,496	$2.22

For the year ended December 31, 2017

	Net Earnings (Dollars in thousands)	Weighted Average Number of Shares	Per Share Amount
Basic earnings per share	$10,268	5,988,183	$1.71
Effect of dilutive securities:
Restricted stock units	-	74,667
Diluted earnings per share	$10,268	6,062,850	$1.69

Recent Accounting Pronouncements

The following tables provide a summary of Accounting Standards Updates (“ASU”) issued by the Financial Accounting Standards Board (“FASB”) that the Company has recently adopted.

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
		January 1, 2018	See section titled "ASU 2014-09" below for a description of the effect on the Company’s results of operations, financial position and disclosures.
ASU 2016-01: Recognition and Measurement of Financial Assets and Financial Liabilities	Addresses certain aspects of recognition, measurement, presentation, and disclosure of financial instruments.	January 1, 2018	The adoption of this guidance did not have a material impact on the Company’s results of operations, financial position or disclosures.
ASU 2017-07: Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Costs	Amended the requirements related to the income statement presentation of the components of net periodic beneﬁt cost for an entity’s sponsored deﬁned beneﬁt pension and other postretirement plans.	January 1, 2018	The adoption of this guidance did not have a material impact on the Company’s results of operations, financial position or disclosures.
ASU 2017-09: Scope of Modification Accounting	Amended the requirements related to changes to the terms or conditions of a share-based payment award.	January 1, 2018	The adoption of this guidance did not have a material impact on the Company’s results of operations, financial position or disclosures.
ASU 2017-14: Income Statement—Reporting Comprehensive, Income (Topic 220), Revenue Recognition (Topic 605), and Revenue from Contracts with Customers (Topic 606)	Incorporates into the Accounting Standards Codification ("ASC") recent Securities and Exchange Commission ("SEC") guidance related to revenue recognition.	Effective upon issuance	The adoption of this guidance did not have a material impact on the Company’s results of operations, financial position or disclosures.

ASU	Description	Effective Date	Effect on Financial Statements or Other Significant Matters
ASU 2018-03: Technical Corrections and Improvements to Financial Instruments—Overall (Subtopic 825-10) Recognition and Measurement of Financial Assets and Financial Liabilities	Clarifies certain aspects of the guidance issued in ASU 2016-01.	January 1, 2018	The adoption of this guidance did not have a material impact on the Company’s results of operations, financial position or disclosures.
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
		Effective upon issuance	The adoption of this guidance did not have a material impact on the Company’s results of operations, financial position or disclosures.
ASU 2016-02: Leases	Increases transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements.	January 1, 2019	See section titled "ASU 2016-02" below for a description of the effect on the Company’s results of operations, financial position and disclosures.
ASU 2017-08: Premium Amortization on Purchased Callable Debt Securities	Amended the requirements related to the amortization period for certain purchased callable debt securities held at a premium.	January 1, 2019	The adoption of this guidance did not have a material impact on the Company’s results of operations, financial position or disclosures.
ASU 2018-11: Leases (Topic 842): Targeted Improvements	Intended to reduce costs and ease implementation of ASU 2016-02.	January 1, 2019	The adoption of this guidance did not have a material impact on the Company’s results of operations, financial position or disclosures.
ASU 2018-20: Narrow- Scope Improvements for Lessors
Provides narrow-scope improvements for lessors, that provide relief in the accounting for sales, use and similar taxes, the accounting for other costs paid by a lessee that may benefit a lessor, and variable payments when contracts have lease and non-lease components.
		January 1, 2019	See comments for ASU 2016-02 below.
ASU 2019-07: Codification Updates to SEC Sections	Guidance updated for various Topics of the ASC to align the guidance in various SEC sections of the ASC with the requirements of certain SEC final rules.	Effective upon issuance	The adoption of this guidance did not have a material impact on the Company’s results of operations, financial position or disclosures.

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

The Company adopted ASU 2014-09 using the modified retrospective transition approach which does not require restatement of prior periods. The method was selected as there were no material changes in the timing of revenue recognition resulting in no comparability issues with prior periods. This adoption method is considered a change in accounting principle requiring additional disclosure of the nature of, and reason for, the change, which is solely a result of the adoption of the required standard. When applying the modified retrospective approach under ASU 2014-09, the Company has elected, as a practical expedient, to apply this approach only to contracts that were not completed as of January 1, 2018. A completed contract is considered to be a contract for which all (or substantially all) of the revenue was recognized in accordance with revenue guidance that was in effect before January 1, 2018. There were no uncompleted contracts as of January 1, 2018 for which application of the new standard required an adjustment to retained earnings.

The following disclosures involve the Company’s material income streams derived from contracts with customers which are within the scope of ASU 2014-09. Through the Company’s wholly-owned subsidiary, PIS, the Company contracts with a registered investment advisor to perform investment advisory services on behalf of the Company’s customers. The Company receives commissions from this third party investment advisor based on the volume of business that the Company’s customers do with such investment advisor. Total revenue recognized from these contracts was $876,000 and $823,000 for the years ended December 31, 2019 and 2018, respectively. The Company utilizes third parties to contract with the Company’s customers to perform debit and credit card clearing services. These third parties pay the Company commissions based on the volume of transactions that they process on behalf of the Company’s customers. Total revenue recognized from these contracts with these third parties was $4.1 million and $3.9 million for the years ended December 31, 2019 and 2018, respectively. Through the Company’s wholly-owned subsidiary, REAS, the Company provides property appraisal services for negotiated fee amounts on a per appraisal basis. Total revenue recognized from these contracts with customers was $692,000 and $597,000 for the years ended December 31, 2019 and 2018, respectively. Through the Company’s wholly-owned subsidiary, CBRES, the Company provides appraisal management services. Total revenue recognized from these contracts with customers was $4.5 million and $3.2 million for the years ended December 31, 2019 and 2018, respectively. Due to the nature of the Company’s relationship with the customers that the Company provides services, the Company does not incur costs to obtain contracts and there are no material incremental costs to fulfill these contracts that should be capitalized.

Disaggregation of Revenue. The Company’s portfolio of services provided to the Company’s customers consists of over 50,000 active contracts. The Company has disaggregated revenue according to timing of the transfer of service. Total revenue for the years ended December 31, 2019 derived from contracts in which services are transferred at a point in time was approximately $9.0 million. None of the Company’s revenue is derived from contracts in which services are transferred over time. Revenue is recognized as the services are provided to the customers. Economic factors impacting the customers could affect the nature, amount, and timing of these cash flows, as unfavorable economic conditions could impair the customers’ ability to provide payment for services. For the Company’s deposit contracts, this risk is mitigated as the Company generally deducts payments from customers’ accounts as services are rendered. For the Company’s appraisal services, the risk is mitigated in that the appraisal is not released until payment is received.

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

ASU 2016-02
On January 1, 2019, the Company adopted the requirements of ASU 2016-02, Leases (Topic 842). Topic 842 was subsequently amended by ASU 2018-01, Land Easement Practical Expedient for Transition to Topic 842; ASU 2018-10, Codification Improvements to Topic 842, Leases; and ASU 2018-11, Targeted Improvements. The purpose of Topic 842 is to increase transparency and comparability between organizations that enter into lease agreements. The key difference of Topic 842 from the previous guidance (Topic 840) is the recognition of a right-of-use (“ROU”) asset and lease liability on the statement of financial position for those leases previously classified as operating leases under the previous guidance. Topic 842 states that a contract is or contains a lease if the contract conveys the right to control the use of identified property, plant, or equipment (an identified asset) for a period of time in exchange for consideration. The Company reviewed its material non-real estate contracts to determine if they included a lease and did not note any that would need to be considered under Topic 842. The Company’s lease agreements in which Topic 842 has been applied are primarily for retail branch real estate properties. These real estate leases have lease terms from less than 12 months to leases with options up to 15 years, and payment terms vary with some being fixed payments or based on a fixed annual increase while others are variable and the annual increases are based on market rates or other indexes.

Initially transition from Topic 840 to Topic 842 required a modified retrospective approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. ASU 2018-11, which, among other things, provided an additional transition method that would allow entities to not apply the initial guidance of ASU 2016-02 to the comparative periods presented in the financial statements and instead recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The Company chose the transition method of adoption provided by ASU 2018-11, therefore, the Company will apply this standard to all existing leases as of the adoption date of January 1, 2019, recording a ROU asset and a lease liability and a cumulative-effect adjustment to the opening balance of retained earnings (if applicable) in the period of adoption. With this transition method, comparative prior period disclosures will be under the previous accounting guidance for leases (Topic 840). This adoption method is considered a change in accounting principle requiring additional disclosure of the nature of and reason for the change, which is solely a result of the adoption of the required standard.

Topic 842 provides a package of practical expedients in applying the lease standard to be chosen at the date of adoption. The Company has chosen to elect the package of practical expedients provided under ASU 2016-02 whereby it will not reassess (i) whether any expired or existing contracts are or contain leases, (ii) the lease classification for any expired or existing leases and (iii) initial direct costs for any existing leases. The Company has also chosen not to apply the recognition requirements of ASU 2016-02 to any short-term leases (as defined by related accounting guidance). The Company will account for lease and non-lease components separately becausesuch amounts are readily determinable under its lease contracts. Additionally, the Company has chosen to elect the use of hindsight, when applicable, in determining the lease term, in assessing the likelihood that a lessee purchase option will be exercised; and in assessing the impairment of ROU assets.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. The Company determined that all of its leases are classified as operating leases under Topic 842. For operating and finance leases, lease liabilities are initially measured at commencement date based on the present value of lease payments not yet paid, discounted using the discount rate for the lease at the lease commencement date over the lease term. For operating and finance leases, ROU assets are measured at the commencement date as the amount of the initial liability, adjusted for lease payments made to the lessor at or before commencement date, minus incentives; and for any initial direct costs incurred by the lessee. Based on the transition method that the Company has chosen to follow, the initial application date of the lease term for all existing leases is January 1, 2019.

For operating leases, after lease commencement, the lease liability is recorded at the present value of the unpaid lease payments discounted at the discount rate for the lease established at the commencement date. Lease expense is determined by the sum of the lease payments to be recognized on a straight-line basis over the lease term. The

ROU asset is subsequently amortized as the difference between the straight line lease cost for the period and the periodic accretion of the lease liability. The lease term used for the calculation of the initial operating ROU asset and lease liability will include the initial lease term in addition to one renewal option the Company thinks it is reasonably certain to exercise or incur. Regarding the discount rate, Topic 842 requires that the implicit rate within the lease agreement be used if available. If not available, the Company should use its incremental borrowing rate in effect at the time of the lease commencement date. The Company utilized Federal Home Loan Bank (“FHLB”) Atlanta’s Fixed Rate Credit rates for terms consistent with the Company’s lease terms.

The Company recorded operating ROU assets and operating lease liabilities of $4.4 million and $4.4 million, respectively at the commencement date of January 1, 2019. The Company did not have a cumulative-effect adjustment to the opening balance of retained earnings. The adoption of ASU 2016-02 did not have a material impact on the Company’s results of operations, financial position or disclosures.

A director of the Company has a membership interest in a company that leases two branch facilities to the Bank. The Bank’s lease payments for these facilities totaled $231,000 and $230,000 for the years ended December 31, 2019 and 2018, respectively.

The following tables provide a summary of ASU’s issued by the FASB that the Company has not adopted as of December 31, 2019, which may impact the Company’s financial statements.

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

See ASU 2019-10 below.
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
		See ASU 2019-10 below.	The adoption of this guidance is not expected to have a material impact on the Company’s results of operations, financial position or disclosures. See ASU 2016-13 above.

ASU	Description	Effective Date	Effect on Financial Statements or Other Significant Matters
ASU 2018-19: Leases (Topic 842): Codification Improvements
Provides guidance to address concerns companies had raised about an accounting exception they would lose when assessing the fair value of underlying assets under the leases standard and clarify that lessees and lessors are exempt from a certain interim disclosure requirement associated with adopting the new standard.
		January 1, 2020	The adoption of this guidance is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.
ASU 2019-04: Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments
Addresses unintended issues accountants flagged when implementing ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, ASU 2016-13, Measurement of Credit Losses on Financial Instruments, and ASU 2017-12, Targeted Improvements to Accounting for Hedging Activities.
		See ASU 2019-10 below.	The adoption of this guidance is not expected to have a material impact on the Company’s results of operations, financial position or disclosures. See ASU 2016-13 above.
ASU 2019-05: Financial Instruments—Credit Losses (Topic 326): Targeted Transition Relief
Guidance to provide entities with an option to irrevocably elect the fair value option, applied on an instrument-by-instrument basis for eligible instruments, upon adoption of ASU 2016-13, Measurement of Credit Losses on Financial Instruments.
		See ASU 2019-10 below.	The adoption of this guidance is not expected to have a material impact on the Company’s results of operations, financial position or disclosures. See ASU 2016-13 above.
ASU 2019-10: Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates
Guidance to defer the effective dates for private companies, not-for-profit organizations, and certain smaller reporting companies applying standards on current expected credit losses (CECL), leases, hedging.
		January 1, 2023	The adoption of this guidance is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.
ASU 2019-11: Codification Improvements to Topic 326, Financial Instruments—Credit Losses
Guidance that addresses issues raised by stakeholders during the implementation of ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments affect a variety of Topics in the ASC.
		January 1, 2023	The adoption of this guidance is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.
ASU 2019-12: Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes
Guidance to simplify accounting for income taxes by removing specific technical exceptions that often produce information investors have a hard time understanding. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance.
		January 1, 2021	The adoption of this guidance is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.
ASU 2020-01: Investments—Equity Securities (Topic 321), Investments—Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815)—Clarifying the Interactions between Topic 321, Topic 323, and Topic 815 (a consensus of the FASB Emerging Issues Task Force)

Guidance to clarify the interaction of the accounting for equity securities under Topic 321 and investments accounted for under the equity method of accounting in Topic 323 and the accounting for certain forward contracts and purchased options accounted for under Topic 815.
		January 1, 2021	The adoption of this guidance is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

Other accounting standards that have been issued or proposed by FASB or other standards-setting bodies are not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

Reclassification
Certain amounts in the 2018 and 2017 consolidated financial statements have been reclassified to conform to the 2019 presentation.

(2)
Investment Securities

Investment securities available for sale at December 31, 2019 and 2018 are as follows:

(Dollars in thousands)

	December 31, 2019
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$77,812	1,371	227	78,956
U.S. Government sponsored enterprises	28,265	443	311	28,397
State and political subdivisions	84,686	3,657	200	88,143
Trust preferred securities	250	-	-	250
Total	$191,013	5,471	738	195,746

(Dollars in thousands)

	December 31, 2018
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$52,145	516	558	52,103
U.S. Government sponsored enterprises	35,356	71	793	34,634
State and political subdivisions	105,545	2,089	43	107,591
Trust preferred securities	250	-	-	250
Total	$193,296	2,676	1,394	194,578

The current fair value and associated unrealized losses on investments in debt securities with unrealized losses at December 31, 2019 and 2018 are summarized in the tables below, with the length of time the individual securities have been in a continuous loss position.

(Dollars in thousands)

	December 31, 2019
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$28,395	177	6,351	50	34,746	227
U.S. Government sponsored enterprises	2,899	10	6,151	301	9,050	311
State and political subdivisions	7,367	200	-	-	7,367	200
Total	$38,661	387	12,502	351	51,163	738

              (Dollars in thousands)

	December 31, 2018
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$6,932	56	17,670	502	24,602	558
U.S. Government sponsored enterprises	1,784	69	25,172	724	26,956	793
State and political subdivisions	4,815	26	1,578	17	6,393	43
Total	$13,531	151	44,420	1,243	57,951	1,394

At December 31, 2019, unrealized losses in the investment securities portfolio relating to debt securities totaled $738,000. The unrealized losses on these debt securities arose due to changing interest rates and are considered to be temporary. From the December 31, 2019 tables above, seven out of 90 securities issued by state and political subdivisions contained unrealized losses and 24 out of 57 securities issued by U.S. Government sponsored enterprises, including mortgage-backed securities, contained unrealized losses. These unrealized losses are considered temporary because of acceptable financial condition and results of operations on each security and the repayment sources of principal and interest on U.S. Government sponsored enterprises, including mortgage-backed securities, are government backed.

The Company periodically evaluates its investments for any impairment which would be deemed other-than-temporary.   No investment impairments were deemed other-than-temporary in 2019, 2018 or 2017.

The amortized cost and estimated fair value of investment securities available for sale at December 31, 2019, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

December 31, 2019
(Dollars in thousands)

	Amortized Cost	Estimated Fair Value
Due within one year	$5,490	5,465
Due from one to five years	56,399	58,315
Due from five to ten years	47,717	49,293
Due after ten years	3,595	3,717
Mortgage-backed securities	77,812	78,956
Total	$191,013	195,746

During 2019, proceeds from sales of securities available for sale were $20.7 million and resulted in net gains of $226,000. During 2018, proceeds from sales of securities available for sale were $36.0 million and resulted in gross gains of $15,000. No securities available for sale were sold during the year ended December 31, 2017.

Securities with a fair value of approximately $66.0 million and $93.0 million at December 31, 2019 and 2018, respectively, were pledged to secure public deposits, FHLB borrowings and for other purposes as required by law.

GAAP establishes a framework for measuring fair value and expands disclosures about fair value measurements. There is a three-level fair value hierarchy for fair value measurements. Level 1 inputs are quoted prices in active markets for identical assets or liabilities that a company has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability. The table below presents the balance of securities available for sale, which are measured at fair value on a recurring basis by level within the fair value hierarchy as of December 31, 2019 and 2018.

(Dollars in thousands)

	December 31, 2019
	Fair Value Measurements	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage-backed securities	$78,956	-	78,956	-
U.S. Government sponsored enterprises	$28,397	-	28,397	-
State and political subdivisions	$88,143	-	88,143	-
Trust preferred securities	$250	-	-	250

(Dollars in thousands)

	December 31, 2018
	Fair Value Measurements	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage-backed securities	$52,103	-	52,103	-
U.S. Government sponsored enterprises	$34,634	-	34,634	-
State and political subdivisions	$107,591	-	107,591	-
Trust preferred securities	$250	-	-	250

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

The following is an analysis of fair value measurements of investment securities available for sale using Level 3, significant unobservable inputs, for the year ended December 31, 2019.

(Dollars in thousands)

Investment Securities Available for Sale
Level 3 Valuation
Balance, beginning of period	$250
Change in book value	-
Change in gain/(loss) realized and unrealized	-
Purchases/(sales and calls)	-
Transfers in and/or (out) of Level 3	-
Balance, end of period	$250

Change in unrealized gain/(loss) for assets still held in Level 3	$-

 (3)
Loans

Major classifications of loans at December 31, 2019 and 2018 are summarized as follows:

(Dollars in thousands)

	December 31, 2019	December 31, 2018
Real estate loans:
Construction and land development	$92,596	94,178
Single-family residential	269,475	252,983
Single-family residential - Banco de la Gente non-traditional	30,793	34,261
Commercial	291,255	270,055
Multifamily and farmland	48,090	33,163
Total real estate loans	732,209	684,640

Loans not secured by real estate:
Commercial loans	100,263	97,465
Farm loans	1,033	926
Consumer loans	8,432	9,165
All other loans	7,937	11,827

Total loans	849,874	804,023

Less allowance for loan losses	6,680	6,445

Total net loans	$843,194	797,578

The above table includes deferred costs, net of deferred fees, totaling $1.5 million and $1.6 million at December 31, 2019 and 2018, respectively.

The Bank grants loans and extensions of credit primarily within the Catawba Valley region of North Carolina, which encompasses Catawba, Alexander, Iredell and Lincoln counties and also in Mecklenburg, Wake and Durham counties of North Carolina. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate, the value of which is dependent upon the real estate market. Risk characteristics of the major components of the Bank’s loan portfolio are discussed below:

●
Construction and land development loans – The risk of loss is largely dependent on the initial estimate of whether the property’s value at completion equals or exceeds the cost of property construction and the availability of take-out financing. During the construction phase, a number of factors can result in delays or cost overruns. If the estimate is inaccurate or if actual construction costs exceed estimates, the value of the property securing the loan may be insufficient to ensure full repayment when completed through a permanent loan, sale of the property, or by seizure of collateral. As of December 31, 2019, construction and land development loans comprised approximately 11% of the Bank’s total loan portfolio.

●
Single-family residential loans – Declining home sales volumes, decreased real estate values and higher than normal levels of unemployment could contribute to losses on these loans. As of December 31, 2019, single-family residential loans comprised approximately 35% of the Bank’s total loan portfolio, including Banco single-family residential non-traditional loans which were approximately 4% of the Bank’s total loan portfolio.

●
Commercial real estate loans – Repayment is dependent on income being generated in amounts sufficient to cover operating expenses and debt service. These loans also involve greater risk because they are generally not fully amortizing over a loan period, but rather have a balloon payment due at maturity. A borrower’s ability to make a balloon payment typically will depend on being able to either refinance the loan or timely sell the underlying property. As of December 31, 2019, commercial real estate loans comprised approximately 34% of the Bank’s total loan portfolio.

●
Commercial loans – Repayment is generally dependent upon the successful operation of the borrower’s business. In addition, the collateral securing the loans may depreciate over time, be difficult to appraise, be illiquid, or fluctuate in value based on the success of the business. As of December 31, 2019, commercial loans comprised approximately 12% of the Bank’s total loan portfolio.

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

The following tables present an age analysis of past due loans, by loan type, as of December 31, 2019 and 2018:

December 31, 2019
(Dollars in thousands)

	Loans 30-89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Total Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
Real estate loans:
Construction and land development	$803	-	803	91,793	92,596	-
Single-family residential	3,000	126	3,126	266,349	269,475	-
Single-family residential -
Banco de la Gente non-traditional	4,834	413	5,247	25,546	30,793	-
Commercial	504	176	680	290,575	291,255	-
Multifamily and farmland	-	-	-	48,090	48,090	-
Total real estate loans	9,141	715	9,856	722,353	732,209	-

Loans not secured by real estate:
Commercial loans	432	-	432	99,831	100,263	-
Farm loans	-	-	-	1,033	1,033	-
Consumer loans	170	22	192	8,240	8,432	-
All other loans	-	-	-	7,937	7,937	-
Total loans	$9,743	737	10,480	839,394	849,874	-

December 31, 2018
(Dollars in thousands)

	Loans 30-89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Total Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
Real estate loans:
Construction and land development	$3	-	3	94,175	94,178	-
Single-family residential	4,162	570	4,732	248,251	252,983	-
Single-family residential -
Banco de la Gente non-traditional	4,627	580	5,207	29,054	34,261	-
Commercial	228	-	228	269,827	270,055	-
Multifamily and farmland	-	-	-	33,163	33,163	-
Total real estate loans	9,020	1,150	10,170	674,470	684,640	-

Loans not secured by real estate:
Commercial loans	445	90	535	96,930	97,465	-
Farm loans	-	-	-	926	926	-
Consumer loans	99	4	103	9,062	9,165	-
All other loans	-	-	-	11,827	11,827	-
Total loans	$9,564	1,244	10,808	793,215	804,023	-

The following table presents the Bank’s non-accrual loans as of December 31, 2019 and 2018:

	December 31, 2019	December 31, 2018
Real estate loans:
Construction and land development	$-	1
Single-family residential	1,378	1,530
Single-family residential -
Banco de la Gente non-traditional	1,764	1,440
Commercial	256	244
Total real estate loans	3,398	3,215

Loans not secured by real estate:
Commercial loans	122	89
Consumer loans	33	10
Total	$3,553	3,314

At each reporting period, the Bank determines which loans are impaired. Accordingly, the Bank’s impaired loans are reported at their estimated fair value on a non-recurring basis. An allowance for each impaired loan that is collateral-dependent is calculated based on the fair value of its collateral. The fair value of the collateral is based on appraisals performed by REAS, a subsidiary of the Bank. REAS is staffed by certified appraisers that also perform appraisals for other companies. Factors, including the assumptions and techniques utilized by the appraiser, are considered by management. If the recorded investment in the impaired loan exceeds the measure of fair value of the collateral, a valuation allowance is recorded as a component of the allowance for loan losses. An allowance for each impaired loan that is not collateral dependent is calculated based on the present value of projected cash flows. If the recorded investment in the impaired loan exceeds the present value of projected cash flows, a valuation allowance is recorded as a component of the allowance for loan losses. Impaired loans under $250,000 are not individually evaluated for impairment with the exception of the Bank’s troubled debt restructured (“TDR”) loans in the residential mortgage loan portfolio, which are individually evaluated for impairment. Impaired loans collectively evaluated for impairment totaled $5.3 million and $4.8 million at December 31, 2019 and 2018, respectively. Accruing impaired loans were $21.3 million and $22.8 million at December 31, 2019 and December 31, 2018, respectively. Interest income recognized on accruing impaired loans was $1.3 million for the years ended December 31, 2019 and 2018. No interest income is recognized on non-accrual impaired loans subsequent to their classification as non-accrual.

The following tables present the Bank’s impaired loans as of December 31, 2019, 2018 and 2017:

December 31, 2019
(Dollars in thousands)

	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Recorded Investment in Impaired Loans	Related Allowance	Average Outstanding Impaired Loans	YTD Interest Income Recognized
Real estate loans:
Construction and land development	$183	-	183	183	7	231	12
Single-family residential	5,152	403	4,243	4,646	36	4,678	269
Single-family residential -
Banco de la Gente non-traditional	15,165	-	14,371	14,371	944	14,925	956
Commercial	1,879	-	1,871	1,871	7	1,822	91
Total impaired real estate loans	22,379	403	20,668	21,071	994	21,656	1,328

Loans not secured by real estate:
Commercial loans	180	92	84	176	-	134	9
Consumer loans	100	-	96	96	2	105	7
Total impaired loans	$22,659	495	20,848	21,343	996	21,895	1,344

December 31, 2018
(Dollars in thousands)

	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Recorded Investment in Impaired Loans	Related Allowance	Average Outstanding Impaired Loans	YTD Interest Income Recognized
Real estate loans:
Construction and land development	$281	-	279	279	5	327	19
Single-family residential	5,059	422	4,188	4,610	32	6,271	261
Single-family residential -
Banco de la Gente non-traditional	16,424	-	15,776	15,776	1,042	14,619	944
Commercial	1,995	-	1,925	1,925	17	2,171	111
Total impaired real estate loans	23,759	422	22,168	22,590	1,096	23,388	1,335

Loans not secured by real estate:
Commercial loans	251	89	1	90	-	96	-
Consumer loans	116	-	113	113	2	137	7
Total impaired loans	$24,126	511	22,282	22,793	1,098	23,621	1,342

December 31, 2017
(Dollars in thousands)

	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Recorded Investment in Impaired Loans	Related Allowance	Average Outstanding Impaired Loans	YTD Interest Income Recognized
Real estate loans:
Construction and land development	$282	-	277	277	6	253	17
Single-family residential	5,226	1,135	3,686	4,821	41	5,113	265
Single-family residential -
Banco de la Gente non-traditional	17,360	-	16,805	16,805	1,149	16,867	920
Commercial	2,761	807	1,661	2,468	1	3,411	148
Multifamily and farmland	78	-	12	12	-	28	-
Total impaired real estate loans	25,707	1,942	22,441	24,383	1,197	25,672	1,350

Loans not secured by real estate:
Commercial loans	264	100	4	104	-	149	3
Farm loans (non RE)			-
Consumer loans	158	-	154	154	2	194	9
All other loans (not secured by real estate)	-	-	-	-	-	-	-
Total impaired loans	$26,129	2,042	22,599	24,641	1,199	26,015	1,362

The fair value measurements for mortgage loans held for sale, impaired loans and other real estate on a non-recurring basis at December 31, 2019 and 2018 are presented below. The Company’s valuation methodology is discussed in Note 15.

(Dollars in thousands)

	Fair Value Measurements December 31, 2019	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage loans held for sale	$4,417	-	-	4,417
Impaired loans	$20,347	-	-	20,347
Other real estate	$-	-	-	-

(Dollars in thousands)

	Fair Value Measurements December 31, 2018	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage loans held for sale	$680	-	-	680
Impaired loans	$21,695	-	-	21,695
Other real estate	$27	-	-	27

Changes in the allowance for loan losses for the year ended December 31, 2019 were as follows:

(Dollars in thousands)

	Real Estate Loans
	Construction and Land Development	Single-Family Residential	Single-Family Residential - Banco de la Gente Non-traditional	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer and All Other	Unallocated	Total
Allowance for loan losses:
Beginning balance	$813	1,325	1,177	1,278	83	626	-	161	982	6,445
Charge-offs	(21)	(42)	-	(1)	-	(389)	-	(623)	-	(1,076)
Recoveries	45	66	-	49	-	83	-	205	-	448
Provision	(143)	(75)	(104)	(21)	37	368	-	395	406	863
Ending balance	$694	1,274	1,073	1,305	120	688	-	138	1,388	6,680

Ending balance: individuallyevaluated for impairment	$2	6	925	4	-	-	-	-	-	937

Ending balance: collectivelyevaluated for impairment	692	1,268	148	1,301	120	688	-	138	1,388	5,743
Ending balance	$694	1,274	1,073	1,305	120	688	-	138	1,388	6,680

Loans:
Ending balance	$92,596	269,475	30,793	291,255	48,090	100,263	1,033	16,369	-	849,874

Ending balance: individually evaluated for impairment	$10	1,697	12,899	1,365	-	92	-	-	-	16,063
Ending balance: collectively evaluated for impairment	$92,586	267,778	17,894	289,890	48,090	100,171	1,033	16,369	-	833,811

                Changes in the allowance for loan losses for the year ended December 31, 2018 were as follows:

(Dollars in thousands)

	Real Estate Loans
	Construction and Land Development	Single-Family Residential	Single-Family Residential - Banco de la Gente Non-traditional	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer and All Other	Unallocated	Total
Allowance for loan losses:
Beginning balance	$804	1,812	1,280	1,193	72	574	-	155	476	6,366
Charge-offs	(53)	(116)	-	(453)	(5)	(54)	-	(452)	-	(1,133)
Recoveries	10	106	-	105	1	32	-	168	-	422
Provision	52	(477)	(103)	433	15	74	-	290	506	790
Ending balance	$813	1,325	1,177	1,278	83	626	-	161	982	6,445

Ending balance: individually evaluated for impairment	$-	-	1,023	15	-	-	-	-	-	1,038
Ending balance: collectively evaluated for impairment	813	1,325	154	1,263	83	626	-	161	982	5,407
Ending balance	$813	1,325	1,177	1,278	83	626	-	161	982	6,445

Loans:
Ending balance	$94,178	252,983	34,261	270,055	33,163	97,465	926	20,992	-	804,023

Ending balance: individually evaluated for impairment	$96	1,779	14,310	1,673	-	89	-	-	-	17,947
Ending balance: collectively evaluated for impairment	$94,082	251,204	19,951	268,382	33,163	97,376	926	20,992	-	786,076

Changes in the allowance for loan losses for the year ended December 31, 2017 were as follows:

(Dollars in thousands)

	Real Estate Loans
	Construction and Land Development	Single-Family Residential	Single-Family Residential - Banco de la Gente Non-traditional	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer and All Other	Unallocated	Total
Allowance for loan losses:
Beginning balance	$1,152	2,126	1,377	1,593	52	675	-	204	371	7,550
Charge-offs	-	(249)	-	-	(66)	(194)	-	(473)	-	(982)
Recoveries	14	85	-	21	-	31	-	154	-	305
Provision	(362)	(150)	(97)	(421)	86	62	-	270	105	(507)
Ending balance	$804	1,812	1,280	1,193	72	574	-	155	476	6,366

Ending balance: individually evaluated for impairment	$-	-	1,093	37	-	-	-	-	-	1,130

Ending balance: collectively evaluated for impairment	804	1,812	187	1,156	72	574	-	155	476	5,236
Ending balance	$804	1,812	1,280	1,193	72	574	-	155	476	6,366

Loans:
Ending balance	$84,987	246,703	37,249	248,637	28,937	89,022	1,204	23,025	-	759,764

Ending balance: individually evaluated for impairment	$98	1,855	15,460	2,251	-	100	-	-	-	19,764

Ending balance: collectively evaluated for impairment	$84,889	244,848	21,789	246,386	28,937	88,922	1,204	23,025	-	740,000

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

  The following tables present the credit risk profile of each loan type based on internally assigned risk grades as of December 31, 2019 and 2018.

December 31, 2019
(Dollars in thousands)

	Real Estate Loans
	Construction and Land Development	Single-Family Residential	Single-Family Residential - Banco de la Gente non-traditional	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer	All Other	Total

1- Excellent Quality	$-	8,819	-	-	-	330	-	693	-	9,842
2- High Quality	32,029	128,757	-	21,829	256	20,480	-	2,708	1,860	207,919
3- Good Quality	52,009	107,246	12,103	231,003	42,527	72,417	948	4,517	5,352	528,122
4- Management Attention	5,487	18,409	13,737	35,095	4,764	6,420	85	458	725	85,180
5- Watch	3,007	3,196	2,027	3,072	543	492	-	8	-	12,345
6- Substandard	64	3,048	2,926	256	-	124	-	48	-	6,466
7- Doubtful	-	-	-	-	-	-	-	-	-	-
8- Loss	-	-	-	-	-	-	-	-	-	-
Total	$92,596	269,475	30,793	291,255	48,090	100,263	1,033	8,432	7,937	849,874

December 31, 2018
(Dollars in thousands)

	Real Estate Loans
	Construction and Land Development	Single-Family Residential	Single-Family Residential - Banco de la Gente Non-traditional	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer	All Other	Total

1- Excellent Quality	$504	5,795	-	-	-	605	-	673	-	7,577
2- High Quality	24,594	128,588	-	25,321	395	20,520	-	3,229	2,145	204,792
3- Good Quality	59,549	92,435	13,776	211,541	27,774	69,651	785	4,699	8,932	489,142
4- Management Attention	5,707	19,200	15,012	30,333	3,906	6,325	141	529	750	81,903
5- Watch	3,669	3,761	2,408	2,616	1,088	264	-	18	-	13,824
6- Substandard	155	3,204	3,065	244	-	100	-	17	-	6,785
7- Doubtful	-	-	-	-	-	-	-	-	-	-
8- Loss	-	-	-	-	-	-	-	-	-	-
Total	$94,178	252,983	34,261	270,055	33,163	97,465	926	9,165	11,827	804,023

TDR loans modified in 2019, past due TDR loans and non-accrual TDR loans totaled $4.3 million and $4.7 million at December 31, 2019 and December 31, 2018, respectively. The terms of these loans have been renegotiated to provide a concession to original terms, including a reduction in principal or interest as a result of the deteriorating financial position of the borrower. There were zero and $92,000 in performing loans classified as TDR loans at December 31, 2019 and December 31, 2018, respectively.

There were no new TDR modifications during the year ended December 31, 2019.

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

There were no TDR loans with a payment default occurring within 12 months of the restructure date, and the payment default occurring during the years ended December 31, 2019 and 2018. TDR loans are deemed to be in default if they become past due by 90 days or more.

(4) Premises and Equipment

Major classifications of premises and equipment at December 31, 2019 and 2018 are summarized as follows:

(Dollars in thousands)

	2019	2018

Land	$2,793	2,889
Buildings and improvements	18,931	19,796
Furniture and equipment	24,743	22,443
Construction in process	395	381

Total premises and equipment	46,862	45,509

Less accumulated depreciation	28,258	27,059

Total net premises and equipment	$18,604	18,450

               The Company recognized approximately $2.3 million in depreciation expense for the years ended December 31, 2019 and 2018. Depreciation expense was approximately $2.1 million for the year ended December 31, 2017.

The Company had $239,000 and $544,000 net losses on the sale of and write-downs on premises and equipment for the years ended December 31, 2019 and 2018, respectively.

(5) Leases

The Company leases various office spaces for banking and operational facilities and equipment under operating lease arrangements.

Total rent expense was approximately $949,000, $785,000 and $756,000 for the years ended December 31, 2019, 2018 and 2017, respectively.

As of December 31, 2019 the Company had operating ROU assets of $3.6 million and operating lease liabilities of $3.6 million. The Company maintains operating leases on land and buildings for some of the Bank’s branch facilities and loan production offices. Most leases include one option to renew, with renewal terms extending up to 15 years. The exercise of renewal options is based on the judgment of management as to whether or not the renewal option is reasonably certain to be exercised. Factors in determining whether an option is reasonably certain of exercise include, but are not limited to, the value of leasehold improvements, the value of renewal rates compared to market rates, and the presence of factors that would cause a significant economic penalty to the Company if the option is not exercised. As allowed by the standard, leases with a term of 12 months or less are not recorded on the balance sheet and instead are recognized in lease expense on a straight-line basis over the lease term.

The following table presents lease cost and other lease information as of December 31, 2019.

(Dollars in thousands)

December 31, 2019

Operating lease cost	$893

Other information:
Cash paid for amounts included in the measurement of lease liabilities	850
Operating cash flows from operating leases	-
Right-of-use assets obtained in exchange for new lease liabilities - operating leases	8
Weighted-average remaining lease term - operating leases	7.27
Weighted-average discount rate - operating leases	3.19%

The following table presents lease maturities as of December 31, 2019.

(Dollars in thousands)

Maturity Analysis of Operating Lease Liabilities:	December 31, 2019
2020	$823
2021	793
2022	501
2023	393
2024	304
Thereafter	1,320
Total	4,134
Less: Imputed Interest	(487)
Operating Lease Liability	$3,647

(6) Time Deposits

At December 31, 2019, the scheduled maturities of time deposits are as follows:

(Dollars in thousands)

2020	$53,905
2021	21,997
2022	10,919
2023	3,117
2024 and thereafter	21,818

Total	$111,756

At December 31, 2019 and 2018, the Bank had approximately $22.3 million and $3.4 million, respectively, in time deposits purchased through third party brokers, including certificates of deposit participated through the Certificate of Deposit Account Registry Service (“CDARS”) on behalf of local customers. CDARS balances totaled $3.1 million and $3.4 million as of December 31, 2019 and 2018, respectively. The weighted average rate of brokered deposits as of December 31, 2019 and 2018 was 1.96% and 0.07%, respectively.

(7) Federal Home Loan Bank and Federal Reserve Bank Borrowings

The Bank had no borrowings from the FHLB at December 31, 2019 and 2018. FHLB borrowings are collateralized by a blanket assignment on all residential first mortgage loans, home equity lines of credit and loans secured by multi-family real estate that the Bank owns. At December 31, 2019, the carrying value of loans pledged as collateral totaled approximately $139.4 million. The remaining availability under the line of credit with the FHLB was $86.1 million at December 31, 2019.

The Bank is required to purchase and hold certain amounts of FHLB stock in order to obtain FHLB borrowings. No ready market exists for the FHLB stock, and it has no quoted market value. The stock is redeemable at $100 per share subject to certain limitations set by the FHLB. The Bank owned $983,000 and $982,000 of FHLB stock, included in other investments, at December 31, 2019 and 2018, respectively.

As of December 31, 2019 and 2018, the Bank had no borrowings from the Federal Reserve Bank (“FRB”). FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB. At December 31, 2019, the carrying value of loans pledged as collateral totaled approximately $452.6 million. Availability under the line of credit with the FRB was $344.7 million at December 31, 2019.

(8) Junior Subordinated Debentures

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

The Company redeemed $5.0 million of outstanding trust preferred securities in December 2019.

(9) Income Taxes

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

The provision for income taxes is summarized as follows:

(Dollars in thousands)

	2019	2018	2017
Current expense	$2,960	2,546	1,827
Deferred income tax expense	176	78	2,120
Total income tax	$3,136	2,624	3,947

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to earnings before income taxes are as follows:

(Dollars in thousands)

	2019	2018	2017
Tax expense at statutory rate (21% in 2018 and 2019)	$3,613	3,361	4,833
State income tax, net of federal income tax effect	327	358	307
Tax-exempt interest income	(802)	(990)	(1,594)
Increase in cash surrender value of life insurance	(81)	(81)	(136)
Nondeductible interest and other expense	40	23	46
Impact of TCJA	-	-	588
Other	39	(47)	(97)
Total	$3,136	2,624	3,947

The following summarizes the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities. The net deferred tax asset is included as a component of other assets at December 31, 2019 and 2018.

(Dollars in thousands)

	2019	2018
Deferred tax assets:
Allowance for loan losses	$1,535	1,481
Accrued retirement expense	1,150	1,119
Restricted stock	217	262
Accrued bonuses	266	211
Interest income on nonaccrual loans	2	1
Total gross deferred tax assets	3,170	3,074

Deferred tax liabilities:
Deferred loan fees	343	379
Accumulated depreciation	873	610
Prepaid expenses	7	10
Other	53	5
Unrealized gain on available for sale securities	1,087	294
Total gross deferred tax liabilities	2,363	1,298

Net deferred tax asset	$807	1,776

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

The Company’s Federal income tax filings for years 2016 through 2019 were at year end 2019 open to audit under statutes of limitations by the Internal Revenue Service. The Company’s North Carolina income tax returns are currently under audit for tax year 2014-2016, tax years 2017 and 2018 are open to audit under the statutes of limitations by the North Carolina Department of Revenue.

(10) Related Party Transactions

The Company conducts transactions with its directors and executive officers, including companies in which they have beneficial interests, in the normal course of business. It is the policy of the Company that loan transactions with directors and officers are made on substantially the same terms as those prevailing at the time made for comparable loans to other persons. The following is a summary of activity for related party loans for 2019 and 2018:

(Dollars in thousands)

	2019	2018
Beginning balance	$3,192	3,679
New loans	5,716	8,030
Repayments	(5,436)	(8,517)
Ending balance	$3,472	3,192

At December 31, 2019 and 2018, the Company had deposit relationships with related parties of approximately $30.4 million and $31.6 million, respectively.

A director of the Company has a membership interest in a company that leases two branch facilities to the Bank. The Bank’s lease payments for these facilities totaled $231,000 and $230,000 during 2019 and 2018, respectively.

(11) Commitments and Contingencies

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

In most cases, the Bank requires collateral or other security to support financial instruments with credit risk.

(Dollars in thousands)

	Contractual Amount
	2019	2018
Financial instruments whose contract amount represent credit risk:

Commitments to extend credit	$276,338	268,708

Standby letters of credit and financial guarantees written	$3,558	3,651

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates and because they may expire without being drawn upon, the total commitment amount of $279.9 million does not necessarily represent future cash requirements.

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

The Company has $82.5 million available for the purchase of overnight federal funds from six correspondent financial institutions as of December 31, 2019.

At December 31, 2017, the Bank committed to invest $3.0 million in an income tax credit partnership owning and developing two multifamily housing developments in Charlotte, North Carolina, with $1.5 million allocated to each property. The Bank has funded $2.7 million of this commitment at December 31, 2019.

(12) Employee and Director Benefit Programs

The Company has a profit sharing and 401(k) plan for the benefit of substantially all employees subject to certain minimum age and service requirements. Under the 401(k) plan, the Company matched employee contributions to a maximum of 4.00% of annual compensation in 2017, 2018 and 2019. The Company’s contribution pursuant to this formula was approximately $691,000, $670,000 and $622,000 for the years 2019, 2018 and 2017, respectively. Investments of the 401(k) plan are determined by a committee comprised of senior management. No investments in Company stock have been made by the 401(k) plan. Contributions to the 401(k) plan are vested immediately.

In December 2001, the Company initiated a postretirement benefit plan to provide retirement benefits to key officers and its Board of Directors and to provide death benefits for their designated beneficiaries. Under the postretirement benefit plan, the Company purchased life insurance contracts on the lives of the key officers and each director. The increase in cash surrender value of the contracts constitutes the Company’s contribution to the postretirement benefit plan each year. Postretirement benefit plan participants are to be paid annual benefits for a specified number of years commencing upon retirement. Expenses incurred for benefits relating to the postretirement benefit plan were approximately $361,000, $423,000 and $428,000 for the years 2019, 2018 and 2017, respectively.

The Company is currently paying medical benefits for certain retired employees. The Company did not incur any postretirement medical benefits expense in 2019, 2018 and 2017 due to an excess accrual balance.

The following table sets forth the change in the accumulated benefit obligation for the Company’s two postretirement benefit plans described above:

(Dollars in thousands)

	2019	2018

Benefit obligation at beginning of period	$4,566	4,361
Service cost	299	362
Interest cost	58	70
Benefits paid	(223)	(227)

Benefit obligation at end of period	$4,700	4,566

The amounts recognized in the Company’s Consolidated Balance Sheet as of December 31, 2019 and 2018 are shown in the following two tables:

(Dollars in thousands)

	2019	2018

Benefit obligation	$4,700	4,566
Fair value of plan assets	-	-

(Dollars in thousands)

	2019	2018

Funded status	$(4,700)	(4,566)
Unrecognized prior service cost/benefit	-	-
Unrecognized net actuarial loss	-	-

Net amount recognized	$(4,700)	(4,566)

Unfunded accrued liability	$(4,700)	(4,566)
Intangible assets	-	-

Net amount recognized	$(4,700)	(4,566)

Net periodic benefit cost of the Company’s postretirement benefit plans for the years ended December 31, 2019, 2018 and 2017 consisted of the following:

(Dollars in thousands)

	2019	2018	2017

Service cost	$299	362	348
Interest cost	58	70	68

Net periodic cost	$357	432	416

Weighted average discount rate assumption used to determine benefit obligation	5.49%	5.49%	5.49%

  The Company paid benefits under the two postretirement plans totaling $223,000 and $227,000 during the years ended December 31, 2019 and 2018, respectively. Information about the expected benefit payments for the Company’s two postretirement benefit plans is as follows:

(Dollars in thousands)

Year ending December 31,
2020	$237
2021	$353
2022	$342
2023	$342
2024	$354
Thereafter	$8,715

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

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of capital in relation to both on- and off-balance sheet items at various risk weights. Total capital consists of two tiers of capital. Tier 1 capital includes common shareholders’ equity and trust preferred securities less adjustments for intangible assets. Tier 2 capital consists of the allowance for loan losses, up to 1.25% of risk-weighted assets and other adjustments. Management believes, as of December 31, 2019, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2019, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There have been no conditions or events since that notification that management believes have changed the Bank’s category.

In 2013, the FRB approved its final rule on the Basel III capital standards, which implement changes to the regulatory capital framework for banking organizations. The Basel III capital standards, which became effective January 1, 2015, include new risk-based capital and leverage ratios, which were phased in from 2015 to 2019. The new minimum capital level requirements applicable to the Company and the Bank under the final rules are as follows: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 capital ratio of 6% (increased from 4%); (iii) a total risk based capital ratio of 8% (unchanged from previous rules); and (iv) a Tier 1 leverage ratio of 4% (unchanged from previous rules). An additional capital conservation buffer was added to the minimum requirements for capital adequacy purposes beginning on January 1, 2016 and was phased in through 2019 (increasing by 0.625% on January 1, 2016 and each subsequent January 1, until it reached 2.5% on January 1, 2019). This resulted in the following minimum ratios beginning in 2019: (i) a common equity Tier 1 capital ratio of 7.0%, (ii) a Tier 1 capital ratio of 8.5%, and (iii) a total capital ratio of 10.5%. Under the final rules, institutions would be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations establish a maximum percentage of eligible retained earnings that could be utilized for such actions.

The Company’s and the Bank’s actual capital amounts and ratios are presented below:

(Dollars in thousands)

	Actual		Minimum Regulatory Capital Ratio		Minimum Ratio plus Capital Conservation Buffer

	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2019:

Total Capital (to Risk-Weighted Assets)
Consolidated	$152,156	16.08%	75,710	8.00%	N/A	N/A
Bank	$149,266	15.79%	75,602	8.00%	99,228	10.50%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$145,476	15.37%	56,783	6.00%	N/A	N/A
Bank	$142,586	15.09%	56,702	6.00%	80,328	8.50%
Tier 1 Capital (to Average Assets)
Consolidated	$145,476	11.91%	48,872	4.00%	N/A	N/A
Bank	$142,586	11.61%	49,106	4.00%	49,106	4.00%
Common Equity Tier 1 (to Risk-Weighted Assets)
Consolidated	$130,476	13.79%	42,587	4.50%	N/A	N/A
Bank	$142,586	15.09%	42,526	4.50%	66,152	7.00%

(Dollars in thousands)

	Actual		Minimum Regulatory Capital Ratio		Minimum Ratio plus Capital Conservation Buffer

	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2018:

Total Capital (to Risk-Weighted Assets)
Consolidated	$149,076	16.15%	73,830	8.00%	N/A	N/A
Bank	$146,640	15.91%	73,717	8.00%	91,041	9.88%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$142,631	15.46%	55,372	6.00%	N/A	N/A
Bank	$140,195	15.21%	55,288	6.00%	72,612	7.88%
Tier 1 Capital (to Average Assets)
Consolidated	$142,631	13.05%	43,723	4.00%	N/A	N/A
Bank	$140,195	12.76%	43,950	4.00%	43,950	4.00%
Common Equity Tier 1 (to Risk-Weighted Assets)
Consolidated	$122,631	13.29%	41,529	4.50%	N/A	N/A
Bank	$140,195	15.21%	41,466	4.50%	58,790	6.38%

 (14) Shareholders’ Equity

Shareholders’ equity was $134.1 million, or 11.59% of total assets, at December 31, 2019, compared to $123.6 million, or 11.31% of total assets, at December 31, 2018. The increase in shareholders’ equity is primarily due to an increase in retained earnings due to net income.

Annualized return on average equity for the year ended December 31, 2019 was 10.45% compared to 10.81% for the year ended December 31, 2018. Total cash dividends paid on common stock were $3.9 million and $3.1 million for the years ended December 31, 2019 and 2018, respectively.

The Board of Directors, at its discretion, can issue shares of preferred stock up to a maximum of 5,000,000 shares. The Board is authorized to determine the number of shares, voting powers, designations, preferences, limitations and relative rights. The Board of Directors does not currently anticipate issuing shares of preferred stock.

In 2019, the Company’s Board of Directors authorized a stock repurchase program, whereby up to $5 million will be allocated to repurchase the Company’s common stock. Any purchases under the Company’s stock repurchase program may be made periodically as permitted by securities laws and other legal requirements in the open market or in privately-negotiated transactions. The timing and amount of any repurchase of shares will be determined by the Company’s management, based on its evaluation of market conditions and other factors. The stock repurchase program may be suspended at any time or from time-to-time without prior notice. The Company has repurchased approximately $2.5 million, or 90,354 shares of its common stock, under this stock repurchase program as of December 31, 2019.

(15) Other Operating Income and Expense

Miscellaneous non-interest income for the years ended December 31, 2019, 2018 and 2017 included the following items:

(Dollars in thousands)
	2019	2018	2017
Visa debit card income	$4,145	3,911	3,757
Bank owned life insurance income	383	384	400
Gain (loss) on sale of premises and equipment	(239)	544	(32)
Other	1,320	1,354	1,175
	$5,609	6,193	5,300

Other non-interest expense for the years ended December 31, 2019, 2018 and 2017 included the following items:

(Dollars in thousands)
	2019	2018	2017
ATM expense	$579	542	673
Consulting	972	1,012	785
Data processing	616	466	426
Deposit program expense	515	586	539
Dues and subscriptions	421	421	354
FHLB advance prepayment penalty	-	-	508
Internet banking expense	681	603	720
Office supplies	467	503	517
Telephone	802	678	855
Other	2,921	2,834	2,540
	$7,974	7,645	7,917

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

The fair value presentation for recurring assets is presented in Note 2. There were no recurring liabilities at December 31, 2019 and 2018. The fair value presentation for non-recurring assets is presented in Note 3. There were no non-recurring liabilities at December 31, 2019 and 2018. The carrying amount and estimated fair value of the Company’s financial instruments at December 31, 2019 and 2018 are as follows:

(Dollars in thousands)
		Fair Value Measurements at December 31, 2019
	Carrying Amount	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$52,387	52,387	-	-	52,387
Investment securities available for sale	$195,746	-	195,496	250	195,746
Other investments	$4,231	-	-	4,231	4,231
Mortgage loans held for sale	$4,417	-	-	4,417	4,417
Loans, net	$843,194	-	-	819,397	819,397
Cash surrender value of life insurance	$16,319	-	16,319	-	16,319

Liabilities:
Deposits	$966,517	-	-	955,766	955,766
Securities sold under agreements to repurchase	$24,221	-	24,221	-	24,221
Junior subordinated debentures	$15,619	-	15,619	-	15,619

(Dollars in thousands)
		Fair Value Measurements at December 31, 2018
	Carrying Amount	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$43,370	43,370	-	-	43,370
Investment securities available for sale	$194,578	-	194,328	250	194,578
Other investments	$4,361	-	-	4,361	4,361
Mortgage loans held for sale	$680	-	-	680	680
Loans, net	$797,578	-	-	748,917	748,917
Cash surrender value of life insurance	$15,936	-	15,936	-	15,936

Liabilities:
Deposits	$877,213	-	-	857,999	857,999
Securities sold under agreements to repurchase	$58,095	-	58,095	-	58,095
Junior subordinated debentures	$20,619	-	20,619	-	20,619

(17) Peoples Bancorp of North Carolina, Inc. (Parent Company Only) Condensed Financial Statements

Balance Sheets
December 31, 2019 and 2018
(Dollars in thousands)

Assets	2019	2018

Cash	$1,187	689
Interest-bearing time deposit	1,000	1,000
Investment in subsidiaries	146,230	141,181
Investment in PEBK Capital Trust II	619	619
Investment securities available for sale	250	250
Other assets	476	533

Total assets	$149,762	144,272

Liabilities and Shareholders' Equity

Junior subordinated debentures	$15,619	20,619
Liabilities	23	36
Shareholders' equity	134,120	123,617

Total liabilities and shareholders' equity	$149,762	144,272

Statements of Earnings
For the Years Ended December 31, 2019, 2018 and 2017
(Dollars in thousands)

Revenues:	2019	2018	2017

Interest and dividend income	$12,850	4,544	1,839

Total revenues	12,850	4,544	1,839

Expenses:

Interest	844	790	590
Other operating expenses	629	678	725

Total expenses	1,473	1,468	1,315

Income before income tax benefit and equity in undistributed earnings of subsidiaries	11,377	3,076	524

Income tax benefit	299	299	434

Income before equity in undistributed earnings of subsidiaries	11,676	3,375	958

Equity in undistributed earnings of subsidiaries	2,391	10,007	9,310

Net earnings	$14,067	13,382	10,268

Statements of Cash Flows
For the Years Ended December 31, 2019, 2018 and 2017
(Dollars in thousands)

	2019	2018	2017
Cash flows from operating activities:

Net earnings	$14,067	13,382	10,268
Adjustments to reconcile net earnings to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(2,391)	(10,007)	(9,310)
Change in:
Other assets	57	13	(272)
Other liabilities	(13)	6	5

Net cash provided by operating activities	11,720	3,394	691

Cash flows from investing activities:

Proceeds from calls and maturities of investment securities available for sale	-	-	500

Net cash provided by investing activities	-	-	500

Cash flows from financing activities:

Repayment of junior subordinated debentures	(5,000)	-	-
Cash dividends paid on common stock	(3,939)	(3,133)	(2,629)
Cash in lieu stock dividend	-	-	(6)
Stock repurchase	(2,490)	-	-
Proceeds from exercise of restricted stock units	207	-	915

Net cash used by financing activities	(11,222)	(3,133)	(1,720)

Net change in cash	498	261	(529)

Cash at beginning of year	689	428	957

Cash at end of year	$1,187	689	428

Noncash investing and financing activities:	-

Change in unrealized gain on investment securities available for sale, net	$2,658	(2,607)	(1)

(18) Quarterly Data

(Dollars in thousands, except per share amounts)	First	Second	Third	Fourth	First	Second	Third	Fourth
Total interest income	$12,183	12,375	12,430	12,613	$10,759	11,059	11,608	11,924
Total interest expense	757	781	994	1,225	467	513	557	609
Net interest income	11,426	11,594	11,436	11,388	10,292	10,546	11,051	11,315

Provision for loan losses	178	77	422	186	31	231	110	418
Other income	4,120	4,385	4,708	4,526	3,736	4,016	3,915	4,499
Other expense	10,916	11,244	11,267	12,090	10,042	10,560	10,702	11,270
Income before income taxes	4,452	4,658	4,455	3,638	3,955	3,771	4,154	4,126

Income tax expense	785	845	834	672	652	595	687	690
Net earnings	3,667	3,813	3,621	2,966	3,303	3,176	3,467	3,436

Basic net earnings per share	$0.61	0.64	0.62	0.50	$0.55	0.53	0.58	0.57
Diluted net earnings per share	$0.61	0.64	0.61	0.50	$0.55	0.53	0.57	0.57