Form 10-K, Exhibit 13
period 2020-12-31
PEOPLES BANCORP OF NORTH CAROLINA INC
filed 2021-03-19
CIK 1093672

EXHIBIT (13)

The Annual Report to Security Holders is Appendix A to the Proxy Statement for the 2020 Annual Meeting of Shareholders and is incorporated herein by reference.

APPENDIX A

ANNUAL REPORT
OF
PEOPLES BANCORP OF NORTH CAROLINA, INC.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

General Description of Business

Peoples Bancorp of North Carolina, Inc. (“Bancorp”), was formed in 1999 to serve as the holding company for Peoples Bank (the “Bank”). Bancorp is a bank holding company registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the Bank Holding Company Act of 1956, as amended (the “BHCA”). Bancorp’s principal source of income is dividends declared and paid by the Bank on its capital stock, if any. Bancorp has no operations and conducts no business of its own other than owning the Bank. Accordingly, the discussion of the business which follows concerns the business conducted by the Bank, unless otherwise indicated. Bancorp and its wholly owned subsidiary, the Bank, along with the Bank’s wholly owned subsidiaries are collectively called the “Company”, “we”, “our” or “us” in this Annual Report. Our principal executive offices are located at 518 West C Street, Newtown, North Carolina, 28658, and our telephone number is (828) 464-5620.

The Bank, founded in 1912, is a state-chartered commercial bank serving the citizens and business interests of the Catawba Valley and surrounding communities through 18 banking offices, as of December 31, 2020, located in Lincolnton, Newton, Denver, Catawba, Conover, Maiden, Claremont, Hiddenite, Hickory, Charlotte, Cornelius, Mooresville, Raleigh, and Cary North Carolina. The Bank also operates loan production offices in Charlotte and Denver North Carolina. The Company’s fiscal year ends December 31. At December 31, 2020, the Company had total assets of $1.4 billion, net loans of $938.7 million, deposits of $1.2 billion, total securities of $249.4 million, and shareholders’ equity of $139.9 million.

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

The Bank has a diversified loan portfolio, with no foreign loans and few agricultural loans. Real estate loans are predominately variable rate and fixed rate commercial property loans, which include residential development loans to commercial customers. Commercial loans are spread throughout a variety of industries with no one particular industry or group of related industries accounting for a significant portion of the commercial loan portfolio. The majority of the Bank’s deposit and loan customers are individuals and small to medium-sized businesses located in the Bank’s market area. The Bank’s loan portfolio also includes Individual Taxpayer Identification Number (ITIN) mortgage loans generated through the Bank’s Banco offices. Additional discussion of the Bank’s loan portfolio and sources of funds for loans can be found in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on pages A-4 through A-25 of the Annual Report.

The operations of the Bank and depository institutions in general are significantly influenced by general economic conditions and by related monetary and fiscal policies of depository institution regulatory agencies, including the Federal Reserve, the Federal Deposit Insurance Corporation (the “FDIC”) and the North Carolina Commissioner of Banks (the “Commissioner”).

At December 31, 2020, the Company employed 290 full-time employees and 27 part-time employees, which equated to 307 full-time equivalent employees.

Subsidiaries

The Bank is a subsidiary of the Company. At December 31, 2020, the Bank had four subsidiaries, Peoples Investment Services, Inc., Real Estate Advisory Services, Inc., Community Bank Real Estate Solutions, LLC (“CBRES”) and PB Real Estate Holdings, LLC. Through a relationship with Raymond James Financial Services, Inc., Peoples Investment Services, Inc. provides the Bank’s customers access to investment counseling and non-deposit investment products such as stocks, bonds, mutual funds, tax deferred annuities, and related brokerage services. Real Estate Advisory Services, Inc. provides real estate appraisal and real estate brokerage services. CBRES serves as a “clearing-house” for appraisal services for community banks. Other banks are able to contract with CBRES to find and engage appropriate appraisal companies in the area where the property to be appraised is located. This type of service ensures that the appraisal process remains independent from the financing process within the Bank. PB Real Estate Holdings, LLC acquires, manages and disposes of real property, other collateral and other assets obtained in the ordinary course of collecting debts previously contracted. In 2019, the Company launched PB Insurance Agency, which is part of CBRES.

                 In June 2006, the Company formed a wholly owned Delaware statutory trust, PEBK Capital Trust II (“PEBK Trust II”), which issued $20.0 million of guaranteed preferred beneficial interests in the Company’s junior subordinated deferrable interest debentures. All of the common securities of PEBK Trust II are owned by the Company. The proceeds from the issuance of the common securities and the trust preferred securities were used by PEBK Trust II to purchase $20.6 million of junior subordinated debentures of the Company, which pay a floating rateequal to three-month LIBOR plus 163 basis points. The proceeds received by the Company from the sale of the junior subordinated debentures were used in December 2006 to repay the trust preferred securities issued in December 2001 by PEBK Capital Trust, awholly owned Delaware statutory trust of the Company, and for general purposes. The debentures represent the sole asset of PEBK Trust II. PEBK Trust II is not included in the consolidated financial statements. The Company redeemed $5.0 million of outstanding trust preferred securities in 2019.

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

SELECTED FINANCIAL DATA
Dollars in Thousands Except Per Share Amounts

	2020	2019	2018	2017	2016
Summary of Operations
Interest income	$47,958	49,601	45,350	41,949	39,809
Interest expense	3,836	3,757	2,146	2,377	3,271
Net interest income	44,122	45,844	43,204	39,572	36,538
Provision for (reduction of) loan losses	4,259	863	790	(507)	(1,206)
Net interest income after provision
for loan losses	39,863	44,981	42,414	40,079	37,744
Non-interest income (1)	22,914	17,739	16,166	15,364	16,236
Non-interest expense (1)	48,931	45,517	42,574	41,228	42,242
Earnings before income taxes	13,846	17,203	16,006	14,215	11,738
Income tax expense	2,489	3,136	2,624	3,947	2,561
Net earnings	$11,357	14,067	13,382	10,268	9,177

Selected Year-End Balances
Assets	$1,414,855	1,154,882	1,093,251	1,092,166	1,087,991
Investment securities available for sale	245,249	195,746	194,578	229,321	249,946
Net loans	938,731	843,194	797,578	753,398	716,261
Mortgage loans held for sale	9,139	4,417	680	857	5,709
Interest-earning assets	1,326,489	1,058,937	1,007,078	996,509	999,201
Deposits	1,221,086	966,517	877,213	906,952	892,918
Interest-bearing liabilities	805,771	668,353	657,110	679,922	698,120
Shareholders' equity	$139,899	134,120	123,617	115,975	107,428
Shares outstanding	5,787,504	5,912,300	5,995,256	5,995,256	5,417,800

Selected Average Balances
Assets	$1,365,642	1,143,338	1,094,707	1,098,992	1,076,604
Investment securities available for sale	200,821	185,302	209,742	234,278	252,725
Loans	935,970	834,517	777,098	741,655	703,484
Interest-earning assets	1,271,764	1,055,730	1,007,484	998,821	985,236
Deposits	1,115,019	932,647	903,120	895,129	856,313
Interest-bearing liabilities	793,188	675,992	665,165	700,559	705,291
Shareholders' equity	$141,287	134,670	123,797	116,883	113,196
Shares outstanding (2)	5,808,121	5,941,873	5,995,256	5,988,183	6,024,970

Profitability Ratios
Return on average total assets	0.83%	1.23%	1.22%	0.93%	0.85%
Return on average shareholders' equity	8.04%	10.45%	10.81%	8.78%	8.11%
Dividend payout ratio	38.67%	28.00%	23.41%	25.67%	22.95%

Liquidity and Capital Ratios (averages)
Loan to deposit	83.94%	89.48%	86.05%	82.85%	82.15%
Shareholders' equity to total assets	10.35%	11.78%	11.31%	10.64%	10.51%

Per share of Common Stock (2)
Basic net earnings	$1.95	2.37	2.23	1.71	1.53
Diluted net earnings	$1.95	2.36	2.22	1.69	1.50
Cash dividends	$0.75	0.66	0.52	0.44	0.35
Book value	$24.17	22.68	20.62	19.34	18.03

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following is a discussion of our financial position and results of operations and should be read in conjunction with the information set forth under Item 1A Risk Factors in the Company’s annual report on Form 10-K and the Company’s consolidated financial statements and notes thereto on pages A-26 through A-71.

Introduction
Management’s discussion and analysis of earnings and related data are presented to assist in understanding the consolidated financial condition and results of operations of Peoples Bancorp of North Carolina, Inc. (“Bancorp”), for the years ended December 31, 2020, 2019 and 2018. Bancorp is a registered bank holding company operating under the supervision of the Federal Reserve Board (the “FRB”) and the parent company of Peoples Bank (the “Bank”). The Bank is a North Carolina-chartered bank, with offices in Catawba, Lincoln, Alexander, Mecklenburg, Iredell and Wake counties, operating under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation (the “FDIC”).

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

COVID-19 has adversely affected, and may continue to adversely affect economic activity globally, nationally and locally. Following the COVID-19 outbreak in December 2019 and January 2020, market interest rates have declined significantly, with the 10-year Treasury bond falling below 1.00% on March 3, 2020 for the first time. Such events also may adversely affect business and consumer confidence, generally, and the Company and its customers, and their respective suppliers, vendors and processors may be adversely affected. On March 3, 2020, the Federal Reserve Federal Open Market Committee (“FOMC”) reduced the target federal funds rate by 50 basis points to a range of 1.00% to 1.25%. Subsequently on March 16, 2020, the FOMC further reduced the target federal funds rate by an additional 100 basis points to a range of 0.00% to 0.25%. These reductions in interest rates and other effects of the COVID-19 pandemic may adversely affect the Company’s financial condition and results of operations. Prior to the occurrence of the COVID-19 pandemic, economic conditions, while not as robust as the economic conditions during the period from 2004 to 2007, had stabilized such that businesses in our market area were growing and investing again. The uncertainty expressed in the local, national and international markets through the primary economic indicators of activity were previously sufficiently stable to allow for reasonable economic growth in our markets. See COVID-19 Impact below for additional information regarding the impact of the COVID-19 pandemic on the Company’s business.

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

The Company does not have specific plans for additional offices in 2021 but will continue to look for growth opportunities in nearby markets and may expand if considered a worthwhile opportunity.

COVID 19 Impact
Overview. The COVID-19 pandemic has caused and continues to cause significant, unprecedented disruption that affects daily living and negatively impacts the global economy, the banking industry and the Company. While we are unable to estimate the magnitude, we expect the COVID-19 pandemic and related global economic crisis will adversely affect our future operating results. As such, the impact of the COVID-19 pandemic on future fiscal periods is subject to a high degree of uncertainty.

Effects on Our Market Areas. Our commercial and consumer banking products and services are offered primarily in North Carolina where individual and governmental responses to the COVID-19 pandemic led to a broad curtailment of economic activity beginning in March 2020. In North Carolina, schools closed for the remainder of the 2019-2020 academic year, businesses were ordered to temporarily close or reduce their business operations to accommodate social distancing and shelter in place requirements, non-critical healthcare services were significantly curtailed and unemployment levels rose. Since the initial shut down in March 2020, phased reopening plans began in mid-May subject to public health reopening guidelines and limitations on capacity and limitations continue to remain in place.

Policy and Regulatory Developments. Federal, state and local governments and regulatory authorities have enacted and issued a range of policy responses to the COVID-19 pandemic, including the following:

●
The Federal Reserve decreased the range for the federal funds target rate by 0.5 percent on March 3, 2020, and by another 1.0 percent on March 16, 2020, reaching a current range of 0.0 - 0.25 percent.

●
On March 27, 2020, President Trump signed the CARES Act, which established a $2 trillion economic stimulus package, including cash payments to individuals, supplemental unemployment insurance benefits and a $349 billion loan program administered through the Small Business Administration (“SBA”), referred to as the Paycheck Protection Program (“PPP”). Under the PPP, small businesses, sole proprietorships, independent contractors and self-employed individuals may apply for loans from existing SBA lenders and other approved regulated lenders that enroll in the program, subject to numerous limitations and eligibility criteria. After the initial $349 billion in funds for the PPP was exhausted, an additional $310 billion in funding for PPP loans was authorized. The Bank is participating as a lender in the PPP. In addition, the CARES Act provides financial institutions the option to temporarily suspend certain requirements under GAAP related to troubled debt restructured (“TDR”) loans for a limited period of time to account for the effects of COVID-19. See Note 3 of the financial statements for additional disclosure of loan modifications as of December 31, 2020.

●
On April 7, 2020, federal banking regulators issued a revised Interagency Statement on Loan Modifications and Reporting for Financial Institutions, which, among other things, encouraged financial institutions to work prudently with borrowers who are or may be unable to meet their contractual payment obligations because of the effects of COVID-19, and stated that institutions generally do not need to categorize COVID-19-related modifications as TDRs and that the agencies will not direct supervised institutions to automatically categorize all COVID-19 related loan modifications as TDRs. See Note 3 of the financial statements for additional disclosure of loan modifications as of December 31, 2020.

●
On April 9, 2020, the Federal Reserve announced additional measures aimed at supporting small and mid-sized businesses, as well as state and local governments impacted by COVID-19. The Federal Reserve announced the Main Street Business Lending Program, which established two new loan facilities intended to facilitate lending to small and mid-sized businesses: (1) the Main Street New Loan Facility, or MSNLF, and (2) the Main Street Expanded Loan Facility, or MSELF. MSNLF loans are unsecured term loans originated on or after April 8, 2020, while MSELF loans are provided as upsized tranches of existing loans originated before April 8, 2020. The combined size of the program will be up to $600 billion. The program is designed for businesses with up to 10,000 employees or $2.5 billion in 2019 revenues. To obtain a loan, borrowers must confirm that they are seeking financial support because of COVID-19 and that they will not use proceeds from the loan to pay off debt. The Federal Reserve also stated that it would provide additional funding to banks offering PPP loans to struggling small businesses. Lenders participating in the PPP will be able to exclude loans financed by the facility from their leverage ratio. In addition, the Federal Reserve created a Municipal Liquidity Facility to support state and local governments with up to $500 billion in lending, with the Treasury Department backing $35 billion for the facility using funds appropriated by the CARES Act. The facility will make short-term financing available to cities with a population of more than one million or counties with a population of greater than two million. The Federal Reserve expanded both the size and scope of its Primary and Secondary Market Corporate Credit Facilities to support up to $750 billion in credit to corporate debt issuers. This will allow companies that were investment grade before the onset of COVID-19 but then subsequently downgraded after March 22, 2020 to gain access to the facility. Finally, the Federal Reserve announced that its Term Asset-Backed Securities Loan Facility will be scaled up in scope to include the triple A-rated tranche of commercial mortgage-backed securities and newly issued collateralized loan obligations. The size of the facility is $100 billion. The Bank did not participate in the MSELF or MSNLF.

●
On December 27, 2020, the Economic Aid to Hard-Hit Small Businesses, Nonprofits and Venues Act (the “Economic Aid Act”) became law. The Economic Aid Act reopens and expands the PPP loan program through March 31, 2021. The changes to the PPP program allow new borrowers to apply for a loan under the original PPP loan program and the creation of an additional PPP loan for eligible borrowers. The Economic Aid Act also revises certain PPP requirements, including aspects of loan forgiveness on existing PPP loans.

●
In addition to the policy responses described above, the federal bank regulatory agencies, along with their state counterparts, have issued a stream of guidance in response to the COVID-19 pandemic and have taken a number of unprecedented steps to help banks navigate the pandemic and mitigate its impact. These include, without limitation: requiring banks to focus on business continuity and pandemic planning; adding pandemic scenarios to stress testing; encouraging bank use of capital buffers and reserves in lending programs; permitting certain regulatory reporting extensions; reducing margin requirements on swaps; permitting certain otherwise prohibited investments in investment funds; issuing guidance to encourage banks to work with customers affected by the pandemic and encourage loan workouts; and providing credit under the Community Reinvestment Act (“CRA”) for certain pandemic related loans, investments and public service. Moreover, because of the need for social distancing measures, the agencies revamped the manner in which they conducted periodic examinations of their regular institutions, including making greater use of off-site reviews. The Federal Reserve also issued guidance encouraging banking institutions to utilize its discount window for loans and intraday credit extended by its Reserve Banks to help households and businesses impacted by the pandemic and announced numerous funding facilities. The FDIC has also acted to mitigate the deposit insurance assessment effects of participating in the PPP and the Federal Reserve's PPP Liquidity Facility and Money Market Mutual Fund Liquidity Facility.

Effects on Our Business. The COVID-19 pandemic and the specific developments referred to above have had and will continue to have a significant impact on our business. In particular, we anticipate that a significant portion of the Bank’s borrowers in the hotel, restaurant and retail industries will continue to endure significant economic distress, which has caused, and may continue to cause, them to draw on their existing lines of credit and adversely affect their ability to repay existing indebtedness, and is expected to adversely impact the value of collateral. These developments, together with economic conditions generally, are also expected to impact our commercial real estate portfolio, particularly with respect to real estate with exposure to these industries, and the value of certain collateral securing our loans. As a result, we anticipate that our financial condition, capital levels and results of operations could be adversely affected, as described in further detail below.

Our Response. We have taken numerous steps in response to the COVID-19 pandemic, including the following:

●
On March 13, 2020 we enacted our Pandemic Plan. We used available physical resources to achieve appropriate social distancing protocols in all facilities; in addition, we established mandatory remote work to isolate certain personnel essential to critical business continuity operations. We also expanded and tested remote access for the core banking system, funds transfer and loan operations.

●
We are actively working with loan customers to evaluate prudent loan modification terms.

●
We continue to promote our digital banking options through our website. Customers are encouraged to utilize online and mobile banking tools, and our customer service and retail departments are fully staffed and available to assist customers remotely.

●
We are a participating lender in the PPP. We believe it is our responsibility as a community bank to assist the SBA in the distribution of funds authorized under the CARES Act to our customers and communities.

●
On March 19, 2020, we restricted branch customer activity to drive-up and appointment only services. Branch lobbies were reopened on May 20, 2020. One small branch located in an assisted living facility was permanently closed effective December 31, 2020 due to limited lobby space and COVID-19 restrictions. All business functions continue to be operational. We continue to pay all employees according to their normal work schedule, even if their work has been reduced. No employees have been furloughed. Employees whose job responsibilities can be effectively carried out remotely are working from home. Employees whose critical duties require their continued presence on-site are observing social distancing and cleaning protocols.

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

The Company’s accounting policies are fundamental to understanding management’s discussion and analysis of results of operations and financial condition. Many of the Company’s accounting policies require significant judgment regarding valuation of assets and liabilities and/or significant interpretation of specific accounting guidance. The following is a summary of some of the more subjective and complex accounting policies of the Company. A more complete description of the Company’s significant accounting policies can be found in Note 1 of the Notes to Consolidated Financial Statements in the Company’s 2020 Annual Report to Shareholders which is Appendix A to the Proxy Statement for the May 6, 2021 Annual Meeting of Shareholders.

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

The Company has an overall interest rate risk management strategy that has, in prior years, incorporated the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility. When using derivative instruments, the Company is exposed to credit and market risk. If the counterparty fails to perform, credit risk is equal to the extent of the fair-value gain in the derivative. The Company minimized the credit risk in derivative instruments by entering into transactions with high-quality counterparties that were reviewed periodically by the Company. The Company did not have any interest rate derivatives outstanding as of December 31, 2020 or 2019.

Management of the Company has made a number of estimates and assumptions relating to reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare the accompanying consolidated financial statements in conformity with GAAP. Actual results could differ from those estimates.

Results of Operations
Summary. The Company reported earnings of $11.4 million or $1.95 basic and diluted net earnings per share for the year ended December 31, 2020, as compared to $14.1 million or $2.37 basic net earnings per share and $2.36 diluted net earnings per share for the same period one year ago. The decrease in year-to-date net earnings is primarily attributable to a decrease in net interest income, an increase in the provision for loan losses and an increase in non-interest expense, which were partially offset by an increase in non-interest income, as discussed below.

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

The return on average assets in 2020 was 0.83%, as compared to 1.23% in 2019 and 1.22% in 2018. The return on average shareholders’ equity was 8.04% in 2020, as compared to 10.45% in 2019 and 10.81% in 2018.

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

Net interest income for 2020 was $44.1 million, as compared to $45.8 million in 2019. The decrease in net interest income was primarily due to a $1.6 million decrease in interest income and a $79,000 increase in interest expense. The decrease in interest income was primarily due to a $987,000 decrease in interest income on loans resulting from the 1.50% reduction in the Prime Rate in March 2020. The increase in interest expense was primarily due to an increase in average outstanding balances of interest-bearing liabilities, which was partially offset by a decrease in rates paid on interest-bearing liabilities. Net interest income increased to $45.8 million in 2019 from $43.2 million in 2018.

Table 1 sets forth for each category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding, the interest incurred on such amounts and the average rate earned or incurred for the years ended December 31, 2020, 2019 and 2018. The table also sets forth the average rate earned on total interest-earning assets, the average rate paid on total interest-bearing liabilities, and the net yield on total average interest-earning assets for the same periods. Yield information does not give effect to changes in fair value that are reflected as a component of shareholders’ equity. Yields and interest income on tax-exempt investments have been adjusted to a tax equivalent basis using an effective tax rate of 22.98% for securities that are both federal and state tax exempt and an effective tax rate of 20.48% for federal tax-exempt securities. Non-accrual loans and the interest income that was recorded on non-accrual loans, if any, are included in the yield calculations for loans in all periods reported. The Company believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. The reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are presented below.

Table 1- Average Balance Table

	December 31, 2020			December 31, 2019			December 31, 2018
(Dollars in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate
Interest-earning assets:
Loans	$935,970	42,314	4.52%	834,517	43,301	5.19%	777,098	38,654	4.97%
Investments - taxable	132,468	2,299	1.74%	77,945	2,254	2.89%	71,093	1,936	2.72%
Investments - nontaxable*	75,609	3,634	4.81%	113,117	4,293	3.80%	142,832	5,508	3.86%
Federal funds sold	91,166	204	0.22%	19,078	331	1.73%	-	-	0.00%
Other	36,551	127	0.35%	11,073	213	1.92%	16,461	304	1.85%

Total interest-earning assets	1,271,764	48,578	3.82%	1,055,730	50,392	4.77%	1,007,484	46,402	4.61%

Cash and due from banks	34,569			36,227			41,840
Other assets	67,742			57,880			51,704
Allowance for loan losses	(8,433)			(6,499)			(6,321)

Total assets	$1,365,642			1,143,338			1,094,707

Interest-bearing liabilities:

NOW, MMDA & savings deposits	$584,177	1,962	0.34%	495,509	1,596	0.32%	484,180	769	0.16%
Time deposits	103,694	947	0.91%	105,458	909	0.86%	112,398	472	0.42%
FHLB borrowings	60,820	357	0.59%	19,625	205	1.04%	-	-	0.00%
Trust preferred securities	15,478	370	2.39%	20,619	844	4.09%	20,619	790	3.83%
Other	29,019	200	0.69%	34,781	203	0.58%	47,968	115	0.24%

Total interest-bearing liabilities	793,188	3,836	0.48%	675,992	3,757	0.56%	665,165	2,146	0.32%

Demand deposits	427,148			331,680			306,544
Other liabilities	4,019			996			(799)
Shareholders' equity	141,287			134,670			123,797

Total liabilities and shareholder's equity	$1,365,642			1,143,338			1,094,707

Net interest spread		$44,742	3.34%		$46,635	4.21%		$44,256	4.29%

Net yield on interest-earning assets			3.52%			4.42%			4.39%

Taxable equivalent adjustment
Investment securities		$620			$791			$1,052

Net interest income		$44,122			$45,844			$43,204

*Includes U.S. Government agency securities that are non-taxable for state income tax purposes of $19.2 million in 2020, $32.0 million in 2019 and $38.0 million in 2018. A tax rate of 2.50% was used to calculate the tax equivalent yields on these securities in 2020, 2019 and 2018.

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

Table 2 - Rate/Volume Variance Analysis-Tax Equivalent Basis

	December 31, 2020			December 31, 2019
(Dollars in thousands)	Changes in average volume	Changes in average rates	Total Increase (Decrease)	Changes in average volume	Changes in average rates	Total Increase (Decrease)
Interest income:
Loans: Net of unearned income	$4,925	(5,912)	(987)	$2,918	1,729	4,647

Investments - taxable	1,261	(1,216)	45	192	126	318
Investments - nontaxable	(1,613)	954	(659)	(1,137)	(78)	(1,215)
Federal funds sold	706	(833)	(127)	166	165	331
Other	290	(376)	(86)	(102)	12	(90)
Total interest income	5,569	(7,383)	(1,814)	2,037	1,954	3,991

Interest expense:
NOW, MMDA & savings deposits	292	74	366	27	800	827
Time deposits	(16)	54	38	(44)	481	437
FHLB borrowings	336	(184)	152	103	102	205
Trust preferred securities	(167)	(307)	(474)	-	54	54
Other	(37)	34	(3)	(54)	142	88
Total interest expense	408	(329)	79	32	1,579	1,611
Net interest income	$5,161	(7,054)	(1,893)	$2,005	375	2,380

Net interest income on a tax equivalent basis totaled $44.7 million in 2020, as compared to $46.6 million in 2019. The net interest rate spread, which represents the rate earned on interest-earning assets less the rate paid on interest-bearing liabilities, was 3.34% in 2020, as compared to a net interest rate spread of 4.21% in 2019. The net yield on interest-earning assets was 3.52% in 2020 and 4.42% in 2019.

Tax equivalent interest income decreased $1.8 million in 2020 primarily due to a decrease in rates on interest earning assets. The yield on interest-earning assets was 3.82% in 2020, as compared to 4.77% in 2019.

Interest expense increased $79,000 in 2020, as compared to 2019. The increase in interest expense was primarily due to an increase in average outstanding balances of interest-bearing liabilities, which was partially offset by a decrease in rates paid on interest-bearing liabilities. Average interest-bearing liabilities increased by $117.2 million to $793.2 million in 2020, as compared to $676.0 million in 2019. The cost of funds decreased to 0.48% in 2020 from 0.56% in 2019.

In 2019, net interest income on a tax equivalent basis was $46.6 million, as compared to $44.3 million in 2018. The net interest spread was 4.21% in 2019, as compared to 4.29% in 2018. The net yield on interest-earning assets was 4.42% in 2019, as compared to 4.39% in 2018.

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

The provision for loan losses for the year ended December 31, 2020 was $4.3 million, compared to $863,000 for the year ended December 31, 2019. The increase in the provision for loan losses is primarily attributable to increases in the qualitative factors applied in the Company’s Allowance for Loan and Lease Losses (“ALLL”) model due to the impact to the economy from the COVID-19 pandemic and reserves on loans with payment modifications made in 2020 as a result of the COVID-19 pandemic. At December 31, 2020, the balance of loans with existing modifications as a result of COVID-19 was $18.3 million: the balance of loans under the terms of a first modification was $12.6 million, and the balance of outstanding loans under the terms of a second modification was $5.7 million. The Company continues to track all loans that are currently modified or have been modified under COVID-19. At December 31, 2020, the balance for all loans that are currently modified or were modified during 2020 but have returned to their original terms was $119.6 million. These loan balances associated with COVID-19 related modifications have been grouped into their own pool within the ALLL model as they have a higher likelihood of risk, and a higher reserve rate has been applied to that pool. Of all loans modified as a result of COVID-19, $101.3 million of these loans have returned to their original terms; however, the effects of stimulus in the current environment are still unknown, and additional losses may be currently present in loans that are currently modified and that were once modified.

Table 3 presents a summary of net charge off activity for the years ended December 31, 2020, 2019, 2018, 2017 and 2016.

Table 3 - Net Charge-off Analysis

	Net charge-offs/(recoveries)					Net charge-offs/(recoveries) as a percent of average loans outstanding
	Years ended December 31,					Years ended December 31,
(Dollars in thousands)	2020	2019	2018	2017	2016	2020	2019	2018	2017	2016
Real estate loans
Construction and land development	$(31)	(24)	43	(14)	(3)	-0.03%	-0.03%	0.05%	-0.02%	-0.01%
Single-family residential	(5)	(24)	10	164	220	0.00%	-0.01%	0.00%	0.07%	0.09%
Single-family residential -
Banco de la Gente non-traditional	-	-	-	-	-	0.00%	0.00%	0.00%	0.00%	0.00%
Commercial	(63)	(48)	348	(21)	299	-0.02%	-0.02%	0.13%	-0.01%	0.12%
Multifamily and farmland	-	-	4	66	-	0.00%	0.00%	0.01%	0.23%	0.00%
Total real estate loans	(99)	(96)	405	195	516	-0.01%	-0.01%	0.06%	0.03%	0.09%

Loans not secured by real estate
Commercial loans	869	306	22	163	(25)	0.54%	0.31%	0.02%	0.19%	-0.03%
Farm loans	-	-	-	-	-	0.00%	0.00%	0.00%	0.00%	0.00%
Consumer loans (1)	254	418	284	319	342	3.57%	4.95%	3.11%	3.10%	3.38%
All other loans	7	-	-	-	-	0.20%	0.00%	0.00%	0.00%	0.00%
Total loans	$1,031	628	711	677	833	0.11%	0.07%	0.09%	0.09%	0.12%

Provision for (reduction of) loan losses
for the period	$4,259	863	790	(507)	(1,206)

Allowance for loan losses at end of period	$9,908	6,680	6,445	6,366	7,550

Total loans at end of period	$948,639	849,874	804,023	759,764	723,811

Non-accrual loans at end of period	$3,758	3,553	3,314	3,711	3,825

Allowance for loan losses as a percent of
total loans outstanding at end of period	1.04%	0.79%	0.80%	0.84%	1.04%

Non-accrual loans as a percent of
total loans outstanding at end of period	0.40%	0.42%	0.41%	0.49%	0.53%

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

Non-Interest Income. Non-interest income was $22.9 million for the year ended December 31, 2020, compared to $17.7 million for the year ended December 31, 2019. The increase in non-interest income is primarily attributable to a $2.4 million increase in gains on sale of securities, a $2.3 million increase in appraisal management fee income due to an increase in the volume of appraisals and a $1.2 million increase in mortgage banking income due to increased mortgage loan volume, which were partially offset by a $1.0 million decrease in service charges and fees primarily due to service charge and fee concessions associated with the COVID-19 pandemic.

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

 The Company periodically evaluates its investments for any impairment which would be deemed other-than-temporary.   No investment impairments were deemed other-than-temporary in 2020, 2019 or 2018.

                Table 4 presents a summary of non-interest income for the years ended December 31, 2020, 2019 and 2018.

Table 4 - Non-Interest Income

(Dollars in thousands)	2020	2019	2018
Service charges	$3,528	4,576	4,355
Other service charges and fees	742	714	705
Gain on sale of securities	2,639	226	15
Mortgage banking income	2,469	1,264	851
Insurance and brokerage commissions	897	877	824
Gain/(loss) on sale and write-down of other real estate	(47)	(11)	17
Visa debit card income	4,237	4,145	3,911
Appraisal management fee income	6,754	4,484	3,206
Miscellaneous	1,695	1,464	2,282
Total non-interest income	$22,914	17,739	16,166

Non-Interest Expense. Non-interest expense was $48.9 million for the year ended December 31, 2020, compared to $45.5 million for the year ended December 31, 2019. The increase in non-interest expense was primarily attributable to a $1.9 million increase in appraisal management fee expense due to an increase in the volume of appraisals and a $570,000 increase in other non-interest expense. The increase in other non-interest expense is primarily due to a $1.1 million FHLB borrowings prepayment penalty in December 2020.

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

Table 5 presents a summary of non-interest expense for the years ended December 31, 2020, 2019 and 2018.

Table 5 - Non-Interest Expense

(Dollars in thousands)	2020	2019	2018
Salaries and employee benefits	$23,538	23,238	21,530
Occupancy expense	7,933	7,364	7,170
Office supplies	528	467	503
FDIC deposit insurance	263	119	328
Visa debit card expense	1,012	890	994
Professional services	502	517	513
Postage	190	294	249
Telephone	794	802	678
Director fees and expense	360	394	312
Advertising	787	1,021	922
Consulting fees	1,078	972	1,012
Taxes and licenses	295	287	288
Foreclosure/OREO expense	20	28	58
Internet banking expense	729	681	603
FHLB advance prepayment penalty	1,100	-	-
Appraisal management fee expense	5,274	3,421	2,460
Other operating expense	4,528	5,022	4,954
Total non-interest expense	$48,931	45,517	42,574

Income Taxes. The Company reported income tax expense of $2.5 million, $3.1 million and $2.6 million for the years ended December 31, 2020, 2019 and 2018, respectively. The Company’s effective tax rates were 17.98%, 18.23% and 16.39% in 2020, 2019 and 2018, respectively.

Liquidity. The objectives of the Company’s liquidity policy are to provide for the availability of adequate funds to meet the needs of loan demand, deposit withdrawals, maturing liabilities and to satisfy regulatory requirements. Both deposit and loan customer cash needs can fluctuate significantly depending upon business cycles, economic conditions and yields and returns available from alternative investment opportunities. In addition, the Company’s liquidity is affected by off-balance sheet commitments to lend in the form of unfunded commitments to extend credit and standby letters of credit. As of December 31, 2020, such unfunded commitments to extend credit were $299.0 million, while commitments in the form of standby letters of credit totaled $4.7 million.

                The Company uses several funding sources to meet its liquidity requirements. The primary funding source is core deposits, which includes demand deposits, savings accounts and non-brokered certificates of deposits of denominations less than $250,000. The Company considers these to be a stable portion of the Company’s liability mix and the result of on-going consumer and commercial banking relationships. As of December 31, 2020, the Company’s core deposits totaled $1.2 billion, or 98% of total deposits.

The Bank’s five largest deposit relationships, including securities sold under agreements to repurchase, amounted to $122.0 million and $121.9 million at December 31, 2020 and 2019, respectively. These balances represent 9.78% of total deposits and securities sold under agreements to repurchase combined at December 31, 2020, as compared to 12.30% of total deposits and securities sold under agreements to repurchase combined at December 31, 2019. Total deposits for the five largest relationships referenced above amounted to $108.9 million, or 8.92% of total deposits at December 31, 2020, as compared to $107.7 million, or 11.14% of total deposits at December 31, 2019. Total securities sold under agreements to repurchase for the five largest relationships referenced above amounted to $13.1 million, or 49.86% of total securities sold under agreements to repurchase at December 31, 2020, as compared to $14.2 million, or 58.76% of total securities sold under agreements to repurchase at December 31, 2019.

The other sources of funding for the Company are through large denomination certificates of deposit, including brokered deposits, federal funds purchased, securities under agreement to repurchase and FHLB borrowings. The Bank is also able to borrow from the FRB on a short-term basis. The Bank’s policies include the ability to access wholesale funding up to 40% of total assets. The Bank’s wholesale funding includes FHLB borrowings, FRB borrowings, brokered deposits and internet certificates of deposit. The Company’s ratio of wholesale funding to total assets was 0.88% as of December 31, 2020.

The Bank has a line of credit with the FHLB equal to 20% of the Bank’s total assets, with no balances outstanding at December 31, 2020. At December 31, 2020, the carrying value of loans pledged as collateral totaled approximately $165.1 million. The remaining availability under the line of credit with the FHLB was $111.4 million at December 31, 2020. The Bank had no borrowings from the FRB at December 31, 2020. The FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB. At December 31, 2020, the carrying value of loans pledged as collateral to the FRB totaled approximately $469.5 million. Availability under the line of credit with the FRB was $340.0 million at December 31, 2020.

The Bank also had the ability to borrow up to $100.5 million for the purchase of overnight federal funds from five correspondent financial institutions as of December 31, 2020.

The liquidity ratio for the Bank, which is defined as net cash, interest-bearing deposits with banks, federal funds sold and certain investment securities, as a percentage of net deposits and short-term liabilities was 28.12%, 18.20% and 16.09% at December 31, 2020, 2019 and 2018, respectively. The minimum required liquidity ratio as defined in the Bank’s Asset/Liability and Interest Rate Risk Management Policy for on balance sheet liquidity was 10% at December 31, 2020, 2019 and 2018.

As disclosed in the Company’s Consolidated Statements of Cash Flows included elsewhere herein, net cash provided by operating activities was approximately $9.2 million during 2020. Net cash used in investing activities was $149.0 million during 2020 and net cash provided by financing activities was $249.0 million during 2020.

Asset Liability and Interest Rate Risk Management. The objective of the Company’s Asset Liability and Interest Rate Risk strategies is to identify and manage the sensitivity of net interest income to changing interest rates and to minimize the interest rate risk between interest-earning assets and interest-bearing liabilities at various maturities. This is done in conjunction with the need to maintain adequate liquidity and the overall goal of maximizing net interest income. Table 6 presents an interest rate sensitivity analysis for the interest-earning assets and interest-bearing liabilities for the year ended December 31, 2020.

Table 6 - Interest Sensitivity Analysis

(Dollars in thousands)	Immediate	1-3 months	4-12 months	Total Within One Year	Over One Year & Non-sensitive	Total
Interest-earning assets:
Loans	$255,956	8,929	19	264,904	683,735	948,639
Mortgage loans held for sale	9,139	-	-	9,139	-	9,139
Investment securities available for sale	-	3,302	7,403	10,705	234,544	245,249
Interest-bearing deposit accounts	118,843	-	-	118,843	-	118,843
Other interest-earning assets	-	-	-	-	4,619	4,619
Total interest-earning assets	383,938	12,231	7,422	403,591	922,898	1,326,489

Interest-bearing liabilities:
NOW, savings, and money market deposits	657,834	-	-	657,834	-	657,834
Time deposits	9,805	10,104	37,565	57,474	48,798	106,272
Securities sold under
agreement to repurchase	26,201	-	-	26,201	-	26,201
Trust preferred securities	-	15,464	-	15,464	-	15,464
Total interest-bearing liabilities	693,840	25,568	37,565	756,973	48,798	805,771

Interest-sensitive gap	$(309,902)	(13,337)	(30,143)	(353,382)	874,100	520,718

Cumulative interest-sensitive gap	$(309,902)	(323,239)	(353,382)	(353,382)	520,718

	55.34%	47.84%	19.76%	53.32%	1891.26%

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

The Company’s rate sensitive assets are those earning interest at variable rates and those with contractual maturities within one year. Rate sensitive assets therefore include both loans and available for sale (“AFS”) securities. Rate sensitive liabilities include interest-bearing checking accounts, money market deposit accounts, savings accounts, time deposits and borrowed funds. At December 31, 2020, rate sensitive assets and rate sensitive liabilities totaled $1.3 billion and $793.2 million, respectively.

Included in the rate sensitive assets are $232.7 million in variable rate loans indexed to prime rate subject to immediate repricing upon changes by the Federal Open Market Committee (“FOMC”). The Bank utilizes interest rate floors on certain variable rate loans to protect against further downward movements in the prime rate. At December 31, 2020, the Bank had $144.0 million in loans with interest rate floors. The floors were in effect on $117.4 million of these loans pursuant to the terms of the promissory notes on these loans. The weighted average rate on these loans is 0.83% higher than the indexed rate on the promissory notes without interest rate floors.

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

All of the Company’s investment securities are held in the AFS category. At December 31, 2020 the market value of AFS securities totaled $245.2 million, as compared to $195.7 million and $194.6 million at December 31, 2019 and 2018, respectively. Table 7 presents the fair value of the AFS securities held at December 31, 2020, 2019 and 2018.

Table 7 - Summary of Investment Portfolio

(Dollars in thousands)	2020	2019	2018
U. S. Government sponsored enterprises	$7,507	28,397	34,634
State and political subdivisions	92,428	88,143	107,591
Mortgage-backed securities	145,314	78,956	52,103
Trust preferred securities	-	250	250
Total securities	$245,249	195,746	194,578

The Company’s investment portfolio consists of U.S. Government sponsored enterprise securities, municipal securities, U.S. Government sponsored enterprise mortgage-backed securities, corporate bonds, trust preferred securities and equity securities. AFS securities averaged $200.8 million in 2020, $185.3 million in 2019 and $209.7 million in 2018. Table 8 presents the book value of AFS securities held by the Company by maturity category at December 31, 2020. Yield information does not give effect to changes in fair value that are reflected as a component of shareholders’ equity. Yields are calculated on a tax equivalent basis. Yields and interest income on tax-exempt investments have been adjusted to a tax equivalent basis using an effective tax rate of 22.98% for securities that are both federal and state tax exempt and an effective tax rate of 20.48% for federal tax-exempt securities.

Table 8 - Maturity Distribution and Weighted Average Yield on Investments

			After One Year		After 5 Years
	One Year or Less		Through 5 Years		Through 10 Years		After 10 Years		Totals
(Dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Book value:
U.S. Government
sponsored enterprises	$-	-	3,314	3.02%	1,110	0.89%	3,083	1.99%	7,507	2.50%
State and political subdivisions	10,704	3.38%	12,684	2.40%	64,716	2.46%	4,324	3.52%	92,428	2.56%
Mortgage-backed securities	-	-	-	-	14,442	1.77%	130,872	2.05%	145,314	2.01%
Total securities	$10,704	3.38%	15,998	2.95%	80,268	1.87%	138,279	2.44%	245,249	2.06%

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

Although the Company has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by real estate, which is dependent upon the real estate market. Real estate mortgage loans include both commercial and residential mortgage loans. At December 31, 2020, the Company had $104.2 million in residential mortgage loans, $96.6 million in home equity loans and $476.7 million in commercial mortgage loans, which include $375.0 million secured by commercial property and $101.7 million secured by residential property. Residential mortgage loans include $26.9 million in non-traditional mortgage loans from the former Banco division of the Bank. All residential mortgage loans are originated as fully amortizing loans, with no negative amortization.

At December 31, 2020, the Bank had $94.1 million in construction and land development loans. Table 9 presents a breakout of these loans.

Table 9 - Construction and Land Development Loans

(Dollars in thousands)	Number of Loans	Balance Outstanding	Non-accrual Balance
Land acquisition and development - commercial purposes	36	$7,509	-
Land acquisition and development - residential purposes	161	20,444	-
1 to 4 family residential construction	93	18,897	-
Commercial construction	32	47,274	-
Total acquisition, development and construction	322	$94,124	-

  The mortgage loans originated in the traditional banking offices are generally 15 to 30-year fixed rate loans with attributes that prevent the loans from being sellable in the secondary market. These factors may include higher loan-to-value ratio, limited documentation on income, non-conforming appraisal or non-conforming property type.

These loans are generally made to existing Bank customers and have been originated throughout the Bank’s seven county service area, with no geographic concentration.

The composition of the Bank’s loan portfolio at December 31 is presented in Table 10.

Table 10 - Loan Portfolio

	2020		2019		2018		2017		2016
(Dollars in thousands)	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans
Real estate loans
Construction and land development	$94,124	9.92%	92,596	10.90%	94,178	11.71%	84,987	11.19%	61,749	8.53%
Single-family residential	272,325	28.71%	269,475	31.71%	252,983	31.47%	246,703	32.47%	240,700	33.25%
Single-family residential- Banco de la
Gente non-traditional	26,883	2.83%	30,793	3.62%	34,261	4.26%	37,249	4.90%	40,189	5.55%
Commercial	332,971	35.10%	291,255	34.27%	270,055	33.59%	248,637	32.73%	247,521	34.20%
Multifamily and farmland	48,880	5.15%	48,090	5.66%	33,163	4.12%	28,937	3.81%	21,047	2.91%
Total real estate loans	775,183	81.72%	732,209	86.16%	684,640	85.15%	646,513	85.10%	611,206	84.44%

Loans not secured by real estate
Commercial loans	161,740	17.05%	100,263	11.80%	97,465	12.12%	89,022	11.71%	87,596	12.11%
Farm loans	855	0.09%	1,033	0.12%	926	0.12%	1,204	0.16%	-	0.00%
Consumer loans	7,113	0.75%	8,432	0.99%	9,165	1.14%	9,888	1.30%	9,832	1.36%
All other loans	3,748	0.40%	7,937	0.93%	11,827	1.47%	13,137	1.73%	15,177	2.10%
Total loans	948,639	100.00%	849,874	100.00%	804,023	100.00%	759,764	100.00%	723,811	100.00%

Less: Allowance for loan losses	9,908		6,680		6,445		6,366		7,550

Net loans	$938,731		843,194		797,578		753,398		716,261

As of December 31, 2020, gross loans outstanding were $948.6 million, as compared to $849.9 million at December 31, 2019. Average loans represented 74% and 79% of average total earning assets for the years ended December 31, 2020 and 2019, respectively. The Bank had $9.1 million and $4.4 million in mortgage loans held for sale as of December 31, 2020 and 2019, respectively.

TDR loans modified in 2020, past due TDR loans and non-accrual TDR loans totaled $3.8 million and $4.3 million at December 31, 2020 and December 31, 2019, respectively. The terms of these loans have been renegotiated to provide a concession to original terms, including a reduction in principal or interest as a result of the deteriorating financial position of the borrower. There were no performing loans classified as TDR loans at December 31, 2020 and December 31, 2019.

On March 27, 2020, President Trump signed the CARES Act, which established a $2 trillion economic stimulus package, including cash payments to individuals, supplemental unemployment insurance benefits and a $349 billion loan program administered through the PPP. Under the PPP, small businesses, sole proprietorships, independent contractors and self-employed individuals may apply for loans from existing SBA lenders and other approved regulated lenders that enroll in the program, subject to numerous limitations and eligibility criteria. The Bank is participating as a lender in the PPP. The Bank originated $64.5 million in PPP loans during the initial round of PPP funding. A second round of PPP funding, signed into law by President Trump on April 24, 2020, provided $320 billion additional funding for the PPP. As of December 31, 2020, the Bank had originated $34.5 million in PPP loans during the second round of PPP funding. Total PPP loans originated as of December 31, 2020 amounted to $99.0 million. PPP loans outstanding amounted to $75.8 million at December 31, 2020. PPP loans are reported in Commercial loans not secured by real estate in Table 10 above. The Bank has received $4.0 million in fees from the SBA for PPP loans originated as of December 31, 2020. The Bank has recognized $1.4 million PPP loan fee income as of December 31, 2020. PPP loan fee income is reported in interest and fees on loans in the Consolidated Statements of Earnings on page A-31.

The Bank has continued to modify payments on loans due to the COVID-19 pandemic. At September 30, 2020, loans totaling $119.7 million had payment modifications due to the COVID-19 pandemic. At December 31, 2020, the balance of loans with existing modifications as a result of COVID-19 was $18.3 million: the balance of loans under the terms of a first modification was $12.6 million, and the balance of outstanding loans under the terms of a second modification was $5.7 million. The Company continues to track all loans that are currently modified or have been modified under COVID-19. At December 31, 2020, the balance for all loans that are currently modified or were modified during 2020 but have returned to their original terms was $119.6 million. Payment modifications are primarily interest only payments for three to nine months. Loan payment modifications associated with the COVID-19 pandemic are not classified as TDR due to Section 4013 of the CARES Act, which provides that a qualified loan modification is exempt by law from classification as a TDR pursuant to GAAP.

Table 11 identifies the maturities of all loans as of December 31, 2020 and addresses the sensitivity of these loans to changes in interest rates.

Table 11 - Maturity and Repricing Data for Loans

(Dollars in thousands)	Within one year or less	After one year through five years	After five years	Total loans
Real estate loans
Construction and land development	$34,977	23,058	36,089	94,124
Single-family residential	120,291	78,787	73,247	272,325
Single-family residential- Banco de la Gente
stated income	12,497	-	14,386	26,883
Commercial	70,231	158,119	104,621	332,971
Multifamily and farmland	10,289	22,011	16,580	48,880
Total real estate loans	248,285	281,975	244,923	775,183

Loans not secured by real estate
Commercial loans	36,055	105,289	20,396	161,740
Farm loans	776	79	-	855
Consumer loans	3,776	2,638	699	7,113
All other loans	1,947	1,369	432	3,748
Total loans	$290,839	391,350	266,450	948,639

Total fixed rate loans	$25,935	357,413	266,450	649,798
Total floating rate loans	264,904	33,937	-	298,841

Total loans	$290,839	391,350	266,450	948,639

In the normal course of business, there are various commitments outstanding to extend credit that are not reflected in the financial statements. At December 31, 2020, outstanding loan commitments totaled $299.0 million. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Additional information regarding commitments is provided below in the section entitled “Commitments and Contingencies” and in Note 11 to the Consolidated Financial Statements.

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
●
current and anticipated economic conditions (including those arising out of the COVID-19 pandemic); and
●           other factors which management believes affect the allowance for potential credit losses.

Management uses several measures to assess and monitor the credit risks in the loan portfolio, including a loan grading system that begins upon loan origination and continues until the loan is collected or collectability becomes doubtful. Upon loan origination, the Bank’s originating loan officer evaluates the quality of the loan and assigns one of eight risk grades. The loan officer monitors the loan’s performance and credit quality and makes changes to the credit grade as conditions warrant. When originated or renewed, all loans over a certain dollar amount receive in-depth reviews and risk assessments by the Bank’s Credit Administration. Before making any changes in these risk grades, management considers assessments as determined by the third-party credit review firm (as described below), regulatory examiners and the Bank’s Credit Administration. Any issues regarding the risk assessments are addressed by the Bank’s senior credit administrators and factored into management’s decision to originate or renew the loan. The Bank’s Board of Directors reviews, on a monthly basis, an analysis of the Bank’s reserves relative to the range of reserves estimated by the Bank’s Credit Administration.

As an additional measure, the Bank engages an independent third party to review the underwriting, documentation and risk grading analyses. This independent third-party reviews and evaluates loan relationships greater than $1.0 million as well as a sample of commercial relationships with exposures below $1.0 million, excluding loans in default, and loans in process of litigation or liquidation. The third party’s evaluation and report is shared with management and the Bank’s Board of Directors.

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

The general allowance reflects reserves established under GAAP for collective loan impairment. These reserves are based upon historical net charge-offs using the greater of the last two, three, four, or five years’ loss experience. This charge-off experience may be adjusted to reflect the effects of current conditions. The Bank considers information derived from its loan risk ratings and external data related to industry and general economic trends in establishing reserves. Qualitative factors applied in the Company’s Allowance for Loan and Lease Losses (“ALLL”) model include the impact to the economy from the COVID-19 pandemic and reserves on loans with payment modifications made in 2020 as a result of the COVID-19 pandemic. At December 31, 2020, the balance of loans with existing modifications as a result of COVID-19 was $18.3 million: the balance of loans under the terms of a first modification was $12.6 million, and the balance of outstanding loans under the terms of a second modification was $5.7 million. The Company continues to track all loans that are currently modified or have been modified under COVID-19. At December 31, 2020, the balance for all loans that are currently modified or were modified during 2020 but have returned to their original terms was $119.6 million. These loan balances associated with COVID-19 related modifications have been grouped into their own pool within the ALLL model as they have a higher likelihood of risk, and a higher reserve rate has been applied to that pool. Of all loans modified as a result of COVID-19, $101.3 million of these loans have returned to their original terms; however, the effects of stimulus in the current environment are still unknown, and additional losses may be currently present in loans that are currently modified and that were once modified.

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

There were no significant changes in the estimation methods or fundamental assumptions used in the evaluation of the allowance for loan losses for the year ended December 31, 2020, as compared to the year ended December 31, 2019. Revisions, estimates and assumptions may be made in any period in which the supporting factors indicate that loss levels may vary from the previous estimates.

Effective December 31, 2012, certain mortgage loans from the former Banco division of the Bank were analyzed separately from other single-family residential loans in the Bank’s loan portfolio. These loans are first mortgage loans made to the Latino market, primarily in Mecklenburg, North Carolina and surrounding counties. These loans are non-traditional mortgages in that the customer normally did not have a credit history, so all credit information was accumulated by the loan officers.

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

Net charge-offs for 2020, 2019 and 2018 were $1.0 million, $628,000 and $711,000, respectively. The ratio of net charge-offs to average total loans was 0.11% in 2020, 0.07% in 2018 and 0.09% in 2018. The years ended December 31, 2018 and 2019 saw net charge-offs at historically low levels. The current level of past due and non-accrual loans currently indicate that net charge-offs may not remain near these historical lows. The allowance for loan losses was $9.9 million or 1.04% of total loans outstanding at December 31, 2020. For December 31, 2019 and 2018, the allowance for loan losses amounted to $6.7 million or 0.79% of total loans outstanding and $6.4 million, or 0.80% of total loans outstanding, respectively.

Table 12 presents the percentage of loans assigned to each risk grade at December 31, 2020 and 2019.

Table 12 - Loan Risk Grade Analysis
	Percentage of Loans
	By Risk Grade
Risk Grade	2020	2019
Risk Grade 1 (Excellent Quality)	1.18%	1.16%
Risk Grade 2 (High Quality)	20.45%	24.46%
Risk Grade 3 (Good Quality)	65.70%	62.15%
Risk Grade 4 (Management Attention)	9.75%	10.02%
Risk Grade 5 (Watch)	2.20%	1.45%
Risk Grade 6 (Substandard)	0.72%	0.76%
Risk Grade 7 (Doubtful)	0.00%	0.00%
Risk Grade 8 (Loss)	0.00%	0.00%

Table 13 presents an analysis of the allowance for loan losses, including charge-off activity.

Table 13 - Analysis of Allowance for Loan Losses

(Dollars in thousands)	2020	2019	2018	2017	2016
Allowance for loan losses at beginning	$6,680	6,445	6,366	7,550	9,589

Loans charged off:
Commercial	903	389	54	194	146
Real estate - mortgage	72	43	574	315	593
Real estate - construction	5	21	53	-	7
Consumer	434	623	452	473	492
Total loans charged off	1,414	1,076	1,133	982	1,238

Recoveries of losses previously charged off:
Commercial	34	83	32	31	170
Real estate - mortgage	141	115	212	106	74
Real estate - construction	36	45	10	14	10
Consumer	172	205	168	154	151
Total recoveries	383	448	422	305	405
Net loans charged off	1,031	628	711	677	833

Provision for loan losses	4,259	863	790	(507)	(1,206)

Allowance for loan losses at end of year	$9,908	6,680	6,445	6,366	7,550

Loans charged off net of recoveries, as
a percent of average loans outstanding	0.11%	0.07%	0.09%	0.09%	0.12%

Allowance for loan losses as a percent
of total loans outstanding at end of year	1.04%	0.79%	0.80%	0.84%	1.04%

Non-performing Assets. Non-performing assets were $3.9 million or 0.27% of total assets at December 31, 2020, compared to $3.6 million or 0.31% of total assets at December 31, 2019. Non-performing assets include $3.5 million in commercial and residential mortgage loans, $226,000 in other loans and $128,000 in other real estate owned at December 31, 2020, compared to $3.4 million in commercial and residential mortgage loans and $154,000 in other loans at December 31, 2019. Other real estate owned totaled $128,000 at December 31, 2020. The Bank had no other real estate owned at December 31, 2019. The Bank had no repossessed assets as of December 31, 2020 and 2019.

At December 31, 2020, the Bank had non-performing loans, defined as non-accrual and accruing loans past due more than 90 days, of $3.8 million or 0.40% of total loans. Non-performing loans at December 31, 2019 were $3.6 million or 0.42% of total loans.

Management continually monitors the loan portfolio to ensure that all loans potentially having a material adverse impact on future operating results, liquidity or capital resources have been classified as non-performing. Should economic conditions deteriorate, the inability of distressed customers to service their existing debt could cause higher levels of non-performing loans. Management expects the level of non-accrual loans to continue to be in-line with the level of non-accrual loans at December 31, 2020 and 2019.

It is the general policy of the Bank to stop accruing interest income when a loan is placed on non-accrual status and any interest previously accrued but not collected is reversed against current income. Generally, a loan is placed on non-accrual status when it is over 90 days past due and there is reasonable doubt that all principal will be collected.

A summary of non-performing assets at December 31 for each of the years presented is shown in Table 14.

Table 14 - Non-performing Assets

(Dollars in thousands)	2020	2019	2018	2017	2016
Non-accrual loans	$3,758	3,553	3,314	3,711	3,825
Loans 90 days or more past due and still accruing	-	-	-	-	-
Total non-performing loans	3,758	3,553	3,314	3,711	3,825
All other real estate owned	128	-	27	118	283
Repossessed assets	-	-	-	-	-
Total non-performing assets	$3,886	3,553	3,341	3,829	4,108

TDR loans not included in above,
(not 90 days past due or on nonaccrual)	$1,610	2,533	3,173	2,543	3,337

As a percent of total loans at year end
Non-accrual loans	0.40%	0.42%	0.41%	0.49%	0.53%
Loans 90 days or more past due and still accruing	0.00%	0.00%	0.00%	0.00%	0.00%

Total non-performing assets
as a percent of total assets at year end	0.27%	0.31%	0.31%	0.35%	0.38%

Total non-performing loans
as a percent of total loans at year-end	0.40%	0.42%	0.41%	0.49%	0.53%

Deposits. The Company primarily uses deposits to fund its loan and investment portfolios. The Company offers a variety of deposit accounts to individuals and businesses. Deposit accounts include checking, savings, money market and time deposits. As of December 31, 2020, total deposits were $1.2 billion, as compared to $966.5 million at December 31, 2019.  Core deposits, which include demand deposits, savings accounts and non-brokered certificates of deposits of denominations less than $250,000, amounted to $1.2 billion at December 31, 2020, as compared to $932.2 million at December 31, 2019.

Time deposits in amounts of $250,000 or more totaled $25.8 million and $34.3 million at December 31, 2020 and 2019, respectively. At December 31, 2020, brokered deposits amounted to $12.4 million, as compared to $22.3 million at December 31, 2019. Certificates of deposit participated through the Certificate of Deposit Account Registry Service (“CDARS”) included in brokered deposits amounted to $4.3 million and $3.1 million as of December 31, 2020 and 2019, respectively. Brokered deposits are generally considered to be more susceptible to withdrawal as a result of interest rate changes and to be a less stable source of funds, as compared to deposits from the local market. Brokered deposits outstanding as of December 31, 2020 have a weighted average rate of 1.43% with a weighted average original term of 32 months.

Table 15 is a summary of the maturity distribution of time deposits in amounts of $250,000 or more as of December 31, 2020.

Table 15 - Maturities of Time Deposits of $250,000 or greater

(Dollars in thousands)	2020
Three months or less	$3,658
Over three months through six months	3,297
Over six months through twelve months	3,871
Over twelve months	14,945
Total	$25,771

Borrowed Funds. The Company has access to various short-term borrowings, including the purchase of federal funds and borrowing arrangements from the FHLB and other financial institutions. There were no FHLB borrowings outstanding at December 31, 2020 and 2019. Average FHLB borrowings for 2020 and 2019 were $60.8 million and $19.6 million, respectively. The maximum amount of outstanding FHLB borrowings was $70.0 million in 2020. Additional information regarding FHLB borrowings is provided in Note 7 to the Consolidated Financial Statements.

The Bank had no borrowings from the FRB at December 31, 2020 and 2019. FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB. At December 31, 2020, the carrying value of loans pledged as collateral totaled approximately $469.5 million.

Securities sold under agreements to repurchase were $26.2 million at December 31, 2020, as compared to $24.2 million at December 31, 2019.

Junior subordinated debentures were $15.5 million and $15.6 million as of December 31, 2020 and 2019, respectively.

Contractual Obligations and Off-Balance Sheet Arrangements. The Company’s contractual obligations and other commitments as of December 31, 2020 are summarized in Table 16 below. The Company’s contractual obligations include junior subordinated debentures, as well as certain payments under current lease agreements. Other commitments include commitments to extend credit. Because not all of these commitments to extend credit will be drawn upon, the actual cash requirements are likely to be significantly less than the amounts reported for other commitments below.

Table 16 - Contractual Obligations and Other Commitments

(Dollars in thousands)	Within One Year	One to Three Years	Three to Five Years	Five Years or More	Total
Contractual Cash Obligations
Junior subordinated debentures	$-	-	-	15,464	15,464
Operating lease obligations	601	842	629	1,011	3,083
Total	$601	842	629	16,475	18,547

Other Commitments
Commitments to extend credit	$117,428	31,300	15,293	135,018	299,039
Standby letters of credit
and financial guarantees written	4,745	-	-	-	4,745
Income tax credits	54	74	12	44	184
Total	$122,227	31,374	15,305	135,062	303,968

The Company enters into derivative contracts to manage various financial risks. A derivative is a financial instrument that derives its cash flows, and therefore its value, by reference to an underlying instrument, index or referenced interest rate. Derivative contracts are carried at fair value on the consolidated balance sheet with the fair value representing the net present value of expected future cash receipts or payments based on market interest rates as of the balance sheet date. Derivative contracts are written in amounts referred to as notional amounts, which only provide the basis for calculating payments between counterparties and are not a measure of financial risk. Therefore, the derivative amounts recorded on the balance sheet do not represent the amounts that may ultimately be paid under these contracts. Further discussions of derivative instruments are included above in the section entitled “Asset Liability and Interest Rate Risk Management” beginning on page A-11 and in Notes 1, 11 and 16 to the Consolidated Financial Statements. There were no derivatives at December 31, 2020 or 2019.

Capital Resources. Shareholders’ equity was $139.9 million, or 9.89% of total assets, as of December 31, 2020, as compared to $134.1 million, or 11.61% of total assets, as of December 31, 2019.

Average shareholders’ equity as a percentage of total average assets is one measure used to determine capital strength. Average shareholders’ equity as a percentage of total average assets was 9.89%, 11.61% and 11.31% for 2020, 2019 and 2018, respectively. The return on average shareholders’ equity was 8.04% at December 31, 2020, as compared to 10.45% and 10.81% at December 31, 2019 and December 31, 2018, respectively. Total cash dividends paid on common stock were $4.4 million, $3.9 million and $3.1 million during 2020, 2019 and 2018, respectively.

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

In 2020, the Company’s Board of Directors authorized a stock repurchase program, whereby up to $3 million will be allocated to repurchase the Company’s common stock. Any purchases under the Company’s stock repurchase program may be made periodically as permitted by securities laws and other legal requirements in the open market or in privately-negotiated transactions. The timing and amount of any repurchase of shares will be determined by the Company’s management, based on its evaluation of market conditions and other factors. The stock repurchase program may be suspended at any time or from time-to-time without prior notice. The Company has repurchased approximately $3.0 million, or 126,800 shares of its common stock, under this stock repurchase program as of December 31, 2020.

In 2013, the FRB approved its final rule on the Basel III capital standards, which implement changes to the regulatory capital framework for banking organizations. The Basel III capital standards, which became effective January 1, 2015, include new risk-based capital and leverage ratios, which were phased in from 2015 to 2019. The new minimum capital level requirements applicable to the Company and the Bank under the final rules are as follows: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 capital ratio of 6% (increased from 4%); (iii) a total risk-based capital ratio of 8% (unchanged from previous rules); and (iv) a Tier 1 leverage ratio of 4% (unchanged from previous rules). An additional capital conservation buffer was added to the minimum requirements for capital adequacy purposes beginning on January 1, 2016 and was phased in through 2019 (increasing by 0.625% on January 1, 2016 and each subsequent January 1, until it reached 2.5% on January 1, 2019). This resulted in the following minimum ratios beginning in 2019: (i) a common equity Tier 1 capital ratio of 7.0%, (ii) a Tier 1 capital ratio of 8.5%, and (iii) a total capital ratio of 10.5%. Under the final rules, institutions would be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations establish a maximum percentage of eligible retained earnings that could be utilized for such actions.

Under the regulatory capital guidelines, financial institutions are currently required to maintain a total risk-based capital ratio of 8.0% or greater, with a Tier 1 risk-based capital ratio of 6.0% or greater and a common equity Tier 1 capital ratio of 4.5% or greater, as required by the Basel III capital standards referenced above. Tier 1 capital is generally defined as shareholders’ equity and trust preferred securities less all intangible assets and goodwill. Tier 1 capital includes $15.0 million in trust preferred securities at December 31, 2020 and 2019. The Company’s Tier 1 capital ratio was 15.07% and 15.37% at December 31, 2020 and December 31, 2019, respectively. Total risk-based capital is defined as Tier 1 capital plus supplementary capital. Supplementary capital, or Tier 2 capital, consists of the Company’s allowance for loan losses, not exceeding 1.25% of the Company’s risk-weighted assets. Total risk-based capital ratio is therefore defined as the ratio of total capital (Tier 1 capital and Tier 2 capital) to risk-weighted assets. The Company’s total risk-based capital ratio was 16.07% and 16.08% at December 31, 2020 and December 31, 2019, respectively. The Company’s common equity Tier 1 capital consists of common stock and retained earnings. The Company’s common equity Tier 1 capital ratio was 13.56% and 13.79% at December 31, 2020 and December 31, 2019, respectively. Financial institutions are also required to maintain a leverage ratio of Tier 1 capital to total average assets of 4.0% or greater. The Company’s Tier 1 leverage capital ratio was 10.24% and 11.91% at December 31, 2020 and December 31, 2019, respectively.

The Bank’s Tier 1 risk-based capital ratio was 14.85% and 15.09% at December 31, 2020 and December 31, 2019, respectively. The total risk-based capital ratio for the Bank was 15.85% and 15.79% at December 31, 2020 and December 31, 2019, respectively. The Bank’s common equity Tier 1 capital ratio was 14.85% and 15.09% at December 31, 2020 and December 31, 2019, respectively. The Bank’s Tier 1 leverage capital ratio was 10.04% and 11.61% at December 31, 2020 and December 31, 2019, respectively.

A bank is considered to be “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a common equity Tier 1 capital ratio of 6.5% or greater and a leverage ratio of 5.0% or greater. Based upon these guidelines, the Bank was considered to be “well capitalized” at December 31, 2020.

              The Company’s key equity ratios as of December 31, 2020, 2019 and 2018 are presented in Table 17.

Table 17 - Equity Ratios

	2020	2019	2018
Return on average assets	0.83%	1.23%	1.22%
Return on average equity	8.04%	10.45%	10.81%
Dividend payout ratio	38.67%	28.00%	23.41%
Average equity to average assets	10.35%	11.78%	11.31%

Quarterly Financial Data. The Company’s consolidated quarterly operating results for the years ended December 31, 2020 and 2019 are presented in Table 18.

Table 18

(Dollars in thousands, except per share amounts)	First	Second	Third	Fourth	First	Second	Third	Fourth
Total interest income	$12,250	11,638	11,868	12,202	$12,183	12,375	12,430	12,613
Total interest expense	1,041	912	942	941	757	781	994	1,225
Net interest income	11,209	10,726	10,926	11,261	11,426	11,594	11,436	11,388

Provision for loan losses	1,521	1,417	522	799	178	77	422	186
Other income	4,595	5,239	7,132	5,948	4,120	4,385	4,708	4,526
Other expense	11,449	11,452	11,914	14,116	10,916	11,244	11,267	12,090
Income before income taxes	2,834	3,096	5,622	2,294	4,452	4,658	4,455	3,638

Income tax expense	467	535	1,113	374	785	845	834	672
Net earnings	2,367	2,561	4,509	1,920	3,667	3,813	3,621	2,966

Basic net earnings per share	$0.40	0.44	0.78	0.33	$0.61	0.64	0.62	0.50
Diluted net earnings per share	$0.40	0.44	0.78	0.33	$0.61	0.64	0.61	0.50

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk reflects the risk of economic loss resulting from adverse changes in market prices and interest rates. This risk of loss can be reflected in either diminished current market values or reduced potential net interest income in future periods.

The Company’s market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. The structure of the Company’s loan and deposit portfolios is such that a significant decline (increase) in interest rates may adversely (positively) impact net market values and interest income. Management seeks to manage the risk through the utilization of its investment securities and off-balance sheet derivative instruments. During the years ended December 31, 2020, 2019 and 2018, the Company used interest rate contracts to manage market risk as discussed above in the section entitled “Asset Liability and Interest Rate Risk Management.”

Table 19 presents in tabular form the contractual balances and the estimated fair value of the Company’s on-balance sheet financial instruments at their expected maturity dates for the period ended December 31, 2020. The expected maturity categories take into consideration historical prepayment experience as well as management’s expectations based on the interest rate environment at December 31, 2020. For core deposits without contractual maturity (i.e. interest-bearing checking, savings, and money market accounts), the table presents principal cash flows based on management’s judgment concerning their most likely runoff or repricing behaviors.

Table 19 - Market Risk Table

(Dollars in thousands)
Loans Receivable	2021	2022	2023	2024	2025	Thereafter	Total	Fair Value
Fixed rate	$38,515	125,843	62,042	81,749	87,779	273,142	669,070	655,184
Average interest rate	4.69%	2.53%	5.18%	4.93%	4.37%	4.29%
Variable rate	$57,892	20,336	22,247	14,608	15,784	157,841	288,708	288,708
Average interest rate	3.92%	4.34%	4.13%	4.04%	4.00%	4.26%
Total							957,778	943,892

Investment Securities
Interest bearing deposits	$118,843	-	-	-	-	-	118,843	118,843
Average interest rate	0.11%	-	-	-	-	-
Securities available for sale	$9,977	7,391	3,347	632	1,062	222,840	245,249	245,249
Average interest rate	4.42%	4.35%	4.08%	2.63%	3.03%	3.24%
Nonmarketable equity securities	$-	-	-	-	-	4,155	4,155	4,155
Average interest rate	-	-	-	-	-	3.42%

Debt Obligations
Deposits	$57,902	19,395	14,815	10,926	3,821	1,114,227	1,221,086	1,216,503
Average interest rate	0.29%	0.60%	0.76%	1.15%	0.93%	0.05%
Securities sold under agreement
to repurchase	$26,201	-	-	-	-	-	26,201	26,201
Average interest rate	0.39%	-	-	-	-	-
Junior subordinated debentures	$-	-	-	-	-	15,464	15,464	15,464
Average interest rate	-	-	-	-	-	1.85%

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

Table 20 - Interest Rate Risk

(Dollars in thousands)
	Estimated Resulting Theoretical Net Interest Income
Hypothetical rate change (ramp over 12 months)	Amount	% Change
+3%	$44,228	4.08%
+2%	$43,925	3.37%
+1%	$43,302	1.90%
0%	$42,494	0.00%
-1%	$42,159	-0.79%
-2%	$42,107	-0.91%
-3%	$42,105	-0.92%

	Estimated Resulting Theoretical Market Value of Equity
Hypothetical rate change (immediate shock)	Amount	% Change
+3%	$179,805	37.72%
+2%	$176,642	35.30%
+1%	$160,149	22.67%
0%	$130,555	0.00%
-1%	$88,296	-32.37%
-2%	$83,689	-35.90%
-3%	$86,198	-33.98%

PEOPLES BANCORP OF NORTH CAROLINA, INC.
Consolidated Financial Statements
December 31, 2020, 2019 and 2018

INDEX

PAGE(S)

Reports of Independent Registered Public Accounting Firm on the Consolidated Financial Statements	A-27- A-28

Financial Statements
Consolidated Balance Sheets at December 31, 2020 and 2019	A-29

Consolidated Statements of Earnings for the years ended December 31, 2020, 2019 and 2018	A-30

Consolidated Statements of Comprehensive Income for the years ended December 31, 2020, 2019 and 2018	A-31

Consolidated Statements of Changes in Shareholders' Equity for the years ended December 31, 2020, 2019 and 2018	A-32

Consolidated Statements of Cash Flows for the years ended December 31, 2020, 2019 and 2018	A-33 - A-34

Notes to Consolidated Financial Statements	A-35 - A-71

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Peoples Bancorp of North Carolina, Inc.

Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Peoples Bancorp of North Carolina, Inc. and its subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of earnings, comprehensive income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2020, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

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

Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

elliottdavis.com

Allowance for Loan Losses - Qualitative Factors

As discussed in Note 3 to the Company’s financial statements, the Company had a gross loan portfolio of approximately $948.6 million and associated allowance for loan losses of approximately $9.9 million as of December 31, 2020. As described by the Company in Note 1, the allowance for loan losses is evaluated on a regular basis by management and is based on management’s periodic review of the collectability of the loans in light of the Company’s historical loan loss experience, the amount of past due and non-performing loans, specific known risks, underlying estimated values of collateral securing loans, current and anticipated economic conditions, and other factors which management believes represents the best estimate of the allowance for loan losses.

We identified the Company’s estimate of qualitative factors applied to adjust the historical loss experience of the allowance for loan losses as a critical audit matter. The principal considerations for our determination of the allowance for loan losses as a critical audit matter related to the high degree of subjectivity in the Company’s judgments in determining the qualitative factors. Auditing these complex judgments and assumptions by the Company involves especially challenging auditor judgment due to the nature and extent of audit evidence and effort required to address these matters, including the extent of specialized skill or knowledge needed.

The primary procedures we performed to address this critical audit matter included the following:

●
We evaluated the relevance and the reasonableness of assumptions related to evaluation of the loan portfolio, current economic conditions, and other risk factors used in development of the qualitative factors for collectively evaluated loans.
●
We evaluated the reasonableness of assumptions and data used by the Company in developing the qualitative factors by comparing these data points to internally developed and third-party sources, and other audit evidence gathered.
●
Analytical procedures were performed to evaluate changes that occurred in the allowance for loan losses for loans collectively evaluated for impairment.

/s/ Elliott Davis, PLLC

We have served as the Company's auditor since 2015.

Charlotte, North Carolina
March 19, 2021

PEOPLES BANCORP OF NORTH CAROLINA, INC.
Consolidated Balance Sheets
December 31, 2020 and December 31, 2019

(Dollars in thousands)

	December 31,	December 31,
Assets	2020	2019
	(Audited)	(Audited)

Cash and due from banks, including reserve requirements
of $0 at 12/31/20 and $13,210 at 12/31/19	$42,737	48,337
Interest-bearing deposits	118,843	720
Federal funds sold	-	3,330
Cash and cash equivalents	161,580	52,387

Investment securities available for sale	245,249	195,746
Other investments	4,155	4,231
Total securities	249,404	199,977

Mortgage loans held for sale	9,139	4,417

Loans	948,639	849,874
Less allowance for loan losses	(9,908)	(6,680)
Net loans	938,731	843,194

Premises and equipment, net	18,600	18,604
Cash surrender value of life insurance	16,968	16,319
Other real estate	128	-
Right of use lease asset	3,423	3,622
Accrued interest receivable and other assets	16,882	16,362
Total assets	$1,414,855	1,154,882

Liabilities and Shareholders' Equity

Deposits:
Noninterest-bearing demand	$456,980	338,004
NOW, MMDA & savings	657,834	516,757
Time, $250,000 or more	25,771	34,269
Other time	80,501	77,487
Total deposits	1,221,086	966,517

Securities sold under agreements to repurchase	26,201	24,221
Junior subordinated debentures	15,464	15,619
Lease liability	3,471	3,647
Accrued interest payable and other liabilities	8,734	10,758
Total liabilities	1,274,956	1,020,762

Commitments

Shareholders' equity:
Preferred stock, no par value; authorized
5,000,000 shares; no shares issued and outstanding	-	-
Common stock, no par value; authorized
20,000,000 shares; issued and outstanding 5,787,504 shares
at December 31, 2020 and 5,912,300 shares at December 31, 2019	56,871	59,813
Retained earnings	77,628	70,663
Accumulated other comprehensive income	5,400	3,644
Total shareholders' equity	139,899	134,120

Total liabilities and shareholders' equity	$1,414,855	1,154,882

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.
Consolidated Statements of Earnings
For the Years Ended December 31, 2020, 2019 and 2018

(Dollars in thousands, except per share amounts)

	2020	2019	2018

Interest income:
Interest and fees on loans	$42,314	43,301	38,654
Interest on due from banks	127	213	304
Interest on federal funds sold	204	331	-
Interest on investment securities:
U.S. Government sponsored enterprises	2,361	2,670	2,333
States and political subdivisions	2,691	2,915	3,877
Other	261	171	182
Total interest income	47,958	49,601	45,350

Interest expense:
NOW, MMDA & savings deposits	1,962	1,596	769
Time deposits	947	909	472
FHLB borrowings	357	205	-
Junior subordinated debentures	370	844	790
Other	200	203	115
Total interest expense	3,836	3,757	2,146

Net interest income	44,122	45,844	43,204

Provision for loan losses	4,259	863	790

Net interest income after provision for loan losses	39,863	44,981	42,414

Non-interest income:
Service charges	3,528	4,576	4,355
Other service charges and fees	742	714	705
Gain on sale of securities	2,639	226	15
Mortgage banking income	2,469	1,264	851
Insurance and brokerage commissions	897	877	824
Appraisal management fee income	6,754	4,484	3,206
Gain (loss) on sales and write-downs of
other real estate, net	(47)	(11)	17
Miscellaneous	5,932	5,609	6,193
Total non-interest income	22,914	17,739	16,166

Non-interest expense:
Salaries and employee benefits	23,538	23,238	21,530
Occupancy	7,933	7,364	7,170
Professional fees	1,580	1,490	1,525
Advertising	787	1,021	922
Debit card expense	1,012	890	994
FDIC insurance	263	119	328
Appraisal management fee expense	5,274	3,421	2,460
Other	8,544	7,974	7,645
Total non-interest expense	48,931	45,517	42,574

Earnings before income taxes	13,846	17,203	16,006

Income tax expense	2,489	3,136	2,624

Net earnings	$11,357	14,067	13,382

Basic net earnings per share	$1.95	2.37	2.23
Diluted net earnings per share	$1.95	2.36	2.22
Cash dividends declared per share	$0.75	0.66	0.52

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.
Consolidated Statements of Comprehensive Income
For the Years Ended December 31, 2020, 2019 and 2018

(Dollars in thousands)

	2020	2019	2018

Net earnings	$11,357	14,067	13,382

Other comprehensive income (loss):
Unrealized holding gains (losses) on securities
available for sale	4,919	3,677	(3,370)
Reclassification adjustment for gains on
securities available for sale
included in net earnings	(2,639)	(226)	(15)

Total other comprehensive gain (loss),
before income taxes	2,280	3,451	(3,385)

Income tax expense (benefit) related to other
comprehensive gain (loss):

Unrealized holding gain (losses) on securities
available for sale	1,130	845	(774)
Reclassification adjustment for gains on
securities available for sale
included in net earnings	(606)	(52)	(4)

Total income tax expense (benefit) related to
other comprehensive gain (loss)	524	793	(778)

Total other comprehensive gain (loss),
net of tax	1,756	2,658	(2,607)

Total comprehensive income	$13,113	16,725	10,775

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.
Consolidated Statements of Changes in Shareholders' Equity
For the Years Ended December 31, 2020, 2019 and 2018

(Dollars in thousands)

				Accumulated
	Common	Common		Other
	Stock	Stock	Retained	Comprehensive
	Shares	Amount	Earnings	Income	Total
Balance, December 31, 2017	5,995,256	$62,096	50,286	3,593	115,975

Cash dividends declared on
common stock	-	-	(3,133)	-	(3,133)
Net earnings			13,382		13,382
Change in accumulated other	-	-	-	(2,607)	(2,607)
comprehensive income due to
Balance, December 31, 2018	5,995,256	$62,096	60,535	986	123,617

Common stock repurchase	(90,354)	(2,490)	-	-	(2,490)
Cash dividends declared on
common stock	-	-	(3,939)	-	(3,939)
Restricted stock units exercised	7,398	207			207
Net earnings	-	-	14,067	-	14,067
Change in accumulated other
comprehensive income,
net of tax	-	-	-	2,658	2,658
Balance, December 31, 2019	5,912,300	$59,813	70,663	3,644	134,120

Common stock repurchase	(126,800)	(2,999)	-	-	(2,999)
Cash dividends declared on
common stock	-	-	(4,392)	-	(4,392)
Restricted stock units exercised	2,004	57			57
Net earnings	-	-	11,357	-	11,357
Change in accumulated other
comprehensive income,
net of tax	-	-	-	1,756	1,756
Balance, December 31, 2020	5,787,504	$56,871	77,628	5,400	139,899

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2020, 2019 and 2018

(Dollars in thousands)

	2020	2019	2018

Cash flows from operating activities:
Net earnings	$11,357	14,067	13,382
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation, amortization and accretion	4,183	3,964	4,571
Provision for loan losses	4,259	863	790
Deferred income taxes	(560)	164	78
Gain on sale of investment securities	(2,639)	(226)	(15)
Gain on sale of other real estate	-	(6)	(17)
Write-down of other real estate	47	17	-
(Gain) loss on sale and writedowns of premises and equipment	-	239	(544)
Restricted stock expense	27	270	85
Proceeds from sales of loans held for sale	112,426	56,364	35,922
Origination of loans held for sale	(117,148)	(60,101)	(35,745)
Change in:
Cash surrender value of life insurance	(380)	(383)	(384)
Right of use lease asset	199	787	-
Other assets	(382)	952	(3,695)
Lease liability	(176)	(762)	-
Other liabilities	(2,051)	(3,012)	2,759

Net cash provided by operating activities	9,162	13,197	17,187

Cash flows from investing activities:
Purchases of investment securities available for sale	(127,893)	(54,212)	(34,692)
Proceeds from sales, calls and maturities of investment securities
available for sale	62,408	40,561	48,241
Proceeds from paydowns of investment securities available for sale	19,169	14,489	15,556
Purchases of other investments	(45)	(45)	(2,611)
Proceeds from paydowns of other investment securities	176	176	117
Net change in FHLB stock	(55)	(1)	(4)
Net change in loans	(99,971)	(46,505)	(45,094)
Purchases of premises and equipment	(2,492)	(2,835)	(1,742)
Purchases of bank owned life insurance	(269)	-	-
Proceeds from sale of premises and equipment	-	149	1,410
Proceeds from sale of other real estate and repossessions	-	42	232

Net cash used by investing activities	(148,972)	(48,181)	(18,587)

Cash flows from financing activities:
Net change in deposits	254,569	89,304	(29,739)
Net change in securities sold under agreement to repurchase	1,980	(33,874)	20,338
Proceeds from FHLB borrowings	70,000	184,500	-
Repayments of FHLB borrowings	(70,000)	(184,500)	-
Proceeds from FRB borrowings	1	1	1
Repayments of FRB borrowings	(1)	(1)	(1)
Proceeds from Fed Funds Purchased	7,011	100,252	4,277
Repayments of Fed Funds Purchased	(7,011)	(100,252)	(4,277)
Repayments of Junior Subordinated Debentures	(155)	(5,000)	-
Common stock repurchased	(2,999)	(2,490)	-
Cash dividends paid on common stock	(4,392)	(3,939)	(3,133)

Net cash (used) provided by financing activities	249,003	44,001	(12,534)

Net change in cash and cash equivalents	109,193	9,017	(13,934)

Cash and cash equivalents at beginning of period	52,387	43,370	57,304

Cash and cash equivalents at end of period	$161,580	52,387	43,370

PEOPLES BANCORP OF NORTH CAROLINA, INC.
Consolidated Statements of Cash Flows, continued
For the Years Ended December 31, 2020, 2019 and 2018

(Dollars in thousands)

	2020	2019	2018

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$3,856	3,750	2,128
Income taxes	$2,781	3,206	1,163

Noncash investing and financing activities:
Change in unrealized gain on investment securities
available for sale, net	$1,756	2,658	(2,607)
Transfer of loans to other real estate	$175	26	124
Issuance of accrued restricted stock units	$57	207	-
Recognition of lease right of use asset and lease liability	$942	4,401	-

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

The Bank commenced business in 1912 upon receipt of its banking charter from the North Carolina Commissioner of Banks (the “Commissioner”). The Bank is primarily regulated by the Commissioner and the Federal Deposit Insurance Corporation (the “FDIC”) and undergoes periodic examinations by these regulatory agencies. The Bank, whose main office is in Newton, North Carolina, provides a full range of commercial and consumer banking services primarily in Catawba, Alexander, Lincoln, Mecklenburg, Iredell and Wake counties in North Carolina.

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

Community Bank Real Estate Solutions, LLC (“CBRES”) is a wholly owned subsidiary of the Bank and began operations in 2009 as a “clearing house” for appraisal services for community banks. Other banks are able to contract with CBRES to find and engage appropriate appraisal companies in the area where the property is located. In 2019, the Company launched PB Insurance Agency, which is part of CBRES.

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

Principles of Consolidation
The consolidated financial statements include the financial statements of Bancorp and its wholly owned subsidiary, the Bank, along with the Bank’s wholly owned subsidiaries, PIS, REAS, CBRES and PBREH (collectively called the “Company”). All significant intercompany balances and transactions have been eliminated in consolidation.

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

Investment Securities
There are three classifications the Company is able to classify its investment securities: trading, available for sale, or held to maturity. Trading securities are bought and held principally for sale in the near term. Held to maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All other securities not included in trading or held to maturity are classified as available for sale. At December 31, 2020 and 2019, the Company classified all of its investment securities as available for sale.

Available for sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and are reported as a separate component of shareholders’ equity until realized.

Management evaluates investment securities for other-than-temporary impairment on a quarterly basis. A decline in the market value of any investment below cost that is deemed other-than-temporary is charged to earnings for the decline in value deemed to be credit related and a new cost basis in the security is established. The decline in value attributed to non-credit related factors is recognized in comprehensive income.

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

As an additional measure, the Bank engages an independent third party to review the underwriting, documentation and risk grading analyses. This independent third party reviews and evaluates loan relationships greater than or equal to $1.0 million as well as a sample of commercial relationships with exposures below $1.0 million, excluding loans in default, and loans in process of litigation or liquidation. The third party’s evaluation and report is shared with management and the Bank’s Board of Directors.

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

The general allowance reflects reserves established under GAAP for collective loan impairment. These reserves are based upon historical net charge-offs using the greater of the last two, three, four, or five years’ loss experience. This charge-off experience may be adjusted to reflect the effects of current conditions. The Bank considers information derived from its loan risk ratings and external data related to industry and general economic trends in establishing reserves. Qualitative factors applied in the Company’s Allowance for Loan and Lease Losses (“ALLL”) model include the impact to the economy from the COVID-19 pandemic and reserves on loans with payment modifications made in 2020 as a result of the COVID-19 pandemic. At December 31, 2020, the balance of loans with existing modifications as a result of COVID-19 was $18.3 million: the balance of loans under the terms of a first modification was $12.6 million, and the balance of outstanding loans under the terms of a second modification was $5.7 million. The Company continues to track all loans that are currently modified or have been modified under COVID-19. At December 31, 2020, the balance for all loans that are currently modified or were modified during 2020 but have returned to their original terms was $119.6 million. These loan balances associated with COVID-19 related modifications have been grouped into their own pool within the ALLL model as they have a higher likelihood of risk, and a higher reserve rate has been applied to that pool. Of all loans modified as a result of COVID-19, $101.3 million of these loans have returned to their original terms; however, the effects of stimulus in the current environment are still unknown, and additional losses may be currently present in loans that are currently modified and that were once modified.

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

There were no significant changes in the estimation methods or fundamental assumptions used in the evaluation of the allowance for loan losses for the year ended December 31, 2020 as compared to the year ended

               December 31, 2019. Revisions, estimates and assumptions may be made in any period in which the supporting factors indicate that loss levels may vary from the previous estimates.

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

PPP loans are excluded from the allowance for loan losses as PPP loans are 100 percent guaranteed by the SBA.

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

Mortgage Banking Activities
Mortgage banking income represents income from the sale of mortgage loans and fees received from borrowers and loan investors related to the Bank’s origination of single-family residential mortgage loans.

Mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of mortgage loans serviced for others was approximately $578,000, $729,000 and $866,000 at December 31, 2020, 2019 and 2018, respectively.

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

On the date a derivative contract is entered into, the Company designates the derivative as a fair value hedge, a cash flow hedge, or a trading instrument. Changes in the fair value of instruments used as fair value hedges are accounted for in the earnings of the period simultaneous with accounting for the fair value change of the item being hedged. Changes in the fair value of the effective portion of cash flow hedges are accounted for in other comprehensive income rather than earnings. Changes in the fair value of instruments that are not intended as a hedge are accounted for in the earnings of the period of the change.

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

Stock-Based Compensation
The Company has an Omnibus Stock Ownership and Long Term Incentive Plan that was approved by shareholders on May 7, 2009 (the “2009 Plan”) whereby certain stock-based rights, such as stock options, restricted stock, restricted stock units, performance units, stock appreciation rights or book value shares, may be granted to eligible directors and employees. The 2009 Plan expired on May 7, 2019 but still governs the rights and obligations of the parties for grants made thereunder. As of December 31, 2020, there were no outstanding shares under the 2009 Plan.

The Company granted 16,583 restricted stock units under the 2009 Plan at a grant date fair value of $16.34 per share during the first quarter of 2015. The Company granted 5,544 restricted stock units under the 2009 Plan at a grant date fair value of $16.91 per share during the first quarter of 2016. The Company granted 4,114 restricted stock units under the 2009 Plan at a grant date fair value of $25.00 per share during the first quarter of 2017. The Company granted 3,725 restricted stock units under the 2009 Plan at a grant date fair value of $31.43 per share during the first quarter of 2018. The Company granted 5,290 restricted stock units under the 2009 Plan at a grant date fair value of $28.43 per share during the first quarter of 2019. The number of restricted stock units granted and grant date fair values for the restricted stock units granted in 2015 through 2017 have been restated to reflect the 10% stock dividend that was paid in the fourth quarter of 2017. The Company recognizes compensation expense on the restricted stock units over the period of time the restrictions are in place (four years from the grant date for the 2015, 2016, 2017, 2018 and 2019 grants). The amount of expense recorded each period reflects the changes in the Company’s stock price during such period. As of December 31, 2020, the total unrecognized compensation expense related to the restricted stock unit grants under the 2009 Plan was $89,000.

The Company also has an Omnibus Stock Ownership and Long Term Incentive Plan that was approved by shareholders on May 7, 2020 (the “2020 Plan”) whereby certain stock-based rights, such as stock options, restricted stock, restricted stock units, performance units, stock appreciation rights or book value shares, may be granted to eligible directors and employees. A total of 292,365 shares are currently reserved for possible issuance under the 2020 Plan. All stock-based rights under the 2020 Plan must be granted or awarded by May 7, 2030 (or ten years from the 2020 Plan effective date).

The Company granted 7,635 restricted stock units under the 2020 Plan at a grant date fair value of $17.08 per share during the second quarter of 2020. The Company recognizes compensation expense on the restricted stock units over the period of time the restrictions are in place (four years from the grant date for 2020 grants). As of December 31, 2020, the total unrecognized compensation expense related to the restricted stock unit grants under the 2020 Plan was $146,000.

The Company recognized compensation expense for restricted stock units granted under the 2009 Plan and 2020 Plan of $27,000 for the year ended December 31, 2020. The Company recognized compensation expense for restricted stock units granted under the 2009 Plan of $270,000 and $85,000 for the years ended December 31, 2019 and 2018, respectively.

Net Earnings Per Share
Net earnings per common share is based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per common share. The average market price during the year is used to compute equivalent shares.

The reconciliations of the amounts used in the computation of both “basic earnings per common share” and “diluted earnings per common share” for the years ended December 31, 2020, 2019 and 2018 are as follows:

For the year ended December 31, 2020

	Net Earnings (Dollars in thousands)	Weighted Average Number of Shares	Per Share Amount
Basic earnings per share	$11,357	5,808,121	$1.95
Effect of dilutive securities:
Restricted stock units	-	14,203
Diluted earnings per share	$11,357	5,822,324	$1.95

For the year ended December 31, 2019

	Net Earnings (Dollars in thousands)	Weighted Average Number of Shares	Per Share Amount
Basic earnings per share	$14,067	5,941,873	$2.37
Effect of dilutive securities:
Restricted stock units	-	25,438
Diluted earnings per share	$14,067	5,967,311	$2.36

For the year ended December 31, 2018

	Net Earnings (Dollars in thousands)	Weighted Average Number of Shares	Per Share Amount
Basic earnings per share	$13,382	5,995,256	$2.23
Effect of dilutive securities:
Restricted stock units	-	20,240
Diluted earnings per share	$13,382	6,015,496	$2.22

Revenue Recognition
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

The following disclosures involve the Company’s material income streams derived from contracts with customers which are within the scope of ASU 2014-09. Through the Company’s wholly-owned subsidiary, PIS, the Company contracts with a registered investment advisor to perform investment advisory services on behalf of the Company’s customers. The Company receives commissions from this third party investment advisor based on the volume of business that the Company’s customers do with such investment advisor. Total revenue recognized from these contracts was $896,000, $876,000 and $823,000 for the years ended December 31, 2020, 2019 and 2018, respectively. The Company utilizes third parties to contract with the Company’s customers to perform debit and credit card clearing services. These third parties pay the Company commissions based on the volume of transactions that they process on behalf of the Company’s customers. Total revenue recognized from these contracts with these third parties was $4.2 million, $4.1 million and $3.9 million for the years ended December 31, 2020, 2019 and 2018, respectively. Through the Company’s wholly-owned subsidiary, REAS, the Company provides property appraisal services for negotiated fee amounts on a per appraisal basis. Total revenue recognized from these contracts with customers was $828,000, $692,000 and $597,000 for the years ended December 31, 2020, 2019 and 2018, respectively. Through the Company’s wholly-owned subsidiary, CBRES, the Company provides appraisal management services. Total revenue recognized from these contracts with customers was $6.8 million, $4.5 million and $3.2 million for the years ended December 31, 2020, 2019 and 2018, respectively. Due to the nature of the Company’s relationship with the customers that the Company provides services, the Company does not incur costs to obtain contracts and there are no material incremental costs to fulfill these contracts that should be capitalized.

Disaggregation of Revenue. The Company’s portfolio of services provided to the Company’s customers consists of over 50,000 active contracts. The Company has disaggregated revenue according to timing of the transfer of service. Total revenue for the year ended December 31, 2020 derived from contracts in which services are transferred at a point in time was approximately $8.1 million. None of the Company’s revenue is derived from contracts in which services are transferred over time. Revenue is recognized as the services are provided to the customers. Economic factors, such as the financial stress impacting businesses and individuals as a result of the novel coronavirus (“COVID-19”) pandemic, could affect the nature, amount, and timing of these cash flows, as unfavorable economic conditions could impair a customers’ ability to provide payment for services. For the Company’s deposit contracts, this risk is mitigated as the Company generally deducts payments from customers’ accounts as services are rendered. For the Company’s appraisal services, the risk is mitigated in that the appraisal is not released until payment is received.

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
		January 1, 2019	See comments for ASU 2016-02 below.
ASU 2019-07: Codification Updates to SEC Sections	Guidance updated for various Topics of the ASC to align the guidance in various SEC sections of the ASC with the requirements of certain SEC final rules.	Effective upon issuance	The adoption of this guidance did not have a material impact on the Company’s results of operations, financial position or disclosures.

ASU	Description	Effective Date	Effect on Financial Statements or Other Significant Matters
ASU 2018-13: Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement (Topic 820)	Updates the disclosure requirements on fair value measurements in ASC 820, Fair Value Measurement.	January 1, 2020	The adoption of this guidance did not have a material impact on the Company’s results of operations, financial position or disclosures.
ASU 2018-18: Clarifying the Interaction between Topic 808 and Topic 606	Clarifies the interaction between the guidance for certain collaborative arrangements and the new revenue recognition financial accounting and reporting standard.	January 1, 2020 Early adoption permitted	The adoption of this guidance did not have a material impact on the Company’s results of operations, financial position or disclosures.
ASU 2018-19: Leases (Topic 842): Codification Improvements
Provides guidance to address concerns companies had raised about an accounting exception they would lose when assessing the fair value of underlying assets under the leases standard and clarify that lessees and lessors are exempt from a certain interim disclosure requirement associated with adopting the new standard.
		January 1, 2020	The adoption of this guidance did not have a material impact on the Company’s results of operations, financial position or disclosures.

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

Initially transition from Topic 840 to Topic 842 required a modified retrospective approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. ASU 2018-11, which, among other things, provided an additional transition method that would allow entities to not apply the initial guidance of ASU 2016-02 to the comparative periods presented in the financial statements and instead recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The Company chose the transition method of adoption provided by ASU 2018-11, therefore, the Company has applied this standard to all existing leases as of the adoption date of January 1, 2019, recording a ROU asset and a lease liability and a cumulative-effect adjustment to the opening balance of retained earnings (if applicable) in the period of adoption. With this transition method, comparative prior period disclosures will be under the previous accounting guidance for leases (Topic 840). This adoption method is considered a change in accounting principle requiring additional disclosure of the nature of and reason for the change, which is solely a result of the adoption of the required standard.

Topic 842 provides a package of practical expedients in applying the lease standard to be chosen at the date of adoption. The Company has chosen to elect the package of practical expedients provided under ASU 2016-02 whereby it will not reassess (i) whether any expired or existing contracts are or contain leases, (ii) the lease classification for any expired or existing leases and (iii) initial direct costs for any existing leases. The Company has also chosen not to apply the recognition requirements of ASU 2016-02 to any short-term leases (as defined by related accounting guidance). The Company will account for lease and non-lease components separately because such amounts are readily determinable under its lease contracts. Additionally, the Company has chosen to elect the use of hindsight, when applicable, in determining the lease term, in assessing the likelihood that a lessee purchase option will be exercised; and in assessing the impairment of ROU assets.

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

A director of the Company has a membership interest in a company that previously leased two branch facilities to the Bank. The Bank purchased these branch facilities in September 2020.The Bank’s lease payments for these facilities totaled $173,000 and $231,000 for the years ended December 31, 2020 and 2019, respectively.

The following tables provide a summary of ASU’s issued by the FASB that the Company has not adopted as of December 31, 2020, which may impact the Company’s financial statements.

Recently Issued Accounting Guidance Not Yet Adopted

ASU	Description	Effective Date	Effect on Financial Statements or Other Significant Matters
ASU 2016-13: Measurement of Credit Losses on Financial Instruments	Provides guidance to change the accounting for credit losses and modify the impairment model for certain debt securities.	See ASU 2019-10 below.
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
ASU 2020-02: Financial Instruments—Credit Losses (Topic 326) and Leases (Topic 842)—Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 119 and Update to SEC Section on Effective Date Related to Accounting Standards Update No. 2016-02, Leases (Topic 842) (SEC Update)

Guidance to add and amend SEC paragraphs in the Accounting Standards Codification to reflect the issuance of SEC Staff Accounting Bulletin No. 119 related to the new credit losses standard and comments by the SEC staff related to the revised effective date of the new leases standard.
		Effective upon issuance	The adoption of this guidance is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.
ASU 2020-03: Codification Improvements to Financial Instruments
Guidance to clarify that the contractual term of a net investment in a lease, determined in accordance with the leases standard, should be the contractual term used to measure expected credit losses under ASC 326.
		January 1, 2023	The adoption of this guidance is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.
ASU 2020-04: Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting
Guidance that provides optional expedients and exceptions for applying GAAP to contract modifications and hedging relationships, subject to meeting certain criteria, that reference LIBOR or another reference rate expected to be discontinued. The ASU is intended to help stakeholders during the global market-wide reference rate transition period. Therefore, it will be in effect for a limited time through December 31, 2022.
		March 12, 2020 through December 31, 2022	The adoption of this guidance is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.
ASU 2020-06: Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity

	Guidance to improve financial reporting associated with accounting for convertible instruments and contracts in an entity’s own equity.	January 1, 2022	The adoption of this guidance is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

Other accounting standards that have been issued or proposed by FASB or other standards-setting bodies are not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

Reclassification
Certain amounts in the 2019 and 2018 consolidated financial statements have been reclassified to conform to the 2020 presentation.

(2)
Investment Securities

Investment securities available for sale at December 31, 2020 and 2019 are as follows:

(Dollars in thousands)
	December 31, 2020
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$143,095	2,812	593	145,314
U.S. Government
sponsored enterprises	7,384	331	208	7,507
State and political subdivisions	87,757	4,758	87	92,428
Total	$238,236	7,901	888	245,249

(Dollars in thousands)
	December 31, 2019
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$77,812	1,371	227	78,956
U.S. Government
sponsored enterprises	28,265	443	311	28,397
State and political subdivisions	84,686	3,657	200	88,143
Trust preferred securities	250	-	-	250
Total	$191,013	5,471	738	195,746

The current fair value and associated unrealized losses on investments in debt securities with unrealized losses at December 31, 2020 and 2019 are summarized in the tables below, with the length of time the individual securities have been in a continuous loss position.

(Dollars in thousands)
	December 31, 2020
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$80,827	565	4,762	28	85,589	593
U.S. Government
sponsored enterprises	-	-	4,193	208	4,193	208
State and political subdivisions	7,126	87	-	-	7,126	87
Total	$87,953	652	8,955	236	96,908	888

(Dollars in thousands)
	December 31, 2019
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$28,395	177	6,351	50	34,746	227
U.S. Government
sponsored enterprises	2,899	10	6,151	301	9,050	311
State and political subdivisions	7,367	200	-	-	7,367	200
Total	$38,661	387	12,502	351	51,163	738

At December 31, 2020, unrealized losses in the investment securities portfolio relating to debt securities totaled $888,000. The unrealized losses on these debt securities arose due to changing interest rates and are considered to be temporary. From the December 31, 2020 tables above, six out of 86 securities issued by state and political subdivisions contained unrealized losses and 29 out of 68 securities issued by U.S. Government sponsored enterprises, including mortgage-backed securities, contained unrealized losses. These unrealized losses are considered temporary because of acceptable financial condition and results of operations on each security and the repayment sources of principal and interest on U.S. Government sponsored enterprises, including mortgage-backed securities, are government backed.

The Company periodically evaluates its investments for any impairment which would be deemed other-than-temporary.   No investment impairments were deemed other-than-temporary in 2020, 2019 or 2018.

The amortized cost and estimated fair value of investment securities available for sale at December 31, 2020, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

December 31, 2020
(Dollars in thousands)
	Amortized Cost	Estimated Fair Value
Due within one year	$10,576	10,705
Due from one to five years	15,236	15,997
Due from five to ten years	62,014	65,826
Due after ten years	7,315	7,407
Mortgage-backed securities	143,095	145,314
Total	$238,236	245,249

During 2020, proceeds from sales of securities available for sale were $56.3 million and resulted in net gains of $2.6 million. During 2019, proceeds from sales of securities available for sale were $20.7 million and resulted in net gains of $226,000. During 2018, proceeds from sales of securities available for sale were $36.0 million and resulted in gross gains of $15,000.

Securities with a fair value of approximately $77.3 million and $66.0 million at December 31, 2020 and 2019, respectively, were pledged to secure public deposits, FHLB borrowings and for other purposes as required by law.

GAAP establishes a framework for measuring fair value and expands disclosures about fair value measurements. There is a three-level fair value hierarchy for fair value measurements. Level 1 inputs are quoted prices in active markets for identical assets or liabilities that a company has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability. The table below presents the balance of securities available for sale, which are measured at fair value on a recurring basis by level within the fair value hierarchy as of December 31, 2020 and 2019.

(Dollars in thousands)
	December 31, 2020
	Fair Value Measurements	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage-backed securities	$145,314	-	145,314	-
U.S. Government
sponsored enterprises	$7,507	-	7,507	-
State and political subdivisions	$92,428	-	92,428	-

(Dollars in thousands)
	December 31, 2019
	Fair Value Measurements	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage-backed securities	$78,956	-	78,956	-
U.S. Government
sponsored enterprises	$28,397	-	28,397	-
State and political subdivisions	$88,143	-	88,143	-
Trust preferred securities	$250	-	-	250

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

The following is an analysis of fair value measurements of investment securities available for sale using Level 3, significant unobservable inputs, for the year ended December 31, 2020.

(Dollars in thousands)
Investment Securities Available for Sale
Level 3 Valuation
Balance, beginning of period	$250
Change in book value	-
Change in gain/(loss) realized and unrealized	-
Purchases/(sales and calls)	(250)
Transfers in and/or (out) of Level 3	-
Balance, end of period	$-

Change in unrealized gain/(loss) for assets still held in Level 3	$-

(3)
Loans

Major classifications of loans at December 31, 2020 and 2019 are summarized as follows:

(Dollars in thousands)
	December 31, 2020	December 31, 2019
Real estate loans:
Construction and land development	$94,124	92,596
Single-family residential	272,325	269,475
Single-family residential -
Banco de la Gente non-traditional	26,883	30,793
Commercial	332,971	291,255
Multifamily and farmland	48,880	48,090
Total real estate loans	775,183	732,209

Loans not secured by real estate:
Commercial loans	161,740	100,263
Farm loans	855	1,033
Consumer loans	7,113	8,432
All other loans	3,748	7,937

Total loans	948,639	849,874

Less allowance for loan losses	9,908	6,680

Total net loans	$938,731	843,194

The above table includes deferred fees, net of deferred costs, totaling $1.4 million at December 31, 2020 including $2.6 million in deferred PPP loan fees. The above table includes deferred costs, net of deferred fees, totaling $1.5 million at December 31, 2019.

The Bank grants loans and extensions of credit primarily within the Catawba Valley region of North Carolina, which encompasses Catawba, Alexander, Iredell and Lincoln counties and also in Mecklenburg and Wake counties of North Carolina. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate, the value of which is dependent upon the real estate market. Risk characteristics of the major components of the Bank’s loan portfolio are discussed below:

●
Construction and land development loans – The risk of loss is largely dependent on the initial estimate of whether the property’s value at completion equals or exceeds the cost of property construction and the availability of take-out financing. During the construction phase, a number of factors can result in delays or cost overruns. If the estimate is inaccurate or if actual construction costs exceed estimates, the value of the property securing the loan may be insufficient to ensure full repayment when completed through a permanent loan, sale of the property, or by seizure of collateral. As of December 31, 2020, construction and land development loans comprised approximately 10% of the Bank’s total loan portfolio.

●
Single-family residential loans – Declining home sales volumes, decreased real estate values and higher than normal levels of unemployment could contribute to losses on these loans. As of December 31, 2020, single-family residential loans comprised approximately 32% of the Bank’s total loan portfolio, including Banco single-family residential non-traditional loans which were approximately 3% of the Bank’s total loan portfolio.

●
Commercial real estate loans – Repayment is dependent on income being generated in amounts sufficient to cover operating expenses and debt service. These loans also involve greater risk because they are generally not fully amortizing over a loan period, but rather have a balloon payment due at maturity. A borrower’s ability to make a balloon payment typically will depend on being able to either refinance the loan or timely sell the underlying property. As of December 31, 2020, commercial real estate loans comprised approximately 35% of the Bank’s total loan portfolio.

●
Commercial loans – Repayment is generally dependent upon the successful operation of the borrower’s business. In addition, the collateral securing the loans may depreciate over time, be difficult to appraise, be illiquid, or fluctuate in value based on the success of the business. As of December 31, 2020, commercial loans comprised approximately 17% of the Bank’s total loan portfolio, including $75.8 million in PPP loans.

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

On March 27, 2020, President Trump signed the CARES Act, which established a $2 trillion economic stimulus package, including cash payments to individuals, supplemental unemployment insurance benefits and a $349 billion loan program administered through the PPP. Under the PPP, small businesses, sole proprietorships, independent contractors and self-employed individuals may apply for loans from existing SBA lenders and other approved regulated lenders that enroll in the program, subject to numerous limitations and eligibility criteria. The Bank is participating as a lender in the PPP. The Bank originated $64.5 million in PPP loans during the initial round of PPP funding. A second round of PPP funding, signed into law by President Trump on April 24, 2020, provided $320 billion additional funding for the PPP. As of December 31, 2020, the Bank had originated $34.5 million in PPP loans during the second round of PPP funding. Total PPP loans originated as of December 31, 2020 amounted to $99.0 million. PPP loans outstanding amounted to $75.8 million at December 31, 2021. The Bank has received $4.0 million in fees from the SBA for PPP loans originated as of December 31, 2020. The Bank has recognized $1.4 million PPP loan fee income as of December 31, 2020.

The following tables present an age analysis of past due loans, by loan type, as of December 31, 2020 and 2019:

December 31, 2020
(Dollars in thousands)
	Loans 30-89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Total Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
Real estate loans:
Construction and land development	$298	-	298	93,826	94,124	-
Single-family residential	3,660	270	3,930	268,395	272,325	-
Single-family residential -
Banco de la Gente non-traditional	3,566	105	3,671	23,212	26,883	-
Commercial	36	-	36	332,935	332,971	-
Multifamily and farmland	-	-	-	48,880	48,880	-
Total real estate loans	7,560	375	7,935	767,248	775,183	-

Loans not secured by real estate:
Commercial loans	-	-	-	161,740	161,740	-
Farm loans	-	-	-	855	855	-
Consumer loans	45	2	47	7,066	7,113	-
All other loans	-	-	-	3,748	3,748	-
Total loans	$7,605	377	7,982	940,657	948,639	-

December 31, 2019
(Dollars in thousands)
	Loans 30-89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Total Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
Real estate loans:
Construction and land development	$803	-	803	91,793	92,596	-
Single-family residential	3,000	126	3,126	266,349	269,475	-
Single-family residential -
Banco de la Gente non-traditional	4,834	413	5,247	25,546	30,793	-
Commercial	504	176	680	290,575	291,255	-
Multifamily and farmland	-	-	-	48,090	48,090	-
Total real estate loans	9,141	715	9,856	722,353	732,209	-

Loans not secured by real estate:
Commercial loans	432	-	432	99,831	100,263	-
Farm loans	-	-	-	1,033	1,033	-
Consumer loans	170	22	192	8,240	8,432	-
All other loans	-	-	-	7,937	7,937	-
Total loans	$9,743	737	10,480	839,394	849,874	-

The following table presents the Bank’s non-accrual loans as of December 31, 2020 and 2019:

(Dollars in thousands)
	December 31, 2020	December 31, 2019
Real estate loans:
Construction and land development	$-	-
Single-family residential	1,266	1,378
Single-family residential -
Banco de la Gente non-traditional	1,709	1,764
Commercial	440	256
Multifamily and farmland	117	-
Total real estate loans	3,532	3,398

Loans not secured by real estate:
Commercial loans	212	122
Consumer loans	14	33
Total	$3,758	3,553

At each reporting period, the Bank determines which loans are impaired. Accordingly, the Bank’s impaired loans are reported at their estimated fair value on a non-recurring basis. An allowance for each impaired loan that is collateral-dependent is calculated based on the fair value of its collateral. The fair value of the collateral is based on appraisals performed by REAS, a subsidiary of the Bank. REAS is staffed by certified appraisers that also perform appraisals for other companies. Factors, including the assumptions and techniques utilized by the appraiser, are considered by management. If the recorded investment in the impaired loan exceeds the measure of fair value of the collateral, a valuation allowance is recorded as a component of the allowance for loan losses. An allowance for each impaired loan that is not collateral dependent is calculated based on the present value of projected cash flows. If the recorded investment in the impaired loan exceeds the present value of projected cash flows, a valuation allowance is recorded as a component of the allowance for loan losses. Impaired loans under $250,000 are not individually evaluated for impairment with the exception of the Bank’s TDR loans in the residential mortgage loan portfolio, which are individually evaluated for impairment. Impaired loans collectively evaluated for impairment totaled $5.8 million and $5.3 million at December 31, 2020 and 2019, respectively. Accruing impaired loans were $21.3 million at December 31, 2020 and December 31, 2019. Interest income recognized on accruing impaired loans was $1.2 million and $1.3 million for the years ended December 31, 2020 and 2019, respectively. No interest income is recognized on non-accrual impaired loans subsequent to their classification as non-accrual.

The following tables present the Bank’s impaired loans as of December 31, 2020, 2019 and 2018:

December 31, 2020
(Dollars in thousands)
	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Recorded Investment in Impaired Loans	Related Allowance	Average Outstanding Impaired Loans	YTD Interest Income Recognized
Real estate loans:
Construction and land development	$108	-	108	108	4	134	8
Single-family residential	5,302	379	4,466	4,845	33	4,741	262
Single-family residential -
Banco de la Gente non-traditional	13,417	-	12,753	12,753	862	13,380	798
Commercial	2,999	1,082	1,891	2,973	14	2,940	139
Multifamily and farmland	119	-	117	117	-	29	6
Total impaired real estate loans	21,945	1,461	19,335	20,796	913	21,224	1,213

Loans not secured by real estate:
Commercial loans	515	211	244	455	5	564	32
Consumer loans	41	-	37	37	1	60	5
Total impaired loans	$22,501	1,672	19,616	21,288	919	21,848	1,250

December 31, 2019
(Dollars in thousands)
	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Recorded Investment in Impaired Loans	Related Allowance	Average Outstanding Impaired Loans	YTD Interest Income Recognized
Real estate loans:
Construction and land development	$183	-	183	183	7	231	12
Single-family residential	5,152	403	4,243	4,646	36	4,678	269
Single-family residential -
Banco de la Gente non-traditional	15,165	-	14,371	14,371	944	14,925	956
Commercial	1,879	-	1,871	1,871	7	1,822	91
Total impaired real estate loans	22,379	403	20,668	21,071	994	21,656	1,328

Loans not secured by real estate:
Commercial loans	180	92	84	176	-	134	9
Consumer loans	100	-	96	96	2	105	7
Total impaired loans	$22,659	495	20,848	21,343	996	21,895	1,344

December 31, 2018
(Dollars in thousands)
	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Recorded Investment in Impaired Loans	Related Allowance	Average Outstanding Impaired Loans	YTD Interest Income Recognized
Real estate loans:
Construction and land development	$281	-	279	279	5	327	19
Single-family residential	5,059	422	4,188	4,610	32	6,271	261
Single-family residential -
Banco de la Gente non-traditional	16,424	-	15,776	15,776	1,042	14,619	944
Commercial	1,995	-	1,925	1,925	17	2,171	111
Total impaired real estate loans	23,759	422	22,168	22,590	1,096	23,388	1,335

Loans not secured by real estate:
Commercial loans	251	89	1	90	-	96	-
Consumer loans	116	-	113	113	2	137	7
Total impaired loans	$24,126	511	22,282	22,793	1,098	23,621	1,342

The fair value measurements for mortgage loans held for sale, impaired loans and other real estate on a non-recurring basis at December 31, 2020 and 2019 are presented below. The Company’s valuation methodology is discussed in Note 16.

(Dollars in thousands)
	Fair Value Measurements December 31, 2020	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage loans held for sale	$9,139	-	-	9,139
Impaired loans	$20,369	-	-	20,369
Other real estate	$128	-	-	128

(Dollars in thousands)
	Fair Value Measurements December 31, 2019	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage loans held for sale	$4,417	-	-	4,417
Impaired loans	$20,347	-	-	20,347
Other real estate	$-	-	-	-

(Dollars in thousands)
	Fair Value December 31, 2020	Fair Value December 31, 2019	Valuation Technique	Significant Unobservable Inputs	General Range of Significant Unobservable Input Values
Mortgage loans held for sale	$9,139	4,417	Rate lock commitment	N/A	N/A
Impaired loans	$20,369	20,347	Appraised value and discounted cash flows	Discounts to reflect current market conditions and ultimate collectability	0 - 25%
Other real estate	$128	-	Appraised value	Discounts to reflect current market conditions and estimated costs to sell	0 - 25%

The following table presents changes in the allowance for loan losses for the year ended December 31, 2020. PPP loans are excluded from the allowance for loan losses as PPP loans are 100 percent guaranteed by the SBA.

(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single-Family Residential	Single-Family Residential - Banco de la Gente Non-traditional	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer and All Other	Unallocated	Total
Allowance for loan losses:
Beginning balance	$694	1,274	1,073	1,305	120	688	-	138	1,388	6,680
Charge-offs	(5)	(65)	-	(7)	-	(903)	-	(434)	-	(1,414)
Recoveries	36	70	-	70	-	34	-	173	-	383
Provision	471	564	(21)	844	2	1,526	-	251	622	4,259
Ending balance	$1,196	1,843	1,052	2,212	122	1,345	-	128	2,010	9,908

Ending balance: individually
evaluated for impairment	$1	4	844	8	-	-	-	-	-	857
Ending balance: collectively
evaluated for impairment	1,195	1,839	208	2,204	122	1,345	-	128	2,010	9,051
Ending balance	$1,196	1,843	1,052	2,212	122	1,345	-	128	2,010	9,908

Loans:
Ending balance	$94,124	272,325	26,883	332,971	48,880	161,740	855	10,861	-	948,639

Ending balance: individually
evaluated for impairment	$7	1,558	11,353	2,118	-	212	-	-	-	15,248
Ending balance: collectively
evaluated for impairment	$94,117	270,767	15,530	330,853	48,880	161,528	855	10,861	-	933,391

Changes in the allowance for loan losses for the year ended December 31, 2019 were as follows:

(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single-Family Residential	Single-Family Residential - Banco de la Gente Non-traditional	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer and All Other	Unallocated	Total
Allowance for loan losses:
Beginning balance	$813	1,325	1,177	1,278	83	626	-	161	982	6,445
Charge-offs	(21)	(42)	-	(1)	-	(389)	-	(623)	-	(1,076)
Recoveries	45	66	-	49	-	83	-	205	-	448
Provision	(143)	(75)	(104)	(21)	37	368	-	395	406	863
Ending balance	$694	1,274	1,073	1,305	120	688	-	138	1,388	6,680

Ending balance: individually
evaluated for impairment	$2	6	925	4	-	-	-	-	-	937
Ending balance: collectively
evaluated for impairment	692	1,268	148	1,301	120	688	-	138	1,388	5,743
Ending balance	$694	1,274	1,073	1,305	120	688	-	138	1,388	6,680

Loans:
Ending balance	$92,596	269,475	30,793	291,255	48,090	100,263	1,033	16,369	-	849,874

Ending balance: individually
evaluated for impairment	$10	1,697	12,899	1,365	-	92	-	-	-	16,063
Ending balance: collectively
evaluated for impairment	$92,586	267,778	17,894	289,890	48,090	100,171	1,033	16,369	-	833,811

Changes in the allowance for loan losses for the year ended December 31, 2018 were as follows:

(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single-Family Residential	Single-Family Residential - Banco de la Gente Non-traditional	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer and All Other	Unallocated	Total
Allowance for loan losses:
Beginning balance	$804	1,812	1,280	1,193	72	574	-	155	476	6,366
Charge-offs	(53)	(116)	-	(453)	(5)	(54)	-	(452)	-	(1,133)
Recoveries	10	106	-	105	1	32	-	168	-	422
Provision	52	(477)	(103)	433	15	74	-	290	506	790
Ending balance	$813	1,325	1,177	1,278	83	626	-	161	982	6,445

Ending balance: individually
evaluated for impairment	$-	-	1,023	15	-	-	-	-	-	1,038
Ending balance: collectively
evaluated for impairment	813	1,325	154	1,263	83	626	-	161	982	5,407
Ending balance	$813	1,325	1,177	1,278	83	626	-	161	982	6,445

Loans:
Ending balance	$94,178	252,983	34,261	270,055	33,163	97,465	926	20,992	-	804,023

Ending balance: individually
evaluated for impairment	$96	1,779	14,310	1,673	-	89	-	-	-	17,947
Ending balance: collectively
evaluated for impairment	$94,082	251,204	19,951	268,382	33,163	97,376	926	20,992	-	786,076

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

The following tables present the credit risk profile of each loan type based on internally assigned risk grades as of December 31, 2020 and 2019.

December 31, 2020
(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single-Family Residential	Single-Family Residential - Banco de la Gente non-traditional	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer	All Other	Total

1- Excellent Quality	$228	9,867	-	-	-	406	-	678	-	11,179
2- High Quality	9,092	121,331	-	40,569	22	19,187	-	2,237	1,563	194,001
3- Good Quality	76,897	115,109	10,170	241,273	44,890	128,727	832	3,826	1,477	623,201
4- Management Attention	4,917	20,012	12,312	39,370	3,274	11,571	23	336	708	92,523
5- Watch	2,906	2,947	1,901	10,871	694	1,583	-	6	-	20,908
6- Substandard	84	3,059	2,500	888	-	266	-	30	-	6,827
7- Doubtful	-	-	-	-	-	-	-	-	-	-
8- Loss	-	-	-	-	-	-	-	-	-	-
Total	$94,124	272,325	26,883	332,971	48,880	161,740	855	7,113	3,748	948,639

December 31, 2019
(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single-Family Residential	Single-Family Residential - Banco de la Gente non-traditional	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer	All Other	Total

1- Excellent Quality	$-	8,819	-	-	-	330	-	693	-	9,842
2- High Quality	32,029	128,757	-	21,829	256	20,480	-	2,708	1,860	207,919
3- Good Quality	52,009	107,246	12,103	231,003	42,527	72,417	948	4,517	5,352	528,122
4- Management Attention	5,487	18,409	13,737	35,095	4,764	6,420	85	458	725	85,180
5- Watch	3,007	3,196	2,027	3,072	543	492	-	8	-	12,345
6- Substandard	64	3,048	2,926	256	-	124	-	48	-	6,466
7- Doubtful	-	-	-	-	-	-	-	-	-	-
8- Loss	-	-	-	-	-	-	-	-	-	-
Total	$92,596	269,475	30,793	291,255	48,090	100,263	1,033	8,432	7,937	849,874

TDR loans modified in 2020, past due TDR loans and non-accrual TDR loans totaled $3.8 million and $4.3 million at December 31, 2020 and December 31, 2019, respectively. The terms of these loans have been renegotiated to provide a concession to original terms, including a reduction in principal or interest as a result of the deteriorating financial position of the borrower. There were no performing loans classified as TDR loans at December 31, 2020 and December 31, 2019.

There were no new TDR modifications during the years ended December 31, 2020 and 2019.

There were no TDR loans with a payment default occurring within 12 months of the restructure date, and the payment default occurring during the years ended December 31, 2020 and 2019. TDR loans are deemed to be in default if they become past due by 90 days or more.

At December 31, 2020, the balance of loans with existing modifications as a result of COVID-19 was $18.3 million, the balance of loans under the terms of a first modification was $12.6 million, and the balance of outstanding loans under the terms of a second modification was $5.7 million. The Company continues to track all loans that are currently modified or have been modified under COVID-19. At December 31, 2020, the balance for all loans that are currently modified or were modified during 2020 but have returned to their original terms was $119.6 million. Of all loans modified as a result of COVID-19, $101.3 million of these loans have returned to their original terms; however, the effects of stimulus in the current environment are still unknown, and additional losses may be currently present in loans that are currently modified and that were once modified. These payment modifications are primarily interest only payments for three to nine months. Loan payment modifications associated with the COVID-19 pandemic are not classified as TDR due to Section 4013 of the CARES Act, which provides that a qualified loan modification is exempt by law from classification as a TDR pursuant to GAAP.

(4)
Premises and Equipment

Major classifications of premises and equipment at December 31, 2020 and 2019 are summarized as follows:

(Dollars in thousands)
	2020	2019

Land	$3,970	3,690
Buildings and improvements	18,804	18,034
Furniture and equipment	26,565	24,743
Construction in process	10	395

Total premises and equipment	49,349	46,862

Less accumulated depreciation	30,749	28,258

Total net premises and equipment	$18,600	18,604

The Company recognized depreciation expense totaling $2.5 million for the year ended December 31, 2020 and $2.3 million for the years ended December 31, 2019 and 2018.

The Company had no gains or losses on the sale of or write-downs on premises and equipment for the year ended December 31, 2020. The Company has $239,000 net losses on the sale of and write-downs on premises and equipment for the year ended December 31, 2019.

(5)
Leases

The Company leases various office spaces for banking and operational facilities and equipment under operating lease arrangements.

Total rent expense was approximately $880,000, $949,000 and $785,000 for the years ended December 31, 2020, 2019 and 2018, respectively.

As of December 31, 2020, the Company had operating ROU assets of $3.4 million and operating lease liabilities of $3.5 million. The Company maintains operating leases on land and buildings for some of the Bank’s branch facilities and loan production offices. Most leases include one option to renew, with renewal terms extending up to 15 years. The exercise of renewal options is based on the judgment of management as to whether or not the renewal option is reasonably certain to be exercised. Factors in determining whether an option is reasonably certain of exercise include, but are not limited to, the value of leasehold improvements, the value of renewal rates compared to market rates, and the presence of factors that would cause a significant economic penalty to the Company if the option is not exercised. As allowed by the standard, leases with a term of 12 months or less are not recorded on the balance sheet and instead are recognized in lease expense on a straight-line basis over the lease term.

The following table presents lease cost and other lease information as of December 31, 2020.

(Dollars in thousands)
December 31, 2020

Operating lease cost $	855

Other information:
Cash paid for amounts included in the measurement of lease liabilities	833
Operating cash flows from operating leases	-
Right-of-use assets obtained in exchange for new lease liabilities - operating leases	942
Weighted-average remaining lease term - operating leases	6.95
Weighted-average discount rate - operating leases	2.69%

The following table presents lease maturities as of December 31, 2020.

(Dollars in thousands)

Maturity Analysis of Operating Lease Liabilities:	December 31, 2020

2021	$754
2022	588
2023	567
2024	489
2025	433
Thereafter	1,041
Total	3,872
Less: Imputed Interest	(401)
Operating Lease Liability	$3,471

(6)
Time Deposits

At December 31, 2020, the scheduled maturities of time deposits are as follows:

(Dollars in thousands)

2021	$57,475
2022	19,235
2023	14,815
2024	10,926
2025 and thereafter	3,821

Total	$106,272

At December 31, 2020 and 2019, the Bank had approximately $12.4 million and $22.3 million, respectively, in time deposits purchased through third party brokers, including certificates of deposit participated through the Certificate of Deposit Account Registry Service (“CDARS”) on behalf of local customers. CDARS balances totaled $4.3 million and $3.1 million as of December 31, 2020 and 2019, respectively. The weighted average rate of brokered deposits as of December 31, 2020 and 2019 was 1.43% and 1.96%, respectively.

(7)
Federal Home Loan Bank and Federal Reserve Bank Borrowings

The Bank had no borrowings from the FHLB at December 31, 2020 and 2019. FHLB borrowings are collateralized by a blanket assignment on all residential first mortgage loans, home equity lines of credit and loans secured by multi-family real estate that the Bank owns. At December 31, 2020, the carrying value of loans pledged as collateral totaled approximately $165.1 million. The remaining availability under the line of credit with the FHLB was $111.4 million at December 31, 2020. The Bank incurred a $1.1 million prepayment penalty on the prepayment of a $70.0 million FHLB advance in 2020.

The Bank is required to purchase and hold certain amounts of FHLB stock in order to obtain FHLB borrowings. No ready market exists for the FHLB stock, and it has no quoted market value. The stock is redeemable at $100 per share subject to certain limitations set by the FHLB. The Bank owned $1.0 million and $983,000 of FHLB stock, included in other investments, at December 31, 2020 and 2019, respectively.

As of December 31, 2020 and 2019, the Bank had no borrowings from the Federal Reserve Bank (“FRB”). FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB. At December 31, 2020, the carrying value of loans pledged as collateral totaled approximately $469.5 million. Availability under the line of credit with the FRB was $340.0 million at December 31, 2020.

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

(9)
Income Taxes

The provision for income taxes is summarized as follows:

(Dollars in thousands)
	2020	2019	2018
Current expense	$3,049	2,972	2,546
Deferred income tax expense	(560)	164	78
Total income tax	$2,489	3,136	2,624

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to earnings before income taxes are as follows:

(Dollars in thousands)
	2020	2019	2018
Tax expense at statutory rate	$2,908	3,613	3,361
State income tax, net of federal income tax effect	261	351	358
Tax-exempt interest income	(649)	(802)	(990)
Increase in cash surrender value of life insurance	(80)	(81)	(81)
Nondeductible interest and other expense	46	40	23
Other	3	15	(47)
Total	$2,489	3,136	2,624

               The following summarizes the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities.  The net deferred tax asset is included as a component of other assets at December 31, 2020 and 2019.

(Dollars in thousands)
	2020	2019
Deferred tax assets:
Allowance for loan losses	$2,276	1,535
Accrued retirement expense	1,190	1,150
Restricted stock	190	217
Accrued bonuses	-	265
Interest income on nonaccrual loans	1	2
Lease liability	798	838
Total gross deferred tax assets	4,455	4,007

Deferred tax liabilities:
Deferred loan fees	284	343
Accumulated depreciation	873	873
Prepaid expenses	5	7
ROU Asset	787	832
Other	41	47
Unrealized gain on available for sale securities	1,611	1,087
Total gross deferred tax liabilities	3,601	3,189

Net deferred tax asset	$854	818

The Company has analyzed the tax positions taken or expected to be taken in its tax returns and has concluded that it has no liability related to uncertain tax positions.

The Company’s Federal income tax filings for years 2017 through 2020 were at year end 2020 open to audit under statutes of limitations by the Internal Revenue Service. The Company’s North Carolina income tax returns are currently under audit for tax year 2014-2016, tax years 2017, 2018 and 2019 are open to audit under the statutes of limitations by the North Carolina Department of Revenue.

(10)
Related Party Transactions

The Company conducts transactions with its directors and executive officers, including companies in which they have beneficial interests, in the normal course of business. It is the policy of the Company that loan transactions with directors and officers are made on substantially the same terms as those prevailing at the time made for comparable loans to other persons. The following is a summary of activity for related party loans for 2020 and 2019:

(Dollars in thousands)
	2020	2019
Beginning balance	$3,472	3,192
New loans	4,189	5,716
Repayments	(5,809)	(5,436)
Ending balance	$1,852	3,472

At December 31, 2020 and 2019, the Company had deposit relationships with related parties of approximately $44.5 million and $30.4 million, respectively.

A director of the Company has a membership interest in a company that previously leased two branch facilities to the Bank. The Bank purchased these branch facilities in September 2020.The Bank’s lease payments for these facilities totaled $173,000 and $231,000 for the years ended December 31, 2020 and 2019, respectively.

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

In most cases, the Bank requires collateral or other security to support financial instruments with credit risk.

(Dollars in thousands)
	Contractual Amount
	2020	2019
Financial instruments whose contract amount represent credit risk:

Commitments to extend credit	$299,039	276,338

Standby letters of credit and financial guarantees written	$4,745	3,558

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates and because they may expire without being drawn upon, the total commitment amount of $303.8 million does not necessarily represent future cash requirements.

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

The Company has $110.5 million available for the purchase of overnight federal funds from five correspondent financial institutions as of December 31, 2020.

At December 31, 2017, the Bank committed to invest $3.0 million in an income tax credit partnership owning and developing two multifamily housing developments in Charlotte, North Carolina, with $1.5 million allocated to each property. The Bank has funded $2.8 million of this commitment at December 31, 2020.

(12)
Employee and Director Benefit Programs

The Company has a profit sharing and 401(k) plan for the benefit of substantially all employees subject to certain minimum age and service requirements. Under the 401(k) plan, the Company matched employee contributions to a maximum of 4.00% of annual compensation in 2018, 2019 and 2020. The Company’s contribution pursuant to this formula was approximately $692,000, $691,000 and $670,000 for the years ended December 31, 2020, 2019 and 2018, respectively. Investments of the 401(k) plan are determined by a committee comprised of senior management. No investments in Company stock have been made by the 401(k) plan. Contributions to the 401(k) plan are vested immediately.

In December 2001, the Company initiated a postretirement benefit plan to provide retirement benefits to key officers and its Board of Directors and to provide death benefits for their designated beneficiaries. Under the postretirement benefit plan, the Company purchased life insurance contracts on the lives of the key officers and each director. The increase in cash surrender value of the contracts constitutes the Company’s contribution to the postretirement benefit plan each year. Postretirement benefit plan participants are to be paid annual benefits for a specified number of years commencing upon retirement. Expenses incurred for benefits relating to the postretirement benefit plan were approximately $388,000, $361,000 and $423,000 for the years ended December 31, 2020, 2019 and 2018, respectively.

The Company is currently paying medical benefits for certain retired employees. The Company did not incur any postretirement medical benefits expense in 2020, 2019 and 2018 due to an excess accrual balance.

The following table sets forth the change in the accumulated benefit obligation for the Company’s two postretirement benefit plans described above:

(Dollars in thousands)
	2020	2019

Benefit obligation at beginning of period	$4,700	4,566
Service cost	323	299
Interest cost	63	58
Benefits paid	(216)	(223)

Benefit obligation at end of period	$4,870	4,700

The amounts recognized in the Company’s Consolidated Balance Sheet as of December 31, 2020 and 2019 are shown in the following two tables:

(Dollars in thousands)
	2020	2019

Benefit obligation $	4,870	4,700
Fair value of plan assets	-	-

(Dollars in thousands)
	2020	2019

Funded status	$(4,870)	(4,700)
Unrecognized prior service cost/benefit	-	-
Unrecognized net actuarial loss	-	-

Net amount recognized	$(4,870)	(4,700)

Unfunded accrued liability	$(4,870)	(4,700)
Intangible assets	-	-

Net amount recognized	$(4,870)	(4,700)

Net periodic benefit cost of the Company’s postretirement benefit plans for the years ended December 31, 2020, 2019 and 2018 consisted of the following:

(Dollars in thousands)
	2020	2019	2018

Service cost	$323	299	362
Interest cost	63	58	70

Net periodic cost	$386	357	432

Weighted average discount rate assumption
used to determine benefit obligation	5.49%	5.49%	5.49%

The Company paid benefits under the two postretirement plans totaling $216,000 and $223,000 during the years ended December 31, 2020 and 2019, respectively. Information about the expected benefit payments for the Company’s two postretirement benefit plans is as follows:

(Dollars in thousands)

Year ending December 31,
2021	$353
2022	$342
2023	$342
2024	$354
2025	$370
Thereafter	$8,345

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

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of capital in relation to both on- and off-balance sheet items at various risk weights. Total capital consists of two tiers of capital. Tier 1 capital includes common shareholders’ equity and trust preferred securities less adjustments for intangible assets. Tier 2 capital consists of the allowance for loan losses, up to 1.25% of risk-weighted assets and other adjustments. Management believes, as of December 31, 2020, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2020, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There have been no conditions or events since that notification that management believes have changed the Bank’s category.

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

The Company’s and the Bank’s actual capital amounts and ratios are presented below:

(Dollars in thousands)
	Actual		Minimum Regulatory Capital Ratio		Minimum Ratio plus Capital Conservation Buffer
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2020:

Total Capital (to Risk-Weighted Assets)
Consolidated	$159,407	16.07%	79,372	8.00%	N/A	N/A
Bank	$157,106	15.85%	79,283	8.00%	104,059	10.50%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$149,499	15.07%	59,529	6.00%	N/A	N/A
Bank	$147,198	14.85%	59,462	6.00%	84,238	8.50%
Tier 1 Capital (to Average Assets)
Consolidated	$149,499	10.24%	58,378	4.00%	N/A	N/A
Bank	$147,198	10.04%	58,662	4.00%	58,662	4.00%
Common Equity Tier 1 (to Risk-Weighted Assets)
Consolidated	$134,499	13.56%	44,647	4.50%	N/A	N/A
Bank	$147,198	14.85%	44,597	4.50%	69,373	7.00%

(Dollars in thousands)
	Actual		Minimum Regulatory Capital Ratio		Minimum Ratio plus Capital Conservation Buffer
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2019:

Total Capital (to Risk-Weighted Assets)
Consolidated	$152,156	16.08%	75,710	8.00%	N/A	N/A
Bank	$149,266	15.79%	75,602	8.00%	99,228	10.50%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$145,476	15.37%	56,783	6.00%	N/A	N/A
Bank	$142,586	15.09%	56,702	6.00%	80,328	8.50%
Tier 1 Capital (to Average Assets)
Consolidated	$145,476	11.91%	48,872	4.00%	N/A	N/A
Bank	$142,586	11.61%	49,106	4.00%	49,106	4.00%
Common Equity Tier 1 (to Risk-Weighted Assets)
Consolidated	$130,476	13.79%	42,587	4.50%	N/A	N/A
Bank	$142,586	15.09%	42,526	4.50%	66,152	7.00%

(14)
Shareholders’ Equity

Shareholders’ equity was $139.9 million, or 9.89% of total assets, at December 31, 2020, compared to 134.1 million, or 11.61% of total assets, at December 31, 2019. The increase in shareholders’ equity is primarily due to an increase in retained earnings due to net income.

Annualized return on average equity for the year ended December 31, 2020 was 8.01% compared to 10.45% for the year ended December 31, 2019. Total cash dividends paid on common stock were $4.4 million and $3.9 million for the years ended December 31, 2020 and 2019, respectively.

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

In 2020, the Company’s Board of Directors authorized a stock repurchase program, whereby up to $3 million will be allocated to repurchase the Company’s common stock. Any purchases under the Company’s stock repurchase program may be made periodically as permitted by securities laws and other legal requirements in the open market or in privately-negotiated transactions. The timing and amount of any repurchase of shares will be determined by the Company’s management, based on its evaluation of market conditions and other factors. The stock repurchase program may be suspended at any time or from time-to-time without prior notice. The Company has repurchased approximately $3.0 million, or 126,800 shares of its common stock, under this stock repurchase program as of December 31, 2020.

(15)
Other Operating Income and Expense

Miscellaneous non-interest income for the years ended December 31, 2020, 2019 and 2018 included the following items:

(Dollars in thousands)
	2020	2019	2018
Visa debit card income	$4,237	4,145	3,911
Bank owned life insurance income	380	383	384
Gain (loss) on sale of premises and equipment	-	(239)	544
Other	1,315	1,320	1,354
	$5,932	5,609	6,193

Other non-interest expense for the years ended December 31, 2020, 2019 and 2018 included the following items:

(Dollars in thousands)
	2020	2019	2018
ATM expense	$567	579	542
Consulting	1,078	972	1,012
Data processing	635	616	466
Deposit program expense	426	515	586
Dues and subscriptions	538	421	421
FHLB advance prepayment penalty	1,100	-	-
Internet banking expense	729	681	603
Office supplies	538	467	503
Telephone	794	802	678
Other	2,139	2,921	2,834
	$8,544	7,974	7,645

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

The fair value presentation for recurring assets is presented in Note 2. There were no recurring liabilities at December 31, 2020 and 2019. The fair value presentation for non-recurring assets is presented in Note 3. There were no non-recurring liabilities at December 31, 2020 and 2019. The carrying amount and estimated fair value of the Company’s financial instruments at December 31, 2020 and 2019 are as follows:

(Dollars in thousands)
		Fair Value Measurements at December 31, 2020
	Carrying Amount	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$161,580	161,580	-	-	161,580
Investment securities available for sale	$245,249	-	245,249	-	245,249
Other investments	$4,155	-	-	4,155	4,155
Mortgage loans held for sale	$9,139	-	-	9,139	9,139
Loans, net	$938,731	-	-	924,845	924,845
Cash surrender value of life insurance	$16,968	-	16,968	-	16,968

Liabilities:
Deposits	$1,221,086	-	-	1,216,503	1,216,503
Securities sold under agreements
to repurchase	$26,201	-	26,201	-	26,201
Junior subordinated debentures	$15,464	-	15,464	-	15,464

(Dollars in thousands)
		Fair Value Measurements at December 31, 2019
	Carrying Amount	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$52,387	52,387	-	-	52,387
Investment securities available for sale	$195,746	-	195,496	250	195,746
Other investments	$4,231	-	-	4,231	4,231
Mortgage loans held for sale	$4,417	-	-	4,417	4,417
Loans, net	$843,194	-	-	819,397	819,397
Cash surrender value of life insurance	$16,319	-	16,319	-	16,319

Liabilities:
Deposits	$966,517	-	-	955,766	955,766
Securities sold under agreements
to repurchase	$24,221	-	24,221	-	24,221
Junior subordinated debentures	$15,619	-	15,619	-	15,619

(17)
Peoples Bancorp of North Carolina, Inc. (Parent Company Only) Condensed Financial Statements

Balance Sheets

December 31, 2020 and 2019
(Dollars in thousands)

Assets	2020	2019

Cash	$664	1,187
Interest-bearing time deposit	1,000	1,000
Investment in subsidiaries	152,598	146,230
Investment in PEBK Capital Trust II	464	619
Investment securities available for sale	-	250
Other assets	650	476

Total assets	$155,376	149,762

Liabilities and Shareholders' Equity

Junior subordinated debentures	$15,464	15,619
Liabilities	13	23
Shareholders' equity	139,899	134,120

Total liabilities and shareholders' equity	$155,376	149,762

Statements of Earnings

For the Years Ended December 31, 2020, 2019 and 2018
(Dollars in thousands)

Revenues:	2020	2019	2018

Interest and dividend income	$7,539	12,850	4,544

Total revenues	7,539	12,850	4,544

Expenses:

Interest	370	844	790
Other operating expenses	625	629	678

Total expenses	995	1,473	1,468

Income before income tax benefit and equity in
undistributed earnings of subsidiaries	6,544	11,377	3,076

Income tax benefit	201	299	299

Income before equity in undistributed
earnings of subsidiaries	6,745	11,676	3,375

Equity in undistributed earnings of subsidiaries	4,612	2,391	10,007

Net earnings	$11,357	14,067	13,382

Statements of Cash Flows

For the Years Ended December 31, 2020, 2019 and 2018
(Dollars in thousands)

	2020	2019	2018
Cash flows from operating activities:

Net earnings	$11,357	14,067	13,382
Adjustments to reconcile net earnings to net
cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(4,612)	(2,391)	(10,007)
Change in:
Other assets	(19)	57	13
Other liabilities	(10)	(13)	6

Net cash provided by operating activities	6,716	11,720	3,394

Cash flows from investing activities:

Proceeds from calls and maturities of investment securities
available for sale	250	-	-

Net cash provided by investing activities	250	-	-

Cash flows from financing activities:

Repayment of junior subordinated debentures	(155)	(5,000)	-
Cash dividends paid on common stock	(4,392)	(3,939)	(3,133)
Stock repurchase	(2,999)	(2,490)	-
Proceeds from exercise of restricted stock units	57	207	-

Net cash used by financing activities	(7,489)	(11,222)	(3,133)

Net change in cash	(523)	498	261

Cash at beginning of year	1,187	689	428

Cash at end of year	$664	1,187	689

Noncash investing and financing activities:
Change in unrealized gain on investment securities
available for sale, net	$1,756	2,658	(2,607)

(18)
Quarterly Data

	2020				2019
(Dollars in thousands, except per share amounts)	First	Second	Third	Fourth	First	Second	Third	Fourth
Total interest income	$12,250	11,638	11,868	12,202	$12,183	12,375	12,430	12,613
Total interest expense	1,041	912	942	941	757	781	994	1,225
Net interest income	11,209	10,726	10,926	11,261	11,426	11,594	11,436	11,388

Provision for loan losses	1,521	1,417	522	799	178	77	422	186
Other income	4,595	5,239	7,132	5,948	4,120	4,385	4,708	4,526
Other expense	11,449	11,452	11,914	14,116	10,916	11,244	11,267	12,090
Income before income taxes	2,834	3,096	5,622	2,294	4,452	4,658	4,455	3,638

Income tax expense	467	535	1,113	374	785	845	834	672
Net earnings	2,367	2,561	4,509	1,920	3,667	3,813	3,621	2,966

Basic net earnings per share	$0.40	0.44	0.78	0.33	$0.61	0.64	0.62	0.50
Diluted net earnings per share	$0.40	0.44	0.78	0.33	$0.61	0.64	0.61	0.50

(19)
Subsequent Events

The Company has reviewed and evaluated subsequent events and transactions for material subsequent events through the date the financial statements are issued.

On December 27, 2020, the Economic Aid to Hard-Hit Small Businesses, Nonprofits and Venues Act (the “Economic Aid Act”) became law. The Economic Aid Act reopened and expanded the PPP loan program through March 31, 2021. The changes to the PPP program allow new borrowers to apply for a loan under the original PPP loan program and the creation of an additional PPP loan for eligible borrowers. The Economic Aid Act also revises certain PPP requirements, including aspects of loan forgiveness on existing PPP loans.  As of March 12, 2021, the Bank had originated $17.9 million in PPP loans under the expanded PPP loan program.  The Bank expects to receive approximately $967,000 in fees from the SBA for PPP loans originated under the expanded PPP loan program as of March 12, 2021.

The outstanding balance of PPP loans originated in 2020 was $55.7 million at March 12, 2021, as compared to $75.8 million at December 31, 2020.  The decrease from December 31, 2020 to March 12, 2021 was primarily due to PPP loans being forgiven by the SBA.

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

William Gregory (Greg) Terry
President, Hole-In-One Advantage, LLC
Director/Consultant, Drum & Willis-Reynolds Funeral Homes and Crematory

Dan Ray Timmerman, Sr.
Chairman of the Board and Chief Executive Officer, Timmerman Manufacturing, Inc. (wrought iron furniture, railings and gates manufacturer)

Benjamin I. Zachary
President, Treasurer, General Manager and Director, Alexander Railroad Company

OFFICERS

Lance A. Sellers
President and Chief Executive Officer

Jeffrey N. Hooper
Executive Vice President, Chief Financial Officer, Corporate Treasurer and Assistant Corporate Secretary

William D. Cable, Sr.
Executive Vice President, Corporate Secretary and Assistant Corporate Treasurer