Form 10-K, Exhibit 13
period 2021-12-31
PEOPLES BANCORP OF NORTH CAROLINA INC
filed 2022-03-18
CIK 1093672

  EXHIBIT (13)

The Annual Report to Security Holders is Appendix A to the Proxy Statement for the 2021 Annual Meeting of Shareholders and is incorporated herein by reference.

APPENDIX A

ANNUAL REPORT

OF

PEOPLES BANCORP OF NORTH CAROLINA, INC.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

General Description of Business

Peoples Bancorp of North Carolina, Inc. (“Bancorp” or the “Company”), was formed in 1999 to serve as the holding company for Peoples Bank (the “Bank”). Bancorp is a bank holding company registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the Bank Holding Company Act of 1956, as amended (the “BHCA”). Bancorp’s principal source of income is dividends declared and paid by the Bank on its capital stock, if any. Bancorp has no operations and conducts no business of its own other than owning the Bank and PEBK Capital Trust II. Accordingly, the discussion of the business which follows primarily concerns the business conducted by the Bank. Our principal executive offices are located at 518 West C Street, Newtown, North Carolina, 28658, and our telephone number is (828) 464-5620.

The Bank, founded in 1912, is a state-chartered commercial bank serving the citizens and business interests of the Catawba Valley and surrounding communities through 17 banking offices, located in Lincolnton, Newton, Denver, Catawba, Conover, Maiden, Claremont, Hiddenite, Hickory, Charlotte, Cornelius, Mooresville, Raleigh, and Cary, North Carolina. The Bank also operates loan production offices in Charlotte, Denver, Salisbury and Winston-Salem North Carolina. The Company’s fiscal year ends December 31. At December 31, 2021, the Company had total assets of $1.6 billion, net loans of $875.5 million, deposits of $1.4 billion, total securities of $410.2 million, and shareholders’ equity of $142.4 million.

The Bank operates three banking offices focused on the Latino population that were formerly operated as a division of the Bank under the name Banco de la Gente (“Banco”). These offices, which offer the same banking services as our other branches offer, now operate under the same name as our other offices; however, we continue to separately categorize mortgage loans originated from these offices.

The Bank has a diversified loan portfolio, with no foreign loans and few agricultural loans. Real estate loans are predominately variable rate and fixed rate commercial property loans, which include residential development loans to commercial customers. Commercial loans are spread throughout a variety of industries with no one particular industry or group of related industries accounting for a significant portion of the commercial loan portfolio. The majority of the Bank’s deposit and loan customers are individuals and small-to medium-sized businesses located in the Bank’s market area. The Bank’s loan portfolio also includes Individual Taxpayer Identification Number (ITIN) mortgage loans generated through the Bank’s former Banco offices. Additional discussion of the Bank’s loan portfolio and sources of funds for loans can be found in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on pages A-4 through A-26 of the Annual Report, which is included in this Form 10-K as Exhibit (13).

The operations of the Bank are significantly influenced by general economic conditions and by related monetary and fiscal policies of Bancorp and the Bank’s regulatory agencies, including the Federal Reserve, the Federal Deposit Insurance Corporation (the “FDIC”) and the North Carolina Commissioner of Banks (the “Commissioner”).

At December 31, 2021, the Company employed 287 full-time employees and 24 part-time employees, which equated to 299 full-time equivalent employees.

Subsidiaries

The Bank is a subsidiary of the Company. At December 31, 2021, the Bank had four subsidiaries, Peoples Investment Services, Inc., Real Estate Advisory Services, Inc., Community Bank Real Estate Solutions, LLC (“CBRES”) and PB Real Estate Holdings, LLC. Through a relationship with Raymond James Financial Services, Inc., Peoples Investment Services, Inc. provides the Bank’s customers access to investment counseling and non-deposit investment products such as stocks, bonds, mutual funds, tax deferred annuities, and related brokerage services. Real Estate Advisory Services, Inc. provides real estate appraisal and real estate brokerage services. CBRES serves as a “clearing-house” for appraisal services for community banks. Other banks are able to contract with CBRES to find and engage appropriate appraisal companies. As a separate legal entity, CBRES’s services and the appraisal process are conducted independent from the financing process of the Bank. PB Real Estate Holdings, LLC acquires, manages and disposes of real property, other collateral and assets obtained in the ordinary course of collecting debts previously contracted. In 2019, the Company launched PB Insurance Agency, which is part of CBRES. All of the Bank’s subsidiaries are incorporated in the state of North Carolina.

In June 2006, the Company formed a wholly owned Delaware statutory trust, PEBK Capital Trust II (“PEBK Trust II”), to facilitate the issuance of $20.6 million of trust preferred securities. PEBK Trust II is not included in the consolidated financial statements. The Company redeemed $5.0 million of outstanding trust preferred securities in 2019. The trust preferred securities issued by PEBK Trust II accrue and pay quarterly dividends at a floating rate of three-month LIBOR plus 163 basis points. The Company has guaranteed payment of these dividends and other payments due on the trust preferred securities.

This report contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, (1) competition in the markets served by the Company’s subsidiary, Peoples Bank, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company’s other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements.

SELECTED FINANCIAL DATA
Dollars in Thousands Except Per Share Amounts

	2021	2020	2019
Summary of Operations
Interest income	$47,179	47,958	49,601
Interest expense	3,205	3,836	3,757
Net interest income	43,974	44,122	45,844
Provision for (reduction of) loan losses	(1,163)	4,259	863
Net interest income after provision
for loan losses	45,137	39,863	44,981
Non-interest income (1)	24,919	22,914	17,739
Non-interest expense (1)	51,127	48,931	45,517
Earnings before income taxes	18,929	13,846	17,203
Income tax expense	3,796	2,489	3,136
Net earnings	$15,133	11,357	14,067

Selected Year-End Balances
Assets	$1,624,193	1,416,175	1,155,988
Investment securities available for sale	406,549	245,249	195,746
Net loans	875,514	938,731	843,194
Mortgage loans held for sale	3,637	9,139	4,417
Interest-earning assets	1,531,975	1,326,489	1,058,937
Deposits	1,412,748	1,221,086	966,517
Interest-bearing liabilities	950,987	805,771	668,353
Shareholders' equity	$142,369	139,899	134,120
Shares outstanding	5,661,569	5,632,035	5,766,981

Selected Average Balances
Assets	$1,568,417	1,366,962	1,144,444
Investment securities available for sale	349,647	200,821	185,302
Loans	908,682	935,970	834,517
Interest-earning assets	1,483,519	1,271,764	1,055,730
Deposits	1,372,855	1,115,019	932,647
Interest-bearing liabilities	896,903	793,188	675,992
Shareholders' equity	$147,740	141,287	134,670
Shares outstanding	5,576,099	5,657,025	5,799,505

Profitability Ratios
Return on average total assets	0.96%	0.83%	1.23%
Return on average shareholders' equity	10.24%	8.04%	10.45%
Dividend payout ratio	24.83%	38.67%	28.00%

Liquidity and Capital Ratios (averages)
Loan to deposit	66.19%	83.94%	89.48%
Shareholders' equity to total assets	9.42%	10.34%	11.77%

Per share of Common Stock
Basic net earnings	$2.71	2.01	2.43
Diluted net earnings	$2.63	1.95	2.36
Cash dividends	$0.66	0.75	0.66
Book value	$25.89	24.84	23.26

(1) Appraisal management fee income and expense from the Bank’s subsidiary, CBRES, was reported as a net amount prior to March 31, 2018, and included in miscellaneous non-interest income. This income and expense is now reported on separate line items under non-interest income and non-interest expense.  Prior periods have been restated to reflect this change.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following is a discussion of our financial position and results of operations and should be read in conjunction with the information set forth under Item 1A Risk Factors in the Company’s Annual Report on Form 10-K and the Company’s consolidated financial statements and notes thereto on pages A-28 through A-69.

Introduction

Management’s discussion and analysis of earnings and related data are presented to assist in understanding the consolidated financial condition and results of operations of Peoples Bancorp of North Carolina, Inc. (“Bancorp” or the “Company”), for the years ended December 31, 2021, 2020 and 2019.  Bancorp is a registered bank holding company operating under the supervision of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the parent company of Peoples Bank (the “Bank”). The Bank is a North Carolina-chartered bank, with offices in Catawba, Lincoln, Alexander, Mecklenburg, Iredell, Wake, Rowan and Forsyth counties, operating under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation (the “FDIC”).

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

Our operations are influenced significantly by local economic conditions and by policies of financial institution regulatory authorities. The earnings on our assets are influenced by the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rates, market and monetary fluctuations.  Lending activities are affected by the demand for commercial and other types of loans, which in turn is affected by the interest rates at which such financing may be offered.  Our cost of funds is influenced by interest rates on competing investments and by rates offered on similar investments by competing financial institutions in our market area, as well as general market interest rates. These factors can cause fluctuations in our net interest income and other income. In addition, local economic conditions can impact the credit risk of our loan portfolio, in that (1) local employers may be required to eliminate employment positions of individual borrowers, and (2) small businesses and commercial borrowers may experience a downturn in their operating performance and become unable to make timely payments on their loans. Management evaluates these factors in estimating the allowance for loan and lease losses (“ALLL”, “allowance for loan losses”, or “allowance”) and changes in these economic factors could result in increases or decreases to the provision for loan losses.

COVID-19 has adversely affected, and may continue to adversely affect economic activity globally, nationally and locally. Following the COVID-19 outbreak in December 2019 and January 2020, market interest rates declined significantly, with the 10-year Treasury bond falling below 1.00% on March 3, 2020 for the first time. Such events generally had an adverse effect on business and consumer confidence and the Company and its customers.  On March 3, 2020, the Federal Reserve Federal Open Market Committee (“FOMC”) reduced the target federal funds rate by 50 basis points to a range of 1.00% to 1.25%. Subsequently on March 16, 2020, the FOMC further reduced the target federal funds rate by an additional 100 basis points to a range of 0.00% to 0.25%. These reductions in interest rates and other effects of the COVID-19 pandemic had an adverse effect on the Company’s financial condition and results of operations.  Prior to the occurrence of the COVID-19 pandemic, economic conditions, while not as robust as the economic conditions during the period from 2004 to 2007, had stabilized such that businesses in our market area were growing and investing again.  The uncertainty expressed in the local, national and international markets through the primary economic indicators of activity were previously sufficiently stable to allow for reasonable economic growth in our markets.  See COVID-19 Impact below for additional information regarding the impact of the COVID-19 pandemic on the Company’s business.

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

The Company does not have specific plans for additional offices in 2022 but will continue to look for growth opportunities in nearby markets and may expand if considered a worthwhile opportunity.

COVID 19 Impact

Overview. The COVID-19 pandemic has caused unprecedented disruption that has affected daily living and negatively impacted the global economy, the banking industry and the Company. While we are unable to estimate the magnitude, the COVID-19 pandemic and the related global economic crisis may adversely affect our future operating results.  As such, the impact of the COVID-19 pandemic on future fiscal periods is subject to a high degree of uncertainty.  The emergence of COVID-19 and new variants of the virus around the world, and particularly in the United States and Canada, continues to present significant risks to the Company, not all of which the Company is able to fully evaluate or even to foresee at the current time.  The pandemic has affected the Company’s financial results and business operations, and economic and health conditions in the United States and across most of the globe have continued to change since the beginning of the pandemic.  Management cannot predict the full impact of the pandemic on the Company’s management and employees, its customers nor to economic conditions generally, and such effects could exist for an extended period of time.

Effects on Our Market Areas. Our commercial and consumer banking products and services are offered primarily in North Carolina where individual and governmental responses to the COVID-19 pandemic led to a broad curtailment of economic activity beginning in March 2020. In North Carolina, schools closed for the remainder of the 2019-2020 academic year, businesses were ordered to temporarily close or reduce their business operations to accommodate social distancing and shelter in place requirements, non-critical healthcare services were significantly curtailed and unemployment levels rose. Since the initial shut down in March 2020, phased reopening plans began in mid-May of 2020 and continued throughout 2021. While COVID-19 cases and restrictions are currently decreasing, we are unable to predict if COVID-19 cases will continue to  decrease, if additional policies, procedures, restrictions, limitations and mandates will be implemented requiring employees to be vaccinated and/or be subject to regular COVID-19 testing and the impact that the foregoing will have on businesses, including the business of the Company and its customers.

Policy and Regulatory Developments. Federal, state and local governments and regulatory authorities enacted and issued a range of policy responses to the COVID-19 pandemic, including the following:

•	The Federal Reserve decreased the range for the federal funds target rate by 0.5 percent on March 3, 2020, and by another 1.0 percent on March 16, 2020, reaching a current range of 0.0 - 0.25 percent.

•

On March 27, 2020, President Trump signed the CARES Act, which established a $2 trillion economic stimulus package, including cash payments to individuals, supplemental unemployment insurance benefits and a $349 billion loan program administered through the Small Business Administration (“SBA”), referred to as the Paycheck Protection Program (“PPP”). Under the PPP, small businesses, sole proprietorships, independent contractors and self-employed individuals could apply for loans from existing SBA lenders and other approved regulated lenders that enrolled in the PPP loan program, subject to certain limitations and eligibility criteria. After the initial $349 billion in funds for the PPP was exhausted, an additional $320 billion in funding for PPP loans was authorized. On December 27, 2020, the Economic Aid to Hard-Hit Small Businesses, Nonprofits and Venues Act (the “Economic Aid Act”) became law. The Economic Aid Act reopened and expanded the PPP loan program. The changes to the PPP loan program allowed new borrowers to apply for a loan under the original PPP loan program and the creation of an additional PPP loan for eligible borrowers. The Economic Aid Act also revised certain PPP requirements, including aspects of loan forgiveness on existing PPP loans. Under the Economic Aid Act, the PPP loan program was set to expire on March 31, 2021; however, the PPP Extension Act which was signed into law on March 30, 2021 extended the PPP loan program until May 31, 2021. The Bank participated as a lender in the PPP loan program. In addition, the CARES Act provides financial institutions the option to temporarily suspend certain requirements under GAAP related to troubled debt restructurings (“TDR loans”) for a limited period of time to account for the effects of COVID-19. See Note 3 of the financial statements for additional disclosure of loan modifications as of December 31, 2021.

•	On April 7, 2020, federal banking regulators issued a revised Interagency Statement on Loan Modifications and Reporting for Financial Institutions, which, among other things, encouraged financial institutions to work prudently with borrowers who are or may be unable to meet their contractual payment obligations because of the effects of COVID-19, and stated that institutions generally do not need to categorize COVID-19-related modifications as TDRs and that the agencies will not direct supervised institutions to automatically categorize all COVID-19 related loan modifications as TDRs. See Note 3 of the financial statements for additional disclosure of loan modifications as of December 31, 2021.

•	On April 9, 2020, the Federal Reserve announced additional measures aimed at supporting small-and mid-sized businesses, as well as state and local governments impacted by COVID-19. The Federal Reserve announced the Main Street Business Lending Program, which established two new loan facilities intended to facilitate lending to small and mid-sized businesses: (1) the Main Street New Loan Facility, or MSNLF, and (2) the Main Street Expanded Loan Facility, or MSELF. The Bank did not participate in the MSELF or MSNLF.

•	In addition to the policy responses described above, the federal bank regulatory agencies, along with their state counterparts, issued a stream of guidance in response to the COVID-19 pandemic and taken a number of unprecedented steps to help banks navigate the pandemic and mitigate its impact. These included, without limitation: requiring banks to focus on business continuity and pandemic planning; adding pandemic scenarios to stress testing; encouraging bank use of capital buffers and reserves in lending programs; permitting certain regulatory reporting extensions; reducing margin requirements on swaps; permitting certain otherwise prohibited investments in investment funds; issuing guidance to encourage banks to work with customers affected by the pandemic and encourage loan workouts; and providing credit under the Community Reinvestment Act (“CRA”) for certain pandemic related loans, investments and public service. Moreover, because of the need for social distancing measures, the agencies revamped the manner in which they conducted periodic examinations of their regular institutions, including making greater use of off-site reviews. The Federal Reserve also issued guidance encouraging banking institutions to utilize its discount window for loans and intraday credit extended by its Reserve Banks to help households and businesses impacted by the pandemic and announced numerous funding facilities. The FDIC also acted to mitigate the deposit insurance assessment effects of participating in the PPP loan program and the Federal Reserve's PPP Liquidity Facility and Money Market Mutual Fund Liquidity Facility.

Effects on Our Business. The COVID-19 pandemic and the specific developments referred to above have had and will likely continue to have an impact on our business. In particular, we anticipate that a significant portion of the Bank’s borrowers in the hotel, restaurant and retail industries will continue to endure economic distress, which has caused, and may continue to cause, them to draw on their existing lines of credit and adversely affect their ability to repay existing indebtedness, and is expected to adversely impact the value of collateral. These developments, together with economic conditions generally, including labor shortages, may also impact our commercial real estate portfolio, particularly with respect to real estate with exposure to these industries, and the value of certain collateral securing our loans. As a result, our financial condition, capital levels and results of operations may be adversely affected, as described in further detail below.

Our Response. We have taken numerous steps in response to the COVID-19 pandemic, including the following:

•	On March 13, 2020 we enacted our Pandemic Plan. We used available physical resources to achieve appropriate social distancing protocols in all facilities; in addition, we established mandatory remote work through June 30, 2021 to isolate certain personnel essential to critical business continuity operations. We also expanded and tested remote access for the core banking system, funds transfer and loan operations.

•	We continue to actively work with loan customers to evaluate prudent loan modification terms.

•	We continue to promote our digital banking options through our website. Customers are encouraged to utilize online and mobile banking tools, and our customer service and retail departments are fully staffed and available to assist customers remotely.

•	We were a participating lender in the PPP loan program. We believed it was our responsibility as a community bank to assist the SBA in the distribution of funds authorized under the CARES Act to our customers and communities.

•

On March 19, 2020, we restricted branch customer activity to drive-up and appointment only services. Branch lobbies were reopened on May 20, 2020. One small branch located in an assisted living facility was

A-6

•

permanently closed effective December 31, 2020 due to limited lobby space and COVID-19 restrictions. All business functions continue to be operational. We continue to pay all employees according to their normal work schedule, even if their work has been reduced. No employees have been furloughed. While the majority of employees are now working on-site, some employees whose job responsibilities can be effectively carried out remotely continue to work from home. Employees working on-site are observing current public health guidelines. Effective August 19, 2021, the Company implemented mask requirements for employees. On January 6, 2022, we restricted branch customer activity to drive-up and appointment only services due to an increase in COVID-19 cases.

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

The Company’s accounting policies are fundamental to understanding management’s discussion and analysis of results of operations and financial condition. Many of the Company’s accounting policies require significant judgment regarding valuation of assets and liabilities and/or significant interpretation of specific accounting guidance. The following is a summary of some of the more subjective and complex accounting policies of the Company. A more complete description of the Company’s significant accounting policies can be found in Note 1 of the Notes to Consolidated Financial Statements in the Company’s 2021 Annual Report to Shareholders which is Appendix A to the Proxy Statement for the May 5, 2022 Annual Meeting of Shareholders.

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

The Company has an overall interest rate risk management strategy that has, in prior years, incorporated the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility. When using derivative instruments, the Company is exposed to credit and market risk. If the counterparty fails to perform, credit risk is equal to the extent of the fair-value gain in the derivative. The Company minimized the credit risk in derivative instruments by entering into transactions with high-quality counterparties that were reviewed periodically by the Company. The Company did not have any interest rate derivatives outstanding as of December 31, 2021 or 2020.

Management of the Company has made a number of estimates and assumptions relating to reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare the accompanying consolidated financial statements in conformity with GAAP. Actual results could differ from those estimates.

Results of Operations

Summary.The Company reported earnings of $15.1 million or $2.71 per share and $2.63 per diluted share for the year ended December 31, 2021, as compared to $11.4 million or $2.01 per share and $1.95 per diluted share for the prior year. The increase in year-to-date net earnings is primarily attributable to a recovery in the provision for loan losses and an increase in non-interest income, which were partially offset by a decrease in net interest income and an increase in non-interest expense for the year ended December 31, 2021, compared to the year ended December 31, 2020, as discussed below.

The Company reported earnings of $11.4 million or $2.01 per share and $1.95 per diluted share for the year ended December 31, 2020, as compared to $14.1 million or $2.43 per share and $2.36 per diluted share for the prior year. The decrease in year-to-date net earnings is primarily attributable to a decrease in net interest income, an increase in the provision for loan losses and an increase in non-interest expense, which were partially offset by an increase in non-interest income.

The return on average assets in 2021 was 0.96%, as compared to 0.83% in 2020 and 1.23% in 2019. The return on average shareholders’ equity was 10.24% in 2021, as compared to 8.04% in 2020 and 10.45% in 2019.

Net Interest Income.Net interest income, the major component of the Company’s net income, is the amount by which interest and fees generated by interest-earning assets exceed the total cost of funds used to carry them. Net interest income is affected by changes in the volume and mix of interest-earning assets and interest-bearing liabilities, as well as changes in the yields earned and rates paid. Net interest margin is calculated by dividing tax-equivalent net interest income by average interest-earning assets, and represents the Company’s net yield on its interest-earning assets.

Net interest income in 2021 was $44.0 million, compared to $44.1 million in 2020. The decrease in net interest income is due to a $779,000 decrease in interest income, which was partially offset by a $631,000 decrease in interest expense. The decrease in interest income was primarily due to a $1.1 million decrease in interest income and fees on loans, which was primarily due to a decrease in interest income on loans resulting from a decrease in total loans, which was partially offset by an increase in fee income on PPP loans. The decrease in interest expense was primarily due to a decrease in rates paid on interest-bearing liabilities and a decrease in FHLB borrowings. Net interest income decreased to $44.1 million in 2020 from $45.8 million in 2019.

Table 1 sets forth for each category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding, the interest incurred on such amounts and the average rate earned or incurred for the years ended December 31, 2021, 2020 and 2019. The table also sets forth the average rate earned on total interest-earning assets, the average rate paid on total interest-bearing liabilities, and the net yield on total average interest-earning assets for the same periods. Yield information does not give effect to changes in fair value that are reflected as a component of shareholders’ equity. Yields and interest income on tax-exempt investments have been adjusted to a tax equivalent basis using an effective tax rate of 22.98% for securities that are both federal and state tax exempt and an effective tax rate of 20.48% for federal tax-exempt securities. Non-accrual loans and the interest income that was recorded on non-accrual loans, if any, are included in the yield calculations for loans in all periods reported. The Company believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. The reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are presented below.

Table 1 - Average Balance Table

	December 31, 2021			December 31, 2020			December 31, 2019
(Dollars in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate
Interest-earning assets:
Loans	$908,682	41,186	4.53%	935,970	42,314	4.52%	834,517	43,301	5.19%
Investments - taxable	283,521	4,381	1.55%	132,468	2,299	1.74%	77,945	2,254	2.89%
Investments - nontaxable*	70,413	1,802	2.56%	75,609	3,634	4.81%	113,117	4,293	3.80%
Federal funds sold	-	-	-	91,166	204	0.22%	19,078	331	1.73%
Other	220,903	258	0.12%	36,551	127	0.35%	11,073	213	1.92%

Total interest-earning assets	1,483,519	47,627	3.21%	1,271,764	48,578	3.82%	1,055,730	50,392	4.77%

Cash and due from banks	32,104			34,569			36,227
Other assets	62,322			69,062			58,986
Allowance for loan losses	(9,528)			(8,433)			(6,499)

Total assets	$1,568,417			1,366,962			1,144,444

Interest-bearing liabilities:

NOW, MMDA & savings deposits	$745,616	2,029	0.27%	584,177	1,962	0.34%	495,509	1,596	0.32%
Time deposits	105,127	752	0.72%	103,694	947	0.91%	105,458	909	0.86%
FHLB borrowings	-	-	-	60,820	357	0.59%	19,625	205	1.04%
Trust preferred securities	15,464	280	1.81%	15,478	370	2.39%	20,619	844	4.09%
Other	30,696	144	0.47%	29,019	200	0.69%	34,781	203	0.58%

Total interest-bearing liabilities	896,903	3,205	0.36%	793,188	3,836	0.48%	675,992	3,757	0.56%

Demand deposits	522,114			427,148			331,680
Other liabilities	1,659			5,339			2,102
Shareholders' equity	147,741			141,287			134,670

Total liabilities and shareholder's equity	$1,568,417			1,366,962			1,144,444

Net interest spread		$44,422	2.85%		$44,742	3.34%		$46,635	4.21%

Net yield on interest-earning assets			2.99%			3.52%			4.42%

Taxable equivalent adjustment
Investment securities		$448			$620			$791

Net interest income		$43,974			$44,122			$45,844

_______________

*Includes U.S. Government agency securities that are non-taxable for state income tax purposes of $12.7 million in 2021, $19.2 million in 2020 and $32.0 million in 2019. A tax rate of 2.50% was used to calculate the tax equivalent yields on these securities in 2021, 2020 and 2019.

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

Table 2 - Rate/Volume Variance Analysis-Tax Equivalent Basis

	December 31, 2021			December 31, 2020
(Dollars in thousands)	Changes in average volume	Changes in average rates	Total Increase (Decrease)	Changes in average volume	Changes in average rates	Total Increase (Decrease)
Interest income:
Loans: Net of unearned income	$(1,235)	107	(1,128)	$4,925	(5,912)	(987)
Investments - taxable	3,489	(3,149)	340	1,261	(1,216)	45
Investments - nontaxable	(84)	(6)	(90)	(1,613)	954	(659)
Federal funds sold	(102)	(102)	(204)	706	(833)	(127)
Other	428	(297)	131	290	(376)	(86)
Total interest income	2,496	(3,447)	(951)	5,569	(7,383)	(1,814)

Interest expense:
NOW, MMDA & savings deposits	491	(424)	67	292	74	366
Time deposits	12	(207)	(195)	(16)	54	38
FHLB borrowings	(179)	(178)	(357)	336	(184)	152
Trust preferred securities	-	(90)	(90)	(167)	(307)	(474)
Other	10	(66)	(56)	(37)	34	(3)
Total interest expense	334	(965)	(631)	408	(329)	79
Net interest income	$2,162	(2,482)	(320)	$5,161	(7,054)	(1,893)

Net interest income on a tax equivalent basis totaled $44.4 million in 2021, as compared to $44.7 million in 2020.  The net interest spread, which represents the rate earned on interest-earning assets less the rate paid on interest-bearing liabilities, was 2.85% in 2021, as compared to a net interest spread of 3.34% in 2020.  The net yield on interest-earning assets was 2.99% in 2021 and 3.52% in 2020.

Tax equivalent interest income decreased $1.0 million in 2021 primarily due to a $1.1 million decrease in interest income and fees on loans, which was primarily due to a decrease in interest income on loans resulting from a decrease in total loans, which was partially offset by an increase in fee income on PPP loans.  The yield on interest-earning assets was 3.21% in 2021, as compared to 3.82% in 2020.

Interest expense decreased $631,000 in 2021, as compared to 2020.  The decrease in interest expense was primarily due to a decrease in rates paid on interest-bearing liabilities and a decrease in FHLB borrowings.  Average interest-bearing liabilities increased by $103.7 million to $896.9 million in 2021, as compared to $793.2 million in 2020.  The cost of funds decreased to 0.36% in 2021 from 0.48% in 2020.

In 2020, net interest income on a tax equivalent basis was $44.7 million, as compared to $46.6 million in 2019.  The net interest spread was 3.34% in 2020, as compared to 4.21% in 2019.  The net yield on interest-earning assets was 3.52% in 2020, as compared to 4.42% in 2019.

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

The provision for loan losses for the year ended December 31, 2021 was a recovery of $1.2 million, compared to a provision of $4.3 million for the year ended December 31, 2020.  The decrease in the provision for loan losses is primarily attributable to a decrease in reserves on loans with payment modifications made as a result of the COVID-19 pandemic and a decrease in reserves due to a net decrease in the volume of loans in the general reserve pool.  Loans that were previously modified have been separated from the pools for the general reserve to recognize their heightened susceptibility to an environment still affected by the spread of the virus.  Separating the previously modified loans into their own pool allows for more specific factors to be considered for their reserve pool, that would not be applicable to loans in the pools for the general reserve.  There were no loans at December 31, 2021 with modifications as a result of the COVID-19 pandemic.  By way of comparison, at December 31, 2020, the balance of loans with existing modifications as a result of the COVID-19 pandemic was $18.3 million.

The Bank continues to track all loans that were previously modified as a result of the COVID-19 pandemic.  The loan balances associated with COVID-19 pandemic related modifications have been grouped into their own pool within the Bank’s ALLL model as management considers that they have a higher likelihood of risk, and a higher reserve rate has been applied to that pool.  Loans included in this pool totaled $88.7 million at December 31, 2021.  The full effects of stimulus in the current environment are still unknown, and additional losses in this pool of loans may be present but not as yet identified.  At December 31, 2020, the balance for all loans that were then currently modified or previously modified but returned to their original terms was $119.6 million.  The $30.9 million decrease from December 31, 2020 to December 31, 2021 in the balance of currently or previously modified loans that had returned to their original terms is primarily due to loans paid off during the year ended December 31, 2021.

Net recoveries for 2021 were $610,000.  Net charge-offs for 2020 and 2019 were $1.0 million and $628,000, respectively.  The ratio of net charge-offs/(recoveries) to average total loans was -0.07% in 2021, 0.11% in 2020 and 0.07% in 2019.  The allowance for loan losses was $9.4 million or 1.06% of total loans outstanding at December 31, 2021.  For December 31, 2020 and 2019, the allowance for loan losses amounted to $9.9 million or 1.04% of total loans outstanding and $6.7 million, or 0.79% of total loans outstanding, respectively.

Table 3 presents a summary of net charge off activity for the years ended December 31, 2021, 2020, 2019, 2018 and 2017.

Table 3 - Net Charge-off Analysis

	Net charge-offs/(recoveries)			Net charge-offs/(recoveries) as a percent of average loans outstanding
	Years ended December 31,			Years ended December 31,
(Dollars in thousands)	2021	2020	2019	2021	2020	2019
Real estate loans
Construction and land development	$(121)	(31)	(24)	-0.13%	-0.03%	-0.03%
Single-family residential	(182)	(5)	(24)	-0.07%	0.00%	-0.01%
Single-family residential -
Banco de la Gente non-traditional	-	-	-	0.00%	0.00%	0.00%
Commercial	(52)	(63)	(48)	-0.02%	-0.02%	-0.02%
Multifamily and farmland	(3)	-	-	-0.01%	0.00%	0.00%
Total real estate loans	(358)	(99)	(96)	-0.05%	-0.01%	-0.01%

Loans not secured by real estate
Commercial loans	(493)	869	306	-0.54%	0.54%	0.31%
Farm loans	-	-	-	0.00%	0.00%	0.00%
Consumer loans (1)	241	254	418	3.75%	3.57%	4.95%
All other loans	-	7	-	0.00%	0.20%	0.00%
Total loans	$(610)	1,031	628	-0.07%	0.11%	0.07%

Provision for (recovery of) loan losses	$(1,163)	4,259	863
for the period

Allowance for loan losses at end of period	$9,355	9,908	6,680

Total loans at end of period	$884,869	948,639	849,874

Non-accrual loans at end of period	$3,230	3,758	3,553

Allowance for loan losses as a percent of
total loans outstanding at end of period	1.06%	1.04%	0.79%

Non-accrual loans as a percent of
total loans outstanding at end of period	0.37%	0.40%	0.42%

_______________

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

Non-Interest Income.  Non-interest income was $24.9 million for the year ended December 31, 2021, compared to $22.9 million for the year ended December 31, 2020.  The increase in non-interest income is primarily attributable to a $2.1 million increase in appraisal management fee income due to an increase in the volume of appraisals and a $1.7 million increase in miscellaneous non-interest income primarily due to an increase in debit card income resulting from increased debit card activity and an increase in income on Small Business Investment Company (“SBIC”) investments.  These increases in non-interest income were partially offset by a $2.6 million decrease in gains on sale of securities.

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

The Company periodically evaluates its investments for any impairment which would be deemed other-than-temporary. No investment impairments were deemed other-than-temporary in 2021, 2020 or 2019.

Table 4 presents a summary of non-interest income for the years ended December 31, 2021, 2020 and 2019.

Table 4 - Non-Interest Income

(Dollars in thousands)	2021	2020	2019
Service charges	$3,921	3,528	4,576
Other service charges and fees	803	742	714
Gain on sale of securities	-	2,639	226
Mortgage banking income	2,505	2,469	1,264
Insurance and brokerage commissions	1,035	897	877
Gain/(loss) on sale and write-down of other real estate	21	(47)	(11)
Visa debit card income	5,045	4,237	4,145
Appraisal management fee income	8,890	6,754	4,484
Miscellaneous	2,699	1,695	1,464
Total non-interest income	$24,919	22,914	17,739

Non-Interest Expense.  Non-interest expense was $51.1 million for the year ended December 31, 2021, compared to $48.9 million for the year ended December 31, 2020.  The increase in non-interest expense was primarily attributable to a $968,000 increase in salaries and employee benefits expense primarily due to an increase in incentive compensation and a $1.8 million increase in appraisal management fee expense due to an increase in the volume of appraisals.

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

Table 5 presents a summary of non-interest expense for the years ended December 31, 2021, 2020 and 2019.

Table 5 - Non-Interest Expense

(Dollars in thousands)	2021	2020	2019
Salaries and employee benefits	$24,506	23,538	23,238
Occupancy expense	7,858	7,933	7,364
Office supplies	374	528	467
FDIC deposit insurance	415	263	119
Visa debit card expense	1,000	1,012	890
Professional services	489	502	517
Postage	230	190	294
Telephone	730	794	802
Director fees and expense	381	360	394
Advertising	536	787	1,021
Consulting fees	1,337	1,078	972
Taxes and licenses	254	295	287
Foreclosure/OREO expense	5	20	28
Internet banking expense	768	729	681
FHLB advance prepayment penalty	-	1,100	-
Appraisal management fee expense	7,112	5,274	3,421
Other operating expense	5,132	4,528	5,022
Total non-interest expense	$51,127	48,931	45,517

Income Taxes.The Company reported income tax expense of $3.8 million, $2.5 million and $3.1 million for the years ended December 31, 2021, 2020 and 2019, respectively. The Company’s effective tax rates were 20.05%, 17.98% and 18.23% in 2021, 2020 and 2019, respectively. The increase in the effective tax rate in 2021 was primarily due to a reduction in non-taxable investments combined with an increase in earnings before income taxes.

Liquidity.The objectives of the Company’s liquidity policy are to provide for the availability of adequate funds to meet the needs of loan demand, deposit withdrawals, maturing liabilities and to satisfy regulatory requirements. Both deposit and loan customer cash needs can fluctuate significantly depending upon business cycles, economic conditions and yields and returns available from alternative investment opportunities. In addition, the Company’s liquidity is affected by off-balance sheet commitments to lend in the form of unfunded commitments to extend credit and standby letters of credit. As of December 31, 2021, such unfunded commitments to extend credit were $304.3 million, while commitments in the form of standby letters of credit totaled $4.9 million.

The Company uses several funding sources to meet its liquidity requirements. The primary funding source is core deposits, which includes demand deposits, savings accounts and non-brokered certificates of deposits of denominations less than $250,000. The Company considers these to be a stable portion of the Company’s liability mix and the result of on-going consumer and commercial banking relationships. As of December 31, 2021, the Company’s core deposits totaled $1.4 billion, or 98% of total deposits.

The Bank’s five largest deposit relationships, including securities sold under agreements to repurchase, amounted to $118.9 million and $122.0 million at December 31, 2021 and 2020, respectively. These balances represent 8.20% of total deposits and securities sold under agreements to repurchase combined at December 31, 2021, as compared to 9.78% of total deposits and securities sold under agreements to repurchase combined at December 31, 2020. Total deposits for the five largest relationships referenced above amounted to $100.5 million, or 7.12% of total deposits at December 31, 2021, as compared to $108.9 million, or 8.92% of total deposits at December 31, 2020. Total securities sold under agreements to repurchase for the five largest relationships referenced above amounted to $18.3 million, or 49.44% of total securities sold under agreements to repurchase at December 31, 2021, as compared to $13.1 million, or 49.86% of total securities sold under agreements to repurchase at December 31, 2020.

The other sources of funding for the Company are through large denomination certificates of deposit, including brokered deposits, federal funds purchased, securities under agreement to repurchase and FHLB borrowings. The Bank is also able to borrow from the Federal Reserve Bank (“FRB”) on a short-term basis. The Bank’s policies include the ability to access wholesale funding up to 40% of total assets. The Bank’s wholesale funding includes FHLB borrowings, FRB borrowings, brokered deposits and internet certificates of deposit. The Bank’s ratio of wholesale funding to total assets was 0.68% as of December 31, 2021.

The Bank has a line of credit with the FHLB equal to 20% of the Bank’s total assets, with no balances outstanding at December 31, 2021. At December 31, 2021, the carrying value of loans pledged as collateral totaled approximately $137.4 million. The remaining availability under the line of credit with the FHLB was $90.9 million at December 31, 2021. The Bank had no borrowings from the FRB at December 31, 2021. FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB. At December 31, 2021, the carrying value of loans pledged as collateral to the FRB totaled approximately $475.2 million. Availability under the line of credit with the FRB was $346.2 million at December 31, 2021.

The Bank also had the ability to borrow up to $110.5 million for the purchase of overnight federal funds from five correspondent financial institutions as of December 31, 2021.

The liquidity ratio for the Bank, which is defined as net cash, interest-bearing deposits with banks, federal funds sold and certain investment securities, as a percentage of net deposits and short-term liabilities was 43.28%, 28.12% and 18.20% at December 31, 2021, 2020 and 2019, respectively. The minimum required liquidity ratio as defined in the Bank’s Asset/Liability and Interest Rate Risk Management Policy for on balance sheet liquidity was 10% at December 31, 2021, 2020 and 2019.

As disclosed in the Company’s Consolidated Statements of Cash Flows included elsewhere herein, net cash provided by operating activities was approximately $26.9 million during 2021. Net cash used in investing activities was $106.1 million during 2021 and net cash provided by financing activities was $195.2 million during 2021.

Asset Liability and Interest Rate Risk Management. The objective of the Company’s Asset Liability and Interest Rate Risk strategies is to identify and manage the sensitivity of net interest income to changing interest rates and to minimize the interest rate risk between interest-earning assets and interest-bearing liabilities at various maturities. This is done in conjunction with the need to maintain adequate liquidity and the overall goal of maximizing net interest income. Table 6 presents an interest rate sensitivity analysis for the interest-earning assets and interest-bearing liabilities for the year ended December 31, 2021.

Table 6 - Interest Sensitivity Analysis

(Dollars in thousands)	Immediate	1-3 months	4-12 months	Total Within One Year	Over One Year & Non-sensitive	Total
Interest-earning assets:
Loans	$202,274	5,036	21,568	228,878	655,991	884,869
Mortgage loans held for sale	3,637	-	-	3,637	-	3,637
Investment securities available for sale	-	6,937	1,143	8,080	398,469	406,549
Interest-bearing deposit accounts	232,788	-	-	232,788	-	232,788
Other interest-earning assets	-	-	-	-	4,619	4,619
Total interest-earning assets	438,699	11,973	22,711	473,383	1,059,079	1,532,462

Interest-bearing liabilities:
NOW, savings, and money market deposits	797,179	-	-	797,179	-	797,179
Time deposits	9,207	13,200	29,208	51,615	49,635	101,250
Securities sold under
agreement to repurchase	37,094	-	-	37,094	-	37,094
Trust preferred securities	-	15,464	-	15,464	-	15,464
Total interest-bearing liabilities	843,480	28,664	29,208	901,352	49,635	950,987

Interest-sensitive gap	$(404,781)	(16,691)	(6,497)	(427,969)	1,009,444	581,475

Cumulative interest-sensitive gap	$(404,781)	(421,472)	(427,969)	(427,969)	581,475

Interest-earning assets as a percentage
of interest-bearing liabilities	52.01%	41.77%	77.76%	52.52%	2133.73%

The Company manages its exposure to fluctuations in interest rates through policies established by the Asset/Liability Committee (“ALCO”) of the Bank.  The ALCO meets quarterly and has the responsibility for approving asset/liability management policies, formulating and implementing strategies to improve balance sheet positioning and/or earnings and reviewing the interest rate sensitivity of the Company.  ALCO seeks to minimize interest rate risk between interest-earning assets and interest-bearing liabilities by attempting to minimize wide fluctuations in net interest income due to interest rate movements.  The ability to control these fluctuations has a direct impact on the profitability of the Company. Management monitors this activity on a regular basis through analysis of its portfolios to determine the difference between rate sensitive assets and rate sensitive liabilities.

The Company’s rate sensitive assets are those earning interest at variable rates and those with contractual maturities within one year.  Rate sensitive assets therefore include both loans and available for sale (“AFS”) securities.  Rate sensitive liabilities include interest-bearing checking accounts, money market deposit accounts, savings accounts, time deposits and borrowed funds.  At December 31, 2021, rate sensitive assets and rate sensitive liabilities totaled $1.5 billion and $951.0 million, respectively.

Included in the rate sensitive assets are $199.9 million in variable rate loans indexed to prime rate subject to immediate repricing upon changes by the Federal Open Market Committee (“FOMC”).  The Bank utilizes interest rate floors on certain variable rate loans to protect against further downward movements in the prime rate.  At December 31, 2021, the Bank had $119.3 million in loans with interest rate floors.  The floors were in effect on $96.9 million of these loans pursuant to the terms of the promissory notes on these loans. The weighted average rate on these loans is 0.77% higher than the indexed rate on the promissory notes without interest rate floors.

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

All of the Company’s investment securities are held in the available for sale (“AFS”) category. At December 31, 2021 the market value of AFS securities totaled $406.5 million, as compared to $245.2 million and $195.7 million at December 31, 2020 and 2019, respectively.  Table 7 presents the fair value of the AFS securities held at December 31, 2021, 2020 and 2019.

Table 7 - Summary of Investment Portfolio

(Dollars in thousands)	2021	2020	2019

U. S. Treasuries	$7,889	-	-
U. S. Government sponsored enterprises	14,267	7,507	28,397
Mortgage-backed securities	217,152	145,314	78,956
State and political subdivisions	167,241	92,428	88,143
Trust preferred securities	-	-	250
Total securities	$406,549	245,249	195,746

The Company’s investment portfolio consists of U.S. Government sponsored enterprise securities, municipal securities, U.S. Treasury securities, U.S. Government sponsored enterprise mortgage-backed securities, trust preferred securities and equity securities.  AFS securities averaged $349.6 million in 2021, $200.8 million in 2020 and $185.3 million in 2019.  Table 8 presents the book value of AFS securities held by the Company by maturity category at December 31, 2021. Yield information does not give effect to changes in fair value that are reflected as a component of shareholders’ equity.  Yields are calculated on a tax equivalent basis.  Yields and interest income on tax-exempt investments have been adjusted to a tax equivalent basis using an effective tax rate of 22.98% for securities that are both federal and state tax exempt and an effective tax rate of 20.48% for federal tax-exempt securities.

Table 8 - Maturity Distribution and Weighted Average Yield on Investments

			After One Year		After 5 Years
	One Year or Less		Through 5 Years		Through 10 Years		After 10 Years		Totals
(Dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Book value:
U.S. Treasury	$-	-	-	-	7,889	1.20%	-	-	7,889	1.20%
U.S. Government
sponsored enterprises	-	-	3,173	3.02%	8,690	1.43%	2,404	1.95%	14,267	1.88%
Mortgage-backed securities	-	-	1,391	0.49%	31,757	1.87%	184,004	1.38%	217,152	1.43%
State and political subdivisions	8,081	2.92%	9,101	1.99%	113,253	2.27%	36,806	2.75%	167,241	2.33%
Total securities	$8,081	2.92%	13,665	1.91%	161,589	1.82%	223,214	2.04%	406,549	1.77%

Loans. The loan portfolio is the largest category of the Company’s earning assets and is comprised of commercial loans, real estate mortgage loans, real estate construction loans and consumer loans. The Bank makes loans and extensions of credit primarily within the Catawba Valley region of North Carolina, which encompasses Catawba, Alexander, Iredell and Lincoln counties and also in Mecklenburg, Wake, Rowan and Forsyth counties in North Carolina.

Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by real estate, which is dependent upon the real estate market.  Real estate mortgage loans include both commercial and residential mortgage loans.  At December 31, 2021, the Bank had $101.5 million in residential mortgage loans, $85.6 million in home equity loans and $494.4 million in commercial mortgage loans, which include $381.0 million secured by commercial property and $113.4 million secured by residential property. Residential mortgage loans include $23.1 million in non-traditional mortgage loans from the former Banco division of the Bank.  All residential mortgage loans are originated as fully amortizing loans, with no negative amortization.

At December 31, 2021, the Bank had $95.8 million in construction and land development loans.  Table 9 presents a breakout of these loans.

Table 9 - Construction and Land Development Loans

(Dollars in thousands)	Number of Loans	Balance Outstanding	Non-accrual Balance
Land acquisition and development - commercial purposes	33	$7,579	-
Land acquisition and development - residential purposes	145	18,838	-
1 to 4 family residential construction	102	20,937	-
Commercial construction	43	48,406	-
Total acquisition, development and construction	323	$95,760	-

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

The composition of the Bank’s loan portfolio at December 31 is presented in Table 10.

Table 10 - Loan Portfolio

	2021		2020		2019
(Dollars in thousands)	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans
Real estate loans
Construction and land development	$95,760	10.82%	94,124	9.92%	92,596	10.90%
Single-family residential	266,111	30.07%	272,325	28.71%	269,475	31.71%
Single-family residential- Banco de la
Gente non-traditional	23,147	2.62%	26,883	2.83%	30,793	3.62%
Commercial	337,841	38.18%	332,971	35.10%	291,255	34.27%
Multifamily and farmland	58,366	6.60%	48,880	5.15%	48,090	5.66%
Total real estate loans	781,225	88.29%	775,183	81.72%	732,209	86.16%

Loans not secured by real estate
Commercial loans	91,172	10.30%	161,740	17.05%	100,263	11.80%
Farm loans	796	0.09%	855	0.09%	1,033	0.12%
Consumer loans	6,436	0.73%	7,113	0.75%	8,432	0.99%
All other loans	5,240	0.59%	3,748	0.40%	7,937	0.93%
Total loans	884,869	100.00%	948,639	100.00%	849,874	100.00%

Less: Allowance for loan losses	9,355		9,908		6,680

Net loans	$875,514		938,731		843,194

As of December 31, 2021, gross loans outstanding were $884.9 million, as compared to $948.6 million at December 31, 2020.  Average loans represented 61% and 74% of average total earning assets for the years ended December 31, 2021 and 2020, respectively.  The Bank had $3.6 million and $9.1 million in mortgage loans held for sale as of December 31, 2021 and 2020, respectively.

Past due TDR loans and non-accrual TDR loans totaled $2.2 million and $3.8 million at December 31, 2021 and December 31, 2020, respectively.  The terms of these loans have been renegotiated to provide a concession to original terms, including a reduction in principal or interest as a result of the deteriorating financial position of the borrower.  There were no performing loans classified as TDR loans at December 31, 2021 and December 31, 2020.

On March 27, 2020, President Trump signed the CARES Act, which established a $2 trillion economic stimulus package, including cash payments to individuals, supplemental unemployment insurance benefits and a $349 billion PPP loan program administered through the SBA. Under the PPP, small businesses, sole proprietorships, independent contractors and self-employed individuals were able to apply for loans from existing SBA lenders and other approved regulated lenders, subject to certain limitations and eligibility criteria. A second round of PPP funding, provided $320 billion additional funding for the PPP.  The Bank participated as a lender in the PPP.  Total PPP loans originated as of December 31, 2021 amounted to $128.1 million.  The outstanding balance of PPP loans was $18.0 million and $75.8 million at December 31, 2021 and December 31, 2020, respectively.  As of December 31, 2021, the Bank has received $5.7 million in fees from the SBA for PPP loans originated.  The Bank recognized $3.4 million and $1.4 million PPP loan fee income for the years ended December 31, 2021 and 2020 respectively.  PPP loan fee income is reported in interest and fees on loans in the Consolidated Statements of Earnings on page A-31.

There were no loans at December 31, 2021 with modifications as a result of the COVID-19 pandemic. By way of comparison, at December 31, 2020, the balance of loans with existing modifications as a result of the COVID- 19 pandemic was $18.3 million. The Bank continues to track all loans that were previously modified as a result of the COVID-19 pandemic. The loan balances associated with those loans that were previously modified as a result of the COVID-19 pandemic have been grouped into their own pool within the Bank’s ALLL model as management considers that they have a higher risk profile, and a higher reserve rate has been applied to this pool. Loans included in this pool totaled $88.7 million at December 31, 2021. The full effects of stimulus in the current environment are still unknown, and additional losses in this pool of loans may be present but not as yet identified. At December 31, 2020, the balance for all loans that were then currently modified or previously modified but returned to their original terms was $119.6 million. The $30.9 million decrease from December 31, 2020 to December 31, 2021 in the balance of currently or previously modified loans that had returned to their original terms is primarily due to loans paid off during the year ended December 31, 2021. Loan payment modifications associated with the COVID-19 pandemic are not classified as TDR due to Section 4013 of the CARES Act, which provides that a qualified loan modification is exempt by law from classification as a TDR pursuant to GAAP.

Table 11 identifies the maturities of all loans as of December 31, 2021 and addresses the sensitivity of these loans to changes in interest rates.

Table 11 - Maturity and Repricing Data for Loans

(Dollars in thousands)	Within one year or less	After one year through five years	After five years through 15 years	After fifteen years	Total loans
Real estate loans
Construction and land development	$31,151	15,645	39,751	9,213	95,760
Single-family residential	112,851	57,253	54,733	41,274	266,111
Single-family residential- Banco de la Gente
stated income	10,799	-	7,409	4,939	23,147
Commercial	63,464	149,698	120,288	4,391	337,841
Multifamily and farmland	4,551	18,482	15,821	19,512	58,366
Total real estate loans	222,816	241,078	238,002	79,329	781,225

Loans not secured by real estate
Commercial loans	31,132	41,672	15,435	2,933	91,172
Farm loans	400	396	-	-	796
Consumer loans	3,089	2,727	620	-	6,436
All other loans	897	1,520	2,823	-	5,240
Total loans	$258,334	287,393	256,880	82,262	884,869

Total fixed rate loans	$29,456	275,655	249,285	82,262	636,658
Total floating rate loans	228,878	11,738	7,595	-	248,211

Total loans	$258,334	287,393	256,880	82,262	884,869

In the normal course of business, there are various commitments outstanding to extend credit that are not reflected in the financial statements. At December 31, 2021, outstanding loan commitments totaled $304.3 million.  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  Additional information regarding commitments is provided below in the section entitled “Commitments and Contingencies” and in Note 11 to the Consolidated Financial Statements.

Allowance for Loan Losses (ALLL).  The allowance for loan losses reflects management’s assessment and estimate of the risks associated with extending credit and its evaluation of the quality of the loan portfolio.  The Bank periodically analyzes the loan portfolio in an effort to review asset quality and to establish an allowance that management believes will be adequate in light of anticipated risks and loan losses.  In assessing the adequacy of the allowance, size, quality and risk of loans in the portfolio are reviewed. Other factors considered are:

•	the Bank’s loan loss experience;
•	the amount of past due and non-performing loans;
•	specific known risks;
•	the status and amount of other past due and non-performing assets;
•	underlying estimated values of collateral securing loans;
•	current and anticipated economic conditions (including those arising out of the COVID-19 pandemic); and
•	other factors which management believes affect the allowance for potential credit losses.

Management uses several measures to assess and monitor the credit risks in the loan portfolio, including a loan grading system that begins upon loan origination and continues until the loan is collected or collectability becomes doubtful. Upon loan origination, the Bank’s originating loan officer evaluates the quality of the loan and assigns one of eight risk grades. The loan officer monitors the loan’s performance and credit quality and makes changes to the credit grade as conditions warrant. When originated or renewed, all loans over a certain dollar amount receive in-depth reviews and risk assessments by the Bank’s Credit Administration. Before making any changes in these risk grades, management considers assessments as determined by the third-party credit review firm (as described below), regulatory examiners and the Bank’s Credit Administration. Any issues regarding the risk assessments are addressed by the Bank’s senior credit administrators and factored into management’s decision to originate or renew the loan. The Bank Board reviews, on a monthly basis, an analysis of the Bank’s reserves relative to the range of reserves estimated by the Bank’s Credit Administration.

As an additional measure, the Bank engages an independent third party to review the underwriting, documentation and risk grading analyses. This independent third party reviews and evaluates loan relationships greater than or equal to $1.5 million as well as a periodic sample of commercial relationships with exposures below $1.5 million, excluding loans in default, and loans in process of litigation or liquidation.  The third party’s evaluation and report is shared with management and the Board of Directors of the Bank (“Bank Board”).

Management considers certain commercial loans with weak credit risk grades to be individually impaired and measures such impairment based upon available cash flows and the value of the collateral. Allowance or reserve levels are estimated for all other graded loans in the portfolio based on their assigned credit risk grade, type of loan and other matters related to credit risk.

Management uses the information developed from the procedures described above in evaluating and grading the loan portfolio. This continual grading process is used to monitor the credit quality of the loan portfolio and to assist management in estimating the allowance.  The provision for loan losses charged or credited to earnings is based upon management’s judgment of the amount necessary to maintain the allowance at a level appropriate to absorb probable incurred losses in the loan portfolio at the balance sheet date.  The amount each quarter is dependent upon many factors, including growth and changes in the composition of the loan portfolio, net charge-offs, delinquencies, management’s assessment of loan portfolio quality, the value of collateral, and other macro-economic factors and trends.  The evaluation of these factors is performed quarterly by management through an analysis of the appropriateness of the allowance.

The allowance is comprised of three components: specific reserves, general reserves and unallocated reserves.  After a loan has been identified as impaired, management measures impairment.  When the measure of the impaired loan is less than the recorded investment in the loan, the amount of the impairment is recorded as a specific reserve. These specific reserves are determined on an individual loan basis based on management’s current evaluation of the Bank’s loss exposure for each credit, given the appraised value of any underlying collateral. Loans for which specific reserves are provided are excluded from the general allowance calculations as described below.

The general allowance reflects reserves established under GAAP for collective loan impairment.  These reserves are based upon historical net charge-offs using the greater of the last two, three, four, or five years’ loss experience.  This charge-off experience may be adjusted to reflect the effects of current conditions. The Bank considers information derived from its loan risk ratings and external data related to industry and general economic trends in establishing reserves. Qualitative factors applied in the Bank’s ALLL model include the impact to the economy from the COVID-19 pandemic and reserves on loans with payment modifications as a result of the COVID- 19 pandemic. At December 31, 2021, there were no loans with existing modifications as a result of the COVID-19 pandemic. At December 31, 2020, the balance of loans with existing modifications as a result of the COVID-19 pandemic was $18.3 million. At December 31, 2021, the Bank continues to maintain a pool of loans that were previously modified as a result of the COVID-19 pandemic. The loan balances associated with those loans that were previously modified as a result of the COVID-19 pandemic related modifications have been grouped into their own pool within the Bank’s ALLL model as management considers that they have a higher risk profile, and a higher reserve rate has been applied to this pool. Loans included in this pool totaled $88.7 million and $119.6 million at December 31, 2021 and December 31, 2020, respectively.pool totaled $88.7 million and $119.6 million at December 31, 2021 and December 31, 2020, respectively.

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

There were no significant changes in the estimation methods or fundamental assumptions used in the evaluation of the allowance for the year ended December 31, 2021 as compared to the year ended December 31, 2020. Revisions, estimates and assumptions may be made in any period in which the supporting factors indicate that loss levels may vary from the previous estimates.

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

PPP loans are excluded from the allowance as PPP loans are 100 percent guaranteed by the SBA.

Various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance. Such agencies may require adjustments to the allowance based on their judgments of information available to them at the time of their examinations.  Management believes it has established the allowance for credit losses pursuant to GAAP, and has taken into account the views of its regulators and the current economic environment.  Management considers the allowance adequate to cover the estimated losses inherent in the Bank’s loan portfolio as of the date of the financial statements.  Although management uses the best information available to make evaluations, significant future additions to the allowance may be necessary based on changes in economic and other conditions, thus adversely affecting the operating results of the Company.

Table 12 presents the percentage of loans assigned to each risk grade at December 31, 2021 and 2020.

Table 12 - Loan Risk Grade Analysis
	Percentage of Loans
	By Risk Grade
Risk Grade	2021	2020
Risk Grade 1 (Excellent Quality)	0.78%	1.18%
Risk Grade 2 (High Quality)	19.12%	20.45%
Risk Grade 3 (Good Quality)	70.41%	65.70%
Risk Grade 4 (Management Attention)	7.70%	9.75%
Risk Grade 5 (Watch)	1.23%	2.20%
Risk Grade 6 (Substandard)	0.76%	0.72%
Risk Grade 7 (Doubtful)	0.00%	0.00%
Risk Grade 8 (Loss)	0.00%	0.00%

Table 13 presents an analysis of the allowance for loan losses, including charge-off activity.

Table 13 - Analysis of Allowance for Loan Losses

(Dollars in thousands)	2021	2020	2019
Allowance for loan losses at beginning	$9,908	$6,680	$6,445

Real estate loans:
Construction and land development	-	5	21
Single-family residential	89	65	42
Single-family residential -
Banco de la Gente non-traditional	-	-	-
Commercial	-	7	1
Multifamily and farmland	-	-	-
Total real estate loans	89	77	64
Loans not secured by real estate:
Commercial loans	293	903	389
Farm loans	-	-	-
Consumer loans	380	434	623
Total chargeoffs	762	1,414	1,076

Recoveries of losses previously charged off:
Real estate loans:
Construction and land development	121	36	45
Single-family residential	271	70	66
Single-family residential -
Banco de la Gente non-traditional	-	-	-
Commercial	52	70	49
Multifamily and farmland	3	-	-
Total real estate loans	447	176	160
Loans not secured by real estate:
Commercial loans	786	34	83
Farm loans	-	-	-
Consumer loans	139	173	205
All other loans	-	-	-
Total recoveries	1,372	383	448
Net loans charged off	610	(1,031)	(628)

Provision for loan losses	(1,163)	4,259	863

Allowance for loan losses at end of year	$9,355	9,908	6,680

Loans charged off net of recoveries, as
a percent of average loans outstanding	0.07%	-0.11%	-0.07%

Allowance for loan losses as a percent
of total loans outstanding at end of year	1.06%	1.04%	0.79%

Non-performing Assets.  Non-performing assets were $3.2 million or 0.20% of total assets at December 31, 2021, compared to $3.9 million or 0.27% of total assets at December 31, 2020.  Non-performing assets include $3.2 million in commercial and residential mortgage loans and $51,000 in other loans at December 31, 2021, compared to $3.5 million in commercial and residential mortgage loans, $226,000 in other loans, and  $128,000 in other real estate owned at December 31, 2020.  The Bank had no other real estate owned at December 31, 2021 and $128,000 of other real estate owned at December 31, 2020.  The Bank had no repossessed assets as of December 31, 2021 and 2020.

At December 31, 2021, the Bank had non-performing loans, defined as non-accrual and accruing loans past due more than 90 days, of $3.2 million or 0.38% of total loans.  Non-performing loans at December 31, 2020 were $3.8 million or 0.40% of total loans.

Management continually monitors the loan portfolio to ensure that all loans potentially having a material adverse impact on future operating results, liquidity or capital resources have been classified as non-performing.  Should economic conditions deteriorate, the inability of distressed customers to service their existing debt could cause higher levels of non-performing loans.  Management expects the future level of non-accrual loans to continue to be in-line with the level of non-accrual loans at December 31, 2021 and 2020.

It is the general policy of the Bank to stop accruing interest income when a loan is placed on non-accrual status and any interest previously accrued but not collected is reversed against current income.  Generally, a loan is placed on non-accrual status when it is over 90 days past due and there is reasonable doubt that all principal will be collected.

A summary of non-performing assets at December 31 for each of the years presented is shown in Table 14.

Table 14 - Non-performing Assets

(Dollars in thousands)	2021	2020	2019
Non-accrual loans	$3,230	3,758	3,553
Loans 90 days or more past due and still accruing	-	-	-
Total non-performing loans	3,230	3,758	3,553
All other real estate owned	-	128	-
Repossessed assets	-	-	-
Total non-performing assets	$3,230	3,886	3,553

TDR loans not included in above,
(not 90 days past due or on nonaccrual)	$1,200	1,644	2,533

As a percent of total loans at year end
Non-accrual loans	0.38%	0.40%	0.42%
Loans 90 days or more past due and still accruing	0.00%	0.00%	0.00%

Total non-performing assets
as a percent of total assets at year end	0.20%	0.27%	0.31%

Total non-performing loans
as a percent of total loans at year-end	0.38%	0.40%	0.42%

Deposits. The Bank primarily uses deposits to fund its loan and investment portfolios. The Bank offers a variety of deposit accounts to individuals and businesses. Deposit accounts include checking, savings, money market and time deposits. As of December 31, 2021, total deposits were $1.4 billion, as compared to $1.2 billion at December 31, 2020.  Core deposits, which include noninterest-bearing demand deposits, NOW, MMDA, savings and non-brokered certificates of deposit of denominations less than $250,000, were $1.4 billion at December 31, 2021, compared to $1.2 billion at December 31, 2020

Time deposits in amounts of $250,000 or more totaled $26.3 million and $25.8 million at December 31, 2021 and 2020, respectively.  At December 31, 2021 and 2020, the Bank had approximately $11.1 million and $12.4 million, respectively, in time deposits purchased through third party brokers, including certificates of deposit participated through the Certificate of Deposit Account Registry Service (“CDARS”) on behalf of local customers.  CDARS balances totaled $3.0 million and $4.3 million as of December 31, 2021 and 2020, respectively.  The weighted average rate of brokered deposits as of December 31, 2021 and 2020 was 1.59% and 1.43%, respectively.

Table 15 is a summary of the maturity distribution of time deposits in amounts of $250,000 or more as of December 31, 2021.

Table 15 - Maturities of Time Deposits of $250,000 or greater

(Dollars in thousands)	2021
Three months or less	$5,101
Over three months through six months	2,906
Over six months through twelve months	909
Over twelve months	17,417
Total	$26,333

Borrowed Funds. The Bank has access to various short-term borrowings, including the purchase of federal funds and borrowing arrangements from the FHLB and other financial institutions.  There were no FHLB borrowings outstanding at December 31, 2021 and 2020.  Average FHLB borrowings for 2021 and 2020 were zero and $60.8 million, respectively.  Additional information regarding FHLB borrowings is provided in Note 7 to the Consolidated Financial Statements.

The Bank had no borrowings from the FRB at December 31, 2021 and 2020.  FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB.  At December 31, 2021, the carrying value of loans pledged as collateral totaled approximately $475.2 million.

Securities sold under agreements to repurchase were $37.1 million at December 31, 2021, compared to $26.2 million at December 31, 2020.

Junior subordinated debentures were $15.5 million at December 31, 2021 and December 31, 2020.

Contractual Obligations and Off-Balance Sheet Arrangements.  The Company’s contractual obligations and other commitments as of December 31, 2021 are summarized in Table 16 below.  The Company’s contractual obligations include junior subordinated debentures, as well as certain payments under current lease agreements.  Other commitments include commitments to extend credit.  Because not all of these commitments to extend credit will be drawn upon, the actual cash requirements are likely to be significantly less than the amounts reported for other commitments below.

Table 16 - Contractual Obligations and Other Commitments

(Dollars in thousands)	Within One Year	One to Three Years	Three to Five Years	Five Years or More	Total
Contractual Cash Obligations
Junior subordinated debentures	$-	-	-	15,464	15,464
Operating lease obligations	740	1,437	1,153	1,838	5,168
Total	$740	1,437	1,153	17,302	20,632

Other Commitments
Commitments to extend credit	$113,921	31,360	14,301	144,676	304,258
Standby letters of credit
and financial guarantees written	4,892	-	-	-	4,892
SBIC Investments	-	-	-	2,204	2,204
Income tax credits	18	33	12	38	101
Total	$118,831	31,393	14,313	146,918	311,455

The Company enters into derivative contracts to manage various financial risks.  A derivative is a financial instrument that derives its cash flows, and therefore its value, by reference to an underlying instrument, index or referenced interest rate.  Derivative contracts are carried at fair value on the consolidated balance sheet with the fair value representing the net present value of expected future cash receipts or payments based on market interest rates as of the balance sheet date.  Derivative contracts are written in amounts referred to as notional amounts, which only provide the basis for calculating payments between counterparties and are not a measure of financial risk.  Therefore, the derivative amounts recorded on the balance sheet do not represent the amounts that may ultimately be paid under these contracts.  Further discussions of derivative instruments are included above in the section entitled “Asset Liability and Interest Rate Risk Management” beginning on page A-14 and in Notes 1, 11 and 16 to the Consolidated Financial Statements.  There were no derivatives at December 31, 2021 or 2020.

Capital Resources.  Shareholders’ equity was $142.4 million, or 8.77% of total assets, at December 31, 2021, compared to $139.9 million, or 9.88% of total assets, at December 31, 2020.

Average shareholders’ equity as a percentage of total average assets is one measure used to determine capital strength. Average shareholders’ equity as a percentage of total average assets was 9.42%, 9.89% and 11.61% for 2021, 2020 and 2019, respectively. The return on average shareholders’ equity was 10.24% at December 31, 2021, as compared to 8.04% and 10.45% at December 31, 2020 and December 31, 2019, respectively.  Total cash dividends paid on common stock were $3.8 million, $4.4 million and $3.9 million during 2021, 2020 and 2019, respectively.

The Board of Directors, at its discretion, can issue up to 5,000,000 shares of preferred stock.  The Board is authorized to determine the number of shares, voting powers, designations, preferences, limitations and relative rights.

In 2020, the Board of Directors authorized a stock repurchase program, whereby up to $3 million was allocated to repurchase the Company’s common stock.  Any purchases under the Company’s stock repurchase program may be made periodically as permitted by securities laws and other legal requirements in the open market or in privately-negotiated transactions. The timing and amount of any repurchase of shares will be determined by the

Company’s management, based on its evaluation of market conditions and other factors. The stock repurchase program may be suspended at any time or from time-to-time without prior notice.  The Company repurchased approximately $3.0 million, or 126,800 shares of its common stock, under this stock repurchase program through December 31, 2020.

In 2021, the Board of Directors authorized a stock repurchase program, whereby up to $4.0 million was allocated to repurchase the Company’s common stock.  Any purchases under the Company’s stock repurchase program may be made periodically as permitted by securities laws and other legal requirements in the open market or in privately-negotiated transactions. The timing and amount of any repurchase of shares will be determined by the Company’s management, based on its evaluation of market conditions and other factors. The stock repurchase program may be suspended at any time or from time-to-time without prior notice.  The Company repurchased approximately $3.6 million, or 127,597 shares of its common stock, under this stock repurchase program through December 31, 2021.

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

Under the regulatory capital guidelines, financial institutions are currently required to maintain a total risk-based capital ratio of 8.0% or greater, with a Tier 1 risk-based capital ratio of 6.0% or greater and a common equity Tier 1 capital ratio of 4.5% or greater, as required by the Basel III capital standards referenced above.  Tier 1 capital is generally defined as shareholders’ equity and trust preferred securities less all intangible assets and goodwill.  Tier 1 capital includes $15.0 million in trust preferred securities at December 31, 2021 and December 31, 2020.  The Company’s Tier 1 capital ratio was 15.43% and 15.07% at December 31, 2021 and December 31, 2020, respectively.  Total risk-based capital is defined as Tier 1 capital plus supplementary capital.  Supplementary capital, or Tier 2 capital, consists of the Company’s allowance for loan losses, not exceeding 1.25% of the Company’s risk-weighted assets. Total risk-based capital ratio is therefore defined as the ratio of total capital (Tier 1 capital and Tier 2 capital) to risk-weighted assets.  The Company’s total risk-based capital ratio was 16.35% and 16.07% at December 31, 2021 and December 31, 2020, respectively.  The Company’s common equity Tier 1 capital consists of common stock and retained earnings. The Company’s common equity Tier 1 capital ratio was 13.96% and 13.56% at December 31, 2021 and December 31, 2020, respectively.  Financial institutions are also required to maintain a leverage ratio of Tier 1 capital to total average assets of 4.0% or greater.  The Company’s Tier 1 leverage capital ratio was 9.64% and 10.24% at December 31, 2021 and December 31, 2020, respectively.

The Bank’s Tier 1 risk-based capital ratio was 15.27% and 14.85% at December 31, 2021 and December 31, 2020, respectively.  The total risk-based capital ratio for the Bank was 16.19% and 15.85% at December 31, 2021 and December 31, 2020, respectively. The Bank’s common equity Tier 1 capital ratio was 15.27% and 14.85% at December 31, 2021 and December 31, 2020, respectively.  The Bank’s Tier 1 leverage capital ratio was 9.50% and 10.04% at December 31, 2021 and December 31, 2020, respectively.

A bank is considered to be “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a common equity Tier 1 capital ratio of 6.5% or greater and a leverage ratio of 5.0% or greater.  Based upon these guidelines, the Bank was considered to be “well capitalized” at December 31, 2021.

The Company’s key equity ratios as of December 31, 2021, 2020 and 2018 are presented in Table 17.

Table 17 - Equity Ratios

	2021	2020	2019
Return on average assets	0.96%	0.83%	1.23%
Return on average equity	10.24%	8.04%	10.45%
Dividend payout ratio	24.83%	38.67%	28.00%
Average equity to average assets	9.42%	10.35%	11.78%

Quarterly Financial Data.  The Company’s consolidated quarterly operating results for the years ended December 31, 2021 and 2020 are presented in Table 18.

Table 18
	2021				2020
(Dollars in thousands, except per share amounts)	First	Second	Third	Fourth	First	Second	Third	Fourth
Total interest income	$11,922	12,517	11,421	11,319	$12,250	11,638	11,868	12,202
Total interest expense	815	842	861	687	1,041	912	942	941
Net interest income	11,107	11,675	10,560	10,632	11,209	10,726	10,926	11,261

Provision for loan losses	(455)	(226)	(182)	(300)	1,521	1,417	522	799
Other income	5,873	6,040	6,040	6,966	4,595	5,239	7,132	5,948
Other expense	12,268	12,132	12,568	14,159	11,449	11,452	11,914	14,116
Income before income taxes	5,167	5,809	4,214	3,739	2,834	3,096	5,622	2,294

Income tax expense	1,046	1,194	824	732	467	535	1,113	374
Net earnings	4,121	4,615	3,390	3,007	2,367	2,561	4,509	1,920

Basic net earnings per share	$0.73	0.82	0.61	0.55	$0.41	0.46	0.80	0.34
Diluted net earnings per share	$0.71	0.80	0.59	0.53	$0.40	0.44	0.78	0.33

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk reflects the risk of economic loss resulting from adverse changes in market prices and interest rates.  This risk of loss can be reflected in either diminished current market values or reduced potential net interest income in future periods.

The Company’s market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. The structure of the Company’s loan and deposit portfolios is such that a significant decline (increase) in interest rates may adversely (positively) impact net market values and interest income. Management seeks to manage the risk through the utilization of its investment securities and off-balance sheet derivative instruments. During the years ended December 31, 2021, 2020 and 2019, the Company used interest rate contracts to manage market risk as discussed above in the section entitled “Asset Liability and Interest Rate Risk Management.”

Table 19 presents in tabular form the contractual balances and the estimated fair value of the Company’s on-balance sheet financial instruments at their expected maturity dates for the period ended December 31, 2021. The expected maturity categories take into consideration historical prepayment experience as well as management’s expectations based on the interest rate environment at December 31, 2021.  For core deposits without contractual maturity (i.e. interest-bearing checking, savings, and money market accounts), the table presents principal cash flows based on management’s judgment concerning their most likely runoff or repricing behaviors.

Table 19 - Market Risk Table

(Dollars in thousands)
Loans Receivable	2022	2023	2024	2025	2026	Thereafter	Total	Fair Value
Fixed rate	$37,230	42,733	62,615	68,035	100,185	335,101	645,899	626,199
Average interest rate	4.62%	4.37%	4.88%	4.36%	3.56%	4.01%
Variable rate	$51,142	20,122	13,997	12,858	8,191	136,297	242,607	242,607
Average interest rate	4.01%	3.98%	4.01%	3.95%	4.58%	4.13%
Total							888,506	868,806

Investment Securities
Interest bearing deposits	$232,788	-	-	-	-	-	232,788	232,788
Average interest rate	0.14%	-	-	-	-	-
Securities available for sale	$8,081	3,531	621	4,219	5,294	384,803	406,549	406,549
Average interest rate	4.37%	3.73%	2.63%	2.95%	3.38%	2.81%
Nonmarketable equity securities	$-	-	-	-	-	3,668	3,668	3,668
Average interest rate	-	-	-	-	-	2.71%

Debt Obligations
Deposits	$52,989	21,471	20,663	3,822	3,689	1,310,114	1,412,748	1,401,833
Average interest rate	0.19%	0.47%	0.39%	0.89%	0.41%	0.05%
Securities sold under agreement
to repurchase	$37,094	-	-	-	-	-	37,094	37,094
Average interest rate	0.37%	-	-	-	-	-
Junior subordinated debentures	$-	-	-	-	-	15,464	15,464	15,464
Average interest rate	-	-	-	-	-	1.83%

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

Table 20 - Interest Rate Risk

(Dollars in thousands)

	Estimated Resulting Theoretical Net Interest Income
Hypothetical rate change (ramp over 12 months)	Amount	% Change
+3%	$45,463	8.39%
+2%	$44,909	7.07%
+1%	$43,559	3.85%
0%	$41,943	0.00%
-1%	$41,299	-1.54%
-2%	$40,967	-2.33%
-3%	$40,961	-2.34%

	Estimated Resulting Theoretical Market Value of Equity
Hypothetical rate change (immediate shock)	Amount	% Change
+3%	$210,372	11.46%
+2%	$216,691	14.81%
+1%	$209,563	11.03%
0%	$188,747	0.00%
-1%	$147,930	-21.63%
-2%	$118,497	-37.22%
-3%	$120,846	-35.97%

PEOPLES BANCORP OF NORTH CAROLINA, INC.
Consolidated Financial Statements
December 31, 2021, 2020 and 2019

INDEX

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Peoples Bancorp of North Carolina, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Peoples Bancorp of North Carolina, Inc. and its subsidiaries (the Company) as of December 31, 2021 and 2020, the related consolidated statements of earnings, comprehensive income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2021, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

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

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Allowance for Loan Losses – Qualitative Factors

As discussed in Note 3 to the Company’s financial statements, the Company had a gross loan portfolio of approximately $884.9 million and associated allowance for loan losses of approximately $9.4 million as of December 31, 2021. As described by the Company in Note 1, the allowance for loan losses is evaluated on a regular basis by management and is based on management’s periodic review of the collectability of the loans in light of the Bank’s historical loan loss experience, the amount of past due and non-performing loans, specific known risks, underlying estimated values of collateral securing loans, current and anticipated economic conditions, and other factors which management believes represents the best estimate of the allowance for loan losses.

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

The primary procedures we performed to address this critical audit matter included the following:

•	We evaluated the relevance and the reasonableness of assumptions related to evaluation of the loan portfolio, current economic conditions, and other risk factors used in development of the qualitative factors for collectively evaluated loans.
•	We evaluated the reasonableness of assumptions and data used by the Company in developing the qualitative factors by comparing these data points to internally developed and third-party sources, as well as other audit evidence gathered.
•	Analytical procedures were performed to evaluate the directional consistency of changes that occurred in the allowance for loan losses for loans collectively evaluated for impairment.

/s/ Elliott Davis, PLLC

We have served as the Company's auditor since 2015.

Raleigh, North Carolina

March 18, 2022

PEOPLES BANCORP OF NORTH CAROLINA, INC.
Consolidated Balance Sheets
December 31, 2021 and December 31, 2020
(Dollars in thousands)

	December 31,	December 31,
	2021	2020
	(Audited)	(Audited)
Assets

Cash and due from banks, including reserve requirements
of $0 at both 12/31/21 and 12/31/20	$44,711	42,737
Interest-bearing deposits	232,788	118,843
Cash and cash equivalents	277,499	161,580

Investment securities available for sale	406,549	245,249
Other investments	3,668	4,155
Total securities	410,217	249,404

Mortgage loans held for sale	3,637	9,139

Loans	884,869	948,639
Less allowance for loan losses	(9,355)	(9,908)
Net loans	875,514	938,731

Premises and equipment, net	16,104	18,600
Cash surrender value of life insurance	17,365	16,968
Other real estate	-	128
Right of use lease asset	4,612	3,423
Accrued interest receivable and other assets	19,245	18,202
Total assets	$1,624,193	1,416,175

Liabilities and Shareholders' Equity

Deposits:
Noninterest-bearing demand	$514,319	456,980
Interest-bearing demand, MMDA & savings	797,179	657,834
Time, $250,000 or more	26,333	25,771
Other time	74,917	80,501
Total deposits	1,412,748	1,221,086

Securities sold under agreements to repurchase	37,094	26,201
Junior subordinated debentures	15,464	15,464
Lease liability	4,677	3,471
Accrued interest payable and other liabilities	11,841	10,054
Total liabilities	1,481,824	1,276,276

Commitments

Shareholders' equity:
Preferred stock, no par value; authorized
5,000,000 shares; no shares issued and outstanding	-	-
Common stock, no par value; authorized
20,000,000 shares; issued and outstanding 5,661,569 shares
at December 31, 2021 and 5,787,504 shares at December 31, 2020	53,305	56,871
Common stock held by deferred compensation trust, at cost; 162,193
shares at December 31, 2021 and 155,469 shares at December 31, 2020	(1,992)	(1,796)
Deferred compensation	1,992	1,796
Retained earnings	88,968	77,628
Accumulated other comprehensive income	96	5,400
Total shareholders' equity	142,369	139,899

Total liabilities and shareholders' equity	$1,624,193	1,416,175

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.
Consolidated Statements of Earnings
For the Years Ended December 31, 2021, 2020 and 2019
(Dollars in thousands, except per share amounts)

	2021	2020	2019

Interest income:
Interest and fees on loans	$41,186	42,314	43,301
Interest on due from banks	258	127	213
Interest on federal funds sold	-	204	331
Interest on investment securities:
U.S. Government sponsored enterprises	2,478	2,361	2,670
States and political subdivisions	3,146	2,691	2,915
Other	111	261	171
Total interest income	47,179	47,958	49,601

Interest expense:
Demand deposits, MMDA & savings deposits	2,029	1,962	1,596
Time deposits	752	947	909
FHLB borrowings	-	357	205
Junior subordinated debentures	280	370	844
Other	144	200	203
Total interest expense	3,205	3,836	3,757

Net interest income	43,974	44,122	45,844

Provision for (recovery of) loan losses	(1,163)	4,259	863

Net interest income after provision for loan losses	45,137	39,863	44,981

Non-interest income:
Service charges	3,921	3,528	4,576
Other service charges and fees	803	742	714
Gain on sale of securities	-	2,639	226
Mortgage banking income	2,505	2,469	1,264
Insurance and brokerage commissions	1,035	897	877
Appraisal management fee income	8,890	6,754	4,484
Gain (loss) on sale of other assets	105	-	(239)
Gain (loss) on sales and write-downs of
other real estate, net	21	(47)	(11)
Miscellaneous	7,639	5,932	5,848
Total non-interest income	24,919	22,914	17,739

Non-interest expense:
Salaries and employee benefits	24,506	23,538	23,238
Occupancy	7,858	7,933	7,364
Professional fees	1,826	1,580	1,490
Advertising	536	787	1,021
Debit card expense	1,000	1,012	890
FDIC insurance	415	263	119
Appraisal management fee expense	7,112	5,274	3,421
Other	7,874	8,544	7,974
Total non-interest expense	51,127	48,931	45,517

Earnings before income taxes	18,929	13,846	17,203

Income tax expense	3,796	2,489	3,136

Net earnings	$15,133	11,357	14,067

Basic net earnings per share	$2.71	2.01	2.43
Diluted net earnings per share	$2.63	1.95	2.36
Cash dividends declared per share	$0.66	0.75	0.66

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Comprehensive Income

For the Years Ended December 31, 2021, 2020 and 2019

(Dollars in thousands)

	2021	2020	2019

Net earnings	$15,133	11,357	14,067

Other comprehensive income (loss):
Unrealized holding gains (losses) on securities
available for sale	(6,886)	4,919	3,677
Reclassification adjustment for gains on
securities available for sale
included in net earnings	-	(2,639)	(226)

Total other comprehensive income (loss),
before income taxes	(6,886)	2,280	3,451

Income tax expense (benefit) related to other
comprehensive income (loss):

Unrealized holding gain (losses) on securities
available for sale	(1,582)	1,130	845
Reclassification adjustment for gains on
securities available for sale
included in net earnings	-	(606)	(52)

Total income tax expense (benefit) related to
other comprehensive income (loss)	(1,582)	524	793

Total other comprehensive income (loss),
net of tax	(5,304)	1,756	2,658

Total comprehensive income	$9,829	13,113	16,725

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.
Consolidated Statements of Changes in Shareholders' Equity
For the Years Ended December 31, 2021, 2020 and 2019
(Dollars in thousands)

					Common Stock
					Held By	Accumulated
	Common	Common			Deferred	Other
	Stock	Stock	Retained	Deferred	Compensation	Comprehensive
	Shares	Amount	Earnings	Compensation	Trust	Income	Total
Balance, December 31, 2018	5,995,256	$62,096	60,535	1,374	(1,374)	986	123,617

Common stock repurchase	(90,354)	(2,490)	-	-	-	-	(2,490)

Cash dividends declared on common stock	-	-	(3,939)	-	-	-	(3,939)
Restricted stock units exercised	7,398	207	-	-	-	-	207
Equity incentive plan, net	-	-	-	214	(214)	-	-
Net earnings	-	-	14,067	-	-	-	14,067
Change in accumulated other comprehensive income, net of tax	-	-	-	-	-	2,658	2,658
Balance, December 31, 2019	5,912,300	$59,813	70,663	1,588	(1,588)	3,644	134,120

Common stock repurchase	(126,800)	(2,999)	-	-	-	-	(2,999)

Cash dividends declared on common stock	-	-	(4,392)	-	-	-	(4,392)
Restricted stock units exercised	2004	57	-	-	-	-	57
Equity incentive plan, net	-	-	-	208	(208)	-	-
Net earnings	-	-	11,357	-	-	-	11,357
Change in accumulated other comprehensive income, net of tax	-	-	-	-	-	1,756	1,756
Balance, December 31, 2020	5,787,504	$56,871	77,628	1,796	(1,796)	5,400	139,899

Common stock repurchase	(127,597)	(3,605)	-	-	-	-	(3,605)

Cash dividends declared on common stock	-	-	(3,793)			-	(3,793)
Restricted stock units exercised	1,662	39	-	-	-	-	39
Equity incentive plan, net	-	-	-	196	(196)	-	-
Net earnings	-	-	15,133	-	-	-	15,133
Change in accumulated other comprehensive income, net of tax	-	-	-	-	-	(5,304)	(5,304)
Balance, December 31, 2021	5,661,569	$53,305	88,968	1,992	(1,992)	96	142,369

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2021, 2020 and 2019
(Dollars in thousands)

	2021	2020	2019

Cash flows from operating activities:
Net earnings	$15,133	11,357	14,067
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, amortization and accretion	5,569	4,183	3,964
Provision for (recovery of) loan losses	(1,163)	4,259	863
Deferred income taxes	(283)	(560)	164
Gain on sale of investment securities	-	(2,639)	(226)
Gain on sale of other real estate	(21)	-	(6)
Write-down of other real estate	-	47	17
(Gain) loss on sale and writedowns of premises and equipment	(105)	-	239
Restricted stock units expense	181	27	270
Proceeds from sales of loans held for sale	98,365	112,426	56,364
Origination of loans held for sale	(92,863)	(117,148)	(60,101)
Change in:
Cash surrender value of life insurance	(397)	(380)	(383)
Right of use lease asset	738	199	787
Other assets	(498)	(596)	724
Lease liability	(721)	(176)	(762)
Other liabilities	2,965	(1,837)	(2,784)

Net cash provided by operating activities	26,900	9,162	13,197

Cash flows from investing activities:
Purchases of investment securities available for sale	(209,306)	(127,893)	(54,212)
Proceeds from sales, calls and maturities of investment securities
available for sale	9,540	62,408	40,561
Proceeds from paydowns of investment securities available for sale	28,536	19,169	14,489
Purchases of other investments	-	(45)	(45)
Proceeds from paydowns of other investment securities	201	176	176
Net change in FHLB stock	331	(55)	(1)
Net change in loans	64,380	(99,971)	(46,505)
Purchases of premises and equipment	(484)	(2,492)	(2,835)
Purchases of bank owned life insurance	-	(269)	-
Proceeds from sale of premises and equipment	515	-	149
Proceeds from sale of other real estate and repossessions	149	-	42

Net cash used by investing activities	(106,138)	(148,972)	(48,181)

Cash flows from financing activities:
Net change in deposits	191,662	254,569	89,304
Net change in securities sold under agreement to repurchase	10,893	1,980	(33,874)
Proceeds from FHLB borrowings	-	70,000	184,500
Repayments of FHLB borrowings	-	(70,000)	(184,500)
Proceeds from FRB borrowings	1	1	1
Repayments of FRB borrowings	(1)	(1)	(1)
Proceeds from Fed Funds Purchased	162	7,011	100,252
Repayments of Fed Funds Purchased	(162)	(7,011)	(100,252)
Repayments of Junior Subordinated Debentures	-	(155)	(5,000)
Common stock repurchased	(3,605)	(2,999)	(2,490)
Cash dividends paid on common stock	(3,793)	(4,392)	(3,939)

Net cash (used) provided by financing activities	195,157	249,003	44,001

Net change in cash and cash equivalents	115,919	109,193	9,017

Cash and cash equivalents at beginning of period	161,580	52,387	43,370

Cash and cash equivalents at end of period	$277,499	161,580	52,387

PEOPLES BANCORP OF NORTH CAROLINA, INC.
Consolidated Statements of Cash Flows, continued
For the Years Ended December 31, 2021, 2020 and 2019
(Dollars in thousands)

	2021	2020	2019

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$3,224	3,856	3,750
Income taxes	$3,669	2,781	3,206

Noncash investing and financing activities:
Change in unrealized gain on investment securities
available for sale, net	$(5,304)	1,756	2,658
Transfer of loans to other real estate	$-	175	26
Issuance of accrued restricted stock units	$39	57	207
Recognition of lease right of use asset and lease liability	$1,927	942	4,401

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Notes to Consolidated Financial Statements

(1)	Summary of Significant Accounting Policies

Organization

Peoples Bancorp of North Carolina, Inc. (“Bancorp” or the “Company”) has served as the holding company to Peoples Bank (the “Bank”) since 1999.  Bancorp is primarily regulated by the Board of Governors of the Federal Reserve System, and serves as the one-bank holding company for the Bank.

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

Community Bank Real Estate Solutions, LLC (“CBRES”) is a wholly owned subsidiary of the Bank and began operations in 2009 as a “clearing house” for appraisal services for community banks.  Other banks are able to contract with CBRES to find and engage appropriate appraisal companies. In 2019, the Company launched PB Insurance Agency, which is part of CBRES.

PB Real Estate Holdings, LLC (“PBREH”) is a wholly owned subsidiary of the Bank and began operation in 2015.  PBREH acquires, manages and disposes of real property, other collateral and other assets obtained in the ordinary course of collecting debts previously contracted.

The Bank operates three banking offices focused on the Latino population that were formerly operated as a division of the Bank under the name Banco de la Gente (“Banco”).  These offices, which offer the same banking services as our other branches offer, now operate under the same name as our other offices; however, we continue to separately categorize mortgage loans originated from these offices.

Principles of Consolidation

The consolidated financial statements include the financial statements of Bancorp and its wholly owned subsidiary, the Bank, along with the Bank’s wholly owned subsidiaries, PIS, REAS, CBRES and PBREH.  All significant intercompany balances and transactions have been eliminated in consolidation.

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

Correction of an Error

Subsequent to issuance of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, it was identified that the Company’s non-qualified deferred compensation plan had not been properly recorded on the Consolidated Balance Sheets. The deferred compensation plan requires all deferral amounts and contributions to be held in a rabbi trust, and the assets held by the trust should be recorded on the Company’s financial statements along with a corresponding liability.

For balances related to mutual fund investments held in the rabbi trust, the accrued interest receivable and other assets, accrued interest payable and other liabilities, total assets, and total liabilities line items on the Consolidated Balance Sheets were adjusted as of December 31, 2020 to reflect the asset and corresponding liability associated with the portion of the rabbi trust held in mutual fund investments. This resulted in an increase to these line items of $1.3 million. Additionally, an adjustment to the presentation of the Company’s shareholders’ equity on the Consolidated Balance Sheets has been made to disclose the number of shares of Company stock held by the rabbi trust and the cost basis for those shares, as well as a corresponding liability for the deferred compensation as of December 31, 2020.

On the Consolidated Statements of Earnings, basic earnings per share has been adjusted from $1.95 to $2.01 for the year ended December 31, 2020 and from $2.37 to $2.43 for the year ended December 31, 2019. The impact of the changes in the fair value of the mutual funds held in the rabbi trust and the changes in the deferred compensation liability that were not previously recorded were not considered material to the financial statements. These changes to basic earnings per share are also reflected within Note 1 to the financial statements below.

In addition to the adjustments to the presentation of the Company’s shareholders’ equity on the Consolidated Balance Sheets, the Company adjusted the presentation of the Consolidated Statements of Changes in Shareholders’ Equity for all periods presented to reflect the Company shares held within the rabbi trust, as well as the corresponding deferred compensation associated with these shares.

The Company’s Consolidated Statements of Cash Flows were adjusted for the years ended December 31, 2020 and 2019 in order to reflect the changes to other assets and other liabilities made on the Consolidated Balance Sheets.

The adjustments to correct the error noted above were not considered material to the financial statements.

Cash and Cash Equivalents Cash, due from banks, interest-bearing deposits and federal funds sold are considered cash and cash equivalents for cash flow reporting purposes.

Investment Securities

The Company uses three classifications for its investment securities: trading, available for sale, or held to maturity. Trading securities are bought and held principally for sale in the near term. Held to maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All other securities not included in trading or held to maturity are classified as available for sale. At December 31, 2021 and 2020, the Company classified all of its investment securities as available for sale.

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

Allowance for Loan Losses

The allowance for loan losses (“ALLL” or “allowance”) reflects management’s assessment and estimate of the risks associated with extending credit and its evaluation of the quality of the loan portfolio.  The Bank periodically analyzes the loan portfolio in an effort to review asset quality and to establish an allowance that management believes will be adequate in light of anticipated risks and loan losses.  In assessing the adequacy of the allowance, size, quality and risk of loans in the portfolio are reviewed. Other factors considered are:

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

As an additional measure, the Bank engages an independent third party to review the underwriting, documentation and risk grading analyses. This independent third party reviews and evaluates loan relationships greater than or equal to $1.5 million as well as a periodic sample of commercial relationships with exposures below $1.5 million, excluding loans in default, and loans in process of litigation or liquidation.  The third party’s evaluation and report is shared with management and the Board of Directors of the Bank (“Bank Board”).

Management considers certain commercial loans with weak credit risk grades to be individually impaired and measures such impairment based upon available cash flows and the value of the collateral. Allowance or reserve levels are estimated for all other graded loans in the portfolio based on their assigned credit risk grade, type of loan and other matters related to credit risk.

Management uses the information developed from the procedures described above in evaluating and grading the loan portfolio. This continual grading process is used to monitor the credit quality of the loan portfolio and to assist management in estimating the allowance.  The provision for loan losses charged or credited to earnings is based upon management’s judgment of the amount necessary to maintain the allowance at a level appropriate to absorb probable incurred losses in the loan portfolio at the balance sheet date.  The amount each quarter is dependent upon many factors, including growth and changes in the composition of the loan portfolio, net charge-offs, delinquencies, management’s assessment of loan portfolio quality, the value of collateral, and other macro-economic factors and trends.  The evaluation of these factors is performed quarterly by management through an analysis of the appropriateness of the allowance.

The allowance is comprised of three components: specific reserves, general reserves and unallocated reserves.  After a loan has been identified as impaired, management measures impairment.  When the measure of the impaired loan is less than the recorded investment in the loan, the amount of the impairment is recorded as a specific reserve. These specific reserves are determined on an individual loan basis based on management’s current evaluation of the Bank’s loss exposure for each credit, given the appraised value of any underlying collateral. Loans for which specific reserves are provided are excluded from the general allowance calculations as described below.

The general allowance reflects reserves established under GAAP for collective loan impairment.  These reserves are based upon historical net charge-offs using the greater of the last two, three, four, or five years’ loss experience.  This charge-off experience may be adjusted to reflect the effects of current conditions.  The Bank considers information derived from its loan risk ratings and external data related to industry and general economic trends in establishing reserves.  Qualitative factors applied in the Bank’s ALLL model include the impact to the economy from the COVID-19 pandemic and reserves on loans with payment modifications as a result of the COVID-19 pandemic.  At December 31, 2021, there were no loans with existing modifications as a result of the COVID-19 pandemic.  At December 31, 2020, the balance of loans with existing modifications as a result of the COVID-19 pandemic was $18.3 million.  At December 31, 2021, the Bank continues to maintain a pool of loans that were previously modified as a result of the COVID-19 pandemic. The loan balances associated with those loans that were previously modified as a result of the COVID-19 pandemic related modifications have been grouped into their own pool within the Bank’s ALLL model as management considers that they have a higher risk profile, and a higher reserve rate has been applied to this pool. As such, a higher reserve rate has been applied to this pool.  Loans included in this pool totaled $88.7 million and $119.6 million at December 31, 2021 and December 31, 2020, respectively.

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

There were no significant changes in the estimation methods or fundamental assumptions used in the evaluation of the allowance for the year ended December 31, 2021 as compared to the year ended December 31, 2020. Revisions, estimates and assumptions may be made in any period in which the supporting factors indicate that loss levels may vary from the previous estimates.

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

Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loans are excluded from the allowance as PPP loans are 100 percent guaranteed by the SBA.

Various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance. Such agencies may require adjustments to the allowance based on their judgments of information available to them at the time of their examinations.  Management believes it has established the allowance for credit losses pursuant to GAAP, and has taken into account the views of its regulators and the current economic environment.  Management considers the allowance adequate to cover the estimated losses inherent in the Bank’s loan portfolio as of the date of the financial statements. Although management uses the best information available to make evaluations, significant future additions to the allowance may be necessary based on changes in economic and other conditions, thus adversely affecting the operating results of the Company.

Mortgage Banking Activities

Mortgage banking income represents income from the sale of mortgage loans and fees received from borrowers and loan investors related to the Bank’s origination of single-family residential mortgage loans.

Mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of mortgage loans serviced for others was approximately $351,000, $578,000 and $729,000 at December 31, 2021, 2020 and 2019, respectively.  Mortgage servicing rights related to these loans are immaterial for all periods presented.

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

Buildings and improvements	10- 50 years
Furniture and equipment	3 - 10 years

Other Real Estate

Foreclosed assets include all assets received in full or partial satisfaction of a loan.  Foreclosed assets are reported at fair value less estimated selling costs.  Any write-downs at the time of foreclosure are charged to the allowance.  Subsequent to foreclosure, valuations are periodically performed by management, and a valuation allowance is established if fair value less estimated selling costs declines below carrying value.  Costs relating to the development and improvement of the property are capitalized.  Revenues and expenses from operations are included in other expenses.  Changes in the valuation allowance are included in loss on sale and write-down of other real estate.

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

Stock-Based Compensation

The Company has an Omnibus Stock Ownership and Long Term Incentive Plan that was approved by shareholders on May 7, 2009 (the “2009 Plan”) whereby certain stock-based rights, such as stock options, restricted stock, restricted stock units, performance units, stock appreciation rights or book value shares, may be granted to eligible directors and employees.  The 2009 Plan expired on May 7, 2019 but still governs the rights and obligations of the parties for grants made thereunder.  No new awards may be made after May 7, 2019.

The Company granted 16,583 restricted stock units under the 2009 Plan at a grant date fair value of $16.34 per share during the first quarter of 2015.  The Company granted 5,544 restricted stock units under the 2009 Plan at a grant date fair value of $16.91 per share during the first quarter of 2016.  The Company granted 4,114 restricted stock units under the 2009 Plan at a grant date fair value of $25.00 per share during the first quarter of 2017.  The Company granted 3,725 restricted stock units under the 2009 Plan at a grant date fair value of $31.43 per share during the first quarter of 2018.  The Company granted 5,290 restricted stock units under the 2009 Plan at a grant date fair value of $28.43 per share during the first quarter of 2019.  The number of restricted stock units granted and grant date fair values for the restricted stock units granted in 2015 through 2017 have been restated to reflect the 10% stock dividend that was paid in the fourth quarter of 2017.  The Company recognizes compensation expense on the restricted stock units over the vesting period (four years from the grant date for the 2015, 2016, 2017, 2018 and 2019 grants).  The amount of expense recorded each period reflects the changes in the Company’s stock price during such period.  As of December 31, 2021, the total unrecognized compensation expense related to the restricted stock unit grants under the 2009 Plan was $38,000.

The Company also has an Omnibus Stock Ownership and Long Term Incentive Plan that was approved by shareholders on May 7, 2020 (the “2020 Plan”) whereby certain stock-based rights, such as stock options, restricted stock, restricted stock units, performance units, stock appreciation rights or book value shares, may be granted to eligible directors and employees.  A total of 300,000 shares were reserved for possible issuance under the 2020 Plan when it was adopted. As of December 31, 2021, a total of 285,305 shares out of the initial 300,000 shares reserved remain available for future issuance under the 2020 Plan.  No new awards may be made after May 7, 2030 (ten years from the 2020 Plan effective date).

The Company granted 7,635 restricted stock units under the 2020 Plan at a grant date fair value of $17.08 per share during the second quarter of 2020.  The Company granted 7,060 restricted stock units under the 2020 Plan at a grant date fair value of $22.04 per share during the first quarter of 2021.  The Company recognizes compensation expense on the restricted stock units over the vesting period (four years from the grant date for 2020 and 2021 grants).  As of December 31, 2021, the total unrecognized compensation expense related to the restricted stock unit grants under the 2020 Plan was $273,000.

The Company recognized compensation expense for restricted stock units granted under the 2009 Plan and 2020 Plan of $181,000 and $27,000 for the years ended December 31, 2021 and 2020, respectively.  The Company recognized compensation expense for restricted stock units granted under the 2009 Plan of $270,000 for the year ended December 31, 2019.

Net Earnings Per Share

Net earnings per common share is based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per common share. The average market price during the year is used to compute equivalent shares.

The reconciliations of the amounts used in the computation of both “basic earnings per common share” and “diluted earnings per common share” for the years ended December 31, 2021, 2020 and 2019 are as follows:

For the year ended December 31, 2021
	Net Earnings (Dollars in thousands)	Weighted Average Number of Shares	Per Share Amount
Basic earnings per share	$15,133	5,576,099	$2.71
Effect of dilutive securities:
Restricted stock units - unvested	-	13,935
Shares held in deferred comp plan		158,831
Diluted earnings per share	$15,133	5,748,865	$2.63

For the year ended December 31, 2020
	Net Earnings (Dollars in thousands)	Weighted Average Number of Shares	Per Share Amount
Basic earnings per share	$11,357	5,657,025	$2.01
Effect of dilutive securities:
Restricted stock units - unvested	-	14,203
Shares held in deferred comp plan	-	150,394
Diluted earnings per share	$11,357	5,821,622	$1.95

For the year ended December 31, 2019
	Net Earnings (Dollars in thousands)	Weighted Average Number of Shares	Per Share Amount
Basic earnings per share	$14,067	5,799,505	$2.43
Effect of dilutive securities:
Restricted stock units - unvested	-	25,438
Shares held in deferred comp plan	-	141,542
Diluted earnings per share	$14,067	5,966,485	$2.36

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

The following disclosures involve the Company’s material income streams derived from contracts with customers which are within the scope of ASU 2014-09.  Through the Company’s wholly-owned subsidiary, PIS, the Company contracts with a registered investment advisor to perform investment advisory services on behalf of the Company’s customers.  The Company receives commissions from this third party investment advisor based on the volume of business that the Company’s customers do with such investment advisor.  Total revenue recognized from these contracts was $1.0 million, $896,000 and $876,000 for the years ended December 31, 2021, 2020 and 2019, respectively.  The Company utilizes third parties to contract with the Company’s customers to perform debit and credit card clearing services.  These third parties pay the Company commissions based on the volume of transactions that they process on behalf of the Company’s customers.  Total revenue recognized from these contracts with these third parties was $5.0 million, $4.2 million and $4.1 million for the years ended December 31, 2021, 2020 and 2019, respectively.  Through the Company’s wholly-owned subsidiary, REAS, the Company provides property appraisal services for negotiated fee amounts on a per appraisal basis. Total revenue recognized from these contracts with customers was $854,000, $828,000 and $692,000 for the years ended December 31, 2021, 2020 and 2019, respectively. Through the Company’s wholly-owned subsidiary, CBRES, the Company provides appraisal management services.  Total revenue recognized from these contracts with customers was $8.9 million, $6.8 million and $4.5 million for the years ended December 31, 2021, 2020 and 2019, respectively.  Due to the nature of the Company’s relationship with its customers, the Company does not incur costs to obtain contracts and there are no material incremental costs to fulfill these contracts that should be capitalized.

Disaggregation of Revenue.  The Company’s portfolio of services provided to the Company’s customers consists of over 50,000 active contracts.  The Company has disaggregated revenue according to timing of the transfer of service. Total revenue for the year ended December 31, 2021 derived from contracts in which services are transferred at a point in time was approximately $9.3 million.  None of the Company’s revenue is derived from contracts in which services are transferred over time.  Revenue is recognized as the services are provided to the customers.  Economic factors, such as the financial stress impacting businesses and individuals as a result of the COVID-19 pandemic, could affect the nature, amount, and timing of these cash flows, as unfavorable economic conditions could impair a customers’ ability to provide payment for services.  For the Company’s deposit contracts, this risk is mitigated as the Company generally deducts payments from customers’ accounts as services are rendered.  For the Company’s appraisal services, the risk is mitigated in that the appraisal is not released until payment is received.

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

ASU	Description	Effective Date	Effect on Financial Statements or Other Significant Matters
ASU 2019-07: Codification Updates to SEC Sections	Guidance updated for various Topics of the ASC to align the guidance in various SEC sections of the ASC with the requirements of certain SEC final rules.	Effective upon issuance	The adoption of this guidance did not have a material impact on the Company’s results of operations, financial position or disclosures.
ASU 2018-14: Disclosure Framework—Changes to the Disclosure Requirements for Defined Benefit Plans (Subtopic 715-20)	Updates disclosure requirements for employers that sponsor defined benefit pension or other postretirement plans.	January 1, 2021	The adoption of this guidance did not have a material impact on the Company’s results of operations, financial position or disclosures.
ASU 2019-12: Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes

Guidance to simplify accounting for income taxes by removing specific technical exceptions that often produce information investors have a hard time understanding. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance.

		January 1, 2021	The adoption of this guidance did not have a material impact on the Company’s results of operations, financial position or disclosures.

ASU	Description	Effective Date	Effect on Financial Statements or Other Significant Matters

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

		January 1, 2021	The adoption of this guidance did not have a material impact on the Company’s results of operations, financial position or disclosures.

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
ASU 2021-06: Presentation of Financial Statements (Topic 205), Financial Services—Depository and Lending (Topic 942), and Financial Services—Investment Companies (Topic 946)

Amends SEC paragraphs in the Accounting Standards Codification to reflect the issuance of SEC Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses, and No. 33-10835, Update of Statistical Disclosures for Bank and Savings and Loan Registrants.

		Effective upon issuance	The adoption of this guidance did not have a material impact on the Company’s results of operations, financial position or disclosures.

The following tables provide a summary of ASU’s issued by the FASB that the Company has not adopted as of December 31, 2021, which may impact the Company’s financial statements.

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
ASU 2019-10: Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates

Guidance to defer the effective dates for private companies, not-for-profit organizations, and certain smaller reporting companies applying standards on current expected credit losses (CECL), leases and hedging.

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
ASU 2021-05: Leases (Topic 842): Lessors—Certain Leases with Variable Lease Payments, which requires a lessor to classify a lease with variable lease payments that do not depend on an index or rate

Updated guidance that requires a lessor to classify a lease with variable lease payments that do not depend on an index or rate as an operating lease at lease commencement if certain conditions are met

		January 1, 2022	The adoption of this guidance is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

Other accounting standards that have been issued or proposed by FASB or other standards-setting bodies are not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

Reclassification

Certain amounts in the 2020 and 2019 consolidated financial statements have been reclassified to conform to the 2021 presentation.

(2)	Investment Securities

Investment securities available for sale at December 31, 2021 and 2020 are as follows:

(Dollars in thousands)
	December 31, 2020
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Mortgage-backed securities	$143,095	2,812	593	145,314
U.S. Government
sponsored enterprises	7,384	331	208	7,507
State and political subdivisions	87,757	4,758	87	92,428
Total	$238,236	7,901	888	245,249

The current fair value and associated unrealized losses on investments in debt securities with unrealized losses at December 31, 2021 and 2020 are summarized in the tables below, with the length of time the individual securities have been in a continuous loss position.

(Dollars in thousands)
	December 31, 2021
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Treasuries	$7,889	75	-	-	7,889	75
U.S. Government
sponsored enterprises	5,232	15	3,263	170	8,495	185
Mortgage-backed securities	131,483	2,477	19,632	542	151,115	3,019
State and political subdivisions	80,076	1,981	5,922	276	85,998	2,257
Total	$224,680	4,548	28,817	988	253,497	5,536

(Dollars in thousands)
	December 31, 2020
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$80,827	565	4,762	28	85,589	593
U.S. Government
sponsored enterprises	-	-	4,193	208	4,193	208
State and political subdivisions	7,126	87	-	-	7,126	87
Total	$87,953	652	8,955	236	96,908	888

At December 31, 2021, unrealized losses in the investment securities portfolio relating to debt securities totaled $5.5 million.  The unrealized losses on these debt securities arose due to changing interest rates and are considered to be temporary.  From the December 31, 2021 tables above, both of the U.S. Treasury securities, 70 of the 146 securities issued by state and political subdivisions contained unrealized losses and 54 of the 99 securities issued by U.S. Government sponsored enterprises, including mortgage-backed securities, contained unrealized losses.  These unrealized losses are considered temporary because of acceptable financial condition and results of operations on each security and the repayment sources of principal and interest on U.S. Government sponsored enterprises, including mortgage-backed securities, are government backed.

The Company periodically evaluates its investments for any impairment which would be deemed other-than-temporary. No investment impairments were deemed other-than-temporary in 2021, 2020 or 2019.

The amortized cost and estimated fair value of investment securities available for sale at December 31, 2021, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

December 31, 2021
(Dollars in thousands)
	Amortized Cost	Fair Value
Due within one year	$8,051	8,081
Due from one to five years	11,759	12,274
Due from five to ten years	127,903	129,832
Due after ten years	40,307	39,210
Mortgage-backed securities	218,402	217,152
Total	$406,422	406,549

During 2021, no securities available for sale were sold.  During 2020, proceeds from sales of securities available for sale were $56.3 million and resulted in gross gains of $2.7 million and gross losses of $56,000.  During 2019, proceeds from sales of securities available for sale were $20.7 million and resulted in gross gains of $230,000 and gross losses of $4,000.

Securities with a fair value of approximately $98.6 million and $77.3 million at December 31, 2021 and 2020, respectively, were pledged to secure public deposits, FHLB borrowings and for other purposes as required by law.

GAAP establishes a framework for measuring fair value and expands disclosures about fair value measurements. There is a three-level fair value hierarchy for fair value measurements.  Level 1 inputs are quoted prices in active markets for identical assets or liabilities that a company has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability.  The table below presents the balance of securities available for sale, which are measured at fair value on a recurring basis by level within the fair value hierarchy as of December 31, 2021 and 2020.

(Dollars in thousands)
	December 31, 2021
	Fair Value Measurements	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
U. S Treasuries	$7,889	-	7,889	-
U.S. Government
sponsored enterprises	$14,267	-	14,267	-
Mortgage-backed securities	$217,152	-	217,152	-
State and political subdivisions	$167,241	-	167,241	-

(Dollars in thousands)
	December 31, 2020
	Fair Value Measurements	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage-backed securities	$145,314	-	145,314	-
U.S. Government
sponsored enterprises	$7,507	-	7,507	-
State and political subdivisions	$92,428	-	92,428	-

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

(3)	Loans

Major classifications of loans at December 31, 2021 and 2020 are summarized as follows:

(Dollars in thousands)
	December 31, 2021	December 31, 2020
Real estate loans:
Construction and land development	$95,760	94,124
Single-family residential	266,111	272,325
Single-family residential -
Banco de la Gente non-traditional	23,147	26,883
Commercial	337,841	332,971
Multifamily and farmland	58,366	48,880
Total real estate loans	781,225	775,183

Loans not secured by real estate:
Commercial loans	91,172	161,740
Farm loans	796	855
Consumer loans	6,436	7,113
All other loans	5,240	3,748

Total loans	884,869	948,639

Less allowance for loan losses	(9,355)	(9,908)

Total net loans	$875,514	938,731

The above table includes deferred costs, net of deferred fees, totaling $198,000 at December 31, 2021 including $945,000 in deferred PPP loan fees.  The above table includes deferred fees, net of deferred costs, totaling $1.4 million at December 31, 2020 including $2.6 million in deferred PPP loan fees.

The Bank makes loans and extensions of credit primarily within the Catawba Valley region of North Carolina, which encompasses Catawba, Alexander, Iredell and Lincoln counties and also in Mecklenburg, Wake, Rowan and Forsyth counties of North Carolina.  Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate, the value of which is dependent upon the real estate market.  Risk characteristics of the major components of the Bank’s loan portfolio are discussed below:

•

Construction and land development loans – The risk of loss is largely dependent on the initial estimate of whether the property’s value at completion equals or exceeds the cost of property construction and the availability of take-out financing. During the construction phase, a number of factors can result in delays or cost overruns. If the estimate is inaccurate or if actual construction costs exceed estimates, the value of the property securing the loan may be insufficient to ensure full repayment when completed through a permanent loan, sale of the property, or by seizure of collateral. As of December 31, 2021, construction and land development loans comprised approximately 11% of the Bank’s total loan portfolio.

•

Single-family residential loans – Declining home sales volumes, decreased real estate values and higher than normal levels of unemployment could contribute to losses on these loans. As of December 31, 2021, single-family residential loans comprised approximately 33% of the Bank’s total loan portfolio, including Banco single-family residential non-traditional loans which were approximately 3% of the Bank’s total loan portfolio.

•

Commercial real estate loans – Repayment is dependent on income being generated in amounts sufficient to cover operating expenses and debt service. These loans also involve greater risk because they are generally not fully amortizing over the loan period, but rather have a balloon payment due at maturity. A borrower’s ability to make a balloon payment typically will depend on being able to either refinance the loan or timely sell the underlying property. As of December 31, 2021, commercial real estate loans comprised approximately 38% of the Bank’s total loan portfolio.

•

Commercial loans – Repayment is generally dependent upon the successful operation of the borrower’s business. In addition, the collateral securing the loans may depreciate over time, be difficult to appraise, be illiquid, or fluctuate in value based on the success of the business. As of December 31, 2021, commercial loans comprised approximately 10% of the Bank’s total loan portfolio, including $18.0 million in PPP loans.

•

Multifamily and farmland loans – Decreased real estate values and higher than normal levels of unemployment could contribute to losses on these loans. As of December 31, 2021, construction and land development loans comprised approximately 7% of the Bank’s total loan portfolio.

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

On March 27, 2020, President Trump signed the CARES Act, which established a $2 trillion economic stimulus package, including cash payments to individuals, supplemental unemployment insurance benefits and a $349 billion loan program administered through the PPP. Under the PPP, small businesses, sole proprietorships, independent contractors and self-employed individuals were able to apply for loans from existing SBA lenders and other approved regulated lenders, subject to certain limitations and eligibility criteria. A second round of PPP funding, provided $320 billion additional funding for the PPP.  The Bank participated as a lender in the PPP.  Total PPP loans originated as of December 31, 2021 amounted to $128.1 million.  The outstanding balance of PPP loans was $18.0 million and $75.8 million at December 31, 2021 and December 31, 2020, respectively.  Through December 31, 2021, the Bank has received $5.7 million in fees from the SBA for PPP loans originated..  The Bank recognized $3.4 million and $1.4 million of PPP loan fee income for the years ended December 31, 2021 and 2020 respectively.

The following tables present an age analysis of past due loans, by loan type, as of December 31, 2021 and 2020:

December 31, 2021
(Dollars in thousands)
	Loans 30-89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Total Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
Real estate loans:
Construction and land development	$-	-	-	95,760	95,760	-
Single-family residential	2,323	634	2,957	263,154	266,111	-
Single-family residential -
Banco de la Gente non-traditional	2,593	112	2,705	20,442	23,147	-
Commercial	488	-	488	337,353	337,841	-
Multifamily and farmland	-	-	-	58,366	58,366	-
Total real estate loans	5,404	746	6,150	775,075	781,225	-

Loans not secured by real estate:
Commercial loans	43	-	43	91,129	91,172	-
Farm loans	-	-	-	796	796	-
Consumer loans	38	-	38	6,398	6,436	-
All other loans	-	-	-	5,240	5,240	-
Total loans	$5,485	746	6,231	878,638	884,869	-

December 31, 2020
(Dollars in thousands)
	Loans 30-89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Total Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
Real estate loans:
Construction and land development	$298	-	298	93,826	94,124	-
Single-family residential	3,660	270	3,930	268,395	272,325	-
Single-family residential -
Banco de la Gente non-traditional	3,566	105	3,671	23,212	26,883	-
Commercial	36	-	36	332,935	332,971	-
Multifamily and farmland	-	-	-	48,880	48,880	-
Total real estate loans	7,560	375	7,935	767,248	775,183	-

Loans not secured by real estate:
Commercial loans	-	-	-	161,740	161,740	-
Farm loans	-	-	-	855	855	-
Consumer loans	45	2	47	7,066	7,113	-
All other loans	-	-	-	3,748	3,748	-
Total loans	$7,605	377	7,982	940,657	948,639	-

The following table presents the Bank’s non-accrual loans as of December 31, 2021 and 2020:

(Dollars in thousands)
	December 31, 2021	December 31, 2020
Real estate loans:
Construction and land development	$-	-
Single-family residential	1,642	1,266
Single-family residential -
Banco de la Gente non-traditional	1,232	1,709
Commercial	200	440
Multifamily and farmland	105	117
Total real estate loans	3,179	3,532

Loans not secured by real estate:
Commercial loans	49	212
Consumer loans	2	14
Total	$3,230	3,758

At the end of each reporting period, the Bank determines which loans are impaired.  Accordingly, the Bank’s impaired loans are reported at their estimated fair value on a non-recurring basis.  An allowance for each impaired loan that is collateral-dependent is calculated based on the fair value of its collateral.  The fair value of the collateral is based on appraisals performed by REAS, a subsidiary of the Bank.  REAS is staffed by certified appraisers who also perform appraisals for third parties.  Factors, including the assumptions and techniques utilized by the appraiser, are considered by management in determining the fair value of collateral.  If the recorded investment in the impaired loan exceeds the measure of fair value of the collateral, a valuation allowance is recorded as a component of the allowance for loan losses.  An allowance for each impaired loan that is not collateral dependent is calculated based on the present value of projected cash flows.  If the recorded investment in the impaired loan exceeds the present value of projected cash flows, a valuation allowance is recorded as a component of the allowance for loan losses.  Impaired loans under $250,000 are not individually evaluated for impairment with the exception of the Bank’s Troubled Debt Restructurings (“TDR loans”) in the residential mortgage loan portfolio, which are individually evaluated for impairment.  Impaired loans collectively evaluated for impairment totaled $5.3 million, $5.8 million and $5.3 million at December 31, 2021, 2020 and 2019, respectively.  Accruing impaired loans were $18.3 and $21.3 million at December 31, 2021 and December 31, 2020, respectively.  Interest income recognized on accruing impaired loans was $1.0 million and $1.2 million for the years ended December 31, 2021 and 2020, respectively.  No interest income is recognized on non-accrual impaired loans subsequent to their classification as non-accrual.

The following tables present the Bank’s impaired loans as of December 31, 2021, 2020 and 2019:

December 31, 2021
(Dollars in thousands)

	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Recorded Investment in Impaired Loans	Related Allowance	Average Outstanding Impaired Loans	YTD Interest Income Recognized
Real estate loans:
Construction and land development	$73	-	73	73	3	82	6
Single-family residential	5,138	524	4,374	4,898	86	6,017	253
Single-family residential -
Banco de la Gente non-traditional	11,753	-	10,922	10,922	687	10,325	609
Commercial	2,138	435	1,608	2,043	11	2,385	109
Multifamily and farmland	113	-	105	105	-	110	6
Total impaired real estate loans	19,215	959	17,082	18,041	787	18,919	983

Loans not secured by real estate:
Commercial loans	282	49	170	219	2	271	19
Consumer loans	8	-	4	4	-	11	1
Total impaired loans	$19,505	1,008	17,256	18,264	789	19,201	1,003

December 31, 2020
(Dollars in thousands)

	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Recorded Investment in Impaired Loans	Related Allowance	Average Outstanding Impaired Loans	YTD Interest Income Recognized
Real estate loans:
Construction and land development	$108	-	108	108	4	134	8
Single-family residential	5,302	379	4,466	4,845	33	4,741	262
Single-family residential -
Banco de la Gente non-traditional	13,417	-	12,753	12,753	862	13,380	798
Commercial	2,999	1,082	1,891	2,973	14	2,940	139
Multifamily and farmland	119	-	117	117	-	29	6
Total impaired real estate loans	21,945	1,461	19,335	20,796	913	21,224	1,213

Loans not secured by real estate:
Commercial loans	515	211	244	455	5	564	32
Consumer loans	41	-	37	37	1	60	5
Total impaired loans	$22,501	1,672	19,616	21,288	919	21,848	1,250

December 31, 2019
(Dollars in thousands)

	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Recorded Investment in Impaired Loans	Related Allowance	Average Outstanding Impaired Loans	YTD Interest Income Recognized
Real estate loans:
Construction and land development	$183	-	183	183	7	231	12
Single-family residential	5,152	403	4,243	4,646	36	4,678	269
Single-family residential -
Banco de la Gente non-traditional	15,165	-	14,371	14,371	944	14,925	956
Commercial	1,879	-	1,871	1,871	7	1,822	91
Total impaired real estate loans	22,379	403	20,668	21,071	994	21,656	1,328

Loans not secured by real estate:
Commercial loans	180	92	84	176	-	134	9
Consumer loans	100	-	96	96	2	105	7
Total impaired loans	$22,659	495	20,848	21,343	996	21,895	1,344

The fair value measurements for mortgage loans held for sale, impaired loans and other real estate on a non-recurring basis at December 31, 2021 and 2020 are presented below.  The Bank’s valuation methodology is discussed in Note 16.

(Dollars in thousands)
	Fair Value Measurements December 31, 2021	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage loans held for sale	$3,637	-	-	3,637
Impaired loans	$17,475	-	-	17,475

(Dollars in thousands)
	Fair Value Measurements December 31, 2020	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage loans held for sale	$9,139	-	-	9,139
Impaired loans	$20,369	-	-	20,369
Other real estate	$128	-	-	128

(Dollars in thousands)
	Fair Value December 31, 2021	Fair Value December 31, 2020	Valuation Technique	Significant Unobservable Inputs	General Range of Significant Unobservable Input Values
Mortgage loans held for sale	$3,637	$9,139	Rate lock commitment	N/A	N/A
Impaired loans	$17,475	$20,369	Appraised value and discounted cash flows	Discounts to reflect current market conditions and ultimate collectability	0 - 25%
Other real estate	$-	$128	Appraised value	Discounts to reflect current market conditions and estimated costs to sell	0 - 25%

The following table presents changes in the allowance for loan losses for the year ended December 31, 2021.  PPP loans are excluded from the allowance for loan losses as PPP loans are 100 percent guaranteed by the SBA.

(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single-Family Residential	Single-Family Residential - Banco de la Gente Non-traditional	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer and All Other	Unallocated	Total
Twelve months ended December 31,2021
Allowance for loan losses:
Beginning balance	$1,196	1,843	1,052	2,212	122	1,345	-	128	2,010	9,908
Charge-offs	-	(89)	-	-	-	(293)	-	(380)	-	(762)
Recoveries	121	271	-	52	3	786	-	139	-	1,372
Provision	(124)	(12)	(188)	(30)	25	(1,127)	-	223	70	(1,163)
Ending balance	$1,193	2,013	864	2,234	150	711	-	110	2,080	9,355

Allowance for loan losses December 31, 2021
Ending balance: individually
evaluated for impairment	$1	57	672	7	-	-	-	-	-	737
Ending balance: collectively
evaluated for impairment	1,192	1,956	192	2,227	150	711	-	110	2,080	8,618
Ending balance	$1,193	2,013	864	2,234	150	711	-	110	2,080	9,355

Loans at December 31, 2021
Ending balance	$95,760	266,111	23,147	337,841	58,366	91,172	796	11,676	-	884,869

Ending balance: individually
evaluated for impairment	$6	1,633	9,795	1,437	-	49	-	-	-	12,920
Ending balance: collectively
evaluated for impairment	$95,754	264,478	13,352	336,404	58,366	91,123	796	11,676	-	871,949

Changes in the allowance for loan losses for the year ended December 31, 2020 were as follows:

(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single-Family Residential	Single-Family Residential - Banco de la Gente Non-traditional	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer and All Other	Unallocated	Total
Twelve months ended December 31, 2020
Allowance for loan losses:
Beginning balance	$694	1,274	1,073	1,305	120	688	-	138	1,388	6,680
Charge-offs	(5)	(65)	-	(7)	-	(903)	-	(434)	-	(1,414)
Recoveries	36	70	-	70	-	34	-	173	-	383
Provision	471	564	(21)	844	2	1,526	-	251	622	4,259
Ending balance	$1,196	1,843	1,052	2,212	122	1,345	-	128	2,010	9,908

Allowance for loan losses December 31, 2020
Ending balance: individually
evaluated for impairment	$1	4	844	8	-	-	-	-	-	857
Ending balance: collectively
evaluated for impairment	1,195	1,839	208	2,204	122	1,345	-	128	2,010	9,051
Ending balance	$1,196	1,843	1,052	2,212	122	1,345	-	128	2,010	9,908

Loans at December 31, 2020
Ending balance	$94,124	272,325	26,883	332,971	48,880	161,740	855	10,861	-	948,639

Ending balance: individually
evaluated for impairment	$7	1,558	11,353	2,118	-	212	-	-	-	15,248
Ending balance: collectively
evaluated for impairment	$94,117	270,767	15,530	330,853	48,880	161,528	855	10,861	-	933,391

Changes in the allowance for loan losses for the year ended December 31, 2019 were as follows:

(Dollars in thousands)
December 31, 2019	Real Estate Loans
	Construction and Land Development	Single-Family Residential	Single-Family Residential - Banco de la Gente Non-traditional	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer and All Other	Unallocated	Total
Twelve months ended December 31, 2019
Allowance for loan losses:
Beginning balance	$813	1,325	1,177	1,278	83	626	-	161	982	6,445
Charge-offs	(21)	(42)	-	(1)	-	(389)	-	(623)	-	(1,076)
Recoveries	45	66	-	49	-	83	-	205	-	448
Provision	(143)	(75)	(104)	(21)	37	368	-	395	406	863
Ending balance	$694	1,274	1,073	1,305	120	688	-	138	1,388	6,680

Allowance for loan losses December 31, 2019
Ending balance: individually
evaluated for impairment	$2	6	925	4	-	-	-	-	-	937
Ending balance: collectively
evaluated for impairment	692	1,268	148	1,301	120	688	-	138	1,388	5,743
Ending balance	$694	1,274	1,073	1,305	120	688	-	138	1,388	6,680

Loans at December 31, 2019
Ending balance	$92,596	269,475	30,793	291,255	48,090	100,263	1,033	16,369	-	849,874

Ending balance: individually
evaluated for impairment	$10	1,697	12,899	1,365	-	92	-	-	-	16,063
Ending balance: collectively
evaluated for impairment	$92,586	267,778	17,894	289,890	48,090	100,171	1,033	16,369	-	833,811

Impaired loans collectively evaluated for impairment totaled $5.3 million, $5.8 million and $5.3 million at December 31, 2021, 2020 and 2019, respectively and are included in the tables above. Allowance on impaired loans collectively evaluated for impairment totaled $52,000, $61,000 and $59,000 at December 31, 2021, 2020 and 2019, respectively.

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

The following tables present the credit risk profile of each loan type based on internally assigned risk grades as of December 31, 2021 and 2020.

December 31, 2021
(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single-Family Residential	Single-Family Residential - Banco de la Gente non-traditional	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer	All Other	Total

1- Excellent Quality	$-	5,923	-	-	-	371	-	581	-	6,875
2- High Quality	11,752	109,337	-	28,546	19	16,177	-	2,039	1,309	169,179
3- Good Quality	80,325	129,856	8,712	272,786	54,945	68,183	792	3,510	3,931	623,040
4- Management Attention	3,534	14,964	10,478	30,937	2,754	5,214	4	284	-	68,169
5- Watch	76	2,464	1,703	4,938	543	1,177	-	1	-	10,902
6- Substandard	73	3,567	2,254	634	105	50	-	21	-	6,704
7- Doubtful	-	-	-	-	-	-	-	-	-	-
8- Loss	-	-	-	-	-	-	-	-	-	-
Total	$95,760	266,111	23,147	337,841	58,366	91,172	796	6,436	5,240	884,869

December 31, 2020
(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single-Family Residential	Single-Family Residential - Banco de la Gente non-traditional	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer	All Other	Total

1- Excellent Quality	$228	9,867	-	-	-	406	-	678	-	11,179
2- High Quality	9,092	121,331	-	40,569	22	19,187	-	2,237	1,563	194,001
3- Good Quality	76,897	115,109	10,170	241,273	44,890	128,727	832	3,826	1,477	623,201
4- Management Attention	4,917	20,012	12,312	39,370	3,274	11,571	23	336	708	92,523
5- Watch	2,906	2,947	1,901	10,871	694	1,583	-	6	-	20,908
6- Substandard	84	3,059	2,500	888	-	266	-	30	-	6,827
7- Doubtful	-	-	-	-	-	-	-	-	-	-
8- Loss	-	-	-	-	-	-	-	-	-	-
Total	$94,124	272,325	26,883	332,971	48,880	161,740	855	7,113	3,748	948,639

Past due TDR loans and non-accrual TDR loans totaled $2.2 million and $3.8 million at December 31, 2021 and December 31, 2020, respectively.  The terms of these loans have been renegotiated to provide a concession to original terms, including a reduction in principal or interest as a result of the deteriorating financial position of the borrower.  There were no performing loans classified as TDR loans at December 31, 2021 and December 31, 2020.

There were no new TDR modifications during the years ended December 31, 2021 and 2020.

There were no TDR loans with a payment default occurring within 12 months of the restructure date, and the payment default occurring during the years ended December 31, 2021 and 2020.  TDR loans are deemed to be in default if they become past due by 90 days or more.

There were no loans at December 31, 2021 with modifications as a result of the COVID-19 pandemic.  By way of comparison, at December 31, 2020, the balance of loans with existing modifications as a result of the COVID-19 pandemic was $18.3 million.  The Bank continues to track all loans that were previously modified as a result of the COVID-19 pandemic.  The loan balances associated with those loans that were previously modified as a result of the COVID-19 pandemic have been grouped into their own pool within the Bank’s ALLL model as management considers that they have a higher risk profile, and a higher reserve rate has been applied to this pool.  Loans included in this pool totaled $88.7 million at December 31, 2021.  The full effects of stimulus in the current environment are still unknown, and additional losses in this pool of loans may be present but not as yet identified.  At December 31, 2020, the balance for all loans that were then currently modified or previously modified but returned to their original terms was $119.6 million.  The $30.9 million decrease from December 31, 2020 to December 31, 2021 in the balance of currently or previously modified loans that had returned to their original terms is primarily due to loans paid off during the year ended December 31, 2021. Loan payment modifications associated with the COVID-19 pandemic are not classified as TDR due to Section 4013 of the CARES Act, which provides that a qualified loan modification is exempt by law from classification as a TDR pursuant to GAAP.

(4)	Premises and Equipment

Major classifications of premises and equipment at December 31, 2021 and 2020 are summarized as follows:

(Dollars in thousands)
	2021	2020

Land	$3,857	3,970
Buildings and improvements	18,359	18,804
Furniture and equipment	25,420	26,565
Construction in process	-	10

Total premises and equipment	47,636	49,349

Less accumulated depreciation	(31,532)	(30,749)

Total net premises and equipment	$16,104	18,600

The Bank recognized depreciation expense totaling $2.6 million, $2.5 million and $2.3 million for the years ended December 31, 2021, 2020 and 2019, respectively.

The Bank had $105,000 net gains on the sale of and write-downs on premises and equipment for the year ended December 31, 2021.  The Bank had no gains or losses on the sale of or write-downs on premises and equipment for the year ended December 31, 2020.  The Bank had $239,000 net losses on the sale of and write-downs on premises and equipment for the year ended December 31, 2019.

(5)	Leases

The Bank leases various office spaces for banking and operational facilities and equipment under operating lease arrangements.

Total rent expense was approximately $703,000, $880,000and $949,000 for the years ended December 31, 2021, 2020 and 2019, respectively.

As of December 31, 2021, the Bank had operating right of use assets of $4.6 million and operating lease liabilities of $4.7 million. The Bank maintains operating leases on land and buildings for some of the Bank’s branch facilities and loan production offices.  Most leases include one option to renew, with renewal terms extending up to 15 years. The exercise of renewal options is based on the judgment of management as to whether or not the renewal option is reasonably certain to be exercised.  Factors in determining whether an option is reasonably certain of exercise include, but are not limited to, the value of leasehold improvements, the value of renewal rates compared to market rates, and the presence of factors that would cause a significant economic penalty to the Bank if the option is not exercised. Leases with a term of 12 months or less are not recorded on the balance sheet and instead are recognized in lease expense on a straight-line basis over the lease term.

The following table presents lease cost and other lease information as of December 31, 2021.

(Dollars in thousands)
December 31, 2021

Operating lease cost	$737

Other information:
Cash paid for amounts included in the measurement of lease liabilities	717
Operating cash flows from operating leases	-
Right-of-use assets obtained in exchange for new lease liabilities - operating leases	1,927
Weighted-average remaining lease term - operating leases	8.02
Weighted-average discount rate - operating leases	2.39%

The following table presents lease maturities as of December 31, 2021.

(Dollars in thousands)

Maturity Analysis of Operating Lease Liabilities:	December 31, 2021

2022	$740
2023	746
2024	691
2025	635
2026	518
Thereafter	1,838
Total	5,168
Less: Imputed Interest	(491)
Operating Lease Liability	$4,677

(6)	Time Deposits

At December 31, 2021, the scheduled maturities of time deposits are as follows:

(Dollars in thousands)

2022	$51,615
2023	21,461
2024	20,663
2025	3,822
2026 and thereafter	3,689
Total	$101,250

At December 31, 2021 and 2020, the Bank had approximately $11.1 million and $12.4 million, respectively, in time deposits purchased through third party brokers, including certificates of deposit participated through the Certificate of Deposit Account Registry Service (“CDARS”) on behalf of local customers.  CDARS balances totaled $3.0 million and $4.3 million as of December 31, 2021 and 2020, respectively.  The weighted average rate of brokered deposits as of December 31, 2021 and 2020 was 1.49% and 1.43%, respectively.

(7)	Federal Home Loan Bank (FHLB) and Federal Reserve Bank Borrowings

The Bank had no borrowings from the FHLB at December 31, 2021 and 2020.  FHLB borrowings are collateralized by a blanket assignment on all residential first mortgage loans, home equity lines of credit and loans secured by multi-family real estate that the Bank owns.  At December 31, 2021, the carrying value of loans pledged as collateral totaled approximately $137.4 million.  The remaining availability under the line of credit with the FHLB was $90.9million at December 31, 2021.  The Bank incurred a $1.1 million prepayment penalty on the prepayment of a $70.0 million FHLB advance in 2020.

The Bank is required to purchase and hold certain amounts of FHLB stock in order to obtain FHLB borrowings. No ready market exists for the FHLB stock, and it has no quoted market value. The stock is redeemable at $100 per share subject to certain limitations set by the FHLB. The Bank owned $707,000and $1.0 million of FHLB stock, included in other investments, at December 31, 2021 and 2020, respectively.

As of December 31, 2021 and 2020, the Bank had no borrowings from the Federal Reserve Bank (“FRB”).  FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB.  At December 31, 2021, the carrying value of loans pledged as collateral totaled approximately $475.2 million.  Availability under the line of credit with the FRB was $346.2 million at December 31, 2021.

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

The trust preferred securities issued by PEBK Trust II accrue and pay interest quarterly at a floating rate of three-month LIBOR plus 163 basis points.  The Company has guaranteed distributions and other payments due on the trust preferred securities.  The net combined effect of all the documents entered into in connection with the trust preferred securities is that the Company is liable to make the distributions and other payments required on the trust preferred securities.

These trust preferred securities are mandatorily redeemable upon maturity of the debentures on June 28, 2036.  The Company has the right to redeem the debentures purchased by PEBK Trust II, in whole or in part, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount plus any accrued but unpaid interest.

The Company has no financial instruments tied to LIBOR other than the trust preferred securities issued by PEBK Trust II, which are tied to three-month LIBOR.  The one-week and two-month U.S. dollar-denominated (USD) LIBOR rates ceased to be published on December 31, 2021.  The overnight, one-month, three-month, nine-month, and 12-month USD LIBOR rates will continue to be published through June 30, 2023.

(9)	Income Taxes

The provision for income taxes is summarized as follows:

(Dollars in thousands)
	2021	2020	2019
Current expense	$4,079	3,049	2,972
Deferred income tax expense	(283)	(560)	164
Total income tax	$3,796	2,489	3,136

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to earnings before income taxes are as follows:

(Dollars in thousands)
	2021	2020	2019
Tax expense at statutory rate	$3,975	2,908	3,613
State income tax, net of federal income tax effect	339	261	351
Tax-exempt interest income	(497)	(649)	(802)
Increase in cash surrender value of life insurance	(83)	(80)	(81)
Tax credits	(234)	(234)	-
Nondeductible interest and other expense	30	46	40
Other	266	237	15
Total	$3,796	2,489	3,136

The following summarizes the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities.  The net deferred tax asset is included as a component of other assets at December 31, 2021 and 2020.

(Dollars in thousands)
	2021	2020
Deferred tax assets:
Allowance for loan losses	$2,149	2,276
Accrued retirement expense	1,148	1,190
Restricted stock	209	190
Interest income on nonaccrual loans	2	1
Lease liability	1,075	798
Total gross deferred tax assets	4,583	4,455

Deferred tax liabilities:
Deferred loan fees	263	284
Accumulated depreciation	563	873
Prepaid expenses	4	5
ROU Asset	1,060	787
Other	(55)	41
Unrealized gain on available for sale securities	29	1,611
Total gross deferred tax liabilities	1,864	3,601

Net deferred tax asset	$2,719	854

The Company has analyzed the tax positions taken or expected to be taken in its tax returns and has concluded that it has no liability related to uncertain tax positions.

As of December 31, 2021, the Company’s Federal income tax filings for years 2018 through 2021  open to audit by the Internal Revenue Service.  The Company’s North Carolina income tax returns are currently under audit for tax year 2014-2016, tax years 2018, 2019, 2020 and 2021 remain open to audit by the North Carolina Department of Revenue.

(10)	Related Party Transactions

The Company conducts transactions with its directors and executive officers, including companies in which they have beneficial interests, in the normal course of business. In accordance with Regulation O of the Federal Reserve, it is the policy of the Bank that loan transactions with directors and officers are made on substantially the same terms as those prevailing at the time made for comparable loans to other persons. The following is a summary of activity for related party loans for 2021 and 2020:

(Dollars in thousands)
	2021	2020
Beginning balance	$1,852	3,472
New loans	3,636	4,189
Repayments	(2,801)	(5,809)
Ending balance	$2,687	1,852

At December 31, 2021 and 2020, the Company had deposit relationships with related parties of approximately $43.4 million and $44.5 million, respectively.

A director of the Company has a membership interest in a company that previously leased two branch facilities to the Bank.  The Bank purchased these branch facilities in September 2020.  The Bank’s lease payments for these facilities totaled $173,000 for the year ended December 31, 2020.

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

In most cases, the Bank requires collateral or other security to support financial instruments with credit risk.

(Dollars in thousands)
	Contractual Amount
	2021	2020
Financial instruments whose contract amount represent credit risk:

Commitments to extend credit	$304,258	299,039

Standby letters of credit	$4,892	4,745

Commitments to extend credit are conditional agreements to lend to a customer.  Commitments generally have fixed expiration dates and because they may expire without being drawn upon, the total commitment amount of $309.2 million does not necessarily represent future cash requirements.

Standby letters of credit are conditional commitments issued by the Bank to pay a third party on behalf of a customer. Those letters of credit are primarily issued to businesses in the Bank’s delineated market area. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds real estate, equipment, automobiles and customer deposits as collateral supporting those commitments for which collateral is deemed necessary.

In the normal course of business, the Company is a party (both as plaintiff and defendant) to a number of lawsuits. In the opinion of management and counsel, none of these cases should have a material adverse effect on the financial position of the Company.

The Company and the Bank have entered into employment agreements with certain key employees. The agreements, among other things, include salary, bonus, incentive compensation, and change in control provisions.

The Company has $110.5 million available for the purchase of overnight federal funds from five correspondent financial institutions as of December 31, 2021.

At December 31, 2017, the Bank committed to invest $3.0 million in an income tax credit partnership owning and developing two multifamily housing developments in Charlotte, North Carolina, with $1.5 million allocated to each property.  As of December 31, 2021, the Bank has funded $2.9 million of this commitment.  At December 31, 2021, the Bank had $2.2 million in unfunded commitments for SBA Small Business Investment Company (“SBIC”) investments.

(12)	Employee and Director Benefit Programs

The Bank has a profit sharing and 401(k) plan for the benefit of substantially all employees subject to certain minimum age and service requirements. Under the 401(k) plan, the Bank matched employee contributions to a maximum of 4.00% of annual compensation in 2019, 2020 and 2021.  The Company’s contribution pursuant to this formula was approximately $709,000, $692,000and $691,000 for the years ended December 31, 2021, 2020 and 2019, respectively.  Investments made available under the 401(k) plan are determined by a committee comprised of senior management.  No investments in Company stock are available under the 401(k) plan. Contributions to the 401(k) plan are vested immediately.

In December 2001, the Company initiated a retirement benefit plan to provide retirement benefits to key officers and its Board of Directors and to provide death benefits for their designated beneficiaries.  Under the postretirement benefit plan, the Company purchased life insurance policies on the lives of the key officers and each director.  The increase in cash surrender value of the policies constitutes the Company’s contribution to the postretirement benefit plan each year.  Postretirement benefit plan participants are to be paid annual benefits for a specified number of years commencing upon retirement. Expenses incurred for benefits relating to the postretirement benefit plan were approximately $477,000, $388,000and $361,000for the years ended December 31, 2021, 2020 and 2019, respectively.

The Company is currently paying medical benefits for certain retired employees. The Company did not incur any postretirement medical benefits expense in 2021, 2020 and 2019 due to an excess accrual balance.

The following table sets forth the change in the accumulated benefit obligation for the Company’s two postretirement benefit plans described above:

(Dollars in thousands)
	2021	2020

Benefit obligation at beginning of period	$4,870	4,700
Service cost	359	323
Interest cost	70	63
Benefits paid	(288)	(216)

Benefit obligation at end of period	$5,011	4,870

The amounts recognized in the Company’s Consolidated Balance Sheet as of December 31, 2021 and 2020 are shown in the following two tables:

(Dollars in thousands)
	2021	2020

Benefit obligation	$5,011	4,870
Fair value of plan assets	-	-

(Dollars in thousands)
	2021	2020

Funded status	$(5,011)	(4,870)
Unrecognized prior service cost/benefit	-	-
Unrecognized net actuarial loss	-	-

Net amount recognized	$(5,011)	(4,870)

Unfunded accrued liability	$(5,011)	(4,870)
Intangible assets	-	-
Net amount recognized	$(5,011)	(4,870)

Net periodic benefit cost of the Company’s postretirement benefit plans for the years ended December 31, 2021, 2020 and 2019 consisted of the following:

(Dollars in thousands)
	2021	2020	2019

Service cost	$359	323	299
Interest cost	70	63	58

Net periodic cost	$429	386	357

Weighted average discount rate assumption
used to determine benefit obligation	5.50%	5.49%	5.49%

The Company paid benefits under the two postretirement plans totaling $288,000 and $216,000 during the years ended December 31, 2021 and 2020, respectively.  Information about the expected benefit payments for the Company’s two postretirement benefit plans is as follows:

(Dollars in thousands)

Year ending December 31,
2022	$327
2023	$348
2024	$360
2025	$376
2026	$375
Thereafter	$8,795

(13)	Regulatory Matters

The Company and the Bank are subject to regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum capital ratios in relation to both on- and off-balance sheet items at various risk weights. Total capital consists of two tiers of capital. Tier 1 capital includes common shareholders’ equity and trust preferred securities less adjustments for intangible assets. Tier 2 capital consists of the allowance for loan losses, up to 1.25% of risk-weighted assets and other adjustments.  Management believes, as of December 31, 2021, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2021, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There have been no conditions or events since that notification that management believes have changed the Bank’s category.

In 2013, the Federal Reserve approved its final rule on the Basel III capital standards, which implement changes to the regulatory capital framework for banking organizations.  The Basel III capital standards, which became effective January 1, 2015, include new risk-based capital and leverage ratios, which were phased in from 2015 to 2019. The new minimum capital level requirements applicable to the Company and the Bank under the final rules are as follows: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 capital ratio of 6% (increased from 4%); (iii) a total risk based capital ratio of 8% (unchanged from previous rules); and (iv) a Tier 1 leverage ratio of 4% (unchanged from previous rules).  An additional capital conservation buffer was added to the minimum requirements for capital adequacy purposes beginning on January 1, 2016 and was phased in through 2019 (increasing by 0.625% on January 1, 2016 and each subsequent January 1, until it reached 2.5% on January 1, 2019).  This resulted in the following minimum ratios beginning in 2019: (i) a common equity Tier 1 capital ratio of 7.0%, (ii) a Tier 1 capital ratio of 8.5%, and (iii) a total capital ratio of 10.5%. Under the final rules, institutions would be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount.  These limitations establish a maximum percentage of eligible retained earnings that could be utilized for such actions.

The Company’s and the Bank’s actual capital amounts and ratios are presented below:

(Dollars in thousands)
	Actual		Minimum Regulatory Capital Ratio		Minimum Ratio plus Capital Conservation Buffer
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2021:

Total Capital (to Risk-Weighted Assets)
Consolidated	$166,628	16.35%	81,547	8.00%	N/A	N/A
Bank	$164,975	16.19%	81,539	8.00%	107,020	10.50%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$157,273	15.43%	61,160	6.00%	N/A	N/A
Bank	$155,620	15.27%	61,154	6.00%	86,635	8.50%
Tier 1 Capital (to Average Assets)
Consolidated	$157,273	9.64%	65,258	4.00%	N/A	N/A
Bank	$155,620	9.50%	65,557	4.00%	65,557	4.00%
Common Equity Tier 1 (to Risk-Weighted Assets)
Consolidated	$142,273	13.96%	45,870	4.50%	N/A	N/A
Bank	$155,620	15.27%	45,866	4.50%	71,347	7.00%

(Dollars in thousands)
	Actual		Minimum Regulatory Capital Ratio		Minimum Ratio plus Capital Conservation Buffer
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2020:

Total Capital (to Risk-Weighted Assets)
Consolidated	$159,407	16.07%	79,372	8.00%	N/A	N/A
Bank	$157,106	15.85%	79,283	8.00%	104,059	10.50%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$149,499	15.07%	59,529	6.00%	N/A	N/A
Bank	$147,198	14.85%	59,462	6.00%	84,238	8.50%
Tier 1 Capital (to Average Assets)
Consolidated	$149,499	10.24%	58,378	4.00%	N/A	N/A
Bank	$147,198	10.04%	58,662	4.00%	58,662	4.00%
Common Equity Tier 1 (to Risk-Weighted Assets)
Consolidated	$134,499	13.56%	44,647	4.50%	N/A	N/A
Bank	$147,198	14.85%	44,597	4.50%	69,373	7.00%

(14)	Shareholders’ Equity

Shareholders’ equity was $142.4 million, or 8.77% of total assets, at December 31, 2021, compared to $139.9 million, or 9.88% of total assets, at December 31, 2020.  The increase in shareholders’ equity is primarily due to an increase in retained earnings due to net earnings.

Total cash dividends paid on common stock were $3.8 million and $4.4 million for the years ended December 31, 2021 and 2020, respectively.

The Board of Directors, at its discretion, can issue up to 5,000,000 shares of preferred stock. The Board is authorized to determine the number of shares, voting powers, designations, preferences, limitations and relative rights.  The Board of Directors does not currently anticipate issuing shares of preferred stock.

In 2020, the Board of Directors authorized a stock repurchase program, whereby up to $3 million was allocated to repurchase the Company’s common stock.  Any purchases under the Company’s stock repurchase program may be made periodically as permitted by securities laws and other legal requirements in the open market or in privately-negotiated transactions. The timing and amount of any repurchase of shares will be determined by the Company’s management, based on its evaluation of market conditions and other factors. The stock repurchase program may be suspended at any time or from time-to-time without prior notice.  The Company repurchased approximately $3.0 million, or 126,800 shares of its common stock, under this stock repurchase program through December 31, 2020.

In 2021, the Board of Directors authorized an additional stock repurchase program, whereby up to $4.0 million will be allocated to repurchase the Company’s common stock.  Any purchases under the Company’s stock repurchase program may be made periodically as permitted by securities laws and other legal requirements in the open market or in privately-negotiated transactions. The timing and amount of any repurchase of shares will be determined by the Company’s management, based on its evaluation of market conditions and other factors. The stock repurchase program may be suspended at any time or from time-to-time without prior notice.  The Company has repurchased approximately $3.6million, or 127,597 shares of its common stock, under this stock repurchase program as of December 31, 2021.

(15)	Other Operating Income and Expense

Miscellaneous non-interest income for the years ended December 31, 2021, 2020 and 2019 included the following items:

(Dollars in thousands)
	2021	2020	2019
Visa debit card income	$5,045	4,237	4,145
Bank owned life insurance income	397	380	383
Gain (loss) on sale of premises and equipment	105	-	(239)
Other	2,092	1,315	1,559
	$7,639	5,932	5,848

Other non-interest expense for the years ended December 31, 2021, 2020 and 2019 included the following items:

(Dollars in thousands)
	2021	2020	2019
ATM expense	$619	567	579
Data processing	643	635	616
Deposit program expense	415	426	515
Dues and subscriptions	588	538	421
FHLB advance prepayment penalty	-	1,100	-
Internet banking expense	768	729	681
Office supplies	374	538	467
Telephone	730	794	802
Other	3,737	3,217	3,893
	$7,874	8,544	7,974

(16)	Fair Value of Financial Instruments

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

Loans

The fair value of loans, excluding previously presented impaired loans measured at fair value on a non-recurring basis, is estimated using discounted cash flow analyses.  The discount rates used to determine fair value use interest rate spreads that reflect factors such as liquidity, credit, and nonperformance risk of the loans.  Loans are reported in the Level 3 fair value category, as the pricing of loans is more subjective than the pricing of other financial instruments.

Mutual Funds

For mutual funds held in the deferred compensation trust, the carrying value is a reasonable estimate of fair value.  Mutual funds held in the deferred compensation trust are included in other assets on the balance sheet and reported in the Level 2 fair value category.

Deposits

The fair value of demand deposits, interest-bearing demand deposits and savings is the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.  Deposits are reported in the Level 3 fair value category.

Securities Sold Under Agreements to Repurchase

For securities sold under agreements to repurchase, the carrying value is a reasonable estimate of fair value.  Securities sold under agreements to repurchase are reported in the Level 2 fair value category.

FHLB Borrowings

The fair value of FHLB borrowings is estimated based upon discounted future cash flows using a discount rate comparable to the current market rate for such borrowings.  FHLB borrowings are reported in the Level 3 fair value category.

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

The fair value presentation for recurring assets is presented in Note 2.  There were no recurring liabilities at December 31, 2021 and 2020.  The fair value presentation for non-recurring assets is presented in Note 3.  There were no non-recurring liabilities at December 31, 2021 and 2020.  The carrying amount and estimated fair value of the Company’s financial instruments at December 31, 2021 and 2020 are as follows:

(Dollars in thousands)
		Fair Value Measurements at December 31, 2021
	Carrying Amount	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$277,499	277,499	-	-	277,499
Investment securities available for sale	406,549	-	406,549	-	406,549
Other investments	3,668	-	-	3,668	3,668
Mortgage loans held for sale	3,637	-	-	3,637	3,637
Loans, net	875,514	-	-	855,814	855,814
Mutual funds held in deferred
compensation trust	1,510	-	1,510	-	1,510

Liabilities:
Deposits	$1,412,748	-	-	1,401,833	1,401,833
Securities sold under agreements
to repurchase	37,094	-	37,094	-	37,094
Junior subordinated debentures	15,464	-	15,464	-	15,464

(Dollars in thousands)
		Fair Value Measurements at December 31, 2020
	Carrying Amount	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$161,580	161,580	-	-	161,580
Investment securities available for sale	245,249	-	245,249	-	245,249
Other investments	4,155	-	-	4,155	4,155
Mortgage loans held for sale	9,139	-	-	9,139	9,139
Loans, net	938,731	-	-	924,845	924,845
Mutual funds held in deferred
compensation trust	1,320	-	1,320	-	1,320

Liabilities:
Deposits	$1,221,086	-	-	1,216,503	1,216,503
Securities sold under agreements
to repurchase	26,201	-	26,201	-	26,201
Junior subordinated debentures	15,464	-	15,464	-	15,464

(17)	Peoples Bancorp of North Carolina, Inc. (Parent Company Only) Condensed Financial Statements

Balance Sheets
December 31, 2021 and 2020
(Dollars in thousands)

Assets	2021	2020

Cash	$561	664
Interest-bearing time deposit	1,000	1,000
Investment in subsidiaries	155,716	152,598
Investment in PEBK Capital Trust II	464	464
Other assets	105	650

Total assets	$157,846	155,376

Liabilities and Shareholders' Equity

Junior subordinated debentures	$15,464	15,464
Liabilities	13	13
Shareholders' equity	142,369	139,899

Total liabilities and shareholders' equity	$157,846	155,376

Statements of Earnings
For the Years Ended December 31, 2021, 2020 and 2019
(Dollars in thousands)

Revenues:	2021	2020	2019

Interest and dividend from subsidiary	$7,419	7,539	12,850

Total revenues	7,419	7,539	12,850

Expenses:

Interest	280	370	844
Other operating expenses	613	625	629

Total expenses	893	995	1,473

Income before income tax benefit and equity in
undistributed earnings of subsidiaries	6,526	6,544	11,377

Income tax benefit	185	201	299

Income before equity in undistributed
earnings of subsidiaries	6,711	6,745	11,676

Equity in undistributed earnings of subsidiaries	8,422	4,612	2,391

Net earnings	$15,133	11,357	14,067

Statements of Cash Flows
For the Years Ended December 31, 2021, 2020 and 2019
(Dollars in thousands)

	2021	2020	2019
Cash flows from operating activities:

Net earnings	$15,133	11,357	14,067
Adjustments to reconcile net earnings to net
cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(8,422)	(4,612)	(2,391)
Change in:
Other assets	545	(19)	57
Other liabilities	-	(10)	(13)

Net cash provided by operating activities	7,256	6,716	11,720

Cash flows from investing activities:

Proceeds from calls and maturities of investment securities
available for sale	-	250	-

Net cash provided by investing activities	-	250	-

Cash flows from financing activities:

Repayment of junior subordinated debentures	-	(155)	(5,000)
Cash dividends paid on common stock	(3,793)	(4,392)	(3,939)
Stock repurchase	(3,605)	(2,999)	(2,490)
Proceeds from exercise of restricted stock units	39	57	207

Net cash used by financing activities	(7,359)	(7,489)	(11,222)

Net change in cash	(103)	(523)	498

Cash at beginning of year	664	1,187	689

Cash at end of year	$561	664	1,187

(18)	Quarterly Data

	2021				2020
(Dollars in thousands, except per share amounts)	First	Second	Third	Fourth	First	Second	Third	Fourth
Total interest income	$11,922	12,517	11,421	11,319	$12,250	11,638	11,868	12,202
Total interest expense	815	842	861	687	1,041	912	942	941
Net interest income	11,107	11,675	10,560	10,632	11,209	10,726	10,926	11,261

Provision for loan losses	(455)	(226)	(182)	(300)	1,521	1,417	522	799
Other income	5,873	6,040	6,040	6,966	4,595	5,239	7,132	5,948
Other expense	12,268	12,132	12,568	14,159	11,449	11,452	11,914	14,116
Income before income taxes	5,167	5,809	4,214	3,739	2,834	3,096	5,622	2,294

Income tax expense	1,046	1,194	824	732	467	535	1,113	374
Net earnings	4,121	4,615	3,390	3,007	2,367	2,561	4,509	1,920

Basic net earnings per share	$0.73	0.82	0.61	0.55	$0.41	0.46	0.80	0.34
Diluted net earnings per share	$0.71	0.80	0.59	0.53	$0.40	0.44	0.78	0.33

(19)	Subsequent Events

The Company has reviewed and evaluated subsequent events and transactions for material subsequent events through the date the financial statements are issued.

The SBA has continued to forgive the Bank’s PPP loans.  The outstanding balance of PPP loans was $9.3 million at March 11, 2022, as compared to $18.0 million at December 31, 2021.  The decrease from December 31, 2021 to March 11, 2022 was primarily due to PPP loans being forgiven by the SBA.

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

James S. Abernethy

Vice President, Carolina Glove Company, Inc. (glove manufacturer)

President and Assistant Secretary, Midstate Contractors, Inc. (paving company)

Vice President, Secretary and Chairman of the Board of Directors, Alexander Railroad Company

Kimberly Boyd-Leaks

Executive Vice President – Chief Retail Banking Support Officer, Peoples Bank

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

Director, United Beverages of North Carolina, LLC (beer distributor)

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

