Form 10-K, Exhibit 13
period 2022-12-31
PEOPLES BANCORP OF NORTH CAROLINA INC
filed 2023-03-17
CIK 1093672

EXHIBIT (13)

The Annual Report to Security Holders is Appendix A to the Proxy Statement for the 2022 Annual Meeting of Shareholders and is incorporated herein by reference.

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

The Bank, founded in 1912, is a state-chartered commercial bank serving the citizens and business interests of the Catawba Valley and surrounding communities through 17 banking offices, located in Lincolnton, Newton, Denver, Catawba, Conover, Maiden, Claremont, Hiddenite, Hickory, Charlotte, Huntersville, Mooresville, Raleigh, and Cary, North Carolina.  The Bank also operates loan production offices in Charlotte, Denver, Salisbury and Winston-Salem North Carolina.  The Company’s fiscal year ends December 31.  At December 31, 2022, the Company had total assets of $1.6 billion, net loans of $1.0 billion, deposits of $1.4 billion, total securities of $448.1 million, and shareholders’ equity of $105.2 million.

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

The operations of the Bank are significantly influenced by general economic conditions and by related monetary and fiscal policies of the Company and the Bank’s regulatory agencies, including the Federal Reserve, the Federal Deposit Insurance Corporation (the “FDIC”) and the North Carolina Commissioner of Banks (the “Commissioner”).

At December 31, 2022, the Company employed 279 full-time employees and 21 part-time employees, which equated to 291 full-time equivalent employees.

Subsidiaries

The Bank is a subsidiary of the Company.  At December 31, 2022, the Bank had four subsidiaries, Peoples Investment Services, Inc., Real Estate Advisory Services, Inc., Community Bank Real Estate Solutions, LLC (“CBRES”) and PB Real Estate Holdings, LLC.  Through a relationship with Raymond James Financial Services, Inc., Peoples Investment Services, Inc. provides the Bank’s customers access to investment counseling and non-deposit investment products such as stocks, bonds, mutual funds, tax deferred annuities, and related brokerage services. Real Estate Advisory Services, Inc. provides real estate appraisal and real estate brokerage services.  CBRES serves as a “clearing-house” for appraisal services for community banks.  Other banks are able to contract with CBRES to find and engage appropriate appraisal companies.   As a separate legal entity, CBRES’s services and the appraisal process are conducted independent from the financing process of the Bank.  PB Real Estate Holdings, LLC acquires, manages and disposes of real property, other collateral and assets obtained in the ordinary course of collecting debts previously contracted.  In 2019, the Company launched PB Insurance Agency, which operated as a division of CBRES, until it was discontinued in 2022.  All of the Bank’s subsidiaries are incorporated in the state of North Carolina.

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

SELECTED FINANCIAL DATA
Dollars in Thousands Except Per Share Amounts

	2022	2021	2020
Summary of Operations
Interest income	$54,431	47,179	47,958
Interest expense	3,323	3,205	3,836
Net interest income	51,108	43,974	44,122
Provision for (recovery of) loan losses	1,472	(1,163)	4,259
Net interest income after provision for loan losses	49,636	45,137	39,863
Non-interest income	26,689	24,919	22,914
Non-interest expense	56,030	51,127	48,931
Earnings before income taxes	20,295	18,929	13,846
Income tax expense	4,172	3,796	2,489
Net earnings	$16,123	15,133	11,357

Selected Year-End Balances
Assets	$1,620,927	1,624,193	1,416,175
Investment securities available for sale	445,394	406,549	245,249
Net loans	1,022,114	875,514	938,731
Mortgage loans held for sale	211	3,637	9,139
Interest-earning assets	1,502,868	1,531,975	1,326,489
Deposits	1,435,215	1,412,748	1,221,086
Interest-bearing liabilities	975,279	950,987	805,771
Shareholders' equity	$105,195	142,369	139,899
Shares outstanding	5,636,830	5,661,569	5,632,035

Selected Average Balances
Assets	$1,663,665	1,568,417	1,366,962
Investment securities available for sale	467,484	349,647	200,821
Loans	949,175	908,682	935,970
Interest-earning assets	1,601,168	1,483,519	1,271,764
Deposits	1,480,113	1,372,855	1,115,019
Interest-bearing liabilities	979,315	896,903	793,188
Shareholders' equity	$123,887	147,740	141,287
Shares outstanding	5,480,123	5,576,099	5,657,025

Profitability Ratios
Return on average total assets	0.97%	0.96%	0.83%
Return on average shareholders' equity	13.01%	10.24%	8.04%
Dividend payout ratio	30.61%	24.83%	38.67%

Liquidity and Capital Ratios (averages)
Loan to deposit	64.13%	66.19%	83.94%
Shareholders' equity to total assets	7.45%	9.42%	10.35%

Per share of Common Stock
Basic net earnings	$2.94	2.71	2.01
Diluted net earnings	$2.85	2.63	1.95
Cash dividends	$0.87	0.66	0.75
Book value	$19.24	25.89	24.84

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following is a discussion of our financial position and results of operations and should be read in conjunction with the information set forth under Item 1A Risk Factors in the Company’s Annual Report on Form 10-K and the Company’s consolidated financial statements and notes thereto on pages A-19 through A-59.

Introduction

Management’s discussion and analysis of earnings and related data are presented to assist in understanding the consolidated financial condition and results of operations of the Company, for the years ended December 31, 2022, 2021 and 2020.  The Company is a registered bank holding company operating under the supervision of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the parent company of the “Bank. The Bank is a North Carolina-chartered bank, with offices in Catawba, Lincoln, Alexander, Mecklenburg, Iredell, Wake, Rowan and Forsyth counties, operating under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation (the “FDIC”).

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

COVID-19 has adversely affected, and may continue to adversely affect economic activity globally, nationally and locally. Following the COVID-19 outbreak in December 2019 and January 2020, market interest rates declined significantly, with the 10-year Treasury bond falling below 1.00% on March 3, 2020 for the first time. Such events generally had an adverse effect on business and consumer confidence and the Company and its customers.  On March 3, 2020, the Federal Reserve Federal Open Market Committee (“FOMC”) reduced the target federal funds rate by 50 basis points to a range of 1.00% to 1.25%. Subsequently on March 16, 2020, the FOMC further reduced the target federal funds rate by an additional 100 basis points to a range of 0.00% to 0.25%. These reductions in interest rates and other effects of the COVID-19 pandemic had an adverse effect on the Company’s financial condition and results of operations.  Prior to the occurrence of the COVID-19 pandemic, economic conditions, while not as robust as the economic conditions during the period from 2004 to 2007, had stabilized such that businesses in our market area were growing and investing again.  The uncertainty expressed in the local, national and international markets through the primary economic indicators of activity were previously sufficiently stable to allow for reasonable economic growth in our markets.  Subsequently, continuing supply-chain disruption and rising inflation has caused the FOMC to increase the target federal funds rate by 425 basis points in 2022 to a range of 4.25% to 4.50% at December 31, 2022.

Although we are unable to control the external factors that influence our business, by maintaining high levels of balance sheet liquidity, managing our interest rate exposures and by actively monitoring asset quality, we seek to minimize the potentially adverse risks of unforeseen and unfavorable economic trends.  Because the assets and liabilities of a bank are primarily monetary in nature (payable in fixed, determinable amounts), the performance of a bank is affected more by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same.  The effect of inflation on banks is normally not as significant as its influence on those businesses that have large investments in plants and inventories.  During periods of high inflation there are normally corresponding increases in the money supply, and banks will normally experience above average growth in assets, loans, and deposits.  Also, general increases in the price of goods and services can be expected to result in increased operating expenses.

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

The Company does not have specific plans for additional offices in 2023 but will continue to look for growth opportunities in nearby markets and may expand if considered a worthwhile opportunity.

Summary of Significant and Critical Accounting Policies

The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiary, the Bank, along with the Bank’s wholly owned subsidiaries, Peoples Investment Services, Inc., Real Estate Advisory Services, Inc. (“REAS”), Community Bank Real Estate Solutions, LLC (“CBRES”) and PB Real Estate Holdings, LLC.  All significant intercompany balances and transactions have been eliminated in consolidation.

The Company’s accounting policies are fundamental to understanding management’s discussion and analysis of results of operations and financial condition.  Many of the Company’s accounting policies require significant judgment regarding valuation of assets and liabilities and/or significant interpretation of specific accounting guidance.  The following is a summary of some of the more subjective and complex accounting policies of the Company.  A more complete description of the Company’s significant accounting policies can be found in Note 1 of the Notes to Consolidated Financial Statements in the Company’s 2022 Annual Report to Shareholders which is Appendix A to the Proxy Statement for the May 4, 2023 Annual Meeting of Shareholders.

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

The Company has an overall interest rate risk management strategy that has, in prior years, incorporated the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility.  When using derivative instruments, the Company is exposed to credit and market risk.  If the counterparty fails to perform, credit risk is equal to the extent of the fair-value gain in the derivative.  The Company minimized the credit risk in derivative instruments by entering into transactions with high-quality counterparties that were reviewed periodically by the Company. The Company did not have any interest rate derivatives outstanding as of December 31, 2022 or 2021.

Management of the Company has made a number of estimates and assumptions relating to reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare the accompanying consolidated financial statements in conformity with GAAP.  Actual results could differ from those estimates.

Results of Operations

Summary.  The Company reported earnings of $16.1 million or $2.94 per share and $2.85 per diluted share for the year ended December 31, 2022, as compared to $15.1 million or $2.71 per share and $2.63 per diluted share for the prior year.  The increase in year-to-date net earnings is primarily attributable to an increase in net interest income and an increase in non-interest income, which were partially offset by an increase in the provision for loan losses and an increase in non-interest expense for the year ended December 31, 2022, compared to the year ended December 31, 2021, as discussed below.

The Company reported earnings of $15.1 million or $2.71 per share and $2.63 per diluted share for the year ended December 31, 2021, as compared to $11.4 million or $2.01 per share and $1.95 per diluted share for the prior year.  The increase in year-to-date net earnings is primarily attributable to a recovery in the provision for loan losses and an increase in non-interest income, which were partially offset by a decrease in net interest income and an increase in non-interest expense.

The return on average assets in 2022 was 0.97%, as compared to 0.96% in 2021 and 0.83% in 2020. The return on average shareholders’ equity was 13.01% in 2022, as compared to 10.24% in 2021 and 8.04% in 2020.

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

Net interest income in 2022 was $51.1 million, compared to $44.0 million in 2021.  The increase in net interest income is due to a $7.3 million increase in interest income, partially offset by a $118,000 increase in interest expense.  The increase in interest income is primarily due to a $1.9 million increase in interest income and fees on loans, a $2.0 million increase in interest income on balances due from banks and a $3.4 million increase in interest income on investment securities.  The increase in interest income and fees on loans is primarily due to an increase in total loans and rate increases by the Federal Reserve, partially offset by a $2.4 million decrease in fee income on SBA PPP loans.  The increase in interest income on balances due from banks is primarily due to rate increases by the Federal Reserve.  The increase in interest income on investment securities is primarily due to additional securities purchased with additional cash resulting from an increase in deposits combined with higher yields on securities purchased in 2022.  The increase in interest expense is primarily due to an increase in rates paid on interest-bearing liabilities.  Net interest income decreased to $44.0 million in 2021 from $44.1 million in 2020.

Table 1 sets forth for each category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding, the interest incurred on such amounts and the average rate earned or incurred for the years ended December 31, 2022, 2021 and 2020. The table also sets forth the average rate earned on total interest-earning assets, the average rate paid on total interest-bearing liabilities, and the net yield on total average interest-earning assets for the same periods.  Yield information does not give effect to changes in fair value that are reflected as a component of shareholders’ equity.  Yields and interest income on tax-exempt investments have been adjusted to a tax equivalent basis using an effective tax rate of 22.98% for securities that are both federal and state tax exempt and an effective tax rate of 20.48% for federal tax-exempt securities.  Non-accrual loans and the interest income that was recorded on non-accrual loans, if any, are included in the yield calculations for loans in all periods reported. The Company believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry.  Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP.  The reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are presented below.

Table 1 - Average Balance Table

	December 31, 2022			December 31, 2021			December 31, 2020
(Dollars in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate
Interest-earning assets:
Loans	$949,175	43,077	4.54%	908,682	41,186	4.53%	935,970	42,314	4.52%
Investments - taxable	399,036	7,159	1.79%	283,521	4,381	1.55%	132,468	2,299	1.74%
Investments - nontaxable*	71,943	2,355	3.27%	70,413	1,802	2.56%	75,609	3,634	4.81%
Federal funds sold	-	-	-	-	-	-	91,166	204	0.22%
Due from banks	181,014	2,223	1.23%	220,903	258	0.12%	36,551	127	0.35%

Total interest-earning assets	1,601,168	54,814	3.42%	1,483,519	47,627	3.21%	1,271,764	48,578	3.82%

Cash and due from banks	36,778			32,104			34,569
Other assets	35,373			62,322			69,062
Allowance for loan losses	(9,654)			(9,528)			(8,433)

Total assets	$1,663,665			1,568,417			1,366,962

Interest-bearing liabilities:

NOW, MMDA & savings deposits	$824,955	2,019	0.24%	745,616	2,029	0.27%	584,177	1,962	0.34%
Time deposits	99,880	562	0.56%	105,127	752	0.72%	103,694	947	0.91%
FHLB borrowings	-	-	-	-	-	-	60,820	357	0.59%
Trust preferred securities	15,464	529	3.42%	15,464	280	1.81%	15,478	370	2.39%
Other	39,016	213	0.55%	30,696	144	0.47%	29,019	200	0.69%

Total interest-bearing liabilities	979,315	3,323	0.34%	896,903	3,205	0.36%	793,188	3,836	0.48%

Demand deposits	555,278			522,114			427,148
Other liabilities	5,185			1,659			5,339
Shareholders' equity	123,887			147,741			141,287

Total liabilities and shareholder's equity	$1,663,665			1,568,417			1,366,962

Net interest spread		$51,491	3.08%		$44,422	2.85%		$44,742	3.34%

Net yield on interest-earning assets			3.22%			2.99%			3.52%

Taxable equivalent adjustment Investment securities		$383			$448			$620

Net interest income		$51,108			$43,974			$44,122

*Includes U.S. Government agency securities that are non-taxable for state income tax purposes of $13.3 million in 2022, $12.7 million in 2021 and $19.2 million in 2020.  A tax rate of 2.50% was used to calculate the tax equivalent yields on these securities in 2022, 2021 and 2020.

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

Table 2 - Rate/Volume Variance Analysis-Tax Equivalent Basis

	December 31, 2022			December 31, 2021
(Dollars in thousands)	Changes in average volume	Changes in average rates	Total Increase (Decrease)	Changes in average volume	Changes in average rates	Total Increase (Decrease)
Interest income:
Loans: Net of unearned income	$1,837	54	1,891	$(1,235)	107	(1,128)
Investments - taxable	1,929	849	2,778	3,489	(3,149)	340
Investments - nontaxable	45	508	553	(84)	(6)	(90)
Federal funds sold	-	-	-	(102)	(102)	(204)
Due from banks	(268)	2,233	1,965	428	(297)	131
Total interest income	3,543	3,644	7,187	2,496	(3,447)	(951)

Interest expense:
NOW, MMDA & savings deposits	205	(215)	(10)	491	(424)	67
Time deposits	(34)	(156)	(190)	12	(207)	(195)
FHLB borrowings	-	-	-	(179)	(178)	(357)
Trust preferred securities	-	249	249	-	(90)	(90)
Other	42	27	69	10	(66)	(56)
Total interest expense	213	(95)	118	334	(965)	(631)
Net interest income	$3,330	3,739	7,069	$2,162	(2,482)	(320)

Net interest income on a tax equivalent basis totaled $51.5 million in 2022, as compared to $44.4 million in 2021.  The net interest spread, which represents the rate earned on interest-earning assets less the rate paid on interest-bearing liabilities, was 3.08% in 2022, as compared to a net interest spread of 2.85% in 2021.  The net yield on interest-earning assets was 3.22% in 2022 and 2.99% in 2021.

Tax equivalent interest income increased $7.2 million in 2022 primarily due to a $1.9 million increase in interest income and fees on loans, a $3.3 million increase in tax equivalent interest income on investment securities and a $2.0 million increase in interest income on balances due from banks.  The increase in interest income and fees on loans is primarily due to an increase in total loans and rate increases by the Federal Reserve, partially offset by a $2.4 million decrease in fee income on SBA PPP loans.  The increase in interest income on investment securities is primarily due to additional securities purchased with additional cash resulting from an increase in deposits combined with higher yields on securities purchased in 2022.  The increase in interest income on balances due from banks is primarily due to rate increases by the Federal Reserve.  The yield on interest-earning assets was 3.42% in 2022, as compared to 3.21% in 2021.

Interest expense increased $118,000 in 2022, as compared to 2021.  The increase in interest expense is primarily due to an increase in rates paid on interest-bearing liabilities.  Average interest-bearing liabilities increased by $82.4 million to $979.3 million in 2022, as compared to $896.9 million in 2021.  The cost of funds decreased to 0.34% in 2022 from 0.36% in 2021.

In 2021, net interest income on a tax equivalent basis was $44.4 million, as compared to $44.7 million in 2020.  The net interest spread was 2.85% in 2021, as compared to 3.34% in 2020.  The net yield on interest-earning assets was 2.99% in 2021, as compared to 3.52% in 2020.

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

The provision for loan losses for the year ended December 31, 2022 was $1.5 million, compared to a recovery of $1.2 million for the year ended December 31, 2021.  The increase in the provision for loan losses is primarily attributable to an increase in reserves due to an increase in the balance of loans in the general reserve pool.  The recovery of provision for loan losses for the year ended December 31, 2021 was primarily attributable to a decrease in reserves on loans with payment modifications made as a result of the COVID-19 pandemic and a decrease in reserves in the general reserve pool.  There were no loans with modifications as a result of the COVID-19 pandemic at December 31, 2022 and 2021.

Net charge-offs for 2022 were $333,000.  Net recoveries for 2021 were $610,000.  Net charge-offs for 2020 were $1.0 million.  The ratio of net charge-offs/(recoveries) to average total loans was 0.03% in 2022, -0.07% in 2021 and 0.11% in 2020.  The allowance for loan losses was $10.5 million or 1.02% of total loans outstanding at December 31, 2022.  For December 31, 2021 and 2020, the allowance for loan losses amounted to $9.4 million or 1.06% of total loans outstanding and $9.9 million, or 1.04% of total loans outstanding, respectively.

Table 3 presents a summary of net charge off activity for the years ended December 31, 2022, 2021 and 2020.

Table 3 - Net Charge-off Analysis

	Net charge-offs/(recoveries)			Net charge-offs/(recoveries) as a percent of average loans outstanding
	Years ended December 31,			Years ended December 31,
(Dollars in thousands)	2022	2021	2020	2022	2021	2020
Real estate loans
Construction and land development	$-	(121)	(31)	0.00%	-0.13%	-0.03%
Single-family residential	(101)	(182)	(5)	-0.03%	-0.07%	0.00%
Single-family residential - Banco de la Gente non-traditional	-	-	-	0.00%	0.00%	0.00%
Commercial	(9)	(52)	(63)	0.00%	-0.02%	-0.02%
Multifamily and farmland	-	(3)	-	0.00%	-0.01%	0.00%
Total real estate loans	(110)	(358)	(99)	-0.01%	-0.05%	-0.01%

Loans not secured by real estate
Commercial loans	(39)	(493)	869	-0.05%	-0.54%	0.54%
Farm loans	-	-	-	0.00%	0.00%	0.00%
Consumer loans (1)	482	241	254	7.06%	3.75%	3.57%
All other loans	-	-	7	0.00%	0.00%	0.20%
Total loans	$333	(610)	1,031	0.03%	-0.07%	0.11%

Provision for (recovery of) loan losses for the period	$1,472	$(1,163)	4,259

Allowance for loan losses at end of period	$10,494	$9,355	9,908

Total loans at end of period	$1,032,608	$884,869	948,639

Non-accrual loans at end of period	$3,728	$3,230	3,758

Allowance for loan losses as a percent of total loans outstanding at end of period	1.02%	1.06%	1.04%

Non-accrual loans as a percent of total loans outstanding at end of period	0.36%	0.37%	0.40%

Allowance for loan losses as a percent of nonaccrual loans at end of period	281.49%	289.63%	263.58%

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

Non-Interest Income.  Non-interest income was $26.7 million for the year ended December 31, 2022, compared to $24.9 million for the year ended December 31, 2021.  The increase in non-interest income is primarily attributable to a $2.8 million increase in appraisal management fee income due to an increase in appraisal volume and a $1.3 million increase in service charge income, primarily due to service charge changes implemented in March 2022, which were partially offset by a $2.1 million decrease in mortgage banking income due to a decrease in mortgage loan volume and additional mortgage loans being retained in the Bank’s portfolio.

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

The Company periodically evaluates its investments for any impairment which would be deemed other-than-temporary.   No investment impairments were deemed other-than-temporary in 2022, 2021 or 2020.

Table 4 presents a summary of non-interest income for the years ended December 31, 2022, 2021 and 2020.

Table 4 - Non-Interest Income

(Dollars in thousands)	2022	2021	2020
Service charges	$5,290	$3,921	$3,528
Other service charges and fees	734	803	742
Gain on sale of securities	-	-	2,639
Mortgage banking income	393	2,505	2,469
Insurance and brokerage commissions	945	1,035	897
Gain/(loss) on sale and write-down of other real estate	-	21	(47)
Visa debit card income	4,901	5,045	4,237
Appraisal management fee income	11,663	8,890	6,754
Miscellaneous	2,763	2,699	1,695
Total non-interest income	$26,689	$24,919	$22,914

Non-Interest Expense.  Non-interest expense was $56.0 million for the year ended December 31, 2022, compared to $51.1 million for the year ended December 31, 2021.  The increase in non-interest expense is primarily attributable to a $2.2 million increase in appraisal management fee expense due to an increase in appraisal volume and a $1.6 million increase in salaries and employee benefits expense primarily due to increases in insurance costs and salary expense and a $421,000 increase in other non-interest expenses primarily due to increases in consulting expense, online banking expense and office supplies expense.

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

Table 5 presents a summary of non-interest expense for the years ended December 31, 2022, 2021 and 2020.

Table 5 - Non-Interest Expense

(Dollars in thousands)	2022	2021	2020
Salaries and employee benefits	$26,130	$24,506	$23,538
Occupancy expense	8,048	7,858	7,933
Office supplies	532	374	528
FDIC deposit insurance	461	415	263
Visa debit card expense	1,224	1,000	1,012
Professional services	451	489	502
Postage	238	230	190
Telephone	691	730	794
Director fees and expense	454	381	360
Advertising	693	536	787
Consulting fees	1,464	1,337	1,078
Taxes and licenses	277	254	295
Foreclosure/OREO expense	7	5	20
Internet banking expense	949	768	729
FHLB advance prepayment penalty	-	-	1,100
Appraisal management fee expense	9,264	7,112	5,274
Other operating expense	5,147	5,132	4,528
Total non-interest expense	$56,030	$51,127	$48,931

Income Taxes.  The Company reported income tax expense of $4.2 million, $3.8 million and $2.5 million for the years ended December 31, 2022, 2021 and 2020, respectively.  The Company’s effective tax rates were 20.56%, 20.05% and 17.98% in 2022, 2021 and 2020, respectively. The increase in the effective tax rate in 2021 and 2022 was primarily due to a reduction in non-taxable investments combined with an increase in earnings before income taxes.

Liquidity. The objectives of the Company’s liquidity policy are to provide for the availability of adequate funds to meet the needs of loan demand, deposit withdrawals, maturing liabilities and to satisfy regulatory requirements.  Both deposit and loan customer cash needs can fluctuate significantly depending upon business cycles, economic conditions and yields and returns available from alternative investment opportunities.  In addition, the Company’s liquidity is affected by off-balance sheet commitments to lend in the form of unfunded commitments to extend credit and standby letters of credit.  As of December 31, 2022, such unfunded commitments to extend credit were $382.7 million, while commitments in the form of standby letters of credit totaled $4.4 million.

The Company uses several funding sources to meet its liquidity requirements.  The primary funding source is core deposits, a non-GAAP measure, which includes demand deposits, savings accounts and non-brokered certificates of deposits of denominations less than $250,000.  Management believes it is useful to calculate and present core deposits because of the positive impact this low cost funding source provides to the Bank’s funding base The Company considers these to be a stable portion of the Company’s liability mix and the result of on-going consumer and commercial banking relationships.  As of December 31, 2022, the Company’s core deposits totaled $1.4 billion, or 98% of total deposits.

The Bank’s five largest deposit relationships, including securities sold under agreements to repurchase, amounted to $117.0 million and $118.9 million at December 31, 2022 and 2021, respectively.  These balances represent 7.89% of total deposits and securities sold under agreements to repurchase combined at December 31, 2022, as compared to 8.20% of total deposits and securities sold under agreements to repurchase combined at December 31, 2021.  Total deposits for the five largest relationships referenced above amounted to $85.7 million, or 5.97% of total deposits at December 31, 2022, as compared to $100.5 million, or 7.12% of total deposits at December 31, 2021.  Total securities sold under agreements to repurchase for the five largest relationships referenced above amounted to $31.4 million, or 65.76% of total securities sold under agreements to repurchase at December 31, 2022, as compared to $18.3 million, or 49.44% of total securities sold under agreements to repurchase at December 31, 2021.

The other sources of funding for the Company are through large denomination certificates of deposit, including brokered deposits, federal funds purchased, securities under agreement to repurchase and FHLB borrowings.  The Bank is also able to borrow from the Federal Reserve Bank (“FRB”) on a short-term basis.  The Bank’s policies include the ability to access wholesale funding up to 40% of total assets.  The Bank’s wholesale funding includes FHLB borrowings, FRB borrowings, brokered deposits and internet certificates of deposit.  The Bank’s ratio of wholesale funding to total assets was 0.92% as of December 31, 2022.

The Bank has a line of credit with the FHLB equal to 20% of the Bank’s total assets, with no balances outstanding at December 31, 2022.  At December 31, 2022, the carrying value of loans pledged as collateral totaled approximately $149.4 million.  The remaining availability under the line of credit with the FHLB was $86.5 million at December 31, 2022.  The Bank had no borrowings from the FRB at December 31, 2022.  FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB.  At December 31, 2022, the carrying value of loans pledged as collateral to the FRB totaled approximately $585.0 million.  Availability under the line of credit with the FRB was $445.1 million at December 31, 2021.

The Bank also had the ability to borrow up to $110.5 million for the purchase of overnight federal funds from five correspondent financial institutions as of December 31, 2022.

The liquidity ratio for the Bank, which is defined as net cash, interest-bearing deposits with banks, federal funds sold and certain investment securities, as a percentage of net deposits and short-term liabilities was 30.32%, 43.28% and 28.12% at December 31, 2022, 2021 and 2020, respectively.  The minimum required liquidity ratio as defined in the Bank’s Asset/Liability and Interest Rate Risk Management Policy for on balance sheet liquidity was 10% at December 31, 2022, 2021 and 2020.

As disclosed in the Company’s Consolidated Statements of Cash Flows included elsewhere herein, net cash provided by operating activities was approximately $22.7 million during 2022.  Net cash used in investing activities was $256.0 million during 2021 and net cash provided by financing activities was $27.4 million during 2022.

Asset Liability and Interest Rate Risk Management.  The objective of the Company’s Asset Liability and Interest Rate Risk strategies is to identify and manage the sensitivity of net interest income to changing interest rates and to minimize the interest rate risk between interest-earning assets and interest-bearing liabilities at various maturities.  This is done in conjunction with the need to maintain adequate liquidity and the overall goal of maximizing net interest income. Table 6 presents an interest rate sensitivity analysis for the interest-earning assets and interest-bearing liabilities for the year ended December 31, 2022.

Table 6 - Interest Sensitivity Analysis

(Dollars in thousands)	Immediate	1-3 months	4-12 months	Total Within One Year	Over One Year & Non-sensitive	Total
Interest-earning assets:
Loans	$197,430	5,381	19,499	222,310	810,298	1,032,608
Mortgage loans held for sale	211	-	-	211	-	211
Investment securities available for sale	-	1,162	1,691	2,853	442,541	445,394
Interest-bearing deposit accounts	21,535	-	-	21,535	-	21,535
Other interest-earning assets	-	-	-	-	4,132	4,132
Total interest-earning assets	219,176	6,543	21,190	246,909	1,256,971	1,503,880

Interest-bearing liabilities:
NOW, savings, and money market deposits	814,128	-	-	814,128	-	814,128
Time deposits	15,035	9,189	34,875	59,099	38,900	97,999
Securities sold under agreement to repurchase	47,688	-	-	47,688	-	47,688
Trust preferred securities	-	15,464	-	15,464	-	15,464
Total interest-bearing liabilities	876,851	24,653	34,875	936,379	38,900	975,279

Interest-sensitive gap	$(657,675)	(18,110)	(13,685)	(689,470)	1,218,071	528,601

Cumulative interest-sensitive gap	$(657,675)	(675,785)	(689,470)	(689,470)	528,601

Interest-earning assets as a percentage of interest-bearing liabilities	25.00%	26.54%	60.76%	26.37%	3,231.29%

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

The Company’s rate sensitive assets are those earning interest at variable rates and those with contractual maturities within one year.  Rate sensitive assets therefore include both loans and available for sale (“AFS”) securities.  Rate sensitive liabilities include interest-bearing checking accounts, money market deposit accounts, savings accounts, time deposits and borrowed funds.  At December 31, 2022, rate sensitive assets and rate sensitive liabilities totaled $1.6 billion and $979.0 million, respectively.

Included in the rate sensitive assets are $185.2 million in variable rate loans indexed to prime rate subject to immediate repricing upon changes by the Federal Open Market Committee (“FOMC”).  The Bank utilizes interest rate floors on certain variable rate loans to protect against further downward movements in the prime rate.  At December 31, 2022, the Bank had $111.6 million in loans with interest rate floors.  The floors were in effect on $8,000 of these loans.

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

All of the Company’s investment securities are held in the available for sale (“AFS”) category. At December 31, 2022 the market value of AFS securities totaled $445.4 million, as compared to $406.5 million and $245.2 million at December 31, 2021 and 2020, respectively.

The Company’s investment portfolio consists of U.S. Government sponsored enterprise securities, municipal securities, U.S. Treasury securities, U.S. Government sponsored enterprise mortgage-backed securities, trust preferred securities and equity securities.  AFS securities averaged $467.5 million in 2022, $349.6 million in 2021 and $200.8 million in 2020.  Yield information does not give effect to changes in fair value that are reflected as a component of shareholders’ equity.  Yields are calculated on a tax equivalent basis.  Yields and interest income on tax-exempt investments have been adjusted to a tax equivalent basis using an effective tax rate of 22.98% for securities that are both federal and state tax exempt and an effective tax rate of 20.48% for federal tax-exempt securities.

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

Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by real estate, which is dependent upon the real estate market.  Real estate mortgage loans include both commercial and residential mortgage loans.  At December 31, 2022, the Bank had $101.5 million in residential mortgage loans, $101.1 million in home equity loans and $610.0 million in commercial mortgage loans, which include $472.3 million secured by commercial property and $137.7 million secured by residential property.   Residential mortgage loans include $20.0 million in non-traditional mortgage loans from the former Banco division of the Bank.  All residential mortgage loans are originated as fully amortizing loans, with no negative amortization.

The mortgage loans originated in the traditional banking offices are generally 15 –30-year fixed rate loans with attributes that prevent the loans from being sellable in the secondary market.  These factors may include higher loan-to-value ratio, limited documentation on income, non-conforming appraisal or non-conforming property type.  These loans are generally made to existing Bank customers and have been originated throughout the Bank’s seven county service area, with no geographic concentration.

As of December 31, 2022, gross loans outstanding were $1.0 billion, as compared to $884.9 million at December 31, 2021.  Average loans represented 59% and 61% of average total earning assets for the years ended December 31, 2022 and 2021, respectively.  The Bank had $211,000 and $3.6 million in mortgage loans held for sale as of December 31, 2022 and 2021, respectively.

Past due TDR loans and non-accrual TDR loans totaled $3.7 million and $2.2 million at December 31, 2022 and December 31, 2021, respectively.  The terms of these loans have been renegotiated to provide a concession to original terms, including a reduction in principal or interest as a result of the deteriorating financial position of the borrower.  There were no performing loans classified as TDR loans at December 31, 2022 and December 31, 2021.

On March 27, 2020, President Trump signed the CARES Act, which established a $2 trillion economic stimulus package, including cash payments to individuals, supplemental unemployment insurance benefits and a $349 billion loan program administered through the Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”). Under the PPP, small businesses, sole proprietorships, independent contractors and self-employed individuals were able to apply for loans from existing SBA lenders and other approved regulated lenders, subject to certain limitations and eligibility criteria. A second round of PPP funding provided a total of $320 billion additional funding for the PPP.  The Bank participated as a lender in the PPP.  Total PPP loans originated during the years ended December 31, 2020 and 2021 amounted to $128.1 million.  The outstanding balance of PPP loans was $103,000 and $18.0 million at December 31, 2022 and 2021, respectively.  These loans are classified as commercial loans in the tables above.  The Bank recognized $948,000 and $3.4 million of PPP loan fee income for the year ended December 31, 2022 and year ended December, 2021, respectively.  PPP loan fee income is reported in interest and fees on loans in the Consolidated Statements of Earnings on page A-23.

There were no loans with existing modifications as a result of the COVID-19 pandemic at December 31, 2022 and 2021.  At December 31, 2022, the Bank continues to maintain a pool of loans that were previously modified as a result of the COVID-19 pandemic.  The loan balances associated with those loans that were previously modified as a result of the COVID-19 pandemic related modifications have been grouped into their own pool within the Bank’s ALLL model as management considers that they have a higher risk profile, and a higher reserve rate has been applied to this pool.  As such, a higher reserve rate has been applied to this pool.  Loans included in this pool totaled $70.5 million and $88.7 million at December 31, 2022 and December 31, 2021, respectively.  Loan payment modifications associated with the COVID-19 pandemic are not classified as TDR due to Section 4013 of the CARES Act, which provides that a qualified loan modification is exempt by law from classification as a TDR pursuant to GAAP.

Table 7 identifies the maturities of all loans as of December 31, 2022 and addresses the sensitivity of these loans to changes in interest rates.

Table 7 - Maturity and Repricing Data for Loans

(Dollars in thousands)	Within one year or less	After one year through five years	After five years through 15 years	After fifteen years	Total loans
Real estate loans
Construction and land development	$39,401	32,795	41,664	586	114,446
Single-family residential	116,876	83,201	78,754	43,431	322,262
Single-family residential- Banco de la Gente stated income	9,432	-	5,384	5,203	20,019
Commercial	46,751	183,754	170,049	6,196	406,750
Multifamily and farmland	3,933	23,052	19,598	18,979	65,562
Total real estate loans	216,393	322,802	315,449	74,395	929,039

Loans not secured by real estate
Commercial loans	37,081	22,005	19,461	2,760	81,307
Farm loans	473	465	-	-	938
Consumer loans	2,972	2,795	1,067	-	6,834
All other loans	7,096	1,959	5,435	-	14,490
Total loans	$264,015	350,026	341,412	77,155	1,032,608

Total fixed rate loans	$41,705	337,736	331,308	77,155	787,904
Total floating rate loans	222,310	12,290	10,104	-	244,704

Total loans	$264,015	350,026	341,412	77,155	1,032,608

In the normal course of business, there are various commitments outstanding to extend credit that are not reflected in the financial statements. At December 31, 2022, outstanding loan commitments totaled $382.7 million.  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  Additional information regarding commitments is provided below in the section entitled “Commitments and Contingencies” and in Note 11 to the Consolidated Financial Statements.

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

The general allowance reflects reserves established under GAAP for collective loan impairment.  These reserves are based upon historical net charge-offs using the greater of the last two, three, four, or five years’ loss experience.  This charge-off experience may be adjusted to reflect the effects of current conditions.  The Bank considers information derived from its loan risk ratings and external data related to industry and general economic trends in establishing reserves.  Qualitative factors applied in the Bank’s ALLL model include the impact to the economy from the COVID-19 pandemic and reserves on loans with payment modifications as a result of the COVID-19 pandemic.  There were no loans with existing modifications as a result of the COVID-19 pandemic at December 31, 2022 and 2021.  At December 31, 2022, the Bank continues to maintain a pool of loans that were previously modified as a result of the COVID-19 pandemic.  The loan balances associated with those loans that were previously modified as a result of the COVID-19 pandemic related modifications have been grouped into their own pool within the Bank’s ALLL model as management considers that they have a higher risk profile, and a higher reserve rate has been applied to this pool.  As such, a higher reserve rate has been applied to this pool.  Loans included in this pool totaled $70.5 million and $88.7 million at December 31, 2022 and December 31, 2021, respectively.

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

There were no significant changes in the estimation methods or fundamental assumptions used in the evaluation of the allowance for the year ended December 31, 2022 as compared to the year ended December 31, 2021.   Revisions, estimates and assumptions may be made in any period in which the supporting factors indicate that loss levels may vary from the previous estimates. The Company adopted CECL as of January 1, 2023.

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

Non-performing Assets.  Non-performing assets were $3.7 million or 0.23% of total assets at December 31, 2022, compared to $3.2 million or 0.20% of total assets at December 31, 2021.  Non-performing assets include $3.7 million in commercial and residential mortgage loans and $8,000 in other loans at December 31, 2022, compared to $3.2 million in commercial and residential mortgage loans and $51,000 in other loans at December 31, 2021.  The Bank had no other real estate owned as of December 31, 2022 and 2021.  The Bank had no repossessed assets as of December 31, 2022 and 2021.

At December 31, 2022, the Bank had non-performing loans, defined as non-accrual and accruing loans past due more than 90 days, of $3.7 million or 0.36% of total loans.  Non-performing loans at December 31, 2021 were $3.2 million or 0.38% of total loans.

Management continually monitors the loan portfolio to ensure that all loans potentially having a material adverse impact on future operating results, liquidity or capital resources have been classified as non-performing.  Should economic conditions deteriorate, the inability of distressed customers to service their existing debt could cause higher levels of non-performing loans.  Management expects the future level of non-accrual loans to continue to be in-line with the level of non-accrual loans at December 31, 2022 and 2021.

It is the general policy of the Bank to stop accruing interest income when a loan is placed on non-accrual status and any interest previously accrued but not collected is reversed against current income.  Generally, a loan is placed on non-accrual status when it is over 90 days past due and there is reasonable doubt that all principal will be collected.

Deposits.  The Bank primarily uses deposits to fund its loan and investment portfolios. The Bank offers a variety of deposit accounts to individuals and businesses. Deposit accounts include checking, savings, money market and time deposits.  Total deposits were $1.4 billion as of December 31, 2022 and 2021.  Core deposits, a non-GAAP measure, which include noninterest-bearing demand deposits, NOW, MMDA, savings and non-brokered certificates of deposit of denominations less than $250,000, were $1.4 billion at December 31, 2022 and 2021.  Management believes it is useful to calculate and present core deposits because of the positive impact this low cost funding source provides to the Bank’s funding base.

Time deposits in amounts of $250,000 or more totaled $31.0 million and $26.3 million at December 31, 2022 and 2021, respectively.  At December 31, 2022 and 2021, the Bank had approximately $15.2 million and $11.1 million, respectively, in time deposits purchased through third party brokers, including certificates of deposit participated through the Certificate of Deposit Account Registry Service (“CDARS”) on behalf of local customers.  CDARS balances totaled $7.1 million and $3.0 million as of December 31, 2022 and 2021, respectively.  The weighted average rate of brokered deposits as of December 31, 2022 and 2021 was 1.27% and 1.49%, respectively.

Table 8 is a summary of the maturity distribution of time deposits in amounts of $250,000 or more as of December 31, 2022.

Table 8 - Maturities of Time Deposits of $250,000 or greater

(Dollars in thousands)	2022
Three months or less	$7,589
Over three months through six months	4,732
Over six months through twelve months	5,802
Over twelve months	12,878
Total	$31,001

Borrowed Funds. The Bank has access to various short-term borrowings, including the purchase of federal funds and borrowing arrangements from the FHLB and other financial institutions.  There were no FHLB borrowings outstanding at December 31, 2022 and 2021.  Average FHLB borrowings for 2022 and 2021 were zero.  Additional information regarding FHLB borrowings is provided in Note 7 to the Consolidated Financial Statements.

The Bank had no borrowings from the FRB at December 31, 2021 and 2021.  FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB.  At December 31, 2022, the carrying value of loans pledged as collateral totaled approximately $585.0 million.

Securities sold under agreements to repurchase were $47.7 million at December 31, 2022, compared to $37.1 million at December 31, 2021.

Junior subordinated debentures were $15.5 million at December 31, 2022 and December 31, 2021.

Contractual Obligations and Off-Balance Sheet Arrangements.  The Company’s contractual obligations include junior subordinated debentures, as well as certain payments under current lease agreements.  Other commitments include commitments to extend credit.

The Company enters into derivative contracts to manage various financial risks.  A derivative is a financial instrument that derives its cash flows, and therefore its value, by reference to an underlying instrument, index or referenced interest rate.  Derivative contracts are carried at fair value on the consolidated balance sheet with the fair value representing the net present value of expected future cash receipts or payments based on market interest rates as of the balance sheet date.  Derivative contracts are written in amounts referred to as notional amounts, which only provide the basis for calculating payments between counterparties and are not a measure of financial risk.  Therefore, the derivative amounts recorded on the balance sheet do not represent the amounts that may ultimately be paid under these contracts.  Further discussions of derivative instruments are included above in the section entitled “Asset Liability and Interest Rate Risk Management” beginning on page A-11 and in Note 1 to the Consolidated Financial Statements.  There were no derivatives at December 31, 2022 or 2021.

Capital Resources.  Shareholders’ equity was $105.2 million, or 6.49% of total assets, at December 31, 2022, compared to $142.4 million, or 8.77% of total assets, at December 31, 2021.

Average shareholders’ equity as a percentage of total average assets is one measure used to determine capital strength.   Average shareholders’ equity as a percentage of total average assets was 7.45%, 9.42% and 10.35% for 2022, 2021 and 2020, respectively.   The return on average shareholders’ equity was 13.01% at December 31, 2022, as compared to 10.24% and 8.04% at December 31, 2021 and December 31, 2020, respectively.  Total cash dividends paid on common stock were $4.9 million, $3.8 million and $4.4 million during 2022, 2021 and 2020, respectively.

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

In 2022, the Board of Directors authorized a stock repurchase program, whereby up to $2.0 million was allocated to repurchase the Company’s common stock.  Any purchases under the Company’s stock repurchase program may be made periodically as permitted by securities laws and other legal requirements in the open market or in privately-negotiated transactions. The timing and amount of any repurchase of shares will be determined by the Company’s management, based on its evaluation of market conditions and other factors. The stock repurchase program may be suspended at any time or from time-to-time without prior notice.  The Company repurchased approximately $711,000, or 26,200 shares of its common stock, under this stock repurchase program through December 31, 2022.

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

Under the regulatory capital guidelines, financial institutions are currently required to maintain a total risk-based capital ratio of 8.0% or greater, with a Tier 1 risk-based capital ratio of 6.0% or greater and a common equity Tier 1 capital ratio of 4.5% or greater, as required by the Basel III capital standards referenced above.  Tier 1 capital is generally defined as shareholders’ equity and trust preferred securities less all intangible assets and goodwill.  Tier 1 capital includes $15.0 million in trust preferred securities at December 31, 2022 and December 31, 2021.  The Company’s Tier 1 capital ratio was 13.21% and 15.43% at December 31, 2022 and December 31, 2021, respectively.  Total risk-based capital is defined as Tier 1 capital plus supplementary capital.  Supplementary capital, or Tier 2 capital, consists of the Company’s allowance for loan losses, not exceeding 1.25% of the Company’s risk-weighted assets. Total risk-based capital ratio is therefore defined as the ratio of total capital (Tier 1 capital and Tier 2 capital) to risk-weighted assets.  The Company’s total risk-based capital ratio was 14.04% and 16.35% at December 31, 2022 and December 31, 2021, respectively.  The Company’s common equity Tier 1 capital consists of common stock and retained earnings.   The Company’s common equity Tier 1 capital ratio was 12.03% and 13.96% at December 31, 2022 and December 31, 2021, respectively.  Financial institutions are also required to maintain a leverage ratio of Tier 1 capital to total average assets of 4.0% or greater.  The Company’s Tier 1 leverage capital ratio was 9.82% and 9.64% at December 31, 2022 and December 31, 2021, respectively.

The Bank’s Tier 1 risk-based capital ratio was 13.10% and 15.27% at December 31, 2022 and December 31, 2021, respectively.  The total risk-based capital ratio for the Bank was 13.93% and 16.19% at December 31, 2022 and December 31, 2021, respectively.   The Bank’s common equity Tier 1 capital ratio was 13.10% and 15.27% at December 31, 2022 and December 31, 2021, respectively.  The Bank’s Tier 1 leverage capital ratio was 9.68% and 9.50% at December 31, 2022 and December 31, 2021, respectively.

A bank is considered to be “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a common equity Tier 1 capital ratio of 6.5% or greater and a leverage ratio of 5.0% or greater.  Based upon these guidelines, the Bank was considered to be “well capitalized” at December 31, 2022.

PEOPLES BANCORP OF NORTH CAROLINA, INC.
Consolidated Financial Statements
December 31, 2022, 2021 and 2020

INDEX

PAGE(S)

Reports of Independent Registered Public Accounting Firm on the Consolidated Financial Statements PCAOB #149	A-20 - A-21

Financial Statements
Consolidated Balance Sheets at December 31, 2022 and 2021	A-22

Consolidated Statements of Earnings for the years ended December 31, 2022, 2021 and 2020	A-23

Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2022, 2021 and 2020	A-24

Consolidated Statements of Changes in Shareholders' Equity for the years ended December 31, 2022, 2021 and 2020	A-25

Consolidated Statements of Cash Flows for the years ended December 31, 2022, 2021 and 2020	A-26 - A-27

Notes to Consolidated Financial Statements	A-28 - A-59

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Peoples Bancorp of North Carolina, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Peoples Bancorp of North Carolina, Inc. and its subsidiaries (the Company) as of December 31, 2022 and 2021, the related consolidated statements of earnings, comprehensive income (loss), shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2022, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

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

Allowance for Loan Losses – Qualitative Factors

As discussed in Note 3 to the Company’s financial statements, the Company had a gross loan portfolio of approximately $1.0 billion and associated allowance for loan losses of approximately $10.5 million as of December 31, 2022. As described by the Company in Note 1, the allowance for loan losses is evaluated on a regular basis by management and is based on management’s periodic review of the collectability of the loans in light of the Company’s historical loan loss experience, the amount of past due and non-performing loans, specific known risks, underlying estimated values of collateral securing loans, current and anticipated economic conditions, and other factors which management believes represents the best estimate of the allowance for loan losses.

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

Raleigh, North Carolina

March 17, 2023

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Balance Sheets

December 31, 2022 and December 31, 2021

(Dollars in thousands)
	December 31,	December 31,
Assets	2022	2021
	(Audited)	(Audited)

Cash and due from banks, including reserve requirements of $0 at both 12/31/22 and 12/31/21	$50,061	44,711
Interest-bearing deposits	21,535	232,788
Cash and cash equivalents	71,596	277,499

Investment securities available for sale	445,394	406,549
Other investments	2,656	3,668
Total securities	448,050	410,217

Mortgage loans held for sale	211	3,637

Loans	1,032,608	884,869
Less allowance for loan losses	(10,494)	(9,355)
Net loans	1,022,114	875,514

Premises and equipment, net	18,205	16,104
Cash surrender value of life insurance	17,703	17,365
Right of use lease asset	5,116	4,612
Accrued interest receivable and other assets	37,932	19,245
Total assets	$1,620,927	1,624,193

Liabilities and Shareholders' Equity

Deposits:
Noninterest-bearing demand	$523,088	514,319
Interest-bearing demand, MMDA & savings	814,128	797,179
Time, $250,000 or more	31,001	26,333
Other time	66,998	74,917
Total deposits	1,435,215	1,412,748

Securities sold under agreements to repurchase	47,688	37,094
Junior subordinated debentures	15,464	15,464
Lease liability	5,185	4,677
Accrued interest payable and other liabilities	12,180	11,841
Total liabilities	1,515,732	1,481,824

Commitments

Shareholders' equity:
Preferred stock, no par value; authorized 5,000,000 shares; no shares issued and outstanding	-	-
Common stock, no par value; authorized 20,000,000 shares; issued and outstanding 5,636,830 shares at December 31, 2022 and 5,661,569 shares at December 31, 2021	52,636	53,305
Common stock held by deferred compensation trust, at cost; 169,004 shares at December 31, 2022 and 162,193 shares at December 31, 2021	(2,181)	(1,992)
Deferred compensation	2,181	1,992
Retained earnings	100,156	88,968
Accumulated other comprehensive income (loss)	(47,597)	96
Total shareholders' equity	105,195	142,369

Total liabilities and shareholders' equity	$1,620,927	1,624,193

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Earnings

For the Years Ended December 31, 2022, 2021 and 2020

(Dollars in thousands, except per share amounts)

	2022	2021	2020

Interest income:
Interest and fees on loans	$43,077	41,186	42,314
Interest on due from banks	2,223	258	127
Interest on federal funds sold	-	-	204
Interest on investment securities:
U.S. Government sponsored enterprises	4,962	2,478	2,361
States and political subdivisions	4,075	3,146	2,691
Other	94	111	261
Total interest income	54,431	47,179	47,958

Interest expense:
Demand deposits, MMDA & savings deposits	2,019	2,029	1,962
Time deposits	562	752	947
FHLB borrowings	-	-	357
Junior subordinated debentures	529	280	370
Other	213	144	200
Total interest expense	3,323	3,205	3,836

Net interest income	51,108	43,974	44,122

Provision for (recovery of) loan losses	1,472	(1,163)	4,259

Net interest income after provision for loan losses	49,636	45,137	39,863

Non-interest income:
Service charges	5,290	3,921	3,528
Other service charges and fees	734	803	742
Gain on sale of securities	-	-	2,639
Mortgage banking income	393	2,505	2,469
Insurance and brokerage commissions	945	1,035	897
Appraisal management fee income	11,663	8,890	6,754
Gain (loss) on sale of premises and equipment	(85)	105	-
Gain (loss) on sales and write-downs of other real estate, net	-	21	(47)
Miscellaneous	7,749	7,639	5,932
Total non-interest income	26,689	24,919	22,914

Non-interest expense:
Salaries and employee benefits	26,130	24,506	23,538
Occupancy	8,048	7,858	7,933
Professional fees	1,915	1,826	1,580
Advertising	693	536	787
Debit card expense	1,224	1,000	1,012
FDIC insurance	461	415	263
Appraisal management fee expense	9,264	7,112	5,274
Other	8,295	7,874	8,544
Total non-interest expense	56,030	51,127	48,931

Earnings before income taxes	20,295	18,929	13,846

Income tax expense	4,172	3,796	2,489

Net earnings	$16,123	15,133	11,357

Basic net earnings per share	$2.94	2.71	2.01
Diluted net earnings per share	$2.85	2.63	1.95
Cash dividends declared per share	$0.87	0.66	0.75

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Comprehensive Income (Loss)

For the Years Ended December 31, 2022, 2021 and 2020

(Dollars in thousands)

	2022	2021	2020

Net earnings	$16,123	15,133	11,357

Other comprehensive income (loss):
Unrealized holding gains (losses) on securities available for sale	(61,919)	(6,886)	4,919
Reclassification adjustment for gains on securities available for sale included in net earnings	-	-	(2,639)

Total other comprehensive income (loss), before income taxes	(61,919)	(6,886)	2,280

Income tax expense (benefit) related to other comprehensive income (loss):

Unrealized holding gain (losses) on securities available for sale	(14,226)	(1,582)	1,130
Reclassification adjustment for gains on securities available for sale included in net earnings	-	-	(606)

Total income tax expense (benefit) related to other comprehensive income (loss)	(14,226)	(1,582)	524

Total other comprehensive income (loss), net of tax	(47,693)	(5,304)	1,756

Total comprehensive income (loss)	$(31,570)	9,829	13,113

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Changes in Shareholders' Equity

For the Years Ended December 31, 2022, 2021 and 2020

(Dollars in thousands)
					Common Stock
					Held By	Accumulated
	Common	Common			Deferred	Other
	Stock	Stock	Retained	Deferred	Compensation	Comprehensive
	Shares	Amount	Earnings	Compensation	Trust	Income (Loss)	Total
Balance, December 31, 2019	5,912,300	$59,813	70,663	1,588	(1,588)	3,644	134,120

Common stock repurchase	(126,800)	(2,999)	-	-	-	-	(2,999)
Cash dividends declared on common stock	-	-	(4,392)	-	-	-	(4,392)
Restricted stock units exercised	2004	57	-	-	-	-	57
Equity incentive plan, net	-	-	-	208	(208)	-	-
Net earnings	-	-	11,357	-	-	-	11,357
Change in accumulated other comprehensive income, net of tax	-	-	-	-	-	1,756	1,756
Balance, December 31, 2020	5,787,504	$56,871	77,628	1,796	(1,796)	5,400	139,899

Common stock repurchase	(127,597)	(3,605)	-	-	-	-	(3,605)
Cash dividends declared on common stock	-	-	(3,793)			-	(3,793)
Restricted stock units exercised	1,662	39	-	-	-	-	39
Equity incentive plan, net	-	-	-	196	(196)	-	-
Net earnings	-	-	15,133	-	-	-	15,133
Change in accumulated other comprehensive loss, net of tax	-	-	-	-	-	(5,304)	(5,304)
Balance, December 31, 2021	5,661,569	$53,305	88,968	1,992	(1,992)	96	142,369

Common stock repurchase	(26,200)	(710)	-	-	-	-	(710)
Cash dividends declared on common stock	-	-	(4,935)			-	(4,935)
Restricted stock units exercised	1,461	41	-	-	-	-	41
Equity incentive plan, net	-	-	-	189	(189)	-	-
Net earnings	-	-	16,123	-	-	-	16,123
Change in accumulated other comprehensive loss, net of tax	-	-	-	-	-	(47,693)	(47,693)
Balance, December 31, 2022	5,636,830	$52,636	100,156	2,181	(2,181)	(47,597)	105,195

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2022, 2021 and 2020

(Dollars in thousands)

	2022	2021	2020

Cash flows from operating activities:
Net earnings	$16,123	15,133	11,357
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, amortization and accretion	6,031	5,569	4,183
Provision for (recovery of) loan losses	1,472	(1,163)	4,259
Deferred income taxes	(541)	(227)	(560)
Gain on sale of investment securities	-	-	(2,639)
Gain on sale of other real estate	-	(21)	-
Write-down of other real estate	-	-	47
(Gain) loss on sale and writedowns of premises and equipment	85	(105)	-
Restricted stock units expense	249	181	27
Proceeds from sales of loans held for sale	22,659	98,365	112,426
Origination of loans held for sale	(19,233)	(92,863)	(117,148)
Change in:
Cash surrender value of life insurance	(403)	(397)	(380)
Right of use lease asset	1,677	738	199
Other assets	(3,920)	(554)	(596)
Lease liability	(1,673)	(721)	(176)
Other liabilities	131	2,965	(1,837)

Net cash provided by operating activities	22,657	26,900	9,162

Cash flows from investing activities:
Purchases of investment securities available for sale	(149,738)	(209,306)	(127,893)
Proceeds from sales, calls and maturities of investment securities available for sale	7,875	9,540	62,408
Proceeds from paydowns of investment securities available for sale	37,400	28,536	19,169
Purchases of other investments	-	-	(45)
Proceeds from paydowns of other investment securities	1,162	201	176
Net change in FHLB stock	(105)	331	(55)
Net change in loans	(148,072)	64,380	(99,971)
Purchases of premises and equipment	(4,563)	(484)	(2,492)
Purchases of bank owned life insurance	-	-	(269)
Proceeds from sale of premises and equipment	-	515	-
Proceeds from sale of other real estate and repossessions	-	149
Proceeds from bank owned life insurance	65	-	-

Net cash used by investing activities	(255,976)	(106,138)	(148,972)

Cash flows from financing activities:
Net change in deposits	22,467	191,662	254,569
Net change in securities sold under agreement to repurchase	10,594	10,893	1,980
Proceeds from FHLB borrowings	-	-	70,000
Repayments of FHLB borrowings	-	-	(70,000)
Proceeds from FRB borrowings	1	1	1
Repayments of FRB borrowings	(1)	(1)	(1)
Proceeds from Fed Funds Purchased	162	162	7,011
Repayments of Fed Funds Purchased	(162)	(162)	(7,011)
Repayments of Junior Subordinated Debentures	-	-	(155)
Common stock repurchased	(710)	(3,605)	(2,999)
Cash dividends paid on common stock	(4,935)	(3,793)	(4,392)

Net cash provided by financing activities	27,416	195,157	249,003

Net change in cash and cash equivalents	(205,903)	115,919	109,193

Cash and cash equivalents at beginning of period	277,499	161,580	52,387

Cash and cash equivalents at end of period	$71,596	277,499	161,580

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Cash Flows, continued

For the Years Ended December 31, 2022, 2021 and 2020

(Dollars in thousands)

	2022	2021	2020

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$3,284	3,224	3,856
Income taxes	$4,659	3,669	2,781

Noncash investing and financing activities:
Change in unrealized gain (loss) on investment securities available for sale, net	$(47,693)	(5,304)	1,756
Transfer of loans to other real estate	$-	-	175
Issuance of accrued restricted stock units	$41	39	57
Initial recognition of lease right of use asset and lease liability	$2,181	1,927	942

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Notes to Consolidated Financial Statements

(1) Summary of Significant Accounting Policies

Organization

Peoples Bancorp of North Carolina, Inc. (the “Company”) has served as the holding company to Peoples Bank (the “Bank”) since 1999.  The Company is primarily regulated by the Board of Governors of the Federal Reserve System, and serves as the one-bank holding company for the Bank.

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

Community Bank Real Estate Solutions, LLC (“CBRES”) is a wholly owned subsidiary of the Bank and began operations in 2009 as a “clearing house” for appraisal services for community banks.  Other banks are able to contract with CBRES to find and engage appropriate appraisal companies.  In 2019, the Company launched PB Insurance Agency, which operated as a division of CBRES, until it was discontinued in 2022.

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

Principles of Consolidation

The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiary, the Bank, along with the Bank’s wholly owned subsidiaries, PIS, REAS, CBRES and PBREH.  All significant intercompany balances and transactions have been eliminated in consolidation.

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

Business Segments

Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by management in deciding how to allocate resources and in assessing performance. Management has determined that the Company has two significant operating segment: Banking Operations and CBRES, as discussed more fully in Note 16. In determining the appropriateness of segment definition, the Company considers the criteria of ASC 280, Segment Reporting.

Cash and Cash Equivalents

Cash, due from banks, interest-bearing deposits and federal funds sold are considered cash and cash equivalents for cash flow reporting purposes.

Investment Securities

The Company uses three classifications for its investment securities: trading, available for sale, or held to maturity. Trading securities are bought and held principally for sale in the near term. Held to maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All other securities not included in trading or held to maturity are classified as available for sale. At December 31, 2022 and 2021, the Company classified all of its investment securities as available for sale.

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

Premiums and discounts are recognized in interest income using the interest method over the terms of the securities.  Realized gains and losses for securities classified as available for sale are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

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

The general allowance reflects reserves established under GAAP for collective loan impairment.  These reserves are based upon historical net charge-offs using the greater of the last two, three, four, or five years’ loss experience.  This charge-off experience may be adjusted to reflect the effects of current conditions.  The Bank considers information derived from its loan risk ratings and external data related to industry and general economic trends in establishing reserves.  Qualitative factors applied in the Bank’s ALLL model include the impact to the economy from the COVID-19 pandemic and reserves on loans with payment modifications as a result of the COVID-19 pandemic.  There were no loans with existing modifications as a result of the COVID-19 pandemic at December 31, 2022 and 2021.  At December 31, 2022 and 2021, the Bank maintained a pool of loans that were previously modified as a result of the COVID-19 pandemic.  The loan balances associated with those loans that were previously modified as a result of the COVID-19 pandemic related modifications have been grouped into their own pool within the Bank’s ALLL model as management considers that they have a higher risk profile, and a higher reserve rate has been applied to this pool.  As such, a higher reserve rate has been applied to this pool.  Loans included in this pool totaled $70.5 million and $88.7 million at December 31, 2022 and December 31, 2021, respectively.

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

There were no significant changes in the estimation methods or fundamental assumptions used in the evaluation of the allowance for the year ended December 31, 2022 as compared to the year ended December 31, 2021.   Revisions, estimates and assumptions may be made in any period in which the supporting factors indicate that loss levels may vary from the previous estimates.

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

SBA PPP loans are excluded from the allowance as PPP loans are 100 percent guaranteed by the SBA.

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

Mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of mortgage loans serviced for others was approximately $285,000, $351,000 and $578,000 at December 31, 2022, 2021 and 2020, respectively.  Mortgage servicing rights related to these loans are immaterial for all periods presented.

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

The Company granted 16,583 restricted stock units under the 2009 Plan at a grant date fair value of $16.34 per share during the first quarter of 2015.  The Company granted 5,544 restricted stock units under the 2009 Plan at a grant date fair value of $16.91 per share during the first quarter of 2016.  The Company granted 4,114 restricted stock units under the 2009 Plan at a grant date fair value of $25.00 per share during the first quarter of 2017.  The Company granted 3,725 restricted stock units under the 2009 Plan at a grant date fair value of $31.43 per share during the first quarter of 2018.  The Company granted 5,290 restricted stock units under the 2009 Plan at a grant date fair value of $28.43 per share during the first quarter of 2019.  The number of restricted stock units granted and grant date fair values for the restricted stock units granted in 2015 through 2017 have been restated to reflect the 10% stock dividend that was paid in the fourth quarter of 2017.  The Company recognizes compensation expense on the restricted stock units over the vesting period (four years from the grant date for the 2015, 2016, 2017, 2018 and 2019 grants).  The amount of expense recorded each period reflects the changes in the Company’s stock price during such period.  As of December 31, 2022, the total unrecognized compensation expense related to the restricted stock unit grants under the 2009 Plan was $3,000.

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

The Company granted 7,635 restricted stock units under the 2020 Plan at a grant date fair value of $17.08 per share during the second quarter of 2020.  The Company granted 7,060 restricted stock units under the 2020 Plan at a grant date fair value of $22.04 per share during the first quarter of 2021.  The Company granted 5,385 restricted stock units under the 2020 Plan at a grant date fair value of $27.99 per share during the first quarter of 2022.  The Company recognizes compensation expense on the restricted stock units over the vesting period (four years from the grant date for 2020, 2021 and 2022 grants).  As of December 31, 2022, the total unrecognized compensation expense related to the restricted stock unit grants under the 2020 Plan was $334,000.

The Company recognized compensation expense for restricted stock units granted under the 2009 Plan and 2020 Plan of $249,000, $181,000 and $27,000 for the years ended December 31, 2022, 2021 and 2020, respectively.

Net Earnings Per Share

Net earnings per common share is based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per common share. The average market price during the year is used to compute equivalent shares.

The reconciliations of the amounts used in the computation of both “basic earnings per common share” and “diluted earnings per common share” for the years ended December 31, 2022, 2021 and 2020 are as follows:

For the year ended December 31, 2022
	Net Earnings (Dollars in thousands)	Weighted Average Number of Shares	Per Share Amount
Basic earnings per share	$16,123	5,480,123	$2.94
Effect of dilutive securities:
Restricted stock units - unvested	-	15,467
Shares held in deferred comp plan by deferred compensation trust		165,599
Diluted earnings per share	$16,123	5,661,189	$2.85

For the year ended December 31, 2021
	Net Earnings (Dollars in thousands)	Weighted Average Number of Shares	Per Share Amount
Basic earnings per share	$15,133	5,576,099	$2.71
Effect of dilutive securities:
Restricted stock units - unvested	-	13,935
Shares held in deferred comp plan by deferred compensation trust		158,831
Diluted earnings per share	$15,133	5,748,865	$2.63

For the year ended December 31, 2020
	Net Earnings (Dollars in thousands)	Weighted Average Number of Shares	Per Share Amount
Basic earnings per share	$11,357	5,657,025	$2.01
Effect of dilutive securities:
Restricted stock units	-	14,203
Shares held in deferred comp plan by deferred compensation trust	-	150,394
Diluted earnings per share	$11,357	5,821,622	$1.95

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

		March 12, 2020 through December 31, 2022	The adoption of this guidance did not have a material impact on the Company’s results of operations, financial position or disclosures.

The following tables provide a summary of ASU’s issued by the FASB that the Company has not adopted as of December 31, 2022, which may impact the Company’s financial statements.

Recently Issued Accounting Guidance Not Yet Adopted

ASU	Description	Effective Date	Effect on Financial Statements or Other Significant Matters
ASU 2016-13: Measurement of Credit Losses on Financial Instruments	Provides guidance to change the accounting for credit losses and modify the impairment model for certain debt securities.	See ASU 2019-10 below.

The Company will apply this guidance through a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption.  The Company is still evaluating the impact of this guidance on its consolidated financial statements.  The Company has formed a Current Expected Credit Losses (“CECL”) committee and implemented a model from a third-party vendor for running CECL calculations.  The Company has developed CECL model assumptions and is comparing results to current allowance for loan loss calculations.  Parallel processing of the existing allowance for loan losses model with the CECL was completed during the fourth quarter of 2022.  At this time, the Company expects its allowance for credit losses related to all financial assets will increase by approximately $1.1 million upon adoption compared to its allowance for loan losses at December 31, 2022 of approximately $10.5 million. The impact of the initial adoption will be reflected in the Company's SEC Form 10-Q for the period ended March 31, 2023.

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
ASU 2019-10: Financial Instruments Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates

Guidance to defer the effective dates for private companies, not-for-profit organizations, and certain smaller reporting companies applying standards on current expected credit losses (CECL), leases and hedging.

		January 1, 2023	The adoption of this guidance is not expected to have a material impact on the Company s results of operations, financial position or disclosures.
ASU 2019-11: Codification Improvements to Topic 326, Financial Instruments Credit Losses

Guidance that addresses issues raised by stakeholders during the implementation of ASU 2016-13, Financial Instruments Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments affect a variety of Topics in the ASC.

		January 1, 2023	The adoption of this guidance is not expected to have a material impact on the Company s results of operations, financial position or disclosures.
ASU 2020-03: Codification Improvements to Financial Instruments

Guidance to clarify that the contractual term of a net investment in a lease, determined in accordance with the leases standard, should be the contractual term used to measure expected credit losses under ASC 326.

		January 1, 2023	The adoption of this guidance is not expected to have a material impact on the Company s results of operations, financial position or disclosures.
ASU 2022-02: Financial Instruments - Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures

Eliminates the guidance on troubled debt restructurings (TDRs) for creditors in ASC 310-40 2 and amends the guidance on vintage disclosures to require disclosure of current-period gross write-offs by year of origination.

January 1, 2023

The adoption of this guidance is not expected to have a material impact on the Company s results of operations or financial position but will impact future disclosure requirements and reduce individually evaluated loan totals.

Other accounting standards that have been issued or proposed by FASB or other standards-setting bodies are not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

Reclassification

Certain amounts in the 2021 and 2020 consolidated financial statements have been reclassified to conform to the 2022 presentation.

(2) Investment Securities

Investment securities available for sale at December 31, 2022 and 2021 are as follows:

(Dollars in thousands)
	December 31, 2022
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S Treasuries	$10,951	-	1,137	9,814
U.S. Government sponsored enterprises	12,245	-	706	11,539
Mortgage-backed securities	299,222	445	25,829	273,838
State and political subdivisions	184,768	91	34,656	150,203
Total	$507,186	536	62,328	445,394

(Dollars in thousands)
	December 31, 2021
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S Treasuries	$7,964	-	75	7,889
U.S. Government sponsored enterprises	14,252	200	185	14,267
Mortgage-backed securities	218,402	1,769	3,019	217,152
State and political subdivisions	165,804	3,694	2,257	167,241
Total	$406,422	5,663	5,536	406,549

The current fair value and associated unrealized losses on investments in debt securities with unrealized losses at December 31, 2022 and 2021 are summarized in the tables below, with the length of time the individual securities have been in a continuous loss position.

(Dollars in thousands)
	December 31, 2022
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Treasuries	$2,878	104	6,936	1,033	9,814	1,137
U.S. Government sponsored enterprises	2,904	87	8,635	619	11,539	706
Mortgage-backed securities	128,241	8,740	120,464	17,089	248,705	25,829
State and political subdivisions	65,880	7,766	76,291	26,890	142,171	34,656
Total	$199,903	16,697	212,326	45,631	412,229	62,328

(Dollars in thousands)
	December 31, 2021
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Treasuries	$7,889	75	-	-	7,889	75
U.S. Government sponsored enterprises	5,232	15	3,263	170	8,495	185
Mortgage-backed securities	131,483	2,477	19,632	542	151,115	3,019
State and political subdivisions	80,076	1,981	5,922	276	85,998	2,257
Total	$224,680	4,548	28,817	988	253,497	5,536

At December 31, 2022, unrealized losses in the investment securities portfolio relating to debt securities totaled $62.3 million.  The unrealized losses on these debt securities arose due to changing interest rates and are considered to be temporary.  From the December 31, 2022 tables above, all three of the U.S. Treasury securities, 149 of the 158 securities issued by state and political subdivisions contained unrealized losses, all seven of the securities issued by U.S. Government sponsored enterprises, and 123 of the 133 mortgage-backed securities, contained unrealized losses.  These unrealized losses are considered temporary because of acceptable financial condition and results of operations on each security and the repayment sources of principal and interest on U.S. Government sponsored enterprises, including mortgage-backed securities, are government backed.

The Company periodically evaluates its investments for any impairment which would be deemed other-than-temporary.   No investment impairments were deemed other-than-temporary in 2022, 2021 or 2020.

The amortized cost and estimated fair value of investment securities available for sale at December 31, 2022, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

December 31, 2022
(Dollars in thousands)
	Amortized Cost	Fair Value
Due within one year	$240	240
Due from one to five years	8,434	8,128
Due from five to ten years	58,540	49,599
Due after ten years	140,750	113,589
Mortgage-backed securities	299,222	273,838
Total	$507,186	445,394

No securities available for sale were sold during 2022 and 2021.  During 2020, proceeds from sales of securities available for sale were $56.3 million and resulted in gross gains of $2.7 million and gross losses of $56,000.

Securities with a fair value of approximately $96.0 million and $98.6 million at December 31, 2022 and 2021, respectively, were pledged to secure public deposits, FHLB borrowings and for other purposes as required by law.

GAAP establishes a framework for measuring fair value and expands disclosures about fair value measurements. There is a three-level fair value hierarchy for fair value measurements.  Level 1 inputs are quoted prices in active markets for identical assets or liabilities that a company has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability.  The table below presents the balance of securities available for sale, which are measured at fair value on a recurring basis by level within the fair value hierarchy as of December 31, 2022 and 2021.

(Dollars in thousands)
	December 31, 2022
	Fair Value Measurements	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
U. S Treasuries	$9,814	-	9,814	-
U.S. Government sponsored enterprises	$11,539	-	11,539	-
Mortgage-backed securities	$273,838	-	273,838	-
State and political subdivisions	$150,203	-	150,203	-

(Dollars in thousands)
	December 31, 2021
	Fair Value Measurements	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
U. S Treasuries	$7,889	-	7,889	-88.7
U.S. Government sponsored enterprises	$14,267	-	14,267	-
Mortgage-backed securities	$217,152	-	217,152	-
State and political subdivisions	$167,241	-	167,241	-

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

(3) Loans

Major classifications of loans at December 31, 2022 and 2021 are summarized as follows:

(Dollars in thousands)
	December 31, 2022	December 31, 2021
Real estate loans:
Construction and land development	$114,446	95,760
Single-family residential	322,262	266,111
Single-family residential - Banco de la Gente non-traditional	20,019	23,147
Commercial	406,750	337,841
Multifamily and farmland	65,562	58,366
Total real estate loans	929,039	781,225

Loans not secured by real estate:
Commercial loans	81,307	91,172
Farm loans	938	796
Consumer loans	6,834	6,436
All other loans	14,490	5,240

Total loans	1,032,608	884,869

Less allowance for loan losses	(10,494)	(9,355)

Total net loans	$1,022,114	875,514

The above table includes deferred costs, net of deferred fees, totaling $909,000 at December 31, 2022.  The above table includes deferred costs, net of deferred fees, totaling $198,000 at December 31, 2021 including $945,000 in deferred PPP loan fees.

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

Loans are considered past due if the required principal and interest payments have not been received within 30 days of the date such payments were due. Loans are placed on non-accrual status when, in management’s opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provisions. Generally, a loan is placed on non-accrual status when it is over 90 days past due and there is reasonable doubt that all principal will be collected.  When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

On March 27, 2020, President Trump signed the CARES Act, which established a $2 trillion economic stimulus package, including cash payments to individuals, supplemental unemployment insurance benefits and a $349 billion loan program administered through the PPP. Under the PPP, small businesses, sole proprietorships, independent contractors and self-employed individuals were able to apply for loans from existing SBA lenders and other approved regulated lenders, subject to certain limitations and eligibility criteria. A second round of PPP funding provided a total of $320 billion additional funding for the PPP.  The Bank participated as a lender in the PPP.  Total PPP loans originated during the years ended December 31, 2020 and 2021 amounted to $128.1 million.  The outstanding balance of PPP loans was $103,000 and $18.0 million at December 31, 2022 and 2021, respectively.  These loans are classified as commercial loans in the tables above.  The Bank recognized $948,000 and $3.4 million of PPP loan fee income for the year ended December 31, 2022 and year ended December, 2021, respectively.

The following tables present an age analysis of past due loans, by loan type, as of December 31, 2022 and 2021:

December 31, 2022
(Dollars in thousands)
	Loans 30-89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Total Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
Real estate loans:
Construction and land development	$363	-	363	114,083	114,446	-
Single-family residential	4,318	256	4,574	317,688	322,262	-
Single-family residential - Banco de la Gente non-traditional	2,977	264	3,241	16,778	20,019	-
Commercial	306	-	306	406,444	406,750	-
Multifamily and farmland	-	-	-	65,562	65,562	-
Total real estate loans	7,964	520	8,484	920,555	929,039	-

Loans not secured by real estate:
Commercial loans	3	-	3	81,304	81,307	-
Farm loans	-	-	-	938	938	-
Consumer loans	71	-	71	6,763	6,834	-
All other loans	-	-	-	14,490	14,490	-
Total loans	$8,038	520	8,558	1,024,050	1,032,608	-

December 31, 2021
(Dollars in thousands)
	Loans 30-89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Total Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
Real estate loans:
Construction and land development	$-	-	-	95,760	95,760	-
Single-family residential	2,323	634	2,957	263,154	266,111	-
Single-family residential - Banco de la Gente non-traditional	2,593	112	2,705	20,442	23,147	-
Commercial	488	-	488	337,353	337,841	-
Multifamily and farmland	-	-	-	58,366	58,366	-
Total real estate loans	5,404	746	6,150	775,075	781,225	-

Loans not secured by real estate:
Commercial loans	43	-	43	91,129	91,172	-
Farm loans	-	-	-	796	796	-
Consumer loans	38	-	38	6,398	6,436	-
All other loans	-	-	-	5,240	5,240	-
Total loans	$5,485	746	6,231	878,638	884,869	-

The following table presents the Bank’s non-accrual loans as of December 31, 2022 and 2021:

(Dollars in thousands)
	December 31, 2022	December 31, 2021
Real estate loans:
Construction and land development	$53	-
Single-family residential	1,914	1,642
Single-family residential - Banco de la Gente non-traditional	1,532	1,232
Commercial	129	200
Multifamily and farmland	91	105
Total real estate loans	3,719	3,179

Loans not secured by real estate:
Commercial loans	-	49
Consumer loans	9	2
Total	$3,728	3,230

At the end of each reporting period, the Bank determines which loans are impaired.  Accordingly, the Bank’s impaired loans are reported at their estimated fair value on a non-recurring basis.  An allowance for each impaired loan that is collateral-dependent is calculated based on the fair value of its collateral.  The fair value of the collateral is based on appraisals performed by REAS, a subsidiary of the Bank.  REAS is staffed by certified appraisers who also perform appraisals for third parties.  Factors, including the assumptions and techniques utilized by the appraiser, are considered by management in determining the fair value of collateral.  If the recorded investment in the impaired loan exceeds the measure of fair value of the collateral, a valuation allowance is recorded as a component of the allowance for loan losses.  An allowance for each impaired loan that is not collateral dependent is calculated based on the present value of projected cash flows.  If the recorded investment in the impaired loan exceeds the present value of projected cash flows, a valuation allowance is recorded as a component of the allowance for loan losses.  Impaired loans under $250,000 are not individually evaluated for impairment with the exception of the Bank’s Troubled Debt Restructurings (“TDR loans”) in the residential mortgage loan portfolio, which are individually evaluated for impairment.  Impaired loans collectively evaluated for impairment totaled $4.9 million and $5.3 million at December 31, 2022 and 2021, respectively.  Accruing impaired loans were $15.4 and $18.3 million at December 31, 2022 and December 31, 2021, respectively.  Interest income recognized on accruing impaired loans was $862,000 and $1.0 million for the years ended December 31, 2022 and 2021, respectively.  No interest income is recognized on non-accrual impaired loans subsequent to their classification as non-accrual.

The following tables present the Bank’s impaired loans as of December 31, 2022, 2021 and 2020:

December 31, 2022
(Dollars in thousands)

	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Recorded Investment in Impaired Loans	Related Allowance	Average Outstanding Impaired Loans	YTD Interest Income Recognized
Real estate loans:
Construction and land development	$110	-	110	110	2	75	8
Single-family residential	3,912	236	3,300	3,536	60	5,194	194
Single-family residential - Banco de la Gente non-traditional	10,441	-	9,748	9,748	611	8,757	552
Commercial	1,785	421	1,346	1,767	9	1,916	93
Multifamily and farmland	104	-	91	91	-	96	5
Total impaired real estate loans	16,352	657	14,595	15,252	682	16,038	852

Loans not secured by real estate:
Commercial loans	116	-	116	116	1	137	8
Consumer loans	11	-	9	9	-	15	2
Total impaired loans	$16,479	657	14,720	15,377	683	16,190	862

December 31, 2021
(Dollars in thousands)

	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Recorded Investment in Impaired Loans	Related Allowance	Average Outstanding Impaired Loans	YTD Interest Income Recognized
Real estate loans:
Construction and land development	$73	-	73	73	3	82	6
Single-family residential	5,138	524	4,374	4,898	86	6,017	253
Single-family residential - Banco de la Gente non-traditional	11,753	-	10,922	10,922	687	10,325	609
Commercial	2,138	435	1,608	2,043	11	2,385	109
Multifamily and farmland	113	-	105	105	-	110	6
Total impaired real estate loans	19,215	959	17,082	18,041	787	18,919	983

Loans not secured by real estate:
Commercial loans	282	49	170	219	2	271	19
Consumer loans	8	-	4	4	-	11	1
Total impaired loans	$19,505	1,008	17,256	18,264	789	19,201	1,003

December 31, 2020
(Dollars in thousands)

	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Recorded Investment in Impaired Loans	Related Allowance	Average Outstanding Impaired Loans	YTD Interest Income Recognized
Real estate loans:
Construction and land development	$108	-	108	108	4	134	8
Single-family residential	5,302	379	4,466	4,845	33	4,741	262
Single-family residential - Banco de la Gente non-traditional	13,417	-	12,753	12,753	862	13,380	798
Commercial	2,999	1,082	1,891	2,973	14	2,940	139
Multifamily and farmland	119	-	117	117	-	29	6
Total impaired real estate loans	21,945	1,461	19,335	20,796	913	21,224	1,213

Loans not secured by real estate:
Commercial loans	515	211	244	455	5	564	32
Consumer loans	41	-	37	37	1	60	5
Total impaired loans	$22,501	1,672	19,616	21,288	919	21,848	1,250

The fair value measurements for mortgage loans held for sale, impaired loans and other real estate on a non-recurring basis at December 31, 2022 and 2021 are presented below.  The Bank’s valuation methodology is discussed in Note 16.

(Dollars in thousands)
	Fair Value Measurements December 31, 2022	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage loans held for sale	$211	-	-	211
Impaired loans	$14,694	-	-	14,694

(Dollars in thousands)
	Fair Value Measurements December 31, 2021	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage loans held for sale	$3,637	-	-	3,637
Impaired loans	$17,475	-	-	17,475

	Fair Value December 31, 2022	Fair Value December 31, 2021	Valuation Technique	Significant Unobservable Inputs	General Range of Significant Unobservable Input Values
Mortgage loans held for sale	$211	$3,637	Rate lock commitment	N/A	N/A
Impaired loans	$14,694	$17,475	Appraised value and discounted cash flows	Discounts to reflect current market conditions and ultimate collectability	0 - 25%

The following table presents changes in the allowance for loan losses for the year ended December 31, 2022.  PPP loans are excluded from the allowance for loan losses as PPP loans are 100 percent guaranteed by the SBA.

(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single-Family Residential	Single-Family Residential - Banco de la Gente Non-traditional	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer and All Other	Unallocated	Total
Twelve months ended December 31, 2022
Allowance for loan losses:
Beginning balance	$1,193	2,013	864	2,234	150	711	-	110	2,080	9,355
Charge-offs	-	(128)	-	-	-	(33)	-	(591)	-	(752)
Recoveries	-	229	-	9	-	72	-	109	-	419
Provision	222	208	(101)	964	14	(93)	-	586	(328)	1,472
Ending balance	$1,415	2,322	763	3,207	164	657	-	214	1,752	10,494

Allowance for loan losses December 31, 2022
Ending balance: individually evaluated for impairment	$-	36	597	6	-	-	-	-	-	639
Ending balance: collectively evaluated for impairment	1,415	2,286	166	3,201	164	657	-	214	1,752	9,855
Ending balance	$1,415	2,322	763	3,207	164	657	-	214	1,752	10,494

Loans at December 31, 2022
Ending balance	$114,446	322,262	20,019	406,750	65,562	81,307	938	21,324	-	1,032,608

Ending balance: individually evaluated for impairment	$-	537	8,555	1,388	-	-	-	-	-	10,480
Ending balance: collectively evaluated for impairment	$114,446	321,725	11,464	405,362	65,562	81,307	938	21,324	-	1,022,128

Changes in the allowance for loan losses for the year ended December 31, 2021 were as follows:

(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single-Family Residential	Single-Family Residential - Banco de la Gente Non-traditional	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer and All Other	Unallocated	Total
Twelve months ended December 31, 2021
Allowance for loan losses:
Beginning balance	$1,196	1,843	1,052	2,212	122	1,345	-	128	2,010	9,908
Charge-offs	-	(89)	-	-	-	(293)	-	(380)	-	(762)
Recoveries	121	271	-	52	3	786	-	139	-	1,372
Provision	(124)	(12)	(188)	(30)	25	(1,127)	-	223	70	(1,163)
Ending balance	$1,193	2,013	864	2,234	150	711	-	110	2,080	9,355

Allowance for loan losses December 31, 2021
Ending balance: individually evaluated for impairment	$1	57	672	7	-	-	-	-	-	737
Ending balance: collectively evaluated for impairment	1,192	1,956	192	2,227	150	711	-	110	2,080	8,618
Ending balance	$1,193	2,013	864	2,234	150	711	-	110	2,080	9,355

Loans at December 31, 2021
Ending balance	$95,760	266,111	23,147	337,841	58,366	91,172	796	11,676	-	884,869

Ending balance: individually evaluated for impairment	$6	1,633	9,795	1,437	-	49	-	-	-	12,920
Ending balance: collectively evaluated for impairment	$95,754	264,478	13,352	336,404	58,366	91,123	796	11,676	-	871,949

Changes in the allowance for loan losses for the year ended December 31, 2020 were as follows:

(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single-Family Residential	Single-Family Residential - Banco de la Gente Non-traditional	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer and All Other	Unallocated	Total
Twelve months ended December 31, 2020
Allowance for loan losses:
Beginning balance	$694	1,274	1,073	1,305	120	688	-	138	1,388	6,680
Charge-offs	(5)	(65)	-	(7)	-	(903)	-	(434)	-	(1,414)
Recoveries	36	70	-	70	-	34	-	173	-	383
Provision	471	564	(21)	844	2	1,526	-	251	622	4,259
Ending balance	$1,196	1,843	1,052	2,212	122	1,345	-	128	2,010	9,908

Allowance for loan losses December 31, 2020
Ending balance: individually evaluated for impairment	$1	4	844	8	-	-	-	-	-	857
Ending balance: collectively evaluated for impairment	1,195	1,839	208	2,204	122	1,345	-	128	2,010	9,051
Ending balance	$1,196	1,843	1,052	2,212	122	1,345	-	128	2,010	9,908

Loans at December 31, 2020
Ending balance	$94,124	272,325	26,883	332,971	48,880	161,740	855	10,861	-	948,639

Ending balance: individually evaluated for impairment	$7	1,558	11,353	2,118	-	212	-	-	-	15,248
Ending balance: collectively evaluated for impairment	$94,117	270,767	15,530	330,853	48,880	161,528	855	10,861	-	933,391

Impaired loans collectively evaluated for impairment totaled $4.9 million, $5.3 million and $5.8 million at December 31, 2022, 2021 and 2020, respectively and are included in the tables above.  Allowance on impaired loans collectively evaluated for impairment totaled $44,000, $42,000 and 61,000 at December 31, 2022, 2021 and 2020, respectively.

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

The following tables present the credit risk profile of each loan type based on internally assigned risk grades as of December 31, 2022 and 2021.

December 31, 2022
(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single-Family Residential	Single-Family Residential - Banco de la Gente non-traditional	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer	All Other	Total

1- Excellent Quality	$-	2,782	-	-	-	1,365	-	527	-	4,674
2- High Quality	14,912	138,124	-	33,353	17	13,302	-	2,384	1,366	203,458
3- Good Quality	94,113	166,329	7,442	340,926	63,270	64,422	938	3,663	12,851	753,954
4- Management Attention	5,257	10,615	8,968	27,957	2,061	1,507	-	244	128	56,737
5- Watch	54	922	1,136	3,963	123	711	-	1	145	7,055
6- Substandard	110	3,490	2,473	551	91	-	-	15	-	6,730
7- Doubtful	-	-	-	-	-	-	-	-	-	-
8- Loss	-	-	-	-	-	-	-	-	-	-
Total	$114,446	322,262	20,019	406,750	65,562	81,307	938	6,834	14,490	1,032,608

December 31, 2021
(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single-Family Residential	Single-Family Residential - Banco de la Gente non-traditional	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer	All Other	Total

1- Excellent Quality	$-	5,923	-	-	-	371	-	581	-	6,875
2- High Quality	11,752	109,337	-	28,546	19	16,177	-	2,039	1,309	169,179
3- Good Quality	80,325	129,856	8,712	272,786	54,945	68,183	792	3,510	3,931	623,040
4- Management Attention	3,534	14,964	10,478	30,937	2,754	5,214	4	284	-	68,169
5- Watch	76	2,464	1,703	4,938	543	1,177	-	1	-	10,902
6- Substandard	73	3,567	2,254	634	105	50	-	21	-	6,704
7- Doubtful	-	-	-	-	-	-	-	-	-	-
8- Loss	-	-	-	-	-	-	-	-	-	-
Total	$95,760	266,111	23,147	337,841	58,366	91,172	796	6,436	5,240	884,869

Past due TDR loans and non-accrual TDR loans totaled $3.7 million and $2.2 million at December 31, 2022 and December 31, 2021, respectively.  The terms of these loans have been renegotiated to provide a concession to original terms, including a reduction in principal or interest as a result of the deteriorating financial position of the borrower.  There were no performing loans classified as TDR loans at December 31, 2022 and December 31, 2021.

There were no new TDR modifications during the years ended December 31, 2022 and 2021.

There were no TDR loans with a payment default occurring within 12 months of the restructure date, and the payment default occurring during the years ended December 31, 2022 and 2021.  TDR loans are deemed to be in default if they become past due by 90 days or more.

(4) Premises and Equipment

Major classifications of premises and equipment at December 31, 2022 and 2021 are summarized as follows:

(Dollars in thousands)
	2022	2021

Land	$3,851	3,857
Buildings and improvements	18,371	18,359
Furniture and equipment	26,156	25,420
Construction in process	3,028	-

Total premises and equipment	51,406	47,636

Less accumulated depreciation	(33,201)	(31,532)

Total net premises and equipment	$18,205	16,104

The Bank recognized depreciation expense totaling $2.4 million, $2.6 million and $2.5 million for the years ended December 31, 2022, 2021 and 2020, respectively.

The Bank had $85,000 net losses on the sale of and write-downs on premises and equipment for the year ended December 31, 2022.  The Bank had $105,000 net gains on the sale of and write-downs on premises and equipment for the year ended December 31, 2021.  The Bank had no gains or losses on the sale of or write-downs on premises and equipment for the year ended December 31, 2020.

(5) Leases

The Bank leases various office spaces for banking and operational facilities and equipment under operating lease arrangements.

Total rent expense was approximately $976,000, $703,000 and $880,000 for the years ended December 31, 2022, 2021 and 2020, respectively.

As of December 31, 2022, the Bank had operating right of use assets of $5.1 million and operating lease liabilities of $5.2 million. The Bank maintains operating leases on land and buildings for some of the Bank’s branch facilities and loan production offices.  Most leases include one option to renew, with renewal terms extending up to 15 years. The exercise of renewal options is based on the judgment of management as to whether or not the renewal option is reasonably certain to be exercised.  Factors in determining whether an option is reasonably certain of exercise include, but are not limited to, the value of leasehold improvements, the value of renewal rates compared to market rates, and the presence of factors that would cause a significant economic penalty to the Bank if the option is not exercised. Leases with a term of 12 months or less are not recorded on the balance sheet and instead are recognized in lease expense on a straight-line basis over the lease term.

The following table presents lease cost and other lease information as of December 31, 2022.

(Dollars in thousands)
December 31, 2022

Operating lease cost	$888

Other information:
Cash paid for amounts included in the measurement of lease liabilities	873
Operating cash flows from operating leases	-
Right-of-use assets obtained in exchange for new lease liabilities - operating leases	1,726
Weighted-average remaining lease term - operating leases	9.26
Weighted-average discount rate - operating leases	2.23%

The following table presents lease maturities as of December 31, 2022.

(Dollars in thousands)

Maturity Analysis of Operating Lease Liabilities:	December 31, 2022

2023	$805
2024	750
2025	694
2026	577
2027	528
Thereafter	2,418
Total	5,727
Less: Imputed Interest	(542)
Operating Lease Liability	$5,185

(6) Time Deposits

At December 31, 2022, the scheduled maturities of time deposits are as follows:

(Dollars in thousands)

2023	$59,099
2024	26,526
2025	7,380
2026	3,420
2027 and thereafter	1,574
Total	$97,999

At December 31, 2022 and 2021, the Bank had approximately $15.0 million and $11.1 million, respectively, in time deposits purchased through third party brokers, including certificates of deposit participated through the Certificate of Deposit Account Registry Service (“CDARS”) on behalf of local customers.  CDARS balances totaled $7.1 million and $3.0 million as of December 31, 2022 and 2021, respectively.  The weighted average rate of brokered deposits as of December 31, 2022 and 2021 was 1.27% and 1.49%, respectively.

(7) Federal Home Loan Bank (FHLB) and Federal Reserve Bank Borrowings

The Bank had no borrowings from the FHLB at December 31, 2022 and 2021.  FHLB borrowings are collateralized by a blanket assignment on all residential first mortgage loans, home equity lines of credit and loans secured by multi-family real estate that the Bank owns.  At December 31, 2022, the carrying value of loans pledged as collateral totaled approximately $149.4 million.  The remaining availability under the line of credit with the FHLB was $86.5 million at December 31, 2022.  The Bank incurred a $1.1 million prepayment penalty on the prepayment of a $70.0 million FHLB advance in 2020.

The Bank is required to purchase and hold certain amounts of FHLB stock in order to obtain FHLB borrowings. No ready market exists for the FHLB stock, and it has no quoted market value. The stock is redeemable at $100 per share subject to certain limitations set by the FHLB. The Bank owned $812,000 and $707,000 of FHLB stock, included in other investments, at December 31, 2022 and 2021, respectively.

As of December 31, 2022 and 2021, the Bank had no borrowings from the Federal Reserve Bank (“FRB”).  FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB.  At December 31, 2022, the carrying value of loans pledged as collateral totaled approximately $585.0 million.  Availability under the line of credit with the FRB was $445.1 million at December 31, 2022.

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

The Company has no financial instruments tied to LIBOR other than the trust preferred securities issued by PEBK Trust II, which are tied to three-month LIBOR.  The one-week and two-month U.S. dollar-denominated (USD) LIBOR rates ceased to be published on December 31, 2021.  The overnight, one-month, three-month, nine-month, and 12-month USD LIBOR rates will continue to be published through June 30, 2023.  Management has reviewed the implications of the Adjustable Interest Rate Act (LIBOR Act) enacted in March 2022 and the related Federal Reserve regulations with legal counsel, and is currently working with the trustee to complete required updates prior to June 30, 2023.

(9) Income Taxes

The provision for income taxes is summarized as follows:

(Dollars in thousands)
	2022	2021	2020
Current expense	$4,713	4,023	3,049
Deferred income tax benefit	(541)	(227)	(560)
Total income tax	$4,172	3,796	2,489

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to earnings before income taxes are as follows:

(Dollars in thousands)
	2022	2021	2020
Tax expense at statutory rate	$4,262	3,975	2,908
State income tax, net of federal income tax effect	395	339	261
Tax-exempt interest income	(445)	(497)	(649)
Increase in cash surrender value of life insurance	(71)	(83)	(80)
Tax credits	(230)	(234)	(234)
Nondeductible interest and other expense	24	30	46
Other	237	266	237
Total	$4,172	3,796	2,489

The following summarizes the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities.  The net deferred tax asset is included as a component of other assets at December 31, 2022 and 2021.

(Dollars in thousands)
	2022	2021
Deferred tax assets:
Allowance for loan losses	$2,411	2,149
Accrued retirement expense	1,174	1,148
Restricted stock	245	209
Interest income on nonaccrual loans	1	2
Lease liability	1,191	1,075
Unrealized loss on available for sale securities	14,197	-
Total gross deferred tax assets	19,219	4,583

Deferred tax liabilities:
Deferred loan fees	209	263
Accumulated depreciation	438	563
Prepaid expenses	3	4
ROU Asset	1,175	1,060
Other	(93)	(55)
Unrealized gain on available for sale securities	-	29
Total gross deferred tax liabilities	1,732	1,864

Net deferred tax asset	$17,487	2,719

The Company has analyzed the tax positions taken or expected to be taken in its tax returns and has concluded that it has no liability related to uncertain tax positions.

As of December 31, 2022, the Company’s Federal income tax filings for years 2019 through 2021 are open to audit by the Internal Revenue Service.  The Company’s North Carolina income tax returns are currently under audit for tax year 2014-2016, tax years 2019, 2020, 2021 and 2022 remain open to audit by the North Carolina Department of Revenue.

(10) Related Party Transactions

The Company conducts transactions with its directors and executive officers, including companies in which they have beneficial interests, in the normal course of business. In accordance with Regulation O of the Federal Reserve, it is the policy of the Bank that loan transactions with directors and officers are made on substantially the same terms as those prevailing at the time made for comparable loans to other persons. The following is a summary of activity for related party loans for 2022 and 2021:

(Dollars in thousands)
	2022	2021
Beginning balance	$2,687	1,852
Disbursements	4,090	3,636
Repayments	(3,396)	(2,801)
Ending balance	$3,381	2,687

At December 31, 2022 and 2021, the Company had deposit relationships with related parties of approximately $44.5 million and $43.4 million, respectively.

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

In most cases, the Bank requires collateral or other security to support financial instruments with credit risk.

(Dollars in thousands)
	Contractual Amount
	2022	2021
Financial instruments whose contract amount represent credit risk:

Commitments to extend credit	$382,699	304,258

Standby letters of credit	$4,352	4,892

Commitments to extend credit are conditional agreements to lend to a customer.  Commitments generally have fixed expiration dates and because they may expire without being drawn upon, the total commitment amount of $387.1 million does not necessarily represent future cash requirements.

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

In the normal course of business, the Company is a party (both as plaintiff and defendant) to lawsuits. In the opinion of management and counsel, none of these cases should have a material adverse effect on the financial position of the Company.

The Company and the Bank have entered into employment agreements with certain key employees. The agreements, among other things, include salary, bonus, incentive compensation, and change in control provisions.

The Company has $110.5 million available for the purchase of overnight federal funds from five correspondent financial institutions as of December 31, 2022.

At December 31, 2017, the Bank committed to invest $3.0 million in an income tax credit partnership owning and developing two multifamily housing developments in Charlotte, North Carolina, with $1.5 million allocated to each property.  As of December 31, 2022, the Bank has funded $2.9 million of this commitment.  At December 31, 2022, the Bank had $1.5 million in unfunded commitments for SBA Small Business Investment Company (“SBIC”) investments.

(12) Employee and Director Benefit Programs

The Bank has a profit sharing and 401(k) plan for the benefit of substantially all employees subject to certain minimum age and service requirements. Under the 401(k) plan, the Bank matched employee contributions to a maximum of 4.00% of annual compensation in 2020, 2021 and 2022.  The Company’s contribution pursuant to this formula was approximately $719,000, $709,000 and $692,000 for the years ended December 31, 2022, 2021 and 2020, respectively.  Investments made available under the 401(k) plan are determined by a committee comprised of senior management.  No investments in Company stock are available under the 401(k) plan. Contributions to the 401(k) plan are vested immediately.

In December 2001, the Company initiated a retirement benefit plan to provide retirement benefits to key officers and its Board of Directors and to provide death benefits for their designated beneficiaries.  Under the postretirement benefit plan, the Company purchased life insurance policies on the lives of the key officers and each director.  The increase in cash surrender value of the policies constitutes the Company’s contribution to the postretirement benefit plan each year.  Postretirement benefit plan participants are to be paid annual benefits for a specified number of years commencing upon retirement. Expenses incurred for benefits relating to the postretirement benefit plan were approximately $369,000, $447,000 and $368,000 for the years ended December 31, 2022, 2021 and 2020, respectively.

The Company paid medical benefits for certain retired employees through the first quarter of 2022. The Company did not incur any postretirement medical benefits expense in 2022, 2021 and 2020 due to an excess accrual balance.

The following table sets forth the change in the accumulated benefit obligation for the Company’s two postretirement benefit plans described above:

(Dollars in thousands)
	2022	2021

Benefit obligation at beginning of period	$5,011	4,870
Service cost	325	359
Interest cost	63	70
Benefits paid	(289)	(288)

Benefit obligation at end of period	$5,110	5,011

The amounts recognized in the Company’s Consolidated Balance Sheet as of December 31, 2022 and 2021 are shown in the following two tables:

(Dollars in thousands)
	2022	2021

Benefit obligation	$5,110	5,011
Fair value of plan assets	-	-

(Dollars in thousands)
	2022	2021

Funded status	$(5,110)	(5,011)
Unrecognized prior service cost/benefit	-	-
Unrecognized net actuarial loss	-	-

Net amount recognized	$(5,110)	(5,011)

Unfunded accrued liability	$(5,110)	(5,011)
Intangible assets	-	-

Net amount recognized	$(5,110)	(5,011)

Net periodic benefit cost of the Company’s postretirement benefit plans for the years ended December 31, 2022, 2021 and 2020 consisted of the following:

(Dollars in thousands)
	2022	2021	2020

Service cost	$325	359	359
Interest cost	63	70	70

Net periodic cost	$388	429	429

Weighted average discount rate assumption used to determine benefit obligation	5.50%	5.50%	5.49%

The Company paid postretirement plan benefits totaling $289,000, $288,000 and $216,000 during the years ended December 31, 2022, 2021 and 2020, respectively.  Information about the expected benefit payments for the Company’s two postretirement benefit plans is as follows:

(Dollars in thousands)

Year ending December 31,
2023	$329
2024	$353
2025	$370
2026	$368
2027	$494
Thereafter	$8,358

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum capital ratios in relation to both on- and off-balance sheet items at various risk weights. Total capital consists of two tiers of capital. Tier 1 capital includes common shareholders’ equity and trust preferred securities less adjustments for intangible assets. Tier 2 capital consists of the allowance for loan losses, up to 1.25% of risk-weighted assets and other adjustments.  Management believes, as of December 31, 2022, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2022, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There have been no conditions or events since that notification that management believes have changed the Bank’s category.

In 2013, the Federal Reserve approved its final rule on the Basel III capital standards, which implement changes to the regulatory capital framework for banking organizations.  The Basel III capital standards, which became effective January 1, 2015, include new risk-based capital and leverage ratios, which were phased in from 2015 to 2019. The new minimum capital level requirements applicable to the Company and the Bank under the final rules are as follows: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 capital ratio of 6% (increased from 4%); (iii) a total risk based capital ratio of 8% (unchanged from previous rules); and (iv) a Tier 1 leverage ratio of 4% (unchanged from previous rules).  An additional capital conservation buffer was added to the minimum requirements for capital adequacy purposes beginning on January 1, 2016 and was phased in through 2019.  This resulted in the following minimum ratios beginning in 2019: (i) a common equity Tier 1 capital ratio of 7.0%, (ii) a Tier 1 capital ratio of 8.5%, and (iii) a total capital ratio of 10.5%. Under the final rules, institutions would be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount.  These limitations establish a maximum percentage of eligible retained earnings that could be utilized for such actions.

The Company’s and the Bank’s actual capital amounts and ratios are presented below:

(Dollars in thousands)
	Actual		Minimum Regulatory Capital Ratio		Minimum Ratio plus Capital Conservation Buffer
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2022:

Total Capital (to Risk-Weighted Assets)
Consolidated	$178,286	14.04%	101,608	8.00%	N/A	N/A
Bank	$176,923	13.93%	101,606	8.00%	133,357	10.50%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$167,792	13.21%	76,206	6.00%	N/A	N/A
Bank	$166,429	13.10%	76,204	6.00%	107,956	8.50%
Tier 1 Capital (to Average Assets)
Consolidated	$167,792	9.82%	68,347	4.00%	N/A	N/A
Bank	$166,429	9.68%	68,780	4.00%	68,780	4.00%
Common Equity Tier 1 (to Risk-Weighted Assets)
Consolidated	$152,792	12.03%	57,154	4.50%	N/A	N/A
Bank	$166,429	13.10%	57,153	4.50%	88,905	7.00%

(Dollars in thousands)
	Actual		Minimum Regulatory Capital Ratio		Minimum Ratio plus Capital Conservation Buffer
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2021:

Total Capital (to Risk-Weighted Assets)
Consolidated	$166,628	16.35%	81,547	8.00%	N/A	N/A
Bank	$164,975	16.19%	81,539	8.00%	107,020	10.50%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$157,273	15.43%	61,160	6.00%	N/A	N/A
Bank	$155,620	15.27%	61,154	6.00%	86,635	8.50%
Tier 1 Capital (to Average Assets)
Consolidated	$157,273	9.64%	65,258	4.00%	N/A	N/A
Bank	$155,620	9.50%	65,557	4.00%	65,557	4.00%
Common Equity Tier 1 (to Risk-Weighted Assets)
Consolidated	$142,273	13.96%	45,870	4.50%	N/A	N/A
Bank	$155,620	15.27%	45,866	4.50%	71,347	7.00%

(14) Other Operating Income and Expense

Miscellaneous non-interest income for the years ended December 31, 2022, 2021 and 2020 included the following items:

(Dollars in thousands)
	2022	2021	2020
Visa debit card income	$4,901	5,045	4,237
Bank owned life insurance income	458	397	380
Other	2,390	2,197	1,315
	$7,749	7,639	5,932

Other non-interest expense for the years ended December 31, 2022, 2021 and 2020 included the following items:

(Dollars in thousands)
	2022	2021	2020
ATM expense	$629	619	567
Data processing	777	643	635
Deposit program expense	348	415	426
Dues and subscriptions	628	588	538
FHLB advance prepayment penalty	-	-	1,100
Internet banking expense	949	768	729
Office supplies	532	374	538
Telephone	691	730	794
Other	3,741	3,737	3,217
	$8,295	7,874	8,544

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

The fair value presentation for recurring assets is presented in Note 2.  There were no recurring liabilities at December 31, 2022 and 2021.  The fair value presentation for non-recurring assets is presented in Note 3.  There were no non-recurring liabilities at December 31, 2022 and 2021.  The carrying amount and estimated fair value of the Company’s financial instruments at December 31, 2022 and 2021 are as follows:

(Dollars in thousands)
		Fair Value Measurements at December 31, 2022
	Carrying Amount	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$71,596	71,596	-	-	71,596
Investment securities available for sale	445,394	-	445,394	-	445,394
Other investments	2,656	-	-	2,656	2,656
Mortgage loans held for sale	211	-	-	211	211
Loans, net	1,022,114	-	-	998,587	998,587
Mutual funds held in deferred compensation trust	1,327	-	1,327	-	1,327

Liabilities:
Deposits	$1,435,215	-	-	1,434,871	1,434,871
Securities sold under agreements to repurchase	47,688	-	47,688	-	47,688
Junior subordinated debentures	15,464	-	15,464	-	15,464

(Dollars in thousands)
		Fair Value Measurements at December 31, 2021
	Carrying Amount	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$277,499	277,499	-	-	277,499
Investment securities available for sale	406,549	-	406,549	-	406,549
Other investments	3,668	-	-	3,668	3,668
Mortgage loans held for sale	3,637	-	-	3,637	3,637
Loans, net	875,514	-	-	855,814	855,814
Mutual funds held in deferred compensation trust	1,510	-	1,510	-	1,510

Liabilities:
Deposits	$1,412,748	-	-	1,401,833	1,401,833
Securities sold under agreements to repurchase	37,094	-	37,094	-	37,094
Junior subordinated debentures	15,464	-	15,464	-	15,464

The tables below present the balance of mutual funds held in the deferred compensation trust, which are measured at fair value on a recurring basis by level within the fair value hierarchy, as of December 31, 2022 and 2021.

(Dollars in thousands)
	December 31, 2022
	Fair Value Measurements	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mutual funds held in deferred compensation trust	$1,327	-	1,327	-

(Dollars in thousands)
	December 31, 2021
	Fair Value Measurements	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mutual funds held in deferred compensation trust	$1,510	-	1,510	-

(16) Reportable Segments

The Company has two reportable segments as described below.

Banking Operations – This segment reflects the consolidated Bank, excluding CBRES.  The primary source of revenue for this segment is net interest income.

CBRES – A Bank subsidiary that provides appraisal management services to community banks.  The primary source of revenue for this segment is appraisal management fee income.

The following table presents financial information for the reportable segments. The information provided under the caption “Other” represents the parent company, which is  not considered to be a reportable segment, is included to reconcile the results of the operating segments to the consolidated financial statements prepared in conformity with GAAP.

(Dollars in thousands)
	Banking
	Operations	CBRES	Other	Consolidated
As of and for the year ended December 31, 2022
Interest income	$54,416	$-	$15	$54,431
Interest expense	2,796	-	527	3,323
Net interest income	51,620	-	(512)	51,108
Provision for loan losses	1,472	-	-	1,472
Noninterest income	15,012	14	-	15,026
Appraisal management fee income	-	11,663	-	11,663
Noninterest expense	44,433	1,695	638	46,766
Appraisal management fee expense	-	9,264	-	9,264
Income tax expense (benefit)	4,248	166	(242)	4,172
Net income (loss)	$16,479	$552	$(908)	$16,123
Total assets	$1,617,212	$3,227	$488	$1,620,927
As of and for the year ended December 31, 2021
Interest income	$47,171	$-	$8	$47,179
Interest expense	2,930	-	275	3,205
Net interest income	44,241	-	(267)	43,974
Recovery of loan losses	(1,163)	-	-	(1,163)
Noninterest income	16,014	15	-	16,029
Appraisal management fee income	-	8,890	-	8,890
Noninterest expense	42,239	1,163	613	44,015
Appraisal management fee expense	-	7,112	-	7,112
Income tax expense (benefit)	3,836	145	(185)	3,796
Net income (loss)	$15,343	$485	$(695)	$15,133
Total assets	$1,620,933	$2,692	$568	$1,624,193
As of and for the year ended December 31, 2020
Interest income	$47,926	$-	$32	$47,958
Interest expense	3,473	-	363	3,836
Net interest income	44,453	-	(331)	44,122
Provision for loan losses	4,259	-	-	4,259
Noninterest income	16,148	12	-	16,160
Appraisal management fee income	-	6,754	-	6,754
Noninterest expense	42,041	991	625	43,657
Appraisal management fee expense	-	5,274	-	5,274
Income tax expense (benefit)	2,574	116	(201)	2,489
Net income (loss)	$11,727	$385	$(755)	$11,357

(17) Peoples Bancorp of North Carolina, Inc. (Parent Company Only) Condensed Financial Statements

Balance Sheets

December 31, 2022 and 2021
(Dollars in thousands)

Assets	2022	2021

Cash	$384	561
Interest-bearing time deposit	1,000	1,000
Investment in subsidiaries	118,832	155,716
Investment in PEBK Capital Trust II	464	464
Other assets	24	105

Total assets	$120,704	157,846

Liabilities and Shareholders' Equity

Junior subordinated debentures	$15,464	15,464
Liabilities	45	13
Shareholders' equity	105,195	142,369

Total liabilities and shareholders' equity	$120,704	157,846

Statements of Earnings

For the Years Ended December 31, 2022, 2021 and 2020
(Dollars in thousands)

Revenues:	2022	2021	2020

Interest and dividend from subsidiary	$6,240	7,419	7,539

Total revenues	6,240	7,419	7,539

Expenses:

Interest	529	280	370
Other operating expenses	639	613	625

Total expenses	1,168	893	995

Income before income tax benefit and equity in undistributed earnings of subsidiaries	5,072	6,526	6,544

Income tax benefit	242	185	201

Income before equity in undistributed earnings of subsidiaries	5,314	6,711	6,745

Equity in undistributed earnings of subsidiaries	10,809	8,422	4,612

Net earnings	$16,123	15,133	11,357

Statements of Cash Flows

For the Years Ended December 31, 2022, 2021 and 2020
(Dollars in thousands)

	2022	2021	2020
Cash flows from operating activities:

Net earnings	$16,123	15,133	11,357
Adjustments to reconcile net earnings to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(10,809)	(8,422)	(4,612)
Change in:
Other assets	81	545	(19)
Other liabilities	32	-	(10)

Net cash provided by operating activities	5,427	7,256	6,716

Cash flows from investing activities:

Proceeds from calls and maturities of investment securities available for sale	-	-	250

Net cash provided by investing activities	-	-	250

Cash flows from financing activities:

Repayment of junior subordinated debentures	-	-	(155)
Cash dividends paid on common stock	(4,935)	(3,793)	(4,392)
Stock repurchase	(710)	(3,605)	(2,999)
Proceeds from exercise of restricted stock units	41	39	57

Net cash used by financing activities	(5,604)	(7,359)	(7,489)

Net change in cash	(177)	(103)	(523)

Cash at beginning of year	561	664	1,187

Cash at end of year	$384	561	664

(18) Quarterly Data

	2022				2021
(Dollars in thousands, except per share amounts)	First	Second	Third	Fourth	First	Second	Third	Fourth
Total interest income	$11,329	11,992	14,611	16,499	$11,922	12,517	11,421	11,319
Total interest expense	663	644	818	1,198	815	842	861	687
Net interest income	10,666	11,348	13,793	15,301	11,107	11,675	10,560	10,632

Provision for loan losses	71	410	408	583	(455)	(226)	(182)	(300)
Other income	7,046	7,328	6,793	5,522	5,873	6,040	6,040	6,966
Other expense	13,341	14,243	13,455	14,991	12,268	12,132	12,568	14,159
Income before income taxes	4,300	4,023	6,723	5,249	5,167	5,809	4,214	3,739

Income tax expense	848	806	1,416	1,102	1,046	1,194	824	732
Net earnings	3,452	3,217	5,307	4,147	4,121	4,615	3,390	3,007

Basic net earnings per share	$0.63	0.59	0.96	0.76	$0.73	0.82	0.61	0.55
Diluted net earnings per share	$0.61	0.57	0.93	0.74	$0.71	0.80	0.59	0.53

(19) Subsequent Events

The Company has reviewed and evaluated subsequent events and transactions for material subsequent events through the date the financial statements are issued.  Management has concluded that there were no material subsequent events other than the event noted below.

In January and February 2023, the Bank sold securities available for sale totaling $53.5 million, which resulted in gross losses of $2.7 million and gross gains of $177,000.  The transaction was intended to reduce risk in the investment portfolio provided by favorable conditions that had developed for this class of security in the first part of 2023, and to provide the Bank with more flexibility to take advantage of a higher interest rate environment in 2023.

Between March 10, 2023 and March 12, 2023, two financial institutions unrelated to the Company experienced a significant run on deposits, leading to insolvency. These institutions failed and were placed into receivership by the FDIC. These institutions also had deposit concentrations related to higher-risk customer types, such as venture capital and cryptocurrency.  The Federal Reserve determined that these institutions were a systemic risk and therefore, in concert with the FDIC, have determined that all deposits held by these two institutions will be insured.  These events have created market volatility for the financial sector; however, the ongoing ramifications of these events have yet to be seen.  These events have not caused any significant changes in deposit balances at Peoples Bank.

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

Kimberly Boyd-Leaks

Executive Vice President – Chief Retail Banking Support Officer, Peoples Bank

Douglas S. Howard

Vice President and Treasurer, Denver Equipment Company of Charlotte, Inc.

John W. Lineberger, Jr.

Vice President, Lineberger Brothers, Inc. (real estate development)

Gary E. Matthews

President and Director, Matthews Construction Company, Inc. (general contractor)

Director, Conover Metal Products

Billy L. Price, Jr. MD

Practitioner of Internal Medicine, BL Price Jr. Medical Consultants, PLLC

Larry E. Robinson

Chairman of the Board and Chief Executive Officer, The Blue Ridge Distributing Co., Inc. (beer and wine distributor)

Director, United Beverages of North Carolina, LLC (beer distributor)

William Gregory (Greg) Terry

President, Clemson Legacy Designs

Director/Consultant, Drum & Willis-Reynolds Funeral Homes & Crematory

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

