Form 10-K, Exhibit 13
period 2023-12-31
PEOPLES BANCORP OF NORTH CAROLINA INC
filed 2024-03-07
CIK 1093672

EXHIBIT (13)

The Annual Report to Security Holders is Appendix A to the Proxy Statement for the 2023 Annual Meeting of Shareholders and is incorporated herein by reference.

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

The Bank, founded in 1912, is a state-chartered commercial bank serving the citizens and business interests of the Catawba Valley and surrounding communities through 17 banking offices, located in Lincolnton, Newton, Denver, Catawba, Conover, Maiden, Claremont, Hiddenite, Hickory, Charlotte, Huntersville, Mooresville, Raleigh, and Cary, North Carolina. The Bank also operates loan production offices in Charlotte, Denver, Salisbury and Winston-Salem North Carolina. The Company’s fiscal year ends December 31. At December 31, 2023, the Company had total assets of $1.6 billion, net loans of $1.1 billion, deposits of $1.4 billion, total securities of $394.8 million, and shareholders’ equity of $121.0 million.

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

The Bank has a diversified loan portfolio, with no foreign loans and few agricultural loans. Real estate loans are predominately variable rate and fixed rate commercial property loans, which include residential development loans to commercial customers. Commercial loans are spread throughout a variety of industries with no one particular industry or group of related industries accounting for a significant portion of the commercial loan portfolio. The majority of the Bank’s deposit and loan customers are individuals and small-to medium-sized businesses located in the Bank’s market area. The Bank’s loan portfolio also includes Individual Taxpayer Identification Number (ITIN) mortgage loans generated through the Bank’s former Banco offices. Additional discussion of the Bank’s loan portfolio and sources of funds for loans can be found in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on pages A-4 through A-19 of the Annual Report, which is included in this Form 10-K as Exhibit (13).

The operations of the Bank are significantly influenced by general economic conditions and by related monetary and fiscal policies of the Company and the Bank’s regulatory agencies, including the Federal Reserve, the Federal Deposit Insurance Corporation (the “FDIC”) and the North Carolina Commissioner of Banks (the “Commissioner”).

At December 31, 2023, the Company employed 277 full-time employees and 15 part-time employees, which equated to 285 full-time equivalent employees.

Subsidiaries

The Bank is a subsidiary of the Company. At December 31, 2023, the Bank had four subsidiaries, Peoples Investment Services, Inc., Real Estate Advisory Services, Inc., Community Bank Real Estate Solutions, LLC (“CBRES”) and PB Real Estate Holdings, LLC. Through a relationship with Raymond James Financial Services, Inc., Peoples Investment Services, Inc. provides the Bank’s customers access to investment counseling and non-deposit investment products such as stocks, bonds, mutual funds, tax deferred annuities, and related brokerage services. Real Estate Advisory Services, Inc. provides real estate appraisal and real estate brokerage services. CBRES serves as a “clearing-house” for appraisal services for community banks. Other banks are able to contract with CBRES to find and engage appropriate appraisal companies. As a separate legal entity, CBRES’s services and the appraisal process are conducted independent from the financing process of the Bank. PB Real Estate Holdings, LLC acquires, manages and disposes of real property, other collateral and assets obtained in the ordinary course of collecting debts previously contracted. All of the Bank’s subsidiaries are incorporated in the state of North Carolina.

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

SELECTED FINANCIAL DATA

Dollars in Thousands Except Per Share Amounts

	2023	2022	2021
Summary of Operations
Interest income	$71,862	54,431	47,179
Interest expense	17,143	3,323	3,205
Net interest income	54,719	51,108	43,974
Provision for (recovery of) credit losses	1,566	1,472	(1,163)
Net interest income after provision for credit losses	53,153	49,636	45,137
Non-interest income	22,914	26,689	24,919
Non-interest expense	56,144	56,030	51,127
Earnings before income taxes	19,923	20,295	18,929
Income tax expense	4,377	4,172	3,796
Net earnings	$15,546	16,123	15,133

Selected Year-End Balances
Assets	$1,635,910	1,620,927	1,624,193
Investment securities available for sale	391,924	445,394	406,549
Net loans	1,082,025	1,022,114	875,514
Mortgage loans held for sale	686	211	3,637
Interest-earning assets	1,538,570	1,502,868	1,531,975
Deposits	1,392,045	1,435,215	1,412,748
Interest-bearing liabilities	1,061,537	975,279	950,987
Shareholders' equity	$121,016	105,195	142,369
Shares outstanding	5,534,499	5,636,830	5,661,569

Selected Average Balances
Assets	$1,605,386	1,663,665	1,568,417
Investment securities available for sale	454,823	467,484	349,647
Loans	1,061,075	949,175	908,682
Interest-earning assets	1,561,825	1,601,168	1,483,519
Deposits	1,395,265	1,480,113	1,372,855
Interest-bearing liabilities	1,003,479	979,315	896,903
Shareholders' equity	$116,295	123,887	147,740
Shares outstanding	5,424,890	5,480,123	5,576,099

Profitability Ratios
Return on average total assets	0.97%	0.97%	0.96%
Return on average shareholders' equity	13.37%	13.01%	10.24%
Dividend payout ratio	32.86%	30.61%	24.83%

Liquidity and Capital Ratios (averages)
Loan to deposit	76.05%	64.13%	66.19%
Shareholders' equity to total assets	7.24%	7.45%	9.42%

Per share of Common Stock
Basic net earnings	$2.87	2.94	2.71
Diluted net earnings	$2.77	2.85	2.63
Cash dividends	$0.91	0.87	0.66
Book value	$22.53	19.24	25.89

Management's Discussion and Analysis of Financial Condition

and Results of Operations

The following is a discussion of our financial position and results of operations and should be read in conjunction with the information set forth under Item 1A Risk Factors in the Company’s Annual Report on Form 10-K and the Company’s consolidated financial statements and notes thereto on pages A-20 through A-62.

Introduction

 Management’s discussion and analysis of earnings and related data are presented to assist in understanding the consolidated financial condition and results of operations of the Company, for the years ended December 31, 2023, 2022 and 2021. The Company is a registered bank holding company operating under the supervision of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the parent company of the “Bank. The Bank is a North Carolina-chartered bank, with offices in Catawba, Lincoln, Alexander, Mecklenburg, Iredell, Wake, Rowan and Forsyth counties, operating under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation (the “FDIC”).

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

Our operations are influenced significantly by local economic conditions and by policies of financial institution regulatory authorities. The earnings on our assets are influenced by the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rates, market and monetary fluctuations. Lending activities are affected by the demand for commercial and other types of loans, which in turn is affected by the interest rates at which such financing may be offered. Our cost of funds is influenced by interest rates on competing investments and by rates offered on similar investments by competing financial institutions in our market area, as well as general market interest rates. These factors can cause fluctuations in our net interest income and other income. In addition, local economic conditions can impact the credit risk of our loan portfolio, in that (1) local employers may be required to eliminate employment positions of individual borrowers, and (2) small businesses and commercial borrowers may experience a downturn in their operating performance and become unable to make timely payments on their loans. Management evaluates these factors in estimating the allowance for credit losses (“ACL”, “allowance for credit losses”, or “allowance”) and changes in these economic factors could result in increases or decreases to the provision for credit losses.

Prior to the COVID-19 pandemic, economic conditions, while not as robust as the period from 2004 to 2007, had stabilized such that businesses in our market area were growing and investing again. The uncertainty expressed in the local, national and international markets through the primary economic indicators of activity were previously sufficiently stable to allow for reasonable economic growth in our markets. Subsequently, continuing supply-chain disruption and rising inflation has caused the Federal Reserve Federal Open Market Committee (“FOMC”) to increase the target federal funds rate 500 basis points since March 1, 2022 to a range of 5.25% to 5.50% at December 31, 2023.

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

The Company does not have specific plans for additional offices in 2024 but will continue to look for growth opportunities in nearby markets and may expand if considered a worthwhile opportunity.

Summary of Significant and Critical Accounting Policies

The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiary, the Bank, along with the Bank’s wholly owned subsidiaries, Peoples Investment Services, Inc., Real Estate Advisory Services, Inc., Community Bank Real Estate Solutions, LLC and PB Real Estate Holdings, LLC. All significant intercompany balances and transactions have been eliminated in consolidation.

The Company’s accounting policies are fundamental to understanding management’s discussion and analysis of results of operations and financial condition. Many of the Company’s accounting policies require significant judgment regarding valuation of assets and liabilities and/or significant interpretation of specific accounting guidance. The following is a summary of some of the more subjective and complex accounting policies of the Company. A more complete description of the Company’s significant accounting policies can be found in Note 1 of the Notes to Consolidated Financial Statements in the Company’s 2023 Annual Report to Shareholders which is Appendix A to the Proxy Statement for the May 2, 2024 Annual Meeting of Shareholders.

The allowance for credit losses reflects management’s assessment and estimate of the risks associated with extending credit and its evaluation of the quality of the loan portfolio. The Bank periodically analyzes the loan portfolio in an effort to review asset quality and to establish an allowance for credit losses that management believes will be adequate in light of anticipated risks and loan losses.

Many of the Company’s assets and liabilities are recorded using various techniques that require significant judgment as to recoverability. The collectability of loans is reflected through the Company’s estimate of the allowance for credit losses. The Company performs periodic and systematic detailed reviews of its lending portfolio to assess overall collectability. In addition, certain assets and liabilities are reflected at their estimated fair value in the consolidated financial statements. Such amounts are based on either quoted market prices or estimated values derived from dealer quotes used by the Company, market comparisons or internally generated modeling techniques. The Company’s internal models generally involve present value of cash flow techniques. The various techniques are discussed in greater detail elsewhere in this management’s discussion and analysis and the Notes to Consolidated Financial Statements.

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

The Company has an overall interest rate risk management strategy that has, in prior years, incorporated the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility. When using derivative instruments, the Company is exposed to credit and market risk. If the counterparty fails to perform, credit risk is equal to the extent of the fair-value gain in the derivative. The Company minimized the credit risk in derivative instruments by entering into transactions with high-quality counterparties that were reviewed periodically by the Company. The Company did not have any interest rate derivatives outstanding as of December 31, 2023 or 2022.

Management of the Company has made a number of estimates and assumptions relating to reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare the accompanying consolidated financial statements in conformity with GAAP. Actual results could differ from those estimates.

Results of Operations

Summary. The Company reported net earnings of $15.5 million or $2.87 per share and $2.77 per diluted share for the year ended December 31, 2023, as compared to $16.1 million or $2.94 per share and $2.85 per diluted share for the year ended December 31, 2022. The decrease in year-to-date net earnings is primarily attributable to a decrease in non-interest income, an increase in the provision for credit losses and an increase in non-interest expense, which were partially offset by an increase in net interest income for the year ended December 31, 2023, compared to the year ended December 31, 2022, as discussed below.

The Company reported net earnings of $16.1 million or $2.94 per share and $2.85 per diluted share for the year ended December 31, 2022, as compared to $15.1 million or $2.71 per share and $2.63 per diluted share for the prior year. The increase in year-to-date net earnings is primarily attributable to an increase in net interest income and an increase in non-interest income, which were partially offset by an increase in the provision for loan losses and an increase in non-interest expense for the year ended December 31, 2022, compared to the year ended December 31, 2021

The return on average assets in 2023 was 0.97%, as compared to 0.97% in 2022 and 0.96% in 2021. The return on average shareholders’ equity was 13.37% in 2023, as compared to 13.01% in 2022 and 10.24% in 2021.

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

Net interest income in 2023 was $54.7 million, compared to $51.1 million in 2022. The increase in net interest income is due to a $17.4 million increase in interest income, partially offset by a $13.8 million increase in interest expense. The increase in interest income is due to a $12.4 million increase in interest income and fees on loans and a $5.0 million increase in interest income on investment securities. The increase in interest income and fees on loans is primarily due to an increase in total loans and rate increases by the Federal Reserve, partially offset by a $948,000 decrease in fee income on Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loans. The increase in interest income on investment securities is primarily due to higher yields on securities purchased during the third and fourth quarter of 2022. The increase in interest expense is primarily due to an increase in time deposits and an increase in rates paid on interest-bearing liabilities. Net interest income increased to $51.1 million in 2022 from $44.0 million in 2021.

Table 1 sets forth for each category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding, the interest incurred on such amounts and the average rate earned or incurred for the years ended December 31, 2023, 2022 and 2021. The table also sets forth the average rate earned on total interest-earning assets, the average rate paid on total interest-bearing liabilities, and the net yield on total average interest-earning assets for the same periods. Yield information does not give effect to changes in fair value that are reflected as a component of shareholders’ equity. Yields and interest income on tax-exempt investments have been adjusted to a tax equivalent basis using an effective tax rate of 22.98% for securities that are both federal and state tax exempt and an effective tax rate of 20.48% for federal tax-exempt securities. Non-accrual loans and the interest income that was recorded on non-accrual loans, if any, are included in the yield calculations for loans in all periods reported. The Company believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. The reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are presented below.

Table 1 - Average Balance Table

	December 31, 2023			December 31, 2022			December 31, 2021
(Dollars in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate
Interest-earning assets:
Loans receivable	$1,061,075	55,507	5.23%	949,175	43,077	4.54%	908,682	41,186	4.53%
Investments - taxable	436,114	13,374	3.07%	399,036	7,159	1.79%	283,521	4,381	1.55%
Investments - nontaxable*	21,888	836	3.82%	71,943	2,355	3.27%	70,413	1,802	2.56%
Due from banks	42,748	2,216	5.18%	181,014	2,223	1.23%	220,903	258	0.12%

Total interest-earning assets	1,561,825	71,933	4.61%	1,601,168	54,814	3.42%	1,483,519	47,627	3.21%

Cash and due from banks	35,772			36,778			32,104
Other assets	17,820			35,373			62,322
Allowance for credit losses	(10,031)			(9,654)			(9,528)

Total assets	$1,605,386			1,663,665			1,568,417

Interest-bearing liabilities:

Interest-bearing demand, MMDA & savings deposits	$689,795	6,731	0.98%	824,955	2,019	0.24%	745,616	2,029	0.27%
Time deposits	228,309	7,916	3.47%	99,880	562	0.56%	105,127	752	0.72%
Junior subordinated debentures	15,464	1,079	6.98%	15,464	529	3.42%	15,464	280	1.81%
Other	69,911	1,417	2.03%	39,016	213	0.55%	30,696	144	0.47%

Total interest-bearing liabilities	1,003,479	17,143	1.71%	979,315	3,323	0.34%	896,903	3,205	0.36%

Demand deposits	477,162			555,278			522,114
Other liabilities	8,449			5,185			1,659
Shareholders' equity	116,296			123,887			147,741

Total liabilities and shareholder's equity	$1,605,386			1,663,665			1,568,417

Net interest spread		$54,790	2.90%		$51,491	3.08%		$44,422	2.85%

Net yield on interest-earning assets			3.51%			3.22%			2.99%

Taxable equivalent adjustmentInvestment securities		$71			$383			$448

Net interest income		$54,719			$51,108			$43,974

*Includes U.S. Government agency securities that are non-taxable for state income tax purposes of $11.7 million in 2023, $13.3 million in 2022 and $12.7 million in 2021.  A tax rate of 2.50% was used to calculate the tax equivalent yields on these securities in 2023, 2022 and 2021.

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

Table 2 - Rate/Volume Variance Analysis-Tax Equivalent Basis

	December 31, 2023			December 31, 2022
(Dollars in thousands)	Changes in average volume	Changes in average rates	Total Increase (Decrease)	Changes in average volume	Changes in average rates	Total Increase (Decrease)
Interest income:
Loans: Net of unearned income	$5,466	6,964	12,430	$1,837	54	1,891
Investments - taxable	901	5,314	6,215	1,929	849	2,778
Investments - nontaxable	(1,775)	256	(1,519)	45	508	553
Due from banks	(4,433)	4,426	(7)	(268)	2,233	1,965
Total interest income	159	16,960	17,119	3,543	3,644	7,187

Interest expense:
Interest-bearing demand, MMDA & savings deposits	(825)	5,537	4,712	205	(215)	(10)
Time deposits	2,588	4,766	7,354	(34)	(156)	(190)
Junior subordinated debentures	-	550	550	-	249	249
Other	397	807	1,204	42	27	69
Total interest expense	2,160	11,660	13,820	213	(95)	118
Net interest income	$(2,001)	5,300	3,299	$3,330	3,739	7,069

 Net interest income on a tax equivalent basis totaled $54.8 million in 2023, as compared to $51.5 million in 2022. The net interest spread, which represents the rate earned on interest-earning assets less the rate paid on interest-bearing liabilities, was 2.90% in 2023, as compared to 3.08% in 2022. The net yield on interest-earning assets was 3.51% in 2023 and 3.22% in 2022.

Tax equivalent interest income increased $17.1 million in 2023 primarily due to a $12.4 million increase in interest income and fees on loans, a $4.7 million increase in tax equivalent interest income on investment securities, which were partially offset by a $7,000 decrease in interest income on balances due from banks. The increase in interest income and fees on loans is primarily due to an increase in total loans and rate increases by the Federal Reserve, partially offset by a $948,000 decrease in fee income on SBA PPP loans. The increase in interest income on investment securities is primarily due to higher yields on securities purchased during the third and fourth quarter of 2022. The yield on interest-earning assets was 4.61% in 2023, as compared to 3.42% in 2022.

Interest expense totaled $17.1 million in 2023, as compared to $3.3 million in 2022. The increase in interest expense is primarily due to an increase in time deposits and an increase in rates paid on interest-bearing liabilities. Average interest-bearing liabilities increased by $24.2 million to $1.0 billion in 2023, as compared to $979.3 million in 2022. The cost of funds increased to 1.71% in 2023 from 0.34% in 2022.

In 2022, net interest income on a tax equivalent basis was $51.5 million, as compared to $44.4 million in 2021. The net interest spread was 3.08% in 2022, as compared to 2.85% in 2021. The net yield on interest-earning assets was 3.22% in 2022, as compared to 2.99% in 2021.

Provision for Credit Losses. Provisions for credit losses are charged to income in order to bring the total allowance for credit losses to a level deemed appropriate by management of the Company based on factors such as management’s judgment as to losses within the Bank’s loan portfolio, including loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies and management’s assessment of the quality of the loan portfolio and general economic climate.

The provision for credit losses for the year ended December 31, 2023 was $1.6 million, compared to $1.5 million for the year ended December 31, 2022. The increase in the provision for credit losses is primarily attributable to an increase in reserves on loans, driven by an increase in loan balances, as well as adjustments to reserves due to economic conditions and other factors at December 31, 2023, compared to December 31, 2022.

Net charge-offs for 2023 were $306,000. Net charge-offs for 2022 were $333,000. Net recoveries for 2021 were $610,000. The ratio of net charge-offs/(recoveries) to average total loans was 0.03% in 2023, 0.03% in 2022 and (0.07%) in 2021. The allowance for credit losses was $11.0 million or 1.01% of total loans outstanding at December 31, 2023. For December 31, 2022 and 2021, the allowance for credit losses amounted to $10.5 million or 1.02% of total loans outstanding and $9.4 million, or 1.06% of total loans outstanding, respectively.

Table 3 presents a summary of net charge off activity for the years ended December 31, 2023, 2022 and 2021.

Table 3 - Net Charge-off Analysis

	Net charge-offs/(recoveries)			Net charge-offs/(recoveries) as a percent of average loans outstanding
	Years ended December 31,			Years ended December 31,
(Dollars in thousands)	2023	2022	2021	2023	2022	2021
Real estate loans
Construction and land development	$-	-	(121)	0.00%	0.00%	-0.13%
Single-family residential	(171)	(101)	(182)	-0.05%	-0.03%	-0.07%
Single-family residential - Banco de la Gente non-traditional	-	-	-	0.00%	0.00%	0.00%
Commercial	(6)	(9)	(52)	0.00%	0.00%	-0.02%
Multifamily and farmland	-	-	(3)	0.00%	0.00%	-0.01%
Total real estate loans	(177)	(110)	(358)	-0.02%	-0.01%	-0.05%

Loans not secured by real estate
Commercial loans	62	(39)	(493)	0.09%	-0.05%	-0.54%
Farm loans	-	-	-	0.00%	0.00%	0.00%
Consumer loans (1)	422	482	241	5.98%	7.06%	3.75%
All other loans	-	-	-	0.00%	0.00%	0.00%
Total loans	$307	333	(610)	0.03%	0.04%	-0.07%

Provision for (recovery of) credit losses for the period	$1,566	1,472	(1,163)

Allowance for credit losses at end of period	$11,041	10,494	9,355

Total loans at end of period	$1,093,066	1,032,608	884,869

Non-accrual loans at end of period	$3,887	3,728	3,230

Allowance for credit losses as a percent of total loans outstanding at end of period	1.01%	1.02%	1.06%

Non-accrual loans as a percent of total loans outstanding at end of period	0.36%	0.36%	0.37%

Allowance for credit losses as a percent of nonaccrual loans at end of period	284.05%	281.49%	289.63%

(1) The loss ratio for consumer loans is elevated because overdraft charge-offs related to DDA and NOW accounts are reported in consumer loan charge-offs and recoveries.  The net overdraft charge-offs are not considered material and are therefore not shown separately.

Please see the section below entitled “Allowance for Credit Losses” for a more complete discussion of the Bank’s policy for addressing potential loan losses.

Non-Interest Income. Non-interest income was $22.9 million for the year ended December 31, 2023, compared to $26.7 million for the year ended December 31, 2022. The decrease in non-interest income is primarily attributable to a $2.5 million net loss on the sales of securities and a $2.1 million decrease in appraisal management fee income due to a decrease in appraisal volume related to national trends in real estate purchases, which were partially offset by a $454,000 increase in miscellaneous non-interest income primarily due to an increase in deferred compensation income due to an increase in valuations for the assets in the deferred compensation plan. The securities sales referenced above were executed in January and February 2023 to reduce risk in the investment portfolio, at a time when favorable sale conditions had developed for municipal securities. These sales also provided the Bank with more flexibility to support loan growth and reduce the need for other borrowings.

Non-interest income was $26.7 million for the year ended December 31, 2022, compared to $24.9 million for the year ended December 31, 2021. The increase in non-interest income is primarily attributable to a $2.8 million increase in appraisal management fee income due to an increase in appraisal volume and a $1.4 million increase in service charge income, primarily due to service charge changes implemented in March 2022, which were partially offset by a $2.1 million decrease in mortgage banking income due to a decrease in mortgage loan volume and additional mortgage loans being retained in the Bank’s portfolio.

The Company periodically evaluates its investments for credit losses. There were no credit losses on investments in 2023, 2022 or 2021.

Table 4 presents a summary of non-interest income for the years ended December 31, 2023, 2022 and 2021.

Table 4 - Non-Interest Income

(Dollars in thousands)	2023	2022	2021
Service charges	$5,496	$5,290	$3,921
Other service charges and fees	697	734	803
Loss on sale of securities, net	(2,488)	-	-
Mortgage banking income	301	393	2,505
Insurance and brokerage commissions	929	945	1,035
Gain on sale of other real estate	-	-	21
Gain/(loss) on sale of premises and equipment, net	184	(85)	105
Visa debit card income	4,717	4,901	5,045
Appraisal management fee income	9,592	11,663	8,890
Deferred comp income	844	(183)	190
Miscellaneous	2,642	3,031	2,404
Total non-interest income	$22,914	$26,689	$24,919

 Non-Interest Expense. Non-interest expense was $56.1 million for the year ended December 31, 2023 compared to $56.0 million for the year ended December 31, 2022. The increase in non-interest expense is primarily attributable to a $1.2 million increase in other non-interest expenses primarily due to an increase in deferred compensation expense due to an increase in valuations for the assets in the deferred compensation plan and a $510,000 increase in salaries and employee benefits expense primarily due to a reduction in the amortization of loan origination costs, which were partially offset by a $1.7 million decrease in appraisal management fee expense due to a decrease in appraisal volume related to national trends in real estate purchases.

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

Table 5 presents a summary of non-interest expense for the years ended December 31, 2023, 2022 and 2021.

Table 5 - Non-Interest Expense

(Dollars in thousands)	2023	2022	2021
Salaries and employee benefits	$26,640	$26,130	$24,506
Occupancy expense	7,962	8,048	7,858
Office supplies	482	532	374
FDIC deposit insurance	745	461	415
Visa debit card expense	1,255	1,224	1,000
Professional services	673	451	489
Postage	237	238	230
Telephone	664	691	730
Director fees and expense	503	454	381
Advertising	750	693	536
Consulting fees	1,043	1,464	1,337
Taxes and licenses	143	277	254
Foreclosure/OREO expense	1	7	5
Internet banking expense	269	949	768
Appraisal management fee expense	7,559	9,264	7,112
Deferred comp expense	844	(183)	190
Other operating expense	6,374	5,330	4,942
Total non-interest expense	$56,144	$56,030	$51,127

 Income Taxes. The Company reported income tax expense of $4.4 million, $4.2 million and $3.8 million for the years ended December 31, 2023, 2022 and 2021, respectively. The Company’s effective tax rates were 21.97%, 20.56% and 20.05% in 2021, 2022 and 2021, respectively. The increase in the effective tax rate in 2023 and 2022 was primarily due to a reduction in non-taxable investments.

Liquidity. The objectives of the Company’s liquidity policy are to provide for the availability of adequate funds to meet the needs of loan demand, deposit withdrawals, maturing liabilities and to satisfy regulatory requirements. Both deposit and loan customer cash needs can fluctuate significantly depending upon business cycles, economic conditions and yields and returns available from alternative investment opportunities. In addition, the Company’s liquidity is affected by off-balance sheet commitments to lend in the form of unfunded commitments to extend credit and standby letters of credit. As of December 31, 2023, such unfunded commitments to extend credit were $367.5 million, while commitments in the form of standby letters of credit totaled $3.7 million.

The Company uses several funding sources to meet its liquidity requirements. The primary funding source is core deposits, a non-GAAP measure, which includes demand deposits, savings accounts and non-brokered certificates of deposits of denominations less than $250,000. Management believes it is useful to calculate and present core deposits because of the positive impact this low cost funding source provides to the Bank’s funding base The Company considers these to be a stable portion of the Company’s liability mix and the result of on-going consumer and commercial banking relationships. As of December 31, 2023, the Company’s core deposits totaled $1.2 billion, or 89% of total deposits.

The Bank’s five largest deposit relationships, including securities sold under agreements to repurchase, amounted to $134.5 million and $117.0 million at December 31, 2023 and 2022, respectively. These balances represent 9.10% of total deposits and securities sold under agreements to repurchase combined at December 31, 2023, as compared to 7.89% of total deposits and securities sold under agreements to repurchase combined at December 31, 2022. Total deposits for the five largest relationships referenced above amounted to $108.4 million, or 7.79% of total deposits at December 31, 2023, as compared to $85.7 million, or 5.97% of total deposits at December 31, 2022. Total securities sold under agreements to repurchase for the five largest relationships referenced above amounted to $26.2 million, or 30.17% of total securities sold under agreements to repurchase at December 31, 2023, as compared to $31.4 million, or 65.76% of total securities sold under agreements to repurchase at December 31, 2022.

The other sources of funding for the Company are through large denomination certificates of deposit, including brokered deposits, federal funds purchased, securities under agreement to repurchase and FHLB borrowings. The Bank is also able to borrow from the Federal Reserve Bank (“FRB”) on a short-term basis. The Bank’s policies include the ability to access wholesale funding up to 40% of total assets. The Bank’s wholesale funding includes FHLB borrowings, FRB borrowings, brokered deposits and internet certificates of deposit. The Bank’s ratio of wholesale funding to total assets was 0.50% as of December 31, 2023.

The Bank has a line of credit with the FHLB equal to 20% of the Bank’s total assets, with no balances outstanding at December 31, 2023. At December 31, 2023, the carrying value of loans pledged as collateral totaled approximately $214.1 million. The remaining availability under the line of credit with the FHLB was $122.2 million at December 31, 2023. The Bank had no borrowings from the FRB at December 31, 2023. FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB. At December 31, 2023, the carrying value of loans pledged as collateral to the FRB totaled approximately $611.2 million. Availability under the line of credit with the FRB was $459.9 million at December 31, 2023. The Bank has completed the necessary steps in order to access the FRB’s Bank Term Funding Program (“BTFP”), should it wish to do so at any time in the future. The Bank has not pledged any collateral to the BTFP as of December 31, 2023.

The Bank also had the ability to borrow up to $90.5 million for the purchase of overnight federal funds from four correspondent financial institutions as of December 31, 2023.

The liquidity ratio for the Bank, which is defined as net cash, interest-bearing deposits with banks, federal funds sold and certain investment securities, as a percentage of net deposits and short-term liabilities was 25.39%, 30.32% and 43.28% at December 31, 2023, 2022 and 2021, respectively. The minimum required liquidity ratio as defined in the Bank’s Asset/Liability and Interest Rate Risk Management Policy for on balance sheet liquidity was 10% at December 31, 2023, 2022 and 2021.

As disclosed in the Company’s Consolidated Statements of Cash Flows included elsewhere herein, net cash provided by operating activities was approximately $22.8 million during 2023. Net cash used in investing activities was $753,000 during 2023 and net cash used by financing activities was $11.2 million during 2023.

Asset Liability and Interest Rate Risk Management. The objective of the Company’s Asset Liability and Interest Rate Risk strategies is to identify and manage the sensitivity of net interest income to changing interest rates and to minimize the interest rate risk between interest-earning assets and interest-bearing liabilities at various maturities. This is done in conjunction with the need to maintain adequate liquidity and the overall goal of maximizing net interest income. Table 6 presents an interest rate sensitivity analysis for the interest-earning assets and interest-bearing liabilities for the year ended December 31, 2023.

Table 6 - Interest Sensitivity Analysis

(Dollars in thousands)	Immediate	1-3 months	4-12 months	Total Within One Year	Over One Year & Non-sensitive	Total
Interest-earning assets:
Loans	$190,398	5,018	17,798	213,214	879,852	1,093,066
Mortgage loans held for sale	686	-	-	686	-	686
Investment securities available for sale	-	88,505	8,299	96,804	295,120	391,924
Interest-bearing deposit accounts	49,556	-	-	49,556	-	49,556
Other interest-earning assets	-	-	-	-	3,338	3,338
Total interest-earning assets	240,640	93,523	26,097	360,260	1,178,310	1,538,570

Interest-bearing liabilities:
NOW, savings, and money market deposits	620,244	-	-	620,244	-	620,244
Time deposits	35,824	55,535	222,663	314,022	25,092	339,114
Securities sold under
agreement to repurchase	86,715	-	-	86,715	-	86,715
Trust preferred securities	-	15,464	-	15,464	-	15,464
Total interest-bearing liabilities	742,783	70,999	222,663	1,036,445	25,092	1,061,537

Interest-sensitive gap	$(502,143)	22,524	(196,566)	(676,185)	1,153,218	477,033

Cumulative interest-sensitive gap	$(502,143)	(479,619)	(676,185)	(676,185)	477,033

Interest-earning assets as a percentage of interest-bearing liabilities	32.40%	131.72%	11.72%	34.76%	4,695.96%

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

 The Company’s rate sensitive assets are those earning interest at variable rates and those with contractual maturities within one year. Rate sensitive assets therefore include both loans and available for sale (“AFS”) securities. Rate sensitive liabilities include interest-bearing checking accounts, money market deposit accounts, savings accounts, time deposits and borrowed funds. At December 31, 2023, rate sensitive assets and rate sensitive liabilities totaled $1.6 billion and $1.0 billion, respectively.

Included in the rate sensitive assets are $188.4 million in variable rate loans indexed to prime rate subject to immediate repricing upon changes by the FOMC. The Bank utilizes interest rate floors on certain variable rate loans to protect against further downward movements in the prime rate. At December 31, 2023, the Bank had $119.6 million in loans with interest rate floors. No floors were in effect on these loans at December 31, 2023.

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

All of the Company’s investment securities are held in the available for sale (“AFS”) category. At December 31, 2023 the market value of AFS securities totaled $391.9 million, as compared to $445.4 million at December 31, 2022.

The Company’s investment portfolio consists of U.S. Government sponsored enterprise securities, municipal securities, U.S. Treasury securities, U.S. Government sponsored enterprise mortgage-backed securities, private label mortgage-backed securities, trust preferred securities and equity securities. AFS securities averaged $454.8 million in 2023 and $467.5 million in 2022. Yield information does not give effect to changes in fair value that are reflected as a component of shareholders’ equity. Yields are calculated on a tax equivalent basis. Yields and interest income on tax-exempt investments have been adjusted to a tax equivalent basis using an effective tax rate of 22.98% for securities that are both federal and state tax exempt and an effective tax rate of 20.48% for federal tax-exempt securities.

Table 7 presents the book value of AFS securities held by the Company by maturity category at December 31, 2023. Yield information does not give effect to changes in fair value that are reflected as a component of shareholders’ equity. Yields are calculated on a tax equivalent basis. Yields and interest income on tax-exempt investments have been adjusted to a tax equivalent basis using an effective tax rate of 22.98% for securities that are both federal and state tax exempt and an effective tax rate of 20.48% for federal tax-exempt securities.

Table 7 - Maturity Distribution and Weighted Average Yield on Investments

			After One Year		After 5 Years
	One Year or Less		Through 5 Years		Through 10 Years		After 10 Years		Totals
(Dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Book value:
U.S. Treasuries	2,989	1.45%	7,155	1.20%	-	0.00%	-	-	10,144	1.27%
U.S. Government sponsored enterprises	-	-	3,362	4.39%	5,737	2.99%	1,416	6.69%	10,515	3.72%
GSE - Mortgage-backed securities	-	-	4,944	4.27%	31,305	2.36%	198,653	4.06%	234,902	3.77%
Private label mortgage-backed securities	-	-	-	0.00%	-	0.00%	31,270	4.72%	31,270	4.72%
State and political subdivisions	-	-	7,241	2.66%	39,447	1.03%	58,405	1.86%	105,093	1.85%
Total securities	$2,989	1.45%	22,702	3.64%	76,489	2.55%	289,744	3.94%	391,924	3.30%

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

Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by real estate, which is dependent upon the real estate market. Real estate mortgage loans include both commercial and residential mortgage loans. At December 31, 2023, the Bank had $112.8 million in residential mortgage loans, $107.7 million in home equity loans and $639.9 million in commercial mortgage loans, which include $488.9 million secured by commercial property and $151.0 million secured by residential property. Residential mortgage loans include $17.8 million in non-traditional mortgage loans from the former Banco division of the Bank. All residential mortgage loans are originated as fully amortizing loans, with no negative amortization.

The mortgage loans originated in the traditional banking offices are generally 15–30 year fixed rate loans with attributes that prevent the loans from being sellable in the secondary market. These factors may include higher loan-to-value ratio, limited documentation on income, non-conforming appraisal or non-conforming property type. These loans are generally made to existing Bank customers and have been originated throughout the Bank’s seven county service area, with no geographic concentration.

As of December 31, 2023, gross loans outstanding were $1.1 billion, as compared to $1.0 billion at December 31, 2022. Average loans represented 68% and 59% of average total earning assets for the years ended December 31, 2023 and 2022, respectively. The Bank had $686,000 and $211,000 in mortgage loans held for sale as of December 31, 2023 and 2022, respectively.

Table 8 identifies the maturities of all loans as of December 31, 2023 and addresses the sensitivity of these loans to changes in interest rates.

Table 8 - Maturity and Repricing Data for Loans

(Dollars in Thousands)	Within one year or less	After one year through five years	After five years through 15 years	After 15 years	Total Loans
Real estate loans
Construction and land development	$38,761	$46,157	$49,793	$1,552	$136,263
Single-family residential	131,104	109,651	85,566	46,391	372,712
Commercial	38,941	255,097	125,734	5,964	425,736
Multifamily and farmland	1,748	25,379	17,403	18,429	62,959
Total real estate loans	210,554	436,284	278,496	72,336	997,670

Commercial loans (not secured by real estate)	29,747	23,872	17,243	-	70,862
Farm loans (not secured by real estate)	281	159	123	-	563
Consumer loans (not secured by real estate)	2,837	2,765	1,443	-	7,045
All other loans (not secured by real estate)	12,765	3,015	1,146	-	16,926
Total loans	$256,184	$466,095	$298,451	$72,336	$1,093,066

Total fixed rate loans	$42,970	$452,659	$269,991	$72,336	$837,956
Total floating rate loans	213,214	13,436	28,460		255,110
Total loans	$256,184	$466,095	$298,451	$72,336	$1,093,066

 In the normal course of business, there are various commitments outstanding to extend credit that are not reflected in the financial statements. At December 31, 2023, outstanding loan commitments totaled $367.5 million. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Additional information regarding commitments is provided below in the section entitled “Commitments and Contingencies” and in Note 11 to the Consolidated Financial Statements.

Allowance for Credit Losses (ACL). The allowance for credit losses reflects management’s assessment and estimate of the risks associated with extending credit and its evaluation of the quality of the loan portfolio. The Bank periodically analyzes the loan portfolio in an effort to review asset quality and to establish an allowance that management believes will be adequate in light of anticipated risks and loan losses. In assessing the adequacy of the allowance, size, quality and risk of loans in the portfolio are reviewed.

The allowance for credit losses on loans is a valuation account that is deducted from the loans' amortized cost basis to present the net amount expected to be collected on the loans. Loans are charged off against the allowance when management believes the uncollectibility of a loan balance is confirmed. Expected recoveries do not exceed the aggregate of amounts previously charged-off and expected to be charged-off. Accrued interest receivable is excluded from the estimate of credit losses. The allowance for credit losses represents management’s estimate of lifetime credit losses inherent in loans as of December 31, 2023. The allowance for credit losses is estimated by management using relevant available information, from both internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. The Company measures expected credit losses for loans on a pooled basis when similar risk characteristics exist. The Company calculates the allowance for credit losses using a Weighted Average Remaining Maturity (“WARM”) methodology.

Additionally, the allowance for credit losses calculation includes subjective adjustments for qualitative risk factors that are likely to cause estimated credit losses to differ from historical experience. These qualitative adjustments may increase or reduce reserve levels and include adjustments for: local, state and national economic outlook; levels and trends of delinquencies; trends in volume, mix and size of loans; seasoning of the loan portfolio; experience of staff; concentrations of credit; and interest rate risk.

Loans that do not share risk characteristics are evaluated on an individual basis. When management determines that foreclosure is probable and the borrower is experiencing financial difficulty, the expected credit losses are based on the fair value of collateral at the reporting date adjusted for selling costs as appropriate. Two loans, totaling $432,000, were individually evaluated as of December 31, 2023.

Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit issued to meet customer financing needs. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for off-balance sheet loan commitments is represented by the contractual amount of those instruments. Such financial instruments are recorded when they are funded.

The Company records an allowance for credit losses on off-balance sheet credit exposures, unless the commitments to extend credit are unconditionally cancelable. The allowance for credit losses on off-balance sheet credit exposures is estimated by loan segment at each balance sheet date under the current expected credit loss model using the same methodologies as portfolio loans, taking into consideration the likelihood that funding will occur as well as any third-party guarantees. The allowance for unfunded commitments is included in other liabilities on the Company’s consolidated balance sheets.

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

As an additional measure, the Bank engages an independent third party to review the underwriting, documentation and risk grading analyses. This independent third party reviews and evaluates loan relationships greater than or equal to $1.5 million as well as a periodic sample of commercial relationships with exposures below $1.5 million, excluding loans in default, and loans in process of litigation or liquidation. The third party’s evaluation and report is shared with management and the Bank Board.

Management considers certain commercial loans with weak credit risk grades to be individually impaired and measures such impairment based upon available cash flows and the value of the collateral. Allowance or reserve levels are estimated for all other graded loans in the portfolio based on their assigned credit risk grade, type of loan and other matters related to credit risk.

Management uses the information developed from the procedures described above in evaluating and grading the loan portfolio. This continual grading process is used to monitor the credit quality of the loan portfolio and to assist management in estimating the allowance. The provision for credit losses charged or credited to earnings is based upon management’s judgment of the amount necessary to maintain the allowance at a level appropriate to absorb probable incurred losses in the loan portfolio at the balance sheet date. The amount each quarter is dependent upon many factors, including growth and changes in the composition of the loan portfolio, net charge-offs, delinquencies, management’s assessment of loan portfolio quality, the value of collateral, and other macro-economic factors and trends. The evaluation of these factors is performed quarterly by management through an analysis of the appropriateness of the allowance. Two loans, totaling $432,000, were individually evaluated as of December 31, 2023.

Since the adoption of CECL on January 1, 2023, the allowance for credit losses represents management’s estimate of credit losses for the remaining estimated life of the Bank’s financial assets, including loan receivables and some off-balance sheet credit exposures. Estimating the amount of the allowance for credit losses requires significant judgment and the use of estimates related to historical experience, current conditions, reasonable and supportable forecasts, and the value of collateral on collateral-dependent loans. The loan portfolio also represents the largest asset type on our consolidated balance sheet. Credit losses are charged against the allowance, while recoveries of amounts previously charged off are credited to the allowance. A provision for credit losses is charged to operations based on management’s periodic evaluation of the factors previously mentioned, as well as other pertinent factors.

There are many factors affecting the allowance for credit losses; some are quantitative while others require qualitative judgment. Although management believes its process for determining the allowance adequately considers all the potential factors that could potentially result in credit losses, the process includes subjective elements and is susceptible to significant change. To the extent actual outcomes differ from management estimates, additional provision for credit losses could be required that could adversely affect our earnings or financial position in future periods.

Beginning December 31, 2012, certain mortgage loans from the former Banco division of the Bank were, prior to the adoption of CECL, analyzed separately from other single-family residential loans in the Bank’s loan portfolio. These loans are first mortgage loans made to the Latino market, primarily in Mecklenburg, North Carolina and surrounding counties. These loans are non-traditional mortgages in that the customer normally did not have a credit history, so all credit information was accumulated by the loan officers. These loans are included in the single-family residential loan pool in the Company’s CECL model.

Various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance. Such agencies may require adjustments to the allowance based on their judgments of information available to them at the time of their examinations. Management believes it has established the allowance for credit losses pursuant to CECL, and has taken into account the views of its regulators and the current economic environment. Management considers the allowance adequate to cover the estimated losses inherent in the Bank’s loan portfolio as of the date of the financial statements. Although management uses the best information available to make evaluations, significant future additions to the allowance may be necessary based on changes in economic and other conditions, thus adversely affecting the operating results of the Company.

Table 9 presents an analysis of the allowance for loan losses, including charge-off activity.

Table 9 - Analysis of Allowance for Credit Losses

(Dollars in thousands)	2023	2022	2021
Allowance for Credit losses at beginning	$10,494	$9,355	$9,908

Adjustment for CECL implementation	1,058	-	-

Real estate loans:
Single-family residential	-	128	89
Total real estate loans	-	128	89
Loans not secured by real estate:
Commercial loans	129	33	293
Consumer loans	569	591	380
Total charge offs	698	752	762

Recoveries of losses previously charged off:
Real estate loans:
Construction and land development	-	-	121
Single-family residential	171	229	271
Commercial	6	9	52
Multifamily and farmland	-	-	3
Total real estate loans	177	238	447
Loans not secured by real estate:
Commercial loans	67	72	786
Consumer loans	147	109	139
Total recoveries	391	419	1,372
Net loans charged off	307	333	(610)

Provision for credit losses	1,566	1,472	(1,163)

Allowance for credit losses at end of year	$12,811	$10,494	$9,355

Allowance for credit loss-loans	$11,041	$-	$-
Allowance for credit loss-unfunded loan commitments	1,770	-	-
Total allowance for credit losses	$12,811	$-	$-

Loans charged off net of recoveries, as a percent of average loans outstanding	0.03%	0.04%	-0.07%

Allowance for loan losses as a percent of total loans outstanding at end of year	1.01%	1.02%	1.06%

Table 10 presents the allocation of the allowance for credit losses at December 31, 2023.

Table 10 - Allocation of Allowance for Credit Losses

(Dollars in thousands)

	December 31, 2023	Percent of Total Loans In Category to Total Loans Outstanding
Construction and land development	$3,913	12%
Single-family residential	3,313	32%
Single-family residential - Banco de la Gente non-traditional	171	2%
Commercial	2,317	39%
Multifamily and farmland	268	6%
Commercial	812	6%
Farm	2	0%
Consumer	150	1%
All other	95	2%

Total allowance for credit losses	$1,059	100%

 Non-performing Assets. Non-performing assets were $3.9 million or 0.24% of total assets at December 31, 2023, compared to $3.7 million or 0.23% at December 31, 2022. Non-performing assets include $3.4 million in commercial and residential mortgage loans and $464,000 in other loans at December 31, 2023, compared to $3.7 million in commercial and residential mortgage loans and $8,000 in other loans at December 31, 2022. The Bank had no other real estate owned as of December 31, 2023 and 2022. The Bank had no repossessed assets as of December 31, 2023 and 2022.

At December 31, 2023, the Bank had non-performing loans, defined as non-accrual and accruing loans past due more than 90 days, of $3.9 million or 0.36% of total loans. Non-performing loans at December 31, 2022 were $3.7 million or 0.36% of total loans.

Management continually monitors the loan portfolio to ensure that all loans potentially having a material adverse impact on future operating results, liquidity or capital resources have been classified as non-performing. Should economic conditions deteriorate, the inability of distressed customers to service their existing debt could cause higher levels of non-performing loans. Management expects the future level of non-accrual loans to continue to be in-line with the level of non-accrual loans at December 31, 2023 and 2022.

It is the general policy of the Bank to stop accruing interest income when a loan is placed on non-accrual status and any interest previously accrued but not collected is reversed against current income. Generally, a loan is placed on non-accrual status when it is over 90 days past due and there is reasonable doubt that all principal will be collected.

Deposits. The Bank primarily uses deposits to fund its loan and investment portfolios. The Bank offers a variety of deposit accounts to individuals and businesses. Deposit accounts include checking, savings, money market and time deposits. Total deposits were $1.4 billion as of December 31, 2023 and 2022. Core deposits, a non-GAAP measure, which include noninterest-bearing demand deposits, MMDA, savings and non-brokered certificates of deposit of denominations less than $250,000, were $1.2 billion and $1.4 million at December 31, 2023 and 2022, respectively. Management believes it is useful to calculate and present core deposits because of the positive impact this low cost funding source provides to the Bank’s funding base.

Certificates of deposit in amounts of more than $250,000 totaled $148.9 million at December 31, 2023, compared to $31.0 million at December 31, 2022. Other time deposits totaled $190.2 million at December 31, 2023, compared to $67.0 million at December 31, 2022. The increases in certificates of deposit in amounts of more than $250,000 and other time deposits are primarily due to promotional rates offered on select certificate of deposit products during the year ended December 31, 2023.

Table 11 is a summary of the maturity distribution of time deposits in amounts of more than $250,000 as of December 31, 2023.

Table 11 - Maturities of Time Deposits over $250,000

(Dollars in thousands)	2023
Three months or less	$47,587
Over three months through six months	90,305
Over six months through twelve months	10,486
Over twelve months	526
Total	$148,904

Estimated uninsured deposits totaled $382.1 million, or 27.45% of total deposits, at December 31, 2023, compared to $439.8 million, or 30.64% of total deposits, at December 31, 2022. Uninsured amounts are estimated based on the portion of account balances in excess of FDIC insurance limits. The Bank did not have any significant deposit concentrations based on the North American Industry Classification System at December 31, 2023 and 2022. The Bank has one customer relationship that had deposits totaling $69.8 million, or 5.02% of total deposits, at December 31, 2023, and $61.8 million, or 4.31% of total deposits, at December 31, 2022.

Borrowed Funds. The Bank has access to various short-term borrowings, including the purchase of federal funds and borrowing arrangements from the FHLB and other financial institutions. There were no FHLB borrowings outstanding at December 31, 2023 and 2022. Average FHLB borrowings for 2023 and 2022 were zero. Additional information regarding FHLB borrowings is provided in Note 7 to the Consolidated Financial Statements.

The Bank had no borrowings from the FRB at December 31, 2023 and 2022. FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB.

Securities sold under agreements to repurchase were $86.7 million at December 31, 2023, compared to $47.7 million at December 31, 2022. The increase in securities sold under agreements to repurchase is primarily due to customers transferring funds from deposits to securities sold under agreements to repurchase during the year ended December 31, 2023.

Junior subordinated debentures were $15.5 million at December 31, 2023 and December 31, 2022.

Contractual Obligations and Off-Balance Sheet Arrangements. The Company’s contractual obligations include junior subordinated debentures, as well as certain payments under current lease agreements. Other commitments include commitments to extend credit.

The Company enters into derivative contracts to manage various financial risks. A derivative is a financial instrument that derives its cash flows, and therefore its value, by reference to an underlying instrument, index or referenced interest rate. Derivative contracts are carried at fair value on the consolidated balance sheet with the fair value representing the net present value of expected future cash receipts or payments based on market interest rates as of the balance sheet date. Derivative contracts are written in amounts referred to as notional amounts, which only provide the basis for calculating payments between counterparties and are not a measure of financial risk. Therefore, the derivative amounts recorded on the balance sheet do not represent the amounts that may ultimately be paid under these contracts. Further discussions of derivative instruments are included above in the section entitled “Asset Liability and Interest Rate Risk Management” beginning on page A-11 and in Note 1 to the Consolidated Financial Statements. There were no derivatives at December 31, 2023 or 2022.

Capital Resources. Shareholders’ equity was $121.0 million, or 7.40% of total assets, at December 31, 2023, compared to $105.2 million, or 6.49% of total assets, at December 31, 2022.

Average shareholders’ equity as a percentage of total average assets was 7.24%, 7.45% and 9.42% for 2023, 2022 and 2021, respectively. The return on average shareholders’ equity was 13.37% at December 31, 2023, as compared to 13.01% and 10.24% at December 31, 2022 and December 31, 2021, respectively. Total cash dividends paid on common stock were $5.1 million, $4.9 million and $3.8 million during 2023, 2022 and 2021, respectively.

The Board of Directors, at its discretion, can issue up to 5,000,000 shares of preferred stock. The Board is authorized to determine the number of shares, voting powers, designations, preferences, limitations and relative rights.

In 2022, the Board of Directors authorized a stock repurchase program, whereby up to $2.0 million was allocated to repurchase the Company’s common stock. Any purchases under the Company’s stock repurchase program may be made periodically as permitted by securities laws and other legal requirements in the open market or in privately-negotiated transactions. The timing and amount of any repurchase of shares will be determined by the Company’s management, based on its evaluation of market conditions and other factors. The stock repurchase program may be suspended at any time or from time-to-time without prior notice. The Company repurchased approximately $710,000, or 26,200 shares of its common stock, under this stock repurchase program through December 31, 2022.

In the first quarter of 2023, the Board of Directors authorized a stock repurchase program, whereby up to $2.0 million was allocated to repurchase the Company’s common stock. In the fourth quarter of 2023, the Board of Directors authorized an additional $2.0 million to be allocated to repurchase the Company’s common stock, which increased the total amount authorized in 2023 to $4.0 million. Any purchases under the Company’s stock repurchase program may be made periodically as permitted by securities laws and other legal requirements in the open market or in privately-negotiated transactions. The timing and amount of any repurchase of shares will be determined by the Company’s management, based on its evaluation of market conditions and other factors. The stock repurchase program may be suspended at any time or from time-to-time without prior notice. The Company repurchased approximately $2.0 million, or 102,522 shares of its common stock, under this stock repurchase program through December 31, 2023.

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

Under the regulatory capital guidelines, financial institutions are currently required to maintain a total risk-based capital ratio of 8.0% or greater, with a Tier 1 risk-based capital ratio of 6.0% or greater and a common equity Tier 1 capital ratio of 4.5% or greater, as required by the Basel III capital standards referenced above. Tier 1 capital is generally defined as shareholders’ equity and trust preferred securities less all intangible assets and goodwill. Tier 1 capital includes $15.0 million in trust preferred securities at December 31, 2023 and December 31, 2022. The Company’s Tier 1 capital ratio was 13.94% and 13.21% at December 31, 2023 and December 31, 2022, respectively. Total risk-based capital is defined as Tier 1 capital plus supplementary capital. Supplementary capital, or Tier 2 capital, consists of the Company’s allowance for credit losses, not exceeding 1.25% of the Company’s risk-weighted assets. Total risk-based capital ratio is therefore defined as the ratio of total capital (Tier 1 capital and Tier 2 capital) to risk-weighted assets. The Company’s total risk-based capital ratio was 14.96% and 14.04% at December 31, 2023 and December 31, 2022, respectively. The Company’s common equity Tier 1 capital consists of common stock and retained earnings. The Company’s common equity Tier 1 capital ratio was 12.75% and 12.03% at December 31, 2023 and December 31, 2022, respectively. Financial institutions are also required to maintain a leverage ratio of Tier 1 capital to total average assets of 4.0% or greater. The Company’s Tier 1 leverage capital ratio was 10.51% and 9.82% at December 31, 2023 and December 31, 2022, respectively.

The Bank’s Tier 1 risk-based capital ratio was 13.83% and 13.10% at December 31, 2023 and December 31, 2022, respectively. The total risk-based capital ratio for the Bank was 14.85% and 13.93% at December 31, 2023 and December 31, 2022, respectively. The Bank’s common equity Tier 1 capital ratio was 13.83% and 13.10% at December 31, 2023 and December 31, 2022, respectively. The Bank’s Tier 1 leverage capital ratio was 10.35% and 9.68% at December 31, 2023 and December 31, 2022, respectively.

A bank is considered to be “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a common equity Tier 1 capital ratio of 6.5% or greater and a leverage ratio of 5.0% or greater. Based upon these guidelines, the Bank was considered to be “well capitalized” at December 31, 2023.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Financial Statements

December 31, 2023, 2022 and 2021

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Peoples Bancorp of North Carolina, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Peoples Bancorp of North Carolina, Inc. and its subsidiaries (the Company) as of December 31, 2023 and 2022, the related consolidated statements of earnings, comprehensive income (loss), changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2023, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 1 to the financial statements, the Company has changed its method of accounting for credit losses effective January 1, 2023 due to the adoption of Financial Accounting Standards Board Accounting Standards Codification No. 326, Financial Instruments – Credit Losses (ASC 326). The Company adopted the new credit loss standard using the modified retrospective method such that prior period amounts are not adjusted and continue to be reported in accordance with previously applicable generally accepted accounting principles. The adoption of the new credit loss standard and its subsequent application is also communicated as a critical audit matter below.

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

Allowance for Credit Losses on Loans

As discussed in Note 3 to the Company’s financial statements, the Company had a gross loan portfolio of approximately $1.1 billion and an associated allowance for credit losses of approximately $11.0 million as of December 31, 2023. As further discussed in Note 1, the Company adopted ASC Topic 326 Financial Instruments – Credit Losses as of January 1, 2023. The Company’s allowance for credit losses utilizes the Weighted Average Remaining Maturity (WARM) methodology. Under the WARM methodology, lifetime losses are calculated by determining the remaining life of the loan pool and then applying a loss rate which includes a forecast component over this remaining life of the loan pool. The lifetime loss rates are then adjusted for qualitative factors.

We identified the Company’s reasonable and supportable forecast and qualitative factors applied to adjust the lifetime loss rate as a critical audit matter. The principal considerations for our determination of the reasonable and supportable forecast and qualitative factors as a critical audit matter related to the high degree of subjectivity in the Company’s judgments in determining the reasonable and supportable forecast and qualitative factors. Auditing these complex judgments and assumptions by the Company involves especially challenging auditor judgment due to the nature and extent of audit evidence and effort required to address these matters, including the extent of specialized skill or knowledge needed.

The primary procedures we performed to address this critical audit matter included the following:

•	We evaluated the relevance and the reasonableness of assumptions related to evaluation of the loan portfolio, current economic conditions, and other risk factors used in the development of the qualitative factors for collectively evaluated loans.

•	We evaluated the reasonableness of assumptions and data used by the Company in developing the qualitative factors by comparing these data points to internally developed and third-party sources, as well as other audit evidence gathered.

•	Analytical procedures were performed to evaluate the directional consistency of changes that occurred in the allowance for credit losses for collectively evaluated loans.

•	We evaluated management’s determination of reasonable and supportable forecasts, including comparing key factors to independent sources.

/s/ Elliott Davis, PLLC

We have served as the Company's auditor since 2015.

Raleigh, North Carolina

March 7, 2024

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Balance Sheets

December 31, 2023 and December 31, 2022

(Dollars in thousands)

	December 31,	December 31,
Assets	2023	2022
	(Audited)	(Audited)

Cash and due from banks, including reserve requirements of $0 at both 12/31/23 and 12/31/22	$32,819	50,061
Interest-bearing deposits	49,556	21,535
Cash and cash equivalents	82,375	71,596

Investment securities available for sale	391,924	445,394
Other investments	2,874	2,656
Total securities	394,798	448,050

Mortgage loans held for sale	686	211

Loans	1,093,066	1,032,608
Less allowance for credit losses	(11,041)	(10,494)
Net loans	1,082,025	1,022,114

Premises and equipment, net	16,702	18,205
Cash surrender value of life insurance	18,134	17,703
Right of use lease asset	4,731	5,116
Accrued interest receivable and other assets	36,459	37,932
Total assets	$1,635,910	1,620,927

Liabilities and Shareholders' Equity

Deposits:
Noninterest-bearing demand	$432,687	523,088
Interest-bearing demand, MMDA & savings	620,244	814,128
Time, over $250,000	148,904	31,001
Other time	190,210	66,998
Total deposits	1,392,045	1,435,215

Securities sold under agreements to repurchase	86,715	47,688
Junior subordinated debentures	15,464	15,464
Lease liability	4,832	5,185
Accrued interest payable and other liabilities	15,838	12,180
Total liabilities	1,514,894	1,515,732

Commitments and Contingencies

Shareholders' equity:
Preferred stock, no par value; authorized 5,000,000 shares; no shares issued and outstanding	-	-
Common stock, no par value; authorized 20,000,000 shares; issued and outstanding 5,534,499 shares at December 31, 2023 and 5,636,830 shares at December 31, 2022	50,625	52,636
Common stock held by deferred compensation trust, at cost; 163,702 shares at December 31, 2023 and 169,094 shares at December 31, 2022	(1,910)	(2,181)
Deferred compensation	1,910	2,181
Retained earnings	109,756	100,156
Accumulated other comprehensive loss	(39,365)	(47,597)
Total shareholders' equity	121,016	105,195

Total liabilities and shareholders' equity	$1,635,910	1,620,927

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Earnings

For the Years Ended December 31, 2023, 2022 and 2021

(Dollars in thousands, except per share amounts)

	2023	2022	2021
	(Audited)	(Audited)	(Audited)

Interest income:
Interest and fees on loans	$55,507	43,077	41,186
Interest on due from banks	2,216	2,223	258
Interest on investment securities:
U.S. Government sponsored enterprises	9,365	4,150	2,478
States and political subdivisions	2,949	4,075	3,146
Other	1,825	906	111
Total interest income	71,862	54,431	47,179

Interest expense:
Demand deposits, MMDA & savings deposits	6,731	2,019	2,029
Time deposits	7,916	562	752
Junior subordinated debentures	1,079	529	280
Other	1,417	213	144
Total interest expense	17,143	3,323	3,205

Net interest income	54,719	51,108	43,974

Provision for (recovery of) credit losses	1,566	1,472	(1,163)

Net interest income after provision for credit losses	53,153	49,636	45,137

Non-interest income:
Service charges	5,496	5,290	3,921
Other service charges and fees	697	734	803
Loss on sale of securities, net	(2,488)	-	-
Mortgage banking income	301	393	2,505
Insurance and brokerage commissions	929	945	1,035
Appraisal management fee income	9,592	11,663	8,890
Gain (loss) on sale of premises and equipment	184	(85)	105
Gain on sale of other real estate, net	-	-	21
Miscellaneous	8,203	7,749	7,639
Total non-interest income	22,914	26,689	24,919

Non-interest expense:
Salaries and employee benefits	26,640	26,130	24,506
Occupancy	7,962	8,048	7,858
Professional fees	1,716	1,915	1,826
Advertising	750	693	536
Debit card expense	1,255	1,224	1,000
FDIC insurance	745	461	415
Appraisal management fee expense	7,559	9,264	7,112
Other	9,517	8,295	7,874
Total non-interest expense	56,144	56,030	51,127

Earnings before income taxes	19,923	20,295	18,929

Income tax expense	4,377	4,172	3,796

Net earnings	$15,546	16,123	15,133

Basic net earnings per share	$2.87	2.94	2.71
Diluted net earnings per share	$2.77	2.85	2.63
Cash dividends declared per share	$0.91	0.87	0.66

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Comprehensive Income (Loss)

For the Years Ended December 31, 2023, 2022 and 2021

(Dollars in thousands)

	2023	2022	2021

Net earnings	$15,546	16,123	15,133

Other comprehensive income (loss):
Unrealized holding gains (losses) on securities available for sale	8,199	(61,919)	(6,886)
Reclassification adjustment for losses on securities available for sale included in net earnings, net	2,488	-	-

Total other comprehensive income (loss), before income taxes	10,687	(61,919)	(6,886)

Income tax expense (benefit) related to other comprehensive income (loss):

Unrealized holding gain (losses) on securities available for sale	1,884	(14,226)	(1,582)
Reclassification adjustment for losses on securities available for sale included in net earnings	571	-	-

Total income tax expense (benefit) related to other comprehensive income (loss)	2,455	(14,226)	(1,582)

Total other comprehensive income (loss), net of tax	8,232	(47,693)	(5,304)

Total comprehensive income (loss)	$23,778	(31,570)	9,829

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Changes in Shareholders' Equity

For the Years Ended December 31, 2023, 2022 and 2021

(Dollars in thousands)

					Common Stock
					Held By	Accumulated
	Common	Common			Deferred	Other
	Stock	Stock	Retained	Deferred	Compensation	Comprehensive
	Shares	Amount	Earnings	Compensation	Trust	Income (Loss)	Total

Balance, December 31, 2020	5,787,504	$56,871	77,628	1,796	(1,796)	5,400	139,899

Common stock repurchase	(127,597)	(3,605)	-	-	-	-	(3,605)
Cash dividends declared on common stock ($0.66 per share)	-	-	(3,793)	-	-	-	(3,793)
Restricted stock units exercised	1,662	39	-	-	-	-	39
Equity incentive plan, net	-	-	-	196	(196)	-	-
Net earnings	-	-	15,133	-	-	-	15,133
Change in accumulated other comprehensive income (loss), net of tax	-	-	-	-	-	(5,304)	(5,304)
Balance, December 31, 2021	5,661,569	$53,305	88,968	1,992	(1,992)	96	142,369

Common stock repurchase	(26,200)	(710)	-	-	-	-	(710)
Cash dividends declared on common stock ($0.87 per share)	-	-	(4,935)	-	-	-	(4,935)
Restricted stock units exercised	1,461	41	-	-	-	-	41
Equity incentive plan, net	-	-	-	189	(189)	-	-
Net earnings	-	-	16,123	-	-	-	16,123
Change in accumulated other comprehensive income (loss), net of tax	-	-	-	-	-	(47,693)	(47,693)
Balance, December 31, 2022	5,636,830	$52,636	100,156	2,181	(2,181)	(47,597)	105,195

Adoption of new accounting standard, net of tax	-	-	(838)	-	-	-	(838)
Common stock repurchase	(102,522)	(1,997)	-	-	-	-	(1,997)
Cash dividends declared on common stock ($0.91 per share)	-	-	(5,108)	-	-	-	(5,108)
Restricted stock units exercised	191	6	-	-	-	-	6
Excise tax on stock repurchase	-	(20)	-	-	-	-	(20)
Equity incentive plan, net	-	-	-	(271)	271	-	-
Net earnings	-	-	15,546	-	-	-	15,546
Change in accumulated other comprehensive income (loss), net of tax	-	-	-	-	-	8,232	8,232
Balance, December 31, 2023	5,534,499	$50,625	109,756	1,910	(1,910)	(39,365)	121,016

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2023, 2022 and 2021

(Dollars in thousands)

	2023	2022	2021

Cash flows from operating activities:
Net earnings	$15,546	16,123	15,133
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation, amortization and accretion	3,126	6,031	5,569
Provision for (recovery of) credit losses	1,566	1,472	(1,163)
Deferred income taxes	(453)	(541)	(227)
Loss on sale of investment securities, net	2,488	-	-
Gain on sale of other real estate, net	-	-	(21)
(Gain) loss on sale and write downs of premises and equipment, net	(184)	85	(105)
Restricted stock units expense	187	249	181
Proceeds from sales of loans held for sale	16,190	22,659	98,365
Origination of loans held for sale	(16,665)	(19,233)	(92,863)
Change in:
Cash surrender value of life insurance	(431)	(403)	(397)
Right of use lease asset	755	1,222	738
Other assets	(310)	(3,465)	(554)
Lease liability	(723)	(1,673)	(721)
Other liabilities	1,688	131	2,965

Net cash provided by operating activities	22,780	22,657	26,900

Cash flows from investing activities:
Purchases of investment securities available for sale	(9,615)	(149,738)	(209,306)
Proceeds from sales of investment securities available for sale	51,023	7,875	9,540
Proceeds from calls and maturities of investment securities available for sale	1,015	-	-
Proceeds from paydowns of investment securities available for sale	18,250	37,400	28,536
Proceeds from paydowns of other investment securities	150	1,162	201
Net change in FHLB stock	(323)	(105)	331
Net change in loans	(60,765)	(148,072)	64,380
Purchases of premises and equipment	(1,948)	(4,563)	(484)
Proceeds from sale of premises and equipment	1,460	-	515
Proceeds from sale of other real estate and repossessions	-	-	149
Proceeds from bank owned life insurance	-	65	-

Net cash used by investing activities	(753)	(255,976)	(106,138)

Cash flows from financing activities:
Net change in deposits	(43,170)	22,467	191,662
Net change in securities sold under agreement to repurchase	39,027	10,594	10,893
Proceeds from FRB borrowings	1	1	1
Repayments of FRB borrowings	(1)	(1)	(1)
Proceeds from Fed Funds Purchased	43,426	162	162
Repayments of Fed Funds Purchased	(43,426)	(162)	(162)
Common stock repurchased	(1,997)	(710)	(3,605)
Cash dividends paid on common stock	(5,108)	(4,935)	(3,793)

Net cash (used) provided by financing activities	(11,248)	27,416	195,157

Net change in cash and cash equivalents	10,779	(205,903)	115,919

Cash and cash equivalents at beginning of period	71,596	277,499	161,580

Cash and cash equivalents at end of period	$82,375	71,596	277,499

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Cash Flows, continued

For the Years Ended December 31, 2023, 2022 and 2021

(Dollars in thousands)

	2023	2022	2021

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$16,487	3,284	3,224
Income taxes	$4,448	4,659	3,669

Noncash investing and financing activities:
Change in unrealized gain (loss) on investment securities available for sale, net	$8,232	(47,693)	(5,304)
Restricted stock units exercised	$6	41	39
Excise tax on stock repurchased	$(20)	-	-
Initial recognition of lease right of use asset and lease liability	$370	1,726	1,927
Allowance for credit losses recorded upon adoption of ASU 326, net of tax	$(838)	-	-

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

The Bank operates three banking offices focused on the Latino population that were formerly operated as a separate division of the Bank under the name Banco de la Gente (“Banco”). These offices, which offer the same banking services as our other branches offer, now operate under the same name as our other offices; however, we continue to separately categorize mortgage loans originated from these offices.

Principles of Consolidation

The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiary, the Bank, along with the Bank’s wholly owned subsidiaries, PIS, REAS, CBRES and PBREH. All significant intercompany balances and transactions have been eliminated in consolidation.

Basis of Presentation

The accounting principles followed by the Company, and the methods of applying these principles, conform with accounting principles generally accepted in the United States of America (“GAAP”) and with general practices in the banking industry. In preparing the financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from these estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for credit losses and valuation of real estate acquired in connection with or in lieu of foreclosure on loans.

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

Cash and Cash Equivalents

Cash, due from banks, interest-bearing deposits and federal funds sold are considered cash and cash equivalents (original maturity date less than 90 days) for cash flow reporting purposes.

Investment Securities

The Company uses three classifications for its investment securities: trading, available for sale, or held to maturity. Trading securities are bought and held principally for sale in the near term. Held to maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All other securities not included in trading or held to maturity are classified as available for sale. At December 31, 2023 and 2022, the Company classified all of its investment securities as available for sale.

Available for sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and are reported as a separate component of shareholders’ equity until realized.

Management evaluates investment securities for credit losses on a quarterly basis. A decline in the market value of any investment below cost that is deemed a credit loss is charged to earnings for the decline in value deemed to be credit related and a new cost basis in the security is established. The decline in value attributed to non-credit related factors is recognized in comprehensive income.

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

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity are reported at the principal amount outstanding, net of the allowance for credit losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. The recognition of certain loan origination fee income and certain loan origination costs is deferred when such loans are originated and amortized over the life of the loan.

Accrual of interest is discontinued on a loan when management believes, after considering economic conditions and collection efforts, that the borrower’s financial condition is such that collection of interest is doubtful. Interest previously accrued but not collected is reversed against current period earnings.

Allowance for Credit Losses (ACL)

The allowance for credit losses reflects management’s assessment and estimate of the risks associated with extending credit and its evaluation of the quality of the loan portfolio. The Bank periodically analyzes the loan portfolio in an effort to review asset quality and to establish an allowance that management believes will be adequate in light of anticipated risks and credit losses. In assessing the adequacy of the allowance, size, quality and risk of loans in the portfolio are reviewed.

The allowance for credit losses on loans is a valuation account that is deducted from the loans' amortized cost basis to present the net amount expected to be collected on the loans. Loans are charged off against the allowance when management believes the uncollectibility of a loan balance is confirmed. Expected recoveries do not exceed the aggregate of amounts previously charged-off and expected to be charged-off. Accrued interest receivable is excluded from the estimate of credit losses. The allowance for credit losses represents management’s estimate of lifetime credit losses inherent in loans as of December 31, 2023. The allowance for credit losses is estimated by management using relevant available information, from both internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. The Company measures expected credit losses for loans on a pooled basis when similar risk characteristics exist. The Company calculates the allowance for credit losses using a WARM methodology.

Additionally, the allowance for credit losses calculation includes subjective adjustments for qualitative risk factors that are likely to cause estimated credit losses to differ from historical experience. These qualitative adjustments may increase or reduce reserve levels and include adjustments for: local, state and national economic outlook; levels and trends of delinquencies; trends in volume, mix and size of loans; seasoning of the loan portfolio; experience of staff; concentrations of credit; and interest rate risk.

Loans that do not share risk characteristics are evaluated on an individual basis. When management determines that foreclosure is probable or when the borrower is experiencing financial difficulty and repayment is expected to be provided substantially through the operation or sale of collateral. To identify loans for individual analysis, management reviews all loans over $250,000 with a risk grade of 5 or 6, including loans modified due to the financial stress of the borrower, and other loans with significantly different characteristics from the established pools for potential loss rates that could result in additional provisioning that would be greater than internally established materiality thresholds.

Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit issued to meet customer financing needs. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for off-balance sheet loan commitments is represented by the contractual amount of those instruments. Such financial instruments are recorded when they are funded.

The Company records an allowance for credit losses on off-balance sheet credit exposures, unless the commitments to extend credit are unconditionally cancelable. The allowance for credit losses on off-balance sheet credit exposures is estimated by loan segment at each balance sheet date under the current expected credit loss model using the same methodologies as portfolio loans, taking into consideration the likelihood that funding will occur as well as any third-party guarantees. The allowance for unfunded commitments is included in other liabilities on the Company’s consolidated balance sheets.

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

As an additional measure, the Bank engages an independent third party to review the underwriting, documentation and risk grading analyses. This independent third party reviews and evaluates loan relationships greater than or equal to $1.5 million as well as a periodic sample of commercial relationships with exposures below $1.5 million, excluding loans in default, and loans in process of litigation or liquidation. The third party’s evaluation and report is shared with management and the Bank Board.

Management uses the information developed from the procedures described above in evaluating and grading the loan portfolio. This continual grading process is used to monitor the credit quality of the loan portfolio and to assist management in estimating the allowance. The provision for credit losses charged or credited to earnings is based upon management’s judgment of the amount necessary to maintain the allowance at a level appropriate to absorb probable incurred losses in the loan portfolio at the balance sheet date. The amount each quarter is dependent upon many factors, including growth and changes in the composition of the loan portfolio, net charge-offs, delinquencies, management’s assessment of loan portfolio quality, the value of collateral, and other macro-economic factors and trends. The evaluation of these factors is performed quarterly by management through an analysis of the appropriateness of the allowance. Two loans, totaling $432,000, were individually evaluated as of December 31, 2023.

Since the adoption of CECL on January 1, 2023, the allowance for credit losses represents management’s estimate of credit losses for the remaining estimated life of the Bank’s financial assets, including loan receivables and some off-balance sheet credit exposures. Estimating the amount of the allowance for credit losses requires significant judgment and the use of estimates related to historical experience, current conditions, reasonable and supportable forecasts, and the value of collateral on collateral-dependent loans. The loan portfolio also represents the largest asset type on our consolidated balance sheet. Loan losses are charged against the allowance, while recoveries of amounts previously charged off are credited to the allowance. A provision for credit losses is charged to operations based on management’s periodic evaluation of the factors previously mentioned, as well as other pertinent factors.

There are many factors affecting the allowance for credit losses; some are quantitative while others require qualitative judgment. Although management believes its process for determining the allowance adequately considers all the potential factors that could potentially result in credit losses, the process includes subjective elements and is susceptible to significant change. To the extent actual outcomes differ from management estimates, additional provision for credit losses could be required that could adversely affect our earnings or financial position in future periods.

Beginning December 31, 2012, certain mortgage loans from the former Banco division of the Bank were, prior to the adoption of CECL, analyzed separately from other single-family residential loans in the Bank’s loan portfolio. These loans are first mortgage loans made to the Latino market, primarily in Mecklenburg, North Carolina and surrounding counties. These loans are non-traditional mortgages in that the customer normally did not have a credit history, so all credit information was accumulated by the loan officers. These loans are included in the single-family residential loan pool in the Company’s CECL model.

Various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance. Such agencies may require adjustments to the allowance based on their judgments of information available to them at the time of their examinations. Management believes it has established the allowance for credit losses pursuant to CECL, and has taken into account the views of its regulators and the current economic environment. Management considers the allowance adequate to cover the estimated losses inherent in the Bank’s loan portfolio as of the date of the financial statements. Although management uses the best information available to make evaluations, significant future additions to the allowance may be necessary based on changes in economic and other conditions, thus adversely affecting the operating results of the Company.

Mortgage Banking Activities

Mortgage banking income represents income from the sale of mortgage loans and fees received from borrowers and loan investors related to the Bank’s origination of single-family residential mortgage loans.

Mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of mortgage loans serviced for others was approximately $244,000, $285,000 and $351,000 at December 31, 2023, 2022 and 2021, respectively. Mortgage servicing rights related to these loans are immaterial for all periods presented.

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

Revenue Recognition

The majority of the Company’s revenue is derived primarily from interest income from receivables (loans) and securities. Other revenues are derived from fees received in connection with deposit accounts, investment advisory, and appraisal services. Through the Company’s wholly-owned subsidiary, PIS, the Company contracts with a registered investment advisor to perform investment advisory services on behalf of the Company’s customers. The Company receives commissions from this third party investment advisor based on the volume of business that the Company’s customers do with such investment advisor. The Company utilizes third parties to contract with the Company’s customers to perform debit and credit card clearing services. These third parties pay the Company commissions based on the volume of transactions that they process on behalf of the Company’s customers. Through the Company’s wholly-owned subsidiary, REAS, the Company provides property appraisal services for negotiated fee amounts on a per appraisal basis. Through the Company’s wholly-owned subsidiary, CBRES, the Company provides appraisal management services. Appraisal management fee income and expense from CBRES are reported on separate line items under non-interest income and non-interest expense. None of the Company’s revenue is derived from contracts in which services are transferred over time. Revenue is recognized as the services are provided to customers. The Company has no contracts in which customers are billed in advance for services to be performed. There are no significant financing components in the Company’s contracts. Excluding deposit and appraisal service revenues which are primarily billed at a point in time as a fee for services incurred, all other contracts contain variable consideration in that fees earned are derived from market values of accounts which determine the amount of consideration to which the Company is entitled. The variability is resolved when the services are provided. The contracts do not include obligations for returns, refunds, or warranties. The contracts are specific to the amounts owed to the Company for services performed during a period should the contracts be terminated. All of the Company’s contracts create performance obligations that are satisfied at a point in time excluding some immaterial deposit revenues. Revenue is recognized as services are billed to the customers.

Advertising Costs

Advertising costs are expensed as incurred.

Stock-Based Compensation

The Company has an Omnibus Stock Ownership and Long Term Incentive Plan that was approved by shareholders on May 7, 2009 (the “2009 Plan”) whereby certain stock-based rights, such as stock options, restricted stock, restricted stock units, performance units, stock appreciation rights or book value shares, were granted to eligible directors and employees. The 2009 Plan expired on May 7, 2019 but still governs the rights and obligations of the parties for grants previously made thereunder. No new awards may be made after May 7, 2019.

The Company granted 16,583 restricted stock units under the 2009 Plan at a grant date fair value of $16.34 per share during the first quarter of 2015. The Company granted 5,544 restricted stock units under the 2009 Plan at a grant date fair value of $16.91 per share during the first quarter of 2016. The Company granted 4,114 restricted stock units under the 2009 Plan at a grant date fair value of $25.00 per share during the first quarter of 2017. The Company granted 3,725 restricted stock units under the 2009 Plan at a grant date fair value of $31.43 per share during the first quarter of 2018. The Company granted 5,290 restricted stock units under the 2009 Plan at a grant date fair value of $28.43 per share during the first quarter of 2019. The number of restricted stock units granted and grant date fair values for the restricted stock units granted in 2015 through 2017 have been restated to reflect the 10% stock dividend that was paid in the fourth quarter of 2017. The Company recognizes compensation expense on the restricted stock units over the vesting period (four years from the grant date for the 2015, 2016, 2017, 2018 and 2019 grants). The amount of expense recorded each period reflects the changes in the Company’s stock price during such period. As of December 31, 2023, the Company did not have any unrecognized compensation expense related to the restricted stock unit grants under the 2009 Plan.

The Company also has an Omnibus Stock Ownership and Long Term Incentive Plan that was approved by shareholders on May 7, 2020 (the “2020 Plan”) whereby certain stock-based rights, such as stock options, restricted stock, restricted stock units, performance units, stock appreciation rights or book value shares, may be granted to eligible directors and employees. A total of 300,000 shares were reserved for possible issuance under the 2020 Plan when it was adopted. As of December 31, 2023, a total of 274,550 shares out of the initial 300,000 shares reserved remain available for future issuance under the 2020 Plan. No new awards may be made after May 7, 2030 (ten years from the 2020 Plan effective date).

The Company granted 7,635 restricted stock units under the 2020 Plan at a grant date fair value of $17.08 per share during the second quarter of 2020. The Company granted 7,060 restricted stock units under the 2020 Plan at a grant date fair value of $22.04 per share during the first quarter of 2021. The Company granted 5,385 restricted stock units under the 2020 Plan at a grant date fair value of $27.99 per share during the first quarter of 2022. The Company granted 5,370 restricted stock units under the 2020 Plan at a grant date fair value of $32.58 per share during the first quarter of 2023. The Company recognizes compensation expense on the restricted stock units over the vesting period (four years from the grant date for 2020, 2021, 2022 and 2023 grants). As of December 31, 2023, the total unrecognized compensation expense related to the restricted stock unit grants under the 2020 Plan was $287,000.

The Company recognized compensation expense for restricted stock units granted under the 2009 Plan and 2020 Plan of $187,000, $249,000 and $181,000 for the years ended December 31, 2023, 2022 and 2021, respectively.

Net Earnings Per Share

Net earnings per common share is based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per common share. The average market price during the year is used to compute equivalent shares.

The reconciliations of the amounts used in the computation of both “basic earnings per common share” and “diluted earnings per common share” for the years ended December 31, 2023, 2022 and 2021 are as follows:

For the year ended December 31, 2023
	Net Earnings (Dollars in thousands)	Weighted Average Number of Shares	Per Share Amount
Basic earnings per share	$15,546	5,424,890	$2.87
Effect of dilutive securities:
Restricted stock units - unvested	-	18,971
Shares held in deferred comp plan by deferred compensation trust		166,353
Diluted earnings per share	$15,546	5,610,214	$2.77

For the year ended December 31, 2022
	Net Earnings (Dollars in thousands)	Weighted Average Number of Shares	Per Share Amount
Basic earnings per share	$16,123	5,480,123	$2.94
Effect of dilutive securities:
Restricted stock units - unvested	-	15,467
Shares held in deferred comp plan by deferred compensation trust		165,599
Diluted earnings per share	$16,123	5,661,189	$2.85

For the year ended December 31, 2021
	Net Earnings (Dollars in thousands)	Weighted Average Number of Shares	Per Share Amount
Basic earnings per share	$15,133	5,576,099	$2.71
Effect of dilutive securities:
Restricted stock units - unvested	-	13,935
Shares held in deferred comp plan by deferred compensation trust		158,831
Diluted earnings per share	$15,133	5,748,865	$2.63

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

		January 1, 2023	The adoption of this guidance did not have a material impact on the Company’s results of operations or financial position but did impact disclosure requirements.
ASU 2019-11: Codification Improvements to Topic 326, Financial Instruments—Credit Losses

Guidance that addresses issues raised by stakeholders during the implementation of ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments affect a variety of Topics in the ASC.

		January 1, 2023	The adoption of this guidance did not have a material impact on the Company’s results of operations or financial position but did impact disclosure requirements.
ASU 2020-03: Codification Improvements to Financial Instruments

Guidance to clarify that the contractual term of a net investment in a lease, determined in accordance with the leases standard, should be the contractual term used to measure expected credit losses under ASC 326.

		January 1, 2023	The adoption of this guidance did not have a material impact on the Company’s results of operations, financial position or disclosures.
ASU 2022-02: Financial Instruments - Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures

Eliminates the guidance on troubled debt restructurings (TDRs) for creditors in ASC 310-40 and amends the guidance on “vintage disclosures” to require disclosure of current-period gross write-offs by year of origination.

		January 1, 2023	The adoption of this guidance did not have a material impact on the Company’s results of operations or financial position but did impact disclosure requirements.

Other accounting standards that have been issued or proposed by FASB or other standards-setting bodies are not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

On January 1, 2023, the Company adopted ASC 326, which replaced the incurred loss impairment framework in prior GAAP with a current expected credit loss (“CECL”) framework, which requires an estimate of credit losses for the remaining estimated life of the financial asset using historical experience, current conditions, and reasonable and supportable forecasts and generally applies to financial assets measured at amortized cost, including loan receivables and some off-balance sheet credit exposures such as unfunded commitments to extend credit. Under CECL, financial assets measured at amortized cost are presented at the net amount expected to be collected by using an allowance for credit losses (“ACL”).

In addition, the adoption of CECL resulted in changes to the Company’s accounting for available for sale debt securities. One such change is to require credit losses to be presented as an allowance rather than as a write-down on available for sale debt securities if management does not intend to sell and does not believe that it is more likely than not, they will be required to sell.

The Company adopted ASC 326 and all related subsequent amendments thereto effective January 1, 2023 using the modified retrospective approach for all financial assets measured at amortized cost and off-balance sheet credit exposures. Adoption of ASC 326 resulted in an initial reduction to retained earnings of $838,000, net of tax, due to a $1.1 million increase in the allowance for credit losses, comprised of a $2.3 million increase in the allowance for credit losses on unfunded commitments and a $1.2 million decrease in the allowance for credit losses on loans. There was no impact to the available for sale securities portfolio or other financial instruments. Results for reporting periods beginning after January 1, 2023 are presented under ASC 326 while prior period amounts continue to be reported in accordance with previously applicable GAAP (referred to as the “Incurred Loss” methodology).

The Company adopted ASC 326 using the prospective transition approach for debt securities for which other-than-temporary impairment had been recognized prior to January 1, 2023. As of December 31, 2023, the Company did not have any credit losses on investment securities. Therefore, upon adoption of ASC 326, the Company determined that an allowance for credit losses on available for sale securities was not deemed material.

The Company elected not to measure an allowance for credit losses for accrued interest receivable and instead elected to reverse interest income on loans or securities that are placed on nonaccrual status, which is generally when the instrument is 90 days past due, or earlier if the Company believes the collection of interest is doubtful. The Company has concluded that this policy results in the timely reversal of uncollectible interest. Accrued interest receivable totaled $5.1 million at December 31, 2023.

The allowance for credit losses on loans is a valuation account that is deducted from the loans' amortized cost basis to present the net amount expected to be collected on the loans. Loans are charged off against the allowance when management believes the uncollectibility of a loan balance is confirmed. Expected recoveries do not exceed the aggregate of amounts previously charged-off and expected to be charged-off. Accrued interest receivable is excluded from the estimate of credit losses. The allowance for credit losses represents management’s estimate of lifetime credit losses inherent in loans as of December 31, 2023. The allowance for credit losses is estimated by management using relevant available information, from both internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. The Company measures expected credit losses for loans on a pooled basis when similar risk characteristics exist. Two loans, totaling $432,000, were individually evaluated as of December 31, 2023. The Company has identified the following portfolio segments and calculates the allowance for credit losses for each using the  WARM methodology:

- 1-4 family residential construction loans

- Other construction loans and all land development and other land loans

- Secured by farmland (including farm residential and other improvements)

- Home equity loans

- 1-4 family residential loans secured by first liens

- 1-4 family residential loans secured by junior liens

- Secured by multifamily residential properties

- Loans secured by owner-occupied, nonfarm nonresidential properties

- Loans secured by other nonfarm nonresidential properties

- Loans to finance agricultural production and other loans to farmers

- Commercial and industrial loans

- Other revolving credit plans

- Other consumer loans

- Obligations (other than securities and leases) of states and political subdivisions in the US

- Other loans

Under the WARM methodology, lifetime losses are calculated by determining the remaining life of the loan pool and then applying a loss rate which includes a forecast component over this remaining life of the loan pool. The methodology considers historical loss experience and a loss forecast expectation to estimate credit losses for the remaining balance of the loan pool. The calculated loss rate is applied to the contractual term (adjusted for prepayments) to determine the loan pool’s current expected credit losses. The Company’s forecast component projects the next four quarters to have similar loss rates to the period between November 1, 2015 and September 30, 2019, and then with a reversion back to the long-term average over four quarters. This period is intended to reflect the environment that began when the Federal Reserve started its last series of rate hikes beginning in November of 2015, and reflects the overall loan loss rates of the Company during this time of no higher than 0.4%. This period has been extended from the prior quarter by three months, and had minor impacts on the loss rates. The Company expects to adjust these time frames for affecting the forecast periods as the rate environment changes to reflect either increasing or decreasing loan loss rates that will adjust the historical loss rates. A straight-line reversion to normalize to an expected, long-term, through-the-cycle average loss rate will be used following the forecast period of four quarters over the remaining life of the pool. This remains constant for the life of loan beyond the reasonable and supportable forecast and reversion period.

A general forecast policy was set for all pools that projects the next four quarters to have similar loss rates of selected historical periods of Federal Reserve rate policy that seem to most likely reflect the current direction of rate policy, and then with a reversion back to the long-term average over four quarters. Starting in March of 2022, the Federal Reserve has been engaged in a restrictive monetary policy. As such, a similar period of restrictive policy has been selected from recent history to serve as the basis for the forecast policy periods.

For the January 1, 2023 model, a general forecast policy was set for all pools that projects the next four quarters to have similar loss rates to the period between November 1, 2015 and December 31, 2018. During this period the Company recognized $2.1 million in net losses, and a maximum and minimum quarterly loss rate of 0.3601% and 0.1346%, respectively.

For the December 31, 2023 model, a general forecast policy was set for all pools that projects the next four quarters to have similar loss rates to the period between November 1, 2015 and September 30, 2019. During this period the Company recognized $2.4 million in net losses, and a maximum and minimum quarterly loss rate of 0.3601% and 0.1346%, respectively. The impact to the December 31, 2023 ACL estimate was a total decrease of $3.6 million from the historical loss rate starting in the second quarter of 2008. This history would include the highest loss rates experienced by the Company from 2008 to 2013. The forecast period is adjusting these peak loss rates, to rates more commensurate with more recent loss experiences.

The increase in allowance for credit losses as of December 31, 2023 of $2.3 million is composed of a provision for the establishment of unfunded commitments of $1.1 million as part of the adoption of CECL in 2023, a provision for credit losses for loans individually assessed of $432,000, and $877,000 in increases for reserves in the loan pools of 1-4 family residential construction loans, other construction loans and all land development and other land loans, 1-4 family residential secured by first liens, and loans secured by other nonfarm nonresidential properties under the construction, land development, and other land loan categories of the loans secured by real estate. The increases in reserves in these categories were caused mainly by increases in loan balances during 2023 along with increases in the qualitative reserve ratios. Increases in the qualitative reserve ratios were impacted by increases in risk factors for both concentrations of credit and interest rate risk from minor risk to moderate risk for all categories of pooled loans.

Additionally, the allowance for credit losses calculation includes subjective adjustments for qualitative risk factors that are likely to cause estimated credit losses to differ from historical experience. These qualitative adjustments may increase or reduce reserve levels and include adjustments for: local, state and national economic outlook; levels and trends of delinquencies; trends in volume, mix and size of loans; seasoning of the loan portfolio; experience of staff; concentrations of credit; and interest rate risk.

Loans that do not share risk characteristics are evaluated on an individual basis. When management determines that foreclosure is probable and the borrower is experiencing financial difficulty, the expected credit losses are based on the fair value of collateral at the reporting date adjusted for selling costs as appropriate. Two loans, totaling $432,000, were individually evaluated as of December 31, 2023.

Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit issued to meet customer financing needs. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for off-balance sheet loan commitments is represented by the contractual amount of those instruments. Such financial instruments are recorded when they are funded.

The Company records an allowance for credit losses on off-balance sheet credit exposures, unless the commitments to extend credit are unconditionally cancelable. The allowance for credit losses on off-balance sheet credit exposures is estimated by loan segment at each balance sheet date under the current expected credit loss model using the same methodologies as portfolio loans, taking into consideration the likelihood that funding will occur as well as any third-party guarantees. The allowance for unfunded commitments is included in other liabilities on the Company’s consolidated balance sheets.

Reclassification

Certain amounts in the 2022 and 2021 consolidated financial statements have been reclassified to conform to the 2023 presentation.

(2) Investment Securities

Investment securities available for sale at December 31, 2023 and 2022 are as follows:

(Dollars in thousands)
	December 31, 2023
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasuries	$10,974	-	830	10,144
U.S. Government sponsored enterprises	11,111	-	596	10,515
GSE - Mortgage-backed securities	257,705	185	22,988	234,902
Private label mortgage-backed securities	33,317	16	2,063	31,270
State and political subdivisions	129,922	-	24,829	105,093
Total	$443,029	201	51,306	391,924

(Dollars in thousands)
	December 31, 2022
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasuries	$10,951	-	1,137	9,814
U.S. Government sponsored enterprises	12,245	-	706	11,539
GSE - Mortgage-backed securities	263,712	445	23,657	240,500
Private label mortgage-backed securities	35,510	-	2,172	33,338
State and political subdivisions	184,768	91	34,656	150,203
Total	$507,186	536	62,328	445,394

The current fair value and associated unrealized losses on investments in debt securities with unrealized losses at December 31, 2023 and 2022 are summarized in the tables below, with the length of time the individual securities have been in a continuous loss position.

(Dollars in thousands)
	December 31, 2023
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Treasuries	$-	-	10,144	830	10,144	830
U.S. government sponsored enterprises	-	-	10,515	596	10,515	596
GSE -Mortgage-backed securities	24,167	546	203,234	22,442	227,401	22,988
Private label mortgage-backed securities	3,416	43	23,095	2,020	26,511	2,063
State and political subdivisions	-	-	105,093	24,829	105,093	24,829
Total	$27,583	589	352,081	50,717	379,664	51,306

	December 31, 2022
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Treasuries	$2,878	104	6,936	1,033	9,814	1,137
U.S. government sponsored enterprises	2,904	87	8,635	619	11,539	706
GSE -Mortgage-backed securities	94,903	6,568	120,464	17,089	215,367	23,657
Private label mortgage-backed securities	33,338	2,172	-	-	33,338	2,172
State and political subdivisions	65,880	7,766	76,291	26,890	142,171	34,656
Total	$199,903	16,697	212,326	45,631	412,229	62,328

At December 31, 2023, unrealized losses in the investment securities portfolio relating to debt securities totaled $51.3 million. The unrealized losses on these debt securities arose due to changing interest rates and are considered to be temporary. From the December 31, 2023 tables above, all three of the U.S. Treasury securities, all 108 of the securities issued by state and political subdivisions contained unrealized losses, all seven of the securities issued by U.S. Government sponsored enterprises (“GSE”), 114 of the 121 GSE mortgage-backed securities, and 12 of the 14 private label mortgage backed securities contained unrealized losses. The Company does not have an allowance for credit losses on available for sale securities at December 31, 2023, as no credit related losses were identified in the Company’s December 31, 2023 CECL analysis.

The Company periodically evaluates its investments for credit losses. There were no credit losses on investments in 2023, 2022 or 2021.

The amortized cost and estimated fair value of investment securities available for sale at December 31, 2023, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

December 31, 2023
(Dollars in thousands)
	Amortized Cost	Fair Value
Due within one year	$2,998	2,989
Due from one to five years	19,214	17,758
Due from five to ten years	53,239	45,184
Due after ten years	76,556	59,821
Mortgage-backed securities	291,022	266,172
Total	$443,029	391,924

During 2023, proceeds from sales of securities available for sale were $51.0 million and resulted in gross losses of $2.7 million and gross gains of $177,000. No securities available for sale were sold during 2022 and 2021.

Securities with a fair value of approximately $132.0 million and $96.0 million at December 31, 2023 and 2022, respectively, were pledged to secure public deposits, FHLB borrowings and for other purposes as required by law.

GAAP establishes a framework for measuring fair value and expands disclosures about fair value measurements. There is a three-level fair value hierarchy for fair value measurements. Level 1 inputs are quoted prices in active markets for identical assets or liabilities that a company has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability. The table below presents the balance of securities available for sale, which are measured at fair value on a recurring basis by level within the fair value hierarchy as of December 31, 2023 and 2022.

(Dollars in thousands)
	December 31, 2023
	Fair Value Measurements	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
U.S. Treasuries	$10,144	-	10,144	-
U.S. Government sponsored enterprises	10,515	-	10,515	-
GSE - Mortgage-backed securities	234,902	-	234,902	-
Private label mortgage-backed securities	31,270	-	31,270	-
State and political subdivisions	105,093	-	105,093	-

(Dollars in thousands)
	December 31, 2022
	Fair Value Measurements	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
U.S. Treasuries	$9,814	-	9,814	-
U.S. Government sponsored enterprises	11,539	-	11,539	-
GSE - Mortgage-backed securities	240,500	-	240,500	-
Private label mortgage-backed securities	33,338	-	33,338	-
State and political subdivisions	150,203	-	150,203	-

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

(3) Loans

Major classifications of loans at December 31, 2023 and 2022 are summarized as follows:

(Dollars in thousands)
	December 31, 2023	December 31, 2022
Real estate loans:
Construction and land development	$136,263	114,291
Single-family residential	354,896	322,111
Single-family residential - Banco de la Gente non-traditional	17,816	20,019
Commercial	425,736	406,622
Multifamily and farmland	62,959	65,481
Total real estate loans	997,670	928,524

Loans not secured by real estate:
Commercial	70,862	81,706
Farm	563	946
Consumer	7,045	6,927
All other	16,926	14,505

Total loans	1,093,066	1,032,608

Less allowance for credit losses	(11,041)	(10,494)

Total net loans	$1,082,025	1,022,114

The above table includes deferred costs, net of deferred fees, totaling $807,000 and $909,000 at December 31, 2023 and December 31, 2022, respectively.

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

On March 27, 2020, President Trump signed the CARES Act, which established a $2 trillion economic stimulus package, including cash payments to individuals, supplemental unemployment insurance benefits and a $349 billion loan program administered through the PPP. Under the PPP, small businesses, sole proprietorships, independent contractors and self-employed individuals were able to apply for loans from existing SBA lenders and other approved regulated lenders, subject to certain limitations and eligibility criteria. A second round of PPP funding provided a total of $320 billion additional funding for the PPP. The Bank participated as a lender in the PPP. Total PPP loans originated during the years ended December 31, 2020 and 2021 amounted to $128.1 million. The Bank did not have any PPP loans outstanding at December 31, 2023. The outstanding balance of PPP loans was $103,000 at December 31, 2022. These loans are classified as commercial loans in the tables above. The Bank recognized $948,000 and $3.4 million of PPP loan fee income for the year ended December 31, 2022 and year ended December 31, 2021, respectively. No PPP loan fee income was recognized for the year ended December 31, 2023.

The following tables present an age analysis of past due loans, by loan type, as of December 31, 2023 and 2022:

December 31, 2023
(Dollars in thousands)
	Loans 30-89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Total Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
Real estate loans:
Construction and land development	$50	-	50	136,213	136,263	-
Single-family residential	2,708	297	3,005	351,891	354,896	-
Single-family residential - Banco de la Gente non-traditional	2,279	199	2,478	15,338	17,816	-
Commercial	13	-	13	425,723	425,736	-
Multifamily and farmland	-	-	-	62,959	62,959	-
Total real estate loans	5,050	496	5,546	992,124	997,670	-

Loans not secured by real estate:
Commercial	125	-	125	70,737	70,862	-
Farm	-	-	-	563	563	-
Consumer	63	-	63	6,982	7,045	-
All other	-	-	-	16,926	16,926	-
Total loans	$5,238	496	5,734	1,087,332	1,093,066	-

December 31, 2022
(Dollars in thousands)
	Loans 30-89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Total Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
Real estate loans:
Construction and land development	$363	-	363	113,928	114,291	-
Single-family residential	4,318	256	4,574	317,537	322,111	-
Single-family residential - Banco de la Gente non-traditional	2,977	264	3,241	16,778	20,019	-
Commercial	306	-	306	406,316	406,622	-
Multifamily and farmland	-	-	-	65,481	65,481	-
Total real estate loans	7,964	520	8,484	920,040	928,524	-

Loans not secured by real estate:
Commercial	3	-	3	81,703	81,706	-
Farm	-	-	-	946	946	-
Consumer	71	-	71	6,856	6,927	-
All other	-	-	-	14,505	14,505	-
Total loans	$8,038	520	8,558	1,024,050	1,032,608	-

The following table presents the Bank’s non-accrual loans as of December 31, 2023 and 2022:

	CECL Methodology			Incurred Loss Methodology
	December 31, 2023			December 31, 2022
	Nonaccrual Loans	Nonaccrual Loans	Total	Total
	With No	With	Nonaccrual	Nonaccrual
(Dollars in thousands)	Allowance	Allowance	Loans	Loans
Real estate loans:
Construction and land development	$45	-	45	53
Single-family residential	1,716	-	1,716	1,914
Single-family residential - Banco de la Gente non-traditional	1,586	-	1,586	1,532
Commercial	-	-	-	129
Multifamily and farmland	76	-	76	91
Total real estate loans	3,423	-	3,423	3,719

Loans not secured by real estate:
Commercial	31	432	463	-
Consumer	1	-	1	9
Total	$3,455	432	3,887	3,728

Interest income is not recognized on non-accrual loans.

The following table represents the accrued interest receivables written off by reversing interest income during the year ended December 31, 2023:

(Dollars in thousands)
For the Year Ended
December 31, 2023
Real estate loans:
Single-family residential	$33
Total real estate loans	33

Loans not secured by real estate:
Commercial	12
Consumer	1

Total loans	$46

Collateral-dependent loans are loans for which the repayment is expected to be provided substantially through the operation or sale of the collateral and the borrower is experiencing financial difficulty. These loans do not share common risk characteristics and are not included within the collectively evaluated loans for determining the allowance for credit losses. Under CECL, for collateral-dependent loans, the Company has adopted the practical expedient to measure the allowance for credit losses based on the fair value of collateral. The allowance for credit losses is calculated on an individual loan basis based on the shortfall between the fair value of the loan's collateral, which is adjusted for liquidation costs/discounts, and amortized cost. If the fair value of the collateral exceeds the amortized cost, no allowance is required. There were no collateral dependent loans identified in the Company’s December 31, 2023 CECL analysis.

The allowance for credit losses incorporates an estimate of lifetime expected credit losses and is recorded on each asset upon origination or acquisition. The starting point for the estimate of the allowance for credit losses is historical loss information, which includes losses from modifications of receivables to borrowers experiencing financial difficulty. An assessment of whether a borrower is experiencing financial difficulty is made on the date of a modification.

Because of the measurement methodologies used to estimate the allowance, a change to the allowance for credit losses is generally not recorded upon modification. Occasionally, the Bank modifies loans by providing principal forgiveness on certain loans. When principal forgiveness is provided, the amortized cost basis of the asset is written off against the allowance for credit losses. The amount of the principal forgiveness is deemed to be uncollectible; therefore, that portion of the loan is written off, resulting in a reduction of the amortized cost basis and a corresponding adjustment to the allowance for credit losses.

In some cases, the Bank may modify a certain loan by providing multiple types of concessions. Typically, one type of concession, such as a term extension, is granted initially. If the borrower continues to experience financial difficulty, another concession, such as principal forgiveness, may be granted.

The following table shows the amortized cost basis at December 31, 2023 of the loans to borrowers experiencing financial difficulty that were modified during the year ended December 31, 2023, disaggregated by loan class and type of concession granted.

(Dollars in thousands)
	Term Extension
	Amortized Cost Basis at December 31, 2023	% of Loan Class
Loan class:
Single-family residential	$149	0.04%
Commercial real estate	669	0.16%
Commercial not secured by real estate	350	0.49%
Total	$1,168

The following table describes the financial effect of the modifications made to borrowers experiencing financial difficulty.

Term Extension
Loan Class	Financial Effect
Single-family residential	Forbearance agreement on matured home equity line of credit (HELOC) that was modified to 180 month term.
Commercial real estate	Extended existing amortization from 148 months to 173 months to keep existing payment the same with the current market rate.
Commercial not secured by real estate	Matured balloon loan converted to amortizing term loan.

Upon the Bank’s determination that a modified loan (or portion of a loan) has subsequently been deemed uncollectible, the loan (or a portion of the loan) is written off. Therefore, the amortized cost basis of the loan is reduced by the uncollectible amount and the allowance for credit losses is adjusted by the same amount.

No loans modified in the year ended December 31, 2023 that were made to borrowers experiencing financial difficulty had been written off at December 31, 2023.

The Bank closely monitors the performance of those loans that are modified because borrowers are experiencing financial difficulty so as to understand the effectiveness of its modification efforts. The following table shows the performance of loans that have been modified in the year ended December 31, 2023.

(Dollars in thousands)
	Payment Status (Amortized Cost Basis)
	Current	30 - 89 Days Past Due	90 + Days Past Due
Loan type:
Single-family residential	$149	-	-
Commercial real estate	669	-	-
Commercial not secured by real estate	350
Total	$1,168	-	-

The following tables present impaired loans as of and for the years ended December 31, 2022 and 2021, under the incurred loss methodology:

December 31, 2022
(Dollars in thousands)

	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Recorded Investment in Impaired Loans	Related Allowance	Average Outstanding Impaired Loans	YTD Interest Income Recognized
Real estate loans:
Construction and land development	$110	-	110	110	2	75	8
Single-family residential	3,912	236	3,300	3,536	60	5,194	194

Single-family residential - Banco de la Gente non-traditional	10,441	-	9,748	9,748	611	8,757	552
Commercial	1,785	421	1,346	1,767	9	1,916	93
Multifamily and farmland	104	-	91	91	-	96	5
Total impaired real estate loans	16,352	657	14,595	15,252	682	16,038	852

Loans not secured by real estate:
Commercial	116	-	116	116	1	137	8
Consumer	11	-	9	9	-	15	2
Total impaired loans	$16,479	657	14,720	15,377	683	16,190	862

December 31, 2021
(Dollars in thousands)

	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Recorded Investment in Impaired Loans	Related Allowance	Average Outstanding Impaired Loans	YTD Interest Income Recognized
Real estate loans:
Construction and land development	$73	-	73	73	3	82	6
Single-family residential	5,138	524	4,374	4,898	86	6,017	253
Single-family residential - Banco de la Gente non-traditional	11,753	-	10,922	10,922	687	10,325	609
Commercial	2,138	435	1,608	2,043	11	2,385	109
Multifamily and farmland	113	-	105	105	-	110	6
Total impaired real estate loans	19,215	959	17,082	18,041	787	18,919	983

Loans not secured by real estate:
Commercial	282	49	170	219	2	271	19
Consumer	8	-	4	4	-	11	1
Total impaired loans	$19,505	1,008	17,256	18,264	789	19,201	1,003

Impaired loans collectively evaluated for impairment totaled $4.9 million and $5.3 million at December 31, 2022 and 2021, respectively and are included in the tables above. Allowance on impaired loans collectively evaluated for impairment totaled $44,000 and $48,000 at December 31, 2022 and 2021, respectively.

Past due Troubled Debt Restructurings (“TDR”) loans and non-accrual TDR loans totaled $3.7 million and $2.2 million at December 31, 2022 and December 31, 2021, respectively. The terms of these loans have been renegotiated to provide a concession to original terms, including a reduction in principal or interest as a result of the deteriorating financial position of the borrower. There were no performing loans classified as TDR loans at December 31, 2022 and December 31, 2021.

There were no new TDR modifications during the years ended December 31, 2022 and 2021.

There were no TDR loans with a payment default occurring within 12 months of the restructure date, and the payment default occurring during the years ended December 31, 2022 and 2021. TDR loans are deemed to be in default if they become past due by 90 days or more.

The fair value measurements for mortgage loans held for sale, impaired loans and individually evaluated loans on a non-recurring basis at December 31, 2023 and 2022 are presented below. The Bank’s valuation methodology is discussed in Note 15.

(Dollars in thousands)
	Fair Value Measurements December 31, 2023	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage loans held for sale	$686	-	-	686
Individually evaluated loans	$-	-	-	-

(Dollars in thousands)
	Fair Value Measurements December 31, 2022	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage loans held for sale	$211	-	-	211
Impaired loans	$14,694	-	-	14,694

(Dollars in thousands)
	Fair Value December 31, 2023	Fair Value December 31, 2022	Valuation Technique	Significant Unobservable Inputs	General Range of Significant Unobservable Input Values
Mortgage loans held for sale	$686	$211	Rate lock commitment	N/A	N/A
Individually evaluated loans	$-	$14,694	Appraised value and discounted cash flows	Discounts to reflect current market conditions and ultimate collectability	0 - 25%

The following tables present changes in the allowance for credit losses for the years ended December 31, 2023, 2022 and 2021. The December 31, 2023 table reflects the CECL methodology and the December 31, 2022 and 2021 tables reflects the Incurred Loss methodology. PPP loans are excluded from the allowance for credit losses because PPP loans are guaranteed by SBA. Two loans, totaling $432,000, were individually evaluated as of December 31, 2023.

(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single-Family Residential	Single-Family Residential - Banco de la Gente non-traditional	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer and All Other	Unallocated	Total
Twelve months ended December 31, 2023
Allowance for credit losses:
Beginning balance	$1,415	2,322	763	3,207	164	657	-	214	1,752	10,494
Adjustment for CECL implementation	3,781	715	(576)	(986)	115	(295)	2	54	(1,752)	1,058
Charge-offs	-	-	-	-	-	(129)	-	(569)	-	(698)
Recoveries	-	171	-	6	-	67	-	147	-	391
Provision (recovery) for unfunded commitments	(437)	(66)	-	-	-	2	-	(6)	-	(507)
Provision (recovery) for credit losses	913	179	(16)	90	(10)	512	-	405	-	2,073
Ending balance	$5,672	3,321	171	2,317	269	814	2	245	-	12,811
Allowance for credit loss-loans	$3,913	3,313	171	2,317	268	812	2	245	-	11,041
Allowance for credit loss unfunded loan commitments	1,759	8	-	-	1	2	-	-	-	1,770
Total allowance for credit losses	$5,672	3,321	171	2,317	269	814	2	245	-	12,811

(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single-Family Residential	Single-Family Residential - Banco de la Gente Non-traditional	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer and All Other	Unallocated	Total
Twelve months ended December 31, 2022
Allowance for loan losses:
Beginning balance	$1,193	2,013	864	2,234	150	711	-	110	2,080	9,355
Charge-offs	-	(128)	-	-	-	(33)	-	(591)	-	(752)
Recoveries	-	229	-	9	-	72	-	109	-	419
Provision	222	208	101)	964	14	(93)	-	586	(328)	1,472
Ending balance	$1,415	2,322	763	3,207	164	657	-	214	1,752	10,494

Allowance for loan losses December 31, 2022
Ending balance: individually evaluated for impairment	$-	36	597	6	-	-	-	-	-	639
Ending balance: collectively evaluated for impairment	1,415	2,286	166	3,201	164	657	-	214	1,752	9,855
Ending balance	$1,415	2,322	763	3,207	164	657	-	214	1,752	10,494

Loans at December 31, 2022
Ending balance	$114,446	322,262	20,019	406,750	65,562	81,307	938	21,324	-	1,032,608

Ending balance: individually evaluated for impairment	$-	537	8,555	1,388	-	-	-	-	-	10,480
Ending balance: collectively evaluated for impairment	$114,446	321,725	11,464	405,362	65,562	81,307	938	21,324	-	1,022,128

(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single-Family Residential	Single-Family Residential - Banco de la Gente Non-traditional	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer and All Other	Unallocated	Total
Twelve months ended December 31, 2021
Allowance for loan losses:
Beginning balance	$1,196	1,843	1,052	2,212	122	1,345	-	128	2,010	9,908
Charge-offs	-	(89)	-	-	-	(293)	-	(380)	-	(762)
Recoveries	121	271	-	52	3	786	-	139	-	1,372
Provision	(124)	(12)	(188)	(30)	25	(1,127)	-	223	70	(1,163)
Ending balance	$1,193	2,013	864	2,234	150	711	-	110	2,080	9,355

Allowance for loan losses December 31, 2021
Ending balance: individually evaluated for impairment	$1	57	672	7	-	-	-	-	-	737
Ending balance: collectively evaluated for impairment	1,192	1,956	192	2,227	150	711	-	110	2,080	8,618
Ending balance	$1,193	2,013	864	2,234	150	711	-	110	2,080	9,355

Loans at December 31, 2021
Ending balance	$95,760	266,111	23,147	337,841	58,366	91,172	796	11,676	-	884,869

Ending balance: individually evaluated for impairment	$6	1,633	9,795	1,437	-	49	-	-	-	12,920
Ending balance: collectively evaluated for impairment	$95,754	264,478	13,352	336,404	58,366	91,123	796	11,676	-	871,949

The Bank utilizes several credit quality indicators to manage credit risk in an ongoing manner. The Bank uses an internal risk grade system that categorizes loans into pass, watch or substandard categories.

The Bank uses the following credit quality indicators:

•

Pass – Includes loans ranging from excellent quality with a minimal amount of credit risk to loans with higher risk and servicing needs but still are considered to be acceptable. The higher risk loans in this category are not problem credits presently, but may be in the future if the borrower is unable to change its present course.

•

Watch – These loans are currently performing satisfactorily, but there has been some recent past due history on repayment and there are potential weaknesses that may, if not corrected, weaken the asset or inadequately protect the Bank’s position at some future date.

•

Substandard – A Substandard loan is inadequately protected by the current sound net worth and paying capacity of the obligor or the collateral pledged (if there is any). There is a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. There is a distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

•

Doubtful – Loans classified Doubtful have all the weaknesses inherent in loans classified Substandard, plus the added characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions, and values highly questionable and improbable.

•

Loss – Loans classified Loss are considered uncollectable and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather that it is not practical or desirable to defer writing off this worthless loan even though partial recovery may be affected in the future.

The following table presents by credit quality indicator, loan class and year of origination, the amortized cost of the Bank’s loans as of December 31, 2023.

								Revolving
								Loans
(dollars in thousands)	Term Loans by Origination Year						Revolving	Converted to	Total
	2023	2022	2021	2020	2019	Prior	Loans	Term Loans	Loans
December 31, 2023
Real Estate Loans Construction and land development
Pass	$39,896	71,429	10,736	6,692	1,721	3,914	1,337	-	135,725
Watch	-	-	448	-	-	-	-	-	448
Substandard	-	-	-	-	-	90	-	-	90
Total Construction and land development	$39,896	71,429	11,184	6,692	1,721	4,004	1,337	-	136,263
Single family
Pass	$32,220	76,326	47,490	24,813	12,984	49,700	106,962	-	350,495
Watch	-	-	-	-	89	717	860	-	1,666
Substandard	-	-	-	-	11	2,345	379	-	2,735
Total single family	$32,220	76,326	47,490	24,813	13,084	52,762	108,201	-	354,896
Single family-Banco de la Gente non-traditional
Pass	$-	-	-	-	-	15,147	-	-	15,147
Watch	-	-	-	-	-	672	-	-	672
Substandard	-	-	-	-	-	1,997	-	-	1,997
Total Banco de la Gente non-traditional	$-	-	-	-	-	17,816	-	-	17,816
Commercial
Pass	$45,671	109,255	78,645	61,973	29,579	92,753	2,158	-	420,034
Watch	232	-	-	116	-	4,943	-	-	5,291
Substandard	-	-	-	411	-	-	-	-	411
Total commercial	$45,903	109,255	78,645	62,500	29,579	97,696	2,158	-	425,736
Multifamily and farmland
Pass	$7,904	13,286	21,512	6,624	3,158	9,851	501	-	62,836
Watch	-	-	-	-	-	47	-	-	47
Substandard	-	-	-	-	-	76	-	-	76
Total multifamily and farmland	$7,904	13,286	21,512	6,624	3,158	9,974	501	-	62,959
Total real estate loans	$125,923	270,296	158,831	100,629	47,542	182,252	112,197	-	997,670
Loans not secured by real estate
Commercial
Pass	$9,879	14,122	4,841	2,942	2,232	12,030	23,411	-	69,457
Watch	-	-	-	-	57	102	783	-	942
Substandard	31	-	-	-	-	-	-	-	31
Loss	-	82	-	-	-	-	350	-	432
Total Commercial	$9,910	14,204	4,841	2,942	2,289	12,132	24,544	-	70,862
Farm
Pass	$211	42	83	-	1	27	199	-	563
Watch	-	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-	-
Total farm	$211	42	83	-	1	27	199	-	563
Consumer
Pass	$2,341	1,352	404	222	72	58	2,591	-	7,040
Watch	-	-	-	-	-	-	-	-	-
Substandard	-	-	2	-	-	-	3	-	5
Total consumer	$2,341	1,352	406	222	72	58	2,594	-	7,045
All other
Pass	$87	6,401	474	274	599	3,698	5,256	-	16,789
Watch	-	-	-	-	-	74	63	-	137
Substandard	-	-	-	-	-	-	-	-	-
Total all other	$87	6,401	474	274	599	3,772	5,319	-	16,926
Total loans not secured by real estate	$12,549	21,999	5,804	3,438	2,961	15,989	32,656	-	95,396
Total loans	$138,472	292,295	164,635	104,067	50,503	198,241	144,853	-	1,093,066

The following table presents by credit quality indicator, loan class and year of origination, gross loan charge-offs as of December 31, 2023.

Revolving
Loans
(dollars in thousands)	Gross Loan Charge-offs by Origination Year						Revolving	Converted to	Total
	2023	2022	2021	2020	2019	Prior	Loans	Term Loans	Loans
Real estate loans:
Construction and land development	$-	-	-	-	-	-	-	-	-
Single-family residential	-	-	-	-	-	-	-	-	-
Single-family residential -	-	-	-	-	-	-	-	-	-
Banco de la Gente non-traditional	-	-	-	-	-	-	-	-	-
Commercial	-	-	-	-	-	-	-	-	-
Multifamily and farmland	-	-	-	-	-	-	-	-	-
Total real estate loans	-	-	-	-	-	-	-	-	-
Loans not secured by real estate:
Commercial	-	49	51	16	-	13	-	-	129
Farm	-	-	-	-	-	-	-	-	-
Consumer	-	41	53	6	1	468	-	-	569
All other	-	-	-	-	-	-	-	-	-

Total gross charge-offs	$-	90	104	22	1	481	-	-	698

The following table presents the credit risk profile of each loan type based on credit quality indicators as of December 31, 2022:

December 31, 2022
(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single-Family Residential	Single-Family Residential - Banco de la Gente non-traditional	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer	All Other	Total

Pass	$114,127	317,699	16,410	402,108	65,267	80,995	946	6,911	14,360	1,018,823
Watch	54	922	1,136	3,963	123	711	-	1	145	7,055
Substandard	110	3,490	2,473	551	91	-	-	15	-	6,730
Total	$114,291	322,111	20,019	406,622	65,481	81,706	946	6,927	14,505	1,032,608

(4) Premises and Equipment

Major classifications of premises and equipment at December 31, 2023 and 2022 are summarized as follows:

(Dollars in thousands)
	2023	2022

Land	$4,373	3,851
Buildings and improvements	19,054	18,371
Furniture and equipment	20,607	26,156
Construction in process	532	3,028

Total premises and equipment	44,566	51,406

Less accumulated depreciation	(27,864)	(33,201)

Total net premises and equipment	$16,702	18,205

The Bank recognized depreciation expense totaling $2.2 million, $2.4 million and $2.6 million for the years ended December 31, 2023, 2022 and 2021, respectively.

The Bank had $184,000 net gains on the sale of and write-downs on premises and equipment for the year ended December 31, 2023. The Bank had $85,000 net losses on the sale of and write-downs on premises and equipment for the year ended December 31, 2022. The Bank had $105,000 net gains on the sale of and write-downs on premises and equipment for the year ended December 31, 2021.

(5) Leases

The Bank leases various office spaces for banking and operational facilities and equipment under operating lease arrangements.

Total rent expense was approximately $804,000, $976,000 and $703,000 for the years ended December 31, 2023, 2022 and 2021, respectively.

As of December 31, 2023, the Bank had operating right of use assets of $4.7 million and operating lease liabilities of $4.8 million. The Bank maintains operating leases on land and buildings for some of the Bank’s branch facilities and loan production offices. Most leases include one option to renew, with renewal terms extending up to 15 years. The exercise of renewal options is based on the judgment of management as to whether or not the renewal option is reasonably certain to be exercised. Factors in determining whether an option is reasonably certain of exercise include, but are not limited to, the value of leasehold improvements, the value of renewal rates compared to market rates, and the presence of factors that would cause a significant economic penalty to the Bank if the option is not exercised. Leases with a term of 12 months or less are not recorded on the balance sheet and instead are recognized in lease expense on a straight-line basis over the lease term.

The following table presents lease cost and other lease information as of December 31, 2023.

(Dollars in thousands)
December 31, 2023

Operating lease cost	$815

Other information:
Cash paid for amounts included in the measurement of lease liabilities	787
Operating cash flows from operating leases	-
Right-of-use assets obtained in exchange for new lease liabilities - operating leases	370
Weighted-average remaining lease term - operating leases	8.45
Weighted-average discount rate - operating leases	2.73%

The following table presents lease maturities as of December 31, 2023.

(Dollars in thousands)

Maturity Analysis of Operating Lease Liabilities:	December 31, 2023

2024	$819
2025	773
2026	650
2027	612
2028	510
Thereafter	2,115
Total	5,479
Less: Imputed Interest	(647)
Operating Lease Liability	$4,832

(6) Deposits

The composition of deposits at December 31, 2023 and 2022 is as follows:

(Dollars in thousands)
	December 31, 2023		December 31, 2022
		Percentage		Percentage
	Amount	of Total	Amount	of Total
Noninterest-bearing demand	$432,687	31%	$523,088	36%
Interest-bearing demand, MMDA & savings	620,244	44%	814,128	57%
Time, $250,000 and over	151,154	11%	31,001	2%
Other time	187,960	14%	66,998	5%
Total	$1,392,045	100%	$1,435,215	100%

At December 31, 2023, the scheduled maturities of time deposits are as follows:

	Time Deposits	Other
(Dollars in thousands)	$250,000 and over	Time Deposits

2024	$140,142	$177,173
2025	9,436	$8,509
2026	1,050	$2,806
2027	252	$857
2028	274	$865
Thereafter	-	-
Total	$151,154	$190,210

At December 31, 2023 and 2022, the Bank had $8.1 million in time deposits purchased through third party brokers.

(7) Federal Home Loan Bank (FHLB) and Federal Reserve Bank Borrowings

The Bank had no borrowings from the FHLB at December 31, 2023 and 2022. FHLB borrowings are collateralized by a blanket assignment on all residential first mortgage loans, home equity lines of credit and loans secured by multi-family real estate that the Bank owns. At December 31, 2023, the carrying value of loans pledged as collateral totaled approximately $214.1 million. The remaining availability under the line of credit with the FHLB was $122.2 million at December 31, 2023.

The Bank is required to purchase and hold certain amounts of FHLB stock in order to obtain FHLB borrowings. No ready market exists for the FHLB stock, and it has no quoted market value. The stock is redeemable at $100 per share subject to certain limitations set by the FHLB. The Bank owned $1.1 million and $812,000 of FHLB stock, included in other investments, at December 31, 2023 and 2022, respectively.

As of December 31, 2023 and 2022, the Bank had no borrowings from the Federal Reserve Bank (“FRB”). FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB. At December 31, 2023, the carrying value of loans pledged as collateral totaled approximately $611.2 million. Availability under the line of credit with the FRB was $459.9 million at December 31, 2023. The Bank has completed the necessary steps in order to access the FRB’s Bank Term Funding Program (“BTFP”). The Bank has not pledged any collateral to the BTFP as of December 31, 2023.

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

Prior to September 15, 2023, the trust preferred securities accrued and paid interest quarterly at a floating rate of three-month LIBOR plus 163 basis points. The three-month USD LIBOR rate ceased to be published after June 30, 2023. Effective September 15, 2023, the trust preferred securities accrue and pay interest quarterly at a floating rate of three-month Secured Overnight Financing Rate (SOFR) plus 189 basis points, including a 26 basis point credit spread adjustment.

These trust preferred securities are mandatorily redeemable upon maturity of the debentures on June 28, 2036. The Company has the right to redeem the debentures purchased by PEBK Trust II, in whole or in part, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount plus any accrued but unpaid interest.

(9) Income Taxes

The provision for income taxes is summarized as follows:

(Dollars in thousands)
	2023	2022	2021
Current expense	$4,830	4,713	4,023
Deferred income tax benefit	(453)	(541)	(227)
Total income tax	$4,377	4,172	3,796

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to earnings before income taxes are as follows:

(Dollars in thousands)
	2023	2022	2021
Tax expense at statutory rate	$4,184	4,262	3,975
State income tax, net of federal income tax effect	395	395	339
Tax-exempt interest income	(182)	(445)	(497)
Increase in cash surrender value of life insurance	(91)	(71)	(83)
Tax credits	(246)	(230)	(234)
Nondeductible interest and other expense	30	24	30
Other	287	237	266
Total	$4,377	4,172	3,796

The following summarizes the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities. The net deferred tax asset is included as a component of other assets at December 31, 2023 and 2022.

(Dollars in thousands)
	2023	2022
Deferred tax assets:
Allowance for credit losses	$2,944	2,411
Accrued retirement expense	1,210	1,174
Restricted stock	249	245
Interest income on nonaccrual loans	5	1
Lease liability	1,110	1,191
Unrealized loss on available for sale securities	11,741	14,197
Total gross deferred tax assets	17,259	19,219

Deferred tax liabilities:
Deferred loan fees	186	209
Accumulated depreciation	375	438
Prepaid expenses	3	3
ROU Asset	1,087	1,175
Other	124	(93)
Total gross deferred tax liabilities	1,775	1,732

Net deferred tax asset	$15,484	17,487

The Company has analyzed the tax positions taken or expected to be taken in its tax returns and has concluded that it has no liability related to uncertain tax positions.

As of December 31, 2023, the Company’s Federal income tax filings for years 2020 through 2022 are open to audit by the Internal Revenue Service. The Company’s North Carolina income tax returns are currently under audit for tax year 2014-2016, tax years 2020, 2021 and 2022 remain open to audit by the North Carolina Department of Revenue.

(10) Related Party Transactions

The Company conducts transactions with its directors and executive officers, including companies in which they have beneficial interests, in the normal course of business. In accordance with Regulation O of the Federal Reserve, it is the policy of the Bank that loan transactions with directors and officers are made on substantially the same terms as those prevailing at the time made for comparable loans to other persons. The following is a summary of activity for related party loans for 2023 and 2022:

(Dollars in thousands)
	2023	2022
Beginning balance	$3,381	2,687
Disbursements	1,976	4,090
Repayments	(1,788)	(3,396)
Ending balance	$3,569	3,381

At December 31, 2023 and 2022, the Company had deposit relationships with related parties of approximately $52.5 million and $44.5 million, respectively.

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

In most cases, the Bank requires collateral or other security to support financial instruments with credit risk.

(Dollars in thousands)
	Contractual Amount
	2023	2022
Financial instruments whose contract amount represent credit risk:

Commitments to extend credit	$367,482	382,699

Standby letters of credit	$3,721	4,352

Commitments to extend credit are conditional agreements to lend to a customer. Commitments generally have fixed expiration dates and because they may expire without being drawn upon, the total commitment amount of $371.2 million does not necessarily represent future cash requirements.

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

The Company has $90.5 million available for the purchase of overnight federal funds from four correspondent financial institutions as of December 31, 2023.

At December 31, 2017, the Bank committed to invest $3.0 million in an income tax credit partnership owning and developing two multifamily housing developments in Charlotte, North Carolina, with $1.5 million allocated to each property. As of December 31, 2023, the Bank had an unfunded commitment of $27,000. At December 31, 2023, the Bank had $1.9 million in unfunded commitments for SBA Small Business Investment Company (“SBIC”) investments.

(12) Employee and Director Benefit Programs

The Bank has a profit sharing and 401(k) plan for the benefit of substantially all employees subject to certain minimum age and service requirements. Under the 401(k) plan, the Bank matched employee contributions to a maximum of 4.00% of annual compensation in 2021, 2022 and 2023. The Company’s contribution pursuant to this formula was approximately $759,000, $719,000 and $709,000 for the years ended December 31, 2023, 2022 and 2021, respectively. Investments made available under the 401(k) plan are determined by a committee comprised of senior management. No investments in Company stock are available under the 401(k) plan. Contributions to the 401(k) plan are vested immediately.

In December 2001, the Company initiated a retirement benefit plan to provide retirement benefits to key officers and its Board of Directors and to provide death benefits for their designated beneficiaries. Under the postretirement benefit plan, the Company purchased life insurance policies on the lives of the key officers and each director. The increase in cash surrender value of the policies constitutes the Company’s contribution to the postretirement benefit plan each year. Postretirement benefit plan participants are to be paid annual benefits for a specified number of years commencing upon retirement. Expenses incurred for benefits relating to the postretirement benefit plan were approximately $430,000, $369,000 and $447,000 for the years ended December 31, 2023, 2022 and 2021, respectively.

The Company paid medical benefits for certain retired employees through the first quarter of 2022. The Company did not incur any postretirement medical benefits expense in 2022 and 2021 due to an excess accrual balance.

The following table sets forth the change in the accumulated benefit obligation for the Company’s two postretirement benefit plans described above:

(Dollars in thousands)
	2023	2022

Benefit obligation at beginning of period	$5,110	5,011
Service cost	363	325
Interest cost	70	63
Benefits paid	(275)	(289)

Benefit obligation at end of period	$5,268	5,110

The amounts recognized in the Company’s Consolidated Balance Sheet as of December 31, 2023 and 2022 are shown in the following two tables:

(Dollars in thousands)
	2023	2022

Benefit obligation	$5,268	5,110
Fair value of plan assets	-	-

(Dollars in thousands)
	2023	2022

Funded status	$(5,268)	(5,110)
Unrecognized prior service cost/benefit	-	-
Unrecognized net actuarial loss	-	-

Net amount recognized	$(5,268)	(5,110)

Unfunded accrued liability	$(5,268)	(5,110)
Intangible assets	-	-

Net amount recognized	$(5,268)	(5,110)

Net periodic benefit cost of the Company’s postretirement benefit plans for the years ended December 31, 2023, 2022 and 2021 consisted of the following:

(Dollars in thousands)
	2023	2022	2021

Service cost	$363	325	359
Interest cost	70	63	70

Net periodic cost	$433	388	429

Weighted average discount rate assumption used to determine benefit obligation	5.50%	5.50%	5.50%

The Company paid postretirement plan benefits totaling $275,000, $289,000 and $288,000 during the years ended December 31, 2023, 2022 and 2021, respectively. Information about the expected benefit payments for the Company’s postretirement benefit plan is as follows:

(Dollars in thousands)

Year ending December 31,
2024	$292
2025	$413
2026	$472
2027	$501
2028	$509
Thereafter	$7,469

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum capital ratios in relation to both on- and off-balance sheet items at various risk weights. Total capital consists of two tiers of capital. Tier 1 capital includes common shareholders’ equity and trust preferred securities less adjustments for intangible assets. Tier 2 capital consists of the allowance for credit losses, up to 1.25% of risk-weighted assets and other adjustments. Management believes, as of December 31, 2023, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2023, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There have been no conditions or events since that notification that management believes have changed the Bank’s category.

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

The Company’s and the Bank’s actual capital amounts and ratios are presented below:

(Dollars in thousands)
	Actual		Minimum Regulatory Capital Ratio		Minimum Ratio plus Capital Conservation Buffer
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2023:

Total Capital (to Risk-Weighted Assets)
Consolidated	$188,192	14.96%	100,636	8.00%	N/A	N/A
Bank	$186,774	14.85%	100,636	8.00%	132,085	10.50%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$175,381	13.94%	75,477	6.00%	N/A	N/A
Bank	$173,963	13.83%	75,477	6.00%	106,926	8.50%
Tier 1 Capital (to Average Assets)
Consolidated	$175,381	10.51%	66,757	4.00%	N/A	N/A
Bank	$173,963	10.35%	67,254	4.00%	67,254	4.00%
Common Equity Tier 1 (to Risk-Weighted Assets)
Consolidated	$170,381	12.75%	56,608	4.50%	N/A	N/A
Bank	$173,963	13.83%	56,608	4.50%	88,057	7.00%

(Dollars in thousands)
	Actual		Minimum Regulatory Capital Ratio		Minimum Ratio plus Capital Conservation Buffer
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2022:

Total Capital (to Risk-Weighted Assets)
Consolidated	$178,286	14.04%	101,608	8.00%	N/A	N/A
Bank	$176,923	13.93%	101,606	8.00%	133,357	10.50%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$167,792	13.21%	76,206	6.00%	N/A	N/A
Bank	$166,429	13.10%	76,204	6.00%	107,956	8.50%
Tier 1 Capital (to Average Assets)
Consolidated	$167,792	9.82%	68,347	4.00%	N/A	N/A
Bank	$166,429	9.68%	68,780	4.00%	68,780	4.00%
Common Equity Tier 1 (to Risk-Weighted Assets)
Consolidated	$152,792	12.03%	57,154	4.50%	N/A	N/A
Bank	$166,429	13.10%	57,153	4.50%	88,905	7.00%

(14) Other Operating Income and Expense

Miscellaneous non-interest income for the years ended December 31, 2023, 2022 and 2021 included the following items:

(Dollars in thousands)
	2023	2022	2021
Visa debit card income	$4,717	4,901	5,045
Bank owned life insurance income	432	458	397
Other	3,054	2,390	2,197
	$8,203	7,749	7,639

Other non-interest expense for the years ended December 31, 2023, 2022 and 2021 included the following items:

(Dollars in thousands)
	2023	2022	2021
ATM expense	$565	629	619
Data processing	758	777	643
Deposit program expense	362	348	415
Dues and subscriptions	698	628	588
Internet banking expense	996	949	768
Office supplies	482	532	374
Telephone	664	691	730
Other	4,992	3,741	3,737
	$9,517	8,295	7,874

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

Mutual Funds

For mutual funds held in the deferred compensation trust, the carrying value is a reasonable estimate of fair value. Mutual funds held in the deferred compensation trust are included in other assets on the balance sheet and reported in the Level 1 fair value category.

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

The fair value presentation for recurring assets is presented in Note 2. There were no recurring liabilities at December 31, 2023 and 2022. The fair value presentation for non-recurring assets is presented in Note 3. There were no non-recurring liabilities at December 31, 2023 and 2022. The carrying amount and estimated fair value of the Company’s financial instruments at December 31, 2023 and 2022 are as follows:

(Dollars in thousands)
		Fair Value Measurements at December 31, 2023
	Carrying Amount	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$82,375	82,375	-	-	82,375
Investment securities available for sale	391,924	-	391,924	-	391,924
Other investments	2,874	-	-	2,874	2,874
Mortgage loans held for sale	686	-	-	686	686
Loans, net	1,082,025	-	-	1,071,178	1,071,178
Mutual funds held in deferred compensation trust	2,171	2,171	-	-	2,171

Liabilities:
Deposits	$1,392,045	-	-	1,397,351	1,397,351
Securities sold under agreements to repurchase	86,715	-	86,715	-	86,715
Junior subordinated debentures	15,464	-	15,464	-	15,464

(Dollars in thousands)
		Fair Value Measurements at December 31, 2022
	Carrying Amount	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$71,596	71,596	-	-	71,596
Investment securities available for sale	445,394	-	445,394	-	445,394
Other investments	2,656	-	-	2,656	2,656
Mortgage loans held for sale	211	-	-	211	211
Loans, net	1,022,114	-	-	998,587	998,587
Mutual funds held in deferred compensation trust	1,327	1,327	-	-	1,327

Liabilities:
Deposits	$1,435,215	-	-	1,434,871	1,434,871
Securities sold under agreements to repurchase	47,688	-	47,688	-	47,688
Junior subordinated debentures	15,464	-	15,464	-	15,464

The tables below present the balance of mutual funds held in the deferred compensation trust, which are measured at fair value on a recurring basis by level within the fair value hierarchy, as of December 31, 2023 and 2022.

(Dollars in thousands)
	December 31, 2023
	Fair Value Measurements	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mutual funds held in deferred compensation trust	$2,171	-	2,171	-

(Dollars in thousands)
	December 31, 2022
	Fair Value Measurements	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mutual funds held in deferred compensation trust	$1,327	-	1,327	-

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

(Dollars in thousands)
	Banking
	Operations	CBRES	Other	Consolidated
As of and for the year ended December 31, 2023
Interest income	$71,830	$-	$32	$71,862
Interest expense	16,066	-	1,077	17,143
Net interest income	55,764	-	(1,045)	54,719
Provision for loan losses	1,566	-	-	1,566
Noninterest income	13,322	-	-	13,322
Appraisal management fee income	-	9,592	-	9,592
Noninterest expense	46,519	1,436	630	48,585
Appraisal management fee expense	-	7,559	-	7,559
Income tax expense (benefit)	4,591	138	(352)	4,377
Net income (loss)	$16,410	$459	$(1,323)	$15,546
Total assets	$1,631,767	$3,681	$462	$1,635,910
As of and for the year ended December 31, 2022
Interest income	$54,416	$-	$15	$54,431
Interest expense	2,796	-	527	3,323
Net interest income	51,620	-	(512)	51,108
Provision for credit losses	1,472	-	-	1,472
Noninterest income	15,012	14	-	15,026
Appraisal management fee income	-	11,663	-	11,663
Noninterest expense	44,433	1,695	638	46,766
Appraisal management fee expense	-	9,264	-	9,264
Income tax expense (benefit)	4,248	166	(242)	4,172
Net income (loss)	$16,479	$552	$(908)	$16,123
Total assets	$1,617,212	$3,227	$488	$1,620,927
As of and for the year ended December 31, 2021
Interest income	$47,171	$-	$8	$47,179
Interest expense	2,930	-	275	3,205
Net interest income	44,241	-	(267)	43,974
Recovery of loan losses	(1,163)	-	-	(1,163)
Noninterest income	16,014	15	-	16,029
Appraisal management fee income	-	8,890	-	8,890
Noninterest expense	42,239	1,163	613	44,015
Appraisal management fee expense	-	7,112	-	7,112
Income tax expense (benefit)	3,836	145	(185)	3,796
Net income (loss)	$15,343	$485	$(695)	$15,133
Total assets	$1,620,933	$2,692	$568	$1,624,193

(17) Peoples Bancorp of North Carolina, Inc. (Parent Company Only) Condensed Financial Statements

Balance Sheets

December 31, 2023 and 2022

(Dollars in thousands)

Assets	2023	2022

Cash	$590	384
Interest-bearing time deposit	1,000	1,000
Investment in subsidiaries	134,598	118,832
Investment in PEBK Capital Trust II	464	464
Other assets	-	24

Total assets	$136,652	120,704

Liabilities and Shareholders' Equity

Junior subordinated debentures	$15,464	15,464
Other liabilities	172	45
Shareholders' equity	121,016	105,195

Total liabilities and shareholders' equity	$136,652	120,704

Statements of Earnings

For the Years Ended December 31, 2023, 2022 and 2021

(Dollars in thousands)

Revenues:	2023	2022	2021

Interest and dividend from subsidiary	$8,531	6,240	7,419
Total revenues	8,531	6,240	7,419

Expenses:

Interest	1,079	529	280
Other operating expenses	630	639	613
Total expenses	1,709	1,168	893

Income before income tax benefit and equity in undistributed earnings of subsidiaries	6,822	5,072	6,526

Income tax benefit	352	242	185

Income before equity in undistributed earnings of subsidiaries	7,174	5,314	6,711

Equity in undistributed earnings of subsidiaries	8,372	10,809	8,422

Net earnings	$15,546	16,123	15,133

Statements of Cash Flows

For the Years Ended December 31, 2023, 2022 and 2021

(Dollars in thousands)

	2023	2022	2021
Cash flows from operating activities:

Net earnings	$15,546	16,123	15,133
Adjustments to reconcile net earnings to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(8,372)	(10,809)	(8,422)
Change in:
Other assets	24	81	545
Other liabilities	127	32	-

Net cash provided by operating activities	7,325	5,427	7,256

Cash flows from investing activities:

Net cash provided by investing activities	-	-	-

Cash flows from financing activities:

Cash dividends paid on common stock	(5,108)	(4,935)	(3,793)
Stock repurchase	(1,997)	(710)	(3,605)
Excise tax on stock repurchase	(20)	-	-
Proceeds from exercise of restricted stock units	6	41	39

Net cash used by financing activities	(7,119)	(5,604)	(7,359)

Net change in cash	206	(177)	(103)

Cash at beginning of year	384	561	664

Cash at end of year	$590	384	561

(18) Quarterly Data

	2023				2022
(Dollars in thousands, except per share amounts)	First	Second	Third	Fourth	First	Second	Third	Fourth
Total interest income	$16,801	17,599	18,306	19,156	$11,329	11,992	14,611	16,499
Total interest expense	2,463	3,828	4,966	5,886	663	644	818	1,198
Net interest income	14,338	13,771	13,340	13,270	10,666	11,348	13,793	15,301

Provision for credit losses	224	375	562	405	71	410	408	583
Other income	3,611	6,403	6,774	6,126	7,046	7,328	6,793	5,522
Other expense	13,702	13,619	14,255	14,568	13,341	14,243	13,455	14,991
Income before income taxes	4,023	6,180	5,297	4,423	4,300	4,023	6,723	5,249

Income tax expense	851	1,372	1,170	984	848	806	1,416	1,102
Net earnings	3,172	4,808	4,127	3,439	3,452	3,217	5,307	4,147

Basic net earnings per share	$0.58	0.88	0.77	0.64	$0.63	0.59	0.96	0.76
Diluted net earnings per share	$0.56	0.85	0.74	0.62	$0.61	0.57	0.93	0.74

(19) Subsequent Events

The Company has reviewed and evaluated subsequent events and transactions for material subsequent events through the date the financial statements are issued. Management has concluded that there were no material subsequent events.

DIRECTORS AND OFFICERS OF THE COMPANY

DIRECTORS

Robert C. Abernethy – Chairman

Chairman of the Board, Peoples Bancorp of North Carolina, Inc. and Peoples Bank

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

President, Collegiate Legacy Designs

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

