Form 10-K, Exhibit 13
period 2024-12-31
PEOPLES BANCORP OF NORTH CAROLINA INC
filed 2025-03-12
CIK 1093672

 EXHIBIT (13)

The Annual Report to Security Holders is Appendix A to the Proxy Statement for the 2024 Annual Meeting of Shareholders and is incorporated herein by reference.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

General Description of Business

Peoples Bancorp of North Carolina, Inc. (the “Company”), was formed in 1999 to serve as the holding company for Peoples Bank (the “Bank”). The Company is a bank holding company registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the Bank Holding Company Act of 1956, as amended (the “BHCA”). The Company’s principal source of income is dividends declared and paid by the Bank on its capital stock, if any. The Company has no operations and conducts no business of its own other than owning the Bank and PEBK Capital Trust II. Accordingly, the discussion of the business which follows primarily concerns the business conducted by the Bank. Our principal executive offices are located at 518 West C Street, Newton, North Carolina, 28658, and our telephone number is (828) 464-5620.

The Bank, founded in 1912, is a state-chartered commercial bank serving the citizens and business interests of the Catawba Valley and surrounding communities through 16 banking offices, located in Lincolnton, Newton, Denver, Catawba, Conover, Maiden, Claremont, Hiddenite, Hickory, Charlotte, Huntersville, Mooresville and Raleigh, North Carolina. The Bank also operates loan production offices in Charlotte, Denver, Salisbury and Winston-Salem North Carolina. The Company’s fiscal year ends December 31. At December 31, 2024, the Company had total assets of $1.7 billion, net loans of $1.1 billion, deposits of $1.5 billion, total securities of $390.7 million, and shareholders’ equity of $130.6 million.

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

At December 31, 2024, the Company employed 281 full-time employees and 13 part-time employees, which equated to 288 full-time equivalent employees.

Subsidiaries

The Bank is a subsidiary of the Company. At December 31, 2024, the Bank had four subsidiaries, Peoples Investment Services, Inc., Real Estate Advisory Services, Inc., Community Bank Real Estate Solutions, LLC (“CBRES”) and PB Real Estate Holdings, LLC. Through a relationship with Raymond James Financial Services, Inc., Peoples Investment Services, Inc. provides the Bank’s customers access to investment counseling and non-deposit investment products such as stocks, bonds, mutual funds, tax deferred annuities, and related brokerage services. Real Estate Advisory Services, Inc. provides real estate appraisal and real estate brokerage services. CBRES serves as a “clearing-house” for appraisal services for community banks. Other banks are able to contract with CBRES to find and engage appropriate appraisal companies. As a separate legal entity, CBRES’s services and the appraisal process are conducted independent from the financing process of the Bank. PB Real Estate Holdings, LLC acquires, manages and disposes of real property, other collateral and assets obtained in the ordinary course of collecting debts previously contracted. All of the Bank’s subsidiaries are incorporated in the state of North Carolina.

In June 2006, the Company formed a wholly-owned Delaware statutory trust, PEBK Capital Trust II (“PEBK Trust II”), to facilitate the issuance of $20.6 million of trust preferred securities. PEBK Trust II is not included in the consolidated financial statements. The Company redeemed $5.0 million of outstanding trust preferred securities in 2019.

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

SELECTED FINANCIAL DATA
Dollars in Thousands Except Per Share Amounts

	2024	2023	2022
Summary of Operations
Interest income	$80,733	71,862	54,431
Interest expense	26,654	17,143	3,323
Net interest income	54,079	54,719	51,108
Provision for (recovery of) credit losses	(285)	1,566	1,472
Net interest income after provision
for credit losses	54,364	53,153	49,636
Non-interest income	27,715	22,914	26,689
Non-interest expense	61,150	56,144	56,030
Earnings before income taxes	20,929	19,923	20,295
Income tax expense	4,576	4,377	4,172
Net earnings	$16,353	15,546	16,123

Selected Year-End Balances
Assets	$1,651,962	1,635,910	1,620,927
Investment securities available for sale	388,003	391,924	445,394
Net loans	1,128,409	1,082,025	1,022,114
Mortgage loans held for sale	1,367	686	211
Interest-earning assets	1,559,313	1,538,570	1,502,868
Deposits	1,484,731	1,392,045	1,435,215
Interest-bearing liabilities	1,097,941	1,061,537	975,279
Shareholders' equity	$130,563	121,016	105,195
Shares outstanding	5,457,646	5,534,499	5,636,830

Selected Average Balances
Assets	$1,653,356	1,605,386	1,663,665
Investment securities available for sale	442,097	454,823	467,484
Loans	1,113,488	1,061,075	949,175
Interest-earning assets	1,611,816	1,561,825	1,601,168
Deposits	1,465,965	1,395,265	1,480,113
Interest-bearing liabilities	1,094,699	1,003,479	979,315
Shareholders' equity	$129,866	116,295	123,887
Shares outstanding	5,300,964	5,424,890	5,480,123

Profitability Ratios
Return on average total assets	0.99%	0.97%	0.97%
Return on average shareholders' equity	12.59%	13.37%	13.01%
Dividend payout ratio	30.86%	32.86%	30.61%

Liquidity and Capital Ratios (averages)
Loan to deposit	75.96%	76.05%	64.13%
Shareholders' equity to total assets	7.85%	7.24%	7.45%

Per share of Common Stock
Basic net earnings	$3.08	2.87	2.94
Diluted net earnings	$2.98	2.77	2.85
Cash dividends	$0.92	0.91	0.87
Book value	$24.64	22.53	19.24

Management's Discussion and Analysis of Financial Condition

and Results of Operations

The following is a discussion of our financial position and results of operations and should be read in conjunction with the information set forth under Item 1A Risk Factors in the Company’s Annual Report on Form 10-K and the Company’s consolidated financial statements and notes thereto on pages A-20 through A-63.

Introduction

Management’s discussion and analysis of earnings and related data are presented to assist in understanding the consolidated financial condition and results of operations of the Company, for the years ended December 31, 2024, 2023 and 2022. The Company is a registered bank holding company operating under the supervision of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the parent company of the “Bank. The Bank is a North Carolina-chartered bank, with offices in Catawba, Lincoln, Alexander, Mecklenburg, Iredell, Wake, Rowan and Forsyth counties, operating under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation (the “FDIC”).

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

Prior to the COVID-19 pandemic, economic conditions, while not as robust as the period from 2004 to 2007, had stabilized such that businesses in our market area were growing and investing again. The uncertainty expressed in the local, national and international markets through the primary economic indicators of activity were previously sufficiently stable to allow for reasonable economic growth in our markets. Subsequently, continuing supply-chain disruption and rising inflation has caused the Federal Reserve Federal Open Market Committee (“FOMC”) to increase the target federal funds rate 500 basis points between March 2022 and July 2023 before being reduced to a range of 4.25% to 4.50% at December 31, 2024.

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

The Company does not have specific plans for additional offices in 2025 but will continue to look for growth opportunities in nearby markets and may expand if considered a worthwhile opportunity.

Summary of Critical Accounting Policies

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

The Company’s accounting policies are fundamental to understanding management’s discussion and analysis of results of operations and financial condition. The following is a summary of the Company’s critical accounting policy, which is the most subjective and complex accounting policies of the Company. A more complete description of the Company’s significant accounting policies can be found in Note 1 of the Notes to Consolidated Financial Statements in the Company’s 2024 Annual Report to Shareholders which is Appendix A to the Proxy Statement for the May 1, 2025 Annual Meeting of Shareholders.

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

Results of Operations

Summary. The Company reported net earnings of $16.4 million or $3.08 per share and $2.98 per diluted share for the year ended December 31, 2024, compared to $15.5 million or $2.87 per share and $2.77 per diluted share for the year ended December 31, 2023. The increase in net earnings is primarily attributable to an increase in non-interest income and a decrease in the provision for credit losses, which were partially offset by a decrease in net interest income and an increase in non-interest expense, compared to the prior year, as discussed below.

The Company reported net earnings of $15.5 million or $2.87 per share and $2.77 per diluted share for the year ended December 31, 2023, as compared to $16.1 million or $2.94 per share and $2.85 per diluted share for the year ended December 31, 2022.

The return on average assets in 2024 was 0.99%, as compared to 0.97% in 2023 and 2022. The return on average shareholders’ equity was 12.59% in 2024, as compared to 13.37% in 2023 and 13.01% in 2022.

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

Net interest income was $54.1 million for the year ended December 31, 2024, compared to $54.7 million for the year ended December 31, 2023. The decrease in net interest income is due to a $9.5 million increase in interest expense, partially offset by a $8.9 million increase in interest income. The increase in interest income reflects a $7.4 million increase in interest income and fees on loans, a $580,000 increase in interest income on balances due from banks and a $878,000 increase in interest income on investment securities. The increase in interest income and fees on loans is primarily due to an increase in total loans and rate increases implemented by the Federal Reserve between December 2022 and July 2023. The increase in interest income on balances due from banks is also due to an increase in average balances outstanding and Federal Reserve rate increases. The increase in interest income on investment securities is primarily due to increases in yields on variable rate securities and higher yields on securities held during the more recent reporting period. The increase in interest expense is due to an increase in balances of interest-bearing liabilities and an increase in rates paid on interest-bearing liabilities. Net interest income increased to $54.7 million in 2023 from $51.1 million in 2022.

Table 1 sets forth for each category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding, the interest incurred on such amounts and the average rate earned or incurred for the years ended December 31, 2024, 2023 and 2022. The table also sets forth the average rate earned on total interest-earning assets, the average rate paid on total interest-bearing liabilities, and the net yield on total average interest-earning assets for the same periods. Yield information does not give effect to changes in fair value that are reflected as a component of shareholders’ equity. Yields and interest income on tax-exempt investments have been adjusted to a tax equivalent basis using an effective tax rate of 22.98% for securities that are both federal and state tax exempt and an effective tax rate of 20.48% for federal tax-exempt securities. Non-accrual loans and the interest income that was recorded on non-accrual loans, if any, are included in the yield calculations for loans in all periods reported. The Company believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. The reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are presented below.

Table 1 - Average Balance Table

	December 31, 2024			December 31, 2023			December 31, 2022
(Dollars in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate
Interest-earning assets:
Loans receivable	$1,113,488	62,920	5.65%	1,061,075	55,507	5.23%	949,175	43,077	4.54%
Investments - taxable	431,205	14,592	3.38%	436,114	13,374	3.07%	399,036	7,159	1.79%
Investments - nontaxable*	14,146	449	3.17%	21,888	836	3.82%	71,943	2,355	3.27%
Due from banks	52,977	2,796	5.28%	42,748	2,216	5.18%	181,014	2,223	1.23%

Total interest-earning assets	1,611,816	80,757	5.01%	1,561,825	71,933	4.61%	1,601,168	54,814	3.42%

Cash and due from banks	30,207			35,772			36,778
Other assets	21,919			17,820			35,373
Allowance for credit losses	(10,586)			(10,031)			(9,654)

Total assets	$1,653,356			1,605,386			1,663,665

Interest-bearing liabilities:

Interest-bearing demand,
MMDA & savings deposits	$699,690	10,237	1.46%	689,795	6,731	0.98%	824,955	2,019	0.24%
Time deposits	346,246	14,316	4.13%	228,309	7,916	3.47%	99,880	562	0.56%
Junior subordinated debentures	15,464	1,116	7.22%	15,464	1,079	6.98%	15,464	529	3.42%
Other	33,299	985	2.96%	69,911	1,417	2.03%	39,016	213	0.55%

Total interest-bearing liabilities	1,094,699	26,654	2.43%	1,003,479	17,143	1.71%	979,315	3,323	0.34%

Demand deposits	420,029			477,162			555,278
Other liabilities	8,762			8,449			5,185
Shareholders' equity	129,866			116,296			123,887

Total liabilities and shareholder's equity	$1,653,356			1,605,386			1,663,665

Net interest spread		$54,103	2.58%		$54,790	2.90%		$51,491	3.08%

Net yield on interest-earning assets			3.36%			3.51%			3.22%

Taxable equivalent adjustment
Investment securities		$24			$71			$383

Net interest income		$54,079			$54,719			$51,108

*Includes U.S. Government agency securities that are non-taxable for state income tax purposes of $10.2 million in 2024, $11.7 million in 2023 and $13.3 million in 2022.  A tax rate of 2.50% was used to calculate the tax equivalent yields on these securities in 2024, 2023 and 2022.

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

Table 2 - Rate/Volume Variance Analysis-Tax Equivalent Basis

	December 31, 2024			December 31, 2023
(Dollars in thousands)	Changes in average volume	Changes in average rates	Total Increase (Decrease)	Changes in average volume	Changes in average rates	Total Increase (Decrease)
Interest income:
Loans: Net of unearned income	$2,852	4,561	7,413	$5,466	6,964	12,430
Investments - taxable	(158)	1,376	1,218	901	5,314	6,215
Investments - nontaxable	(271)	(116)	(387)	(1,775)	256	(1,519)
Due from banks	535	45	580	(4,433)	4,426	(7)
Total interest income	2,958	5,866	8,824	159	16,960	17,119

Interest expense:
Interest-bearing demand,
MMDA & savings deposits	121	3,385	3,506	(825)	5,537	4,712
Time deposits	4,483	1,917	6,400	2,588	4,766	7,354
Junior subordinated debentures	-	37	37	-	550	550
Other	(913)	481	(432)	397	807	1,204
Total interest expense	3,691	5,820	9,511	2,160	11,660	13,820
Net interest income	$(733)	46	(687)	$(2,001)	5,300	3,299

Net interest income on a tax equivalent basis totaled $54.1 million in 2024, as compared to $54.8 million in 2023. The net interest spread, which represents the rate earned on interest-earning assets less the rate paid on interest-bearing liabilities, was 2.58% in 2024, as compared to 2.90% in 2023. The net yield on interest-earning assets was 3.36% in 2024 and 3.51% in 2023.

Tax equivalent interest income increased $8.8 million in 2024 primarily due to a $7.4 million increase in interest income and fees on loans, a $831,000 increase in tax equivalent interest income on investment securities, and a $580,000 increase in interest income on balances due from banks. The increase in interest income and fees on loans is primarily due to an increase in total loans and rate increases implemented by the Federal Reserve between December 2022 and July 2023. The increase in interest income on balances due from banks is also due to an increase in average balances outstanding and Federal Reserve rate increases. The increase in interest income on investment securities is primarily due to increases in yields on variable rate securities and higher yields on securities held during the more recent reporting period. The yield on interest-earning assets was 5.01% in 2024, as compared to 4.61% in 2023.

Interest expense totaled $26.7 million in 2024, as compared to $17.1 million in 2023. The increase in interest expense is due to an increase in increase in balances of interest-bearing liabilities and an increase in rates paid on interest-bearing liabilities. Average interest-bearing liabilities increased by $91.2 million to $1.09 billion in 2024, as compared to $1.00 billion in 2023. The cost of funds increased to 2.43% in 2024 from 1.71% in 2023.

In 2023, net interest income on a tax equivalent basis was $54.8 million, as compared to $51.5 million in 2022. The net interest spread was 2.90% in 2023, as compared to 3.08% in 2022. The net yield on interest-earning assets was 3.51% in 2023, as compared to 3.22% in 2022.

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

The provision for credit losses for the year ended December 31, 2024 was a recovery of $285,000, compared to an expense of $1.6 million for the year ended December 31, 2023. Loan balances in 2024 increased by about $45.3 million, but decreases in balances for funded and unfunded loans with higher loss rates than other categories of loans in the portfolio resulted in a decrease in provision for the year ended December 31, 2024. The decrease in the provision for credit losses during the year ended December 31, 2024 is primarily attributable to a negative provision of $1.2 million related to funded and unfunded balance reductions of $37.9 million in construction loans being paid off or transitioning to permanent financing in loan categories within the portfolio with lower loss rates, a $385,000 negative provision for loans secured by owner-occupied real estate resulting from a recovery of $200,000, and offset by a $713,000 provision related to $432,000 in charge-offs of individually evaluated loans.

During the fourth quarter 2024 an update to the general forecast function in the model was set for all pools that projects the next four quarters to have similar loss rates to the period between December 2018 and February 2020, followed by a reversion to the long-term average over four quarters. This is intended to reflect the Bank's experience when the Federal Reserve began its last series of rate cuts beginning in July 2019 up to, but excluding, the two March 2020 cuts that occurred at the outset of COVID. This adjusted the previous general forecast function in the model during 2024 that utilized historical loss rates for the period between November 2015 and September 2019, reflecting a period of interest rate increases. The general forecast function adjustment resulted in a reduction of ACL for 2024 of approximately $409,000.

Net charge-offs for the year ended December 31, 2024 were $1.4 million, compared to $306,000 for the year ended December 31, 2023. The increase in net charge-offs during the year ended December 31, 2024, compared to the year ended December 31, 2023, is primarily due to commercial and industrial loan charge-offs of $432,000 during the year ended December 31 2024, which were previously reflected in reserves on individually evaluated loans.

The ratio of net charge-offs/(recoveries) to average total loans was 0.13% in 2024, 0.04% in 2023 and 0.03% in 2022. The allowance for credit losses was $10.0 million or 0.88% of total loans outstanding at December 31, 2024. For December 31, 2023 and 2022, the allowance for credit losses amounted to $11.0 million or 1.01% of total loans outstanding and $10.5 million, or 1.02% of total loans outstanding, respectively. The decrease as a percentage of total loans outstanding from December 31, 2023 to December 31, 2024 is primarily due to the general forecast function adjustment in 2024.

Table 3 presents a summary of net charge off activity for the years ended December 31, 2024, 2023 and 2022.

Table 3 - Net Charge-off Analysis

	Net charge-offs/(recoveries)			Net charge-offs/(recoveries) as a percent of average loans outstanding
	Years ended December 31,			Years ended December 31,
(Dollars in thousands)	2024	2023	2022	2024	2023	2022
Real estate loans
Construction and land development	$-	-	-	0.00%	0.00%	0.00%
Single-family residential	4	(171)	(101)	0.00%	-0.05%	-0.03%
Commercial	(202)	(6)	(9)	-0.05%	0.00%	0.00%
Multifamily and farmland	-	-	-	0.00%	0.00%	0.00%
Total real estate loans	(198)	(177)	(110)	-0.02%	-0.02%	-0.01%
Loans not secured by real estate
Commercial loans	1,078	62	(39)	1.60%	0.08%	-0.05%
Farm loans	-	-	-	0.00%	0.00%	0.00%
Consumer loans (1)	445	421	482	6.57%	6.07%	7.27%
All other loans	107	-	-	0.58%	0.00%	0.00%
Total loans	$1,432	306	333	0.13%	0.04%	0.03%

Provision for (recovery of) credit losses
for the period	$(285)	1,566	1,472
Allowance for credit losses at end of period	$9,995	11,041	10,494
Total loans at end of period	$1,138,404	1,093,066	1,032,608
Non-accrual loans at end of period	$440	3,887	3,728
Allowance for credit losses as a percent of
total loans outstanding at end of period	0.88%	1.01%	1.02%
Non-accrual loans as a percent of
total loans outstanding at end of period	0.04%	0.36%	0.36%
Allowance for credit losses as a percent of
nonaccrual loans at end of period	225.11%	284.05%	281.49%

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

Non-Interest Income. Non-interest income was $27.7 million for the year ended December 31, 2024, compared to $22.9 million for the year ended December 31, 2023. The increase in non-interest income is primarily attributable to a $2.5 million net loss on the sales of securities during the year ended December 31, 2023 compared to a $5,000 net gain on the sales of securities during the year ended December 31, 2024, and a $2.1 million increase in appraisal management fee income due to an increase in appraisal volume in 2024.

Non-interest income was $22.9 million for the year ended December 31, 2023, compared to $26.7 million for the year ended December 31, 2022. The decrease in non-interest income is primarily attributable to a $2.5 million net loss on the sales of securities and a $2.1 million decrease in appraisal management fee income due to a decrease in appraisal volume related to national trends in real estate purchases, which were partially offset by a $454,000 increase in miscellaneous non-interest income primarily due to an increase in income on mutual funds held in deferred compensation trust due to an increase in valuations for the assets in the deferred compensation plan.

The Company periodically evaluates its investments for credit losses. There were no credit losses on investments in 2024, 2023 or 2022.

Table 4 presents a summary of non-interest income for the years ended December 31, 2024, 2023 and 2022.

Table 4 - Non-Interest Income

(Dollars in thousands)	2024	2023	2022
Service charges	$5,653	$5,496	$5,290
Other service charges and fees	685	697	734
Gain (loss) on sale of securities, net	5	(2,488)	-
Mortgage banking income	357	301	393
Insurance and brokerage commissions	989	929	945
Gain/(loss) on sale of premises and equipment, net	-	184	(85)
Bank owned life insurance income	783	432	458
Visa debit card income	4,417	4,717	4,901
Appraisal management fee income	11,691	9,592	11,663
Income on mutual funds held in deferred compensation trust	555	844	(183)
Miscellaneous	2,580	2,210	2,573
Total non-interest income	$27,715	$22,914	$26,689

Non-Interest Expense. Non-interest expense was $61.2 million for the year ended December 31, 2024, compared to $56.1 million for the year ended December 31, 2023. The increase in non-interest expense is primarily attributable to a $1.6 million increase in salaries and employee benefits expense primarily due to increases in salary and supplemental executive retirement plan expenses, a $724,000 increase in occupancy expense that includes a $362,000 write-off of leasehold improvements for the Bank’s branch in Cary, North Carolina, which was closed in June 2024, a $1.7 million increase in appraisal management fee expense due to an increase in appraisal volume and a $1.0 million increase in other non-interest expense primarily due to increases in consulting fees and debit card fraud expense.

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

Table 5 presents a summary of non-interest expense for the years ended December 31, 2024, 2023 and 2022.

Table 5 - Non-Interest Expense

(Dollars in thousands)	2024	2023	2022
Salaries and employee benefits	$28,209	$26,640	$26,130
Occupancy expense	8,686	7,962	8,048
Office supplies	534	482	532
FDIC deposit insurance	764	745	461
Visa debit card expense	1,391	1,255	1,224
Professional services	673	673	451
Postage	202	237	238
Telephone	595	664	691
Director fees and expense	564	503	454
Advertising	791	750	693
Consulting fees	1,643	1,043	1,464
Taxes and licenses	202	143	277
Foreclosure/OREO expense	19	1	7
Internet banking expense	1,067	996	949
Appraisal management fee expense	9,263	7,559	9,264
Deferred comp expense (benefit)	555	844	(183)
Other operating expense	5,992	5,647	5,330
Total non-interest expense	$61,150	$56,144	$56,030

Income Taxes. The Company reported income tax expense of $4.6 million, $4.4 million and $4.2 million for the years ended December 31, 2024, 2023 and 2022, respectively. The Company’s effective tax rates were 21.86%, 21.97 % and 20.56% in 2024, 2023 and 2022, respectively. Income tax expense for the year ended December 31, 2024 reflects the revaluation of the deferred tax asset due to planned reductions in the North Carolina corporate income tax rate, which will be phased out over a five year period, starting in 2025.

Liquidity. The objectives of the Company’s liquidity policy are to provide for the availability of adequate funds to meet the needs of loan demand, deposit withdrawals, maturing liabilities and to satisfy regulatory requirements. Both deposit and loan customer cash needs can fluctuate significantly depending upon business cycles, economic conditions and yields and returns available from alternative investment opportunities. In addition, the Company’s liquidity is affected by off-balance sheet commitments to lend in the form of unfunded commitments to extend credit and standby letters of credit. As of December 31, 2024, such unfunded commitments to extend credit were $348.9 million, while commitments in the form of standby letters of credit totaled $1.7 million.

The Company uses several funding sources to meet its liquidity requirements. The primary funding source is core deposits, a non-GAAP measure, which includes demand deposits, savings accounts and non-brokered certificates of deposits of denominations less than $250,000. Management believes it is useful to calculate and present core deposits because of the positive impact this low cost funding source provides to the Bank’s funding base The Company considers these to be a stable portion of the Company’s liability mix and the result of on-going consumer and commercial banking relationships. As of December 31, 2024, the Company’s core deposits totaled $1.34 billion, or 90% of total deposits.

The Bank’s two largest deposit relationships, including securities sold under agreements to repurchase, amounted to $117.0 million and $106.9 million at December 31, 2024 and 2023, respectively. These balances represent 7.88% of total deposits at December 31, 2024, as compared to 7.23% of total deposits and securities sold under agreements to repurchase combined at December 31, 2023.

The other sources of funding for the Company are through large denomination certificates of deposit, including brokered deposits, federal funds purchased, securities under agreement to repurchase and FHLB borrowings. The Bank is also able to borrow from the Federal Reserve Bank (“FRB”) on a short-term basis. The Bank’s policies include the ability to access wholesale funding up to 40% of total assets. The Bank’s wholesale funding includes FHLB borrowings, FRB borrowings, brokered deposits and internet certificates of deposit. The Bank did not have any wholesale funding at December 31, 2024.

The Bank has a line of credit with the FHLB equal to 20% of the Bank’s total assets, with no balances outstanding at December 31, 2024. At December 31, 2024, the carrying value of loans pledged as collateral totaled approximately $232.9 million. The availability under the line of credit with the FHLB was $131.9 million at December 31, 2024. The Bank had no borrowings from the FRB at December 31, 2024. FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns that are not pledged to the FHLB. At December 31, 2024, the carrying value of loans pledged as collateral to the FRB totaled approximately $637.9 million. Availability under the line of credit with the FRB was $511.9 million at December 31, 2024.

The Bank also had the ability to borrow up to $110.5 million for the purchase of overnight federal funds from five correspondent financial institutions as of December 31, 2024.

The liquidity ratio for the Bank, which is defined as net cash, interest-bearing deposits with banks, federal funds sold and certain investment securities, as a percentage of net deposits and short-term liabilities was 28.16%, 25.39% and 30.32% at December 31, 2024, 2023 and 2022, respectively. The minimum required liquidity ratio as defined in the Bank’s Asset/Liability and Interest Rate Risk Management Policy for on balance sheet liquidity was 10% at December 31, 2024, 2023 and 2022.

As disclosed in the Company’s Consolidated Statements of Cash Flows, net cash provided by operating activities was $20.6 million during 2024. Net cash used in investing activities was $42.6 million during 2024 and net cash used by financing activities was $1.0 million during 2024.

Asset Liability and Interest Rate Risk Management. The objective of the Company’s Asset Liability and Interest Rate Risk strategies is to identify and manage the sensitivity of net interest income to changing interest rates and to minimize the interest rate risk between interest-earning assets and interest-bearing liabilities at various maturities. This is done in conjunction with the need to maintain adequate liquidity and the overall goal of maximizing net interest income. Table 6 presents an interest rate sensitivity analysis for the interest-earning assets and interest-bearing liabilities for the year ended December 31, 2024.

Table 6 - Interest Sensitivity Analysis

(Dollars in thousands)	Immediate	1-3 months	4-12 months	Total Within One Year	Over One Year & Non-sensitive	Total
Interest-earning assets:
Loans	$194,074	4,229	15,485	213,788	924,616	1,138,404
Mortgage loans held for sale	1,367	-	-	1,367	-	1,367
Investment securities available for sale	-	86,320	7,615	93,935	294,068	388,003
Interest-bearing deposit accounts	28,347	-	-	28,347	-	28,347
Other interest-earning assets	-	-	-	-	3,192	3,192
Total interest-earning assets	223,788	90,549	23,100	337,437	1,221,876	1,559,313

Interest-bearing liabilities:
NOW, savings, and money market deposits	741,363	-	-	741,363	-	741,363
Time deposits	32,625	74,148	218,188	324,961	16,153	341,114
Trust preferred securities	-	15,464	-	15,464	-	15,464
Total interest-bearing liabilities	773,988	89,612	218,188	1,081,788	16,153	1,097,941

Interest-sensitive gap	$(550,200)	937	(195,088)	(744,351)	1,205,723	461,372

Cumulative interest-sensitive gap	$(550,200)	(549,263)	(744,351)	(744,351)	461,372

Interest-earning assets as a percentage of interest-bearing liabilities	28.91%	101.05%	10.59%	31.19%	7,564.39%

The Company manages its exposure to fluctuations in interest rates through policies established by the Asset/Liability Committee (“ALCO”) of the Bank. The ALCO meets quarterly and has the responsibility for approving asset/liability management policies, formulating and implementing strategies to improve balance sheet positioning and/or earnings and reviewing the interest rate sensitivity of the Company. The ALCO seeks to minimize interest rate risk between interest-earning assets and interest-bearing liabilities by attempting to minimize wide fluctuations in net interest income due to interest rate movements. The ability to control these fluctuations has a direct impact on the profitability of the Company. Management monitors this activity on a regular basis through analysis of its portfolios to determine the difference between rate sensitive assets and rate sensitive liabilities.

The Company’s rate sensitive assets are those earning interest at variable rates and those with contractual maturities within one year. Rate sensitive assets therefore include both loans and available for sale (“AFS”) securities. Rate sensitive liabilities include interest-bearing checking accounts, money market deposit accounts, savings accounts, time deposits and borrowed funds. At December 31, 2024, rate sensitive assets and rate sensitive liabilities totaled $1.61 billion and $1.09 billion, respectively.

Included in the rate sensitive assets are $189.4 million in variable rate loans indexed to prime rate subject to immediate repricing upon changes by the FOMC. The Bank utilizes interest rate floors on certain variable rate loans to protect against further downward movements in the prime rate. At December 31, 2024, the Bank had $127.2 million in loans with interest rate floors. No floors were in effect on these loans at December 31, 2024.

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

All of the Company’s investment securities are held in the available for sale (“AFS”) category. At December 31, 2024 the market value of AFS securities totaled $388.0 million, as compared to $391.9 million at December 31, 2023.

The Company’s investment portfolio consists of U.S. Government sponsored enterprise securities, municipal securities, U.S. Treasury securities, U.S. Government sponsored enterprise mortgage-backed securities, private label mortgage-backed securities, trust preferred securities and equity securities. AFS securities averaged $442.1 million in 2024 and $454.8 million in 2023.

Table 7 presents the book value of AFS securities held by the Company by maturity category at December 31, 2024. Yield information does not give effect to changes in fair value that are reflected as a component of shareholders’ equity. Yields are calculated on a tax equivalent basis. Yields and interest income on tax-exempt investments have been adjusted to a tax equivalent basis using an effective tax rate of 22.98% for securities that are both federal and state tax exempt and an effective tax rate of 20.48% for federal tax-exempt securities.

Table 7 - Maturity Distribution and Weighted Average Yield on Investments

			After One Year		After 5 Years
	One Year or Less		Through 5 Years		Through 10 Years		After 10 Years		Totals
(Dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Book value:
U.S. Treasuries	-	-	7,257	1.20%	-	-	-	-	7,257	1.20%
U.S. Government sponsored enterprises	2,991	3.02%	198	1.78%	4,416	2.68%	1,127	6.52%	8,732	3.46%
GSE - Mortgage-backed securities	-	-	5,052	2.19%	24,836	2.17%	195,904	3.88%	225,792	3.58%
Private label mortgage-backed securities	5,000	5.60%	-	-	-	-	36,767	5.24%	41,767	5.27%
State and political subdivisions	-	-	11,452	2.58%	55,574	2.07%	37,429	1.88%	104,455	1.85%
Total securities	$7,991	4.31%	23,959	2.09%	84,826	2.35%	271,227	4.23%	388,003	3.25%

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

Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by real estate, which is dependent upon the real estate market. Real estate mortgage loans include both commercial and residential mortgage loans. At December 31, 2024, the Bank had $121.5 million in residential mortgage loans, $115.0 million in home equity loans and $688.5 million in commercial mortgage loans, which include $541.1 million secured by commercial property and $147.4 million secured by residential property. All residential mortgage loans are originated as fully amortizing loans, with no negative amortization. The Bank also had construction and land development loans totaling $122.3 million at December 31, 2024.

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

As of December 31, 2024, gross loans outstanding were $1.14 billion, as compared to $1.09 billion at December 31, 2023. Average loans represented 69% and 68% of average total earning assets for the years ended December 31, 2024 and 2023, respectively. The Bank had $1.4 million and $686,000 in mortgage loans held for sale as of December 31, 2024 and 2023, respectively.

Table 8 identifies the maturities of all loans as of December 31, 2024 and addresses the sensitivity of these loans to changes in interest rates.

Table 8 - Maturity and Repricing Data for Loans

(Dollars in Thousands)	Within one year or less	After one year through five years	After five years through 15 years	After 15 years	Total Loans
Real estate loans
Construction and land development	$39,182	$58,438	$24,388	$320	$122,328
Single-family residential	134,740	132,315	71,864	45,590	384,509
Commercial	52,377	325,983	88,958	4,126	471,444
Multifamily and farmland	6,593	25,140	20,774	17,164	69,671
Total real estate loans	232,892	541,876	205,984	67,200	1,047,952

Commercial loans (not secured by real estate)	23,389	23,863	16,585	-	63,837
Farm loans (not secured by real estate)	151	131	119	-	401
Consumer loans (not secured by real estate)	2,589	3,150	736	-	6,475
All other loans (not secured by real estate)	12,195	6,560	984	-	19,739
Total loans	$271,216	$575,580	$224,408	$67,200	$1,138,404

Total fixed rate loans	$57,428	$557,284	$190,123	$67,200	$872,035
Total floating rate loans	213,788	18,296	34,285		266,369
Total loans	$271,216	$575,580	$224,408	$67,200	$1,138,404

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

The allowance for credit losses on loans is a valuation account that is deducted from the loans' amortized cost basis to present the net amount expected to be collected on the loans. Loans are charged off against the allowance when management believes the uncollectibility of a loan balance is confirmed. Expected recoveries do not exceed the aggregate of amounts previously charged-off and expected to be charged-off. Accrued interest receivable is excluded from the estimate of credit losses. The allowance for credit losses represents management’s estimate of lifetime credit losses inherent in loans as of December 31, 2024. The allowance for credit losses is estimated by management using relevant available information, from both internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. The Company measures expected credit losses for loans on a pooled basis when similar risk characteristics exist. The Company calculates the allowance for credit losses using a Weighted Average Remaining Maturity (“WARM”) methodology.

Additionally, the allowance for credit losses calculation includes subjective adjustments for qualitative risk factors that are likely to cause estimated credit losses to differ from historical experience. These qualitative adjustments may increase or decrease reserve levels and include adjustments for: local, state and national economic outlook; levels and trends of delinquencies; trends in volume, mix and size of loans; seasoning of the loan portfolio; experience of staff; concentrations of credit; and interest rate risk.

The portion of the ACL balance attributable to qualitative factors was $5.2 million at December 31, 2024 and December 31, 2023. The risk factors are weighted as follows: Local, State and National Economic Outlook – 30%, Concentrations of Credit – 5%, Interest Rate Risk – 5%, Trends in Terms of Volume, Mix and Size of Loans – 15%, Seasoning of the Loan Portfolio – 10%, Experience of Staff – 10%, and Levels and Trends of Delinquencies – 25%. No changes to the risk status of any of the risk factors was made during year ended 2024.

Loans that do not share risk characteristics are evaluated on an individual basis. When management determines that foreclosure is probable and the borrower is experiencing financial difficulty, the expected credit losses are based on the fair value of collateral at the reporting date adjusted for selling costs as appropriate. There were no loans individually evaluated as of December 31, 2024, and two loans totaling $432,000 were individually evaluated as of December 31, 2023, which were fully reserved for at December 31, 2023.

Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit issued to meet customer financing needs. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for off-balance sheet loan commitments represents the contractual amount of those instruments. Such financial instruments are recorded when they are funded.

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

The allowance for credit losses on unfunded commitments was $1.1 million at December 31, 2024, compared to $1.8 million at December 31, 2023. The decrease in the allowance for credit losses on unfunded commitments was primarily due to a $503,000 decrease in the allowance for other construction loans and all land development and other land loans resulting from a $19.6 million decrease in unfunded commitments in this category during the year ended December 31, 2024.

Management uses several measures to assess and monitor the credit risks in the loan portfolio, including a loan grading system that begins upon loan origination and continues until the loan is collected or collectability becomes doubtful. Upon loan origination, the Bank’s originating loan officer evaluates the quality of the loan and assigns one of eight risk grades. The loan officer monitors the loan’s performance and credit quality and makes changes to the credit grade as conditions warrant. When originated or renewed, all loans over a certain dollar amount receive in-depth reviews and risk assessments by the Bank’s Credit Administration. Before making any changes in these risk grades, management considers assessments as determined by the third-party credit review firm (as described below), regulatory examiners and the Bank’s Credit Administration. Any issues regarding the risk assessments are addressed by the Bank’s senior credit administrators and factored into management’s decision to originate or renew the loan. The board of directors of the Bank (the “Bank Board”) reviews, on a monthly basis, an analysis of the Bank’s reserves relative to the range of reserves estimated by the Bank’s Credit Administration.

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

Since the adoption of Current Expected Credit Loss (“CECL”) methodology on January 1, 2023, the allowance for credit losses represents management’s estimate of credit losses for the remaining estimated life of the Bank’s financial assets, including loan receivables and some off-balance sheet credit exposures. Estimating the amount of the allowance for credit losses requires significant judgment and the use of estimates related to historical experience, current conditions, reasonable and supportable forecasts, and the value of collateral on collateral-dependent loans. The loan portfolio also represents the largest asset type on our consolidated balance sheet. Credit losses are charged against the allowance, while recoveries of amounts previously charged off are credited to the allowance. A provision for credit losses is charged to operations based on management’s periodic evaluation of the factors previously mentioned, as well as other pertinent factors.

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

Table 9 presents an analysis of the allowance for loan losses, including charge-off activity.

Table 9 - Analysis of Allowance for Credit Losses

(Dollars in thousands)	2024	2023	2022
Allowance for Credit losses at beginning of year	$12,811	$10,494	$9,355

Adjustment for CECL implementation	-	1,058	-

Real estate loans:
Single-family residential	131	-	128
Total real estate loans	131	-	128
Loans not secured by real estate:
Commercial loans	1,134	129	33
Consumer loans	716	569	591
Total chargeoffs	1,981	698	752

Recoveries of losses previously charged off:
Real estate loans:
Single-family residential	129	171	229
Commercial	202	6	9
Total real estate loans	331	177	238
Loans not secured by real estate:
Commercial loans	55	67	72
Consumer loans	165	147	109
Total recoveries	551	391	419
Net loans charged off	1,430	307	333

Provision for (recovery of)credit losses	(285)	1,566	1,472

Allowance for credit losses at end of year	$11,096	$12,811	$10,494

Allowance for credit loss-loans	$9,995	$11,041	$-
Alowance for credit loss-unfunded loan commitments	1,101	1,770	-
Total allowance for credit losses	$11,096	$12,811	$-

Loans charged off net of recoveries, as
a percent of average loans outstanding	0.13%	0.03%	0.04%

Allowance for loan losses as a percent
of total loans outstanding at end of year	0.88%	1.01%	1.02%

Table 10 presents the allocation of the allowance for credit losses on loans at December 31, 2024.

Table 10 - Allocation of Allowance for Credit Losses on Loans
(Dollars in thousands)

	December 31, 2024	Percent of Total Loans In Category to Total Loans Outstanding	December 31, 2023	Percent of Total Loans In Category to Total Loans Outstanding	December 31, 2022	Percent of Total Loans In Category to Total Loans Outstanding
Construction and land development	$3,385	11%	3,913	12%	1,415	11%
Single-family residential	3,386	34%	3,484	34%	3,085	33%
Commercial	2,322	41%	2,317	39%	3,207	39%
Multifamily and farmland	246	6%	268	6%	164	6%
Commercial	446	5%	812	6%	657	8%
Farm	1	0%	2	0%	-	0%
Consumer	134	1%	150	1%	204	1%
All other	75	2%	95	2%	1,762	2%

Total allowance for credit losses on loans	$9,995	100%	11,041	100%	10,494	100%

Non-performing Assets. Non-performing assets were $4.8 million or 0.29% of total assets at December 31, 2024, compared to $3.9 million or 0.24% of total assets December 31, 2023. Non-accrual loans over $250,000 are individually evaluated for specific reserves. Non-performing assets include $3.7 million in residential mortgage loans, $463,000 in commercial mortgage loans, $257,000 in other loans, and $369,000 in other real estate owned at December 31, 2024, compared to $3.3 million in residential mortgage loans, $76,000 in commercial mortgage loans, and $464,000 in other loans at December 31, 2023. The Bank had no other real estate owned at December 31, 2023. The Bank had no repossessed assets as of December 31, 2024 and 2023.

At December 31, 2024, the Bank had non-performing loans, defined as non-accrual and accruing loans past due more than 90 days, of $4.4 million or 0.39% of total loans. Non-performing loans at December 31, 2023 were $3.9 million or 0.36% of total loans.

Management continually monitors the loan portfolio to ensure that all loans potentially having a material adverse impact on future operating results, liquidity or capital resources have been classified as non-performing. Should economic conditions deteriorate, the inability of distressed customers to service their existing debt could cause higher levels of non-performing loans. Management expects the future level of non-accrual loans to continue to be in-line with the level of non-accrual loans at December 31, 2024 and 2023.

It is the general policy of the Bank to stop accruing interest income when a loan is placed on non-accrual status and any interest previously accrued but not collected is reversed against current income. Generally, a loan is placed on non-accrual status when it is over 90 days past due and there is reasonable doubt that all principal will be collected.

Deposits. The Bank primarily uses deposits to fund its loan and investment portfolios. The Bank offers a variety of deposit accounts to individuals and businesses. Deposit accounts include checking, savings, money market and time deposits. Deposits were $1.48 billion as of December 31, 2024, compared to $1.39 billion as of December 31, 2023. Core deposits, a non-GAAP measure, which include noninterest-bearing demand deposits, NOW, MMDA, savings and non-brokered certificates of deposit of denominations of $250,000 or less, were $1.34 billion at December 31, 2024, compared to $1.24 billion at December 31, 2023. Management believes it is useful to calculate and present core deposits because of the positive impact this low cost funding source provides to the Bank’s overall cost of funds and profitability.

Certificates of deposit in amounts of more than $250,000 totaled $145.9 million at December 31, 2024, compared to $148.9 million at December 31, 2023. Other time deposits totaled $195.2 million at December 31, 2024, compared to $190.2 million at December 31, 2023.

Table 11 is a summary of the maturity distribution of time deposits in amounts of more than $250,000 as of December 31, 2024.

Table 11 - Maturities of Time Deposits over $250,000

(Dollars in thousands)	2024
Three months or less	$43,504
Over three months through six months	99,032
Over six months through twelve months	3,146
Over twelve months	257
Total	$145,939

Estimated uninsured deposits totaled $396.5 million, or 26.71% of total deposits, at December 31, 2024, compared to $382.1 million, or 27.45% of total deposits, at December 31, 2023. Uninsured amounts are estimated based on the portion of account balances in excess of FDIC insurance limits. The Bank did not have any significant deposit concentrations based on the North American Industry Classification System at December 31, 2024 and 2023. The Bank has two customer relationships that had deposits totaling $117.0 million, or 7.88% of total deposits, at December 31, 2024, and $106.9 million, or 7.68% of total deposits, at December 31, 2023.

Borrowed Funds. The Bank has access to various short-term borrowings, including the purchase of federal funds and borrowing arrangements from the FHLB and other financial institutions. There were no FHLB borrowings outstanding at December 31, 2024 and 2023. Average FHLB borrowings for 2024 and 2023 were zero. Additional information regarding FHLB borrowings is provided in Note 7 to the Consolidated Financial Statements.

The Bank had no borrowings from the FRB at December 31, 2024 and 2023. FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB.

Securities sold under agreements to repurchase were zero at December 31, 2024, compared to $86.7 million at December 31, 2023. The decrease in securities sold under agreements to repurchase is due to customers transferring funds from securities sold under agreements to repurchase to deposits held via the IntraFi network’s Insured Cash Sweep (“ICS”) program during the year ended December 31, 2024.

Junior subordinated debentures were $15.5 million at December 31, 2024 and December 31, 2023.

Contractual Obligations and Off-Balance Sheet Arrangements. The Company’s contractual obligations include junior subordinated debentures, as well as certain payments under current lease agreements. Other commitments include commitments to extend credit.

The Company enters into derivative contracts to manage various financial risks. A derivative is a financial instrument that derives its cash flows, and therefore its value, by reference to an underlying instrument, index or referenced interest rate. Derivative contracts are carried at fair value on the consolidated balance sheet with the fair value representing the net present value of expected future cash receipts or payments based on market interest rates as of the balance sheet date. Derivative contracts are written in amounts referred to as notional amounts, which only provide the basis for calculating payments between counterparties and are not a measure of financial risk. Therefore, the derivative amounts recorded on the balance sheet do not represent the amounts that may ultimately be paid under these contracts. Further discussions of derivative instruments are included above in the section entitled “Asset Liability and Interest Rate Risk Management” beginning on page A-12 and in Note 1 to the Consolidated Financial Statements. There were no derivatives at December 31, 2024 or 2023.

Capital Resources. Shareholders’ equity was $130.6 million, or 7.90% of total assets, at December 31, 2024, compared to $121.0 million, or 7.40% of total assets, at December 31, 2023.

Average shareholders’ equity as a percentage of total average assets was 7.85%, 7.24% and 7.45% for 2024, 2023 and 2022, respectively. The return on average shareholders’ equity was 12.59% at December 31, 2024, as compared to 13.37% and 13.01% at December 31, 2023 and December 31, 2022, respectively. Total cash dividends paid on common stock were $5.0 million, $5.1 million and $4.9 million during 2024, 2023 and 2022, respectively.

The Board of Directors, at its discretion, can issue up to 5,000,000 shares of preferred stock. The Board is authorized to determine the number of shares, voting powers, designations, preferences, limitations and relative rights.

In the first quarter of 2023, the Board of Directors authorized a stock repurchase program, whereby up to $2.0 million was allocated to repurchase the Company’s common stock. In the fourth quarter of 2023, the Board of Directors authorized an additional $2.0 million to be allocated to repurchase the Company’s common stock, which increased the total amount authorized in 2023 to $4.0 million. The Company repurchased approximately $4.0 million, or 181,022 shares of its common stock, under this stock repurchase program through March 31, 2024, when the program expired.

In June of 2024, the Board of Directors authorized a stock repurchase program, whereby up to $2.0 million may be allocated to repurchase the Company’s common stock. Any purchases under the Company’s stock repurchase program may be made periodically as permitted by securities laws and other legal requirements in the open market or in privately-negotiated transactions. The timing and amount of any repurchase of shares will be determined by the Company’s management, based on its evaluation of market conditions and other factors. The stock repurchase program may be suspended at any time or from time-to-time without prior notice. The Company had not repurchased any shares of its common stock under this stock repurchase program as of December 31, 2024.

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

Under the regulatory capital guidelines, financial institutions are currently required to maintain a total risk-based capital ratio of 8.0% or greater, with a Tier 1 risk-based capital ratio of 6.0% or greater and a common equity Tier 1 capital ratio of 4.5% or greater, as required by the Basel III capital standards referenced above. Tier 1 capital is generally defined as shareholders’ equity and trust preferred securities less all intangible assets and goodwill. Tier 1 capital includes $15.0 million in trust preferred securities at December 31, 2024 and December 31, 2023. The Company’s Tier 1 capital ratio was 14.47% and 13.94% at December 31, 2024 and December 31, 2023, respectively. Total risk-based capital is defined as Tier 1 capital plus supplementary capital. Supplementary capital, or Tier 2 capital, consists of the Company’s allowance for credit losses, not exceeding 1.25% of the Company’s risk-weighted assets. Total risk-based capital ratio is therefore defined as the ratio of total capital (Tier 1 capital and Tier 2 capital) to risk-weighted assets. The Company’s total risk-based capital ratio was 15.34% and 14.96% at December 31, 2024 and December 31, 2023, respectively. The Company’s common equity Tier 1 capital consists of common stock and retained earnings. The Company’s common equity Tier 1 capital ratio was 13.29% and 12.75% at December 31, 2024 and December 31, 2023, respectively. Financial institutions are also required to maintain a leverage ratio of Tier 1 capital to total average assets of 4.0% or greater. The Company’s Tier 1 leverage capital ratio was 10.88% and 10.51% at December 31, 2024 and December 31, 2023, respectively.

The Bank’s Tier 1 risk-based capital ratio was 14.35% and 13.83% at December 31, 2024 and December 31, 2023, respectively. The total risk-based capital ratio for the Bank was 15.22% and 14.85% at December 31, 2024 and December 31, 2023, respectively. The Bank’s common equity Tier 1 capital ratio was 14.35% and 13.83% at December 31, 2024 and December 31, 2023, respectively. The Bank’s Tier 1 leverage capital ratio was 10.71% and 10.35% at December 31, 2024 and December 31, 2023, respectively.

A bank is considered to be “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a common equity Tier 1 capital ratio of 6.5% or greater and a leverage ratio of 5.0% or greater. Based upon these guidelines, the Bank was considered to be “well capitalized” at December 31, 2024.

PEOPLES BANCORP OF NORTH CAROLINA, INC.
Consolidated Financial Statements
December 31, 2024, 2023 and 2022

INDEX

PAGE(S)

Reports of Independent Registered Public Accounting Firm on the Consolidated Financial Statements	A-20- A-24

Financial Statements

Consolidated Balance Sheets at December 31, 2024 and 2023	A-25

Consolidated Statements of Earnings for the years ended December 31, 2024, 2023 and 2022	A-26

Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2024, 2023 and 2022	A-27

Consolidated Statements of Changes in Shareholders' Equity for the years ended December 31, 2024, 2023 and 2022	A-28

Consolidated Statements of Cash Flows for the years ended December 31, 2024, 2023 and 2022	A-29 - A-30

Notes to Consolidated Financial Statements	A-31 - A-63

Report of Independent Registered Public Accounting Firm

Shareholders and the Board of Directors

Peoples Bancorp of North Carolina, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Peoples Bancorp of North Carolina, Inc. (the “Company”) as of December 31, 2024, the related consolidated statements of earnings, comprehensive income (loss), changes in shareholders’ equity and cash flows for the year ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the year ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

We also have audited the adjustments to the 2023 and 2022 financial statements to retrospectively apply the change in accounting for segment reporting, as described in Note 16. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the 2023 and 2022 financial statements of the Company other than with respect to these adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2023 and 2022 financial statements taken as a whole.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits.

We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments.  The communication of the critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Allowance for Credit Losses on Loans

As further described in Notes 1 and 3 to the consolidated financial statements, the Company’s loan portfolio and the associated allowance for credit losses (“ACL”) were $1.14 billion and $10.0 million as of December 31, 2024, respectively. The ACL measures expected credit losses on a collective pool basis when similar risk characteristics exist. The Company calculates the ACL using a Weighted Average Remaining Maturity (“WARM”) methodology. The calculation of the ACL also includes subjective adjustments for qualitative risk factors that are likely to cause estimated credit losses to differ from historical experience.  These qualitative adjustments may increase or reduce reserve levels and include adjustments for: local, state and national economic outlook; levels and trends of delinquencies; trends in volume, mix and size of loans; seasoning of the loan portfolio; experience of staff; concentrations of credit; and interest rate risk.

We identified the allowance for credit losses, and more specifically the qualitative factor adjustments applied in the allowance, as a critical audit matter. The principal consideration for our determination of the qualitative factor adjustments as a critical audit matter is the high degree of judgment and subjectivity relating to management’s identification and measurement of the qualitative factors. Therefore, applying audit procedures required a higher degree of auditor judgment and subjectivity due to the nature and extent of audit evidence and effort required to address this matter.

The primary audit procedures we performed to address this critical audit matter included:

•

Obtained an understanding of the Company’s process for establishing the ACL, including the identification, basis for development and related adjustments of the qualitative factor components of the ACL.

•

Evaluated the reasonableness of management’s application of qualitative factors to the ACL, including the comparison of factors considered by management to third party or internal sources, where applicable, as well as evaluated the appropriateness of the qualitative factor adjustments.

•

Evaluated the mathematical accuracy of the ACL, including the mathematical application of the qualitative adjustments on the loan segments and the reasonableness of assumptions and judgments used in the forecast components.

/s/ Forvis Mazars, LLP

We have served as the Company’s auditor since 2024.

Charlotte, North Carolina

March 12, 2025

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Peoples Bancorp of North Carolina, Inc.

Opinion on the Financial Statements

We have audited, before the effects of the adjustments to retrospectively apply the changes in the Company's disclosures about segments and related information in Note 16, the accompanying consolidated balance sheet of Peoples Bancorp of North Carolina, Inc. and its subsidiaries (the Company) as of December 31, 2023, the related consolidated statements of earnings, comprehensive income (loss), changes in shareholders' equity and cash flows for each of the two years in the period ended December 31, 2023, and the related notes to the consolidated financial statements (collectively, the financial statements). The 2023 financial statements before the effects of the adjustments described in Note 16 are not presented herein. In our opinion, before the effects of the adjustments to retrospectively apply the changes in the Company's disclosures about segments and related information in Note 16, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to audit, review, or apply any procedures to retrospectively apply the changes in the Company's disclosures about segments and related information in Note 16 and, accordingly we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by other auditors.

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

/s/ Elliott Davis, PLLC

We served as the Company’s auditor from 2015 to 2023.

Raleigh, North Carolina

March 7, 2024

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Balance Sheets

December 31, 2024 and December 31, 2023

(Dollars in thousands)
	December 31,	December 31,
Assets	2024	2023
	(Audited)	(Audited)

Cash and due from banks	$30,919	32,819
Interest-bearing deposits	28,347	49,556
Cash and cash equivalents	59,266	82,375

Investment securities available for sale	388,003	391,924
Other investments	2,728	2,874
Total securities	390,731	394,798

Mortgage loans held for sale	1,367	686

Loans	1,138,404	1,093,066
Less allowance for credit losses	(9,995)	(11,041)
Net loans	1,128,409	1,082,025

Premises and equipment, net	14,847	16,702
Cash surrender value of life insurance	17,675	18,134
Other real estate	369	-
Right of use lease asset	4,013	4,731
Accrued interest receivable and other assets	35,285	36,459
Total assets	$1,651,962	1,635,910

Liabilities and Shareholders' Equity

Deposits:
Noninterest-bearing demand	$402,254	432,687
Interest-bearing demand, MMDA & savings	741,363	620,244
Time, over $250,000	145,939	148,904
Other time	195,175	190,210
Total deposits	1,484,731	1,392,045

Securities sold under agreements to repurchase	-	86,715
Junior subordinated debentures	15,464	15,464
Lease liability	4,136	4,832
Accrued interest payable and other liabilities	17,068	15,838
Total liabilities	1,521,399	1,514,894

Commitments and Contingencies

Shareholders' equity:
Preferred stock, no par value; authorized 5,000,000 shares; no shares issued and outstanding	-	-
Common stock, no par value; authorized 20,000,000 shares; issued and outstanding 5,457,646 shares at December 31, 2024 and 5,534,499 shares at December 31, 2023	48,658	50,625
Common stock held by deferred compensation trust, at cost; 158,580 shares at December 31, 2024 and 163,702 shares at December 31, 2023	(1,757)	(1,910)
Deferred compensation	1,757	1,910
Retained earnings	121,062	109,756
Accumulated other comprehensive loss	(39,157)	(39,365)
Total shareholders' equity	130,563	121,016

Total liabilities and shareholders' equity	$1,651,962	1,635,910

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Earnings

For the Years Ended December 31, 2024, 2023 and 2022

(Dollars in thousands, except per share amounts)

	2024	2023	2022
	(Audited)	(Audited)	(Audited)

Interest income:
Interest and fees on loans	$62,920	55,507	43,077
Interest on due from banks	2,796	2,216	2,223
Interest on investment securities:
U.S. Government sponsored enterprises	9,979	9,365	4,150
States and political subdivisions	2,779	2,949	4,075
Other	2,259	1,825	906
Total interest income	80,733	71,862	54,431

Interest expense:
Now, MMDA & savings deposits	10,237	6,731	2,019
Time deposits	14,316	7,916	562
Junior subordinated debentures	1,116	1,079	529
Other	985	1,417	213
Total interest expense	26,654	17,143	3,323

Net interest income	54,079	54,719	51,108

Provision for (recovery of) credit losses	(285)	1,566	1,472

Net interest income after provision for credit losses	54,364	53,153	49,636

Non-interest income:
Service charges	5,653	5,496	5,290
Other service charges and fees	685	697	734
Gain ( loss) on sale of securities, net	5	(2,488)	-
Mortgage banking income	357	301	393
Insurance and brokerage commissions	989	929	945
Appraisal management fee income	11,691	9,592	11,663
Gain (loss) on sale of premises and equipment	-	184	(85)
Miscellaneous	8,335	8,203	7,749
Total non-interest income	27,715	22,914	26,689

Non-interest expense:
Salaries and employee benefits	28,209	26,640	26,130
Occupancy	8,686	7,962	8,048
Professional fees	2,316	1,716	1,915
Advertising	791	750	693
Debit card expense	1,391	1,255	1,224
FDIC insurance	764	745	461
Appraisal management fee expense	9,263	7,559	9,264
Other	9,730	9,517	8,295
Total non-interest expense	61,150	56,144	56,030

Earnings before income taxes	20,929	19,923	20,295

Income tax expense	4,576	4,377	4,172

Net earnings	$16,353	15,546	16,123

Basic net earnings per share	$3.08	2.87	2.94
Diluted net earnings per share	$2.98	2.77	2.85
Cash dividends declared per share	$0.92	0.91	0.87

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Comprehensive Income (Loss)

For the Years Ended December 31, 2024, 2023 and 2022

(Dollars in thousands)

	2024	2023	2022

Net earnings	$16,353	15,546	16,123

Other comprehensive income (loss):

Unrealized holding gains (losses) on securities available for sale	275	8,199	(61,919)

Reclassification adjustment for (gains) losses on securities available for sale included in net earnings, net	(5)	2,488	-

Total other comprehensive income (loss), before income taxes	270	10,687	(61,919)

Income tax expense (benefit) related to other comprehensive income (loss):

Unrealized holding gain (losses) on securities available for sale	63	1,884	(14,226)

Reclassification adjustment for (gains) losses on securities available for sale included in net earnings	(1)	571	-

Total income tax expense (benefit) related to other comprehensive income (loss)	62	2,455	(14,226)

Total other comprehensive income (loss), net of tax	208	8,232	(47,693)

Total comprehensive income (loss)	$16,561	23,778	(31,570)

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Changes in Shareholders' Equity

For the Years Ended December 31, 2024, 2023 and 2022

(Dollars in thousands)
					Common Stock
					Held By	Accumulated
	Common	Common			Deferred	Other
	Stock	Stock	Retained	Deferred	Compensation	Comprehensive
	Shares	Amount	Earnings	Compensation	Trust	Income (Loss)	Total

Balance, December 31, 2021	5,661,569	$53,305	88,968	1,992	(1,992)	96	142,369

Common stock repurchase	(26,200)	(710)	-	-	-	-	(710)
Cash dividends declared on common stock ($0.87 per share)	-	-	(4,935)	-	-	-	(4,935)
Restricted stock units exercised	1,461	41	-	-	-	-	41
Equity incentive plan, net	-	-	-	189	(189)	-	-
Net earnings	-	-	16,123	-	-	-	16,123
Change in accumulated other comprehensive loss, net of tax	-	-	-	-	-	(47,693)	(47,693)
Balance, December 31, 2022	5,636,830	$52,636	100,156	2,181	(2,181)	(47,597)	105,195

Adoption of new accounting standard, net of tax	-	-	(838)	-	-	-	(838)
Common stock repurchase	(102,522)	(1,997)	-	-	-	-	(1,997)
Cash dividends declared on common stock ($0.91 per share)	-	-	(5,108)	-	-	-	(5,108)
Restricted stock units exercised	191	6	-	-	-	-	6
Excise tax on stock repurchase	-	(20)	-	-	-	-	(20)
Equity incentive plan, net	-	-	-	(271)	271	-	-
Net earnings	-	-	15,546	-	-	-	15,546
Change in accumulated other comprehensive income, net of tax	-	-	-	-	-	8,232	8,232
Balance, December 31, 2023	5,534,499	$50,625	109,756	1,910	(1,910)	(39,365)	121,016

Common stock repurchase	(78,500)	(1,998)	-	-	-	-	(1,998)
Cash dividends declared on common stock ($0.92 per share)	-	-	(5,047)	-	-	-	(5,047)
Restricted stock units exercised	1,647	51	-	-	-	-	51
Excise tax on stock repurchase	-	(20)	-	-	-	-	(20)
Equity incentive plan, net	-	-	-	(153)	153	-	-
Net earnings	-	-	16,353	-	-	-	16,353
Change in accumulated other comprehensive income, net of tax	-	-	-	-	-	208	208
Balance, December 31, 2024	5,457,646	$48,658	121,062	1,757	(1,757)	(39,157)	130,563

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2024, 2023 and 2022

(Dollars in thousands)

	2024	2023	2022

Cash flows from operating activities:
Net earnings	$16,353	15,546	16,123
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, amortization and accretion, net	2,890	3,126	6,031
Provision for (recovery of) credit losses	(285)	1,566	1,472
Deferred income taxes	1,031	(453)	(541)
Gain on sale of held for sale mortgage loans	(287)	(225)	(349)
(Gain) loss on sale of investment securities, net	(5)	2,488	-
Write-down of other real estate	31	-	-
(Gain) loss on sale and writedowns of premises and equipment,net	362	(184)	85
Restricted stock units expense	212	187	249
Proceeds from sales of loans held for sale	19,149	16,415	23,008
Origination of loans held for sale	(19,543)	(16,665)	(19,233)
Change in:
Cash surrender value of life insurance	(470)	(431)	(403)
Right of use lease asset	718	755	1,222
Other assets	80	(310)	(3,506)
Lease liability	(696)	(723)	(1,673)
Other liabilities	1,018	1,688	131

Net cash provided by operating activities	20,558	22,780	22,616

Cash flows from investing activities:
Purchases of investment securities available for sale	(29,052)	(9,615)	(149,738)
Proceeds from sales, calls and maturities of investment securities available for sale	14,723	52,038	7,875
Proceeds from paydowns of investment securities available for sale	17,671	18,250	37,400
Proceeds from paydowns of other investment securities	201	150	1,162
Purchase of FHLB Stock	(10)	(323)	(105)
Net change in loans	(46,499)	(60,765)	(148,072)
Purchases of premises and equipment	(587)	(1,948)	(4,563)
Proceeds from sale of premises and equipment	-	1,460	-
Proceeds from bank owned life insurance	929	-	65

Net cash used by investing activities	(42,624)	(753)	(255,976)

Cash flows from financing activities:
Net change in deposits	92,686	(43,170)	22,467
Net change in securities sold under agreement to repurchase	(86,715)	39,027	10,594
Proceeds from FRB borrowings	1	1	1
Repayments of FRB borrowings	(1)	(1)	(1)
Proceeds from Fed Funds Purchased	162	43,426	162
Repayments of Fed Funds Purchased	(162)	(43,426)	(162)
Restricted stock units exercised	51	-	41
Excise tax on stock repurchased	(20)	-	-
Common stock repurchased	(1,998)	(1,997)	(710)
Cash dividends paid on common stock	(5,047)	(5,108)	(4,935)

Net cash (used) provided by financing activities	(1,043)	(11,248)	27,457

Net change in cash and cash equivalents	(23,109)	10,779	(205,903)

Cash and cash equivalents at beginning of period	82,375	71,596	277,499

Cash and cash equivalents at end of period	$59,266	82,375	71,596

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Cash Flows, continued

For the Years Ended December 31, 2024, 2023 and 2022

(Dollars in thousands)

	2024	2023	2022

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$28,079	16,487	3,284
Income taxes	$4,538	4,448	4,659

Noncash investing and financing activities:
Change in unrealized gain (loss) on investment securities available for sale, net	$208	8,232	(47,693)
Transfer of loans to other real estate	$400	-	-
Restricted stock units issued	$-	6	-
Excise tax on stock repurchased	$-	(20)	-
Initial recognition of lease right of use asset and lease liability	$-	370	1,726
Allowance for credit losses recorded upon adoption of ASU 326, net of tax	$-	(838)	-

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

Business Segments

Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by management in deciding how to allocate resources and in assessing performance. Management has determined that the Company has two significant operating segment: Banking Operations and CBRES, as discussed more fully in Note 16. In determining the appropriateness of segment definition, the Company considers the criteria of Accounting Standards Codification (“ASC”) 280, Segment Reporting.

Cash and Cash Equivalents

Cash, due from banks, interest-bearing deposits and federal funds sold are considered cash and cash equivalents (original maturity date less than 90 days) for cash flow reporting purposes.

Investment Securities

The Company uses three classifications for its investment securities: trading, available for sale, or held to maturity. Trading securities are bought and held principally for sale in the near term. Held to maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All other securities not included in trading or held to maturity are classified as available for sale. At December 31, 2024 and 2023, the Company classified all of its investment securities as available for sale.

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

Premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Realized gains and losses for securities classified as available for sale are included in earnings on a trade date basis and are derived using the specific identification method for determining the cost of securities sold.

Other Investments

Other investments include equity securities with no readily determinable fair value. These investments are carried at cost. Management evaluates other investments for credit losses on a quarterly basis.

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

The allowance for credit losses on loans is a valuation account that is deducted from the loans' amortized cost basis to present the net amount expected to be collected on the loans. Loans are charged off against the allowance when management believes the uncollectibility of a loan balance is confirmed. Expected recoveries do not exceed the aggregate of amounts previously charged-off and expected to be charged-off. Accrued interest receivable is excluded from the estimate of credit losses. The allowance for credit losses represents management’s estimate of lifetime credit losses inherent in loans as of the balance sheet date. The allowance for credit losses is estimated by management using relevant available information, from both internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. The Company measures expected credit losses for loans on a pooled basis when similar risk characteristics exist. The Company calculates the allowance for credit losses using a Weighted Average Remaining Maturity (“WARM”) methodology. The general forecast function in the model was set for all pools that projects the next four quarters to have similar loss rates to that experienced by the Bank in the period between December 2018 and February 2020, followed by a reversion to the long-term average over four quarters.

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

The portion of the ACL balance attributable to qualitative factors was $5.2 million at December 31, 2024 and December 31, 2023. The risk factors are weighted as follows: Local, State and National Economic Outlook – 30%, Concentrations of Credit – 5%, Interest Rate Risk – 5%, Trends in Terms of Volume, Mix and Size of Loans – 15%, Seasoning of the Loan Portfolio – 10%, Experience of Staff – 10%, and Levels and Trends of Delinquencies – 25%. No changes to the risk status of any of the risk factors was made during year ended 2024.

Loans that do not share risk characteristics are evaluated on an individual basis. When management determines that foreclosure is probable and the borrower is experiencing financial difficulty, the expected credit losses are based on the fair value of collateral at the reporting date adjusted for selling costs as appropriate. There were no loans individually evaluated as of December 31, 2024, and two loans totaling $432,000 were individually evaluated as of December 31, 2023, which were fully reserved for at December 31, 2023.

Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit issued to meet customer financing needs. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for off-balance sheet loan commitments represents the contractual amount of those instruments. Such financial instruments are recorded when they are funded.

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

The Bank originates certain fixed rate mortgage loans and commits these loans for sale. The commitments to originate fixed rate mortgage loans are derivative contracts. The fair value of these derivative contracts is immaterial and has no effect on the recorded amounts in the financial statements.

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

Buildings and improvements	10 - 50 years
Furniture and equipment	3 - 10 years
Leasehold improvements	lease term

Other Real Estate

Foreclosed assets include all assets received in full or partial satisfaction of a loan. Foreclosed assets are initially recorded at fair value less estimated selling costs and subsequently carried at the lower of carrying value or fair value less selling costs. Any write-downs at the time of foreclosure are charged to the allowance for credit losses. Subsequent to foreclosure, valuations are periodically performed by management, and a valuation allowance is established if fair value less estimated selling costs declines below carrying value. Costs relating to the development and improvement of the property are capitalized. Revenues and expenses from operations are included in other expenses. Changes in the valuation allowance are included in write-down of other real estate.

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

Tax effects from an uncertain tax position can be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more likely than not recognition threshold is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Previously recognized tax positions that no longer meet the more likely than not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. The Company assessed the impact of this guidance and determined that it did not have a material impact on the Company’s financial position, results of operations or disclosures. The Company did not have any uncertain tax positions at December 31, 2024 and 2023.

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

The Company granted 16,583 restricted stock units under the 2009 Plan at a grant date fair value of $16.34 per share during the first quarter of 2015. The Company granted 5,544 restricted stock units under the 2009 Plan at a grant date fair value of $16.91 per share during the first quarter of 2016. The Company granted 4,114 restricted stock units under the 2009 Plan at a grant date fair value of $25.00 per share during the first quarter of 2017. The Company granted 3,725 restricted stock units under the 2009 Plan at a grant date fair value of $31.43 per share during the first quarter of 2018. The Company granted 5,290 restricted stock units under the 2009 Plan at a grant date fair value of $28.43 per share during the first quarter of 2019. The number of restricted stock units granted and grant date fair values for the restricted stock units granted in 2015 through 2017 have been restated to reflect the 10% stock dividend that was paid in the fourth quarter of 2017. The Company recognizes compensation expense on the restricted stock units over the vesting period (four years from the grant date for the 2015, 2016, 2017, 2018 and 2019 grants). The amount of expense recorded each period reflects the changes in the Company’s stock price during such period. As of December 31, 2024, the Company did not have any unrecognized compensation expense related to the restricted stock unit grants under the 2009 Plan.

The Company also has an Omnibus Stock Ownership and Long Term Incentive Plan that was approved by shareholders on May 7, 2020 (the “2020 Plan”) whereby certain stock-based rights, such as stock options, restricted stock, restricted stock units, performance units, stock appreciation rights or book value shares, may be granted to eligible directors and employees. A total of 300,000 shares were reserved for possible issuance under the 2020 Plan when it was adopted. As of December 31, 2024, a total of 268,100 shares out of the initial 300,000 shares reserved remain available for future issuance under the 2020 Plan. No new awards may be made after May 7, 2030 (ten years from the 2020 Plan effective date).

The Company granted 7,635 restricted stock units under the 2020 Plan at a grant date fair value of $17.08 per share during the second quarter of 2020. The Company granted 7,060 restricted stock units under the 2020 Plan at a grant date fair value of $22.04 per share during the first quarter of 2021. The Company granted 5,385 restricted stock units under the 2020 Plan at a grant date fair value of $27.99 per share during the first quarter of 2022. The Company granted 5,370 restricted stock units under the 2020 Plan at a grant date fair value of $32.58 per share during the first quarter of 2023. The Company granted 6,450 restricted stock units under the 2020 Plan at a grant date fair value of $29.52 per share during the first quarter of 2024. The Company recognizes compensation expense on the restricted stock units over the vesting period (four years from the grant date for 2020, 2021, 2022 and 2023 grants). As of December 31, 2024, the total unrecognized compensation expense related to the restricted stock unit grants under the 2020 Plan was $282,000.

The Company recognized compensation expense for restricted stock units granted under the 2009 Plan and 2020 Plan of $212,000, $187,000 and $249,000 for the years ended December 31, 2024, 2023 and 2022, respectively.

Self Funded Insurance

The Company has a self-funded health insurance plan, which is administered by a third party provider (“TPP”). The TPP provides a monthly estimate of the cost of incurred but not reported (“IBNR”) claims. The Company’s unpaid claim liability for IBNR claims of $300,000 and $3600,000 at December 31, 2024 and 2023, respectively, is separately classified on the balance sheet within Other Liabilities.

The Company has a stop-loss insurance policy to mitigate the risk of high self-funded health insurance claim amounts. This policy has a specific stop loss limit that covers individual claims in excess of $135,000 and an aggregating specific stop loss limit that covers aggregate claims in excess of $200,000. Due to large self-funded health insurance claims in process at December 31, 2024, the Company had an additional $1.3 million separately classified on the balance sheet within Other Liabilities at December 31, 2024, which was partially offset by a $968,000 stop loss insurance receivable separately classified on the balance sheet within Other Assets at December 31, 2024.

Comprehensive Income

The Company reports as comprehensive income all changes in shareholders’ equity during the year from sources other than shareholders. Other comprehensive income refers to all components (revenues, expenses, gains, and losses) of comprehensive income that are excluded from net income. The Company’s only component of other comprehensive income is unrealized gains and losses, net of income tax, on investment securities available for sale.

The following table presents the changes in accumulated other comprehensive loss for the year ended December 31, 2024, 2023 and 2022:

	Year Ended December 31,
(dollars in thousands)	2024	2023	2022

Beginning balance	$(39,365)	(47,597)	96
Other comprehensive income (loss) before reclassifications, net	212	6,315	(47,693)
Amounts reclassified from accumulated other comprehensive (gain) loss, net	(4)	1,917	-
Net current period other comprehensive income (loss)	208	8,232	(47,693)
Ending balance	$(39,157)	(39,365)	(47,597)

Net Earnings Per Share

Net earnings per common share is based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per common share. The average market price during the year is used to compute equivalent shares.

The reconciliations of the amounts used in the computation of both “basic earnings per common share” and “diluted earnings per common share” for the years ended December 31, 2024, 2023 and 2022 are as follows. There are no anti-dilutive shares to be excluded.

For the year ended December 31, 2024
	Net Earnings (Dollars in thousands)	Weighted Average Number of Shares	Per Share Amount
Basic earnings per share	$16,353	5,300,964	$3.08
Effect of dilutive securities:
Restricted stock units - unvested	-	20,682
Shares held in deferred comp plan by deferred compensation trust		161,141
Diluted earnings per share	$16,353	5,482,787	$2.98

For the year ended December 31, 2023
	Net Earnings (Dollars in thousands)	Weighted Average Number of Shares	Per Share Amount
Basic earnings per share	$15,546	5,424,890	$2.87
Effect of dilutive securities:
Restricted stock units - unvested	-	18,971
Shares held in deferred comp plan by deferred compensation trust		166,353
Diluted earnings per share	$15,546	5,610,214	$2.77

For the year ended December 31, 2022
	Net Earnings (Dollars in thousands)	Weighted Average Number of Shares	Per Share Amount
Basic earnings per share	$16,123	5,480,123	$2.94
Effect of dilutive securities:
Restricted stock units - unvested	-	15,467
Shares held in deferred comp plan by deferred compensation trust		165,599
Diluted earnings per share	$16,123	5,661,189	$2.85

Recent Accounting Pronouncements

The following table provide a summary of Accounting Standards Updates (“ASU”) issued by the Financial Accounting Standards Board (“FASB”) that the Company has recently adopted.

ASU	Description	Effective Date	Effect on Financial Statements or Other Significant Matters
ASU 2023-07 Segment Reporting (Topic 280)	The ASU provides amendments to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses	Annual periods after 12/15/23 and interim periods after 12/15/24	The adoption of this guidance did not have a material impact on the Company’s results of operations, financial position. The adoption of this guidance had an immaterial impact on disclosures.

The following table provides a summary of ASU’s issued by FASB that the Company has not adopted as of December 31, 2024, which may impact the Company’s financial statements.

ASU	Description	Effective Date	Effect on Financial Statements or Other Significant Matters
ASU 2023-09 Income Taxes (Topic 740)	The ASU provides amendments to improve the transparency of income tax disclosures.	January 1, 2025

The adoption of this guidance is not expected to have a material impact on the Company’s results of operations, financial position.  The adoption of this guidance is expected to have an immaterial impact on disclosures.

ASU 2024-01 Compensation—Stock Compensation (Topic 718)	The ASU adds an illustrative example (with four fact patterns) on how an entity would apply Accounting Standards Codification (ASC) 718 scope guidance.	January 1, 2025	The adoption of this guidance is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.
ASU 2024-02 Codification Improvements Amendments to Remove References to Concepts Statements

The ASU removes references to various Concepts Statements. In most instances, the references are extraneous and not required to understand or apply the guidance. In other instances, the references are a substitute for actual wording from a Concepts Statement. In most cases, the ASU is not intended to result in significant accounting changes for most entities.

		January 1, 2025	The adoption of this guidance is not expected to have a material impact on the Company’s results of operations, financial position or disclosures.
ASU 2024-03—Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40)	The ASU requires disaggregated disclosure of income statement expenses for public business entities (PBEs).	Annual reporting periods after 12/15/26

The adoption of this guidance is not expected to have a material impact on the Company’s results of operations, financial position.  The adoption of this guidance is expected to have an immaterial impact on disclosures.

Other accounting standards that have been issued or proposed by FASB or other standards-setting bodies are not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

Reclassification

Certain amounts in the 2023 and 2022 consolidated financial statements have been reclassified to conform to the 2024 presentation.

(2) Investment Securities

Investment securities available for sale at December 31, 2024 and 2023 are as follows:

(Dollars in thousands)
	December 31, 2024
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasuries	$7,981	-	724	7,257
U.S. Government sponsored enterprises	9,243	-	511	8,732
GSE - Mortgage-backed securities	248,837	162	23,207	225,792
Private label mortgage-backed securities	43,118	74	1,425	41,767
State and political subdivisions	129,659	-	25,204	104,455
Total	$438,838	236	51,071	388,003

(Dollars in thousands)
	December 31, 2023
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasuries	$10,974	-	830	10,144
U.S. Government sponsored enterprises	11,111	-	596	10,515
GSE - Mortgage-backed securities	257,705	185	22,988	234,902
Private label mortgage-backed securities	33,317	16	2,063	31,270
State and political subdivisions	129,922	-	24,829	105,093
Total	$443,029	201	51,306	391,924

The current fair value and associated unrealized losses on investments in debt securities with unrealized losses at December 31, 2024 and 2023 are summarized in the tables below, with the length of time the individual securities have been in a continuous loss position.

(Dollars in thousands)
	December 31, 2024
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Treasuries	$-	-	7,257	724	7,257	724
U.S. government sponsored enterprises	-	-	8,732	511	8,732	511
GSE -Mortgage-backed securities	20,458	669	197,497	22,538	217,955	23,207
Private label mortgage-backed securities	4,010	9	21,727	1,416	25,737	1,425
State and political subdivisions	-	-	104,455	25,204	104,455	25,204
Total	$24,468	678	339,668	50,393	364,136	51,071

(Dollars in thousands)
	December 31, 2023
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Treasuries	$-	-	10,144	830	10,144	830
U.S. government sponsored enterprises	-	-	10,515	596	10,515	596
GSE -Mortgage-backed securities	24,167	546	203,234	22,442	227,401	22,988
Private label mortgage-backed securities	3,416	43	23,095	2,020	26,511	2,063
State and political subdivisions	-	-	105,093	24,829	105,093	24,829
Total	$27,583	589	352,081	50,717	379,664	51,306

At December 31, 2024, unrealized losses in the investment securities portfolio relating to debt securities totaled $51.1 million. The unrealized losses on these debt securities arose due to changing interest rates and are considered to be temporary. From the December 31, 2024 tables above, both of the U.S. Treasury securities, all 108 of the securities issued by state and political subdivisions contained unrealized losses, all seven of the securities issued by U.S. Government sponsored enterprises (“GSE”), 114 of the 119 GSE mortgage-backed securities, and 11 of the 16 private label mortgage-backed securities contained unrealized losses. The Company did not have any reserves on securities at December 31, 2024, as no credit related losses were identified in the Company’s December 31, 2024 analysis. At December 31, 2023, unrealized losses in the investment securities portfolio relating to debt securities totaled $51.3 million. The unrealized losses on these debt securities arose due to changing interest rates and are considered to be temporary. From the December 31, 2023 tables above, all three of the U.S. Treasury securities, all 108 of the securities issued by state and political subdivisions contained unrealized losses, all seven of the securities issued by GSE, 114 of the 121 GSE mortgage-backed securities, and 12 of the 14 private label mortgage backed securities contained unrealized losses. The Company did not have an allowance for credit losses on available for sale securities at December 31, 2023, as no credit related losses were identified in the Company’s December 31, 2023 analysis.

The amortized cost and estimated fair value of investment securities available for sale, other than GSE mortgage-backed securities, at December 31, 2024, are shown below by contractual maturity. Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

December 31, 2024
(Dollars in thousands)
	Amortized Cost	Fair Value
Due within one year	$7,999	7,991
Due from one to five years	32,911	29,586
Due from five to ten years	76,298	61,674
Due after ten years	72,793	62,960
GSE-Mortgage-backed securities	248,837	225,792
Total	$438,838	388,003

During 2024, proceeds from sales of securities available for sale were $11.7 million and resulted in gross gains of $33,000 and gross losses of $28,000. During 2023, proceeds from sales of securities available for sale were $51.0 million and resulted in gross losses of $2.7 million and gross gains of $177,000. No securities available for sale were sold during 2022.

Securities with a fair value of approximately $40.0 million and $132.0 million at December 31, 2024 and 2023, respectively, were pledged to secure public deposits and for other purposes as required by law.

Taxable interest income on investment securities was $14.6 million and $13.4 million for the years ended December 31, 2024 and 2023, respectively. Non-taxable interest income on investment securities was $425,000 and $765,000 for the years ended December 31, 2024 and 2023, respectively.

(3) Loans

Major classifications of loans at December 31, 2024 and 2023 are summarized as follows:

(Dollars in thousands)
	December 31, 2024	December 31, 2023
Real estate loans:
Construction and land development	$122,328	136,401
Single-family residential	384,509	372,825
Commercial	471,444	425,820
Multifamily and farmland	69,671	63,042
Total real estate loans	1,047,952	998,088

Loans not secured by real estate:
Commercial	63,837	70,544
Farm	401	550
Consumer	6,475	6,966
All other	19,739	16,918

Total loans	1,138,404	1,093,066

Less allowance for credit losses	(9,995)	(11,041)

Total net loans	$1,128,409	1,082,025

The above table includes deferred costs, net of deferred fees, totaling $714,000 and $807,000 at December 31, 2024 and December 31, 2023, respectively.

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

The following tables present an age analysis of past due loans, by loan type, as of December 31, 2024 and 2023:

December 31, 2024
(Dollars in thousands)
	Loans 30-89 Days Past Due	Nonaccrual Loans	Total Past Due Loans	Total Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
Real estate loans:
Construction and land development	$131	37	168	122,160	122,328	-
Single-family residential	5,434	3,720	9,154	375,355	384,509	-
Commercial	87	426	513	470,931	471,444	-
Multifamily and farmland	-	-	-	69,671	69,671	-
Total real estate loans	5,652	4,183	9,835	1,038,117	1,047,952	-

Loans not secured by real estate:
Commercial	360	248	608	63,229	63,837	-
Farm	-	-	-	401	401	-
Consumer	33	9	42	6,433	6,475	-
All other	-	-	-	19,739	19,739	-
Total loans	$6,045	4,440	10,485	1,127,919	1,138,404	-

December 31, 2023
(Dollars in thousands)
	Loans 30-89 Days Past Due	Nonaccrual Loans	Total Past Due Loans	Total Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
Real estate loans:
Construction and land development	$5	45	50	136,351	136,401	-
Single-family residential	3,761	3,302	7,063	365,762	372,825	-
Commercial	13	-	13	425,807	425,820	-
Multifamily and farmland	-	76	76	62,966	63,042	-
Total real estate loans	3,779	3,423	7,202	990,886	998,088	-

Loans not secured by real estate:
Commercial	125	463	588	69,956	70,544	-
Farm	-	1	1	549	550	-
Consumer	63	-	63	6,903	6,966	-
All other	-	-	-	16,918	16,918	-
Total loans	$3,967	3,887	7,854	1,085,212	1,093,066	-

The following table presents the Bank’s non-accrual loans as of December 31, 2024 and 2023:

	December 31, 2024
	Nonaccrual Loans	Nonaccrual Loans	Total
	With No	With	Nonaccrual
(Dollars in thousands)	Allowance	Allowance	Loans
Real estate loans:
Construction and land development	$37	-	37
Single-family residential	3,720	-	3,720
Commercial	426	-	426
Multifamily and farmland	-	-	-
Total real estate loans	4,183	-	4,183

Loans not secured by real estate:
Commercial	248	-	248
Consumer	9	-	9
Total	$4,440	-	4,440

	December 31, 2023
	Nonaccrual Loans	Nonaccrual Loans	Total
	With No	With	Nonaccrual
(Dollars in thousands)	Allowance	Allowance	Loans
Real estate loans:
Construction and land development	$45	-	45
Single-family residential	3,302	-	3,302
Multifamily and farmland	76	-	76
Total real estate loans	3,423	-	3,423

Loans not secured by real estate:
Commercial	31	432	463
Consumer	1	-	1
Total	$3,455	432	3,887

No interest income was recognized on non-accrual loans for the years ended December 31, 2024 and 2023.

The following table represents the accrued interest receivables written off by reversing interest income during the years ended December 31, 2024 and 2023:

(Dollars in thousands)
	For the Year Ended	For the Year Ended
	December 31, 2024	December 31, 2023
Real estate loans:
Single-family residential	$39	33
Commercial	9	-
Total real estate loans	48	33

Loans not secured by real estate:
Commercial	8	12
Consumer	2	1

Total	$58	46

A loan may be individually evaluated for determining the allowance for credit losses when it is determined that it does not share similar risk characteristics with other assets. Non-accrual loans with an outstanding balance of $250,000 or greater are individually evaluated and totaled $1.6 million at December 31, 2024. Nonaccrual loans evaluated collectively as a pool totaled $2.8 million at December 31, 2024. Collateral dependent loans are loans for which the repayment is expected to be provided substantially through the operation or sale of the collateral and the borrower is experiencing financial difficulty. Collateral dependent loans require an analysis of the collateral. The fair value of the collateral is discounted by estimated liquidation costs. If the discounted fair value of the collateral is greater than the amortized loan balance, no allowance is required. Otherwise the difference between the balance and the collateral is charged off if deemed uncollectible.

The following table details the amortized cost of collateral dependent loans and any related allowance at December 31, 2024.

	December 31, 2024
		Allowance for
(Dollars in thousands)	Amortized Cost	Credit Losses
Real estate loans:
Construction and land development	$37	-
Single-family residential	3,720	-
Commercial	426	-
Multifamily and farmland	-	-
Total real estate loans	4,183	-

Loans not secured by real estate:
Commercial	248	-
Consumer	-	-
Total	$4,431	-

The following table details the amortized cost of non-accrual loans and any related allowance at December 31, 2023.

December 31, 2023
Allowance for
(Dollars in thousands)	Amortized Cost	Credit Losses
Real estate loans:
Construction and land development	$-	-
Single-family residential	-	-
Commercial	-	-
Multifamily and farmland	-	-
Total real estate loans	-	-

Loans not secured by real estate:
Commercial	432	432
Consumer	-	-
Total	$432	432

The following tables provide a breakdown of collateral dependent loans by collateral type and collateral coverage at December 31, 2024 and 2023. These tables also show non-accrual loans not considered to be collateral dependent at December 31, 2024 and 2023.

	December 31, 2024
					Financial Assets Not Considered
(Dollars in thousands)	Residential	Developed	Commercial	Business	Collateral
	Property	Land	Property	Assets	Dependent	Total
Real estate loans:
Construction and land development	$-	37	-	-	-	37
Single-family residential	3,720	-	-	-	-	3,720
Commercial	-	-	426	-	-	426
Multifamily and farmland	-	-	-	-	-	-
Total real estate loans	3,720	37	426	-	-	4,183

Loans not secured by real estate:
Commercial	-	-	-	248	-	248
Consumer	-	-	-	-	9	9
Total	$3,720	37	426	248	9	4,440
Collateral Value	$9,648	88	944	272

December 31, 2023
Financial Assets Not Considered
(Dollars in thousands)	Residential	Developed	Multifamily	Business	Collateral
	Property	Land	Property	Assets	Dependent	Total
Real estate loans:
Construction and land development	$-	-	-	-	-	-
Single-family residential	-	-	-	-	-	-
Commercial	-	-	-	-	-	-
Multifamily and farmland	-	-	-	-	-	-
Total real estate loans	-	-	-	-	-	-

Loans not secured by real estate:
Commercial	-	-	-	350	82	432
Consumer	-	-	-	-	-	-
Total	$-	-	-	350	82	432
Collateral Value	$-	-	-	350

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

A change to the allowance for credit losses is evaluated based on the nature of the modification. Occasionally, the Bank modifies loans by providing principal forgiveness on certain loans. When principal forgiveness is provided, the amortized cost basis of the asset is written off against the allowance for credit losses. The amount of the principal forgiveness is deemed to be uncollectible; therefore, that portion of the loan is written off, resulting in a reduction of the amortized cost basis and a corresponding adjustment to the allowance for credit losses.

In some cases, the Bank may modify a certain loan by providing multiple types of concessions. Typically, one type of concession, such as a term extension, is granted initially. If the borrower continues to experience financial difficulty, another concession, such as principal forgiveness, may be granted.

The following tables show the amortized cost basis at December 31, 2024 and 2023 of the loans to borrowers experiencing financial difficulty that were modified during the years ended December 31, 2024 and 2023, disaggregated by loan class and type of concession granted.

(Dollars in thousands)

	Amortized Cost Basis at December 31, 2024	% of Loan Class	Modification Type	Financial Effect
Loan class:
Single-family residential	$229	0.06%	Interest rate reduction and term extension	Adjustable rate loan converted to fixed rate loan and HELOC converted to amortizing term loan
Total	$229

(Dollars in thousands)

	Amortized Cost Basis at December 31, 2023	% of Loan Class	Modification Type	Financial Effect
Loan class:
Single-family residential	$149	0.04%	Term extension	Forbearance agreement on matured home equity line of credit (HELOC) that was modified to 180 month term.
Commercial real estate	669	0.16%	Term extension	Extended existing amortization from 148 months to 173 months to keep existing payment the same with the current market rate.
Commercial not secured by real estate	350	0.49%	Term extension	Matured balloon loan converted to amortizing term loan.
Total	$1,168

One $71,000 commercial loan not secured by real estate that was modified in the year ended December 31, 2024 that were made to borrowers experiencing financial difficulty was written off at December 31, 2024. No loans modified in the year ended December 31, 2023 that were made to borrowers experiencing financial difficulty had been written off at December 31, 2023.

The Bank closely monitors the performance of those loans that are modified because borrowers are experiencing financial difficulty so as to understand the effectiveness of its modification efforts. The following tables show the performance of loans that have been modified in the years ended December 31, 2024 and 2023.

December 31, 2024
(Dollars in thousands)
	Payment Status (Amortized Cost Basis)
	Current	30 - 89 Days Past Due	90 + Days Past Due
Loan type:
Single-family residential	$229
Total	$229	-	-

December 31, 2023
(Dollars in thousands)
	Payment Status (Amortized Cost Basis)
	Current	30 - 89 Days Past Due	90 + Days Past Due
Loan type:
Single-family residential	$149	-	-
Commercial real estate	669	-	-
Commercial not secured by real estate	350
Total	$1,168	-	-

The following table presents impaired loans as of and for the year ended December 31, 2022, under the incurred loss methodology:

December 31, 2022
(Dollars in thousands)

	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Recorded Investment in Impaired Loans	Related Allowance	Average Outstanding Impaired Loans	YTD Interest Income Recognized
Real estate loans:
Construction and land development	$110	-	110	110	2	75	8
Single-family residential	14,353	236	13,048	13,284	671	13,951	746
Commercial	1,785	421	1,346	1,767	9	1,916	93
Multifamily and farmland	104	-	91	91	-	96	5
Total impaired real estate loans	16,352	657	14,595	15,252	682	16,038	852

Loans not secured by real estate:
Commercial	116	-	116	116	1	137	8
Consumer	11	-	9	9	-	15	2
Total impaired loans	$16,479	657	14,720	15,377	683	16,190	862

Impaired loans collectively evaluated for impairment totaled $4.9 million at December 31, 2022 and are included in the tables above. Allowance on impaired loans collectively evaluated for impairment totaled $44,000 at December 31, 2022.

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

The following tables present changes in the allowance for credit losses for the years ended December 31, 2024, 2023 and 2022. The December 31, 2024 and 2023 tables reflect the CECL methodology and the December 31, 2022 table reflects the Incurred Loss methodology. No loans were individually evaluated as of December 31, 2024.

(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single-Family Residential	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer and All Other	Total
Twelve months ended December 31, 2024
Allowance for credit losses:
Beginning balance	$3,913	3,484	2,317	268	812	2	245	11,041
Charge-offs	-	(131)	-	-	(1,134)	-	(716)	(1,981)
Recoveries	-	129	202	-	55	-	165	551
Provision (recovery) for credit losses (1)	(528)	(96)	(197)	(22)	713	(1)	515	384
Ending balance	$3,385	3,386	2,322	246	446	1	209	9,995
Allowance for credit loss-loans	$3,385	3,386	2,322	246	446	1	209	9,995
Allowance for credit loss unfunded loan commitments	1,096	3	-	-	-	-	2	1,101
Total allowance for credit losses	$4,481	3,389	2,322	246	446	1	211	11,096

(1) Excludes provision for credit losses related to unfunded commitments. Note 11,"Commitments and Contingencies" in the consolidated financial statements provides more detail concerning the provision for credit losses related to unfunded commitments.

(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single-Family Residential	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer and All Other	Unallocated	Total
Twelve months ended December 31, 2023
Allowance for credit losses:
Beginning balance	$1,415	3,085	3,207	164	657	-	214	1,752	10,494
Adjustment for CECL implementation (1)	1,584	64	(986)	115	(295)	2	48	(1,752)	(1,220)
Charge-offs	-	-	-	-	(129)	-	(569)	-	(698)
Recoveries	-	171	6	-	67	-	147	-	391
Provision (recovery) for credit losses (1)	914	164	90	(11)	512	-	405	-	2,074
Ending balance	$3,913	3,484	2,317	268	812	2	245	-	11,041
Allowance for credit loss-loans	$3,913	3,484	2,317	268	812	2	245	-	11,041
Allowance for credit loss unfunded loan commitments	1,759	8	-	1	2	-	-	-	1,770
Total allowance for credit losses	$5,672	3,492	2,317	269	814	2	245	-	12,811

(1) Excludes provision for credit losses related to unfunded commitments. Note 11,"Commitments and Contingencies" in the consolidated financial statements provides more detail concerning the provision for credit losses related to unfunded commitments.

(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single-Family Residential	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer and All Other	Unallocated	Total
Twelve months ended December 31, 2022
Allowance for loan losses:
Beginning balance	$1,193	2,877	2,234	150	711	-	110	2,080	9,355
Charge-offs	-	(128)	-	-	(33)	-	(591)	-	(752)
Recoveries	-	229	9	-	72	-	109	-	419
Provision	222	107	964	14	(93)	-	586	(328)	1,472
Ending balance	$1,415	3,085	3,207	164	657	-	214	1,752	10,494

Allowance for loan losses December 31, 2022

Ending balance: individually evaluated for impairment	$-	633	6	-	-	-	-	-	639
Ending balance: collectively evaluated for impairment	1,415	2,452	3,201	164	657	-	214	1,752	9,855
Ending balance	$1,415	3,085	3,207	164	657	-	214	1,752	10,494

Loans at December 31, 2022
Ending balance	$114,446	342,281	406,750	65,562	81,307	938	21,324	-	1,032,608
Ending balance: individually evaluated for impairment	$-	9,092	1,388	-	-	-	-	-	10,480
Ending balance: collectively evaluated for impairment	$114,446	333,189	405,362	65,562	81,307	938	21,324	-	1,022,128

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

The following table presents by credit quality indicator, loan class and year of origination, the amortized cost of the Bank’s loans as of December 31, 2024.

	Term Loans by Origination Year							Revolving
								Loans
(dollars in thousands)							Revolving	Converted to	Total
	2024	2023	2022	2021	2020	Prior	Loans	Term Loans	Loans
December 31, 2024
Real Estate Loans
Construction and land
development
Pass	$41,171	29,503	34,495	6,836	5,792	4,020	-	-	121,817
Watch	-	-	-	443	-	-	-	-	443
Substandard	-	-	-	-	-	68	-	-	68
Total Construction and
land development	$41,171	29,503	34,495	7,279	5,792	4,088	-	-	122,328
Single family
Pass	$22,169	35,865	73,663	43,900	22,363	66,074	113,067	-	377,101
Watch	-	-	-	-	-	1,469	993	-	2,462
Substandard	-	31	1,000	-	124	3,467	324	-	4,946
Total single family	$22,169	35,896	74,663	43,900	22,487	71,010	114,384	-	384,509
Commercial
Pass	$56,411	46,589	135,881	71,066	58,223	97,122	2,296	-	467,588
Watch	-	-	-	-	87	2,943	-	-	3,030
Substandard	-	-	-	-	400	426	-	-	826
Total commercial	$56,411	46,589	135,881	71,066	58,710	100,491	2,296	-	471,444
Multifamily and farmland
Pass	$998	8,455	20,786	20,638	6,055	12,186	443	-	69,561
Watch	-	-	-	-	-	43	-	-	43
Substandard	-	-	-	-	-	67	-	-	67
Total multifamily and
farmland	$998	8,455	20,786	20,638	6,055	12,296	443	-	69,671
Total real estate loans	$120,749	120,443	265,825	142,883	93,044	187,885	117,123	-	1,047,952
Loans not secured by real estate
Commercial
Pass	$9,153	11,335	6,045	3,107	1,707	11,864	20,032	-	63,243
Watch	-	-	136	19	23	167	1	-	346
Substandard	-	25	223	-	-	-	-	-	248
Total Commercial	$9,153	11,360	6,404	3,126	1,730	12,031	20,033	-	63,837
Farm
Pass	$53	195	17	50	-	-	86	-	401
Watch	-	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-	-
Total farm	$53	195	17	50	-	-	86	-	401
Consumer
Pass	$1,777	1,232	666	176	99	64	2,397	-	6,411
Watch	-	-	53	-	-	-	-	-	53
Substandard	-	-	-	-	-	8	3	-	11
Total consumer	$1,777	1,232	719	176	99	72	2,400	-	6,475
All other
Pass	$972	-	10,002	376	217	2,878	5,164	-	19,609
Watch	-	-	-	-	-	130	-	-	130
Substandard	-	-	-	-	-	-	-	-	-
Total all other	$972	-	10,002	376	217	3,008	5,164	-	19,739
Total loans not secured
by real estate	$11,955	12,787	17,142	3,728	2,046	15,111	27,683	-	90,452
Total loans	$132,704	133,230	282,967	146,611	95,090	202,996	144,806	-	1,138,404

The following table presents by credit quality indicator, loan class and year of origination, gross loan charge-offs as of December 31, 2024.

December 31, 2024	Gross Loan Charge-offs by Origination Year							Revolving
								Loans
(dollars in thousands)							Revolving	Converted to	Total
	2024	2023	2022	2021	2020	Prior	Loans	Term Loans	Loans
Real estate loans:
Construction and land development	$-	-	-	-	-	-	-	-	-
Single-family residential	-	-	126	-	-	6	-	-	132
Commercial	-	-	-	-	-	-	-	-	-
Multifamily and farmland	-	-	-	-	-	-	-	-	-
Total real estate loans	-	-	126	-	-	6	-	-	132
Loans not secured by real estate:
Commercial	-	447	397	74	179	36	-	-	1,133
Consumer	5	37	9	-	1	557	-	-	609
All other	-	-	-	-	-	107	-	-	107

Total gross charge-offs	$5	484	532	74	180	706	-	-	1,981

The following table presents by credit quality indicator, loan class and year of origination, the amortized cost of the Bank’s loans as of December 31, 2023.

	Term Loans by Origination Year							Revolving
								Loans
(dollars in thousands)							Revolving	Converted to	Total
	2023	2022	2021	2020	2019	Prior	Loans	Term Loans	Loans
December 31, 2023
Real Estate Loans
Construction and land
development
Pass	$40,034	71,429	10,736	6,692	1,721	3,914	1,337	-	135,863
Watch	-	-	448	-	-	-	-	-	448
Substandard	-	-	-	-	-	90	-	-	90
Total Construction and
land development	$40,034	71,429	11,184	6,692	1,721	4,004	1,337	-	136,401
Single family
Pass	$32,333	76,326	47,490	24,813	12,984	64,847	106,962	-	365,755
Watch	-	-	-	-	89	1,389	860	-	2,338
Substandard	-	-	-	-	11	4,342	379	-	4,732
Total single family	$32,333	76,326	47,490	24,813	13,084	70,578	108,201	-	372,825
Commercial
Pass	$45,755	109,255	78,645	61,973	29,579	92,753	2,158	-	420,118
Watch	232	-	-	116	-	4,943	-	-	5,291
Substandard	-	-	-	411	-	-	-	-	411
Total commercial	$45,987	109,255	78,645	62,500	29,579	97,696	2,158	-	425,820
Multifamily and farmland
Pass	$7,987	13,286	21,512	6,624	3,158	9,851	501	-	62,919
Watch	-	-	-	-	-	47	-	-	47
Substandard	-	-	-	-	-	76	-	-	76
Total multifamily and
farmland	$7,987	13,286	21,512	6,624	3,158	9,974	501	-	63,042
Total real estate loans	$126,341	270,296	158,831	100,629	47,542	182,252	112,197	-	998,088
Loans not secured by real estate
Commercial
Pass	$9,561	14,122	4,841	2,942	2,232	12,030	23,411	-	69,139
Watch	-	-	-	-	57	102	783	-	942
Substandard	31	-	-	-	-	-	-	-	31
Loss	-	82	-	-	-	-	350		432
Total Commercial	$9,592	14,204	4,841	2,942	2,289	12,132	24,544	-	70,544
Farm
Pass	$198	42	83	-	1	27	199	-	550
Watch	-	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-	-
Total farm	$198	42	83	-	1	27	199	-	550
Consumer
Pass	$2,262	1,352	404	222	72	58	2,591	-	6,961
Watch	-	-	-	-	-	-	-	-	-
Substandard	-	-	2	-	-	-	3	-	5
Total consumer	$2,262	1,352	406	222	72	58	2,594	-	6,966
All other
Pass	$79	6,401	474	274	599	3,698	5,256	-	16,781
Watch	-	-	-	-	-	74	63	-	137
Substandard	-	-	-	-	-	-	-	-	-
Total all other	$79	6,401	474	274	599	3,772	5,319	-	16,918
Total loans not secured
by real estate	$12,131	21,999	5,804	3,438	2,961	15,989	32,656	-	94,978
Total loans	$138,472	292,295	164,635	104,067	50,503	198,241	144,853	-	1,093,066

The following table presents by credit quality indicator, loan class and year of origination, gross loan charge-offs as of December 31, 2023.

December 31, 2023	Gross Loan Charge-offs by Origination Year							Revolving
Loans
(dollars in thousands)							Revolving	Converted to	Total
	2023	2022	2021	2020	2019	Prior	Loans	Term Loans	Loans
Real estate loans:
Construction and land development	$-	-	-	-	-	-	-	-	-
Single-family residential	-	-	-	-	-	-	-	-	-
Commercial	-	-	-	-	-	-	-	-	-
Multifamily and farmland	-	-	-	-	-	-	-	-	-
Total real estate loans	-	-	-	-	-	-	-	-	-
Loans not secured by real estate:
Commercial	-	49	51	16	-	13	-	-	129
Farm	-	-	-	-	-	-	-	-	-
Consumer	-	41	53	6	1	468	-	-	569
All other	-	-	-	-	-	-	-	-	-

Total gross charge-offs	$-	90	104	22	1	481	-	-	698

(4) Premises and Equipment

Major classifications of premises and equipment at December 31, 2024 and 2023 are summarized as follows:

(Dollars in thousands)
	2024	2023

Land	$4,365	4,373
Buildings and improvements	18,602	19,054
Furniture and equipment	21,600	20,607
Construction in process	103	532

Total premises and equipment	44,670	44,566

Less accumulated depreciation	(29,823)	(27,864)

Total net premises and equipment	$14,847	16,702

The Bank recognized depreciation expense totaling $2.1 million, $2.2 million and $2.4 million for the years ended December 31, 2024, 2023 and 2022, respectively.

The Bank had a $362,000 write-off of leasehold improvements for the year ended December 31, 2024 due to the closure of Bank’s branch in Cary, North Carolina in 2024, which is included in other non-interest expense. The Bank had $184,000 net gains on the sale of and write-downs on premises and equipment for the year ended December 31, 2023. The Bank had $85,000 net losses on the sale of and write-downs on premises and equipment for the year ended December 31, 2022.

(5) Leases

The Bank leases various office spaces for banking and operational facilities and equipment under operating lease arrangements.

Total rent expense was approximately $817,000, $804,000 and $976,000 for the years ended December 31, 2024, 2023 and 2022, respectively.

As of December 31, 2024, the Bank had operating right of use assets of $4.0 million and operating lease liabilities of $4.1 million. As of December 31, 2023, the Bank had operating right of use assets of $4.7 million and operating lease liabilities of $4.8 million. The Bank maintains operating leases on land and buildings for some of the Bank’s branch facilities and loan production offices. Most leases include one option to renew, with renewal terms extending up to 15 years. The exercise of renewal options is based on the judgment of management as to whether or not the renewal option is reasonably certain to be exercised. Factors in determining whether an option is reasonably certain of exercise include, but are not limited to, the value of leasehold improvements, the value of renewal rates compared to market rates, and the presence of factors that would cause a significant economic penalty to the Bank if the option is not exercised. Leases with a term of 12 months or less are not recorded on the balance sheet and instead are recognized in lease expense on a straight-line basis over the lease term.

The following table presents lease cost and other lease information as of December 31, 2024 and 2023.

(Dollars in thousands)
	December 31, 2024	December 31, 2023

Operating lease cost	$840	$815

Other information:
Cash paid for amounts included in the measurement of lease liabilities	819	787
Operating cash flows from operating leases	-	-
Right-of-use assets obtained in exchange for new lease liabilities - operating leases	-	370
Weighted-average remaining lease term - operating leases	7.91	8.45
Weighted-average discount rate - operating leases	2.80%	2.73%

The following table presents lease maturities as of December 31, 2024 and 2023.

(Dollars in thousands)

Maturity Analysis of Operating Lease Liabilities:	December 31, 2024

2025	$773
2026	650
2027	612
2028	510
2029	422
Thereafter	1,694
Total	4,661
Less: Imputed Interest	(525)
Operating Lease Liability	$4,136

(6) Deposits

The composition of deposits at December 31, 2024 and 2023 is as follows:

	December 31, 2024		December 31, 2023
		Percentage		Percentage
	Amount	of Total	Amount	of Total
Noninterest-bearing demand	$402,254	27%	$432,687	31%
Interest-bearing demand, MMDA & savings	741,363	50%	620,244	44%
Time, $250,000 and over	147,439	10%	151,154	11%
Other time	193,675	13%	187,960	14%
Total	$1,484,731	100%	$1,392,045	100%

At December 31, 2024, the scheduled maturities of time deposits are as follows:

	Time Deposits	Other
(Dollars in thousands)	$250,000 and over	Time Deposits

2025	$142,536	$182,425
2026	2,105	7,837
2027	1,041	3,320
2028	257	868
2029	-	725
Thereafter	-	-
Total	$145,939	$195,175

The Bank did not have any brokered deposits at December 31, 2024. At December 31, 2023, the Bank had $8.1 million in time deposits purchased through third party brokers.

(7) Federal Home Loan Bank (FHLB) and Federal Reserve Bank Borrowings

The Bank had no borrowings from the FHLB at December 31, 2024 and 2023. FHLB borrowings are collateralized by a blanket assignment on all residential first mortgage loans, home equity lines of credit and loans secured by multi-family real estate that the Bank owns. At December 31, 2024, the carrying value of loans pledged as collateral totaled approximately $232.9 million. The availability under the line of credit with the FHLB was $131.9 million at December 31, 2024.

The Bank is required to purchase and hold certain amounts of FHLB stock in order to obtain FHLB borrowings. No ready market exists for the FHLB stock, and it has no quoted market value. The stock is redeemable at $100 per share subject to certain limitations set by the FHLB. The Bank owned $1.1 million of FHLB stock, included in other investments, at December 31, 2024 and 2023.

As of December 31, 2024 and 2023, the Bank had no borrowings from the Federal Reserve Bank (“FRB”). FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB. At December 31, 2024, the carrying value of loans pledged as collateral totaled approximately $637.9 million. Availability under the line of credit with the FRB was $511.9 million at December 31, 2024.

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

These trust preferred securities are mandatorily redeemable upon maturity of the debentures on September 15, 2036. The Company has the right to redeem the debentures purchased by PEBK Trust II, in whole or in part, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount plus any accrued but unpaid interest.

(9) Income Taxes

The provision for income taxes is summarized as follows:

(Dollars in thousands)
	2024	2023	2022
Current expense
Federal	$3,081	4,289	4,153
State	464	541	560
	3,545	4,830	4,713
Deferred income tax expense (benefit)
Federal	693	(404)	(482)
State	338	(49)	(59)
	1,031	(453)	(541)

Total income tax	$4,576	4,377	4,172

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to earnings before income taxes are as follows:

(Dollars in thousands)
	2024	2023	2022
Tax expense at statutory rate	$4,398	4,184	4,262
State income tax, net of federal income tax effect	635	395	395
Interest received related to tax positions	(260)	-	-
Tax-exempt interest income	(114)	(182)	(445)
Increase in cash surrender value of life insurance	(164)	(91)	(71)
Tax credits	(10)	(10)	(11)
Nondeductible interest and other expense	24	30	24
Other	67	51	18
Total	$4,576	4,377	4,172

The following summarizes the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities. The net deferred tax asset is included as a component of other assets at December 31, 2024 and 2023.

(Dollars in thousands)
	2024	2023
Deferred tax assets:
Allowance for credit losses	$2,485	2,944
Accrued retirement expense	1,215	1,210
Restricted stock	238	249
Interest income on nonaccrual loans	4	5
Lease liability	926	1,110
Unrealized loss on available for sale securities	11,412	11,741
Total gross deferred tax assets	16,280	17,259

Deferred tax liabilities:
Deferred loan fees	160	186
Accumulated depreciation	375	375
Prepaid expenses	296	3
ROU Asset	899	1,087
Partnership income	250	112
Other	9	12
Total gross deferred tax liabilities	1,989	1,775

Net deferred tax asset	$14,291	15,484

The Company has analyzed the tax positions taken or expected to be taken in its tax returns and has concluded that it has no liability related to uncertain tax positions.

As of December 31, 2024, the Company’s Federal income tax filings for years 2021 through 2023 are open to examination by the Internal Revenue Service. The Company’s North Carolina income tax returns for years 2021 through 2023 are open to examination by the North Carolina Department of Revenue.

(10) Related Party Transactions

The Company conducts transactions with its directors and executive officers, including companies in which they have beneficial interests, in the normal course of business. In accordance with Regulation O of the Federal Reserve, it is the policy of the Bank that loan transactions with directors and officers are made on substantially the same terms as those prevailing at the time made for comparable loans to other persons. The following is a summary of activity for related party loans for 2024 and 2023:

(Dollars in thousands)
	2024	2023
Beginning balance	$3,569	3,381
Disbursements	6,095	1,976
Repayments	(4,793)	(1,788)
Ending balance	$4,871	3,569

At December 31, 2024 and 2023, the Company had deposit relationships with related parties of approximately $65.5 million and $52.5 million, respectively.

(11) Commitments and Contingencies

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments to extend credit and standby letters of credit as it does for on-balance-sheet instruments.

In most cases, the Bank requires collateral or other security to support financial instruments with credit risk.

(Dollars in thousands)
	Contractual Amount
	2024	2023
Financial instruments whose contract amount represent credit risk:

Commitments to extend credit	$348,876	$367,482

Standby letters of credit	$1,675	$3,721

Commitments to extend credit are conditional agreements to lend to a customer. Commitments generally have fixed expiration dates and because they may expire without being drawn upon, the total commitment amount of $350.6 million does not necessarily represent future cash requirements.

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

The Company maintains an allowance for off-balance sheet credit exposures such as unfunded balances for existing lines of credit, commitments to extend future credit, when this extension of credit is not unconditionally cancelable. The allowance for off-balance sheet credit exposures is adjusted as a provision for credit loss expense. The estimate includes consideration of the likelihood that funding will occur, which is based on a historical funding activity and an estimate of expected credit losses on commitments expected to be funded over its estimated life, which are the same loss rates that are used in computing the allowance for credit losses on loans. The allowance for credit losses for unfunded loan commitments of $1.1 million and $1.8 million at December 31, 2024 and 2023, respectively, is separately classified on the balance sheet within Other Liabilities.

The following table presents the balance and activity in the allowance for credit losses for unfunded loan commitments for the years ended December 31, 2024 and 2023.

(dollars in thousands)	For twelve months ended
	December 31, 2024	December 31, 2023

Beginning Balance	$1,770	$-
Cummulative effect of change in accounting principle	-	2,278
Recovery of credit losses	(669)	(508)
Ending balance	$1,101	$1,770

(12) Employee and Director Benefit Programs

The Bank has a profit sharing and 401(k) plan for the benefit of substantially all employees subject to certain minimum age and service requirements. Under the 401(k) plan, the Bank matched employee contributions to a maximum of 4.00% of annual compensation in 2022, 2023 and 2024. The Company’s contribution pursuant to this formula was approximately $783,000, $759,000 and $719,000 for the years ended December 31, 2024, 2023 and 2022, respectively. Investments made available under the 401(k) plan are determined by a committee comprised of senior management. No investments in Company stock are available under the 401(k) plan. Contributions to the 401(k) plan are vested immediately.

In December 2001, the Company initiated a retirement benefit plan to provide retirement benefits to key officers and its Board of Directors and to provide death benefits for their designated beneficiaries. Under the postretirement benefit plan, the Company purchased life insurance policies on the lives of the key officers and each director. The increase in cash surrender value of the policies constitutes the Company’s contribution to the postretirement benefit plan each year. Postretirement benefit plan participants are to be paid annual benefits for a specified number of years commencing upon retirement. Expenses incurred for benefits relating to the postretirement benefit plan were approximately $617,000, $430,000 and $369,000 for the years ended December 31, 2024, 2023 and 2022, respectively.

The following table sets forth the change in the accumulated benefit obligation for the Company’s postretirement benefit plans described above:

(Dollars in thousands)
	2024	2023

Benefit obligation at beginning of period	$5,268	5,110
Service cost	521	363
Interest cost	101	70
Benefits paid	(464)	(275)

Benefit obligation at end of period	$5,426	5,268

The amounts recognized in the Company’s Consolidated Balance Sheet as of December 31, 2024 and 2023 are shown in the following two tables:

(Dollars in thousands)
	2024	2023

Benefit obligation	$5,426	5,268
Fair value of plan assets	-	-

(Dollars in thousands)
	2024	2023

Funded status	$(5,426)	(5,268)
Unrecognized prior service cost/benefit	-	-
Unrecognized net actuarial loss	-	-

Net amount recognized	$(5,426)	(5,268)

Unfunded accrued liability	$(5,426)	(5,268)
Intangible assets	-	-

Net amount recognized	$(5,426)	(5,268)

Net periodic benefit cost of the Company’s postretirement benefit plans for the years ended December 31, 2024, 2023 and 2022 consisted of the following:

(Dollars in thousands)
	2024	2023	2022

Service cost	$521	363	325
Interest cost	101	70	63

Net periodic cost	$622	433	388

Weighted average discount rate assumption used to determine benefit obligation	5.50%	5.50%	5.50%

The Company paid postretirement plan benefits totaling $465,000, $275,000 and $289,000 during the years ended December 31, 2024, 2023 and 2022, respectively. Information about the expected benefit payments for the Company’s postretirement benefit plan is as follows:

(Dollars in thousands)

Year ending December 31,
2025	$361
2026	455
2027	483
2028	491
2029	530
Thereafter	8,666

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum capital ratios in relation to both on- and off-balance sheet items at various risk weights. Total capital consists of two tiers of capital. Tier 1 capital includes common shareholders’ equity and trust preferred securities less adjustments for intangible assets. Tier 2 capital consists of the allowance for credit losses, up to 1.25% of risk-weighted assets and other adjustments. Management believes, as of December 31, 2024, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2024, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There have been no conditions or events since that notification that management believes have changed the Bank’s category.

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

The Company’s and the Bank’s actual capital amounts and ratios are presented below:

(Dollars in thousands)
	Actual		Minimum Regulatory Capital Ratio		Minimum Ratio plus Capital Conservation Buffer
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2024:

Total Capital (to Risk-Weighted Assets)
Consolidated	$195,816	15.34%	102,127	8.00%	N/A	N/A
Bank	194,314	15.22%	102,116	8.00%	134,027	10.50%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	184,720	14.47%	76,595	6.00%	N/A	N/A
Bank	183,218	14.35%	76,587	6.00%	108,498	8.50%
Tier 1 Capital (to Average Assets)
Consolidated	184,720	10.88%	67,896	4.00%	N/A	N/A
Bank	183,218	10.71%	68,441	4.00%	68,441	4.00%
Common Equity Tier 1 (to Risk-Weighted Assets)
Consolidated	169,720	13.29%	57,446	4.50%	N/A	N/A
Bank	183,218	14.35%	57,440	4.50%	89,351	7.00%

(Dollars in thousands)
	Actual		Minimum Regulatory Capital Ratio		Minimum Ratio plus Capital Conservation Buffer
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2023:

Total Capital (to Risk-Weighted Assets)
Consolidated	$188,192	14.96%	100,636	8.00%	N/A	N/A
Bank	186,774	14.85%	100,636	8.00%	132,085	10.50%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	175,381	13.94%	75,477	6.00%	N/A	N/A
Bank	173,963	13.83%	75,477	6.00%	106,926	8.50%
Tier 1 Capital (to Average Assets)
Consolidated	175,381	10.51%	66,757	4.00%	N/A	N/A
Bank	173,963	10.35%	67,254	4.00%	67,254	4.00%
Common Equity Tier 1 (to Risk-Weighted Assets)
Consolidated	160,381	12.75%	56,608	4.50%	N/A	N/A
Bank	173,963	13.83%	56,608	4.50%	88,057	7.00%

(14) Other Operating Income and Expense

Miscellaneous non-interest income for the years ended December 31, 2024, 2023 and 2022 included the following items:

(Dollars in thousands)
	2024	2023	2022
Visa debit card income	$4,417	4,717	4,901
Bank owned life insurance income	783	432	458
Income on SBIC Investments	1,186	886	1,159
Income on mutual funds held in deferred compensation trust	555	844	183
Other	1,394	1,324	1,048
	$8,335	8,203	7,749

Other non-interest expense for the years ended December 31, 2024, 2023 and 2022 included the following items:

(Dollars in thousands)
	2024	2023	2022
ATM expense	$588	565	629
Data processing	708	758	777
Deposit program expense	306	362	348
Dues and subscriptions	740	698	628
Internet banking expense	1,067	996	949
Office supplies	534	482	532
Telephone	595	664	691
Deferred comp expense	555	844	183
Other	4,637	4,148	3,558
	$9,730	9,517	8,295

(15) Fair Value of Financial Instruments

The Company is required to disclose fair value information about financial instruments, whether or not recognized at fair value on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of the Company’s financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather a good faith estimate of the increase or decrease in the value of financial instruments held by the Company since purchase, origination, or issuance.

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

Mortgage Loans Held for Sale

Mortgage loans held for sale are carried at lower of aggregate cost or market value. The cost of mortgage loans held for sale approximates the market value. Mortgage loans held for sale are reported in the Level 2 fair value category. Management determined that the valuation technique used at current period end and prior period end are more appropriately classified as Level 2 and has updated in the current period and prior period year end classifications to Level 2.

Loans

The fair value of loans, excluding previously presented individually evaluated loans measured at fair value on a non-recurring basis, is estimated using discounted cash flow analyses. The discount rates used to determine fair value use interest rate spreads that reflect factors such as liquidity, credit, and nonperformance risk of the loans. Loans are reported in the Level 3 fair value category, as the pricing of loans is more subjective than the pricing of other financial instruments.

Mutual Funds

Mutual funds held in the deferred compensation trust are carried at fair value. Mutual funds held in the deferred compensation trust are included in other assets on the balance sheet and reported in the Level 1 fair value category.

FHLB Borrowings

The fair value of FHLB borrowings is estimated based upon discounted future cash flows using a discount rate comparable to the current market rate for such borrowings. FHLB borrowings are reported in the Level 2 fair value category. Management determined that the valuation technique used at current period end and prior period end are more appropriately classified as Level 2 and has updated in the current period and prior period year end classifications to Level 2.

Commitments to Extend Credit and Standby Letters of Credit

Commitments to extend credit and standby letters of credit are generally short-term in duration and made at variable interest rates. Therefore, both the carrying value and estimated fair value associated with these instruments are immaterial.

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

The tables below present all financial instruments measured at fair value on a recurring basis by level within the fair value hierarchy, as of December 31, 2024 and December 31, 2023.

(Dollars in thousands)
	December 31, 2024
	Fair Value Measurements	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
U.S. Treasuries	$7,257	-	7,257	-
U.S. Government sponsored enterprises	8,732	-	8,732	-
GSE - Mortgage-backed securities	225,792	-	225,792	-
Private label mortgage-backed securities	41,767	-	41,767	-
State and political subdivisions	104,455	-	104,455	-

(Dollars in thousands)
	December 31, 2023
	Fair Value Measurements	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
U.S. Treasuries	$10,144	-	10,144	-
U.S. Government sponsored enterprises	10,515	-	10,515	-
GSE - Mortgage-backed securities	234,902	-	234,902	-
Private label mortgage-backed securities	31,270	-	31,270	-
State and political subdivisions	105,093	-	105,093	-

The fair value measurements for individually evaluated loans on a non-recurring basis at December 31, 2024 and December 31, 2023 are presented below. The fair value measurement process uses certified appraisals and other market-based information; however, in many cases, it also requires significant input based on management’s knowledge of, and judgment about, current market conditions, specific issues relating to the collateral and other matters. As a result, all fair value measurements for individually evaluated loans and other real estate are considered Level 3.

(Dollars in thousands)
	Fair Value December 31, 2024	Fair Value December 31, 2023	Valuation Technique	Significant Unobservable Inputs	General Range of Significant Unobservable Input Values
Individually evaluated loans	$1,646	$-	Appraised value	Discounts to reflect current market conditions and ultimate collectability	0 - 50%
Other real estate	$369	-	Appraised value	Discounts to reflect current market conditions and estimated costs to sell	0 - 25%

The carrying amount and estimated fair value of financial instruments at December 31, 2024 and December 31, 2023 are as follows:

(Dollars in thousands)
	Carrying	Fair Value Measurements at December 31, 2024
	Amount	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$59,266	59,266	-	-	59,266
Investment securities available for sale	388,003	-	388,003	-	388,003
Other investments	2,728	-	-	2,728	2,728
Mortgage loans held for sale	1,367	-	1,367	-	1,367
Loans, net	1,128,409	-	-	1,123,864	1,123,864
Mutual funds held in deferred compensation trust	2,726	2,726	-	-	2,726

Liabilities:
Deposits	$1,484,731	-	1,487,475	-	1,487,475
Junior subordinated debentures	15,464	-	15,464	-	15,464

(Dollars in thousands)
	Carrying	Fair Value Measurements at December 31, 2023
	Amount	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$82,375	82,375	-	-	82,375
Investment securities available for sale	391,924	-	391,924	-	391,924
Other investments	2,874	-	-	2,874	2,874
Mortgage loans held for sale	686	-	686	-	686
Loans, net	1,082,025	-	-	1,071,178	1,071,178
Mutual funds held in deferred compensation trust	2,171	2,171	-	-	2,171

Liabilities:
Deposits	$1,392,045	-	1,397,351	-	1,397,351
Securities sold under agreements to repurchase	86,715	-	86,715	-	86,715
Junior subordinated debentures	15,464	-	15,464	-	15,464

(16) Reportable Segments

The Company has two reportable segments as described below and in Note 1:

Banking Operations – This segment reflects the consolidated Bank, excluding CBRES. The primary source of revenue for this segment is net interest income.

CBRES – A Bank subsidiary that provides appraisal management services to community banks. The primary source of revenue for this segment is appraisal management fee income.

The Bank’s executive management team, which is comprised of the Bank’s Chief Executive Officer, Chief Financial Officer and executive vice presidents,  is the chief operating decision maker for the Company. The Bank’s executive management team reviews actual net income versus budgeted net income on a quarterly basis to assess segment performance.

The following table presents financial information for the reportable segments. Financial results by operating segment, including significant expense categories provided to the chief operating decision maker, are detailed below. Certain prior period amounts have been reclassified to conform to the current presentation. The information provided under the caption “Other” represents the parent company, which is not considered to be a reportable segment, is included to reconcile the results of the operating segments to the consolidated financial statements prepared in conformity with GAAP.

(Dollars in thousands)
	Banking
	Operations	CBRES	Other	Consolidated
As of and for the year ended December 31, 2024
Interest income	$80,699	-	34	80,733
Interest expense	25,538	-	1,116	26,654
Net interest income	55,161	-	(1,082)	54,079
Provision for credit losses	(285)	-	-	(285)
Noninterest income	16,024	-	-	16,024
Appraisal management fee income	-	11,691	-	11,691
Salaries and employee benefits	27,037	766	406	28,209
Occupancy	8,683	3	-	8,686
Appraisal management fee expense	-	9,263	-	9,263
Noninterest expense	13,908	798	286	14,992
Income tax expense (benefit)	4,749	199	(372)	4,576
Net income (loss)	$17,093	662	(1,402)	16,353
Total assets	$1,647,020	4,340	602	1,651,962
As of and for the year ended December 31, 2023
Interest income	$71,830	-	32	71,862
Interest expense	16,066	-	1,077	17,143
Net interest income	55,764	-	(1,045)	54,719
Provision for credit losses	1,566	-	-	1,566
Noninterest income	13,322	-	-	13,322
Appraisal management fee income	-	9,592	-	9,592
Salaries and employee benefits	25,501	758	381	26,640
Occupancy	7,959	3	-	7,962
Appraisal management fee expense	-	7,559	-	7,559
Noninterest expense	13,059	675	249	13,983
Income tax expense (benefit)	4,591	138	(352)	4,377
Net income (loss)	$16,410	459	(1,323)	15,546
Total assets	$1,631,767	3,681	462	1,635,910
As of and for the year ended December 31, 2022
Interest income	$54,416	-	15	54,431
Interest expense	2,796	-	527	3,323
Net interest income	51,620	-	(512)	51,108
Provision for credit losses	1,472	-	-	1,472
Noninterest income	15,012	14	-	15,026
Appraisal management fee income	-	11,663	-	11,663
Salaries and employee benefits	24,876	917	337	26,130
Occupancy	8,045	3	-	8,048
Appraisal management fee expense	-	9,264	-	9,264
Noninterest expense	11,512	755	301	12,588
Income tax expense (benefit)	4,248	166	(242)	4,172
Net income (loss)	$16,479	552	(908)	16,123
Total assets	$1,617,212	3,227	488	1,620,927

(17) Peoples Bancorp of North Carolina, Inc. (Parent Company Only) Condensed Financial Statements

Balance Sheets

December 31, 2024 and 2023
(Dollars in thousands)

Assets	2024	2023

Cash	$425	590
Interest-bearing time deposit	1,000	1,000
Investment in subsidiaries	144,061	134,598
Investment in PEBK Capital Trust II	464	464
Other assets	138	-

Total assets	$146,088	136,652

Liabilities and Shareholders' Equity

Junior subordinated debentures	$15,464	15,464
Other liabilities	61	172
Shareholders' equity	130,563	121,016

Total liabilities and shareholders' equity	$146,088	136,652

Statements of Earnings

For the Years Ended December 31, 2024, 2023 and 2022
(Dollars in thousands)

Revenues:	2024	2023	2022

Interest and dividend from subsidiary	$8,534	8,531	6,240

Total revenues	8,534	8,531	6,240

Expenses:

Interest	1,116	1,079	529
Other operating expenses	692	630	639

Total expenses	1,808	1,709	1,168

Income before income tax benefit and equity in undistributed earnings of subsidiaries	6,726	6,822	5,072

Income tax benefit	372	352	242

Income before equity in undistributed earnings of subsidiaries	7,098	7,174	5,314

Equity in undistributed earnings of subsidiaries	9,255	8,372	10,809

Net earnings	$16,353	15,546	16,123

Statements of Cash Flows

For the Years Ended December 31, 2024, 2023 and 2022
(Dollars in thousands)

	2024	2023	2022
Cash flows from operating activities:
Net earnings	$16,353	15,546	16,123
Adjustments to reconcile net earnings to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(9,255)	(8,372)	(10,809)
Change in:
Other assets	(138)	24	81
Other liabilities	(111)	127	32
Net cash provided by operating activities	6,849	7,325	5,427

Cash flows from investing activities:
Net cash provided by investing activities	-	-	-

Cash flows from financing activities:
Cash dividends paid on common stock	(5,047)	(5,108)	(4,935)
Stock repurchase	(1,998)	(1,997)	(710)
Excise tax on stock repurchase	(20)	(20)	-
Proceeds from exercise of restricted stock units	51	6	41
Net cash used by financing activities	(7,014)	(7,119)	(5,604)
Net change in cash	(165)	206	(177)
Cash at beginning of year	590	384	561
Cash at end of year	$425	590	384

DIRECTORS AND OFFICERS OF THE COMPANY

DIRECTORS

Robert C. Abernethy, Sr. – Chairman

Chairman of the Board, Peoples Bancorp of North Carolina, Inc. and Peoples Bank

President, Secretary and Treasurer, Carolina Glove Company, Inc. (glove manufacturer)

Secretary and Assistant Treasurer, Midstate Contractors, Inc. (paving company)

James S. Abernethy – Vice Chairman

Vice President, Carolina Glove Company, Inc. (glove manufacturer)

President and Assistant Secretary, Midstate Contractors, Inc. (paving company)

Vice President, Secretary and Chairman of the Board of Directors, Alexander Railroad Company

Ashton V. Abernethy

Vice President of Sales, Medusind Behavioral Health

Robert C. Abernethy, Jr.

Executive Vice President, Carolina Glove Company, Inc. (glove manufacturer)

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

President, Collegiate Legacy Designs

Director/Consultant, Drum & Willis-Reynolds Funeral Homes & Crematory

Dan Ray Timmerman, Sr.

Chairman of the Board and Chief Executive Officer, Timmerman Manufacturing, Inc. (wrought iron furniture, railings and gates manufacturer)

Dan Ray Timmerman, Jr.

President, Timmerman Manufacturing, Inc. (wrought iron furniture, railings and gates manufacturer)

Benjamin I. Zachary

President, Treasurer, General Manager and Director, Alexander Railroad Company

OFFICERS

William D. Cable, Sr.

President and Chief Executive Officer

Jeffrey N. Hooper

Executive Vice President, Chief Financial Officer, Corporate Treasurer and Assistant Corporate Secretary

