Form 10-K, Exhibit 13
period 2025-12-31
PEOPLES BANCORP OF NORTH CAROLINA INC
filed 2026-03-11
CIK 1093672

EXHIBIT (13)

The 2025 Annual Report to Security Holders is Appendix A to the Proxy Statement for the 2026 Annual Meeting of Shareholders and is incorporated herein by reference.

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

The Bank, founded in 1912, is a state-chartered commercial bank serving the citizens and business interests of the Catawba Valley and surrounding communities through 15 banking offices, located in Lincolnton, Newton, Denver, Catawba, Conover, Maiden, Claremont, Hiddenite, Hickory, Charlotte, Huntersville and Mooresville, North Carolina. The Bank also operates loan production offices in Charlotte, Denver, Salisbury and Winston-Salem, North Carolina. The Company’s fiscal year ends December 31. At December 31, 2025, the Company had total assets of $1.70 billion, net loans of $1.20 billion, deposits of $1.51 billion, total securities of $380.0 million, and shareholders’ equity of $157.1 million.

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

At December 31, 2025, the Company employed 268 full-time employees and eight part-time employees, which equated to 273 full-time equivalent employees.

Subsidiaries

The Bank is a subsidiary of the Company.  At December 31, 2025, the Bank had four subsidiaries, Peoples Investment Services, Inc., Real Estate Advisory Services, Inc., Community Bank Real Estate Solutions, LLC (“CBRES”) and PB Real Estate Holdings, LLC.  Through a relationship with Raymond James Financial Services, Inc., Peoples Investment Services, Inc. provides the Bank’s customers access to investment counseling and non-deposit investment products such as stocks, bonds, mutual funds, tax deferred annuities, and related brokerage services. Real Estate Advisory Services, Inc. provides real estate appraisal and real estate brokerage services.  CBRES serves as a “clearing-house” for appraisal services for community banks.  Other banks are able to contract with CBRES to find and engage appropriate appraisal companies.   As a separate legal entity, CBRES’s services and the appraisal process are conducted independent from the financing process of the Bank.  PB Real Estate Holdings, LLC acquires, manages and disposes of real property, other collateral and assets obtained in the ordinary course of collecting debts previously contracted.  All of the Bank’s subsidiaries are incorporated in the state of North Carolina.

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

SELECTED FINANCIAL DATA
Dollars in Thousands Except Per Share Amounts

	2025	2024
Summary of Operations
Interest income	$83,618	80,733
Interest expense	24,601	26,654
Net interest income	59,017	54,079
Provision for (recovery of) credit losses	938	(285)
Net interest income after provision for credit losses	58,079	54,364
Non-interest income	30,980	27,715
Non-interest expense	63,209	61,150
Earnings before income taxes	25,850	20,929
Income tax expense	6,020	4,576
Net earnings	$19,830	16,353

Selected Year-End Balances
Assets	$1,702,148	1,651,962
Investment securities available for sale	377,363	388,003
Net loans	1,194,262	1,128,409
Mortgage loans held for sale	1,136	1,367
Interest-earning assets	1,616,330	1,559,313
Deposits	1,509,225	1,484,731
Interest-bearing liabilities	1,130,126	1,097,941
Shareholders' equity	$157,118	130,563
Shares outstanding	5,459,441	5,457,646

Selected Average Balances
Assets	$1,695,711	1,653,356
Investment securities available for sale	418,469	442,097
Loans	1,165,212	1,113,488
Interest-earning assets	1,653,293	1,611,816
Deposits	1,525,479	1,465,965
Interest-bearing liabilities	1,128,387	1,094,699
Shareholders' equity	$148,795	129,866
Shares outstanding	5,305,272	5,300,964

Profitability Ratios
Return on average total assets	1.17%	0.99%
Return on average shareholders' equity	13.33%	12.59%
Dividend payout ratio	26.46%	30.86%

Liquidity and Capital Ratios (averages)
Loan to deposit	76.38%	75.96%
Shareholders' equity to total assets	8.77%	7.85%

Per share of Common Stock
Basic net earnings	$3.74	3.08
Diluted net earnings	$3.62	2.98
Cash dividends	$0.96	0.92
Book value	$29.59	24.64

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

Introduction

Management’s discussion and analysis of earnings and related data are presented to assist in understanding the consolidated financial condition and results of operations of the Company, for the years ended December 31, 2025 and 2024. The Company is a registered bank holding company operating under the supervision of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the parent company of the “Bank. The Bank is a North Carolina-chartered bank, with offices in Catawba, Lincoln, Alexander, Mecklenburg, Iredell, Rowan and Forsyth counties, operating under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation (the “FDIC”).

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

The Federal Reserve Federal Open Market Committee (“FOMC”) increased the target federal funds rate 500 basis points between March 2022 and July 2023 to address the supply-chain disruption and rising inflation that had developed in the markets.  In 2024, the FOMC reduced the target federal funds rate to a range of 4.25% to 4.50%.  As of December 31, 2025, the target federal funds rate had been lowered to a range of 3.50% to 3.75%.  We believe that economic conditions in our market area continue to be relatively stable and as a result businesses in our market area continue to grow and invest.  Our experience is that the uncertainty expressed in the national and international markets through the primary economic indicators of activity are not as pronounced in our local market, and as a result we expect continued moderate economic growth in our market area.

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

The Company does not have specific plans to open additional offices in 2026, but will continue to look for and consider growth opportunities in nearby markets.

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

The Company’s accounting policies are fundamental to understanding management’s discussion and analysis of results of operations and financial condition. The following is a summary of the Company’s critical accounting policy, which is the most subjective and complex accounting policies of the Company. A more complete description of the Company’s significant accounting policies can be found in Note 1 of the Notes to Consolidated Financial Statements in the Company’s 2025 Annual Report to Shareholders which is Appendix A to the Proxy Statement for the May 7, 2026 Annual Meeting of Shareholders.

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

Results of Operations

Summary.  The Company reported net earnings of $19.8 million or $3.74 per share and $3.62 per diluted share for the year ended December 31, 2025, as compared to $16.4 million or $3.08 per share and $2.98 per diluted share for the year ended December 31, 2024. The increase in net earnings is primarily attributable to increases in net interest income and non-interest income, which were partially offset by an increase in the provision for credit losses and an increase in non-interest expense, compared to the prior year, as discussed below.

The return on average assets for the year ended December 31, 2025 was 1.17%, as compared to 0.99% for the year ended December 31, 2024. The return on average shareholders’ equity was 13.33% for the year ended December 31, 2025, as compared to 12.59% for the year ended December 31, 2024.

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

Net interest income was $59.0 million for the year ended December 31, 2025, compared to $54.1 million for the year ended December 31, 2024.  The increase in net interest income is due to a $2.9 million increase in interest income and a $2.1 million decrease in interest expense.  The increase in interest income is primarily due to a $4.3 million increase in interest income and fees on loans and a $44,000 increase in interest income on balances due from banks, which was partially offset by a $1.5 million decrease in interest income on investment securities.  The increase in interest income and fees on loans is primarily due to an increase in total loans.  The increase in interest income on balances due from banks is primarily due to an increase in average balances outstanding.  The decrease in interest income on investment securities is due to a reduction in balances outstanding and decreases in yields on variable rate securities.  The decrease in interest expense is primarily due to a decrease in rates paid on interest-bearing liabilities resulting from rate decreases implemented by the Federal Reserve.

Table 1 sets forth for each category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding, the interest incurred on such amounts and the average rate earned or incurred for the years ended December 31, 2025 and 2024. The table also sets forth the average rate earned on total interest-earning assets, the average rate paid on total interest-bearing liabilities, and the net yield on total average interest-earning assets for the same periods.  Yield information does not give effect to changes in fair value of available for sale investment securities that are reflected as a component of shareholders’ equity.  Yields and interest income on tax-exempt investments for the years ended December 31, 2025 and 2024 have been adjusted to a tax equivalent basis using an effective tax rate of 22.78% for securities that are both federal and state tax exempt and an effective tax rate of 20.53% for federal tax-exempt securities.  Non-accrual loans and the interest income that was recorded on non-accrual loans, if any, are included in the yield calculations for loans in all periods reported.  The Company believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry.  Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP.  The reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are presented below.

Table 1 - Average Balance Table

	December 31, 2025			December 31, 2024
(Dollars in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate
Interest-earning assets:
Loans receivable	$1,165,212	67,251	5.77%	1,113,488	62,920	5.65%
Investments - taxable	411,134	13,193	3.21%	431,205	14,592	3.38%
Investments - nontaxable*	10,442	354	3.39%	14,146	449	3.17%
Due from banks	66,505	2,840	4.27%	52,977	2,796	5.28%

Total interest-earning assets	1,653,293	83,638	5.06%	1,611,816	80,757	5.01%

Cash and due from banks	28,454			30,207
Other assets	23,962			21,919
Allowance for credit losses	(9,998)			(10,586)

Total assets	$1,695,711			1,653,356

Interest-bearing liabilities:

Interest-bearing demand, MMDA & savings deposits	$760,441	11,113	1.46%	699,690	10,237	1.46%
Time deposits	352,482	12,529	3.55%	346,246	14,316	4.13%
Junior subordinated debentures	15,464	959	6.20%	15,464	1,116	7.22%
Other	-	-	-	33,299	985	2.96%

Total interest-bearing liabilities	1,128,387	24,601	2.18%	1,094,699	26,654	2.43%

Demand deposits	412,556			420,029
Other liabilities	5,973			8,762
Shareholders' equity	148,795			129,866

Total liabilities and shareholder's equity	$1,695,711			1,653,356

Net interest spread		$59,037	2.88%		$54,103	2.58%

Net yield on interest-earning assets			3.57%			3.36%

Taxable equivalent adjustment
Investment securities		$20			$24

Net interest income		$59,017			$54,079

*Includes U.S. Government agency securities that are non-taxable for state income tax purposes of $10.2 million in 2025 and $10.2 million in 2024.  Tax rates of 2.25% and 2.50% were used to calculate the tax equivalent yields on these securities in 2025 and 2024, respectively.

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

Table 2 - Rate/Volume Variance Analysis-Tax Equivalent Basis

	December 31, 2025			December 31, 2024
(Dollars in thousands)	Changes in average volume	Changes in average rates	Total Increase (Decrease)	Changes in average volume	Changes in average rates	Total Increase (Decrease)
Interest income:
Loans: Net of unearned income	$2,954	1,377	4,331	$2,852	4,561	7,413
Investments - taxable	(662)	(737)	(1,399)	(158)	1,376	1,218
Investments - nontaxable	(122)	27	(95)	(271)	(116)	(387)
Due from banks	646	(602)	44	535	45	580
Total interest income	2,816	65	2,881	2,958	5,866	8,824

Interest expense:
Interest-bearing demand, MMDA & savings deposits	888	(12)	876	121	3,385	3,506
Time deposits	240	(2,027)	(1,787)	4,483	1,917	6,400
Junior subordinated debentures	-	(157)	(157)	-	37	37
Other	(985)	-	(985)	(913)	481	(432)
Total interest expense	143	(2,196)	(2,053)	3,691	5,820	9,511
Net interest income	$2,673	2,261	4,934	$(733)	46	(687)

Net interest income on a tax equivalent basis totaled $59.0 million in 2025, as compared to $54.1 million in 2024. The net interest spread, which represents the rate earned on interest-earning assets less the rate paid on interest-bearing liabilities, was 2.88% in 2025, as compared to 2.58% in 2024. The net yield on interest-earning assets was 3.57% in 2025 and 3.36% in 2024.

Tax equivalent interest income increased $2.9 million in 2025 primarily due to a $4.3 million increase in interest income and fees on loans and a $44,000 increase in interest income on balances due from banks, which were partially offset by a $1.5 million decrease in tax equivalent interest income on investment securities. The increase in interest income and fees on loans is primarily due to an increase in average total loans. The increase in interest income on balances due from banks is primarily due to an increase in average balances outstanding. The decrease in interest income on investment securities is due to a reduction in balances outstanding and decreases in yields on variable rate securities. Average interest-earning assets increased by $41.5 million to $1.65 billion in 2025, as compared to $1.61 billion in 2024. The yield on interest-earning assets was 5.06% in 2025, as compared to 5.01% in 2024.

Interest expense totaled $24.6 million in 2025, as compared to $26.7 million in 2024.  The decrease in interest expense is primarily due to a decrease in rates paid on interest-bearing liabilities resulting from rate decreases implemented by the FOMC.  Average interest-bearing liabilities increased by $33.7 million to $1.13 billion in 2025, as compared to $1.09 billion in 2024.  The cost of funds decreased to 2.18% in 2025 from 2.43% in 2024.

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

The provision for credit losses for the year ended December 31, 2025 was an expense of $938,000, compared to a recovery of $285,000 for the year ended December 31, 2024.  The increase in the provision for credit losses is primarily attributable to a $66.0 million increase in total loans and a $18.0 million increase in unfunded loan commitments from December 31, 2024 to December 31, 2025, which were partially offset by a $925,000 decrease in net charge-offs during the year ended December 31, 2025, compared to the year ended December 31, 2024.

Net charge-offs for the year ended December 31, 2025 were $505,000, compared to $1.4 million for the year ended December 31, 2024.  The decrease in net charge-offs during the year ended December 31, 2025, compared to the year ended December 31, 2024 is primarily due a $825,000 decrease in net charge-offs on commercial and industrial loans.

The ratio of net charge-offs/(recoveries) to average total loans was 0.05% and 0.13% in 2025 and 2024, respectively.  The allowance for credit losses on loans was $10.1 million or 0.84% of total loans at December 31, 2025, compared to $10.0 million or 0.88% of total loans at December 31, 2024.  The allowance for credit losses on loans increased $131,000 primarily due to a $66.0 million increase in total loans from December 31, 2024 to December 31, 2025, which was partially offset by a $925,000 decrease in net charge-offs during the year ended December 31, 2025, compared to the year ended December 31, 2024.

Table 3 presents a summary of net charge off activity for the years ended December 31, 2025 and 2024

Table 3 - Net Charge-off Analysis

	Net charge-offs/(recoveries)		Net charge-offs/(recoveries) as a percent of average loans outstanding
	Years ended December 31,		Years ended December 31,
(Dollars in thousands)	2025	2024	2025	2024
Real estate loans
Construction and land development	$-	-	0.00%	0.00%
Single-family residential	(49)	4	-0.01%	0.00%
Commercial	-	(202)	0.00%	-0.05%
Multifamily and farmland	-	-	0.00%	0.00%
Total real estate loans	(49)	(198)	0.00%	-0.02%
Loans not secured by real estate
Commercial loans	210	1,078	0.33%	1.60%
Farm loans	-	-	0.00%	0.00%
Consumer loans (1)	344	444	5.41%	6.57%
All other loans	-	107	0.00%	0.58%
Total loans	$505	1,431	0.04%	0.14%

Provision for (recovery of) credit losses for the period	$938	(285)
Allowance for credit losses at end of period	$10,126	9,995
Total loans at end of period	$1,204,388	1,138,404
Non-accrual loans at end of period	$4,176	4,440
Allowance for credit losses as a percent of total loans outstanding at end of period	0.84%	0.88%
Non-accrual loans as a percent of total loans outstanding at end of period	0.35%	0.39%
Allowance for credit losses as a percent of nonaccrual loans at end of period	242.48%	225.11%

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

Non-Interest Income. Non-interest income was $31.0 million for the year ended December 31, 2025, compared to $27.7 million for the year ended December 31, 2024. The increase in non-interest income is primarily attributable to a $3.0 million net gain during the year ended December 31, 2025 on the North Carolina Department of Transportation (“NCDOT”) eminent domain acquisition of the Bank’s former Mooresville branch office and a $2.0 million increase in appraisal management fee income due to an increase in appraisal volume. The increases in non-interest income were partially offset by a $1.6 million decrease in miscellaneous non-interest income primarily due to a decrease in income on small business investment company (SBIC) investments and a decrease in deferred compensation income.

The Company periodically evaluates its investments for credit losses. There were no credit losses on investments in 2025 or 2024.

Table 4 presents a summary of non-interest income for the years ended December 31, 2025 and 2024.

Table 4 - Non-Interest Income

(Dollars in thousands)	2025	2024
Service charges	$5,579	5,653
Other service charges and fees	696	685
Gain (loss) on sale of securities, net	(78)	5
Mortgage banking income	327	357
Insurance and brokerage commissions	1,026	989
Gain/(loss) on sale of premises and equipment, net	3,009	-
Bank owned life insurance income	602	783
Visa debit card income	4,466	4,417
Appraisal management fee income	13,684	11,691
Income on mutual funds held in deferred compensation trust	129	555
Miscellaneous	1,540	2,580
Total non-interest income	$30,980	27,715

Non-Interest Expense. Non-interest expense was $63.2 million for the year ended December 31, 2025, compared to $61.2 million for the year ended December 31, 2024. The increase in non-interest expense is primarily attributable to a $1.6 million increase in appraisal management fee expense due to an increase in appraisal volume, a $386,000 increase in professional fees primarily due to an increase in consulting fees, a $299,000 increase in debit card expense, a $262,000 increase in occupancy expense primarily due to an increase in furniture and equipment maintenance/services expenses and a $219,000 increase in advertising expense.

Table 5 presents a summary of non-interest expense for the years ended December 31, 2025 and 2024.

Table 5 - Non-Interest Expense

(Dollars in thousands)	2025	2024
Salaries and employee benefits	$28,245	28,209
Occupancy expense	8,948	8,686
Office supplies	529	534
FDIC deposit insurance	776	764
Visa debit card expense	1,690	1,391
Professional services	832	673
Postage	206	202
Telephone	498	595
Director fees and expense	554	564
Advertising	1,010	791
Consulting fees	1,870	1,643
Taxes and licenses	216	202
Foreclosure/OREO expense	17	19
Internet banking expense	1,193	1,067
Appraisal management fee expense	10,884	9,263
Deferred comp expense (benefit)	129	555
Other operating expense	5,612	5,992
Total non-interest expense	$63,209	61,150

Income Taxes. Income tax expense was $6.0 million for the year ended December 31, 2025, compared to $4.6 million for the year ended December 31, 2024. The effective tax rate was 23.29% for the year ended December 31, 2025, compared to 21.86% for the year ended December 31, 2024. The increase in the effective tax rate is primarily due to a $322,000 interest receivable booked during the year ended December 31, 2024 on a deposit for taxes paid prior to a settlement with the North Carolina Department of Revenue to withdraw the disallowance of certain tax credits previously purchased by the Bank.

Liquidity. The objectives of the Company’s liquidity policy are to provide for the availability of adequate funds to meet the needs of loan demand, deposit withdrawals, maturing liabilities and to satisfy regulatory requirements. Both deposit and loan customer cash needs can fluctuate significantly depending upon business cycles, economic conditions and yields and returns available from alternative investment opportunities. In addition, the Company’s liquidity is affected by off-balance sheet commitments to lend in the form of unfunded commitments to extend credit and standby letters of credit. As of December 31, 2025, such unfunded commitments to extend credit were $366.5 million, while commitments in the form of standby letters of credit totaled $1.6 million.

The Company uses several funding sources to meet its liquidity requirements. The primary funding source is core deposits, a non-GAAP measure, which includes demand deposits, savings accounts and non-brokered certificates of deposits of denominations less than $250,000. Management believes it is useful to calculate and present core deposits because of the positive impact this low cost funding source provides to the Bank’s funding base The Company considers these to be a stable portion of the Company’s liability mix and the result of on-going consumer and commercial banking relationships. As of December 31, 2025, the Company’s core deposits totaled $1.35 billion, or 89.44% of total deposits.

The Bank’s two largest deposit relationships amounted to $122.7 million and $117.0 million at December 31, 2025 and 2024, respectively. These balances represent 8.13% and 7.88% of total deposits at December 31, 2025 and 2024, respectively.

The other sources of funding for the Company are through large denomination certificates of deposit, including brokered deposits, federal funds purchased, securities under agreement to repurchase and FHLB borrowings. The Bank is also able to borrow from the Federal Reserve Bank (“FRB”) on a short-term basis. The Bank’s policies include the ability to access wholesale funding up to 40% of total assets. The Bank’s wholesale funding includes FHLB borrowings, FRB borrowings, brokered deposits and internet certificates of deposit. The Bank did not have any wholesale funding at December 31, 2025.

The Bank has a line of credit with the FHLB equal to 20% of the Bank’s total assets, with no balances outstanding at December 31, 2025. At December 31, 2025, the carrying value of loans pledged as collateral to the FHLB totaled approximately $247.8 million. The availability under the line of credit with the FHLB was $148.5 million at December 31, 2025. FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns that are not pledged to the FHLB. At December 31, 2025, the carrying value of loans pledged as collateral to the FRB totaled approximately $689.9 million. Availability under the line of credit with the FRB was $583.8 million at December 31, 2025.

The Bank also had the ability to borrow up to $110.5 million for the purchase of overnight federal funds from five correspondent financial institutions as of December 31, 2025.

The liquidity ratio for the Bank, which is defined as net cash, interest-bearing deposits with banks, federal funds sold and certain investment securities, as a percentage of net deposits and short-term liabilities was 26.86%, and 28.16% at December 31, 2025 and 2024, respectively.  The minimum required liquidity ratio as defined in the Bank’s Asset/Liability and Interest Rate Risk Management Policy for on balance sheet liquidity was 10% at December 31, 2025 and 2024.

As disclosed in the Company’s Consolidated Statements of Cash Flows, net cash provided by operating activities was $21.5 million during 2025.  Net cash used in investing activities was $41.9 million during 2025 and net cash provided by financing activities was $19.3 million during 2025.

Asset Liability and Interest Rate Risk Management.  The objective of the Company’s Asset Liability and Interest Rate Risk strategies is to identify and manage the sensitivity of net interest income to changing interest rates and to minimize the interest rate risk between interest-earning assets and interest-bearing liabilities at various maturities.  This is done in conjunction with the need to maintain adequate liquidity and the overall goal of maximizing net interest income. Table 6 presents an interest rate sensitivity analysis for the interest-earning assets and interest-bearing liabilities for the year ended December 31, 2025.

Table 6 - Interest Sensitivity Analysis

(Dollars in thousands)	Immediate	1-3 months	4-12 months	Total Within One Year	Over One Year & Non-sensitive	Total
Interest-earning assets:
Loans	$190,587	2,832	13,568	206,987	997,401	1,204,388
Mortgage loans held for sale	1,136	-	-	1,136	-	1,136
Investment securities available for sale	-	70,140	1,218	71,358	306,005	377,363
Interest-bearing deposit accounts	30,384	-	-	30,384	-	30,384
Other interest-earning assets	-	-	-	-	3,059	3,059
Total interest-earning assets	222,107	72,972	14,786	309,865	1,306,465	1,616,330

Interest-bearing liabilities:
NOW, savings, and money market deposits	760,883	-	-	760,883	-	760,883
Time deposits	53,596	98,152	175,146	326,894	26,885	353,779
Trust preferred securities	-	15,464	-	15,464	-	15,464
Total interest-bearing liabilities	814,479	113,616	175,146	1,103,241	26,885	1,130,126

Interest-sensitive gap	$(592,372)	(40,644)	(160,360)	(793,376)	1,279,580	486,204

Cumulative interest-sensitive gap	$(592,372)	(633,016)	(793,376)	(793,376)	486,204

Interest-earning assets as a percentage of interest-bearing liabilities	27.27%	64.23%	8.44%	28.09%	4,859.46%

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

The Company’s rate sensitive assets are those earning interest at variable rates and those with contractual maturities within one year. Rate sensitive assets therefore include both loans and available for sale (“AFS”) securities. Rate sensitive liabilities include interest-bearing checking accounts, money market deposit accounts, savings accounts, time deposits and borrowed funds. At December 31, 2025, rate sensitive assets and rate sensitive liabilities totaled $1.65 billion and $1.12 billion, respectively.

Included in the rate sensitive assets are $179.3 million in variable rate loans indexed to prime rate subject to immediate repricing upon changes by the FOMC. The Bank utilizes interest rate floors on certain variable rate loans to protect against further downward movements in the prime rate. At December 31, 2025, the Bank had $125.0 million in loans with interest rate floors. Floors were in effect on four loans, totaling $11,000, at December 31, 2025.

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

All of the Company’s investment securities are held in the available for sale (“AFS”) category. At December 31, 2025 the market value of AFS securities totaled $377.4 million, as compared to $388.0 million at December 31, 2024.

The Company’s investment portfolio consists of U.S. Government sponsored enterprise securities, municipal securities, U.S. Treasury securities, U.S. Government sponsored enterprise mortgage-backed securities, private label mortgage-backed securities, trust preferred securities and equity securities. AFS securities averaged $418.5 million in 2025 and $442.1 million in 2024.

Table 7 presents the book value of AFS securities held by the Company by maturity category at December 31, 2025. Yield information does not give effect to changes in fair value that are reflected as a component of shareholders’ equity. Yields are calculated on a tax equivalent basis. Yields and interest income on tax-exempt investments have been adjusted to a tax equivalent basis using an effective tax rate of 22.78% for securities that are both federal and state tax exempt and an effective tax rate of 20.53% for federal tax-exempt securities.

Table 7 - Maturity Distribution and Weighted Average Yield on Investments

			After One Year		After 5 Years
	One Year or Less		Through 5 Years		Through 10 Years		After 10 Years		Totals
(Dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Book value:
U.S. Treasuries	-	-	7,609	1.20%	-	-	-	-	7,609	1.20%
U.S. Government sponsored enterprises	-	-	2,659	3.31%	1,531	4.61%	1,012	5.88%	5,202	3.45%
GSE - Mortgage-backed securities	-	-	15,564	2.30%	15,103	2.23%	181,249	3.63%	211,916	3.36%
Private label mortgage-backed securities	4,938	0.41%	-	-	-	-	37,124	4.49%	42,062	4.12%
State and political subdivisions	-	-	20,910	2.40%	66,620	1.82%	23,044	2.22%	110,574	1.85%
Total securities	$4,938	0.41%	46,742	2.09%	83,254	2.35%	242,429	4.23%	377,363	2.97%

Loans. The loan portfolio is the largest category of the Company’s earning assets and is comprised of commercial loans, real estate mortgage loans, real estate construction loans and consumer loans. The Bank makes loans and extensions of credit primarily within the Catawba Valley region of North Carolina, which encompasses Catawba, Alexander, Iredell and Lincoln counties and also in Mecklenburg, Rowan and Forsyth counties in North Carolina.

Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by real estate, which is dependent upon the real estate market. Real estate mortgage loans include both commercial and residential mortgage loans. At December 31, 2025, the Bank had $133.7 million in residential mortgage loans, $123.1 million in home equity loans and $742.6 million in commercial mortgage loans, which include $596.2 million secured by commercial property and $146.4 million secured by residential property. All residential mortgage loans are originated as fully amortizing loans, with no negative amortization. The Bank also had construction and land development loans totaling $124.1 million at December 31, 2025.

Mortgage loans originated are generally 15–30 year fixed rate loans with attributes that prevent the loans from being sellable in the secondary market. These factors may include higher loan-to-value ratio, limited documentation on income, non-conforming appraisal or non-conforming property type. These loans are generally made to existing Bank customers and have been originated throughout the Bank’s market area, with no geographic concentration.

As of December 31, 2025, gross loans outstanding were $1.20 billion, as compared to $1.14 billion at December 31, 2024. Average loans represented 70% and 69% of average total earning assets for the years ended December 31, 2025 and 2024, respectively. The Bank had $1.1 million and $1.4 million in mortgage loans held for sale as of December 31, 2025 and 2024, respectively.

Table 8 identifies the maturities of all loans as of December 31, 2025 and addresses the sensitivity of these loans to changes in interest rates.

Table 8 - Maturity and Repricing Data for Loans

(Dollars in Thousands)	Within one year or less	After one year through five years	After five years through 15 years	After 15 years	Total Loans
Real estate loans
Construction and land development	$41,504	$65,552	$17,033	$-	$124,089
Single-family residential	145,965	152,338	60,976	44,713	403,992
Commercial	53,138	371,636	96,349	3,976	525,099
Multifamily and farmland	2,556	33,465	19,750	17,590	73,361
Total real estate loans	243,163	622,991	194,108	66,279	1,126,541

Commercial loans (not secured by real estate)	18,776	27,556	16,703	-	63,035
Farm loans (not secured by real estate)	73	245	-	-	318
Consumer loans (not secured by real estate)	2,359	2,984	917	-	6,260
All other loans (not secured by real estate)	6,372	1,862	-	-	8,234
Total loans	$270,743	$655,638	$211,728	$66,279	$1,204,388

Total fixed rate loans	$63,757	$633,648	$174,267	$66,279	$937,951
Total floating rate loans	206,986	21,990	37,461		266,437
Total loans	$270,743	$655,638	$211,728	$66,279	$1,204,388

In the normal course of business, there are various commitments outstanding to extend credit that are not reflected in the financial statements. At December 31, 2025, outstanding loan commitments totaled $368.0 million. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Additional information regarding commitments is provided below in the section entitled “Commitments and Contingencies” and in Note 11 to the Consolidated Financial Statements.

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

The allowance for credit losses on loans is a valuation account that is deducted from the loans' amortized cost basis to present the net amount expected to be collected on the loans. Loans are charged off against the allowance when management believes the uncollectibility of a loan balance is confirmed. Expected recoveries do not exceed the aggregate of amounts previously charged-off and expected to be charged-off. Accrued interest receivable is excluded from the estimate of credit losses. The allowance for credit losses represents management’s estimate of lifetime credit losses inherent in loans as of December 31, 2025. The allowance for credit losses is estimated by management using relevant available information, from both internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. The Company measures expected credit losses for loans on a pooled basis when similar risk characteristics exist. The Company calculates the allowance for credit losses using a Weighted Average Remaining Maturity (“WARM”) methodology.

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

The portion of the ACL balance attributable to qualitative factors was $5.3 million and $5.2 million at December 31, 2025 and December 31, 2024, respectively. The risk factors are weighted as follows: Local, State and National Economic Outlook – 30%, Concentrations of Credit – 5%, Interest Rate Risk – 5%, Trends in Terms of Volume, Mix and Size of Loans – 15%, Seasoning of the Loan Portfolio – 10%, Experience of Staff – 10%, and Levels and Trends of Delinquencies – 25%. No changes to the risk status of any of the risk factors was made during the year ended December 31, 2025.

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

The allowance for credit losses on loans was $10.1 million or 0.84% of total loans at December 31, 2025, compared to $10.0 million or 0.88% of total loans at December 31, 2024. The allowance for credit losses on loans increased $131,000 primarily due to a $66.0 million increase in total loans from December 31, 2024 to December 31, 2025, which was partially offset by a $925,000 decrease in net charge-offs during the year ended December 31, 2025, compared to the year ended December 31, 2024.

The allowance for credit losses on unfunded commitments was $1.4 million at December 31, 2025, compared to $1.1 million at December 31, 2024. The increase in the allowance for credit losses on unfunded commitments was due to a $18.0 million increase in unfunded loan commitments from December 31, 2024 to December 31, 2025.

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

Various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance. Such agencies may require adjustments to the allowance based on their judgments of information available to them at the time of their examinations. Management believes it has established the allowance for credit losses pursuant to CECL, and has considered the views of its regulators and the current economic environment. Management considers the allowance adequate to cover the estimated losses inherent in the Bank’s loan portfolio as of the date of the financial statements. Although management uses the best information available to make evaluations, significant future additions to the allowance may be necessary based on changes in economic and other conditions, thus adversely affecting the operating results of the Company.

Table 9 presents an analysis of the allowance for loan losses, including charge-off activity.

Table 9 - Analysis of Allowance for Credit Losses

(Dollars in thousands)	2025	2024
Allowance for Credit losses at beginning of year	$11,096	$12,811

Real estate loans:
Construction and land development	31	-
Single-family residential	5	131
Total real estate loans	36	131
Loans not secured by real estate:
Commercial loans	287	1,134
Consumer loans	529	716
Total chargeoffs	852	1,981

Recoveries of losses previously charged off:
Real estate loans:
Construction and land development	31	-
Single-family residential	54	129
Commercial	-	202
Total real estate loans	85	331
Loans not secured by real estate:
Commercial loans	77	55
Consumer loans	185	165
Total recoveries	347	551
Net loans charged off	505	1,430

Provision for (recovery of) credit losses	938	(285)

Allowance for credit losses at end of year	$11,529	$11,096

Allowance for credit loss-loans	$10,126	$9,995
Allowance for credit loss-unfunded loan commitments	1,403	1,101
Total allowance for credit losses	$11,529	$11,096

Loans charged off net of recoveries, as a percent of average loans outstanding	0.04%	0.13%

Allowance for loan losses as a percent of total loans outstanding at end of year	0.84%	0.88%

Table 10 presents the allocation of the allowance for credit losses on loans at December 31, 2025.

Table 10 - Allocation of Allowance for Credit Losses on Loans

(Dollars in thousands)

	December 31, 2025	Percent of Total Loans In Category to Total Loans Outstanding	December 31, 2024	Percent of Total Loans In Category to Total Loans Outstanding
Construction and land development	$3,302	10%	3,385	11%
Single-family residential	3,497	33%	3,386	34%
Commercial	2,475	44%	2,322	41%
Multifamily and farmland	234	6%	246	6%
Commercial	453	5%	446	5%
Farm	1	0%	1	0%
Consumer	126	1%	134	1%
All other	38	1%	75	2%
Total allowance for credit losses on loans	$10,126	100%	9,995	100%

Non-performing Assets. Non-performing assets were $4.2 million or 0.25% of total assets at December 31, 2025, compared to $4.8 million or 0.29% of total assets at December 31, 2024. Non-performing assets comprise $3.6 million in residential mortgage loans and $533,000 in commercial mortgage loans at December 31, 2025, compared to $3.7 million in residential mortgage loans, $463,000 in commercial mortgage loans, $257,000 in other loans, and $369,000 in other real estate owned at December 31, 2024. The Bank had no repossessed assets as of December 31, 2025 and 2024.

At December 31, 2025, the Bank had non-performing loans, defined as non-accrual and accruing loans past due more than 90 days, of $4.2 million or 0.35% of total loans. Non-performing loans at December 31, 2024 were $4.4 million or 0.39% of total loans.

Management continually monitors the loan portfolio to ensure that all loans potentially having a material adverse impact on future operating results, liquidity or capital resources have been classified as non-performing. Should economic conditions deteriorate, the inability of distressed customers to service their existing debt could cause higher levels of non-performing loans. Management expects the future level of non-accrual loans to continue to be in-line with the level of non-accrual loans at December 31, 2025 and 2024.

It is the general policy of the Bank to stop accruing interest income when a loan is placed on non-accrual status and any interest previously accrued but not collected is reversed against current income. Generally, a loan is placed on non-accrual status when it is over 90 days past due and there is reasonable doubt that all principal will be collected.

Deposits. The Bank primarily uses deposits to fund its loan and investment portfolios. The Bank offers a variety of deposit accounts to individuals and businesses. Deposit accounts include checking, savings, money market and time deposits. Deposits were $1.51 billion as of December 31, 2025, compared to $1.48 billion as of December 31, 2024. Core deposits, a non-GAAP measure, which include noninterest-bearing demand deposits, NOW, MMDA, savings and non-brokered certificates of deposit of denominations of $250,000 or less, were $1.35 billion at December 31, 2025, compared to $1.34 billion at December 31, 2024. Management believes it is useful to calculate and present core deposits because of the positive impact this low cost funding source provides to the Bank’s overall cost of funds and profitability.

Certificates of deposit in amounts of more than $250,000 totaled $159.4 million at December 31, 2025, compared to $145.9 million December 31, 2024. Other time deposits totaled $194.4 million at December 31, 2025, compared to $195.2 million at December 31, 2024.

Table 11 is a summary of the maturity distribution of time deposits in amounts of more than $250,000 as of December 31, 2025.

Table 11 - Maturities of Time Deposits over $250,000

(Dollars in thousands)	2025
Three months or less	$63,979
Over three months through six months	81,257
Over six months through twelve months	14,153
Over twelve months	-
Total	$159,389

Estimated uninsured deposits totaled $358.5 million, or 23.75% of total deposits, at December 31, 2025, compared to $396.5 million, or 26.71% of total deposits, at December 31, 2024. Uninsured amounts are estimated based on the portion of account balances in excess of FDIC insurance limits. The Bank did not have any significant deposit concentrations based on the North American Industry Classification System at December 31, 2025 and 2024. The Bank has two customer relationships that had deposits totaling $122.7 million, or 8.13% of total deposits, at December 31, 2025, and $117.0 million, or 7.88% of total deposits, at December 31, 2024.

Borrowed Funds. The Bank has access to various short-term borrowings, including the purchase of federal funds and borrowing arrangements from the FHLB and other financial institutions. There were no FHLB borrowings outstanding at December 31, 2025 and 2024. Average FHLB borrowings for 2025 and 2024 were zero. Additional information regarding FHLB borrowings is provided in Note 7 to the Consolidated Financial Statements.

The Bank had no borrowings from the FRB at December 31, 2025 and 2024. FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB.

Junior subordinated debentures were $15.5 million at December 31, 2025 and December 31, 2024.

Contractual Obligations and Off-Balance Sheet Arrangements.  The Company’s contractual obligations include junior subordinated debentures, as well as certain payments under current lease agreements.  Other commitments include commitments to extend credit.

Capital Resources.  Shareholders’ equity was $157.1 million, or 9.23% of total assets, at December 31, 2025, compared to $130.6 million, or 7.90% of total assets, at December 31, 2024.  The increase in shareholders’ equity is primarily due to an increase in net income and a decrease in the unrealized loss on investment securities available for sale due to rate changes between December 31, 2024 and December 31, 2025.

Average shareholders’ equity as a percentage of total average assets was 8.77% and 7.85% at December 31, 2025 and 2024, respectively.   The return on average shareholders’ equity was 13.33% and 12.59% for the years ended December 31, 2025 and 2024, respectively.  Total cash dividends paid on common stock were $5.2 million and $5.0 million during the years ended December 31, 2025 and 2024, respectively.

The Board of Directors, at its discretion, can issue up to 5,000,000 shares of preferred stock.  The Board is authorized to determine the number of shares, voting powers, designations, preferences, limitations and relative rights.

In June 2024, the Board of Directors authorized a stock repurchase program, whereby up to $2.0 million may be allocated to repurchase the Company’s common stock.  The Company had not repurchased any shares of its common stock under this stock repurchase program through February 28, 2025, when the program expired.

In March 2025, the Board of Directors authorized a stock repurchase program, whereby up to $3.0 million may be allocated to repurchase the Company’s common stock.  Any purchases under the Company’s stock repurchase program may be made periodically as permitted by securities laws and other legal requirements in the open market or in privately-negotiated transactions. The timing and amount of any repurchase of shares will be determined by the Company’s management, based on its evaluation of market conditions and other factors. The stock repurchase program may be suspended at any time or from time-to-time without prior notice.  The Company had not repurchased any shares of its common stock under this stock repurchase program through February 28, 2026, when the program expired.

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

Under the regulatory capital guidelines, financial institutions are currently required to maintain a total risk-based capital ratio of 8.0% or greater, with a Tier 1 risk-based capital ratio of 6.0% or greater and a common equity Tier 1 capital ratio of 4.5% or greater, as required by the Basel III capital standards referenced above.  Tier 1 capital is generally defined as shareholders’ equity and trust preferred securities less all intangible assets and goodwill.  Tier 1 capital includes $15.0 million in trust preferred securities at December 31, 2025 and December 31, 2024.  The Company’s Tier 1 capital ratio was 14.96% and 14.47% at December 31, 2025 and December 31, 2024, respectively.  Total risk-based capital is defined as Tier 1 capital plus supplementary capital.  Supplementary capital, or Tier 2 capital, consists of the Company’s allowance for credit losses, not exceeding 1.25% of the Company’s risk-weighted assets. Total risk-based capital ratio is therefore defined as the ratio of total capital (Tier 1 capital and Tier 2 capital) to risk-weighted assets.  The Company’s total risk-based capital ratio was 15.82% and 15.34% at December 31, 2025 and December 31, 2024, respectively.  The Company’s common equity Tier 1 capital consists of common stock and retained earnings.   The Company’s common equity Tier 1 capital ratio was 13.83% and 13.29% at December 31, 2025 and December 31, 2024, respectively.  Financial institutions are also required to maintain a leverage ratio of Tier 1 capital to total average assets of 4.0% or greater.  The Company’s Tier 1 leverage capital ratio was 11.33% and 10.88% at December 31, 2025 and December 31, 2024, respectively.

The Bank’s Tier 1 risk-based capital ratio was 14.83% and 14.35% at December 31, 2025 and December 31, 2024, respectively.  The total risk-based capital ratio for the Bank was 15.70% and 15.22% at December 31, 2025 and December 31, 2024, respectively.   The Bank’s common equity Tier 1 capital ratio was 14.83% and 14.35% at December 31, 2025 and December 31, 2024, respectively.  The Bank’s Tier 1 leverage capital ratio was 11.13% and 10.71% at December 31, 2025 and December 31, 2024, respectively.

A bank is considered to be “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a common equity Tier 1 capital ratio of 6.5% or greater and a leverage ratio of 5.0% or greater.  Based upon these guidelines, the Bank was considered to be “well capitalized” at December 31, 2025.

PEOPLES BANCORP OF NORTH CAROLINA, INC.
Consolidated Financial Statements
December 31, 2025 and 2024

INDEX

PAGE(S)

Reports of Independent Registered Public Accounting Firm on the Consolidated Financial Statements	A-21- A-24

Financial Statements
Consolidated Balance Sheets at December 31, 2025 and 2024	A-25

Consolidated Statements of Earnings for the years ended December 31, 2025 and 2024	A-26

Consolidated Statements of Comprehensive Income for the years ended December 31, 2025 and 2024	A-27

Consolidated Statements of Changes in Shareholders' Equity for the years ended December 31, 2025 and 2024	A-28

Consolidated Statements of Cash Flows for the years ended December 31, 2025 and 2024	A-29 - A-30

Notes to Consolidated Financial Statements	A-31 - A-62

Report of Independent Registered Public Accounting Firm

Shareholders and the Board of Directors

Peoples Bancorp of North Carolina, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Peoples Bancorp of North Carolina, Inc. (the “Company”) as of December 31, 2025 and 2024, the related consolidated statements of earnings, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2025 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company’s internal control over financial reporting as of December 31, 2025, based on criteria established in Internal Control – Integrated Framework: (2013) issued by the Committee of the Sponsoring Organizations of the Treadway Commission and our report dated March 11, 2026, expressed an unqualified opinion thereon.

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

Our audits of the financial statements included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinions.

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

Allowance for Credit Losses on Loans

As further described in Notes 1 and 3 to the consolidated financial statements, the Company’s loan portfolio and the associated allowance for credit losses (“ACL”) were $1.2 billion and $10.1 million as of December 31, 2025, respectively. The ACL measures expected credit losses on a collective pool basis when similar risk characteristics exist. The Company calculates the ACL using a Weighted Average Remaining Maturity (“WARM”) methodology. The calculation of the ACL also includes subjective adjustments for qualitative risk factors that are likely to cause estimated credit losses to differ from historical experience.  These qualitative adjustments may increase or reduce reserve levels and include adjustments for: local, state and national economic outlook; levels and trends of delinquencies; trends in volume, mix and size of loans; seasoning of the loan portfolio; experience of staff; concentrations of credit; and interest rate risk.

We identified the allowance for credit losses, and more specifically the qualitative factor adjustment for local, state, and economic outlook as a critical audit matter. The principal consideration for our determination of this qualitative factor adjustment as a critical audit matter is the high degree of judgment and subjectivity relating to management’s identification and measurement of the qualitative factor. Therefore, applying audit procedures required a higher degree of auditor judgment and subjectivity due to the nature and extent of audit evidence and effort required to address this matter.

The primary audit procedures we performed to address this critical audit matter included:

•

Obtained an understanding, evaluated the design and tested the operating effectiveness of the Company’s internal controls over establishing the ACL, including controls that address: 1) governance of the credit loss methodology, including management’s review and approval of the qualitative factor adjustments related to local, state, and economic outlook applied within the qualitative framework and 2) the completeness and accuracy of key inputs and assumptions used related to this qualitative factor.

•

Evaluated the reasonableness of management’s application of the qualitative factor related to local, state, and economic outlook to the ACL and the completeness and accuracy of data utilized to develop such qualitative factor adjustments. We also considered if this qualitative factor was consistent with external macroeconomic factors.

•

Evaluated the mathematical accuracy of the ACL, including the mathematical application of the qualitative adjustments related to this qualitative factor and the reasonableness of assumptions and judgments used in the forecast components.

/s/ Forvis Mazars, LLP

We have served as the Company’s auditor since 2024.

Charlotte, North Carolina

March 11, 2026

Report of Independent Registered Public Accounting Firm

Shareholders and the Board of Directors

Peoples Bancorp of North Carolina, Inc.

Opinion on Internal Control over Financial Reporting

We have audited Peoples Bancorp of North Carolina, Inc.’s (the “Company”) internal control over financial reporting as of December 31, 2025, based on criteria established in Internal Control – Integrated Framework: (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, the Company, maintained, in all material respects, effective internal control over financial reporting as of December 31, 2025, based on the criteria established in Internal Control – Integrated Framework: (2013) issued by COSO.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the consolidated financial statements as of December 31, 2025 and 2024, and for each of the two years in the period ended December 31, 2025, and our report dated March 11, 2026 expressed an unqualified opinion on those financial statements.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and its assessment of the effectiveness of internal control over financial reporting, included in the accompanying management’s report. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

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

Definitions and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of reliable financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Forvis Mazars, LLP

Charlotte, North Carolina

March 11, 2026

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Balance Sheets

December 31, 2025 and December 31, 2024

(Dollars in thousands)
	December 31,	December 31,
Assets	2025	2024
	(Audited)	(Audited)

Cash and due from banks	$27,721	30,919
Interest-bearing deposits	30,384	28,347
Cash and cash equivalents	58,105	59,266

Investment securities available for sale	377,363	388,003
Other investments	2,595	2,728
Total securities	379,958	390,731

Mortgage loans held for sale	1,136	1,367

Loans	1,204,388	1,138,404
Less allowance for credit losses	(10,126)	(9,995)
Net loans	1,194,262	1,128,409

Premises and equipment, net	14,162	14,847
Cash surrender value of life insurance	17,837	17,675
Other real estate	-	369
Right of use lease asset	3,477	4,013
Accrued interest receivable and other assets	33,211	35,285
Total assets	$1,702,148	1,651,962

Liabilities and Shareholders' Equity

Deposits:
Noninterest-bearing demand	$394,563	402,254
Interest-bearing demand, MMDA & savings	760,883	741,363
Time, $250,000 and over	160,389	147,439
Other time	193,390	193,675
Total deposits	1,509,225	1,484,731

Junior subordinated debentures	15,464	15,464
Lease liability	3,615	4,136
Accrued interest payable and other liabilities	16,726	17,068
Total liabilities	1,545,030	1,521,399

Commitments and Contingencies

Shareholders' equity:
Preferred stock, no par value; authorized 5,000,000 shares; no shares issued and outstanding	-	-
Common stock, no par value; authorized 20,000,000 shares; issued and outstanding 5,459,441 shares at December 31, 2025 and 5,457,646 shares at December 31, 2024	48,708	48,658
Common stock held by deferred compensation trust, at cost; 150,288 shares at December 31, 2025 and 158,580 shares at December 31, 2024	(1,510)	(1,757)
Deferred compensation	1,510	1,757
Retained earnings	135,645	121,062
Accumulated other comprehensive loss	(27,235)	(39,157)
Total shareholders' equity	157,118	130,563

Total liabilities and shareholders' equity	$1,702,148	1,651,962

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Earnings

For the Years Ended December 31, 2025 and 2024

(Dollars in thousands, except per share amounts)

	2025	2024
	(Audited)	(Audited)

Interest income:
Interest and fees on loans	$67,251	62,920
Interest on due from banks	2,840	2,796
Interest on investment securities:
U.S. Government sponsored enterprises	8,411	9,979
States and political subdivisions	2,772	2,779
Other	2,344	2,259
Total interest income	83,618	80,733

Interest expense:
Now, MMDA & savings deposits	11,113	10,237
Time deposits	12,529	14,316
Junior subordinated debentures	959	1,116
Other	-	985
Total interest expense	24,601	26,654

Net interest income	59,017	54,079

Provision for (recovery of) credit losses	938	(285)

Net interest income after provision for (recovery of) credit losses	58,079	54,364

Non-interest income:
Service charges	5,579	5,653
Other service charges and fees	696	685
Gain ( loss) on sale of securities, net	(78)	5
Gain on sale of premises and equipment	3,009	-
Mortgage banking income	327	357
Insurance and brokerage commissions	1,026	989
Appraisal management fee income	13,684	11,691
Miscellaneous	6,737	8,335
Total non-interest income	30,980	27,715

Non-interest expense:
Salaries and employee benefits	28,245	28,209
Occupancy	8,948	8,686
Professional fees	2,702	2,316
Advertising	1,010	791
Debit card expense	1,690	1,391
FDIC insurance	776	764
Appraisal management fee expense	10,884	9,263
Other	8,954	9,730
Total non-interest expense	63,209	61,150

Earnings before income taxes	25,850	20,929

Income tax expense	6,020	4,576

Net earnings	$19,830	16,353

Basic net earnings per share	$3.74	3.08
Diluted net earnings per share	$3.62	2.98
Cash dividends declared per share	$0.96	0.92

See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Comprehensive Income

For the Years Ended December 31, 2025 and 2024

(Dollars in thousands)

	2025	2024

Net earnings	$19,830	16,353

Other comprehensive income:

Unrealized holding gains on securities available for sale	15,489	275
Reclassification adjustment for (gains) losses on securities available for sale included in net earnings, net	78	(5)

Total other comprehensive income, before income taxes	15,567	270

Income tax expense related to other comprehensive income:

Unrealized holding gain on securities available for sale	3,528	63

Reclassification adjustment for (gains) losses on securities available for sale included in net earnings	18	(1)
Reduction in state tax adjustment	99	-

Total income tax expense related to other comprehensive income	3,645	62

Total other comprehensive income, net of tax	11,922	208

Total comprehensive income	$31,752	16,561

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Changes in Shareholders' Equity

For the Years Ended December 31, 2025 and 2024

(Dollars in thousands)
					Common Stock
					Held By	Accumulated
	Common	Common			Deferred	Other
	Stock	Stock	Retained	Deferred	Compensation	Comprehensive
	Shares	Amount	Earnings	Compensation	Trust	Income (Loss)	Total

Balance, December 31, 2023	5,534,499	$50,625	109,756	1,910	(1,910)	(39,365)	121,016

Common stock repurchase	(78,500)	(1,998)	-	-	-	-	(1,998)
Cash dividends declared on common stock ($0.92 per share)	-	-	(5,047)	-	-	-	(5,047)
Restricted stock units exercised	1,647	51	-	-	-	-	51
Excise tax on stock repurchase	-	(20)	-	-	-	-	(20)
Equity incentive plan, net	-	-	-	(153)	153	-	-
Net earnings	-	-	16,353	-	-	-	16,353
Other comprehensive income	-	-	-	-	-	208	208
Balance, December 31, 2024	5,457,646	$48,658	121,062	1,757	(1,757)	(39,157)	130,563

Cash dividends declared on common stock ($0.96 per share)	-	-	(5,247)	-	-	-	(5,247)
Restricted stock units exercised	1,795	50	-	-	-	-	50
Equity incentive plan, net	-	-	-	(247)	247	-	-
Net earnings	-	-	19,830	-	-	-	19,830
Other comprehensive income	-	-	-	-	-	11,922	11,922
Balance, December 31, 2025	5,459,441	$48,708	135,645	1,510	(1,510)	(27,235)	157,118

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2025 and 2024

(Dollars in thousands)

	2025	2024

Cash flows from operating activities:
Net earnings	$19,830	16,353
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, amortization and accretion, net	2,739	2,890
Provision for (recovery of) credit losses	938	(285)
Deferred income taxes	432	1,031
Gain on sale of held for sale mortgage loans	(277)	(287)
(Gain) loss on sale of investment securities, net	78	(5)
Gain on sale of other real estate	(13)	-
Write-down of other real estate	-	31
Gain on sale of premises and equipment	(3,009)	-
Write-down of premises and equipment	71	362
Restricted stock expense	190	212
Proceeds from sales of loans held for sale	15,167	19,149
Origination of loans held for sale	(14,659)	(19,543)
Cash surrender value of life insurance	(602)	(470)
Change in:
Right of use lease asset	536	718
Other assets	1,005	80
Lease liability	(521)	(696)
Other liabilities	(532)	1,018

Net cash provided by operating activities	21,373	20,558

Cash flows from investing activities:
Purchases of investment securities available for sale	(18,199)	(29,052)
Proceeds from calls and maturities of investment securities available for sale	3,035	3,010
Proceeds from sales of investment securities available for sale	20,396	11,713
Proceeds from paydowns of investment securities available for sale	20,100	17,671
Proceeds from paydowns of other investment securities	228	201
Purchase of FHLB Stock	(11)	(10)
Net change in loans	(66,789)	(46,499)
Purchases of premises and equipment	(1,413)	(587)
Proceeds from sale of other real estate and repossessions	382	-
Proceeds from bank owned life insurance	440	929

Net cash used by investing activities	(41,831)	(42,624)

Cash flows from financing activities:
Net change in deposits	24,494	92,686
Net change in securities sold under agreement to repurchase	-	(86,715)
Proceeds from FRB borrowings	1	1
Repayments of FRB borrowings	(1)	(1)
Proceeds from Fed Funds Purchased	162	162
Repayments of Fed Funds Purchased	(162)	(162)
Restricted stock units vested	50	51
Excise tax on stock repurchased	-	(20)
Common stock repurchased	-	(1,998)
Cash dividends paid on common stock	(5,247)	(5,047)

Net cash (used) provided by financing activities	19,297	(1,043)

Net change in cash and cash equivalents	(1,161)	(23,109)

Cash and cash equivalents at beginning of period	59,266	82,375

Cash and cash equivalents at end of period	$58,105	59,266

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Cash Flows, continued

For the Years Ended December 31, 2025 and 2024

(Dollars in thousands)

	2025	2024

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$24,656	28,079
Income taxes, federal	4,350	3,788
Income taxes, state	513	750

Noncash investing and financing activities:
Change in unrealized loss on investment securities available for sale, net	11,922	208
Transfer of loans to other real estate	-	400
Initial recognition of lease right of use asset and lease liability	263	-
DOT settlement receivable	3,009	-

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

Investment Securities

The Company uses three classifications for its investment securities: trading, available for sale, or held to maturity. Trading securities are bought and held principally for sale in the near term. Held to maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All other securities not included in trading or held to maturity are classified as available for sale. At December 31, 2025 and 2024, the Company classified all of its investment securities as available for sale.

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

The portion of the ACL balance attributable to qualitative factors was $5.3 million and $5.2 million at December 31, 2025 and December 31, 2024, respectively. The risk factors are weighted as follows: Local, State and National Economic Outlook – 30%, Concentrations of Credit – 5%, Interest Rate Risk – 5%, Trends in Terms of Volume, Mix and Size of Loans – 15%, Seasoning of the Loan Portfolio – 10%, Experience of Staff – 10%, and Levels and Trends of Delinquencies – 25%. No changes to the risk status of any of the risk factors was made during year ended 2025.

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

The allowance for credit losses represents management’s estimate of credit losses for the remaining estimated life of the Bank’s financial assets, including loan receivables and some off-balance sheet credit exposures. Estimating the amount of the allowance for credit losses requires significant judgment and the use of estimates related to historical experience, current conditions, reasonable and supportable forecasts, and the value of collateral on collateral-dependent loans. The loan portfolio also represents the largest asset type on our consolidated balance sheets. Credit losses are charged against the allowance, while recoveries of amounts previously charged off are credited to the allowance. A provision for credit losses is charged to operations based on management’s periodic evaluation of the factors previously mentioned, as well as other pertinent factors.

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

Various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance. Such agencies may require adjustments to the allowance based on their judgments of information available to them at the time of their examinations. Management believes it has established the allowance for credit losses pursuant to the Current Expected Credit Loss model (“CECL”), and has taken into account the views of its regulators and the current economic environment. Management considers the allowance adequate to cover the estimated losses inherent in the Bank’s loan portfolio as of the date of the financial statements. Although management uses the best information available to make evaluations, significant future additions to the allowance may be necessary based on changes in economic and other conditions, thus adversely affecting the operating results of the Company.

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

Tax effects from an uncertain tax position can be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more likely than not recognition threshold is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Previously recognized tax positions that no longer meet the more likely than not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. The Company assessed the impact of this guidance and determined that it did not have a material impact on the Company’s financial position, results of operations or disclosures. The Company did not have any uncertain tax positions at December 31, 2025 and 2024.

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

Stock-Based Compensation

The Company has an Omnibus Stock Ownership and Long Term Incentive Plan that was approved by shareholders on May 7, 2020 (the “Plan”) whereby certain stock-based rights, such as stock options, restricted stock, restricted stock units, performance units, stock appreciation rights or book value shares, may be granted to eligible directors and employees. A total of 300,000 shares were reserved for issuance under the Plan when it was adopted. Excluding shares to be issued upon the exercise or vesting of existing awards, as of December 31, 2025, a total of 264,640 shares remain available for future awards that may be granted under the Plan. No new awards may be granted after May 7, 2030 (ten years from the Plan effective date).

The fair value of restricted stock units is determined based on the closing price of the Company’s common stock on the date of grant. The Company granted 7,635 restricted stock units under the Plan at a grant date fair value of $17.08 per share in 2020. The Company granted 7,060 restricted stock units under the Plan at a grant date fair value of $22.04 per share in 2021. The Company granted 5,385 restricted stock units under the Plan at a grant date fair value of $27.99 per share in 2022. The Company granted 5,370 restricted stock units under the Plan at a grant date fair value of $32.58 per share in 2023. The Company granted 6,450 restricted stock units under the Plan at a grant date fair value of $29.52 per share in 2024. The Company granted 4,580 restricted stock units under the Plan at a grant date fair value of $27.92 per share in 2025. The Company recognizes compensation expense on the restricted stock units over the four year vesting period, straight-line over the requisite service period, which is generally the vesting period of the award, and is adjusted for forfeitures as they occur. Each restricted stock unit is convertible into one share of the Company’s common stock or cash equivalent when vested. The liability-classified awards are remeasured to fair value at the end of each reporting period until settlement or expiration. As of December 31, 2025, the total unrecognized compensation expense related to the restricted stock unit grants under the Plan was $278,000.

The Company recognized compensation expense for restricted stock units granted under the Plan of $190,000 and $212,000 for the years ended December 31, 2025 and 2024, respectively.

Self Funded Insurance

The Company has a self-funded health insurance plan, which is administered by a third party provider (“TPP”). The TPP provides a monthly estimate of the cost of incurred but not reported (“IBNR”) claims. The Company’s unpaid claim liability for IBNR claims of $500,000 and $300,000 at December 31, 2025 and 2024, respectively, is separately classified on the balance sheets within Other Liabilities.

The Company has a stop-loss insurance policy to mitigate the risk of high self-funded health insurance claim amounts. This policy has a specific stop loss limit that covers individual claims in excess of $135,000 and an aggregating specific stop loss limit that covers aggregate claims in excess of $200,000. Due to large self-funded health insurance claims in process at December 31, 2024, the Company had an additional $1.3 million separately classified on the balance sheets within Other Liabilities at December 31, 2024, which was partially offset by a $968,000 stop loss insurance receivable separately classified on the balance sheets within Other Assets at December 31, 2024. There were no balances related to this large self-funded health insurance claim within Other Assets or Other Liabilities at December 31, 2025

Comprehensive Income

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

The following table presents the changes in accumulated other comprehensive loss for the year ended December 31, 2025 and 2024:

	Year Ended December 31,
(Dollars in thousands)	2025	2024

Beginning balance	$(39,157)	(39,365)
Other comprehensive income before reclassifications, net	11,961	212
Amounts reclassified from accumulated other comprehensive (gain) loss, net	60	(4)
Reduction in state tax adjustment, net	(99)	-
Net current period other comprehensive income	11,922	208
Ending balance	$(27,235)	(39,157)

Net Earnings Per Share

Net earnings per common share is based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per common share. The average market price during the year is used to compute equivalent shares.

The reconciliations of the amounts used in the computation of both “basic earnings per common share” and “diluted earnings per common share” for the years ended December 31, 2025 and 2024 are as follows. There are no anti-dilutive shares to be excluded.

For the year ended December 31, 2025
	Net Earnings (Dollars in thousands)	Weighted Average Number of Shares	Per Share Amount
Basic earnings per share	$19,830	5,305,272	$3.74
Effect of dilutive securities:
Restricted stock units - unvested	-	11,468
Shares held in deferred comp plan by deferred compensation trust		154,434
Diluted earnings per share	$19,830	5,471,174	$3.62

For the year ended December 31, 2024
	Net Earnings (Dollars in thousands)	Weighted Average Number of Shares	Per Share Amount
Basic earnings per share	$16,353	5,300,964	$3.08
Effect of dilutive securities:
Restricted stock units - unvested	-	20,682
Shares held in deferred comp plan by deferred compensation trust		161,141
Diluted earnings per share	$16,353	5,482,787	$2.98

Recent Accounting Pronouncements

The following table provide a summary of Accounting Standards Updates (“ASU”) issued by the Financial Accounting Standards Board (“FASB”) that the Company has recently adopted.

ASU	Description	Effective Date	Effect on Financial Statements or Other Significant Matters
ASU 2023-09 Income Taxes (Topic 740)	The ASU provides amendments to improve the transparency of income tax disclosures.	Annual reporting periods after December 15, 2024.

The adoption of this guidance did not have a material impact on the Company’s results of operations or financial position.  The adoption of this guidance had an immaterial impact on disclosures.  This guidance allows prospective and retrospective methods of adoption.  The Company utilized the retrospective method.

The following table provides a summary of ASU’s issued by FASB that the Company has not adopted as of December 31, 2025, which may impact the Company’s financial statements.

ASU	Description	Effective Date	Effect on Financial Statements or Other Significant Matters
ASU 2024-03—Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40)	The ASU requires disaggregated disclosure of income statement expenses for public business entities (PBEs).	Annual reporting periods after December 15, 2026.

The adoption of this guidance is not expected to have a material impact on the Company’s results of operations or financial position.  The adoption of this guidance is expected to have an immaterial impact on disclosures.

ASU 2025-01, Income Statement—Reporting Comprehensive Income— Expense Disaggregation Disclosures (Subtopic 220- 40)

The ASU clarifies that all public business entities are required to adopt the guidance in annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027.

Annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027.

The adoption of this guidance is not expected to have a material impact on the Company’s results of operations or financial position.  The adoption of this guidance is expected to have an immaterial impact on disclosures.

Other accounting standards that have been issued or proposed by FASB or other standards-setting bodies are not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

(2) Investment Securities

Investment securities available for sale at December 31, 2025 and 2024 are as follows:

(Dollars in thousands)
	December 31, 2025
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasuries	$7,987	-	378	7,609
U.S. Government sponsored enterprises	5,545	-	343	5,202
GSE - Mortgage-backed securities	227,161	202	15,447	211,916
Private label mortgage-backed securities	42,575	153	666	42,062
State and political subdivisions	129,363	-	18,789	110,574
Total	$412,631	355	35,623	377,363

(Dollars in thousands)
	December 31, 2024
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasuries	$7,981	-	724	7,257
U.S. Government sponsored enterprises	9,243	-	511	8,732
GSE - Mortgage-backed securities	248,837	162	23,207	225,792
Private label mortgage-backed securities	43,118	74	1,425	41,767
State and political subdivisions	129,659	-	25,204	104,455
Total	$438,838	236	51,071	388,003

The current fair value and associated unrealized losses on investments in debt securities with unrealized losses at December 31, 2025 and 2024 are summarized in the tables below, with the length of time the individual securities have been in a continuous loss position.

(Dollars in thousands)
	December 31, 2025
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Treasuries	$-	-	7,609	378	7,609	378
U.S. government sponsored enterprises	-	-	5,202	343	5,202	343
GSE -Mortgage-backed securities	12,247	183	188,092	15,264	200,339	15,447
Private label mortgage-backed securities	14,156	28	15,858	638	30,014	666
State and political subdivisions	-	-	110,573	18,789	110,573	18,789
Total	$26,403	211	327,334	35,412	353,737	35,623

(Dollars in thousands)
	December 31, 2024
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Treasuries	$-	-	7,257	724	7,257	724
U.S. government sponsored enterprises	-	-	8,732	511	8,732	511
GSE -Mortgage-backed securities	20,458	669	197,497	22,538	217,955	23,207
Private label mortgage-backed securities	4,010	9	21,727	1,416	25,737	1,425
State and political subdivisions	-	-	104,455	25,204	104,455	25,204
Total	$24,468	678	339,668	50,393	364,136	51,071

At December 31, 2025, unrealized losses in the investment securities portfolio relating to debt securities totaled $35.6 million. The unrealized losses on these debt securities arose due to changing interest rates and are considered to be temporary. From the December 31, 2025 tables above, both of the U.S. Treasury securities, all 108 of the securities issued by state and political subdivisions contained unrealized losses, all six of the securities issued by U.S. Government sponsored enterprises (“GSE”), 110 of the 116 GSE mortgage-backed securities, and 11 of the 17 private label mortgage-backed securities contained unrealized losses. The Company did not have any reserves on securities at December 31, 2025, as no credit related losses were identified in the Company’s December 31, 2025 analysis. At December 31, 2024, unrealized losses in the investment securities portfolio relating to debt securities totaled $51.1 million. The unrealized losses on these debt securities arose due to changing interest rates and were considered to be temporary. From the December 31, 2024 tables above, both of the U.S. Treasury securities, all 108 of the securities issued by state and political subdivisions contained unrealized losses, all seven of the securities issued by GSE’s, 114 of the 119 GSE mortgage-backed securities, and 11 of the 16 private label mortgage-backed securities contained unrealized losses. The Company did not have any reserves on securities at December 31, 2024, as no credit related losses were identified in the Company’s December 31, 2024 analysis.

The amortized cost and estimated fair value of investment securities available for sale, other than GSE mortgage-backed securities, at December 31, 2025, are shown below by contractual maturity. Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

December 31, 2025
(Dollars in thousands)
	Amortized Cost	Fair Value
Due within one year	$4,920	4,939
Due from one to five years	46,428	43,371
Due from five to ten years	76,038	64,473
Due after ten years	58,084	52,664
Mortgage-backed securities	227,161	211,916
Total	$412,631	377,363

During 2025, proceeds from sales of securities available for sale were $20.4 million and resulted in gross gains of $94,000 and gross losses of $172,000. During 2024, proceeds from sales of securities available for sale were $11.7 million and resulted in gross gains of $33,000 and gross losses of $28,000.

Securities with a fair value of approximately $40.7 million and $40.0 million at December 31, 2025 and 2024, respectively, were pledged to secure public deposits and for other purposes as required by law.

Taxable interest income on investment securities was $13.2 million and $14.6 million for the years ended December 31, 2025 and 2024, respectively. Non-taxable interest income on investment securities was $334,000 and $425,000 for the years ended December 31, 2025 and 2024, respectively.

(3) Loans

Major classifications of loans at December 31, 2025 and 2024 are summarized as follows:

(Dollars in thousands)
	December 31, 2025	December 31, 2024
Real estate loans:
Construction and land development	$124,089	122,328
Single-family residential	403,992	384,509
Commercial	525,099	471,444
Multifamily and farmland	73,361	69,671
Total real estate loans	1,126,541	1,047,952

Loans not secured by real estate:
Commercial	63,035	63,837
Farm	318	401
Consumer	6,260	6,475
All other	8,234	19,739

Total loans	1,204,388	1,138,404

Less allowance for credit losses	(10,126)	(9,995)

Total net loans	$1,194,262	1,128,409

The above table includes deferred costs, net of deferred fees, totaling $455,000 and $714,000 at December 31, 2025 and December 31, 2024, respectively.

The Bank makes loans and extensions of credit primarily within the Catawba Valley region of North Carolina, which encompasses Catawba, Alexander, Iredell and Lincoln counties and also in Mecklenburg, Rowan and Forsyth counties of North Carolina. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate, the value of which is dependent upon the real estate market. Risk characteristics of the major components of the Bank’s loan portfolio are discussed below:

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

The following tables present an age analysis of past due loans, by loan type, as of December 31, 2025 and 2024:

December 31, 2025
(Dollars in thousands)
	Loans 30-89 Days Past Due	Nonaccrual Loans	Total Past Due Loans	Total Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
Real estate loans:
Construction and land development	$202	58	260	123,829	124,089	-
Single-family residential	4,635	3,642	8,277	395,715	403,992	-
Commercial	299	476	775	524,324	525,099	-
Multifamily and farmland	-	-	-	73,361	73,361	-
Total real estate loans	5,136	4,176	9,312	1,117,229	1,126,541	-

Loans not secured by real estate:
Commercial	-	-	-	63,035	63,035	-
Farm	-	-	-	318	318	-
Consumer	26	-	26	6,234	6,260	-
All other	-	-	-	8,234	8,234	-
Total loans	$5,162	4,176	9,338	1,195,050	1,204,388	-

December 31, 2024
(Dollars in thousands)
	Loans 30-89 Days Past Due	Nonaccrual Loans	Total Past Due Loans	Total Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
Real estate loans:
Construction and land development	$131	37	168	122,160	122,328	-
Single-family residential	5,434	3,720	9,154	375,355	384,509	-
Commercial	87	426	513	470,931	471,444	-
Multifamily and farmland	-	-	-	69,671	69,671	-
Total real estate loans	5,652	4,183	9,835	1,038,117	1,047,952	-

Loans not secured by real estate:
Commercial	360	248	608	63,229	63,837	-
Farm	-	-	-	401	401	-
Consumer	33	9	42	6,433	6,475	-
All other	-	-	-	19,739	19,739	-
Total loans	$6,045	4,440	10,485	1,127,919	1,138,404	-

The following table presents the Bank’s non-accrual loans as of December 31, 2025 and 2024:

	December 31, 2025
	Nonaccrual Loans	Nonaccrual Loans	Total
	With No	With	Nonaccrual
(Dollars in thousands)	Allowance	Allowance	Loans
Real estate loans:
Construction and land development	$-	58	58
Single-family residential	-	3,642	3,642
Commercial	-	476	476
Multifamily and farmland	-	-	-
Total real estate loans	-	4,176	4,176

Loans not secured by real estate:
Commercial	-	-	-
Consumer	-	-	-
Total	$-	4,176	4,176

	December 31, 2024
	Nonaccrual Loans	Nonaccrual Loans	Total
	With No	With	Nonaccrual
(Dollars in thousands)	Allowance	Allowance	Loans
Real estate loans:
Construction and land development	$37	-	37
Single-family residential	3,720	-	3,720
Commercial	426	-	426
Multifamily and farmland	-	-	-
Total real estate loans	4,183	-	4,183

Loans not secured by real estate:
Commercial	248	-	248
Consumer	9	-	9
Total	$4,440	-	4,440

No interest income was recognized on non-accrual loans for the years ended December 31, 2025 and 2024.

The following table represents the accrued interest receivables written off by reversing interest income during the years ended December 31, 2025 and 2024:

(Dollars in thousands)
	For the Year Ended	For the Year Ended
	December 31, 2025	December 31, 2024
Real estate loans:
Single-family residential	$20	39
Commercial	1	9
Total real estate loans	21	48

Loans not secured by real estate:
Commercial	-	8
Consumer	-	2

Total	$21	58

A loan may be individually evaluated for determining the allowance for credit losses when it is determined that it does not share similar risk characteristics with other assets. Non-accrual loans with an outstanding balance of $250,000 or greater are individually evaluated and totaled $430,000 and $1.6 million at December 31, 2025 and December 31, 2024, respectively. Non-accrual loans evaluated collectively as a pool totaled $3.7 million and $2.8 million at December 31, 2025 and December 31, 2024, respectively. Collateral dependent loans are loans for which the repayment is expected to be provided substantially through the operation or sale of the collateral and the borrower is experiencing financial difficulty. Collateral dependent loans require an analysis of the collateral. The fair value of the collateral is discounted by estimated liquidation costs. If the discounted fair value of the collateral is greater than the amortized loan balance, no allowance is required. Otherwise the difference between the balance and the collateral is charged off if deemed uncollectible.

The following table details the amortized cost of collateral dependent loans and any related allowance at December 31, 2025 and 2024.

	December 31, 2025		December 31, 2024

		Allowance for		Allowance for
(Dollars in thousands)	Amortized Cost	Credit Losses	Amortized Cost	Credit Losses
Real estate loans:
Construction and land development	$58	1	37	-
Single-family residential	3,642	31	3,720	-
Commercial	476	55	426	-
Multifamily and farmland	-	-	-	-
Total real estate loans	4,176	87	4,183	-

Loans not secured by real estate:
Commercial	-	-	248	-
Consumer	-	-	-	-
Total	$4,176	87	4,431	-

The following tables provide a breakdown of collateral dependent loans by collateral type and collateral coverage at December 31, 2025 and 2024. These tables also show non-accrual loans not considered to be collateral dependent at December 31, 2025 and 2024.

	December 31, 2025
					Financial Assets
(Dollars in thousands)					Not Considered
	Residential Property	Developed Land	Commercial Property	Business Assets	Collateral Dependent	Total
Real estate loans:
Construction and land development	$58	-	-	-	-	58
Single-family residential	3,642	-	-	-	-	3,642
Commercial	-	-	476	-	-	476
Multifamily and farmland	-	-	-	-	-	-
Total real estate loans	3,700	-	476	-	-	4,176

Loans not secured by real estate:
Commercial	-	-	-	-	-	-
Consumer	-	-	-	-	-	-
Total	$3,700	-	476	-	-	4,176
Collateral Value	$13,276	-	487	-

	December 31, 2024
					Financial Assets
(Dollars in thousands)					Not Considered
	Residential Property	Developed Land	Commercial Property	Business Assets	Collateral Dependent	Total
Real estate loans:
Construction and land development	$-	37	-	-	-	37
Single-family residential	3,720	-	-	-	-	3,720
Commercial	-	-	426	-	-	426
Multifamily and farmland	-	-	-	-	-	-
Total real estate loans	3,720	37	426	-	-	4,183

Loans not secured by real estate:
Commercial	-	-	-	248	-	248
Consumer	-	-	-	-	9	9
Total	$3,720	37	426	248	9	4,440
Collateral Value	$9,648	88	944	272

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

No loans to borrowers experiencing financial difficulty were modified during the year ended December 31, 2025. The following table shows the amortized cost basis at December 31, 2024 of the loans to borrowers experiencing financial difficulty that were modified during the year ended December 31, 2024, disaggregated by loan class and type of concession granted.

(Dollars in thousands)

	Amortized Cost Basis at December 31, 2024	% of Loan Class	Modification Type	Financial Effect
Loan class:
Single-family residential	$229	0.06%	Interest rate reduction and term extension	Adjustable rate loan converted to fixed rate loan and HELOC converted to amortizing term loan
Total	$229

The Bank closely monitors the performance of those loans that are modified because borrowers are experiencing financial difficulty so as to understand the effectiveness of its modification efforts. The following tables show the performance of loans that were modified in the year ended December 31, 2024.

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

The following tables present changes in the allowance for credit losses for the years ended December 31, 2025 and 2024.

(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single-Family Residential	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer and All Other	Total
Twelve months ended December 31, 2025
Allowance for credit losses:
Beginning balance	$3,385	3,386	2,322	246	446	1	209	9,995
Charge-offs	(31)	(5)	-	-	(287)	-	(529)	(852)
Recoveries	31	54	-	-	77	-	185	347
Provision (recovery) for
credit losses (1)	(83)	62	153	(12)	217	-	299	636
Ending balance	$3,302	3,497	2,475	234	453	1	164	10,126
Allowance for credit loss-loans	$3,302	3,497	2,475	234	453	1	164	10,126
Allowance for credit loss
unfunded loan commitments	1,370	8	6	-	15	-	4	1,403
Total allowance for credit losses	$4,672	3,505	2,481	234	468	1	168	11,529

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

The following table presents by credit quality indicator, loan class and year of origination, the amortized cost of the Bank’s loans as of December 31, 2025.

	Term Loans by Origination Year							Revolving
								Loans
(Dollars in thousands)							Revolving	Converted to	Total
	2025	2024	2023	2022	2021	Prior	Loans	Term Loans	Loans
December 31, 2025
Real Estate Loans
Construction and land
development
Pass	$41,682	23,371	22,111	19,201	4,426	7,331	-	5,421	123,543
Watch	-	-	-	-	436	-	-	-	436
Substandard	-	-	58	-	-	52	-	-	110
Total Construction and
land development	$41,682	23,371	22,169	19,201	4,862	7,383	-	5,421	124,089
Single family
Pass	$36,508	23,334	32,831	67,865	40,429	74,262	122,541	-	397,770
Watch	-	-	-	600	-	1,280	-	-	1,880
Substandard	97	108	195	-	91	3,096	755	-	4,342
Total single family	$36,605	23,442	33,026	68,465	40,520	78,638	123,296	-	403,992
Commercial
Pass	$85,400	60,520	43,489	135,504	64,216	130,607	3,818	-	523,554
Watch	-	-	-	-	-	1,070	-	-	1,070
Substandard	-	-	-	430	45	-	-	-	475
Total commercial	$85,400	60,520	43,489	135,934	64,261	131,677	3,818	-	525,099
Multifamily and farmland
Pass	$12,250	1,250	7,910	18,603	19,874	13,336	100	-	73,323
Watch	-	-	-	-	-	38	-	-	38
Substandard	-	-	-	-	-	-	-	-	-
Total multifamily and
farmland	$12,250	1,250	7,910	18,603	19,874	13,374	100	-	73,361
Total real estate loans	$175,937	108,583	106,594	242,203	129,517	231,072	127,214	5,421	1,126,541
Loans not secured by real estate
Commercial
Pass	$13,435	7,125	10,925	3,391	1,675	9,477	16,799	-	62,827
Watch	-	-	-	125	14	69	-	-	208
Substandard	-	-	-	-	-	-	-	-	-
Total Commercial	$13,435	7,125	10,925	3,516	1,689	9,546	16,799	-	63,035
Farm
Pass	$91	39	154	4	-	-	30	-	318
Watch	-	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-	-
Total farm	$91	39	154	4	-	-	30	-	318
Consumer
Pass	$2,085	866	612	333	77	73	2,197	-	6,243
Watch	-	-	-	17	-	-	-	-	17
Substandard	-	-	-	-	-	-	-	-	-
Total consumer	$2,085	866	612	350	77	73	2,197	-	6,260
All other
Pass	$550	-	45	5,315	-	2,248	76	-	8,234
Watch	-	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-	-
Total all other	$550	-	45	5,315	-	2,248	76	-	8,234
Total loans not secured
by real estate	$16,161	8,030	11,736	9,185	1,766	11,867	19,102	-	77,847
Total loans	$192,098	116,613	118,330	251,388	131,283	242,939	146,316	5,421	1,204,388

The following table presents by credit quality indicator, loan class and year of origination, gross loan charge-offs as of December 31, 2025.

December 31, 2025	Gross Loan Charge-offs by Origination Year							Revolving
								Loans
(dollars in thousands)							Revolving	Converted to	Total
	2025	2024	2023	2022	2021	Prior	Loans	Term Loans	Loans
Real estate loans:
Construction and land development	$-	-	31	-	-	-	-	-	31
Single-family residential	-	-	-	-	-	-	5	-	5
Commercial	-	-	-	-	-	-	-	-	-
Multifamily and farmland	-	-	-	-	-	-	-	-	-
Total real estate loans	-	-	31	-	-	-	5	-	36
Loans not secured by real estate:
Commercial	100	-	27	39	9	112	-	-	287
Consumer	16	6	2	4	-	501	-	-	529
All other	-	-	-	-	-	-	-	-	-

Total gross charge-offs	$116	6	60	43	9	613	5	-	852

The following table presents by credit quality indicator, loan class and year of origination, the amortized cost of the Bank’s loans as of December 31, 2024.

	Term Loans by Origination Year							Revolving
								Loans
(Dollars in thousands)							Revolving	Converted to	Total
	2024	2023	2022	2021	2020	Prior	Loans	Term Loans	Loans
December 31, 2024
Real Estate Loans
Construction and land
development
Pass	$41,171	29,503	34,495	6,836	5,792	4,020	-	-	121,817
Watch	-	-	-	443	-	-	-	-	443
Substandard	-	-	-	-	-	68	-	-	68
Total Construction and
land development	$41,171	29,503	34,495	7,279	5,792	4,088	-	-	122,328
Single family
Pass	$22,169	35,865	73,663	43,900	22,363	66,074	113,067	-	377,101
Watch	-	-	-	-	-	1,469	993	-	2,462
Substandard	-	31	1,000	-	124	3,467	324	-	4,946
Total single family	$22,169	35,896	74,663	43,900	22,487	71,010	114,384	-	384,509
Commercial
Pass	$56,411	46,589	135,881	71,066	58,223	97,122	2,296	-	467,588
Watch	-	-	-	-	87	2,943	-	-	3,030
Substandard	-	-	-	-	400	426	-	-	826
Total commercial	$56,411	46,589	135,881	71,066	58,710	100,491	2,296	-	471,444
Multifamily and farmland
Pass	$998	8,455	20,786	20,638	6,055	12,186	443	-	69,561
Watch	-	-	-	-	-	43	-	-	43
Substandard	-	-	-	-	-	67	-	-	67
Total multifamily and
farmland	$998	8,455	20,786	20,638	6,055	12,296	443	-	69,671
Total real estate loans	$120,749	120,443	265,825	142,883	93,044	187,885	117,123	-	1,047,952
Loans not secured by real estate
Commercial
Pass	$9,153	11,335	6,045	3,107	1,707	11,864	20,032	-	63,243
Watch	-	-	136	19	23	167	1	-	346
Substandard	-	25	223	-	-	-	-	-	248
Total Commercial	$9,153	11,360	6,404	3,126	1,730	12,031	20,033	-	63,837
Farm
Pass	$53	195	17	50	-	-	86	-	401
Watch	-	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-	-
Total farm	$53	195	17	50	-	-	86	-	401
Consumer
Pass	$1,777	1,232	666	176	99	64	2,397	-	6,411
Watch	-	-	53	-	-	-	-	-	53
Substandard	-	-	-	-	-	8	3	-	11
Total consumer	$1,777	1,232	719	176	99	72	2,400	-	6,475
All other
Pass	$972	-	10,002	376	217	2,878	5,164	-	19,609
Watch	-	-	-	-	-	130	-	-	130
Substandard	-	-	-	-	-	-	-	-	-
Total all other	$972	-	10,002	376	217	3,008	5,164	-	19,739
Total loans not secured
by real estate	$11,955	12,787	17,142	3,728	2,046	15,111	27,683	-	90,452
Total loans	$132,704	133,230	282,967	146,611	95,090	202,996	144,806	-	1,138,404

The following table presents by credit quality indicator, loan class and year of origination, gross loan charge-offs as of December 31, 2024.

December 31, 2024	Gross Loan Charge-offs by Origination Year							Revolving
								Loans
(dollars in thousands)							Revolving	Converted to	Total
	2024	2023	2022	2021	2020	Prior	Loans	Term Loans	Loans
Real estate loans:
Construction and land development	$-	-	-	-	-	-	-	-	-
Single-family residential	-	-	126	-	-	5	-	-	131
Commercial	-	-	-	-	-	-	-	-	-
Multifamily and farmland	-	-	-	-	-	-	-	-	-
Total real estate loans	-	-	126	-	-	5	-	-	131
Loans not secured by real estate:
Commercial	-	447	397	74	179	37	-	-	1,134
Consumer	5	37	9	-	1	557	-	-	609
All other	-	-	-	-	-	107	-	-	107

Total gross charge-offs	$5	484	532	74	180	706	-	-	1,981

(4) Premises and Equipment

Major classifications of premises and equipment at December 31, 2025 and 2024 are summarized as follows:

(Dollars in thousands)
	2025	2024

Land	$4,438	4,365
Buildings and improvements	18,671	18,602
Furniture and equipment	22,710	21,600
Construction in process	-	103

Total premises and equipment	45,819	44,670

Less accumulated depreciation	(31,657)	(29,823)

Total net premises and equipment	$14,162	14,847

The Bank recognized depreciation expense totaling $2.0 million and $2.1 million for the years ended December 31, 2025 and 2024, respectively.

The Bank had a $3.0 million gain on sale of premises and equipment for the year ended December 31, 2025 due to the North Carolina Department of Transportation eminent domain acquisition of the Bank’s former Mooresville branch office for the widening of NC Highway 150. The Bank had a $362,000 write-off of leasehold improvements for the year ended December 31, 2024 due to the closure of the Bank’s branch in Cary, North Carolina in 2024, which is included in other non-interest expense.

(5) Leases

The Bank leases various office spaces for banking and operational facilities and equipment under operating lease arrangements.

Total rent expense was approximately $819,000 and $817,000 for the years ended December 31, 2025 and 2024, respectively.

As of December 31, 2025, the Bank had operating right of use assets of $3.5 million and operating lease liabilities of $3.6 million. As of December 31, 2024, the Bank had operating right of use assets of $4.0 million and operating lease liabilities of $4.1 million. The Bank maintains operating leases on land and buildings for some of the Bank’s branch facilities and loan production offices. Most leases include one option to renew, with renewal terms extending up to 15 years. The decision on whether to include lease extension/renewal periods in lease accounting calculations is based on the judgment of management as to whether or not a lease extension/renewal option is reasonably certain to be exercised. Factors in determining whether an option is reasonably certain of exercise include, but are not limited to, the value of leasehold improvements, the value of renewal rates compared to market rates, and the presence of factors that would cause a significant economic penalty to the Bank if the option is not exercised.

The following table presents lease cost and other lease information as of December 31, 2025 and 2024.

(Dollars in thousands)
	December 31, 2025	December 31, 2024

Operating lease cost	$823	$840

Other information:
Cash paid for amounts included in the measurement of lease liabilities	824	819
Operating cash flows from operating leases	-	-
Right-of-use assets obtained in exchange for new lease liabilities - operating leases	263	-
Weighted-average remaining lease term - operating leases	7.37	7.91
Weighted-average discount rate - operating leases	2.98%	2.80%

The following table presents lease maturities as of December 31, 2025 and 2024.

(Dollars in thousands)

Maturity Analysis of Operating Lease Liabilities:	December 31, 2025

2026	$750
2027	657
2028	515
2029	422
2030	424
Thereafter	1,270
Total	4,038
Less: Imputed Interest	(423)
Operating Lease Liability	$3,615

(6) Deposits

The composition of deposits at December 31, 2025 and 2024 is as follows:

(Dollars in thousands)
	December 31, 2025		December 31, 2024
		Percentage		Percentage
	Amount	of Total	Amount	of Total
Noninterest-bearing demand	$394,563	26%	$402,254	27%
Interest-bearing demand, MMDA & savings	760,883	50%	741,363	50%
Time, $250,000 and over	160,389	11%	147,439	10%
Other time	193,390	13%	193,675	13%
Total	$1,509,225	100%	$1,484,731	100%

At December 31, 2025, the scheduled maturities of time deposits are as follows:

	Time Deposits	Other
(Dollars in thousands)	$250,000 and over	Time Deposits

2026	$146,236	180,658
2027	14,153	9,152
2028	-	2,110
2029	-	797
2030	-	673
Thereafter	-	-
Total	$160,389	193,390

The Bank did not have any brokered deposits at December 31, 2025 and 2024.

(7) Federal Home Loan Bank (FHLB) and Federal Reserve Bank Borrowings

The Bank had no borrowings from the FHLB at December 31, 2025 and 2024. FHLB borrowings are collateralized by a blanket assignment on all residential first mortgage loans, home equity lines of credit and loans secured by multi-family real estate that the Bank owns. At December 31, 2025, the carrying value of loans pledged as collateral totaled approximately $247.8 million. The availability under the line of credit with the FHLB was $148.5 million at December 31, 2025.

The Bank is required to purchase and hold certain amounts of FHLB stock in order to obtain FHLB borrowings. No ready market exists for the FHLB stock, and it has no quoted market value. The stock is redeemable at $100 per share subject to certain limitations set by the FHLB. The Bank owned $1.2 million and $1.1 million of FHLB stock, included in other investments, at December 31, 2025 and 2024, respectively.

As of December 31, 2025 and 2024, the Bank had no borrowings from the Federal Reserve Bank (“FRB”). FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB. At December 31, 2025, the carrying value of loans pledged as collateral totaled approximately $689.9 million. Availability under the line of credit with the FRB was $583.8 million at December 31, 2025.

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

(9) Income Taxes

The provision for income taxes is summarized as follows:

(Dollars in thousands)
	2025	2024
Current income tax expense
Federal	$5,032	3,081
State	556	464
	5,588	3,545
Deferred income tax expense (benefit)
Federal	197	693
State	235	338
	432	1,031

Total income tax expense	$6,020	4,576

The following is a reconciliation of the statutory federal income tax expense to the Company’s effective tax rate:

(Dollars in thousands)
	2025		2024

Tax-expense at the statutory rate	$5,428	21.0%	4,398	21.0%
State income tax, net of federal income tax effect	685	2.6%	635	3.0%
Increases (decreases):
Tax credits	(10)	0.0%	(10)	-0.1%

Nontaxable and nondeductible items, net
Tax-exempt income	(98)	-0.4%	(114)	-0.5%
Increase in cash surrender value of life insurance	(126)	-0.5%	(165)	-0.7%
Nondeductible interest and other expense	20	0.1%	24	0.1%
Other	44	0.2%	0	0.0%

Other
Interest received related to tax position	-	0.0%	(260)	-1.2%
Other	77	0.3%	68	0.3%

Total income tax expenses	$6,020	23.3%	4,576	21.9%

State taxes in North Carolina made up the majority (greater than 50%) of the tax effect in the table above.

The following summarizes the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities. The net deferred tax asset is included as a component of other assets at December 31, 2025 and 2024.

(Dollars in thousands)
	2025	2024
Deferred tax assets:
Allowance for credit losses	$2,603	2,485
Accrued retirement expense	1,251	1,215
Other real estate	7	-
Restricted stock	238	238
Interest income on nonaccrual loans	2	4
Lease liability	816	926
Unrealized loss on available for sale securities	7,649	11,412
Total gross deferred tax assets	12,566	16,280

Deferred tax liabilities:
Deferred loan fees	103	160
Accumulated depreciation	956	375
Prepaid expenses	379	296
ROU Asset	786	899
Other	99	259
Total gross deferred tax liabilities	2,323	1,989

Net deferred tax asset	$10,243	14,291

The following table presents cash paid for federal and state income taxes net of refunds:

(Dollars in thousands)
	2025	2024

Federal	$4,350	3,788
State:
North Carolina	446	673
Other	67	77
Total State	513	750

Total income taxes paid, net of refunds received	$4,863	4,538

The Company has analyzed the tax positions taken or expected to be taken in its tax returns and has concluded that it has no liability related to uncertain tax positions.

As of December 31, 2025, the Company’s Federal income tax filings for years 2022 through 2024 are open to examination by the Internal Revenue Service. The Company’s North Carolina income tax returns for years 2022 through 2024 are open to examination by the North Carolina Department of Revenue.

(10) Related Party Transactions

The Company conducts transactions with its directors and executive officers, including companies in which they have beneficial interests, in the normal course of business. In accordance with Regulation O of the Federal Reserve, it is the policy of the Bank that loan transactions with directors and officers are made on substantially the same terms as those prevailing at the time made for comparable loans to other persons. The following is a summary of activity for related party loans for 2025 and 2024:

(Dollars in thousands)
	2025	2024
Beginning balance	$4,871	3,569
Disbursements	2,501	6,095
Repayments	(4,137)	(4,793)
Ending balance	$3,235	4,871

At December 31, 2025 and 2024, the Company had deposit relationships with related parties of approximately $44.9 million and $65.5 million, respectively.

(11) Commitments and Contingencies

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments to extend credit and standby letters of credit as it does for on-balance-sheet instruments.

In most cases, the Bank requires collateral or other security to support financial instruments with credit risk.

(Dollars in thousands)
	Contractual Amount
	2025	2024
Financial instruments whose contract amount represent credit risk:

Commitments to extend credit	$366,461	348,876

Standby letters of credit	$1,576	1,675

Commitments to extend credit are conditional agreements to lend to a customer. Commitments generally have fixed expiration dates and because they may expire without being drawn upon, the total commitment amount of $368.0 million does not necessarily represent future cash requirements.

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

The Company maintains an allowance for off-balance sheet credit exposures such as unfunded balances for existing lines of credit, commitments to extend future credit, when this extension of credit is not unconditionally cancelable. The allowance for off-balance sheet credit exposures is adjusted as a provision for credit loss expense. The estimate includes consideration of the likelihood that funding will occur, which is based on a historical funding activity and an estimate of expected credit losses on commitments expected to be funded over its estimated life, which are the same loss rates that are used in computing the allowance for credit losses on loans. The allowance for credit losses for unfunded loan commitments of $1.4 million and $1.1 million at December 31, 2025 and 2024, respectively, is separately classified on the balance sheets within Other Liabilities.

The following table presents the balance and activity in the allowance for credit losses for unfunded loan commitments for the years ended December 31, 2025 and 2024.

(dollars in thousands)	For twelve months ended
	December 31, 2025	December 31, 2024

Beginning balance	$1,101	1,770
Provision for (recovery of) credit losses	302	(669)
Ending balance	$1,403	1,101

(12) Employee and Director Benefit Programs

The Bank has a 401(k) plan for the benefit of substantially all employees subject to certain minimum age and service requirements. Under the 401(k) plan, the Bank matched employee contributions to a maximum of 4.00% of annual compensation in 2024 and 2025. The Company’s contribution pursuant to this formula was approximately $834,000 and $783,000 for the years ended December 31, 2025 and 2024, respectively. Investments made available under the 401(k) plan are determined by a committee comprised of senior management. No investments in Company stock are available under the 401(k) plan. Contributions to the 401(k) plan are vested immediately.

In 2001, the Company initiated a retirement benefit plan to provide retirement benefits to key officers and its Board of Directors and to provide death benefits for their designated beneficiaries. Under the retirement benefit plan, the Company purchased life insurance policies on the lives of the key officers and each director. The increase in cash surrender value of the policies constitutes the Company’s contribution to the retirement benefit plan each year. retirement benefit plan participants are entitled to be paid annual benefits for a specified number of years commencing upon retirement. Expenses incurred for benefits relating to the retirement benefit plan were approximately $432,000 and $617,000 for the years ended December 31, 2025 and 2024, respectively.

The following table sets forth the change in the accumulated benefit obligation for the Company’s retirement benefit plan described above:

(Dollars in thousands)
	2025	2024

Benefit obligation at beginning of period	$5,426	5,268
Service cost	368	521
Interest cost	71	101
Benefits paid	(341)	(464)

Benefit obligation at end of period	$5,524	5,426

The amounts recognized in the Company’s Consolidated Balance Sheets as of December 31, 2025 and 2024 are shown in the following two tables:

(Dollars in thousands)
	2025	2024

Benefit obligation	$5,524	5,426
Fair value of plan assets	-	-

(Dollars in thousands)
	2025	2024

Funded status	$(5,524)	(5,426)
Unrecognized prior service cost/benefit	-	-
Unrecognized net actuarial loss	-	-

Net amount recognized	$(5,524)	(5,426)

Unfunded accrued liability	$(5,524)	(5,426)
Intangible assets	-	-

Net amount recognized	$(5,524)	(5,426)

Net periodic benefit cost of the Company’s retirement benefit plans for the years ended December 31, 2025 and 2024 consisted of the following:

(Dollars in thousands)
	2025	2024

Service cost	$368	521
Interest cost	71	101

Net periodic cost	$439	622

Weighted average discount rate assumption used to determine benefit obligation	5.50%	5.50%

The Company paid retirement plan benefits totaling $341,000 and $465,000 during the years ended December 31, 2025 and 2024, respectively. Information about the expected benefit payments for the Company’s retirement benefit plan is as follows:

(Dollars in thousands)

Year ending December 31,
2026	$373
2027	483
2028	491
2029	530
2030	456
Thereafter	8,563

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum capital ratios in relation to both on- and off-balance sheet items at various risk weights. Total capital consists of two tiers of capital. Tier 1 capital includes common shareholders’ equity and trust preferred securities less adjustments for intangible assets. Tier 2 capital consists of the allowance for credit losses, up to 1.25% of risk-weighted assets and other adjustments. Management believes, as of December 31, 2025, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2025, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There have been no conditions or events since that notification that management believes have changed the Bank’s category.

In 2013, the Federal Reserve approved its final rule on the Basel III capital standards, which became effective January 1, 2015: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 capital ratio of 6%; (iii) a total risk based capital ratio of 8%; and (iv) a Tier 1 leverage ratio of 4%. An additional capital conservation buffer was added to the minimum requirements for capital adequacy purposes beginning on January 1, 2016 and was phased in through 2019. This resulted in the following minimum ratios beginning in 2019: (i) a common equity Tier 1 capital ratio of 7.0%, (ii) a Tier 1 capital ratio of 8.5%, and (iii) a total capital ratio of 10.5%. Under the final rules, institutions would be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations establish a maximum percentage of eligible retained earnings that could be utilized for such actions.

The Company’s and the Bank’s actual capital amounts and ratios are presented below:

(Dollars in thousands)
	Actual		Minimum Regulatory Capital Ratio		Minimum Ratio plus Capital Conservation Buffer
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2025:

Total Capital (to Risk-Weighted Assets)
Consolidated	$210,882	15.82%	106,612	8.00%	N/A	N/A
Bank	209,144	15.70%	106,586	8.00%	139,894	10.50%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	199,353	14.96%	79,959	6.00%	N/A	N/A
Bank	197,615	14.83%	79,940	6.00%	113,248	8.50%
Tier 1 Capital (to Average Assets)
Consolidated	199,353	11.33%	70,381	4.00%	N/A	N/A
Bank	197,615	11.13%	71,008	4.00%	71,008	4.00%
Common Equity Tier 1 (to Risk-Weighted Assets)
Consolidated	184,353	13.83%	59,969	4.50%	N/A	N/A
Bank	197,615	14.83%	59,955	4.50%	93,263	7.00%

(Dollars in thousands)
	Actual		Minimum Regulatory Capital Ratio		Minimum Ratio plus Capital Conservation Buffer
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2024:

Total Capital (to Risk-Weighted Assets)
Consolidated	$195,816	15.34%	102,127	8.00%	N/A	N/A
Bank	194,314	15.22%	102,116	8.00%	134,027	10.50%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	184,720	14.47%	76,595	6.00%	N/A	N/A
Bank	183,218	14.35%	76,587	6.00%	108,498	8.50%
Tier 1 Capital (to Average Assets)
Consolidated	184,720	10.88%	67,896	4.00%	N/A	N/A
Bank	183,218	10.71%	68,441	4.00%	68,441	4.00%
Common Equity Tier 1 (to Risk-Weighted Assets)
Consolidated	169,720	13.29%	57,446	4.50%	N/A	N/A
Bank	183,218	14.35%	57,440	4.50%	89,351	7.00%

(14) Other Operating Income and Expense

Miscellaneous non-interest income for the years ended December 31, 2025 and 2024 included the following items:

(Dollars in thousands)
	2025	2024
Visa debit card income	$4,466	4,417
Bank owned life insurance income	602	783
Income on SBIC Investments	136	1,186
Income on mutual funds held in deferred compensation trust	129	555
Other	1,404	1,394
	$6,737	8,335

Other non-interest expense for the years ended December 31, 2025 and 2024 included the following items:

(Dollars in thousands)
	2025	2024
ATM expense	$441	588
Data processing	838	708
Deposit program expense	176	306
Dues and subscriptions	731	740
Internet banking expense	1,193	1,067
Office supplies	529	534
Telephone	498	595
Deferred compensation expense	129	555
Other	4,419	4,637
	$8,954	9,730

(15) Fair Value of Financial Instruments

The Company is required to disclose fair value information about financial instruments, whether or not recognized at fair value on the face of the balance sheets, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of the Company’s financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather a good faith estimate of the increase or decrease in the value of financial instruments held by the Company since purchase, origination, or issuance.

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

Mutual Funds

Mutual funds held in the deferred compensation trust are carried at fair value. Mutual funds held in the deferred compensation trust are included in other assets on the balance sheets and reported in the Level 1 fair value category.

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

The tables below present all financial instruments measured at fair value on a recurring basis by level within the fair value hierarchy, as of December 31, 2025 and December 31, 2024.

(Dollars in thousands)
	December 31, 2025
	Fair Value Measurements	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
U.S. Treasuries	$7,609	-	7,609	-
U.S. Government sponsored enterprises	5,202	-	5,202	-
GSE - Mortgage-backed securities	211,916	-	211,916	-
Private label mortgage-backed securities	42,062	-	42,062	-
State and political subdivisions	110,574	-	110,574	-
Mutual funds held in deferred compensation trust	2,855	2,855	-	-

(Dollars in thousands)
	December 31, 2024
	Fair Value Measurements	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
U.S. Treasuries	$7,257	-	7,257	-
U.S. Government sponsored enterprises	8,732	-	8,732	-
GSE - Mortgage-backed securities	225,792	-	225,792	-
Private label mortgage-backed securities	41,767	-	41,767	-
State and political subdivisions	104,455	-	104,455	-
Mutual funds held in deferred compensation trust	2,726	2,726	-	-

The fair value measurements for individually evaluated loans on a non-recurring basis at December 31, 2025 and December 31, 2024 are presented below. The fair value measurement process uses certified appraisals and other market-based information; however, in many cases, it also requires significant input based on management’s knowledge of, and judgment about, current market conditions, specific issues relating to the collateral and other matters. As a result, all fair value measurements for individually evaluated loans and other real estate are considered Level 3.

(Dollars in thousands)
	Fair Value December 31, 2025	Fair Value December 31, 2024	Valuation Technique	Significant Unobservable Inputs	General Range of Significant Unobservable Input Values
Individually evaluated loans	$375	$1,646	Appraised value	Discounts to reflect current market conditions and ultimate collectability	0 - 50%
Other real estate	$-	$369	Appraised value	Discounts to reflect current market conditions and estimated costs to sell	0 - 25%

The carrying amount and estimated fair value of financial instruments at December 31, 2025 and December 31, 2024 are as follows:

(Dollars in thousands)
		Fair Value Measurements at December 31, 2025
	Carrying Amount	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$58,105	58,105	-	-	58,105
Investment securities available for sale	377,363	-	377,363	-	377,363
Other investments	2,595	-	-	2,595	2,595
Mortgage loans held for sale	1,136	-	1,136	-	1,136
Loans, net	1,194,262	-	-	1,197,371	1,197,371
Mutual funds held in deferred compensation trust	2,855	2,855	-	-	2,855

Liabilities:
Deposits	$1,509,225	-	1,511,596	-	1,511,596
Junior subordinated debentures	15,464	-	15,464	-	15,464

(Dollars in thousands)
		Fair Value Measurements at December 31, 2024
	Carrying Amount	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$59,266	59,266	-	-	59,266
Investment securities available for sale	388,003	-	388,003	-	388,003
Other investments	2,728	-	-	2,728	2,728
Mortgage loans held for sale	1,367	-	1,367	-	1,367
Loans, net	1,128,409	-	-	1,123,864	1,123,864
Mutual funds held in deferred compensation trust	2,726	2,726	-	-	2,726

Liabilities:
Deposits	$1,484,731	-	1,487,475	-	1,487,475
Junior subordinated debentures	15,464	-	15,464	-	15,464

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

(Dollars in thousands)
	Banking
	Operations	CBRES	Other	Consolidated
As of and for the year ended December 31, 2025
Interest income	$83,589	-	29	83,618
Interest expense	23,642	-	959	24,601
Net interest income	59,947	-	(930)	59,017
Provision for credit losses	938	-	-	938
Noninterest income	17,296	-	-	17,296
Appraisal management fee income	-	13,684	-	13,684
Salaries and employee benefits	27,056	816	373	28,245
Occupancy	8,931	17	-	8,948
Appraisal management fee expense	-	10,884	-	10,884
Noninterest expense	13,979	849	304	15,132
Income tax expense (benefit)	6,102	255	(337)	6,020
Net income (loss)	$20,237	863	(1,270)	19,830
Total assets	$1,696,130	5,228	790	1,702,148
As of and for the year ended December 31, 2024
Interest income	$80,699	-	34	80,733
Interest expense	25,538	-	1,116	26,654
Net interest income	55,161	-	(1,082)	54,079
Provision for credit losses	(285)	-	-	(285)
Noninterest income	16,024	-	-	16,024
Appraisal management fee income	-	11,691	-	11,691
Salaries and employee benefits	27,037	766	406	28,209
Occupancy	8,683	3	-	8,686
Appraisal management fee expense	-	9,263	-	9,263
Noninterest expense	13,908	798	286	14,992
Income tax expense (benefit)	4,749	199	(372)	4,576
Net income (loss)	$17,093	662	(1,402)	16,353
Total assets	$1,647,020	4,340	602	1,651,962

(17) Peoples Bancorp of North Carolina, Inc. (Parent Company Only) Condensed Financial Statements

Balance Sheets

December 31, 2025 and 2024
(Dollars in thousands)

Assets	2025	2024

Cash	$452	425
Interest-bearing time deposit	1,000	1,000
Investment in subsidiaries	170,381	144,061
Investment in PEBK Capital Trust II	464	464
Other assets	325	138

Total assets	$172,622	146,088

Liabilities and Shareholders' Equity

Junior subordinated debentures	$15,464	15,464
Other liabilities	40	61
Shareholders' equity	157,118	130,563

Total liabilities and shareholders' equity	$172,622	146,088

Statements of Earnings

For the Years Ended December 31, 2025 and 2024
(Dollars in thousands)

Revenues:	2025	2024

Interest and dividend from subsidiary	$6,731	8,534

Total revenues	6,731	8,534

Expenses:

Interest	959	1,116
Other operating expenses	677	692

Total expenses	1,636	1,808

Income before income tax benefit and equity in undistributed earnings of subsidiaries	5,095	6,726

Income tax benefit	337	372

Income before equity in undistributed earnings of subsidiaries	5,432	7,098

Equity in undistributed earnings of subsidiaries	14,398	9,255

Net earnings	$19,830	16,353

Statements of Cash Flows

For the Years Ended December 31, 2025 and 2024
(Dollars in thousands)

	2025	2024
Cash flows from operating activities:
Net earnings	$19,830	16,353
Adjustments to reconcile net earnings to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(14,398)	(9,255)
Change in:
Other assets	(187)	(138)
Other liabilities	(21)	(111)
Net cash provided by operating activities	5,224	6,849

Cash flows from investing activities:
Net cash provided by investing activities	-	-

Cash flows from financing activities:
Cash dividends paid on common stock	(5,247)	(5,047)
Stock repurchase	-	(1,998)
Excise tax on stock repurchase	-	(20)
Proceeds from exercise of restricted stock units	50	51
Net cash used by financing activities	(5,197)	(7,014)
Net change in cash	27	(165)
Cash at beginning of year	425	590
Cash at end of year	$452	425

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

EXECUTIVE OFFICERS

William D. Cable, Sr.

President and Chief Executive Officer

Jeffrey N. Hooper

Executive Vice President, Chief Financial Officer, Corporate Treasurer and Assistant Corporate Secretary

James O. Perry

Executive Vice President, Chief Banking Officer

Carol S. Shinn

Executive Vice President, Chief Operations Officer

Jody G. Street

Executive Vice President, Chief Commercial Banking Officer

Timothy P. Turner

Executive Vice President, Chief Credit Officer

